Form 10-K405, Exhibit 13
period 1996-12-31
MBNA CORP
filed 1997-03-21
CIK 870517

                            [MBNA CORPORATION LOGO]
--------------------------------------------------------------------------------



                                    [PHOTO]


                          Platinum Plus Credit Cards


                  SUCCESS IS GETTING THE RIGHT CUSTOMERS . . .
                                AND KEEPING THEM.



--------------------------------------------------------------------------------
                               1996 ANNUAL REPORT

                                  - - - - - -

                            [MBNA CORPORATION LOGO]
--------------------------------------------------------------------------------

                  MBNA Is A Company Of People Committed To:
                  -----------------------------------------

          Providing the Customer with the finest products backed by
                      consistently top-quality service.

                                      -

Delivering these products and services efficiently, thus ensuring fair prices to the Customer and a sound investment for the stockholder.

                                      -

              Treating the Customer as we expect to be treated--
            putting the Customer first every day--and meaning it.
                                      -

 Being leaders in innovation, quality, efficiency, and Customer satisfaction.
       Being known for doing the little things and the big things well.

                                      -

Expecting and accepting from ourselves nothing short of the best. Remembering that each of us, the people of MBNA, makes the unassailable difference.


Getting the right Customers and keeping them is the foundation of our business.
 It demands a single-minded commitment to Customer satisfaction. Meeting this commitment requires tough standards, good people, and constant attention to the importance of each individual Customer. It means having an attitude. Introduced during the summer of 1986, the precepts above express our attitude. They are displayed throughout the company, and each person carries a copy. These words have been reviewed every year since they were written and have never been changed. They are simple and straightforward, and we mean every single word.

--------------------------------------------------------------------------------

[PHOTO]  Collage of Credit Cards

CONTENTS
--------------------------------------------------------------------------------

2    Financial Highlights

3    To Our Stockholders

4    Where We Are Today

6    Unique Marketing Proposition

8    MBNA's Business Development Sectors

10   Regionalization

11   How We Market

12   Credit

13   Technology

14   Putting Technology to Work

16   MBNA in the Community

18   MBNA Regional Centers

19   Financials

63   Senior Executives

64   Directors and Officers

Earnings per Common Share            Net Income

             Earnings                             Income
             (dollars)                           (millions)
87            0.22                   87           74.7
88            0.27                   88           90.1
89            0.31                   89           104.1
90            0.39                   90           129.1
91            0.44                   91           149.2
92            0.51                   92           172.7
93            0.62                   93           207.8
94            0.79                   94           266.6
95            1.03                   95           353.1
96            1.33                   96           474.5

Managed Loans (ending)               Sales and Cash Advance Volume

             Loans                                 Loans
           (billions)                            (billions)
87             3.2                   87              5.3
88             4.5                   88              7.3
89             5.7                   89              9.1
90             7.4                   90              11.5
91             8.8                   91              12.9
92             9.9                   92              14.5
93             12.4                  93              17.9
94             18.7                  94              25.1
95             26.7                  95              34.3
96             38.6                  96              48.7

--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                           1996          1995           1994          1993           1992
--------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
PER COMMON SHARE DATA FOR THE YEAR (a)
--------------------------------------------------------------------------------------------------------------------
   Earnings .............................   $      1.33    $      1.03    $       .79    $       .62    $       .51
   Dividends (b) ........................           .43            .37            .32            .28            .26
   Book value ...........................          4.20           3.34           2.75           2.30           1.98

RATIOS
--------------------------------------------------------------------------------------------------------------------

   Return on average assets .............          3.26%          3.09%          3.16%          3.15%          2.96%
   Return on average stockholders' equity         34.46          35.51          32.70          30.01          28.55
   Stockholders' equity to total assets .         10.00           9.56           9.51          10.51          10.25

FINANCIAL STATEMENT DATA FOR THE YEAR
--------------------------------------------------------------------------------------------------------------------
   Net interest income ..................   $   640,477    $   544,226    $   532,108    $   474,323    $   357,515
   Other operating income ...............     1,895,923      1,424,618      1,013,580        739,968        577,505
--------------------------------------------------------------------------------------------------------------------
   NET INCOME ...........................       474,495        353,099        266,593        207,796        172,732
--------------------------------------------------------------------------------------------------------------------
   Deposits .............................    10,151,686      8,608,914      6,632,489      5,241,883      4,568,791
   Stockholders' equity .................     1,704,308      1,265,058        919,578        769,131        661,290

 MANAGED LOAN DATA
--------------------------------------------------------------------------------------------------------------------
   Managed loans at year end ............   $38,623,533    $26,711,704    $18,743,864    $12,358,518    $ 9,860,129
   Sales and cash advance volume ........    48,666,129     34,272,909     25,078,918     17,889,747     14,523,570

--------------------------------------------------------------------------------------------------------------------

(a) Per common share data has been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued on January 1, 1997, to stockholders of record as of December 16, 1996.

(b) On January 14, 1997, the Board of Directors approved an increase of 12.5% in the quarterly dividend to $.12 per common share.

[PHOTO]

Pictured left to right:
MBNA America
Vice Chairman
Bruce L. Hammonds,
John R. Cochran III,
M. Scot Kaufman,
and Lance L. Weaver.

-------------------------------------------------------------------------------
TO OUR STOCKHOLDERS

This report presents MBNA's full-year results for 1996, our fifteenth year in business. During 1996, earnings increased 34.4% to $474.5 million. Loans outstanding grew to $38.6 billion, an $11.9 billion increase over year-end 1995. We also added 7.5 million new accounts. Our MBNA Platinum Plus credit card, launched in March, generated 2.8 million new Customers. The typical new MBNA Customer during 1996 had a $60,000 average annual household income, owned a home, was employed for 11 years, and had a 12-year history of paying bills on time.

This year, all credit card issuers experienced rising loan losses. This is not the first time MBNA has been through such a cycle, and it does moderately affect us. However, our lending policies and methods remained consistent. As a result, our losses continue to be well below the industry average. Throughout 1996, the difference in credit quality between MBNA and others in our business became clearer.

Over the past year, we continued to strengthen the company through investments in new products and technologies. While much of the investment has been in our primary business, credit card lending, significant investments were made in several other businesses. We expanded our consumer finance business, introduced new insurance products and formed an insurance sales subsidiary, and continued to grow MBNA International, our bank located in the United Kingdom. MBNA International now has more than 1 million Customers and $1.8 billion in loans.

[PHOTO]
Al Lerner and Charlie Cawley.

This year's annual report focuses on the things we did in 1996 that will strengthen our company in the future.

Everything that happens at MBNA is the direct result of the commitment, attitude, and hard work of each of the people who work here. We are very proud of the people of MBNA and what they accomplished in 1996 and during the last 15 years. We're sure you are too.

We hope you enjoy this report and find it informative.


/s/ ALFRED LERNER                         /s/ CHARLES M. CAWLEY

Alfred Lerner                             Charles M. Cawley
Chairman and Chief Executive Officer      President
MBNA Corporation                          MBNA Corporation

                                          Chairman and Chief Executive Officer
                                          MBNA America Bank, N.A.

[PHOTO] Trae Ballou

MBNA is a company of people dedicated to providing top-quality products and services. This is one way MBNA distinguishes itself in the credit card business.

--------------------------------------------------------------------------------

WHERE WE ARE TODAY

MBNA Corporation is a bank holding company that does business through MBNA America Bank, N.A., and MBNA International Bank Limited. Like other national banks, we take deposits and make loans. Our consumer finance business (non-credit card) manages more than $3.0 billion in loans. Consumer finance products include installment loans, home equity loans, and lines of credit accessed by check. Our retail deposit business, which offers money market accounts and certificates of deposit, totals $7.8 billion. We also provide credit insurance to more than 1 million Customers and market Property and Casualty products through our insurance agency.

But that's where the similarity to a traditional national bank ends. We don't have a branch network. Our primary business is lending to individuals through credit cards. Our credit card lending business has $35.3 billion in managed loans, making MBNA the world's second-largest lender through bank credit cards. We make loans through credit cards in the United States and the United Kingdom. MBNA International, our subsidiary in the U.K., was started just 36 months ago and already has extended $1.8 billion in loans to more than 1 million Customers.

Credit card lending is a good business. Credit cards free people from the need to carry cash and let them have the things they need today while paying for them out of future income. There is widespread demand for credit cards in the United States and around the world. In the United States alone, there are at least 150 million people who could qualify for a credit card. And the market continually refreshes itself as young people reach adulthood.

Credit cards are good for consumers, and they are good for the economy. Credit cards help people pay for vacations, buy gifts, or have their cars repaired. And, in turn, these expenditures benefit the economy by creating jobs, helping to reduce unemployment, and stimulating economic growth.

The vast majority of people handle their credit cards perfectly--97% of people pay their bills on time, and those who don't usually have had a disruption in their lives such as a medical emergency or job loss. Some people have suggested that credit card use is causing consumers to be financially irresponsible. All too often, this discussion focuses solely on the very small percentage of people who have had problems and not on the majority of people who use credit responsibly.

Done right, credit card lending produces low-risk assets. MBNA's loans are spread among millions of active borrowers. Our portfolio has no industry concentrations, no geographic concentrations, and no individual account concentrations.

The credit card business is very competitive, but there's plenty of room for us to grow. Over the past six years, we've increased market share to 9% from 4% of combined Visa and MasterCard outstanding loans.

In the credit card business, the key to success is getting the right Customers and keeping them. If you're not good at both, nothing else matters. And we are very good at both.

Six years ago, we became a public company. Earnings have grown to $474.5 million in 1996 from $149.2 million in 1991, an average annual growth rate of 26%. Successful expansion into the United Kingdom and development of non-credit card consumer finance products here in the U.S. are broadening our Customer base.



[4] EXCELLENCE IS A POINT OF VIEW. IT ISN'T BRILLIANCE OR GETTING THE BREAKS. IT'S CONSISTENT ATTENTION TO AND HONEST RESPECT FOR THE CUSTOMER.

--------------------------------------------------------------------------------

Further, the expansion of our insurance business provides a solid opportunity to increase non-interest income.

While growing rapidly, maintaining the quality of our loan portfolio is essential. And we have done just that. The typical MBNA Customer has been employed for 13 years, has an average annual household income of $60,000, has a 15-year history of paying bills promptly, and 81% own their own homes. Our losses have remained well below industry averages--one-third less than the losses of the typical bank credit card lender. Additionally, MBNA's Customers continue to be very loyal. Our Customers use their cards more often and carry balances 60% higher than the industry average.

At MBNA, we've established a solid foundation enabling us to continue producing consistent results. We created a marketing franchise with thousands of endorsements from membership organizations and expanded our regional marketing centers, thus bringing us closer to Customers.


-----------------------------------------------------------------------------
       OUR CUSTOMERS:

       -        USE US MORE:                             MBNA  INDUSTRY
       -------------------------------------------------------------------
                Average account balance                $3,256    $2,032
                Average transactions per account           36        35
                Average transaction                    $  134    $   89

       -        DEFAULT LESS:
       -------------------------------------------------------------------
                Loan losses per $1,000 of
                average outstanding                    $   34    $   50

-----------------------------------------------------------------------------

MBNA Customers are very loyal. They carry higher balances, spend more, and demonstrate a greater willingness to repay than the typical customer of our competitors.

Supported by an in-house advertising agency and the largest telemarketing operation of any financial institution, we continue to find new ways to attract Customers. We invested in technology and created state-of-the-art processing systems dedicated solely to serving the needs of the company and its Customers. And, most important, we continue to make credit decisions one Customer at a time. As a result, MBNA's typical Customers have significantly better repayment habits than the industry's typical customer.

[PHOTO]  Two people completing credit card transaction.
MBNA Customers used their MBNA credit cards more than 350 million times in 1996 and spent $47 billion.

                                       EVERYTHING STARTS WITH THE CUSTOMER.  [5]

MBNA CONSUMER FINANCE

MBNA markets consumer finance products the same way we market credit cards--through the mail and over the phone to members of endorsing organizations. Consumer finance products include lines of credit accessed by check, installment loans, and home equity loans. During 1996, consumer finance loans increased to $3.3 billion from $1.5 billion at the end of 1995. MBNA Consumer Finance serves more than 800,000 Customers.

--------------------------------------------------------------------------------

UNIQUE MARKETING PROPOSITION

GETTING THE RIGHT CUSTOMERS

In 1982, we began selling our credit card products to people with a strong common interest by marketing to members of endorsing groups. This concept is known as affinity marketing. The first organization that endorsed MBNA's credit card was the Georgetown University Alumni Association. Fifteen years later, along with Georgetown's endorsement, we have the endorsement of more than 4,400 other membership organizations and financial institutions. The total membership of these organizations and financial institutions is more than 150 million people--a membership base that provides a marketing opportunity that is unmatched in the credit card industry or any other industry. And these groups endorse a variety of MBNA products, including credit cards, consumer loans, money market accounts, certificates of deposit, and insurance. Our success in affinity marketing has helped create an unassailable marketing franchise and operation that generated more than 7.5 million new accounts in 1996--the most ever added in one year by any issuer in this business.

Each day we work to strengthen the franchise. For example, we organize our sales and market-ing efforts into 10 specific Business Development sectors. Each sector is led by managers who have developed expertise in reaching a particular audience, such as teachers or NFL fans. These managers work closely with their organizations to implement marketing programs. This specialization has produced consistent, profitable results in each of the 10 sectors.

[PHOTO]
Michelle Shepherd, Geralyn Volk, Frank Andrews, and Alan Scott

MBNA people work closely with each of the 4,400 membership organizations and financial institutions that endorse MBNA products. Together, they develop innovative marketing programs that target the interests of potential Customers.

[6]  COMPLACENCY IS DEVASTATING.

--------------------------------------------------------------------------------

[PHOTO]  Collage of Credit Cards

In 1996, MBNA received the endorsement of 544 new membership organizations and financial institutions, including 127 located in the United Kingdom.

One of the largest of these is the Professional sector. We have the endorsement of more than 1,000 professional groups, including 35 state bar associations and 31 state medical societies. This sector generated more than 1 million accounts in 1996. Our concentration on professionals has resulted in MBNA's credit card being carried by 53% of all physicians, 24% of all nurses, 35% of all lawyers, 27% of all teachers, 26% of all engineers, 27% of all architects, and 60% of all dentists in the United States.

In our Sports sector, we have almost 300 endorsements. Our focus on sports endorsements has resulted in MBNA's credit card being the official card of the National Football League, the National Hockey League, NASCAR, and the Association of Tennis Professionals (ATP Tour).

MBNA is also the official card of 481 colleges and universities in the United States. In 1996, 75 new colleges and universities, including the alumni associations of Stanford University, the University of North Carolina at Chapel Hill, the United States Military Academy, and Purdue University, chose to endorse MBNA products.

The 800 endorsements in our Financial Institutions sector give us access to more than 4,500 branches throughout the country where we market directly to Customers.

Our International sector offers credit cards and loan products in the United Kingdom, where we market our products the same way we do in the United States. More than 400 organizations endorse MBNA International products. In 1996 alone, we signed agreements with 127 new organizations. After only 36 months of operation, we have $1.8 billion in outstanding loans.

We continue to strengthen our marketing franchise by acquiring new organizations and financial institutions to endorse our products. In 1996, we obtained endorsements from 544 new organizations. Accounts generated through the programs we created in 1996 will drive our growth for years to come.

[PHOTO]  Deposit Marketing Materials

MBNA also markets deposit products, such as money market accounts and certificates of deposit, through the mail and over the telephone to members of endorsing organizations.

             ULTIMATELY, THE ONLY THING THAT REALLY COUNTS IS THE CUSTOMER.  [7]

--------------------------------------------------------------------------------

MBNA'S BUSINESS DEVELOPMENT SECTORS

[PHOTO]  College and University Credit Cards

COLLEGES AND UNIVERSITIES More than 480 educational institutions endorse MBNA products. Alumni and students from most of the nation's top schools, including eight of the Big 10 and six of the PAC-10, carry MBNA credit cards. In 1996, MBNA received the endorsement of 75 colleges and universities, including the alumni associations of Stanford University and the University of North Carolina at Chapel Hill.

[PHOTO]  Special Interest Credit Cards

SPECIAL INTEREST MBNA markets its products to the members of 400 cause-related and special-interest groups and has 2.4 million Customers in this sector. Endorsements include, for example, The Nature Conservancy, the National Wildlife Federation, and The Cleveland Clinic Foundation.

[PHOTO]  International Credit Cards

INTERNATIONAL In just three years of marketing credit cards internationally, MBNA has $1.8 billion in outstanding loans, more than 1 million Customers, and endorsements from more than 400 organizations. New groups signed in 1996 include Oxford Limited and The Royal College of Surgeons of England.

[PHOTO]  Motorsports Credit Cards

MOTORSPORTS More than 300 motorsports groups, including NASCAR, Indianapolis Motor Speedway, and the National Hot Rod Association, endorse MBNA. Nearly 1.5 million Customers demonstrate their loyalty by using the card of their favorite motorsport or hobby. MBNA's sponsorship of a NASCAR team helped generate 300,000 new accounts in this sector in 1996.

[PHOTO]  Professional Credit Cards

PROFESSIONAL More than 1,000 professional organizations endorse MBNA credit cards carried by 53% of all physicians, 24% of all nurses, 35% of all lawyers, 26% of all engineers, 27% of all architects, and 60% of all dentists in the United States. This is MBNA's largest sector with 4.5 million Customers and almost $9.0 billion in outstanding loans.


[8]  EXCELLENCE DOES NOT COME BY CHANCE . . .

--------------------------------------------------------------------------------

[PHOTO]  Sports Credit Cards

SPORTS Sports continues to be one of MBNA's fastest growing and most exciting marketing sectors. We now market to the loyal fans of almost 300 sports teams, and we are the official credit card issuer of the National Football League, the National Hockey League, and the Association of Tennis Professionals (ATP Tour).

[PHOTO]  Military and Law Enforcement Credit Cards

MILITARY AND LAW ENFORCEMENT MBNA markets to individuals associated with military institutions and law enforcement organizations--for example, the U.S. Naval Academy Alumni Association, the National Association of Chiefs of Police, and the California State Firefighters Association.

[PHOTO]  Financial Institution Credit Cards

FINANCIAL INSTITUTIONS MBNA offers credit cards to 17 million Customers of 800 financial institutions throughout the country. With MBNA's efficiencies and marketing expertise, Customers of these banks have opened 1.4 million MBNA credit card accounts.

[PHOTO]  Alliance Credit Cards

ALLIANCE In 1996, MBNA formed 34 new relationships with prominent businesses, including L.L.Bean, Gateway 2000, and Ringling Bros. and Barnum & Bailey, that offer enhancements based on Customer loyalty. MBNA has also developed alliances in the travel industry with American Historic Inns, The Bermuda Club, and the Myrtle Beach credit card programs.

[PHOTO]  Education Credit Cards

EDUCATORS Nearly 1.2 million or 27% of all teachers in the United States use an MBNA credit card. More than 60 educator groups, including the National Education Association, the National Association for the Education of Young Children, and the National Association of Elementary School Principals, endorse MBNA products.


                                                  . . . IT COMES BY CHOICE.  [9]

[PHOTO]  MBNA International Facility

MBNA INTERNATIONAL

Our European center, opened in November of 1993, is located in Chester, England. In its first 36 months of operation, MBNA International has generated more than 1 million Customers and $1.8 billion in outstanding loans in the United Kingdom. MBNA products are currently endorsed by more than 400 U.K. organizations. In late 1996, MBNA announced plans to open another international office in Dublin, Ireland. MBNA also announced plans to open a bank in Canada during 1997.

REGIONALIZATION

GETTING CLOSER TO OUR CUSTOMERS

In 1992, MBNA strengthened its commitment to getting the right Customers and keeping them when we began regionalizing the company. This strategy enables us to identify potential Customers by enhancing our familiarity with local markets, to better understand the needs and motivations of MBNA Customers and affinity groups, and to keep in close touch with what local competitors are doing.

MBNA now has Northern, Southern, Southwestern, Central, and Mid-Atlantic regional centers and sales offices in New York City, Chicago, Washington, D.C., and San Francisco. Because of the enthusiastic efforts of the people in those offices, MBNA received the endorsement of many prominent groups in 1996--for example, L.L.Bean in our Northern region, Rock and Roll Hall of Fame + Museum in our Central region, and The General Alumni Association of the University of North Carolina at Chapel Hill in our Southern region. During 1997, we will expand further by adding a Western regional center in Scottsdale, Arizona.

Regional centers also enable us to identify local opportunities to develop new Customer relationships. One such example is our "Don't mess with Texas" credit card. The idea for the program was developed by a marketing manager in our Southwestern regional center in Dallas. Today this program has more than 244,000 accounts. Similar success was achieved by our Southern regional center, which began marketing an Olympic Games card in 1994 and helped us acquire 184,000 accounts--more than any other Visa issuer. Examples of other successful regional

                                   NORTHERN

                       [PHOTO]  Camden, Maine Facility

CAMDEN, MAINE. The Northern regional center, opened in 1993, includes a regional marketing office located in Camden, Maine, and an operations center located in Belfast, Maine.

                                 SOUTHWESTERN

                       [PHOTO]  Dallas, Texas Facility

DALLAS, TEXAS. The Southwestern regional center, located in Dallas, Texas, includes regional marketing and MBNA Hallmark Information Services, Inc.

                                   CENTRAL

                      [PHOTO]  Beachwood, Ohio Facility

BEACHWOOD, OHIO. The Central regional center, opened in 1993, is located in Beachwood, Ohio.


                                   SOUTHERN

                    [PHOTO]  Boca Raton, Florida Facility

BOCA RATON, FLORIDA. The Southern regional center is located in our new facility in Boca Raton, Florida.


                                 MID-ATLANTIC

                    [PHOTO] Hunt Valley, Maryland Facility

HUNT VALLEY, MARYLAND. The Mid-Atlantic regional center will be located in our new facility in Hunt Valley, Maryland.


[10]  WHAT GETS ATTENDED TO GETS DONE.

--------------------------------------------------------------------------------
HOW WE MARKET

[PHOTO]

Tom McGinley and Nick Primola

MBNA's person-to-person sales efforts generated more than 400,000 new accounts in 1996.


programs include the Great Lakes Boating and Sailing cards, the Preserve New England card, and the Chesapeake Bay Foundation card.

All of these programs were developed through a very precise and intense focus on Customers based on where they live. Regionalization of our marketing and sales efforts has both strengthened our relationships with membership organizations and provided another means to develop marketing programs targeted at a person's interests.

AN INTEGRATED MARKETING APPROACH

Our work doesn't stop after we've signed the right group or developed a concept to market a product based on a person's interests. It takes marketing to get the right Customer. In 1996, we acquired more than 7.5 million new accounts. We approach Customers in a variety of ways, including through the mail, over the phone, through television or other media, and in person at events.

Direct mail remains one of the most effective ways of marketing. But unlike many of our competitors who rely on a few large mailings each year, MBNA customizes each mailing for the 4,400 groups and hundreds of common-interest and regional programs. Because of the complexity of our needs, outside advertising agencies find it difficult to meet MBNA's standards. So we rely on a full-service, in-house advertising agency. MBNA Advertising developed more than 6,000 separate mailings and more than 1,000 separate media campaigns in 1996. Internal design and production of these programs enable the company's marketing managers to work closely with the advertising agency. The results are creative, targeted, and cost-effective mailings that produce very consistent results. For example, in early 1996 we successfully launched the MBNA Platinum Plus Visa and MasterCard program. To support this new product, MBNA Advertising produced a mail campaign that, along with telemarketing follow-up, generated 2.8 million MBNA Platinum Plus Customers in just nine months of marketing. The outstanding characteristics of these Customers--$89,000 average annual household income and a 14-year history of paying bills promptly--enhanced the already exceptional characteristics of MBNA's existing portfolio.

We have also established the largest telephone sales operation of any financial institution--MBNA Marketing Systems, Inc. Telephone sales units in Delaware, Pennsylvania, Florida, Maine, Ohio, Maryland, Texas, and Georgia produced millions of accounts in 1996. Each telephone call was customized based on the Customer's group affiliation or interests. Additionally, we attended 4,000 events in 1996 and through person-to-person marketing efforts generated hundreds of thousands of accounts. Success with programs like the National Football League helped us get the endorsement of the National Hockey League.

Our success with affinity marketing goes well beyond credit cards. During 1996, we increased marketing of consumer finance products. The combination of MBNA's affinity franchise and diversified acquisition methods helped us increase this portfolio to $3.3 billion in loans

MBNA INSURANCE SERVICES

MBNA Insurance Services, formed in 1996 to market new insurance products to MBNA Customers and members of endorsing organizations, is located in Greenville, Delaware. MBNA Insurance Services has more than 1 million insured Customers and in 1996 generated $100 million in premiums primarily through credit insurance. In October of 1996, Insurance Services began marketing MBNA's first Property and Casualty product, automobile insurance, which is underwritten by TIG Insurance with MBNA acting as an agent. We will be marketing additional insurance products during 1997.

[PHOTO]  Platinum Plus Marketing Materials

The typical MBNA Platinum Plus credit card Customer has an $89,000 average annual household income and a 14-year history of paying bills on time.



                                         THINK OF YOURSELF AS A CUSTOMER.   [11]

[PHOTO]

Jack Hewes

Each of the 7.5 million new loans approved in 1996 was individually evaluated by an experienced credit analyst.

--------------------------------------------------------------------------------
CREDIT

LOAN LOSS COMPARISON

[CHART]  Five year Loan Loss Comparison to VISA Peer and Total VISA

As a result of MBNA's ability to get the right Customers, our credit losses remain well below industry averages.


at year-end 1996. We also began marketing new insurance products with the launch of our first Property and Casualty product, automobile insurance. We now have more than 1 million Customers insured through MBNA Insurance Services. Additionally, we continue to offer money market accounts and certificates of deposit through the mail and over the phone, with $7.8 billion in retail deposits at year-end.

A PERSONALIZED APPROACH TO LENDING

MBNA's unique marketing proposition gets us the right applicants. The next step in ensuring that MBNA gets the right Customers is effective lending.

Most credit card issuers use computerized scoring and evaluation processes, with no consideration of a Customer's personal situation, when making credit decisions. MBNA issues credit the old-fashioned way--with people. At MBNA, credit decisions are made by combining sophisticated technology and highly predictive models with the insight of a credit professional. This approach is a cornerstone of our success and will continue to be in the future.

Each credit professional looks at all the factors included in an application and makes an individual decision. Like a computer, the analyst may decide yes or no. But unlike a computer, an analyst can decide maybe. Maybe happens about 25% of the time. When a credit analyst says maybe, he or she calls the applicant to develop the additional information necessary to change the answer to yes or no. A computer would make a decision without getting this additional information--information that is fundamental to making the right credit decision.

This process ensures that people who should get an MBNA credit card get one--and those who shouldn't, don't. Fewer than half of all applicants qualify for an MBNA card. Those who do, receive the right credit lines--lines that properly fit their specific circumstances. This personal approach to credit evaluation gets our relationship with a new Customer off to the right start and has resulted in lending losses that are consistently below industry-wide averages.

[12]  MBNA AMERICA--15,000 PEOPLE WITH AN ATTITUDE . . .

--------------------------------------------------------------------------------
TECHNOLOGY

TECHNOLOGY THAT MEETS OUR BUSINESS NEEDS

At MBNA, we develop our own systems and technology. In 1996, these systems supported the processing of 5 billion online transactions, the generation of 125 million statements and letters, the issuance of 15 million credit cards, and responses to 200 million telephone calls. To deal effectively with this volume, a sophisticated technological environment is required. MBNA systems consist of mainframe computers, more than 200 distributed computers, and 13,000 networked personal computers. These systems are backed by more than 1,000 programmers dedicated exclusively to the development and support of MBNA systems.

We develop technology internally to ensure the reliability, quality, and responsiveness of the computer and telecommunication systems we use to satisfy our Customers. With MBNA's unique approach to the credit card business, controlling which new systems or enhancements are developed and when and how they are implemented is critical to meeting our objectives. In 1996, we made more than 100,000 improvements to MBNA systems and invested more than $90 million in new technology.

Many of the changes we make to our systems are the result of specific programs developed for the 4,400 organizations that endorse our products. A program designed for Sierra Club has different marketing and service requirements than a program for the National Hockey League. A successful affinity credit card program requires a system flexible enough to support many customized marketing and service strategies. For example, after signing L.L.Bean in early 1996, we rapidly modified our internal systems to support the Customer benefits that are part of that program.

We also further enhanced the technology we use when we make lending decisions. We implemented an imaging system that enables credit analysts to view Customers' applications online. This improvement, along with other enhancements to our lending systems, helps ensure that we continue to select the right Customers. Technology supports every aspect of MBNA's business, and we have a long-term commitment to investing in state-of-the-art systems that enable us to satisfy our Customers.

DIVERSIFIED FUNDING

MBNA continues to broaden and diversify its funding sources in the U.S. market and internationally. To fund our growth, we issue bank notes, senior debt, adjustable-rate preferred stock, trust preferred securities, and we continue to expand our deposit base.

During 1996, asset-backed securitizations continued to be an important source of funding. We issued more than $11.3 billion of asset-backed securities, bringing outstanding securitizations to $28.5 billion at year-end. MBNA issued the first 10-year floating-rate credit card asset-backed securitization and our first deutsche mark-denominated securitization. Both of these transactions were extremely successful, attracting many new foreign investors. MBNA sold these securities at rates below those of our competitors as a result of the quality of MBNA's loan portfolio and our reputation in the market.

Funding sources in the United Kingdom were also expanded to support the continued growth of MBNA International. MBNA International completed two sterling-denominated credit card securitizations backed by sterling receivables.


[PHOTO]  Selective Statement Insertion Machine

MBNA's selective statement insertion technology gives us the ability to customize individual Customer statements.


                                               . . . SATISFY THE CUSTOMER.  [13]

--------------------------------------------------------------------------------
PUTTING TECHNOLOGY TO WORK

[PHOTO] Electronic Imaging System

ELECTRONIC IMAGING MBNA images credit applications, monthly statements, and Customer correspondence, making them instantly available on our computer systems and enabling us to reduce significantly the time it takes to process a credit application, research a billing dispute with a merchant, or verify a transaction. MBNA uses this technology in Customer-contact areas to streamline procedures and enable operating areas to communicate more effectively with the Customer and each other.

[PHOTO]  Technology Centers

TECHNOLOGY CENTERS MBNA develops and maintains its technology in-house, ensuring the highest levels of responsiveness, quality, and control. MBNA's mainframe computer complex is centered in our Dallas, Texas, technology facility, and our distributed computer complexes are centered in Newark, Delaware.

[PHOTO]  Computer Equipment

DATABASE MARKETING MBNA's state-of-the-art marketing database gives us the capability to design specific marketing programs for the 4,400 organizations that endorse our products.

[PHOTO]  Customized Cards

CUSTOMIZED CARDS MBNA produced more than 15 million highly individualized cards from our stock of 12,000 card types and our Customer-selected picture card technology. This type of mass customization is essential when marketing to our affinity groups.

[PHOTO]  Neural Network

NEURAL NETWORKS MBNA's neural network instantly analyzes thousands of credit card transactions every day to help identify and prevent fraud. Our systems track billions of transactions providing Customer Satisfaction representatives with crucial real-time data.


[14] IT IS ALWAYS THE THOUSANDS OF LITTLE THINGS DONE RIGHT THAT ADD UP TO THE UNASSAILABLE ADVANTAGE.

--------------------------------------------------------------------------------
[PHOTO]  MBNA's Web Site

INTERNET MBNA's Web site address is www.mbnainternational.com. We market our products through our 4,400 affinity relationships and take applications directly online from interested applicants. And we supply our toll-free telesales number for Customers to call for additional information.

[PHOTO]  Telecommunication Wires

TELECOMMUNICATIONS MBNA's advanced telecommunications network uses state-of-the-art voice and data technology, a key component in being able to provide the ultimate levels of service to our Customers. In 1996, this network handled 200 million telephone calls in the support of our Customer service and telesales areas.

[PHOTO]  Systems Management Facility

SYSTEMS MANAGEMENT MBNA's highly sophisticated twin command centers in Texas and Delaware continually monitor system performance--24 hours a day, 7 days a week, 365 days a year. We have more than 1,000 in-house programmers all dedicated to the development and support of MBNA systems.

[PHOTO]  Customer Satisfaction Workstation

CUSTOMER SATISFACTION WORKSTATION MBNA's Customer Satisfaction Super Station lets telephone representatives see a caller's account without having to ask for the complete account number and consolidates a wide variety of Customer information from multiple systems. For example, the Super Station automatically alerts representatives if the caller qualifies for an instant credit line increase or is a candidate for access checks.

[PHOTO]  Customized Statement

CUSTOMIZED STATEMENT In 1996, MBNA produced 125 million individualized statements and letters using our selective statement insertion system. Customized statement inserts provide endorsing groups another way of communi-cating with their members.


  ABOVE ALL, WE WANT A REPUTATION FOR DOING THE LITTLE THINGS WELL . . .    [15]
                                         AND THE BIG THINGS WILL FOLLOW.

--------------------------------------------------------------------------------
MBNA IN THE COMMUNITY

A COMPANY OF PEOPLE WHO LIKE PEOPLE

MBNA is a company of people who like people. So, it follows logically that MBNA people get enthusiastically involved in the communities where they live and work. Participation in community activities on company time is actively encouraged. Volunteering is the right thing to do, and we know the benefit to the company far exceeds the cost of the volunteers' time away from work.

How do we choose the organizations we support? Our decisions are inspired by a question posed by a remarkable man named Brother Ronald Giannone, O.F.M. Capuchin. Brother Ronald simply asks, "Who needs help the most?" Asking that question led him to found The Ministry of Caring Inc., which today encompasses 11 specific ministries in Delaware that provide immediate solutions for such problems as hunger and homelessness. MBNA people contribute their time to each of these ministries and to countless other community groups. In all, MBNA people spent more than 150,000 hours in 1996 assisting people in need, including children, the homeless, and the elderly.


[PHOTO]
Michael Scanlan, Paul Parris, Brian Lofink

Education is an important part of MBNA's commitment to the community and its people. Pictured above is Michael Scanlan, Director of Community Relations, meeting with recent recipients of MBNA college scholarships. Both students are currently attending the University of Delaware.


Much of our community involvement is focused on supporting educational initiatives. The MBNA Scholars Foundation provides college scholarships and educational grants to economically disadvantaged students in Delaware. In collaboration with the University of Delaware, MBNA participates in the Fortune 2000 program that offers scholarships, MBNA internships, and mentoring to minority students studying business.

MBNA also supports St. Benedict's Preparatory School in Newark, New Jersey. Students there are given an opportunity, at the completion of their junior year, to participate in educational, summer workstudy, and graduate workshop programs. Many receive summer internships throughout college and begin their careers at MBNA following graduation. In Chicago, MBNA people mentor Daniel Murphy Scholarship Foundation recipients--economically disadvantaged eighth-grade students who demonstrate high academic potential. More than two dozen MBNA people tutor fifth- and sixth-grade students in Cleveland's Randallwood Elementary School. MBNA people in Camden, Maine, act as Big Brothers and Big Sisters to students at Camden-Rockport High School, helping them with career goals, applying to colleges, and scholarship opportunities. MBNA people in Belfast, Maine, assisted parents in renovating the Peirce School playground. And at the Howard High School of Technology in Wilmington, MBNA people participated in several programs in support of education for students and teachers.

Wherever you find MBNA people, you'll find them lending a helping hand. MBNA people in Cleveland volunteered at the Special Needs Festival, an Olympic-style competition for specially challenged athletes. Camden and Belfast, Maine, volunteers set up dining rooms serving hot meals and developed friendships with the homebound elderly.


[16]  IF EVERY COMPANY IS A PORTRAIT OF ITS PEOPLE . . .

--------------------------------------------------------------------------------
[PHOTO]

Fred Wittig, a Francis X. Norton Community Service Award recipient, reads with children through the Child, Inc., program. The award was named in honor of the MBNA person who has dedicated his life to serving people.

In Baltimore, the Ark Daycare Center received assistance from MBNA people who read during story time to the children in local shelters. At The Ministry of Caring Child Care Center in Wilmington, MBNA scholarships allow students to participate in early-childhood programs while their parents pursue educational and employment opportunities.

People from our Orono, Maine, telesales office organized a telemarketing effort for the Children's Miracle Network Telethon and a ski-a-thon for the Greater Bangor Area Homeless Shelter. MBNA International people work with the Blacon Project, a self-help program in Chester, England. In Dover, Delaware, MBNA people serve as mentors for clients of Mom's House, a licensed day care center that offers free child care to infants and toddlers so their parents can return to school.

Bryan's House in Dallas provides child care and family services to those who are affected by HIV/AIDS. MBNA volunteers participate in Bryan's Little Socks of Love campaign and prepare lunch for the children twice a month.

And through the Meals on Wheels program, MBNA people served more than 10,000 hot meals to the homebound elderly in Delaware, Texas, Maine, and Ohio in 1996.

These are a few examples of the many ways the people of MBNA support their communities with volunteer time and financial aid. Some might call this level of commitment extraordinary. At MBNA, it's business as usual.

MBNA SCHOLARS FOUNDATION

The MBNA Scholars Foundation was created as part of our commitment to help provide education in settings that promote achievement and success. These programs are designed to further MBNA's continuing dedication to support education.

The foundation, which has initial five-year financing of $30 million in contributions from the Corporation and its individual officers, has two major components. The MBNA Excellence In Education Grants Program provides grants to teachers and schools for the development of results-oriented academic initiatives. The MBNA College Scholarship Program provides college scholarships to help ensure that students acquire higher education regardless of financial status.

Additionally, a new college and career counseling and mentoring service offered by MBNA complements the scholarship and grants programs to further assist students outside the classroom.



                                              . . . MBNA IS A MASTERPIECE.  [17]

--------------------------------------------------------------------------------
MBNA

[MAP] Map indicating MBNA's Headquarter's, Regional Centers and District Sales Offices.

    HEADQUARTERS

X   MBNA Headquarters
    Wilmington, DE 19884
    (800) 441-7048


    REGIONAL CENTERS

*   Northern Region
    32 Washington St.
    Camden, ME 04843
    (800) 386-6262

*   Central Region
    25875 Science Park Dr.
    Beachwood, OH 44122
    (800) 410-6262

*   Mid-Atlantic Region
    11333 McCormick Rd.
    Hunt Valley, MD 21030

*   Southern Region
    1501 Yamato Rd.
    Boca Raton, FL 33431
    (800) 841-6845

*   Southwestern Region
    16001 N. Dallas Pkwy.
    Dallas, TX 75248
    (800) 435-9672

*   Western Region
    Scottsdale, AZ
    (To open in 1997)

*   European Region
    Stansfield House
    Chester Business Park
    Wrexham Rd.
    Chester, Cheshire
    CH49QQ
    United Kingdom
    (011) 44-1244-672000


    DISTRICT SALES OFFICES

+   676 North Michigan Ave.
    Chicago, IL 60611
    (800) 906-6262

+   9 W. 57th St.
    New York, NY 10019
    (800) 746-6262

+   800 Connecticut Ave., NW
    Washington, DC 20006
    (800) 789-6262

+   44 Montgomery St.
    San Francisco, CA 94104
    (800) 585-4956

+   86 Jermyn St.
    London SW1Y6JD
    United Kingdom
    (011) 44-171-389-6200

+   Dublin, Ireland
    (To open in 1997)


     KEY

X    Headquarters
*    Regional Centers
+    Sales Offices

[18]

[PHOTO]  Financial Market

MBNA Corporation and Subsidiaries

FINANCIAL CONTENTS


20   Ten-Year Statistical Summary

22   Glossary of Financial Terms

23 Management's Discussion and Analysis of Financial Condition and Results of Operations

36   Supplemental Financial Information

37   Management's Report on Consolidated Financial Statements and Internal
     Control

38   Consolidated Statements of Financial Condition

39   Consolidated Statements of Income

40   Consolidated Statements of Changes in Stockholders' Equity

41   Consolidated Statements of Cash Flows

42   Notes to the Consolidated Financial Statements

60   Report of Independent Auditors

61   Quarterly Data

62   Stock Price Ranges and Dividends

                       MBNA CORPORATION AND SUBSIDIARIES

                         TEN-YEAR STATISTICAL SUMMARY
--------------------------------------------------------------------------------
                (dollars in thousands, except per share amounts)


----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                1996                  1995                  1994                1993
----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA FOR THE YEAR
Net interest income.........................     $     640,477         $     544,226         $     532,108         $     474,323
Provision for possible credit losses........           178,224               138,176               108,477                98,795
Other operating income......................         1,895,923             1,424,618             1,013,580               739,968
Other operating expense.....................         1,572,551             1,246,067               996,110               774,872
Net income (a)..............................           474,495               353,099               266,593               207,796

PER COMMON SHARE DATA FOR THE YEAR (b)
Earnings (c)................................     $        1.33         $        1.03         $         .79         $         .62
Dividends...................................               .43                   .37                   .32                   .28
Book value..................................              4.20                  3.34                  2.75                  2.30

RATIOS
Return on average total assets..............              3.26%                 3.09%                 3.16%                 3.15%
Return on average stockholders' equity......             34.46                 35.51                 32.70                 30.01
Average receivables to average deposits.....             92.50                 91.60                 93.05                 85.34
Stockholders' equity to total assets........             10.00                  9.56                  9.51                 10.51
Loan portfolio:
   Delinquency (e)..........................              3.59                  3.11                  2.60                  3.03
   Net credit losses........................              1.98                  1.91                  1.96                  2.43
Managed loans (f):
   Delinquency..............................              4.28                  3.70                  3.03                  3.27
   Net credit losses........................              3.35                  2.74                  2.59                  2.97
   Net interest margin (g)..................              7.62                  7.42                  8.16                  8.47

MANAGED LOAN DATA (f)
At year end:
   Loans held for securitization............     $   2,469,974         $   3,168,427         $   2,299,026         $     741,869
   Loan portfolio...........................         7,659,078             4,967,491             3,407,974             3,725,509
   Securitized loans........................        28,494,481            18,575,786            13,036,864             7,891,140
                                                 -------------         -------------         -------------         -------------
      Total managed loans...................     $  38,623,533         $  26,711,704         $  18,743,864         $  12,358,518
                                                 =============         =============         =============         =============
Average:
   Loans held for securitization............     $   2,529,484         $   2,269,362         $   1,330,011         $     642,750
   Loan portfolio...........................         6,174,095             4,792,536             4,000,271             3,425,935
   Securitized loans........................        22,514,014            15,440,499             9,462,401             6,596,387
                                                 -------------         -------------         -------------         -------------
      Total managed loans...................     $  31,217,593         $  22,502,397         $  14,792,683         $  10,665,072
                                                 =============         =============         =============         =============
For the year:
 Sales and cash advance volume..............     $  48,666,129         $  34,272,909         $  25,078,918         $  17,889,747

BALANCE SHEET DATA AT YEAR END
Investment securities and money market
 instruments ...............................     $   3,194,664         $   2,669,402         $   2,269,081         $   1,440,684
Loans held for securitization...............         2,469,974             3,168,427             2,299,026               741,869
Credit card loans...........................         5,722,299             4,090,553             2,882,232             2,949,995
Other consumer loans........................         1,936,779               876,938               525,742               775,514
                                                 -------------         -------------         -------------         -------------
   Total loans..............................         7,659,078             4,967,491             3,407,974             3,725,509
Reserve for possible credit losses..........          (118,427)             (104,886)             (101,519)              (97,580)
                                                 -------------         -------------         -------------         -------------
   Net loans................................         7,540,651             4,862,605             3,306,455             3,627,929
Total assets................................        17,035,342            13,228,889             9,671,858             7,319,756
Total deposits..............................        10,151,686             8,608,914             6,632,489             5,241,883
Long-term debt and bank notes...............         3,950,358             2,657,600             1,687,357               779,553
Stockholders' equity........................         1,704,308             1,265,058               919,578               769,131

AVERAGE BALANCE SHEET DATA
Investment securities and money market
 instruments................................     $   2,927,351         $   2,451,783         $   1,684,316          $  1,364,350
Loans held for securitization...............         2,529,484             2,269,362             1,330,011               642,750
Credit card loans...........................         4,907,814             4,160,230             3,207,110             2,735,191
Other consumer loans........................         1,266,281               632,306               793,161               690,744
                                                 -------------         -------------         -------------         -------------
   Total loans..............................         6,174,095             4,792,536             4,000,271             3,425,935
Reserve for possible credit losses..........          (111,041)             (103,568)              (99,175)              (97,580)
                                                 -------------         -------------         -------------         -------------
   Net loans................................         6,063,054             4,688,968             3,901,096             3,328,355
Total assets................................        14,571,288            11,425,721             8,432,511             6,596,419
Total deposits..............................         9,408,843             7,709,840             5,728,432             4,767,669
Long-term debt and bank notes...............         3,029,250             2,212,591             1,199,520               537,609
Stockholders' equity........................         1,377,072               994,287               815,243               692,460

Weighted average common shares outstanding and
 common stock equivalents (000) (b).........           345,988               342,429               338,895               337,830
----------------------------------------------------------------------------------------------------------------------------------

The consolidated financial statements for the years ended prior to December 31, 1991, reflect the combined results of the "Credit Card and Certain Related Banking Activities of MBNAAmerica Bank, N.A., and Certain Affiliates" prior to the organization of MBNA Corporation ("the Corporation"). The consolidated financial statements for the years ended December 31, 1991, and thereafter reflect the independent Corporation.

(a) Net income for the year ended December 31, 1996, includes a $32.8 million tax benefit related to deductions for the amortization of Customer-based intangible assets acquired in connection with the 1991 initial public offering of the Corporation's Common Stock, and a charge of $32.8 million net of tax ($54.3 million pretax) related to the launch of the MBNA Platinum Plus Visa and MasterCard program. Net income for the year ended December 31, 1993, includes an $89.8 million tax benefit related to the recognition of tax deductions for the amortization of Customer-based intangible assets acquired in connection with the 1991 initial public offering of the Corporation's Common Stock. Net income for the year ended December 31, 1993, also includes a charge of $150.0 million ($92.9 million, net of tax) for the termination of a marketing agreement with an independent third-party marketing organization.

(b) Per common share data and weighted average common shares outstanding and common stock equivalents have been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued January 1, 1997, to stockholders of record as of the close of business on December 16, 1996.


[20]

                       MBNA CORPORATION AND SUBSIDIARIES


--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
      1992                  1991                  1990                  1989                  1988                  1987
----------------------------------------------------------------------------------------------------------------------------
$     357,515         $     239,599         $     164,315         $     116,754         $     149,641         $     172,062
       97,534                86,723                57,951                43,319                63,262                65,859
      577,505               540,708               451,863               343,551               254,828               168,281
      565,467               459,035               354,462               258,357               203,853               145,822
      172,732               149,213               128,998               104,109                90,065                74,697

$         .51         $         .44         $         .39         $         .31         $         .27         $         .22
          .26                   .24                   (d)                   (d)                   (d)                   (d)
         1.98                  1.77                   (d)                   (d)                   (d)                   (d)

         2.96%                 2.79%                 3.87%                 4.13%                 3.55%                 3.01%
        28.55                 28.55                   (d)                   (d)                   (d)                   (d)
        69.98                 71.77                103.51                124.73                153.30                218.10
        10.25                  9.86                   (d)                   (d)                   (d)                   (d)

         3.78                  4.39                  4.15                  3.52                  3.33                  3.64
         2.87                  2.65                  1.79                  1.77                  1.99                  2.10

         3.99                  4.40                  4.52                  3.66                  3.59                  3.00
         3.33                  3.05                  2.21                  1.97                  1.85                  2.04
         7.22                  6.36                  6.55                  5.77                  6.56                  6.40


$     678,000         $     600,000         $     567,000         $     418,800         $           -         $           -
    3,300,650             2,886,405             2,672,733             1,842,473             1,906,947             2,503,479
    5,881,479             5,327,901             4,137,950             3,456,587             2,600,182               682,172
-------------         -------------         -------------         -------------         -------------         -------------
$   9,860,129         $   8,814,306         $   7,377,683         $   5,717,860         $   4,507,129         $   3,185,651
=============         =============         =============         =============         =============         =============

$     733,473         $     560,447         $     707,632         $     215,223         $           -         $           -
    2,659,305             2,707,535             1,907,208             1,782,051             2,280,480             2,357,752
    5,528,394             4,563,279             3,798,409             2,898,169             1,360,452               197,175
-------------         -------------         -------------         -------------         -------------         -------------
$   8,921,172         $   7,831,261         $   6,413,249         $   4,895,443         $   3,640,932         $   2,554,927
=============         =============         =============         =============         =============         =============

$  14,523,570         $  12,915,104         $  11,541,181         $   9,075,967         $   7,256,735         $   5,335,784

$   1,345,995         $   1,768,048         $     540,660         $     151,973         $      97,386         $      26,262
      678,000               600,000               567,000               418,800                     -                     -
    2,659,007             2,299,912             2,216,604             1,587,652             1,743,292             2,391,039
      641,643               586,493               456,129               254,821               163,655               112,440
-------------         -------------         -------------         -------------         -------------         -------------
    3,300,650             2,886,405             2,672,733             1,842,473             1,906,947             2,503,479
      (97,580)              (97,580)              (97,580)              (82,098)              (74,152)              (56,303)
-------------         -------------         -------------         -------------         -------------         -------------
    3,203,070             2,788,825             2,575,153             1,760,375             1,832,795             2,447,176
    6,454,511             6,009,028             4,579,514             2,858,924             2,276,114             2,674,348
    4,568,791             5,094,011             4,202,159             1,743,969             1,521,907             1,232,278
      470,601                     -                     -                     -                     -                    -
      661,290               592,230               214,098               256,904               203,980               178,013

$   1,572,911         $   1,401,469         $     160,356         $     182,254         $      35,547         $      17,322
      733,473               560,447               707,632               215,223                     -                     -
    2,050,487             2,176,144             1,529,759             1,584,368             2,146,851             2,253,874
      608,818               531,391               377,449               197,683               133,629               103,878
-------------         -------------         -------------         -------------         -------------         -------------
    2,659,305             2,707,535             1,907,208             1,782,051             2,280,480             2,357,752
      (97,580)              (93,284)              (76,509)              (73,120)              (64,110)              (41,524)
-------------         -------------         -------------         -------------         -------------         -------------
    2,561,725             2,614,251             1,830,699             1,708,931             2,216,370             2,316,228
    5,829,052             5,347,990             3,330,155             2,519,192             2,538,968             2,478,064
    4,847,911             4,553,186             2,526,109             1,601,225             1,487,568             1,081,057
      116,301                     -                     -                     -                     -                     -
      605,079               522,721               258,719               274,991               230,510               147,742


      337,861               336,256               334,125               334,125               334,125               334,125
----------------------------------------------------------------------------------------------------------------------------

(c) Earnings per common share are computed using net income applicable to common stock and weighted average common shares outstanding (including common stock equivalents). For comparative purposes, earnings per common share for the years ended prior to December 31, 1991, are presented on a pro forma basis.

(d) During 1991, MBNA Corporation became an independent corporation traded publicly on the New York Stock Exchange. Accordingly, dividends per common share, book value per common share, and equity ratios have not been presented for years ended prior to December 31, 1991.

(e) Loan portfolio delinquency does not include loans held for securitization or securitized loans.

(f) Managed loans include the Corporation's loans held for securitization, loan portfolio, and securitized loans.

(g) Managed net interest margin is presented on a fully taxable equivalent basis.


                                                                            [21]

                       MBNA CORPORATION AND SUBSIDIARIES

                          GLOSSARY OF FINANCIAL TERMS
--------------------------------------------------------------------------------


The following definitions may be helpful when reading Management's Discussion and Analysis of Financial Condition and Results of Operations of MBNA Corporation ("the Corporation").

ASSET SECURITIZATION
Asset securitization removes loan receivables from the consolidated statements of financial condition by selling them, generally to a trust. Asset securitization converts interest income, interchange, and other fees in excess of interest paid to Certificateholders; credit losses; and other trust expenses into loan servicing fees, while reducing the Corporation's on-balance-sheet assets.

CREDIT CARD FEES
Credit card fees include annual, late, overlimit, returned check, and cash advance transaction fees.

DIRECT DEPOSITS
Direct deposits are deposits marketed to and received from individual Customers without the use of a third-party intermediary.

FULLY TAXABLE EQUIVALENT (FTE) BASIS
FTE basis represents the adjusted income on total interest-earning assets that is either tax-exempt or taxed at a reduced rate, adjusted to give effect to the prevailing incremental federal income tax rate, and adjusted for nondeductible carrying costs and state income taxes, where applicable. Yield calculations, where appropriate, include these adjustments.

INTERCHANGE INCOME
Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International and Visa International.

INTEREST RATE SENSITIVE ASSETS/LIABILITIES
Interest rate sensitive assets/liabilities have yields or rates that can change within a designated time period, due either to their maturity during this period or to the contractual ability of the Corporation to change the yield/rate during this period.

INVESTMENT SECURITIES
Investment securities include both those available-for-sale and those held-to-maturity.

LOAN PORTFOLIO
Loan portfolio includes credit card and other consumer loans, excluding loans held for securitization, as reported on the consolidated statements of financial condition.

LOAN RECEIVABLES
Loan receivables consist of the Corporation's loan portfolio and loans held for securitization.

MANAGED LOANS
Managed loans consist of the Corporation's loan portfolio, loans held for securitization, and securitized loans.

MONEY MARKET INSTRUMENTS
Money market instruments include interest-earning time deposits in other banks and federal funds sold and securities purchased under resale agreements.

NET INTEREST INCOME
Net interest income represents interest income on total interest-earning assets, on an FTE basis where appropriate, reduced by interest expense on total interest-bearing liabilities.

NET INTEREST MARGIN
Net interest margin represents net interest income on an FTE basis expressed as a percentage of average total interest-earning assets.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
Off-balance-sheet financial instruments include interest rate swap agreements, forward exchange contracts, and foreign exchange swap agreements. The Corporation has used interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation's assets.

The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk primarily related to MBNA International Bank Limited ("MBNA International"), a foreign bank subsidiary in the United Kingdom.

The Corporation does not hold or issue off-balance-sheet financial instruments for trading purposes.


[22]

                       MBNA CORPORATION AND SUBSIDIARIES

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


This discussion is intended to further the reader's understanding of the consolidated financial condition and results of operations of MBNA Corporation. It should be read in conjunction with the consolidated financial statements, notes, tables, and glossary of financial terms included in this report.

INTRODUCTION
MBNA Corporation, a bank holding company, is the parent company of MBNA America Bank, N.A., ("the Bank") a national bank. Through the Bank, the Corporation is one of the world's largest bank credit card lenders and is the leading issuer of affinity credit cards marketed primarily to members of associations and Customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers various deposit products.

NET INCOME

             (millions)
  94            266.6
  95            353.1
  96            474.5

The Corporation generates interest and other income through finance charges assessed on outstanding loan receivables, interchange income, merchant discount fees, credit card fees, loan servicing fees, processing fees, and interest earned on investment securities and money market instruments. The Corporation's primary costs are the costs of funding its loan receivables and investment securities, which include interest paid on deposits, short-term borrowings, and long-term debt and bank notes; credit losses; royalties paid to affinity groups and financial institutions; business development and operating expenses; and income taxes.

On October 15, 1996, the Board of Directors approved a three-for-two split of the Corporation's Common Stock effected in the form of a dividend. In connection with this transaction, one additional share of common stock was issued on January 1, 1997, for every two shares of common stock held by stockholders of record as of the close of business on December 16, 1996. All common share and per common share data in the following discussion includes the effect of all the Corporation's stock splits.

EARNINGS SUMMARY
Net income for 1996 increased 34.4% to $474.5 million or $1.33 per common share from 1995's net income of $353.1 million or $1.03 per common share. The overall growth in earnings was primarily attributable to the growth in managed loans outstanding, which increased $11.9 billion to $38.6 billion at December 31, 1996, as the Corporation acquired 544 new endorsements from organizations and added 7.5 million new accounts. The Corporation's average managed loans increased 38.7% or $8.7 billion to $31.2 billion in 1996 from 1995.

Net income for 1995 increased 32.4% to $353.1 million or $1.03 per common share from $266.6 million or $.79 per common share in 1994. Average managed loans in 1995 increased 52.1% to $22.5 billion from $14.8 billion in 1994 and was the primary reason for the increase in net income.

RETURN ON AVERAGE TOTAL ASSETS

               percent
  94            3.16
  95            3.09
  96            3.26

RETURN ON AVERAGE
STOCKHOLDERS EQUITY

                percent
  94             32.79
  95             35.51
  96             34.46

The Corporation continues to be an active participant in the asset securitization market. Securitization converts interest income, interchange, and other fees in excess of interest paid to Certificateholders; credit losses; and other trust expenses into loan servicing fees, while reducing the Corporation's on-balance-sheet assets.

Table 1 reflects the trends of the Corporation's return on average total assets, stockholders' equity, and other equity ratios.

The return on average total assets for 1996 increased primarily as a result of the percentage growth in net income, which exceeded the increase in average total assets. The return on average total assets for 1995 declined primarily as a result of an increase in average total assets, which exceeded the percentage growth in net income. The return on average stockholders' equity for 1996 decreased primarily as a result of an increase in average stockholders' equity related to the Corporation's issuance of $150.0 million of 7 1/2% Cumulative Preferred Stock, Series A, in November 1995 and $150.0 million of Adjustable Rate Cumulative Preferred Stock, Series B, in September 1996, which offset the percentage growth in net income. The return on average stockholders' equity for 1995 increased primarily as a result of an increase in net income partially offset by the growth in average stockholders' equity.

-----------------------------------------------------------------------------------------------
 TABLE 1: RETURN ON AVERAGE TOTAL ASSETS AND STOCKHOLDERS' EQUITY

 YEAR ENDED DECEMBER 31,                               1996           1995               1994
-----------------------------------------------------------------------------------------------
Return on average total assets...............           3.26%          3.09%              3.16%
Return on average stockholders' equity.......          34.46          35.51              32.70
Average stockholders' equity to average
 total assets................................           9.45           8.70               9.67
Dividend payout ratio........................          32.33          35.92              40.51
-----------------------------------------------------------------------------------------------


                                                                            [23]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
  TABLE 2: STATEMENTS OF AVERAGE BALANCES, YIELDS AND RATES, INCOME OR EXPENSE
-----------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands, yields and rates on a fully taxable equivalent basis)
-----------------------------------------------------------------------------------------------------------------------------------
  YEAR ENDED DECEMBER 31,                             1996                         1995                           1994
-----------------------------------------------------------------------------------------------------------------------------------
                                           Average  Yield/   Income      Average  Yield/    Income      Average  Yield/    Income
                                           Amount    Rate  or Expense    Amount    Rate   or Expense    Amount    Rate   or Expense
                                         ------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
   Money market instruments:
     Interest-earning time deposits
      in other banks................... $   531,132   5.56% $  29,528  $   261,999   6.04% $  15,832   $  104,180   4.91% $   5,115
     Federal funds sold and securities
      purchased under resale agreements     184,347   5.39      9,935      129,657   5.96      7,727      117,725   4.78      5,626
                                        -----------         ---------  -----------         ---------   ----------         ---------
       Total money market instruments..     715,479   5.52     39,463      391,656   6.02     23,559      221,905   4.84     10,741
   Investment securities (a):
     Taxable...........................   2,126,411   5.79    123,054    1,980,322   6.03    119,322    1,384,352   5.69     78,753
     Tax-exempt (b)....................      85,461   5.99      5,116       79,805   6.41      5,116       78,059   6.04      4,717
                                        -----------         ---------  -----------         ---------   ----------         ---------
       Total investment securities.....   2,211,872   5.79    128,170    2,060,127   6.04    124,438    1,462,411   5.71     83,470
   Loans held for securitization.......   2,529,484  14.08    356,120    2,269,362  14.06    319,009    1,330,011  13.96    185,708
   Loans:
     Credit card.......................   4,907,814  13.94    684,015    4,160,230  14.15    588,704    3,207,110  13.85    444,179
     Other consumer....................   1,266,281  14.00    177,290      632,306  13.74     86,896      793,161  14.78    117,195
                                        -----------         ---------  -----------         ---------   ----------         ---------
       Total loans.....................   6,174,095  13.95    861,305    4,792,536  14.10    675,600    4,000,271  14.03    561,374
                                        -----------         ---------  -----------         ---------   ----------         ---------
       Total interest-earning assets...  11,630,930  11.91  1,385,058    9,513,681  12.01  1,142,606    7,014,598  11.99    841,293
Cash and due from banks................     350,463                        197,374                        141,565
Premises and equipment, net............     931,455                        685,022                        467,250
Other assets...........................   1,769,481                      1,133,212                        908,273
Reserve for possible credit losses.....    (111,041)                      (103,568)                       (99,175)
                                        -----------                    -----------                     ----------
       Total assets.................... $14,571,288                    $11,425,721                     $8,432,511
                                        ===========                    ===========                     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
   Interest-bearing deposits:
     Time deposits (c)................. $ 6,644,737   5.89    391,567  $ 5,647,517   5.78    326,509   $4,101,534   3.88    159,139
     Money market deposit accounts.....   2,540,850   5.30    134,777    1,903,931   5.79    110,244    1,514,307   4.11     62,219
     Interest-bearing transaction
      accounts.........................      23,504   4.58      1,077       19,212   5.10        980       15,178   3.52        535
     Savings accounts..................      10,181   4.56        464        8,401   5.05        424        7,539   3.44        259
                                        -----------         ---------  -----------         ---------   ----------         ---------
       Total interest-bearing deposits.   9,219,272   5.73    527,885    7,579,061   5.78    438,157    5,638,558   3.94    222,152
   Borrowed funds:
     Federal funds purchased and
      securities sold under repurchase
      agreements.......................      67,712   5.39      3,648       49,141   6.01      2,952      167,012   3.82      6,375
     Other short-term borrowings.......     269,538   5.51     14,849      148,804   6.14      9,143      271,589   4.92     13,361
     Long-term debt and bank notes (c).   3,029,250   6.48    196,408    2,212,591   6.61    146,337    1,199,520   5.47     65,646
                                        -----------         ---------  -----------         ---------   ----------         ---------
       Total borrowed funds............   3,366,500   6.38    214,905    2,410,536   6.57    158,432    1,638,121   5.21     85,382
                                        -----------         ---------  -----------         ---------   ----------         ---------
       Total interest-bearing
        liabilities....................  12,585,772   5.90    742,790    9,989,597   5.97    596,589    7,276,679   4.23    307,534
Demand deposits........................     189,571                        130,779                         89,874
Other liabilities......................     418,873                        311,058                        250,715
                                        -----------                    -----------                     ----------
       Total liabilities...............  13,194,216                     10,431,434                      7,617,268
Stockholders' equity...................   1,377,072                        994,287                        815,243
                                        -----------                    -----------                     ----------
       Total liabilities and
        stockholders' equity........... $14,571,288                    $11,425,721                     $8,432,511
                                        ===========         ---------  ===========         ---------   ==========         ---------
       Net interest income.............                     $ 642,268                      $ 546,017                      $ 533,759
                                                            =========                      =========                      =========
       Net interest margin.............               5.52                           5.74                           7.61
       Interest rate spread............               6.01                           6.04                           7.76
-----------------------------------------------------------------------------------------------------------------------------------

(a) Average amounts for investment securities available-for-sale are based on market values; if these securities were carried at amortized cost, there would be no impact on the net interest margin.

(b) The fully taxable equivalent adjustment for the years ended December 31, 1996, 1995, and 1994, was $1,791, $1,791, and $1,651, respectively.

(c) Includes the impact of interest rate swap agreements used to change fixed-rate funding sources to floating-rate funding sources.



[24]

                       MBNA CORPORATION AND SUBSIDIARIES


--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
  TABLE 3: RATE-VOLUME VARIANCE ANALYSIS (a)
------------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
  YEAR ENDED DECEMBER 31,                                                1996 COMPARED TO 1995             1995 COMPARED TO 1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                     Volume      Rate      Total     Volume       Rate       Total
                                                                   -----------------------------------------------------------------
INTEREST-EARNING ASSETS
Money market instruments:
   Interest-earning time deposits in other banks.................. $  15,056  $  (1,360) $  13,696  $   9,300  $   1,417  $  10,717
   Federal funds sold and securities purchased under
    resale agreements.............................................     3,005       (797)     2,208        611      1,490      2,101
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
     Total money market instruments...............................    18,061     (2,157)    15,904      9,911      2,907     12,818
Investment securities:
   Taxable........................................................     8,576     (4,844)     3,732     35,667      4,902     40,569
   Tax-exempt (b).................................................       350       (350)         -        107        292        399
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
     Total investment securities..................................     8,926     (5,194)     3,732     35,774      5,194     40,968
Loans held for securitization.....................................    36,621        490     37,111    132,038      1,263    133,301
Loans:
   Credit card....................................................   104,316     (9,005)    95,311    134,678      9,847    144,525
   Other consumer.................................................    88,732      1,662     90,394    (22,532)    (7,767)   (30,299)
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
     Total loans..................................................   193,048     (7,343)   185,705    112,146      2,080    114,226
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
     Total interest income........................................   256,656    (14,204)   242,452    289,869     11,444    301,313
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
   Time deposits..................................................    58,656      6,402     65,058     72,764     94,606    167,370
   Money market deposit accounts..................................    34,405     (9,872)    24,533     18,538     29,487     48,025
   Interest-bearing transaction accounts..........................       204       (107)        97        166        279        445
   Savings accounts...............................................        84        (44)        40         32        133        165
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
     Total interest-bearing deposits..............................    93,349     (3,621)    89,728     91,500    124,505    216,005
Borrowed funds:
   Federal funds purchased and securities sold under
    repurchase agreements.........................................     1,025       (329)       696     (5,923)     2,500     (3,423)
   Other short-term borrowings....................................     6,738     (1,032)     5,706     (7,010)     2,792     (4,218)
   Long-term debt and bank notes..................................    53,004     (2,933)    50,071     64,714     15,977     80,691
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
     Total borrowed funds.........................................    60,767     (4,294)    56,473     51,781     21,269     73,050
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
     Total interest expense.......................................   154,116     (7,915)   146,201    143,281    145,774    289,055
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
     Net interest income.......................................... $ 102,540  $  (6,289) $  96,251  $ 146,588  $(134,330) $  12,258
                                                                   =========  =========  =========  =========  =========  =========
-----------------------------------------------------------------------------------------------------------------------------------

(a) The rate-volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.

(b) Tax-exempt investment securities are presented on a fully taxable equivalent basis.


NET INTEREST INCOME
Net interest income, on a fully taxable equivalent basis, increased 17.6% or $96.3 million to $642.3 million in 1996 from 1995, as shown in Table 2. The increase in net interest income in 1996 is primarily a result of a $2.1 billion increase in average interest-earning assets from 1995, offset by a 22 basis point decline in the net interest margin and a $2.6 billion increase in average interest-bearing liabilities for the same period. The growth in average interest-earning assets reflects a $1.6 billion increase in average loan receivables combined with a $475.6 million increase in average investment securities and money market instruments. The increase in interest-bearing liabilities resulted primarily from funding the increase in interest-earning assets.

Net interest income, on a fully taxable equivalent basis, increased 2.3% or $12.3 million to $546.0 million in 1995 from 1994, as also shown in Table 2. The increase in net interest income in 1995 was primarily a result of a $2.5 billion increase in average interest-earning assets from 1994, offset by a 187 basis point decline in the net interest margin and a $2.7 billion increase in average interest-bearing liabilities for the same period. The growth in average interest-earning assets reflects a $1.7 billion increase in average loan receivables and a $767.5 million increase in average investment securities and money market instruments.

Table 3 illustrates the impact that rate and volume fluctuations had on the Corporation's net interest income for the years presented.

The net interest margin, on a fully taxable equivalent basis, was 5.52% for 1996, compared to 5.74% and 7.61% for 1995 and 1994, respectively. The decline in the net interest margin for 1996 is primarily a result of an increase in average interest-bearing liabilities that was partially used to fund the growth of non-interest-earning assets combined with a 10 basis point decrease in rates received on interest-earning assets. The decline in the net interest margin for 1995 is primarily a result of a 174 basis point increase in rates paid on interest-bearing liabilities, as actions by the Federal Reserve Board impacted overall market interest rates.

NET INTEREST INCOME
(fully taxable equivalent basis)

              (millions)
  94            533.8
  95            546
  96            642.3




                                                                           [25]

                       MBNA CORPORATION AND SUBSIDIARIES


--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
  TABLE 4: INVESTMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands, yields on a fully taxable equivalent basis)
------------------------------------------------------------------------------------------------------------------------------------
                                                          ESTIMATED MATURITIES AT DECEMBER 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                           Within 1 Year       1-5 Years        6-10 Years         Over 10 Years           Total
                                          Book     Yield    Book    Yield     Book     Yield       Book    Yield      Book     Yield
                                        --------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE
U.S. Treasury and other U.S. government
 agencies obligations.................. $ 604,884   5.37% $       -      -% $      -       -%   $       -      -%  $  604,884  5.37%
State and political subdivisions of the
 United States..........................   72,748   6.46     14,853   6.55         -       -            -      -       87,601  6.47
Asset-backed and other securities.......   87,340   5.79    863,520   5.79    73,360    5.87        3,025   5.78    1,027,245  5.79
                                        ---------         ---------         --------            ---------          ----------
   Total investment securities
    available-for-sale................. $ 764,972   5.51  $ 878,373   5.80  $ 73,360    5.87    $   3,025   5.78   $1,719,730  5.68
                                        =========         =========         ========            =========          ==========
HELD-TO-MATURITY
U.S. Treasury and other U.S. government
  agencies obligations..................$ 262,451   5.78  $ 194,868   5.17  $      -       -    $  49,027   6.10   $  506,346  5.59
State and political subdivisions of the
  United States.........................        -      -          -      -         -       -          454   7.54          454  7.54
Asset-backed and other securities.......   36,032   6.65     45,071   5.79     1,000    6.81        9,417   6.00       91,520  6.16
                                        ---------         ---------         --------            ---------          ----------
   Total investment securities
    held-to-maturity....................$ 298,483   5.89  $ 239,939   5.29  $  1,000    6.81    $  58,898   6.10   $  598,320  5.67
                                        =========         =========         ========            =========          ==========
------------------------------------------------------------------------------------------------------------------------------------



INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS
Interest income on investment securities, on a fully taxable equivalent basis, increased $3.7 million to $128.2 million in 1996 from 1995. This increase is the result of a $151.7 million increase in average investment securities, offset by a 25 basis point decrease in yields earned on these securities. Interest income on money market instruments increased $15.9 million to $39.5 million in 1996 from 1995. The increase in 1996 is primarily the result of an increase of $323.8 million in average money market instruments from 1995, offset by a 50 basis point decrease in the yields earned on these instruments.

In 1995, interest income on investment securities, on a fully taxable equivalent basis, increased $41.0 million to $124.4 million from 1994. The increase in 1995 was primarily the result of a $597.7 million increase in average investment securities, combined with a 33 basis point increase in yields earned on these securities. Interest income on money market instruments increased $12.8 million to $23.6 million in 1995 from 1994. The increase in 1995 was primarily the result of an increase of $169.8 million in average money market instruments from 1994, combined with a 118 basis point increase in the yields earned on these instruments.

The Corporation uses its holdings of investment securities and money market instruments to provide liquidity and flexibility. The increases in average investment securities and average money market instruments are primarily a result of the timing of the receipt of funds from asset securitizations. As a result of continued loan growth, the Corporation securitized $11.3 billion of loan receivables during 1996 and $6.2 billion during 1995. Funds received from these securitizations typically are invested in investment securities available-for-sale and money market instruments until they are needed to fund loan growth.

Average investment securities and money market instruments as a percentage of average interest-earning assets remained relatively constant at 25.2% for 1996, compared to 25.8% in 1995 and 24.0% in 1994. Table 4 reflects the estimated maturities of the Corporation's investment securities and weighted average yields, on a fully taxable equivalent basis, at December 31, 1996. Note B to the audited consolidated financial statements provides further detail regarding the Corporation's investment securities.

LOAN RECEIVABLES
Interest income generated by the Corporation's loan receivables increased $222.8 million to $1.2 billion in 1996. The increase is the result of a $1.6 billion increase in average loan receivables, offset by a decrease of 9 basis points in the average yields earned on these receivables.

INTEREST INCOME FROM
LOAN RECEIVABLES

             (millions)
  94            747.1
  95            994.6
  96          1,217.4

Interest income on loan receivables increased $247.5 million to $994.6 million in 1995. The increase in interest income during 1995 was the result of a $1.7 billion increase in average loan receivables, combined with a 6 basis point increase in the average yields earned on these receivables.



[26]

                       MBNA CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


Table 5 presents the Corporation's period-end loan receivables distribution by loan type, excluding securitized loans, and the percentage of loan receivables represented by type of loan. Loan receivables increased 24.5% to $10.1 billion at December 31, 1996, compared to $8.1 billion and $5.7 billion at December 31, 1995 and 1994, respectively.

During 1996, credit card loan receivables increased to $8.2 billion at December 31, 1996, compared to $7.3 billion and $4.8 billion at December 31, 1995 and 1994, respectively. The increases in credit card loan receivables for 1996 and 1995 were a result of the Corporation's successful marketing programs, such as the introduction of the MBNA Platinum Plus Visa and MasterCard program, as well as competitive pricing strategies. In addition, the Corporation continues to offer variable-rate credit card loans as well as variable-rate home equity loans to certain new and existing Customers. These variable-rate loans made up 42.1% of total managed loans at December 31, 1996, compared to 39.9% of total managed loans at December 31, 1995. These variable-rate loans are indexed to the U.S. Prime Rate published in The Wall Street Journal and generally reprice quarterly.

During 1996, other consumer loan receivables, consisting primarily of unsecured lines of credit accessed by check and home equity loans, increased 120.9% to $1.9 billion at December 31, 1996. The increase in other consumer loans is a result of the Corporation's increased efforts to originate other consumer loans combined with the acquisition of other consumer loan portfolios. Additionally, the Bank securitized $841.6 million of other consumer loans during 1996 through a private multi-seller commercial paper conduit.

In 1995, other consumer loan receivables decreased $48.8 million to $876.9 million from 1994. The decrease in other consumer loan receivables is a result of the Corporation's securitizing $400.0 million of other consumer loans during 1995.

Note C to the audited consolidated financial statements provides further detail regarding the Corporation's loan receivables.


----------------------------------------------------------------------------------------------------------------------------------
  TABLE 5: LOAN RECEIVABLES DISTRIBUTION
----------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
  DECEMBER 31,                           1996               1995               1994                1993                1992
----------------------------------------------------------------------------------------------------------------------------------
Loans held for securitization:
   Credit card.................. $ 2,469,974   24.4% $3,168,427   38.9% $1,899,026   33.3% $  741,869    16.6%    $678,000   17.0%
   Other consumer...............           -      -           -     -      400,000    7.0           -       -            -      -
                                 -----------  -----  ----------  -----  ----------  -----  ----------   -----  -----------  -----
     Total loans held for
      securitization............   2,469,974   24.4   3,168,427   38.9   2,299,026   40.3     741,869    16.6      678,000   17.0
Loan portfolio:
   Credit card..................   5,722,299   56.5   4,090,553   50.3   2,882,232   50.5   2,949,995    66.0    2,659,007   66.9
   Other consumer...............   1,936,779   19.1     876,938   10.8     525,742    9.2     775,514    17.4      641,643   16.1
                                 -----------  -----  ----------  -----  ----------  -----  ----------   -----  -----------  -----
     Total loan portfolio.......   7,659,078   75.6   4,967,491   61.1   3,407,974   59.7   3,725,509    83.4    3,300,650   83.0
                                 -----------  -----  ----------  -----  ----------  -----  ----------   -----  -----------  -----
     Total loan receivables..... $10,129,052  100.0% $8,135,918  100.0% $5,707,000  100.0% $4,467,378   100.0% $ 3,978,650  100.0%
                                 ===========  =====  ==========  =====  ==========  =====  ==========   =====  ===========  =====
----------------------------------------------------------------------------------------------------------------------------------


DEPOSITS
Total interest expense on deposits was $527.9 million for 1996, compared to $438.2 million and $222.2 million for 1995 and 1994, respectively. The increase in interest expense of $89.7 million during 1996 is primarily the result of a $1.6 billion increase in average interest-bearing deposits offset by a 5 basis point decrease in rates paid on average interest-bearing deposits.

The increase in interest expense on deposits of $216.0 million during 1995 was the result of a 184 basis point increase in rates paid on average interest-bearing deposits, combined with a $1.9 billion increase in average interest-bearing deposits from 1994.

The increases in average interest-bearing deposits for 1996 and 1995 are a result of the Corporation's continued emphasis on marketing certificates of deposit and money market deposit accounts to fund loan growth and diversify funding sources.

BORROWED FUNDS
Interest expense on short-term borrowings increased $6.4 million to $18.5 million during 1996. The increase in interest expense on short-term borrowings for 1996 is primarily the result of a $139.3 million increase in average short-term borrowings from 1995, offset by a 63 basis point decrease in the rates paid on these average short-term borrowings.

Interest expense on short-term borrowings decreased $7.6 million to $12.1 million during 1995. The decrease in 1995 was primarily the result of a $240.7 million decrease in average short-term borrowings from 1994, offset by a 161 basis point increase in the rates paid on these average short-term borrowings.

Note F to the audited consolidated financial statements provides further detail regarding the Corporation's short-term borrowings.



                                                                           [27]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


During 1996 and 1995, the Corporation continued to increase its funding provided by long-term debt and bank notes to add diversity to the Corporation's funding sources, to fund loan growth, to acquire premises and equipment, and for other general corporate purposes. As a result, interest expense related to long-term debt and bank notes increased $50.1 million to $196.4 million in 1996 from 1995. This increase is primarily the result of an increase of $816.7 million in average long-term debt and bank notes to $3.0 billion, offset by a decrease of 13 basis points in rates paid on these funds.

In 1995, interest expense related to long-term debt and bank notes increased $80.7 million to $146.3 million from 1994. This increase was primarily the result of an increase in average long-term debt and bank notes of $1.0 billion to $2.2 billion, combined with an increase of 114 basis points in the rates paid on these funds.

Note G to the audited consolidated financial statements provides further detail regarding the Corporation's long-term debt and bank notes.

OTHER OPERATING INCOME
Total other operating income increased 33.1% or $471.3 million to $1.9 billion in 1996 from 1995. The increase in other operating income during 1996 is primarily attributable to an increase of 37.8% or $452.6 million in loan servicing fees for the period. Loan servicing fees, generated by securitized loans, consist of interest income, interchange, and other fees in excess of interest paid to Certificateholders; credit losses; and other trust expenses. The increase in loan servicing fees is a direct result of an increase in average securitized loans of $7.1 billion during 1996. In addition, credit card fees increased $20.3 million to $102.6 million during 1996. This increase is primarily the result of increases in late and overlimit fees.

OTHER OPERATING INCOME

             (millions)
  94            1.0
  95            1.4
  96            1.9

Processing fees in 1996 declined $13.7 million from 1995. The decline in processing fees is primarily a result of MBNA Hallmark Information Services, Inc., (formerly known as MBNA Information Services, Inc.) the Corporation's information processing subsidiary, not renewing contracts with external Customers in order to increase their focus on providing information technology support and services to the Bank and its affiliates.

In 1995, total other operating income increased 40.6% or $411.0 million to $1.4 billion from 1994. The increase in 1995 was primarily attributable to an increase of 45.1% or $371.8 million in loan servicing fees for the period. The increase in loan servicing fees was the direct result of an increase in average securitized loans of $6.0 billion. In addition, credit card fees increased $34.3 million to $82.3 million during 1995. This increase is primarily the result of increases in annual fee income, late fees, and cash advance transaction fees.

OTHER OPERATING EXPENSE
Total other operating expense increased 26.2% to $1.6 billion in 1996 from $1.2 billion in 1995, compared to an increase of 25.1% in 1995 from 1994. The growth in other operating expense reflects the continued investment in business development to enhance the ability of the Corporation to attract and retain Customers. As a result of these increased business development activities, new accounts originated during 1996 were 7.5 million, compared to 6.0 million in 1995.

Note O to the audited consolidated financial statements provides further detail regarding the Corporation's other operating expenses.

In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123), was issued. This statement, effective for fiscal years beginning after December 15, 1995, defines a fair-value-based method of accounting for an employee stock option or similar equity instrument. However, it allows a company to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25). Statement No. 123 requires certain additional disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. As permitted by Statement No. 123, in 1996 the Corporation elected to retain its present accounting for stock option grants in accordance with APB Opinion No.
25. The adoption of Statement No. 123 had no impact on the Corporation's consolidated financial statements. Note K to the audited consolidated financial statements provides further detail regarding the Corporation's stock option plans.

SPECIAL MARKETING PROGRAM
During the year ended December 31, 1996, the Corporation charged $32.8 million net of tax ($54.3 million pretax) to earnings related to the launch of the MBNAPlatinum Plus Visa and MasterCard program. This item was recognized by the Corporation during the three months ended March 31, 1996.


[28]

                       MBNA CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------


INCOME TAXES
Applicable income taxes were $289.6 million in 1996, compared to $231.5 million in 1995 and $174.5 million in 1994. This represents an effective tax rate of 39.6% for 1996, 1995, and 1994. Applicable income taxes for 1996 exclude the effect of the tax benefit from Customer-based intangible assets described below. Note Q to the audited consolidated financial statements reconciles reported applicable income taxes to the amount computed by applying the federal statutory rate to income before income taxes.

Net income for the year ended December 31, 1996, includes a $32.8 million tax benefit related to the recognition of tax deductions for the amortization of Customer-based intangible assets acquired in connection with the Corporation's 1991 initial public offering. The initial public offering resulted in certain Customer-based intangible assets being recorded for income tax purposes only, creating future tax deductions relating to these intangible assets. The Corporation did not initially recognize, for financial statement purposes, any tax benefit related to those assets because there were uncertainties concerning the tax treatment of such assets. During the second quarter of 1993, the U.S. Supreme Court in the "Newark Morning Ledger" case affirmed that Customer-based intangible assets may be amortized for tax purposes, and the Corporation recognized $89.8 million of the tax benefit related to the Customer-based intangible assets. During the three months ended March 31, 1996, the Internal Revenue Service completed an audit of the Corporation's 1991 and 1992 tax returns and entered into a final agreement with the Corporation regarding the tax treatment of the intangible assets. As a result, the Corporation recognized the remaining tax benefit relating to the intangible assets, $32.8 million, during the three-month period ended March 31, 1996.


------------------------------------------------------------------------------------------------------------------------------------
  TABLE 6: DELINQUENT LOANS
------------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
  DECEMBER 31,                      1996                 1995                 1994                 1993                  1992
------------------------------------------------------------------------------------------------------------------------------------
Loan portfolio............. $7,659,078           $4,967,491           $3,407,974           $3,725,509            $3,300,650
Loans delinquent:
   30 to 59 days........... $  114,382    1.49%  $   65,651    1.32%  $   38,912    1.14%  $   41,501     1.11%  $   48,724    1.48%
   60 to 89 days...........     52,857     .69       30,162     .61       17,962     .53       20,984      .56       23,489     .71
   90 or more days.........    107,679    1.41       58,894    1.18       31,804     .93       50,477     1.36       52,709    1.59
                            ----------   -----   ----------    ----   ----------    ----   ----------     ----   ----------   -----
     Total................. $  274,918    3.59%  $  154,707    3.11%  $   88,678    2.60%  $  112,962     3.03%  $  124,922    3.78%
                            ==========   =====   ==========    ====   ==========    ====   ==========     ====   ==========   =====
------------------------------------------------------------------------------------------------------------------------------------



ASSET QUALITY
The Corporation's asset quality at any time reflects, among other factors, the quality of the credit card loans and other consumer loans, the average seasoning of the Corporation's accounts, the success of the Corporation's collection efforts, and the general economic conditions.

DELINQUENCIES
An account is contractually delinquent if the minimum payment is not received by the specified date on the Customer's statement. However, the Corporation generally continues to accrue interest until the loan is either paid or charged off. Delinquency as a percentage of the Corporation's loan portfolio was 3.59% at December 31, 1996, compared with 3.11% at December 31, 1995. The Corporation's delinquency, as a percentage of managed loans, was 4.28% at December 31, 1996, compared to 3.70% at December 31, 1995. The Corporation believes that several factors, including general economic conditions, increased consumer debt levels, and the seasoning of the Corporation's loans, contributed to the increase in delinquency. As new accounts season, the delinquency rate on these accounts generally rises and stabilizes. Table 6 presents the delinquency of the Corporation's loan portfolio, excluding loans held for securitization.

NET CREDIT LOSSES
Net credit losses during 1996 were $172.7 million, compared to $134.7 million for 1995 and $104.6 million for 1994. Net credit losses do not include credit losses from securitized loans, which are charged to the related trusts, in accordance with their respective contractual agreements. The increases in net credit losses in 1996 and 1995 reflect increases in the Corporation's outstanding loan receivables, the general economic conditions, and the seasoning of the Corporation's accounts.

The Corporation's policy is generally to charge off accounts when they become 180 days contractually past due. From time to time, the Corporation sells certain previously charged-off receivables. The proceeds received by the Corporation from these sales are recorded as recoveries and thus reduce net credit losses.




                                                                           [29]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
  TABLE 7: RESERVE FOR POSSIBLE CREDIT LOSSES
----------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
  DECEMBER 31,                                                      1996           1995         1994           1993         1992
----------------------------------------------------------------------------------------------------------------------------------
Reserve balance, beginning of year.............................$   104,886    $  101,519    $   97,580    $   97,580    $   97,580
   Reserves acquired...........................................      7,553             -             -             -             -
   Provision for possible credit losses........................    178,224       138,176       108,477        98,795        97,534
   Foreign currency translation................................        488           (90)           21             -             -
   Credit losses:
     Credit card...............................................   (230,894)     (164,340)      (98,963)      (88,099)      (84,483)
     Other consumer............................................    (23,523)      (10,553)      (33,331)      (30,332)      (27,790)
                                                               -----------    ----------    ----------    ----------    ----------
       Total credit losses.....................................   (254,417)     (174,893)     (132,294)     (118,431)     (112,273)
   Recoveries:
     Credit card...............................................     77,255        37,901        26,063        18,577        14,033
     Other consumer............................................      4,438         2,273         1,672         1,059           706
                                                               -----------    ----------    ----------    ----------    ----------
       Total recoveries........................................     81,693        40,174        27,735        19,636        14,739
                                                               -----------    ----------    ----------    ----------    ----------
   Net credit losses...........................................   (172,724)     (134,719)     (104,559)      (98,795)      (97,534)
                                                               -----------    ----------    ----------    ----------    ----------
Reserve balance, end of year...................................$   118,427    $  104,886    $  101,519    $   97,580    $   97,580
                                                               ===========    ==========    ==========    ==========    ==========

Net credit losses as a % of average loan receivables...........       1.98%         1.91%         1.96%         2.43%         2.87%
Net credit losses as a % of beginning reserve..................     164.68        132.70        107.15        101.25         99.95
Reserve balance as a % of ending loan receivables..............       1.17          1.29          1.78          2.18          2.45
Ending loan receivables........................................$10,129,052    $8,135,918    $5,707,000    $4,467,378    $3,978,650
Average loan receivables.......................................  8,703,579     7,061,898     5,330,282     4,068,685     3,392,778
----------------------------------------------------------------------------------------------------------------------------------


Annual net credit losses as a percentage of average loan receivables increased to 1.98% during 1996, compared to 1.91% for 1995 and 1.96% for 1994. The Corporation's annual managed credit losses as a percentage of average managed loans for 1996 was 3.35%, compared to 2.74% and 2.59% for 1995 and 1994, respectively. Excluding the sale of certain previously charged-off receivables, annual managed credit losses as a percentage of average managed loans for 1996 would have been 3.43%.

RESERVE AND PROVISION FOR POSSIBLE CREDIT LOSSES
An analysis of the Corporation's reserve for possible credit losses is presented in Table 7. The loan portfolio is regularly reviewed to determine an appropriate range for the reserve for possible credit losses based upon the impact of economic conditions on the borrowers' ability to repay, past collection experience, the risk characteristics of the portfolio, and other factors that deserve current recognition. A provision is charged to operating expense to maintain the reserve level within this range. The reserve for possible credit losses, however, does not include an allocation for credit risk related to securitized loans, which is absorbed directly by the related trusts under their respective contractual agreements, thus reducing loan servicing fees rather than the reserve for possible credit losses. The provision for possible credit losses for the year ended December 31, 1996, increased $40.0 million or 29.0% from 1995, compared to a $29.7 million or 27.4% increase in 1995 from 1994. The increases in the Corporation's provision for possible credit losses for the years ended December 31, 1996 and 1995, primarily reflect the increases in the Corporation's net credit losses for the same period.

While the reserve for possible credit losses is available to absorb potential losses in the Corporation's outstanding loan receivables, its composition is internally allocated between credit card and other consumer loans, as presented in Table 8.


------------------------------------------------------------------------------------------
 TABLE 8: ALLOCATION OF RESERVE FOR POSSIBLE CREDIT LOSSES
------------------------------------------------------------------------------------------
 (dollars in thousands)
------------------------------------------------------------------------------------------
 DECEMBER 31,                   1996         1995          1994         1993       1992
------------------------------------------------------------------------------------------
Credit card..............   $ 99,981     $ 86,877     $ 80,828       $ 78,766     $ 81,539
Other consumer...........     18,446       18,009       20,691         18,814       16,041
                            --------     --------     --------       --------     --------
   Total.................   $118,427     $104,886     $101,519       $ 97,580     $ 97,580
                            ========     ========     ========       ========     ========
------------------------------------------------------------------------------------------




[30]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


LIQUIDITY AND INTEREST RATE SENSITIVITY
The financial condition of the Corporation is managed with a focus on maintaining high-quality credit standards and prudent levels of liquidity and interest rate risk.

LIQUIDITY MANAGEMENT
Liquidity management is the process by which the Corporation manages its access to various funding sources to meet its current and future operating needs. These needs change as loans grow, deposits mature, and payments on obligations are made. Because the characteristics of the Corporation's assets and liabilities change, liquidity management is a dynamic process, affected by pricing and maturity of loans, deposits, and other assets and liabilities. This process also is affected by changes in the relationship between short-term and long-term interest rates.

To facilitate liquidity management, the Corporation uses a variety of funding sources to establish a maturity pattern that provides a prudent mixture of short- and long-term funds. Funding sources are available to the Corporation through programs established by the Corporation and the Bank.

During 1996, the Corporation issued $200.0 million in Senior Medium-Term Notes, compared to $175.0 million issued in 1995. As of December 31, 1996, the Corporation had $765.5 million in Senior Medium-Term Notes outstanding that mature from 1997 to 2003, as compared to $590.5 million at December 31, 1995. In addition, the Corporation had $250.0 million in Senior Notes outstanding at December 31, 1996 and 1995, that mature in 1999 and 2005. The net proceeds were used to fund growth in other consumer loans, to purchase premises and equipment, and for other general corporate purposes. The Corporation expects to pay the interest on both the Senior Notes and Senior Medium-Term Notes from dividend, lease, and other payments received primarily from the Bank.

The Corporation has two one-year revolving credit facilities totaling $50.0 million. These credit facilities were renewed during 1996 with $25.0 million expiring in April 1997 and $25.0 million expiring in October 1997. The Corporation may take advances under these facilities subject to certain conditions, including requirements for tangible net worth. These facilities may be used for general corporate purposes and were not drawn upon as of December 31, 1996.

In April 1995, the Corporation established a $100.0 million commercial paper program that allows the Corporation to issue commercial paper with a maturity of 270 days or less. At December 31, 1996, there was no commercial paper outstanding.

In December 1996, the Corporation issued $250.0 million of guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures. The securities qualify as regulatory capital for the Corporation, and the proceeds were contributed as additional capital to the Bank.

In September 1996, the Corporation issued 6.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, with a $25 stated value per share. The shares of the Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after October 15, 2001. The Series B Preferred Stock may also be redeemed in whole at the option of the Corporation in the event of certain amendments to the Internal Revenue Code of 1986 with respect to the dividends-received deduction.

In November 1995, the Corporation issued 6.0 million shares of 7 1/2% Cumulative Preferred Stock, Series A, with a $25 stated value per share. The shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after January 15, 2001.

Shares of the Series AandB Preferred Stock are not convertible into any other securities of the Corporation. Dividends on the preferred stock are cumulative from the date of original issue and are payable quarterly. Note L to the audited consolidated financial statements provides further detail regarding the Corporation's Preferred Stock.

The Corporation may also issue additional Senior or Subordinate Debt securities and preferred stock under an existing S-3 shelf registration statement filed with the Securities and Exchange Commission.

Funding sources available to the Corporation through programs established by the Bank include deposits, bank notes, deposit notes, and committed credit facilities.

Deposits generated by the Bank are a major source of funds for the Corporation. Total deposits at December 31, 1996, were $10.2 billion, compared with $8.6 billion and $6.6 billion at December 31, 1995 and 1994, respectively. The increase in deposits from 1995 is primarily the result of a $1.6 billion increase in direct deposits. The increase in 1995 deposits of $2.0 billion from 1994 is the result of a $2.2 billion increase in direct deposits. These increases in direct deposits were primarily the result of the Corporation's emphasis on marketing certificates of deposit and offering competitive rates. Table 9 provides the maturities of the Corporation's deposits at December 31, 1996.


----------------------------------------------------------------------------------------------------------------------------------
  TABLE 9: MATURITIES OF DEPOSITS
----------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
  DECEMBER 31, 1996                                                    DIRECT DEPOSITS       OTHER DEPOSITS      TOTAL DEPOSITS
----------------------------------------------------------------------------------------------------------------------------------
Three months or less...................................................     $3,900,518          $   339,006         $ 4,239,524
Over three months through twelve months................................      1,756,728              610,397           2,367,125
Over one year through five years.......................................      2,088,879            1,448,790           3,537,669
Over five years........................................................          4,857                2,511               7,368
                                                                            ----------          -----------         -----------
   Total deposits......................................................     $7,750,982          $ 2,400,704         $10,151,686
                                                                            ==========          ===========         ===========
----------------------------------------------------------------------------------------------------------------------------------



                                                                          [31]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


Funding Sources

(dollars in millions)

                                                DECEMBER 31, 1996    DECEMBER 31, 1995
Other deposits                                  $    2,400.7         $    2,463.9
Direct deposits                                 $    7,751.0         $    6,145.0
Borrowed funds                                  $    4,643.7         $    2,947.1
Equity                                          $    1,704.3         $    1,265.1

An additional source of funding for the Bank is provided by a medium-term bank note/deposit note program. These notes may be issued in maturities ranging from nine months to fifteen years from the date of issue. During 1996, the Bank issued $860.0 million of bank notes, compared to $770.9 million issued in 1995. As of December 31, 1996 and 1995, the Bank had $2.4 billion and $1.6 billion, respectively, issued and outstanding under this program.

The Bank can also obtain funding through the issuance of short-term bank notes, with maturities ranging from seven days to one year from the date of issue. The Bank had $459.0 million of short-term bank notes outstanding at December 31, 1996. The Bank had no short-term bank notes outstanding at December 31, 1995.

In addition to these funding sources, the Bank has $200.0 million of 7.25% Subordinated Notes outstanding at December 31, 1996 and 1995, which mature in September 2002. These Subordinated Notes qualify as regulatory capital under the Comptroller of the Currency's guidelines and enhance the Bank's regulatory capital level, in addition to providing a long-term source of funds.

In January 1997, the Bank extended its $2.0 billion committed syndicated revolving credit facility through February 2001. Advances are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements for tangible net worth of at least $760.0 million, increased by 40% of the Bank's net income earned after September 30, 1996, and managed loan receivables 90 days or more past due plus nonaccrual receivables not to exceed 6% of managed credit card receivables. Should managed credit card losses equal or exceed 5% for a period of four consecutive quarters, a ratio of qualifying loan receivables to outstanding borrowings under the facility of at least 115% is required. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1996.

MBNA International has issued Pound Sterling 34.0 million (approximately $58.2 million at December 31, 1996) of Subordinated Guaranteed Floating-Rate Notes priced between 100 basis points and 145 basis points over the three-month Sterling London Interbank Offered Rate (LIBOR) for the first five years, with a 50 basis point increase for the last five years, maturing in 2005. Interest on these notes is payable quarterly or semiannually.

MBNA International has also entered into six bilateral credit facilities, ranging from one to five years, totaling Pound Sterling 60.0 million (approximately $102.8 million, at December 31, 1996). MBNA International may take advances under the facilities subject to certain conditions, including requirements for tangible net worth. The facilities may be used for general corporate purposes. At December 31, 1996, MBNA International had Pound Sterling
30.0 million (approximately $51.4 million at December 31, 1996) outstanding.

In addition, MBNA International also has a four-year, Pound Sterling 300.0 million (approximately $513.8 million at December 31, 1996) multi-currency committed syndicated revolving credit facility which expires in October 2000. This facility was increased by MBNA International during 1996 from Pound Sterling 200.0 million to Pound Sterling 300.0 million. MBNA International may take advances under the facility subject to certain conditions, including requirements for tangible net worth, outstanding loan receivables, and account delinquencies. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1996.

The Corporation also held $2.3 billion in investment securities and $876.6 million in money market instruments at December 31, 1996, compared to $2.1 billion in investment securities and $573.6 million in money market securities at December 31, 1995. The investment securities primarily consist of high-quality, AAA-rated securities, most of which can be used as collateral under repurchase agreements. Of the investment securities at December 31, 1996, $1.1 billion is anticipated to mature within 12 months. During 1996, the Corporation changed its investment securities portfolio strategy from holding a higher level of held-to-maturity securities to investing in more available-for-sale securities. At December 31, 1996, the Corporation had $1.7 billion of investment securities available-for-sale. These investment securities and money market instruments provide increased liquidity and flexibility to support the Corporation's funding requirements.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS
(dollars in millions)

                                                DECEMBER 31, 1996    DECEMBER 31, 1995
Interest-earning time deposits in other banks     $   621.6            $   448.6
Federal funds sold and securities purchased under
  resale agreements                               $   255.0            $   125.0
Investment securities available-for-sale          $ 1,719.7            $   912.1
Investment securities held-to-maturity            $   598.3            $ 1,183.7


[32]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


INTEREST RATE SENSITIVITY
Interest rate sensitivity refers to the volatility in earnings resulting from fluctuations in interest rates, variability in spread relationships, and the mismatch of repricing intervals between assets and liabilities. Interest rate sensitivity management attempts to maximize earnings growth by minimizing the effects of changing market rates, asset and liability mix, and prepayment trends. The interest rate sensitivity schedule presented in Table 10 uses the static gap methodology to measure interest rate risk. This method reports the difference between rate-sensitive assets and liabilities at a specific point in time. Fixed- and variable-rate loans have been distributed among the various periods based on management's estimate of their repricing characteristics. Results of the gap analysis show that, within one year, the Corporation's liabilities reprice faster than its assets. Management has the flexibility to respond to current market conditions by lengthening or shortening this sensitivity through credit card repricings and changing its funding mix.

Although the static gap methodology is widely accepted for its simplicity, it ignores repricing timing differences and market spread adjustments. For these reasons, the Corporation utilizes simulation modeling to monitor its interest rate risk. These simulations take into consideration changes in balance sheet composition, liability pricing spreads, and loan repricing assumptions.

Management reviews the Corporation's interest rate sensitivity position on an ongoing basis and prepares strategies to adjust that sensitivity as appropriate. As part of those strategies, the Corporation offers variable-rate credit cards and home equity loans, which provide an additional vehicle for managing interest rate sensitivity. Variable-rate loans were 42.1% of total managed loans at December 31, 1996.

For the Corporation, interest rate risk is not limited to on-balance-sheet activities, but includes the interest rate sensitivity of loan servicing fees from securitized loans and the impact of off-balance-sheet financial instruments. For this reason, the Corporation's interest rate sensitivity analysis includes a managed adjustment to quantify and capture the full impact of interest rate risk on the Corporation's earnings.


---------------------------------------------------------------------------------------------------------------------------------
  TABLE 10: INTEREST RATE SENSITIVITY SCHEDULE
---------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------------
  DECEMBER 31, 1996                                                                        SUBJECT TO REPRICING
---------------------------------------------------------------------------------------------------------------------------------
                                                                         Within 1 Year     1-5 Years    After 5 Years    Total
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Interest-earning time deposits in other banks.......................... $   621,614     $         -     $        -    $   621,614
Federal funds sold and securities purchased under resale agreements....     255,000               -              -        255,000
Investment securities (a):
   Available-for-sale..................................................   1,696,501          23,229              -      1,719,730
   Held-to-maturity....................................................     300,483         238,939         58,898        598,320
Loans held for securitization..........................................   2,469,974               -              -      2,469,974
Loans:
   Credit card.........................................................   5,120,098         602,201              -      5,722,299
   Other consumer......................................................   1,222,966         537,756        176,057      1,936,779
                                                                        -----------     -----------     ----------    -----------
     Total loans.......................................................   6,343,064       1,139,957        176,057      7,659,078
                                                                        -----------     -----------     ----------    -----------
     Total interest-earning assets.....................................  11,686,636       1,402,125        234,955     13,323,716

INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
   Time deposits.......................................................   3,614,403       3,537,669          7,368      7,159,440
   Money market deposit accounts.......................................   2,719,545               -              -      2,719,545
   Interest-bearing transaction accounts...............................      27,995               -              -         27,995
   Savings accounts....................................................      10,821               -              -         10,821
                                                                        -----------     -----------     ----------    -----------
     Total interest-bearing deposits...................................   6,372,764       3,537,669          7,368      9,917,801
Borrowed funds:
   Short-term borrowings...............................................     693,387               -              -        693,387
   Long-term debt and bank notes.......................................   2,006,070       1,075,240        869,048      3,950,358
                                                                        -----------     -----------     ----------    -----------
     Total borrowed funds..............................................   2,699,457       1,075,240        869,048      4,643,745
                                                                        -----------     -----------     ----------    -----------
     Total interest-bearing liabilities................................   9,072,221       4,612,909        876,416     14,561,546
                                                                        -----------     -----------     ----------    -----------
Gap before managed adjustments.........................................   2,614,415      (3,210,784)      (641,461)    (1,237,830)
Managed adjustments (b)................................................  (3,440,931)      4,316,415        171,466      1,046,950
                                                                        -----------     -----------     ----------    -----------
Gap after managed adjustments.......................................... $  (826,516)    $ 1,105,631     $ (469,995)   $  (190,880)
                                                                        ===========     ===========     ==========    ===========
Cumulative gap after managed adjustments............................... $  (826,516)    $   279,115     $ (190,880)
                                                                        ===========     ===========     ==========
Cumulative gap after managed adjustments
 as a percent of total managed assets (c)..............................       (1.82)%           .61%          (.42)%
---------------------------------------------------------------------------------------------------------------------------------

(a) Investment securities are presented using estimated maturities.

(b) Managed adjustments reflect the impact interest rates have on securitized loans and off-balance-sheet financial instruments.

(c) Total managed assets at December 31, 1996, were $45,529,823.



                                                                           [33]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


CAPITAL ADEQUACY
The Corporation is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements, the regulatory agencies have set minimum thresholds for Tier 1 capital, Total capital, and Leverage ratios. At December 31, 1996, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements, and the Bank was "well-capitalized" as defined in the regulations issued pursuant to the FDIC Improvement Act of 1991. Both the Corporation's and the Bank's risk-based capital ratios, shown in Table 11, have been computed in accordance with regulatory accounting policies.


-----------------------------------------------------------------
 TABLE 11: REGULATORY CAPITAL RATIOS
                             MBNA      MBNA AMERICA    MINIMUM
 DECEMBER 31, 1996        CORPORATION   BANK, N.A.   REQUIREMENTS
-----------------------------------------------------------------
Tier 1...................    10.89%       10.01%        4.00%
Total....................    13.22        12.31         8.00
Leverage.................    11.21         9.24         3.00
-----------------------------------------------------------------

Note N to the audited consolidated financial statements provides further detail regarding the Corporation's capital adequacy.

During December 1996, the Corporation issued $250.0 million of guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures. On October 21, 1996, the Federal Reserve announced that cumulative preferred securities, having the characteristics of the guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, could be included in Tier 1 capital for bank holding companies. Such Tier 1 capital treatment, together with the Corporation's ability to deduct, for income tax purposes, interest payable on the junior subordinated deferrable interest debentures, will provide the Corporation with lower-cost regulatory capital. The Corporation used the proceeds from the issuance of guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures as a capital contribution to the Bank.

Also, the $150.0 million of Adjustable Rate Cumulative Preferred Stock, Series B, issued in September 1996, and the $150.0 million of 7 1/2% Cumulative Preferred Stock, Series A, issued in November 1995 by the Corporation, qualify as Tier 1 capital under the risk-based guidelines for bank holding companies.

During 1996, the Corporation declared dividends on its preferred and common stock of $156.6 million. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation's revolving credit facilities. In addition, if the Corporation defers interest for 10 consecutive semiannual periods on its guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation's capital stock or interest on debt securities that have equal or less priority over claims as the junior subordinated deferrable interest debentures.

The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years. Also, a bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 1996, the amount of retained earnings available for declaration of dividends from the Bank to the Corporation was $588.9 million. Payment of dividends by the Bank to the Corporation may, however, be further limited by federal bank regulatory agencies.

The Bank's payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Bank's revolving credit facility. This facility was not drawn upon as of December 31, 1996. If this facility were drawn upon as of December 31, 1996, the amount of retained earnings available for declaration of dividends would have been limited to $409.4 million.

SECURITIZATION
Securitization of the Bank's loan receivables continues to be a major funding alternative for the Corporation. This is accomplished primarily through the public and private issuance of asset-backed securities. As loan receivables are securitized, the Corporation's on-balance-sheet funding needs are reduced by the amount of loans securitized.

Securitization involves the sale, generally to a trust, of a pool of loan receivables. These loan receivables arise from accounts whose ownership is retained by the Bank. In addition to selling the existing loan receivables, rights to new loan receivables, including most fees generated by and payments made from these accounts, are sold. Certificates representing undivided interests in the trust are issued. The Investor Certificates are sold by the trust to investors, generally through a public offering. Interest is paid to the Investor Certificateholders during the life of the transaction. The Seller Certificate is retained by the Bank. The Bank continues to service the accounts and receives a servicing fee for doing so.

During the revolving period, which generally ranges from 24 months to 108 months, no principal payments are made to the Investor Certificateholders. Payments received on the accounts are used to pay interest to the Investor Certificateholders and to purchase new loan receivables generated by the accounts, so that the principal dollar amount of the Investor Certificate remains unchanged. Once the revolving period ends, principal payments are allocated for distribution to the Investor Certificateholders according to the terms of the transaction. As principal payments are allocated to the Investor Certificateholders, the Bank's loan receivables increase by the amount of any new purchases or cash advance activity on the accounts.

During 1996, the Bank securitized loan receivables totaling $11.3 billion through both public and private markets, including two securitizations of Pound Sterling 500.0 million involving MBNA International. Additionally, during December 1996, the Bank securitized

[34]

                       MBNA CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

$841.6 million of other consumer loans through a private multi-seller commercial paper conduit. In 1995, the Bank securitized a total of $6.2 billion of its loan receivables, including a securitization of Pound Sterling 207.5 million involving MBNAInternational. These securitizations bring the total amount of outstanding securitized loans to $28.5 billion or 73.8% of managed loans as of December 31, 1996, compared to $18.6 billion or 69.5%at December 31, 1995.

The Corporation's securitized loan distribution is shown in Table 12.


-----------------------------------------------------------------------------
 TABLE 12: SECURITIZED LOAN DISTRIBUTION
-----------------------------------------------------------------------------
 (dollars in thousands)
-----------------------------------------------------------------------------
 DECEMBER 31,                           1996          1995         1994
-----------------------------------------------------------------------------
Securitized loans:
   Credit card...................   $27,082,046   $17,989,333   $ 12,833,489
   Other consumer................     1,412,435       586,453        203,375
                                    -----------   -----------   ------------
    Total securitized loans......   $28,494,481   $18,575,786   $ 13,036,864
                                    ===========   ===========   ============
-----------------------------------------------------------------------------

In addition, $1.6 billion of previously securitized loans in existing trusts amortized back into the Bank's loan portfolio during 1996, compared to $775.0 million in 1995. During the amortization period, new charges and cash advances are for the account of the Bank, which increases the Corporation's on-balance-sheet assets. Table 13 presents the amounts, at December 31, 1996, of investor principal (face value)in securitized receivables scheduled to amortize into the Bank's loan portfolio in future years.

Distribution of principal to the Investor Certificateholders may begin sooner if the average annualized yield (generally including interest income, interchange, and other fees) for three consecutive months drops below a minimum yield (generally equal to the sum of the certificate rate payable to investors, contractual servicing fees, and principal credit losses during the period) or certain other events occur. Table 14 compares the average annualized yield for the three-month period ended December 31, 1996, to the minimum yield for each transaction. The yield for each of the transactions is presented on a cash basis and includes various credit card or other fees as specified in the securitization agreements.


--------------------------------------------------------------
 TABLE 13: AMORTIZATIONS OF INVESTOR PRINCIPAL (FACE VALUE)
--------------------------------------------------------------
 (dollars in thousands)
1997...............................................$ 3,071,425
1998...............................................  3,257,561
1999...............................................  5,482,747
2000...............................................  4,320,763
2001...............................................  4,099,553
Thereafter.........................................  7,809,831
                                                  ------------
   Total amortizations............................$ 28,041,880
                                                  ============
--------------------------------------------------------------

Due to the relatively short average life of loans, no gain or loss is recorded at the time of a securitization. Rather, loan servicing fees (interest income, interchange, and other fees in excess of interest paid to Certificateholders; credit losses; and other trust expenses) are recognized monthly over the life of the transaction when earned.

The Corporation is required to adopt Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement No. 125), effective for all transactions occurring after December 31, 1996. Statement No. 125 requires recognition of a gain at the time of the initial sale and each subsequent sale of loan receivables in a securitization. Currently, the Corporation recognizes this income over the life of the securitization. These gains, which are expected to be material in 1997, will be invested in additional business development efforts and, as a result, will have no impact on the Corporation's 1997 net income.


-----------------------------------------------------------------
  TABLE 14: YIELDS ON SECURITIZED TRANSACTIONS (a)

                                  THREE-MONTH AVERAGE
-----------------------------------------------------------------
                                                        Yield in
                                Annualized   Minimum    Excess of
                                   Yield      Yield      Minimum
-----------------------------------------------------------------
MasterTrust 91-1 (b)...........    22.05%     15.03%     7.02%
MasterTrust 92-1 (b)...........    18.31      13.70      4.61
MasterTrust 92-2...............    18.31      12.65      5.66
MasterTrust 92-3...............    18.31      12.39      5.92
MasterTrust 93-1...............    18.31      12.33      5.98
MasterTrust 93-2 (b)...........    29.42      14.66     14.76
MasterTrust 93-3...............    18.31      11.85      6.46
MasterTrust 93-4...............    18.31      12.28      6.03
MasterTrust 94-1...............    18.31      12.18      6.13
MasterTrust 94-2...............    18.31      12.24      6.07
MasterTrust II 94-A............    17.04      11.65      5.39
MasterTrust II 94-B............    17.04      11.64      5.40
MasterTrust II 94-C............    17.04      11.74      5.30
MasterTrust II 94-D............    17.04      11.68      5.36
MasterTrust II 94-E............    17.04      11.62      5.42
Gold Reserve...................    19.36      14.30      5.06
MasterTrust II 95-A............    17.04      11.76      5.28
MasterTrust II 95-B............    17.04      11.63      5.41
MasterTrust II 95-C............    17.04      11.69      5.35
MasterTrust II 95-D............    17.04      11.55      5.49
MasterTrust II 95-E............    17.04      11.70      5.34
Cards No. 1....................    19.88      10.28      9.60
MasterTrust II 95-F............    17.04      12.44      4.60
MasterTrust II 95-G ...........    17.04      11.69      5.35
MasterTrust II 95-H ...........    17.04      11.54      5.50
MasterTrust II 95-I............    17.04      11.63      5.41
MasterTrust II 95-J............    17.04      11.71      5.33
MasterTrust II 96-A............    17.04      11.68      5.36
MasterTrust II 96-B............    17.04      11.75      5.29
MasterTrust II 96-C............    17.04      11.62      5.42
MasterTrust II 96-D............    17.04      11.62      5.42
Cards No. 2....................    19.88      10.17      9.71
MasterTrust II 96-E............    17.04      11.65      5.39
MasterTrust II 96-F............    17.04      11.57      5.47
MasterTrust II 96-G............    17.04      11.69      5.35
MasterTrust II 96-H............    17.06      11.63      5.43
MasterTrust II 96-I............    17.03      12.59      4.44
MasterTrust II 96-J............    17.03      12.27      4.76
----------------------------------------------------------------

(a) MasterTrust II 96-K issued on October 24, 1996, MasterTrust II 96-M issued on November 26, 1996, MasterTrust II 96-L issued on December 3, 1996, Cards No. 3 issued on December 5, 1996, and GoldOption issued on December 18, 1996, are excluded from the yields presented above as a result of their recency.

(b) Represents a transaction that has entered its scheduled controlled amortization period.


                                                                          [35]

                       MBNA CORPORATION AND SUBSIDIARIES

                      SUPPLEMENTAL FINANCIAL INFORMATION
--------------------------------------------------------------------------------
                                 (unaudited)


The following supplemental information presents selected line items of the Corporation's results of operations and financial condition on a managed basis. This information is used to evaluate the generation of revenue as well as the impact of securitizations on a managed basis.



-------------------------------------------------------------------------------------
 MANAGED INCOME STATEMENT DATA
-------------------------------------------------------------------------------------
 (dollars in thousands)
-------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31,                          1996          1995          1994
-------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF
INCOME (AS REPORTED):
Net interest income.......................... $   640,477  $    544,226   $   532,108
Provision for possible credit losses.........     178,224       138,176       108,477
Other operating income.......................   1,895,923     1,424,618     1,013,580
Other operating expense......................   1,572,551     1,246,067       996,110
                                              -----------  ------------   -----------
Income before income taxes and
 special marketing program................... $   785,625  $    584,601   $   441,101
                                              ===========  ============   ===========
ADJUSTMENTS FOR SECURITIZATIONS
(SUPPLEMENTAL):
Net interest income.......................... $ 1,957,960  $  1,305,249   $   811,109
Provision for possible credit losses.........     872,634       482,063       278,639
Other operating income.......................  (1,085,326)     (823,186)     (532,470)
Other operating expense......................           -             -             -
                                              -----------  ------------   -----------
Income before income taxes and
 special marketing program................... $         -  $          -   $         -
                                              ===========  ============   ===========
MANAGED INCOME STATEMENTS
(SUPPLEMENTAL):
Net interest income.......................... $ 2,598,437  $  1,849,475   $ 1,343,217
Provision for possible credit losses.........   1,050,858       620,239       387,116
Other operating income.......................     810,597       601,432       481,110
Other operating expense......................   1,572,551     1,246,067       996,110
                                              -----------  ------------   -----------
Income before income taxes and
 special marketing program................... $   785,625  $    584,601   $   441,101
                                              ===========  ============   ===========
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
 MANAGED ASSET DATA

-------------------------------------------------------------------------------------
 (dollars in thousands)
-------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31,                          1996          1995          1994
-------------------------------------------------------------------------------------
AT YEAR END:
Loans held for securitization.............    $ 2,469,974  $  3,168,427   $ 2,299,026
Loan portfolio............................      7,659,078     4,967,491     3,407,974
Securitized loans.........................     28,494,481    18,575,786    13,036,864
                                              -----------  ------------   -----------
   Total managed loans....................    $38,623,533  $ 26,711,704   $18,743,864
                                              ===========   ===========   ===========
   Total managed interest-earning
     assets...............................    $41,818,197   $29,381,106   $21,012,945
                                              -----------   -----------   -----------
   Total managed assets...................    $45,529,823   $31,804,675   $22,708,722
                                              ===========   ===========   ===========

AVERAGE:
Loans held for securitization.............    $ 2,529,484   $ 2,269,362   $ 1,330,011
Loan portfolio............................      6,174,095     4,792,536     4,000,271
Securitized loans.........................     22,514,014    15,440,499     9,462,401
                                              -----------   -----------   -----------
   Total managed loans....................    $31,217,593   $22,502,397   $14,792,683
                                              ===========   ===========   ===========
   Total managed interest-earning
     assets...............................    $34,144,944   $24,954,180   $16,476,999
                                              -----------   -----------   -----------
   Total managed assets...................    $37,085,302   $26,866,220   $17,894,912
                                              ===========   ===========   ===========

MANAGED RATIOS:
Delinquency...............................          4.28%         3.70%         3.03%
Net credit losses.........................          3.35          2.74          2.59
Net interest margin (on an FTE basis).....          7.62          7.42          8.16
-------------------------------------------------------------------------------------

DELINQUENCY                  NET CREDIT LOSSES            NET INTEREST MARGIN
(MANAGED)                    (MANAGED)                    (MANAGED)
               percent                      percent                     percent
  94            3.03           94            2.59           94            8.16
  95            3.70           95            2.74           95            7.42
  96            4.28           96            3.35           96            7.62


[36]

                       MBNA CORPORATION AND SUBSIDIARIES

 MANAGEMENT'S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS AND INTERNAL CONTROL
--------------------------------------------------------------------------------

The accompanying consolidated financial statements were prepared by management, who are responsible for the integrity and objectivity of the information presented, including amounts that must necessarily be based on judgments and estimates. The consolidated financial statements were prepared in conformity with generally accepted accounting principles, and in situations where acceptable alternative accounting principles exist, management selected the method that was appropriate in the circumstance. Financial information appearing throughout this Annual Report to Stockholders is consistent with the consolidated financial statements.

Management depends upon MBNA Corporation's systems of internal control in meeting its responsibilities for reliable consolidated financial statements. In management's opinion, these systems provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorizations. Judgments are required to assess and balance the relative cost and expected benefits of these controls. As an integral part of the systems of internal control, the Corporation maintains a professional staff of internal auditors who conduct operational and special audits and coordinate audit coverage with the independent auditors.

The consolidated financial statements have been audited by the Corporation's independent auditors, Ernst & Young LLP, whose independent professional opinion appears separately.

The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with the internal auditors, the independent auditors, and management to review the work of each and ensure that each is properly discharging its responsibilities. The independent auditors have free access to the Committee to discuss the results of their audit work and their evaluations of the adequacy of internal controls and the quality of financial reporting.





/s/ ALFRED LERNER                                      /s/ CHARLES M. CAWLEY

Alfred Lerner                                          Charles M. Cawley
Chairman and                                           President
Chief Executive Officer                                MBNA Corporation
MBNA Corporation                                       Chairman and
                                                       Chief Executive Officer
                                                       MBNA America Bank, N.A.





/s/ M. SCOT KAUFMAN                                    /s/ KENNETH F. BOEHL

M. Scot Kaufman                                        Kenneth F. Boehl
Chief Financial Officer                                General Auditor
MBNA Corporation                                       MBNA Corporation
Vice Chairman
MBNA America Bank, N.A.

                       MBNA CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
                             (dollars in thousands)




----------------------------------------------------------------------------------------------------------------------------------
  DECEMBER 31,                                                                                           1996              1995
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks.........................................................................   $     225,063    $     291,856
Interest-earning time deposits in other banks...................................................         621,614          448,611
Federal funds sold and securities purchased under resale agreements.............................         255,000          125,000
Investment securities:
   Available-for-sale (at market value, amortized cost of $1,718,643 and
    $911,877 at December 31, 1996 and 1995, respectively).......................................       1,719,730          912,064
   Held-to-maturity (market value of $592,208 and $1,188,101 at December 31, 1996
    and 1995, respectively).....................................................................         598,320        1,183,727
Loans held for securitization...................................................................       2,469,974        3,168,427
Loans:
   Credit card..................................................................................       5,722,299        4,090,553
   Other consumer...............................................................................       1,936,779          876,938
                                                                                                   -------------    -------------
     Total loans................................................................................       7,659,078        4,967,491
   Reserve for possible credit losses...........................................................        (118,427)        (104,886)
                                                                                                   -------------    -------------
     Net loans..................................................................................       7,540,651        4,862,605
Premises and equipment, net.....................................................................       1,047,183          816,277
Accrued income receivable.......................................................................          98,160           93,636
Accounts receivable from securitizations........................................................       1,777,323          951,568
Prepaid expenses and deferred charges...........................................................         204,139          139,901
Other assets....................................................................................         478,185          235,217
                                                                                                   -------------    -------------
     Total assets...............................................................................   $  17,035,342    $  13,228,889
                                                                                                   =============    =============
LIABILITIES
Deposits:
   Time deposits................................................................................   $   7,159,440    $   6,147,599
   Money market deposit accounts................................................................       2,719,545        2,257,565
   Noninterest-bearing demand deposits..........................................................         233,885          169,571
   Interest-bearing transaction accounts........................................................          27,995           24,514
   Savings accounts.............................................................................          10,821            9,665
                                                                                                   -------------    -------------
     Total deposits.............................................................................      10,151,686        8,608,914
Short-term borrowings...........................................................................         693,387          289,543
Long-term debt and bank notes...................................................................       3,950,358        2,657,600
Accrued interest payable........................................................................         107,187           93,400
Accrued expenses and other liabilities..........................................................         428,416          314,374
                                                                                                   -------------    -------------
     Total liabilities..........................................................................      15,331,034       11,963,831

STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value, 20,000,000 shares authorized, 12,000,000 shares and 6,000,000 shares issued and outstanding at December 31, 1996
  and 1995, respectively).......................................................................             120               60
Common stock ($.01 par value, 700,000,000 shares authorized, 334,125,000 shares
 issued and outstanding at December 31, 1996 and 1995, respectively)............................           3,341            3,341
Additional paid-in capital......................................................................         603,902          490,622
Retained earnings...............................................................................       1,096,945          771,035
                                                                                                   -------------    -------------
     Total stockholders' equity.................................................................       1,704,308        1,265,058
                                                                                                   -------------    -------------
     Total liabilities and stockholders' equity.................................................   $  17,035,342    $  13,228,889
                                                                                                   =============    =============
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

[38]

                       MBNA CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
                (dollars in thousands, except per share amounts)




---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                              1996               1995             1994
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans......................................................................    $      861,305    $      675,600   $      561,374
Investment securities:
   Taxable.................................................................           123,054           119,322           78,753
   Tax-exempt..............................................................             3,325             3,325            3,066
Time deposits in other banks...............................................            29,528            15,832            5,115
Federal funds sold and securities purchased under resale agreements........             9,935             7,727            5,626
 Loans held for securitization.............................................           356,120           319,009          185,708
                                                                               --------------    --------------   --------------
     Total interest income.................................................         1,383,267         1,140,815          839,642

INTEREST EXPENSE
Deposits...................................................................           527,885           438,157          222,152
Short-term borrowings......................................................            18,497            12,095           19,736
Long-term debt and bank notes..............................................           196,408           146,337           65,646
                                                                               --------------    --------------   --------------
     Total interest expense................................................           742,790           596,589          307,534
                                                                               --------------    --------------   --------------
NET INTEREST INCOME........................................................           640,477           544,226          532,108
Provision for possible credit losses.......................................           178,224           138,176          108,477
                                                                               --------------    --------------   --------------
Net interest income after provision for possible credit losses.............           462,253           406,050          423,631

OTHER OPERATING INCOME
Interchange................................................................            88,191            88,051           84,965
Merchant discount..........................................................             8,430             9,158            7,509
Credit card fees...........................................................           102,579            82,293           48,029
Loan servicing fees........................................................         1,649,337         1,196,781          824,997
Processing fees............................................................             9,898            23,558           27,195
Gain (loss) on investment securities.......................................                 -                39              (74)
Other......................................................................            37,488            24,738           20,959
                                                                               --------------    --------------   --------------
     Total other operating income..........................................         1,895,923         1,424,618        1,013,580

OTHER OPERATING EXPENSE
Salaries and employee benefits.............................................           732,971           552,538          451,191
Occupancy expense of premises..............................................            66,536            44,915           33,906
Furniture and equipment expense............................................            97,785            88,221           62,885
Other......................................................................           675,259           560,393          448,128
                                                                               --------------    --------------   --------------
     Total other operating expense.........................................         1,572,551         1,246,067          996,110
                                                                               --------------    --------------   --------------
INCOME BEFORE INCOME TAXES AND SPECIAL MARKETING PROGRAM...................           785,625           584,601          441,101
Special marketing program..................................................            54,331                 -                -
                                                                               --------------    --------------   --------------
INCOME BEFORE INCOME TAXES ................................................           731,294           584,601          441,101
Applicable income taxes....................................................           289,592           231,502          174,508
Tax benefit from Customer-based intangible assets..........................           (32,793)                -                -
                                                                               --------------    --------------   --------------
NET INCOME.................................................................    $      474,495    $      353,099   $      266,593
                                                                               ==============    ==============   ==============



EARNINGS PER COMMON SHARE..................................................    $         1.33    $         1.03   $          .79
Weighted average common shares outstanding and common stock
  equivalents (000)........................................................           345,988           342,429          338,895
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


                                                                            [39]

                       MBNA CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
                (dollars in thousands, except per share amounts)


------------------------------------------------------------------------------------------------------------------------------------
                                                                        OUTSTANDING SHARES
------------------------------------------------------------------------------------------------------------------------------------

                                                                      Preferred       Common          Preferred           Common
                                                                        (000)          (000)            Stock              Stock
                                                                --------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993..................................              -           334,125          $      -          $  3,341
Net income..................................................              -                 -                 -                 -
Cash dividends:
   Common--$.32 per share...................................              -                 -                 -                 -
Exercise of stock options and other awards..................              -             1,425                 -                14
Acquisition and retirement of common stock..................              -            (1,425)                -               (14)
Foreign currency translation, net of tax
 (accumulated amount of $243 at December 31, 1994)..........              -                 -                 -                 -
Net unrealized losses on investment securities
 available-for-sale, net of tax.............................              -                 -                 -                 -
                                                                -----------       -----------       -----------       -----------
BALANCE, DECEMBER 31, 1994..................................              -           334,125                 -             3,341
Net income..................................................              -                 -                 -                 -
Cash dividends:
   Common--$.37 per share...................................              -                 -                 -                 -
   Preferred................................................              -                 -                 -                 -
Exercise of stock options and other awards..................              -             3,274                 -                33
Acquisition and retirement of common stock..................              -            (3,274)                -               (33)
Issuance of preferred stock, net of issuance costs..........          6,000                 -                60                 -
Foreign currency translation, net of tax
 (accumulated amount of $391 at December 31, 1995)..........              -                 -                 -                 -
Net unrealized gains on investment securities
 available-for-sale, net of tax (accumulated amount
  of $189 at December 31, 1995).............................              -                 -                 -                 -
                                                                -----------       -----------       -----------       -----------
BALANCE, DECEMBER 31, 1995..................................          6,000           334,125                60             3,341
Net income..................................................              -                 -                 -                 -
Cash dividends:
   Common--$.43 per share...................................              -                 -                 -                 -
   Preferred................................................              -                 -                 -                 -
Exercise of stock options and other awards..................              -             3,293                 -                33
Acquisition and retirement of common stock..................              -            (3,293)                -               (33)
Issuance of preferred stock, net of issuance costs..........          6,000                 -                60                 -
Foreign currency translation, net of tax
 (accumulated amount of $7,910 at December 31, 1996)........              -                 -                 -                 -
Net unrealized gains on investment securities
 available-for-sale, net of tax (accumulated amount
 of $723 at December 31, 1996)..............................              -                 -                 -                 -
                                                                -----------       -----------       -----------       -----------
BALANCE, DECEMBER 31, 1996..................................         12,000           334,125       $       120       $     3,341
                                                                ===========       ===========       ===========       ===========
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                         Additional
                                                          Paid-in           Retained       Stockholders'
                                                          Capital           Earnings          Equity
                                                       -------------------------------------------------
BALANCE, DECEMBER 31, 1993 .........................     $   382,044      $   383,746      $   769,131
Net income .........................................               -          266,593          266,593
Cash dividends:
   Common--$.32 per share ..........................               -         (106,920)        (106,920)
Exercise of stock options and other awards .........           6,616                -            6,630
Acquisition and retirement of common stock .........         (15,428)               -          (15,442)
Foreign currency translation, net of tax
 (accumulated amount of $243 at December 31, 1994) .               -              418              418
Net unrealized losses on investment securities
 available-for-sale, net of tax ....................               -             (832)            (832)
                                                         -----------      -----------      -----------
BALANCE, DECEMBER 31, 1994 .........................         373,232          543,005          919,578
Net income .........................................               -          353,099          353,099
Cash dividends:
   Common--$.37 per share ..........................               -         (124,769)        (124,769)
   Preferred .......................................               -           (1,469)          (1,469)
Exercise of stock options and other awards .........          22,176                -           22,209
Acquisition and retirement of common stock .........         (49,796)               -          (49,829)
Issuance of preferred stock, net of issuance costs .         145,010                -          145,070
Foreign currency translation, net of tax
 (accumulated amount of $391 at December 31, 1995) .               -              148              148
Net unrealized gains on investment securities
 available-for-sale, net of tax (accumulated amount
  of $189 at December 31, 1995) ....................               -            1,021            1,021
                                                         -----------      -----------      -----------
BALANCE, DECEMBER 31, 1995 .........................         490,622          771,035        1,265,058
Net income .........................................               -          474,495          474,495
Cash dividends:
   Common--$.43 per share ..........................               -         (142,583)        (142,583)
   Preferred .......................................               -          (14,055)         (14,055)
Exercise of stock options and other awards .........          39,013                -           39,046
Acquisition and retirement of common stock .........         (71,880)               -          (71,913)
Issuance of preferred stock, net of issuance costs .         146,147                -          146,207
Foreign currency translation, net of tax
 (accumulated amount of $7,910 at December 31, 1996)               -            7,519            7,519
Net unrealized gains on investment securities
 available-for-sale, net of tax (accumulated amount
 of $723 at December 31, 1996) .....................               -              534              534
                                                         -----------      -----------      -----------
BALANCE, DECEMBER 31, 1996 .........................     $   603,902      $ 1,096,945      $ 1,704,308
                                                         ===========      ===========      ===========
--------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


[40]

                       MBNA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
                             (dollars in thousands)


----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                               1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income.................................................................    $      474,495     $     353,099    $     266,593
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
   Provision for possible credit losses....................................           178,224           138,176          108,477
   Depreciation, amortization, and accretion...............................            96,602            76,584           64,967
   (Gain) loss on investment securities....................................                 -               (39)              74
   (Benefit) provision for deferred income taxes...........................           (32,006)            9,633           48,392
   Increase in accrued income receivable...................................            (4,524)          (28,560)          (7,766)
   Increase in accounts receivable from securitizations....................          (825,755)         (218,850)        (119,831)
   Increase in accrued interest payable....................................            13,787            24,797           29,665
   Decrease (increase) in other operating activities.......................            63,477           (14,167)          56,166
                                                                               --------------    --------------   --------------
     Net cash (used in) provided by operating activities...................           (35,700)          340,673          446,737

INVESTING ACTIVITIES
Net increase in money market instruments...................................          (303,003)         (306,036)        (236,221)
Proceeds from maturities of investment securities available-for-sale.......         4,450,709         2,852,934          199,765
Purchases of investment securities available-for-sale......................        (5,234,815)       (3,303,589)        (700,217)
Proceeds from sale of investment securities available-for-sale.............                 -            35,249           99,246
Proceeds from maturities of investment securities held-to-maturity.........           604,869           357,870          629,796
Purchases of investment securities held-to-maturity........................           (19,302)          (18,657)        (817,429)
Proceeds from securitization of loans......................................        11,223,917         6,180,743        6,093,287
Portfolio acquisitions.....................................................        (1,475,498)          (77,324)         (32,803)
Amortization of securitized loans..........................................        (1,608,334)         (775,000)      (1,041,666)
Net loan originations......................................................       (10,540,920)       (7,921,653)      (6,384,567)
Net purchases of premises and equipment....................................          (303,173)         (344,490)        (186,423)
                                                                               --------------    --------------   --------------
     Net cash used for investing activities................................        (3,205,550)       (3,319,953)      (2,377,232)

FINANCING ACTIVITIES
Net increase in money market deposit accounts, noninterest-bearing
  demand deposits, interest-bearing transaction accounts, and savings accounts        530,931           746,110          110,154
Net increase in time deposits..............................................         1,011,841         1,230,315        1,280,452
Net increase (decrease) in short-term borrowings...........................           403,844           179,043         (200,493)
Proceeds from issuance of long-term debt and bank notes....................         1,444,985         1,092,395          981,485
Maturity of long-term debt and bank notes..................................          (165,192)         (123,000)         (75,000)
Proceeds from issuance of preferred stock..................................           146,207           145,070                -
Proceeds from exercise of stock options and other awards...................            22,869            12,780            4,033
Acquisition and retirement of common stock.................................           (71,913)          (49,829)         (15,442)
Dividends paid.............................................................          (149,115)         (120,312)        (103,952)
                                                                               --------------    --------------   --------------
     Net cash provided by financing activities.............................         3,174,457         3,112,572        1,981,237
                                                                               --------------    --------------   --------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...........................           (66,793)          133,292           50,742
Cash and cash equivalents at beginning of year.............................           291,856           158,564          107,822
                                                                               --------------    --------------   --------------
Cash and cash equivalents at end of year...................................    $      225,063     $     291,856   $      158,564
                                                                               ==============    ==============   ==============

SUPPLEMENTAL DISCLOSURES:
Interest expense paid......................................................    $      728,091     $     572,232   $      273,894
                                                                               ==============    ==============   ==============
Income taxes paid..........................................................    $      248,329     $     194,364   $      102,584
                                                                               ==============    ==============   ==============
Noncash exchange of credit card loan receivables...........................    $            -     $           -   $       10,188
                                                                               ==============    ==============   ==============
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                                                            [41]

                       MBNA CORPORATION AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE A: SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.

BUSINESS

MBNA Corporation ("the Corporation") is a registered bank holding company, incorporated under the laws of Maryland. It is the parent company of MBNA America Bank, N.A., ("the Bank") a national bank. Through the Bank, the Corporation is one of the world's largest lenders through bank credit cards. The Corporation is the leading issuer of affinity credit cards, marketed primarily to members of associations and Customers of financial institutions. In addition to its credit card lending, the Corporation makes other consumer loans and offers deposit products.

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require the Corporation's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include, after intercompany elimination, the accounts of all subsidiaries of the Corporation, all of which are wholly owned. For purposes of comparability, certain prior year amounts have been reclassified.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

MBNA International Bank Limited ("MBNA International"), the Bank's foreign bank subsidiary, issues credit cards and other consumer loans in the United Kingdom. The financial statements of this foreign subsidiary have been translated into U.S. dollars in accordance with generally accepted accounting principles. Assets and liabilities have been translated using the exchange rate at year end. Income and expense amounts have been translated using the average exchange rate for the period in which the transaction took place. The translation gains and losses resulting from the change in exchange rates have been reported as a component of stockholders' equity, net of tax. The effect on the consolidated statements of income of transaction gains and losses is immaterial for all years presented.

INVESTMENT SECURITIES

The Corporation accounts for its investment securities portfolio using three classifications, each of which receives different accounting treatment. Investment securities available-for-sale are reported at market value with unrealized gains and losses, net of tax, included as a separate component of stockholders' equity. Investment securities held-to-maturity are reported at cost (adjusted for amortization of premiums and accretion of discounts). Trading securities are reported at market value, with unrealized gains and losses included in earnings. The Corporation does not have a trading securities portfolio.

Realized gains and losses and other-than-temporary impairments related to debt and equity securities are determined using the specific identification method and are reported in other operating income as gains or losses on investment securities.

LOANS HELD FOR SECURITIZATION

Loans held for securitization are the lesser of loans eligible for securitization or loans that management intends to securitize within one year. These loans are carried at the lower of aggregate cost or market value.

INTEREST INCOME ON LOANS

Interest income on loans is recognized based upon the principal amount outstanding. Interest income is generally recognized until the loan is charged off. The accrued interest portion of the charged-off loan balance is deducted from current period interest income, while the remaining principal balance is charged off against the reserve for possible credit losses.

CREDIT CARD FEES AND COSTS

Credit card fees include annual, late, overlimit, returned check, and cash advance transaction fees. These fees are assessed according to agreements with Customers. Credit card fees recognized on charged-off accounts are deducted from credit card fee income.

Annual credit card fees and incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which the fees pertain. The Corporation does not charge an annual credit card fee during the first year the account is originated, while incremental direct loan origination costs are deferred only in the first year. These costs are included in prepaid expenses and deferred charges. As of December 31, 1996 and 1995, the incremental direct loan origination costs deferred were $34.7 million and $34.2 million, respectively.

RESERVE FOR POSSIBLE CREDIT LOSSES

The Corporation makes certain estimates and assumptions that affect the determination of the reserve for possible credit losses. The loan portfolio is reviewed regularly to determine an appropriate reserve for possible credit losses based upon the impact of economic conditions on the borrowers' ability to repay, past collection experience, the risk characteristics of the portfolio, and other factors that deserve current recognition. Significant changes in these factors could impact the appropriate reserve for possible credit losses. A provision is charged to operating expense to maintain the reserve level. Loans are generally charged off when 180 days contractually past due.

CREDIT CARD FRAUD LOSSES

The Corporation incurs credit card fraud losses from unauthorized use of Customer credit cards and counterfeiting. These fraudulent transactions, when identified, are reclassified to other assets from loans and reduced to estimated net recoverable values through a charge to operating expense. The remaining net recoverable values are generally charged off after four months (sooner if the collectibility of the account is no longer assured). The carrying value of fraudulent credit card transactions approximates the fair value.

PREPAID EXPENSES AND DEFERRED CHARGES

The principal components of prepaid expenses and deferred charges include issuance costs related to asset securitizations, long-term


[42]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

debt and bank notes, and commissions paid on brokered certificates of deposit. These costs are deferred and amortized over the remaining life of the related asset securitization or the remaining term of the liability.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization, computed principally by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are included in operating expense, while the cost of improvements is capitalized.

INTEREST RATE SWAP AGREEMENTS

The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources. The Corporation does not hold or issue interest rate swap agreements for trading purposes. Interest rate swap agreements may subject the Corporation to market risk associated with changes in interest rates, as a result of the change to floating-rate, as well as the risk of default by a counterparty to the agreement. Under the terms of certain interest rate swap agreements, each party may be required to pledge certain assets if the market value of the interest rate swap agreement exceeds an amount set forth in the agreement or in the event of a change in its credit rating.

Amounts paid or received related to outstanding contracts that are used in the asset/liability management process are accrued and recognized into earnings, as an adjustment to the related interest income or expense, over the life of the related agreement. Gains and losses associated with the termination of interest rate swap agreements for identified positions are deferred and amortized over the remaining lives of the related agreements as an adjustment to the yield. Unamortized deferred gains and losses on terminated interest rate swap agreements are included in the underlying assets/liabilities hedged.

FOREIGN EXCHANGE SWAP AGREEMENTS

Foreign exchange swap agreements are agreements to exchange principal amounts of different currencies, usually at a prevailing exchange rate. The Corporation enters into foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk primarily related to its foreign bank subsidiary. When the agreement matures, the underlying principal or notional amount will be reexchanged at the agreed-upon exchange rate. The Corporation does not hold or issue foreign exchange swap agreements for trading purposes. These foreign exchange swap agreements are marked to market with any unrealized gains or losses recognized in other operating income.

FORWARD EXCHANGE CONTRACTS

Forward exchange contracts are commitments to buy or sell foreign currency at a future date for a contracted price. The Corporation enters into forward exchange contracts to reduce its exposure to foreign currency exchange rate risk primarily related to its foreign bank subsidiary. The Corporation does not hold or issue forward exchange contracts for trading purposes. These financial instruments may expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitations as those recorded on the balance sheet. The premium paid or received for these contracts is amortized over the life of the agreement. For contracts that are designated and effective as hedges of its net investment in the Bank's foreign subsidiary, gains and losses are deferred and reported in stockholders' equity, net of tax, as an offset to translation gains and losses. Contracts, or portions thereof, that are not effective as hedges are marked to market with any gains or losses recognized in other operating income.

The Corporation's foreign subsidiary also enters into forward exchange contracts to reduce its exposure to foreign currency exchange rate risk related to its deposits. The contracts are marked to market with gains or losses recognized in other operating income.

INCOME TAXES

The Corporation accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities (i.e., temporary differences) and are measured at the prevailing enacted tax rates that will be in effect when these differences are settled or realized.

STATEMENTS OF CASH FLOWS

The Corporation has presented the consolidated statements of cash flows using the indirect method, which involves the reconciliation of net income to net cash flow from operating activities. In addition, the Corporation nets certain cash receipts and cash payments relating to deposits placed with and withdrawn from other financial institutions; time deposits accepted and repayments of those deposits; and loans made to Customers and principal collections of those loans. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks.

EARNINGS PER COMMON SHARE

Earnings per common share are computed using net income applicable to common stock and the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of stock options.

For comparative purposes, earnings per common share and weighted average common shares outstanding and common stock equivalents have been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued January 1, 1997, to stockholders of record as of December 16, 1996.

INTANGIBLE ASSETS

Intangible assets, including the value of Customer accounts and goodwill, are amortized over the periods the Corporation receives a benefit, not exceeding fifteen years. Intangible assets, which are included in other assets, had a net book value of $213.8 million and $53.0 million at December 31, 1996 and 1995, respectively.

                                                                            [43]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE B: INVESTMENT SECURITIES
---------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF INVESTMENT SECURITIES
---------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                       GROSS           GROSS
                                                                      AMORTIZED     UNREALIZED       UNREALIZED        MARKET
                                                                        COST           GAINS           LOSSES           VALUE
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
Available-for-sale:
   U.S. Treasury and other U.S. government agencies obligations...  $    605,034   $          -    $       (150)    $    604,884
   State and political subdivisions of the United States..........        87,521            128             (48)          87,601
   Asset-backed and other securities..............................     1,026,088          1,821            (664)       1,027,245
                                                                    ------------   ------------    ------------     ------------
     Total investment securities available-for-sale...............  $  1,718,643   $      1,949    $       (862)    $  1,719,730
                                                                    ============   ============    ============     ============
Held-to-maturity:
   U.S. Treasury and other U.S. government agencies obligations...  $    506,346   $        368    $     (6,409)    $    500,305
   State and political subdivisions of the United States..........           454             29              (1)             482
Asset-backed and other securities.................................        91,520            373            (472)          91,421
                                                                    ------------   ------------    ------------     ------------
     Total investment securities held-to-maturity.................  $    598,320   $        770    $     (6,882)    $    592,208
                                                                    ============   ============    ============     ============
DECEMBER 31, 1995
Available-for-sale:
   U.S. Treasury and other U.S. government agencies obligations...  $    209,599   $          -    $        (93)    $    209,506
     State and political subdivisions of the United States........        84,519            247             (38)          84,728
   Asset-backed and other securities..............................       617,759            301            (230)         617,830
                                                                    ------------   ------------    ------------     ------------
     Total investment securities available-for-sale...............  $    911,877   $        548    $       (361)    $    912,064
                                                                    ============   ============    ============     ============
Held-to-maturity:
   U.S. Treasury and other U.S. government agencies obligations...  $  1,000,869   $      6,768    $     (3,179)    $  1,004,458
   State and political subdivisions of the United States..........           421             90               -              511
     Asset-backed and other securities............................       182,437          1,078            (383)         183,132
                                                                    ------------   ------------    ------------     ------------
     Total investment securities held-to-maturity.................  $  1,183,727   $      7,936    $     (3,562)    $  1,188,101
                                                                    ============   ============    ============     ============
DECEMBER 31, 1994
Available-for-sale:
   U.S. Treasury and other U.S. government agencies obligations...  $    208,690   $          -    $        (91)    $    208,599
   State and political subdivisions of the United States..........        80,554              6          (1,079)          79,481
   Asset-backed and other securities..............................       192,798              -            (121)         192,677
                                                                    ------------   ------------    ------------     ------------
     Total investment securities available-for-sale...............  $    482,042   $          6    $     (1,291)    $    480,757
                                                                    ============   ============    ============     ============
Held-to-maturity:
   U.S. Treasury and other U.S. government agencies obligations...  $  1,226,410   $          -    $    (47,573)    $  1,178,837
   State and political subdivisions of the United States..........           393              2             (13)             382
   Asset-backed and other securities..............................       293,946              -          (6,592)         287,354
                                                                    ------------   ------------    ------------     ------------
     Total investment securities held-to-maturity.................  $  1,520,749   $          2    $    (54,178)    $  1,466,573
                                                                    ============   ============    ============     ============
---------------------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------
ESTIMATED MATURITIES OF INVESTMENT SECURITIES
---------------------------------------------------------------------------------------------------------
(dollars in thousands)
---------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996                                                        AMORTIZED            MARKET
                                                                            COST               VALUE
---------------------------------------------------------------------------------------------------------
Available-for-sale
   Due within one year.............................................      $  752,973         $  764,972
   Due after one year through five years...........................         888,198            878,373
   Due after five years through ten years..........................          74,445             73,360
   Due after ten years.............................................           3,027              3,025
                                                                         ----------         ----------
     Total investment securities available-for-sale................      $1,718,643         $1,719,730
                                                                         ==========         ==========
Held-to-maturity
   Due within one year.............................................      $  298,483         $  298,454
   Due after one year through five years...........................         239,939            237,262
   Due after five years through ten years..........................           1,000              1,002
   Due after ten years.............................................          58,898             55,490
                                                                         ----------         ----------
     Total investment securities held-to-maturity..................      $  598,320         $  592,208
                                                                         ==========         ==========
---------------------------------------------------------------------------------------------------------


The Corporation did not sell any investment securities during 1996. For the year ended December 31, 1995, the Corporation sold an investment security resulting in a realized gain of $39,000, having a net after-tax effect of $26,000. For 1994, the Corporation had investment security transactions resulting in realized losses of $74,000, having a net after-tax effect of $45,000.

At December 31, 1996, $3.0 million of U.S. Treasury Notes included in investment securities held-to-maturity were pledged by the Corporation. There were no securities pledged at December 31, 1995.

[44]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE C: GEOGRAPHIC DIVERSIFICATION OF LOANS

The Corporation is active in originating credit card and other consumer loans that are distributed evenly throughout the United States. The table below details the geographic distribution of the Corporation's loan receivables, securitized loans, and managed loans. Credit card loans of MBNA International are included in the "Other" geographic region category.

The Corporation's loans are primarily made on an unsecured basis after reviewing each potential Customer's credit application and evaluating the applicant's financial history and ability and willingness to repay. The maximum credit line to individual credit card Customers is generally $100,000, the average line is $9,000, and the average balance outstanding per account is $3,300 at December 31, 1996.

----------------------------------------------------------------------------------------------------------------------------
GEOGRAPHIC DISTRIBUTION OF LOAN RECEIVABLES, SECURITIZED LOANS, AND MANAGED LOANS
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------
                                                LOAN RECEIVABLES          SECURITIZED LOANS           MANAGED LOANS
----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
Geographic Region:
   Northeast..........................       $   2,270,100     22.4%  $   6,308,313       22.1%   $  8,578,413       22.2%
   Southeast..........................           1,796,666     17.8       5,340,563       18.7       7,137,229       18.5
   Central............................           1,490,589     14.7       4,467,284       15.7       5,957,873       15.4
   Midwest............................           1,829,213     18.1       5,200,397       18.3       7,029,610       18.2
   West...............................           2,110,374     20.8       5,895,947       20.7       8,006,321       20.7
   Other..............................             632,110      6.2       1,281,977        4.5       1,914,087        5.0
                                             -------------   ------   -------------     ------    ------------     ------
     Total............................       $  10,129,052    100.0%  $  28,494,481      100.0%   $ 38,623,533      100.0%
                                             =============   ======   =============     ======    ============     ======
DECEMBER 31, 1995
Geographic Region:
   Northeast..........................       $   1,774,137     21.8%  $   4,172,323       22.5%   $  5,946,460       22.3%
   Southeast..........................           1,504,104     18.5       3,680,494       19.8       5,184,598       19.4
   Central............................           1,224,961     15.0       3,020,907       16.3       4,245,868       15.9
   Midwest............................           1,366,597     16.8       3,395,152       18.3       4,761,749       17.8
   West...............................           1,690,414     20.8       3,943,021       21.2       5,633,435       21.1
   Other..............................             575,705      7.1         363,889        1.9         939,594        3.5
                                             -------------   ------   -------------     ------    ------------     ------
     Total............................       $   8,135,918    100.0%  $  18,575,786      100.0%   $ 26,711,704      100.0%
                                             =============   ======   =============     ======    ============     ======
----------------------------------------------------------------------------------------------------------------------------


NOTE D: RESERVE FOR POSSIBLE CREDIT LOSSES

--------------------------------------------------------------------------------------------------
CHANGES IN THE RESERVE FOR POSSIBLE CREDIT LOSSES
--------------------------------------------------------------------------------------------------
(dollars in thousands)
--------------------------------------------------------------------------------------------------
DECEMBER 31,                                     1996               1995                1994
--------------------------------------------------------------------------------------------------
Reserve balance, beginning of year........     $  104,886         $  101,519           $  97,580
   Reserves acquired......................          7,553                  -                   -
   Provision for possible credit losses...        178,224            138,176             108,477
   Foreign currency translation...........            488                (90)                 21
   Credit losses..........................       (254,417)          (174,893)           (132,294)
   Recoveries.............................         81,693             40,174              27,735
                                              -----------        -----------         -----------
     Net credit losses....................       (172,724)          (134,719)           (104,559)
                                              -----------        -----------         -----------
Reserve balance, end of year..............    $   118,427        $   104,886         $   101,519
                                              ===========        ===========         ===========
--------------------------------------------------------------------------------------------------


NOTE E: PREMISES AND EQUIPMENT

-------------------------------------------------------------------------------
SUMMARY OF PREMISES AND EQUIPMENT
-------------------------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------------------------
DECEMBER 31,                                          1996               1995
-------------------------------------------------------------------------------
Land .........................................     $   111,907      $    73,123
Buildings and improvements ...................         731,509          590,723
Furniture and equipment ......................         463,437          338,869
                                                   -----------      -----------
    Total ....................................       1,306,853        1,002,715
Less accumulated depreciation and amortization        (259,670)        (186,438)
                                                   -----------      -----------
    Balance, end of year .....................     $ 1,047,183      $   816,277
                                                   ===========      ===========
-------------------------------------------------------------------------------

Depreciation expense for the years ended December 31, 1996, 1995, and 1994, was $76.7 million, $67.1 million, and $46.3 million, respectively.

                                                                            [45]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

The Corporation leases certain office facilities and equipment under various operating lease agreements that provide for payment of property taxes, insurance, and maintenance costs. These leases generally include renewal options, with certain leases providing purchase options. Rental expense for operating leases was $26.7 million, $25.5 million, and $20.5 million for the years ended December 31, 1996, 1995, and 1994, respectively.

----------------------------------------------------------------------
FUTURE MINIMUM RENTAL PAYMENTS UNDER NONCANCELABLE OPERATING LEASES
----------------------------------------------------------------------
(dollars in thousands)

1997...............................................$    26,174
1998...............................................     15,909
1999...............................................      7,628
2000...............................................      3,962
2001...............................................      3,589
Thereafter.........................................      8,364
                                                   -----------
   Total minimum lease payments                    $    65,626
                                                   ===========
----------------------------------------------------------------------

NOTE F: SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under repurchase agreements are overnight borrowings providing for the short-term funding requirements of the Bank that generally mature within one business day of the transaction date. Other short-term borrowings consist primarily of federal funds purchased that mature in more than one business day, short-term bank notes issued from the short-term bank note program established by the Bank, and other transactions with maturities greater than one business day but less than one year.

----------------------------------------------------------------------------------------------------
SUMMARY OF SHORT-TERM BORROWINGS
----------------------------------------------------------------------------------------------------
(dollars in thousands)
----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                       1996          1995           1994
----------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND SECURITIES
 SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end....................................... $       -      $ 115,000     $        -
Weighted average interest rate at year end................         -%          5.63%             -%
Average amount outstanding
 during the year.......................................... $  67,712      $  49,141     $  167,012
Maximum amount outstanding at any
 month end................................................   325,000        243,477        599,000
Weighted average interest rate during
 the year.................................................      5.39%          6.01%          3.82%

OTHER SHORT-TERM BORROWINGS
Balance at year end....................................... $ 693,387      $ 174,543     $  110,500
Weighted average interest rate at year end................      5.66%          5.61%          5.53%
Average amount outstanding
 during the year.......................................... $ 269,538      $ 148,804     $  271,589
Maximum amount outstanding at any
 month end................................................   693,387        319,417        858,467
Weighted average interest rate during
 the year.................................................      5.51%          6.14%          4.92%
----------------------------------------------------------------------------------------------------

NOTE G: LONG-TERM DEBT AND BANK NOTES

Long-term debt and bank notes consist of borrowings having an original maturity of one year or more.

------------------------------------------------------------------------------------------------
SUMMARY OF LONG-TERM DEBT AND BANK NOTES
------------------------------------------------------------------------------------------------
(dollars in thousands)
------------------------------------------------------------------------------------------------
DECEMBER 31,                                                        1996               1995
------------------------------------------------------------------------------------------------
PARENT COMPANY
6 7/8% Senior Notes, maturing in 1999 and 2005................   $  248,661         $  248,390
Fixed-Rate Senior Medium-Term Notes, with a
 weighted average interest rate of 6.66% for
 both years, maturing in varying
 amounts from 1997 through 2003...............................      405,838            405,428
Floating-Rate Senior Medium-Term Notes,
 maturing in varying amounts from 1998
 through 2001.................................................      356,948            182,496
                                                                -----------        -----------
Total Parent Company..........................................    1,011,447            836,314

SUBSIDIARIES
Fixed-Rate Medium-Term Bank Notes, with a
 weighted average interest rate of 6.87% and
 6.79%, respectively, maturing in varying
 amounts from 1997 through 2005...............................    1,105,232          1,151,155
Floating-Rate Medium-Term Bank Notes,
 maturing in varying amounts from 1997
 through 2003.................................................    1,277,824            421,056
Fixed-Rate Bilateral Credit Facility, with an
 interest rate of 7.29%, maturing in 2001.....................       17,127                  -
Floating-Rate Bilateral Credit Facilities,
 maturing in 1997 and 2001....................................       34,254                  -
 7.25% Subordinated Notes, maturing in 2002...................      198,269            198,035
Subordinated Guaranteed Floating-Rate Notes,
 maturing in 2005.............................................       56,205             51,040
 Guaranteed Preferred Beneficial Interests in
 Corporation's Junior Subordinated Deferrable
 Interest Debentures, with an interest rate of
 8.278%, maturing in 2026.....................................      250,000                  -
                                                                -----------        -----------
   Balance, end of year.......................................  $ 3,950,358        $ 2,657,600
                                                                ===========        ===========
------------------------------------------------------------------------------------------------

6 7/8% SENIOR NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. Interest on the 6 7/8% Senior Notes is payable semiannually. These notes may not be redeemed prior to their stated maturity.

SENIOR MEDIUM-TERM NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtness of the Corporation. The Corporation has $407.5 million of Fixed-Rate Senior Medium-Term Notes outstanding, with rates ranging from 6.14% to 7.49%. Interest on the Fixed-Rate Senior Medium-Term Notes is payable semiannually. The Corporation also has $358.0 million of Floating-Rate Senior Medium-Term Notes outstanding. These Floating-Rate Senior Medium-Term Notes are priced between 15 basis points and 35 basis points over the three-month London Interbank Offered Rate (LIBOR). Interest on the Floating-Rate Senior Medium-Term Notes is payable quarterly. At December 31, 1996, the three-month LIBOR was 5.56%.

[46]

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

MEDIUM-TERM BANK NOTES

The Medium-Term Bank Notes are direct, unconditional, unsecured, and unsubordinated obligations of the Bank. The Bank has $1.1 billion outstanding of Fixed-Rate Medium-Term Bank Notes with rates ranging from 6.00% to 7.76%. Interest is payable semiannually. The Bank also has $1.3 billion outstanding of Floating-Rate Medium-Term Bank Notes, with rates priced between 5 basis points to 30 basis points over the three-month LIBOR. Interest is payable quarterly.

BILATERAL CREDIT FACILITIES

These facilities are direct, unconditional, unsecured, and unsubordinated obligations of MBNA International. At December 31, 1996, MBNA International has pound sterling 10.0 million outstanding with a fixed rate of 7.29% and interest payable monthly. MBNA International also has pound sterling 20.0 million outstanding in floating-rate facilities at December 31, 1996. These draws were priced from 17.5 to 22.5 basis points above the six-month Sterling LIBOR and are payable semiannually. At December 31, 1996, the six-month Sterling LIBOR was 6.75%.

7.25% SUBORDINATED NOTES

The 7.25% Subordinated Notes are subordinated to the claims of the depositors and other creditors of the Bank and are not subject to redemption prior to maturity. Interest is payable semiannually. The 7.25% Subordinated Notes were issued by the Bank in 1992 and qualify as Tier 2 capital, which is included in total capital, under the risk-based capital guidelines for both banks and bank holding companies.

SUBORDINATED GUARANTEED FLOATING-RATE NOTES

MBNA International has pound sterling 34.0 million of Subordinated Guaranteed Floating-Rate Notes. Interest on these notes is priced between 100 basis points and 145 basis points over the three-month Sterling LIBOR for the first five years, with a 50 basis point increase for the last five years. These notes were issued by MBNA International in 1995. Interest on these notes is payable quarterly or semiannually. At December 31, 1996, the three-month Sterling LIBOR was 6.55%.

The obligations of MBNA International are unconditionally and irrevocably guaranteed on a subordinated basis by the Bank. The obligations of the Bank, under its guarantee, also constitute unsecured obligations, subordinated to the claims of all senior creditors of the Bank.

Deposit liabilities have priority over the claims of other unsecured creditors of the Bank, including the holders of obligations, such as bank notes, in the event of liquidation.

Original issue discount and deferred issuance costs are amortized over the terms of the related debt issuances.

The Corporation has used interest rate swap agreements to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to better match the rate sensitivity of the Corporation's assets.

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

MBNA Capital A, the "Series A Issuer," a statutory business trust created under the laws of the State of Delaware, issued $250.0 million of 8.278% Capital Securities, Series A, and $7.7 million of 8.278% Common Securities, Series A, in December 1996. MBNA Corporation is the owner of all the beneficial ownership interests represented by the common securities of the Series A Issuer. The Series A Issuer exists for the sole purpose of issuing the Series A Capital Securities and the Series A Common Securities and investing the proceeds in 8.278% Junior Subordinated Deferrable Interest Debentures, Series A, issued by the Corporation. The junior subordinated deferrable interest debentures are the sole assets of the Series A Issuer, and the payments under the junior subordinated deferrable interest debentures are the sole revenues of the Series A Issuer. Interest on Series ACapital Securities is payable semiannually; however, the Corporation has the right to defer payment of interest on the junior subordinated deferrable interest debentures at any time, or from time to time, for a period not exceeding 10 consecutive semiannual periods. If the payment of interest is deferred on the junior subordinated deferrable interest debentures, the distribution on the Series A securities will be deferred and the Corporation also may not be permitted to declare or pay any cash dividends on the Corporation's capital stock or interest on debt securities that have equal or less priority over claims as the junior subordinated deferrable interest debentures.

The junior subordinated deferrable interest debentures mature on December 1, 2026. The 8.278%Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated deferrable interest debentures at their stated maturity or their earlier redemption, but are redeemable prior to their stated maturity at the option of the Corporation, on or after December 1, 2006, in whole at any time, or in part from time to time, or prior to December 1, 2006, in whole only within 90 days following the occurrence of certain tax or capital treatment events. The Series A Capital Securities have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation or redemption over the Series A Common Securities.

The obligations of the Corporation, under the relevant junior subordinated deferrable interest debentures, indenture, trust agreement, and guarantee in the aggregate, constitute a full and unconditional guarantee by the Corporation of all trust obligations under the capital securities issued by the trust. The junior subordinated deferrable interest debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt obligations of the Corporation.

For financial reporting purposes, the Series AIssuer is treated as a wholly owned subsidiary of the Corporation. The Series A Capital Securities are presented as "guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures."

                                                                            [47]

-------------------------------------------------------------
MINIMUM ANNUAL MATURITIES OF LONG-TERM DEBT AND BANK NOTES
-------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------
                                                 PARENT
                                  PARENT       COMPANY AND
                                  COMPANY     SUBSIDIARIES
-------------------------------------------------------------
1997.........................    $  50,000    $  307,827
1998.........................       80,000       420,000
1999.........................      305,500       829,500
2000.........................      225,000       703,000
2001.........................      120,000       564,254
-------------------------------------------------------------

NOTE H: ASSET SECURITIZATION

The Corporation periodically securitizes and sells certain pools of loan receivables in both public and private markets. The senior class of these asset-backed securities are generally credit-enhanced by a third party to provide a AAA credit rating at the time of issuance.

These securitizations are recorded as sales. Gains on the sale of loans are limited to amounts related to loans existing at the date of sale and do not include amounts related to future loans expected to be sold during the revolving period. Due to the relatively short average life of loans, no gain or loss is recorded at the time of sale. Rather, loan servicing fees (interest income, interchange, and other fees in excess of interest paid to Certificateholders; credit losses; and other trust expenses) are recognized monthly over the life of the transaction when earned. Transaction expenses are deferred and amortized over the reinvestment period of the transaction as a reduction of loan servicing fees.

Proceeds from these transactions were approximately $11.2 billion, $6.2 billion, and $6.1 billion in 1996, 1995, and 1994, respectively. Of these securitized loans, approximately $28.0 billion and $18.3 billion of investor principal (face value) remained outstanding at December 31, 1996 and 1995, respectively.

Included in accounts receivable from securitizations in the consolidated statements of financial condition at December 31, 1996 and 1995, were $225.2 million and $201.8 million, respectively, of receivables subject to a lien by the providers of the credit enhancement facility for individual securitizations. The providers of the credit enhancement have no other recourse to the Corporation. The Corporation does not receive collateral from any party to the securitization, and the Corporation does not have any risk of counterparty nonperformance.

The Corporation is required to adopt Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement No. 125), effective for all transactions occurring after December 31, 1996. Statement No. 125 requires recognition of a gain at the time of initial sale and each subsequent sale of loan receivables in a securitization. Currently, the Corporation recognizes this income over the life of the securitization. These gains, which are expected to be material in 1997, will be invested in additional business development efforts and, as a result, will have no impact on the Corporation's 1997 net income.

NOTE I: COMMITMENTS AND CONTINGENCIES

At December 31, 1996, the Corporation had outstanding lines of credit of $180.7 billion committed to its Customers. Of that total commitment, $142.1 billion is unused. While this amount represents the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line at any given point in time. The Corporation has the right to reduce or cancel these available lines of credit at any time.

The Corporation has two one-year revolving credit facilities totaling $50.0 million. These credit facilities were renewed in 1996 with $25.0 million expiring in April 1997 and $25.0 million expiring in October 1997. The Corporation may take advances under these facilities subject to certain conditions, including requirements for tangible net worth. These facilities may be used for general corporate purposes and were not drawn upon as of December 31, 1996.

In January 1997, the Bank extended its $2.0 billion committed syndicated revolving credit facility through February 2001. Advances are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements for tangible net worth of at least $760.0 million, increased by 40% of the Bank's net income earned after September 30, 1996, and managed loan receivables 90 days or more past due plus nonaccrual receivables not to exceed 6% of managed credit card receivables. Should managed credit card losses equal or exceed 5% for a period of four consecutive quarters, a ratio of qualifying loan receivables to outstanding borrowings under the facility of at least 115% is required. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1996.

MBNA International has six bilateral credit facilities, ranging from one to five years, totaling pound sterling 60.0 million (approximately $102.8 million at December 31, 1996). MBNA International may take advances under the facilities subject to certain conditions, including requirements for tangible net worth. The facilities may be used for general corporate purposes. At December 31, 1996, MBNA International had pound sterling 30.0 million (approximately $51.4 million) outstanding.

In addition, MBNA International also has a four-year, pound sterling 300.0 million (approximately $513.8 million at December 31, 1996) multicurrency committed syndicated revolving credit facility which expires in October 2000. This facility was increased by MBNA International during 1996 from pound sterling 200.0 million to pound sterling 300.0 million. MBNA International may take advances under the facility subject to certain conditions, including requirements for tangible net worth, outstanding loan receivables, and account delinquencies. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1996.


[48]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE J: EMPLOYEE BENEFIT PLANS
PENSION PLAN

The Corporation has a noncontributory defined benefit pension plan covering substantially all people employed by the Corporation who meet certain age and service requirements. The benefits are based on years of service and the person's compensation during the last ten years of employment. The Corporation's funding policy is to make contributions sufficient to achieve a target-funded ratio on an accumulated benefit obligation basis between 130% and 140%. The funded ratio, as of the plan's measurement date of September 30, may never be less than 100%, and only tax-deductible contributions may be made. Contributions are intended to provide not only for benefits earned to date, but also for those expected to be earned in the future.

---------------------------------------------------------------------------------------
RECONCILIATION OF THE PENSION PLAN'S ACTUARIALLY DETERMINED FUNDED STATUS
---------------------------------------------------------------------------------------
(dollars in thousands)
---------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                     1996             1995
---------------------------------------------------------------------------------------
ACCUMULATED BENEFITS
Actuarial present value of accumulated
 benefit obligation:
   Vested...........................................      $  28,088         $  25,054
   Nonvested........................................          6,998             6,468
                                                        -----------       -----------
     Total..........................................      $  35,086         $  31,522
                                                        ===========       ===========
PENSION ASSET
Actuarial present value of projected benefit
 obligation for service rendered to date............    $   (88,108)      $   (80,916)
Plan assets at fair value--primarily listed
 stocks and fixed-income securities.................         71,941            49,024
                                                        -----------       -----------
Plan assets less than projected benefit obligation          (16,167)          (31,892)
Unrecognized prior service cost.....................         (1,499)           (1,611)
Unrecognized net loss from past experience
 different from that assumed and effects of
 change in assumptions...............................        18,801            36,403
Unrecognized net assets arising at transition.......           (417)             (487)
                                                        -----------       -----------
   Pension asset....................................        $   718         $   2,413
                                                        ===========       ===========
--------------------------------------------------------------------------------------

The Corporation raised the discount rate used to value its projected benefit obligation for the pension plan in 1996 to reflect the current rate environment. This change in assumptions will not have a material impact on the Corporation's consolidated financial statements for 1997.

In 1995, the Corporation lowered the discount rate used to value its projected benefit obligation for the pension plan to reflect the current rate environment. This change in assumptions did not have a material impact on the Corporation's consolidated financial statements for 1996.

In determining the projected benefit obligation for the pension plan, the assumed discount rate used was 7.75% in 1996 and 7.00% in 1995, while the assumed average rate of compensation increase was 6.50% for both 1996 and 1995. The expected long-term rate of

---------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC PENSION COST
---------------------------------------------------------------------------------------------------------
(dollars in thousands)
---------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                   1996              1995                 1994
---------------------------------------------------------------------------------------------------------
Service cost--benefits earned
 during the period.....................................  $  16,468         $   9,183           $   8,224
Interest cost on projected benefit obligation..........      6,464             4,110               3,114
Actual return on plan assets...........................     (5,798)           (6,272)             (1,668)
Net amortization and deferral..........................      2,656             4,001                 766
                                                        ----------        ----------          ----------
    Net periodic pension cost.......................... $   19,790        $   11,022          $   10,436
                                                        ==========        ==========          ==========
---------------------------------------------------------------------------------------------------------

return on plan assets used in determining net periodic pension cost was 9.00% in 1996, 1995, and 1994.

401(K) PLUS SAVINGS PLAN

The MBNA Corporation 401(k) Plus Savings Plan ("the 401(k) Plan") is a defined contribution plan that is intended to qualify under section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all people who have been employed by the Corporation for one or more years and have completed at least one thousand hours of service in any one year. For these people, the Corporation automatically contributes 1% of base salary. Additionally, these people may elect to make both pretax and after-tax contributions, with contributions up to 6% of base salary matched 50% by the Corporation. Expense charged to operations for the 401(k) Plan was $9.9 million, $8.3 million, and $6.2 million in 1996, 1995, and 1994, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

The Corporation also maintains an unfunded plan, established in 1991, that provides certain officers with supplemental retirement benefits in excess of limits imposed on qualified plans by federal tax law.

----------------------------------------------------------------------------------------------
RECONCILIATION OF THE SERP PLAN'S ACTUARIALLY DETERMINED FUNDED STATUS
----------------------------------------------------------------------------------------------
(dollars in thousands)
----------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                             1996             1995
----------------------------------------------------------------------------------------------
ACCUMULATED BENEFITS
Actuarial present value of accumulated
 benefit obligation:
  Vested................................................         $    15,101      $    13,304
  Nonvested.............................................              10,068            8,869
                                                                 -----------      -----------
    Total...............................................         $    25,169      $    22,173
                                                                 ===========      ===========
SERP LIABILITY
Actuarial present value of projected benefit
 obligation for service rendered to date................          $  (25,745)      $  (25,502)
Plan assets at fair value...............................                   -                -
                                                                 -----------      -----------
Plan assets less than projected benefit obligation......             (25,745)         (25,502)
Unrecognized prior service cost.........................              (1,922)          (1,573)
Unrecognized net loss from past experience
 different from that assumed and effects of
 change in assumptions...................................              4,979            7,885
Unrecognized net obligation arising at transition.......               4,599            5,014
Adjustment required to recognize
 minimum liability......................................              (7,080)          (7,997)
                                                                 -----------      -----------
   SERP liability.......................................          $  (25,169)      $  (22,173)
                                                                 ===========      ===========
Significant actuarial assumptions used in
 determining the projected benefit obligation
 are as follows:
Discount rate...........................................                7.75%            7.00%
Average rate of compensation increase...................                6.50             6.50

-------------------------------------------------------------------------------------------------

During 1996, the Corporation raised the discount rate used to value its projected benefit obligation for the SERP plan to reflect the current rate environment. This assumption change will not have a material impact on the Corporation's consolidated financial statements for 1997.

During 1995, the Corporation lowered the discount rate used to value its projected benefit obligation for the SERP plan to reflect the current rate environment. This assumption change did not have a material impact on the Corporation's consolidated financial statements for 1996.


                                                                   [49]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
COMPONENTS OF NET SERP COST
-------------------------------------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                    1996         1995         1994
-------------------------------------------------------------------------------------------
Service cost--benefits earned
 during the year.......................................  $  2,253     $  2,209     $  2,151
Interest cost on projected benefit obligation..........     1,847        1,438        1,289
Net amortization and deferral..........................       477          339          551
                                                        ---------    ---------    ---------
   Net SERP cost.......................................  $  4,577     $  3,986     $  3,991
                                                        =========    =========    =========
--------------------------------------------------------------------------------------------

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The Corporation and its subsidiaries provide certain health care and life insurance benefits for people actively employed who may continue to be eligible for these benefits upon reaching retirement. People aged 45 and older with at least ten years of service as of December 31, 1993, are eligible for these benefits. The Corporation records the estimated cost of benefits provided to its former or inactive employees after employment but before retirement on an accrual basis. Expenses charged to other operating expense were not material to the Corporation's consolidated financial statements.

NOTE K: STOCK OPTION PLAN

The Corporation's 1991 Long-Term Incentive Plan ("the Plan") authorizes the issuance of 45.0 million shares of common stock pursuant to incentive and nonqualified stock options; restricted or unrestricted share awards to selected officers and key employees of the Corporation; and nonqualifying stock options to nonemployee directors. This plan was amended during 1995 to increase the shares of common stock authorized for issuance to 45.0 million shares from 30.4 million shares. As of December 31, 1996 and 1995, the amount of shares of common stock available for future grants under the Plan was 85,000 and 3.9 million, respectively.

Substantially all stock options are granted with an exercise price that is not less than the fair market value of the Corporation's Common Stock on the date the option is granted, and none may be exercised more than ten years from the date of grant. Stock options granted to selected officers and key employees of the Corporation become exercisable for one-fifth of the common shares subject to the options each year and continue to become exercisable for up to one-fifth per year until they are completely exercisable after five years. Those granted to nonemployee directors are exercisable immediately following the effective date of the grant.

During 1996, performance-based common stock options for 1.7 million shares were granted under the Plan. In 1995, performance-based common stock options for 1.2 million shares were granted. These options become exercisable when the Corporation achieves certain net income and stock price targets. If these conditions are not achieved, these options then become exercisable for one day on the day before their termination date.

Restricted shares were issued under the Plan to the Corporation's executive officers, contingent upon their continued employment. A total of 372,000 common shares, with an approximate aggregate market value of $9.5 million at the time of grant, were issued in 1996. A total of 727,000 common shares, with an approximate aggregate market value of $12.0 million at the time of grant, were issued in 1995. The market value of these restricted shares at the date of grant is amortized into expense over a period less than the restriction period.

-------------------------------------------------------------------------------------------------------
SUMMARY OF STOCK OPTION PLAN ACTIVITY
-------------------------------------------------------------------------------------------------------
(shares in thousands)
-------------------------------------------------------------------------------------------------------
                                                             NUMBER                    WEIGHTED AVERAGE
                                                           OF SHARES                    EXERCISE PRICE
-------------------------------------------------------------------------------------------------------
1996
Options outstanding at beginning of year...........          25,364                        $ 10.38
   Granted.........................................           3,456                          18.52
   Exercised.......................................          (2,921)                          7.83
   Canceled........................................             (13)                          9.24
                                                            -------                        -------
Options outstanding at end of year.................          25,886                          11.75
                                                            =======                        =======
Options exercisable at end of year.................           9,499
                                                            =======
Weighted average fair value of options
 granted during the year...........................         $  5.34
                                                            =======
1995
Options outstanding at beginning of year...........          17,645                        $  7.94
   Granted.........................................          10,276                          13.22
  Exercised........................................          (2,547)                          5.02
   Canceled........................................             (10)                          7.78
                                                            -------                        -------
Options outstanding at end of year.................          25,364                          10.38
                                                            =======                        =======
Options exercisable at end of year.................           7,472
                                                            =======
Weighted average fair value of options
 granted during the year...........................         $  3.59
                                                            =======
------------------------------------------------------------------------------------------------------

Excluded from the Summary of Stock Option Plan Activity are 24,000 options that were granted subject to shareholder approval of a new stock option plan.

To the extent stock options are exercised and restricted shares are awarded from time to time under the Plan, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued.

In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123), was issued. This statement, effective for fiscal years beginning after December 15, 1995, defines a fair-value-based method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25). Statement No. 123 requires certain additional disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. As permitted by Statement No. 123, in 1996 the Corporation elected to retain its present accounting for stock option grants in accordance with APB Opinion No.
25. The adoption of Statement No. 123 had no impact on the Corporation's consolidated financial statements.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 2.71% and 3.10%; expected volatility of 28.74% and 29.42%; risk-free interest rates of 6.46% and 6.41%; and expected lives of 5.4 years and 5.1 years.

The Black-Scholes model is only one technique allowed to determine the fair value of options in accordance with Statement No. 123. The model uses different assumptions that can significantly affect the fair value of the options. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets.


[50]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
SUMMARY OF STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------------------
(shares in thousands)
---------------------------------------------------------------------------------------------------------------------
                                         OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------
                                             Weighted Average
                                   Number       Remaining       Weighted Average           Number     Weighted Average
     Range of Exercise Prices    of Shares   Contractual Life    Exercise Price          of Shares     Exercise Price
---------------------------------------------------------------------------------------------------------------------
          $3.00 to $  6.99         1,806         4.8 years       $   4.58                1,806           $4.58
              7.00 to 9.99         8,332         6.6                 8.81                4,909            8.65
            10.00 to 13.99         8,083         7.6                11.04                1,069           11.29
            14.00 to 16.99         4,023         8.8                16.36                1,097           16.43
            17.00 to 19.99         3,574         9.4                18.38                  618           18.32
            25.00 to 26.99            68         9.8                26.42                    -               -
                                --------                                                ------
           $3.00 to $26.99        25,886                                                9,499
                                ========                                                ======
-----------------------------------------------------------------------------------------------------------------------------

The Corporation applies APB Opinion No. 25 and related interpretations in accounting for the Plan. Had compensation cost for the Plan been determined consistent with the fair-value-based method of accounting under Statement No. 123, the Corporation's net income and earnings per share on a pro forma basis would have been as indicated in the table below. The compensation expense recognized in pro forma net income for 1996 and 1995 may not be representative of the effects on pro forma net income for future years.

---------------------------------------------------------------------------------------------------
PRO FORMA NET INCOME AND EARNINGS PER COMMON SHARE
---------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
---------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                     1996          1995
---------------------------------------------------------------------------------------------------
Net income:
  As reported.............................................                $  474,495    $  353,099
  Pro forma...............................................                   466,020       349,215
Earnings per common share:
  As reported.............................................                      1.33          1.03
  Pro forma...............................................                      1.31          1.02
--------------------------------------------------------------------------------------------------------

NOTE L: STOCKHOLDERS' EQUITY
PREFERRED STOCK

The Corporation is authorized to issue 20.0 million shares of series preferred stock with a par value of $.01 per share. On September 23, 1996, the Corporation issued 6.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, with a $25 stated value per share. Dividends on the Series B Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing on October 15, 1996. The dividend rate for the initial dividend period from September 23, 1996, to October 15, 1996, was 7.0% per year. Thereafter, the dividend rate for any dividend period will be equal to 99.0% of the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate, and the Thirty-Year Constant Maturity Rate, as determined in advance of such dividend period, but not less than 5.5% per annum or more than 11.5% per annum. The amount of dividends payable with respect to the Series B Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986 ("the Code") with respect to the dividends-received deduction. The shares of the Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after October 15, 2001, at a price of $25 per share, plus accrued and unpaid dividends. The Series B Preferred Stock may also be redeemed in whole, at the option of the Corporation, in the event of certain amendments to the Code with respect to the dividends-received deduction.

On November 14, 1995, the Corporation issued 6.0 million shares of 7 1/2% Cumulative Preferred Stock, Series A, with a $25 stated value per share. Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing January 15, 1996, at a rate of 7.50% per annum. The shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after January 15, 2001, at a price of $25 per share, plus accrued and unpaid dividends.

Shares of the series preferred stock are not convertible into any other securities of the Corporation. The series preferred stock will not be entitled to the benefits of any sinking fund. All preferred shares rank senior to common shares both as to dividends and liquidation preference, but have no general voting rights. In the event that the equivalent of six full quarterly dividend periods are in arrears, the holders of the outstanding shares of the preferred stock (voting as a single class) will be entitled to vote for the election of two additional directors to serve until all dividends in arrears have been paid in full.

The Corporation may, from time to time, acquire series preferred stock in the open market by tender offer, exchange offer, or otherwise. The Corporation's decision to make such acquisitions is dependent on many factors, including market conditions in effect at the time of any contemplated acquisition.

The Board of Directors declared the following dividends for the Corporation's Series A and Series B Preferred Stock.


                                                                      [51]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK DIVIDENDS DECLARED
-----------------------------------------------------------------------------------------------------------------------------
DECLARATION DATE                                                 SERIES A                            SERIES B
-----------------------------------------------------------------------------------------------------------------------------
                                                        DIVIDEND         DIVIDEND PER          DIVIDEND       DIVIDEND PER
                                                          RATE          PREFERRED SHARE          RATE        PREFERRED SHARE
                                                   --------------------------------------------------------------------------
October 15, 1996...............................             7.50%           $.46875              6.83%         $ .42690
September 24, 1996.............................                -                  -              7.00            .10690
July 11, 1996..................................             7.50             .46875                 -                 -
April 18, 1996.................................             7.50             .46875                 -                 -
January 17, 1996...............................             7.50             .46875                 -                 -
December 15, 1995..............................             7.50             .31770                 -                 -

-----------------------------------------------------------------------------------------------------------------------------

COMMON STOCK

On October 15, 1996, the Board of Directors approved a three-for-two split of the Corporation's Common Stock, effected in the form of a dividend. In connection with this transaction, one additional share of common stock was issued on January 1, 1997, for every two common shares held by stockholders of record as of the close of business on December 16, 1996.

On April 22, 1996, the stockholders of the Corporation approved an amendment to the Corporation's charter to increase the number of authorized shares of common stock from 390.0 million shares to 700.0 million shares. This amendment became effective May 3, 1996.

On January 17, 1996, the Board of Directors approved a three-for-two split of the Corporation's Common Stock, effected in the form of a dividend. In connection with this transaction, one additional share of common stock was issued on February 16, 1996, for every two common shares held by stockholders of record as of the close of business on February 2, 1996.

On January 18, 1994, the Board of Directors approved a three-for-two stock split, effected in the form of a dividend. In connection with this transaction, one additional share of common stock was issued on February 14, 1994, for every two common shares held by stockholders of record as of the close of business on February 2, 1994.

Accordingly, all common share and per common share data have been restated to reflect all of the Corporation's stock splits.

NOTE M: CASH AND DIVIDEND RESTRICTIONS

The Bank is required by the Federal Reserve Bank to maintain cash reserves against certain categories of average deposit liabilities. During 1996 and 1995, the average amounts of these required reserves were $0 and $110,000, respectively, after deducting currency and coin holdings.

The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation's revolving credit facilities.

The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years. Also, a bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 1996, the amount of retained earnings available for declaration of dividends from the Bank to the Corporation was $588.9 million. Payment of dividends by the Bank to the Corporation may, however, be further limited by federal bank regulatory agencies.

The Bank's payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Bank's revolving credit facility. This facility was not drawn upon as of December 31, 1996. If this facility were drawn upon as of December 31, 1996, the amount of retained earnings available for declaration of dividends would have been further limited to $409.4 million.

[52]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE N: CAPITAL ADEQUACY

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation and the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation and the Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the Capital Adequacy table below) of Tier 1and Total Capital to risk weighted assets and of Tier 1 Capital to average assets (Leverage ratio). Management believes, as of December 31, 1996, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency ("the OCC") categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Bank must maintain minimum Tier 1 Capital, Total Capital, and Leverage ratios as set forth in the Capital Adequacy table. There are no conditions or events since that notification that management believes have changed the Bank's categorization by the OCC.


---------------------------------------------------------------------------------------------------------------------------
CAPITAL ADEQUACY
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  TO BE WELL-CAPITALIZED
                                                                                  FOR CAPITAL     UNDER PROMPT CORRECTIVE
                                                             ACTUAL            ADEQUACY PURPOSES     ACTION PROVISIONS
---------------------------------------------------------------------------------------------------------------------------
                                                     Amount        Ratio     Amount        Ratio     Amount      Ratio
                                                 --------------------------------------------------------------------------
DECEMBER 31, 1996
Tier 1 Capital (to Risk Weighted Assets):
     MBNA Corporation.........................    $1,814,730       10.89%   $  666,342       4.00%         N/A
     MBNA America Bank, N.A...................     1,366,092       10.01       546,095       4.00   $  819,142   6.00%
Total Capital (to Risk Weighted Assets):
     MBNA Corporation.........................     2,201,934       13.22     1,332,684       8.00          N/A
     MBNA America Bank, N.A...................     1,681,088       12.31     1,092,190       8.00    1,365,237   10.00
Tier 1 Capital (to Average Assets):
     MBNA Corporation.........................     1,814,730       11.21       485,720       3.00          N/A
     MBNA America Bank, N.A...................     1,366,092        9.24       443,390       3.00      738,983    5.00

DECEMBER 31, 1995
Tier 1 Capital (to Risk Weighted Assets):
     MBNA Corporation.........................     1,257,204       11.06       454,759       4.00          N/A
     MBNA America Bank, N.A...................       875,732        8.49       412,676       4.00      619,014    6.00
Total Capital (to Risk Weighted Assets):
     MBNA Corporation.........................     1,560,125       13.72       909,518       8.00          N/A
     MBNA America Bank, N.A...................     1,177,642       11.41       825,352       8.00    1,031,690   10.00
Tier 1 Capital (to Average Assets):
     MBNA Corporation.........................     1,257,204       10.17       370,716       3.00          N/A
     MBNA America Bank, N.A...................       875,732        7.73       340,039       3.00      566,731    5.00

--------------------------------------------------------------------------------------------------------------------------------


NOTE O: OTHER OPERATING EXPENSE

OTHER EXPENSE COMPONENT OF OTHER OPERATING EXPENSE
-------------------------------------------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                          1996                1995               1994
-------------------------------------------------------------------------------------------------
Purchased services...............         $     177,701         $   148,746        $    124,681
Advertising......................               103,407              89,020              66,722
Collection.......................                23,914              20,117              20,450
Stationery and supplies..........                26,155              20,342              21,219
Service bureau...................                25,112              19,509              14,120
Postage and delivery.............               114,591              95,370              63,769
Telephone usage..................                49,016              38,438              29,342
Credit card fraud losses.........                47,307              40,927              43,339
Amortization of intangible assets                14,577               9,175              11,544
Computer software................                23,880              18,321              12,924
Other............................                69,599              60,428              40,018
                                              ---------           ---------           ---------
   Total other operating expense             $  675,259          $  560,393           $ 448,128
                                              =========           =========           =========
-------------------------------------------------------------------------------------------------


NOTE P: SPECIAL MARKETING PROGRAM

During the year ended December 31, 1996, the Corporation charged $32.8 million net of tax ($54.3 million pretax) to earnings related to the launch of the MBNA Platinum Plus Visa and MasterCard program. This item was recognized by the Corporation during the three months ended March 31, 1996.


                                                                            [53]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE Q: INCOME TAXES

-----------------------------------------------------------------------------------
RECONCILIATION OF STATUTORY INCOME TAXES
-----------------------------------------------------------------------------------
(dollars in thousands)
-----------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                    1996            1995           1994
-----------------------------------------------------------------------------------
Income before income taxes ........     $ 731,294       $ 584,601      $ 441,101
Statutory tax rate ................            35%             35%            35%
                                        ---------       ---------      ---------
Income tax at statutory tax rate ..       255,953         204,610        154,385
State taxes, net of federal benefit         9,751           9,133          7,501
Other .............................        23,888          17,759         12,622
                                        ---------       ---------      ---------
Applicable income taxes ...........       289,592         231,502        174,508
Tax benefit from Customer-based
 intangible assets ................       (32,793)              -              -
                                        ---------       ---------      ---------
   Total income taxes .............     $ 256,799       $ 231,502      $ 174,508
                                        ---------       ---------      ---------

Current taxes .....................     $ 288,805       $ 221,869      $ 126,116
Deferred taxes (benefit) ..........       (32,006)          9,633         48,392
                                        ---------       ---------      ---------
    Total income taxes ............     $ 256,799       $ 231,502      $ 174,508
                                        =========       =========      =========
-----------------------------------------------------------------------------------

----------------------------------------------------------------------------
SUMMARY OF NET DEFERRED TAX ASSETS
----------------------------------------------------------------------------
(dollars in thousands)
----------------------------------------------------------------------------
DECEMBER 31,                                        1996           1995
----------------------------------------------------------------------------
Reserve for possible credit losses .........     $  41,500      $  36,603
Marketing expense ..........................        16,372         19,909
Customer-based intangible assets ...........        77,310         27,098
Other deferred tax assets ..................        85,960         59,367
                                                 ---------      ---------
    Total deferred tax assets ..............       221,142        142,977
Valuation allowance ........................             -              -
                                                 ---------      ---------
    Total deferred tax assets less valuation
      allowance ............................       221,142        142,977
    Total deferred tax liabilities .........      (121,900)       (77,637)
                                                 ---------      ---------
    Net deferred tax assets ................     $  99,242      $  65,340
                                                 =========      =========

------------------------------------------------------------------------------

Net income for the year ended December 31, 1996, includes a $32.8 million tax benefit related to the recognition of tax deductions for the amortization of Customer-based intangible assets acquired in connection with the Corporation's 1991 initial public offering. The initial public offering resulted in certain Customer-based intangible assets being recorded for income tax purposes only, creating future tax deductions relating to these intangible assets. The Corporation did not initially recognize, for financial statement purposes, any tax benefit related to those assets because there were uncertainties concerning the tax treatment of such assets. During the second quarter of 1993, the U.S. Supreme Court in the "Newark Morning Ledger" case affirmed that Customer-based intangible assets may be amortized for tax purposes, and the Corporation recognized $89.8 million of the tax benefit related to the Customer-based intangible assets. During the three months ended March 31, 1996, the Internal Revenue Service completed an audit of the Corporation's 1991 and 1992 tax returns and entered into a final agreement with the Corporation regarding the tax treatment of the intangible assets. As a result, the Corporation recognized the remaining tax benefit relating to the intangible assets, $32.8 million, during the three-month period ended March 31, 1996.

NOTE R: RELATED PARTY TRANSACTIONS

In the ordinary course of business, executive officers and directors of the Corporation may have credit card loans issued on the same terms as those prevailing at the time for comparable loans with unrelated persons and not involving more than the normal risk of collectibility.

NOTE S: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following discloses the fair value of financial instruments as of December 31, 1996 and 1995, whether or not recognized in the Corporation's consolidated statements of financial condition, for which it is practicable to estimate that value. In addition, certain financial instruments and all nonfinancial instruments are excluded in accordance with generally accepted accounting principles. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

FINANCIAL ASSETS

CASH AND DUE FROM BANKS: Cash and due from banks are carried at an amount that approximates fair value.

MONEY MARKET INSTRUMENTS: Money market instruments include interest-earning time deposits in other banks and federal funds sold and securities purchased under resale agreements. As a result of the short-term nature of these instruments, the carrying amounts reported in the consolidated statements of financial condition approximate these assets' fair value.

INVESTMENT SECURITIES: Fair value is based on the market value of the individual investment security without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Market value for investment securities is based on quoted market prices or dealer quotes.

LOANS HELD FOR SECURITIZATION: The carrying value of loans held for securitization, reported in the consolidated statements of financial condition, approximates its fair value due to the short-term nature of these assets.

LOAN PORTFOLIO: The carrying value of the Corporation'sloan portfolio approximates its fair value. The loan portfolio includes variable rate loans, which are at current market rates, and fixed-rate loans, which can be repriced frequently at market rates.

These valuations do not include the value that relates to estimated cash flows from new loans generated from existing Customers over the remaining life of the portfolio or the value of established Customer relationships. Accordingly, the aggregate fair value of the loan portfolio does not represent the underlying value of the Corporation's loan portfolio.


[54]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION'S FINANCIAL ASSETS
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                  1996                          1995
----------------------------------------------------------------------------------------------------------------------------
                                                                     CARRYING          FAIR         Carrying         Fair
                                                                       VALUE           VALUE          Value          Value
                                                                  ----------------------------------------------------------
Financial Assets
Cash and due from banks.......................................... $    225,063     $   225,063     $  291,856    $   291,856
Money market instruments.........................................      876,614         876,614        573,611        573,611
Investment securities:
   Available-for-sale............................................    1,719,730       1,719,730        912,064        912,064
   Held-to-maturity..............................................      598,320         592,208      1,183,727      1,188,101
Loans held for securitization....................................    2,469,974       2,469,974      3,168,427      3,168,427
Loan portfolio, net of reserve...................................    7,540,651       7,540,651      4,862,605      4,862,605
Accrued income receivable........................................       98,160          98,160         93,636         93,636
Accounts receivable from securitizations.........................    1,777,323       1,768,000        951,568        952,000

-----------------------------------------------------------------------------------------------------------------------------


ACCRUED INCOME RECEIVABLE: Accrued income receivable includes interest income earned but not yet received from investment securities, money market instruments, loan receivables, and interest rate swap agreements. The carrying amount reported in the consolidated statements of financial condition approximates the fair value of these assets due to their relatively short-term nature.

ACCOUNTS RECEIVABLE FROM SECURITIZATIONS: The fair value of accounts receivable from securitizations was determined by discounting the future cash flows from the securitizations using rates currently available to the Corporation for instruments with similar terms and remaining maturities.

FINANCIAL LIABILITIES

TOTAL DEPOSITS: The fair value of noninterest-bearing demand deposits, savings accounts, interest-bearing transaction accounts, and money market deposit accounts is equal to the amount payable upon demand. The fair value of time deposits was estimated by discounting the future cash flows of the stated maturities using estimated rates currently offered for like deposits. The valuation does not include the benefit that results from the low-cost funding provided by the various deposit liabilities compared to the cost of borrowing funds in the market.

SHORT-TERM BORROWINGS: Short-term borrowings include federal funds purchased and securities sold under repurchase agreements, short-term bank notes, and other short-term borrowings. The fair value of short-term borrowings approximates the carrying value of these instruments based upon their short-term nature.

LONG-TERM DEBT AND BANK NOTES: In 1996, the fair value of primarily all of the Corporation's long-term debt and bank notes was estimated by discounting the future cash flows of the stated maturities of the long-term debt and bank notes using estimated rates currently offered for similar debt obligations. The fair value of the Corporation's guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures is based upon its quoted market price. In 1995, the fair value of the Corporation's long-term debt and bank notes was based upon quoted market prices or dealer quotes.

ACCRUED INTEREST PAYABLE: Accrued interest payable includes interest expensed but not yet paid for deposits, short-term borrowings, long-term debt and bank notes, and interest rate swap agreements. The carrying amount approximates the fair value of these liabilities due to their relatively short-term nature.


-----------------------------------------------------------------------------------------------------------------------
CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION'S FINANCIAL LIABILITIES
-----------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                  1996                     1995
-----------------------------------------------------------------------------------------------------------------------
                                                                     CARRYING       FAIR      Carrying         Fair
                                                                       VALUE        VALUE       Value          Value
                                                                  -----------------------------------------------------
FINANCIAL LIABILITIES
Total deposits.......................................            $ 10,151,686  $ 10,243,000  $ 8,608,914   $  8,726,000
Short-term borrowings................................                 693,387       693,387      289,543        289,543
Long-term debt and bank notes........................               3,950,358     3,996,000    2,657,600      2,726,387
Accrued interest payable.............................                 107,187       107,187       93,400         93,400

-----------------------------------------------------------------------------------------------------------------------


                                                                            [55]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

The fair value of the Corporation's off-balance-sheet financial instruments is represented by the estimated unrealized gains or losses as determined by quoted market prices or dealer quotes. This value generally reflects the estimated amounts that the Corporation would receive or pay to terminate the instruments at the reporting date.

As of December 31, 1996 and 1995, the Corporation had interest rate swap agreements with underlying notional amounts of $1.4 billion. These agreements had a net unrealized gain of approximately $5.5 million and $29.6 million at December 31, 1996 and 1995, respectively.

The Corporation also has forward exchange contracts and foreign exchange swap agreements that are used to manage its foreign exchange rate risk. The notional amounts underlying the forward exchange contracts at December 31, 1996 and 1995, were $420.3 million and $270.0 million, respectively. These contracts had net unrealized losses of $15.7 million and $192,000 at December 31, 1996 and 1995, respectively.

The notional value underlying the Corporation's foreign exchange swap agreements at December 31, 1996 and 1995, was $40.0 million, with a net realizable value of zero for both periods.

NOTE T: OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation's assets. The Corporation also uses forward exchange contracts to reduce its exposure to foreign currency exchange rate risk primarily related to MBNA International.

The Corporation also entered into a foreign exchange swap agreement during 1995 to facilitate the issuance of a portion of the Subordinated Guaranteed Floating-Rate Notes by MBNA International and offset this exposure to foreign currency exchange rate risk with an additional foreign exchange swap agreement. These foreign exchange swap agreements have no impact on the Corporation's consolidated income statements.

Although off-balance-sheet financial instruments do not expose the Corporation to credit risk equal to the notional amount, the Corporation is exposed to credit risk in an off-balance-sheet financial instrument if the counterparty fails to perform. This credit risk is measured as the gross unrealized gain on the financial instrument. The Corporation had gross unrealized gains on interest rate swap agreements of $5.5 million and $29.6 million at December 31, 1996 and 1995, respectively. In addition, the Corporation had no gross unrealized gains on forward exchange contracts at December 31, 1996, and $2.0 million of unrealized gains on forward exchange contracts at December 31, 1995. The Corporation also had gross unrealized gains on foreign exchange swap agreements of $1.6 million and $445,000 at December 31, 1996 and 1995, respectively. The credit risk is reduced in these instruments by dealing only with highly rated counterparties who have credit ratings of investment grade as rated by the major rating agencies.

There were no securities pledged under the terms of the interest rate swap agreements at December 31, 1996 and 1995.


----------------------------------------------------------------------------------------------
SUMMARY OF ACTIVITY OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
----------------------------------------------------------------------------------------------
(dollars in thousands)
----------------------------------------------------------------------------------------------
                             FORWARD EXCHANGE   INTEREST RATE   FOREIGN EXCHANGE
                                CONTRACTS      SWAP AGREEMENTS  SWAP AGREEMENTS      TOTAL
----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993     $    36,988      $ 2,200,000      $         -     $ 2,236,988
Additions ................         471,308                -                -         471,308
Maturities ...............        (425,220)        (100,000)               -        (525,220)
                               -----------      -----------      -----------     -----------
BALANCE, DECEMBER 31, 1994          83,076        2,100,000                -       2,183,076
Additions ................       1,107,469                -           40,000       1,147,469
Maturities ...............        (920,572)        (750,000)               -      (1,670,572)
                               -----------      -----------      -----------     -----------
BALANCE, DECEMBER 31, 1995         269,973        1,350,000           40,000       1,659,973
Additions ................       2,641,344                -                -       2,641,344
Maturities ...............      (2,491,062)               -                -      (2,491,062)
                               -----------      -----------      -----------     -----------
BALANCE, DECEMBER 31, 1996     $   420,255      $ 1,350,000      $    40,000     $ 1,810,255
                               ===========      ===========      ===========     ===========

-----------------------------------------------------------------------------------------------

[56]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
SIGNIFICANT CLASSES OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
-----------------------------------------------------------------------------------------------------------------------------

(dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                                     WEIGHTED AVERAGE
-----------------------------------------------------------------------------------------------------------------------------
                                                         Notional                                     Maturity   Estimated
                                                          Amount     Receive Rate (a)  Pay Rate (b)   In Years   Fair Value
                                                      -----------------------------------------------------------------------
DECEMBER 31, 1996
Forward exchange contracts--pounds sterling......        $420,255           1.65           1.71          .1
     Gross unrealized gains......................                                                               $       -
     Gross unrealized losses ....................                                                                 (15,663)
                                                                                                                ---------
        Total....................................                                                               $ (15,663)
                                                                                                                =========
Interest rate swap agreements....................       1,350,000           6.42%          5.54%        1.6
     Gross unrealized gains......................                                                               $    5,457
     Gross unrealized losses.....................                                                                        -
                                                                                                                ----------
        Total....................................                                                               $    5,457
                                                                                                                ==========
Foreign exchange swap agreements.................          40,000           1.71           1.71         8.4
     Gross unrealized gains......................                                                               $   (1,630)
     Gross unrealized losses ....................                                                                   (1,630)
                                                                                                                ----------
        Total....................................                                                               $        -
                                                                                                                ==========
DECEMBER 31, 1995
Forward exchange contracts--pounds sterling......         269,973           1.55           1.55          .3
     Gross unrealized gains......................                                                               $    1,988
     Gross unrealized losses ....................                                                                   (2,180)
                                                                                                                ----------
        Total....................................                                                               $     (192)
                                                                                                                ==========
Interest rate swap agreements....................       1,350,000           6.42%          5.81%        2.6
     Gross unrealized gains......................                                                               $   29,629
     Gross unrealized losses.....................                                                                        -
                                                                                                                ----------
        Total....................................                                                               $   29,629
                                                                                                                ==========
Foreign exchange swap agreements.................          40,000           1.55           1.55         9.4
     Gross unrealized gains......................                                                               $      445
     Gross unrealized losses ....................                                                                     (445)
                                                                                                                ----------
        Total....................................                                                               $        -
                                                                                                                ==========
--------------------------------------------------------------------------------------------------------------------------

(a) Weighted average receive rate represents the fixed rate contracted for at the time the off-balance-sheet financial instruments were entered into.

(b) Weighted average pay rate for the forward exchange contracts represents the spot rate at December 31, 1996 and 1995, respectively. The pay rate for the interest rate swap agreements is generally based upon the three-month LIBOR and is the rate in effect at December 31, 1996 and 1995, respectively.

The Corporation's interest rate swap agreements have maturities ranging from 1997 through 2002, the forward exchange contracts have maturities ranging from 1997 through 1998, and the foreign exchange swap agreements mature in 2005.

----------------------------------------------------------------------------------------------------------------
EXPECTED MATURITIES OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
----------------------------------------------------------------------------------------------------------------
(dollars in thousands)
----------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996                               WITHIN 1 YEAR      1-5 YEARS       6-10 YEARS          TOTAL
----------------------------------------------------------------------------------------------------------------
Forward exchange contracts--pounds sterling
   Notional amount ........................     $   403,128      $    17,127      $         -     $   420,255
   Estimated fair value ...................         (12,450)          (3,213)               -         (15,663)
Interest rate swap agreements
   Notional amount ........................       1,000,000          150,000          200,000       1,350,000
   Estimated fair value ...................           3,855              474            1,128           5,457
Foreign exchange swap agreements
   Notional amount ........................               -                -           40,000          40,000
   Estimated fair value ...................               -                -                -               -

---------------------------------------------------------------------------------------------------------------




                                                                            [57]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE U: PARENT COMPANY FINANCIAL INFORMATION

MBNA Corporation conducts its credit card operations primarily through its wholly owned subsidiary, MBNA America Bank, N.A. As of December 31, 1996, the Bank constituted 92.7% of the consolidated assets of MBNA Corporation. The parent company's investment in subsidiaries represents the total equity of all consolidated subsidiaries, using the equity method of accounting for investments.

--------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------------------------------------
(dollars in thousands)
--------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                      1996            1995
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks .....................................................     $    6,032     $    5,005
Money market instruments ....................................................        100,175        183,339
Notes receivable from non-bank subsidiaries .................................      1,031,716        714,034
Investment in subsidiaries:
   Bank .....................................................................      1,645,011      1,060,284
   Non-bank .................................................................        176,789        134,861
Premises and equipment, net .................................................         47,692         39,801
Accrued income receivable ...................................................         12,757          9,220
Other assets ................................................................         41,478         26,042
                                                                                  ----------     ----------
     Total assets ...........................................................     $3,061,650     $2,172,586
                                                                                  ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Long-term debt ..............................................................     $1,011,447     $  836,314
Junior subordinated deferrable interest debentures due to non-bank subsidiary        257,732              -
Accrued interest payable ....................................................         15,039         13,637
Dividends payable ...........................................................         40,179         32,656
Accrued expenses and other liabilities ......................................         32,945         24,921
                                                                                  ----------     ----------
     Total liabilities ......................................................      1,357,342        907,528
Stockholders' equity ........................................................      1,704,308      1,265,058
                                                                                  ----------     ----------
     Total liabilities and stockholders' equity .............................     $3,061,650     $2,172,586
                                                                                  ==========     ==========
-------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                  1996           1995            1994
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income .................................................................     $  66,056      $  47,611      $  28,074
Dividends from subsidiaries .....................................................       148,023        134,000        119,156
Management fees from subsidiaries ...............................................        29,058         22,135         15,465
Loss on investment securities ...................................................             -              -            (77)
Other ...........................................................................            23             24             38
                                                                                      ---------      ---------      ---------
     Total operating income .....................................................       243,160        203,770        162,656

OPERATING EXPENSE
Interest expense ................................................................        60,605         48,102         28,210
Salaries and employee benefits ..................................................        16,320          9,812          5,309
Occupancy expense of premises ...................................................         2,233          2,165          1,540
Furniture and equipment expense .................................................         4,860          3,847          3,564
Other ...........................................................................         2,157          3,659          3,275
                                                                                      ---------      ---------      ---------
     Total operating expense ....................................................        86,175         67,585         41,898
                                                                                      ---------      ---------      ---------
Income before income taxes and equity in undistributed net income of subsidiaries       156,985        136,185        120,758
Applicable income taxes .........................................................         2,560            920          1,074
Equity in undistributed net income (loss) of subsidiaries:
   Bank .........................................................................       326,590        218,215        150,134
   Non-bank .....................................................................        (6,520)          (381)        (3,225)
                                                                                      ---------      ---------      ---------
NET INCOME ......................................................................     $ 474,495      $ 353,099      $ 266,593
                                                                                      =========      =========      =========
-------------------------------------------------------------------------------------------------------------------------------


[58]

                      MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
 CONDENSED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------------------------------------
 (dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31,                                                                 1996           1995           1994
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income ......................................................................     $ 474,495      $ 353,099      $ 266,593
Adjustments to reconcile net income to net cash provided by operating activities:
   Equity in undistributed earnings of subsidiaries .............................      (320,070)      (217,834)      (146,909)
   Loss on investment securities ................................................             -              -             77
   Provision (benefit) for deferred income taxes ................................           371           (612)           752
   Depreciation and amortization ................................................         8,532          5,069          3,552
   Decrease in other operating activities .......................................         2,615          6,419          2,684
                                                                                      ---------      ---------      ---------
     Net cash provided by operating activities ..................................       165,943        146,141        126,749

INVESTING ACTIVITIES
Net decrease (increase) in money market instruments .............................        83,164       (122,372)        19,488
Purchases of investment securities available-for-sale ...........................             -              -           (577)
Net increase in notes receivable from non-bank subsidiaries .....................      (317,682)      (250,770)      (166,264)
Net purchases of premises and equipment .........................................       (11,868)       (13,368)        (2,517)
Investment in subsidiaries ......................................................      (298,532)       (19,940)       (15,750)
                                                                                      ---------      ---------      ---------
     Net cash used for investing activities .....................................      (544,918)      (406,450)      (165,620)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt and bank notes .........................       199,222        273,322        154,539
Maturity of long-term debt and bank notes .......................................       (25,000)             -              -
Proceeds from issuance of junior subordinated deferrable interest debentures
  to non-bank subsidiary ........................................................       257,732              -              -
Proceeds from issuance of preferred stock .......................................       146,207        145,070              -
Proceeds from exercise of stock options and other awards ........................        22,869         12,780          4,033
Acquisition and retirement of common stock ......................................       (71,913)       (49,829)       (15,442)
Dividends paid ..................................................................      (149,115)      (120,312)      (103,952)
                                                                                      ---------      ---------      ---------
     Net cash provided by financing activities ..................................       380,002        261,031         39,178
                                                                                      ---------      ---------      ---------

INCREASE IN CASH AND CASH EQUIVALENTS ...........................................         1,027            722            307
Cash and cash equivalents at beginning of year ..................................         5,005          4,283          3,976
                                                                                      ---------      ---------      ---------
Cash and cash equivalents at end of year ........................................     $   6,032      $   5,005      $   4,283
                                                                                      =========      =========      =========
SUPPLEMENTAL DISCLOSURES:
Interest expense paid ...........................................................     $  58,308      $  44,521      $  23,456
                                                                                      =========      =========      =========
Income taxes paid ...............................................................     $       -      $       -      $       -
                                                                                      =========      =========      =========
-------------------------------------------------------------------------------------------------------------------------------



                                                                        [59]

                      MBNA CORPORATION AND SUBSIDIARIES

                        REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------


Board of Directors and Stockholders
MBNA Corporation

We have audited the accompanying consolidated statements of financial condition of MBNA Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBNA Corporation and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                           /s/ ERNST & YOUNG LLP

Baltimore, Maryland
January 14, 1997



[60]

                       MBNA CORPORATION AND SUBSIDIARIES

                                 QUARTERLY DATA
--------------------------------------------------------------------------------
                                  (unaudited)


----------------------------------------------------------------------------------------------------------------------
SUMMARY OF CONSOLIDATED QUARTERLY FINANCIAL INFORMATION
----------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
----------------------------------------------------------------------------------------------------------------------
                                                               MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------
1996
Interest income ...........................................     $322,303     $321,814     $351,820     $387,330
Interest expense ..........................................      171,108      171,684      190,915      209,083
Net interest income .......................................      151,195      150,130      160,905      178,247
Provision for possible credit losses ......................       49,488       49,112       35,273       44,351
Other operating income ....................................      397,548      444,061      472,348      581,966
Other operating expense ...................................      346,532      374,020      383,538      468,461
Income before income taxes ................................       98,392      171,059      214,442      247,401
Net income (a) ............................................       92,222      103,320      129,523      149,430
Earnings per common share (b) .............................          .26          .29          .37          .41
Weighted average common shares outstanding and common stock
   equivalents (000)(b) ...................................      344,844      345,058      345,489      348,537

1995
Interest income ...........................................     $239,143     $289,599     $299,636     $312,437
Interest expense ..........................................      119,454      151,742      161,217      164,176
Net interest income .......................................      119,689      137,857      138,419      148,261
Provision for possible credit losses ......................       25,585       36,516       37,361       38,714
Gain on investment securities .............................            -            -           39            -
Other operating income ....................................      297,231      332,602      388,978      405,768
Other operating expense ...................................      278,148      306,112      328,963      332,844
Income before income taxes ................................      113,187      127,831      161,112      182,471
Net income ................................................       68,725       76,835       97,327      110,212
Earnings per common share (b) .............................          .20          .22          .28          .32
Weighted average common shares outstanding and common stock
    equivalents (000)(b) ..................................      339,591      342,166      343,732      344,160

-------------------------------------------------------------------------------------------------------------------


(a) Net income for the three months ended March 31, 1996, includes a $32.8 million tax benefit related to deductions for the amortization of Customer-based intangible assets acquired in connection with the initial public offering of the Corporation's Common Stock, and a charge of $32.8 million net of tax ($54.3 million pretax) related to the launch of the MBNA Platinum Plus Visa and MasterCard program.

(b) Earnings per common share and weighted average common shares outstanding and common stock equivalents have been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued January 1, 1997, to stockholders of record as of December 16, 1996.


                                                                         [61]

                       MBNA CORPORATION AND SUBSIDIARIES

                        STOCK PRICE RANGES AND DIVIDENDS
--------------------------------------------------------------------------------
                                  (unaudited)


--------------------------------------------------------------------
COMMON STOCK PRICE RANGE AND DIVIDENDS
                                                       DIVIDENDS
                                                      DECLARED PER
                             HIGH          LOW        COMMON SHARE
--------------------------------------------------------------------
1996
First quarter............  $20 3/4      $15 1/8         $ .11
Second quarter...........   21 1/8       18               .11
Third quarter............   23 1/8       17 3/4           .11
Fourth quarter...........   28 1/2       22 3/4           .11

1995
First quarter............  $12 7/8      $10 1/8         $ .09
Second quarter...........   15 1/2       12 5/8           .09
Third quarter............   18 1/2       14 7/8           .09
Fourth quarter..........    19           15 1/2           .09

--------------------------------------------------------------------


Market price and per common share data have been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued January 1, 1997, to stockholders of record as of December 16, 1996.

The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol "KRB" and is listed as "MBNA" in newspapers. At February 17, 1997, the Corporation had 2,384 common stockholders of record. This does not include beneficial owners for whom Cede & Co. or others act as nominees.

On January 14, 1997, the Board of Directors approved an increase in the quarterly dividend to $.12 per common share. The cash dividend is payable April 1, 1997, to stockholders of record as of March 17, 1997.

--------------------------------------------------------------------
PREFERRED STOCK PRICE RANGE AND DIVIDENDS
                                                     DIVIDENDS
                                                   DECLARED PER
                             HIGH         LOW     PREFERRED SHARE
--------------------------------------------------------------------
SERIES A
   1996
   First quarter.........  $25 1/8      $24 1/8       $.46875
   Second quarter........   25           23 7/8        .46875
   Third quarter.........   24 5/8       24            .46875
   Fourth quarter........   26 3/4       24 3/8        .46875
   1995
   Fourth quarter........  $25 1/4      $24 1/2       $.31770

SERIES B
   1996
   Third quarter.........  $24 3/4      $24 5/8       $.10690
   Fourth quarter........   26 1/8       24 5/8        .42690

--------------------------------------------------------------------


On September 23, 1996, the Corporation issued 6.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, with a $25 stated value per share. The Series B Preferred Stock is traded on the New York Stock Exchange under the symbol "KRBpfb."

On November 14, 1995, the Corporation issued 6.0 million shares of 7 1/2% Cumulative Preferred Stock, Series A, with a $25 stated value per share. The Series A Preferred Stock is traded on the New York Stock Exchange under the symbol "KRBpfa."

On January 14, 1997, the Board of Directors declared a quarterly dividend of $.46875 per share on the 7 1/2% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.4099 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. Both dividends are payable April 15, 1997, to stockholders of record as of March 31, 1997.


[62]

                               SENIOR EXECUTIVES
-------------------------------------------------------------------------------

CHARLES M. CAWLEY, 56, is chairman and chief executive officer of MBNA America Bank, N.A., and president of MBNA Corporation. Mr. Cawley has more than 31 years of management experience in the financial services industry and was the senior member of the management team that established MBNA in 1982. A graduate of Georgetown University and a member of its board of directors, Mr. Cawley also serves on the boards of the University of Delaware, the Eisenhower Exchange Fellowships, and the American Architectural Foundation. He is chairman of the board of The Grand Opera House in Wilmington, Delaware, and is a member of the board and executive committee of MasterCard International.

Chief Marketing Officer JOHN R. COCHRAN III, 45, oversees all business development and marketing activities, including sales, marketing, advertising, regional marketing, telemarketing, Customer satisfaction, and group administration. Mr. Cochran has 23 years of management experience in consumer lending and was a member of the management team that established MBNA in 1982. A graduate of Loyola College (Maryland), Mr. Cochran developed the endorsed marketing concept that has led to MBNA signing more than 4,400 membership groups and financial institutions. He also established what is now one of the nation's largest financial institution telephone sales operations. Mr. Cochran serves on MasterCard International's U.S. board of directors. He is also a member of the board of trustees of Loyola College and a member of the board of visitors of the Delaware Council for Economic Education.

Chief Operating Officer BRUCE L. HAMMONDS, 48, oversees MBNA's credit, loss prevention, international, consumer finance and consumer deposit, corporate products, and insurance services, as well as MBNA Hallmark Information Services. Mr. Hammonds has 27 years of management experience in consumer lending and was a member of the management team that established MBNA in 1982. A graduate of the University of Baltimore, he is chairman of the Delaware State Chamber of Commerce and the Delaware Housing Partnership. He serves on the executive committee of the Delaware Workforce Development Council, the Delaware Bankers Association, and the Delaware Business Roundtable.

Chief Financial Officer M. SCOT KAUFMAN, 47, joined the company in 1985 and oversees MBNA's accounting, finance, treasury, and resource allocation activities. Mr. Kaufman has 26 years of experience in the financial services industry. A graduate of the University of Baltimore with an M.B.A. in finance, Mr. Kaufman has held senior management positions overseeing a variety of areas within MBNA and supervised the financial aspects of MBNA's transition to a public company in 1991. Mr. Kaufman began his career as an internal auditor, later becoming a corporate auditor, treasurer, and controller. He is active in many professional associations, including the American Institute of CPAs, the Maryland Association of CPAs, the Financial Executive Institute, and the National Association of Accountants. He is also a member of the Delaware Economic and Financial Advisory Council.

ALFRED LERNER, 63, is chief executive officer of MBNA Corporation and the chairman of its board of directors. He served as chairman of the board and chief executive officer of MNC Financial Inc. from September 1990 to July 1991 and as chairman of the board from July 1991 to October 1993. He also served as chairman of the board of Equitable Bancorporation from July 1983 until it merged with MNC Financial in January 1990. He has been chairman and chief executive officer of the Town and Country trust since August 1993. A graduate of Columbia University and a member of its board of trustees, Mr. Lerner also is president of The Cleveland Clinic Foundation and a member of its board of trustees. He is also a trustee of Case Western Reserve University.

Chief Administrative Officer LANCE L. WEAVER, 42, joined the company in 1991 and is responsible for personnel, facility management, medical services, security, law, and administrative services. Mr. Weaver has 22 years of experience in consumer lending and administration. A graduate of Georgetown University, Mr. Weaver has had previous experience at two national banks as a vice president and senior vice president of mortgage lending activities. He is chairman of the United Way of Delaware fund-raising campaign and is a member of Georgetown University's board of regents. He serves on the boards of Tower Hill School and Wilmington 2000, a consortium of business and government planners working toward the revitalization of downtown Wilmington and its environs.





                                                                            [63]

                                MBNA CORPORATION
                               Board of Directors
--------------------------------------------------------------------------------

ALFRED LERNER

Chairman and Chief Executive Officer
MBNA Corporation


CHARLES M. CAWLEY

President
MBNA Corporation

Chairman and Chief Executive Officer
MBNA America Bank, N.A.


JAMES H. BERICK, ESQ.

Chairman
Berick, Pearlman & Mills Co., L.P.A.

BENJAMIN R. CIVILETTI, ESQ.

Chairman
Venable, Baetjer and Howard, LLP

Former Attorney General
of the United States


RANDOLPH D. LERNER, ESQ.

President
R.D. Lerner Securities, Inc.


STUART L. MARKOWITZ, M.D.

Internist and Managing Partner
Drs. Markowitz, Rosenberg & Associates

Assistant Clinical Professor
Case Western Reserve University,
College of Medicine


MICHAEL ROSENTHAL, PH.D.

Professor
Columbia University
Former Associate Dean
for Academic Administration
Columbia College


                            MBNA AMERICA BANK, N.A.
                                    OFFICERS
--------------------------------------------------------------------------------


                               SENIOR EXECUTIVES
 ................................................................................

   Charles M. Cawley              M. Scot Kaufman           Kenneth F. Boehl
   John R. Cochran III            Lance L. Weaver           Steve Boyden
   Bruce L. Hammonds                                        David W. Spartin




                              DIVISION EXECUTIVES
 ................................................................................

    Gregg Bacchieri               Terrance R. Flynn         David W. Nelms
    William H. Daiger, Jr.        John J. Hewes             Richard K. Struthers
    Ronald W. Davies              Janine D. Marrone         Vernon H.C. Wright






                              OPERATING EXECUTIVES
 ................................................................................

    Sunil F. Antani               David M. Hirt             John C. Richmond
    Lisa F. Baughman              Richard G. Huber          Karen E. Rose
    Patrick M. Blewett            Scott A. Hudson           Michael R. Scanlan
    Jules J. Bonavolonta          Mark Levitt               John W. Scheflen
    James E. Carrington           Craig S. Lewis            Kevin C. Schindler
    Steven P. Chambers            Timothy E. Love           W. Craig Schroeder
    Robert V. Ciarrocki           Victor P. Manning         Michael S. Schuck
    Douglas M. Cummings           David H. Maxwell          Ann W. Seybolt
    Brian D. Dalphon              Kathleen B. McEntee       Michelle D. Shepherd
    Salvatore A. DeAngelo         Thomas P. McGinley        Stephen K. Shock
    Douglas R. Denton             Frank J. McKelvey III     Diane C. Sievering
    Joseph A. DeSantis            Maureen A. McKernan       Richard B. Skinner
    Robert V. DeSantis            Charles K. Messick        April M. Stercula
    Peter S.P. Dimsey             Susan D. Morrison         Penelope J. Taylor
    Kevin A. Dolan, M.D.          William P. Morrison       Steven P. Walczak
    K. David Elgena               Edward H. Murphy          Howard C. Wallace
    James H. Erskine III          Terri C. Murphy           Todd T. Weaver
    Shane G. Flynn                Patrick J. O'Dwyer        Charles F. Wheatley
    John M. Gala                  Francis H. Otenasek       Dena H. Williams
    Joseph J. Gatti               Edward G. Plummer         Robert J. Wolf
    Peter J. Gatti                Frank W. Quillen          Kevin P. Wren
    Bob B. Hallmark               Michael G. Rhodes         Thomas D. Wren
 ................................................................................


         THE HEIGHTS BY GREAT PEOPLE REACHED AND KEPT WERE NOT ATTAINED BY

         SUDDEN FLIGHT, BUT THEY, WHILE THEIR COMPANIONS SLEPT, WERE TOILING

         UPWARD IN THE NIGHT.


                                                 --HENRY WADSWORTH LONGFELLOW


[64]

MBNA AMERICA BANK, N.A.
The principal subsidiary of MBNA Corporation, MBNA America is a national bank with $38.2 billion in managed loans. The bank is the world's leading issuer of the Gold MasterCard(R) and the world's second-largest lender through bank credit cards. It also provides retail deposit, consumer loan, insurance, and card acceptance services. MBNA America is the recognized industry leader in affinity marketing, with endorsements from 4,400 membership organizations and financial institutions.


MBNA INTERNATIONAL BANK LIMITED (MBNA INTERNATIONAL)
MBNA issues credit cards in the United Kingdom. MBNA International is located in Chester, England, with a business development office in London.

MBNA INSURANCE SERVICES
MBNA Insurance Services, which markets and services credit-related Life and Disability, personal Property and Casualty, and Life and Health insurance, is located in Greenville, Delaware. MBNA is currently licensed to provide its automobile insurance products in 27 states and plans to be licensed in all 50 states by the end of 1997.

MBNA MARKETING SYSTEMS, INC.
MBNA has state-of-the-art telephone sales facilities to support account acquisition and maintains offices in Delaware, Florida, Georgia, Maine, Maryland, Ohio, Pennsylvania, and Texas. In addition to credit cards, Marketing Systems cross-sells consumer loan, deposit, and insurance products.

MBNA CONSUMER SERVICES, INC.
(subsidiary of MBNA Corporation)
MBNA Consumer Services, Inc., is licensed to provide home equity loans in 42 states and the District of Columbia.

MBNA HALLMARK INFORMATION SERVICES, INC.
MBNA Hallmark Information Services, Inc., headquartered in Dallas, Texas, provides information technology support and services to MBNA America Bank, N.A., and its affiliates.


Ernst & Young LLP


National City Bank (common stock)
The Bank of New York (preferred stock)


For further information about MBNA Corporation or its subsidiaries, please contact:
Brian D. Dalphon
Director, Investor Relations
MBNA Corporation
Wilmington, DE 19884-0786
(800) 362-6255
(302) 432-1251


Listed on New York Stock Exchange
Stock Symbol KRB

[RECYCLED LOGO]

This annual report was printed on paper recycled from MBNA offices.

                            [MBNA CORPORATION LOGO]
--------------------------------------------------------------------------------


                           Picture of Antique car.

                                    [PHOTO]

                               ATTENTION TO DETAIL
                            DRIVES EVERYTHING WE DO.





--------------------------------------------------------------------------------
                             SUCCESS IS NEVER FINAL.