Form 10-K405, Exhibit 13
period 1997-12-31
MBNA CORP
filed 1998-03-20
CIK 870517

                            [MBNA CORPORATION LOGO]


                                    [PHOTO]  Collage of credit cards


                   SUCCESS IS GETTING THE RIGHT CUSTOMERS...
                               AND KEEPING THEM.


                               1997 ANNUAL REPORT

                             ---------------------

CONTENTS
--------------------

2  FINANCIAL HIGHLIGHTS

3  TO OUR STOCKHOLDERS

4  WHAT WE DO/WHERE WE ARE TODAY

7  HOW WE MARKET

9  REGIONALIZATION

12 INTERNATIONAL

13 TECHNOLOGY

14 EDUCATION FOUNDATION

17 FINANCIALS

65 SENIOR EXECUTIVES

66 DIRECTORS AND OFFICERS




Printed on the cover
are selected credit cards
issued by MBNA Europe




                                1997 HIGHLIGHTS

                 Increased earnings by 31.2% to $622.5 million.

                                      -

Grew managed loans by 28% to $49.4 billion, a $10.8 billion increase over 1996, while the industry's growth rate slowed to 6%.

                                      -

Added more new accounts (9.4 million)--for the third consecutive year--than any other issuer ever added in a single year.

                                      -

Maintained superior credit quality with charge-offs at 3.97% for the year, well below the published industry average of 6.57%.

                                      -

  Acquired the endorsements of 563 new groups including, for example,  Major
              League Baseball, PGA of America, Subaru of America,
 University of Pennsylvania, Barnes & Noble, Inc., Fidelity Investments, Royal
                Naval Association (UK), and the Law Society of
                                    Ireland.

                                      -

 Extended exclusive endorsement agreements with the National Football League, the National Hockey League, the New York Yankees, the
 University of Arizona Alumni Association, the California Alumni Association,
                    and more than 600 other organizations.

                                      -

Expanded MBNA International to 1.9 million Customers with $2.8 billion in loan balances just 50 months after issuing its first credit card. Began operations of MBNA Canada with headquarters in Ottawa.

                   MBNA IS A COMPANY OF PEOPLE COMMITTED TO:

            Providing the Customer with the finest products backed by
                        consistently top-quality service.
                                      -
        Delivering these products and services efficiently, thus ensuring fair prices to the Customer and a sound investment for the stockholder.
                                      -
          Treating the Customer as we expect to be treated--putting the
                   Customer first every day--and meaning it.
                                      -
         Being leaders in innovation, quality, efficiency, and Customer satisfaction. Being known for doing the little things and the big things well.
                                      -
        Expecting and accepting from ourselves nothing short of the best.
           Remembering that each of us, the people of MBNA, makes the unassailable difference.

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

[PHOTO] MBNA Headquarters entrance.

EARNINGS PER COMMON SHARE--
ASSUMING DILUTION

           (dollars)
88           0.18
89           0.21
90           0.26
91           0.30
92           0.34
93           0.41
94           0.52
95           0.68
96           0.89
97           1.15

NET INCOME

          (millions)
88            90.1
89           104.1
90           129.0
91           149.2
92           172.7
93           207.8
94           266.6
95           353.1
96           474.5
97           622.5

MANAGED LOANS (ENDING)

           (billions)
88            4.5
89            5.7
90            7.4
91            8.8
92            9.9
93           12.4
94           18.7
95           26.7
96           38.6
97           49.4

SALES AND CASH ADVANCE VOLUME

           (billions)
88            7.3
89            9.1
90           11.5
91           12.9
92           14.5
93           17.9
94           25.1
95           34.3
96           48.7
97           66.4

FINANCIAL HIGHLIGHTS

  YEAR ENDED DECEMBER 31,                                 1997             1996               1995              1994         1993
(dollars in thousands, except per share amounts)
PER COMMON SHARE DATA FOR THE YEAR (a)
-----------------------------------------------------------------------------------------------------------------------------------
  Earnings  . . . . . . . . . . . . . . . . . . .   $      1.20       $       .92        $       .70      $       .53   $       .41
  Earnings--assuming dilution   . . . . . . . . .          1.15               .89                .68              .52           .41
  Dividends (b)   . . . . . . . . . . . . . . . .           .32               .28                .25              .21           .19
  Book value  . . . . . . . . . . . . . . . . . .          3.50              2.80               2.22             1.83          1.53

RATIOS
-----------------------------------------------------------------------------------------------------------------------------------
  Return on average total assets  . . . . . . . .          3.25%             3.26%              3.09%            3.16%         3.15%
  Return on average stockholders' equity  . . . .         35.56             34.46              35.51            32.70         30.01
  Stockholders' equity to total assets  . . . . .          9.25             10.00               9.56             9.51         10.51

FINANCIAL STATEMENT DATA FOR THE YEAR
-----------------------------------------------------------------------------------------------------------------------------------
  Net interest income   . . . . . . . . . . . . .   $   692,390       $   640,477        $   544,226      $   532,108   $   474,323
  Other operating income  . . . . . . . . . . . .     2,812,879         1,895,923          1,424,618        1,013,580       739,968

  Net income  . . . . . . . . . . . . . . . . . .       622,500           474,495            353,099          266,593       207,796

  Deposits  . . . . . . . . . . . . . . . . . . .    12,913,213        10,151,686          8,608,914        6,632,489     5,241,883
  Stockholders' equity  . . . . . . . . . . . . .     1,970,050         1,704,308          1,265,058          919,578       769,131

MANAGED LOAN DATA
-----------------------------------------------------------------------------------------------------------------------------------
  Managed loans at year end   . . . . . . . . . .   $49,379,860       $38,623,533        $26,711,704      $18,743,864   $12,358,518
  Sales and cash advance volume   . . . . . . . .    66,399,425        48,666,129         34,272,909       25,078,918    17,889,747

(a) For comparative purposes, per common share data have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share," and the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1997, to stockholders of record as of September 15, 1997.

(b) On January 13, 1998, the Board of Directors approved an increase of 12.5% in the quarterly dividend to $.09 per common share.


[PHOTO]

Pictured left to right: MBNA America Executive Committee members Ronald W. Davies, Lance L. Weaver, Bruce L. Hammonds, John R. Cochran III, M. Scot Kaufman, and Richard K. Struthers.

TO OUR STOCKHOLDERS

[PHOTO]

Al Lerner and Charlie Cawley.

This report presents MBNA's full-year results for 1997. During the past year, earnings increased 31.2% to $622.5 million. Loans outstanding grew to $49.4 billion, a $10.8 billion increase over year-end 1996. We also added a record
9.4 million new accounts. The characteristics of new cardholders are consistent with the exceptional quality of the company's existing Customers. The typical new Customer has a $59,000 average annual household income, has been employed for 10 years, owns a home, and has a 13-year history of paying bills promptly.

Loan losses continue to be significantly below published industry levels. In 1997, our managed loan losses were 3.97%, compared to an industry average of 6.57%. We achieved these results by focusing on the quality of each individual Customer. This focus continues to differentiate us, even when the business becomes more difficult--as it did last year.

During 1997, we invested heavily in the U.S. credit card business while expanding new businesses. MBNA International, which now has 1.9 million Customers, expanded into Ireland and Canada. MBNA Insurance Services completed its first full year of operations, and MBNA Consumer Finance grew loans to $4.6 billion.

This year's report is similar in format to last year's because the fundamentals of our business are unchanged. It is important that we consistently repeat these fundamentals, not only for you, but for all of us here at MBNA. In this year's report, we continue to focus on what we do, why we like what we do, where we are today, and how we feel about the future.

As always, the company's success would not be possible without the intelligence, enthusiasm, and hard work of the people of MBNA. It is their attitude about satisfying each Customer that drives our success.

We hope you enjoy this report and find it informative.

/s/ AL LERNER                          /s/ CHARLIE CAWLEY

                                                THINK OF YOURSELF AS A CUSTOMER.
                                                     COMPLACENCY IS DEVASTATING.
                                                         SUCCESS IS NEVER FINAL.

PLATINUM PLUS

In March of 1996, MBNA began marketing the MBNA Platinum Plus credit card. Today, more than 9 million Customers carry this card, with total balances of $12.0 billion. The typical MBNA Platinum Plus Customer has an $80,000 annual household income and a 14-year history of paying bills on time. These excellent Customer characteristics are a direct result of our success in marketing this product to members of our affinity groups. The Platinum Plus credit card is designed for individuals who we expect will qualify for a higher credit line, such as doctors, lawyers, and other professionals.

WHAT WE DO/WHERE WE ARE TODAY

MBNA Corporation is a bank holding company comprised of two banks. MBNA America Bank, N.A., is a national bank in the United States, and MBNA International Bank Limited, is a fully chartered bank in the United Kingdom. Like traditional banks, we take deposits and make loans. MBNA Customers have deposited more than $12 billion in MBNA money market accounts and certificates of deposit with an average balance of $26,000. We also lend to our Customers through a variety of loan products, including installment loans and home equity loans for such things as home improvements, vacations, and college tuition. But that is where the similarity to traditional banks ends. At MBNA, there are no branches, no commercial loans, and only a small number of checking accounts. We specialize in making loans to individuals through a credit card.

There are many opinions about what type of business we are in and what a company must focus on to be successful. People have referred to lending through credit cards as a technology business, an information business, and even a marketing business. While all of these things must be done well to succeed, none of them is our business. We are in the business of lending people money. It is a very simple business that, done correctly, is a very good business.

It is a business with universal demand. There are approximately 150 million people in the United States and another 20 million in the United Kingdom who could qualify for loans through credit cards. More than 25 million of these people have MBNA credit cards today.

It is also a very enduring business. It enables people to have the things they need today and pay for them out of future income.

[PHOTO]
Todd Crouchek

MBNA now employs 20,000 people who work at 26 locations around the world.


EXCELLENCE IS A POINT OF VIEW. IT ISN'T BRILLIANCE OR GETTING THE BREAKS. IT'S CONSISTENT ATTENTION TO AND HONEST RESPECT FOR THE CUSTOMER.

    OUR CUSTOMERS:

-   USE US MORE:                                    MBNA       INDUSTRY
-----------------------------------------------------------------------
    Average account balance                        $3,434       $2,372
    Average transaction                              $138          $94


-   DEFAULT LESS:
-----------------------------------------------------------------------
    Loan losses per $1,000 of average outstanding     $40          $66

MBNA Customers are very loyal. They carry higher balances, spend more, and demonstrate a greater willingness to repay than the typical customer of our competitors.

Our grandparents shopped for what they needed at the local grocery store, and the grocer recorded each transaction in a ledger. Then, on payday, the bill was settled. Even then, people purchased what they needed that day and paid out of future income. We are in the same business, a business with an enduring life cycle.

It is also a business that enables us to avoid concentration of risk. There are no geographic, industry, or Customer concentrations. Our Customers are spread across the United States and the United Kingdom just as the population is distributed. There is no one industry whose difficulties would affect us. Our loans are spread across millions of borrowers with an average balance of $3,434. That's $49.4 billion in loans spread out among 14.4 million active borrowers.

All credit cards do the same thing. That makes the credit card commodity-like, and as with most commodity products, almost everyone wants one. That is a strength of the business. However, it also makes this a business in which it is hard for most credit card companies to differentiate themselves. Not for us. We differentiate ourselves by how we attract new Customers and how we satisfy those Customers once we have them. During 1997, our portfolio grew 28%, compared to an industry growth rate of 6%. MBNA's formula for success remains very simple. Success is getting the right Customers and keeping them. That has always been our aim, and in this business--the business of lending people money--if you're not good at both of these things, nothing else matters. We are very good at both.

WHERE WE ARE TODAY

During 1997, MBNA added 9.4 million new accounts and increased loans by $10.8 billion to $49.4 billion. We accelerated the growth of our consumer finance business, which markets unsecured installment loans, home equity loans, and revolving lines of credit. This business grew to $4.6 billion in managed loans, a $1.4 billion increase from 1996. We also expanded our insurance business and began marketing property & casualty and life & health products in addition to credit insurance. We increased outstanding loans in the United Kingdom to $2.8 billion--a 56% increase over year-end 1996. In 1997, MBNA started marketing in Ireland and received approval to begin marketing in Canada.

CREDIT

At MBNA, credit decisions are made by combining sophisticated technology and highly predictive models with the insight of credit professionals. We look at each potential Customer individually. This process allows us to contact the Customer for additional information in order to make the right credit decision. It also ensures that people who should get an MBNA credit card get one, and that those who shouldn't, don't. Fewer than half of all applicants qualify for an MBNA card. Those who do, receive credit lines that properly fit their specific situations. This personal approach to credit evaluation gets our relationship with a new Customer off to the right start and has resulted in losses that are consistently lower than published industry levels.

[PHOTO]
Tammy Miller

MBNA combines sophisticated technology with the insight of credit professionals when making lending decisions.


   WE ARE WHAT WE REPEATEDLY DO. EXCELLENCE, THEN, IS NOT AN ACT BUT A HABIT.

FUNDING

MBNA continues to utilize asset-backed securitizations as a major source of funding. In 1997, MBNA issued more than $13 billion in asset-backed securities, resulting in $38.2 billion in outstanding securitized loans at year-end. The innovative design of these securitizations, MBNA's reputation, and the quality of the receivables included in the packages have enabled the company to price these issues at very attractive rates. The completion of several global transactions broadened our funding sources in 1997. These transactions provide our expanded investor base with MBNA's first asset-backed securitizations denominated in the Netherlands guilder and the French franc.

In addition to securitizations, MBNA utilized bank notes, senior debt, and trust-preferred securities, along with a $12.9 billion deposit base, to fund growth this past year.

[PHOTO]
Vernon Wright, Linda Phillips

MBNA continued to diversify its funding sources in 1997.

LOAN LOSS COMPARISON  Six year Loan Loss Comparison to Industry

[CHART]

As a result of MBNA's ability to get the right Customers, our credit losses remain well below industry averages.

MBNA has had twenty-eight quarters of consistent earnings growth since becoming a public company in 1991. With this rapid growth, quality is essential. In the lending business, quality is achieved by choosing Customers who have the capacity to repay, proven stability, and a habit of being financially responsible. MBNA Customers have these characteristics. Our typical Customer has a $60,000 family income--more than enough capacity to handle a $3,400 credit card balance--has been in his or her job for 13 years, and owns a home. More importantly, he or she has demonstrated excellent financial habits by paying bills promptly for an average of 15 years. It is these financial habits that we rely on most when making a loan. This focus on quality and consistency has been constant and will continue.

The superior quality of our Customers is reflected in their account performance. On average, MBNA Customers carry balances that are 45% higher than the industry average. A typical purchase on an MBNA credit card is $138, compared to an industry average of $94. This difference results in a significant advantage as higher balances result in greater revenues per Customer. In addition, our Customers are very loyal. More than 97% of Customers who use our product and pay interest stay with us from year to year.

The quality of our Customer is also reflected in loan losses that have remained consistently lower than industry averages. As loan losses in the industry have increased, the difference between MBNA and the rest of the industry has become clearer. From our marketing strategy to our lending practices, the focus is on the quality of each Customer. It is the fundamental part of a successful lending business, and it is the primary factor that guides our growth and performance.


WHAT GETS ATTENDED TO GETS DONE.

HOW WE MARKET

During the past year, we strengthened the things that contribute to the continued success of our business. At MBNA, we've established a franchise, affinity marketing--marketing products to people with a strong common interest. Affinity marketing is done in two ways: first, by marketing to groups of people who belong to formal organizations that endorse MBNA products, and second, by marketing to groups of people who share common interests but do not belong to specific organizations. Regional marketing offices give us a strong platform for developing these programs.

ENDORSED MARKETING

More than 4,500 organizations in the United States and the United Kingdom endorse MBNA products to their members. One significant part of this business is MBNA's Sports sector, which markets to 600 sports-related organizations whose members have generated nearly $4 billion in loans using MBNA products. MBNA's credit card is the official card of the National Football League, Major League Baseball, the National Hockey League, NASCAR, the Association of Tennis Professionals, and the Professional Golfers Association. Sports enthusiasts are very loyal Customers. After only three years of marketing, the National Football League endorsement has generated 1 million Customers with $600 million in loans. We recently extended this agreement with the NFL through the year 2003. Similar success has been achieved through the Major League Baseball endorsement. More than 500,000 baseball fans carry MBNA credit cards and have $400 million in loans. The characteristics of Customers acquired through sports marketing have been very strong. A typical new Customer in the Sports sector has a family income of $55,000, owns a home, and has a 12-year history of paying bills promptly.

MBNA's products are also endorsed by more than 500 colleges and universities.

[PHOTO]
Joseph Gatti, Elizabeth Hershey-Ross, Natalie Di Costanza, Mike Boush

MBNA people work closely with the thousands of affinity organizations and financial institutions that endorse MBNA products. Together, they develop innovative marketing programs that target the interests of potential Customers.

MOTORSPORTS

MBNA's Motorsports sector has more than 300 groups that endorse MBNA products, including NASCAR, the Indianapolis Motor Speedway, and the National Hot Rod Association. More than 1.7 million MBNA Customers, with loan balances of $2 billion, demonstrate their loyalty by using the card of their favorite motorsport or hobby. In 1997, MBNA people attended 500 motorsport events all over the United States and in the United Kingdom and attracted 400,000 new Customers. More than 115,000 of these new Customers were added through the endorsement of NASCAR.

EVERYTHING STARTS WITH THE CUSTOMER.

DIVERSIFIED MARKETING SOURCES

MBNA acquired 9.4 million new accounts during 1997 through a variety of acquisition methods. Our in-house advertising agency developed thousands of direct mail campaigns, leading to 2.9 million new accounts; the 4,000 people in MBNA's telemarketing subsidiary generated 3.7 million new accounts; and MBNA people attended events and sold our products directly to more than 1 million new Customers. Choosing the right acquisition method is a critical first step in designing customized marketing programs for each of the organizations that endorses MBNA and the hundreds of non-endorsed affinity programs we develop internally.

Three million alumni members and students from these institutions use MBNA products and carry $4 billion in loans. This marketing sector provides the opportunity to attract high-quality Customers as they enter the market after graduation. MBNA received new endorsements from 110 colleges and universities in 1997 including the University of Pennsylvania, Washington State University, and Louisiana State University.

Although MBNA doesn't have branches, our products are sold in 5,000 bank branches across the United States and the United Kingdom through the endorsement of 800 financial institutions. Nearly $3 billion in loans have been generated in the Financial Institution sector.

The Professional sector is one of our most important. Members of more than 1,200 professional associations have $12 billion in loans with MBNA. Nationally, 54% of physicians, 25% of nurses, 36% of lawyers, 29% of teachers, and 27% of engineers use an MBNA product. Two million new accounts were generated in this sector last year. We also received endorsements from 110 new organizations.

The endorsed marketing franchise is one of the primary reasons we are confident about the future. We strengthened this franchise in 1997 by earning endorsements from 563 new organizations and extending the contracts of over 600 more that already endorse us. Endorsed affinity marketing will generate about half of our new accounts over the next three to four years. The other half will come from direct affinity marketing programs developed in our regional marketing offices.

[PHOTO]
C. Michael Cawley, M.D.

Fifty-four percent of all physicians and twenty-five percent of all nurses carry an MBNA credit card.

MBNA generated 9.4 million new accounts in 1997 through a variety of acquisition methods including direct mail, telemarketing, advertising, and event marketing.





EXCELLENCE DOES NOT COME BY CHANCE...

REGIONALIZATION

During the last three years, we've decentralized our marketing activities into six regional centers in the United States. The people in these regional offices work with local affinity groups--symphonies, colleges, high schools, alumni associations, banks, and other organizations in their territory. Being closer to our affinity groups gives us a better understanding of the needs and motivations of potential MBNA Customers and allows us to develop more effective marketing programs.

MBNA's regional presence helps us to identify and sign new affinity groups. We have regional offices in Maine, Ohio, Maryland, Georgia, Florida, Texas, and California. Through these offices, we obtain many groups that endorse MBNA products, including the Maine State Nurses Association, the Cleveland Indians, the University of Georgia, the Florida Bar, and the Stanford University Alumni Association.

Affinity marketing also targets groups of people with common interests but no affiliation to a specific organization. Marketing officers in 25 states specialize in developing these types of programs. These officers have identified hundreds of marketing opportunities by being close to their local markets.

[PHOTO] Collage of credit cards

Regional interest credit card programs will generate a large percentage of new accounts throughout the next three to four years.

[PHOTO] Customer using credit card

MBNA Customers used their MBNA credit cards 480 million times in 1997 and spent $66 billion. Every one of those times was an opportunity for us to satisfy our Customers.

One example of this approach is the I Love New York card, a program designed for people who are proud to live in the state of New York. So far, that program has generated nearly 80,000 accounts with $75 million in loans. The Don't mess with Texas card is another example. More than 220,000 Texans carry this card with loans totaling $415 million. Programs like these are continuously being developed all across the country.

Another program under development in the Northern region will feature the work of well-known artist Jamie Wyeth. In 1997, Mr. Wyeth signed an agreement with us to do a painting of a lighthouse to be featured on a credit card. Because we have a local presence in New England, we know that people who live or vacation there appreciate the Wyeth family and will like this credit card. This card was developed by a marketing officer in the state of Maine after meeting Mr. Wyeth. Regional marketing generates a large percentage of new accounts, and the state marketing initiative is an important component of MBNA's future growth.

CUSTOMER SATISFACTION

Just as important as getting the right Customers is keeping them. That is why providing superior service is very important to people who work at MBNA. Whenever Customers contact us--something they did 50 million times in 1997--MBNA people treat them as individuals, attempting to satisfy them one at a time.

When Customers call us, they talk to representatives who have the ability and authority to address inquiries promptly and courteously. MBNA Customer Satisfaction representatives also have the tools to address most of our Customers' concerns at the initial point of contact. Using the multiple features of their Customer Satisfaction Super Station, a powerful, user-friendly computer work station, representatives are able to access a wide range of Customer information from various systems and make instant account changes on-line. This is done millions of times a year--and each time is an opportunity for us to demonstrate our commitment to satisfying our Customers.





                                                          ...IT COMES BY CHOICE.

MBNA AMERICA

[PHOTO] Central Region credit cards

CENTRAL REGION More than 23% of the 20 million households in the Central region carry MBNA credit cards with total loan balances of $7.9 billion. This region, based in Beachwood, Ohio, manages 624 affinity groups including Indiana State University, the Cleveland Clinic, the Chicago Bulls, and the Ohio Nurses Association. We attracted 2.3 million new Customers in the Central region in 1997.

[PHOTO] Mid-Atlantic Region credit cards

MID-ATLANTIC REGION MBNA established its Mid-Atlantic regional office in Hunt Valley, Maryland. This office manages many of MBNA's key affinity groups, such as The Retired Officers Association, The American Institute of Architects, and the Baltimore Orioles. Groups managed in this region now total 617 and helped attract 1.7 million new Customers in 1997. Nearly 30% of the 13 million households in the region carry MBNA credit cards with loan balances of $7.5 billion.

[PHOTO] Northern Region credit cards

NORTHERN REGION In 1993, MBNA established its first regional office in Camden, Maine. This office now manages 782 groups including the University of Maine, the Boston Celtics, Maine State Nurses Association, and Boston College Alumni Association. We added 1.6 million new Customers in 1997, and 29% of the 11.7 million households in the region now carry MBNA credit cards with total loan balances of $6.4 billion.

[PHOTO] Southern Region credit cards

SOUTHERN REGION MBNA's Southern regional offices are located in Boca Raton, Florida, and Atlanta, Georgia, and manage 490 affinity groups, including the University of Georgia, The Florida Bar, the General Alumni Association of the University of North Carolina at Chapel Hill, and the Florida Nurses Association. Through our marketing efforts to these groups, we were able to add
1.7 million new Customers and increase loan balances to $7.7 billion in this region. Nearly 20% of the 19 million total households in the region now carry MBNA credit cards.


MBNA AMERICA--20,000 PEOPLE WITH AN ATTITUDE...

MBNA INTERNATIONAL

[PHOTO] Southwestern Region credit cards.

SOUTHWESTERN REGION The Southwestern region, based in Dallas, Texas, manages 512 affinity groups, such as the Texas Rangers, the Dallas Cowboys, and the Association of Former Students of Texas A&M University. We attracted 1.5 million new Customers and increased loan balances in the region to $7.2 billion. More than 21% of the 16 million households in the region now carry MBNA credit cards.

[PHOTO] Western Region credit cards.

WESTERN REGION In 1997, MBNA opened a regional office in San Francisco that manages 443 groups, including the Sierra Club, California Federal Bank, Stanford University Alumni Association, and the State Bar of California. We added 1.9 million new Customers, and currently 22% of the 19 million total households in the region carry an MBNA credit card with total loan balances of $9.9 billion.

[PHOTO] MBNA Europe credit cards.

MBNA EUROPE MBNA Europe grew to 1.9 million Customers with $2.8 billion in outstanding loans. We opened sales offices in Dublin, Ireland, and in Edinburgh, Scotland. Utilizing the same affinity marketing strategy as in the United States, we have received endorsements from such prestigious organizations as Burberry's, Mercedes Benz, Bradford & Bingley Building Society, and the World Wide Fund for Nature. This year, we signed the Law Society of Ireland, the Institute of British Engineers, Oxford University, and the Royal Institute of Architects, bringing our total number of endorsements to 530.

[PHOTO] MBNA Canada credit cards.

MBNA CANADA MBNA began full operations in Canada from our office in Ottawa, Ontario, in 1997. We have signed Canadian endorsements including Ducks Unlimited Canada, the Canadian Society for Civil Engineering, and the Wildlife Rescue Association. We will also have the opportunity to leverage existing relationships and market group members in Canada for the National Hockey League, Major League Baseball, and numerous professional organizations.


 ...SATISFY THE CUSTOMER.

CONSUMER FINANCE

MBNA's consumer finance business reached $4.6 billion in loans at the end of 1997, up 42% from $3.3 billion at the end of 1996. Consumer finance products are marketed the same way we market credit cards--through the mail and over the phone. These products include lines of credit accessed by check, installment loans, and home equity loans. We opened 500,000 new accounts in 1997 and now offer these products to more than 2,000 of our affinity groups. Consumer Finance established several new consumer loan products in 1997, including sales finance programs with Gateway 2000, IBM, and Princess Cruise Lines, which generated nearly $300 million in new loans.

INTERNATIONAL

[PHOTO] MBNA International facility.

MBNA's international business grew 56% in 1997 as loans outstanding reached $2.8 billion.

During 1997, MBNA's international business grew to 1.9 million Customers with $2.8 billion in loans. MBNA now has an 8% share of the United Kingdom market. We continue to utilize the same strategy that we use in the United States--marketing to people with strong common interests. MBNA Europe received endorsements from 121 organizations this year, bringing the total to 530. New endorsements included the Institute of British Engineers, British Motor Heritage Trust, PGA, and Oxford University, which helped generate more than 550,000 new accounts in the United Kingdom in 1997.

Our international business expanded into other countries in 1997, with the opening of sales offices in Dublin, Ireland, and in Edinburgh, Scotland. These offices signed many new affinity groups such as the Law Society of Ireland, the Royal Institute of Architects in Ireland, and the Edinburgh Fringe Festival. In Ireland, Customer interest has been high since MBNA began marketing there in March.

[PHOTO] Credit cards

MBNA will begin marketing in Canada through many of its existing endorsements in the U.S. including Ducks Unlimited and the NHL.

MBNA opened an office in Ottawa, Ontario, Canada, during the fourth quarter of 1997. The credit card industry continues to grow in Canada and currently consists of approximately 12 million people carrying credit cards with $20 billion in loans. In December, we signed our first Canadian endorsement, Ducks Unlimited Canada, and marketing to this group and others will begin during the first quarter of 1998. Canada offers an additional opportunity because existing endorsements in the United States can be used to market there. Examples include the National Hockey League, Major League Baseball, and many professional organizations with members in Canada.

There are now 1,300 MBNA people working in England, Ireland, Scotland, and Canada. The growth of our international business will continue to be an important part of our future.


IT IS ALWAYS THE THOUSANDS OF LITTLE THINGS DONE RIGHT THAT ADD UP TO THE UNASSAILABLE ADVANTAGE.

TECHNOLOGY

MBNA's systems continue to meet our company's expanding needs with industry-leading capabilities. Controlling all technology through our own subsidiary, MBNA Hallmark Information Services, enables us to customize how we meet the needs of the company. We can control every aspect of our Customer relationships and ensure consistency and quality in the delivery of our products. In 1997, MBNA's systems efficiently handled 12.5 billion on-line transactions, 120 million Customer payments, 17 million requests for credit cards, and 192 million Customer statements and letters.

In all, MBNA invested more than $100 million in improved technologies during 1997 and made nearly 100,000 system changes. Many of these enhancements helped us meet the challenging needs of our growing new businesses--Consumer Finance and Insurance Services. In addition, we continue to make technology investments that enhance service and efficiency in MBNA's credit card operations. One initiative improved the systems used to process Customer requests for credit line increases. The changes provided an easy-to-use graphical interface between multiple systems and enabled credit analysts to make these lending decisions more efficiently. The time to process these requests has been reduced by 50%.

We further upgraded our telecommunications network using fiber optic technology that improved the flow of information and data among all our worldwide operations.

Technology supports every aspect of MBNA's business, and we have an ongoing commitment to invest in state-of-the-art systems that enable us to better satisfy Customers.

[PHOTO]
Richard Ramson, Wendy Jordan

MBNA systems processed nearly 500 million Customer transactions in 1997.

[PHOTO] Insurance marketing materials

MBNA INSURANCE SERVICES

For more than 10 years, MBNA has been selling credit-related insurance and now has more than 1.4 million Customers. During 1997, MBNA Insurance Services began marketing automobile insurance and introduced life and disability insurance products as well. In each of these businesses, MBNA acts as an agent for insurance that is underwritten by a third party. As a result, MBNA bears no underwriting risk.

The major focus for Insurance Services during 1997 was the establishment of the automobile insurance business. Stability and financial habits are strong indicators of how responsibly people drive their automobiles. Since MBNA's Customers have demonstrated stability and excellent financial habits, they are very good candidates for automobile insurance. Automobile insurance can be sold and serviced by telephone and mail--marketing channels with which MBNA has 15 years of experience.

Insurance is a logical extension of our product offering.



     ABOVE ALL, WE WANT A REPUTATION FOR DOING THE LITTLE THINGS WELL...
                                      ...AND THE BIG THINGS WILL FOLLOW.

EDUCATION FOUNDATION

MBNA is a company of "people who like other people." All of us demonstrate this through a strong commitment to the community. MBNA people contributed more than 175,000 hours of their personal time to charitable and educational causes during 1997, assisting people in need, including children, the homeless, and the elderly.

Much of our community activity focuses on supporting educational initiatives. There is no better way to contribute to the community and ensure future excellence than by providing economically disadvantaged students with access to a good education. MBNA recently expanded its commitment to provide financial support to students and schools through the establishment of the MBNA Education Foundation. This foundation has financing of $60 million over the next five years, contributed by the corporation and personally contributed by individual officers.

The foundation's program consists of two major components: the MBNA Excellence in Education Grants Program, which enables teachers and principals of public, private, and parochial schools to apply for grants to fund the development of new, results-oriented educational initiatives; and MBNA scholarship programs, which allow graduating high school seniors to apply for financial assistance to be used at any accredited college or university within their state. Scholar-ships are awarded to students who demonstrate outstanding merit as well as financial need. In 1997, MBNA awarded more than 280 grants totaling $1.7 million and 160 scholarships providing $3.2 million in financial assistance over four years.

As part of MBNA's Education Grants Program, we work with local schools to develop innovative programs to broaden the educational experience of their students. For example, the Stubbs Elementary School in Wilmington, Delaware, used MBNA grant money to purchase books for its library and to implement a "student of the month" recognition program. The Saturday School program at the Central Middle School in Dover, Delaware, provides a constructive alternative to suspensions of students with behavioral problems by focusing on academic success. In Millsboro,



[PHOTO]

Jacqueline Loughman Powell

The people of MBNA work with local schools to develop innovative programs to broaden the educational experience of their students.

[PHOTO]

[PHOTO] Teacher and classroom

MBNA awarded more than 280 grants in 1997 to enable teachers and other educators to develop results-oriented education initiatives.


If every company is a portrait of its people...

[PHOTO] Graduates

In 1997, MBNA awarded 160 scholarships through the MBNA Education Foundation.

Delaware, the Long Neck Elementary School used grant money to purchase large-screen monitors and other equipment to accommodate the learning and research needs of all students, including those with visual and hearing impairments. The New Castle Vo-Tech School District in Wilmington, Delaware, initiated the Teens Exploring Construction program to rotate eighth-grade students through building and construction trades during a week-long camp. In Rockport, Maine, MBNA's Education Foundation helped elementary school students put on a musical dinner theater program to teach students about different countries' cultures through songs and ethnic cuisine. Fifth-grade students from Prescott Memorial School in Maine used grant funding to research the problem of marine mammals that become entangled in fishing nets. This project culminated in a report to the Governor, who publicly applauded the students' educational accomplishments.

MBNA also established a new College and Career Counseling and Mentoring Service to further assist students outside the classroom with counseling, tutoring, summer employment, and work study opportunities. The counseling service also focuses on middle school and high school students who are at risk of not staying in school and teaches them the value of continuing their education.

In addition to these initiatives, MBNA also assists with local educational support and guidance programs. We continue to assist St. Benedict's Preparatory School in Newark, New Jersey, with educational, summer work study, and graduate workshop programs. People from our Southern regional center in Boca Raton, Florida, tutor adults once a week in support of the Palm Beach County Literacy Coalition. In Chester, England, people work with the Young Enterprise Program in local schools to mentor groups of pupils so that they can learn firsthand about business and industry. MBNA people tutor students in Cleveland's Randallwood Elementary School. In Chicago, MBNA people mentor scholarship recipients from the Daniel Murphy Foundation--economically disadvantaged eighth-grade students who demonstrate high academic potential.

At MBNA, we firmly believe that a good education is the foundation for a lifetime of achievement and reward. Not only is it beneficial to the individual, but it is also the beginning of a very positive cycle--as educated people in turn teach their own children the advantages of completing school.

[PHOTO] Children reading.

MBNA SCHOLARS PROGRAM

MBNA's commitment to education and excellence is reflected in its Scholars Program. The program was established in 1993 to provide college scholarships for the children of people who work at MBNA. Scholars must maintain a minimum GPA to qualify for renewal each year with additional financial awards going to those students who achieve a GPA of 3.0 or higher. In all, MBNA has awarded more than $4.2 million in renewable scholarships to 600 recipients. Besides scholarships, the program also provides MBNA families with a wide range of college-oriented resources, including college counseling, leadership seminars, summer internships, and mentoring programs. MBNA also offers financial assistance for college education through low-cost student loans and deposit account contributions for the parents of newborns to establish long-term savings plans for future education expenses. Overall, the MBNA Scholars Program has helped to provide more than $8 million in financial resources to support the educational needs and aspirations of the sons and daughters of MBNA people. MBNA Senior Executives personally funded 50% of the MBNA Scholars Program.


                                                       ...MBNA is a masterpiece.

REGIONAL MAP

                                     [MAP]


KEY
  -   Headquarters
  =   Regional Centers
  +   Sales Offices
  *   Telesales Offices

HEADQUARTERS

-   MBNA Corporation
    Wilmington, DE 19884
    (800) 441-7048

NORTHERN REGION

=   1 Hatley Rd.
    Belfast, ME 04915
    (800) 843-3526
    (Operations Center)

=   32 Washington St.
    Camden, ME 04843
    (800) 386-6262

*   16 Godfrey Dr.
    Orono, ME 04473
    (800) 503-6262

*   901 Washington Ave.
    Portland, ME 04103
    (800) 626-2488

*   5 Industrial Pkwy.
    Brunswick, ME 04011
    (800) 645-6682

*   100 Main St.
    Dover, NH 03820
    (800) 330-5929

WESTERN REGION

=   44 Montgomery St.
    San Francisco, CA 94104
    (800) 585-4956

MID-ATLANTIC REGION

=   11333 McCormick Rd.
    Hunt Valley, MD 21031
    (888) 680-6945

+   9 W. 57th St.
    New York, NY 10019
    (800) 746-6262

+   800 Connecticut Ave., NW
    Washington, DC 20006
    (800) 789-6262

*   400 Christiana Rd.
    Newark, DE 19713
    (800) 441-7048

*   860 Silver Lake Blvd.
    Dover, DE 19901
    (800) 346-2620

*   2568 Park Centre Blvd.
    State College, PA 16801
    (800) 471-6262

*   849 Fairmount Ave.
    Towson, MD 21286
    (800) 346-2621

SOUTHERN REGION

=   1501 Yamato Rd.
    Boca Raton, FL 33431
    (800) 841-6845

=   2600 Century Pkwy.
    Atlanta, GA 30345
    (800) 446-7048

SOUTHWESTERN REGION

=*  16001 N. Dallas Pkwy.
    Dallas, TX 75248
    (800) 435-9672

CENTRAL REGION

=*  25875 Science Park Dr.
    Beachwood, OH 44122
    (800) 410-6262

+   676 North Michigan Ave.
    Chicago, IL 60611
    (800) 906-6262

*   388 S. Main St.
    Akron, OH 44311
    (800) 731-9260

ENGLAND

=   Stansfield House
    Chester Business Park
    Wrexham Rd.
    Chester, Cheshire CH49QQ
    United Kingdom
    (011) 44-1244-672000

+   86 Jermyn St.
    London SW1Y6JD
    United Kingdom
    (011) 44-171-389-6200

SCOTLAND

+   One St.Colme Street
    Edinburgh, Scotland EH36AA
    (011) 44-131-220-8949

IRELAND (THE REPUBLIC OF)

+   46 St. Stephen's Green
    Dublin 2, Ireland
    (011) 353-1-619-6000



CANADA

=   1600 James Naismith Dr.
    Gloucester, Ontario K1B5N8
    (888) 871-6262

Ultimately, the only thing that really counts is the Customer.

MBNA CORPORATION AND SUBSIDIARIES

FINANCIAL CONTENTS

---------------------------------------------

18       Ten-Year Statistical Summary

20       Glossary of Financial Terms

21       Management's Discussion and
         Analysis of Financial Condition
         and Results of Operations

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

39       Consolidated Statements of Income

40       Consolidated Statements of
         Changes in Stockholders' Equity

41       Consolidated Statements of Cash Flows

42       Notes to the Consolidated
         Financial Statements

62       Report of Independent Auditors

63       Quarterly Data

64       Stock Price Ranges and Dividends


[PHOTO] New York Stock Exchange.

                        MBNA CORPORATION AND SUBSIDIARIES

                          TEN-YEAR STATISTICAL SUMMARY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

YEAR ENDED DECEMBER 31,                                                    1997          1996           1995            1994
INCOME STATEMENT DATA FOR THE YEAR
Net interest income.............................................  $      692,390   $   640,477   $      544,226   $    532,108
Provision for possible credit losses............................         260,040       178,224          138,176        108,477
Other operating income..........................................       2,812,879     1,895,923        1,424,618      1,013,580
Other operating expense.........................................       2,223,121     1,572,551        1,246,067        996,110
Net income (a)..................................................         622,500       474,495          353,099        266,593

PER COMMON SHARE DATA FOR THE YEAR (b)
Earnings (c)....................................................  $         1.20   $       .92   $          .70   $        .53
Earnings--assuming dilution (c).................................            1.15           .89              .68            .52
Dividends.......................................................             .32           .28              .25            .21
Book value......................................................            3.50          2.80             2.22           1.83

RATIOS
Return on average total assets..................................            3.25%         3.26%            3.09%          3.16%
Return on average stockholders' equity..........................           35.56         34.46            35.51          32.70
Average receivables to average deposits.........................           88.82         92.50            91.60          93.05
Stockholders' equity to total assets............................            9.25         10.00             9.56           9.51
Loan portfolio:
   Delinquency (e)..............................................            3.93          3.59             3.11           2.60
   Net credit losses............................................            2.14          1.98             1.91           1.96
Managed loans (f):
   Delinquency..................................................            4.59          4.28             3.70           3.03
   Net credit losses............................................            3.97          3.35             2.74           2.59
   Net interest margin (g)......................................            7.50          7.62             7.42           8.16

MANAGED LOAN DATA (f)
At year end:
   Loans held for securitization................................  $    2,900,198   $ 2,469,974   $    3,168,427   $  2,299,026
   Loan portfolio...............................................       8,261,876     7,659,078        4,967,491      3,407,974
   Securitized loans............................................      38,217,786    28,494,481       18,575,786     13,036,864
                                                                  --------------   -----------   --------------   ------------
      Total managed loans.......................................  $   49,379,860   $38,623,533   $   26,711,704   $ 18,743,864
                                                                  ==============   ===========   ==============   ============
Average:
   Loans held for securitization................................  $    2,875,212   $ 2,529,484   $    2,269,362   $  1,330,011
   Loan portfolio...............................................       7,563,301     6,174,095        4,792,536      4,000,271
   Securitized loans............................................      32,746,963    22,514,014       15,440,499      9,462,401
                                                                  --------------   -----------   --------------   ------------
      Total managed loans.......................................  $   43,185,476   $31,217,593   $   22,502,397   $ 14,792,683
                                                                  ==============   ===========   ==============   ============
For the year:
   Sales and cash advance volume................................  $   66,399,425   $48,666,129   $   34,272,909   $ 25,078,918

BALANCE SHEET DATA AT YEAR END
Investment securities and money market instruments..............  $    4,594,709   $ 3,194,664   $    2,669,402   $  2,269,081
Loans held for securitization...................................       2,900,198     2,469,974        3,168,427      2,299,026
Credit card loans...............................................       5,830,221     5,722,299        4,090,553      2,882,232
Other consumer loans............................................       2,431,655     1,936,779          876,938        525,742
                                                                  --------------   -----------   --------------   ------------
   Total loans..................................................       8,261,876     7,659,078        4,967,491      3,407,974
Reserve for possible credit losses..............................        (162,476)     (118,427)        (104,886)      (101,519)
                                                                  --------------   -----------   --------------   ------------
   Net loans....................................................       8,099,400     7,540,651        4,862,605      3,306,455
Total assets....................................................      21,305,513    17,035,342       13,228,889      9,671,858
Total deposits..................................................      12,913,213    10,151,686        8,608,914      6,632,489
Long-term debt and bank notes...................................       5,478,917     3,950,358        2,657,600      1,687,357
Stockholders' equity............................................       1,970,050     1,704,308        1,265,058        919,578

AVERAGE BALANCE SHEET DATA
Investment securities and money market instruments..............  $    3,851,867   $ 2,927,351   $    2,451,783   $  1,684,316
Loans held for securitization...................................       2,875,212     2,529,484        2,269,362      1,330,011
Credit card loans...............................................       5,456,349     4,907,814        4,160,230      3,207,110
Other consumer loans............................................       2,106,952     1,266,281          632,306        793,161
                                                                  --------------   -----------   --------------   ------------
   Total loans..................................................       7,563,301     6,174,095        4,792,536      4,000,271
Reserve for possible credit losses..............................        (143,277)     (111,041)        (103,568)       (99,175)
                                                                  --------------   -----------   --------------   ------------
   Net loans....................................................       7,420,024     6,063,054        4,688,968      3,901,096
Total assets....................................................      19,125,282    14,571,288       11,425,721      8,432,511
Total deposits..................................................      11,752,887     9,408,843        7,709,840      5,728,432
Long-term debt and bank notes...................................       4,639,430     3,029,250        2,212,591      1,199,520
Stockholders' equity............................................       1,750,459     1,377,072          994,287        815,243
Weighted average common shares outstanding (000) (b)............         501,225       501,208          501,226        501,227
Weighted average common shares outstanding and
 common stock equivalents (000) (b).............................         526,534       518,982          513,643        508,343
-------------------------------------------------------------------------------------------------------------------------------

The consolidated financial statements for the years ended prior to December 31, 1991, reflect the combined results of the "Credit Card and Certain Related Banking Activities of MBNA America Bank, N.A., and Certain Affiliates" prior to the organization of MBNA Corporation ("the Corporation"). The consolidated financial statements for the years ended December 31, 1991, and thereafter reflect the independent Corporation.

(a) Net income for the year ended December 31, 1996, includes a $32.8 million tax benefit related to deductions for the amortization of Customer-based intangible assets acquired in connection with the 1991 initial public offering of the Corporation's Common Stock, and a charge of $32.8 million net of tax ($54.3 million pretax) related to the launch of the MBNA Platinum Plus MasterCard and Visa program. Net income for the year ended December 31, 1993, includes an $89.8 million tax benefit related to the recognition of tax deductions for the amortization of Customer-based intangible assets acquired in connection with the 1991 initial public offering of the Corporation's Common Stock. Net income for the year ended December 31, 1993, also includes a charge of $150.0 million ($92.9 million, net of tax) for the termination of a marketing agreement with an independent third-party marketing organization.

(b) Per common share data and weighted average common shares outstanding and common stock equivalents have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share" (Statement No.128), and the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1997, to stockholders of record as of September 15, 1997.

                        MBNA CORPORATION AND SUBSIDIARIES

         1993                  1992                  1991                  1990                  1989                   1988
     $     474,323         $     357,515         $     239,599         $     164,315         $     116,754         $     149,641
            98,795                97,534                86,723                57,951                43,319                63,262
           739,968               577,505               540,708               451,863               343,551               254,828
           774,872               565,467               459,035               354,462               258,357               203,853
           207,796               172,732               149,213               128,998               104,109                90,065

     $         .41         $         .34         $         .30         $         .26         $         .21         $         .18
               .41                   .34                   .30                   .26                   .21                   .18
               .19                   .17                   .16                    (d)                   (d)                   (d)
              1.53                  1.32                  1.18                    (d)                   (d)                   (d)

              3.15%                 2.96%                 2.79%                 3.87%                 4.13%                 3.55%
             30.01                 28.55                 28.55                    (d)                   (d)                   (d)
             85.34                 69.98                 71.77                103.51                124.73                153.30
             10.51                 10.25                  9.86                    (d)                   (d)                   (d)

              3.03                  3.78                  4.39                  4.15                  3.52                  3.33
              2.43                  2.87                  2.65                  1.79                  1.77                  1.99

              3.27                  3.99                  4.40                  4.52                  3.66                  3.59
              2.97                  3.33                  3.05                  2.21                  1.97                  1.85
              8.47                  7.22                  6.36                  6.55                  5.77                  6.56


     $     741,869         $     678,000         $     600,000         $     567,000         $     418,800         $           -
         3,725,509             3,300,650             2,886,405             2,672,733             1,842,473             1,906,947
         7,891,140             5,881,479             5,327,901             4,137,950             3,456,587             2,600,182
     -------------         -------------         -------------         -------------         -------------         -------------
     $  12,358,518         $   9,860,129         $   8,814,306         $   7,377,683         $   5,717,860         $   4,507,129
     =============         =============         =============         =============         =============         =============

     $     642,750         $    733,473          $     560,447         $     707,632         $     215,223         $           -
         3,425,935             2,659,305             2,707,535             1,907,208             1,782,051             2,280,480
         6,596,387             5,528,394             4,563,279             3,798,409             2,898,169             1,360,452
     -------------         -------------         -------------         -------------         -------------         -------------
     $  10,665,072         $   8,921,172         $   7,831,261         $   6,413,249         $   4,895,443         $   3,640,932
     =============         =============         =============         =============         =============         =============

     $  17,889,747         $  14,523,570         $  12,915,104         $  11,541,181         $   9,075,967         $   7,256,735

     $   1,440,684         $   1,345,995         $   1,768,048         $     540,660         $     151,973         $      97,386
           741,869               678,000               600,000               567,000               418,800                     -
         2,949,995             2,659,007             2,299,912             2,216,604             1,587,652             1,743,292
           775,514               641,643               586,493               456,129               254,821               163,655
     -------------         -------------         -------------         -------------         -------------         -------------
         3,725,509             3,300,650             2,886,405             2,672,733             1,842,473             1,906,947
           (97,580)              (97,580)              (97,580)              (97,580)              (82,098)              (74,152)
     -------------         -------------         -------------         -------------         -------------         -------------
         3,627,929             3,203,070             2,788,825             2,575,153             1,760,375             1,832,795
         7,319,756             6,454,511             6,009,028             4,579,514             2,858,924             2,276,114
         5,241,883             4,568,791             5,094,011             4,202,159             1,743,969             1,521,907
           779,553               470,601                     -                     -                     -                     -
           769,131               661,290               592,230               214,098               256,904               203,980

     $   1,364,350         $   1,572,911         $   1,401,469         $     160,356         $     182,254         $      35,547
           642,750               733,473               560,447               707,632               215,223                     -
         2,735,191             2,050,487             2,176,144             1,529,759             1,584,368             2,146,851
           690,744               608,818               531,391               377,449               197,683               133,629
     -------------         -------------         -------------         -------------         -------------         -------------
         3,425,935             2,659,305             2,707,535             1,907,208             1,782,051             2,280,480
           (97,580)              (97,580)              (93,284)              (76,509)              (73,120)              (64,110)
     -------------         -------------         -------------         -------------         -------------         -------------
         3,328,355             2,561,725             2,614,251             1,830,699             1,708,931             2,216,370
         6,596,419             5,829,052             5,347,990             3,330,155             2,519,192             2,538,968
         4,767,669             4,847,911             4,553,186             2,526,109             1,601,225             1,487,568
           537,609               116,301                     -                     -                     -                     -
           692,460               605,079               522,721               258,719               274,991               230,510
           501,227               501,573               501,252               501,188               501,188               501,188

           506,745               506,791               504,384               501,188               501,188               501,188
---------------------------------------------------------------------------------------------------------------------------------

(c) The Corporation adopted Statement No. 128 effective for financial statements issued for periods ending after December 15, 1997. In accordance with Statement No. 128, earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding, whereas earnings per common share--assuming dilution includes the potential dilutive effect of common stock equivalents which are solely related to employee stock options. The Corporation has no other common stock equivalents. For comparative purposes, earnings per common share and earnings per common share--assuming dilution for the years ended prior to December 31, 1991, are presented on a pro forma basis.

(d) During 1991, MBNA Corporation became an independent corporation traded publicly on the New York Stock Exchange. Accordingly, dividends per common share, book value per common share, and stockholders' equity ratios have not been presented for the years ended prior to December 31, 1991.

(e) Loan portfolio delinquency does not include loans held for securitization or securitized loans.

(f) Managed loans include the Corporation's loans held for securitization, loan portfolio, and securitized loans.

(g) Managed net interest margin is presented on a fully taxable equivalent basis.

                        MBNA CORPORATION AND SUBSIDIARIES

                           GLOSSARY OF FINANCIAL TERMS

The following definitions may be helpful when reading Management's Discussion and Analysis of Financial Condition and Results of Operations of MBNA Corporation ("the Corporation").

ASSET SECURITIZATION

Asset securitization removes loan receivables from the consolidated statements of financial condition by selling them, generally to a trust. Asset securitization converts interest income, interchange, and other fees in excess of interest paid to Certificateholders; credit losses; and other trust expenses into securitization income, while reducing the Corporation's on-balance-sheet assets.

CREDIT CARD FEES

Credit card fees include annual, late, overlimit, returned check, cash advance, and other miscellaneous fees.

CREDIT RISK

Credit risk is the possibility that a loss may occur should a borrower or counterparty fail to fully honor the terms of a contract.

DIRECT DEPOSITS

Direct deposits are deposits marketed to and received from individual Customers without the use of a third-party intermediary.

FOREIGN ACTIVITIES

The Corporation's foreign activities are primarily performed through MBNA America Bank, N.A.'s ("the Bank") two foreign bank subsidiaries, MBNA International Bank Limited ("MBNA International")and MBNA Canada Bank ("MBNA Canada"). The Bank also has a foreign branch office in the Grand Cayman Islands.

FOREIGN CURRENCY EXCHANGE RATE RISK

Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates and occurs as a result of cross-currency investment and funding activities. The Corporation's foreign currency exchange rate risk is limited to the unhedged position of the Corporation's net investment in its foreign subsidiaries.

FULLY TAXABLE EQUIVALENT (FTE) BASIS

FTE basis represents the income on total interest-earning assets that is either tax-exempt or taxed at a reduced rate, adjusted to give effect to the prevailing incremental federal income tax rate, and adjusted for nondeductible carrying costs and state income taxes, where applicable. Yield calculations, where appropriate, include these adjustments.

INTERCHANGE INCOME

Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International and Visa International.

INTEREST RATE RISK

Interest rate risk refers to potential changes in current and future earnings resulting from changes in interest rates, and differences in the repricing characteristics between interest rate sensitive assets and liabilities.

INTEREST RATE SENSITIVE ASSETS/LIABILITIES

Interest rate sensitive assets/liabilities have yields/rates that can change within a designated time period, due to their maturity, to a change in an underlying index rate, or to the contractual ability of the Corporation to change the yield/rate.

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

The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk primarily related to MBNA International, a foreign bank subsidiary in the United Kingdom.

The Corporation does not hold or issue off-balance-sheet financial instruments for trading purposes.

                        MBNA CORPORATION AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

This discussion is intended to further the reader's understanding of the consolidated financial condition and results of operations of MBNA Corporation ("the Corporation"). It should be read in conjunction with the consolidated financial statements, notes, tables, and glossary of financial terms included in this report.

INTRODUCTION

MBNA Corporation, a bank holding company, is the parent company of MBNA America Bank, N.A. ("the Bank"), a national bank. Through the Bank, the Corporation is the world's largest independent credit card lender and is the leading issuer of affinity credit cards marketed primarily to members of associations and Customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers various insurance and deposit products.


NET INCOME

             (millions)
95              353.1
96              474.5
97              622.5

The Corporation generates interest and other income through finance charges assessed on outstanding loan receivables, interchange income, credit card fees, securitization income, and interest earned on investment securities and money market instruments. The Corporation's primary costs are the costs of funding its loan receivables and investment securities, which include interest paid on deposits, short-term borrowings, and long-term debt and bank notes; credit losses; royalties paid to affinity groups and financial institutions; business development and operating expenses; and income taxes.

On July 15, 1997, the Board of Directors approved a three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued on October 1, 1997, to stockholders of record as of September 15, 1997. Accordingly, all common share and per common share data in the following discussion includes the effect of all the Corporation's stock splits.

EARNINGS SUMMARY

Net income for 1997 increased 31.2% to $622.5 million or $1.15 per common share from 1996's net income of $474.5 million or $.89 per common share. Net income for 1996 increased 34.4% to $474.5 million or $.89 per common share from $353.1 million or $.68 per common share in 1995. Earnings per common share amounts are presented assuming dilution in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

The overall growth in earnings is primarily attributable to the growth in the Corporation's managed loans outstanding. During 1997, managed loans increased $10.8 billion to $49.4 billion at December 31, 1997, as the Corporation acquired 563new endorsements from organizations and added 9.4 million new accounts. The Corporation's average managed loans increased 38.3% or $12.0 billion to $43.2 billion in 1997 from 1996. Managed loans in 1996 increased $11.9 billion to $38.6 billion from 1995. The Corporation's average managed loans increased 38.7% or $8.7 billion to $31.2 billion in 1996 from 1995. Included in managed loans are the Corporation's loans held for securitization, loan portfolio, and securitized loans.

The Corporation continues to be an active participant in the asset securitization market. Asset securitization converts interest income, interchange, and other fees in excess of interest paid to Certificateholders; credit losses; and other trust expenses into securitization income, while reducing the Corporation's on-balance-sheet assets. During 1997, the Corporation securitized approximately $13.2 billion of loan receivables, bringing the total amount of outstanding securitized loans to $38.2 billion at December 31, 1997. On January 1, 1997, the Corporation adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"(Statement No. 125), effective for all transactions occurring after December 31, 1996. Under Statement No. 125, gains are recognized in securitization income at the time of initial sale and each subsequent sale of loan receivables in a securitization. As a result of the adoption of Statement No. 125, securitization income increased $325.1 million in 1997. The Corporation invested an amount equivalent to the increase in securitization income from the adoption of Statement No. 125 in additional business development efforts; therefore, this incremental increase in securitization income did not materially impact the Corporation's consolidated net income. Previously, the Corporation recognized the earnings from securitization over the life of the transaction.


RETURN ON AVERAGE
TOTAL ASSETS

95              3.09%
96              3.26%
97              3.25%


RETURN ON AVERAGE
STOCKHOLDERS' EQUITY

95               35.51%
96               34.46%
97               35.56%

Table 1 reflects the Corporation's returns on average total assets and stockholders' equity, and other equity ratios.

Return on average total assets was essentially the same for 1997 and 1996 as a result of the similarity between the percentage growth in net income and the growth in average total assets. The return on average stockholders' equity for 1997 increased primarily as a result of an increase in net income partially offset by the growth in average stockholders' equity. The return on average stockholders' equity for 1996 decreased primarily as a result of an increase in average stockholders' equity related to the Corporation's issuance of $150.0 million of preferred stock in both 1995 and 1996, which offset the percentage growth in net income.

TABLE 1: RETURN ON AVERAGE TOTAL ASSETS AND STOCKHOLDERS' EQUITY

YEAR ENDED DECEMBER 31,                                             1997            1996            1995
RETURN ON AVERAGE TOTAL ASSETS..................................    3.25%           3.26%           3.09%
RETURN ON AVERAGE STOCKHOLDERS' EQUITY..........................   35.56           34.46           35.51
AVERAGE STOCKHOLDERS' EQUITY TO AVERAGE TOTAL ASSETS............    9.15            9.45            8.70
DIVIDEND PAYOUT RATIO...........................................   27.83           31.46           36.76

                        MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------
TABLE 2: STATEMENTS OF AVERAGE BALANCES, YIELDS AND RATES, INCOME OR EXPENSE

(DOLLARS IN THOUSANDS, YIELDS AND RATES ON A FULLY TAXABLE EQUIVALENT BASIS)

YEAR ENDED DECEMBER 31,                                                                    1997
                                                                             AVERAGE     YIELD/      INCOME
                                                                             AMOUNT       RATE     OR EXPENSE
                                                                          ------------------------------------
ASSETS
Interest-earning assets:
  Interest-earning time deposits in other banks:
    Domestic...........................................................   $     2,683      3.80%   $     102
    Foreign............................................................       848,229      5.77       48,971
                                                                          -----------              ---------
         Total interest-earning time deposits in other banks...........       850,912      5.77       49,073
  Federal funds sold and securities purchased under resale agreements..       430,614      5.56       23,962
  Investment securities (a):
    Taxable............................................................     2,480,722      5.70      141,429
    Tax-exempt (b).....................................................        89,619      6.03        5,402
                                                                          -----------              ---------
         Total investment securities...................................     2,570,341      5.71      146,831
  Loans held for securitization:
    Domestic...........................................................     2,486,520     14.50      360,506
    Foreign............................................................       388,692     14.44       56,139
                                                                          -----------              ---------
         Total loans held for securitization...........................     2,875,212     14.49      416,645
  Loans:
    Domestic:
      Credit card......................................................     5,196,643     14.16      735,971
      Other consumer...................................................     1,938,292     14.49      280,822
                                                                          -----------              ---------
         Total domestic loans..........................................     7,134,935     14.25    1,016,793
    Foreign............................................................       428,366     13.91       59,600
                                                                          -----------              ---------
         Total loans...................................................     7,563,301     14.23    1,076,393
                                                                          -----------              ---------
         Total interest-earning assets.................................    14,290,380     11.99    1,712,904
Cash and due from banks................................................       495,835
Premises and equipment, net............................................     1,292,284
Other assets...........................................................     3,190,060
Reserve for possible credit losses.....................................      (143,277)
                                                                          -----------
         Total assets..................................................   $19,125,282
                                                                          ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    Domestic:
      Time deposits (c)................................................   $ 8,011,904      6.30      504,742
      Money market deposit accounts....................................     2,908,901      5.42      157,786
      Interest-bearing transaction accounts............................        27,779      4.72        1,310
      Savings accounts.................................................        11,578      4.68          542
                                                                          -----------              ---------
         Total domestic interest-bearing deposits......................    10,960,162      6.06      664,380
    Foreign:
      Time deposits....................................................       452,530      6.53       29,540
                                                                          -----------              ---------
         Total interest-bearing deposits...............................    11,412,692      6.08      693,920
  Borrowed funds:
    Federal funds purchased and securities
     sold under repurchase agreements..................................        16,712      5.59          935
    Other short-term borrowings........................................       321,443      5.86       18,849
    Long-term debt and bank notes:
      Domestic (c).....................................................     4,459,829      6.52      290,814
      Foreign..........................................................       179,601      7.85       14,105
                                                                          -----------              ---------
         Total long-term debt and bank notes...........................     4,639,430      6.57      304,919
                                                                          -----------              ---------
         Total borrowed funds..........................................     4,977,585      6.52      324,703
                                                                          -----------              ---------
         Total interest-bearing liabilities............................    16,390,277      6.21    1,018,623
Demand deposits........................................................       340,195
Other liabilities......................................................       644,351
                                                                          -----------
         Total liabilities.............................................    17,374,823
Stockholders' equity...................................................     1,750,459
                                                                          -----------
         Total liabilities and stockholders' equity....................   $19,125,282
                                                                          ===========              ---------
         Net interest income...........................................                            $ 694,281
                                                                                                   =========
         Net interest margin...........................................                    4.86
         Interest rate spread..........................................                    5.78

YEAR ENDED DECEMBER 31,                                                                   1996
                                                                              AVERAGE     YIELD/      INCOME
                                                                              AMOUNT       RATE     OR EXPENSE
                                                                          ------------------------------------
ASSETS
Interest-earning assets:
  Interest-earning time deposits in other banks:
    Domestic...........................................................   $     2,250       3.87%   $      87
    Foreign............................................................       528,882       5.57       29,441
                                                                          -----------               ---------
         Total interest-earning time deposits in other banks...........       531,132       5.56       29,528
  Federal funds sold and securities purchased under resale agreements..       184,347       5.39        9,935
  Investment securities (a):
    Taxable............................................................     2,126,411       5.79      123,054
    Tax-exempt (b).....................................................        85,461       5.99        5,116
                                                                          -----------               ---------
         Total investment securities...................................     2,211,872       5.79      128,170
  Loans held for securitization:
    Domestic...........................................................     2,169,426      14.02      304,118
    Foreign............................................................       360,058      14.44       52,002
                                                                          -----------               ---------
         Total loans held for securitization...........................     2,529,484      14.08      356,120
  Loans:
    Domestic:
      Credit card......................................................     4,701,009      13.92      654,410
      Other consumer...................................................     1,227,915      14.03      172,336
                                                                          -----------               ---------
         Total domestic loans..........................................     5,928,924      13.94      826,746
    Foreign............................................................       245,171      14.10       34,559
                                                                          -----------               ---------
         Total loans...................................................     6,174,095      13.95      861,305
                                                                          -----------               ---------
         Total interest-earning assets.................................    11,630,930      11.91    1,385,058
Cash and due from banks................................................       350,463
Premises and equipment, net............................................       931,455
Other assets...........................................................     1,769,481
Reserve for possible credit losses.....................................      (111,041)
                                                                          -----------
         Total assets..................................................   $14,571,288
                                                                          ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    Domestic:
      Time deposits (c)................................................   $ 6,147,083       5.89      361,934
      Money market deposit accounts....................................     2,540,850       5.30      134,777
      Interest-bearing transaction accounts............................        23,504       4.58        1,077
      Savings accounts.................................................        10,181       4.56          464
                                                                          -----------               ---------
         Total domestic interest-bearing deposits......................     8,721,618       5.71      498,252
    Foreign:
      Time deposits....................................................       497,654       5.95       29,633
                                                                          -----------               ---------
         Total interest-bearing deposits...............................     9,219,272       5.73      527,885
  Borrowed funds:
    Federal funds purchased and securities
     sold under repurchase agreements..................................        67,712       5.39        3,648
    Other short-term borrowings........................................       269,538       5.51       14,849
    Long-term debt and bank notes:
      Domestic (c).....................................................     2,926,018       6.44      188,425
      Foreign..........................................................       103,232       7.73        7,983
                                                                          -----------               ---------
         Total long-term debt and bank notes...........................     3,029,250       6.48      196,408
                                                                          -----------               ---------
         Total borrowed funds..........................................     3,366,500       6.38      214,905
                                                                          -----------               ---------
         Total interest-bearing liabilities............................    12,585,772       5.90      742,790
Demand deposits........................................................       189,571
Other liabilities......................................................       418,873
                                                                          -----------
         Total liabilities.............................................    13,194,216
Stockholders' equity...................................................     1,377,072
                                                                          -----------
         Total liabilities and stockholders' equity....................   $14,571,288
                                                                          ===========               ---------
         Net interest income...........................................                             $ 642,268
                                                                                                    =========
         Net interest margin...........................................                     5.52
         Interest rate spread..........................................                     6.01

YEAR ENDED DECEMBER 31,                                                                   1995
                                                                              AVERAGE    YIELD/      INCOME
                                                                              AMOUNT      RATE     OR EXPENSE
                                                                          ------------------------------------
ASSETS
Interest-earning assets:
  Interest-earning time deposits in other banks:
    Domestic...........................................................   $     2,236     4.52%    $     101
    Foreign............................................................       259,763     6.06        15,731
                                                                          -----------              ---------
         Total interest-earning time deposits in other banks...........       261,999     6.04        15,832
  Federal funds sold and securities purchased under resale agreements..       129,657     5.96         7,727
  Investment securities (a):
    Taxable............................................................     1,980,322     6.03       119,322
    Tax-exempt (b).....................................................        79,805     6.41         5,116
                                                                          -----------              ---------
         Total investment securities...................................     2,060,127     6.04       124,438
  Loans held for securitization:
    Domestic...........................................................     2,151,807    14.04       302,037
    Foreign............................................................       117,555    14.44        16,972
                                                                          -----------              ---------
         Total loans held for securitization...........................     2,269,362    14.06       319,009
  Loans:
    Domestic:
      Credit card......................................................     3,827,429    14.10       539,642
      Other consumer...................................................       630,760    13.75        86,761
                                                                          -----------              ---------
         Total domestic loans..........................................     4,458,189    14.05       626,403
    Foreign............................................................       334,347    14.71        49,197
                                                                          -----------              ---------
         Total loans...................................................     4,792,536    14.10       675,600
                                                                          -----------              ---------
         Total interest-earning assets.................................     9,513,681    12.01     1,142,606
Cash and due from banks................................................       197,374
Premises and equipment, net............................................       685,022
Other assets...........................................................     1,133,212
Reserve for possible credit losses.....................................      (103,568)
                                                                          -----------
         Total assets..................................................   $11,425,721
                                                                          ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    Domestic:
      Time deposits (c)................................................   $ 5,084,445     5.70       289,816
      Money market deposit accounts....................................     1,903,931     5.79       110,244
      Interest-bearing transaction accounts............................        19,212     5.10           980
      Savings accounts.................................................         8,401     5.05           424
                                                                          -----------              ---------
         Total domestic interest-bearing deposits......................     7,015,989     5.72       401,464
    Foreign:
      Time deposits....................................................       563,072     6.52        36,693
                                                                          -----------              ---------
         Total interest-bearing deposits...............................     7,579,061     5.78       438,157
  Borrowed funds:
    Federal funds purchased and securities
     sold under repurchase agreements..................................        49,141     6.01         2,952
    Other short-term borrowings........................................       148,804     6.14         9,143
    Long-term debt and bank notes:
      Domestic (c).....................................................     2,180,341     6.57       143,330
      Foreign..........................................................        32,250     9.32         3,007
                                                                          -----------              ---------
         Total long-term debt and bank notes...........................     2,212,591     6.61       146,337
                                                                          -----------              ---------
         Total borrowed funds..........................................     2,410,536     6.57       158,432
                                                                          -----------              ---------
         Total interest-bearing liabilities............................     9,989,597     5.97       596,589
Demand deposits........................................................       130,779
Other liabilities......................................................       311,058
                                                                          -----------
         Total liabilities.............................................    10,431,434
Stockholders' equity...................................................       994,287
                                                                          -----------
         Total liabilities and stockholders' equity....................   $11,425,721
                                                                          ===========              ---------
         Net interest income...........................................                            $ 546,017
                                                                                                   =========
         Net interest margin...........................................                   5.74
         Interest rate spread..........................................                   6.04

--------------------------------------------------------------------------------

(a) Average amounts for investment securities available-for-sale are based on market values; if these securities were carried at amortized cost, there would be no impact on the net interest margin.

(b) The fully taxable equivalent adjustment for the years ended December 31, 1997, 1996, and 1995, was $1,891, $1,791, and $1,791, respectively.

(c) Includes the impact of interest rate swap agreements used to change fixed-rate funding sources to floating-rate funding sources.

                        MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

TABLE 3: RATE-VOLUME VARIANCE ANALYSIS (a)
(dollars in thousands, on a fully taxable equivalent basis)

YEAR ENDED DECEMBER 31,                                                               1997 COMPARED TO 1996
                                                                               VOLUME         RATE          TOTAL
                                                                              -------------------------------------
INTEREST-EARNING ASSETS
Interest-earning time deposits in other banks:
   Domestic ..............................................................    $      16     $      (1)    $      15
   Foreign ...............................................................       18,399         1,131        19,530
                                                                              ---------     ---------     ---------
     Total interest-earning time deposits in other banks .................       18,415         1,130        19,545
Federal funds sold and securities purchased under resale agreements ......       13,694           333        14,027
Investment securities:
   Taxable ...............................................................       20,225        (1,850)       18,375
   Tax-exempt ............................................................          250            36           286
                                                                              ---------     ---------     ---------
     Total investment securities .........................................       20,475        (1,814)       18,661
Loans held for securitization:
   Domestic ..............................................................       45,684        10,704        56,388
   Foreign ...............................................................        4,137             -         4,137
                                                                              ---------     ---------     ---------
     Total loans held for securitization .................................       49,821        10,704        60,525
Loans:
   Domestic:
     Credit card .........................................................       70,024        11,537        81,561
     Other consumer loans ................................................      102,750         5,736       108,486
                                                                              ---------     ---------     ---------
     Total domestic loans ................................................      172,774        17,273       190,047
   Foreign ...............................................................       25,494          (453)       25,041
                                                                              ---------     ---------     ---------
     Total loans .........................................................      198,268        16,820       215,088
                                                                              ---------     ---------     ---------
     Total interest income ...............................................      300,673        27,173       327,846

INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
   Domestic:
     Time deposits .......................................................      116,042        26,766       142,808
     Money market deposit accounts .......................................       19,904         3,105        23,009
     Interest-bearing transaction accounts ...............................          201            32           233
     Savings accounts ....................................................           65            13            78
                                                                              ---------     ---------     ---------
     Total domestic interest-bearing deposits ............................      136,212        29,916       166,128
   Foreign:
     Time deposits .......................................................       (2,812)        2,719           (93)
                                                                              ---------     ---------     ---------
     Total interest-bearing deposits .....................................      133,400        32,635       166,035
Borrowed funds:
   Federal funds purchased and securities sold under repurchase agreements       (2,848)          135        (2,713)
   Other short-term borrowings ...........................................        2,997         1,003         4,000
   Long-term debt and bank notes:
     Domestic ............................................................       99,987         2,402       102,389
     Foreign .............................................................        5,996           126         6,122
                                                                              ---------     ---------     ---------
     Total long-term debt and bank notes .................................      105,983         2,528       108,511
                                                                              ---------     ---------     ---------
     Total borrowed funds ................................................      106,132         3,666       109,798
                                                                              ---------     ---------     ---------
     Total interest expense ..............................................      239,532        36,301       275,833
                                                                              ---------     ---------     ---------
     Net interest income .................................................    $  61,141     $  (9,128)    $  52,013
                                                                              =========     =========     =========

YEAR ENDED DECEMBER 31,                                                               1996 COMPARED TO 1995
                                                                               VOLUME         RATE          TOTAL
                                                                              -------------------------------------
INTEREST-EARNING ASSETS
Interest-earning time deposits in other banks:
   Domestic ..............................................................    $       1     $     (15)    $     (14)
   Foreign ...............................................................       15,076        (1,366)       13,710
                                                                              ---------     ---------     ---------
     Total interest-earning time deposits in other banks .................       15,077        (1,381)       13,696
Federal funds sold and securities purchased under resale agreements ......        3,005          (797)        2,208
Investment securities:
   Taxable ...............................................................        8,576        (4,844)        3,732
   Tax-exempt ............................................................          350          (350)            -
                                                                              ---------     ---------     ---------
     Total investment securities .........................................        8,926        (5,194)        3,732
Loans held for securitization:
   Domestic ..............................................................        2,464          (383)        2,081
   Foreign ...............................................................       35,030             -        35,030
                                                                              ---------     ---------     ---------
     Total loans held for securitization .................................       37,494          (383)       37,111
Loans:
   Domestic:
     Credit card .........................................................      121,690        (6,922)      114,768
     Other consumer loans ................................................       83,775         1,800        85,575
                                                                              ---------     ---------     ---------
     Total domestic loans ................................................      205,465        (5,122)      200,343
   Foreign ...............................................................      (12,645)       (1,993)      (14,638)
                                                                              ---------     ---------     ---------
     Total loans .........................................................      192,820        (7,115)      185,705
     Total interest income ...............................................      257,322       (14,870)      242,452

INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
   Domestic:
     Time deposits .......................................................       62,295         9,823        72,118
     Money market deposit accounts .......................................       34,405        (9,872)       24,533
     Interest-bearing transaction accounts ...............................          204          (107)           97
     Savings accounts ....................................................           84           (44)           40
                                                                              ---------     ---------     ---------
     Total domestic interest-bearing deposits ............................       96,988          (200)       96,788
   Foreign:
     Time deposits .......................................................       (4,052)       (3,008)       (7,060)
                                                                              ---------     ---------     ---------
     Total interest-bearing deposits .....................................       92,936        (3,208)       89,728
Borrowed funds:
   Federal funds purchased and securities sold under repurchase agreements        1,025          (329)          696
   Other short-term borrowings ...........................................        6,738        (1,032)        5,706
   Long-term debt and bank notes:
     Domestic ............................................................       48,075        (2,980)       45,095
     Foreign .............................................................        5,570          (594)        4,976
                                                                              ---------     ---------     ---------
     Total long-term debt and bank notes .................................       53,645        (3,574)       50,071
                                                                              ---------     ---------     ---------
     Total borrowed funds ................................................       61,408        (4,935)       56,473
                                                                              ---------     ---------     ---------
     Total interest expense ..............................................      154,344        (8,143)      146,201
                                                                              ---------     ---------     ---------
     Net interest income .................................................    $ 102,978     $  (6,727)    $  96,251
                                                                              =========     =========     =========

--------------------------------------------------------------------------------

(a) The rate-volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.

NET INTEREST INCOME

Table 3 illustrates the impact that rate and volume changes had on the Corporation's net interest income for the years presented.

Net interest income, on a fully taxable equivalent basis, increased 8.1% or $52.0 million to $694.3 million in 1997 from 1996, as shown in Table 2. The increase in net interest income in 1997 is primarily a result of a $2.7 billion increase in average interest-earning assets from 1996, offset by a $3.8 billion increase in average interest-bearing liabilities and a 66 basis point decline in the net interest margin for the same period. The growth in average interest-earning assets is primarily a result of a $1.7 billion increase in average loan receivables combined with an increase of $924.5 million in average investment securities and money market instruments. The increase in interest-bearing liabilities resulted primarily from funding the increase in interest-earning assets and accounts receivable from securitizations, which is included in other assets.

Net interest income, on a fully taxable equivalent basis, increased 17.6% or $96.3 million to $642.3 million in 1996 from 1995, as also shown in Table 2. The increase in net interest income in 1996 was primarily a result of a $2.1 billion increase in average interest-earning assets from 1995, offset by a $2.6 billion increase in average interest-bearing liabilities and a 22 basis point decline

                        MBNA CORPORATION AND SUBSIDIARIES


in the net interest margin for the same period. The growth in average interest-earning assets reflects a $1.6 billion increase in average loan receivables and a $475.6 million increase in average investment securities and money market instruments. The increase in interest-bearing liabilities resulted primarily from funding the increase in interest-earning assets.

NET INTEREST INCOME
(fully taxable equivalent basis)

             (millions)
95              546.0
96              642.3
97              694.3

The net interest margin, on a fully taxable equivalent basis, was 4.86% for 1997, compared to 5.52% and 5.74% for 1996 and 1995, respectively. The decline in the net interest margin for 1997 is primarily a result of an increase in average interest-bearing liabilities that was partially used to fund the growth in accounts receivable from securitizations, which is included in other assets, combined with a 31 basis point increase in average rates paid on interest-bearing liabilities. The decline in the net interest margin for 1996 was primarily a result of an increase in average interest-bearing liabilities that was partially used to fund the growth of noninterest-earning assets combined with a 10 basis point decrease in yields earned on interest-earning assets.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS

In 1997, interest income on investment securities, on a fully taxable equivalent basis, increased $18.7 million to $146.8 million from 1996. The increase in 1997 is primarily the result of a $358.5 million increase in average investment securities, offset by an 8 basis point decrease in yields earned on these securities. Interest income on money market instruments increased $33.6 million to $73.0 million in 1997 from 1996. The increase in 1997 was primarily the result of an increase of $566.0 million in average money market instruments from 1996, combined with an 18 basis point increase in the yields earned on these instruments.

INTEREST INCOME FROM
INVESTMENT SECURITIES AND
MONEY MARKET INSTRUMENTS
(fully taxable equivalent basis)

             (millions)
95              148.0
96              167.6
97              219.9

Interest income on investment securities, on a fully taxable equivalent basis, increased $3.7 million to $128.2 million in 1996 from 1995. This increase was the result of a $151.7 million increase in average investment securities, offset by a 25 basis point decrease in yields earned on these securities. Interest income on money market instruments increased $15.9 million to $39.5 million in 1996 from 1995. The increase in 1996 was primarily the result of an increase of $323.8 million in average money market instruments from 1995, offset by a 50 basis point decrease in the yields earned on these instruments.

The increases in average investment securities and money market instruments are primarily a result of the timing of the receipt of funds from asset securitizations. Funds received from the securitization transactions typically are invested in investment securities available-for-sale and money market instruments until they are needed to fund loan growth.

Average investment securities and money market instruments as a percentage of average interest-earning assets was 27.0% for 1997, compared to 25.2% in 1996 and 25.8% in 1995. Table 4 reflects the estimated maturities of the Corporation's investment securities and weighted average yields, on a fully taxable equivalent basis, at December 31, 1997.

Note C to the audited consolidated financial statements provides further detail regarding the Corporation's investment securities.

TABLE 4: INVESTMENT SECURITIES
(dollars in thousands, yields on a fully taxable equivalent basis)

                                                                 ESTIMATED MATURITIES AT DECEMBER 31, 1997
                                                          Within 1 Year              1-5 Years               6-10 Years
                                                        Book         Yield       Book         Yield       Book      Yield
                                                     ----------------------------------------------------------------------
AVAILABLE-FOR-SALE:
U.S. Treasury and other U.S. government
 agencies obligations ...........................    $  773,974       5.76%   $  301,406       6.03%   $        -       -%
State and political subdivisions of the
 United States ..................................        84,778       6.61         6,538       6.39             -       -
Asset-backed and other securities ...............       146,097       6.09       793,871       6.13        53,663    6.14
                                                     ----------               ----------               ----------
   Total investment securities available-for-sale    $1,004,849       5.87    $1,101,815       6.10    $   53,663    6.14
                                                     ==========               ==========               ==========
HELD-TO-MATURITY:
U.S. Treasury and other U.S. government
  agencies obligations ..........................    $  168,926       5.07    $   25,963       5.92    $        -       -
State and political subdivisions of the
  United States .................................             -          -             -          -             -       -
Asset-backed and other securities ...............        39,572       5.64         2,316       7.36             -       -
                                                     ----------               ----------               ----------
   Total investment securities held-to-maturity .    $  208,498       5.18    $   28,279       6.04    $        -       -
                                                     ==========               ==========               ==========

                                                               ESTIMATED MATURITIES
                                                               AT DECEMBER 31, 1997
                                                         Over 10 Years              Total
                                                        Book      Yield       Book         Yield
                                                     ---------------------------------------------
AVAILABLE-FOR-SALE:
U.S. Treasury and other U.S. government
 agencies obligations ...........................           $ -       -%   $1,075,380       5.84%
State and political subdivisions of the
 United States ..................................             -       -        91,316       6.59
Asset-backed and other securities ...............         2,137    6.12       995,768       6.14
                                                     ----------            ----------
   Total investment securities available-for-sale    $    2,137    6.12    $2,162,464       6.01
                                                     ==========            ==========
HELD-TO-MATURITY:
U.S. Treasury and other U.S. government
  agencies obligations ..........................    $   90,858    6.03    $  285,747       5.47
State and political subdivisions of the
  United States .................................         1,628    6.04         1,628       6.04
Asset-backed and other securities ...............        16,917    6.00        58,805       5.81
                                                     ----------            ----------
   Total investment securities held-to-maturity .    $  109,403    6.03    $  346,180       5.53
                                                     ==========            ==========

                        MBNA CORPORATION AND SUBSIDIARIES

LOAN RECEIVABLES

Interest income generated by the Corporation's loan receivables increased $275.6 million to $1.5 billion in 1997. The increase is the result of a $1.7 billion increase in average loan receivables, combined with an increase of 31 basis points in the average yields earned on these receivables.

INTEREST INCOME FROM
LOAN RECEIVABLES

             (millions)
95              994.6
96            1,217.4
97            1,493.0

Interest income on loan receivables increased $222.8 million to $1.2 billion in 1996. The increase in interest income during 1996 was the result of a $1.6 billion increase in average loan receivables, offset by a decrease of 9 basis points in the average yields earned on these receivables.

Table 5 presents the Corporation's period-end loan receivables distribution by loan type, excluding securitized loans, and the percentage of loan receivables represented by type of loan. Loan receivables increased 10.2% to $11.2 billion at December 31, 1997, compared to $10.1 billion and $8.1 billion at December 31, 1996 and 1995, respectively.

Credit card loan receivables increased to $8.7 billion at December 31, 1997, compared to $8.2 billion and $7.3 billion at December 31, 1996 and 1995, respectively. The increases in credit card loan receivables for 1997 and 1996 were a result of the Corporation's successful marketing programs, such as the introduction of the MBNA Platinum Plus MasterCard and Visa program in early 1996, as well as competitive pricing strategies. The Corporation offers variable-rate credit card loans as well as variable-rate home equity loans to certain new and existing Customers. At December 31, 1997, variable-rate loans made up 19.9% of total managed loans compared to 42.1% of total managed loans at December 31, 1996. These variable-rate loans are indexed to the U.S. Prime Rate published in The Wall Street Journal and generally reprice quarterly. The decline in variable-rate loans was primarily the result of the Corporation repricing outstanding credit card loans from variable-rate to fixed-rate. The Corporation has the contractual right to reprice fixed-rate credit card loans at any time, by giving notice to the Customer.

Other consumer loan receivables increased to $2.4 billion at December 31, 1997, compared to $1.9 billion and $876.9 million at December 31, 1996 and 1995, respectively. The increases in other consumer loans for 1997 and 1996 were a result of the Corporation's increased efforts to originate other consumer loans in both years, combined with the acquisition of other consumer loan portfolios in 1996. Additionally, the Bank increased its securitization of other consumer loans from $1.4 billion in 1996 to $2.4 billion in 1997.

Note D to the audited consolidated financial statements provides further detail regarding the Corporation's loan receivables.

TABLE 5: LOAN RECEIVABLES DISTRIBUTION
(dollars in thousands)

DECEMBER 31,                                       1997                       1996                       1995
Loans held for securitization:
  Domestic:
    Credit card ....................     $ 2,297,400        20.6%   $ 2,206,218        21.8%   $ 2,780,802        34.2%
    Other consumer .................               -           -              -           -              -           -
                                         -----------       -----    -----------       -----    -----------       -----
       Total domestic loans held for
        securitization .............       2,297,400        20.6      2,206,218        21.8      2,780,802        34.2
  Foreign (a) ......................         602,798         5.4        263,756         2.6        387,625         4.7
                                         -----------       -----    -----------       -----    -----------       -----
       Total loans held for
        securitization .............       2,900,198        26.0      2,469,974        24.4      3,168,427        38.9
Loan portfolio:
  Domestic:
    Credit card ....................       5,475,933        49.0      5,514,326        54.4      3,957,129        48.7
    Other consumer .................       2,187,216        19.6      1,840,052        18.2        870,893        10.7
                                         -----------       -----    -----------       -----    -----------       -----
       Total domestic loan portfolio       7,663,149        68.6      7,354,378        72.6      4,828,022        59.4
  Foreign (a) ......................         598,727         5.4        304,700         3.0        139,469         1.7
                                         -----------       -----    -----------       -----    -----------       -----
       Total loan portfolio ........       8,261,876        74.0      7,659,078        75.6      4,967,491        61.1
                                         -----------       -----    -----------       -----    -----------       -----
       Total loan receivables ......     $11,162,074       100.0%   $10,129,052       100.0%   $ 8,135,918       100.0%
                                         ===========       =====    ===========       =====    ===========       =====

DECEMBER 31,                                       1994                       1993
Loans held for securitization:
  Domestic:
    Credit card ....................     $ 1,899,026        33.3%   $   741,869        16.6%
    Other consumer .................         400,000         7.0              -           -
                                         -----------       -----    -----------       -----
       Total domestic loans held for
        securitization .............       2,299,026        40.3        741,869        16.6
  Foreign (a) ......................               -           -              -           -
                                         -----------       -----    -----------       -----
       Total loans held for
        securitization .............       2,299,026        40.3        741,869        16.6
Loan portfolio:
  Domestic:
    Credit card ....................       2,506,942        43.9      2,935,418        65.7
    Other consumer .................         521,036         9.1        775,514        17.4
                                         -----------       -----    -----------       -----
       Total domestic loan portfolio       3,027,978        53.0      3,710,932        83.1
  Foreign (a) ......................         379,996         6.7         14,577          .3
                                         -----------       -----    -----------       -----
       Total loan portfolio ........       3,407,974        59.7      3,725,509        83.4
                                         -----------       -----    -----------       -----
       Total loan receivables ......     $ 5,707,000       100.0%   $ 4,467,378       100.0%
                                         ===========       =====    ===========       =====


(a) Note S to the audited consolidated financial statements provides the foreign loan receivables distribution between credit card and other consumer loans.

                        MBNA CORPORATION AND SUBSIDIARIES

DEPOSITS

Total interest expense on deposits was $693.9 million for 1997, compared to $527.9 million and $438.2 million for 1996 and 1995, respectively. The increase in interest expense of $166.0 million during 1997 is primarily the result of a $2.2 billion increase in average interest-bearing deposits combined with a 35 basis point increase in rates paid on average interest-bearing deposits. The increase in interest expense on deposits of $89.7 million during 1996 was the result of a $1.6 billion increase in average interest-bearing deposits offset by a 5 basis point decrease in rates paid on average interest-bearing deposits.

The increases in average interest-bearing deposits for 1997 and 1996 were a result of the Corporation's continued emphasis on marketing certificates of deposit and money market deposit accounts to fund loan growth and diversify funding sources.

BORROWED FUNDS

Interest expense on short-term borrowings increased to $19.8 million for 1997, compared to $18.5 million and $12.1 million for 1996 and 1995, respectively. The increase in interest expense on short-term borrowings for 1997 is primarily the result of rates paid on average short-term borrowings which increased 37 basis points from 1996. The increase in interest expense for 1996 was primarily the result of an increase in average short-term borrowings of $139.3 million offset by a 63 basis point decrease in the rates paid on these average short-term borrowings.

Note G to the audited consolidated financial statements provides further detail regarding the Corporation's short-term borrowings.

During 1997 and 1996, the Corporation continued to increase its funding provided by long-term debt and bank notes to add diversity to the Corporation's funding sources, to fund loan growth, to acquire premises and equipment, and for other general corporate purposes. As a result, average long-term debt and bank notes increased $1.6 billion to $4.6 billion, increasing interest expense related to long-term debt and bank notes by $108.5 million to $304.9 million in 1997 from 1996. The average rates paid on these funds increased 9 basis points during 1997.

In 1996, interest expense related to long-term debt and bank notes increased $50.1 million to $196.4 million from 1995. This increase was primarily the result of an increase of $816.7 million in average long-term debt and bank notes to $3.0 billion, offset by a decrease of 13 basis points in the rates paid on these funds.

Note H to the audited consolidated financial statements provides further detail regarding the Corporation's long-term debt and bank notes.

OTHER OPERATING INCOME

Total other operating income increased 48.4% or $917.0 million to $2.8 billion in 1997 from 1996. The increase in other operating income during 1997 is primarily attributable to an increase of 52.0% or $857.5 million in securitization income for the period. The increase in securitization income is the result of a $10.2 billion or 45.5% increase in average securitized loans to $32.7 billion from 1996, combined with the adoption of Statement No. 125 by the Corporation. Securitization income includes the gains recognized by the Corporation in accordance with Statement No. 125, in addition to the contractually specified other fees earned by the Corporation for the servicing of previously securitized loans. Interchange income also increased $26.4 million from 1996, as the Corporation's sales volume increased. In addition, other income increased $32.5 million to $88.3 million in 1997. The increase is primarily attributable to the gain on the sale of the Corporation's merchant card processing business and growth in fee income generated from the Corporation's insurance agency business.

OTHER OPERATING INCOME

             (billions)
95              1.4
96              1.9
97              2.8

On January 1, 1997, the Corporation adopted Statement No. 125, effective for all transactions occurring after December 31, 1996. Under Statement No. 125, gains are now recognized at the time of initial sale and each subsequent sale of loan receivables in a securitization. As a result, the Corporation now recognizes the gain from securitized loans in securitization income on the Corporation's consolidated statements of income and includes the related receivable in accounts receivable from securitizations on the consolidated statements of financial condition at the time of sale. Securitization income also includes the additional earnings from the Corporation's securitized loans previously reported as loan servicing fees. Previously, the Corporation recognized the earnings from securitization over the life of the transaction. As a result of the adoption of Statement No. 125, securitization income increased $325.1 million in 1997. This increase is not representative of future periods. Any future gains that will be recognized by the Corporation in accordance with Statement No. 125 will be dependent upon the timing and the amount of future securitizations. The Corporation invested an amount equivalent to the increase in securitization income from the adoption of Statement No. 125 in additional business development efforts; therefore, this incremental increase in securitization income did not materially impact the Corporation's consolidated net income. In accordance with Statement No. 125, prior years have not been restated.

In 1996, total other operating income increased 33.1% or $471.3 million to $1.9 billion from 1995. The increase in 1996 was primarily attributable to an increase of 37.8% or $452.6 million in securitization income for the period. Securitization income, generated by securitized loans prior to the adoption of Statement No. 125, consisted of interest income, interchange and other fees in excess of interest paid to Certificateholders; credit losses; and other trust expenses. The increase in securitization income was the direct result of an increase in average securitized loans of $7.1 billion during 1996.

                        MBNA CORPORATION AND SUBSIDIARIES

In addition, credit card fees increased $20.3 million to $102.6 million during 1996. This increase was primarily the result of increases in late and overlimit fees.

During 1996, MBNA Hallmark Information Services, Inc., the Corporation's information processing subsidiary, did not renew contracts with external Customers in order to increase its focus on providing information technology support and services to the Bank and its affiliates. As a result, processing fees included in other operating income decreased.

OTHER OPERATING EXPENSE

Total other operating expense increased 41.4% to $2.2 billion in 1997 from $1.6 billion in 1996, compared to an increase of 26.2% in 1996 from 1995. The growth in other operating expense reflects the Corporation's continued investment in business development to enhance the ability of the Corporation to attract and retain Customers. The investment in business development included an amount equivalent to the increase in securitization income resulting from the adoption of Statement No. 125. The Corporation added approximately 9.4 million new accounts in 1997 compared to 7.5 million in 1996. The Corporation also invested in expanding its other consumer loan, foreign, and insurance agency businesses.

Note P to the audited consolidated financial statements provides further detail regarding the Corporation's other operating expenses.

In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123), was issued. This statement, effective for fiscal years beginning after December 15, 1995, defines a fair-value-based method of accounting for an employee stock option or similar equity instrument. However, it allows a company to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25). Statement No. 123 requires certain additional disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. As permitted by Statement No. 123, the Corporation elected to retain the intrinsic-value-based method of accounting for stock option grants in accordance with APB Opinion No. 25. The adoption of Statement No. 123 had no impact on the Corporation's consolidated financial statements.

Note K to the audited consolidated financial statements provides further detail regarding the Corporation's stock option plans.

Many computer applications have been written using two digits rather than four to define the applicable year, and therefore may not recognize a date using "00" as the Year 2000. This could result in the inability of the application to properly process transactions with dates in the Year 2000 or thereafter. The Corporation has substantially completed an assessment of the impact of this problem on its computer systems and applications, including the systems that service the Corporation's loans, and is executing a plan to make the necessary programming changes, and has begun to test and implement them. The Corporation expects to complete implementation of the necessary changes to its mainframe, distributed, and desktop systems by the end of 1998, and its other systems by mid-1999.

The Corporation is actively monitoring the progress of third parties, whose systems provide information to the Corporation's systems, in achieving Year 2000 compliance and is developing contingency plans to address any failure of a critical vendor to do so. Based on its efforts and the information available to date, and assuming the continued availability of staff and other technical resources, and no unexpected difficulty in implementing system enhancements, the Corporation believes that it will not incur significant operational disruptions or material costs as a result of the Year 2000 problem. However, there can be no assurance that the systems of third parties with which the Corporation deals will be timely converted and will not adversely affect the Corporation's business.

SPECIAL MARKETING PROGRAM

During 1996, the Corporation charged $32.8 million net of tax ($54.3 million pretax) to earnings related to the launch of the MBNA Platinum Plus MasterCard and Visa program.

INCOME TAXES

The Corporation recognized applicable income taxes of $399.6 million in 1997, compared to $289.6 million in 1996 and $231.5 million in 1995. This represents an effective tax rate of 39.1% for 1997, and 39.6% for 1996 and 1995. Applicable income taxes for 1996 exclude the effect of the tax benefit from Customer-based intangible assets described below. Note R to the audited consolidated financial statements reconciles reported applicable income taxes to the amount computed by applying the federal statutory rate to income before income taxes.

Net income for 1996 included a $32.8 million tax benefit related to the recognition of tax deductions for the amortization of Customer-based intangible assets acquired in connection with the Corporation's 1991 initial public offering. The initial public offering resulted in certain Customer-based intangible assets being recorded for income tax purposes only, creating future tax deductions relating to these intangible assets. The Corporation did not initially recognize, for financial statement purposes, any tax benefit related to these assets because there were uncertainties concerning the tax treatment of such assets. In 1993, the U.S. Supreme Court affirmed that Customer-based intangible assets may be amortized for tax purposes. Accordingly, the Corporation recognized a portion of the tax benefit related to the Customer-based intangible assets. During 1996, the Internal Revenue Service completed an audit of the Corporation's 1991 and 1992 tax returns and entered into a final agreement with the Corporation regarding the tax treatment of the intangible assets. As a result, the Corporation recognized the remaining tax benefit relating to the intangible assets.

                        MBNA CORPORATION AND SUBSIDIARIES

TABLE 6: DELINQUENT LOANS
(dollars in thousands)

DECEMBER 31,                   1997                  1996                  1995                1994                    1993
Loan portfolio .......  $8,261,876            $7,659,078            $4,967,491            $3,407,974            $3,725,509
Loans delinquent:
  30 to 59 days ......  $  125,870   1.52%    $  114,382   1.49%    $   65,651   1.32%    $   38,912   1.14%    $   41,501   1.11%
  60 to 89 days ......      64,275    .78         52,857    .69         30,162    .61         17,962    .53         20,984    .56
  90 or more days ....     134,865   1.63        107,679   1.41         58,894   1.18         31,804    .93         50,477   1.36
                        ----------   ----     ----------   ----     ----------   ----     ----------   ----     ----------   ----
    Total ............  $  325,010   3.93%    $  274,918   3.59%    $  154,707   3.11%    $   88,678   2.60%    $  112,962   3.03%
                        ==========   ====     ==========   ====     ==========   ====     ==========   ====     ==========   ====
Loans delinquent by
 geographic area:
  Domestic ...........  $  313,467   4.09%    $  269,035   3.66%    $  151,316   3.13%    $   82,664   2.73%    $  112,962   3.04%
  Foreign ............      11,543   1.93          5,883   1.93          3,391   2.43          6,014   1.58              -      -

LOAN QUALITY

The Corporation's loan quality at any time reflects, among other factors, the quality of the Corporation's credit card and other consumer loans, the general economic conditions, the success of the Corporation's collection efforts, and the average seasoning of the Corporation's accounts. As new accounts season, the delinquency rate on these accounts generally rises and then stabilizes.

DELINQUENCIES

An account is contractually delinquent if the minimum payment is not received by the specified date on the Customer's statement. However, the Corporation generally continues to accrue interest until the loan is either paid or charged off. Delinquency as a percentage of the Corporation's loan portfolio was 3.93% at December 31, 1997, compared with 3.59% at December 31, 1996. Delinquency as a percentage of managed loans was 4.59% at December 31, 1997, compared to 4.28% at December 31, 1996. Table 6 presents the stages of delinquency of the Corporation's loan portfolio, excluding loans held for securitization.

TABLE 7: RESERVE FOR POSSIBLE CREDIT LOSSES
(dollars in thousands)

DECEMBER 31,                                                                 1997               1996               1995
Reserve for possible credit losses, beginning of year ..............     $    118,427       $    104,886       $    101,519
  Reserves acquired ................................................            7,975              7,553                  -
  Provision for possible credit losses .............................          260,040            178,224            138,176
  Foreign currency translation .....................................             (203)               488                (90)
  Credit losses:
    Domestic:
      Credit card ..................................................         (294,608)          (226,067)          (161,004)
      Other consumer ...............................................          (57,970)           (23,504)           (10,553)
                                                                         ------------       ------------       ------------
        Total domestic credit losses ...............................         (352,578)          (249,571)          (171,557)
    Foreign ........................................................           (6,964)            (4,846)            (3,336)
                                                                         ------------       ------------       ------------
        Total credit losses ........................................         (359,542)          (254,417)          (174,893)
  Recoveries:
    Domestic:
      Credit card ..................................................          126,012             76,605             37,765
      Other consumer ...............................................            7,555              4,438              2,273
                                                                         ------------       ------------       ------------
        Total domestic recoveries ..................................          133,567             81,043             40,038
    Foreign ........................................................            2,212                650                136
                                                                         ------------       ------------       ------------
        Total recoveries ...........................................          135,779             81,693             40,174
                                                                         ------------       ------------       ------------
  Net credit losses ................................................         (223,763)          (172,724)          (134,719)
                                                                         ------------       ------------       ------------
Reserve for possible credit losses, end of year ....................     $    162,476       $    118,427       $    104,886
                                                                         ============       ============       ============
Net credit losses as a % of average loan receivables ...............             2.14%              1.98%              1.91%
Net credit losses as a % of beginning reserve ......................           188.95             164.68             132.70
Reserve for possible credit losses as a % of ending loan receivables             1.46               1.17               1.29
Ending loan receivables ............................................     $ 11,162,074       $ 10,129,052       $  8,135,918
Average loan receivables ...........................................       10,438,513          8,703,579          7,061,898

DECEMBER 31,                                                                 1994               1993
Reserve for possible credit losses, beginning of year ..............     $     97,580       $     97,580
  Reserves acquired ................................................                -                  -
  Provision for possible credit losses .............................          108,477             98,795
  Foreign currency translation .....................................               21                  -
  Credit losses:
    Domestic:
      Credit card ..................................................          (98,613)           (88,099)
      Other consumer ...............................................          (33,331)           (30,332)
                                                                         ------------       ------------
        Total domestic credit losses ...............................         (131,944)          (118,431)
    Foreign ........................................................             (350)                 -
                                                                         ------------       ------------
        Total credit losses ........................................         (132,294)          (118,431)
  Recoveries:
    Domestic:
      Credit card ..................................................           26,052             18,577
      Other consumer ...............................................            1,672              1,059
                                                                         ------------       ------------
        Total domestic recoveries ..................................           27,724             19,636
    Foreign ........................................................               11                  -
                                                                         ------------       ------------
        Total recoveries ...........................................           27,735             19,636
                                                                         ------------       ------------
  Net credit losses ................................................         (104,559)           (98,795)
                                                                         ------------       ------------
Reserve for possible credit losses, end of year ....................     $    101,519       $     97,580
                                                                         ============       ============
Net credit losses as a % of average loan receivables ...............             1.96%              2.43%
Net credit losses as a % of beginning reserve ......................           107.15             101.25
Reserve for possible credit losses as a % of ending loan receivables             1.78               2.18
Ending loan receivables ............................................     $  5,707,000       $  4,467,378
Average loan receivables ...........................................        5,330,282          4,068,685

                        MBNA CORPORATION AND SUBSIDIARIES

NET CREDIT LOSSES

Net credit losses during 1997 were $223.8 million, compared to $172.7 million for 1996 and $134.7 million for 1995. Net credit losses do not include credit losses from securitized loans, which are charged to the related trusts in accordance with their respective contractual agreements. The increases in net credit losses for 1997 and 1996 reflect increases in the Corporation's outstanding loan receivables, the general economic conditions, and the seasoning of the Corporation's accounts, offset by recoveries from the sale of charged-off receivables.

The Corporation's policy is generally to charge off accounts when they become 180 days contractually past due. Periodically, the Corporation sells previously charged-off receivables. The proceeds received by the Corporation from these sales are recorded as recoveries and thus reduce net credit losses.

Annual net credit losses as a percentage of average loan receivables increased to 2.14% during 1997, compared to 1.98% for 1996 and 1.91% for 1995. The Corporation's annual managed credit losses as a percentage of average managed loans for 1997 was 3.97%, compared to 3.35% and 2.74% for 1996 and 1995, respectively.

RESERVE AND PROVISION FOR POSSIBLE CREDIT LOSSES

Table 7 presents an analysis of the Corporation's reserve for possible credit losses. The loan portfolio is regularly reviewed to determine an appropriate reserve for possible credit losses based upon the impact of economic conditions on the borrowers' ability to repay, past collection experience, the risk characteristics of the portfolio, and other factors. A provision is charged to operating expense to maintain the reserve at an appropriate level. The reserve for possible credit losses, however, does not include an allocation for credit risk related to securitized loans, which is absorbed directly by the related trusts under their respective contractual agreements, thus reducing securitization income rather than the reserve for possible credit losses. The provision for possible credit losses for the year ended December 31, 1997, increased $81.8 million or 45.9% from 1996, compared to a $40.0 million or 29.0% increase in 1996 from 1995.

The reserve for possible credit losses is internally allocated among domestic credit card loans, domestic other consumer loans, and foreign loans, as presented in Table 8.

TABLE 8: ALLOCATION OF RESERVE FOR POSSIBLE CREDIT LOSSES
(dollars in thousands)

DECEMBER 31,                                    1997              1996              1995              1994              1993
Domestic:
  Credit card ........................    $134,910   83.0%  $ 95,253   80.4%  $ 82,596   78.7%  $ 79,396   78.2%  $ 78,396   80.3%
  Other consumer .....................      23,031   14.2     18,446   15.6     18,009   17.2     20,691   20.4     18,814   19.3
                                          --------  -----   --------  -----   --------  -----   --------  -----   --------  -----
    Domestic reserve for possible
     credit losses ...................     157,941   97.2    113,699   96.0    100,605   95.9    100,087   98.6     97,210   99.6
Foreign ..............................       4,535    2.8      4,728    4.0      4,281    4.1      1,432    1.4        370     .4
                                          --------  -----   --------  -----   --------  -----   --------  -----   --------  -----
    Reserve for possible credit losses    $162,476  100.0%  $118,427  100.0%  $104,886  100.0%  $101,519  100.0%  $ 97,580  100.0%
                                          ========  =====   ========  =====   ========  =====   ========  =====   ========  =====

CAPITAL ADEQUACY

The Corporation is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements, the regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 capital, Total capital, and Leverage ratios are maintained. Failure to meet these minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by the regulators, that, if undertaken, could have a direct material effect on the Corporation's and the Bank's consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. At December 31, 1997, both the Corporation's and the Bank's capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was "well-capitalized" as defined under the regulatory guidelines. Both the Corporation's and the Bank's risk-based capital ratios, shown in Table 9, have been computed in accordance with regulatory accounting practices.

TABLE 9: REGULATORY CAPITAL RATIOS

                                         MINIMUM  WELL-CAPITALIZED
DECEMBER 31, 1997          RATIOS    REQUIREMENTS  REQUIREMENTS
MBNA Corporation
  Tier 1..................  9.82%        4.00%         (a)
  Total................... 11.99         8.00          (a)
  Leverage................ 11.13         4.00          (a)
MBNA America Bank, N.A.
  Tier 1..................  9.56%        4.00%         6.00%
  Total................... 11.06         8.00         10.00
  Leverage................ 10.90         4.00          5.00

(a) Not applicable for bank holding companies.

                        MBNA CORPORATION AND SUBSIDIARIES

Note N to the audited consolidated financial statements provides further detail regarding the Corporation's capital adequacy.

In 1996, the Federal Reserve announced that cumulative preferred securities, having the characteristics of the guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, could be included in Tier 1 capital for bank holding companies. As a result, the Corporation issued $250.0 million of guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures in December 1996 and $280.0 million in January 1997. These securities qualify as regulatory capital for the Corporation. Such regulatory capital treatment, together with the Corporation's ability to deduct, for income tax purposes, interest payable on the junior subordinated deferrable interest debentures, provides the Corporation with lower-cost regulatory capital. The Corporation contributed the proceeds from the $250.0 million issuance of guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures as capital to the Bank.

During 1997, the Corporation declared dividends on its preferred and common stock of $176.8 million. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation's revolving credit facilities. In addition, if the Corporation defers interest for consecutive periods covering five years on its guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation's capital stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures.

The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years. Also, a bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 1997, the amount of retained earnings available for declaration and payment of dividends from the Bank to the Corporation was $651.0 million. Payment of dividends by the Bank to the Corporation, however, may be further limited by federal bank regulatory agencies.

The Bank's payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Bank's revolving credit facility. This facility was not drawn upon as of December 31, 1997.

LIQUIDITY AND RATE SENSITIVITY

The financial condition of the Corporation is managed with a focus on maintaining high-quality credit standards and prudent levels of liquidity, interest rate risk, and foreign currency exchange rate risk.

LIQUIDITY MANAGEMENT

Liquidity management is the process by which the Corporation manages its access to various funding sources to meet its current and future operating needs. These needs change as loans grow, deposits mature, and payments on obligations are made. Because the characteristics of the Corporation's assets and liabilities change, liquidity management is a dynamic process, affected by pricing and maturity of loans, deposits, and other assets and liabilities. This process is also affected by changes in the relationship between short-term and long-term interest rates.

To facilitate liquidity management, the Corporation uses a variety of funding sources and establishes a maturity pattern that provides a prudent mixture of short- and long-term funds. Funding programs have been established by the Corporation and the Bank.

During 1997, the Corporation issued $682.5 million in Senior Medium-Term Notes, compared to $200.0 million in 1996. At December 31, 1997, the Corporation has $1.4 billion in Senior Medium-Term Notes outstanding that mature from 1998 to 2004, as compared to $765.5 million at December 31, 1996. In addition, the Corporation had $250.0 million in Senior Notes outstanding at December 31, 1997 and 1996, that mature in 1999 and 2005. The net proceeds were used to fund growth in other consumer loans, to purchase premises and equipment, and for other general corporate purposes. The Corporation expects to pay the interest on both the Senior Notes and Senior Medium-Term Notes from dividend, lease, and other payments received primarily from the Bank.

The Corporation has two one-year revolving credit facilities totaling $50.0 million. These credit facilities were renewed during 1997 with $25.0 million expiring in March 1998 and $25.0 million expiring in September 1998. The Corporation may take advances under these facilities subject to certain conditions, including requirements for tangible net worth. These facilities may be used for general corporate purposes and were not drawn upon as of December 31, 1997.

In April 1995, the Corporation established a $100.0 million commercial paper program that allows the Corporation to issue commercial paper with a maturity of 270 days or less. At December 31, 1997, there was no commercial paper outstanding.

In December 1996, the Corporation issued $250.0 million of guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures. These securities qualify as regulatory capital for the Corporation, and the proceeds were contributed as additional capital to the Bank.

                        MBNA CORPORATION AND SUBSIDIARIES

In January 1997, the Corporation issued $280.0 million of guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures. These securities qualify as regulatory capital for the Corporation, and the proceeds were used for general corporate purposes.

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

During 1997, the Corporation repurchased 2.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, for $52.5 million. At December 31, 1997, the Corporation has 4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, outstanding.

In November 1995, the Corporation issued 6.0 million shares of 71/2% Cumulative Preferred Stock, Series A, with a $25 stated value per share. The shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after January 15, 2001.

During 1997, the Corporation, through MBNACapital C, issued 1.5 million shares of 8.25% Trust Originated Preferred Securities (guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, series C) in exchange for 1.5 million shares of 71/2% Cumulative Preferred Stock, Series A. The value of the shares exchanged was $36.3 million. After the exchange, the Corporation has 4.5 million shares of 71/2% Cumulative Preferred Stock, Series A, outstanding at December 31, 1997.

Shares of the Series A and B Preferred Stock are not convertible into any other securities of the Corporation. Dividends on the preferred stock are cumulative from the date of original issue and are payable quarterly. Note L to the audited consolidated financial statements provides further detail regarding the Corporation's Preferred Stock.

Funding programs established by the Bank include deposits, bank notes, deposit notes, subordinated notes, and committed credit facilities.

Total deposits at December 31, 1997, were $12.9 billion, compared with $10.2 billion and $8.6 billion at December 31, 1996 and 1995, respectively. The increase in deposits from 1996 is primarily the result of a $2.2 billion increase in direct deposits. The increase in deposits from 1995 was the result of a $1.6 billion increase in direct deposits. These increases in direct deposits were primarily the result of the Corporation's emphasis on marketing certificates of deposit and offering competitive rates. Table 10 provides the maturities of the Corporation's deposits at December 31, 1997. Included in the deposit maturity category of three months or less are money market deposit accounts, noninterest-bearing demand deposits, interest-bearing transaction accounts, and savings accounts of $3.5 billion.

TABLE 10: MATURITIES OF DEPOSITS
(dollars in thousands)

DECEMBER 31, 1997                      DIRECT           OTHER           TOTAL
Three months or less ..............  $ 4,644,221     $   710,121     $ 5,354,342
Over three months through
 twelve months ....................    2,536,352         636,518       3,172,870
Over one year through five years ..    2,717,604       1,662,601       4,380,205
Over five years ...................        5,796               -           5,796
                                     -----------     -----------     -----------
  Total deposits ..................  $ 9,903,973     $ 3,009,240     $12,913,213
                                     ===========     ===========     ===========

In addition, Table 11 presents the maturity distribution of the Corporation's domestic time deposits in amounts of $100,000 or more for the most recent three years. The Corporation also has $549.2 million of foreign time deposits at December 31, 1997. The majority of the foreign time deposits were in amounts in excess of $100,000 and mature within one year.

TABLE 11: DOMESTIC TIME DEPOSITS OF $100,000 OR MORE
(dollars in thousands)

DECEMBER 31,                       1997                      1996                      1995
Three months or less...  $  467,227        26.8%   $  486,008        33.2%   $  271,560        23.4%
Over three months
 through six months....     314,060        18.0       226,810        15.5       331,383        28.6
Over six months
 through twelve
 months ...............     370,052        21.3       279,976        19.1       198,613        17.2
Over twelve months ....     590,838        33.9       470,704        32.2       356,474        30.8
                         ----------       -----    ----------       -----    ----------       -----
  Total ...............  $1,742,177       100.0%   $1,463,498       100.0%   $1,158,030       100.0%
                         ==========       =====    ==========       =====    ==========       =====

An additional source of funding for the Bank is provided by a medium-term bank note/deposit note program. These notes may be issued with maturities ranging from nine months to fifteen years from the date of issue. During 1997, the Bank issued $712.0 million of bank notes, compared to $860.0 million in 1996. At December 31, 1997 and 1996, the Bank had $2.9 billion and $2.4 billion, respectively, issued and outstanding under this program.

The Bank can also obtain funding through the issuance of short-term bank notes, with maturities ranging from seven days to one year from the date of issue. The Bank has no short-term bank notes outstanding at December 31, 1997. The Bank had $459.0 million of short-term bank notes outstanding at December 31, 1996.

In addition to these funding sources, the Bank has $200.0 million of 7.25% Subordinated Notes outstanding at December 31, 1997 and 1996, which mature in September 2002. These Subordinated Notes qualify as regulatory capital under the Comptroller of the Currency's guidelines and enhance the Bank's regulatory capital level, while also providing a long-term source of funds.

In January 1997, the Bank extended its $2.0 billion committed syndicated revolving credit facility through February 2001. Advances are subject to covenants and conditions customary in a transaction

                        MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

FUNDING SOURCES
(dollars in millions)

                   December 31, 1997      December 31, 1996
Direct deposits        $9,904.0               $7,751.0
Borrowed funds         $5,671.5               $4,643.7
Other deposits         $3,009.2               $2,400.7
Equity                 $1,970.1               $1,704.3

of this kind. These conditions include requirements for tangible net worth of at least $760.0 million, increased by 40% of the Bank's net income earned after September 30, 1996, and managed loan receivables 90 days or more past due plus nonaccrual receivables not to exceed 6% of managed credit card receivables. Should managed credit card losses equal or exceed 5% for a period of four consecutive quarters, a ratio of qualifying loan receivables to outstanding borrowings under the facility of at least 115% is required. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1997.

MBNA International Bank Limited ("MBNA International") has pound sterling 34.0 million (approximately $55.8 million at December 31, 1997) of Subordinated Guaranteed Floating-Rate Notes outstanding which also provide a long-term source of funds.

In addition, MBNA International has a pound sterling 300.0 million (approximately $492.8 million at December 31, 1997) multi-currency committed syndicated revolving credit facility which expires in October 2000. MBNA International may take advances under the facility subject to certain conditions, including requirements for tangible net worth, outstanding loan receivables, and account delinquencies. The facility may be used for general corporate purposes and had pound sterling 100.0 million (approximately $164.3 million) and IR pound sterling 20.0 million (approximately $28.4 million) outstanding at December 31, 1997. These borrowings, which are included as part of short-term borrowings in the consolidated statements of financial condition, matured and were paid in January 1998.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS
(dollars in millions)

                                                 December 31, 1997   December 31, 1996
Investment securities available-for-sale             $2,162.5            $1,719.7
Interest-earning time deposits in other banks        $1,427.1              $621.6
Federal funds sold and securities purchased
 under resale agreements                               $659.0              $255.0
Investment securities held-to-maturity                 $346.2              $598.3

The Corporation also has $2.5 billion in investment securities and $2.1 billion in money market instruments at December 31, 1997, compared to $2.3 billion in investment securities and $876.6 million in money market instruments at December 31, 1996. The investment securities primarily consist of high-quality, AAA-rated securities, most of which can be used as collateral under repurchase agreements. Of the investment securities at December 31, 1997, $1.2 billion is anticipated to mature within 12 months. The Corporation has increased its investment securities available-for-sale portfolio, which consists primarily of short-term and variable-rate securities, to $2.2 billion at December 31, 1997, from $1.7 billion at December 31, 1996. These investment securities, along with the money market instruments, provide increased liquidity and flexibility to support the Corporation's funding requirements.

INTEREST RATE SENSITIVITY

Interest rate sensitivity refers to the change in earnings resulting from fluctuations in interest rates, variability in spread relationships, and the differences in repricing intervals between assets and liabilities. The management of interest rate sensitivity attempts to maximize earnings by minimizing any negative impacts of changing market rates, asset and liability mix, and prepayment trends.

Table 12 presents the Corporation's interest rate risk using the static gap methodology. This method reports the difference between interest rate sensitive assets and liabilities at a specific point in time. Management uses the static gap methodology to identify the Corporation's directional interest rate risk. Interest rate sensitive assets and liabilities are reported based on estimated and contractual repricings. Fixed-rate credit card loans, which can be repriced by the Corporation at any time by giving notice to the Customer, are placed in the table using a seventeen-month repricing schedule.

In addition to its on-balance-sheet activities, interest rate risk includes the interest rate sensitivity of securitization income from securitized loans and the impact of off-balance-sheet financial instruments. Off-balance-sheet financial instruments include interest rate swap agreements, forward exchange contracts, and foreign exchange swap agreements. The Corporation does not have any other off-balance-sheet financial instruments. The Corporation has used interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation's assets. For this reason, Table 12 includes a management adjustment to quantify and capture the full impact of interest rate risk on the Corporation's earnings. Results of the gap analysis show that, within one year, the Corporation's liabilities reprice faster than its assets, indicating an earnings risk to rising interest rates.

                        MBNA CORPORATION AND SUBSIDIARIES

TABLE 12: INTEREST RATE SENSITIVITY SCHEDULE
(dollars in thousands)

DECEMBER 31, 1997                                                                        SUBJECT TO REPRICING
                                                                      Within 1 Year     1-5 Years     After 5 Years       Total
                                                                      -------------  -------------   --------------   ------------
INTEREST-EARNING ASSETS
Interest-earning time deposits in other banks:
  Domestic ........................................................   $      2,687    $          -    $          -    $      2,687
  Foreign .........................................................      1,424,378               -               -       1,424,378
                                                                      ------------    ------------    ------------    ------------
       Total interest-earning time deposits in other banks ........      1,427,065               -               -       1,427,065
Federal funds sold and securities purchased under resale
 agreements .......................................................        659,000               -               -         659,000
Investment securities (a):
  Available-for-sale ..............................................      1,846,451         316,013               -       2,162,464
  Held-to-maturity ................................................        209,498          27,279         109,403         346,180
Loans held for securitization:
  Domestic ........................................................      2,297,400               -               -       2,297,400
  Foreign .........................................................        602,798               -               -         602,798
                                                                      ------------    ------------    ------------    ------------
       Total loans held for securitization ........................      2,900,198               -               -       2,900,198
Loans:
  Domestic:
    Credit card ...................................................      4,531,266         944,667               -       5,475,933
    Other consumer ................................................      1,378,584         463,588         345,044       2,187,216
                                                                      ------------    ------------    ------------    ------------
       Total domestic loans .......................................      5,909,850       1,408,255         345,044       7,663,149
  Foreign: ........................................................        257,987         340,740               -         598,727
                                                                      ------------    ------------    ------------    ------------
       Total loans ................................................      6,167,837       1,748,995         345,044       8,261,876
                                                                      ------------    ------------    ------------    ------------
       Total interest-earning assets ..............................     13,210,049       2,092,287         454,447      15,756,783
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  Domestic:
    Time deposits .................................................      4,500,261       4,379,955           5,796       8,886,012
    Money market deposit accounts .................................      3,122,385               -               -       3,122,385
    Interest-bearing transaction accounts .........................         31,669               -               -          31,669
    Savings accounts ..............................................         12,318               -               -          12,318
                                                                      ------------    ------------    ------------    ------------
       Total domestic interest-bearing deposits ...................      7,666,633       4,379,955           5,796      12,052,384
  Foreign:
    Time deposits .................................................        548,909             250               -         549,159
                                                                      ------------    ------------    ------------    ------------
       Total interest-bearing deposits ............................      8,215,542       4,380,205           5,796      12,601,543
Borrowed funds:
  Short-term borrowings ...........................................        192,623               -               -         192,623
  Long-term debt and bank notes:
    Domestic ......................................................      3,302,908       1,363,581         590,596       5,257,085
    Foreign .......................................................         76,095         145,737               -         221,832
                                                                      ------------    ------------    ------------    ------------
       Total long-term debt and bank notes ........................      3,379,003       1,509,318         590,596       5,478,917
                                                                      ------------    ------------    ------------    ------------
       Total borrowed funds .......................................      3,571,626       1,509,318         590,596       5,671,540
                                                                      ------------    ------------    ------------    ------------
       Total interest-bearing liabilities .........................     11,787,168       5,889,523         596,392      18,273,083
                                                                      ------------    ------------    ------------    ------------
Gap before managed adjustments ....................................      1,422,881      (3,797,236)       (141,945)     (2,516,300)
Managed adjustments (b) ...........................................     (5,842,678)      7,136,319               -       1,293,641
                                                                      ------------    ------------    ------------    ------------
Gap after managed adjustments .....................................   $ (4,419,797)   $  3,339,083    $   (141,945)   $ (1,222,659)
                                                                      ============    ============    ============    ============
Cumulative gap after managed adjustments ..........................   $ (4,419,797)   $ (1,080,714)   $ (1,222,659)
                                                                      ============    ============    ============
Cumulative gap after managed adjustments
 as a percent of total managed assets (c) .........................          (7.43)%         (1.82)%         (2.05)%

(a) Investment securities are presented using estimated maturities.

(b) Managed adjustments reflect the impact interest rates have on securitized loans and off-balance-sheet financial instruments.

(c) Total managed assets at December 31, 1997, were $59,523,299. MBNA Corporation and Subsidiaries

Although the static gap methodology is widely accepted for its simplicity in identifying interest rate risk, it ignores many changes that can occur such as repricing strategies, market spread adjustments, and anticipated hedging transactions. For these reasons, the Corporation analyzes its level of interest rate risk using several analytical techniques including simulation analysis. All of the analytical techniques used to measure interest rate risk include the impact of on-balance-sheet and off-balance-sheet financial instruments.

                        MBNA CORPORATION AND SUBSIDIARIES

Key assumptions in the Corporation's simulation analysis include cash flows and maturities of interest rate sensitive instruments; changes in market conditions; loan volumes and pricing; consumer preferences; fixed-rate credit card repricings as part of the Corporation's normal planned business strategy; and management's capital plans. Also included in the analysis are various actions which the Corporation would undertake to minimize the impact of adverse movements in interest rates. The Corporation has the contractual right to reprice fixed-rate credit card loans at any time, by giving notice to the Customer. Accordingly, a key assumption in the simulation analysis is the repricing of fixed-rate credit card loans in response to an upward movement in interest rates, with a lag of approximately 45 days between interest rate movements and fixed-rate credit card loan repricings. The Corporation has repriced its fixed-rate credit card loans on numerous occasions in the past, and will continue to do so in the future in response to changes in interest rates, market conditions, or other factors.

Based on the simulation analysis at December 31, 1997, the Corporation could experience a decrease in projected 1998 net income of approximately $39 million if interest rates increased from current levels by 100 basis points over 12 months.

These assumptions are inherently uncertain and as a result, the analysis cannot precisely predict the impact of higher interest rates on net income. Actual results would differ from simulated results due to timing, magnitude, and frequency of interest rate changes, changes in market conditions, and management strategies to offset its potential exposure, among other factors.

FOREIGN CURRENCY EXCHANGE RATE SENSITIVITY

Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates and occurs as a result of cross-currency investment and funding activities. The Corporation's foreign currency exchange rate risk is limited to the unhedged position of the Corporation's net investment in its foreign subsidiaries. The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk. Management reviews the foreign currency exchange rate risk of the Corporation on a routine basis. During this review, management considers the net impact to stockholders' equity under various foreign exchange rate scenarios. At December 31, 1997, the Corporation would expect a decrease in stockholders' equity, net of tax, of approximately $11 million as a result of a 10% depreciation of the unhedged Pound Sterling to the U.S. dollar position.

SECURITIZATION

Securitization of the Bank's loan receivables continues to be a major funding alternative for the Corporation. Securitization is accomplished primarily through the public and private issuance of asset-backed securities. As loan receivables are securitized, the Corporation's on-balance-sheet funding needs are reduced by the amount of loans securitized.

Securitization involves the sale, generally to a trust, of a pool of loan receivables. These loan receivables arise from accounts whose ownership is retained by the Bank. In addition to selling the existing loan receivables, rights to new loan receivables, including most fees generated by and payments made from these accounts, are sold. Certificates representing undivided interests in the trust are sold by the trust to investors (Investor Certificateholders), generally through a public offering, while the Seller's interest is retained by the Bank. The Bank continues to service the accounts and receives a servicing fee for doing so.

During the revolving period, which generally ranges from 24 months to 168 months, the trust makes no principal payments to the Investor Certificateholders. The trust uses payments received on the accounts to pay interest to the Investor Certificateholders and to purchase new loan receivables generated by the accounts, in accordance with the terms of the transaction, so that the principal dollar amount of the Investor Certificate remains unchanged. Once the revolving period ends, principal payments are allocated for distribution to the Investor Certificateholders according to the terms of the transaction. As principal payments are allocated to the Investor Certificateholders, the Bank's loan receivables increase by the amount of any new purchases or cash advance activity on the accounts.

During 1997, the Bank securitized loan receivables totaling $13.2 billion through both public and private markets, including a securitization of pound sterling 250.0 million by MBNA International. In 1996, the Bank securitized a total of $11.3 billion of its loan receivables, including two securitizations totaling pound sterling 500.0 million by MBNA International. These securitizations bring the total amount of outstanding securitized loans to $38.2 billion or 77.4% of managed loans as of December 31, 1997, compared to $28.5 billion or 73.8% at December 31, 1996. The bank increased its securitization of other consumer loans through private multi-seller commercial paper conduits to $2.4 billion in 1997, from $1.4 billion in 1996, and $586.5 million in 1995.

The Corporation's securitized loan distribution is shown in Table 13.

TABLE 13: SECURITIZED LOAN DISTRIBUTION
(dollars in thousands)

DECEMBER 31,                           1997            1996            1995
Securitized loans:
  Credit card ................     $35,775,670     $27,082,046     $17,989,333
  Other consumer .............       2,442,116       1,412,435         586,453
                                   -----------     -----------     -----------
    Total securitized loans ..     $38,217,786     $28,494,481     $18,575,786
                                   ===========     ===========     ===========

Distribution of principal to the Investor Certificateholders may begin sooner if the average annualized yield (generally including interest income, interchange, and other fees) for three consecutive months drops below a minimum yield (generally equal to the sum of the certificate rate payable to investors, contractual servicing fees, and principal credit losses during the period) or certain other events occur. Table 14 compares the average annualized yield for the three-month period ended December 31, 1997, to the minimum

                        MBNA CORPORATION AND SUBSIDIARIES

TABLE 14: YIELDS ON SECURITIZED TRANSACTIONS (a)
                                          THREE-MONTH AVERAGE
                                                                 Yield in
                                          Annualized   Minimum   Excess of
                                             Yield      Yield     Minimum
--------------------------------------------------------------------------
MasterTrust 92-2 (b) ................        25.37%     14.82%     10.55%
MasterTrust 92-3 (b) ................        21.37      13.88       7.49
MasterTrust 93-1 (b) ................        20.56      13.63       6.93
MasterTrust 93-3 ....................        18.69      12.26       6.43
MasterTrust 93-4 ....................        18.69      13.08       5.61
MasterTrust 94-1 ....................        18.69      12.97       5.72
MasterTrust 94-2 ....................        18.69      13.04       5.65
MasterTrust II 94-A .................        18.01      12.92       5.09
MasterTrust II 94-B .................        18.01      12.89       5.12
MasterTrust II 94-C .................        18.01      13.00       5.01
MasterTrust II 94-E .................        18.01      12.78       5.23
Gold Reserve ........................        17.86      14.03       3.83
MasterTrust II 95-A .................        18.01      12.97       5.04
MasterTrust II 95-B .................        18.01      12.85       5.16
MasterTrust II 95-C .................        18.01      12.90       5.11
MasterTrust II 95-D .................        18.01      12.76       5.25
MasterTrust II 95-E .................        18.01      12.90       5.11
Cards No. 1 .........................        21.14      12.38       8.76
MasterTrust II 95-F .................        18.01      13.34       4.67
MasterTrust II 95-G .................        18.01      12.90       5.11
MasterTrust II 95-H .................        18.01      12.75       5.26
MasterTrust II 95-I .................        18.01      12.84       5.17
MasterTrust II 95-J .................        18.01      12.92       5.09
MasterTrust II 96-A .................        18.01      12.88       5.13
MasterTrust II 96-B .................        18.01      12.95       5.06
MasterTrust II 96-C .................        18.01      12.82       5.19
MasterTrust II 96-D .................        18.01      12.83       5.18
Cards No. 2 .........................        21.14      12.33       8.81
MasterTrust II 96-E .................        18.01      12.86       5.15
MasterTrust II 96-F .................        18.01      12.76       5.25
MasterTrust II 96-G .................        18.01      12.88       5.13
MasterTrust II 96-H .................        18.04      12.85       5.19
MasterTrust II 96-I .................        18.04      13.01       5.03
MasterTrust II 96-J .................        18.01      12.84       5.17
MasterTrust II 96-K .................        18.01      12.83       5.18
MasterTrust II 96-L .................        18.04      12.79       5.25
MasterTrust II 96-M .................        18.04      12.90       5.14
Cards No. 3 .........................        21.14      12.42       8.72
MasterTrust II 97-A .................        18.04      12.69       5.35
MasterTrust II 97-B .................        18.01      12.88       5.13
MasterTrust II 97-C .................        18.01      12.81       5.20
MasterTrust II 97-D .................        18.04      12.84       5.20
MasterTrust II 97-E .................        18.04      12.76       5.28
MasterTrust II 97-F .................        18.01      12.75       5.26
MasterTrust II 97-G .................        18.01      12.85       5.16
Cards No. 4 .........................        21.14      12.75       8.39
MasterTrust II 97-H .................        18.06      12.86       5.20
MasterTrust II 97-I .................        18.01      12.79       5.22
MasterTrust II 97-J .................        17.84      13.11       4.73
Consumer Loan MasterTrust 97-1(c) ...        16.20      12.24       3.96

(a) MasterTrust II 97-K issued on October 22, 1997, MasterTrust II 97-M issued on November 6, 1997, MasterTrust II 97-L issued on November 13, 1997, MasterTrust II 97-N issued on December 9, 1997, and MasterTrust II97-O issued on December 23, 1997, are excluded from the yields presented above as a result of their recency.

(b) Represents a transaction that has entered its scheduled controlled amortization period.

(c) Yields are provided for informational purposes only. Distribution to Investor Certificateholders may begin sooner if the credit enhancement amount falls below a predetermined contractual level.

yield for each transaction. The yield for each of the transactions is presented on a cash basis and includes various credit card or other fees as specified in the securitization agreements.

In addition, $3.6 billion of previously securitized loans in existing trusts amortized back into the Bank's loan portfolio during 1997, compared to $1.6 billion in 1996. After the revolving period, new charges and cash advances are for the account of the Bank, which increases the Corporation's on-balance-sheet assets. Table 15 presents the amounts, at December 31, 1997, of investor principal (face value) in securitized receivables scheduled to amortize into the Bank's loan portfolio in future years. The amortization amounts are based upon estimated amortization periods which are subject to change.

TABLE 15: AMORTIZATIONS OF INVESTOR PRINCIPAL (FACE VALUE)
(dollars in thousands)

1998 ............................................     $ 3,068,494
1999 ............................................       6,907,585
2000 ............................................       5,584,383
2001 ............................................       5,764,676
2002 ............................................       4,588,169
Thereafter ......................................      11,653,275
                                                      -----------
  Total amortizations of investor principal .....      37,566,582
Accrued interest included in securitized loans ..         651,204
                                                      -----------
  Total securitized loans .......................     $38,217,786
                                                      ===========

                       MBNA CORPORATION AND SUBSIDIARIES

                       SUPPLEMENTAL FINANCIAL INFORMATION
                                  (unaudited)

The following supplemental financial information presents selected managed asset data and managed ratios pertaining to the Corporation. This information is used to evaluate the Corporation's financial condition as well as the impact securitizations have on the Corporation's managed assets.

MANAGED ASSET DATA
(dollars in thousands)

YEAR ENDED DECEMBER 31,                            1997             1996             1995
AT YEAR END:
Loans held for securitization .............     $ 2,900,198      $ 2,469,974      $ 3,168,427
Loan portfolio ............................       8,261,876        7,659,078        4,967,491
Securitized loans .........................      38,217,786       28,494,481       18,575,786
                                                -----------      -----------      -----------
   Total managed loans ....................     $49,379,860      $38,623,533      $26,711,704
                                                ===========      ===========      ===========
   Total managed interest-earning assets ..     $53,974,569      $41,818,197      $29,381,106
                                                ===========      ===========      ===========
   Total managed assets ...................     $59,523,299      $45,529,823      $31,804,675
                                                ===========      ===========      ===========
AVERAGE:
Loans held for securitization .............     $ 2,875,212      $ 2,529,484      $ 2,269,362
Loan portfolio ............................       7,563,301        6,174,095        4,792,536
Securitized loans .........................      32,746,963       22,514,014       15,440,499
                                                -----------      -----------      -----------
   Total managed loans ....................     $43,185,476      $31,217,593      $22,502,397
                                                ===========      ===========      ===========
   Total managed interest-earning assets ..     $47,037,343      $34,144,944      $24,954,180
                                                ===========      ===========      ===========
   Total managed assets ...................     $51,872,245      $37,085,302      $26,866,220
                                                ===========      ===========      ===========
MANAGED RATIOS:
Delinquency ...............................            4.59%            4.28%            3.70%
Net credit losses .........................            3.97             3.35             2.74
Net interest margin (on an FTE basis) .....            7.50             7.62             7.42

OTHER OPERATING INCOME
ENDING LOANS
(managed)

             (billions)
95              26.7
96              38.6
97              49.4

DELINQUENCY
(managed)

95              3.70%
96              4.28%
97              4.59%

NET CREDIT LOSSES
(managed)

95              2.74%
96              3.35%
97              3.97%

NET INTEREST MARGIN
(managed)

95              7.42%
96              7.62%
97              7.50%

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



          /s/ ALFRED LERNER                             /s/ CHARLES M. CAWLEY

          Alfred Lerner                                 Charles M. Cawley
          Chairman and                                  President
          Chief Executive Officer                       MBNA Corporation
          MBNA Corporation



          /s/ M. SCOT KAUFMAN                           /s/ KENNETH F. BOEHL

          M. Scot Kaufman                               Kenneth F. Boehl
          Chief Financial Officer                       General Auditor
          MBNA Corporation                              MBNA Corporation

                       MBNA CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

DECEMBER 31,                                                                                                     1997        1996
------------------------------------------------------------------------------------------------------        ---------    --------
ASSETS
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    263,064 $   225,063
Interest-earning time deposits in other banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,427,065     621,614
Federal funds sold and securities purchased under resale agreements . . . . . . . . . . . . . . . . . .         659,000     255,000
Investment securities:
  Available-for-sale (at market value, amortized cost of $2,160,869 and $1,718,643 at December 31, 1997
   and 1996, respectively)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,162,464   1,719,730
  Held-to-maturity (market value of $341,868 and $592,208 at December 31, 1997
   and 1996, respectively)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         346,180     598,320
Loans held for securitization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,900,198   2,469,974
Loans:
  Credit card   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5,830,221   5,722,299
  Other consumer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,431,655   1,936,779
                                                                                                           ------------ -----------
    Total loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8,261,876   7,659,078
  Reserve for possible credit losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (162,476)   (118,427)
                                                                                                           ------------ -----------
    Net loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8,099,400   7,540,651
Premises and equipment, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,579,058   1,047,183
Accrued income receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         146,964      98,160
Accounts receivable from securitizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,835,831   1,777,323
Prepaid expenses and deferred charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         212,563     204,139
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         673,726     478,185
                                                                                                           ------------ -----------
    Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 21,305,513 $17,035,342
                                                                                                           ============ ===========
LIABILITIES
Deposits:
  Time deposits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  9,435,171 $ 7,159,440
  Money market deposit accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,122,385   2,719,545
  Noninterest-bearing demand deposits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         311,670     233,885
  Interest-bearing transaction accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31,669      27,995
  Savings accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          12,318      10,821
                                                                                                           ------------ -----------
    Total deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,913,213  10,151,686
Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         192,623     693,387
Long-term debt and bank notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5,478,917   3,950,358
Accrued interest payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         137,215     107,187
Accrued expenses and other liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         613,495     428,416
                                                                                                           ------------ -----------
    Total liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19,335,463  15,331,034

STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value, 20,000,000 shares authorized, 8,573,882 shares and 12,000,000 shares
 issued and outstanding at December 31, 1997 and 1996, respectively)  . . . . . . . . . . . . . . . . .              86         120
Common stock ($.01 par value, 700,000,000 shares authorized, 501,187,500 shares
 issued and outstanding at December 31, 1997 and 1996, respectively)  . . . . . . . . . . . . . . . . .           5,012       5,012
Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         424,377     602,231
Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,540,575   1,096,945
                                                                                                           ------------ -----------
    Total stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,970,050   1,704,308
                                                                                                           ------------ -----------
    Total liabilities and stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 21,305,513 $17,035,342
                                                                                                           ============ ===========


The accompanying notes are an integral part of the consolidated financial statements.

                       MBNA CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except per share amounts)

YEAR ENDED DECEMBER 31,                                                             1997             1996              1995
---------------------------------------------------------------------------      ----------       ----------        ----------
INTEREST INCOME
Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  1,076,393     $    861,305     $    675,600
Investment securities:
  Taxable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         141,429          123,054          119,322
  Tax-exempt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,511            3,325            3,325
Time deposits in other banks  . . . . . . . . . . . . . . . . . . . . . . .          49,073           29,528           15,832
Federal funds sold and securities purchased under resale agreements . . . .          23,962            9,935            7,727
Loans held for securitization . . . . . . . . . . . . . . . . . . . . . . .         416,645          356,120          319,009
                                                                               ------------     ------------     ------------
    Total interest income   . . . . . . . . . . . . . . . . . . . . . . . .       1,711,013        1,383,267        1,140,815

INTEREST EXPENSE
Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         693,920          527,885          438,157
Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . .          19,784           18,497           12,095
Long-term debt and bank notes . . . . . . . . . . . . . . . . . . . . . . .         304,919          196,408          146,337
                                                                               ------------     ------------     ------------
    Total interest expense  . . . . . . . . . . . . . . . . . . . . . . . .       1,018,623          742,790          596,589
                                                                               ------------     ------------     ------------
NET INTEREST INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . .         692,390          640,477          544,226
Provision for possible credit losses  . . . . . . . . . . . . . . . . . . .         260,040          178,224          138,176
                                                                               ------------     ------------     ------------
Net interest income after provision for possible credit losses  . . . . . .         432,350          462,253          406,050

OTHER OPERATING INCOME
Interchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         114,598           88,191           88,051
Credit card fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         103,144          102,579           82,293
Securitization income . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,506,817        1,649,337        1,196,781
Gain on investment securities . . . . . . . . . . . . . . . . . . . . . . .               -                -               39
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          88,320           55,816           57,454
                                                                               ------------     ------------     ------------
    Total other operating income  . . . . . . . . . . . . . . . . . . . . .       2,812,879        1,895,923        1,424,618

OTHER OPERATING EXPENSE
Salaries and employee benefits  . . . . . . . . . . . . . . . . . . . . . .         990,039          732,971          552,538
Occupancy expense of premises . . . . . . . . . . . . . . . . . . . . . . .          85,552           66,536           44,915
Furniture and equipment expense . . . . . . . . . . . . . . . . . . . . . .         150,410           97,785           88,221
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         997,120          675,259          560,393
                                                                               ------------     ------------     ------------
    Total other operating expense   . . . . . . . . . . . . . . . . . . . .       2,223,121        1,572,551        1,246,067
                                                                               ------------     ------------     ------------
INCOME BEFORE INCOME TAXES AND SPECIAL MARKETING PROGRAM  . . . . . . . . .       1,022,108          785,625          584,601
Special marketing program . . . . . . . . . . . . . . . . . . . . . . . . .               -           54,331                -
                                                                               ------------     ------------     ------------
INCOME BEFORE INCOME TAXES  . . . . . . . . . . . . . . . . . . . . . . . .       1,022,108          731,294          584,601
Applicable income taxes . . . . . . . . . . . . . . . . . . . . . . . . . .         399,608          289,592          231,502
Tax benefit from Customer-based intangible assets . . . . . . . . . . . . .               -         (32,793)                -
                                                                               ------------     ------------     ------------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    622,500     $    474,495     $    353,099
                                                                               ============     ============     ============
EARNINGS PER COMMON SHARE . . . . . . . . . . . . . . . . . . . . . . . . .    $       1.20     $        .92     $        .70
EARNINGS PER COMMON SHARE--ASSUMING DILUTION  . . . . . . . . . . . . . . .            1.15              .89              .68

The accompanying notes are an integral part of the consolidated financial statements.

                       MBNA CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        OUTSTANDING SHARES
                                                                                                        Additional
                                                       Preferred     Common    Preferred    Common       Paid-in        Retained
                                                         (000)        (000)      Stock      Stock        Capital        Earnings
                                                         -----        -----      -----      -----        -------        --------
BALANCE, DECEMBER 31, 1994  . . . . . . . . . . . . .        -      501,188  $     -   $   5,012   $    371,561    $    543,005
Net income  . . . . . . . . . . . . . . . . . . . . .        -            -        -           -              -         353,099
Cash dividends:
  Common--$.25 per share  . . . . . . . . . . . . . .        -            -        -           -              -        (124,769)
  Preferred   . . . . . . . . . . . . . . . . . . . .        -            -        -           -              -          (1,469)
Exercise of stock options and other awards  . . . . .        -        4,912        -          49         22,160              -
Acquisition and retirement of common stock  . . . . .        -       (4,912)       -         (49)       (49,780)             -
Issuance of preferred stock, net of issuance costs  .    6,000            -       60           -        145,010              -
Foreign currency translation, net of tax
 (accumulated amount of $391 at December 31, 1995)  .        -            -        -           -              -             148
Net unrealized gains on investment securities
 available-for-sale, net of tax (accumulated amount
 of $189 at December 31, 1995)  . . . . . . . . . . .        -            -        -           -              -           1,021
                                                      --------    ---------   ------     -------      ---------      ----------

BALANCE, DECEMBER 31, 1995  . . . . . . . . . . . . .    6,000      501,188       60       5,012        488,951         771,035
Net income  . . . . . . . . . . . . . . . . . . . . .        -            -        -           -              -         474,495
Cash dividends:
  Common--$.28 per share  . . . . . . . . . . . . . .        -            -        -           -              -        (142,583)
  Preferred   . . . . . . . . . . . . . . . . . . . .        -            -        -           -              -         (14,055)
Exercise of stock options and other awards  . . . . .        -        4,939        -          49         38,997               -
Acquisition and retirement of common stock  . . . . .        -       (4,939)       -         (49)       (71,864)              -
Issuance of preferred stock, net of issuance costs  .    6,000            -       60           -        146,147               -
Foreign currency translation, net of tax
 (accumulated amount of $7,910 at December 31, 1996)         -            -        -           -              -           7,519
Net unrealized gains on investment securities
 available-for-sale, net of tax (accumulated amount
 of $723 at December 31, 1996)  . . . . . . . . . . .        -            -        -           -              -             534
                                                      --------    ---------  -------   ---------    -----------    ------------
BALANCE, DECEMBER 31, 1996  . . . . . . . . . . . . .   12,000      501,188      120       5,012        602,231       1,096,945
Net income  . . . . . . . . . . . . . . . . . . . . .        -            -        -           -              -         622,500
Cash dividends:
  Common--$.32 per share  . . . . . . . . . . . . . .        -            -        -           -              -        (160,417)
  Preferred   . . . . . . . . . . . . . . . . . . . .        -            -        -           -              -         (16,394)
Exercise of stock options and other awards  . . . . .        -        6,309        -          63         65,148               -
Acquisition and retirement of common stock  . . . . .        -       (6,309)       -         (63)      (157,383)              -
Acquisition and retirement of preferred stock . . . .   (3,426)           -      (34)          -        (85,619)         (3,133)
Foreign currency translation, net of tax
 (accumulated amount of $2,924 at December 31, 1997)         -            -        -           -              -          (4,986)
Net unrealized gains on investment securities
 available-for-sale and other financial instruments,
 net of tax (accumulated amount of $6,783
 at December 31, 1997)  . . . . . . . . . . . . . . .        -            -        -           -              -           6,060

                                                      --------    ---------  -------   ---------   ------------    ------------
BALANCE, DECEMBER 31, 1997  . . . . . . . . . . . . .    8,574      501,188  $    86   $   5,012   $    424,377    $  1,540,575
                                                      ========    =========  =======   =========   ============    ============




                                                                Total
                                                            Stockholders'
                                                                Equity
                                                                ------
BALANCE, DECEMBER 31, 1994  . . . . . . . . . . . . .    $     919,578
Net income  . . . . . . . . . . . . . . . . . . . . .          353,099
Cash dividends:
  Common--$.25 per share  . . . . . . . . . . . . . .         (124,769)
  Preferred   . . . . . . . . . . . . . . . . . . . .           (1,469)
Exercise of stock options and other awards  . . . . .           22,209
Acquisition and retirement of common stock  . . . . .          (49,829)
Issuance of preferred stock, net of issuance costs  .          145,070
Foreign currency translation, net of tax
 (accumulated amount of $391 at December 31, 1995)  .              148
Net unrealized gains on investment securities
 available-for-sale, net of tax (accumulated amount
 of $189 at December 31, 1995)  . . . . . . . . . . .            1,021
                                                          ------------

BALANCE, DECEMBER 31, 1995  . . . . . . . . . . . . .        1,265,058
Net income  . . . . . . . . . . . . . . . . . . . . .          474,495
Cash dividends:
  Common--$.28 per share  . . . . . . . . . . . . . .         (142,583)
  Preferred   . . . . . . . . . . . . . . . . . . . .          (14,055)
Exercise of stock options and other awards  . . . . .           39,046
Acquisition and retirement of common stock  . . . . .          (71,913)
Issuance of preferred stock, net of issuance costs  .          146,207
Foreign currency translation, net of tax
 (accumulated amount of $7,910 at December 31, 1996)             7,519
Net unrealized gains on investment securities
 available-for-sale, net of tax (accumulated amount
 of $723 at December 31, 1996)  . . . . . . . . . . .              534
                                                          ------------
BALANCE, DECEMBER 31, 1996  . . . . . . . . . . . . .        1,704,308
Net income  . . . . . . . . . . . . . . . . . . . . .          622,500
Cash dividends:
  Common--$.32 per share  . . . . . . . . . . . . . .         (160,417)
  Preferred   . . . . . . . . . . . . . . . . . . . .          (16,394)
Exercise of stock options and other awards  . . . . .           65,211
Acquisition and retirement of common stock  . . . . .         (157,446)
Acquisition and retirement of preferred stock . . . .          (88,786)
Foreign currency translation, net of tax
 (accumulated amount of $2,924 at December 31, 1997)            (4,986)
 Net unrealized gains on investment securities
 available-for-sale and other financial instruments,
 net of tax (accumulated amount of $6,783
 at December 31, 1997)  . . . . . . . . . . . . . . .            6,060

                                                          ------------
BALANCE, DECEMBER 31, 1997  . . . . . . . . . . . . .     $  1,970,050
                                                          ============

The accompanying notes are an integral part of the consolidated financial statements.

                       MBNA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)


YEAR ENDED DECEMBER 31,                                                                       1997          1996          1995
--------------------------------------------------------------------------------------      --------      ---------     ---------
OPERATING ACTIVITIES
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   622,500    $   474,495   $   353,099

Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
  Provision for possible credit losses  . . . . . . . . . . . . . . . . . . . . . . .        260,040        178,224       138,176
  Depreciation, amortization, and accretion   . . . . . . . . . . . . . . . . . . . .        145,957         96,602        76,584
  Gain on investment securities   . . . . . . . . . . . . . . . . . . . . . . . . . .              -              -           (39)
  Provision (benefit) for deferred income taxes   . . . . . . . . . . . . . . . . . .         41,349        (32,006)        9,633
  Increase in accrued income receivable   . . . . . . . . . . . . . . . . . . . . . .        (48,804)        (4,524)      (28,560)
  Increase in accounts receivable from securitizations  . . . . . . . . . . . . . . .     (1,058,508)      (825,755)     (218,850)
  Increase in accrued interest payable  . . . . . . . . . . . . . . . . . . . . . . .         30,028         13,787        24,797
  Decrease (increase) in other operating activities   . . . . . . . . . . . . . . . .        130,103         63,477       (14,167)
                                                                                         -----------      ---------    ----------
    Net cash provided by (used in) operating activities   . . . . . . . . . . . . . .        122,665        (35,700)      340,673

INVESTING ACTIVITIES
Net increase in money market instruments  . . . . . . . . . . . . . . . . . . . . . .     (1,209,451)      (303,003)     (306,036)
Proceeds from maturities of investment securities available-for-sale  . . . . . . . .      8,546,878      4,450,709     2,852,934
Purchases of investment securities available-for-sale . . . . . . . . . . . . . . . .     (8,947,215)    (5,234,815)   (3,303,589)
Proceeds from sale of investment securities available-for-sale  . . . . . . . . . . .              -              -        35,249
Proceeds from maturities of investment securities held-to-maturity  . . . . . . . . .        305,206        604,869       357,870
Purchases of investment securities held-to-maturity . . . . . . . . . . . . . . . . .        (53,269)       (19,302)      (18,657)
Proceeds from securitization of loans . . . . . . . . . . . . . . . . . . . . . . . .     13,172,133     11,223,917     6,180,743
Portfolio acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (1,272,304)    (1,475,498)      (77,324)
Amortization of securitized loans . . . . . . . . . . . . . . . . . . . . . . . . . .     (3,637,385)    (1,608,334)     (775,000)
Net loan originations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (9,728,725)   (10,540,920)   (7,921,653)
Net purchases of premises and equipment . . . . . . . . . . . . . . . . . . . . . . .       (660,046)      (303,173)     (344,490)
                                                                                         -----------      ---------    ----------
    Net cash used in investing activities   . . . . . . . . . . . . . . . . . . . . .     (3,484,178)    (3,205,550)   (3,319,953)

FINANCING ACTIVITIES
Net increase in money market deposit accounts, noninterest-bearing
 demand deposits, interest-bearing transaction accounts, and savings accounts   . . .        485,796        530,931       746,110
Net increase in time deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,275,731      1,011,841     1,230,315
Net (decrease) increase in short-term borrowings  . . . . . . . . . . . . . . . . . .       (500,764)       403,844       179,043
Proceeds from issuance of long-term debt and bank notes . . . . . . . . . . . . . . .      1,803,231      1,444,985     1,092,395
 Maturity of long-term debt and bank notes  . . . . . . . . . . . . . . . . . . . . .       (312,770)      (165,192)     (123,000)
Proceeds from issuance of preferred stock . . . . . . . . . . . . . . . . . . . . . .              -        146,207       145,070
Acquisition and retirement of preferred stock . . . . . . . . . . . . . . . . . . . .        (52,483)             -             -
Proceeds from exercise of stock options and other awards  . . . . . . . . . . . . . .         31,948         22,869        12,780
Acquisition and retirement of common stock  . . . . . . . . . . . . . . . . . . . . .       (157,446)       (71,913)      (49,829)
Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (173,729)      (149,115)     (120,312)
                                                                                         -----------      ---------    ----------
    Net cash provided by financing activities   . . . . . . . . . . . . . . . . . . .      3,399,514      3,174,457     3,112,572
                                                                                         -----------      ---------    ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS  . . . . . . . . . . . . . . . . . .         38,001        (66,793)      133,292
Cash and cash equivalents at beginning of year  . . . . . . . . . . . . . . . . . . .        225,063        291,856       158,564
                                                                                         -----------      ---------    ----------
Cash and cash equivalents at end of year  . . . . . . . . . . . . . . . . . . . . . .    $   263,064    $   225,063   $   291,856
                                                                                         ===========      =========    ==========


SUPPLEMENTAL DISCLOSURES:
Interest expense paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   988,675    $   728,091   $   572,232
                                                                                         ===========      =========    ==========
Income taxes paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   224,840    $   248,329   $   194,364
                                                                                         ===========      =========    ==========



The accompanying notes are an integral part of the consolidated financial statements.

                       MBNA CORPORATION AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE A: SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.

BUSINESS

MBNA Corporation ("the Corporation") is a registered bank holding company, incorporated under the laws of Maryland. It is the parent company of MBNA America Bank, N.A., ("the Bank") a national bank. Through the Bank, the Corporation is the world's largest independent credit card lender. The Corporation is the leading issuer of affinity credit cards, marketed primarily to members of associations and Customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers various insurance and deposit products.

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

FOREIGN ACTIVITIES

The Corporation's foreign activities are primarily performed through the Bank's two foreign bank subsidiaries, MBNA International Bank Limited ("MBNA International") and MBNA Canada Bank ("MBNA Canada"). The Bank also has a foreign branch office in the Grand Cayman Islands.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial statements of the Corporation's foreign subsidiaries have been translated into U.S. dollars in accordance with generally accepted accounting principles. Assets and liabilities have been translated using the exchange rate at year end. Income and expense amounts have been translated using the average exchange rate for the period in which the transaction took place. The translation gains and losses resulting from the change in exchange rates have been reported as a component of stockholders' equity, net of tax. The effect on the consolidated statements of income from foreign currency transaction gains and losses is immaterial for all years presented.

INVESTMENT SECURITIES

Investment securities available-for-sale are reported at market value with unrealized gains and losses, net of tax, included as a component of stockholders' equity. Investment securities held-to-maturity are reported at cost (adjusted for amortization of premiums and accretion of discounts). The Corporation does not have a trading securities portfolio.

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

INTEREST INCOME ON LOANS

Interest income is recognized based upon the principal amount of loans outstanding. Interest income is generally recognized until the loan is charged off. The accrued interest portion of the charged-off loan balance is deducted from current period interest income, while the principal balance is charged off against the reserve for possible credit losses.

CREDIT CARD FEES AND COSTS

Credit card fees include annual, late, overlimit, returned check, cash advance, and other miscellaneous fees. These fees are assessed according to agreements with Customers. Credit card fees recognized on charged-off accounts are deducted from credit card fee income.

Annual credit card fees and incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which the fees pertain. The Corporation does not charge an annual credit card fee during the first year the account is originated, while incremental direct loan origination costs are deferred only in the first year. These costs are included in prepaid expenses and deferred charges. At December 31, 1997 and 1996, the incremental direct loan origination costs deferred were $45.6 million and $34.7 million, respectively.

RESERVE FOR POSSIBLE CREDIT LOSSES

The Corporation makes certain estimates and assumptions that affect the determination of the reserve for possible credit losses. The loan portfolio is regularly reviewed to determine an appropriate reserve for possible credit losses based upon the impact of economic conditions on the borrowers' ability to repay, past collection experience, the risk characteristics of the portfolio, and other factors. Significant changes in these factors could impact the appropriate reserve for possible credit losses. A provision is charged to operating expense to maintain the reserve at an appropriate level. The Corporation's policy is generally to charge off accounts when they become 180 days contractually past due.

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

                       MBNA CORPORATION AND SUBSIDIARIES

PREPAID EXPENSES AND DEFERRED CHARGES

The principal components of prepaid expenses and deferred charges include direct loan origination costs, royalties advanced to the Corporation's affinity groups and financial institutions, issuance costs related to long-term debt and bank notes, and commissions paid on brokered certificates of deposit. These costs are deferred and amortized over the period the Corporation receives a benefit or the remaining term of the liability.

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

Amounts paid or received related to outstanding interest rate swap contracts that are used in the asset/liability management process are accrued and recognized in earnings, as an adjustment to the related interest income or expense of the hedged asset/liability, over the life of the related agreement. For interest rate swap agreements to qualify for hedge accounting treatment the following conditions must be met: the underlying asset/liability being hedged by the interest rate swap agreement exposes the Corporation to interest rate risk; the interest rate swap agreement reduces the Corporation's sensitivity to interest rate risk; and the interest rate swap agreements are designated and deemed effective in hedging the Corporation's exposure to interest rate risk. All of the Corporation's interest rate swap agreements qualify for hedge accounting treatment. Gains and losses associated with the termination of interest rate swap agreements for identified positions are deferred and amortized over the remaining lives of the related agreements as an adjustment to the yield. Unamortized deferred gains and losses on terminated interest rate swap agreements are included in the underlying assets/liabilities hedged.

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

FORWARD EXCHANGE CONTRACTS

Forward exchange contracts are commitments to buy or sell foreign currency at a future date for a contracted price. The Corporation enters into forward exchange contracts to reduce its exposure to foreign currency exchange rate risk primarily related to its foreign bank subsidiaries. The Corporation does not hold or issue forward exchange contracts for trading purposes. These financial instruments may expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitations as those recorded on the balance sheet. The premium paid or received for these contracts is amortized over the life of the agreement to other operating income. For contracts to effectively hedge foreign currency exchange risk, they must reduce the Corporation's sensitivity to foreign currency exchange risk. For contracts that are designated and effective as hedges of its net investment in the Bank's foreign subsidiaries, gains and losses are deferred and reported in stockholders' equity, net of tax, as an offset to translation gains and losses. Contracts, or portions thereof, that are not effective as hedges are marked to market with any gains or losses recognized in other operating income. The Corporation only has forward exchange contracts that are designated and effective as hedges. For any contracts that are terminated early, the remaining premium or discount is immediately recognized in other operating income.

The Corporation can also enter into forward exchange contracts to reduce its exposure to foreign currency exchange rate risk related to its deposits. The contracts are marked to market with gains or losses recognized in other operating income.

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

                       MBNA CORPORATION AND SUBSIDIARIES


INTANGIBLE ASSETS

Intangible assets, including the value of acquired Customer accounts and goodwill, are amortized over the periods the Corporation receives a benefit, not exceeding fifteen years. Intangible assets, which are included in other assets, had a net book value of $366.1 million and $213.8 million at December 31, 1997 and 1996, respectively.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement No. 131), were issued. Statement No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components in the financial statements. This statement is effective for fiscal years beginning after December 15, 1997, and will not have an impact on the Corporation's consolidated financial statements. Statement No. 131 establishes standards for the disclosure of selected information pertaining to operating segments of a public company in its interim and annual financial statements. This statement is effective for financial statements for periods beginning after December 15, 1997, and will not have an impact on the Corporation's consolidated financial statements.

NOTE B: EARNINGS PER COMMON SHARE

Statement of Financial Accounting Standards No. 128, "Earnings per Share" (Statement No. 128), effective for financial statements issued for periods ending after December 15, 1997, specifies the computation, presentation, and disclosure requirements for earnings per common share. Statement No. 128 replaces primary and fully diluted earnings per common share, under Accounting Principles Board Opinion No. 15, "Earnings per Share", with basic and diluted earnings per common share, respectively. The adoption of Statement No. 128 did not have a material impact on the Corporation's consolidated financial statements.

Earnings per common share ("basic") is computed using net income applicable to common stock and weighted average common shares outstanding during the period. Earnings per common share--assuming dilution ("diluted") is computed using net income applicable to common stock and weighted average common shares outstanding during the period after consideration of the potential dilutive effect of common stock equivalents based on the treasury stock method using an average market price for the period. The Corporation's common stock equivalents are solely related to employee stock options. The Corporation does not have any other common stock equivalents.

For comparative purposes, earnings per common share and weighted average common shares outstanding and common stock equivalents have been restated to reflect the adoption of Statement No. 128 and the three-for-two stock split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1997, to stockholders of record as of September 15, 1997.

COMPUTATION OF EARNINGS PER COMMON SHARE
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

YEAR ENDED DECEMBER 31,                                                            1997             1996             1995
--------------------------------------------------------------------------       --------         --------         --------
BASIC
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    622,500     $    474,495     $    353,099
Less: preferred stock dividend requirements . . . . . . . . . . . . . . . .          19,527           14,055            1,469
                                                                               ------------     ------------     ------------
Net income applicable to common stock . . . . . . . . . . . . . . . . . . .    $    602,973     $    460,440     $    351,630
                                                                               ============     ============     ============

Weighted average common shares outstanding (000)  . . . . . . . . . . . . .         501,225          501,208          501,226
                                                                               ============     ============     ============

Earnings per common share . . . . . . . . . . . . . . . . . . . . . . . . .    $       1.20     $        .92     $        .70
                                                                               ============     ============     ============

DILUTED
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    622,500     $    474,495     $    353,099
Less: preferred stock dividend requirements . . . . . . . . . . . . . . . .          19,527           14,055            1,469
                                                                               ------------     ------------     ------------
Net income applicable to common stock . . . . . . . . . . . . . . . . . . .    $    602,973     $    460,440     $    351,630
                                                                               ============     ============     ============
Weighted average common shares outstanding (000)  . . . . . . . . . . . . .         501,225          501,208          501,226
Net effect of dilutive stock options--based on the treasury stock
  method using average market price (000)   . . . . . . . . . . . . . . . .          25,309           17,774           12,417
                                                                               ------------     ------------     ------------
Weighted average common shares outstanding and common stock equivalents (000)       526,534          518,982          513,643
                                                                               ------------     ------------     ------------
Earnings per common share--assuming dilution  . . . . . . . . . . . . . . .    $       1.15     $        .89     $        .68
                                                                               ============     ============     ============


There were 1,675,000 stock options with an average option price of $28.75 per share outstanding at December 31, 1997, which were not included in the computation of earnings per common share--assuming dilution for 1997 as a result of the stock options' exercise price being greater than the average market price of the common shares. These stock options expire in 2007.

                       MBNA CORPORATION AND SUBSIDIARIES


NOTE C: INVESTMENT SECURITIES

SUMMARY OF INVESTMENT SECURITIES
(DOLLARS IN THOUSANDS)

                                                                                          GROSS         GROSS
                                                                         AMORTIZED     UNREALIZED    UNREALIZED       MARKET
                                                                            COST          GAINS        LOSSES         VALUE
                                                                         ----------    ----------    ----------    ----------
DECEMBER 31, 1997
Available-for-sale:
  U.S. Treasury and other U.S. government agencies obligations  . . .    $1,074,179    $    1,371    $     (170)   $1,075,380
  State and political subdivisions of the United States   . . . . . .        91,282            48           (14)       91,316
  Asset-backed and other securities   . . . . . . . . . . . . . . . .       995,408           720          (360)      995,768
                                                                         ----------    ----------    ----------    ----------
    Total investment securities available-for-sale  . . . . . . . . .    $2,160,869    $    2,139    $     (544)   $2,162,464
                                                                         ==========    ==========    ==========    ==========


Held-to-maturity:
  U.S. Treasury and other U.S. government agencies obligations  . . .    $  285,747    $      105    $   (4,142)   $  281,710
  State and political subdivisions of the United States   . . . . . .         1,628           105          (265)        1,468
  Asset-backed and other securities . . . . . . . . . . . . . . . . .        58,805            97          (212)       58,690
                                                                         ----------    ----------    ----------    ----------
    Total investment securities held-to-maturity  . . . . . . . . . .    $  346,180    $      307    $   (4,619)   $  341,868
                                                                         ==========    ==========    ==========    ==========

DECEMBER 31, 1996
Available-for-sale:
  U.S. Treasury and other U.S. government agencies obligations  . . .    $  605,034    $        -     $    (150)   $  604,884
  State and political subdivisions of the United States   . . . . . .        87,521           128           (48)       87,601
  Asset-backed and other securities   . . . . . . . . . . . . . . . .     1,026,088         1,821          (664)    1,027,245
                                                                         ----------    ----------    ----------    ----------
    Total investment securities available-for-sale  . . . . . . . . .    $1,718,643    $    1,949    $     (862)   $1,719,730
                                                                         ==========    ==========    ==========    ==========


Held-to-maturity:
  U.S. Treasury and other U.S. government agencies obligations  . . .    $  506,346    $      368    $   (6,409)   $  500,305
  State and political subdivisions of the United States   . . . . . .           454            29            (1)          482
  Asset-backed and other securities . . . . . . . . . . . . . . . . .        91,520           373          (472)       91,421
                                                                         ----------    ----------    ----------    ----------
    Total investment securities held-to-maturity  . . . . . . . . . .    $  598,320    $      770    $   (6,882)   $  592,208
                                                                         ==========    ==========    ==========    ==========

DECEMBER 31, 1995
Available-for-sale:
  U.S. Treasury and other U.S. government agencies obligations  . . .    $  209,599    $        -     $     (93)   $  209,506
  State and political subdivisions of the United States . . . . . . .        84,519           247           (38)       84,728
  Asset-backed and other securities   . . . . . . . . . . . . . . . .       617,759           301          (230)      617,830
                                                                         ----------    ----------    ----------    ----------
    Total investment securities available-for-sale  . . . . . . . . .    $  911,877    $      548    $     (361)   $  912,064
                                                                         ==========    ==========    ==========    ==========

Held-to-maturity:
  U.S. Treasury and other U.S. government agencies obligations  . . .    $1,000,869    $    6,768    $   (3,179)   $1,004,458
  State and political subdivisions of the United States   . . . . . .           421            90             -           511
  Asset-backed and other securities . . . . . . . . . . . . . . . . .       182,437         1,078          (383)      183,132
                                                                         ----------    ----------    ----------    ----------
    Total investment securities held-to-maturity  . . . . . . . . . .    $1,183,727    $    7,936    $   (3,562)   $1,188,101
                                                                         ==========    ==========    ==========    ==========


ESTIMATED MATURITIES OF INVESTMENT SECURITIES
(DOLLARS IN THOUSANDS)

                                                                     AMORTIZED               MARKET
DECEMBER 31, 1997                                                      COST                  VALUE
                                                                   --------------       --------------
Available-for-sale:
  Due within one year   . . . . . . . . . . . . . . . . . . .      $    1,005,018       $    1,004,849
  Due after one year through five years   . . . . . . . . . .           1,100,038            1,101,815
  Due after five years through ten years  . . . . . . . . . .              53,674               53,663
  Due after ten years   . . . . . . . . . . . . . . . . . . .               2,139                2,137
                                                                   --------------       --------------
    Total investment securities available-for-sale  . . . . .      $    2,160,869       $    2,162,464
                                                                   ==============       ==============

Held-to-maturity:
  Due within one year   . . . . . . . . . . . . . . . . . . .      $      208,498       $      207,492
  Due after one year through five years   . . . . . . . . . .              28,279               28,230
  Due after five years through ten years  . . . . . . . . . .                   -                    -
  Due after ten years   . . . . . . . . . . . . . . . . . . .             109,403              106,146
                                                                   --------------       --------------
    Total investment securities held-to-maturity  . . . . . .      $      346,180       $      341,868
                                                                   ==============       ==============



The Corporation did not sell any investment securities during 1997 and 1996. For the year ended December 31, 1995, the Corporation sold an investment security resulting in a realized gain of $39,000, having a net after-tax effect of $26,000.

There were no securities pledged at December 31, 1997. At December 31, 1996, $3.0 million of U.S. Treasury Notes included in investment securities held-to-maturity were pledged by the Corporation.

                       MBNA CORPORATION AND SUBSIDIARIES

NOTE D: GEOGRAPHIC DIVERSIFICATION OF LOANS

The Corporation originates credit card and other consumer loans, primarily throughout the United States and the United Kingdom. The table below details the geographic distribution of the Corporation's loan receivables, securitized loans, and managed loans. Credit card and other consumer loans originated in the United States are broadly distributed throughout the United States' geographic regions as presented below. Credit card and other consumer loans issued by MBNA International are primarily located in the United Kingdom.

The Corporation's loans are generally made on an unsecured basis after reviewing each potential Customer's credit application and evaluating the applicant's financial history and ability and willingness to repay. The maximum credit line to individual credit card Customers is generally $100,000, the average line is $9,900, and the average balance outstanding per account is $3,400 at December 31, 1997.

GEOGRAPHIC DISTRIBUTION OF LOAN RECEIVABLES, SECURITIZED LOANS, AND MANAGED
LOANS
(DOLLARS IN THOUSANDS)

                                                        LOAN RECEIVABLES         SECURITIZED LOANS           MANAGED LOANS
                                                        ----------------         -----------------           -------------
DECEMBER 31, 1997
United States:
  Northeast   . . . . . . . . . . . . . . . . . .     $ 2,261,165    20.2%     $  8,479,769   22.2%      $10,740,934    21.8%
  Southeast   . . . . . . . . . . . . . . . . . .       1,932,440    17.3         7,125,276   18.6         9,057,716    18.3
  Central   . . . . . . . . . . . . . . . . . . .       2,366,419    21.2         6,137,295   16.0         8,503,714    17.2
  Midwest   . . . . . . . . . . . . . . . . . . .       1,086,129     9.7         7,019,407   18.4         8,105,536    16.4
  West  . . . . . . . . . . . . . . . . . . . . .       2,230,451    20.0         7,782,733   20.4        10,013,184    20.3
United Kingdom  . . . . . . . . . . . . . . . . .       1,201,522    10.8         1,594,320    4.2         2,795,842     5.7
Other . . . . . . . . . . . . . . . . . . . . . .          83,948      .8            78,986     .2           162,934      .3
                                                      -----------  -----       ------------ -----        -----------  -----
  Total   . . . . . . . . . . . . . . . . . . . .     $11,162,074   100.0%     $ 38,217,786  100.0%      $49,379,860   100.0%
                                                      ===========  =====       ============ =====        ===========  =====

DECEMBER 31, 1996
United States:
  Northeast   . . . . . . . . . . . . . . . . . .     $ 2,270,100    22.4%     $  6,308,313   22.1%      $ 8,578,413    22.2%
  Southeast   . . . . . . . . . . . . . . . . . .       1,796,666    17.8         5,340,563   18.7         7,137,229    18.5
  Central   . . . . . . . . . . . . . . . . . . .       1,490,589    14.7         4,467,284   15.7         5,957,873    15.4
  Midwest   . . . . . . . . . . . . . . . . . . .       1,829,213    18.1         5,200,397   18.3         7,029,610    18.2
  West  . . . . . . . . . . . . . . . . . . . . .       2,110,374    20.8         5,895,947   20.7         8,006,321    20.7
United Kingdom  . . . . . . . . . . . . . . . . .         568,456     5.6         1,227,267    4.3         1,795,723     4.7
Other . . . . . . . . . . . . . . . . . . . . . .          63,654      .6            54,710     .2           118,364      .3
                                                      -----------  -----       ------------ -----        -----------  -----
  Total   . . . . . . . . . . . . . . . . . . . .     $10,129,052   100.0%     $ 28,494,481  100.0%      $38,623,533   100.0%
                                                      ===========  =====       ============ =====        ===========  =====

NOTE E: RESERVE FOR POSSIBLE CREDIT LOSSES

CHANGES IN THE RESERVE FOR POSSIBLE CREDIT LOSSES
(DOLLARS IN THOUSANDS)

DECEMBER 31,                                               1997          1996          1995
Reserve for possible credit losses,
 beginning of year  . . . . . . . . . . . .           $   118,427   $   104,886   $    101,519
  Reserves acquired   . . . . . . . . . . .                 7,975         7,553              -
  Provision for possible credit losses  . .               260,040       178,224        138,176
  Foreign currency translation  . . . . . .                  (203)          488            (90)
  Credit losses   . . . . . . . . . . . . .              (359,542)     (254,417)      (174,893)
  Recoveries  . . . . . . . . . . . . . . .               135,779        81,693         40,174
                                                      -----------   -----------   ------------
    Net credit losses   . . . . . . . . . .              (223,763)     (172,724)      (134,719)
                                                      -----------   -----------   ------------
Reserve for possible credit losses,
 end of year  . . . . . . . . . . . . . . .           $   162,476   $   118,427   $    104,886
                                                      ===========   ===========   ============


NOTE F: PREMISES AND EQUIPMENT

SUMMARY OF PREMISES AND EQUIPMENT
 (DOLLARS IN THOUSANDS)

DECEMBER 31,                                                          1997            1996
-------------------------------------------------------------       --------       ----------
Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   160,876    $      111,907
Buildings and improvements  . . . . . . . . . . . . . . . . .        1,158,703           731,509
Furniture and equipment . . . . . . . . . . . . . . . . . . .          623,670           463,437
                                                                   -----------    --------------
  Total   . . . . . . . . . . . . . . . . . . . . . . . . . .        1,943,249         1,306,853
Accumulated depreciation and amortization . . . . . . . . . .         (364,191)         (259,670)
                                                                   -----------    --------------
  Premises and equipment, net   . . . . . . . . . . . . . . .      $ 1,579,058    $    1,047,183
                                                                   ===========    ==============

Depreciation expense for the years ended December 31, 1997, 1996, and 1995, was $124.6 million, $76.7 million, and $67.1 million, respectively.

                       MBNA CORPORATION AND SUBSIDIARIES



The Corporation leases certain office facilities and equipment under operating lease agreements that provide for payment of property taxes, insurance, and maintenance costs. These leases generally include renewal options, with certain leases providing purchase options. Rental expense for operating leases was $31.3 million, $26.7 million, and $25.5 million for the years ended December 31, 1997, 1996, and 1995, respectively.

FUTURE MINIMUM RENTAL PAYMENTS UNDER NONCANCELABLE OPERATING LEASES (DOLLARS IN THOUSANDS)

1998  . . . . . . . . . . . . . . . . . . . . .    $ 26,876
1999  . . . . . . . . . . . . . . . . . . . . .      17,721
2000  . . . . . . . . . . . . . . . . . . . . .      10,084
2001  . . . . . . . . . . . . . . . . . . . . .       5,937
2002  . . . . . . . . . . . . . . . . . . . . .       4,520
Thereafter  . . . . . . . . . . . . . . . . . .       7,997
                                                   --------
  Total minimum lease payments  . . . . . . . .    $ 73,135
                                                   ========

NOTE G: SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under repurchase agreements are overnight borrowings that generally mature within one business day of the transaction date. Other short-term borrowings consist primarily of federal funds purchased that mature in more than one business day, short-term bank notes issued from the short-term bank note program established by the Bank, and other transactions with maturities greater than one business day but less than one year.

SUMMARY OF SHORT-TERM BORROWINGS
(DOLLARS IN THOUSANDS)

YEAR ENDED DECEMBER 31,                                               1997              1996              1995
------------------------------------------------------------      -----------       -----------        ----------
FEDERAL FUNDS PURCHASED AND SECURITIES
 SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end . . . . . . . . . . . . . . . . . . . .     $           -      $         -        $    115,000
Weighted average interest rate at year end  . . . . . . . .                 -%               -%               5.63%
Average amount outstanding
 during the year  . . . . . . . . . . . . . . . . . . . . .     $      16,712      $    67,712        $     49,141
Maximum amount outstanding at any
 month end  . . . . . . . . . . . . . . . . . . . . . . . .           297,000          325,000             243,477
Weighted average interest rate during
 the year . . . . . . . . . . . . . . . . . . . . . . . . .              5.59%            5.39%               6.01%
OTHER SHORT-TERM BORROWINGS
Balance at year end . . . . . . . . . . . . . . . . . . . .     $     192,623      $   693,387        $    174,543
Weighted average interest rate at year end  . . . . . . . .              7.53%            5.66%               5.61%
Average amount outstanding
 during the year  . . . . . . . . . . . . . . . . . . . . .     $     321,443      $   269,538        $    148,804
Maximum amount outstanding at any
 month end  . . . . . . . . . . . . . . . . . . . . . . . .           646,529          693,387             319,417
Weighted average interest rate during
 the year . . . . . . . . . . . . . . . . . . . . . . . . .              5.86%            5.51%               6.14%


NOTE H: LONG-TERM DEBT AND BANK NOTES

Long-term debt and bank notes consist of borrowings having an original maturity of one year or more.

SUMMARY OF LONG-TERM DEBT AND BANK NOTES
(DOLLARS IN THOUSANDS)

DECEMBER 31,                                                                    1997                 1996
-------------------------------------------------------------                ---------            ---------
PARENT COMPANY
67/8% Senior Notes, maturing in 1999 and 2005 . . . . . . .             $      248,935       $       248,661
Fixed-Rate Senior Medium-Term Notes, with a
 weighted average interest rate of 6.70% and
  6.66%, respectively, maturing in varying
 amounts from 1999 through 2004 . . . . . . . . . . . . . .                    520,246               405,838
Floating-Rate Senior Medium-Term Notes,
 maturing in varying amounts from 1998
 through 2002 . . . . . . . . . . . . . . . . . . . . . . .                    872,838               356,948
                                                                        --------------       ---------------

  Total Parent Company  . . . . . . . . . . . . . . . . . .                  1,642,019             1,011,447

SUBSIDIARIES
Fixed-Rate Medium-Term Bank Notes, with a
 weighted average interest rate of 7.29% and
 6.87%, respectively, maturing in varying
 amounts from 1998 through 2005 . . . . . . . . . . . . . .                    875,117             1,105,232
Floating-Rate Medium-Term Bank Notes,
 maturing in varying amounts from 1998
 through 2004 . . . . . . . . . . . . . . . . . . . . . . .                  1,978,281             1,277,824
Fixed-Rate Bilateral Credit Facility, with an
 interest rate of 7.29%, maturing in varying
 amounts from 1998 through 2001 . . . . . . . . . . . . . .                     10,756                17,127
Fixed-Rate Bilateral Credit Facility, with an
 interest rate of 7.2033%, maturing in 2000 . . . . . . . .                     16,425                     -
Floating-Rate Bilateral Credit Facility,
 maturing in 2001 . . . . . . . . . . . . . . . . . . . . .                     16,425                34,254
Fixed-Rate Syndicated Credit Facility, with an
 interest rate of 7.645%, maturing in 2001  . . . . . . . .                    123,187                     -
7.25% Subordinated Notes, maturing in 2002  . . . . . . . .                    198,519               198,269
Subordinated Guaranteed Floating-Rate Notes,
 maturing in 2005 . . . . . . . . . . . . . . . . . . . . .                     55,039                56,205
Guaranteed Preferred Beneficial Interests in
 Corporation's Junior Subordinated Deferrable
 Interest Debentures, series A, with an interest
 rate of 8.278%, maturing in 2026 . . . . . . . . . . . . .                    250,000               250,000
Guaranteed Preferred Beneficial Interests in
 Corporation's Junior Subordinated Deferrable
 Interest Debentures, series B, with an interest
 rate equal to 80 basis points above the
 three-month London Interbank Offered Rate,
 maturing in 2027 . . . . . . . . . . . . . . . . . . . . .                    276,846                     -
Guaranteed Preferred Beneficial Interests in
 Corporation's Junior Subordinated Deferrable
 Interest Debentures, series C, with an interest
 rate of 8.25%, maturing in 2027  . . . . . . . . . . . . .                     36,303                     -
                                                                        --------------       ---------------

  Balance, end of year  . . . . . . . . . . . . . . . . . .             $    5,478,917       $     3,950,358
                                                                        ==============       ===============

                       MBNA CORPORATION AND SUBSIDIARIES


6 7/8% SENIOR NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. Interest on the 6 7/8% Senior Notes is payable semiannually. These notes may not be redeemed prior to their stated maturity.

SENIOR MEDIUM-TERM NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. The Corporation has $522.5 million of Fixed-Rate Senior Medium-Term Notes outstanding, with rates ranging from 6.14% to 7.49%. Interest on the Fixed-Rate Senior Medium-Term Notes is payable semiannually. The Corporation also has $875.5 million of Floating-Rate Senior Medium-Term Notes outstanding. These Floating-Rate Senior Medium-Term Notes are priced between 15 basis points and 47 basis points over the three-month London Interbank Offered Rate (LIBOR). Interest on the Floating-Rate Senior Medium-Term Notes is payable quarterly. At December 31, 1997, the three-month LIBOR was 5.81%.

MEDIUM-TERM BANK NOTES

The Medium-Term Bank Notes are direct, unconditional, unsecured, and are not subordinated to any other obligations of the Bank. The Bank has $877.2 million outstanding of Fixed-Rate Medium-Term Bank Notes with rates ranging from 6.00% to 7.76%. Interest is payable semiannually. The Bank also has $2.0 billion outstanding of Floating-Rate Medium-Term Bank Notes, with rates priced between 5 basis points to 37.5 basis points over the three-month LIBOR. Interest is payable quarterly.

BILATERAL CREDIT FACILITIES

These facilities are direct, unsecured, and are not subordinated to any other obligations of MBNA International. At December 31, 1997, MBNA International has pound sterling 16.5 million outstanding with interest payable monthly. MBNA International also has a pound sterling 10.0 million floating-rate facility outstanding at December 31, 1997. This draw was priced at 17.5 basis points above the three-month Sterling LIBOR and is payable semiannually. At December 31, 1997, the three-month Sterling LIBOR was 7.69%.

SYNDICATED CREDIT FACILITY

This facility is unsecured and is not subordinated to any other obligation of MBNA International. At December 31, 1997, MBNA International has pound sterling
75.0 million outstanding with interest payable quarterly.

7.25% SUBORDINATED NOTES

The 7.25% Subordinated Notes are subordinated to the claims of depositors and other creditors of the Bank, unsecured, and not subject to redemption prior to maturity. Interest is payable semiannually. The 7.25% Subordinated Notes were issued by the Bank in 1992 and qualify as Tier 2 capital, which is included in total capital, under the risk-based capital guidelines for both banks and bank holding companies.

SUBORDINATED GUARANTEED FLOATING-RATE NOTES

MBNA International has pound sterling 34.0 million of Subordinated Guaranteed Floating-Rate Notes outstanding. Interest on these notes is priced between 100 basis points and 145 basis points over the three-month Sterling LIBOR for the first five years, with a 50 basis point increase for the last five years. These notes were issued by MBNA International in 1995 and are unsecured. Interest on these notes is payable quarterly or semiannually.

The obligations of MBNA International are unconditionally and irrevocably guaranteed on a subordinated basis by the Bank. The obligations of the Bank, under its guarantee, also constitute unsecured obligations, subordinated to the claims of all senior creditors of the Bank.

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation, through MBNA Capital A, MBNA Capital B, and MBNA Capital C, each a statutory business trust created under the laws of the State of Delaware, issued capital securities and common securities: series A, series B, and series C, respectively. The series capital securities are presented as "guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures" in the summary of long-term debt and bank notes. MBNA Corporation is the owner of all the beneficial ownership interests represented by the common securities of the trusts. The trusts exist for the sole purpose of issuing the series capital securities and the series common securities and investing the proceeds in junior subordinated deferrable interest debentures issued by the Corporation. For financial reporting purposes, the trusts are treated as wholly owned subsidiaries of the Corporation.

The junior subordinated deferrable interest debentures are the sole assets of the trusts, and the payments under the junior subordinated deferrable interest debentures are the sole revenues of the trusts. Interest on the series capital securities is payable semiannually; however, the Corporation has the right to defer payment of interest on the junior subordinated deferrable interest debentures at any time, or from time to time, for a period not exceeding 10 consecutive semiannual periods. If the payment of interest is deferred on the junior subordinated deferrable interest debentures, distributions on the series securities will be deferred and the Corporation also may not be permitted to declare or pay any cash dividends on the Corporation's capital stock or interest on debt securities that have equal or less priority than the junior subordinated deferrable interest debentures.

The series capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated deferrable interest debentures at their stated maturity or their earlier redemption. The junior subordinated deferrable interest debentures are redeemable prior to their stated maturity at the option of the Corporation, on or after the contractually specified dates, in whole at any time, or in part from time to time, or prior to the contractually specified dates, in whole only within 90 days following the occurrence

                       MBNA CORPORATION AND SUBSIDIARIES


of certain tax or capital treatment events. The series capital securities have a preference with respect to cash distributions and amounts payable on liquidation or redemption over the series common securities.

The obligations of the Corporation under the relevant junior subordinated deferrable interest debentures, indenture, trust agreement, and guarantee in the aggregate constitute a full and unconditional guarantee by the Corporation of all trust obligations under the series capital securities issued by the trusts. The junior subordinated deferrable interest debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt obligations of the Corporation.

MINIMUM ANNUAL MATURITIES OF LONG-TERM DEBT AND BANK NOTES
(DOLLARS IN THOUSANDS)

                                                      PARENT
                                       PARENT       COMPANY AND
                                       COMPANY     SUBSIDIARIES
                                       -------     ------------
1998  . . . . . . . . . . . . . . .  $   80,000  $     424,631
1999  . . . . . . . . . . . . . . .     591,000      1,118,295
2000  . . . . . . . . . . . . . . .     242,000        873,375
2001  . . . . . . . . . . . . . . .     120,000        670,492
2002  . . . . . . . . . . . . . . .     345,000      1,219,150

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

NOTE I: ASSET SECURITIZATION

The Corporation periodically securitizes certain pools of loan receivables in both public and private markets. Certificates representing undivided interests in the trust are sold by the trust to investors, while the Seller's interest is retained by the Bank. The Corporation includes the Seller's interest in loan receivables and had $8.5 billion and $6.7 billion outstanding at December 31, 1997, and 1996, respectively. The carrying value of these loan receivables approximates fair value. The senior classes of the asset-backed securities are generally credit-enhanced by a third party to provide a AAA credit rating at the time of issuance.

On January 1, 1997, the Corporation adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement No. 125), effective for all transactions occurring after December 31, 1996. Under Statement No. 125, gains are recognized at the time of initial sale and each subsequent sale of loan receivables in a securitization. As a result, the Corporation recognizes the gain from securitized loans in securitization income on the Corporation's consolidated statements of income and includes the related receivable in accounts receivable from securitizations on the consolidated statements of financial condition at the time of sale. The related receivable represents the contractual right to receive interest and other cash flows from the trusts and is reported at market value with unrealized gains and losses, net of tax, included as a component of stockholders' equity. Transaction costs incurred by the Corporation are immediately recognized as a reduction to the gain recorded from the securitization transaction. Securitization income also includes the additional earnings from the Corporation's securitized loans previously reported as loan servicing fees. Previously, the Corporation recognized the earnings from securitizations over the life of the transaction. As a result of the adoption of Statement No. 125, securitization income increased $325.1 million in 1997. This increase is not representative of future periods. Any future gains that will be recognized by the Corporation in accordance with Statement No. 125 will be dependent upon the timing and the amount of future securitizations. In accordance with Statement No. 125, prior years have not been restated.

Proceeds from securitization transactions were approximately $13.2 billion, $11.2 billion, and $6.2 billion in 1997, 1996, and 1995, respectively. At December 31, 1997 and 1996, approximately $37.6 billion and $28.0 billion of investor principal (face value) remained outstanding, respectively.

Included in accounts receivable from securitizations in the consolidated statements of financial condition at December 31, 1997 and 1996, were $284.1 million and $225.2 million, respectively, of receivables subject to a lien by the providers of the credit enhancement facility for individual securitizations. The providers of the credit enhancement have no other recourse to the Corporation. The Corporation does not receive collateral from any party to the securitization, and the Corporation does not have any risk of counterparty nonperformance.

NOTE J: EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Corporation has a noncontributory defined benefit pension plan covering all people employed by the Corporation who meet certain age and service requirements. The benefits are based on years of service and the person's compensation during the last 10 years of employment. The Corporation's funding policy is to make contributions sufficient to achieve a target-funded ratio on an accumulated benefit obligation basis between 130% and 140%. The funded ratio, as of the plan's measurement date of September 30, may never be less than 100%, and only tax-deductible contributions may be made. Contributions are intended to provide not only for benefits earned to date, but also for those expected to be earned in the future.

                       MBNA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF THE PENSION PLAN'S ACTUARIALLY DETERMINED FUNDED STATUS (DOLLARS IN THOUSANDS)

YEAR ENDED DECEMBER 31,                                         1997               1996
---------------------------------------------------           --------          ----------
ACCUMULATED BENEFITS
Actuarial present value of accumulated
 benefit obligation:
  Vested  . . . . . . . . . . . . . . . . . . . . .        $     36,921     $       28,088
  Nonvested   . . . . . . . . . . . . . . . . . . .              10,013              6,998
                                                           ------------     --------------
    Total   . . . . . . . . . . . . . . . . . . . .        $     46,934     $       35,086
                                                           ============     ==============
Pension (Liability) Asset
Actuarial present value of projected benefit
 obligation for service rendered to date  . . . . .        $   (120,198)     $     (88,108)
Plan assets at fair value--primarily listed
 stocks and fixed-income securities . . . . . . . .             108,737             71,941
                                                           ------------     --------------
Plan assets less than projected
 benefit obligation . . . . . . . . . . . . . . . .             (11,461)           (16,167)
Unrecognized prior service cost . . . . . . . . . .              (1,387)            (1,499)
Unrecognized net loss from past experience
 different from that assumed and effects of
 change in assumptions  . . . . . . . . . . . . . .              11,768             18,801
Unrecognized net assets arising at transition . . .                (348)              (417)
                                                           ------------     --------------
    Pension (liability) asset . . . . . . . . . . .        $     (1,428)    $          718
                                                           ============     ==============
Significant actuarial assumptions used in
 determining the projected benefit obligation
 are as follows:
  Discount rate . . . . . . . . . . . . . . . . . .                7.50%              7.75%
  Average rate of compensation increase . . . . . .                6.50               6.50

The Corporation lowered the discount rate used to value its projected benefit obligation for the pension plan in 1997 to reflect the current rate environment. This change in assumption will not have a material impact on the Corporation's consolidated financial statements for 1998.

In 1996, the Corporation raised the discount rate used to value its projected benefit obligation for the pension plan to reflect the then current rate environment. This change in assumption did not have a material impact on the Corporation's consolidated financial statements for 1997.

COMPONENTS OF NET PERIODIC PENSION COST
(DOLLARS IN THOUSANDS)

YEAR ENDED DECEMBER 31,                                           1997             1996           1995
----------------------------------------------------------    ------------      -----------    -----------
Service cost--benefits earned
 during the period  . . . . . . . . . . . . . . . . . . .   $      17,026     $     16,468   $      9,183
Interest cost on projected benefit obligation . . . . . .           7,694            6,464          4,110
Actual return on plan assets  . . . . . . . . . . . . . .         (22,009)          (5,798)        (6,272)
Net amortization and deferral . . . . . . . . . . . . . .          15,355            2,656          4,001
                                                            -------------     ------------   ------------
  Net periodic pension cost   . . . . . . . . . . . . . .   $      18,066     $     19,790   $     11,022
                                                            =============     ============   ============

The expected long-term rate of return on plan assets used in determining net periodic pension cost was 9.00% in 1997, 1996, and 1995.

401(K) PLUS SAVINGS PLAN

The MBNA Corporation 401(k) Plus Savings Plan ("the 401(k) Plan") is a defined contribution plan that is intended to qualify under section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all people who have been employed by the Corporation for one or more years and have completed at least one thousand hours of service in any one year. For these people, the Corporation automatically contributes 1% of base salary. Additionally, these people may elect to make both pretax and after-tax contributions, with contributions up to 6% of base salary matched 50% by the Corporation. Expense charged to operations for the 401(k) Plan was $12.1 million, $9.9 million, and $8.3 million in 1997, 1996, and 1995, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

The Corporation also maintains an unfunded plan, established in 1991, that provides certain officers with supplemental retirement benefits in excess of limits imposed on qualified plans by federal tax law.

RECONCILIATION OF THE SERP PLAN'S ACTUARIALLY DETERMINED FUNDED STATUS (DOLLARS IN THOUSANDS)

YEAR ENDED DECEMBER 31,                                                     1997             1996
-----------------------------------------------------------------        -----------      -----------
Accumulated Benefits
Actuarial present value of accumulated
 benefit obligation:
  Vested  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $     21,835      $     15,101
  Nonvested   . . . . . . . . . . . . . . . . . . . . . . . . . .            14,557            10,068
                                                                       ------------      ------------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .      $     36,392      $     25,169
                                                                       ============      ============
SERP Liability
Actuarial present value of projected benefit
 obligation for service rendered to date  . . . . . . . . . . . .      $    (37,270)     $    (25,745)
Plan assets at fair value . . . . . . . . . . . . . . . . . . . .                 -                 -

Plan assets less than projected benefit obligation  . . . . . . .           (37,270)          (25,745)
Unrecognized prior service cost . . . . . . . . . . . . . . . . .               549            (1,922)
Unrecognized net loss from past experience
 different from that assumed and effects of
 change in assumptions  . . . . . . . . . . . . . . . . . . . . . .           8,083             4,979
Unrecognized net obligation arising at transition . . . . . . . .             4,184             4,599
Adjustment required to recognize
 minimum liability  . . . . . . . . . . . . . . . . . . . . . . .           (11,938)           (7,080)
                                                                       ------------      ------------
    SERP liability  . . . . . . . . . . . . . . . . . . . . . . .      $    (36,392)     $    (25,169)
                                                                       ============      ============
Significant actuarial assumptions used in
 determining the projected benefit obligation
 are as follows:
  Discount rate   . . . . . . . . . . . . . . . . . . . . . . . .              7.50%             7.75%
  Average rate of compensation increase   . . . . . . . . . . . .              6.50              6.50

During 1997, the Corporation lowered the discount rate used to value its projected benefit obligation for the SERP plan to reflect the current rate environment. This change in assumption will not have a material impact on the Corporation's consolidated financial statements for 1998.

During 1996, the Corporation raised the discount rate used to value its projected benefit obligation for the SERP plan to reflect the then current rate environment. This change in assumption did not have a material impact on the Corporation's consolidated financial statements for 1997.

                       MBNA CORPORATION AND SUBSIDIARIES

COMPONENTS OF NET SERP COST
(DOLLARS IN THOUSANDS)

YEAR ENDED DECEMBER 31,                                           1997           1996             1995
---------------------------------------------------------      ----------      ---------       -----------
Service cost--benefits earned
 during the year  . . . . . . . . . . . . . . . . . . . .     $    3,666    $     2,253      $      2,209
Interest cost on projected benefit obligation . . . . . .          2,552          1,847             1,438
Net amortization and deferral . . . . . . . . . . . . . .            532            477               339
                                                              ----------    -----------      ------------
  Net SERP cost   . . . . . . . . . . . . . . . . . . . .     $    6,750    $     4,577      $      3,986
                                                              ==========    ===========      ============


POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The Corporation and its subsidiaries provide certain health care and life insurance benefits for people actively employed who may continue to be eligible for these benefits upon reaching retirement. People aged 45 and older with at least 10 years of service as of December 31, 1993, are eligible for these benefits. The Corporation records the estimated cost of benefits provided to its former or inactive employees after employment but before retirement on an accrual basis. Expenses charged to other operating expense were not material to the Corporation's consolidated financial statements.

NOTE K: STOCK OPTION PLAN

In April 1997, the shareholders approved the Corporation's new 1997 Long Term Incentive Plan ("1997 Plan"), which authorizes the issuance of 16.5 million shares of common stock pursuant to incentive and nonqualified stock options, and restricted or unrestricted share awards to officers, directors, key employees, consultants, and advisors of the Corporation. Once the 1997 Plan was approved by the shareholders, all stock options and restricted stock awards were granted from this plan, since essentially all of the 67.5 million shares authorized for option and share awards under the Corporation's 1991 Long Term Incentive Plan ("1991 Plan") had been granted. Therefore, as of December 31, 1997 and 1996, the combined amount of shares of common stock available for future grants under both the 1991 and 1997 Plans was 5.6 million and 127,000, respectively.

Stock options are granted with an exercise price that is not less than the fair market value of the Corporation's Common Stock on the date the option is granted, and none may be exercised more than 10 years from the date of grant. Stock options granted to selected officers and key employees of the Corporation, other than performance-based common stock options, become exercisable for one-fifth of the common shares subject to the options each year and continue to become exercisable for up to one-fifth per year until they are completely exercisable after five years. Those granted to nonemployee directors are exercisable immediately following the effective date of the grant.

During 1997, performance-based common stock options for 8.9 million shares were granted under the 1997 Plan. In 1996, performance-based common stock options for 2.6 million shares were granted. These options become exercisable when the Corporation achieves certain net income and stock price targets. If these conditions are not achieved, these options then become exercisable for one day on the day before their termination date.

The Corporation also granted 500,000 stock options during 1997 which are exercisable in July 2001. In 1996, 36,000 options were granted subject to shareholder approval of the 1997 Plan. These options are included in the Summary of Stock Option Plans Activity in 1997.

SUMMARY OF STOCK OPTION PLANS ACTIVITY
(SHARES IN THOUSANDS)

                                                                NUMBER             WEIGHTED AVERAGE
                                                               OF SHARES             EXERCISE PRICE
                                                               ---------             --------------
1997
Options outstanding at beginning of year  . . . . . .               38,829           $       7.83
  Granted   . . . . . . . . . . . . . . . . . . . . .               10,132                  21.27
  Exercised   . . . . . . . . . . . . . . . . . . . .               (5,454)                  5.86
  Canceled  . . . . . . . . . . . . . . . . . . . . .                    -                      -
                                                                ----------
Options outstanding at end of year  . . . . . . . . .               43,507                  11.21
                                                                ==========

Options exercisable at end of year  . . . . . . . . .               17,303
                                                                ==========

Weighted average fair value of options
 granted during the year  . . . . . . . . . . . . . .           $     7.37
                                                                ==========

1996
Options outstanding at beginning of year  . . . . . .               38,046           $       6.92
  Granted   . . . . . . . . . . . . . . . . . . . . .                5,185                  12.35
  Exercised   . . . . . . . . . . . . . . . . . . . .               (4,382)                  5.22
  Canceled  . . . . . . . . . . . . . . . . . . . . .                  (20)                  6.16
Options outstanding at end of year  . . . . . . . . .               38,829                   7.83
                                                                ==========
Options exercisable at end of year  . . . . . . . . .               14,249
                                                                ==========
Weighted average fair value of options
 granted during the year  . . . . . . . . . . . . . .           $     3.56
                                                                ==========

1995
Options outstanding at beginning of year  . . . . . .               26,468           $       5.29
  Granted   . . . . . . . . . . . . . . . . . . . . .               15,414                   8.82
  Exercised   . . . . . . . . . . . . . . . . . . . .               (3,821)                  3.35
  Canceled  . . . . . . . . . . . . . . . . . . . . .                  (15)                  5.19
                                                                ----------
Options outstanding at end of year  . . . . . . . . .               38,046                   6.92
                                                                ==========

Options exercisable at end of year  . . . . . . . . .               11,208
                                                                ==========

Weighted average fair value of options
 granted during the year  . . . . . . . . . . . . . .           $     2.39
                                                                ==========



Restricted shares were also issued under the 1997 Plan to the Corporation's executive officers. A total of 855,000 common shares, with an approximate aggregate market value of $22.1 million at the time of grant, were issued in 1997. A total of 557,000 common shares, with an approximate aggregate market value of $9.5 million at the time of grant, were issued in 1996 under the 1991 Plan. The market value of these restricted shares at the date of grant is amortized into expense over a period less than the restriction period. If the restrictions have been removed, generally upon death, disability, or retirement, the remaining unamortized market value of the restricted shares is expensed.

To the extent stock options are exercised and restricted shares are awarded from time to time under the Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued.

                       MBNA CORPORATION AND SUBSIDIARIES


SUMMARY OF STOCK OPTIONS OUTSTANDING
(SHARES IN THOUSANDS)

DECEMBER 31, 1997                                OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
                                                  WEIGHTED AVERAGE
                                   NUMBER             REMAINING       WEIGHTED AVERAGE        NUMBER          WEIGHTED AVERAGE
  RANGE OF EXERCISE PRICES        OF SHARES       CONTRACTUAL LIFE     EXERCISE PRICE        OF SHARES         EXERCISE PRICE
  ------------------------        ---------       ----------------     --------------        ---------         --------------
     $2.00 to  6.99                 11,220            5.4 years         $ 5.48                 10,165           $ 5.38

      7.00 to  8.99                 10,932            6.7                 7.37                  3,253             7.48

      9.00 to 12.99                 11,125            8.1                11.55                  3,630            11.38

     17.00 to 19.99                  8,440            9.3                19.69                    228            18.66

     24.00 to 27.99                    853            9.9                27.38                     15            24.70

     28.00 to 30.99                    937            9.6                29.55                     12            28.75
                                    ------                                                     ------
     $2.00 to 30.99                 43,507                                                     17,303
                                    ======                                                     ======

In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123), was issued. This statement, effective for fiscal years beginning after December 15, 1995, defines a fair-value-based method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25). Statement No. 123 requires certain additional disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. As permitted by Statement No. 123, the Corporation elected to retain the intrinsic-value-based method of accounting for stock option grants in accordance with APB Opinion No. 25. The adoption of Statement No. 123 had no impact on the Corporation's consolidated financial statements.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997 and 1996, respectively: dividend yield of 2.11% and 2.71%; expected volatility of 30.08% and 28.74%; risk-free interest rates of 6.63% and 6.46%; and expected lives of 6.5 years and 5.4 years.

The Black-Scholes model is only one technique allowed to determine the fair value of options in accordance with Statement No. 123. The model uses different assumptions that can significantly affect the fair value of the options. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets.

The Corporation applies APB Opinion No. 25 and related interpretations in accounting for the Plans. Had compensation cost for the Plans been determined consistent with the fair-value-based method of accounting under Statement No. 123, the Corporation's net income, earnings per common share and earnings per common share--assuming dilution on a pro forma basis would have been as presented in the following table. The compensation expense recognized in pro forma net income for 1997, 1996, and 1995 may not be representative of the effects on pro forma net income for future years.

PRO FORMA NET INCOME AND EARNINGS PER COMMON SHARE
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

YEAR ENDED DECEMBER 31,                         1997            1996            1995
----------------------------------------      -------        ----------     -----------
Net income:
  As reported   . . . . . . . . . . . .    $     622,500   $    474,495    $   353,099
  Pro forma   . . . . . . . . . . . . .          608,838        466,020        349,215
Earnings per common share:
  As reported   . . . . . . . . . . . .             1.20            .92            .70
  Pro forma   . . . . . . . . . . . . .             1.18            .90            .69
Earnings per common share--
 assuming dilution:
  As reported   . . . . . . . . . . . .             1.15            .89            .68
  Pro forma   . . . . . . . . . . . . .             1.12            .87            .68

NOTE L: STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Corporation is authorized to issue 20.0 million shares of preferred stock with a par value of $.01 per share. In 1996, the Corporation issued 6.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, with a $25 stated value per share. Dividends on the Series B Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing on October 15, 1996. The dividend rate for the initial dividend period from September 23, 1996, to October 15, 1996, was 7.0% per year. Thereafter, the dividend rate for any dividend period will be equal to 99.0% of the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate, and the Thirty-Year Constant Maturity Rate, as determined in advance of such dividend period, but not less than 5.5% per annum or more than 11.5% per annum. The amount of dividends payable with respect to the Series B Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986 ("the Code") with respect to the dividends-received deduction. The shares of the Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after October 15, 2001, at a price of $25 per share, plus accrued and unpaid dividends. The Series B Preferred Stock may also be redeemed in whole, at the option of the Corporation, in the

                       MBNA CORPORATION AND SUBSIDIARIES

event of certain amendments to the Code with respect to the dividends-received deduction.

In 1995, the Corporation issued 6.0 million shares of 7 1/2% Cumulative Preferred Stock, Series A, with a $25 stated value per share. Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing January 15, 1996, at a rate of 7.50% per annum. The shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after January 15, 2001, at a price of $25 per share, plus accrued and unpaid dividends.

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

During 1997, the Corporation, through MBNA Capital C, issued 1.5 million shares of 8.25% Trust Originated Preferred Securities (guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, series C) in exchange for 1.5 million shares of 7 1/2% Cumulative Preferred Stock, Series A. The value of the shares exchanged was $36.3 million. After the exchange, the Corporation had 4.5 million shares of 7 1/2% Cumulative Preferred Stock, Series A, outstanding at December 31, 1997.

The Corporation also repurchased 2.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, during 1997 for $52.5 million. There were
4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, outstanding at December 31, 1997. The Board of Directors declared the following dividends for the Corporation's Series A and Series B Preferred Stock, during 1997 and 1996.

PREFERRED STOCK DIVIDENDS DECLARED
DECLARATION DATE

                                                                                 SERIES A                     SERIES B
                                                                          DIVIDEND    DIVIDEND PER     DIVIDEND   DIVIDEND PER
                                                                            RATE     PREFERRED SHARE     RATE    PREFERRED SHARE
                                                                          --------   ---------------  ---------  ----------------
October 14, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . .       7.50%    $     .46875       6.29%      $    .39320
July 15, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7.50           .46875        6.66           .41610
April 21, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . . .       7.50           .46875        6.98           .43622
January 14, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . .       7.50           .46875        6.56           .40990
October 15, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . .       7.50           .46875        6.83           .42690
September 24, 1996  . . . . . . . . . . . . . . . . . . . . . . . . .          -                -        7.00           .10690
July 11, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7.50           .46875           -                -
April 18, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . .       7.50           .46875           -                -
January 17, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . .       7.50           .46875           -                -

COMMON STOCK

On July 15, 1997, the Board of Directors approved a three-for-two split of the Corporation's Common Stock, effected in the form of a dividend. In connection with this transaction, one additional share of common stock was issued on October 1, 1997, for every two common shares held by stockholders of record as of September 15, 1997.

On October 15, 1996, the Board of Directors approved a three-for-two split of the Corporation's Common Stock, effected in the form of a dividend. In connection with this transaction, one additional share of common stock was issued on January 1, 1997, for every two common shares held by stockholders of record as of December 16, 1996.

On April 22, 1996, the stockholders of the Corporation approved an amendment to the Corporation's charter to increase the number of authorized shares of common stock from 390.0 million shares to 700.0 million shares. This amendment became effective May 3, 1996.

On January 17, 1996, the Board of Directors approved a three-for-two split of the Corporation's Common Stock, effected in the form of a dividend. In connection with this transaction, one additional share of common stock was issued on February 16, 1996, for every two common shares held by stockholders of record as of February 2, 1996.

All common share and per common share data have been restated to reflect all of the Corporation's stock splits.

NOTE M: CASH AND DIVIDEND RESTRICTIONS

The Bank is required by the Federal Reserve Bank to maintain cash reserves against certain categories of average deposit liabilities. During 1997 and 1996, these required cash reserves were satisfied by currency and coin holdings.

The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation's revolving credit facilities.

The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a bank may declare in any year

                       MBNA CORPORATION AND SUBSIDIARIES


is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years. Also, a bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to pay dividends will depend on its future net income and capital requirements. At December 31, 1997, the amount of retained earnings available for declaration and payment of dividends from the Bank to the Corporation was $651.0 million. Payment of dividends by the Bank to the Corporation, however, may be further limited by federal bank regulatory agencies.

The Bank's payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Bank's revolving credit facility. This facility was not drawn upon as of December 31, 1997.

NOTE N: CAPITAL ADEQUACY

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the Capital Adequacy table below) of Tier 1 and Total Capital to risk weighted assets and of Tier 1 Capital to average assets (Leverage ratio). Management believes that the Corporation and the Bank met all capital adequacy requirements to which they were subject at December 31, 1997.

At December 31, 1997, the Bank was "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Bank must maintain minimum Tier 1 Capital, Total Capital, and Leverage ratios as set forth in the Capital Adequacy table.

CAPITAL ADEQUACY
(DOLLARS IN THOUSANDS)

                                                                                                         TO BE WELL-CAPITALIZED
                                                                                    FOR CAPITAL         UNDER PROMPT CORRECTIVE
                                                             ACTUAL              ADEQUACY PURPOSES         ACTION PROVISIONS
                                                      --------------------       -------------------    ------------------------
                                                        AMOUNT      RATIO         AMOUNT      RATIO        AMOUNT       RATIO
                                                      --------------------       -------------------    ------------------------
December 31, 1997
Tier 1 Capital (to Risk Weighted Assets):
  MBNA Corporation  . . . . . . . . . . . . . . .     $ 2,283,775    9.82%     $    930,006   4.00%               (a)
  MBNA America Bank, N.A.   . . . . . . . . . . .       2,034,966    9.56           851,237   4.00       $  1,276,856     6.00%
Total Capital (to Risk Weighted Assets):
  MBNA Corporation  . . . . . . . . . . . . . . .       2,787,958   11.99         1,860,013   8.00                (a)
  MBNA America Bank, N.A.   . . . . . . . . . . .       2,353,460   11.06         1,702,474   8.00          2,128,093    10.00
Tier 1 Capital (to Average Assets):
  MBNA Corporation  . . . . . . . . . . . . . . .       2,283,775   11.13           820,969   4.00                (a)
  MBNA America Bank, N.A.   . . . . . . . . . . .       2,034,966   10.90           746,553   4.00            933,191     5.00
December 31, 1996
Tier 1 Capital (to Risk Weighted Assets):
  MBNA Corporation  . . . . . . . . . . . . . . .       1,814,730   10.89           666,342   4.00                (a)
  MBNA America Bank, N.A.   . . . . . . . . . . .       1,366,092   10.01           546,095   4.00            819,142     6.00
Total Capital (to Risk Weighted Assets):
  MBNA Corporation  . . . . . . . . . . . . . . .       2,201,934   13.22         1,332,684   8.00                (a)
  MBNA America Bank, N.A.   . . . . . . . . . . .       1,681,088   12.31         1,092,190   8.00          1,365,237    10.00
Tier 1 Capital (to Average Assets):
  MBNA Corporation  . . . . . . . . . . . . . . .       1,814,730   11.21           647,626   4.00                (a)
  MBNA America Bank, N.A.   . . . . . . . . . . .       1,366,092    9.24           591,186   4.00            738,983     5.00

(a) Not applicable for bank holding companies.

                       MBNA CORPORATION AND SUBSIDIARIES


NOTE O: COMMITMENTS AND CONTINGENCIES

At December 31, 1997, the Corporation had outstanding lines of credit of $247.9 billion committed to its Customers. Of that total commitment, $198.5 billion is unused. While this amount represents the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line at any given point in time. The Corporation has the right to reduce or cancel these available lines of credit at any time.

The Corporation has two one-year revolving credit facilities totaling $50.0 million. These credit facilities were renewed in 1997 with $25.0 million expiring in March 1998 and $25.0 million expiring in September 1998. The Corporation may take advances under these facilities subject to certain conditions, including requirements for tangible net worth. These facilities may be used for general corporate purposes and were not drawn upon as of December 31, 1997.

In January 1997, the Bank extended its $2.0 billion committed syndicated revolving credit facility through February 2001. Advances are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements for tangible net worth of at least $760.0 million, increased by 40% of the Bank's net income earned after September 30, 1996, and managed loan receivables 90 days or more past due plus nonaccrual receivables not to exceed 6% of managed credit card receivables. Should managed credit card losses equal or exceed 5% for a period of four consecutive quarters, a ratio of qualifying loan receivables to outstanding borrowings under the facility of at least 115% is required. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1997.

MBNA International has seven bilateral credit facilities, ranging from one to five years, totaling pound sterling 66.5 million (approximately $109.3 million at December 31, 1997). MBNA International may take advances under the facilities subject to certain conditions, including requirements for tangible net worth. The facilities may be used for general corporate purposes. At December 31, 1997, MBNA International had pound sterling 40.0 million (approximately $65.7 million) available to be drawn under the facilities.

In addition, MBNA International has a pound sterling 300.0 million (approximately $492.8 million at December 31, 1997) multi-currency committed syndicated revolving credit facility which expires in October 2000. This facility was increased by MBNA International during 1996 from pound sterling
200.0 million to pound sterling 300.0 million. MBNA International may take advances under the facility subject to certain conditions, including requirements for tangible net worth, outstanding loan receivables, and account delinquencies. The facility may be used for general corporate purposes and had pound sterling 100.0 million (approximately $164.3 million) and IR pound sterling 20.0 million (approximately $28.4 million) outstanding at December 31, 1997. These borrowings, which are included as part of short-term borrowings in the consolidated statements of financial condition, matured in January 1998.

MBNA Canada, the Bank's foreign bank subsidiary organized in late 1997, has a six-year CAD$125.0 million (approximately $87.5 million at December 31, 1997) multi-currency syndicated revolving credit facility, which expires in December 2003. MBNA Canada may take advances under the facility subject to certain conditions customary in a transaction of this kind. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1997.

NOTE P: OTHER OPERATING EXPENSE

OTHER EXPENSE COMPONENT OF OTHER OPERATING EXPENSE
(DOLLARS IN THOUSANDS)

YEAR ENDED DECEMBER 31,                      1997       1996          1995
Purchased services  . . . . . . . .    $   287,016  $   177,701    $   148,746
Advertising . . . . . . . . . . . .        133,124      103,407         89,020
Collection  . . . . . . . . . . . .         27,378       23,914         20,117
Stationery and supplies . . . . . .         30,960       26,155         20,342
Service bureau  . . . . . . . . . .         31,516       25,112         19,509
Postage and delivery  . . . . . . .        186,015      114,591         95,370
Telephone usage . . . . . . . . . .         57,647       49,016         38,438
Credit card fraud losses  . . . . .         64,572       47,307         40,927
Amortization of intangible assets .         31,290       14,577          9,175
Computer software . . . . . . . . .         46,227       23,880         18,321
Other . . . . . . . . . . . . . . .        101,375       69,599         60,428
                                       -----------  -----------    -----------
  Total other operating expense   .    $   997,120  $   675,259    $   560,393
                                       ===========  ===========    ===========

NOTE Q: SPECIAL MARKETING PROGRAM

During 1996, the Corporation charged $32.8 million net of tax ($54.3 million pretax) to earnings related to the launch of the MBNA Platinum Plus MasterCard and Visa program.

NOTE R: INCOME TAXES

RECONCILIATION OF STATUTORY INCOME TAXES
(DOLLARS IN THOUSANDS)

YEAR ENDED DECEMBER 31,                                 1997             1996              1995
Income before income taxes  . . . . . .           $    1,022,108    $      731,294      $    584,601
Statutory tax rate  . . . . . . . . . .                       35%               35%               35%
                                                  --------------    --------------      ------------

Income tax at statutory tax rate  . . .                  357,738           255,953           204,610
State taxes, net of federal benefit . .                   11,182             9,751             9,133
Other . . . . . . . . . . . . . . . . .                   30,688            23,888            17,759
                                                  --------------    --------------      ------------
Applicable income taxes . . . . . . . .                  399,608           289,592           231,502
Tax benefit from Customer-based
 intangible assets  . . . . . . . . . .                        -           (32,793)                -
                                                  --------------    --------------      ------------
    Total income taxes  . . . . . . . .           $      399,608    $      256,799      $    231,502
                                                  ==============    ==============      ============

Current income taxes  . . . . . . . . .           $      358,259    $      288,805      $    221,869
Deferred income taxes (benefit) . . . .                   41,349           (32,006)            9,633
                                                  --------------    --------------      ------------

    Total income taxes  . . . . . . . .           $      399,608    $      256,799      $    231,502
                                                  ==============    ==============      ============


                       MBNA CORPORATION AND SUBSIDIARIES

SUMMARY OF NET DEFERRED TAX ASSETS
(DOLLARS IN THOUSANDS)

DECEMBER 31,                                         1997             1996
Reserve for possible credit losses  . . . .     $     51,979     $     41,500
Customer-based intangible assets  . . . . .           65,927           77,310
Other deferred tax assets . . . . . . . . .          141,111          102,332
                                                ------------     ------------
  Total deferred tax assets   . . . . . . .          259,017          221,142
Valuation allowance . . . . . . . . . . . .                -                -
                                                ------------     ------------
  Total deferred tax assets less valuation
   allowance  . . . . . . . . . . . . . . .          259,017          221,142
  Total deferred tax liabilities  . . . . .         (205,333)        (121,900)
                                                ------------     ------------
  Net deferred tax assets   . . . . . . . .     $     53,684     $     99,242
                                                ============     ============

Net income for 1996 included a $32.8 million tax benefit related to the recognition of tax deductions for the amortization of Customer-based intangible assets acquired in connection with the Corporation's 1991 initial public offering. The initial public offering resulted in certain Customer-based intangible assets being recorded for income tax purposes only, creating future tax deductions relating to these intangible assets. The Corporation did not initially recognize, for financial statement purposes, any tax benefit related to these assets because there were uncertainties concerning the tax treatment of such assets. In 1993, the U.S. Supreme Court affirmed that Customer-based intangible assets may be amortized for tax purposes. Accordingly, the Corporation recognized a portion of the tax benefit related to the Customer-based intangible assets. During 1996, the Internal Revenue Service completed an audit of the Corporation's 1991 and 1992 tax returns and entered into a final agreement with the Corporation regarding the tax treatment of the intangible assets. As a result, the Corporation recognized the remaining tax benefit relating to the intangible assets.

NOTE S: FOREIGN ACTIVITIES

The Corporation's foreign activities are primarily performed through the Bank's two foreign bank subsidiaries, MBNA International and MBNA Canada. The Bank also has a foreign branch office in the Grand Cayman Islands, which invests in interest-earning time deposits and accepts eurodollar deposits. This branch also participates in the loan receivables securitized by MBNA International.

FOREIGN LOAN RECEIVABLES DISTRIBUTION
(DOLLARS IN THOUSANDS)

DECEMBER 31,                                         1997             1996
LOANS HELD FOR SECURITIZATION:
  Credit card   . . . . . . . . . . . . . . .    $    602,798     $     263,756
                                                 ------------     -------------
    Total loans held for securitization   . .         602,798           263,756
LOAN PORTFOLIO:
  Credit card   . . . . . . . . . . . . . . .         354,288           207,973
  Other consumer  . . . . . . . . . . . . . .         244,439            96,727
                                                 ------------     -------------
    Total loan portfolio  . . . . . . . . . .         598,727           304,700
                                                 ------------     -------------
    Total loan receivables  . . . . . . . . .    $  1,201,525     $     568,456
                                                 ============     =============


Because certain foreign operations are integrated with many of the Bank's domestic operations, estimates and assumptions have been made to attribute certain income and expenses between domestic and foreign operations. Amounts are allocated for interest costs to users of funds and for other items incurred. The provision for credit losses is allocated based on specific charge-off experience and risk characteristics of the foreign loan receivables.

The Corporation does not have a significant geographic area in which total assets, total income, income before income taxes, or net income exceeds 10% of the comparable amount reported in the consolidated financial statements. Therefore, the Corporation's foreign financial information is presented on a combined basis.

SELECTED FOREIGN DATA
(DOLLARS IN THOUSANDS)

DECEMBER 31,                                                      1997                1996                1995
DOMESTIC
  Total assets  . . . . . . . . . . . . . . . . . . .      $    18,386,590       $  15,625,584      $  12,166,636
  Total income  . . . . . . . . . . . . . . . . . . .            4,180,772           3,080,178          2,453,922
  Income before income taxes  . . . . . . . . . . . .              993,222             731,950            592,352
  Net income  . . . . . . . . . . . . . . . . . . . .              602,962             473,345            358,903
FOREIGN
  Total assets  . . . . . . . . . . . . . . . . . . .            2,918,923           1,409,758          1,062,253
  Total income  . . . . . . . . . . . . . . . . . . .              343,120             199,012            111,511
  Income (loss) before income taxes . . . . . . . . .               28,886                (656)            (7,751)
  Net income (loss) . . . . . . . . . . . . . . . . .               19,538               1,150             (5,804)
MBNA CORPORATION
  Total assets  . . . . . . . . . . . . . . . . . . .           21,305,513          17,035,342         13,228,889
  Total income  . . . . . . . . . . . . . . . . . . .            4,523,892           3,279,190          2,565,433
  Income before income taxes  . . . . . . . . . . . .            1,022,108             731,294            584,601
  Net income  . . . . . . . . . . . . . . . . . . . .              622,500             474,495            353,099

NOTE T: RELATED PARTY TRANSACTIONS

The Corporation's directors and executive officers hold credit cards or other lines of credit issued by the Bank on the same terms prevailing at the time for those issued to other persons.

NOTE U: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following presents the fair value of financial instruments as of December 31, 1997 and 1996, whether or not recognized in the Corporation's consolidated statements of financial condition, for which it is practicable to estimate that value. In addition, certain financial instruments and all nonfinancial instruments are excluded in accordance with generally accepted accounting principles. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent market values and, in many cases, could not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

                       MBNA CORPORATION AND SUBSIDIARIES



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

LOANS HELD FOR SECURITIZATION: The carrying value of loans held for securitization approximates its fair value due to the short-term nature of these assets.

LOAN PORTFOLIO: The carrying value of the Corporation's loan portfolio approximates its fair value. The loan portfolio includes variable-rate loans, which are at current market rates, and fixed-rate loans, which can be repriced frequently at market rates.

These valuations do not include the value that relates to estimated cash flows from new loans generated from existing Customers over the remaining life of the portfolio or the value of established Customer relationships. Accordingly, the fair values of loans held for securitization and the loan portfolio do not represent the underlying value of the Corporation's loan receivables.

ACCRUED INCOME RECEIVABLE: Accrued income receivable includes interest income earned but not yet received from investment securities, money market instruments, loan receivables, and interest rate swap agreements. The carrying amount reported in the consolidated statements of financial condition approximates the fair value of these assets due to their relatively short-term nature.

ACCOUNTS RECEIVABLE FROM SECURITIZATIONS: The fair value of accounts receivable from securitizations is determined by discounting the future cash flows from the securitizations using rates currently available to the Corporation for instruments with similar terms and remaining maturities.

CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION'S FINANCIAL ASSETS (DOLLARS IN THOUSANDS)

DECEMBER 31,                                                                       1997                         1996

                                                                          CARRYING        FAIR        CARRYING         FAIR
                                                                           VALUE          VALUE         VALUE         VALUE
                                                                         ----------    ----------    ----------    ----------
FINANCIAL ASSETS
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . .    $  263,064    $  263,064    $  225,063    $  225,063
Money market instruments  . . . . . . . . . . . . . . . . . . . . . .     2,086,065     2,086,065       876,614       876,614
Investment securities:
  Available-for-sale  . . . . . . . . . . . . . . . . . . . . . . . .     2,162,464     2,162,464     1,719,730     1,719,730
  Held-to-maturity  . . . . . . . . . . . . . . . . . . . . . . . . .       346,180       341,868       598,320       592,208
Loans held for securitization . . . . . . . . . . . . . . . . . . . .     2,900,198     2,900,198     2,469,974     2,469,974
Loan portfolio, net of reserve for possible credit losses . . . . . .     8,099,400     8,099,400     7,540,651     7,540,651
Accrued income receivable . . . . . . . . . . . . . . . . . . . . . .       146,964       146,964        98,160        98,160
Accounts receivable from securitizations  . . . . . . . . . . . . . .     2,835,831     2,825,000     1,777,323     1,768,000

FINANCIAL LIABILITIES

TOTAL DEPOSITS: The fair value of noninterest-bearing demand deposits, savings accounts, interest-bearing transaction accounts, and money market deposit accounts is equal to the amount payable upon demand. The fair value of time deposits is estimated by discounting the future cash flows of the stated maturities using estimated rates currently offered for like deposits. The valuation does not include the benefit that results from the low-cost funding provided by the various deposit liabilities compared to the cost of borrowing funds in the market.

SHORT-TERM BORROWINGS: Short-term borrowings include federal funds purchased and securities sold under repurchase agreements, short-term bank notes, and other short-term borrowings. The fair value of short-term borrowings approximates the carrying value of these instruments based upon their short-term nature.

LONG-TERM DEBT AND BANK NOTES: The fair value of primarily all of the Corporation's long-term debt and bank notes is estimated by discounting the future cash flows of the stated maturities of the long-term debt and bank notes using estimated rates currently offered for similar debt obligations. The fair value of the Corporation's guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures is based upon its quoted market price.

ACCRUED INTEREST PAYABLE: Accrued interest payable includes interest expensed but not yet paid for deposits, short-term borrowings, long-term debt and bank notes, and interest rate swap agreements. The carrying amount approximates the fair value of these liabilities due to their relatively short-term nature.

                       MBNA CORPORATION AND SUBSIDIARIES

CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION'S FINANCIAL LIABILITIES
(DOLLARS IN THOUSANDS)

DECEMBER 31,                                                                       1997                         1996
                                                                          CARRYING        FAIR        CARRYING         FAIR
                                                                           VALUE          VALUE         VALUE         VALUE
                                                                        -----------   -----------    ----------    ----------
FINANCIAL LIABILITIES
Total deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . .   $12,913,213   $13,052,000    $10,151,686    $10,243,000
Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . .       192,623       192,623        693,387        693,387
Long-term debt and bank notes . . . . . . . . . . . . . . . . . . . .     5,478,917     5,532,000      3,950,358      3,996,000
Accrued interest payable  . . . . . . . . . . . . . . . . . . . . . .       137,215       137,215        107,187        107,187

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

The fair value of the Corporation's off-balance-sheet financial instruments is represented by the estimated unrealized gains or losses as determined by quoted market prices or dealer quotes. This value generally reflects the estimated amounts that the Corporation would receive or pay to terminate the instruments at the reporting date.

As of December 31, 1997 and 1996, the Corporation had interest rate swap agreements with underlying notional amounts of $350.0 million and $1.4 billion, respectively. These agreements had a net unrealized gain of approximately $5.0 million and $5.5 million at December 31, 1997 and 1996, respectively.

The Corporation also has forward exchange contracts and foreign exchange swap agreements that are used to manage its foreign exchange rate risk. The notional amounts underlying the forward exchange contracts at December 31, 1997 and 1996, were $512.1 million and $420.3 million, respectively. These contracts had a net unrealized gain of $2.3 million at December 31, 1997 and a net unrealized loss of $15.7 million at December 31, 1996.

The notional value underlying the Corporation's foreign exchange swap agreements at December 31, 1997 and 1996, was $40.0 million, with a net realizable value of $0 for both periods.

SUMMARY OF ACTIVITY OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (NOTIONAL
AMOUNTS)
(DOLLARS IN THOUSANDS)

                                                            FORWARD EXCHANGE  INTEREST RATE   FOREIGN EXCHANGE
                                                                CONTRACTS     SWAP AGREEMENTS  SWAP AGREEMENTS       TOTAL
Balance, December 31, 1994  . . . . . . . . . . . . . . .      $    83,076     $  2,100,000     $          -     $  2,183,076
Additions . . . . . . . . . . . . . . . . . . . . . . . .        1,107,469                -           40,000        1,147,469
Maturities  . . . . . . . . . . . . . . . . . . . . . . .         (920,572)        (750,000)               -       (1,670,572)
                                                               -----------     ------------     ------------     ------------
Balance, December 31, 1995  . . . . . . . . . . . . . . .          269,973        1,350,000           40,000        1,659,973
Additions . . . . . . . . . . . . . . . . . . . . . . . .        2,641,344                -                -        2,641,344
Maturities  . . . . . . . . . . . . . . . . . . . . . . .       (2,491,062)               -                -       (2,491,062)
                                                               -----------     ------------     ------------     ------------
Balance, December 31, 1996  . . . . . . . . . . . . . . .          420,255        1,350,000           40,000        1,810,255
Additions . . . . . . . . . . . . . . . . . . . . . . . .        2,825,310                -                -        2,825,310
Maturities  . . . . . . . . . . . . . . . . . . . . . . .       (2,733,440)      (1,000,000)               -       (3,733,440)
                                                               -----------     ------------     ------------     ------------
BALANCE, DECEMBER 31, 1997  . . . . . . . . . . . . . . .      $   512,125     $    350,000     $     40,000     $    902,125
                                                               ===========     ============     ============     ============


NOTE V: OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

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

Although off-balance-sheet financial instruments do not expose the Corporation to credit risk equal to the notional amount, the Corporation is exposed to credit risk in an off-balance-sheet financial instrument if the counterparty fails to perform. This credit risk is measured as the gross unrealized gain on the financial instrument. The Corporation had gross unrealized gains on interest rate swap agreements of $5.0 million and $5.5 million at December 31, 1997 and 1996, respectively. In addition, the Corporation had $6.4 million of gross unrealized gains on forward exchange contracts at December 31, 1997, and no gross unrealized gains on forward exchange contracts at December 31, 1996. The Corporation also had gross unrealized gains on foreign exchange swap agreements of $765,000 and $1.6 million at December 31, 1997 and 1996,

                       MBNA CORPORATION AND SUBSIDIARIES

respectively. The credit risk is reduced in these instruments by dealing only with highly rated counterparties who have credit ratings of investment grade as rated by the major rating agencies.

There were no securities pledged under the terms of the interest rate swap agreements at December 31, 1997 and 1996.

At December 31, 1997, the Corporation has interest rate swap agreements with a notional amount of $150.0 million maturing in 1999 and $200.0 million maturing in 2002. The Corporation's forward exchange contracts mature in 1998 and the foreign exchange swap agreements mature in 2005.

SIGNIFICANT CLASSES OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
(DOLLARS IN THOUSANDS)

                                                                                    WEIGHTED AVERAGE
                                                            NOTIONAL                                    MATURITY      ESTIMATED
                                                             AMOUNT    RECEIVE RATE(a)  PAY RATE (b)    IN YEARS     FAIR VALUE
                                                           ----------  ---------------  ------------    --------     ----------
DECEMBER 31, 1997
Forward exchange contracts--pounds sterling . . . . . .    $  512,125      1.65           1.64          .1
  Gross unrealized gains  . . . . . . . . . . . . . . .                                                            $    6,360
  Gross unrealized losses   . . . . . . . . . . . . . .                                                                (4,022)
                                                                                                                   ----------
    Total   . . . . . . . . . . . . . . . . . . . . . .                                                            $    2,338
                                                                                                                   ==========

Interest rate swap agreements . . . . . . . . . . . . .       350,000      6.45%         5.91%         3.4
  Gross unrealized gains  . . . . . . . . . . . . . . .                                                            $    5,033
  Gross unrealized losses   . . . . . . . . . . . . . .                                                                     -
                                                                                                                   ----------
    Total   . . . . . . . . . . . . . . . . . . . . . .                                                            $    5,033
                                                                                                                   ==========

Foreign exchange swap agreements  . . . . . . . . . . .        40,000      1.64           1.64         7.4
  Gross unrealized gains  . . . . . . . . . . . . . . .                                                            $      765
  Gross unrealized losses   . . . . . . . . . . . . . .                                                                  (765)
                                                                                                                   ----------
    Total   . . . . . . . . . . . . . . . . . . . . . .                                                            $        -
                                                                                                                   ==========

DECEMBER 31, 1996
Forward exchange contracts--pounds sterling . . . . . .       420,255      1.65           1.71          .1
  Gross unrealized gains  . . . . . . . . . . . . . . .                                                            $        -
  Gross unrealized losses   . . . . . . . . . . . . . .                                                               (15,663)
                                                                                                                   ----------
    Total   . . . . . . . . . . . . . . . . . . . . . .                                                            $  (15,663)
                                                                                                                   ==========

Interest rate swap agreements . . . . . . . . . . . . .     1,350,000      6.42%         5.54%         1.6
  Gross unrealized gains  . . . . . . . . . . . . . . .                                                            $    5,457
  Gross unrealized losses   . . . . . . . . . . . . . .                                                                     -
                                                                                                                   ----------
    Total   . . . . . . . . . . . . . . . . . . . . . .                                                            $    5,457
                                                                                                                   ==========

Foreign exchange swap agreements  . . . . . . . . . . .        40,000      1.71           1.71         8.4
  Gross unrealized gains  . . . . . . . . . . . . . . .                                                            $    1,630
  Gross unrealized losses   . . . . . . . . . . . . . .                                                                (1,630)
                                                                                                                   ----------
    Total   . . . . . . . . . . . . . . . . . . . . . .                                                            $        -
                                                                                                                   ==========

(a) Weighted average receive rate represents the fixed-rate contracted for at the time the off-balance-sheet financial instruments were entered into.

(b) Weighted average pay rate for the forward exchange contracts represents the spot rate at December 31, 1997 and 1996, respectively. The pay rate for the interest rate swap agreements is generally based upon the three-month LIBOR and is the rate in effect at December 31, 1997 and 1996, respectively.

EXPECTED MATURITIES OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
(DOLLARS IN THOUSANDS)

DECEMBER 31, 1997                                                      WITHIN 1 YEAR    1-5 YEARS    6-10 YEARS       TOTAL
Forward exchange contracts--pounds sterling
  Notional amount   . . . . . . . . . . . . . . . . . . . . .         $     512,125    $        -    $        -    $  512,125
  Estimated fair value  . . . . . . . . . . . . . . . . . . .                 2,338             -             -         2,338
Interest rate swap agreements
  Notional amount   . . . . . . . . . . . . . . . . . . . . .                     -       350,000             -       350,000
  Estimated fair value  . . . . . . . . . . . . . . . . . . .                     -         5,033             -         5,033
Foreign exchange swap agreements
  Notional amount   . . . . . . . . . . . . . . . . . . . . .                     -             -        40,000        40,000
  Estimated fair value  . . . . . . . . . . . . . . . . . . .                     -             -             -             -

                       MBNA CORPORATION AND SUBSIDIARIES

NOTE W: PARENT COMPANY FINANCIAL INFORMATION

MBNA Corporation conducts its credit card operations primarily through its wholly owned subsidiary, MBNA America Bank, N.A. At December 31, 1997, the Bank constituted 90.7% of the consolidated assets of MBNA Corporation. The parent company's investment in subsidiaries represents the total equity of all consolidated subsidiaries, using the equity method of accounting for investments.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS)

DECEMBER 31,                                                                                         1997              1996
ASSETS
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      5,991     $      6,032
Money market instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          158,413          100,175
Notes receivable from non-bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .        1,678,173        1,031,716
Investment in subsidiaries:
  Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,096,490        1,645,011
  Non-bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          204,211          176,789
Premises and equipment, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           72,119           47,692
Accrued income receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           19,177           12,757
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           76,588           41,478
                                                                                                ------------     ------------
    Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  4,311,162     $  3,061,650
                                                                                                ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  1,642,019     $  1,011,447
Junior subordinated deferrable interest debentures due to non-bank subsidiaries   . . . . .          580,566          257,732
Accrued interest payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           23,025           15,039
Dividends payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           43,261           40,179
Accrued expenses and other liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .           52,241           32,945
                                                                                                ------------     ------------
    Total liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,341,112        1,357,342
Stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,970,050        1,704,308
                                                                                                ------------     ------------
    Total liabilities and stockholders' equity  . . . . . . . . . . . . . . . . . . . . . .     $  4,311,162     $  3,061,650
                                                                                                ============     ============

CONDENSED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS)
YEAR ENDED DECEMBER 31,                                                            1997         1996            1995
OPERATING INCOME
Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  100,351    $     66,056      $    47,611
Dividends from subsidiaries:
  Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      188,000         148,000          134,000
  Non-bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4,201              23                -
Management fees from subsidiaries . . . . . . . . . . . . . . . . . . . . .       32,507          29,058           22,135
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           23              23               24
                                                                              ----------    ------------      -----------
    Total operating income  . . . . . . . . . . . . . . . . . . . . . . . .      325,082         243,160          203,770

OPERATING EXPENSE
Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      120,997          60,605           48,102
Salaries and employee benefits  . . . . . . . . . . . . . . . . . . . . . .       16,117          16,320            9,812
Occupancy expense of premises . . . . . . . . . . . . . . . . . . . . . . .        2,280           2,233            2,165
Furniture and equipment expense . . . . . . . . . . . . . . . . . . . . . .        8,448           4,860            3,847
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,672           2,157            3,659
                                                                              ----------    ------------      -----------
    Total operating expense   . . . . . . . . . . . . . . . . . . . . . . .      149,514          86,175           67,585
                                                                              ----------    ------------      -----------

Income before income taxes and equity in undistributed net
 income (loss) of subsidiaries. . . . . . . . . . . . . . . . . . . . . . .      175,568         156,985          136,185
Applicable income taxes (benefit) . . . . . . . . . . . . . . . . . . . . .       (6,807)          2,560              920
Equity in undistributed net income (loss) of subsidiaries:
  Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      450,375         326,590          218,215
  Non-bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (10,250)         (6,520)            (381)
                                                                              ----------    ------------      -----------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  622,500    $    474,495      $   353,099
                                                                              ==========    ============      ===========

                       MBNA CORPORATION AND SUBSIDIARIES


CONDENSED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

YEAR ENDED DECEMBER 31,                                                              1997           1996           1995
OPERATING ACTIVITIES
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 622,500      $ 474,495       $ 353,099
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Equity in undistributed earnings of subsidiaries  . . . . . . . . . . . .       (440,125)      (320,070)       (217,834)
  (Benefit) provision for deferred income taxes   . . . . . . . . . . . . .           (233)           371            (612)
  Depreciation and amortization   . . . . . . . . . . . . . . . . . . . . .          9,615          8,532           5,069
  Decrease in other operating activities  . . . . . . . . . . . . . . . . .         15,974          2,615           6,419
                                                                                 ---------      ---------       ---------
    Net cash provided by operating activities   . . . . . . . . . . . . . .        207,731        165,943         146,141

INVESTING ACTIVITIES
Net (increase) decrease in money market instruments . . . . . . . . . . . .        (58,238)        83,164        (122,372)
Net increase in notes receivable from non-bank subsidiaries . . . . . . . .       (646,457)      (317,682)       (250,770)
Net purchases of premises and equipment . . . . . . . . . . . . . . . . . .        (29,439)       (11,868)        (13,368)
Investment in subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .        (37,701)      (298,532)        (19,940)
                                                                                 ---------      ---------       ---------
    Net cash used in investing activities   . . . . . . . . . . . . . . . .       (771,835)      (544,918)       (406,450)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt and bank notes . . . . . . . . . .        679,304        199,222         273,322
Maturity of long-term debt and bank notes . . . . . . . . . . . . . . . . .        (50,000)       (25,000)              -
Proceeds from issuance of junior subordinated deferrable interest debentures
 to non-bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .        286,469        257,732               -
Proceeds from issuance of preferred stock . . . . . . . . . . . . . . . . .              -        146,207         145,070
Acquisition and retirement of preferred stock . . . . . . . . . . . . . . .        (52,483)             -               -
Proceeds from exercise of stock options and other awards  . . . . . . . . .         31,948         22,869          12,780
Acquisition and retirement of common stock  . . . . . . . . . . . . . . . .       (157,446)       (71,913)        (49,829)
Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (173,729)      (149,115)       (120,312)
                                                                                 ---------      ---------       ---------
    Net cash provided by financing activities   . . . . . . . . . . . . . .        564,063        380,002         261,031
                                                                                 ---------      ---------       ---------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS  . . . . . . . . . . . . .            (41)         1,027             722
Cash and cash equivalents at beginning of year  . . . . . . . . . . . . . .          6,032          5,005           4,283
                                                                                 ---------      ---------       ---------
Cash and cash equivalents at end of year  . . . . . . . . . . . . . . . . .      $   5,991      $   6,032       $   5,005
                                                                                 =========      =========       =========
SUPPLEMENTAL DISCLOSURES:
Interest expense paid . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 111,665      $  58,308       $  44,521
                                                                                 =========      =========       =========
Income taxes paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $       -      $       -       $       -
                                                                                 =========      =========       =========

                       MBNA CORPORATION AND SUBSIDIARIES

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
MBNA Corporation

We have audited the accompanying consolidated statements of financial condition of MBNA Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBNA Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note I to the consolidated financial statements, effective January 1, 1997, the Corporation adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."


                                                   /s/ ERNST & YOUNG LLP

Baltimore, Maryland
January 13, 1998

                       MBNA CORPORATION AND SUBSIDIARIES

                                 QUARTERLY DATA
                                  (UNAUDITED)


SUMMARY OF CONSOLIDATED QUARTERLY FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         MARCH 31,      JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
1997
Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . .     $405,288      $435,268       $437,224      $433,233
Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . .      224,509       250,524        263,775       279,815
Net interest income . . . . . . . . . . . . . . . . . . . . . . . . .      180,779       184,744        173,449       153,418
Provision for possible credit losses  . . . . . . . . . . . . . . . .       58,405        87,363         60,403        53,869
Other operating income  . . . . . . . . . . . . . . . . . . . . . . .      642,620       694,834        692,039       783,386
Other operating expense . . . . . . . . . . . . . . . . . . . . . . .      559,791       565,388        523,542       574,400
Income before income taxes  . . . . . . . . . . . . . . . . . . . . .      205,203       226,827        281,543       308,535
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      123,942       138,433        171,826       188,299
Net income applicable to common stock . . . . . . . . . . . . . . . .      117,711       132,686        168,006       184,570
Earnings per common share (a) . . . . . . . . . . . . . . . . . . . .          .23           .26            .34           .37
Earnings per common share--assuming dilution (a)  . . . . . . . . . .          .22           .25            .32           .35
Weighted average common shares outstanding (000) (a)  . . . . . . . .      501,229       501,219        501,208       501,243
Weighted average common shares outstanding and
 common stock equivalents (000) (a) . . . . . . . . . . . . . . . . .      525,280       524,925        528,310       527,576
1996
Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . .     $322,303      $321,814       $351,820      $387,330
Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . .      171,108       171,684        190,915       209,083
Net interest income . . . . . . . . . . . . . . . . . . . . . . . . .      151,195       150,130        160,905       178,247
Provision for possible credit losses  . . . . . . . . . . . . . . . .       49,488        49,112         35,273        44,351
Other operating income  . . . . . . . . . . . . . . . . . . . . . . .      397,548       444,061        472,348       581,966
Other operating expense . . . . . . . . . . . . . . . . . . . . . . .      346,532       374,020        383,538       468,461
Income before income taxes  . . . . . . . . . . . . . . . . . . . . .       98,392       171,059        214,442       247,401
Net income (b)  . . . . . . . . . . . . . . . . . . . . . . . . . . .       92,222       103,320        129,523       149,430
Net income applicable to common stock (b) . . . . . . . . . . . . . .       89,409       100,508        126,477       144,046
Earnings per common share (a) . . . . . . . . . . . . . . . . . . . .          .18           .20            .25           .29
Earnings per common share--assuming dilution (a)  . . . . . . . . . .          .17           .19            .24           .28
Weighted average common shares outstanding (000) (a)  . . . . . . . .      501,216       501,204        501,197       501,215
Weighted average common shares outstanding and
 common stock equivalents (000) (a) . . . . . . . . . . . . . . . . .      517,267       517,588        518,234       522,806

(a) The Corporation adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (Statement No. 128), effective for financial statements issued for periods ending after December 15, 1997. In accordance with Statement No. 128, earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding, whereas earnings per common share--assuming dilution includes the potential dilutive effect of common stock equivalents which are solely related to employee stock options. The Corporation has no other common stock equivalents. For comparative purposes, all common share and per common share amounts have been restated to reflect the adoption of Statement No. 128 and for the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1997, to stockholders of record as of September 15, 1997.

(b) Net income for the three months ended March 31, 1996, includes a $32.8 million tax benefit related to deductions for the amortization of Customer-based intangible assets acquired in connection with the initial public offering of the Corporation's Common Stock, and a charge of $32.8 million net of tax ($54.3 million pretax) related to the launch of the MBNA Platinum Plus MasterCard and Visa program.

                       MBNA CORPORATION AND SUBSIDIARIES

                        STOCK PRICE RANGES AND DIVIDENDS
                                  (UNAUDITED)


COMMON STOCK PRICE RANGE AND DIVIDENDS

                                                   DIVIDENDS
                                                 DECLARED PER
                           HIGH        LOW       COMMON SHARE
                        ---------    --------  ----------------
1997
First quarter . . . .   $ 24 3/4     $ 18 3/16       $ .08
Second quarter  . . .     24 11/16     18 11/16        .08
Third quarter . . . .     30 1/8       24 7/8          .08
Fourth quarter  . . .     29 1/4       25 9/16         .08

1996
First quarter . . . .   $ 13 13/16   $ 10 1/8        $ .07
Second quarter  . . .     14 1/16      12              .07
Third quarter . . . .     15 7/16      11 13/16        .07
Fourth quarter  . . .     19           15 3/16         .07

Market price and per common share data have been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1997, to stockholders of record as of September 15, 1997.

The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol "KRB" and is listed as "MBNA" in newspapers. At February 13, 1998, the Corporation had 2,924 common stockholders of record. This does not include beneficial owners for whom Cede & Co. or others act as nominees.

On January 13, 1998, the Board of Directors approved an increase in the quarterly dividend to $.09 per common share. The cash dividend is payable April 1, 1998, to stockholders of record as of March 16, 1998.

PREFERRED STOCK PRICE RANGE AND DIVIDENDS

                                                   DIVIDENDS
                                                 DECLARED PER
                            HIGH         LOW    PREFERRED SHARE
                          --------     -------  ---------------
SERIES A
  1997
  First quarter   . .    $  27 5/32   $ 25 5/8     $  .46875
  Second quarter  . .       26 45/64    25 7/8        .46875
  Third quarter   . .       26 13/16    26            .46875
  Fourth quarter  . .       27 5/16     26 1/16       .46875

  1996
  First quarter   . .    $  25 1/8    $ 24 1/8     $  .46875
  Second quarter  . .       25          23 7/8        .46875
  Third quarter   . .       24 5/8      24            .46875
  Fourth quarter  . .       26 3/4      24 3/8        .46875

SERIES B
  1997
  First quarter   . .    $  27 1/4    $ 25 1/2     $  .40990
  Second quarter  . .       27 1/4      26 3/4        .43622
  Third quarter   . .       27          26 3/8        .41610
  Fourth quarter  . .       26 3/4      25 13/16      .39320

  1996
  Third quarter   . .    $  24 3/4    $ 24 5/8     $  .10690
  Fourth quarter  . .       26 1/8      24 5/8        .42690


The Corporation has two series of preferred stock issued and outstanding, both with a $25 stated value per share. Each series of preferred stock is traded on the New York Stock Exchange, the Series A Preferred Stock under the symbol "KRBpfa" and the Series B Preferred Stock under the symbol "KRBpfb."

On January 13, 1998, the Board of Directors declared a quarterly dividend of $.46875 per share on the 71/2% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.3660 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. Both dividends are payable April 15, 1998, to stockholders of record as of March 31, 1998.

SENIOR EXECUTIVES

CHARLES M. CAWLEY, 57, is president of MBNA Corporation and chief executive officer of its banking subsidiary, MBNA America Bank, N.A. Mr. Cawley has more than 32 years' management experience in the financial services industry and was the senior member of the management team that established MBNA in 1982. A graduate of Georgetown University and a member of its board of directors, Mr.
 Cawley also serves on the boards of the University of Delaware, the Eisenhower Exchange Fellowships, and the American Architectural Foundation. He is chairman of the board of The Grand Opera House in Wilmington, Delaware.

Chief Administrative Officer JOHN R. COCHRAN III, 46, oversees all business development and marketing activities, including sales, marketing, advertising, regional marketing, telemarketing, and group administration. Mr. Cochran has 25 years' management experience in the financial services industry and was a member of the management team that established MBNA in 1982. A graduate of Loyola College (Maryland), Mr. Cochran developed the endorsed marketing concept that has led to MBNA signing thousands of membership groups and financial institutions. He also established what is now one of the nation's largest financial institution telephone sales operations. Mr. Cochran is a member of the board of trustees of Loyola College and a member of the board of visitors of the Delaware Council for Economic Education and the Ronald McDonald House of Delaware.

RONALD W. DAVIES, 56, joined MBNA in 1991 and oversees MBNA Hallmark Information Services, which provides MBNA with telecommunications, production operations, information systems, and systems operations and development. Mr. Davies has 33 years' experience in information systems and technology management. A graduate of the University of California, with a master's degree in economics, Mr. Davies gained experience in the aerospace and banking industries in various data processing, bank operations, marketing, and administrative positions.

Chief Operating Officer BRUCE L. HAMMONDS, 49, oversees MBNA's credit, loss prevention, Customer satisfaction, consumer finance and loan review activities. Mr. Hammonds has 28 years' management experience in consumer lending and was a member of the management team that established MBNA in 1982. A graduate of the University of Baltimore, Mr. Hammonds is director of the Delaware State Chamber of Commerce, the Delaware Housing Partnership, and the Delaware Business Roundtable. He is on the Board of Trustees of Goldey-Beacom College and is a member of the College of Business and Economics Visiting Committee at the University of Delaware.

Chief Financial Officer M. SCOT KAUFMAN, 48, joined MBNA in 1985 and oversees MBNA's accounting, finance, treasury, facilities, and security activities. Mr. Kaufman has 26 years' experience in the financial services industry. A graduate of the University of Baltimore with an M.B.A. in finance, Mr. Kaufman has held senior management positions over-seeing a variety of areas within MBNA and supervised the financial aspects of MBNA's transition to a public company in 1991. Mr. Kaufman began his career as an internal auditor, later becoming a corporate auditor, treasurer, and controller. Mr. Kaufman is active in many professional associations, including the American Institute of CPAs, the Financial Executive Institute, and the National Association of Accountants. He is also a member of the Delaware Economic and Financial Advisory Council.

ALFRED LERNER, 64, is chief executive officer of MBNA Corporation and chairman of its Board of Directors. Mr. Lerner served as chairman of the board and chief executive officer of MNC Financial Inc. from September 1990 to July 1991 and as chairman of the board from July 1991 to October 1993. He also served as chairman of the board of Equitable Bancorporation from July 1983 until it merged with MNC Financial in January 1990. He has been chairman of the Town and Country Trust since August 1993 and was chief executive officer from August 1993 to October 1997. He was chairman of the board of The Progressive Corporation, an insurance holding company, from 1988 to April 1993. A graduate of Columbia University and a member of its board of trustees, Mr. Lerner also is president of the Cleveland Clinic Foundation and a member of its board of trustees. He is also a trustee of Case Western Reserve University and a member of the board of directors of the Marine Corps Law Enforcement Foundation.

RICHARD K. STRUTHERS, 42, oversees MBNA's international, insurance, deposit, travel, and Business Card activities. Mr. Struthers has 20 years' management experience in consumer lending and was a member of the management team that established MBNA in 1982. A graduate of Penn State University and the Retail School of Banking at the University of Virginia,Mr. Struthers has held several management positions, overseeing most of the major operating divisions of MBNA. Mr. Struthers is a member of the board of Emmaus House and serves on the marketing committee of Visa U.S.A.

LANCE L. WEAVER, 43, joined MBNA in 1991 and oversees industry relations, community relations, corporate affairs, law, government relations, compensation and benefits, and real estate. Mr. Weaver has 23 years' experience in consumer lending and administration. A graduate of Georgetown University, Mr. Weaver has had previous experience at two national banks as a vice president and senior vice president of mortgage lending activities. Mr. Weaver is chairman-elect of the United Way of Delaware and is a member of the Georgetown University Board of Regents. He serves on the board of Tower Hill School and is chairman of Wilmington 2000, a consortium of business and government planners working toward the revitalization of downtown Wilmington, Delaware, and its environs. Mr. Weaver also serves on MasterCard International's Global Board and Executive Committee.

MBNA CORPORATION

BOARD OF DIRECTORS

ALFRED LERNER

Chairman and Chief Executive Officer
MBNA Corporation

CHARLES M. CAWLEY

President
MBNA Corporation

Chief Executive Officer
MBNA America Bank, N.A.

JAMES H. BERICK, ESQ.

Chairman
Berick, Pearlman & Mills Co., L.P.A.

BENJAMIN R. CIVILETTI, ESQ.

Chairman
Venable, Baetjer and Howard, LLP

Former Attorney General
of the United States

RANDOLPH D. LERNER, ESQ.

Partner
Securities Advisors, L.P.

STUART L. MARKOWITZ, M.D.

Internist and Managing Partner
Drs. Markowitz, Rosenberg,
Stein & Associates

Clinical Professor
Case Western Reserve University,
College of Medicine

MICHAEL ROSENTHAL, Ph.D.

Professor
Columbia University

Former Associate Dean
for Academic Administration
Columbia College

                            MBNA AMERICA BANK, N.A.
                                    OFFICERS

                              EXECUTIVE COMMITTEE

   Charles M. Cawley         Bruce L. Hammonds           Richard K. Struthers
   John R. Cochran III       M. Scot Kaufman             Lance L. Weaver
   Ronald W. Davies          Alfred Lerner ex officio


                              MANAGEMENT COMMITTEE

   Gregg Bacchieri           Robert J.A. Fraser          Michelle D. Shepherd
   Kenneth F. Boehl          John J. Hewes               Diane C. Sievering
   Jules J. Bonavolonta      Janine D. Marrone           David W. Spartin
   Steve Boyden              Thomas P. McGinley          Kevin P. Wren
   William H. Daiger, Jr.    David W. Nelms              Thomas D. Wren
   Shane G. Flynn            Michael G. Rhodes           Vernon H.C. Wright
   Terrance R. Flynn         John W. Scheflen


                              OPERATING EXECUTIVES

   Sunil F. Antani           Richard G. Huber            Frank W. Quillen
   Lisa F. Baughman          Scott A. Hudson             John C. Richmond
   John P. Carey             James K. Kallstrom          Karen E. Rose
   James E. Carrington       Alvin Kaltman               Salvatore J. Rossi, Jr.
   Robert V. Ciarrocki       Kevin L. Kramer             James J. Roszkowski
   John A. Corrozi           Mark Levitt                 Michael R. Scanlan
   Douglas M. Cummings       Craig S. Lewis              Kevin C. Schindler
   Brian D. Dalphon          Timothy E. Love             W. Craig Schroeder
   Salvatore A. DeAngelo     Victor P. Manning           Michael S. Schuck
   Douglas R. Denton         David H. Maxwell            Stephen K. Shock
   Joseph A. DeSantis        Kathleen B. McEntee         David L. Simms
   Robert V. DeSantis        Frank B. McEntee            Richard B. Skinner
   Peter S.P. Dimsey         Frank J. McKelvey III        Timothy P. Staley
   Theodore Dixon            Charles K. Messick          April M. Stercula
   Kevin A. Dolan, M.D.      Susan D. Morrison           Penelope J. Taylor
   K. David Elgena           William P. Morrison         James D. Thornton
   James H. Erskine III      Paul Muller III             Thomas D. Veale
   William J. Esposito       Edward H. Murphy            Steven P. Walczak
   John M. Gala              Terri C. Murphy             Howard C. Wallace
   Joseph J. Gatti           Al Natali                   Todd T. Weaver
   Peter J. Gatti            Maureen A. O'Brien          Charles F. Wheatley
   Bob B. Hallmark           Patrick J. O'Dwyer          Dena H. Williams
   Denny P. Hanysak          Francis H. Otenasek         Robert J. Wolf
   David L. Harris           Kenneth R. Pizer
   David M. Hirt             Edward G. Plummer



                                      IN MATTERS OF STYLE SWIM WITH THE CURRENT;
                                      IN MATTERS OF PRINCIPLE STAND LIKE A ROCK.

                                                              --Thomas Jefferson
66

SUBSIDIARIES OF MBNA CORPORATION

MBNA AMERICA BANK, N.A.

The principal subsidiary of MBNA Corporation, MBNA America is a national bank with $48.7 billion in managed loans, and is the largest independent credit card lender in the world, and one of the two largest overall. It also provides retail deposit, consumer loan, and insurance services. MBNA America is the recognized industry leader in affinity marketing, with endorsements from thousands of membership organizations and financial institutions.

SUBSIDIARIES OF MBNA AMERICA BANK, N.A.

MBNA INTERNATIONAL BANK LIMITED (MBNA EUROPE)

MBNA issues credit cards in the United Kingdom. MBNA Europe is located in Chester, England, with a business development office in London and sales offices in Dublin, Ireland, and Edinburgh, Scotland.

MBNA INSURANCE SERVICES

MBNA Insurance Services, which markets and services credit-related Life and Disability, personal Property and Casualty, and Life and Health insurance, is located in Greenville, Delaware. MBNA is currently licensed to provide its automobile insurance products in 40 states.

MBNA MARKETING SYSTEMS, INC.

MBNA has state-of-the-art telephone sales facilities to support account acquisition and maintains offices in Delaware, Florida, Georgia, Maine, Maryland, New Hampshire, Ohio, Pennsylvania, and Texas. In addition to credit cards, Marketing Systems cross-sells consumer loan, deposit, and insurance products.

MBNA CONSUMER SERVICES, INC.

(subsidiary of MBNA Corporation)
MBNA Consumer Services, Inc., is licensed to provide home equity loans in 42 states and the District of Columbia.

MBNA HALLMARK INFORMATION SERVICES, INC.

MBNA Hallmark Information Services, Inc., headquartered in Dallas, Texas, provides information technology support and services to MBNA America Bank, N.A., and its affiliates.

MBNA CANADA BANK (MBNA CANADA)

MBNA has established a bank to issue credit cards in Canada. MBNA Canada began marketing in early 1998, and is located in Ottawa, Ontario, Canada.

INDEPENDENT AUDITORS

Ernst & Young LLP

CORPORATE REGISTRARS AND TRANSFER AGENTS

National City Bank (common stock)
The Bank of New York (preferred stock)

PRINCIPAL FINANCIAL CONTACT

For further information about MBNA Corporation or its subsidiaries, please contact:

Brian D. Dalphon
Director, Investor Relations
MBNA Corporation
Wilmington, DE 19884-0131
(800) 362-6255
(302) 432-1251

Internet address: www.mbnainternational.com

COMMON STOCK

Listed on New York Stock Exchange
Stock Symbol KRB

[RECYCLE LOGO]   This annual report was printed on paper recycled from MBNA offices.

                           [MBNA CORPORATION LOGO]


                              [PHOTO] Automobile


                             ATTENTION TO DETAIL
                           DRIVES EVERYTHING WE DO.







                           SUCCESS IS NEVER FINAL.