Form 10-K405, Exhibit 13
period 1998-12-31
MBNA CORP
filed 1999-03-19
CIK 870517

                             [CREDIT CARD COLLAGE]

          SUCCESS IS GETTING THE RIGHT CUSTOMERS... AND KEEPING THEM.

                               1998 ANNUAL REPORT

CONTENTS
--------
2   TEN-YEAR SUMMARY

3   FINANCIAL HIGHLIGHTS

4   1998 HIGHLIGHTS

5   TO OUR STOCKHOLDERS

6   WHAT WE DO/WHERE WE ARE TODAY

7   MBNA'S BUSINESSES

10  GETTING THE RIGHT CUSTOMERS

13  A TYPICAL MBNA CUSTOMER

14  KEEPING THE RIGHT CUSTOMERS

16  SERVING CUSTOMERS EFFICIENTLY THROUGH INDUSTRY-LEADING TECHNOLOGY

17  FUNDING

18  MBNA EDUCATION FOUNDATION

20  MBNA INTERNATIONAL MAP

21  FINANCIALS

75  SENIOR EXECUTIVES

76  DIRECTORS AND OFFICERS

                    MBNA IS A COMPANY OF PEOPLE COMMITTED TO:

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

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

                                [PEOPLE TALKING]











                        THINK OF YOURSELF AS A CUSTOMER.
                                           COMPLACENCY IS DEVASTATING.
                 IT'S YOUR ATTITUDE, NOT YOUR APTITUDE,
                               THAT DETERMINES YOUR ALTITUDE.

                             [CREDIT CARD COLLAGE]

TEN-YEAR SUMMARY

EARNINGS PER COMMON SHARE-
  ASSUMING DILUTION

1989            .14
1990            .17
1991            .20
1992            .23
1993            .27
1994            .35
1995            .46
1996            .59
1997            .76
1998            .97


     NET INCOME
     (MILLIONS)

1989            104.1
1990            129.0
1991            149.2
1992            172.7
1993            207.8
1994            266.6
1995            353.1
1996            474.5
1997            622.5
1998            776.3


MANAGED LOANS (ENDING)
    (BILLIONS)

1989            5.7
1990            7.4
1991            8.8
1992            9.9
1993           12.4
1994           18.7
1995           26.7
1996           38.6
1997           49.4
1998           59.6

   SALES AND CASH
   ADVANCE VOLUME
     (BILLIONS)

1989            9.1
1990           11.5
1991           12.9
1992           14.5
1993           17.9
1994           25.1
1995           34.3
1996           48.7
1997           66.4
1998           83.0

                           SUCCESS IS NEVER FINAL.

                             [CREDIT CARD COLLAGE]


FINANCIAL HIGHLIGHTS


YEAR ENDED DECEMBER 31,                             1998            1997             1996            1995            1994
(dollars in thousands, except per share amounts)

PER COMMON SHARE DATA FOR THE YEAR (a)
-----------------------------------------------------------------------------------------------------------------------------------

   Earnings...................................  $       1.01    $        .80     $        .61    $        .47    $        .35

   Earnings--assuming dilution................           .97             .76              .59             .46             .35

   Dividends (b)..............................           .24             .21              .19             .17             .14

   Book value.................................          2.90            2.34             1.87            1.48            1.22

RATIOS
-----------------------------------------------------------------------------------------------------------------------------------

   Return on average total assets.............          3.38%           3.25%            3.26%           3.09%           3.16%

   Return on average stockholders' equity.....         36.91           35.56            34.46           35.51           32.70

   Stockholders' equity to total assets.......          9.27            9.25            10.00            9.56            9.51

FINANCIAL STATEMENT DATA FOR THE YEAR
-----------------------------------------------------------------------------------------------------------------------------------

   Net interest income........................  $    742,339    $    692,390     $    640,477    $    544,226    $    532,108

   Other operating income.....................     3,228,969       2,812,879        1,895,923       1,424,618       1,013,580

-----------------------------------------------------------------------------------------------------------------------------------
   NET INCOME                                        776,266         622,500          474,495         353,099         266,593
-----------------------------------------------------------------------------------------------------------------------------------

   Deposits...................................    15,407,040      12,913,213       10,151,686       8,608,914       6,632,489

   Stockholders' equity.......................     2,391,035       1,970,050        1,704,308       1,265,058         919,578

MANAGED LOAN DATA
-----------------------------------------------------------------------------------------------------------------------------------

   Managed loans at year end..................  $ 59,641,106    $ 49,379,860     $ 38,623,533    $ 26,711,704    $ 18,743,864

   Sales and cash advance volume..............    82,968,874      66,399,425       48,666,129      34,272,909      25,078,918

-----------------------------------------------------------------------------------------------------------------------------------

(a) For comparative purposes, per common share data have been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1998, to stockholders of record as of September 15, 1998.

(b) On January 4, 1999, the Board of Directors approved an increase of 16.7% in the quarterly dividend to $.07 per common share.

[PEOPLE TALKING]

1998 HIGHLIGHTS

   Increased earnings per share 27.6%, the eighth straight year of EPS growth since becoming a public company and the fifth consecutive year of EPS growth exceeding 25%.

                                       [ ]

Grew managed loans $10.3 billion, or 21% from 1997, to $59.6 billion--four times the industry's overall growth rate.

                                       [ ]

Added 9.3 million new accounts, leading the industry for the fourth consecutive year.

                                       [ ]

Maintained superior credit quality with charge-offs at 4.31% for the year, well below the published industry average of more than 6%.

                                       [ ]

     Acquired endorsements of 475 new groups, including the American College of Dentists, Earthlink, Canadian Football League, Canadian Nurses Association,
   Discovery Communications, Canadian Association of Retired Persons, Dublin Business School (Ireland), Royal College of Physicians (U.K.), Miami Heat,
                 Manchester United Football Club (U.K.), and the
                             University of Hawaii.

                                       [ ]

   Extended exclusive endorsement agreements with more than 700 organizations, including Penn State University, National Wildlife Association, Michigan State
  University, American Society of Mechanical Engineers, NASCAR, Chicago Bulls,
   American College of Surgeons, Detroit Red Wings, L.L.Bean, and the National
                             Education Association.

                                       [ ]

  Continued expansion of MBNA International to 3.4 million Customers with $4.9 billion in loan balances, up 75% from 1997. Completed the first full year of operations in Canada with more than $400 million in loan balances and 126 group endorsements.


PICTURED LEFT TO RIGHT: MBNA AMERICA EXECUTIVE GROUP MEMBERS M. SCOT KAUFMAN, JOHN R. COCHRAN III, BRUCE L. HAMMONDS, AND LANCE L. WEAVER.

[PHOTO]

TO OUR STOCKHOLDERS

This report presents MBNA's full-year results for 1998. Earnings increased 24.7% to $776.3 million--bringing to 32 the number of consecutive quarters of consistent earnings growth averaging 25%. Loans outstanding grew to $59.6 billion, a $10.3 billion increase over year-end 1997. This 21% growth rate was four times the overall rate of the industry. We also added 9.3 million new accounts. The characteristics of new cardholders are consistent with the superior quality of the company's existing Customers. The typical new Customer has a $60,000 average annual household income, has been employed for 10 years, owns a home, and has a 14-year history of paying bills promptly. Loan losses continue to be significantly lower than published industry levels. In 1998, our managed loan losses were 4.31%, compared to an industry average of more than 6%.

                                                              [PHOTO]

                                                    Al Lerner and Charlie Cawley

MBNA is in the lending money business--we do this primarily by lending millions of people money through credit cards. It is a simple business that has been around for a long time. Simple to understand--very difficult to execute well. We are successful because of the commitment of the people who work at MBNA. We are a company of 19,000 people working together to achieve common objectives. This year was a particularly challenging one. As it sometimes does, revolving debt growth in the United States slowed--consumer lending has a long history of being a cyclical business. In this environment, MBNA quadrupled the industry's growth rate and, at the same time, invested heavily in future growth opportunities. These investments are possible because we continue to improve the way we execute. This improvement is the direct result of the efforts and the attitude of the people of MBNA. We all have an attitude--satisfy the Customer.

This year we strengthened all of MBNA's businesses. We continued to grow the U.S. credit card business, accelerated expansion internationally, introduced new consumer finance products, and invested in a growing insurance operation. As it has during recent years, this annual report focuses on what we do and how we strengthened the company for the future during 1998.

We hope you enjoy it.

/s/ AL LERNER                 /s/ CHARLIE CAWLEY

Think of yourself as a Customer.

Complacency is devastating.

Success is never final.

                                MBNA COMMON STOCK
                                PRICE PERFORMANCE

                                    [GRAPH]

[CREDIT CARD AND AUTHORIZATION TERMINAL]

The difference between good and great is just a little extra effort.

WHAT WE DO/WHERE WE ARE TODAY

MBNA Corporation is a bank holding company comprised of three banks: MBNA America Bank, N.A., a national bank based in the United States, MBNA International Bank Limited, a fully chartered bank in the United Kingdom, and MBNA Canada Bank, a fully chartered bank in Canada. Like other banks, we take deposits and make loans. MBNA Customers have more than $15 billion on deposit in money market and certificate of deposit accounts with an average balance of $26,000. We also lend to Customers through a variety of loan products. But that is where the similarity to traditional banks ends. MBNA has no bank branches, no commercial loans, and only a small number of checking accounts--we specialize in lending people money through credit cards. It is a very attractive business--and we like it.

During 1998, MBNA expanded its market share of U.S. credit card loans and increased overall managed loans by $10.3 billion to $59.6 billion. This 21% increase was four times the overall growth rate of the U.S. credit card industry. The addition of 11.3 million new Customers and 475 new endorsements from organizations strengthened future growth opportunities. Additionally, MBNA's other businesses continued to grow. In 1998, MBNA began marketing in Canada and expanded its consumer finance and insurance operations. Today, nearly 4,600 organizations endorse MBNA products to their members, and the company's products are used by 35 million Customers worldwide.

MBNA has achieved consistent, profitable growth in each of the eight years since its initial public offering and in each of the 17 years since being established in 1982. These results are achieved through an unswerving commitment to MBNA's primary strategy. Simply stated, success is getting the right Customers and keeping them. The right Customer is someone who borrows from us and pays us back on time. This is achieved by focusing on the quality of each individual Customer. That is how we market and how we lend. This fundamental strategy guides us in all the company's businesses.

ON THE GRAPH AT RIGHT, THE LINE REPRESENTS MBNA'S GROWTH IN MANAGED LOANS, WHILE THE BARS INDICATE THE GROWTH IN NET INCOME. MBNA HAS REPORTED INCREASED EARNINGS IN EACH OF THE 32 QUARTERS THAT IT HAS BEEN A PUBLICLY TRADED COMPANY.

                                    [GRAPH]

MBNA'S BUSINESSES

CREDIT CARD LENDING

MBNA is the largest independent credit card lender in the world with a 12% market share of credit card loans in the United States. MBNA's annual growth rate of 31% over the last three years has been three times the industry's average. In the United States, Customers used MBNA credit cards 530 million times during 1998, spending more than $70 billion. U.S. credit card loans increased to nearly $50 billion. This growth is the result of a unique marketing strategy--affinity marketing--and a very stringent underwriting process that ensures the company selects the best Customers from a group of high-quality applicants. These strategies result in loan losses that have remained consistently lower than industry averages. MBNA's commitment to the United States credit card business is very strong.

                               DURING 1998, MBNA
                              INCREASED ITS MARKET
                              SHARE OF CREDIT CARD
                              LOANS IN THE UNITED
                                 STATES TO 12%.

It is a business we like for a number of reasons. Credit cards free people from the need to carry cash and allow them to purchase the things they need today while paying for them out of future income. There is universal demand for credit cards. There are approximately 150 million people in the United States, 25 million people in the United Kingdom, and 15 million people in Canada who could qualify for a credit card. Furthermore, the market for credit cards continually refreshes itself as young people enter adulthood.

[CUSTOMERS USING CREDIT CARD AT POINT OF SALE]

CREDIT CARDS ALLOW PEOPLE TO PURCHASE THE THINGS THEY NEED TODAY AND PAY FOR THEM OUT OF FUTURE INCOME.

Credit card lending produces loans without a concentration of risk. There are no industry, geographic, or individual account concentrations within our loan portfolio. MBNA's $59.6 billion in loans are spread among 17 million active borrowers with an average account balance of $3,474.

Credit cards are commodity-like because almost everyone wants one. It is a business where you must distinguish yourself through marketing, lending, and the service you provide to Customers. Credit card lending is profitable for MBNA because we do all of these things very well. As a result, growth has consistently been much higher than industry averages, and the quality of the company's Customers is unsurpassed.

Our Customers used their MBNA credit cards for purchases and cash advances more than 500 million times in 1998.

[CREDIT CARD AT ATM]

[PEOPLE TALKING]

MBNA INTERNATIONAL

In 1998, MBNA began marketing its credit card products in Canada--the third country we have entered since 1993. Our international business now has 3.4 million Customers with $4.9 billion in loans, a 75% increase from $2.8 billion at the end of 1997.

                               MBNA INCREASED ITS
                              MARKET SHARE IN THE
                               UNITED KINGDOM TO
                                  10% IN 1998.

MBNA Europe marked its fifth anniversary this year and now has a 10% market share in the United Kingdom. The same affinity marketing and lending strategies used in the United States are utilized in our international businesses. In 1998, nearly 100 new membership organizations endorsed MBNA products. They include the Manchester United Football Club, Royal College of Physicians, University of Durham Colleges, Dublin Business School, and the Institute of Chemical Engineers. The 664 organizations that now endorse MBNA Europe products helped attract more than 850,000 new Customers last year. MBNA Canada completed its first full year. Total loans reached $400 million with 800,000 new Customers. We signed 126 new endorsing organizations, including the Canadian Nurses Association, Canadian Football League, Canadian Society for Civil Engineering, Canadian Association of Retired Persons, and the University of Manitoba. Canada also offers additional marketing opportunities, as many endorsing organizations based in the United States have Canadian members, including the National Hockey League, Major League Baseball, and Ducks Unlimited. Also in 1998, MBNA Canada expanded its operations by opening a business development office in Montreal, Quebec, to support its headquarters in Ottawa, Ontario. There are now nearly 2,000 people working in the United Kingdom, Ireland, and Canada.

CONSUMER FINANCE

In addition to credit cards, MBNA lends people money through a variety of other loan products, including installment loans and

MBNA IS THE LEADING ISSUER OF AFFINITY CREDIT CARDS IN THE UNITED KINGDOM, WITH MORE THAN 660 ENDORSEMENTS, INCLUDING THE UNIVERSITY OF OXFORD AND THE ROYAL COLLEGE OF PHYSICIANS. MBNA CANADA SIGNED 126 ENDORSEMENTS IN 1998, INCLUDING THE CANADIAN NURSES ASSOCIATION AND THE CANADIAN FOOTBALL LEAGUE.

[CREDIT CARDS AND UNITED KINGDOM FACILITY]

[CUSTOMER/REPRESENTATIVE ON TELEPHONE]

MBNA's sales finance initiatives generated more then $1 billion in loan balances.

home equity loans, for such things as home improvements, vacations, and college tuition. MBNA Consumer Finance has $5.9 billion in loans, a 28% increase from $4.6 billion in 1997. In 1998, we added nearly 1 million new consumer loan accounts, doubling last year's results. Just like credit card products, these products are marketed through the mail and over the telephone. More than 2,000 of our affinity groups endorse MBNA Consumer Finance products.

In 1996, MBNA entered sales finance lending by offering point-of-sale retail loan products. MBNA has established several programs with retailers. Through these programs, MBNA provides fixed-term, unsecured loans for Customers to finance purchases like computers. MBNA is the first financing company in the United States to offer immediate decisioning on Web-based loan applications. This has accelerated loan growth and enhanced Customer satisfaction. In total, sales finance initiatives generated more than $1 billion in loan balances.

INSURANCE SERVICES

MBNA has been selling credit-related insurance since 1987 and now has more than
1.3 million Customers. In 1997, MBNA Insurance Services began marketing Property & Casualty and Life & Health products. For each of these products, MBNA acts as an insurance agent and the policy is underwritten by a third party.

MBNA Insurance Services issued hundreds of thousands of new insurance policies in 1998. Our Customers' proven stability and responsible financial habits make them good candidates for a variety of insurance products.

These products are marketed and serviced through the mail and over the telephone--methods with which MBNA has more than 16 years of experience. Many organizations that endorse MBNA's loan products also endorse insurance products. These include Penn State University, California Nurses Association, Purdue University, the National Trust for Historic Preservation, and Indiana University Alumni Association. The insurance business is a logical extension of our product offerings.

Excellence does not come by chance...it comes by choice.

[PEOPLE]

MORE THAN 1.3 MILLION CUSTOMERS ARE INSURED THROUGH MBNA PRODUCTS, INCLUDING CREDIT, LIFE & HEALTH, AND PROPERTY & CASUALTY INSURANCE.

[BASEBALL PLAYER]

MBNA America--19,000 people with an attitude... satisfy the Customer.

GETTING THE RIGHT CUSTOMERS

At MBNA, we have established a marketing franchise, affinity marketing--selling products to people with a strong common interest. Affinity marketing is done in two ways: first, by marketing to groups of people who belong to formal organizations that endorse MBNA products, and second, by marketing to groups of people who share common interests but do not belong to specific organizations. Thousands of organizations in the United States, the United Kingdom, Ireland, and Canada endorse MBNA's products.

One segment of this business is MBNA's Professional sector, which markets to more than 1,200 professional organizations whose members have generated $13.4 billion in loans using our products. These organizations include the American College of Surgeons, the American Psychiatric Association, the Association of Trial Lawyers of America, the American Institute of Architects, and the California Dental Association. MBNA credit cards are carried by 58% of all physicians, 25% of all nurses, 39% of all lawyers, 27% of all teachers, 26% of all engineers, 27% of all architects, and 60% of all dentists. This sector generated nearly 1.5 million new Customers last year and received endorsements from 73 new organizations.

                              MBNA'S PROFESSIONAL
                             SECTOR MARKETS TO MORE
                            THAN 1,200 PROFESSIONAL
                                 ORGANIZATIONS.

MBNA products are also endorsed by nearly 600 sports teams and organizations whose members have generated $4.2 billion in loans. MBNA issues the official credit card of the National Football League, Major League Baseball, the National Hockey League, NASCAR, and the Professional Golfers Association. Sports enthusiasts are very loyal and make excellent Customers. After only four years of marketing, the National Football League endorsement has generated 1 million Customers with more than $700 million in loans. An endorsement from Major League Baseball has added more than 830,000 Customers and $575 million in loans. This includes individual endorsements with many Major League Baseball teams, including the New York Yankees, Boston Red Sox, and the Cleveland Indians. Endorsements from motorsports organizations, including

MBNA'S PLATINUM PLUS CREDIT CARD PRODUCT CONTINUES TO BE VERY SUCCESSFUL, PARTICULARLY WITH OUR PROFESSIONAL MARKET SECTOR. PLATINUM HELPED GROW OUR LOANS TO MORE THAN $13 BILLION IN THIS MARKET SECTOR.

[PLATINUMPLUS CREDIT CARD COLLAGE]

[BASEBALL STADIUM]

MBNA BEGAN ITS FOURTH SEASON OF MARKETING TO FANS OF THE NATIONAL FOOTBALL LEAGUE AND FINISHED AN EXCITING YEAR OF MARKETING TO FANS OF MAJOR LEAGUE BASEBALL.

NASCAR, the Indianapolis Motor Speedway, and the National Hot Rod Association have generated 1.5 million Customers with $2.1 billion in loans. Motorsport fans are very loyal and have made excellent Customers for MBNA. MBNA is a principal sponsor of Joe Gibbs Racing.

MBNA is the official credit card of more than 500 colleges and universities, including eight of the Big 10 and six of the PAC 10 schools. Marketing to alumni and students gives MBNA the opportunity to build long-term relationships with Customers with very attractive characteristics. In 1998, we added more than 1 million Customers in this sector and now have 3.6 million Customers with $4.6 billion in loans.

MBNA products are also sold in more than 6,000 bank branches across the United States and the United Kingdom through the endorsements of hundreds of financial institutions. We have generated more than 3.3 million Customers with $4.1 billion in loans in this sector.

In addition, we have developed hundreds of affinity programs for people with a strong common interest who do not belong to a formal organization. These programs are often initiated in MBNA's regional marketing offices and appeal to Customers based on where they live. The Don't mess with Texas credit card program is a good example. More than 200,000 Texans carry this card with more than $400 million in loans. Another regional program is the Irish American card, which has generated more than 20,000 accounts. More than 8 million Customers use credit cards from these types of programs.

The Colleges and Universities market sector is one of MBNA's largest and most successful.

[COLLEGE STUDENTS]

[TELEPHONE REPRESENTATIVES]

We are what we repeatedly do. Excellence, then, is not an act, but a habit.

MBNA received the endorsement of 475 new organizations in 1998, including the American College of Dentists, the Canadian Society for Civil Engineering, the NFL Quarterback Club, the American Optometric Association, and the University of Hawaii. These new endorsements continue to strengthen MBNA's marketing franchise and will be an important source of new accounts for many years.

During 1998, this unique marketing proposition enabled the company to add 9.3 million new accounts. We achieved these results through a variety of acquisition methods. An in-house advertising agency works closely with each organization to develop programs specifically tailored to the interests of the groups' members. In 1998, MBNA developed more than 5,000 separate direct mail campaigns. In addition, we contacted 20 million potential Customers from 13 telemarketing centers and sold products to Customers at 6,000 events, including NASCAR races, college football games, and professional conventions. MBNA products are also offered over the Internet through the Web sites of more than 500 endorsing organizations. Affinity marketing through effective acquisition methods has resulted in loan growth rates significantly above others in the credit card business.

[MARKETING COPY]

Direct mail campaigns are an important part of MBNA's marketing program.

In addition to credit cards, the company also markets a variety of deposit products over the telephone and through the mail to the members of thousands of MBNA's affinity groups, including The Retired Officers Association, California Nurses Association, and the National Education Association. Through effective marketing of these products, MBNA has increased its deposit base to more than $15 billion. This generates a significant part of the funding needed to support the company's growth.

IN 1998, MBNA PEOPLE ATTENDED 400 MOTORSPORTS EVENTS AND ATTRACTED NEARLY 400,000 NEW CUSTOMERS. MORE THAN 100,000 OF THESE NEW CUSTOMERS WERE ADDED THROUGH THE ENDORSEMENT OF NASCAR.

[DIRECT PROMOTION EVENT]

A TYPICAL MBNA CUSTOMER

During the last five years, MBNA's annual loan growth has averaged 38%, far surpassing the industry's average growth rate of 16%. With this rapid growth, quality is essential. At MBNA, the focus is on the quality of each individual Customer. The insight of a credit professional is combined with sophisticated technology to assess accurately the qualifications of each potential new Customer. While many credit card issuers let computers make credit decisions, we prefer to have people make them. An important advantage is that a computer can only decide yes or no, while MBNA's credit professionals can decide yes, no, or maybe. When a credit analyst chooses maybe, which happens 25% of the time, the analyst calls the Customer to obtain additional information to make an informed decision. As a result of this rigorous approval process, fewer than half of all applicants receive an MBNA card, but we know that they are the right applicants.

This process ensures that each Customer is treated as an individual. Not only is the right credit decision made, but a credit line is assigned that properly fits the Customer's situation. Research indicates that an appropriate credit line is a key factor in Customer loyalty.

This personal approach to lending has resulted in a Customer base that is unparalleled in the industry. A typical MBNA Customer has an average household income of $60,000, owns a home, and has a 15-year history of paying bills on time. These Customer characteristics have remained consistent over time. As a result, MBNA's loss rates were 33% below the industry average in 1998.

Affinity marketing, combined with this approach to lending, results in very loyal Customers. On average, they maintain balances of $3,474, which is 44% higher than industry averages, and make transactions that are 50% higher than is typical. This loyalty increases the revenues MBNA earns from each of its Customers.

   OUR CUSTOMERS:

   - USE US MORE:                      MBNA                INDUSTRY
-----------------------------------------------------------------------
     AVERAGE ACCOUNT BALANCE           $3,474              $2,417
     AVERAGE TRANSACTION               $144                $96

   - DEFAULT LESS:
-----------------------------------------------------------------------
     LOAN LOSSES PER $1,000
     OF AVERAGE OUTSTANDING            $43                 $64

MBNA's Customers carry higher balances, spend more, and demonstrate a greater willingness to repay than the typical customers of our competitors.

[GRAPH]

               1992    1993    1994    1995    1996    1997    1998
               ----    ----    ----    ----    ----    ----    ----
MBNA           3.27    3.28    2.83    2.64    3.28    3.75    4.19
               3.46    3.01    2.75    2.64    3.46    3.96    4.42
               3.3     2.83    2.44    2.71    3.38    4.07    4.42
               3.29    2.79    2.44    2.94    3.3     4.07    4.21


INDUSTRY       5.18    4.46    3.6     3.29    4.5     6.31    6.85
               5.32    4.27    3.42    3.56    5.22    6.84    6.55
               4.97    4.03    3.16    3.7     5.31    6.56    6.44
               4.65    3.73    3.11    4.02    5.72    6.56

MBNA'S CREDIT LOSSES CONTINUE TO BE FAR SUPERIOR TO INDUSTRY AVERAGES.

KEEPING THE RIGHT CUSTOMERS

GETTING THE RIGHT CUSTOMERS IS ONLY HALF OF MBNA'S FORMULA FOR SUCCESS. WE VALUE LOYAL CUSTOMERS AND STRIVE TO FULFILL THEIR EXPECTATIONS AT EVERY OPPORTUNITY.

SATISFYING CUSTOMERS, ONE AT A TIME

In 1998, Customers contacted us more than 75 million times. Each time--whether the request was for a credit line increase, an additional card, or information about a monthly statement--provided an opportunity to demonstrate an absolute commitment to superior, individualized Customer service. These efforts begin with the people who work at MBNA. We hire people who like people. It is the most important quality we look for during the hiring process, because people who genuinely like other people treat Customers better and, in turn, make the company more successful.

We strive for a work environment that supports MBNA people's enthusiastic pursuit of Customer satisfaction. This is done by providing excellent education, sophisticated technology, a comfortable work setting, and programs that help people balance the demands of family and the workplace. In 1998, the company was recognized by publications that included Business Week, Working Mother, and FORTUNE for its superior work environment. People who feel good about where they work do a better job of satisfying Customers--which has a direct impact on the company's financial results.

A COMMITMENT TO SERVICE

Customer satisfaction is measured daily through the Customer Satisfaction Test. This measures service standards throughout the company, including how fast telephone calls are answered, the speed and accuracy of changes to Customer accounts, and the availability of systems used to service Customer requests. Each day, the results of our efforts are measured against the service standards Customers expect. Performance levels of more than 100 processes are then consolidated into the 12 standards that comprise the Customer Satisfaction Test. The results are posted daily.

THINK OF YOURSELF AS A CUSTOMER

The people of MBNA are encouraged to deliver personalized service, one Customer at a time. The words "Think of Yourself as a Customer" are above every doorway at MBNA. To better understand Customer needs, MBNA contacted nearly 35,000 Customers in 1998 to determine their satisfaction with the company's products and services. In 1998, we enhanced both the statement generation and payment processing functions based on Customer responses to these surveys. We also conduct thousands of in-depth interviews with Customers before marketing new products or adding new services. The success of MBNA's Platinum Plus program was a direct result of these efforts. More than 12 million Customers now use MBNA's Platinum Plus credit card.

DOING THINGS BETTER

MBNA people consistently improve service by finding ways to do things better. Through the company's MasterPiece program, people submit ideas designed to improve Customer satisfaction and efficiency. Senior managers review and respond to each idea. MasterPiece was started in 1990, and since then nearly 100,000 ideas have been submitted. In 1998 alone, more than 2,500 ideas were implemented to improve service, increase efficiency, and make the company an even better place to work.

PROTECTING CUSTOMERS' ACCOUNTS

MBNA strengthens Customer loyalty by ensuring that accounts are secure and protected from unauthorized use. Fraud analysts use a range of detection strategies to accomplish this purpose. We use proprietary neural networks and predictive modeling software to monitor and analyze each transaction. MBNA people are also very adept at identifying potentially fraudulent situations. When there are irregular purchasing patterns or other suspicious activity, MBNA's fraud analysts contact Customers to ensure that they have their credit cards. These contacts are an excellent way to reinforce Customer relationships, and research indicates that the service enhances Customer loyalty. The combination of human intuition and technology saved MBNA millions of dollars in losses and earned the loyalty of Customers worldwide. MBNA's fraud losses, relative to sales volume, are among the lowest in the U.S. credit card industry.

[CUSTOMER/REPRESENTATIVE ON TELEPHONE]

MBNA SATISFIES CUSTOMERS ONE AT A TIME--SOMETHING WE DID MORE THAN 75 MILLION TIMES IN 1998.

                         GLOBAL SATISFACTION STANDARDS

      INDEX                                STANDARD               TODAY
-------------------------------------------------------------------------------
      READY TO SERVE                        98.5%                 99.8%
-------------------------------------------------------------------------------
      SYSTEM AVAILABILITY                    100%                  100%
-------------------------------------------------------------------------------
      TWO-RING PICKUP                        100%                  100%
-------------------------------------------------------------------------------
      SPEED OF ANSWER                        100%                 99.1%
-------------------------------------------------------------------------------
      PRODUCT REPLACEMENT                    100%                  100%
-------------------------------------------------------------------------------
      NEW ACCOUNT SETUP                      100%                 99.4%
-------------------------------------------------------------------------------
      ACCOUNT ADJUSTMENTS                    100%                  100%
-------------------------------------------------------------------------------
      NO-ERROR PROCESSING                    100%                 99.6%
-------------------------------------------------------------------------------
      CREDIT LINE INCREASES                  100%                  100%
-------------------------------------------------------------------------------
      CUSTOMER CORRESPONDENCE                100%                  100%
-------------------------------------------------------------------------------
      STATEMENT GENERATION                   100%                  100%
-------------------------------------------------------------------------------
      PAYMENT PROCESSING                     100%                  100%
-------------------------------------------------------------------------------

MBNA people are educated from the time they are hired.

CUSTOMER SATISFACTION IS MEASURED ON A DAILY BASIS AT MBNA. THE RESULTS ARE POSTED THROUGHOUT THE COMPANY FOR PEOPLE TO REVIEW.

[CREDIT CARD EMBOSSING EQUIPMENT]

It is always the thousands of little things done right that add up to the unassailable advantage.

SERVING CUSTOMERS EFFICIENTLY THROUGH INDUSTRY-LEADING TECHNOLOGY

During the past few years, MBNA has made significant investments in new technology to enhance its products and services. In 1998, we made more than $100 million in technology investments to improve the exceptional service that MBNA Customers expect.

MBNA has the technology infrastructure to operate the business and control virtually all interaction with Customers internally. State-of-the-art equipment supports all functions, including lending, Customer service, transaction processing, and telecommunications. In 1998, MBNA handled more than 16billion on-line transactions, 140million payments, 310 million statements and letters, and 20 million credit card requests.

Technology is developed internally to ensure the reliability, quality, and responsiveness of the computer and telecommunications systems used to satisfy Customers. For example, specialized operating systems in the Sales Finance department provide instant decisioning for all programs. This is one example of how efficient and flexible systems enable our unique businesses to meet the changing needs of Customers.

MBNA's investment in technology improves operational efficiency. For example, enhancements to the systems used in Customer service enable MBNA people to satisfy Customers faster. During 1998, improvements to MBNA's systems that process payments increased efficiency by 20%. Additionally, the company's fraud prevention efforts were improved by installing the most advanced fraud detection systems in the industry. As a result, MBNA's fraud losses were reduced to their lowest levels ever.

All of these technology innovations improve efficiency throughout the company. During the last four years, expense ratios improved by an average of 8% per year. In 1998, expenses as a percentage of average managed loans decreased to 4.5% from 5.1% in 1997, and 6.7% in 1994. We achieved these efficiencies despite significant investments in start-up businesses such as insurance, travel, and MBNA's international operations.

TECHNOLOGY SUPPORTS EVERY ASPECT OF MBNA'S BUSINESS. SPECIALLY DEVELOPED SELECTIVE INSERTION EQUIPMENT ENABLES MBNA TO INSERT CUSTOMIZED MARKETING MATERIALS IN EACH CUSTOMER'S STATEMENT.

[SELECTIVE INSERTION EQUIPMENT]

[DISCLOSURE DOCUMENTS AND CERTIFICATES]

FUNDING

MBNA continues to expand and diversify its funding sources to support future asset growth. Asset-backed securitizations of MBNA's loan receivables are a major source of funding. MBNA has been the leader in this market since we pioneered the practice of securitizing receivables in 1986. Securitization involves the sale of a pool of loan receivables to a trust, while MBNA continues to manage the accounts for a fee. The funds are then used to support further loan growth.

The market for credit card asset-backed securitizations remains strong. MBNA strengthened its status as the industry leader by issuing 18 new securitizations totaling $10.7 billion in 1998. These transactions continue to be well received by investors. The innovative design of these securitizations, MBNA's reputation, and the credit quality of the receivables have all allowed the company to price these issues at favorable rates. In addition, MBNA's cost of funds benefited with a reduction in the base financing LIBOR and Treasury rates in 1998.

MBNA also has a $15.4 billion deposit base to fund asset growth. More than 2,000 groups endorse our deposit products for their members. MBNA's retail deposit products are marketed much like our other products, through the mail and over the telephone. The returns also tend to be higher, since we are able to pass on the savings of not having a costly branch network.

MBNA has developed funding sources in Europe and Canada to support growth. This allows MBNA to match assets and liabilities in the United Kingdom and Canada to minimize currency risk. MBNA International has issued eight sterling-denominated asset-backed securitizations for a total of Pound Sterling 1.9 billion ($3.2 billion). MBNA has established funding sources in Canada to meet the successful launch of this new entity, including its first credit card securitization, a commercial paper program, and medium-term deposit notes.

MBNA also continues to utilize debt issuances as another means to diversify funding sources. The proceeds from these debt issuances and other diversified funding sources will provide MBNA with adequate funds to support future growth.

[PEOPLE TALKING]

MBNA CONTINUES TO DIVERSIFY ITS FUNDING SOURCES.

[STUDENT]

MBNA EDUCATION FOUNDATION

MBNA's unwavering commitment to Customer satisfaction means that it is critical to be a company of people who like people. This attitude extends into the communities in which we live and work. The people of MBNA volunteered more than 200,000 hours of their personal time to charities and education initiatives during 1998.

Much of our community support revolves around the MBNA Education Foundation. MBNA initially established the Foundation in 1997 to improve the quality and availability of education and to provide financial support for innovative academic programs in Delaware and Maine. The program will be expanded to Cleveland during 1999. In 1998, MBNA doubled the Foundation's original funding to $60 million over five years and extended it by a full year, through 2002. The program is being funded with a $50 million contribution from the Corporation and $10 million in personal donations from MBNA people.

                               THE MISSION OF THE
                                 MBNA EDUCATION
                            FOUNDATION IS TO IMPROVE
                          THE QUALITY AND AVAILABILITY
                              OF EDUCATION IN OUR
                                  COMMUNITIES.

The Foundation emphasizes programs that provide enhanced opportunities for economically disadvantaged young people. The Foundation consists of two main components: the MBNA Scholars Program, which allows graduating high school seniors to apply for financial assistance for an accredited college or university within their state; and the MBNA Excellence in Education Grants Program, which enables teachers and school administrators to apply for grants to fund creative programs in local schools. During the last two years, $6.9 million in scholarships has been awarded to 363 young people. In addition, $5.5 million in grants has been awarded to support 950 new programs in schools.

The Excellence in Education Grants Program supports innovative programs in local schools that enrich the quality of students' educational experiences both in and out of the classroom. The program is unique in that the direct, into-the-classroom funding allows teachers and school administrators to receive promptly the needed financial support without bureaucratic delays or requirements. For example, an Excellence in Education grant made it possible for 20 students from Silver Lake Elementary school in Middletown, Delaware, to witness Senator John Glenn's historic space shuttle launch in Cape Canaveral, Florida, in conjunction with a class trip on the space program.

LOCAL SCHOOLS USE MBNA GRANTS TO DEVELOP RESULTS-ORIENTED INITIATIVES, INCLUDING CHALLENGING READING AND MATH PROGRAMS.

[TEACHER AND STUDENT]

[STUDENTS]

HOWARD HIGH SCHOOL STUDENTS IN WILMINGTON, DELAWARE, ARE BECOMING MICROSOFT CERTIFIED THROUGH AN MBNA GRANT.

MBNA ALSO PROVIDES JOB OPPORTUNITIES TO HELP STUDENTS DEVELOP OUTSIDE THE CLASSROOM. DELAWARE SCHOLAR LA SHAWN CARTER (LEFT) WORKS AS A SUMMER INTERN AT MBNA.

In Rockland, Maine, more than 80 students in kindergarten through second grade at Gilford Butler School learned the importance of recycling, composting, conservation of resources, and animal habitats with the help of an MBNA grant. The students attended presentations by environmental experts and were able to maximize learning opportunities with several field trips to observe forest ecosystems. In Dover, Delaware, the Boys and Girls Club offered a special 10-week education program to 90 economically disadvantaged students ages 6 to
16. Grant funding made it possible for them to make the most of educational opportunities during the summer through reading comprehension, writing, and math improvement programs.

The Foundation also provides advisors, counseling, and job opportunities at MBNA to encourage students' growth beyond the classroom. In 1998, MBNA offered internships, tutoring, and mentoring to more than 900 students, and 95 MBNA people volunteered as advisors to MBNA Scholars.

In addition, MBNA is creating Centers for Academic Excellence in both Wilmington, Delaware, and Camden, Maine. These centers will provide educational programs including tutorial assistance, SAT preparation, college financial planning, college and career counseling, and resume and business writing workshops for interested local young people.

At MBNA, we firmly believe that the quality of education a person receives is one of the underlying determinants of his or her success. The Foundation is committed to opening opportunities for students to better themselves through scholarships and grants for various educational programs. The funding goes straight to students and teachers, thereby making an immediate impact on them. By supporting students, teachers, and schools, the MBNA Education Foundation is helping young people prepare for their successful future. When these well-educated students join the workforce, the community and the company will benefit.

If every company is a portrait of its people . . . MBNA is a masterpiece.

[PEOPLE TALKING]

[GLOBE]

MBNA INTERNATIONAL

[MAP]

        KEY

[ ]     HEADQUARTERS

 O      REGIONAL CENTERS

 +      SALES OFFICES

/\      MARKETING SYSTEMS


      HEADQUARTERS

[ ] MBNA Corporation
    Wilmington, DE 19884
    (800) 441-7048

  UNITED STATES OFFICES

    REGIONAL CENTERS

 O  16001 N. Dallas Pkwy.
    Dallas, TX 75248
    (800) 435-9672

 O  44 Montgomery St.
    San Francisco, CA 94104
    (800) 585-4956

 O  11333 McCormick Rd.
    Hunt Valley, MD 21031
    (888) 680-6945

 O  32 Washington St.
    Camden, ME 04843
    (800) 386-6262

 O  25875 Science Park Dr.
    Beachwood, OH 44122
    (800) 410-6262

 O  1501 Yamato Rd.
    Boca Raton, FL 33431
    (800) 841-6845

      SALES OFFICES

 +  9 W. 57th St.
    New York, NY 10019
    (800) 746-6262

 +  676 North Michigan Ave.
    Chicago, IL 60611
    (800) 906-6262

 +  2600 Century Pkwy.
    Atlanta, GA 30345
    (800) 446-7048

    MARKETING SYSTEMS

/\  16 Godfrey Dr.
    Orono, ME 04473
    (800) 503-6262

/\  901 Washington Ave.
    Portland, ME 04103
    (800) 626-2488

/\  5 Industrial Pkwy.
    Brunswick, ME 04011
    (800) 645-6682

/\  260 Main Street
    Presque Isle, ME 04769
    (800) 545-2977

/\  100 Main St.
    Dover, NH 03820
    (800) 330-5929

/\  16001 N. Dallas Pkwy.
    Dallas, TX 75248
    (800) 435-9672

/\  1501 Yamato Rd.
    Boca Raton, FL 33431
    (800) 841-6845

/\  11333 McCormick Rd.
    Hunt Valley, MD 21031
    (888) 680-6945

/\  400 Christiana Rd.
    Newark, DE 19713
    (800) 441-7048

/\  860 Silver Lake Blvd.
    Dover, DE 19904
    (800) 346-2620

/\  2568 Park Centre Blvd.
    State College, PA 16801
    (800) 471-6262

/\  25875 Science Park Dr.
    Beachwood, OH 44122
    (800) 410-6262

/\  388 S. Main St.
    Akron, OH 44311
    (800) 731-9260

/\  Farmington, ME
    (To open in 1999)

/\  Fort Kent, ME
    (To open in 1999)

  INTERNATIONAL OFFICES

         CANADA

 O  1600 James Naismith Dr.
    Gloucester,
    Ontario K1B 5N8
    (888) 871-6262

 +  1000 de la Gauchetiere
    Suite 4300
    Montreal, Quebec
    H3B 4W5
    (514) 390-2151

         ENGLAND

 O  Stansfield House
    Chester Business Park
    Wrexham Rd.
    Chester, Cheshire
    CH4 9QQ
    United Kingdom
    (011) 44-1244-672000

 +  86 Jermyn St.
    London SW1Y 6JD
    United Kingdom
    (011) 44-171-389-6200

 IRELAND (The Republic Of)

 +  46 St. Stephen's Green
    Dublin 2, Ireland
    (011) 353-1-619-6000

        SCOTLAND

 +  One St. Colme Street
    Edinburgh,
    Scotland EH3 6AA
    (011) 44-131-220-8949

FINANCIAL CONTENTS
------------------

22  TEN-YEAR STATISTICAL SUMMARY

24  GLOSSARY OF FINANCIAL TERMS

25  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS

43  SUPPLEMENTAL FINANCIAL INFORMATION

44  MANAGEMENT'S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS AND INTERNAL
    CONTROL

45  REPORT OF INDEPENDENT AUDITORS

46  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

47  CONSOLIDATED STATEMENTS OF INCOME

48  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

49  CONSOLIDATED STATEMENTS OF CASH FLOWS

50  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

72  QUARTERLY DATA

73  PREFERRED STOCK PRICE RANGE AND DIVIDENDS

74  COMMON STOCK PRICE RANGE AND DIVIDENDS

                                [PEOPLE TALKING]







                         EXCELLENCE IS A POINT OF VIEW.
                   IT ISN'T BRILLIANCE OR GETTING THE BREAKS.
                              IT'S CONSISTENT ATTENTION TO AND
                         HONEST RESPECT FOR THE CUSTOMER.

                       MBNA CORPORATION AND SUBSIDIARIES

                          TEN-YEAR STATISTICAL SUMMARY

                (dollars in thousands, except per share amounts)



------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                              1998           1997            1996          1995
------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA FOR THE YEAR
Net interest income.........................................     $      742,339    $   692,390     $   640,477   $   544,226
Provision for possible credit losses........................            310,039        260,040         178,224       138,176
Other operating income......................................          3,228,969      2,812,879       1,895,923     1,424,618
Other operating expense.....................................          2,407,204      2,223,121       1,626,882     1,246,067
Net income..................................................            776,266        622,500         474,495       353,099

PER COMMON SHARE DATA FOR THE YEAR (a)
Earnings ...................................................     $         1.01    $       .80     $       .61   $       .47
Earnings--assuming dilution.................................                .97            .76             .59           .46
Dividends...................................................                .24            .21             .19           .17
Book value..................................................               2.90           2.34            1.87          1.48

RATIOS
Return on average total assets..............................               3.38%          3.25%           3.26%         3.09%
Return on average stockholders' equity......................              36.91          35.56           34.46         35.51
Average receivables to average deposits.....................              86.04          88.82           92.50         91.60
Stockholders' equity to total assets........................               9.27           9.25           10.00          9.56
Loan portfolio:
    Delinquency (c).........................................               3.86           3.93            3.59          3.11
    Net credit losses.......................................               2.39           2.14            1.98          1.91
Managed loans (d):
    Delinquency.............................................               4.62           4.59            4.28          3.70
    Net credit losses.......................................               4.31           3.97            3.35          2.74
    Net interest margin (e).................................               7.47           7.50            7.62          7.42

MANAGED LOAN DATA (d)
At year end:
    Loans held for securitization...........................     $    1,692,268    $ 2,900,198     $ 2,469,974   $ 3,168,427
    Loan portfolio..........................................         11,776,099      8,261,876       7,659,078     4,967,491
    Securitized loans.......................................         46,172,739     38,217,786      28,494,481    18,575,786
                                                                 --------------    -----------     -----------   -----------
       Total managed loans..................................     $   59,641,106    $49,379,860     $38,623,533   $26,711,704
                                                                 ==============    ===========     ===========   ===========
Average for the year:
    Loans held for securitization...........................     $    2,577,482    $ 2,875,212     $ 2,529,484   $ 2,269,362
    Loan portfolio..........................................          9,352,807      7,563,301       6,174,095     4,792,536
    Securitized loans.......................................         40,970,936     32,746,963      22,514,014    15,440,499
                                                                 --------------    -----------     -----------   -----------
       Total managed loans..................................     $   52,901,225    $43,185,476     $31,217,593   $22,502,397
                                                                 ==============    ===========     ===========   ===========
For the year:
    Sales and cash advance volume...........................     $   82,968,874    $66,399,425     $48,666,129   $34,272,909

BALANCE SHEET DATA AT YEAR END
Investment securities and money market instruments..........     $    5,440,939    $ 4,594,709     $ 3,194,664   $ 2,669,402
Loans held for securitization...............................          1,692,268      2,900,198       2,469,974     3,168,427
Credit card loans...........................................          8,975,051      5,830,221       5,722,299     4,090,553
Other consumer loans........................................          2,801,048      2,431,655       1,936,779       876,938
                                                                 --------------    -----------     -----------   -----------
    Total loans.............................................         11,776,099      8,261,876       7,659,078     4,967,491
Reserve for possible credit losses..........................           (216,911)      (162,476)       (118,427)     (104,886)
                                                                 --------------    -----------     -----------   -----------
    Net loans...............................................         11,559,188      8,099,400       7,540,651     4,862,605
Total assets................................................         25,806,260     21,305,513      17,035,342    13,228,889
Total deposits..............................................         15,407,040     12,913,213      10,151,686     8,608,914
Long-term debt and bank notes...............................          5,939,025      5,478,917       3,950,358     2,657,600
Stockholders' equity........................................          2,391,035      1,970,050       1,704,308     1,265,058

AVERAGE BALANCE SHEET DATA FOR THE YEAR
Investment securities and money market instruments..........     $    4,905,943    $ 3,851,867     $ 2,927,351   $ 2,451,783
Loans held for securitization...............................          2,577,482      2,875,212       2,529,484     2,269,362
Credit card loans...........................................          6,820,538      5,456,349       4,907,814     4,160,230
Other consumer loans........................................          2,532,269      2,106,952       1,266,281       632,306
                                                                 --------------    -----------     -----------   -----------
    Total loans.............................................          9,352,807      7,563,301       6,174,095     4,792,536
Reserve for possible credit losses..........................           (192,024)      (143,277)       (111,041)     (103,568)
                                                                 --------------    -----------     -----------   -----------
    Net loans...............................................          9,160,783      7,420,024       6,063,054     4,688,968
Total assets................................................         22,982,349     19,125,282      14,571,288    11,425,721
Total deposits..............................................         13,866,645     11,752,887       9,408,843     7,709,840
Long-term debt and bank notes...............................          5,873,122      4,639,430       3,029,250     2,212,591
Stockholders' equity........................................          2,103,043      1,750,459       1,377,072       994,287

Weighted average common shares outstanding (000) (a)........            751,856        751,837         751,812       751,839
Weighted average common shares outstanding and
 common stock equivalents (000) (a).........................            789,421        789,801         778,473       770,464
------------------------------------------------------------------------------------------------------------------------------

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

(a) Per common share data and weighted average common shares outstanding and common stock equivalents have been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1998, to stockholders of record as of September 15, 1998. Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding, whereas, earnings per common share--assuming dilution includes the potential dilutive effect of common stock equivalents in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share." The Corporation's common stock equivalents are solely related to employee stock options. The Corporation has no other common stock equivalents. For comparative purposes, earnings per common share and earnings per common share--assuming dilution for the years ended prior to December 31, 1991, are presented on a pro forma basis.

                       MBNA CORPORATION AND SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------------------
              1994                1993                 1992                 1991                 1990                 1989
----------------------------------------------------------------------------------------------------------------------------------

      $          532,108      $      474,323   $          357,515   $          239,599   $          164,315   $          116,754
                 108,477              98,795               97,534               86,723               57,951               43,319
               1,013,580             739,968              577,505              540,708              451,863              343,551
                 996,110             924,872              565,467              459,035              354,462              258,357
                 266,593             207,796              172,732              149,213              128,998              104,109


      $              .35      $          .28   $              .23   $              .20   $              .17   $              .14
                     .35                 .27                  .23                  .20                  .17                  .14
                     .14                 .13                  .12                  .11                  (b)                  (b)
                    1.22                1.02                  .88                  .79                  (b)                  (b)


                    3.16%               3.15%                2.96%                2.79%                3.87%                4.13%
                   32.70               30.01                28.55                28.55                   (b)                  (b)
                   93.05               85.34                69.98                71.77               103.51               124.73
                    9.51               10.51                10.25                 9.86                   (b)                  (b)

                    2.60                3.03                 3.78                 4.39                 4.15                 3.52
                    1.96                2.43                 2.87                 2.65                 1.79                 1.77

                    3.03                3.27                 3.99                 4.40                 4.52                 3.66
                    2.59                2.97                 3.33                 3.05                 2.21                 1.97
                    8.16                8.47                 7.22                 6.36                 6.55                 5.77

      $        2,299,026      $      741,869   $          678,000   $          600,000   $          567,000   $          418,800
               3,407,974           3,725,509            3,300,650            2,886,405            2,672,733            1,842,473
              13,036,864           7,891,140            5,881,479            5,327,901            4,137,950            3,456,587
      ------------------      --------------   ------------------   ------------------   ------------------   ------------------
      $       18,743,864      $   12,358,518   $        9,860,129   $        8,814,306   $        7,377,683   $        5,717,860
      ==================      ==============   ==================   ==================   ==================   ==================

      $        1,330,011      $      642,750   $         733,473    $          560,447   $          707,632   $          215,223
               4,000,271           3,425,935            2,659,305            2,707,535           1,907,208             1,782,051
               9,462,401           6,596,387            5,528,394            4,563,279           3,798,409             2,898,169
      ------------------      --------------   ------------------   ------------------   ------------------   ------------------
      $       14,792,683      $   10,665,072   $        8,921,172   $        7,831,261   $       6,413,249    $        4,895,443
      ==================      ==============   ==================   ==================   ==================   ==================

      $       25,078,918      $   17,889,747   $       14,523,570   $       12,915,104   $       11,541,181   $        9,075,967


      $        2,269,081      $    1,440,684   $        1,345,995   $        1,768,048   $          540,660   $          151,973
               2,299,026             741,869              678,000              600,000              567,000              418,800
               2,882,232           2,949,995            2,659,007            2,299,912            2,216,604            1,587,652
                 525,742             775,514              641,643              586,493              456,129              254,821
      ------------------      --------------   ------------------   ------------------   ------------------   ------------------
               3,407,974           3,725,509            3,300,650            2,886,405            2,672,733            1,842,473
                (101,519)            (97,580)             (97,580)             (97,580)             (97,580)             (82,098)
      ------------------      --------------   ------------------   ------------------   ------------------   ------------------
               3,306,455           3,627,929            3,203,070            2,788,825            2,575,153            1,760,375
               9,671,858           7,319,756            6,454,511            6,009,028            4,579,514            2,858,924
               6,632,489           5,241,883            4,568,791            5,094,011            4,202,159            1,743,969
               1,687,357             779,553              470,601                    -                    -                    -
                 919,578             769,131              661,290              592,230              214,098              256,904


      $        1,684,316      $    1,364,350   $        1,572,911   $        1,401,469   $          160,356   $          182,254
               1,330,011             642,750              733,473              560,447              707,632              215,223
               3,207,110           2,735,191            2,050,487            2,176,144            1,529,759            1,584,368
                 793,161             690,744              608,818              531,391              377,449              197,683
      ------------------      --------------   ------------------   ------------------   ------------------   ------------------
               4,000,271           3,425,935            2,659,305            2,707,535            1,907,208            1,782,051
                 (99,175)            (97,580)             (97,580)             (93,284)             (76,509)             (73,120)
      ------------------      --------------   ------------------   ------------------   ------------------   ------------------
               3,901,096           3,328,355            2,561,725            2,614,251            1,830,699            1,708,931
               8,432,511           6,596,419            5,829,052            5,347,990            3,330,155            2,519,192
               5,728,432           4,767,669            4,847,911            4,553,186            2,526,109            1,601,225
               1,199,520             537,609              116,301                    -                    -                    -
                 815,243             692,460              605,079              522,721              258,719              274,991

                 751,840             751,840              752,360              751,878              751,781              751,781

                 762,515             760,118              760,187              756,576              751,781              751,781
----------------------------------------------------------------------------------------------------------------------------------

(b) During 1991, MBNA Corporation became an independent corporation traded publicly on the New York Stock Exchange. Accordingly, dividends per common share, book value per common share, and stockholders' equity ratios have not been presented for the years ended prior to December 31, 1991.
(c) Loan portfolio delinquency does not include loans held for securitization or securitized loans.
(d)     Managed loans include the
        Corporation's loans held for securitization, loan portfolio, and securitized loans.
(e) Managed net interest margin is presented on a fully taxable equivalent basis.

                       MBNA CORPORATION AND SUBSIDIARIES

                          GLOSSARY OF FINANCIAL TERMS

The following definitions may be helpful when reading Management's Discussion and Analysis of Financial Condition and Results of Operations of MBNA Corporation the Corporation").

ASSET SECURITIZATION

Asset securitization removes loan receivables from the consolidated statements of financial condition by selling them, generally to a trust. Asset securitization converts interest income, interchange, other fees, and insurance income in excess of interest paid to Certificateholders; credit losses; and other trust expenses into securitization income, while reducing the Corporation's on-balance-sheet assets.

BORROWED FUNDS

Borrowed funds include both short-term borrowings and long-term debt and bank notes.

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

FOREIGN ACTIVITIES

The Corporation's foreign activities are primarily performed through MBNA America Bank, N.A.'s ("the Bank") two foreign bank subsidiaries, MBNA International Bank Limited ("MBNA International") and MBNA Canada Bank ("MBNA Canada"). The Bank also has a foreign branch office in the Grand Cayman Islands.

FOREIGN CURRENCY EXCHANGE RATE RISK

Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates and occurs as a result of cross-currency investment and funding activities. The Corporation's foreign currency exchange rate risk is primarily limited to the unhedged position of the Corporation's net investment in its foreign subsidiaries.

FULLY TAXABLE EQUIVALENT (FTE) BASIS

FTE basis represents the income on total interest-earning assets that is either tax-exempt or taxed at a reduced rate, adjusted to give effect to the prevailing incremental federal income tax rate, and adjusted for nondeductible carrying costs and state income taxes, where applicable. Yield calculations, where appropriate, include these adjustments.

INSURANCE INCOME

Insurance income represents the fee the Corporation receives for marketing and servicing credit, automobile, and life insurance products. The Corporation does not retain any of the underwriting risk associated with the insurance products it markets and services.

INTERCHANGE INCOME

Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International and Visa International.

INTEREST RATE RISK

Interest rate risk refers to potential changes in current and future net interest income resulting from changes in interest rates, and differences in the repricing characteristics between interest rate sensitive assets and liabilities.

INTEREST RATE SENSITIVE ASSETS/LIABILITIES

Interest rate sensitive assets/liabilities have yields/rates that can change within a designated time period due to: their maturity, a change in an underlying index rate, or the contractual ability of the Corporation to change the yield/rate.

INVESTMENT SECURITIES

Investment securities include both those available-for-sale and those held-to-maturity. The Corporation does not hold investment securities for trading purposes.

LOAN PORTFOLIO

Loan portfolio includes credit card and other consumer loans, excluding loans held for securitization, as reported on the consolidated statements of financial condition as total loans.

LOAN RECEIVABLES

Loan receivables consist of the Corporation's loan portfolio and loans held for securitization.

MANAGED LOANS

Managed loans consist of the Corporation's loans held for securitization, loan portfolio, and securitized loans.

MONEY MARKET INSTRUMENTS

Money market instruments include interest-earning time deposits in other banks and federal funds sold and securities purchased under resale agreements.

NET INTEREST INCOME

Net interest income represents interest income on total interest-earning assets, on an FTE basis where appropriate, less interest expense on total interest-bearing liabilities.

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

INTRODUCTION

MBNA Corporation, a bank holding company located in Wilmington, Delaware, is the parent company of MBNA America Bank, N.A. ("the Bank"), a national bank. The Bank has two wholly owned foreign bank subsidiaries, MBNA International Bank Limited ("MBNA International") located in the United Kingdom and MBNA Canada Bank ("MBNA Canada") located in Canada. Through the Bank, the Corporation is the world's largest independent credit card lender and is the leading issuer of affinity credit cards marketed primarily to members of associations and Customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers insurance and deposit products.

The Corporation generates interest and other income through finance charges assessed on outstanding loan receivables, interchange income, credit card and other fees, securitization income, insurance income, and interest earned on investment securities and money market instruments. The Corporation's primary costs are the costs of funding its loan receivables and investment securities and money market instruments, which include interest paid on deposits, short-term borrowings, and long-term debt and bank notes; credit losses; royalties paid to affinity groups and financial institutions; business development and operating expenses; and income taxes.

NET INCOME
-----------------------
           (millions)
96           474.5
97           622.5
98           776.3

EARNINGS PER COMMON SHARE-
ASSUMING DILUTION
----------------------------
96          .59
97          .76
98          .97

On July 14, 1998, the Board of Directors approved a three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued on October 1, 1998, to stockholders of record as of September 15, 1998. Accordingly, all common share and per common share data in the following discussion have been restated to reflect the Corporation's stock split.

EARNINGS SUMMARY

Net income for 1998 increased 24.7% to $776.3 million or $.97 per common share from $622.5 million or $.76 per common share in 1997. Net income for 1997 increased 31.2% from $474.5 million or $.59 per common share in 1996. Earnings per common share amounts are presented assuming dilution in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

The overall growth in earnings is primarily attributable to the growth in the Corporation's managed loans outstanding. Managed loans at December 31, 1998, increased $10.3 billion to $59.6 billion from December 31, 1997, as the Corporation acquired 475 new endorsements from organizations and added 9.3 million new accounts. The Corporation's average managed loans increased 22.5% to $52.9 billion in 1998 from 1997. Managed loans at December 31, 1997 increased $10.8 billion to $49.4 billion from December 31, 1996. During 1997, the Corporation acquired 563 new endorsements from organizations and added 9.4 million new accounts. The Corporation's average managed loans increased 38.3% to $43.2 billion in 1997 from 1996.

The Corporation continues to be an active participant in the asset securitization market. Asset securitization converts interest income, interchange, other fees, and insurance income in excess of interest paid to Certificateholders; credit losses; and other trust expenses into securitization income, while reducing the Corporation's on-balance-sheet assets. During 1998, the Corporation securitized approximately $10.7 billion of loan receivables, bringing the total amount of outstanding securitized loans to $46.2 billion at December 31, 1998. During 1997, the Corporation securitized $13.2 billion of loan receivables, bringing the total amount of securitized loans to $38.2 billion at December 31, 1997.

On January 1, 1997, the Corporation adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement No. 125"), effective for all transactions occurring after December 31, 1996. In accordance with Statement No. 125, gains are recognized in securitization income at the time of initial sale and each subsequent sale of loan receivables in a securitization. As a result of the adoption of Statement No. 125, securitization income increased $17.9 million in 1998 and $325.1 million in 1997. During 1997, the Corporation invested an amount equivalent to the increase in securitization income from the adoption of Statement No. 125 in additional business development efforts; therefore, this incremental increase in securitization income did not materially impact the Corporation's consolidated net income. Prior to 1997, the Corporation recognized the earnings from each asset securitization over the life of the transaction.

RETURN ON AVERAGE
TOTAL ASSETS
-------------------
96           3.26
97           3.25
98           3.38

RETURN ON AVERAGE
STOCKHOLDERS' EQUITY
----------------------
96           34.46
97           35.56
98           36.91

The Corporation's return on average total assets in 1998 increased to 3.38% from 3.25% in 1997 and 3.26% in 1996. The increase in 1998 was primarily a result of the percentage growth in net income exceeding the percentage growth in average total assets. The Corporation's return on average stockholders' equity was 36.91% in 1998, compared to 35.56% in 1997 and 34.46% in 1996. The increases in the return on average stockholders' equity in 1998

                        MBNA CORPORATION AND SUBSIDIARIES

TABLE 1: STATEMENTS OF AVERAGE BALANCES, YIELDS AND RATES, INCOME OR EXPENSE
-----------------------------------------------------------------------------------------------------------------
(dollars in thousands, yields and rates on a fully taxable equivalent basis)
-----------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                  1998
-----------------------------------------------------------------------------------------------------------------
                                                                          AVERAGE       YIELD/       INCOME
                                                                          AMOUNT         RATE      OR EXPENSE
                                                                        -----------------------------------------
ASSETS
Interest-earning assets:
   Interest-earning time deposits in other banks:
      Domestic.......................................................   $     8,806      4.69%     $      413
      Foreign........................................................     2,349,929      5.75         135,007
                                                                        -----------                ----------
            Total interest-earning time deposits in other banks......     2,358,735      5.74         135,420
   Federal funds sold and securities purchased under resale
     agreements......................................................       538,009      5.35          28,783
   Investment securities (a):
      Taxable........................................................     1,917,645      5.79         111,092
      Tax-exempt (b).................................................        91,554      5.72           5,238
                                                                        -----------                ----------
            Total investment securities..............................     2,009,199      5.79         116,330
   Loans held for securitization:
      Domestic.......................................................     1,853,805     14.36         266,190
      Foreign........................................................       723,677     14.64         105,952
                                                                        -----------                ----------
            Total loans held for securitization......................     2,577,482     14.44         372,142
   Loans:
      Domestic:
         Credit card.................................................     6,174,766     14.19         876,094
         Other consumer..............................................     2,288,374     13.94         318,958
                                                                        -----------                ----------
            Total domestic loans.....................................     8,463,140     14.12       1,195,052
      Foreign........................................................       889,667     13.52         120,278
                                                                        -----------                ----------
            Total loans..............................................     9,352,807     14.06       1,315,330
                                                                        -----------                ----------
            Total interest-earning assets............................    16,836,232     11.69       1,968,005
Cash and due from banks..............................................       459,842
Premises and equipment, net..........................................     1,633,761
Other assets.........................................................     4,244,538
Reserve for possible credit losses...................................      (192,024)
                                                                        -----------
            Total assets.............................................   $22,982,349
                                                                        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
   Interest-bearing deposits:
      Domestic:
         Time deposits (c)...........................................   $ 8,965,995      6.27         562,161
         Money market deposit accounts...............................     3,564,300      5.40         192,384
         Interest-bearing transaction accounts.......................        31,644      4.67           1,478
         Savings accounts............................................        11,303      4.60             520
                                                                        -----------                ----------
            Total domestic interest-bearing deposits.................    12,573,242      6.02         756,543
      Foreign:
         Time deposits...............................................       865,975      6.88          59,561
                                                                        -----------                ----------
            Total interest-bearing deposits..........................    13,439,217      6.07         816,104
   Borrowed funds:
      Short-term borrowings:
         Domestic....................................................       223,437      5.53          12,347
         Foreign.....................................................       225,065      6.08          13,691
                                                                        -----------                ----------
            Total short-term borrowings..............................       448,502      5.81          26,038
      Long-term debt and bank notes:
         Domestic (c)................................................     5,643,825      6.44         363,593
         Foreign.....................................................       229,297      7.89          18,098
                                                                        -----------                ----------
            Total long-term debt and bank notes......................     5,873,122      6.50         381,691
                                                                        -----------                ----------
            Total Borrowed Funds.....................................     6,321,624      6.45         407,729
                                                                        -----------                ----------
            Total interest-bearing liabilities.......................    19,760,841      6.19       1,223,833
Demand deposits......................................................       427,428
Other liabilities....................................................       691,037
                                                                        -----------
            Total liabilities........................................    20,879,306
Stockholders' equity.................................................     2,103,043
                                                                        -----------
            Total liabilities and stockholders' equity...............   $22,982,349
                                                                        ===========                ----------
            Net interest income......................................                              $  744,172
                                                                                                   ==========
            Net interest margin......................................                    4.42
            Interest rate spread.....................................                    5.50
-----------------------------------------------------------------------------------------------------------------

TABLE 1: STATEMENTS OF AVERAGE BALANCES, YIELDS AND RATES, INCOME OR EXPENSE
------------------------------------------------------------------------------------------------------------------
(dollars in thousands, yields and rates on a fully taxable equivalent basis)
------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                   1997
------------------------------------------------------------------------------------------------------------------
                                                                          Average        Yield/       Income
                                                                          Amount          Rate      or Expense
                                                                        ------------------------------------------
ASSETS
Interest-earning assets:
   Interest-earning time deposits in other banks:
      Domestic.......................................................   $      2,683      3.80%     $      102
      Foreign........................................................        848,229      5.77          48,971
                                                                        ------------                ----------
            Total interest-earning time deposits in other banks......        850,912      5.77          49,073
   Federal funds sold and securities purchased under resale
     agreements......................................................        430,614      5.56          23,962
   Investment securities (a):
      Taxable........................................................      2,480,722      5.70         141,429
      Tax-exempt (b).................................................         89,619      6.03           5,402
                                                                        ------------                ----------
            Total investment securities..............................      2,570,341      5.71         146,831
   Loans held for securitization:
      Domestic.......................................................      2,486,520     14.50         360,506
      Foreign........................................................        388,692     14.44          56,139
                                                                        ------------                ----------
            Total loans held for securitization......................      2,875,212     14.49         416,645
   Loans:
      Domestic:
         Credit card.................................................      5,196,643     14.16         735,971
         Other consumer..............................................      1,938,292     14.49         280,822
                                                                        ------------                ----------
            Total domestic loans.....................................      7,134,935     14.25       1,016,793
      Foreign........................................................        428,366     13.91          59,600
                                                                        ------------                ----------
            Total loans..............................................      7,563,301     14.23       1,076,393
                                                                        ------------                ----------
            Total interest-earning assets............................     14,290,380     11.99       1,712,904
Cash and due from banks..............................................        495,835
Premises and equipment, net..........................................      1,292,284
Other assets.........................................................      3,190,060
Reserve for possible credit losses...................................       (143,277)
                                                                        ------------
            Total assets.............................................   $ 19,125,282
                                                                        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
   Interest-bearing deposits:
      Domestic:
         Time deposits (c)...........................................   $  8,011,904      6.30         504,742
         Money market deposit accounts...............................      2,908,901      5.42         157,786
         Interest-bearing transaction accounts.......................         27,779      4.72           1,310
         Savings accounts............................................         11,578      4.68             542
                                                                        ------------                ----------
            Total domestic interest-bearing deposits.................     10,960,162      6.06         664,380
      Foreign:
         Time deposits...............................................        452,530      6.53          29,540
                                                                        ------------                ----------
            Total interest-bearing deposits..........................     11,412,692      6.08         693,920
   Borrowed funds:
      Short-term borrowings:
         Domestic....................................................        285,894      5.69          16,257
         Foreign.....................................................         52,261      6.75           3,527
                                                                        ------------                ----------
            Total short-term borrowings..............................        338,155      5.85          19,784
      Long-term debt and bank notes:
         Domestic (c)................................................      4,459,829      6.52         290,814
         Foreign.....................................................        179,601      7.85          14,105
                                                                        ------------                ----------
            Total long-term debt and bank notes......................      4,639,430      6.57         304,919
                                                                        ------------                ----------
            Total Borrowed Funds.....................................      4,977,585      6.52         324,703
                                                                        ------------                ----------
            Total interest-bearing liabilities.......................     16,390,277      6.21       1,018,623
Demand deposits......................................................        340,195
Other liabilities....................................................        644,351
                                                                        ------------
            Total liabilities........................................     17,374,823
Stockholders' equity.................................................      1,750,459
                                                                        ------------
            Total liabilities and stockholders' equity...............   $ 19,125,282
                                                                        ============                ----------
            Net interest income......................................                               $  694,281
                                                                                                    ==========
            Net interest margin......................................                     4.86
            Interest rate spread.....................................                     5.78
------------------------------------------------------------------------------------------------------------------

TABLE 1: STATEMENTS OF AVERAGE BALANCES, YIELDS AND RATES, INCOME OR EXPENSE
---------------------------------------------------------------------------------------------------------------
(dollars in thousands, yields and rates on a fully taxable equivalent basis)
---------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                   1996
---------------------------------------------------------------------------------------------------------------
                                                                          Average        Yield/       Income
                                                                          Amount          Rate      or Expense
                                                                        ---------------------------------------
ASSETS
Interest-earning assets:
   Interest-earning time deposits in other banks:
      Domestic.......................................................   $      2,250      3.87%     $       87
      Foreign........................................................        528,882      5.57          29,441
                                                                        ------------                ----------
            Total interest-earning time deposits in other banks......        531,132      5.56          29,528
   Federal funds sold and securities purchased under resale
     agreements......................................................        184,347      5.39           9,935
   Investment securities (a):
      Taxable........................................................      2,126,411      5.79         123,054
      Tax-exempt (b).................................................         85,461      5.99           5,116
                                                                        ------------                ----------
            Total investment securities..............................     2,211,872       5.79         128,170
   Loans held for securitization:
      Domestic.......................................................      2,169,426     14.02         304,118
      Foreign........................................................        360,058     14.44          52,002
                                                                        ------------                ----------
            Total loans held for securitization......................      2,529,484     14.08         356,120
   Loans:
      Domestic:
         Credit card.................................................      4,701,009     13.92         654,410
         Other consumer..............................................      1,227,915     14.03         172,336
                                                                        ------------                ----------
            Total domestic loans.....................................      5,928,924     13.94         826,746
      Foreign........................................................        245,171     14.10          34,559
                                                                        ------------                ----------
            Total loans..............................................      6,174,095     13.95         861,305
                                                                        ------------                ----------
            Total interest-earning assets............................     11,630,930     11.91       1,385,058
Cash and due from banks..............................................        350,463
Premises and equipment, net..........................................        931,455
Other assets.........................................................      1,769,481
Reserve for possible credit losses...................................       (111,041)
                                                                        ------------
            Total assets.............................................   $ 14,571,288
                                                                        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
   Interest-bearing deposits:
      Domestic:
         Time deposits (c)...........................................   $  6,147,083      5.89         361,934
         Money market deposit accounts...............................      2,540,850      5.30         134,777
         Interest-bearing transaction accounts.......................         23,504      4.58           1,077
         Savings accounts............................................         10,181      4.56             464
                                                                        ------------                ----------
            Total domestic interest-bearing deposits.................      8,721,618      5.71         498,252
      Foreign:
         Time deposits...............................................        497,654      5.95          29,633
                                                                        ------------                ----------
            Total interest-bearing deposits..........................      9,219,272      5.73         527,885
   Borrowed funds:
      Short-term borrowings:
         Domestic....................................................        337,250      5.48          18,497
         Foreign.....................................................              -         -               -
                                                                        ------------                ----------
            Total short-term borrowings..............................        337,250      5.48          18,497
      Long-term debt and bank notes:
         Domestic (c)................................................      2,926,018      6.44         188,425
         Foreign.....................................................        103,232      7.73           7,983
                                                                        ------------                ----------
            Total long-term debt and bank notes......................      3,029,250      6.48         196,408
                                                                        ------------                ----------
            Total Borrowed Funds.....................................      3,366,500      6.38         214,905
                                                                        ------------                ----------
            Total interest-bearing liabilities.......................     12,585,772      5.90         742,790
Demand deposits......................................................        189,571
Other liabilities....................................................        418,873
                                                                        ------------
            Total liabilities........................................     13,194,216
Stockholders' equity.................................................      1,377,072
                                                                        ------------
            Total liabilities and stockholders' equity...............   $ 14,571,288
                                                                        ============                ----------
            Net interest income......................................                               $  642,268
                                                                                                    ==========
            Net interest margin......................................                     5.52
            Interest rate spread.....................................                     6.01
---------------------------------------------------------------------------------------------------------------

(a) Average amounts for investment securities available-for-sale are based on market values; if these securities were carried at amortized cost, there would be no impact on the net interest margin.
(b) The fully taxable equivalent adjustment for the years ended December 31, 1998, 1997, and 1996, was $1,833, $1,891, and $1,791, respectively.
(c) Includes the impact of interest rate swap agreements used to change fixed-rate funding sources to floating-rate funding sources.

                        MBNA CORPORATION AND SUBSCRIBERS

and 1997 are primarily a result of increases in net income partially offset by the growth in average stockholders' equity. The slower growth in average stockholders' equity reflects the Corporation's acquisition of its common stock and payment of dividends to its stockholders. To the extent stock options are exercised and restricted shares are awarded from time to time under the Corporation's Long-Term Incentive Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued.

TABLE 2: RATE-VOLUME VARIANCE ANALYSIS (a)
(dollars in thousands, on a fully taxable equivalent basis)

-----------------------------------------------------------------------------------------------------------
  YEAR ENDED DECEMBER 31,                                                     1998 COMPARED TO 1997
-----------------------------------------------------------------------------------------------------------
                                                                           VOLUME       RATE      TOTAL
                                                                      -------------------------------------
INTEREST-EARNING ASSETS
 Interest-earning time deposits in other banks:
   Domestic........................................................    $    282       $     29   $      311
   Foreign.........................................................      86,276           (240)      86,036
                                                                       --------       --------     --------
         Total interest-earning time deposits in other banks.......      86,558           (211)      86,347
Federal funds sold and securities purchased under resale agreements       5,776           (955)       4,821
Investment securities:
   Taxable.........................................................     (32,585)         2,248      (30,337)
   Tax-exempt......................................................         115           (279)        (164)
                                                                       --------       --------     --------
         Total investment securities...............................     (32,470)         1,969      (30,501)
Loans held for securitization:
   Domestic........................................................     (90,884)        (3,432)     (94,316)
   Foreign.........................................................      49,034            779       49,813
                                                                       --------       --------     --------
         Total loans held for securitization.......................     (41,850)        (2,653)     (44,503)
Loans:
   Domestic:
      Credit card..................................................     138,777          1,346      140,123
      Other consumer ..............................................      49,129        (10,993)      38,136
                                                                       --------       --------     --------
         Total domestic loans......................................     187,906         (9,647)     178,259
   Foreign.........................................................      62,412         (1,734)      60,678
                                                                       --------       --------     --------
         Total loans...............................................     250,318        (11,381)     238,937
                                                                       --------       --------     --------
         Total interest income.....................................     268,332        (13,231)     255,101

INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
   Domestic:
      Time deposits................................................      59,832         (2,413)      57,419
      Money market deposit accounts................................      35,379           (781)      34,598
      Interest-bearing transaction accounts........................         181            (13)         168
      Savings accounts.............................................         (13)            (9)         (22)
                                                                      ---------      ---------     --------
         Total domestic interest-bearing deposits..................      95,379         (3,216)      92,163
   Foreign:
      Time deposits................................................      28,356          1,665       30,021
                                                                      ---------      ---------     --------
         Total interest-bearing deposits...........................     123,735         (1,551)     122,184
Borrowed funds:
   Short-term borrowings:
      Domestic.....................................................      (3,463)          (447)      (3,910)
      Foreign......................................................      10,545           (381)      10,164
                                                                      ---------      ---------     --------
         Total short-term borrowings...............................       7,082           (828)       6,254
   Long-term debt and bank notes:
      Domestic.....................................................      76,317         (3,538)      72,779
      Foreign......................................................       3,922             71        3,993
                                                                      ---------      ---------     --------
         Total long-term debt and bank notes.......................      80,239         (3,467)      76,772
                                                                      ---------      ---------     --------
         Total borrowed funds......................................      87,321         (4,295)      83,026
                                                                      ---------      ---------     --------
         Total interest expense....................................     211,056         (5,846)     205,210
                                                                      ---------      ---------     --------
         Net interest income.......................................   $  57,276      $  (7,385)    $ 49,891
                                                                      =========      =========     ========
===========================================================================================================

-----------------------------------------------------------------------------------------------------------
  YEAR ENDED DECEMBER 31,                                                    1997 COMPARED TO 1996
-----------------------------------------------------------------------------------------------------------
                                                                          Volume        Rate        Total
                                                                      -------------------------------------
INTEREST-EARNING ASSETS
 Interest-earning time deposits in other banks:
   Domestic.......................................................     $     16        $    (1)    $     15
   Foreign........................................................       18,399          1,131       19,530
                                                                       --------        -------     --------
         Total interest-earning time deposits in other banks......       18,415          1,130       19,545
Federal funds sold and securities purchased under resale agreement       13,694            333       14,027
Investment securities:
   Taxable........................................................       20,225         (1,850)      18,375
   Tax-exempt.....................................................          250             36          286
                                                                       --------        -------     --------
         Total investment securities..............................       20,475         (1,814)      18,661
Loans held for securitization:
   Domestic.......................................................       45,684         10,704       56,388
   Foreign........................................................        4,137              -        4,137
                                                                       --------        -------     --------
         Total loans held for securitization......................       49,821         10,704       60,525
Loans:
   Domestic:
      Credit card.................................................       70,024         11,537       81,561
      Other consumer .............................................      102,750          5,736      108,486
                                                                       --------        -------     --------
         Total domestic loans.....................................      172,774         17,273      190,047
   Foreign........................................................       25,494           (453)      25,041
                                                                       --------        -------     --------
         Total loans..............................................      198,268         16,820      215,088
                                                                       --------        -------     --------
         Total interest income....................................      300,673         27,173      327,846
INTEREST-BEARING LIABILITIES
Interest-Bearing Deposits:
   Domestic:
      Time deposits...............................................      116,042        26,766       142,808
      Money market deposit accounts...............................       19,904         3,105        23,009
      Interest-bearing transaction accounts.......................          201            32           233
      Savings accounts............................................           65            13            78
                                                                      ---------     ---------     ---------
         Total domestic interest-bearing deposits.................      136,212        29,916       166,128
   Foreign:
      Time deposits...............................................       (2,812)        2,719           (93)
         Total interest-bearing deposits..........................      133,400        32,635       166,035
Borrowed funds:
   Short-term borrowings:
      Domestic....................................................       (2,900)          660        (2,240)
      Foreign.....................................................        3,527             -         3,527
                                                                      ---------     ---------     ---------
         Total short-term borrowings..............................          627           660         1,287
   Long-term debt and bank notes:
      Domestic....................................................       99,987         2,402       102,389
      Foreign.....................................................        5,996           126         6,122
                                                                      ---------     ---------     ---------
         Total long-term debt and bank notes......................      105,983         2,528       108,511
                                                                      ---------     ---------     ---------
         Total borrowed funds.....................................      106,610         3,188       109,798
                                                                      ---------     ---------     ---------
         Total interest expense...................................      240,010        35,823       275,833
                                                                      ---------     ---------     ---------
         Net interest income......................................    $  60,663     $ (8,650)     $  52,013
                                                                      =========     =========     =========
===========================================================================================================

(a) The rate-volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.


NET INTEREST INCOME

Table 2 illustrates the impact that rate and volume changes had on the Corporation's net interest income for the years presented.

Net interest income, on a fully taxable equivalent basis, increased $49.9 million to $744.2 million in 1998 from 1997. The increase in net interest income in 1998 was primarily a result of a $2.5 billion increase in average interest-earning assets from 1997, offset by a $3.4 billion increase in average interest-bearing liabilities and a 30 basis point decline in the yield earned on average interest-earning assets for the same period. The increase in average interest-earning assets for the year ended December 31, 1998, was a result of an increase in average loan receivables of $1.5 billion combined with an increase of $1.0 billion in average investment securities and money market instruments as compared to the same period in 1997. The increase in interest-bearing liabilities resulted primarily from funding the increase in interest-earning assets and accounts receivable from securitizations.

Net interest income, on a fully taxable equivalent basis, increased $52.0 million to $694.3 million in 1997 from 1996. The increase in

                       MBNA CORPORATION AND SUBSIDIARIES

[NET INTEREST INCOME GRAPH]

Net Interest Income
(fully taxable equivalent basis)

1996    1997    1998
----    ----    ----

642.3   694.3   744.2

net interest income in 1997 was primarily a result of a $2.7 billion increase in average interest-earning assets combined with an increase of 8 basis points in the yield earned on average interest-earning assets from 1996, offset by a $3.8 billion increase in average interest-bearing liabilities, and a 31 basis point increase in the rate paid on average interest-bearing liabilities for the same period. The growth in average interest-earning assets was primarily a result of a $1.7 billion increase in average loan receivables combined with a $924.5 million increase in average investment securities and money market instruments. The increase in interest-bearing liabilities resulted primarily from funding the increase in interest-earning assets and accounts receivable from securitizations.


The net interest margin, on a fully taxable equivalent basis, was 4.42% in 1998, compared to 4.86% in 1997 and 5.52% in 1996. The decline in the net interest margin for 1998 and 1997 was primarily a result of average interest-earning assets growing faster than net interest income as compared to prior periods.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS

In 1998, interest income on investment securities, on a fully taxable equivalent basis, decreased $30.5 million to $116.3 million from 1997. The decrease in 1998 was primarily the result of a $561.1 million decrease in average investment securities, offset by an 8 basis point increase in the yield earned on these securities. Interest income on investment securities, on a fully taxable equivalent basis, increased $18.7 million to $146.8 million in 1997 from 1996. This increase was the result of a $358.5 million increase in average investment securities, offset by an 8 basis point decrease in the yield earned on these securities.

Interest income on money market instruments increased $91.2 million to $164.2 million in 1998 from 1997. The increase in 1998 was primarily the result of an increase of $1.6 billion in average money market instruments from 1997, offset by a 3 basis point decrease in the yield earned on these instruments. Interest income on money market instruments increased $33.6 million to $73.0 million in 1997 from 1996. The increase in 1997 was primarily the result of an increase of $566.0 million in average money market instruments from 1996, combined with an 18 basis point increase in the yield earned on these instruments.

The increases in investment securities and money market instruments are primarily a result of the timing of the receipt of funds from asset securitizations, deposits, net loan payments, and long-term debt and bank notes. Funds received from these sources are invested in short-term, liquid money market instruments and investment securities available-for-sale until the funds are needed for loan growth and other liquidity needs. During 1998, the Corporation began investing these funds primarily in interest-earning time deposits.

The Corporation tries to maintain its investment securities and money market instruments position at a level appropriate for the Corporation's outstanding managed loans. As a result, average investment securities and money market instruments as a percentage

[INVESTMENT SECURITIES INTEREST INCOME GRAPH]

Investment Securities Interest Income
(fully taxable equivalent basis)

 1996     1997     1998
 ----     ----     ----

$128.2   $146.8   $116.3

[MONEY MARKET INSTRUMENTS INTEREST INCOME GRAPH]

Money Market Instruments
Interest Income

 1996     1997     1998
 ----     ----     ----

$39.5    $73.0    $164.2

TABLE 3: INVESTMENT SECURITIES
(dollars in thousands, yields on a fully taxable equivalent basis)

---------------------------------------------------------------------------------------------------------------
                                                              ESTIMATED MATURITIES AT DECEMBER 31, 1998
---------------------------------------------------------------------------------------------------------------

                                                                 Within 1 Year              1-5 Years
                                                                Book      Yield         Book       Yield
----------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE
U.S. Treasury and other U.S. government
 agencies obligations.....................................      $425,804    5.70%       $101,680   4.71%
State and political subdivisions of the
 United States............................................        88,557    6.14           1,012   6.04
Asset-backed and other securities.........................       316,422    5.74         644,523   5.73
                                                                --------                --------
   Total investment securities available-for-sale.........      $830,783    5.76        $747,215   5.59
                                                                ========                ========

INVESTMENT SECURITIES HELD-TO-MATURITY
U.S. Treasury and other U.S. government
  agencies obligations....................................      $ 25,962    5.93        $      -      -
State and political subdivisions of the
  United States...........................................             -       -               -      -
Asset-backed and other securities.........................             -       -           2,000   6.49
                                                                --------                --------
   Total investment securities held-to-maturity...........      $ 25,962    5.93        $  2,000   6.49
                                                                ========                ========


                                                                         ESTIMATED MATURITIES AT DECEMBER 31, 1998
-----------------------------------------------------------------------------------------------------------------------------
                                                               6-10 Years            Over 10 Years                TOTAL
                                                            Book      Yield        Book        Yield        BOOK        YIELD
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE
U.S. Treasury and other U.S. government
 agencies obligations....................................  $     -       -%    $         -        -%     $   527,484    5.51%
State and political subdivisions of the
 United States...........................................        -       -               -        -           89,569    6.14
Asset-backed and other securities........................   81,888    5.79           3,818     5.77        1,046,651    5.74
                                                           -------             -----------               -----------
   Total investment securities available-for-sale........  $81,888    5.79     $     3,818     5.77      $ 1,663,704    5.69
                                                           =======             ===========               ===========

INVESTMENT SECURITIES HELD-TO-MATURITY
U.S. Treasury and other U.S. government
  agencies obligations...................................  $     -      -      $   168,456     5.64      $   194,418    5.68
State and political subdivisions of the
  United States..........................................        -      -            2,685     5.78            2,685    5.78
Asset-backed and other securities........................        -      -           16,917     6.00           18,917    6.05
                                                           -------             -----------               -----------
   Total investment securities held-to-maturity..........  $     -      -      $   188,058     5.68      $   216,020    5.71
                                                           =======             ===========               ===========
=============================================================================================================================

                       MBNA CORPORATION AND SUBSIDIARIES

of average interest-earning assets grew to 29.1% in 1998, compared to 27.0% in 1997 and 25.2% in 1996.

Table 3 reflects the estimated maturities of the Corporation's investment securities and weighted average yields, on a fully taxable equivalent basis, at December 31, 1998.

Note C to the audited consolidated financial statements provides further detail regarding the Corporation's investment securities.

LOAN RECEIVABLES

Interest income generated by the Corporation's loan receivables increased $194.4 million to $1.7 billion in 1998. The increase is the result of a $1.5 billion increase in average loan receivables, offset by a decrease of 16 basis points in the yield earned on these receivables.

During 1997, interest income on loan receivables increased $275.6 million to $1.5 billion. The increase in interest income during 1997 was the result of a $1.7 billion increase in average loan receivables, combined with an increase of 31 basis points in the yield earned on these receivables.

Table 4 presents the Corporation's loan receivables at year end distributed by loan type, excluding securitized loans. Loan receivables increased 20.7% to $13.5 billion at December 31, 1998, compared to $11.2 billion and $10.1 billion at December 31, 1997 and 1996, respectively.

Domestic credit card loan receivables increased to $9.1 billion at December 31, 1998, compared to $7.8 billion and $7.7 billion at December 31, 1997 and 1996, respectively. The increases in credit card loan receivables in 1998 and 1997 were primarily a result of the Corporation's successful marketing programs, such as the MBNA Platinum Plus MasterCard and Visa program, offset by the Corporation's securitization of domestic credit card loans.

Domestic other consumer loan receivables increased to $2.9 billion at December 31, 1998, compared to $2.2 billion and $1.8 billion at December 31, 1997 and 1996, respectively. The increases in other consumer loans in 1998 and 1997 were a result of the Corporation's acquisition of $1.0 billion in 1998 and $180.9 million in 1997 of domestic other consumer loan portfolios combined with efforts to originate lines of credit accessed through checks and home equity loans. Additionally, the Corporation increased its securitization of domestic other consumer loans during 1998 to $3.0 billion, from $2.4 billion in 1997 and $1.4 billion in 1996.


[LOAN RECEIVABLES GRAPH]

Loan Receivables
Interest Income

1996   1997   1998
----   ----   ----

1.2    1.5    1.7


TABLE 4: LOAN RECEIVABLES DISTRIBUTION
(dollars in thousands)

-------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                            1998                          1997                    1996
-------------------------------------------------------------------------------------------------------------------------------
LOANS HELD FOR SECURITIZATION
   Domestic:
      Credit card............................... $    1,135,004      8.4%   $    2,297,400   20.6%     $  2,206,218    21.8%
      Other consumer............................        114,747       .9                 -       -                -       -
                                                 --------------    -----    --------------  ------     ------------   -----
         Total domestic loans held for
          securitization........................      1,249,751      9.3         2,297,400   20.6         2,206,218    21.8
          Foreign (a)...........................        442,517      3.3           602,798    5.4           263,756     2.6
                                                 --------------    -----    --------------  ------     ------------   -----
         Total loans held for
          securitization........................      1,692,268     12.6         2,900,198   26.0         2,469,974    24.4
LOAN PORTFOLIO
   Domestic:
      Credit card...............................      7,981,106     59.2         5,475,933   49.0         5,514,326    54.4
      Other consumer............................      2,748,511     20.4         2,187,216   19.6         1,840,052    18.2
                                                 --------------    -----    --------------  ------     ------------   -----
         Total domestic loan portfolio..........     10,729,617     79.6         7,663,149   68.6         7,354,378    72.6
   Foreign (a)..................................      1,046,482      7.8           598,727    5.4           304,700     3.0
                                                 --------------    -----    --------------  ------     ------------   -----
         Total loan portfolio...................     11,776,099     87.4         8,261,876   74.0         7,659,078    75.6
                                                 --------------    -----    --------------  ------     ------------   -----
         Total loan receivables................. $   13,468,367    100.0%      $11,162,074  100.0%     $ 10,129,052   100.0%
                                                 ==============    =====    ==============  =====      ============   =====
===========================================================================================================================

---------------------------------------------------------------------------------------------------
DECEMBER 31,                                                   1995                     1994
---------------------------------------------------------------------------------------------------
LOANS HELD FOR SECURITIZATION
   Domestic:
      Credit card...............................     $2,780,802     34.2%   $    1,899,026   33.3%
      Other consumer............................              -        -           400,000    7.0
                                                     ----------    -----    --------------  -----
         Total domestic loans held for
          securitization........................      2,780,802     34.2         2,299,026   40.3
   Foreign (a)..................................        387,625      4.7                 -      -
                                                     ----------    -----    --------------  -----
         Total loans held for
          securitization........................      3,168,427     38.9         2,299,026   40.3
LOAN PORTFOLIO
   Domestic:
      Credit card...............................      3,957,129     48.7         2,506,942   43.9
      Other consumer............................        870,893     10.7           521,036    9.1
                                                     ----------    -----    --------------  -----
         Total domestic loan portfolio..........      4,828,022     59.4         3,027,978   53.0
   Foreign (a)..................................        139,469      1.7           379,996    6.7
                                                     ----------    -----    --------------  -----
         Total loan portfolio...................      4,967,491     61.1         3,407,974   59.7
                                                     ----------    -----    --------------  -----
         Total loan receivables.................     $8,135,918    100.0%   $    5,707,000  100.0%
                                                     ==========    =====    ==============  =====
=================================================================================================

(a) Note S to the audited consolidated financial statements provides the foreign loan receivables distribution between credit card and other consumer loans.

                       MBNA CORPORATION AND SUBSIDIARIES

Foreign loan receivables increased $287.5 million to $1.5 billion at December 31, 1998, as compared to $1.2 billion at December 31, 1997, and $568.5 million at December 31, 1996. The growth in foreign loan receivables is a direct result of the increased growth from successful marketing programs at the Corporation's two foreign bank subsidiaries, MBNA International and MBNA Canada. In addition, the Corporation securitized $1.8 billion of foreign loan receivables in 1998, as compared to $410.1 million in 1997.

Note D to the audited consolidated financial statements provides further detail regarding the Corporation's loan receivables.

LOAN RECEIVABLES DISTRIBUTION
-----------------------------------------------------------------------------------------
(millions)

                                            DECEMBER 31, 1998          DECEMBER 31, 1997
                                            -----------------          -----------------
Domestic credit card loan receivables           $9,116.1                   $7,773.3
Domestic other consumer loan receivables        $2,863.3                   $2,187.2
Foreign loan receivables                        $1,489.0                   $1,201.5

The Corporation offers variable-rate credit card loans as well as variable-rate home equity loans. At December 31, 1998, variable-rate loans made up 17.1% of total managed loans, compared to 19.9% of total managed loans at December 31, 1997. These variable-rate loans are generally indexed to the U.S. Prime Rate published in The Wall Street Journal and reprice quarterly.

The Corporation has selectively pursued loan portfolio acquisitions. The Corporation acquired $3.3 billion, $1.1 billion, and $1.3 billion of domestic and foreign credit card and domestic other consumer loan portfolios during 1998, 1997, and 1996, respectively. In addition, the Corporation has agreed to acquire the credit card business of PNC Bank, N.A. ("PNC"). The purchase includes outstanding credit card receivables of approximately $2.9 billion. At closing, the Corporation will enter into agreements with PNC Bank, N.A., and the American Automobile Association ("AAA") to market credit card products to PNC customers and the members of AAA. The transaction is expected to close in the first quarter of 1999, subject to regulatory approvals.

DEPOSITS

Total interest expense on deposits was $816.1 million in 1998, compared to $693.9 million and $527.9 million in 1997 and 1996, respectively. The increase in interest expense of $122.2 million during 1998 was primarily the result of a $2.0 billion increase in average interest-bearing deposits. The increase in interest expense on deposits of $166.0 million in 1997 was primarily the result of a $2.2 billion increase in average interest-bearing deposits, combined with a 35 basis point increase in the rate paid on interest-bearing deposits.

The increases in average interest-bearing deposits in 1998 and 1997 were a result of the Corporation's continued emphasis on marketing certificates of deposit and money market deposit accounts to fund loan growth and diversify funding sources. In addition, foreign average interest-bearing deposits increased $413.4 million in 1998. The increase in foreign average interest-bearing deposits in 1998 provided funding for the Corporation's foreign bank subsidiaries' loan growth.

BORROWED FUNDS

Interest expense on short-term borrowings increased to $26.0 million in 1998, compared to $19.8 million and $18.5 million in 1997 and 1996, respectively. The increase in interest expense on short-term borrowings in 1998 was primarily the result of an increase in average short-term borrowings of $110.3 million from 1997, offset by a 4 basis point decrease in the rate paid on average short-term borrowings. The increase in short-term borrowings in 1998 was to provide funding for the Corporation's domestic and foreign loan growth. The increase in interest expense in 1997 was the result of higher rates paid on average short-term borrowings, which increased 37 basis points, and an increase in foreign short-term borrowings of $52.3 million from 1996.

Note G to the audited consolidated financial statements provides further detail regarding the Corporation's short-term borrowings.

Interest expense on long-term debt and bank notes increased to $381.7 million in 1998, compared to $304.9 million in 1997 and $196.4 million in 1996. The increase in interest expense primarily reflects the issuance of additional long-term debt and bank notes by the Corporation to diversify its funding sources, to fund both domestic and foreign loan growth, and for other general corporate purposes. Average long-term debt and bank notes increased to $5.9 billion in 1998, compared to $4.6 billion in 1997 and $3.0 billion in 1996. The rate paid on these funds declined 7 basis points during 1998 to 6.50%, and increased 9 basis points during 1997 to 6.57% from 6.48% in 1996.

Note H to the audited consolidated financial statements provides further detail regarding the Corporation's long-term debt and bank notes.

                       MBNA CORPORATION AND SUBSIDIARIES

OTHER OPERATING INCOME

Total other operating income increased 14.8% or $416.1 million to $3.2 billion in 1998 from 1997. The increase in other operating income during 1998 was primarily attributable to a 13.5% increase or $337.4 million in securitization income, which grew to $2.8 billion from 1997. The increase in securitization income was the result of an $8.2 billion or 25.1% increase in average securitized loans to $41.0 billion from 1997.

OTHER OPERATING INCOME
------------------------
           (billions)
96           1.9
97           2.8
98           3.2

Total other operating income increased 48.4% or $917.0 million to $2.8 billion in 1997 from 1996. The increase in other operating income was primarily attributable to an increase of 52.0% or $857.5 million in securitization income for the period. The increase in securitization income was the result of a $10.2 billion or 45.5% increase in average securitized loans to $32.7 billion from 1996, combined with the adoption of Statement No. 125.

Securitization income includes the gains recognized by the Corporation in accordance with Statement No. 125, which was adopted by the Corporation on January 1, 1997, in addition to other fees received by the Corporation for the servicing of securitized loans. As a result of Statement No. 125, securitization income increased $17.9 million in 1998 and $325.1 million in 1997.

During 1997, the Corporation invested an amount equivalent to the increase in securitization income from the adoption of Statement No. 125 in additional business development efforts; therefore, this incremental increase in securitization income did not materially impact the Corporation's consolidated net income.

Without the impact of Statement No. 125, securitization income would have increased 29.5% and 32.3% in 1998 and 1997, respectively, while other operating income would have increased 29.1% in 1998 and 31.2% in 1997.

Insurance income increased $36.5 million to $79.0 million in 1998, primarily as a result of the growth in fee income generated from the Corporation's insurance agency business, which markets and services credit, automobile, and life insurance products. In July 1998, the Corporation suspended marketing new automobile insurance policies and later terminated its agreement with TIG, its insurance underwriter. In December 1998, the Corporation signed a letter of intent with American International Group, Inc. ("AIG") to underwrite automobile, homeowners, and personal umbrella insurance products for the Corporation's Customers. The Corporation and AIG expect to begin marketing AIG automobile insurance to the Corporation's Customers during 1999.

During 1998, interchange income increased $23.8 million as the Corporation's sales volume increased, and credit card fees increased $26.6 million as the Corporation's loan receivables grew.

During 1997, interchange income increased $26.4 million, insurance income increased $17.6 million, and other income increased $14.9 million. The increase in other income primarily resulted from the Corporation's gain on the sale of its merchant card processing business.

OTHER OPERATING EXPENSE

Total other operating expense increased 8.3% to $2.4 billion in 1998 from $2.2 billion in 1997, compared to an increase of 36.6% in 1997 from $1.6 billion in 1996. Total other operating expense in 1997 includes the Corporation's investment in additional business development efforts of an amount equivalent to the increase in securitization income recognized by the Corporation as a result of the adoption of Statement No. 125. The Corporation added approximately 9.3 million new accounts in 1998, compared to 9.4 million in 1997 and 7.5 million in 1996. The Corporation added 475 new endorsements from organizations in 1998, compared to 563 in 1997 and 544 in 1996. The Corporation also has continued to invest in its other consumer loan, foreign, and insurance agency businesses.

During 1996, the Corporation recognized $54.3 million ($32.8 million net of tax) in other operating expenses related to the launch of the MBNA Platinum Plus MasterCard and Visa program.

Note P to the audited consolidated financial statements provides further detail regarding the Corporation's other operating expenses.

YEAR 2000 READINESS DISCLOSURE

PROJECT OVERVIEW

Like most major financial institutions, the Corporation is highly dependent upon technology to deliver products and services to its Customers. Credit card transactions and authorizations require a variety of voice and data networks and service providers to operate successfully. Sophisticated computer and telecommunication systems enable the Corporation to process these transactions and service Customer accounts. Many computer applications have been written using two digits rather than four to define the applicable year, and therefore may not recognize a date using "00" as the Year 2000. Computer applications may not be able to properly process transactions with dates in the Year 2000 or thereafter.

The Corporation began its Year 2000 Project ("the Project") to address this issue in 1994. The Project is organized into six major components: Application Software, Infrastructure, Business Unit, Telecommunication, Desktop Infrastructure, and Readiness Testing. The Application Software component includes all internally developed and purchased software used to perform specific business functions. This portion of the Project encompasses nearly all mission critical applications, including systems that service and support loans, deposits, Customer service activities, and financial systems. The Infrastructure component includes the computer hardware and associated system's software upon which Application Software is run, and includes mainframe and distributed system platforms. The Business Unit component encompasses internally developed or acquired application software that is managed outside the technology area. It also includes all vendor supplied services and non-technology equipment, such as building operation and security systems. The Telecommunication

                       MBNA CORPORATION AND SUBSIDIARIES

component incorporates all voice and data networking and switching components; voice response technology; and local, long distance, and international telecommunication services. The Desktop Infrastructure component addresses local area network and desktop computing environments and includes all hardware and software components. The Readiness Testing component is the final comprehensive integrated test of Application Software and Infrastructure in a fully Year 2000 compliant environment. This will include interfaces with major vendors such as MasterCard International and Visa International.

The Corporation has substantially completed the Application Software, Infrastructure, Business Unit, Telecommunication, and Desktop Infrastructure components of the Project. This includes the assessment, renovation, validation, and implementation phases. Assessment activities will continue throughout 1999 to minimize overall risk. During 1999, the Corporation will complete implementation of any newly purchased software, perform the readiness testing, and finalize contingency plans.

PROJECT READINESS

Application Software and Infrastructure, the most substantial components of the Project, are complete and have been implemented into production, with the exception of a small number of purchased software packages. Application Software is extensively tested for Year 2000 readiness prior to placing it into production. The Corporation expects that updates to the remaining purchased software packages will be implemented by June 30, 1999. Business Unit efforts, which primarily involve work with third-party vendors, are estimated to be approximately 75% complete. The Corporation's business units have completed Year 2000 assessments and are in varying stages of renovation, validation, and implementation. Vendors have been contacted regarding their progress and regular meetings and site visits have been, and will continue to be, held with critical vendors to evaluate their progress. Remediation of Business Unit applications is planned and on track to be completed by June 30, 1999. The Corporation does not have significant Year 2000 exposure from non-technology equipment.

Internal telecommunication hardware and software upgrades are substantially complete. The Corporation is actively participating in various telecommunication forums to monitor telecommunication service provider readiness and to establish interoperability testing standards.

The Desktop Infrastructure efforts are substantially completed, with final completion expected by March 31, 1999.

A stand-alone test environment is currently being constructed to perform extensive final readiness testing. The stand-alone test environment is separate from the Corporation's production systems and thus reduces the risk that testing will disrupt the Corporation's operations. This environment will include a voice and data network as well as mainframe, distributed, and desktop computers. All critical applications will be fully tested in a Year 2000 compliant environment as a final assurance step. Testing within the mainframe environment has started and is expected to be rolled out to the full environment by April 1999. Testing will continue through September 1999, incorporating all critical Year 2000 dates. This environment will be maintained throughout 1999 in order to allow testing of significant system changes and newly acquired software.

The Corporation relies on various third parties to perform processing services and to supply critical system applications. Critical third-party provided software applications are being tested regardless of vendor statements of fitness to ensure Year 2000 compliance. Regular meetings and site visits are being held with MasterCard International, Visa International, and other critical third-party service providers to evaluate and monitor their project status.

COSTS

The total cost associated with required modifications to become Year 2000 compliant is not expected to be material to the Corporation's consolidated financial position. The estimated total cost of the Project is expected to be approximately $40 million. Costs incurred and expensed through December 31, 1998 were approximately $20 million. The majority of the remaining cost is associated with conducting the readiness testing, preparing contingency plans, and staffing a transition team for early 2000.

RISKS

Because the Corporation's business is highly reliant on various types of computer technologies, disruptions caused by Year 2000 failures have the potential to have a material impact on the Corporation's operations, liquidity, and financial condition. Due primarily to the general uncertainty of the Year 2000 readiness of some third-party providers, at this time the Corporation cannot with substantial certainty determine whether or not consequences of Year 2000 failures will have a material impact on the Corporation's results of operations, liquidity, or financial condition. Based on the current project status and extensive testing completed and planned, the Corporation expects that any internal Year 2000 system failure will be handled in the normal course of business and will not have a significant impact on the Corporation. It is more likely that any impact will result from a third-party that the Corporation conducts business with directly or indirectly. A likely worst-case scenario would involve major disruption of the telecommunications network, a major disruption in the supply of electrical power, failure of one or more of the primary financial switching networks, or, in the United Kingdom, failure of the primary data servicing provider. Revenues could be negatively impacted if Year 2000 failures prevent the Corporation or other entities from processing Customer transactions and cause Customers to curtail credit card spending for a period of time.

CONTINGENCY PLANS

The Corporation has a standing contingency plan that addresses various types of business interruptions. This plan is tested and updated on a regular basis. The Corporation has been developing and will continue to develop contingency plans to address possible negative impacts specific to the Year 2000 problem. Plans are complete and in place for critical third-party software applications which are not currently Year 2000 compliant. At this time it is not expected that these plans will need to be implemented. Contingency plans for critical third-party providers are in varying stages of development. These plans are expected to be completed by June 30, 1999. The Corporation also maintains a standing contingency plan to address liquidity and capital needs. A plan specific to Year 2000 implications has been completed. This plan will continue

                       MBNA CORPORATION AND SUBSIDIARIES

to be modified as necessary based on identified or perceived market risks. Efforts are underway in each business unit to revise existing contingency plans to address specific Year 2000 implications. These plans will continue to be updated throughout 1999 as additional information becomes available regarding specific identified risks.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

The above disclosure on Year 2000 issues includes forward-looking statements concerning the Corporation's future operations, expenses, and financial performance. Such statements are subject to risks and uncertainties that may cause the Corporation's actual operations and performance to differ materially from those set forth in such forward-looking statements. Factors which could cause the Corporation's actual results to differ materially from those projected by the Corporation include, but are not limited to, the following: failure of third parties providing software, telecommunications, data networks, and other products or services to the Corporation to become Year 2000 compliant; insufficient staff and other technical resources; unexpected difficulties in implementing system enhancements; disruptions in the overall consumer credit market due to Year 2000 problems; and disruptions in capital markets due to Year 2000 problems.

INCOME TAXES

The Corporation recognized applicable income taxes of $477.8 million in 1998, compared to $399.6 million in 1997 and $289.6 million in 1996. This represents an effective tax rate of 38.1% in 1998, 39.1% in 1997, and 39.6% in 1996.
Applicable income taxes for 1996 exclude the effect of the tax benefit from Customer-based intangible assets described below. Note R to the audited consolidated financial statements reconciles reported applicable income taxes to the amount computed by applying the federal statutory rate to income before income taxes.

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

LOAN QUALITY

The Corporation's loan quality at any time reflects, among other factors, the quality of the Corporation's credit card and other consumer loans, the general economic conditions, the success of the Corporation's collection efforts, and the seasoning of the Corporation's loans. As new loans season, the delinquency rate on these loans generally rises and then stabilizes.

DELINQUENCIES

An account is contractually delinquent if the minimum payment is not received by the specified date on the Customer's statement. However, the Corporation generally continues to accrue interest until the loan is either paid or charged off. Delinquency as a percentage of the Corporation's loan portfolio was 3.86% at December 31, 1998, compared with 3.93% and 3.59% at December 31, 1997 and 1996, respectively. Delinquency as a percentage of managed loans was 4.62% at December 31, 1998, compared to 4.59% and 4.28% at December 31, 1997 and 1996, respectively. Table 5 presents the stages of delinquency of the Corporation's loan portfolio, excluding loans held for securitization.

The Corporation may modify the terms of its credit card and other consumer loan agreements with borrowers who have experienced financial difficulties, by either reducing their interest rate or placing them on nonaccrual status. These other nonperforming loans, excluding loans held for securitization, are presented in Table 6.

TABLE 5: DELINQUENT LOANS
-------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                        1998                        1997                        1996
-------------------------------------------------------------------------------------------------------------------------
Loan portfolio..........................  $   11,776,099              $    8,261,876              $    7,659,078
Loans delinquent:
   30 to 59 days........................  $      166,352    1.41%     $      125,870    1.52%     $      114,382    1.49%
   60 to 89 days........................          93,699     .80              64,275     .78              52,857     .69
   90 or more days......................         194,472    1.65             134,865    1.63             107,679    1.41
                                          --------------   -----      --------------   -----      --------------   -----
      Total.............................  $      454,523    3.86%     $      325,010    3.93%     $      274,918    3.59%
                                          ==============   =====      ==============   =====      ==============   =====
Loans delinquent by
 geographic area:
   Domestic.............................  $      424,324    3.95%     $      313,467    4.09%     $      269,035    3.66%
   Foreign..............................          30,199    2.89              11,543    1.93               5,883    1.93
-------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
(dollars in thousands)
------------------------------------------------------------------------------------------
DECEMBER 31,                                       1995                       1994
------------------------------------------------------------------------------------------
Loan portfolio..........................  $   4,967,491              $   3,407,974
Loans delinquent:
   30 to 59 days........................  $      65,651    1.32%     $      38,912    1.14%
   60 to 89 days........................         30,162     .61             17,962     .53
   90 or more days......................         58,894    1.18             31,804     .93
                                          -------------   -----      -------------   -----
      Total.............................  $     154,707    3.11%     $      88,678    2.60%
                                          =============   =====      =============   =====
Loans delinquent by
 geographic area:
   Domestic.............................  $     151,316    3.13%     $      82,664    2.73%
   Foreign..............................          3,391    2.43              6,014    1.58
-------------------------------------------------------------------------------------------

                       MBNA CORPORATION AND SUBSIDIARIES

TABLE 6: OTHER NONPERFORMING LOANS
------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                   1998             1997             1996             1995             1994
------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans.......................    $       3,182    $       2,520    $       1,820    $       1,037    $         502
Reduced-rate loans.....................          157,737          114,218           72,134           28,526           18,848
                                           -------------    -------------    -------------    -------------    -------------
   Total other nonperforming loans.....    $     160,919    $     116,738    $      73,954    $      29,563    $      19,350
                                           =============    =============    =============    =============    =============

Other nonperforming loans as a % of
  ending loan portfolio................             1.37%            1.41%             .97%             .60%             .57%
------------------------------------------------------------------------------------------------------------------------------

NET CREDIT LOSSES

The Corporation's policy is generally to charge off accounts when they become 180 days contractually past due. The Corporation sells charged-off receivables and records the proceeds received from these sales as recoveries, thereby reducing net credit losses.

Net credit losses during 1998 were $285.4 million, compared to $223.8 million in 1997, and $172.7 million in 1996. Net credit losses do not include credit losses from securitized loans, which are charged to the related trusts in accordance with their respective contractual agreements. The increases in net credit losses for 1998 and 1997 reflect increases in the Corporation's outstanding loan receivables, the general economic conditions, and the seasoning of the Corporation's accounts, offset by recoveries from the sale of charged-off receivables.

Net credit losses as a percentage of average loan receivables increased to 2.39% during 1998, compared to 2.14% in 1997 and 1.98% in 1996. The
Corporation's managed credit losses as a percentage of average managed loans in 1998 were 4.31%, compared to 3.97% and 3.35% in 1997 and 1996, respectively.

RESERVE AND PROVISION FOR POSSIBLE CREDIT LOSSES

Table 7 presents an analysis of the Corporation's reserve for possible credit losses. The loan portfolio is regularly reviewed to determine an appropriate reserve for possible credit losses based upon the impact of economic conditions on the borrowers' ability to repay, past collection experience, the risk characteristics of the portfolio, and other factors. A provision is charged to operating expense to maintain the reserve at an appropriate level. The provision for

TABLE 7: RESERVE FOR POSSIBLE CREDIT LOSSES
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                           1998             1997             1996             1995             1994
------------------------------------------------------------------------------------------------------------------------------------
Reserve for possible credit losses,
  beginning of year..........................   $      162,476   $      118,427   $      104,886   $      101,519   $       97,580
    Reserves acquired........................           29,932            7,975            7,553                -                -
    Provision for possible credit losses.....          310,039          260,040          178,224          138,176          108,477
    Foreign currency translation.............             (125)            (203)             488              (90)              21
    Credit losses:
       Domestic:
          Credit card........................         (330,952)        (294,608)        (226,067)        (161,004)         (98,613)
          Other consumer.....................          (86,407)         (57,970)         (23,504)         (10,553)         (33,331)
                                                --------------   --------------   --------------   --------------   --------------
            Total domestic credit losses.....         (417,359)        (352,578)        (249,571)        (171,557)        (131,944)
       Foreign...............................          (22,754)          (6,964)          (4,846)          (3,336)            (350)
                                                --------------   --------------   --------------
            Total credit losses..............         (440,113)        (359,542)        (254,417)        (174,893)        (132,294)
    Recoveries:
       Domestic:
          Credit card........................          133,172          126,012           76,605           37,765           26,052
          Other consumer.....................           12,656            7,555            4,438            2,273            1,672
                                                --------------   --------------   --------------   --------------   --------------
            Total domestic recoveries........          145,828          133,567           81,043           40,038           27,724
       Foreign...............................            8,874            2,212              650              136               11
                                                --------------   --------------   --------------   --------------   --------------
            Total recoveries.................          154,702          135,779           81,693           40,174           27,735
                                                --------------   --------------   --------------
    Net credit losses........................         (285,411)        (223,763)        (172,724)        (134,719)        (104,559)
                                                --------------   --------------   --------------   --------------   --------------
Reserve for possible credit losses, end
  of year....................................   $      216,911   $      162,476   $      118,427   $      104,886   $      101,519
                                                ==============   ==============   ==============   ==============   ==============

Net credit losses as a % of average loan
  receivables................................             2.39%            2.14%            1.98%            1.91%            1.96%
Net credit losses as a % of beginning
  reserve....................................           175.66           188.95           164.68           132.70           107.15
Reserve for possible credit losses as
  a % of ending loan receivables.............             1.61             1.46             1.17             1.29             1.78
Ending loan receivables......................   $   13,468,367   $   11,162,074   $   10,129,052   $    8,135,918   $    5,707,000
Average loan receivables.....................       11,930,289       10,438,513        8,703,579        7,061,898        5,330,282
------------------------------------------------------------------------------------------------------------------------------------

                       MBNA CORPORATION AND SUBSIDIARIES

possible credit losses for the year ended December 31, 1998, increased 19.2% to $310.0 million compared to $260.0 million in 1997 and $178.2 million in 1996. In addition, the Corporation records acquired reserves for loan portfolio acquisitions. The Corporation internally allocates the reserve for possible credit losses among domestic credit card loans, domestic other consumer loans, and foreign loans, as presented in Table 8. The reserve for possible credit losses is a general allowance applicable to the Corporation's loan portfolio and does not include an allocation for credit risk related to securitized loans. Losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements, and reduce securitization income rather than the reserve for possible credit losses.

In February 1999, the Federal Financial Institutions Examination Council published a revised policy statement on the classification of consumer loans. The revised policy establishes uniform guidelines for charge-off of loans to delinquent, bankrupt, and deceased borrowers, for charge-off of fraudulent accounts, and for re-aging, extending, deferring or rewriting delinquent accounts. The guidelines must be implemented by June 30, 1999, unless programming resources are required, in which case they must be implemented by December 31, 2000. The Corporation will accelerate charge-off of some delinquent loans when it implements the guidelines but does not expect implementation to have a material effect on the Corporation's consolidated financial statements.

TABLE 8: ALLOCATION OF RESERVE FOR POSSIBLE CREDIT LOSSES
--------------------------------------------------------------------------------------------------------
(dollars in thousands)
--------------------------------------------------------------------------------------------------------
DECEMBER 31,                                          1998                1997               1996
--------------------------------------------------------------------------------------------------------
Domestic:
   Credit card...............................  $  152,405   70.3%  $  134,910  83.0%  $   95,253  80.4%
   Other consumer............................      54,752   25.2       23,031  14.2       18,446  15.6
                                               ----------  -----   ---------- ------  ---------- -----
      Domestic reserve for possible
       credit losses.........................  $  207,157   95.5      157,941  97.2      113,699  96.0
Foreign......................................       9,754    4.5        4,535   2.8        4,728   4.0
                                               ----------  -----   ---------- -----   ---------- -----
      Reserve for possible credit losses.....  $  216,911  100.0%  $  162,476 100.0%  $  118,427 100.0%
                                               ==========  =====   ========== =====   ========== =====
--------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
(dollars in thousands)
------------------------------------------------------------------------------------
DECEMBER 31,                                          1995               1994
------------------------------------------------------------------------------------
Domestic:
   Credit card...............................  $   82,596  78.7%  $   79,396  78.2%
   Other consumer............................      18,009  17.2       20,691  20.4
                                               ---------- -----   ---------- -----
      Domestic reserve for possible
       credit losses.........................     100,605  95.9      100,087  98.6
Foreign......................................       4,281   4.1        1,432   1.4
                                               ---------- -----   ---------- -----
      Reserve for possible credit losses.....  $  104,886 100.0%  $  101,519 100.0%
                                               ========== =====   ========== =====
------------------------------------------------------------------------------------

CAPITAL ADEQUACY AND DIVIDEND LIMITATIONS

The Corporation is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. In March 1998, the Corporation began offering other consumer loans through MBNA America Bank (Delaware) ("the State Bank"), a wholly owned state bank subsidiary organized under Delaware law. The State Bank is subject to capital requirements adopted by the Federal Deposit Insurance Corporation. Under these requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital, and Leverage ratios are maintained. Failure to meet these minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by the federal bank regulators, that, if undertaken, could have a direct material effect on the Corporation's, the Bank's, and the State Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation, the Bank, and the State Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

The Corporation's, the Bank's, and the State Bank's capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 1998, the Corporation's, the Bank's, and the State Bank's capital exceeded all minimum regulatory requirements to which they are subject, and the Bank and the State Bank were "well-capitalized" as defined under the federal bank regulatory guidelines. The risk-based capital ratios, shown in Table 9, have been computed in accordance with regulatory accounting practices. The assets of the State Bank are not material, and therefore its ratios have not been presented.

TABLE 9: REGULATORY CAPITAL RATIOS
-------------------------------------------------------------------------------------
                                                       MINIMUM      WELL-CAPITALIZED
DECEMBER 31, 1998                    RATIOS          REQUIREMENTS     REQUIREMENTS
-------------------------------------------------------------------------------------
MBNA CORPORATION
   Tier 1........................    11.44%             4.00%             (a)
   Total.........................    13.96              8.00              (a)
   Leverage......................    11.34              4.00              (a)
MBNA AMERICA BANK, N.A.
   Tier 1........................    11.69%             4.00%             6.00%
   Total.........................    14.28              8.00             10.00
   Leverage......................    11.55              4.00              5.00
-------------------------------------------------------------------------------------

(a)  Not applicable for bank holding companies.

                        MBNA CORPORATION AND SUBSIDIARIES

In January 1999, the Corporation issued 50 million shares of common stock, raising approximately $1.2 billion of capital.

At December 31, 1998 and 1997 the Corporation had $566.3 million issued and outstanding of guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, which mature in 2026 and 2027.

During 1997, the Corporation issued $280.0 million of guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures through MBNA Capital B, and issued $36.3 million of 8.25% Trust Originated Preferred Securities (guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, series C) through MBNA Capital C, in exchange for 1.5 million shares of 71/2% Cumulative Preferred Stock, Series A.

The Corporation has 4.5 million shares of 71/2% Cumulative Preferred Stock, Series A, and 4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, with a $25 stated value per share, outstanding at December 31, 1998 and 1997. During 1997, the Corporation repurchased 2.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, for $52.5 million. The shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after January 15, 2001, while the shares of the Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after October 15, 2001. The Series B Preferred Stock may also be redeemed in whole at the option of the Corporation in the event of certain amendments to the Internal Revenue Code of 1986 with respect to the dividends-received deduction.

Shares of the Series A and B Preferred Stock are not convertible into any other securities of the Corporation. Dividends on the preferred stock are cumulative from the date of original issue and are payable quarterly.

These securities qualify as regulatory capital for the Corporation, and the proceeds were used for general corporate purposes.

The Bank has $450.0 million of Subordinated Notes outstanding at December 31, 1998, and had $200.0 million outstanding at December 31, 1997. During 1998, the Bank issued $250.0 million of 6.75% Subordinated Notes which mature in 2008. The proceeds from this issuance were used for general corporate purposes. These Subordinated Notes qualify as regulatory capital under the Comptroller of the Currency's guidelines and enhance the Bank's regulatory capital, while also providing a long-term source of funds.

Note N to the audited consolidated financial statements provides further detail regarding the Corporation's capital adequacy.

The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation's Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation's revolving credit facilities. The payment of common stock dividends may also be limited by the terms of outstanding preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on the common stock. In addition, if the Corporation defers interest for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending upon the series, on its guaranteed preferred beneficial interests in the Corporation's junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation's capital stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures. During 1998, the Corporation declared dividends of $14.3 million on its preferred stock and $180.5 million on its common stock.

Table 10 reflects the Corporation's return on average total assets and stockholders' equity, and other equity ratios, including the Corporation's dividend payout ratio.

TABLE 10: RETURN ON AVERAGE TOTAL ASSETS AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                   1998       1997       1996
--------------------------------------------------------------------------------------
Return on average total assets........................    3.38%      3.25%      3.26%
Return on average stockholders' equity................   36.91      35.56      34.46
Average stockholders' equity to average total assets..    9.15       9.15       9.45
Dividend payout ratio.................................   24.74      27.63      32.20
--------------------------------------------------------------------------------------

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. Therefore, the primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profit. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. Also, a bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 1998, the amount of retained earnings available for declaration and payment of dividends from the Bank to the Corporation was $1.4 billion. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

The Bank's payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Bank's revolving credit facility. This facility was not drawn upon as of December 31, 1998. If this facility had been drawn upon as of December 31, 1998, the amount of retained earnings available for declaration of dividends would have been further limited to $645.9 million.

                       MBNA CORPORATION AND SUBSIDIARIES

LIQUIDITY AND RATE SENSITIVITY

The Corporation seeks to maintain prudent levels of liquidity, interest rate risk, and foreign currency exchange rate risk.

LIQUIDITY MANAGEMENT

Liquidity management is the process by which the Corporation manages the use and availability of various funding sources to meet its current and future operating needs. These needs change as loans grow, deposits mature, and payments on obligations are made. Because the characteristics of the Corporation's assets and liabilities change, liquidity management is a dynamic process, affected by the pricing and maturity of loans, deposits, and other assets and liabilities. This process is also affected by changes in the relationship between short-term and long-term interest rates.

To facilitate liquidity management, the Corporation uses a variety of funding sources to establish a maturity pattern that provides a prudent mixture of short- and long-term funds. The Corporation obtains funds through deposits and debt issuance, and uses securitization of the Corporation's loan receivables as a major funding alternative.

The funding programs established by the Corporation include medium-term notes, senior notes, and committed credit facilities.

During 1998, the Corporation issued $495.0 million in Senior Medium-Term Notes, compared to $682.5 million in 1997. At December 31, 1998, the Corporation had $1.8 billion in Senior Medium-Term Notes outstanding that mature in varying amounts from 1999 to 2004, as compared to $1.4 billion at December 31, 1997. In addition, the Corporation had $250.0 million in Senior Notes outstanding at December 31, 1998 and 1997 that mature in 1999 and 2005. The net proceeds were used to fund growth in other consumer loans, to purchase premises and equipment, and for other general corporate purposes. The Corporation expects to pay the interest on both the Senior Notes and Senior Medium-Term Notes from dividend and other payments received from the Bank.

FUNDING SOURCES
-------------------------------------------------------------------------------
(millions)

                      DECEMBER 31, 1998                   DECEMBER 31, 1997
                      -----------------                   -----------------
Borrowed Funds             $7,170.2                           $5,671.5
Stockholders' Equity       $3,789.9                           $3,009.2
Direct Deposits            $2,391.0                           $1,970.1
Other Deposits            $11,617.2                           $9,904.0
-------------------------------------------------------------------------------

In January 1999, the Corporation issued 50 million shares of common stock. The Corporation intends to use the net proceeds from this offering, approximately $1.2 billion, to complete the purchase of the credit card business of PNC Bank, N.A., and for other general corporate purposes.

The Corporation has two one-year revolving credit facilities totaling $75.0 million. These credit facilities were renewed during 1998 with $25.0 million committed through March 1999 and $50.0 million committed through September 1999. The Corporation intends to renew the $25.0 million credit facility, which expires in March 1999. The Corporation may take advances under these facilities subject to certain conditions, including requirements for tangible net worth. These facilities may be used for general corporate purposes and were not drawn upon as of December 31, 1998.

Funding programs established by the Corporation's bank subsidiaries include deposits, bank notes, and committed credit facilities.

Total deposits at December 31, 1998, were $15.4 billion, compared with $12.9 billion and $10.2 billion at December 31, 1997 and 1996, respectively. The increase in deposits from 1997 is primarily the result of a $1.7 billion increase in direct deposits. The increase in deposits from 1996 was the result of a $2.2 billion increase in direct deposits. These increases in direct deposits were primarily the result of the Corporation's emphasis on marketing its deposit products and offering competitive rates. Table 11 provides the maturities of the Corporation's deposits at December 31, 1998. Included in the deposit maturity category of three months or less are money market deposit accounts, noninterest-bearing demand deposits, interest-bearing transaction accounts, and savings accounts totaling $4.7 billion.

TABLE 11: MATURITIES OF DEPOSITS
--------------------------------------------------------------------------------------
(dollars in thousands)
--------------------------------------------------------------------------------------
DECEMBER 31, 1998                        DIRECT            OTHER            TOTAL
--------------------------------------------------------------------------------------
Three months or less...............    $ 5,964,103      $    852,786      $ 6,816,889
Over three months through
 twelve months.....................      2,991,944         1,014,740        4,006,684
Over one year through five years...      2,654,696         1,922,353        4,577,049
Over five years....................          6,418                 -            6,418
                                       -----------      ------------      -----------
      Total deposits...............    $11,617,161      $  3,789,879      $15,407,040
                                       ===========      ============      ===========
--------------------------------------------------------------------------------------

                       MBNA CORPORATION AND SUBSIDIARIES

In addition, Table 12 presents the maturity distribution of the Corporation's domestic time deposits in amounts of $100,000 or more for the most recent three years. The Corporation also had $644.6 million of foreign time deposits at December 31, 1998. The majority of the foreign time deposits were in amounts in excess of $100,000 and mature within one year.

TABLE 12: DOMESTIC TIME DEPOSITS OF $100,000 OR MORE
----------------------------------------------------------------------------------------------------
(dollars in thousands)
----------------------------------------------------------------------------------------------------
DECEMBER 31,                       1998                     1997                     1996
----------------------------------------------------------------------------------------------------
Three months or less....    $   448,223    23.3%     $   467,227     26.8%    $    486,008    33.2%
Over three months
 through six months.....        356,045    18.6          314,060     18.0          226,810    15.5
Over six months
 through twelve
 months.................        483,843    25.2          370,052     21.3          279,976    19.1
Over twelve months......        632,533    32.9          590,838     33.9          470,704    32.2
                            -----------   -----      -----------    -----      - ---------   -----
      Total.............    $ 1,920,644   100.0%     $ 1,742,177    100.0%     $ 1,463,498   100.0%
                            ===========   =====      ===========    =====      ===========   =====
----------------------------------------------------------------------------------------------------

An additional source of funding for the Bank is provided by a global bank note program. These notes may be issued with maturities of one week or more from the date of issue. During 1998, the Bank issued $106.5 million of bank notes, compared to $712.0 million in 1997. At December 31, 1998, the Bank had $2.6 billion of bank notes outstanding, of which $36.5 million were included in short-term borrowings. At December 31, 1997, the Bank had $2.9 billion of bank notes included in long-term debt and bank notes.

The Bank has a $2.0 billion syndicated revolving credit facility committed through February 2001. Advances are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements for tangible net worth of at least $760.0 million, increased by 40% of the Bank's net income earned after September 30, 1996, and managed loan receivables 90 days or more past due plus nonaccrual receivables not to exceed 6% of managed credit card receivables. Should managed credit card losses equal or exceed 5% for a period of four consecutive quarters, a ratio of qualifying loan receivables to outstanding borrowings under the facility of at least 115% will be required in order to draw under this facility. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1998.

MBNA International has a Pound Sterling 300.0 million (approximately $499.1 million at December 31, 1998) multi-currency syndicated revolving credit facility committed through October 2000. MBNA International may take advances under the facility subject to certain conditions, including requirements for tangible net worth, outstanding loan receivables, and account delinquencies. The facility may be used for general corporate purposes and had IRPound Sterling 20.0 million (approximately $29.8 million) outstanding at December 31, 1998. These borrowings, which are included as part of short-term borrowings in the consolidated statements of financial condition, matured and were repaid in January 1999.

MBNA Canada has a CAD$300.0 million (approximately $193.7 million at December 31, 1998) multi-currency syndicated revolving credit facility committed through December 2001. This facility replaced an existing CAD$125.0 million multi-currency syndicated revolving credit facility and was not drawn upon at December 31, 1998.

MBNA Canada had CAD$272.4 million (approximately $175.9 million) of short-term deposit notes outstanding at December 31, 1998. In addition, MBNA Canada had CAD$102.0 million (approximately $65.9 million) of medium-term deposit notes outstanding at December 31, 1998.

The Corporation also held $1.9 billion in investment securities and $3.6 billion in money market instruments at December 31, 1998, compared to $2.5 billion in investment securities and $2.1 billion in money market instruments at December 31, 1997. The investment securities primarily consist of high-quality, AAA-rated securities, most of which can be used as collateral under repurchase agreements. Of the investment securities at December 31, 1998, $856.7 million is anticipated to mature within 12 months. The Corporation's investment securities available-for-sale portfolio, which consists primarily of short-term and variable-rate securities, was $1.7 billion at December 31, 1998, compared to $2.2 billion at December 31, 1997. These investment securities, along with the money market instruments, provide increased liquidity and flexibility to support the Corporation's funding requirements. The Corporation expects to use an estimated $3.0 billion of money market instruments in connection with the purchase of the credit card business of PNCBank, N.A., and intends to securitize a portion of these acquired credit card loans.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS
----------------------------------------------------------------------------------------
(millions)

                                                 DECEMBER 31, 1998    DECEMBER 31, 1997
                                                 -----------------    -----------------
Interest-earning time deposits in other banks        $2,831.2             $1,427.1
Investment securities available-for-sale             $1,663.7             $2,162.5
Federal funds sold and securities purchased
  under resale agreements                              $730.0               $659.0
Investment securities held-to-maturity                 $216.0               $346.2
----------------------------------------------------------------------------------------

                       MBNA CORPORATION AND SUBSIDIARIES

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

TABLE 13: INTEREST RATE SENSITIVITY SCHEDULE
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998                                                                   SUBJECT TO REPRICING
------------------------------------------------------------------------------------------------------------------------------------
                                                                      WITHIN 1 YEAR    1-5 Years      After 5 Years       Total
                                                                     ---------------------------------------------------------------
INTEREST-EARNING ASSETS
Interest-earning time deposits in other banks:
   Domestic                                                            $     3,309    $         -      $         -     $     3,309
   Foreign..........................................................     2,827,906              -                -       2,827,906
                                                                       -----------    -----------      -----------     -----------
         Total interest-earning time deposits in other banks........     2,831,215              -                -       2,831,215
Federal funds sold and securities purchased under resale agreements.       730,000              -                -         730,000
Investment securities (a):
   Available-for-sale...............................................     1,561,012        102,692                -       1,663,704
   Held-to-maturity.................................................        26,962          1,000          188,058         216,020
Loans held for securitization:
   Domestic ........................................................     1,249,751              -                -       1,249,751
   Foreign..........................................................       442,517              -                -         442,517
                                                                       -----------    -----------      -----------     -----------
         Total loans held for securitization                             1,692,268              -                -       1,692,268

Loans:
   Domestic:
      Credit card...................................................     6,662,939      1,318,167                -       7,981,106
      Other consumer................................................     1,586,779        491,761          669,971       2,748,511
                                                                       -----------    -----------      -----------     -----------
         Total domestic loans.......................................     8,249,718      1,809,928          669,971      10,729,617
   Foreign  ........................................................       718,245        328,237                -       1,046,482
                                                                       -----------    -----------      -----------     -----------
         Total loans................................................     8,967,963      2,138,165          669,971      11,776,099
                                                                       -----------    -----------      -----------     -----------
         Total interest-earning assets..............................    15,809,420      2,241,857          858,029      18,909,306

INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
   Domestic:
      Time deposits.................................................     5,516,951      4,577,049            6,418      10,100,418
      Money market deposit accounts.................................     4,125,523              -                -       4,125,523
      Interest-bearing transaction accounts.........................        35,399              -                -          35,399
      Savings accounts..............................................        38,790              -                -          38,790
                                                                       -----------    -----------      -----------     -----------
         Total domestic interest-bearing deposits...................     9,716,663      4,577,049            6,418      14,300,130
   Foreign:
      Time deposits.................................................       644,644              -                -         644,644
                                                                       -----------    -----------      -----------     -----------
         Total interest-bearing deposits............................    10,361,307      4,577,049            6,418      14,944,774
Borrowed funds:
   Short-term borrowings:
      Domestic......................................................     1,026,407              -                -       1,026,407
      Foreign.......................................................       204,788              -                -         204,788
                                                                       -----------    -----------      -----------     -----------
         Total short-term borrowings................................     1,231,195              -                -       1,231,195
   Long-term debt and bank notes:
      Domestic......................................................     3,631,518      1,328,087          693,787       5,653,392
      Foreign.......................................................        75,745        209,888                -         285,633
                                                                       -----------    -----------      -----------     -----------
         Total long-term debt and bank notes........................     3,707,263      1,537,975          693,787       5,939,025
                                                                       -----------    -----------      -----------     -----------
         Total borrowed funds.......................................     4,938,458      1,537,975          693,787       7,170,220
                                                                       -----------    -----------      -----------     -----------
         Total interest-bearing liabilities.........................    15,299,765      6,115,024          700,205      22,114,994
                                                                       -----------    -----------      -----------     -----------
Gap before managed adjustments......................................       509,655     (3,873,167)         157,824      (3,205,688)
Managed adjustments (b).............................................    (5,345,185)     7,232,080         (255,172)      1,631,723
                                                                       -----------    -----------      -----------     -----------
Gap after managed adjustments.......................................   $(4,835,530)   $ 3,358,913      $   (97,348)    $(1,573,965)
                                                                       ===========    ===========      ===========     ===========
Cumulative gap after managed adjustments............................   $(4,835,530)   $(1,476,617)     $(1,573,965)
                                                                       ===========    ===========      ===========
Cumulative gap after managed adjustments as a % of managed assets...         (6.72)%        (2.05)%          (2.19)%
------------------------------------------------------------------------------------------------------------------------------------

(a) Investment securities are presented using estimated maturities.

(b) Managed adjustments reflect the impact interest rates have on securitized loans and off-balance-sheet financial instruments.

                       MBNA CORPORATION AND SUBSIDIARIES

In addition to on-balance-sheet activities, interest rate risk includes the interest rate sensitivity of securitization income from securitized loans and the impact of off-balance-sheet financial instruments. Off-balance-sheet financial instruments include interest rate swap agreements. The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation's assets. For this reason, the Corporation includes a managed adjustment to quantify and capture the full impact of interest rate risk on the Corporation's earnings.

The Corporation analyzes its level of interest rate risk using several analytical techniques, which include the impact of on-balance-sheet and off-balance-sheet financial instruments. Table 13 presents the Corporation's interest rate risk using the static gap methodology. This method reports the difference between interest rate sensitive assets and liabilities at a specific point in time. Management uses the static gap methodology to identify the Corporation's directional interest rate risk. Interest rate sensitive assets and liabilities are reported based on estimated and contractual repricings. Fixed-rate credit card loans, which may be repriced by the Corporation at any time by giving notice to the Customer, are placed in the table using a seventeen-month repricing schedule. Including the managed adjustment, results of the gap analysis show that, within one year, the Corporation's liabilities reprice faster than its assets, indicating an earnings risk from rising interest rates.

Although the static gap methodology is widely accepted for its simplicity in identifying interest rate risk, it ignores many changes that can occur such as repricing strategies, market spread adjustments, and anticipated hedging transactions. For these reasons, the Corporation analyzes its level of interest rate risk using several other analytical techniques including simulation analysis. All of the analytical techniques used by the Corporation to measure interest rate risk include the impact of on-balance-sheet and off-balance-sheet financial instruments.

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

Based on the simulation analysis at December 31, 1998, the Corporation could experience a decrease in projected 1999 net income of approximately $33 million, as compared to a decrease of approximately $39 million in projected 1998 net income based on the simulation analysis at December 31, 1997, if interest rates at the time the simulation analysis was performed increased 100 basis points over 12 months.

These assumptions are inherently uncertain, and as a result, the analysis cannot precisely predict the impact of higher interest rates on net income. Actual results would differ from simulated results due to timing, magnitude, and frequency of interest rate changes, changes in market conditions, and management strategies to offset its potential exposure, among other factors.

FOREIGN CURRENCY EXCHANGE RATE SENSITIVITY

Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates. The Corporation's foreign currency exchange rate risk is primarily limited to the unhedged position of the Corporation's net investment in its foreign subsidiaries. The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk. Management reviews the foreign currency exchange rate risk of the Corporation on a routine basis. During this review, management considers the net impact to stockholders' equity under various foreign exchange rate scenarios. At December 31, 1998, the Corporation would expect a decrease in stockholders' equity, net of tax, of approximately $22 million, as compared to a decrease of approximately $11 million in stockholders' equity, net of tax, at December 31, 1997, as a result of a 10% depreciation of the Corporation's unhedged foreign exposure to the U.S. dollar position.

The Corporation does not have any other off-balance-sheet financial instruments.

                       MBNA CORPORATION AND SUBSIDIARIES

ASSET SECURITIZATION

Asset securitization of loan receivables is accomplished primarily through the public and private issuance of asset-backed securities. As loan receivables are securitized, the Corporation's on-balance-sheet funding needs are reduced by the amount of loans securitized.

Asset securitization involves the sale, generally to a trust, of a pool of loan receivables. The Corporation continues to own the accounts which generate the loan receivables. In addition, the Corporation also sells the rights to new loan receivables, including most fees generated by and payments received from the accounts. The trust sells certificates representing undivided interests in the trust to investors, while the Corporation retains the remaining undivided interests. The Corporation continues to service the accounts and receives a servicing fee for doing so.

MANAGED LOAN DISTRIBUTION
-------------------------
(billions)
96          38.6
97          49.4
98          59.6

During the revolving period, which generally ranges from 24 months to 168 months, the trust makes no principal payments to the Investor Certificateholders. Instead, the trust uses payments received on the accounts to purchase new loan receivables generated by these accounts, in accordance with the terms of the transaction, so that the principal dollar amount of the Investor Certificate remains unchanged. Once the revolving period ends, the trust distributes principal payments to the Investor Certificateholders according to the terms of the transaction. When the trust allocates principal payments to the Investor Certificateholders, the Corporation's loan receivables increase by the amount of any new purchases or cash advance activity on the accounts.

SECURITIZED LOANS
-----------------
(billions)
96          28.5
97          38.2
98          46.2

During 1998, the Corporation securitized credit card loan receivables totaling $9.3 billion, including the securitization of Pound Sterling 750.0 million by MBNA International and CAD$250.0 million by MBNA Canada. The Corporation also increased its securitization of other consumer loans through a net increase in a private multi-seller commercial paper conduit to $3.0 billion at December 31, 1998, from $2.4 billion at December 31, 1997, and the securitization of Pound Sterling 225.0 million of installment loans by MBNA International. In 1997, the Corporation securitized a total of $13.2 billion of its loan receivables, including a securitization of Pound Sterling 250.0 million by MBNA International, and a net increase in its securitization of other consumer loans through private multi-seller commercial paper conduits to $2.4 billion in 1997 from $1.4 billion in 1996. The total amount of outstanding securitized loans was $46.2 billion or 77.4% of managed loans as of December 31, 1998, compared to $38.2 billion or 77.4% at December 31, 1997.

Table 14 shows the Corporation's securitized loan distribution.

TABLE 14: SECURITIZED LOAN DISTRIBUTION
-------------------------------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------------------------------
DECEMBER 31,                              1998              1997             1996
-------------------------------------------------------------------------------------
SECURITIZED LOANS
   Domestic:
     Credit card....................   $39,739,387     $ 34,181,350     $ 25,854,779
     Other consumer.................     3,007,858        2,442,116        1,412,435
                                       -----------     ------------     ------------
        Total domestic
         securitized loans..........    42,747,245       36,623,466       27,267,214

   Foreign:
     Credit card....................     3,052,070        1,594,320        1,227,267
     Other consumer.................       373,424                -                -
                                       -----------     ------------     ------------
        Total foreign
         securitized loans..........     3,425,494        1,594,320        1,227,267
                                       -----------     ------------     ------------
        Total securitized loans.....   $46,172,739     $ 38,217,786     $ 28,494,481
                                       ===========     ============     ============
-------------------------------------------------------------------------------------

Distribution of principal to the Investor Certificateholders may begin sooner if the average annualized yield (generally including interest income, interchange, and other fees) for three consecutive months, drops below a minimum yield (generally equal to the sum of the certificate rate payable to investors, contractual servicing fees, and principal credit losses during the period) or certain other events occur. Table 15 compares the average annualized yield for the three-month period ended December 31, 1998, to the minimum yield for each transaction. The yield for each of the transactions is presented on a cash basis and includes various credit card or other fees as specified in the securitization agreements.

                       MBNA CORPORATION AND SUBSIDIARIES

TABLE 15: YIELDS ON SECURITIZED TRANSACTIONS (a)

                                             THREE-MONTH AVERAGE
-----------------------------------------------------------------------------------
                                                                         Yield in
                                           Annualized       Minimum      Excess of
                                             Yield           Yield        Minimum
-----------------------------------------------------------------------------------
 MasterTrust 93-3 (b).....................   24.63%         13.78%        10.85%
 MasterTrust 93-4 (b).....................   22.37          13.64          8.73
 MasterTrust 94-1 (b).....................   21.51          13.32          8.19
 MasterTrust 94-2.........................   19.55          12.86          6.69
 MasterTrust II 94-A......................   18.54          12.76          5.78
 MasterTrust II 94-B......................   18.54          12.75          5.79
 MasterTrust II 94-C......................   18.54          12.85          5.69
 MasterTrust II 94-E......................   18.54          12.75          5.79
 MasterTrust II 95-A......................   18.54          12.83          5.71
 MasterTrust II 95-B......................   18.54          12.70          5.84
 MasterTrust II 95-C......................   18.54          12.75          5.79
 MasterTrust II 95-D......................   18.54          12.62          5.92
 MasterTrust II 95-E......................   18.54          12.76          5.78
 Cards No. 1..............................   21.20          12.58          8.62
 MasterTrust II 95-F......................   18.54          13.54          5.00
 MasterTrust II 95-G .....................   18.54          12.76          5.78
 MasterTrust II 95-I......................   18.54          12.70          5.84
 MasterTrust II 95-J......................   18.54          12.77          5.77
 MasterTrust II 96-A......................   18.54          12.74          5.80
 MasterTrust II 96-B......................   18.54          12.81          5.73
 MasterTrust II 96-C......................   18.54          12.68          5.86
 MasterTrust II 96-D......................   18.54          12.69          5.85
 Cards No. 2..............................   21.20          12.24          8.96
 MasterTrust II 96-E......................   18.54          12.72          5.82
 MasterTrust II 96-F......................   18.54          12.72          5.82
 MasterTrust II 96-G......................   18.54          12.74          5.80
 MasterTrust II 96-H......................   18.56          12.73          5.83
 MasterTrust II 96-I......................   18.56          12.71          5.85
 MasterTrust II 96-J......................   18.54          12.70          5.84
 MasterTrust II 96-K......................   18.54          12.69          5.85
 MasterTrust II 96-L......................   18.56          12.67          5.89
 MasterTrust II 96-M......................   18.56          12.78          5.78
 Cards No. 3..............................   21.20          12.46          8.74
 MasterTrust II 97-A......................   18.56          12.57          5.99
 MasterTrust II 97-B......................   18.54          12.74          5.80
 MasterTrust II 97-C......................   18.54          12.67          5.87
 MasterTrust II 97-D......................   18.56          12.72          5.84
 MasterTrust II 97-E......................   18.56          12.57          5.99
 MasterTrust II 97-F......................   18.54          12.61          5.93
 MasterTrust II 97-G......................   18.54          12.71          5.83
 Cards No. 4..............................   21.20          12.83          8.37
 MasterTrust II 97-H......................   18.56          12.71          5.85
 MasterTrust II 97-I......................   18.54          12.65          5.89
 MasterTrust II 97-J......................   18.54          12.68          5.86
 Consumer Loan MasterTrust 97-1 (c).......   18.05          13.27          4.78
 MasterTrust II 97-K......................   18.54          12.68          5.86
 MasterTrust II 97-L......................   18.56          12.64          5.92
 MasterTrust II 97-M......................   18.56          12.60          5.96
 MasterTrust II 97-N......................   18.56          12.70          5.86
 MasterTrust II 97-O......................   18.54          12.72          5.82
 MasterTrust II 98-A......................   18.54          12.66          5.88
 Cards No. 5..............................   21.20          12.13          9.07
 MasterTrust II 98-B......................   18.56          12.61          5.95
 MasterTrust II 98-C......................   18.54          12.65          5.89
 MasterTrust II 98-D.......................  18.54          12.57          5.97
 MasterTrust II 98-E......................   18.56          12.67          5.89
 MasterTrust II 98-F......................   18.57          12.79          5.78
 MasterTrust II 98-G......................   18.34          13.02          5.32
 MasterTrust II 98-H......................   18.49          12.68          5.81
 Cards No. 6..............................   21.01          13.46          7.55
-----------------------------------------------------------------------------------

(a) MasterTrust II 98-I issued October 22, 1998, MasterTrust II 98-J issued October 29, 1998, MasterTrust II 98-K issued November 24, 1998, UK 98-A issued December 14, 1998, Cards No. 7 issued December 17, 1998, Gloucester Credit Card Trust 98-1 issued December 18, 1998, and MasterTrust II 98-L issued December 22, 1998, are excluded from the yields presented above as a result of their recency.
(b) Represents a transaction that has entered its scheduled controlled amortization period.
(c) Yields are provided for informational purposes only. Distribution to Investor Certificateholders may begin sooner if the credit enhancement amount falls below a predetermined contractual level.

During 1998, $3.0 billion of previously securitized loans amortized back into the Corporation's loan portfolio, compared to $3.6 billion in 1997. After the revolving period, new charges and cash advances are for the account of the Corporation, which increases the Corporation's on-balance-sheet assets. Table 16 presents the amounts, at December 31, 1998, of investor principal (face value) in securitized loan receivables scheduled to amortize into the Corporation's loan receivables in future years. The amortization amounts are based upon estimated amortization periods which are subject to change.

TABLE 16: AMORTIZATIONS OF INVESTOR PRINCIPAL (FACE VALUE)
-------------------------------------------------------------------------------------
(dollars in thousands)
1999.................................................................   $  6,548,021
2000.................................................................      7,658,050
2001.................................................................      7,325,353
2002.................................................................      6,952,823
2003.................................................................      6,043,755
Thereafter...........................................................     10,746,392
                                                                        ------------
   Total amortizations of investor principal.........................     45,274,394
Accrued interest included in securitized loans.......................        898,345
                                                                        ------------
   Total securitized loans...........................................   $ 46,172,739
                                                                        ============
-------------------------------------------------------------------------------------

CROSS-BORDER OUTSTANDINGS

The Corporation holds cross-border outstandings, which are generally interest-earning time deposits in other banks. At December 31, 1998, the Corporation had cross-border outstandings of $358.7 million in the United Kingdom, $402.8 million in Germany, and $325.9 million in Canada. At December 31, 1997, the Corporation had cross-border outstandings of $255.0 million in Canada, and did not have any reportable cross-border outstandings at December 31, 1996. The Corporation does not have significant local currency outstandings in these countries that are not hedged or funded by local currency borrowings. The cross-border outstandings in the above countries are primarily short-term in nature.

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

MANAGED ASSET DATA
-------------------------------------------------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                   1998             1997              1996
-------------------------------------------------------------------------------------------------------
AT YEAR END
Loans held for securitization.....................    $  1,692,268     $  2,900,198      $  2,469,974
Loan portfolio....................................      11,776,099        8,261,876         7,659,078
Securitized loans.................................      46,172,739       38,217,786        28,494,481
                                                      ------------     ------------      ------------
   Total managed loans............................    $ 59,641,106     $ 49,379,860      $ 38,623,533
                                                      ============     ============      ============

AVERAGE
Loans held for securitization.....................    $  2,577,482     $  2,875,212      $  2,529,484
Loan portfolio....................................       9,352,807        7,563,301         6,174,095
Securitized loans.................................      40,970,936       32,746,963        22,514,014
                                                      ------------     ------------      ------------
   Total managed loans............................    $ 52,901,225     $ 43,185,476      $ 31,217,593
                                                      ============     ============      ============

MANAGED RATIOS
Delinquency.......................................            4.62%            4.59%             4.28%
Net credit losses.................................            4.31             3.97              3.35
Net interest margin (on an FTE basis).............            7.47             7.50              7.62
-------------------------------------------------------------------------------------------------------

ENDING LOANS
(managed)
---------------------
         (billions)
96          38.6
97          49.4
98          59.6

DELINQUENCY
(managed)
----------------------
          (billions)
96           4.28
97           4.59
98           4.62

NET CREDIT LOSSES
(managed)
----------------------
          (billions)
96           3.35
97           3.97
98           4.31

NET INTEREST MARGIN
(managed)
----------------------
          (billions)
96           7.62
97           7.50
98           7.47

                       MBNA CORPORATION AND SUBSIDIARIES

 MANAGEMENT'S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS AND INTERNAL CONTROL

The accompanying consolidated financial statements were prepared by management, which is responsible for the integrity and objectivity of the information presented, including amounts that must necessarily be based on judgments and estimates. The consolidated financial statements were prepared in conformity with generally accepted accounting principles, and in situations where acceptable alternative accounting principles exist, management selected the method that was appropriate in the circumstance. Financial information appearing throughout this Annual Report to Stockholders is consistent with the consolidated financial statements.

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

M. Scot Kaufman                              Kenneth F. Boehl
Chief Financial Officer                      General Auditor
MBNA Corporation                             MBNA Corporation

                       MBNA CORPORATION AND SUBSIDIARIES

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
MBNA Corporation

We have audited the accompanying consolidated statements of financial condition of MBNA Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBNA Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note I to the consolidated financial statements, effective January 1, 1997, the Corporation adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."


                                             /s/ ERNST & YOUNG LLP

Baltimore, Maryland
January 15, 1999

                       MBNA CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                (dollars in thousands, except per share amounts)

December 31,                                                                                         1998                1997
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks....................................................................    $     382,882       $     263,064
Interest-earning time deposits in other banks..............................................        2,831,215           1,427,065
Federal funds sold and securities purchased under resale agreements........................          730,000             659,000
Investment securities:
   Available-for-sale (at market value, amortized cost of $1,666,123
    and $2,160,869 at December 31, 1998 and 1997, respectively)............................        1,663,704           2,162,464
   Held-to-maturity (market value of $211,473and $341,868 at December 31, 1998
    and 1997, respectively)................................................................          216,020             346,180
Loans held for securitization..............................................................        1,692,268           2,900,198
Loans:
   Credit card.............................................................................        8,975,051           5,830,221
   Other consumer..........................................................................        2,801,048           2,431,655
                                                                                               -------------       -------------
      Total loans..........................................................................       11,776,099           8,261,876
   Reserve for possible credit losses......................................................         (216,911)           (162,476)
                                                                                               -------------       -------------
      Net loans............................................................................       11,559,188           8,099,400
Premises and equipment, net................................................................        1,617,596           1,579,058
Accrued income receivable..................................................................          193,019             146,964
Accounts receivable from securitizations...................................................        3,595,556           2,835,831
Prepaid expenses and deferred charges......................................................          237,587             212,563
Other assets...............................................................................        1,087,225             673,726
                                                                                               -------------       -------------
      Total assets.........................................................................    $  25,806,260       $  21,305,513
                                                                                               =============       =============

LIABILITIES
Deposits:

   Time deposits...........................................................................    $  10,745,062       $   9,435,171
   Money market deposit accounts...........................................................        4,125,523           3,122,385
   Noninterest-bearing demand deposits.....................................................          462,266             311,670
   Interest-bearing transaction accounts...................................................           35,399              31,669
   Savings accounts........................................................................           38,790              12,318
                                                                                               -------------       -------------
      Total deposits.......................................................................       15,407,040          12,913,213
Short-term borrowings......................................................................        1,231,195             192,623
Long-term debt and bank notes..............................................................        5,939,025           5,478,917
Accrued interest payable...................................................................          153,201             137,215
Accrued expenses and other liabilities.....................................................          684,764             613,495
                                                                                               -------------       -------------
      Total liabilities....................................................................       23,415,225          19,335,463

STOCKHOLDERS' EQUITY

Preferred stock ($.01 par value, 20,000,000 shares authorized, 8,573,882 shares
 issued and outstanding at December 31, 1998 and 1997).....................................               86                  86
Common stock ($.01 par value, 1,500,000,000 shares authorized, 751,795,674 shares and
 751,781,250 shares issued and outstanding at December 31, 1998 and 1997, respectively)....            7,518               7,518
Additional paid-in capital.................................................................          271,050             421,871
Retained earnings..........................................................................        2,112,374           1,530,868
Accumulated other comprehensive income.....................................................                7               9,707
                                                                                               -------------       -------------
      Total stockholders' equity...........................................................        2,391,035           1,970,050
                                                                                               -------------       -------------
      Total liabilities and stockholders' equity...........................................    $  25,806,260       $  21,305,513
                                                                                               =============       =============
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                      MBNA CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME
               (dollars in thousands, except per share amounts)

Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME                                                                      1998              1997                1996
Loans ....................................................................   $    1,315,330     $    1,076,393      $      861,305
Investment securities:
   Taxable................................................................          111,092            141,429             123,054
   Tax-exempt.............................................................            3,405              3,511               3,325
Time deposits in other banks..............................................          135,420             49,073              29,528
Federal funds sold and securities purchased under resale agreements.......           28,783             23,962               9,935
Loans held for securitization.............................................          372,142            416,645             356,120
                                                                             --------------     --------------      --------------
      Total interest income...............................................        1,966,172          1,711,013           1,383,267

INTEREST EXPENSE
Deposits..................................................................          816,104            693,920             527,885
Short-term borrowings.....................................................           26,038             19,784              18,497
Long-term debt and bank notes.............................................          381,691            304,919             196,408
                                                                             --------------     --------------      --------------
      Total interest expense..............................................        1,223,833          1,018,623             742,790
                                                                             --------------     --------------      --------------
NET INTEREST INCOME.......................................................          742,339            692,390             640,477
Provision for possible credit losses......................................          310,039            260,040             178,224
                                                                             --------------     --------------       -------------
Net interest income after provision for possible credit losses............          432,300            432,350             462,253

OTHER OPERATING INCOME
Interchange...............................................................          138,415            114,598              88,191
Credit card fees..........................................................          129,758            103,144             102,579
Securitization income.....................................................        2,844,244          2,506,817           1,649,337
Insurance.................................................................           78,981             42,455              24,877
Other ....................................................................           37,571             45,865              30,939
                                                                             --------------     --------------      ---------------
      Total other operating income........................................        3,228,969          2,812,879           1,895,923
OTHER OPERATING EXPENSE
Salaries and employee benefits............................................        1,070,909            990,039             732,971
Occupancy expense of premises.............................................          119,879             85,552              66,536
Furniture and equipment expense...........................................          170,975            150,410              97,785
Special marketing program.................................................                -                  -              54,331
Other ....................................................................        1,045,441            997,120             675,259
                                                                             --------------     --------------      ---------------
      Total other operating expense.......................................        2,407,204          2,223,121           1,626,882
                                                                             --------------     --------------      ---------------
INCOME BEFORE INCOME TAXES ...............................................        1,254,065          1,022,108             731,294
Applicable income taxes...................................................          477,799            399,608             289,592
Tax benefit from Customer-based intangible assets.........................                -                  -             (32,793)
                                                                             --------------     --------------      ---------------
NET INCOME................................................................   $      776,266     $      622,500      $      474,495
                                                                             ==============     ==============      ===============

EARNINGS PER COMMON SHARE.................................................   $         1.01     $          .80      $          .61
EARNINGS PER COMMON SHARE--ASSUMING DILUTION..............................              .97                .76                 .59
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                        MBNA CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                (dollars in thousands, except per share amounts)

                                                          Outstanding Shares
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Additional
                                                        Preferred        Common         Preferred        Common          Paid-in
                                                          (000)           (000)           Stock           Stock          Capital
                                                      ----------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995.........................        6,000         751,781     $        60     $     7,518     $   486,445
Comprehensive income:
   Net income......................................            -               -               -               -               -
      Foreign currency translation, net of tax
        (accumulated amount of $7,910 at
        December 31, 1996).........................            -               -               -               -               -
      Net unrealized gains on investment securities
        available-for-sale, net of tax (accumulated
        amount of $723 at December 31, 1996).......            -               -               -               -               -

   Other comprehensive income, net of tax...........

Comprehensive income................................

Cash dividends:

   Common--$.19 per share..........................            -               -               -               -               -
   Preferred.......................................            -               -               -               -               -
Exercise of stock options and other awards.........            -           7,408               -              74          38,972
Acquisition and retirement of common stock.........            -          (7,408)              -             (74)        (71,839)
Issuance of preferred stock, net of issuance costs.        6,000               -              60               -         146,147
                                                      ----------     -----------     -----------     -----------     -----------
BALANCE, DECEMBER 31, 1996.........................       12,000         751,781             120           7,518         599,725
Comprehensive income:
   Net income......................................            -               -               -               -               -
      Foreign currency translation, net of tax
        (accumulated amount of $2,924 at
        December 31, 1997).........................            -               -               -               -               -
      Net unrealized gains on investment securities
        available-for-sale and other financial
        instruments, net of tax (accumulated
        amount of $6,783 at December 31, 1997).....            -               -               -               -               -

   Other comprehensive income, net of tax...........

Comprehensive income................................
Cash dividends:
   Common--$.21 per share...........................           -               -               -               -               -
   Preferred.......................................            -               -               -               -               -
Exercise of stock options and other awards.........            -           9,464               -              95          65,116
Acquisition and retirement of common stock.........            -          (9,464)              -             (95)       (157,351)
Acquisition and retirement of preferred stock.......      (3,426)              -             (34)              -         (85,619)
                                                      ----------     -----------     -----------     -----------     -----------
BALANCE, DECEMBER 31, 1997..........................       8,574         751,781              86           7,518         421,871
Comprehensive income:
   Net income.......................................           -               -               -               -               -
      Foreign currency translation, net of tax
        (accumulated amount of $2,422 at
        December 31, 1998)..........................           -               -               -               -               -
      Net unrealized losses on investment securities
        available-for-sale and other financial
        instruments, net of tax (accumulated
        amount of $2,160 at December 31, 1998)......           -               -               -               -               -
      Minimum benefit plan liability adjustment,
        net of tax (accumulated amount of ($4,575)
        at December 31, 1998).......................           -               -               -               -               -

   Other comprehensive income, net of tax...........

Comprehensive income................................
Cash dividends:
   Common--$.24 per share...........................           -               -               -               -               -
   Preferred........................................           -               -               -               -               -
Exercise of stock options and other awards..........           -          11,923               -             119          96,320
Acquisition and retirement of common stock..........           -         (11,908)              -            (119)       (247,141)
                                                     -----------     -----------     -----------     -----------     -----------
BALANCE, DECEMBER 31, 1998..........................       8,574         751,796     $        86     $     7,518     $   271,050
                                                     ===========     ===========     ===========     ===========     ===========

                                                                    Outstanding Shares
-----------------------------------------------------------------------------------------------------
                                                                         Accumulated
                                                                           Other            Total
                                                          Retained      Comprehensive   Stockholders'
                                                          Earnings         Income          Equity
                                                        --------------------------------------------
BALANCE, DECEMBER 31, 1995..........................   $   770,455         $   580       $ 1,265,058
Comprehensive income:
   Net income.......................................       474,495               -           474,495
      Foreign currency translation, net of tax
        (accumulated amount of $7,910 at
        December 31, 1996)..........................             -           7,519             7,519
      Net unrealized gains on investment securities
        available-for-sale, net of tax (accumulated
        amount of $723 at December 31, 1996)........             -             534               534
                                                                                         -----------
   Other comprehensive income, net of tax...........                                           8,053
                                                                                         -----------
Comprehensive income................................                                         482,548
Cash dividends:
   Common--$.19 per share..........................       (142,583)              -          (142,583)
   Preferred.......................................        (14,055)              -           (14,055)
Exercise of stock options and other awards.........              -               -            39,046
Acquisition and retirement of common stock.........              -               -           (71,913)
Issuance of preferred stock, net of issuance costs.              -               -           146,207
                                                       -----------     -----------       -----------
BALANCE, DECEMBER 31, 1996.........................      1,088,312           8,633         1,704,308
Comprehensive income:
   Net income......................................        622,500               -           622,500
      Foreign currency translation, net of tax
        (accumulated amount of $2,924 at
        December 31, 1997).........................              -          (4,986)           (4,986)
      Net unrealized gains on investment securities
        available-for-sale and other financial
        instruments, net of tax (accumulated
        amount of $6,783 at December 31, 1997).....              -           6,060             6,060
                                                                                         -----------
   Other comprehensive income, net of tax...........                                           1,074
                                                                                         -----------
Comprehensive income................................                                         623,574
Cash dividends:
   Common--$.21 per share...........................      (160,417)              -          (160,417)
   Preferred.......................................        (16,394)              -           (16,394)
Exercise of stock options and other awards.........              -               -            65,211
Acquisition and retirement of common stock.........              -               -          (157,446)
Acquisition and retirement of preferred stock.......        (3,133)              -           (88,786)
                                                       -----------     -----------       -----------
BALANCE, DECEMBER 31, 1997..........................     1,530,868           9,707         1,970,050
Comprehensive income:
   Net income.......................................       776,266               -           776,266
      Foreign currency translation, net of tax
        (accumulated amount of $2,422 at
        December 31, 1998)..........................             -            (502)             (502)
      Net unrealized losses on investment securities
        available-for-sale and other financial
        instruments, net of tax (accumulated
        amount of $2,160 at December 31, 1998)......             -          (4,623)           (4,623)
      Minimum benefit plan liability adjustment,
        net of tax (accumulated amount of ($4,575)
        at December 31, 1998).......................             -          (4,575)           (4,575)
                                                                                         -----------
   Other comprehensive income, net of tax...........                                          (9,700)
                                                                                         -----------
Comprehensive income................................                                         766,566
Cash dividends:
   Common--$.24 per share...........................      (180,468)              -          (180,468)
   Preferred........................................       (14,292)              -           (14,292)
Exercise of stock options and other awards..........             -               -            96,439
Acquisition and retirement of common stock..........             -               -          (247,260)
                                                       -----------     -----------       -----------
BALANCE, DECEMBER 31, 1998..........................   $ 2,112,374     $         7       $ 2,391,035
                                                       ===========     ===========       ===========
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                        MBNA CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

 Year Ended December 31,                                                        1998                1997                 1996
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income.............................................................  $      776,266      $      622,500     $      474,495
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
   Provision for possible credit losses................................         310,039             260,040            178,224
   Depreciation, amortization, and accretion...........................         256,587             145,957             96,602
   Provision (benefit) for deferred income taxes.......................           6,689              41,349            (32,006)
   Increase in accrued income receivable...............................         (46,055)            (48,804)            (4,524)
   Increase in accounts receivable from securitizations................        (759,725)         (1,058,508)          (825,755)
   Increase in accrued interest payable................................          15,986              30,028             13,787
   (Increase) decrease in other operating activities...................         (49,466)            130,103             63,477
                                                                         --------------      --------------     --------------
      Net cash provided by (used in) operating activities..............         510,321             122,665            (35,700)
INVESTING ACTIVITIES
Net increase in money market instruments ..............................      (1,475,150)         (1,209,451)          (303,003)
Proceeds from maturities of investment securities available-for-sale...       2,113,501           8,546,878          4,450,709
Purchases of investment securities available-for-sale..................      (1,604,699)         (8,947,215)        (5,234,815)
Proceeds from maturities of investment securities held-to-maturity.....         215,239             305,206            604,869
Purchases of investment securities held-to-maturity....................         (84,791)            (53,269)           (19,302)
Proceeds from securitization of loans..................................      10,681,836          13,172,133         11,223,917
Loan portfolio acquisitions............................................      (3,654,132)         (1,307,038)        (1,475,498)
Proceeds from sale of loan portfolios..................................         171,769              34,734                  -
Amortization of securitized loans......................................      (3,008,978)         (3,637,385)        (1,608,334)
Net loan originations..................................................      (7,119,584)         (9,728,725)       (10,540,920)
Net purchases of premises and equipment................................        (214,640)           (660,046)          (303,173)
                                                                         --------------      --------------     --------------
      Net cash used in investing activities............................      (3,979,629)         (3,484,178)        (3,205,550)
FINANCING ACTIVITIES
Net increase in money market deposit accounts, noninterest-bearing
 demand deposits, interest-bearing transaction accounts, and savings ac       1,183,936             485,796            530,931
Net increase in time deposits..........................................       1,309,891           2,275,731          1,011,841
Net increase (decrease) in short-term borrowings.......................       1,038,572            (500,764)           403,844
Proceeds from issuance of long-term debt and bank notes................         876,126           1,803,231          1,444,985
Maturity of long-term debt and bank notes..............................        (424,677)           (312,770)          (165,192)
Proceeds from issuance of preferred stock..............................               -                   -            146,207
Acquisition and retirement of preferred stock..........................               -             (52,483)                 -
Proceeds from exercise of stock options and other awards...............          42,454              31,948             22,869
Acquisition and retirement of common stock.............................        (247,260)           (157,446)           (71,913)
Dividends paid.........................................................        (189,916)           (173,729)          (149,115)
                                                                         --------------      --------------     --------------
      Net cash provided by financing activities........................       3,589,126           3,399,514          3,174,457
                                                                         --------------      --------------     --------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................         119,818              38,001            (66,793)
Cash and cash equivalents at beginning of year.........................         263,064             225,063            291,856
                                                                         --------------      --------------     --------------
  Cash and cash equivalents at end of year.............................  $      382,882      $      263,064     $      225,063
                                                                         ==============      ==============     ==============

SUPPLEMENTAL DISCLOSURES
Interest expense paid..................................................  $    1,207,603      $      988,675     $      728,091
                                                                         ==============      ==============     ==============
Income taxes paid......................................................  $      406,191      $      224,840     $      248,329
                                                                         ==============      ==============     ==============
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                        MBNA CORPORATION AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE A: SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.

BUSINESS

MBNA Corporation ("the Corporation") is a registered bank holding company, incorporated under the laws of Maryland. It is the parent company of MBNA America Bank, N.A. ("the Bank") a national bank. Through the Bank, the Corporation is the world's largest independent credit card lender. The Corporation is the leading issuer of affinity credit cards, marketed primarily to members of associations and Customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers insurance and deposit products.

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

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial statements of the Corporation's foreign subsidiaries have been translated into U.S. dollars in accordance with generally accepted accounting principles. Assets and liabilities have been translated using the exchange rate at year end. Income and expense amounts have been translated using the appropriate exchange rate for the period in which the transaction took place. The translation gains and losses resulting from the change in exchange rates have been reported as a component of comprehensive income included in stockholders' equity, net of tax. The effect on the consolidated statements of income from foreign currency transaction gains and losses is immaterial for all years presented.

INVESTMENT SECURITIES

Investment securities available-for-sale are at market value with unrealized gains and losses, net of tax, reported as a component of comprehensive income included in stockholders' equity. Investment securities held-to-maturity are reported at cost (adjusted for amortization of premiums and accretion of discounts). The Corporation does not have a trading securities portfolio. Realized gains and losses and other-than-temporary impairments related to investment securities are determined using the specific identification method and are reported in other operating income as gains or losses on investment securities.

LOANS HELD FOR SECURITIZATION

Loans held for securitization are the lesser of loans eligible for securitization or sale, or loans that management intends to securitize or sell within one year. These loans are carried at the lower of aggregate cost or market value.

INTEREST INCOME ON LOANS

Interest income is recognized based upon the principal amount of loans outstanding. Interest income is generally recognized until the loan is charged off. The accrued interest portion of the charged-off loan balance is deducted from current period interest income, while the principal balance is charged off against the reserve for possible credit losses.

CREDIT CARD FEES AND COSTS

Credit card fees include annual, late, overlimit, returned check, cash advance, and other miscellaneous fees. These fees are assessed according to agreements with Customers. Accrued credit card fees previously recognized on charged-off accounts are deducted from credit card fee income.

Annual credit card fees and incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which they pertain. The Corporation does not charge an annual credit card fee during the first year the account is originated, while incremental direct loan origination costs are deferred only in the first year. These costs are included in prepaid expenses and deferred charges. At December 31, 1998 and 1997, the incremental direct loan origination costs deferred were $42.4 million and $45.6 million, respectively.

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

PREPAID EXPENSES AND DEFERRED CHARGES

The principal components of prepaid expenses and deferred charges include direct loan origination costs, royalties advanced

                       MBNA CORPORATION AND SUBSIDIARIES

to the Corporation's affinity groups and financial institutions, and commissions paid on brokered certificates of deposit. These costs are deferred and amortized over the period the Corporation receives a benefit or the remaining term of the liability.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization, computed principally by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are included in operating expense, while the cost of improvements is capitalized.

INTEREST RATE SWAP AGREEMENTS

The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation's assets. Interest rate swap agreements are agreements between counterparties to exchange cash flows based on the difference between two interest rates, applied to a notional principal amount for a specific period. Interest rate swap agreements may subject the Corporation to market risk associated with changes in interest rates, as a result of the change to floating-rate funding sources, as well as the risk of default by a counterparty to the agreement. Under the terms of certain interest rate swap agreements, each party may be required to pledge certain assets if the market value of the interest rate swap agreement exceeds an amount set forth in the agreement or in the event of a change in its credit rating.

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

STOCK-BASED EMPLOYEE COMPENSATION

The Corporation measures compensation cost for employee stock options and similar instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25").

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

                       MBNA CORPORATION AND SUBSIDIARIES

INTANGIBLE ASSETS

Intangible assets, including the value of acquired Customer accounts and goodwill, are amortized over the periods the Corporation receives a benefit, not exceeding fifteen years. The Corporation amortizes its intangible assets generally using the straight-line method or may use an accelerated method in order to better match the expected future cash flows from the use of the asset. Intangible assets, which are included in other assets, had a net book value of $671.4 million and $366.1 million at December 31, 1998 and 1997, respectively. The Corporation had accumulated amortization related to its intangible assets of $144.1 million and $89.9 million at December 31, 1998 and 1997, respectively.

The Corporation periodically reviews the carrying value of its intangible assets for impairment. The intangible assets are carried at the lower of net book value or fair value, with the fair value determined by discounting the expected future cash flows from the use of the asset, using an appropriate discount rate. The Corporation performs this valuation based on the size and nature of the intangible asset. For intangible assets that are not considered material, the Corporation performs this calculation by grouping the assets by year of acquisition.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), was issued. Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is effective for financial statements issued for all quarters of all fiscal years beginning after June 15, 1999. Based on the Corporation's current level of derivative and hedging activities, the adoption of Statement No. 133 will not have a material impact on the Corporation's consolidated financial statements.

SUBSEQUENT EVENTS

During December 1998, the Corporation agreed to acquire the credit card business of PNC Bank, N.A. ("PNC"). The purchase includes outstanding credit card receivables of approximately $2.9 billion. At closing, the Corporation will enter into agreements with PNC Bank, N.A., and the American Automobile Association ("AAA") to market credit card products to PNC customers and members of AAA. The transaction is expected to close in the first quarter of 1999, subject to regulatory approvals.

In January 1999, the Corporation issued 50 million shares of common stock. The Corporation intends to use the net proceeds from this offering, approximately $1.2 billion, to complete the purchase of the credit card business of PNC Bank, N.A., and for other general corporate purposes.

NOTE B: EARNINGS PER COMMON SHARE

The Corporation computes earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("Statement No. 128"). Earnings per common share ("basic") is computed using net income applicable to common stock and weighted average common shares outstanding during the period. Earnings per common share--assuming dilution ("diluted") is computed using net income applicable to common stock and weighted average common shares outstanding during the period after consideration of the potential dilutive effect of common stock equivalents, based on the treasury stock method using an average market price for the period. The Corporation's common stock equivalents are solely related to employee stock options. The Corporation does not have any other common stock equivalents.


Computation of Earnings Per Common Share
--------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                           1998               1997               1996
--------------------------------------------------------------------------------------------------------------------------------
BASIC
Net income.....................................................................   $    776,266     $    622,500     $    474,495
Less: preferred stock dividend requirements....................................         14,292           19,527           14,055
                                                                                  ------------     ------------     ------------
Net income applicable to common stock..........................................   $    761,974     $    602,973     $    460,440
                                                                                  ============     ============     ============
Weighted average common shares outstanding (000)...............................        751,856          751,837          751,812
                                                                                  ============     ============     ============
Earnings per common share......................................................   $       1.01     $        .80     $        .61
                                                                                  ============     ============     ============
DILUTED
Net income.....................................................................   $    776,266     $    622,500     $    474,495
Less: preferred stock dividend requirements....................................         14,292           19,527           14,055
                                                                                  ------------     ------------     ------------
Net income applicable to common stock..........................................   $    761,974     $    602,973     $    460,440
                                                                                  ============     ============     ============

Weighted average common shares outstanding (000)...............................        751,856          751,837          751,812
Net effect of dilutive stock options--based on the treasury stock
   method using average market price (000).....................................         37,565           37,964           26,661
                                                                                  ------------     ------------     ------------
Weighted average common shares outstanding and common stock equivalents (000)..        789,421          789,801          778,473
                                                                                  ============     ============     ============

Earnings per common share--assuming dilution...................................   $        .97     $        .76     $        .59
                                                                                  ============     ============     ============
--------------------------------------------------------------------------------------------------------------------------------

There were 8,947,000 stock options with an average option price of $22.46 per share outstanding at December 31, 1998, which were not included in the computation of earnings per common share--assuming dilution for 1998 as a result of the stock options' exercise price being greater than the average market price of the common shares. These stock options expire in 2008.

                      MBNA CORPORATION AND SUBSIDIARIES

For comparative purposes, earnings per common share and weighted average common shares outstanding and common stock equivalents have been restated to reflect the three-for-two stock split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1998, to stockholders of record as of September 15, 1998.

NOTE C: INVESTMENT SECURITIES

  Summary of Investment Securities
------------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         GROSS            GROSS
                                                                         AMORTIZED     UNREALIZED      UNREALIZED        MARKET
                                                                           COST           GAINS           LOSSES          VALUE
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
Investment securities available-for-sale:
   U.S. Treasury and other U.S. government agencies obligations......   $   526,192    $      1,340    $        (48)   $    527,484
State and political subdivisions of the United States................        89,529              40               -          89,569
   Asset-backed and other securities.................................     1,050,402    $        189          (3,940)      1,046,651
                                                                        -----------    ------------    ------------    ------------
      Total investment securities available-for-sale.................   $ 1,666,123    $      1,569    $     (3,988)   $  1,663,704
                                                                         ==========    ============    ============    ============
Investment securities held-to-maturity:
   U.S. Treasury and other U.S. government agencies obligations......   $   194,418    $        412    $     (5,189)   $    189,641
   State and political subdivisions of the United States.............         2,685             255               -           2,940
   Asset-backed and other securities.................................        18,917    $          -             (25)         18,892
                                                                        -----------    ------------    ------------    ------------
      Total investment securities held-to-maturity...................   $   216,020    $        667    $     (5,214)   $    211,473
                                                                        ===========    ============    ============    ============

DECEMBER 31, 1997
Investment securities available-for-sale:
   U.S. Treasury and other U.S. government agencies obligations......   $ 1,074,179    $      1,371    $       (170)   $  1,075,380
   State and political subdivisions of the United States.............        91,282              48             (14)         91,316
   Asset-backed and other securities.................................       995,408             720            (360)        995,768
                                                                        -----------    ------------    ------------    ------------
      Total investment securities available-for-sale.................   $ 2,160,869    $      2,139    $       (544)   $  2,162,464
                                                                        ===========    ============    ============    ============
Investment securities held-to-maturity:
   U.S. Treasury and other U.S. government agencies obligations......   $   285,747    $        105    $     (4,142)   $    281,710
   State and political subdivisions of the United States.............         1,628             105            (265)          1,468
Asset-backed and other securities....................................        58,805              97            (212)         58,690
                                                                        -----------    ------------    ------------    ------------
      Total investment securities held-to-maturity...................   $   346,180    $        307    $     (4,619)   $    341,868
                                                                        ===========    ============    ============    ============

DECEMBER 31, 1996
Investment securities available-for-sale:
   U.S. Treasury and other U.S. government agencies obligations......   $   605,034    $          -    $       (150)   $    604,884
   State and political subdivisions of the United States.............        87,521             128             (48)         87,601
   Asset-backed and other securities.................................     1,026,088           1,821            (664)      1,027,245
                                                                        -----------    ------------    ------------    ------------
      Total investment securities available-for-sale.................   $ 1,718,643    $      1,949    $       (862)   $  1,719,730
                                                                        ===========    ============    ============    ============
Investment securities held-to-maturity:
   U.S. Treasury and other U.S. government agencies obligations......   $   506,346    $        368    $     (6,409)   $    500,305
   State and political subdivisions of the United States.............           454              29              (1)            482
Asset-backed and other securities....................................        91,520             373            (472)         91,421
                                                                        -----------    ------------    ------------    ------------
      Total investment securities held-to-maturity...................   $   598,320    $        770    $     (6,882)   $    592,208
                                                                        ===========    ============    ============    ============
------------------------------------------------------------------------------------------------------------------------------------

Estimated Maturities of Investment Securities
-------------------------------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------------------------------
                                                        Amortized          Market
December 31, 1998                                         Cost              Value
-------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE
   Due within one year.............................    $   830,100       $   830,783
   Due after one year through five years...........        749,481           747,215
   Due after five years through ten years..........         82,678            81,888
   Due after ten years.............................          3,864             3,818
                                                       -----------       -----------
      Total investment securities available-for-sale   $ 1,666,123       $ 1,663,704
                                                       ===========       ===========
INVESTMENT SECURITIES HELD-TO-MATURITY
   Due within one year.............................    $    25,962       $    25,918
   Due after one year through five years...........          2,000             1,975
   Due after five years through ten years..........              -                 -
   Due after ten years.............................        188,058           183,580
                                                       -----------       -----------
      Total investment securities held-to-maturity.    $   216,020       $   211,473
                                                       ===========       ===========
-------------------------------------------------------------------------------------


The Corporation did not sell any investment securities during 1998, 1997, and 1996. No investment securities were pledged by the Corporation at December 31, 1998 and 1997.

                       MBNA CORPORATION AND SUBSIDIARIES

NOTE D: GEOGRAPHIC DIVERSIFICATION OF LOANS

The Corporation originates credit card and other consumer loans, primarily throughout the United States, the United Kingdom, and Canada. The table below details the geographic distribution of the Corporation's loan receivables, securitized loans, and managed loans. Credit card and other consumer loans originated in the United States are broadly distributed throughout the United States' geographic regions. Credit card and other consumer loans issued by MBNA International are primarily located in the United Kingdom, while MBNA Canada issues credit card loans in Canada.

The Corporation's loans are generally made on an unsecured basis after reviewing each potential Customer's credit application and evaluating the applicant's financial history and ability and willingness to repay. The maximum credit line to individual credit card Customers is generally $100,000, the average line is $10,100, and the average balance outstanding per account is $3,400 at December 31, 1998.

Geographic Distribution of Loan Receivables, Securitized Loans, and Managed
Loans
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                               LOAN RECEIVABLES               SECURITIZED LOANS                 MANAGED LOANS
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998 United States:
   Northern............................     $   1,547,570       11.5%     $   5,823,424       12.6%       $   7,370,994       12.4%
   Mid-Atlantic........................         1,917,398       14.2          6,823,748       14.8            8,741,146       14.6
   Southern............................         1,995,097       14.8          7,149,923       15.5            9,145,020       15.3
   Central.............................         2,007,707       14.9          7,340,829       15.9            9,348,536       15.7
   Western.............................         2,659,009       19.7          8,974,906       19.4           11,633,915       19.5
   Southwestern........................         1,824,832       13.6          6,536,971       14.2            8,361,803       14.0
United Kingdom.........................         1,247,682        9.3          3,262,905        7.1            4,510,587        7.6
Canada.................................           241,317        1.8            162,589         .3              403,906         .7
Other .................................            27,755         .2             97,444         .2              125,199         .2
                                            -------------      -----      -------------      -----        -------------      -----
      Total............................     $  13,468,367      100.0%     $  46,172,739      100.0%       $  59,641,106      100.0%
                                            =============      =====      =============      =====        =============      =====
DECEMBER 31, 1997 United States:
   Northern............................     $   1,314,058       11.8%     $   5,003,281       13.1%       $   6,317,339       12.8%
   Mid-Atlantic........................         1,616,834       14.5          5,895,442       15.4            7,512,276       15.2
   Southern............................         1,592,768       14.2          6,009,081       15.7            7,601,849       15.4
   Central.............................         1,855,943       16.6          6,249,683       16.3            8,105,626       16.4
   Western.............................         2,230,449       20.0          7,782,734       20.4           10,013,183       20.3
   Southwestern........................         1,266,552       11.3          5,604,259       14.7            6,870,811       13.9
United Kingdom.........................         1,201,522       10.8          1,594,320        4.2            2,795,842        5.7
Canada.................................                 3          -                  -          -                    3          -
Other .................................            83,945         .8             78,986         .2              162,931         .3
                                            -------------      -----      -------------      -----        -------------      -----
      Total............................     $  11,162,074      100.0%     $  38,217,786      100.0%       $  49,379,860      100.0%
                                            =============      =====      =============      =====        =============      =====
------------------------------------------------------------------------------------------------------------------------------------

NOTE E: RESERVE FOR POSSIBLE CREDIT LOSSES
--------------------------------------------------------------------------------------
 Changes in the Reserve for Possible Credit Losses
--------------------------------------------------------------------------------------
 (dollars in thousands)
--------------------------------------------------------------------------------------
 December 31,                                     1998          1997          1996
--------------------------------------------------------------------------------------
  Reserve for possible credit losses,
   beginning of year.........................   $ 162,476     $ 118,427     $ 104,886
   Reserves acquired.........................      29,932         7,975         7,553
   Provision for possible credit losses......     310,039       260,040       178,224
   Foreign currency translation..............        (125)         (203)          488
   Credit losses.............................    (440,113)     (359,542)     (254,417)
   Recoveries................................     154,702       135,779        81,693
                                                ---------     ---------     ---------
      Net credit losses......................    (285,411)     (223,763)     (172,724)
                                                ---------     ---------     ---------
Reserve for possible credit losses,
 end of year.................................   $ 216,911     $ 162,476     $ 118,427
                                                =========     =========     =========

NOTE F: PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------------
Summary of Premises and Equipment
--------------------------------------------------------------------------------------
(dollars in thousands)
--------------------------------------------------------------------------------------
December 31,                                              1998              1997
--------------------------------------------------------------------------------------
Land...............................................    $   148,118       $   160,876
 Buildings and improvements........................      1,323,301         1,158,703
Furniture and equipment............................        676,838           623,670
                                                       -----------       -----------
   Total...........................................      2,148,257         1,943,249
Accumulated depreciation and amortization..........       (530,661)         (364,191)
                                                       -----------       -----------
   Premises and equipment, net.....................    $ 1,617,596       $ 1,579,058
                                                       ===========       ===========
--------------------------------------------------------------------------------------

Depreciation expense for the years ended December 31, 1998, 1997, and 1996, was $172.3 million, $124.6 million, and $76.7 million, respectively.

                        MBNA CORPORATION AND SUBSIDIARIES

The Corporation leases certain office facilities and equipment under operating lease agreements that provide for payment of property taxes, insurance, and maintenance costs. These leases generally include renewal options, with certain leases providing purchase options. Rental expense for operating leases was $33.1 million, $31.3 million, and $26.7 million for the years ended December 31, 1998, 1997, and 1996, respectively.

Future Minimum Rental Payments Under Noncancelable Operating Leases
-------------------------------------------------------------------------------------
(dollars in thousands)
1999.................................................................    $    26,928
2000.................................................................         18,924
2001.................................................................         14,340
2002.................................................................          8,011
2003.................................................................          4,888
Thereafter...........................................................          6,269
                                                                         -----------
   Total minimum lease payments......................................    $    79,360
                                                                         ===========
-------------------------------------------------------------------------------------

NOTE G: SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under repurchase agreements are overnight borrowings that generally mature within one business day of the transaction date. Other short-term borrowings consist primarily of federal funds purchased that mature in more than one business day, short-term bank notes issued from the global bank note program established by the Bank, and other transactions with maturities greater than one business day but less than one year.

The Corporation entered into a $275.0 million receivables financing facility during 1998 that is included in short-term borrowings. This receivables financing facility was used by the Corporation to fund an acquisition of loan receivables. Loan receivables in the amount of $387.4 million are subject to a lien by the provider of the facility.

Summary of Short-Term Borrowings
--------------------------------------------------------------------------------------
(dollars in thousands)
--------------------------------------------------------------------------------------
Year Ended December 31,                            1998          1997          1996
--------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND SECURITIES
 SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end..........................  $        -      $      -    $       -
  Weighted average interest rate at year end.           -%            -%           -%
Average amount outstanding
 during the year.............................  $   54,426      $ 16,712    $  67,712
Maximum amount outstanding at any
 month end...................................     410,000       297,000      325,000
Weighted average interest rate during
 the year....................................        5.66%         5.59%        5.39%
OTHER SHORT-TERM BORROWINGS
Balance at year end..........................  $1,231,195      $192,623     $693,387
Weighted average interest rate at year end...        5.13%         7.53%        5.66%
Average amount outstanding
 during the year.............................  $  394,076      $321,443     $269,538
Maximum amount outstanding at any
 month end...................................   1,231,195       646,529      693,387
Weighted average interest rate during
 the year....................................        5.83%         5.86%        5.51%
--------------------------------------------------------------------------------------

NOTE H: LONG-TERM DEBT AND BANK NOTES

Long-term debt and bank notes consist of borrowings having an original maturity of one year or more.


Summary of Long-Term Debt and Bank Notes
--------------------------------------------------------------------------------------
(dollars in thousands)
--------------------------------------------------------------------------------------
December 31,                                              1998              1997
--------------------------------------------------------------------------------------
PARENT COMPANY
6 7/8 % Senior Notes, maturing in 1999 and 2005....    $   249,226       $   248,935
Fixed-Rate Senior Medium-Term Notes, with a
 weighted average interest rate of 6.61% and
 6.70%, respectively, maturing in varying
 amounts from 1999 through 2004....................        625,604           520,246
Floating-Rate Senior Medium-Term Notes,
 maturing in varying amounts from 1999
 through 2003......................................      1,183,146           872,838
                                                       -----------       -----------
      Total parent company.........................      2,057,976         1,642,019
SUBSIDIARIES
Fixed-Rate Bank Notes, with a weighted average
 interest rate of 6.80% and 7.29%,
 respectively, maturing in varying amounts from 1999
 through 2005......................................        770,767           875,117
Floating-Rate Bank Notes, maturing in varying
 amounts from 1999 through 2004....................      1,815,244         1,978,281
Fixed-Rate Bilateral Credit Facility, with an
 interest rate of 7.29%, maturing in varying
 amounts from 1999 through 2001....................          6,204            10,756
Fixed-Rate Bilateral Credit Facility, with an
 interest rate of 7.2033%, maturing in 2000........         16,636            16,425
Floating-Rate Bilateral Credit Facility,
 maturing in 2001..................................         16,636            16,425
Fixed-Rate Syndicated Credit Facility, with an
 interest rate of 7.645%, maturing in 2001.........        124,770           123,187
Fixed-Rate Medium-Term Deposit Notes, with an
 interest rate of 6.35%, maturing in 2001..........         65,615                 -
7.25% Subordinated Notes, maturing in 2002.........        198,789           198,519
6.75% Subordinated Notes, maturing in 2008.........        247,392                 -
Subordinated Guaranteed Floating-Rate Notes,
 maturing in 2005..................................         55,772            55,039
 Guaranteed Preferred Beneficial Interests in
  Corporation's Junior Subordinated Deferrable
  Interest Debentures, series A, with an interest
  rate of 8.278%, maturing in 2026.................        250,000           250,000
Guaranteed Preferred Beneficial Interests in
  Corporation's Junior Subordinated Deferrable
  Interest Debentures, series B, with an interest
  rate equal to 80 basis points above the
  three-month London Interbank Offered Rate,
  maturing in 2027.................................        276,921           276,846
Guaranteed Preferred Beneficial Interests in
 Corporation's Junior Subordinated Deferrable
 Interest Debentures, series C, with an interest
 rate of 8.25%, maturing in 2027...................         36,303            36,303
                                                       -----------       -----------
      Long-term debt and bank notes................    $ 5,939,025       $ 5,478,917
                                                       ===========       ===========
--------------------------------------------------------------------------------------

                        MBNA CORPORATION AND SUBSIDIARIES

6 7/8% SENIOR NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. Interest on the 6 7/8% Senior Notes is payable semiannually. These notes may not be redeemed prior to their stated maturity.

SENIOR MEDIUM-TERM NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. The Corporation has $627.5 million of Fixed-Rate Senior Medium-Term Notes outstanding, with rates ranging from 5.97% to 7.49%. Interest on the Fixed-Rate Senior Medium-Term Notes is payable semiannually. The Corporation also has $1.2 billion of Floating-Rate Senior Medium-Term Notes outstanding. These Floating-Rate Senior Medium-Term Notes are priced between 27 basis points and 66 basis points over the three-month London Interbank Offered Rate (LIBOR). Interest on the Floating-Rate Senior Medium-Term Notes is payable quarterly. At December 31, 1998, the three-month LIBOR was 5.08%.

BANK NOTES

The Bank Notes are direct, unconditional, unsecured obligations of the Bank, and are not subordinated to any other obligations of the Bank. The Bank has $772.2 million outstanding of Fixed-Rate Bank Notes, with rates ranging from 5.96% to 7.76%. Interest is payable semiannually. The Bank also has $1.8 billion outstanding of Floating-Rate Bank Notes, with rates priced between 12.5 basis points and 37.5 basis points over the three-month LIBOR. Interest is payable quarterly.

BILATERAL CREDIT FACILITIES

       These facilities are direct, unsecured obligations of MBNA International, and are not subordinated to any other obligations of MBNA International. At December 31, 1998, MBNA International had fixed-rate facilities totaling Pound Sterling 13.7 million (approximately $22.8 million) outstanding with interest payable monthly. MBNA International also had a Pound Sterling 10.0 million (approximately $16.6 million) floating-rate facility outstanding at December 31, 1998. This draw was priced at 17.5 basis points above the three-month Sterling LIBOR and is payable semiannually. At December 31, 1998, the three-month Sterling LIBOR was 6.28%.

SYNDICATED CREDIT FACILITY

The syndicated credit facility is an unsecured obligation of MBNA International and is not subordinated to any other obligation of MBNA International. Interest is payable quarterly.

MEDIUM-TERM DEPOSIT NOTES

These notes are direct, unconditional, unsecured obligations of MBNA Canada and are not subordinated to any other obligation of MBNA Canada. At December 31, 1998, MBNA Canada had CAD$102.0 million (approximately $65.9 million) outstanding with interest payable semiannually. The Medium-Term Deposit Notes are unconditionally guaranteed as to payment of principal and interest by the Bank, and are not redeemable prior to their stated maturity.

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

6.75% SUBORDINATED NOTES

The 6.75% Subordinated Notes are subordinated to the claims of depositors and other creditors of the Bank, unsecured, and not subject to redemption prior to maturity. Interest is payable semiannually. The 6.75% Subordinated Notes were issued by the Bank in 1998 and qualify as Tier 2 Capital, which is included in Total Capital, under the risk-based capital guidelines for both banks and bank holding companies.

SUBORDINATED GUARANTEED FLOATING-RATE NOTES

MBNA International has Pound Sterling 34.0 million (approximately $56.6 million) of Subordinated Guaranteed Floating-Rate Notes outstanding. Interest on these notes is priced between 100 basis points and 145 basis points over the three-month Sterling LIBOR for the first five years, with a 50 basis point increase for the last five years. These notes were issued by MBNA International in 1995 and are unsecured. Interest on these notes is payable quarterly or semiannually. The Subordinated Guaranteed Floating-Rate Notes are redeemable, in whole or in part, at their principal amount in or after May 2000, at the option of MBNA International, subject, if required, to the prior consent of the Financial Services Authority.

The Subordinated Guaranteed Floating-Rate Notes are unconditionally and irrevocably guaranteed on a subordinated basis by the Bank. The obligations of the Bank, under this guarantee, also constitute unsecured obligations, subordinated to the claims of all senior creditors of the Bank.

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

The junior subordinated deferrable interest debentures are the sole assets of the trusts, and the payments under the junior subordinated deferrable interest debentures are the sole revenues of the trusts. Interest on the series capital securities is payable semiannually or quarterly; however, the Corporation has the right to defer payment of interest on the junior subordinated deferrable interest debentures at any time, or from time to time, for a period not exceeding 10 consecutive semiannual periods or 20 consecutive quarterly periods depending upon the series. If the payment of interest is deferred on the junior subordinated deferrable interest debentures, distributions on the

                        MBNA CORPORATION AND SUBSIDIARIES


series securities will be deferred and the Corporation also may not be permitted to declare or pay any cash dividends on the Corporation's capital stock or interest on debt securities that have equal or less priority than the junior subordinated deferrable interest debentures.

The series capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated deferrable interest debentures at their stated maturity or their earlier redemption. The junior subordinated deferrable interest debentures are redeemable prior to their stated maturity at the option of the Corporation, on or after the contractually specified dates, in whole at any time, or in part from time to time, or prior to the contractually specified dates, in whole only within 90 days following the occurrence of certain tax or capital treatment events. The series capital securities have a preference with respect to cash distributions and amounts payable on liquidation or redemption over the series common securities.

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

These securities qualify as regulatory capital for the Corporation.

Minimum Annual Maturities of Long-Term Debt and Bank Notes
-------------------------------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------------------------------
                                                                           Parent
                                                         Parent          Company and
                                                         Company        Subsidiaries
-------------------------------------------------------------------------------------
1999...............................................   $    591,000      $  1,118,337
2000...............................................        367,000         1,033,611
2001...............................................        241,000           894,155
2002...............................................        345,000         1,219,150
2003...............................................        384,000           604,000
-------------------------------------------------------------------------------------

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

NOTE I: ASSET SECURITIZATION

The Corporation periodically securitizes certain pools of loan receivables in both public and private markets. Certificates representing undivided interests in the trust are sold by the trust to investors, while the remaining undivided interest is retained by the Corporation. The Corporation includes the remaining undivided interest in loan receivables and had $7.6 billion and $8.5 billion of such amounts outstanding at December 31, 1998, and 1997, respectively. The carrying value of these loan receivables approximates fair value. The senior classes of the asset-backed securities are generally credit-enhanced by a third party to provide a AAA credit rating at the time of issuance.

On January 1, 1997, the Corporation adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement No. 125"), effective for all transactions occurring after December 31, 1996. In accordance with Statement No. 125, gains are recognized in securitization income at the time of initial sale and each subsequent sale of loan receivables in an asset securitization. As a result, the Corporation recognizes the gain from securitized loans in securitization income on the Corporation's consolidated statements of income and includes the related receivable in accounts receivable from securitizations on the consolidated statements of financial condition at the time of sale. The related receivable represents the contractual right to receive interest and other cash flows from the trusts and is reported at market value with unrealized gains and losses, net of tax, included as a component of stockholders' equity. At December 31, 1998 and 1997, the amount of this related receivable was $497.0 million and $454.1 million, respectively. Transaction costs incurred by the Corporation are immediately recognized as a reduction to the gain recorded from the asset securitization transaction. Securitization income also includes the other fees received by the Corporation for the servicing of securitized loans. As a result of the adoption of Statement No. 125, securitization income increased $17.9 million in 1998 and $325.1 million in 1997. These increases are not representative of future periods. Prior to 1997, the Corporation recognized the earnings from each asset securitization over the life of the transaction. In accordance with Statement No. 125, prior years have not been restated.

The Corporation uses certain assumptions and estimates in determining the gain recognized at the time of initial sale and each subsequent sale in accordance with Statement No. 125. These assumptions and estimates include projections concerning the annual percentage rates charged to Customers, charge-off experience, loan repayment rates, the cost of funds, and discount rates commensurate with the risks involved. Significant changes in these assumptions could impact the realization of the related receivable.

Proceeds from securitization transactions were approximately $10.7 billion, $13.2 billion, and $11.2 billion in 1998, 1997, and 1996, respectively. At December 31, 1998 and 1997, approximately $45.3 billion and $37.6 billion of investor principal (face value) remained outstanding, respectively.

Included in accounts receivable from securitizations in the consolidated statements of financial condition at December 31, 1998 and 1997, were $294.8 million and $284.1 million, respectively, of receivables subject to a lien by the providers of the credit enhancement facility for individual securitizations. The providers of the credit enhancement have no other recourse to the Corporation. The Corporation does not receive collateral from any party to the securitization, and the Corporation does not have any risk of counterparty nonperformance.

                      MBNA CORPORATION AND SUBSIDIARIES

NOTE J: EMPLOYEE BENEFIT PLANS

Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("Statement No. 132"), effective for financial statements issued for fiscal years beginning after December 15, 1997, revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The adoption of Statement No. 132 did not have an impact on the Corporation's consolidated financial statements. For purposes of comparability, prior year consolidated financial statement disclosures have been restated to conform with the requirements of Statement No. 132.

The Corporation has a noncontributory defined benefit pension plan and a supplemental executive retirement plan ("SERP"). The following illustrates the combined financial information of the two employee benefit plans.

Benefit Plan Financial Information
--------------------------------------------------------------------------------------
(dollars in thousands)
--------------------------------------------------------------------------------------
Year Ended December 31,                                   1998              1997
--------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Net benefit obligation, beginning of year..........    $  157,468         $  113,853
   Service cost--benefits earned during the year...        23,151             20,692
   Interest cost on projected benefit obligation...        11,937             10,246
   Actuarial loss..................................        20,724             13,664
   Gross benefits paid.............................        (1,122)              (987)
                                                       ----------         ----------
 Net benefit obligation, end of year...............    $  212,158         $  157,468
                                                       ==========         ==========
CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year ......    $  108,737         $   71,941
   Actual return on plan assets ...................        11,242             21,479
   Employer contributions..........................        21,017             16,304
   Gross benefits paid.............................        (1,122)              (987)
                                                       ----------         ----------
Fair value of plan assets, end of year ............    $  139,874         $  108,737
                                                       ==========         ==========

Funded status .....................................    $  (72,284)        $  (48,731)
Unrecognized net actuarial loss....................        36,614             19,851
Unrecognized prior service cost....................         1,786               (838)
Unrecognized net transition obligation.............         3,491              3,836
                                                       ----------         ----------
   Net amount recognized ..........................    $  (30,393)        $  (25,882)
                                                       ==========         ==========
 Amounts recognized in the consolidated
  statements of financial condition consist of:
Prepaid benefit cost...............................    $    2,912         $        -
Accrued benefit cost ..............................       (33,305)           (25,882)
Additional minimum liability.......................       (17,895)           (11,938)
Intangible asset and accumulated other
 comprehensive income..............................        17,895             11,938
                                                       ----------         ----------
   Net amount recognized ..........................    $  (30,393)        $  (25,882)
                                                       ==========         ==========
Significant actuarial assumptions used in
 determining the projected benefit obligation
 are as follows:
   Discount rate...................................          6.75%              7.50%
   Rate of compensation increase...................          6.00               6.50
--------------------------------------------------------------------------------------

The accumulated benefit obligation in excess of the fair value of SERP plan assets was $51.2 million at December 31, 1998, and $36.4 million at December 31, 1997. There were no plan assets for the SERP plan at December 31, 1998 and 1997.

Components of Net Periodic Benefit Cost
---------------------------------------------------------------------------------------
(dollars in thousands)
---------------------------------------------------------------------------------------
Year Ended December 31,                           1998          1997          1996
---------------------------------------------------------------------------------------
  Service cost--benefits earned
   during the year...........................   $  23,151     $  20,692     $  18,721
Interest cost on projected benefit
   obligation................................      11,937        10,246         8,311
Expected return on plan assets...............     (10,031)       (6,752)       (4,399)
Net amortization and deferral................         464           630         1,734
                                                ---------     ---------     ---------
      Net periodic benefit cost..............   $  25,521     $  24,816     $  24,367
                                                =========     =========     =========
Significant actuarial assumptions used in
 determining the net periodic benefit
 cost are as follows:
      Expected return on plan assets.........        9.00%         9.00%         9.00%
      Discount rate..........................        6.75          7.50          7.75
      Rate of compensation increase..........        6.00          6.50          6.50
---------------------------------------------------------------------------------------

The Corporation lowered the discount rate and rate of compensation increase used to value its projected benefit obligation for both the pension and SERP plans in 1998 to reflect the current rate environment. The change in assumptions will not have a material impact on the Corporation's consolidated financial statements for 1999.

In 1997, the Corporation lowered the discount rate used to value its projected benefit obligation for both the pension and SERP plans to reflect the then current rate environment. This change in assumption did not have a material impact on the Corporation's consolidated financial statements for 1998.

PENSION PLAN

The Corporation's noncontributory defined benefit pension plan covers substantially all people employed by the Corporation in the United States who meet certain age and service requirements. The benefits are based on years of service and the person's compensation during the last 10 years of employment. The Corporation's funding policy is to make contributions sufficient to achieve a target-funded ratio on an accumulated benefit obligation basis between 130% and 140%, and only tax-deductible contributions may be made. Contributions are intended to provide not only for benefits earned to date, but also for those expected to be earned in the future.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Corporation's unfunded SERP plan, established in 1991, provides certain officers with supplemental retirement benefits in excess of limits imposed on qualified plans by federal tax law.

OTHER PLANS

The Corporation's foreign bank subsidiaries each have pension plans for their employees. MBNA International has a pension plan that covers substantially all of its people who meet certain age and service requirements. MBNA International contributes 6% of an eligible person's base salary. In addition, eligible participants may contribute up to a maximum of 15% of base salary, with the first 6% matched at a rate of 50% by MBNAInternational. MBNA Canada has a registered retirement savings plan that covers substantially all of its people who meet certain age and service requirements. MBNA Canada contributes 5% of an eligible person's base salary.

                        MBNA CORPORATION AND SUBSIDIARIES


In addition, eligible participants may contribute up to a maximum of 10% of base salary, with the first 6% matched at the rate of 50% by MBNA Canada. The expenses for these plans are charged to other operating expense and were not material to the Corporation's consolidated financial statements.

401(K) PLUS SAVINGS PLAN

The MBNA Corporation 401(k) Plus Savings Plan ("the 401(k) Plan") is a defined contribution plan that is intended to qualify under section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all people in the United States who have been employed by the Corporation for one or more years and have completed at least one thousand hours of service in any one year. For these people, the Corporation automatically contributes 1% of base salary. Additionally, eligible participants may make pretax and after-tax contributions, with contributions up to 6% of base salary matched 50% by the Corporation. Expense charged to operations for the 401(k) Plan was $14.8 million, $12.1 million, and $9.9 million in 1998, 1997, and 1996, respectively.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The Corporation and its subsidiaries provide certain health care and life insurance benefits for certain people upon reaching retirement. Initially, a plan was established for people aged 45 and older with at least 10 years of service as of December 31, 1993. The plan was closed to future enrollment effective December 31, 1998. The plan was extended on January 1, 1999, to people aged 40 and older with at least 5 years of service. A person must meet the requirements for early retirement status to be eligible for these benefits. The Corporation records the estimated cost of benefits provided to its former or inactive employees on an accrual basis. Expenses charged to other operating expense were not material to the Corporation's consolidated financial statements.

NOTE K: STOCK OPTION PLAN

The Corporation's 1997 Long Term Incentive Plan ("1997 Plan") authorizes the issuance of shares of common stock pursuant to incentive and nonqualified stock options, and restricted or unrestricted share awards to officers, directors, key employees, consultants, and advisors of the Corporation. Beginning in 1997, all stock options and restricted stock awards were granted from this plan. Prior to 1997, grants were made under the Corporation's 1991 Long Term Incentive Plan ("1991 Plan").

During 1998, the shareholders approved an amendment to the 1997 Plan, which increased the number of shares of the Corporation's Common Stock which may be issued pursuant to grants made under the 1997 Plan from 24.8 million shares to
32.3 million shares. At December 31, 1998 and 1997, the amount of shares of common stock available for future grants under the 1997 Plan was 4.8 million shares and 8.5 million shares, respectively.

Stock options are granted with an exercise price that is not less than the fair market value of the Corporation's Common Stock on the date the option is granted, and none may be exercised more than 10 years from the date of grant. Stock options granted to selected officers and key employees of the Corporation, other than performance-based common stock options and other special grants, generally become exercisable for one-fifth of the common shares subject to the options each year and continue to become exercisable for up to one-fifth per year until they are completely exercisable after five years. Those granted to nonemployee directors are exercisable immediately.

Summary of Stock Option Plans Activity
--------------------------------------------------------------------------------------
(shares in thousands)
--------------------------------------------------------------------------------------
                                                      Number        Weighted Average
                                                     of Shares       Exercise Price
--------------------------------------------------------------------------------------
1998
 Options outstanding, beginning of year...........     65,261           $  7.47
   Granted........................................     10,483             22.07
   Exercised......................................     (9,821)             4.32
   Canceled.......................................     (1,501)            13.52
                                                      -------
Options outstanding, end of year..................     64,422             10.19
                                                      =======
Options exercisable, end of year..................     35,770
                                                      =======
Weighted average fair value of options
 granted during the year..........................    $  6.99
                                                      =======
1997
 Options outstanding, beginning of year...........     58,244           $  5.22
   Granted........................................     15,199             14.18
   Exercised......................................     (8,182)             3.90
   Canceled.......................................          -                 -
                                                      -------
Options outstanding, end of year..................     65,261              7.47
                                                      =======
Options exercisable, end of year..................     25,955
                                                      =======
Weighted average fair value of options
 granted during the year..........................    $  4.91
                                                      =======
1996
Options outstanding, beginning of year............     57,069           $  4.61
   Granted........................................      7,778              8.23
   Exercised......................................     (6,573)             3.48
   Canceled.......................................        (30)             4.11
                                                      -------
Options outstanding, end of year..................     58,244              5.22
                                                      =======
Options exercisable, end of year..................     21,373
                                                      =======
Weighted average fair value of options
 granted during the year..........................    $  2.37
                                                      =======
------------------------------------------------------------------------------------

During 1998, 1.8 million shares of performance-based common stock options were granted under the 1997 Plan. In 1997, performance-based common stock options for
13.4 million shares were granted, while 3.9 million shares were granted in 1996. These options become exercisable when the Corporation achieves certain net income targets, net income and stock price targets, or outstanding managed loan targets. If these conditions are not achieved, these options then become exercisable for one day on the day before their termination date.

                        MBNA CORPORATION AND SUBSIDIARIES

Summary of Stock Options Outstanding
---------------------------------------------------------------------------------------------------------------------------------
(shares in thousands)
---------------------------------------------------------------------------------------------------------------------------------
  December 31, 1998                              Options Outstanding                                Options Exercisable
---------------------------------------------------------------------------------------------------------------------------------
                                                  Weighted Average
                                    Number            Remaining             Weighted Average      Number       Weighted Average
  Range of Exercise Prices        of Shares        Contractual Life          Exercise Price      of Shares      Exercise Price
---------------------------------------------------------------------------------------------------------------------------------
$ 1.00  to   $ 4.99                 19,929              5.0  YEARS               $ 4.23           19,929           $ 4.23
  5.00  to     9.99                 19,563              6.9                        7.13           11,795             6.88
 10.00  to    14.99                 12,250              8.3                       13.13              485            12.55
 15.00  to    19.99                 2,356               9.0                       18.28              137            17.52
 20.00  to    24.99                 10,324              9.4                       22.16            3,424            22.33
                                   -------                                                       -------
$ 1.00  to   $24.99                 64,422                                                        35,770
                                   =======                                                       =======
---------------------------------------------------------------------------------------------------------------------------------

In 1998, the Corporation granted 2.3 million stock options which were immediately exercisable following the effective date of the grant, 225,000 stock options which become exercisable in October 2001, and 75,000 stock options which become exercisable in three equal installments beginning in January 1999. The Corporation also granted 750,000 stock options during 1997 which are exercisable in July 2001. In 1996, 54,000 options were granted subject to shareholder approval of the 1997 Plan and are included in the Summary of Stock Option Plans Activity in 1997.

Restricted shares were also issued under the 1997 Plan to the Corporation's senior officers. A total of 1.5 million common shares, net of forfeited restricted shares, and 1.3 million common shares, with an approximate aggregate market value of $31.8 million and $22.1 million at the time of grant, were issued in 1998 and 1997, respectively. A total of 835,000 common shares, with an approximate aggregate market value of $9.5 million at the time of grant, were issued in 1996 under the 1991 Plan. The market value of these restricted shares at the date of grant is amortized into expense over a period less than the restriction period. If the restrictions are removed, generally upon death, disability, or retirement, any remaining unamortized market value of the restricted shares is expensed.

To the extent stock options are exercised and restricted shares are awarded from time to time under the Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), defines a fair-value-based method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. As permitted by Statement No. 123, the Corporation elected to retain the intrinsic-value-based method of accounting for stock option grants in accordance with APB Opinion No. 25. Statement No. 123 requires certain additional disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. In accordance with Statement No. 123, the Black-Scholes option pricing model is one technique allowed to determine the fair value of options. The model uses different assumptions that can significantly affect the fair value of the options. The derived fair value estimates cannot be substantiated by comparison to independent markets.

The Corporation estimated the fair value of each option grant on the date of grant with the following weighted average assumptions used in the Black-Scholes option pricing model for grants in 1998, 1997, and 1996, respectively: dividend yield of 1.59%, 2.11%, and 2.71%; expected volatility of 30.81%, 30.08%, and 28.74%; risk-free interest rates of 5.44%, 6.63%, and 6.46%; and expected lives of 5.1 years, 6.5 years, and 5.4 years.

If the fair value of option grants determined in accordance with Statement
No. 123 had been included in operating expenses in 1998, 1997, and 1996, the Corporation's net income, earnings per common share, and earnings per common share--assuming dilution on a pro forma basis would have been as presented in the following table. The compensation expense recognized in pro forma net income for 1998, 1997, and 1996 may not be representative of the effects on pro forma net income for future years.


Pro Forma Net Income and Earnings Per Common Share
------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
------------------------------------------------------------------------------------
Year Ended December 31,                   1998              1997              1996
------------------------------------------------------------------------------------
NET INCOME
   As reported...................   $    776,266      $    622,500      $    474,495
   Pro forma.....................        746,138           608,838           466,020
EARNINGS PER COMMON SHARE
   As reported...................           1.01               .80               .61
   Pro forma.....................            .97               .78               .60
EARNINGS PER COMMON SHARE--
 ASSUMING DILUTION
   As reported...................            .97               .76               .59
   Pro forma.....................            .93               .75               .58
------------------------------------------------------------------------------------

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

                       MBNA CORPORATION AND SUBSIDIARIES


The Corporation repurchased 2.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, during 1997 for $52.5 million. There were 4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, outstanding at December 31, 1998 and 1997.

During 1997, the Corporation, through MBNA Capital C, issued $36.3 million of 8.25% Trust Originated Preferred Securities (guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, series C) in exchange for 1.5 million shares of 7 1/2% Cumulative Preferred Stock, Series A. After the exchange, the Corporation had 4.5 million shares of 7 1/2% Cumulative Preferred Stock, Series A, outstanding at December 31, 1998 and 1997.

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

Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing on January 15, 1996, at a rate of 7.50% per annum. The shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after January 15, 2001, at a price of $25 per share, plus accrued and unpaid dividends.

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

The Board of Directors declared the following dividends for the Corporation's Series A and Series B Preferred Stock.



Preferred Stock Dividend Summary
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Series A                             Series B
----------------------------------------------------------------------------------------------------------------------------------
         Declaration                         Payment           Dividend        Dividend per          Dividend        Dividend per
            Date                              Date               Rate         Preferred Share          Rate        Preferred Share
-----------------------------------------------------------------------------------------------------------------------------------
    JANUARY 15, 1999                APRIL 15, 1999               7.50%            $ .46875             5.50%            $ .34380
    OCTOBER 13, 1998                JANUARY 15, 1999             7.50               .46875             5.50               .34380
    JULY 14, 1998                   OCTOBER 15, 1998             7.50               .46875             5.58               .34900
    APRIL 14, 1998                  JULY 15, 1998                7.50               .46875             5.85               .36540
    JANUARY 13, 1998                APRIL 15, 1998               7.50               .46875             5.86               .36600
    October 14, 1997                January 15, 1998             7.50               .46875             6.29               .39320
    July 15, 1997                   October 15, 1997             7.50               .46875             6.66               .41610
    April 21, 1997                  July 15, 1997                7.50               .46875             6.98               .43622
    January 14, 1997                April 15, 1997               7.50               .46875             6.56               .40990
    October 15, 1996                January 15, 1997             7.50               .46875             6.83               .42690
    September 24, 1996              October 15, 1996                -                    -             7.00               .10690
    July 11, 1996                   October 15, 1996             7.50               .46875                -                    -
    April 18, 1996                  July 15, 1996                7.50               .46875                -                    -
    January 17, 1996                April 15, 1996               7.50               .46875                -                    -
----------------------------------------------------------------------------------------------------------------------------------


COMMON STOCK

On July 14, 1998, the Board of Directors approved a three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1998, to stockholders of record as of September 15, 1998. Accordingly, all common share and per common share data have been restated to reflect the Corporation's stock split.

On April 21, 1998, the stockholders of the Corporation approved an amendment to the Corporation's charter to increase the number of authorized shares of common stock from 700.0 million shares to 1.5 billion shares. The amendment became effective April 28, 1998.

                       MBNA CORPORATION AND SUBSIDIARIES

NOTE M: CASH AND DIVIDEND RESTRICTIONS

The Bank is required by the Federal Reserve Bank to maintain cash reserves against certain categories of average deposit liabilities. During 1998, the average amount of these reserves was $1.2 million, after deducting currency and coin holdings. During 1997, these required cash reserves were satisfied by currency and coin holdings.

The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation's Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation's revolving credit facilities. The payment of common stock dividends may also be limited by the terms of outstanding preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on the common stock. In addition, if the Corporation defers interest for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending upon the series, on its guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation's capital stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures.

The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profit. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. Also, a bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 1998, the amount of retained earnings available for declaration and payment of dividends from the Bank to the Corporation was $1.4 billion. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

The Bank's payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Bank's revolving credit facility. This facility was not drawn upon as of December 31, 1998. If this facility had been drawn upon as of December 31, 1998, the amount of retained earnings available for declaration of dividends would have been further limited to $645.9 million.

NOTE N: CAPITAL ADEQUACY

The Corporation is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. In March 1998, the Corporation began offering other consumer loans through MBNA America Bank (Delaware) ("the State Bank"), a wholly owned state bank subsidiary organized under Delaware law. The State Bank is subject to capital

Capital Adequacy
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           To Be Well-Capitalized
                                                                                     For Capital          Under Prompt Corrective
                                                            Actual                Adequacy Purposes          Action Provisions
------------------------------------------------------------------------------------------------------------------------------------
                                                     Amount        Ratio          Amount        Ratio       Amount         Ratio
                                                   ---------------------------------------------------------------------------------
DECEMBER 31, 1998
MBNA CORPORATION AND SUBSIDIARIES
Tier 1 Capital (to Risk-Weighted Assets):
   MBNACorporation............................. $   2,829,507      11.44%    $     989,510       4.00%              (a)
   MBNAAmerica Bank, N.A.......................     2,625,832      11.69           898,139       4.00     $   1,347,208       6.00%
Total Capital (to Risk-Weighted Assets):
   MBNACorporation.............................     3,454,181      13.96         1,979,021       8.00               (a)
   MBNAAmerica Bank, N.A.......................     3,205,671      14.28         1,796,278       8.00         2,245,347      10.00
Tier 1 Capital (to Average Assets):
   MBNACorporation.............................     2,829,507      11.34           997,628       4.00               (a)
   MBNAAmerica Bank, N.A.......................     2,625,832      11.55           909,112       4.00         1,136,390       5.00

DECEMBER 31, 1997
Tier 1 Capital (to Risk-Weighted Assets):
   MBNACorporation............................. $   2,283,775       9.82%    $     930,006       4.00%              (a)
   MBNAAmerica Bank, N.A.......................     2,034,966       9.56           851,237       4.00     $   1,276,856       6.00%
Total Capital (to Risk-Weighted Assets):
   MBNACorporation.............................     2,787,958      11.99         1,860,013       8.00               (a)
   MBNAAmerica Bank, N.A.......................     2,353,460      11.06         1,702,474       8.00         2,128,093      10.00
Tier 1 Capital (to Average Assets):
   MBNACorporation.............................     2,283,775      11.13           820,969       4.00               (a)
   MBNAAmerica Bank, N.A.......................     2,034,966      10.90           746,553       4.00           933,191       5.00
------------------------------------------------------------------------------------------------------------------------------------

(a)  Not applicable for bank holding companies.

                       MBNA CORPORATION AND SUBSIDIARIES

requirements adopted by the Federal Deposit Insurance Corporation. Under these requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital, and Leverage ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by the federal bank regulators, that, if undertaken, could have a direct material effect on the Corporation's, the Bank's, and the State Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation, the Bank, and the State Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

The Corporation's, the Bank's, and the State Bank's capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 1998, the Corporation's, the Bank's, and the State Bank's capital exceeded all minimum regulatory requirements to which they are subject, and the Bank and the State Bank were "well-capitalized" as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory accounting practices. The assets of the State Bank are not material, and therefore its ratios have not been presented.

NOTE O: COMMITMENTS AND CONTINGENCIES

At December 31, 1998, the Corporation had outstanding lines of credit of $317.8 billion committed to its Customers. Of that total commitment, $258.2 billion is unused. While this amount represents the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line of credit at any given point in time. The Corporation has the right to reduce or cancel these available lines of credit at any time.

The Corporation has two one-year revolving credit facilities totaling $75.0 million. These credit facilities were renewed during 1998 with $25.0 million committed through March 1999 and $50.0 million committed through September 1999. The Corporation may take advances under these facilities subject to certain conditions, including requirements for tangible net worth. These facilities may be used for general corporate purposes and were not drawn upon as of December 31, 1998.

The Bank has a $2.0 billion syndicated revolving credit facility committed through February 2001. Advances are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements for tangible net worth of at least $760.0 million, increased by 40% of the Bank's net income earned after September 30, 1996, and managed loan receivables 90 days or more past due plus nonaccrual receivables not to exceed 6% of managed credit card receivables. Should managed credit card losses equal or exceed 5% for a period of four consecutive quarters, a ratio of qualifying loan receivables to outstanding borrowings under the facility of at least 115% will be required in order to draw under this facility. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1998.

MBNA International has six bilateral credit facilities, with maturities ranging from 1999 to 2002, totaling 60.0 million Pound Sterling (approximately $99.8 million at December 31, 1998). MBNA International may take advances under the facilities subject to certain conditions, including requirements for tangible net worth. The facilities may be used for general corporate purposes. At December 31, 1998, MBNA International had 30.0 million Pound Sterling (approximately $49.9 million) available to be drawn under the facilities.

In addition, MBNA International has a 300.0 million Pound Sterling (approximately $499.1 million at December 31, 1998) multi-currency syndicated revolving credit facility committed through October 2000. MBNA International may take advances under the facility subject to certain conditions, including requirements for tangible net worth, outstanding loan receivables, and account delinquencies. The facility may be used for general corporate purposes and had
20.0 million IRPound Sterling (approximately $29.8 million) outstanding at December 31, 1998. These borrowings, which are included as part of short-term borrowings in the consolidated statements of financial condition, matured and were repaid in January 1999.

MBNA Canada has a CAD$300.0 million (approximately $193.7 million at December 31, 1998) multi-currency syndicated revolving credit facility committed through December 2001. This facility replaced MBNA Canada's previous CAD$125.0 million multi-currency syndicated revolving credit facility. MBNA Canada may take advances under the facility subject to certain conditions customary in a transaction of this kind. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1998.

NOTE P: OTHER OPERATING EXPENSE

In March 1998, Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") was issued. This statement, effective for financial statements issued for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use. Earlier application is encouraged. The Corporation adopted SOP 98-1 in 1998. The adoption of SOP 98-1 did not have a material impact on the Corporation's consolidated financial statements.

During 1996, the Corporation recognized $54.3 million ($32.8 million, net of tax) in other operating expenses related to the launch of the MBNA Platinum Plus MasterCard and Visa program.

--------------------------------------------------------------------------------------
Other Expense Component of Other Operating Expense
--------------------------------------------------------------------------------------
 (dollars in thousands)
--------------------------------------------------------------------------------------
 Year Ended December 31,                          1998          1997          1996
--------------------------------------------------------------------------------------
Purchased services...........................  $  226,773     $ 287,016     $ 177,701
Advertising..................................     146,896       133,124       103,407
Collection...................................      31,987        27,378        23,914
Stationery and supplies......................      32,376        30,960        26,155
Service bureau...............................      35,159        31,516        25,112
Postage and delivery.........................     194,321       186,015       114,591
Telephone usage..............................      60,538        57,647        49,016
Credit card fraud losses.....................      81,958        64,572        47,307
Amortization of intangible assets............      54,155        31,290        14,577
Computer software............................      49,419        46,227        23,880
Other .......................................     131,859       101,375        69,599
                                               ----------     ---------     ---------
   Total other operating expense.............  $1,045,441     $ 997,120     $ 675,259
                                               ==========     =========     =========

                       MBNA CORPORATION AND SUBSIDIARIES

NOTE Q: COMPREHENSIVE INCOME

On January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components in the financial statements. The adoption of Statement No. 130 had no impact on the Corporation's consolidated financial statements. Statement No. 130 requires the impact of foreign currency translation, unrealized gains or losses on the Corporation's investment securities available-for-sale and other financial instruments, and changes in certain minimum benefit plan liabilities, which, prior to adoption, were reported separately in stockholders' equity, to be included in other comprehensive income. For purposes of comparability, prior years' consolidated financial statements have been reclassified to conform to the requirements of Statement No. 130.


----------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income Components
----------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------
                                                                         Before Tax         Tax (Benefit)        Net of Tax
  Year Ended                                                               Amount              Expense             Amount
----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
  Foreign currency translation ...................................... $        (510)       $         (8)       $       (502)
Net unrealized losses on investment securities available-for-sale
 and other financial instruments ....................................        (7,332)             (2,709)             (4,623)
Minimum benefit plan liability adjustment ...........................        (7,205)             (2,630)             (4,575)
                                                                      -------------        ------------        ------------
      Other comprehensive income .................................... $     (15,047)       $     (5,347)       $     (9,700)
                                                                      =============        ============        ============
DECEMBER 31, 1997
Foreign currency translation ........................................ $      (4,588)       $        398        $     (4,986)
Net unrealized gains on investment securities available-for-sale
 and other financial instruments ....................................         9,570               3,510               6,060
                                                                      -------------        ------------        ------------
      Other comprehensive income .................................... $       4,982        $      3,908        $      1,074
                                                                      =============        ============        ============

DECEMBER 31, 1996
Foreign currency translation ........................................ $       5,839        $     (1,680)       $      7,519
Net unrealized gains on investment securities available-for-sale ....           900                 366                 534
                                                                      -------------        ------------        ------------
      Other comprehensive income .................................... $       6,739        $     (1,314)       $      8,053
                                                                      =============        ============        ============
---------------------------------------------------------------------------------------------------------------------------

NOTE R: INCOME TAXES

--------------------------------------------------------------------------------------
 Reconciliation of Statutory Income Taxes
--------------------------------------------------------------------------------------
 (dollars in thousands)
--------------------------------------------------------------------------------------
 Year Ended December 31,                     1998             1997            1996
--------------------------------------------------------------------------------------
Income before income taxes.............  $  1,254,065    $  1,022,108    $    731,294
Statutory tax rate.....................            35%             35%             35%
                                         ------------    ------------    ------------
Income tax at statutory tax rate.......       438,923         357,738         255,953
State taxes, net of federal benefit....        17,800          11,182           9,751
Other..................................        21,076          30,688          23,888
                                         ------------    ------------    ------------
Applicable income taxes................       477,799         399,608         289,592
Tax benefit from Customer-based
 intangible assets.....................             -               -         (32,793)
                                         ------------    ------------    ------------
   Total income taxes..................  $    477,799    $    399,608    $    256,799
                                         ============    ============    ============
Current income taxes:
  U.S. federal.........................  $    410,532    $    324,891    $    267,692
  U.S. state and local.................        27,384          17,203          15,001
  Foreign..............................        33,194          16,165           6,112
                                         ------------    ------------    ------------
   Total current income taxes..........       471,110         358,259         288,805

Deferred income taxes (benefit):
  U.S. federal, state, and local.......           409          44,479         (25,920)
  Foreign..............................         6,280          (3,130)         (6,086)
                                         ------------    ------------    ------------
   Total deferred income taxes (benefit)        6,689          41,349         (32,006)
                                         ------------    ------------    ------------
   Total income taxes..................  $    477,799    $    399,608    $    256,799
                                         ============    ============    ============
--------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------
Summary of Net Deferred Tax Assets
--------------------------------------------------------------------------------------
 (dollars in thousands)
--------------------------------------------------------------------------------------
 December 31,                                               1998              1997
--------------------------------------------------------------------------------------
Reserve for possible credit losses.................   $     61,887      $     51,979
Customer-based intangible assets...................         54,386            65,927
Other deferred tax assets..........................        175,306           141,111
                                                      ------------      ------------
   Total deferred tax assets.......................        291,579           259,017
 Valuation allowance...............................              -                 -
                                                      ------------      ------------
   Total deferred tax assets less valuation
    allowance......................................        291,579           259,017
   Total deferred tax liabilities..................       (239,092)         (205,333)
                                                      ------------      ------------
   Net deferred tax assets.........................   $     52,487      $     53,684
                                                      ============      ============
---------------------------------------------------------------------------------------

                       MBNA CORPORATION AND SUBSIDIARIES

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

-------------------------------------------------------------------------------------
Foreign Loan Receivables Distribution
-------------------------------------------------------------------------------------
(dollars in thousands)
-------------------------------------------------------------------------------------
 December 31,                                             1998              1997
-------------------------------------------------------------------------------------
LOANS HELD FOR SECURITIZATION
   Credit card.....................................   $    442,517      $    602,798
                                                      ------------      ------------
      Total loans held for securitization..........        442,517           602,798

LOAN PORTFOLIO
   Credit card.....................................        993,945           354,288
   Other consumer..................................         52,537           244,439
                                                      ------------      ------------
      Total loan portfolio.........................      1,046,482           598,727
                                                      ------------      ------------
      Total loan receivables.......................   $  1,488,999      $  1,201,525
                                                      ============      ============
-------------------------------------------------------------------------------------


Because certain foreign operations are integrated with many of the Bank's domestic operations, estimates and assumptions have been made to assign certain income and expense items between domestic and foreign operations. Amounts are allocated for interest costs to users of funds, capital invested, and for other items incurred. The provision for possible credit losses is allocated based on specific charge-off experience and risk characteristics of the foreign loan receivables.

The Corporation does not have a significant foreign geographic area in which total assets, total income, income before income taxes, or net income exceeds 10% of the comparable amount reported in the consolidated financial statements. Therefore, the Corporation's foreign financial information is presented on a combined basis.

---------------------------------------------------------------------------------------
 Selected Financial Data
 (dollars in thousands)
---------------------------------------------------------------------------------------
 December 31,                                 1998            1997           1996
---------------------------------------------------------------------------------------
DOMESTIC
Total assets                             $  21,017,293   $  18,386,590   $  15,625,584
Total income                                 4,529,070       4,180,772       3,080,178
Income before income taxes                   1,200,334         993,222         731,950
Net income                                     748,892         602,962         473,345
FOREIGN

Total assets                                 4,788,967       2,918,923       1,409,758
Total income                                   666,071         343,120         199,012
Income (loss) before income taxes               53,731          28,886            (656)
Net income                                      27,374          19,538           1,150
MBNA CORPORATION
Total assets                                25,806,260      21,305,513      17,035,342
Total income                                 5,195,141       4,523,892       3,279,190
Income before income taxes                   1,254,065       1,022,108         731,294
Net income                                     776,266         622,500         474,495
---------------------------------------------------------------------------------------

NOTE T: RELATED PARTY TRANSACTIONS

The Corporation's directors and executive officers hold credit cards or other lines of credit issued by the Bank on the same terms prevailing at the time for those issued to other persons.

NOTE U: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following presents the fair value of financial instruments as of December 31, 1998 and 1997, whether or not recognized in the Corporation's consolidated statements of financial condition, for which it is practicable to estimate that value. In addition, certain financial instruments and all nonfinancial instruments are excluded in accordance with generally accepted accounting principles. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent market values and, in many cases, could not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

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

                        MBNA CORPORATION AND SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------------------
 Carrying Values and Estimated Fair Values of the Corporation's Financial Assets
----------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
  December 31,                                                               1998                                  1997
----------------------------------------------------------------------------------------------------------------------------------
                                                                 CARRYING            FAIR            Carrying            Fair
                                                                   VALUE             VALUE             Value             Value
                                                              --------------------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks...................................... $      382,882    $      382,882    $      263,064    $      263,064
Money market instruments.....................................      3,561,215         3,561,215         2,086,065         2,086,065
Investment securities:
   Available-for-sale........................................      1,663,704         1,663,704         2,162,464         2,162,464
   Held-to-maturity..........................................        216,020           211,473           346,180           341,868
Loans held for securitization................................      1,692,268         1,692,268         2,900,198         2,900,198
Loan portfolio, net of reserve for possible credit losses....     11,559,188        11,559,188         8,099,400         8,099,400
Accrued income receivable....................................        193,019           193,019           146,964           146,964
Accounts receivable from securitizations.....................      3,595,556         3,590,000         2,835,831         2,825,000
-----------------------------------------------------------------------------------------------------------------------------------

LOANS HELD FOR SECURITIZATION: The carrying value of loans held for securitization approximates its fair value due to the short-term nature of these assets.

LOAN PORTFOLIO: The carrying value of the Corporation's loan portfolio approximates its fair value. The loan portfolio includes variable-rate loans, with interest rates that approximate current market rates, and fixed-rate loans, which can be repriced frequently at market rates.

The valuations of loans held for securitization and loan portfolio do not include the value that relates to estimated cash flows from new loans generated from existing Customers over the remaining life of the loan receivables or the value of established Customer relationships. Accordingly, the fair values of loans held for securitization and the loan portfolio do not represent the underlying value of the Corporation's loan receivables.

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


------------------------------------------------------------------------------------------------------------------------
Carrying Values and Estimated Fair Values of the Corporation's Financial Liabilities
------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------
  December 31,                                              1998                                    1997
------------------------------------------------------------------------------------------------------------------------
                                                  CARRYING              FAIR              Carrying              Fair
                                                    VALUE               VALUE               Value               Value
                                            ----------------------------------------------------------------------------
FINANCIAL LIABILITIES
Total deposits............................  $    15,407,040     $    15,613,000     $    12,913,213     $    13,052,000
Short-term borrowings.....................        1,231,195           1,231,195             192,623             192,623
Long-term debt and bank notes.............        5,939,025           6,054,000           5,478,917           5,532,000
Accrued interest payable..................          153,201             153,201             137,215             137,215
-------------------------------------------------------------------------------------------------------------------------

                       MBNA CORPORATION AND SUBSIDIARIES


NOTE V: OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation's assets. The Corporation uses forward exchange contracts to reduce its exposure to foreign currency exchange rate risk primarily related to its foreign bank subsidiaries.

The Corporation also entered into a foreign exchange swap agreement to facilitate the issuance of a portion of the Subordinated Guaranteed Floating-Rate Notes by MBNA International and offset this exposure to foreign currency exchange rate risk with an additional foreign exchange swap agreement. These foreign exchange swap agreements have no impact on the Corporation's consolidated financial statements.

The fair value of the Corporation's off-balance-sheet financial instruments is represented by the estimated unrealized gains or losses as determined by quoted market prices or dealer quotes. This value generally reflects the estimated amounts that the Corporation would receive or pay to terminate the instruments at the reporting date.

As of December 31, 1998 and 1997, the Corporation had interest rate swap agreements with underlying notional amounts of $655.0 million and $350.0 million, respectively. These agreements had a net unrealized gain of approximately $24.0 million and $5.0 million at December 31, 1998 and 1997, respectively.

The notional amounts underlying the Corporation's forward exchange contracts at December 31, 1998 and 1997, were $857.1 million and $512.1 million, respectively. These contracts had a net unrealized gain of $4.9 million at December 31, 1998 and $2.3 million at December 31, 1997.

The notional value underlying the Corporation's foreign exchange swap agreements at December 31, 1998 and 1997, was $40.0 million, and did not have a net realizable value for either period.

Although off-balance-sheet financial instruments do not expose the Corporation to credit risk equal to the notional amount, the Corporation is exposed to credit risk if the counterparty fails to perform. This credit risk is measured as the gross unrealized gain on the financial instrument. The Corporation enters into swap agreements with counterparties who have credit ratings of investment grade as rated by the major rating agencies.

There were no securities pledged under the terms of the interest rate swap agreements at December 31, 1998 and 1997.

At December 31, 1998, the Corporation had interest rate swap agreements maturing in varying amounts from 1999 through 2008. The Corporation's forward exchange contracts mature in 1999 and the foreign exchange swap agreements mature in 2005.




---------------------------------------------------------------------------------------------------------------------------------
Summary of Activity of Off-Balance-Sheet Financial Instruments (Notional Amounts)
---------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------------
                                        Forward Exchange          Interest Rate         Foreign Exchange
                                            Contracts            Swap Agreements         Swap Agreements              Total
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995..........     $       269,973        $      1,350,000        $         40,000        $      1,659,973
Additions...........................           2,641,344                       -                       -               2,641,344
Maturities..........................          (2,491,062)                      -                       -              (2,491,062)
                                         ---------------        ----------------        ----------------        ----------------
BALANCE, DECEMBER 31, 1996..........             420,255               1,350,000                  40,000               1,810,255
Additions...........................           2,825,310                       -                       -               2,825,310
Maturities..........................          (2,733,440)             (1,000,000)                      -              (3,733,440)
                                         ---------------        ----------------        ----------------        ----------------
BALANCE, DECEMBER 31, 1997..........             512,125                 350,000                  40,000                 902,125
Additions...........................           3,939,639                 305,000                       -               4,244,639
Maturities..........................          (3,594,633)                      -                       -              (3,594,633)
                                         ---------------        ----------------        ----------------        ----------------
BALANCE, DECEMBER 31, 1998 .........     $       857,131        $        655,000        $         40,000        $      1,552,131
                                         ================       =================       =================       =================
---------------------------------------------------------------------------------------------------------------------------------

                       MBNA CORPORATION AND SUBSIDIARIES

-----------------------------------------------------------------------------------------------------------------------------
Significant Classes of Off-Balance-Sheet Financial Instruments
  (dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                   Weighted Average
-----------------------------------------------------------------------------------------------------------------------------
                                                  Notional                                   Maturity            Estimated
                                                   Amount   Receive Rate (a)   Pay Rate (b)  in Years           Fair Value
                                               ------------------------------------------------------------------------------
DECEMBER 31, 1998
Forward exchange contracts--pounds sterling..  $   834,686        1.67            1.66          .2
   Gross unrealized gains....................                                                                  $        6,462
   Gross unrealized losses...................                                                                          (1,762)
                                                                                                               --------------
      Total..................................                                                                  $        4,700
                                                                                                               ==============
Forward exchange contracts--Irish punts......       15,162        1.51            1.49          .1
   Gross unrealized gains....................                                                                  $          190
   Gross unrealized losses...................                                                                               -
                                                                                                               --------------
      Total..................................                                                                  $          190
                                                                                                               ==============
Forward exchange contracts--U.S. dollars.....        7,283         .60             .60          .1
   Gross unrealized gains....................                                                                  $            3
   Gross unrealized losses...................                                                                             (29)
                                                                                                               --------------
      Total..................................                                                                  $          (26)
                                                                                                               ==============
Interest rate swap agreements................      655,000       6.28%           5.22%         5.2
   Gross unrealized gains....................                                                                  $       24,031
   Gross unrealized losses...................                                                                               -
                                                                                                               --------------
      Total..................................                                                                  $       24,031
                                                                                                               ==============
Foreign exchange swap agreements.............       40,000        1.66            1.66         6.4
   Gross unrealized gains....................                                                                  $          835
   Gross unrealized losses...................                                                                            (835)
                                                                                                               --------------
      Total..................................                                                                  $            -
                                                                                                               ==============

DECEMBER 31, 1997

Forward exchange contracts--pounds sterling..  $   512,125        1.65            1.64          .1
   Gross unrealized gains....................                                                                  $        6,360
   Gross unrealized losses...................                                                                          (4,022)
                                                                                                               --------------
      Total..................................                                                                  $        2,338
                                                                                                               ==============
Interest rate swap agreements................      350,000       6.45%           5.91%         3.4
   Gross unrealized gains....................                                                                  $        5,033
   Gross unrealized losses...................                                                                               -
                                                                                                               --------------
      Total..................................                                                                  $        5,033
                                                                                                               ==============
Foreign exchange swap agreements.............       40,000        1.64            1.64         7.4
   Gross unrealized gains....................                                                                  $          765
   Gross unrealized losses...................                                                                            (765)
                                                                                                               --------------
      Total..................................                                                                  $            -
                                                                                                               ==============
-----------------------------------------------------------------------------------------------------------------------------

(a) Weighted average receive rate represents the fixed-rate contracted for at the time the off-balance-sheet financial instruments were entered into.

(b) Weighted average pay rate for the forward exchange contracts represents the spot rate for the currency the forward exchange contract is denominated in at December 31, 1998 and 1997, respectively. The pay rate for the interest rate swap agreements is generally based upon the three-month LIBOR and is the rate in effect at December 31, 1998 and 1997, respectively.


---------------------------------------------------------------------------------------------------------------------
Expected Maturities of Off-Balance-Sheet Financial Instruments
---------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
---------------------------------------------------------------------------------------------------------------------
  December 31, 1998                        Within 1 Year         1-5 Years          6-10 Years             Total
---------------------------------------------------------------------------------------------------------------------
FORWARD EXCHANGE CONTRACTS
   Notional amount.......................  $     857,131      $            -      $            -      $      857,131
   Estimated fair value..................          4,864                   -                   -               4,864
INTEREST RATE SWAP AGREEMENTS
   Notional amount.......................        150,000             255,000             250,000             655,000
   Estimated fair value..................          1,230              10,884              11,917              24,031
FOREIGN EXCHANGE SWAP AGREEMENTS
   Notional amount.......................              -                   -              40,000              40,000
   Estimated fair value..................              -                   -                   -                   -
---------------------------------------------------------------------------------------------------------------------

                        MBNA CORPORATION AND SUBSIDIARIES

NOTE W: SEGMENT REPORTING

In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131"), was issued, effective for fiscal years beginning after December 15, 1997. Statement No. 131 establishes standards for the disclosure of selected information pertaining to operating segments of a public company in its interim and annual financial statements. The adoption of Statement No. 131 did not have an impact on the Corporation's consolidated financial statements.

The Corporation derives its income primarily from credit card loans, other consumer loans, and insurance products. The credit card and other consumer loan products have similar economic characteristics and, therefore, have been aggregated into one operating segment. The Corporation's insurance products have also been aggregated into the one operating segment due to immateriality.

The Corporation's Chief Operating Decision-Maker allocates resources on a managed basis. Therefore, the financial information provided to the Corporation's Chief Operating Decision-Maker reflects the Corporation on a managed basis. The managed basis reflects the Corporation's interest income, interchange, other fees, and insurance income in excess of interest paid to Certificateholders, credit losses, and other trust expenses before it is converted into securitization income due to asset securitizations. The managed results also include the impact of Statement No. 125.

Therefore, an adjustment is required to reconcile the managed financial information to the Corporation's reported financial information shown in its consolidated financial statements.


------------------------------------------------------------------------------------------------------------------------
Segment Reporting
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
------------------------------------------------------------------------------------------------------------------------
                                                                                  Total    Securitization    Total
  Year Ended                                                                     Managed     Adjustment    Consolidated
------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
Interest income .............................................................  $ 7,856,703  $(5,890,531)  $ 1,966,172
Interest expense ............................................................    3,543,127   (2,319,294)    1,223,833
                                                                                ----------    ----------   ----------
Net interest income .........................................................    4,313,576   (3,571,237)      742,339
Provision for possible credit losses ........................................    2,303,166   (1,993,127)      310,039
                                                                                ----------    ----------   ----------
Net interest income after provision for possible credit losses ..............    2,010,410   (1,578,110)      432,300
Other operating income ......................................................    1,650,859    1,578,110     3,228,969
Other operating expense .....................................................    2,407,204            -     2,407,204
                                                                                ----------    ----------   ----------
Income before income taxes ..................................................    1,254,065            -     1,254,065
Applicable income taxes .....................................................      477,799            -       477,799
                                                                                ----------    ----------   ----------
Net income ..................................................................  $   776,266  $         -   $   776,266
                                                                                ==========    ==========   ==========
Loans .......................................................................  $59,641,106  $(46,172,739) $13,468,367

DECEMBER 31, 1997

Interest income .............................................................  $ 6,401,838  $(4,690,825)  $1,711,013
Interest expense ............................................................    2,877,851   (1,859,228)    1,018,623
                                                                                ----------    ----------   ----------
Net interest income .........................................................    3,523,987   (2,831,597)      692,390
Provision for possible credit losses ........................................    1,749,243   (1,489,203)      260,040
                                                                                ----------    ----------   ----------
Net interest income after provision for possible credit losses ..............    1,774,744   (1,342,394)      432,350
Other operating income ......................................................    1,470,485    1,342,394     2,812,879
Other operating expense .....................................................    2,223,121            -     2,223,121
                                                                                ----------    ----------   ----------
Income before income taxes ..................................................    1,022,108            -     1,022,108
Applicable income taxes .....................................................      399,608            -       399,608
                                                                                ----------    ----------   ----------
Net income ..................................................................  $   622,500  $         -   $ 622,500
                                                                                ==========    ==========   ==========
Loans .......................................................................  $49,379,860  $(38,217,786) $11,162,074

DECEMBER 31, 1996
Interest income .............................................................  $ 4,634,164  $(3,250,897)   $1,383,267
Interest expense ............................................................    2,035,727   (1,292,937)      742,790
                                                                                ----------    ----------   ----------
Net interest income .........................................................    2,598,437   (1,957,960)      640,477
Provision for possible credit losses ........................................    1,050,858     (872,634)      178,224
                                                                                ----------    ----------   ----------
Net interest income after provision for possible credit losses ..............    1,547,579   (1,085,326)      462,253
Other operating income ......................................................      810,597    1,085,326     1,895,923
Other operating expense .....................................................    1,626,882            -     1,626,882
                                                                                ----------    ----------   ----------
Income before income taxes ..................................................      731,294            -       731,294
Applicable income taxes and tax benefit from Customer-based intangible assets      256,799            -       256,799
                                                                                ----------    ----------   ----------
Net income ..................................................................  $   474,495  $         -   $   474,495
                                                                                ==========    ==========   ==========
Loans .......................................................................  $38,623,533  $(28,494,481) $10,129,052
------------------------------------------------------------------------------------------------------------------------

                        MBNA CORPORATION AND SUBSIDIARIES

NOTE X: PARENT COMPANY FINANCIAL INFORMATION

MBNA Corporation conducts its credit card operations primarily through its wholly owned subsidiary, MBNA America Bank, N.A. At December 31, 1998, the Bank constituted 91.3% of the consolidated assets of MBNA Corporation. The parent company's investment in subsidiaries represents the total equity of all consolidated subsidiaries, using the equity method of accounting for investments.


----------------------------------------------------------------------------------------------------------------------------------
 Condensed Statements of Financial Condition
----------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
  December 31,                                                                                  1998                    1997
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks...............................................................    $          6,928        $          5,991
Money market instruments..............................................................             167,213                 158,413
Notes receivable from non-bank subsidiaries...........................................           1,833,384               1,678,173
Investment in subsidiaries:

   Bank...............................................................................           2,753,782               2,096,490
   Non-bank...........................................................................             225,835                 204,211
Premises and equipment, net...........................................................              61,081                  72,119
Accrued income receivable.............................................................              21,907                  19,177
Other assets..........................................................................             107,229                  76,588
                                                                                          ----------------        ----------------
      Total assets....................................................................    $      5,177,359        $      4,311,162
                                                                                          ================        ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Long-term debt........................................................................    $      2,057,976        $      1,642,019
Junior subordinated deferrable interest debentures due to non-bank subsidiaries ......             580,644                 580,566
Accrued interest payable..............................................................              27,134                  23,025
Dividends payable.....................................................................              48,105                  43,261
Accrued expenses and other liabilities................................................              72,465                  52,241
                                                                                          ----------------        ----------------
      Total liabilities...............................................................           2,786,324               2,341,112
Stockholders' equity..................................................................           2,391,035               1,970,050
                                                                                          ----------------        ----------------
      Total liabilities and stockholders' equity......................................    $      5,177,359        $      4,311,162
                                                                                          ================        ================

--------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Income
--------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
--------------------------------------------------------------------------------------------------------------------------
  Year Ended December 31,                                       1998                    1997                    1996
--------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income.........................................  $        134,751        $        100,351        $         66,056
Dividends from subsidiaries:
   Bank.................................................           194,000                 188,000                 148,000
   Non-bank.............................................             1,298                   4,201                      23
Management fees from subsidiaries.......................            32,993                  32,507                  29,058
Other ..................................................                43                      23                      23
                                                          ----------------        ----------------         ---------------
      Total operating income............................           363,085                 325,082                 243,160

OPERATING EXPENSE

Interest expense........................................           167,241                 120,997                  60,605
Salaries and employee benefits..........................            18,073                  16,117                  16,320
Occupancy expense of premises...........................             2,304                   2,280                   2,233
Furniture and equipment expense.........................             8,047                   8,448                   4,860
Other ..................................................             2,894                   1,672                   2,157
                                                          ----------------        ----------------         ---------------
      Total operating expense...........................           198,559                 149,514                  86,175
                                                          ----------------        ----------------         ---------------
Income before income taxes and equity in undistributed
 net income (loss) of subsidiaries....................             164,526                 175,568                 156,985
Applicable income taxes (benefit).......................           (10,466)                 (6,807)                  2,560
Equity in undistributed net income (loss) of
subsidiaries:

   Bank.................................................           606,872                 450,375                 326,590
   Non-bank.............................................            (5,598)                (10,250)                 (6,520)
                                                          ----------------        ----------------         ---------------
NET INCOME..............................................  $        776,266        $        622,500         $       474,495
                                                          ================        ================         ===============

                        MBNA CORPORATION AND SUBSIDIARIES

-----------------------------------------------------------------------------------------------------------------------------------
 Condensed Statements of Cash Flows
-----------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                1998              1997             1996
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income........................................................................ $     776,266     $     622,500    $   474,495
Adjustments to reconcile net income to net cash provided by operating activities:
   Equity in undistributed earnings of subsidiaries...............................      (601,274)         (440,125)      (320,070)
   Provision (benefit) for deferred income taxes..................................           610               (233)          371
   Depreciation and amortization..................................................        12,924             9,615          8,532
   Decrease in other operating activities.........................................        38,824            15,974          2,615
                                                                                    -------------     -------------    -----------
      Net cash provided by operating activities...................................       227,350           207,731        165,943

INVESTING ACTIVITIES

Net (increase) decrease in money market instruments...............................         (8,800)          (58,238)        83,164
Net increase in notes receivable from non-bank subsidiaries.......................       (155,211)         (646,457)      (317,682)
Net sales (purchases) of premises and equipment...................................         5,741            (29,439)       (11,868)
Net investment in subsidiaries....................................................        (87,339)          (37,701)      (298,532)
                                                                                    -------------     -------------    -----------

      NET CASH USED IN INVESTING ACTIVITIES.......................................       (245,609)         (771,835)      (544,918)

FINANCING ACTIVITIES

Proceeds from issuance of long-term debt .........................................        493,918           679,304        199,222
Maturity of long-term debt .......................................................        (80,000)          (50,000)       (25,000)
Proceeds from issuance of junior subordinated deferrable interest debentures

 due to non-bank subsidiaries.....................................................              -           286,469        257,732
Proceeds from issuance of preferred stock.........................................              -                 -       146,207
Acquisition and retirement of preferred stock.....................................              -           (52,483)           -
Proceeds from exercise of stock options and other awards..........................         42,454            31,948         22,869
Acquisition and retirement of common stock........................................       (247,260)         (157,446)       (71,913)
Dividends paid....................................................................       (189,916)         (173,729)      (149,115)
                                                                                    -------------     -------------    -----------
      Net cash provided by financing activities...................................         19,196           564,063        380,002
                                                                                    -------------     -------------    -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................            937               (41)         1,027
Cash and cash equivalents at beginning of year....................................          5,991             6,032          5,005
                                                                                    -------------     -------------    -----------
Cash and cash equivalents at end of year.......................................... $        6,928    $        5,991   $      6,032
                                                                                    =============     =============    ===========

SUPPLEMENTAL DISCLOSURES

Interest expense paid............................................................. $      161,102    $      111,665   $     58,308
                                                                                    =============     =============    ===========
Income taxes paid................................................................. $            -    $            -   $          -
                                                                                    =============     =============    ===========
-----------------------------------------------------------------------------------------------------------------------------------

                      MBNA CORPORATION AND SUBSIDIARIES

                                QUARTERLY DATA

                                   (unaudited)

             Summary of Consolidated Quarterly Financial Information

  (dollars in thousands, except per share amounts)

--------------------------------------------------------------------------------------------------------------------------------
  Three Months Ended                                                March 31,       June 30,       September 30,    December 31,
--------------------------------------------------------------------------------------------------------------------------------
1998
Interest income.................................................. $    465,653    $    458,337     $    515,523     $    526,659
Interest expense.................................................      290,080         291,454          317,094          325,205
Net interest income..............................................      175,573         166,883          198,429          201,454
Provision for possible credit losses.............................       88,598          78,542           78,569           64,330
Other operating income...........................................      699,510         765,196          831,211          933,052
Other operating expense..........................................      545,135         575,688          601,163          685,218
Income before income taxes.......................................      241,350         277,849          349,908          384,958
Net income.......................................................      149,396         171,988          216,593          238,289
Net income applicable to common stock............................      145,774         168,384          213,046          234,770
Earnings per common share (a)....................................          .19             .22              .28              .31
Earnings per common share--assuming dilution (a).................          .18             .21              .27              .30
Weighted average common shares outstanding (000) (a).............      751,871         751,808          751,806          751,937
Weighted average common shares outstanding and
 common stock equivalents (000) (a)..............................      792,247         790,417          787,685          787,406

1997

Interest income.................................................. $    405,288    $    435,268     $    437,224     $    433,233
Interest expense.................................................      224,509         250,524          263,775          279,815
Net interest income..............................................      180,779         184,744          173,449          153,418
Provision for possible credit losses.............................       58,405          87,363           60,403           53,869
Other operating income...........................................      642,620         694,834          692,039          783,386
Other operating expense..........................................      559,791         565,388          523,542          574,400
Income before income taxes.......................................      205,203         226,827          281,543          308,535
Net income.......................................................      123,942         138,433          171,826          188,299
Net income applicable to common stock............................      117,711         132,686          168,006          184,570
Earnings per common share (a)....................................          .16             .18              .22              .25
Earnings per common share--assuming dilution (a).................          .15             .17              .21              .23
Weighted average common shares outstanding (000) (a).............      751,843         751,829          751,813          751,864
Weighted average common shares outstanding and
 common stock equivalents (000) (a)..............................      787,921         787,388          792,465          791,363
---------------------------------------------------------------------------------------------------------------------------------

(a) Per common share data and weighted average common shares outstanding and common stock equivalents have been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1998, to stockholders of record as of September 15, 1998.

                       MBNA CORPORATION AND SUBSIDIARIES

                   PREFERRED STOCK PRICE RANGE AND DIVIDENDS

                                   (unaudited)

----------------------------------------------------------------------------------------------------------------
Preferred Stock Price Range and Dividends
----------------------------------------------------------------------------------------------------------------
                                                                                                     DIVIDENDS
                                                                                                   DECLARED PER
                                       HIGH                     LOW                 CLOSE        PREFERRED SHARE
----------------------------------------------------------------------------------------------------------------
SERIES A
   1998
   First quarter.............    $    27 5/8             $    26 1/2             $    26 3/4            $.46875
   Second quarter............         27 7/16                 26 5/8                  27 1/16            .46875
   Third quarter.............         27                      26 1/2                  26 1/2             .46875
   Fourth quarter............         26 1/4                  24 25/32                 26                .46875

   1997
   First quarter.............    $    27 5/32            $    25 5/8             $    26 1/8            $.46875
   Second quarter............         26 45/64                25 7/8                  26 1/8             .46875
   Third quarter.............         26 13/16                 26                     26 1/8             .46875
   Fourth quarter............         27 5/16                 26 1/16                 26 9/16            .46875

SERIES B
   1998
   First quarter.............    $    26 1/16            $    25 3/16            $    25 7/8            $.36600
   Second quarter............         26 1/8                  25 3/8                  26 1/8             .36540
   Third quarter.............         26 7/16                 25 5/8                  25 5/8             .34900
   Fourth quarter............         25 1/2                   25                     25                 .34380

   1997
   First quarter.............    $    27 1/4             $    25 1/2             $    27                $.40990
   Second quarter............         27 1/4                  26 3/4                  26 7/8             .43622
   Third quarter.............          27                     26 3/8                  26 3/8             .41610
   Fourth quarter............         26 3/4                  25 13/16                25 13/16           .39320
----------------------------------------------------------------------------------------------------------------

The Corporation has two series of preferred stock issued and outstanding, both with a $25 stated value per share. Each series of preferred stock is traded on the New York Stock Exchange, the Series A Preferred Stock under the symbol "KRBpfa" and the Series B Preferred Stock under the symbol "KRBpfb."

On January 15, 1999, the Corporation's Board of Directors declared a quarterly dividend of $.46875 per share on the 7 1/2% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.34380 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. Both dividends are payable April 15, 1999, to stockholders of record as of March 31, 1999.

                       MBNA CORPORATION AND SUBSIDIARIES

                                   (unaudited)

                     Common Stock Price Range and Dividends

----------------------------------------------------------------------------------------------------------------
COMMON STOCK PRICE RANGE AND DIVIDENDS
----------------------------------------------------------------------------------------------------------------
                                                                                                    DIVIDENDS
                                                                                                    DECLARED PER
                                       HIGH                    LOW                  CLOSE           COMMON SHARE
----------------------------------------------------------------------------------------------------------------
1998
First quarter................    $    25                 $    17 3/16            $    23 7/8             $ .06
Second quarter...............         25 5/16                 20 5/16                 22 1/16              .06
Third quarter................         25 1/16                 15 11/16                19 1/16              .06
Fourth quarter...............         25 3/8                  13 3/4                  24 13/16             .06

1997
First quarter................    $    16 1/2             $    12 1/8             $    12 3/8             $ .05
Second quarter...............         16 7/16                 12 7/16                 16 1/4               .05
Third quarter................         20 1/16                 16 9/16                 18                   .05
Fourth quarter...............         19 1/2                  17 1/16                 18 3/16              .05

Market price and per common share data have been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1998, to stockholders of record as of September 15, 1998.

The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol "KRB" and is listed as "MBNA" in newspapers. At February 8, 1999, the Corporation had 3,201 common stockholders of record. This does not include beneficial owners for whom Cede & Co. or others act as nominees.

On January 4, 1999, the Corporation's Board of Directors approved an increase of 16.7% in the quarterly dividend rate and declared a $.07 per common share dividend. This cash dividend is payable April 1, 1999, to stockholders of record as of March 16, 1999.

SENIOR EXECUTIVES
--------------------------------------------------------------------------------

CHARLES M. CAWLEY, 58, is president of MBNA Corporation and chief executive officer of its banking subsidiary, MBNA America Bank, N.A. Mr. Cawley has more than 33 years' management experience in the financial services industry and was the senior member of the management team that established MBNA in 1982. A graduate of Georgetown University and a member of its board of directors, Mr. Cawley also serves on the boards of the University of Delaware, the Eisenhower Exchange Fellowships, the American Architectural Foundation, and the Marine Corps Law Enforcement Foundation. He is chairman of the board of The Grand Opera House in Wilmington, Delaware.

Chief Marketing Officer JOHN R. COCHRAN III, 47, oversees all business development and marketing activities, including sales, marketing, advertising, regional marketing, telemarketing, and group administration. He is also responsible for Customer Satisfaction. Mr. Cochran has 26 years' management experience in the financial services industry and was a member of the management team that established MBNAin 1982. A graduate of Loyola College (Maryland), Mr. Cochran developed the endorsed marketing concept that has led to MBNA signing thousands of membership groups and financial institutions. He also established what is now one of the nation's largest financial institution telephone sales operations. Mr. Cochran is vice chairman of the board of trustees of Loyola College and the Ronald McDonald House of Delaware, and is a member of the board of visitors of the Delaware Council for Economic Education.

Chief Operating Officer BRUCE L. HAMMONDS, 50, oversees MBNA's credit, loss prevention, consumer finance, and technology services. Mr. Hammonds has 29 years' management experience in consumer lending and was a member of the management team that established MBNA in 1982. A graduate of the University of Baltimore, Mr. Hammonds is director of the Delaware State Chamber of Commerce, the Delaware Housing Partnership, and the Delaware Business Roundtable. He is on the Board of Trustees of Goldey-Beacom College and is a member of the College of Business and Economics Visiting Committee at the University of Delaware.

Chief Financial Officer M. SCOT KAUFMAN, 49, joined MBNA in 1985 and oversees MBNA's accounting, finance, and treasury activities. Mr. Kaufman has 28 years' experience in the financial services industry. A graduate of the University of Baltimore with an M.B.A. in finance, Mr. Kaufman has held senior management positions overseeing a variety of areas within MBNA and supervised the financial aspects of MBNA's transition to a public company in 1991. Mr. Kaufman began his career as an internal auditor, later becoming the corporate auditor, treasurer, and controller. Mr. Kaufman is active in many professional associations, including the American Institute of CPAs, the Financial Executive Institute, and the National Association of Accountants. He is also a member of the Delaware Economic and Financial Advisory Council.

ALFRED LERNER, 65, is chief executive officer of MBNA Corporation and chairman of its Board of Directors. Mr. Lerner served as chairman of the board and chief executive officer of MNC Financial Inc. from September 1990 to July 1991 and as chairman of the board from July 1991 to October 1993. He also served as chairman of the board of Equitable Bancorporation from July 1983 until it merged with MNC Financial in January 1990. He has been chairman of the Town and Country Trust since August 1993 and was chief executive officer from August 1993 to October 1997. He has been chairman and owner of the Cleveland Browns since October 1998. A graduate of Columbia University and vice chairman of its board of trustees, Mr. Lerner also is president of the Cleveland Clinic Foundation and a member of its board of trustees. He is also a trustee of Case Western Reserve University and a member of the Board of Directors of the Marine Corps Law Enforcement Foundation.

Chief Administrative Officer LANCE L. WEAVER, 44, joined MBNA in 1991 and oversees corporate affairs, law, government relations, compensation and benefits, real estate, corporate insurance, facility management, security, transportation, and purchasing activities. Mr. Weaver has 24 years' experience in consumer lending and administration. A graduate of Georgetown University, Mr. Weaver has had previous experience at two national banks as a vice president and senior vice president of mortgage lending activities. Mr. Weaver is board chairman of the United Way of Delaware and is a member of the Georgetown University Board of Regents. He serves on the board of Tower Hill School and is chairman of The Wilmington Renaissance Corporation, a consortium of business and government planners working toward the revitalization of downtown Wilmington, Delaware, and its environs. Mr. Weaver also serves on MasterCard International's Global Board and Executive Committee.

 MBNA CORPORATION
BOARD OF DIRECTORS
------------------

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

MICHAEL ROSENTHAL, PH.D.

Professor
Columbia University

Former Associate Dean
for Academic Administration
Columbia College



                            MBNA AMERICA BANK, N.A.
                                    OFFICERS
--------------------------------------------------------------------------------

                               EXECUTIVE COMMITTEE
--------------------------------------------------------------------------------
  Charles M. Cawley          Alfred Lerner exofficio     Kenneth F. Boehl
  John R. Cochran III        Gregg Bacchieri             Michael G. Rhodes
  Bruce L. Hammonds          Ronald W. Davies            John W. Scheflen
  M. Scot Kaufman            Richard K. Struthers        David W. Spartin
  Lance L. Weaver

                              MANAGEMENT COMMITTEE
--------------------------------------------------------------------------------

  Jules J. Bonavolonta       John J. Hewes               Diane C. Sievering
  Steve Boyden               Janine D. Marrone           Kenneth A. Vecchione
  William H. Daiger, Jr.     Thomas P. McGinley          Kevin P. Wren
  Douglas R. Denton          William P. Morrison         Thomas D. Wren
  Shane G. Flynn             Terri C. Murphy             Vernon H.C. Wright
  Terrance R. Flynn          Kevin C. Schindler
  Robert J.A. Fraser         Michelle D. Shepherd

                              OPERATING EXECUTIVES
--------------------------------------------------------------------------------
  Sunil F. Antani            H. Thomas Groft             Francis H. Otenasek
  Ann L. Balthis             Bob B. Hallmark             Anthony Pallante
  Lisa F. Baughman           David L. Harris             Kenneth R. Pizer
  Randall J. Black           James E. Healy              Edward G. Plummer
  Elizabeth A. Cahill        Elizabeth Hershey-Ross      Gerald P. Plush
  John P. Carey              David M. Hirt               Jerald M. Pollard
  James E. Carrington        Thomas W. Horne             Frank W. Quillen
  William T. Christie        Richard G. Huber            John C. Richmond
  Robert V. Ciarrocki        Scott A. Hudson             Karen E. Rose
  Michael H. Copley          James K. Kallstrom          Salvatore J. Rossi, Jr.
  John A. Corrozi            Alvin Kaltman               James J. Roszkowski
  Richard M. Croswell        Michael D. Keeports         Michael R. Scanlan
  Joseph R. Crouse           Kevin L. Kramer             W. Craig Schroeder
  Douglas M. Cummings        Elizabeth B. Lee            Michael S. Schuck
  Brian D. Dalphon           Mark Levitt                 Stephen K. Shock
  Salvatore A. DeAngelo      Craig S. Lewis              David L. Simms
  Joseph A. DePaulo          Timothy E. Love             Richard B. Skinner, Jr.
  Joseph A. DeSantis         Victor P. Manning           Timothy P. Staley
  Robert V. DeSantis         David H. Maxwell            April M. Stercula
  Peter S.P. Dimsey          Frank B. McEntee            Penelope J. Taylor
  Theodore Dixon             Kathleen B. McEntee         Thomas G. Thomaides
  Michael E. Durroh          Frank J. McKelvey III       James D. Thornton
  K. David Elgena            Charles K. Messick          Thomas D. Veale
  James H. Erskine III       Charles H. Moloney          William W. Wagner
  William J. Esposito        Susan D. Morrison           Steven P. Walczak
  William M. Fore            Paul Muller III             Howard C. Wallace
  Lee M. Friedman            Edward H. Murphy            Todd T. Weaver
  John M. Gala               Al Natali                   Charles F. Wheatley
  Joseph J. Gatti            Matthew H. Neels            Robert J. Wolf
  Peter J. Gatti             Maureen M. O'Brien
  Brian F. Gimlett           Patrick J. O'Dwyer

SUBSIDIARIES OF MBNA CORPORATION
--------------------------------------------------------------------------------
MBNA AMERICA BANK, N.A.

The principal subsidiary of MBNA Corporation, MBNA America, a national bank with $59 billion in managed loans, is the largest independent credit card lender in the world. It also provides retail deposit, consumer loan, and insurance products. MBNA America is the recognized industry leader in affinity marketing, with endorsements from thousands of membership organizations and financial institutions.

SUBSIDIARIES OF MBNA AMERICA BANK, N.A.
--------------------------------------------------------------------------------
MBNA INTERNATIONAL BANK LIMITED (MBNA EUROPE)

MBNA issues credit cards in the United Kingdom and the Republic of Ireland. MBNA Europe is headquartered in Chester, England, with a business development office in London and sales offices in Dublin, Ireland, and Edinburgh, Scotland.

MBNA CANADA BANK (MBNA CANADA)

MBNA has established a bank to issue credit cards in Canada. MBNA Canada began marketing in early 1998 and is headquartered in Ottawa, Ontario, with a business development office in Montreal, Quebec.

MBNA INSURANCE SERVICES

MBNA Insurance Services, which markets and services credit-related Life and Disability, personal Property & Casualty, and Life & Health insurance, is located in Greenville, Delaware.

MBNA MARKETING SYSTEMS, INC.

MBNA has state-of-the-art telephone sales facilities to support account acquisition and maintains offices in Delaware, Florida, Maine, Maryland, New Hampshire, Ohio, Pennsylvania, and Texas. In addition to credit cards, MBNA Marketing Systems cross-sells consumer loan, deposit, and insurance products.

MBNA CONSUMER SERVICES, INC.
(subsidiary of MBNA Corporation)
MBNA CONSUMER SERVICES, INC., is licensed to provide home equity loans in 42 states and the District of Columbia.

MBNA HALLMARK INFORMATION SERVICES, INC.

MBNA Hallmark Information Services, Inc., headquartered in Dallas, Texas, provides information technology support and services to MBNA America Bank, N.A., and its affiliates.

MBNA DELAWARE

MBNA Delaware is a state-chartered bank engaged in home equity lending and travel agency activities.

INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

Ernst & Young LLP

CORPORATE REGISTRARS AND TRANSFER AGENTS
--------------------------------------------------------------------------------
National City Bank (common stock)
The Bank of New York (preferred stock)

PRINCIPAL FINANCIAL CONTACT
--------------------------------------------------------------------------------

For further information about MBNA Corporation or its subsidiaries, please contact:

Brian D. Dalphon
Director, Investor Relations
MBNA Corporation
Wilmington, DE 19884-0131
(800) 362-6255
(302) 432-1251

Internet address: www.mbnainternational.com

COMMON STOCK
--------------------------------------------------------------------------------

Listed on New York Stock Exchange
Stock Symbol KRB

[RECYCLE LOGO]
printed recycled paper

This annual report was printed on paper recycled from MBNA offices.

                  ATTENTION TO DETAIL DRIVES EVERYTHING WE DO.


                                [ANTIQUE CAR]


                            SUCCESS IS NEVER FINAL.