Form 10-K, Exhibit 13
period 1999-12-31
MBNA CORP
filed 2000-03-17
CIK 870517

                            [MBNA CORPORATION LOGO]

--------------------------------------------------------------------------------

                             [PHOTO] credit cards

                   SUCCESS IS GETTING THE RIGHT CUSTOMERS...
                               AND KEEPING THEM.





--------------------------------------------------------------------------------

                               1999 ANNUAL REPORT

                            - - - - - - - - - - - -

CONTENTS
--------------------------------------------------------------------------------
2      TEN-YEAR SUMMARY
3      FINANCIAL HIGHLIGHTS
4      1999 HIGHLIGHTS
5      TO OUR STOCKHOLDERS
6      WHAT WE DO
7      WHERE WE ARE TODAY
8      UNIQUE MARKETING PROPOSITION
10     JUDGMENTAL LENDING
11     SERVING CUSTOMERS ONE AT A TIME
12     PREPARING FOR THE FUTURE
14     THE MBNA DIFFERENCE--PEOPLE
16     MBNA.COM
18     MBNA EDUCATION FOUNDATION
20     MBNA INTERNATIONAL MAP
21     FINANCIALS
75     SENIOR EXECUTIVES
76     DIRECTORS AND OFFICERS


[PHOTO] people

                              [PHOTO] automobile


                    "IT'S YOUR ATTITUDE, NOT YOUR APTITUDE,
                        THAT DETERMINES YOUR ALTITUDE."

                              [PHOTO] automobile


                                TEN-YEAR SUMMARY

EARNINGS PER COMMON SHARE--ASSUMING DILUTION
90      91      92      93      94      95      96      97      98      99
 .17     .20     .23     .27     .35     .46     .59     .76     .97     1.21

NET INCOME
(millions)
90      91      92      93      94      95      96      97      98      99
129.0   149.2   172.7   207.8   266.6   353.1   474.5   622.5   776.3   1,024.4

MANAGED LOANS (ending)
(billions)
90      91      92      93      94      95      96      97      98      99
7.4     8.8     9.9     12.4    18.7    26.7    38.6    49.4    59.6    72.3

SALES AND CASH ADVANCE VOLUME
(billions)
90      91      92      93      94      95      96      97      98      99
11.5    12.9    14.5    17.9    25.1    34.3    48.7    66.4    83.0    105.8

                             [PHOTO] credit cards

FINANCIAL HIGHLIGHTS

-------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                             1999             1998              1997           1996             1995
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

PER COMMON SHARE DATA FOR THE YEAR
-------------------------------------------------------------------------------------------------------------------------------
   Earnings .............................  $          1.26   $         1.01   $          .80   $          .61   $          .47
   Earnings--assuming dilution ..........             1.21              .97              .76              .59              .46
   Dividends (a) ........................              .28              .24              .21              .19              .17
   Book value ...........................             4.97             2.90             2.34             1.87             1.48

RATIOS
-------------------------------------------------------------------------------------------------------------------------------
   Return on average total assets .......             3.62%            3.38%            3.25%            3.26%            3.09%
   Return on average stockholders'
     equity .............................            27.18            36.91            35.56            34.46            35.51
   Stockholders' equity to total
     assets .............................            13.61             9.27             9.25            10.00             9.56

FINANCIAL STATEMENT DATA FOR THE YEAR
-------------------------------------------------------------------------------------------------------------------------------
   Net interest income ..................  $       933,765   $      742,339   $      692,390   $      640,477   $      544,226
   Other operating income ...............        4,207,821        3,228,969        2,812,879        1,895,923        1,424,618
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME ..............................        1,024,423          776,266          622,500          474,495          353,099
-------------------------------------------------------------------------------------------------------------------------------
   Deposits .............................       18,714,753       15,407,040       12,913,213       10,151,686        8,608,914
   Stockholders' equity .................        4,199,443        2,391,035        1,970,050        1,704,308        1,265,058

MANAGED LOAN DATA
-------------------------------------------------------------------------------------------------------------------------------
   Managed loans at year end ............  $    72,255,513   $   59,641,106   $   49,379,860   $   38,623,533   $   26,711,704
   Sales and cash advance volume ........      105,806,935       82,968,874       66,399,425       48,666,129       34,272,909
===============================================================================================================================


(a) On January 10, 2000, the Board of Directors approved an increase of 14.3% in the quarterly dividend to $.08 per common share.

[PHOTO] credit cards


"We don't have a culture, we have an attitude. MBNA America . . . 22,000 people, and every single one with an attitude--Satisfy the Customer."

BRUCE L. HAMMONDS
Chief Operating Officer

JOHN R. COCHRAN
Chief Marketing Officer

M. SCOT KAUFMAN
Chief Financial Officer

[PHOTO]

1999 Highlights

- Continued consistent earnings record, averaging an increase of 25%, in each of the 36 quarters or nine years since becoming a public company.

- Grew managed loans $12.6 billion, or 21% from 1998, to $72.3 billion--nearly four times the industry's overall growth rate.

- Added 12.5 million new accounts--leading the industry.

- Maintained superior credit quality with charge-offs at 4.33% for the year, well below the published industry average of 6%.

- Acquired endorsements of 400 new groups, including the Marine Corps Association, GO Network, American Automobile Association (AAA), Montreal Canadiens, Northwestern University, Auburn University, Royal Canadian Legion, Chester College (U.K.), The Irish Cycling Federation, Medsite.com, Toronto Raptors, Rugby Football League (U.K.), and the Association of the U.S. Army.

- Extended exclusive endorsement agreements with more than 800 organizations, including Clemson University, American Nurses Association, Gateway, Inc., BoatU.S., National Society of Professional Engineers, American Institute of Architects, American College of Physicians, University of Georgia, University of Delaware, and the Baltimore Orioles.

- Continued expansion of MBNA International to 4.4 million Customers with $7.2 billion in loan balances, up 46% from 1998. Completed the second full year of operations in Canada with $900 million in loan balances and 250 group endorsements.

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

                 -

Being leaders in innovation, quality,
efficiency and Customer satisfaction. Being known for doing the little things and big things well.

Expecting and accepting from ourselves
nothing short of the best. Remembering that each of us, the people of MBNA, makes the unassailable difference.

--------------------------------------------------

Getting the right Customers and keeping them is the foundation of our business. It demands a single-minded commitment to Customer satisfaction. Meeting this commitment requires tough standards, good people, and constant attention to the importance of each individual
Customer. It means having an attitude. Written by Charlie Cawley, and introduced during the summer of 1986, the precepts above express our attitude. They are displayed throughout the company, and each person carries a copy.
These words have been reviewed every year since they were written, including this year, and have never been changed. They are simple and straightforward, and we mean every single word.

MBNA COMMON STOCK
PRICE PERFORMANCE



                       IPO     91       92       93       94       95       96       97       98       99
SPLIT ADJUSTED         1.48    2.34     3.27     4.4      4.62     7.29     12.33    18.21    24.81    27.25


ONE SHARE PURCHASED ON 1/22/91 AT THE INITIAL PUBLIC OFFERING PRICE OF $22.50 ($1.49 ADJUSTED FOR STOCK SPLITS) HAS GROWN TO 15.2 SHARES WORTH A TOTAL OF $413.85 ($27.25 PER SHARE ADJUSTED FOR SPLITS). DURING THE PERIOD SINCE THE IPO, THE CORPORATION'S AVERAGE ANNUAL TOTAL RETURN TO STOCKHOLDERS HAS BEEN 44%.

[PHOTO]

ALFRED LERNER
Chairman and Chief Executive Officer, MBNA Corporation

CHARLES M. CAWLEY
President, MBNA Corporation
Chief Executive Officer, MBNA America Bank, N.A.

It is always the
thousands of little
things done right
that add up to
the unassailable
advantage.

TO OUR STOCKHOLDERS

This report presents MBNA's full-year results for 1999, our 18th year in business and our best year yet. Earnings increased 32.0% to $1.024 billion--bringing to 36 the number of consecutive quarters of consistent earnings growth averaging 25% since MBNA became a public company in 1991. Loans outstanding grew to $72.3 billion, a $12.6 billion increase over year-end 1998. This 21% growth rate was nearly four times that of our industry. We also added
12.5 million new accounts. The characteristics of new cardholders are consistent with the superior quality of the company's existing Customers. The typical new Customer has a $62,000 average annual household income, has been employed for 11 years, owns a home, and has a 16-year history of paying bills promptly. Loan losses continue to be significantly lower than published industry levels. In 1999, our managed loan losses were 4.33%, compared to the industry average of 6%.

MBNA is in the business of allowing people to have the things they want today while paying for them sensibly out of future income. It is an enduring business and we like it. Although credit cards will continue to be our core business, we are investing in other areas to strengthen the company for the future. This year, for example, we grew our international business, expanded our consumer finance business, and introduced new insurance products.

The Internet is emerging as an interesting and potentially significant contributor to future growth. As use of the Internet increases, our Customers are using their MBNA cards for purchases with increasing frequency. This year,
3.5 million MBNA Customers made over $1.5 billion in purchases on the Internet--and this is just the beginning.

This report is a print version of presentations we make to investors throughout the year. It's intended to give you an accurate overview of your company. We hope you enjoy it.

/s/ ALFRED LERNER                           /s/ CHARLES M. CAWLEY

[PHOTO] person

The difference
between good and
great is attitude.

WHAT WE DO

MBNA Corporation is a holding company comprised of three banks: MBNA America Bank, N.A., a national bank in the United States; MBNA International Bank Limited, a fully chartered bank in the United Kingdom; and MBNA Canada Bank, a fully chartered bank in Canada. Like all traditional banks, we take deposits and make loans. Our Customers have more than $18 billion on deposit with us in money market and certificate of deposit accounts with an average individual balance of $26,000. We also offer a variety of loan products. Currently these loans total $6.2 billion.

But that is where the similarity to a traditional bank ends. At MBNA, there are no branches, no commercial loans, and only a small number of checking accounts. We specialize in making loans to individuals through credit cards, providing a service that frees people from the need to carry cash and lets them have the things they need today while paying for them out of future income. It is a good business, and we like it.

Our basic product is one for which there is universal demand. There are approximately 150 million people in the United States, 25 million people in the United Kingdom, and 15 million people in Canada who would qualify for a credit card. And this number continually refreshes itself as young people enter adulthood.

It is a business with no concentration of risk. There are no geographic, industry, or Customer concentrations. Our $72 billion loan portfolio is spread among 21 million active borrowers in the United States, the United Kingdom, and Canada.

The credit card is a product that nearly everyone wants. Although this is a strength, it also makes it a business in which success only comes to those who can differentiate themselves. We do so through the methods we use to attract new Customers and satisfy them once we have them. If you're not good at both of these things, nothing else matters, and MBNA is very good at both.

ON THE CHART AT RIGHT, THE LINE REPRESENTS MBNA'S GROWTH IN MANAGED LOANS, WHILE THE BARS INDICATE THE GROWTH IN NET INCOME. MBNA HAS REPORTED INCREASED EARNINGS, AVERAGING 25%, IN EACH OF THE 36 QUARTERS THAT IT HAS BEEN A PUBLIC COMPANY.

--------------------------------------------------------------------------------

                         CONSISTENT PROFITABLE GROWTH

                               82   83   84   85   86   87   88   89   90   91   92   93   94   95   96   97   98   99
Managed Loans ($ Billions)
                               0     0    1   2    67   75   90   104  129  149  173  208  267  353  474  623  776  1,024
Net Income ($ Millions)

[PHOTO] person

MBNA SPECIALIZES IN MAKING LOANS TO INDIVIDUALS THROUGH CREDIT CARDS. OUR CUSTOMERS USED THEIR MBNA CREDIT CARDS 790 MILLION TIMES IN 1999, SPENDING MORE THAN $100 BILLION.

Success is getting the right Customers and keeping them.

[PHOTO] authorization terminal


WHERE WE ARE TODAY

During 1999, MBNA recorded its ninth consecutive year of earnings growth, averaging 25%, since its initial public offering in 1991. The company's business fundamentals continued to be as strong as ever. Managed loans grew $12.6 billion to $72.3 billion, a 21% growth rate that was nearly four times the rate of the overall U.S. credit card industry. MBNA expanded its market share of credit card loans in the United States and the United Kingdom to 14% and 13%, respectively, and solidified its position as the largest independent credit card lender in the world.

This year also marked the fourth consecutive year in which loans grew by more than $10 billion. The addition of 12.5 million new accounts and 400 new endorsements from organizations strengthened future growth prospects. Today, thousands of affinity organizations endorse MBNA products to their members, and the company's products are used by more than 40 million people worldwide.

          DURING 1999, MBNA ADDED 12.5 MILLION NEW ACCOUNTS--LEADING THE
          INDUSTRY.

In 1999, MBNA continued to grow its international and consumer finance businesses and expanded its insurance business with a new partnership with American International Group (AIG). In addition, MBNA acquired several high-quality credit card portfolios from prominent financial institutions. We entered into long-term marketing agreements with most of these institutions, including SunTrust Banks and PNC Bank, the ninth and thirteenth largest banks in the U.S., respectively.

MBNA's formula for success remains very simple: Success is getting the right Customers and keeping them. We have a unique marketing proposition, affinity marketing, and a very stringent underwriting process that ensures that we lend money to only the most qualified individuals. Just as important, we are able to retain Customers by providing top-quality service, one Customer at a time.

This approach to business is the reason MBNA has achieved consistent, profitable growth. Success has been and is a result of an intense focus on the quality of each Customer. This is the most important facet of our business, especially during times of rapid growth. In lending, quality is achieved by choosing Customers who have the capacity to repay, proven stability, and a habit of being financially responsible. MBNA Customers have all of these characteristics--and they have not changed over time. The typical new Customer has an average annual household income of $62,000, owns a home, and has a 16-year history of paying bills promptly. The quality of MBNA's Customers is reflected in loan losses that have remained significantly below industry averages. The company's consistent focus on Customer quality is the most reliable predictor of the future.

[PHOTO] person

[PHOTO] credit cards

[PHOTO] credit cards

[PHOTO] credit cards

UNIQUE MARKETING PROPOSITION

MBNA's approach to the credit card business is unique. We sell to people who share common interests and focus on groups with strong ties to their members, fans, and Customers.

Getting the right Customer begins in sales and marketing. When an organization such as a professional society, an alumni association, or a sports team chooses to endorse MBNA, that decision is based on the belief that we will deliver top-quality service to their members or Customers.

Today, more than 4,500 organizations in the United States, the United Kingdom, and Canada endorse MBNA products to their members. Our $16 billion Professional sector counts more than 1,300 organizations, including 37 state dental, 41 state bar, 36 state medical, and 49 state nurses associations. In 1999, we added 84 groups to this sector, including the North Carolina Medical Society and the U.S. Marine Corps Association. These groups join organizations as diverse as the Association of Trial Lawyers of America, the American Medical Student Association, and the National Society of Professional Engineers. Overall, MBNA credit cards are carried by 58% of all physicians, 43% of all lawyers, 66% of all dentists, and more than a quarter of all nurses, teachers, engineers, and architects in the United States.

                       DURING 1999, MBNA
                       RENEWED ENDORSEMENTS WITH
                       MORE THAN 800 ORGANIZATIONS.

MBNA's roster of sports organizations also continued to grow in 1999. More than
4.3 million Customers now carry MBNA credit cards featuring their favorite teams, racecar drivers, or other sports-related activities. We added more than one million new Customers in the Sports sector, and outstanding loans reached $5 billion. We issue the official credit cards of the National Football League, Major League Baseball, the National Hockey League, NASCAR, the Professional Golfers Association, and 14 of the National Basketball Association teams. In addition, the NFL endorsement enables us to market to the fans of 31 teams, now happily including the Cleveland Browns.

MBNA products are also endorsed by more than 500 colleges and universities, including nine of the Big 10 schools and six of the PAC 10 schools. More than three million alumni and students from these schools use MBNA products, producing $5 billion in loans. The Colleges and Universities sector enables us to attract high-quality Customers as they enter the work force after graduation. Although MBNA doesn't have branches, our products are sold in more than 10,000 bank offices across the United States and the United Kingdom through the endorsement of 650 financial institutions. More than four million

[PHOTO]

GREGG BACCHIERI
Senior Vice Chairman, CEO of MBNA Consumer Finance

"We keep Customers by treating them well--by thinking of ourselves as Customers every minute of every day."

[PHOTO]

MICHELLE D. SHEPHERD
Vice Chairwoman, Advertising and Internet Marketing

"Customer loyalty is something that is earned through exceeding Customer expectations during every contact--this is the reason MBNA Customers use their cards 47% more than the average credit card holder."

[PHOTO]

CHARLES C. KRULAK
Senior Vice Chairman, Administration

"Success comes from hiring the right people--people with the right attitude about satisfying Customers--and then equipping them with the tools and education to do their jobs."

[PHOTO]

JANINE D. MARRONE
Chief Executive Officer, MBNA Consumer Services

"By building on our strengths in marketing and Customer service, we can achieve great success in our new business endeavors as well."

[PHOTO] NASCAR race

MBNA'S NASCAR CREDIT CARD PROGRAM ADDED A RECORD NUMBER OF ACCOUNTS IN 1999 THANKS IN PART TO MBNA'S SUPPORT OF JOE GIBBS RACING AND DRIVER BOBBY LABONTE, WHO EARNED FIVE WINS TO SECURE SECOND PLACE IN WINSTON CUP SERIES POINTS.

[PHOTO] credit cards

financial institution Customers have produced $6.5 billion in loans for MBNA.

In addition, we've developed hundreds of affinity programs for people who have a strong common interest but do not belong to a formal organization. These programs include the "Don't mess with Texas" card and the Irish-American Heritage card. In 1999, such programs produced 1.3 million new Customers.

DIVERSIFIED ACQUISITION METHODS

After signing an affinity group or developing an affinity program, we implement an effective marketing campaign to get the right Customer. In 1999, MBNA's 12.5 million new accounts came through a variety of acquisition channels, including through the mail, over the phone, through television or other media, in person at events, and via the Internet.

During the year, direct mail continued to be the most effective means of marketing. Our full-service, in-house advertising agency customized mailings for thousands of affinity groups and hundreds of common-interest marketing programs. The internal design and production of these programs enable the company's marketing managers to work closely with the advertising agency, resulting in creative, targeted, and cost-effective programs that produce consistent results.

To complement direct mail, we continue to operate a large telephone sales program. MBNA Marketing Systems, Inc., has telephone sales units throughout the United States and in the United Kingdom and generated more than two million new accounts in 1999. Each telephone call was shaped by the Customer's group affiliation or personal interests. For example, representatives in our Dublin, Ireland, office were very successful marketing MBNA's Irish-American Heritage card in the United States.

MBNA's person-to-person marketing efforts generated nearly one million new accounts during 6,500 events in 1999. This method is especially successful at NASCAR races, NFL games, and professional conventions.

MBNA products are also offered over the Internet through the Web sites of nearly 1,000 endorsing organizations. Affinity marketing and effective acquisition methods have resulted in loan growth that is consistently higher than that of other lenders in the credit card industry.

[PHOTO] people/credit card

We are looking for people who like other people.

JUDGMENTAL LENDING

Getting the right Customer begins with effective targeted marketing and ends with the work of the credit analyst or lender. MBNA's credit professionals reviewed more than 18 million applications in 1999. They rely on sophisticated technology and behavioral scoring systems to assist them in choosing the right Customer and assigning the right credit line. However, the most important tool they rely on is their good judgment. In one of the many ways MBNA is different from other credit card issuers, people--not computers--decide whether or not to approve a loan.

When a credit analyst (lender) is reviewing an application, he or she has the flexibility to say "yes," "no," or "maybe." If the answer is "maybe," which happens 25% of the time, the analyst contacts the applicant for additional information, thus gaining a better understanding of the applicant's circumstances before making a final decision. A computer would make the decision without having this additional information--information that is critical in making the right decision.

This personal approach has helped build a superior Customer base. A typical MBNA Customer has an average household income of $62,000, owns a home, and has a 16-year history of paying bills on time. Not only do our Customers look good, they perform well. Our Customers use their cards 47% more than the average credit card holder does, with typical purchase amounts 46% higher than the average credit card transaction. The result is higher loan balances per Customer and greater revenue for MBNA. In addition, loss rates in 1999 were 28% below the industry average. The characteristics of our Customers have remained relatively unchanged over the last 18 years, and we are confident that this will continue.


MAINTAINING CUSTOMER QUALITY IS MBNA'S TOP PRIORITY. IN 1999, THE COMPANY'S LOAN LOSSES CONTINUED TO BE SIGNIFICANTLY LOWER THAN PUBLISHED INDUSTRY LEVELS.

--------------------------------------------------------------------------------

                              LOAN LOSS COMPARISON

               1992      1993      1994      1995      1996      1997      1998      1999
INDUSTRY                 [PLOT POINT INFORMATION NOT AVAILABLE]

MBNA                     [PLOT POINT INFORMATION NOT AVAILABLE]

[PHOTO] magazines

Think of yourself as a Customer.

[PHOTO] person

SERVING CUSTOMERS ONE AT A TIME

Getting the right Customer is just part of MBNA's strategy for producing consistent results. Keeping our Customers once we get them determines our future success. MBNA keeps Customers by treating them well. Maintaining high levels of Customer satisfaction has enabled us to retain 97% of our profitable Customers year after year. In fact, MBNA's Platinum Plus credit card, carried by 17 million Customers, was ranked highest in Customer loyalty among Platinum Visa and MasterCard credit cards in the 1999 Comprehensive Credit Cardholder Satisfaction Study by J.D. Power and Associates.

In 1999, we received more than 80 million Customer inquiries, ranging from requests for duplicate statements and account information to questions about card benefits and transaction history. Each contact represents an opportunity to let the Customer know how important he or she is to us.

MBNA's commitment to providing superior Customer service starts by hiring people who like other people and giving them the tools they need to satisfy Customers. We have an environment that makes people feel good about where they work. This environment includes ample educational opportunities, cutting-edge technology, a comfortable work setting, and programs that help balance the demands of family and work. In 1999, Fortune ranked MBNA in the top ten on its list of the "100 Best Companies to Work For in America," and for the sixth consecutive year Working Mother magazine named MBNA among the nation's top companies for working mothers. Additionally, Business Week named MBNA among the best companies for work and family. People who feel good about where they work do a better job of satisfying Customers.

MBNA uses superior technology to support world-class service levels. Unlike most credit card issuers, MBNA controls every aspect of the Customer relationship. Our own processing systems enable us effectively to insure a top-quality product. In 1999, MBNA efficiently handled more than 175 million Customer payments, 375 million statements and letters, and 790 million individual Customer transactions totaling $106 billion. We develop technology internally to ensure the reliability and responsiveness of the computer and telecommunication systems used to satisfy Customers.

At MBNA, we focus on satisfying one Customer at a time. This approach strengthens our relationship with individual Customers as well as with the thousands of membership groups that endorse our products.

[PHOTO] flags

PREPARING FOR THE FUTURE

MBNA has consistently produced significant expansion in its U.S. credit card business, and there is still plenty of opportunity to grow. Although credit cards will remain the company's primary business, we continue to invest in other products and services. In 1999, we expanded our international, consumer finance, and insurance businesses.

MBNA INTERNATIONAL

MBNA's international business in the United Kingdom, Ireland, and Canada has grown to 4.3 million Customers with $7.2 billion in loans, a 46% increase from the end of 1998.

In 1999, MBNA Europe expanded its market share to 13% in the United Kingdom and Ireland and acquired nearly 1 million new Customers. Internationally, we utilize the same business strategy as in the United States--marketing to people with strong common interests. MBNA Europe earned endorsements from 56 new groups in 1999 and now has more than 700 membership organizations, including the Royal College of Physicians, Manchester United Football Club, and The Irish Cycling Federation. Two thousand people working at four locations in the U.K. and Ireland support our European operations.

MBNA Canada finished its second full year of marketing and is producing results similar to those of the United Kingdom at a comparable point in time. In 1999, outstanding loans more than doubled to $900 million with more than

IN LESS THAN TWO YEARS, MBNA HAS EARNED THE ENDORSEMENTS OF 250 ORGANIZATIONS IN CANADA, WITH $900 MILLION IN LOANS.

[PHOTO] credit cards

[PHOTO]

RONALD W. DAVIES
Senior Vice Chairman, Chief Technology Officer

"Technology supports every aspect of MBNA's business--and we have an ongoing commitment to developing state-of-the-art systems that enable us to better satisfy Customers."

[PHOTO]

RICHARD K. STRUTHERS
Senior Vice Chairman, MBNA International

"Ours is not a complicated business, but success nonetheless depends on being constantly vigilant about the service you provide to Customers."

[PHOTO]

TERRI C. MURPHY
Division Head, Personnel

"Our success comes down to the people who work here, and that's never going to change."

[PHOTO]

LANCE L. WEAVER
Senior Vice Chairman

"MBNA is a company of people who like other people. So, it follows that MBNA people genuinely care for Customers and, just as importantly, for the people who live in the communities where we live and work.

[PHOTO] people

IN 1999, MBNA'S SALES FINANCE BUSINESS GREW 75% AND NOW HAS $1.8 BILLION IN
LOANS.

Excellence does not come by chance . . . it comes by choice.

[PHOTO] person

1 million Customers. We strengthened our position in Canada by signing new endorsements with 122 membership organizations, including the Montreal Canadiens, the Royal Canadian Legion, and the Toronto Maple Leafs. In total, 250 organizations endorse MBNA Canada's products. Now more than 400 people work for MBNA Canada at its two locations in Ottawa, Ontario, and Montreal, Quebec. The international business will continue to be an important part of the company's growth.

CONSUMER FINANCE

In addition to credit cards, MBNA lends people money through a variety of other loan products. These products are marketed through the mail and over the telephone and are endorsed by more than 2,000 of our affinity groups. Our sales finance business also provides fixed-term, unsecured loans for Customers to finance larger purchases such as computers and furniture.

MBNA Consumer Finance has $6.2 billion in loans and generated nearly 1 million new accounts in 1999. Sales finance, which reached $1.8 billion in outstanding loans, was a major driver of growth in 1999, contributing 800,000 new accounts. In 1999, MBNA pioneered immediate Web-based decisions for loan applications, which accelerated loan growth and enhanced Customer satisfaction.

INSURANCE

MBNA has been selling credit-related insurance since 1987 and has more than two million Customers. In 1999, MBNA formed a partnership with AIG to market insurance to our Customers. We market automobile insurance through the mail and by referrals from our Customer service representatives. The quality of MBNA Customers makes them good candidates for a variety of insurance products. In addition, more than 100 organizations that endorse MBNA loan products also endorse insurance products, including Penn State University, Purdue University, ASPCA, and the Indiana University Alumni Association.

We are also expanding our relationship with AIG to include several new products, including homeowners, personal umbrella insurance, and annuities. This ability to cross-sell financial service products to more than 40 million Customers provides tremendous opportunities for the future.

[PHOTO] precepts

The MBNA Difference--People

The single most important ingredient in our success has always been the people of MBNA.

MBNA distinguishes itself because the people of the company all have an attitude--satisfy the Customer. This attitude has driven our

Attitude is Everything.

success and will continue to drive everything that we do. The fanciest program or product will only take a company so far. It is the people behind the product that make the difference.

Seven out of every ten people who join the company are referred by people who already work here. Our thorough hiring process involves people currently in similar jobs, supervisors, experienced personnel recruiters, and senior executives. In addition to determining an applicant's technical ability, each interviewer uses his or her experience and skill to determine whether the candidate is a person who likes other people. People who like other people find it easy to think of themselves as Customers--they find it easy to "satisfy the Customer."

After the right people are in place, our next steps to ensure success are straightforward: set aggressive goals and define expectations for performance; measure results and reward achievement; provide the tools and education people need to do their jobs; insure a work environment that enables people to "satisfy the Customer."

There are many things about MBNA that distinguish it from other companies, among them our affinity marketing strategy and personalized approach to lending. None of our distinctive differences, however, are more important--or have a greater impact on our success--than the people of MBNA.

[PHOTO] people

[PHOTO] people

[PHOTO] people

[PHOTO] people

If every company is a portrait
of its people . . .

[PHOTO] people

[PHOTO] people

[PHOTO] people

MBNA is a masterpiece.


[PHOTO] people

[PHOTO] people

[PHOTO] people

[PHOTO] computer mouse

[GRAPHIC] affinity logos


MBNA.com

Use of the Internet for business continues to grow. MBNA's Internet strategy builds on the thousands of affinity relationships we have and offers Customers a comprehensive group of Web services. In 1999, the company sharpened its Internet focus in three main areas: Internet marketing, electronic commerce, and online banking. MBNA.com includes mbna offers.com, a home page with links to various Web sites; mbnawallet.com; mbnanetaccess.com; and several Internet shopping destination sites.

INTERNET MARKETING

MBNA has been marketing credit cards on the Web sites of its affinity groups since 1995. While modest in comparison to our other acquisition channels, Internet results are improving rapidly. Nearly 400,000 new Customers were added in 1999--twice as many as the year before, and we expect over one million this year.

Rather than marketing through banner ads, MBNA uses a targeted approach to attract new Customers. This approach increases response rates and is more cost-effective. MBNA's products are currently featured on nearly 1,000 endorsing organizations' Web sites, including for example, the National Education Association, the National Football League, and the Penn State Alumni Association. Through these endorsements, MBNA has launched numerous personalized e-mail campaigns using addresses provided by endorsing organizations, often yielding better response rates than direct mail.

The Internet is more than just another marketing channel. It offers additional opportunities for us to develop valuable affinity relationships. For example, in 1999, MBNA signed several agreements with top-quality Internet-related organizations whose members share strong common interests. These include Medsite.com, a Web site for medical professionals, and womenCONNECT.com, a Web site for professional women and female business owners.

IN 1999, MBNA ENHANCED CUSTOMER SATISFACTION BY CREATING AN ONLINE BANKING SITE THAT ALLOWS CUSTOMERS TO VIEW ACCOUNT ACTIVITY AND MAKE ACCOUNT CHANGES AND INQUIRIES THROUGH THE INTERNET.

[PHOTO] person

                                   [PHOTO]

MICHAEL G. RHODES
Vice Chairman, Marketing

"We continued to produce consistently good results in 1999 by adhering to our basic strategy--success is getting the right Customers and keeping them."


                                   [PHOTO]

DAVID W. SPARTIN
Vice Chairman

"Our consistent financial performance in each of the 36 quarters or nine years since becoming a public company is the direct result of the attitude and commitment of the people of MBNA."

                                   [PHOTO]

KENNETH F. BOEHL
Vice Chairman, Chief Control Officer

"We control all aspects of our business, paying particular attention to those that affect the quality and effectiveness of our service--and this gives us a major competitive advantage."

                                   [PHOTO]

JULES J. BONAVOLONTA
Vice Chairman, Administrative Services

"The single most important factor in our success has always been the people of MBNA."

[PHOTO] people

MBNA continues to employ a targeted approach to attract new Customers on the Internet.


In March 1999, MBNA and Infoseek announced an exclusive, multi-year agreement for the GO Network, which serves more than 22 million users. Through GO Network partners, including ESPN.com, NASCAR.com, and ABCNEWS.com, we are able to target people effectively and offer products consistent with their online interests.

MBNA Consumer Finance is also attracting new Customers through the Internet. Having pioneered the instant loan application decision through the Gateway computer sales finance program, we expanded this technology to other products. The technology enables Customers to apply for a loan at the point of sale, receive their account information, and complete the purchase online within seconds.

MBNAWALLET.COM

In 1999, e-commerce spending was more than twice 1998's level, exceeding $20 billion. This number is expected to triple within two years, with credit cards being the predominant method of payment.

To meet the demand of e-commerce Customers, increase Internet transaction volume, and stimulate card usage, MBNA launched an e-wallet product, mbnawallet.com. MBNAwallet simplifies online shopping by allowing Customers to save credit card and prefilled shipping information once, store it securely in the network data center, and then simply activate it with a click of the mouse. In addition to making online shopping easier, the service offers enhancements such as special offers with select merchants, transaction records, links to merchants' Customer service, shipping status, and promotional offers featuring other MBNA products. Also, MBNAwallet allows Customers to create their own shopping hubs with Internet merchants--in a sense creating personalized, "virtual" shopping malls.

MBNANETACCESS.COM

In April 1999, MBNA launched an online banking site for its Customers. The site, mbnanetaccess.com, allows Customers to view account activity, pay their MBNA credit card bills online, view past statements, and make account changes and inquiries through secure e-forms. NetAccess also includes a revenue-enhancing page called the Cash Center that allows Customers to initiate balance transfers, receive cash advance checks, and move funds to their checking and savings accounts. NetAccess will increase Customer satisfaction and decrease service cost. In addition, we can expand the service to promote other products through customized online marketing.


[GRAPHIC] affinity logos

[PHOTO] brochures

MBNA Education Foundation

MBNA focuses much of its community effort on education. The MBNA Education Foundation was established to improve the quality and availability of education, especially to economically disadvantaged young people, and to provide financial support for innovative academic programs. In 1998, MBNA doubled the Foundation's original funding to $60 million, $50 million from the corporation and $10 million from the personal donations of MBNA people. In an overwhelming show of support for the work of the Education Foundation, 12,600 MBNA people and their families and friends raised $2.8 million during this year's Delaware and Maine Walks for Education, increasing the two-year total to nearly $5 million. In March 1999, the company announced a $10 million commitment to provide financial and educational support to students and schools in Cleveland, Ohio, in addition to those in Delaware and Maine.

The Foundation has two major components: the Excellence in Education Grants Program, which provides grants to teachers and schools for the development of results-oriented academic initiatives; and the College Scholarship Program, which provides college scholarships to help ensure that financially needy students with a desire to succeed acquire a high-quality education. To date, $10.2 million in scholarships has been awarded to more than 600 young people to pursue higher education at accredited colleges and universities in Delaware and Maine.

The Excellence in Education Grants Program enables teachers and principals of public, private, and parochial schools to apply for grants to fund the development of initiatives that enhance their students' educational experience. The program encourages teachers and school administrators to apply for grants for programs that will improve the learning environment. MBNA people actively assist the teachers during the application process. The grant applications are then reviewed by


THE PEOPLE OF MBNA AND THEIR FAMILIES AND FRIENDS HAVE RAISED NEARLY $5 MILLION OVER THE LAST TWO YEARS DURING THE COMPANY'S WALKS FOR EDUCATION.


[PHOTO] people

                                   [PHOTO]

HELEN F. GRAHAM

1941-1999

Helen F. Graham, a lifelong advocate for people with developmental disabilities and executive director of both MBNA's Support Services department and the Helen
F. Graham Foundation, passed away on December 31, 1999.

A member of the company's Senior Operating Committee, Helen joined MBNA in 1995 and created the Support Services department to provide employment opportunities for people with developmental disabilities. The department began with five people working in the Crozier Center. Today, more than 170 Support Services people work throughout MBNA offices in Delaware and Maine as a result of Helen's vision.

As a senior manager of MBNA, Helen was able to use her unique combination of skills to change people's lives. Her drive, compassion, and intelligence--coupled with a profound respect for the abilities of every person--resulted in a program that benefited hundreds. The mark she has made is indelible.


(over)

"All of us who knew Helen admired her for her energy and enthusiasm, for her intolerance for anything but equal treatment for all, and for her unwavering dedication to people with handicaps. She was strong and insisted that everyone live up to their potential and she loved and supported all those who made an effort to do so."

                                        --Charlie Cawley

Inspired by a "very special" disabled family member, Helen began a career in special education as a student teacher at Ithaca College in New York. She went on to earn a master's degree in special education from the University of Arizona and a master's equivalency in counseling and psychology at Loyola College of Maryland. She taught special education for the Department of Defense and then worked for 13 years at the Ridge School in Baltimore County, Maryland.

Helen's extraordinary commitment to special education lies at the very core of the Helen F. Graham Foundation for people with developmental disabilities, which MBNA created in 1999. The Foundation is being funded initially over five years by a $5 million grant from MBNA and its senior managers.

Grants from the Helen F. Graham Foundation will be awarded to schools for initiatives involving children who receive special education services and to nonprofit organizations dedicated to expanding educational opportunities for people with developmental disabilities.

independent grant committees comprised of community leaders in Delaware, Maine, and Cleveland. Since the program's inception, $10.8 million in grants has been awarded to support 2,000 innovative programs.

The grants from the Foundation provide direct funding for programs that teachers have always wanted to implement but lacked the financial support to do so. For example, William Penn High School in New Castle, Delaware, used a $7,050 Excellence in Education grant to help reestablish the high school's theater program after a 20-year hiatus. A teacher from North Haven Island in Maine's Penobscot Bay used an $8,800 grant to teach his students about their boat-building heritage while constructing a 32-foot Boston Pilot Lifesaving boat. MBNA's Cleveland Education Initiative awarded its first grant to Miles Elementary School to fund a kindergarten literacy program.

      MBNA people contributed more than 250,000 hours of their personal time to charitable and educational causes in 1999.

In addition, MBNA operates college and career counseling to complement the MBNA Scholars' learning outside the classroom. This helps students realize their ultimate educational objectives through tutorial assistance, SAT preparation, college planning, and resume writing. More than 1,000 Scholars working as interns at MBNA have participated in mentoring programs, community service, and career development seminars. Delaware, Maine, and

[PHOTO]
MBNA's Excellence in Education Grants Program encourages teachers and school administrators to apply for grants for programs that will improve the learning environment.


Cleveland Scholars are also matched with MBNA people who act as advisors to help them achieve college success, maintain scholarship eligibility, and prepare for careers.

Though it was established just three years ago, the Foundation is already having a profound impact. Students and teachers are benefiting from educational opportunities and programs that were unavailable to them before.

As the Foundation continues its work, its impact in the community will widen with the happy result of significantly improving the quality of future people of MBNA.



[PHOTO] people

[PHOTO] globe

MBNA International

[PHOTO] map

Key
 --     Headquarters

 --     Regional Centers

 --     Sales Offices

   HEADQUARTERS

-- MBNA Corporation
   Wilmington, DE 19884
   (800) 441-7048


   UNITED STATES OFFICES

   REGIONAL CENTERS

-- 16001 N. Dallas Pkwy.
   Dallas, TX 75248
   (800) 435-9672

-- 44 Montgomery St.
   San Francisco, CA 94104
   (800) 585-4956

-- 11333 McCormick Rd.
   Hunt Valley, MD 21031
   (888) 680-6945

-- 1 Hatley Rd.
   Belfast, ME 04915
   (800) 843-3526

-- 25875 Science Park Dr.
   Beachwood, OH 44122
   (800) 410-6262

-- 1501 Yamato Rd.
   Boca Raton, FL 33431
   (800) 841-6845


   SALES OFFICES

-- 9 W. 57th St.
   New York, NY 10019
   (800) 746-6262

-- 676 North Michigan Ave.
   Chicago, IL 60611
   (800) 906-6262

-- 2600 Century Pkwy.
   Atlanta, GA 30345
   (800) 446-7048

   MARKETING SYSTEMS

   32 Washington St.
   Camden, ME 04843
   (800) 386-6262

   16 Godfrey Dr.
   Orono, ME 04473
   (800) 503-6262

   901 Washington Ave.
   Portland, ME 04103
   (800) 626-2488

   5 Industrial Pkwy.
   Brunswick, ME 04011
   (800) 645-6682

   260 Main St.
   Presque Isle, ME 04769
   (800) 545-2977

   100 Main St.
   Dover, NH 03820
   (800) 330-5929

   16001 N. Dallas Pkwy.
   Dallas, TX 75248
   (800) 435-9672

   1501 Yamato Rd.
   Boca Raton, FL 33431
   (800) 841-6845

   11333 McCormick Rd.
   Hunt Valley, MD 21031
   (888) 680-6945

   400 Christiana Rd.
   Newark, DE 19713
   (800) 441-7048

   860 Silver Lake Blvd.
   Dover, DE 19904
   (800) 346-2620

   2568 Park Centre Blvd.
   State College, PA 16801
   (800) 471-6262

   25875 Science Park Dr.
   Beachwood, OH 44122
   (800) 410-6262

   388 S. Main St.
   Akron, OH 44311
   (800) 731-9260

   274 Front St.
   Farmington, ME 04938
   (888) 465-3110

   50 Pleasant St.
   Fort Kent, ME 04743
   (888) 336-6262

   Newark, NJ
   (To open in 2000)

   INTERNATIONAL OFFICES

         CANADA

-- 1600 James Naismith Dr.
   Gloucester,
   Ontario K1B 5N8
   (888) 871-6262

-- 1000 de la Gauchetiere
   Suite 4300
   Montreal, Quebec
   H3B 4W5
   (514) 390-2151

      ENGLAND

-- Stansfield House
   Chester Business Park
   Wrexham Rd.
   Chester, Cheshire
   CH4 9QQ
   United Kingdom
   (011) 44-1244-672000

-- 86 Jermyn St.
   London SW1Y 6JD
   United Kingdom
   (011) 44-171-389-6200

      IRELAND (The Republic Of)

-- 46 St. Stephen's Green
   Dublin 2, Ireland
   (011) 353-1-619-6000

      SCOTLAND
-- One St. Colme Street
   Edinburgh,
   Scotland EH3 6AA
   (011) 44-131-220-8240

                            [PHOTO] trading floor

FINANCIAL CONTENTS

22  TEN-YEAR STATISTICAL SUMMARY
24  GLOSSARY OF FINANCIAL TERMS
25 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
42  SUPPLEMENTAL FINANCIAL INFORMATION
43  MANAGEMENT'S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS AND INTERNAL
    CONTROL
44  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
45  CONSOLIDATED STATEMENTS OF INCOME
46  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
47  CONSOLIDATED STATEMENTS OF CASH FLOWS
48  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
71  REPORT OF INDEPENDENT AUDITORS
72  QUARTERLY DATA
73  PREFERRED STOCK PRICE RANGE AND DIVIDENDS
74  COMMON STOCK PRICE RANGE AND DIVIDENDS

                        MBNA CORPORATION AND SUBSIDIARIES


                          TEN-YEAR STATISTICAL SUMMARY
--------------------------------------------------------------------------------
                (dollars in thousands, except per share amounts)

-----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                        1999               1998                   1997              1996
-----------------------------------------------------------------------------------------------------------------------------------

INCOME STATEMENT DATA FOR THE YEAR
Net interest income...............................       $      933,765       $       742,339        $     692,390    $    640,477
Provision for possible credit losses..............              408,914               310,039              260,040         178,224
Other operating income............................            4,207,821             3,228,969            2,812,879       1,895,923
Other operating expense...........................            3,077,708             2,407,204            2,223,121       1,626,882
Net income........................................            1,024,423               776,266              622,500         474,495

PER COMMON SHARE DATA FOR THE YEAR
Earnings (a)......................................       $         1.26       $          1.01        $         .80    $        .61
Earnings--assuming dilution (a)...................                 1.21                   .97                  .76             .59
Dividends.........................................                  .28                   .24                  .21             .19
Book value........................................                 4.97                  2.90                 2.34            1.87

RATIOS
Return on average total assets....................                 3.62%                 3.38%                3.25%           3.26%
Return on average stockholders' equity............                27.18                 36.91                35.56           34.46
Average receivables to average deposits...........                85.33                 86.04                88.82           92.50
Stockholders' equity to total assets..............                13.61                  9.27                 9.25           10.00
Loan portfolio:
    Delinquency (c)...............................                 3.82                  3.86                 3.93            3.59
    Net credit losses.............................                 2.63                  2.39                 2.14            1.98
Managed loans (d):
    Delinquency...................................                 4.45                  4.62                 4.59            4.28
    Net credit losses.............................                 4.33                  4.31                 3.97            3.35
    Net interest margin (e).......................                 7.42                  7.47                 7.50            7.62

MANAGED LOAN DATA (d)
At year end:
    Loans held for securitization.................      $     9,692,616       $     1,692,268        $   2,900,198    $  2,469,974
    Loan portfolio................................            7,971,093            11,776,099            8,261,876       7,659,078
    Securitized loans.............................           54,591,804            46,172,739           38,217,786      28,494,481
                                                       -----------------    ------------------     ----------------  --------------
       Total managed loans........................      $    72,255,513       $    59,641,106        $  49,379,860    $ 38,623,533
                                                        ================     =================     ================  ==============
Average for the year:
    Loans held for securitization.................      $     4,071,394       $     2,577,482        $   2,875,212    $  2,529,484
    Loan portfolio................................           10,351,101             9,352,807            7,563,301       6,174,095
    Securitized loans.............................           49,706,760            40,970,936           32,746,963      22,514,014
                                                       -----------------      -----------------    ----------------  --------------
            Total managed loans...................      $    64,129,255       $    52,901,225        $  43,185,476    $ 31,217,593
                                                       =================     ================      ================  ==============
For the year:
    Sales and cash advance volume.................      $   105,806,935       $    82,968,874        $  66,399,425    $ 48,666,129

BALANCE SHEET DATA AT YEAR END
Investment securities and money market instruments      $     4,572,052       $     5,440,939        $   4,594,709    $  3,194,664
Loans held for securitization.....................            9,692,616             1,692,268            2,900,198       2,469,974
Credit card loans.................................            6,060,564             8,975,051            5,830,221       5,722,299
Other consumer loans..............................            1,910,529             2,801,048            2,431,655       1,936,779
                                                       ----------------     ------------------   ------------------  --------------
           Total loans............................            7,971,093            11,776,099            8,261,876       7,659,078
Reserve for possible credit losses................             (355,959)             (216,911)            (162,476)       (118,427)
                                                       -----------------    ------------------   ------------------  --------------
            Net loans.............................            7,615,134            11,559,188            8,099,400       7,540,651
Total assets......................................           30,859,132            25,806,260           21,305,513      17,035,342
Total deposits....................................           18,714,753            15,407,040           12,913,213      10,151,686
Long-term debt and bank notes.....................            5,708,880             5,939,025            5,478,917       3,950,358
Stockholders' equity..............................            4,199,443             2,391,035            1,970,050       1,704,308

AVERAGE BALANCE SHEET DATA FOR THE YEAR
Investment securities and money market instruments      $     5,797,141       $     4,905,943        $   3,851,867    $  2,927,351
Loans held for securitization.....................            4,071,394             2,577,482            2,875,212       2,529,484
Credit card loans.................................            8,184,713             6,820,538            5,456,349       4,907,814
Other consumer loans..............................            2,166,388             2,532,269            2,106,952       1,266,281
                                                       -----------------    ------------------   -----------------   --------------
            Total loans...........................           10,351,101             9,352,807            7,563,301       6,174,095
Reserve for possible credit losses................             (299,754)             (192,024)            (143,277)       (111,041)
                                                       ----------------     ------------------   -----------------   --------------
            Net loans.............................           10,051,347             9,160,783            7,420,024       6,063,054
Total assets......................................           28,310,222            22,982,349           19,125,282      14,571,288
Total deposits....................................           16,901,334            13,866,645           11,752,887       9,408,843
Long-term debt and bank notes.....................            5,974,276             5,873,122            4,639,430       3,029,250
Stockholders' equity..............................            3,769,539             2,103,043            1,750,459       1,377,072

Weighted average common shares outstanding (000)                801,020               751,856              751,837         751,812
Weighted average common shares outstanding and
 common stock equivalents (000)...................              837,083               789,421              789,801         778,473
------------------------------------------------------------------------------------------------------------------------------------

(a) Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding, whereas, earnings per common share--assuming dilution includes the potential dilutive effect of common stock equivalents in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share." MBNA Corporation's ("the Corporation") common stock equivalents are solely related to employee stock options. The Corporation has no other common stock equivalents. For comparative purposes, earnings per common share and earnings per common share--assuming dilution for the year ended December 31, 1990, is presented on a pro forma basis.

(b) During 1991, the Corporation became an independent corporation traded publicly on the New York Stock Exchange. Accordingly, dividends per common share, book value per common share, and stockholders' equity ratios have not been presented for the year ended December 31, 1990.

(c) Loan portfolio delinquency does not include loans held for securitization or securitized loans.


-----------------------------------------------------------------------------------------------------------------------------------

                1995                   1994                  1993                1992              1991            1990
-----------------------------------------------------------------------------------------------------------------------------------

     $       544,226          $      532,108           $       474,323       $      357,515      $  239,599    $     164,315
             138,176                 108,477                    98,795               97,534          57,951
           1,424,618               1,013,580                   739,968              577,505         540,708          451,863
           1,246,067                 996,110                   924,872              565,467         459,035          354,462
             353,099                 266,593                   207,796              172,732         149,213          128,998

    $            .47          $          .35           $           .28       $          .23             .20    $         .17
                 .46                     .35                       .27                  .23             .20              .17
                 .17                     .14                       .13                  .12             .11              (b)
                1.48                    1.22                      1.02                  .88             .79              (b)

                3.09%                   3.16%                     3.15%                2.96%           2.79%            3.87%
               35.51                   32.70                     30.01                28.55           28.55              (b)
               91.60                   93.05                     85.34                69.98           71.77           103.51
                9.56                    9.51                     10.51                10.25            9.86              (b)

                3.11                    2.60                      3.03                 3.78            4.39             4.15
                1.91                    1.96                      2.43                 2.87            2.65             1.79

                3.70                    3.03                      3.27                 3.99            4.40             4.52
                2.74                    2.59                      2.97                 3.33            3.05             2.21
                7.42                    8.16                      8.47                 7.22            6.36             6.55

    $      3,168,427          $    2,299,026           $       741,869       $      678,000      $  600,000    $     567,000
           4,967,491               3,407,974                 3,725,509            3,300,650       2,886,405        2,672,733
          18,575,786              13,036,864                 7,891,140            5,881,479       5,327,901        4,137,950
         -----------             -----------                ----------         -------------     ----------      -----------
    $     26,711,704          $   18,743,864           $    12,358,518       $    9,860,129     $ 8,814,306    $   7,377,683
         ===========             ===========               ===========         =============     ==========      ===========
    $      2,269,362          $    1,330,011           $       642,750       $      733,473    $    560,447    $     707,632
           4,792,536               4,000,271                 3,425,935            2,659,305       2,707,535        1,907,208
          15,440,499               9,462,401                 6,596,387            5,528,394       4,563,279        3,798,409
         -----------             -----------               -----------        --------------    -----------      -----------
    $     22,502,397          $   14,792,683           $    10,665,072       $    8,921,172       7,831,261    $   6,413,249
         ===========             ===========               ===========        ==============    ===========      ===========

    $     34,272,909          $   25,078,918           $    17,889,747       $   14,523,570    $ 12,915,104    $  11,541,181

    $      2,669,402          $    2,269,081           $     1,440,684       $    1,345,995    $  1,768,048    $     540,660
           3,168,427               2,299,026                   741,869              678,000         600,000          567,000
           4,090,553               2,882,232                 2,949,995            2,659,007       2,299,912        2,216,604
             876,938                 525,742                   775,514              641,643         586,493          456,129
         -----------             -----------               -----------          -----------     -----------      -----------
           4,967,491               3,407,974                 3,725,509            3,300,650       2,886,405        2,672,733
            (104,886)               (101,519)                  (97,580)             (97,580)        (97,580)         (97,580)
         -----------             -----------               -----------            -----------   -----------      -----------
           4,862,605               3,306,455                 3,627,929            3,203,070       2,788,825        2,575,153
          13,228,889               9,671,858                 7,319,756            6,454,511       6,009,028        4,579,514
           8,608,914               6,632,489                 5,241,883            4,568,791       5,094,011        4,202,159
           2,657,600               1,687,357                   779,553              470,601               -                -
           1,265,058                 919,578                   769,131              661,290         592,230          214,098

    $      2,451,783          $    1,684,316           $     1,364,350       $    1,572,911    $  1,401,469    $     160,356
           2,269,362               1,330,011                   642,750              733,473         560,447          707,632
           4,160,230               3,207,110                 2,735,191            2,050,487       2,176,144        1,529,759
             632,306                 793,161                   690,744              608,818         531,391          377,449
         -----------             -----------               -----------           -----------    -----------      -----------
           4,792,536               4,000,271                 3,425,935            2,659,305       2,707,535        1,907,208
            (103,568)                (99,175)                  (97,580)             (97,580)        (93,284)         (76,509)
         -----------             -----------               -----------          -----------     -----------      -----------
           4,688,968               3,901,096                 3,328,355            2,561,725       2,614,251        1,830,699
          11,425,721               8,432,511                 6,596,419            5,829,052       5,347,990        3,330,155
           7,709,840               5,728,432                 4,767,669            4,847,911       4,553,186        2,526,109
           2,212,591               1,199,520                   537,609              116,301               -                -
             994,287                 815,243                   692,460              605,079         522,721          258,719
             751,839                 751,840                   751,840              752,360         751,878          751,781

             770,464                 762,515                   760,118              760,187         756,576          751,781
------------------------------------------------------------------------------------------------------------------------------------

(d) Managed loans include the Corporation's loans held for securitization, loan portfolio, and securitized loans.

(e)            Managed net interest margin is
               presented on a fully taxable equivalent basis.

The consolidated financial highlights for the year ended December 31, 1990, reflect the combined results of the "Credit Card and Certain Related Banking Activities of MBNA America Bank, N.A., and Certain Affiliates" prior to the organization of the Corporation.

                       MBNA CORPORATION AND SUBSIDIARIES

                          GLOSSARY OF FINANCIAL TERMS

The following definitions may be helpful when reading Management's Discussion and Analysis of Financial Condition and Results of Operations of MBNA Corporation ("the Corporation").

ASSET SECURITIZATION

Asset securitization removes loan receivables from the consolidated statements of financial condition by selling them, generally to a trust. Asset securitization converts interest income, interchange, credit card and other fees, and insurance income in excess of interest paid to investors; credit losses; and other trust expenses into securitization income, while reducing the Corporation's on-balance-sheet assets.

BORROWED FUNDS

Borrowed funds include both short-term borrowings and long-term debt and bank notes.

CREDIT CARD FEES

Credit card fees include annual, late, overlimit, returned check, cash advance, and other miscellaneous fees.

CREDIT RISK

Credit risk is the possibility that a loss may occur should a borrower or counterparty fail to honor the terms of a contract.

DIRECT DEPOSITS

Direct deposits are deposits marketed to and received from individual Customers without the use of a third-party intermediary.

FOREIGN ACTIVITIES

The Corporation's foreign activities are primarily performed through MBNA America Bank, N.A.'s ("the Bank") two foreign bank subsidiaries, MBNA International Bank Limited ("MBNA Europe") and MBNA Canada Bank ("MBNA Canada"). The Bank also has a foreign branch office in the Grand Cayman Islands.

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

INSURANCE INCOME

Insurance income representa the fee the Corporation receives for marketing credit-related Life and Disability, Automobile, and Life and Health insurance products. The Corporation does not retain any of the uderwriting risk associated with the insurance products it markets.

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

INTEREST RATE SENSITIVE ASSETS/LIABILITIES

Interest rate sensitive assets/liabilities have yields/rates that can change within a designated time period due to their maturity, a change in an underlying index rate, or the contractual ability of the Corporation to change the yield/rate.

INVESTMENT SECURITIES

Investment securities include both those available-for-sale and those held-to-maturity. The Corporation does not hold investment securities for trading purposes.

LOAN PORTFOLIO

Loan portfolio includes credit card and other consumer loans, excluding loans held for securitization, as reported on the consolidated statements of financial condition as total loans.

LOAN RECEIVABLES

Loan receivables consist of the Corporation's loans held for securitization and loan portfolio.

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

                      MBNA CORPORATION AND SUBSIDIARIES


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion is intended to further the reader's understanding of the consolidated financial statements, financial condition, and results of operations of MBNA Corporation. It should be read in conjunction with the consolidated financial statements, notes, tables, and glossary of financial terms included in this report.


INTRODUCTION

MBNA Corporation ("the Corporation"), a bank holding company located in Wilmington, Delaware, is the parent company of MBNA America Bank, N.A. ("the Bank"), a national bank and the Corporation's principal subsidiary. The Bank has two wholly owned foreign bank subsidiaries, MBNA International Bank Limited ("MBNA Europe") located in the United Kingdom and MBNA Canada Bank ("MBNA Canada") located in Canada. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of affinity credit cards, marketed primarily to members of associations and Customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers insurance and deposit products.

NET INCOME
(MILLIONS)
97          98       99
$ 622.5   $ 776.3    $ 1,024.4

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

EARNINGS PER COMMON SHARE-ASSUMING DILUTION
(BILLIONS)
90      91      92      93      94      95      96      97      98      99
 .17     .20     .23     .27     .35     .46     .59     .76     .97     1.21

EARNINGS SUMMARY

Net income for 1999 increased 32.0% to $1.0 billion or $1.21 per common share from $776.3 million or $.97 per common share in 1998. Net income for 1998 increased 24.7% from $622.5 million or $.76 per common share in 1997. Earnings per common share amounts are presented assuming dilution.

The overall growth in earnings is primarily attributable to the growth in the Corporation's managed loans outstanding. Managed loans at December 31, 1999, increased $12.6 billion to $72.3 billion from December 31, 1998, as the Corporation acquired 400 new endorsements from organizations and added 12.5 million new accounts. During 1998, managed loans increased $10.3 billion from $49.4 billion at December 31, 1997. During 1998, the Corporation acquired 475 new endorsements from organizations and added 9.3 million new accounts. The Corporation's average managed loans increased $11.2 billion to $64.1 billion in 1999 from 1998, while average managed loans increased $9.7 billion to $52.9 billion in 1998 from 1997. The Corporation's growth in managed loans in both 1999 and 1998 was a result of the Corporation's continued marketing efforts and loan portfolio acquisitions.

The Corporation continues to be an active participant in the asset securitization market. Asset securitization is the sale of loans to investors, generally through a trust, that converts interest income, interchange, credit card and other fees, and insurance income in excess of interest paid to investors; credit losses; and other trust expenses into securitization income, while reducing the Corporation's on-balance-sheet assets. Gains are recognized by the Corporation in securitization income at the time of initial sale and each subsequent sale of loan receivables in a securitization. During 1999, the Corporation securitized $13.3 billion of credit card and other consumer loan receivables, bringing the total amount of outstanding securitized loans to $54.6 billion at December 31, 1999. During 1998, the Corporation securitized $10.7 billion of credit card and other consumer loan receivables, bringing the total amount of outstanding securitized loans to $46.2 billion at December 31, 1998.

RETURN ON AVERAGE TOTAL ASSETS
97      98       99
3.25%    3.38%   3.62%

RETURN ON AVERAGE STOCKHOLDERS'S EQUITY
97        98        99
35.56%    36.91%    7.18%

The Corporation's return on average total assets in 1999 increased to 3.62% from 3.38% in 1998 and 3.25% in 1997. The increases in return on average total assets are a result of the Corporation's net income growing faster than its average total assets as a result of asset securitization. The Corporation's return on average stockholders' equity is 27.18% in 1999, compared to 36.91% in 1998 and 35.56% in 1997. The lower return on average stockholders' equity in 1999 is primarily a result of an increase in average stockholders' equity from the issuance of 50 million shares of common stock in January 1999 for $1.2 billion, net of issuance costs. The increase in the return on average stockholders' equity in 1998 was primarily a result of an increase in net income partially offset by the growth in average stockholders' equity. To the extent stock options are exercised or restricted shares are awarded from time to time under the Corporation's Long-Term Incentive Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued.

                      MBNA CORPORATION AND SUBSIDIARIES


TABLE 1: STATEMENTS OF AVERAGE BALANCES, YIELDS AND RATES, INCOME OR EXPENSE (dollars in thousands, yields and rates on a fully taxable equivalent basis)

------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                 1999                                       1998
------------------------------------------------------------------------------------------------------------------------------------
                                                            Average     Yield/       Income       Average        Yield/     Income
                                                            Amount      Rate      or Expense      Amount         Rate     or Expense
                                                      ---------------------------------------  -------------------------------------
ASSETS
Interest-earning assets:
   Interest-earning time deposits in other banks:
       Domestic......................................     $     3,450     3.91%    $      135     $     8,806    4.69%   $       413
       Foreign.......................................       2,309,914     5.20        120,099       2,349,929    5.75        135,007
                                                          -----------              ----------     -----------            -----------
              Total interest-earning time deposits
              in other banks.........................       2,313,364     5.20        120,234       2,358,735    5.74        135,420
   Federal funds sold and securities purchased
       under resale agreements.......................         936,265     5.05         47,264         538,009    5.35         28,783
                                                          -----------              ----------     -----------            -----------
              Total money market instruments.........       3,249,629     5.15        167,498       2,896,744    5.67        164,203
   Investment securities (a):
       Taxable.......................................       2,451,511     5.38        131,818       1,917,645    5.79        111,092
       Tax-exempt (b)................................          96,001     5.75          5,519          91,554    5.72          5,238
                                                          -----------              ----------     -----------            -----------
              Total investment securities............       2,547,512     5.39        137,337       2,009,199    5.79        116,330
    Loans held for securitization:
    Domestic.........................................      3,163,296    13.67        432,570       1,853,805   14.36        266,190
    Foreign..........................................        908,098    13.52        122,735         723,677   14.64        105,952
                                                          -----------              ----------     -----------            -----------
              Total loans held for securitization....      4,071,394    13.64        555,305       2,577,482   14.44        372,142
 Loans:
    Domestic:
          Credit card................................      7,183,094    13.43        964,912       6,174,766   14.19        876,094
          Other consumer.............................      1,988,622    14.14        281,117       2,288,374   13.94        318,958
                                                          -----------              ----------     -----------            -----------
              Total domestic loans...................      9,171,716    13.59      1,246,029       8,463,140   14.12      1,195,052
    Foreign..........................................      1,179,385    13.40        158,034         889,667   13.52         20,278
                                                          -----------              ----------     -----------            -----------
              Total loans............................      10,351,101    13.56      1,404,063       9,352,807   14.06      1,315,330
                                                          -----------              ----------     -----------            -----------
              Total loan receivables.................      14,422,495    13.59      1,959,368      11,930,289   14.14      1,687,472
                                                          -----------              ----------     -----------            -----------
              Total interest-earning assets..........      20,219,636    11.20      2,264,203      16,836,232   11.69      1,968,005
Cash and due from banks..............................         541,644                                 459,842
Premises and equipment, net..........................       1,651,977                               1,633,761
Other assets.........................................       6,196,719                               4,244,538
Reserve for possible credit losses...................        (299,754)                               (192,024)
                                                          -----------                             -----------
Total assets.........................................     $28,310,222                             $22,982,349
                                                          ===========                             ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits:
    Domestic:
      Time deposits (c)..............................     $11,193,882     5.90        660,933     $ 8,965,995    6.27        562,161
      Money market deposit accounts..................       4,308,305     5.01        215,705       3,564,300    5.40        192,384
      Interest-bearing transaction accounts..........          36,895     4.27          1,574          31,644    4.67          1,478
      Savings accounts...............................          37,808     4.33          1,636          11,303    4.60            520
                                                          -----------              ----------     -----------            -----------
        Total domestic interest-bearing deposits.....      15,576,890     5.65        879,848      12,573,242    6.02        756,543
Foreign:
   Time deposits.....................................         742,210     5.33         39,578         865,975    6.88         59,561
                                                          -----------              ----------     -----------            -----------
     Total interest-bearing deposits.................      16,319,100     5.63        919,426      13,439,217    6.07        816,104
Borrowed funds:
  Short-term borrowings:
      Domestic.......................................         441,993     5.67         25,047         223,437    5.53         12,347
      Foreign........................................         222,383     5.08         11,290         225,065    6.08         13,691
                                                          -----------              ----------     -----------            -----------
        Total short-term borrowings..................         664,376     5.47         36,337         448,502    5.81         26,038
  Long-term debt and bank notes:
   Domestic (c)......................................       5,450,998     6.18        336,728       5,643,825    6.44        363,593
   Foreign...........................................         523,278     6.88         36,015         229,297    7.89         18,098
                                                          -----------              ----------     -----------            -----------
      Total long-term debt and bank notes............       5,974,276     6.24        372,743       5,873,122    6.50        381,691
                                                          -----------              ----------     -----------            -----------
      Total borrowed funds...........................       6,638,652     6.16        409,080       6,321,624    6.45        407,729
                                                          -----------              ----------     -----------            -----------
      Total interest-bearing liabilities.............      22,957,752     5.79      1,328,506      19,760,841    6.19      1,223,833
Demand deposits......................................         582,234                                 427,428
Other liabilities....................................       1,000,697                                 691,037
                                                          -----------                             -----------
       Total liabilities.............................      24,540,683                              20,879,306
Stockholders' equity.................................       3,769,539                               2,103,043
                                                          -----------                             -----------
       Total liabilities and stockholders' equity....     $28,310,222                             $22,982,349
                                                          ===========              ----------     ===========            -----------
       Net interest income...........................                              $  935,697                            $   744,172
                                                                                   ==========                            ===========
       Net interest margin...........................                     4.63                                   4.42
       Interest rate spread..........................                     5.41                                   5.50
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                        1997
----------------------------------------------------------------------------------------------------
                                                                Average     Yield/        Income
                                                                Amount       Rate       or Expense
                                                            ----------------------------------------
ASSETS
Interest-earning assets:
   Interest-earning time deposits in other banks:
       Domestic......................................         $     2,683     3.80%    $      102
       Foreign.......................................             848,229     5.77         48,971
                                                              -----------              ----------
              Total interest-earning time deposits
              in other banks.........................             850,912     5.77         49,073
   Federal funds sold and securities purchased
       under resale agreements.......................             430,614     5.56         23,962
                                                              -----------              ----------
              Total money market instruments.........           1,281,526     5.70         73,035
   Investment securities (a):
       Taxable.......................................           2,480,722     5.70        141,429
       Tax-exempt (b)................................              89,619     6.03          5,402
                                                              -----------              ----------
               Total investment securities...........           2,570,341     5.71        146,831
    Loans held for securitization:
       Domestic......................................           2,486,520    14.50        360,506
       Foreign.......................................             388,692    14.44         56,139
                                                              -----------              ----------
               Total loans held for securitization...           2,875,212    14.49        416,645
    Loans:
       Domestic:
       Credit card...................................           5,196,643    14.16        735,971
       Other consumer................................           1,938,292    14.49        280,822
                                                              -----------              ----------
               Total domestic loans..................           7,134,935    14.25      1,016,793
       Foreign.......................................            428,366    13.91         59,600
                                                              -----------              ----------
               Total loans...........................         7,563,301    14.23      1,076,393
                                                              -----------              ----------
               Total loan receivables................         10,438,513    14.30      1,493,038
                                                              -----------              ----------
               Total interest-earning assets.........          14,290,380    11.99      1,712,904
Cash and due from banks..............................             495,835
Premises and equipment, net..........................           1,292,284
Other assets.........................................           3,190,060
Reserve for possible credit losses...................            (143,277)
                                                              -----------
               Total assets..........................         $19,125,282
                                                              ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits:
    Domestic:
      Time deposits (c)..............................         $ 8,011,904     6.30        504,742
      Money market deposit accounts..................           2,908,901     5.42        157,786
      Interest-bearing transaction accounts..........              27,779     4.72          1,310
      Savings accounts...............................              11,578     4.68            542
                                                              -----------              ----------
        Total domestic interest-bearing deposits.....          10,960,162     6.06        664,380
Foreign:
   Time deposits.....................................             452,530     6.53         29,540
                                                              -----------              ----------
     Total interest-bearing deposits.................          11,412,692     6.08        693,920
Borrowed funds:
  Short-term borrowings:
      Domestic.......................................             285,894     5.69         16,257
      Foreign........................................              52,261     6.75          3,527
                                                              -----------              ----------
        Total short-term borrowings..................             338,155     5.85         19,784
  Long-term debt and bank notes:
   Domestic (c)......................................           4,459,829     6.52        290,814
   Foreign...........................................             179,601     7.85         14,105
                                                              -----------              ----------
      Total long-term debt and bank notes............           4,639,430     6.57        304,919
                                                              -----------              ----------
      Total borrowed funds...........................           4,977,585     6.52        324,703
                                                              -----------              ----------
      Total interest-bearing liabilities.............          16,390,277     6.21      1,018,623
Demand deposits......................................             340,195
Other liabilities....................................             644,351
                                                              -----------
       Total liabilities.............................          17,374,823
Stockholders' equity.................................           1,750,459
                                                              -----------
       Total liabilities and stockholders' equity....         $19,125,282
                                                              ===========              ----------
       Net interest income...........................                                  $  694,281
                                                                                       ==========
       Net interest margin...........................                         4.86
       Interest rate spread..........................                         5.78
----------------------------------------------------------------------------------------------------

(a) Average amounts for investment securities available-for-sale are based on market values; if these securities were carried at amortized cost, there would be no impact on the net interest margin.

(b) The fully taxable equivalent adjustment for the years ended December 31, 1999, 1998, and 1997, was $1,932, $1,833, and $1,891, respectively.

(c) Includes the impact of interest rate swap agreements used to change fixed-rate funding sources to floating-rate funding sources.

                      MBNA CORPORATION AND SUBSIDIARIES



TABLE 2: RATE-VOLUME VARIANCE ANALYSIS (a)
(dollars in thousands, on a fully taxable equivalent basis)

-------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                  1999 COMPARED TO 1998
-------------------------------------------------------------------------------------------------------------------------
                                                                             Volume            Rate             Total
                                                                          -----------------------------------------------
INTEREST-EARNING ASSETS
Interest-earning time deposits in other banks:
  Domestic ........................................................       $    (218)       $     (60)       $    (278)
  Foreign .........................................................          (2,266)         (12,642)         (14,908)
                                                                          ----------       ----------       ----------
          Total interest-earning time deposits in other banks .....          (2,484)         (12,702)         (15,186)
Federal funds sold and securities purchased under resale agreements          20,190           (1,709)          18,481
                                                                          ----------       ----------       ----------
          Total money market instruments ..........................          17,706          (14,411)           3,295
Investment securities:
  Taxable .........................................................          29,162           (8,436)          20,726
  Tax-exempt ......................................................             256               25              281
                                                                          ----------       ----------       ----------
          Total investment securities .............................          29,418           (8,411)          21,007
Loans held for securitization:
  Domestic ........................................................         179,635          (13,255)         166,380
  Foreign .........................................................          25,406           (8,623)          16,783
                                                                          ----------       ----------       ----------
          Total loans held for securitization .....................         205,041          (21,878)         183,163
Loans:
  Domestic:
    Credit card ...................................................         137,322          (48,504)          88,818
    Other consumer ................................................         (42,316)           4,475          (37,841)
                                                                          ----------       ----------       ----------
          Total domestic loans ....................................          95,006          (44,029)          50,977
  Foreign .........................................................          38,831           (1,075)          37,756
                                                                          ----------       ----------       ----------
          Total loans .............................................         133,837          (45,104)          88,733
                                                                          ----------       ----------       ----------
          Total loan receivables ..................................         338,878          (66,982)         271,896
                                                                          ----------       ----------       ----------
          Total interest income ...................................         386,002          (89,804)         296,198
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  Domestic:
    Time deposits .................................................         133,091          (34,319)          98,772
    Money market deposit accounts .................................          37,999          (14,678)          23,321
    Interest-bearing transaction accounts .........................             231             (135)              96
    Savings accounts ..............................................           1,149              (33)           1,116
                                                                          ----------       ----------       ----------
          Total domestic interest-bearing deposits ................         172,470          (49,165)         123,305
  Foreign:
    Time deposits .................................................          (7,769)         (12,214)         (19,983)
                                                                          ----------       ----------       ----------
          Total interest-bearing deposits .........................         164,701          (61,379)         103,322
Borrowed funds:
    Short-term borrowings:
       Domestic ...................................................          12,377              323           12,700
       Foreign ....................................................            (161)          (2,240)          (2,401)
                                                                          ----------       ----------       ----------
          Total short-term borrowings .............................          12,216           (1,917)          10,299
    Long-term debt and bank notes:
       Domestic ...................................................         (12,191)         (14,674)         (26,865)
       Foreign ....................................................          20,503           (2,586)          17,917
                                                                          ----------       ----------       ----------
          Total long-term debt and bank notes .....................           8,312          (17,260)          (8,948)
                                                                          ----------       ----------       ----------
          Total borrowed funds ....................................          20,528          (19,177)           1,351
                                                                          ----------       ----------       ----------
          Total interest expense ..................................         185,229          (80,556)         104,673
                                                                          ----------       ----------       ----------
          Net interest income .....................................       $ 200,773        $  (9,248)       $ 191,525
                                                                          ==========       ==========       ==========
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                               1998 COMPARED TO 1997
-------------------------------------------------------------------------------------------------------------------------
                                                                               Volume            Rate             Total
                                                                         ------------------------------------------------
INTEREST-EARNING ASSETS
Interest-earning time deposits in other banks:
  Domestic ........................................................          $     282        $      29        $     311
  Foreign .........................................................             86,276             (240)          86,036
                                                                             ----------       ----------       ----------
          Total interest-earning time deposits in other banks .....             86,558             (211)          86,347
Federal funds sold and securities purchased under resale agreements              5,776             (955)           4,821
                                                                             ----------       ----------       ----------
          Total money market instruments ..........................             92,334           (1,166)          91,168
Investment securities:
  Taxable .........................................................            (32,585)           2,248          (30,337)
  Tax-exempt ......................................................                115             (279)            (164)
                                                                             ----------       ----------       ----------
          Total investment securities .............................            (32,470)           1,969          (30,501)
Loans held for securitization:
  Domestic ........................................................            (90,884)          (3,432)         (94,316)
  Foreign .........................................................             49,034              779           49,813
                                                                             ----------       ----------       ----------
          Total loans held for securitization .....................            (41,850)          (2,653)         (44,503)
Loans:
  Domestic:
    Credit card ...................................................            138,777            1,346          140,123
    Other consumer ................................................             49,129          (10,993)          38,136
                                                                             ----------       ----------       ----------
          Total domestic loans ....................................            187,906           (9,647)         178,259
  Foreign .........................................................             62,412           (1,734)          60,678
                                                                             ----------       ----------       ----------
          Total loans .............................................            250,318          (11,381)         238,937
                                                                             ----------       ----------       ----------
          Total loan receivables ..................................            208,468          (14,034)         194,434
                                                                             ----------       ----------       ----------
          Total interest income ...................................            268,332          (13,231)         255,101
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  Domestic:
    Time deposits .................................................             59,832           (2,413)          57,419
    Money market deposit accounts .................................             35,379             (781)          34,598
    Interest-bearing transaction accounts .........................                181              (13)             168
    Savings accounts ..............................................                (13)              (9)             (22)
                                                                             ----------       ----------       ----------
          Total domestic interest-bearing deposits ................             95,379           (3,216)          92,163
  Foreign:
    Time deposits .................................................             28,356            1,665           30,021
                                                                             ----------       ----------       ----------
          Total interest-bearing deposits .........................            123,735           (1,551)         122,184
Borrowed funds:
  Short-term borrowings:
       Domestic ...................................................             (3,463)            (447)          (3,910)
       Foreign ....................................................             10,545             (381)          10,164
                                                                             ----------       ----------       ----------
          Total short-term borrowings .............................              7,082             (828)           6,254
  Long-term debt and bank notes:
       Domestic ...................................................             76,317           (3,538)          72,779
       Foreign ....................................................              3,922               71            3,993
                                                                             ----------       ----------       ----------
          Total long-term debt and bank notes .....................             80,239           (3,467)          76,772
                                                                             ----------       ----------       ----------
          Total borrowed funds ....................................             87,321           (4,295)          83,026
                                                                             ----------       ----------       ----------
          Total interest expense ..................................            211,056           (5,846)         205,210
                                                                             ----------       ----------       ----------
          Net interest income .....................................          $  57,276        $  (7,385)       $  49,891
                                                                             ==========       ==========       ==========
-------------------------------------------------------------------------------------------------------------------------


(a) The rate-volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.


NET INTEREST INCOME

Net interest income represents interest income on total interest-earning assets, on a fully taxable equivalent basis where appropriate, less interest expense on total interest-bearing liabilities. Table 2 illustrates the impact that rate and volume changes had on the Corporation's net interest income for the years presented.

Net interest income, on a fully taxable equivalent basis, increased $191.5 million to $935.7 million in 1999 from 1998. The increase in net interest income in 1999 is primarily a result of a $3.4 billion increase in average interest-earning assets from 1998, offset by a $3.2 billion increase in average interest-bearing liabilities. The increase in average interest-earning assets for the year ended December 31, 1999, is primarily a result of an increase in average loan receivables of $2.5 billion. Average investment securities and money market instruments also increased $891.2 million during 1999 as compared to the same period in 1998. The increase in interest-bearing liabilities resulted primarily from funding the increase in interest-earning assets, accounts receivable from securitizations, and the value of acquired Customer accounts. The value of acquired Customer accounts represents the premiums paid by the Corporation in excess of acquired loan receivables. Both accounts receivable from securitizations and the value of acquired Customer accounts are included in other assets in Table 1. For the year ended December 31, 1999, the yield earned on average interest-earning assets decreased 49 basis points, while the rate paid on average interest-bearing liabilities declined 40 basis points as compared to the same period in 1998. The decline in the yield earned on average interest-earning assets and rates paid on average interest-bearing liabilities reflects actions by the Federal Reserve Board

                      MBNA CORPORATION AND SUBSIDIARIES



during the last four months of 1998 which impacted overall market interest rates in 1999. Also the Corporation reduced rates on loan products in order to attract and retain Customers and grow loan receivables.

NET INTEREST INCOME (FULLY TABLE EQUIVALENT BASIS)
(millions)
 97      98      99
664.3   744.2   935.7

Net interest income, on a fully taxable equivalent basis, increased $49.9 million to $744.2 million in 1998 from $694.3 million in 1997. The increase in net interest income in 1998 was primarily a result of a $2.5 billion increase in average interest-earning assets from 1997, offset by a $3.4 billion increase in average interest-bearing liabilities and a 30 basis point decline in the yield earned on average interest-earning assets for the same period. The increase in average interest-earning assets for 1998 was a result of a $1.5 billion increase in average loan receivables combined with a $1.0 billion increase in average investment securities and money market instruments, as compared to the same period in 1997. The increase in interest-bearing liabilities resulted primarily from funding the increase in interest-earning assets and accounts receivable from securitizations.

Net interest margin represents net interest income on a fully taxable equivalent basis expressed as a percentage of average total interest-earning assets. The Corporation's net interest margin, on a fully taxable equivalent basis, was 4.63% in 1999, compared to 4.42% in 1998 and 4.86% in 1997.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS

Interest income on investment securities in 1999, on a fully taxable equivalent basis, increased $21.0 million to $137.3 million from 1998. The increase in 1999 was primarily the result of a $538.3 million increase in average investment securities, offset by a 40 basis point decrease in the yield earned on these securities. Interest income on investment securities, on a fully taxable equivalent basis, decreased $30.5 million to $116.3 million in 1998 from 1997. The decrease in 1998 was primarily the result of a $561.1 million decrease in average investment securities, offset by an 8 basis point increase in the yield earned on these securities.

INVESTMENT SECURITIES INTEREST INCOME
(FULLY TAXABLE EQUIVALENT BASIS)
(millions)
 97      98      99
146.8   116.3   137.3

Interest income on money market instruments increased $3.3 million to $167.5 million in 1999 from 1998. The increase in 1999 was primarily the result of an increase of $352.9 million in average money market instruments from 1998, offset by a 52 basis point decrease in the yield earned on these instruments. Interest income on money market instruments increased $91.2 million to $164.2 million in 1998 from 1997. The increase in 1998 was primarily the result of an increase of $1.6 billion in average money market instruments from 1997, offset by a 3 basis point decrease in the yield earned on these instruments.

MONEY MARKET INSTRUMENTS
INTEREST INCOME BASIS)
(millions)
 97      98      99
 73.0   164.2   167.5

Average investment securities and money market instruments are affected by the timing of the receipt of funds from asset securitizations, deposits, loan payments, long-term debt and bank notes, and maturities of investment securities. Funds received from these sources are invested in short-term, liquid money market instruments and investment securities available-for-sale until the funds are needed for loan growth and other liquidity needs. Average money market instruments were also higher during 1999 as a result of the investment of the net proceeds from the issuance

TABLE 3: INVESTMENT SECURITIES
(dollars in thousands, yields on a fully taxable equivalent basis)

------------------------------------------------------------------------------------------------------------------------
                                                                    ESTIMATED MATURITIES AT DECEMBER 31, 1999
------------------------------------------------------------------------------------------------------------------------
                                                          WITHIN 1 YEAR               1-5 YEARS             6-10 YEARS
                                                      BOOK           YIELD        BOOK        YIELD        BOOK   YIELD
                                                     ----------------------    ---------------------    -----------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE
U.S. Treasury and other U.S. government
  agencies obligations............................   $324,528         4.79%     $1,252,824     5.40%     $      -      -%
State and political subdivisions of the
  United States...................................     97,791         7.62               -        -             -      -
Asset-backed and other securities.................    380,902         6.46         648,798     6.33        36,293   6.64
                                                     --------                   ----------               --------
   Total investment securities available-for-sale.   $803,221         5.93      $1,901,622     5.72      $ 36,293   6.64
                                                     ========                   ==========               ========

INVESTMENT SECURITIES HELD-TO-MATURITY
U.S. Treasury and other U.S. government
  agencies obligations............................   $      -            -      $        -        -      $      -      -
State and political subdivisions of the
  United States...................................         95         4.60             207     4.73             -      -
Asset-backed and other securities.................          -            -          12,906     6.90             -      -
                                                     --------                   ----------               --------
   Total investment securities held-to-maturity...   $     95         4.60      $   13,113     6.87      $      -      -
                                                     ========                   ==========               ========
------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
                                                        ESTIMATED MATURITIES AT DECEMBER 31, 1999
---------------------------------------------------------------------------------------------------
                                                         OVER 10 YEARS               TOTAL
                                                         BOOK    YIELD        BOOK          YIELD
                                                      ------------------   ------------------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE
U.S. Treasury and other U.S. government
  agencies obligations............................     $      -       -%    $1,577,352       5.27%
State and political subdivisions of the
  United States...................................            -       -         97,791       7.62
Asset-backed and other securities.................       11,527    6.63      1,077,520       6.39
                                                       --------             ----------
   Total investment securities available-for-sale.     $ 11,527    6.63     $2,752,663       5.79
                                                       ========             ==========

INVESTMENT SECURITIES HELD-TO-MATURITY
U.S. Treasury and other U.S. government
  agencies obligations............................     $248,652    5.44     $  248,652       5.44
State and political subdivisions of the
  United States...................................        5,861    5.52          6,163       5.48
Asset-backed and other securities.................       25,920    6.00         38,826       6.30
                                                       --------             ----------
   Total investment securities held-to-maturity...     $280,433    5.49     $  293,641       5.55
                                                       ========             ==========
---------------------------------------------------------------------------------------------------

                      MBNA CORPORATION AND SUBSIDIARIES


of common stock by the Corporation in January 1999, until used to complete the acquisition of the credit card business of PNC Bank N.A. ("PNC") in March 1999, and for other general corporate purposes. The growth in money market instruments was offset in the fourth quarter of 1999 as the Corporation reinvested funds from maturing money market instruments in treasury obligations, included in the investment securities available-for-sale portfolio, as part of the Corporation's Year 2000 readiness planning.

The Corporation tries to maintain its investment securities and money market instruments position at a level appropriate for the Corporation's anticipated liquidity needs. Average investment securities and money market instruments as a percentage of average interest-earning assets was 28.7% in 1999, compared to 29.1% in 1998 and 27.0% in 1997.

Table 3 reflects the estimated maturities of the Corporation's investment securities and weighted average yields, on a fully taxable equivalent basis, at December 31, 1999.

Note D to the audited consolidated financial statements provides further detail regarding the Corporation's investment securities.

LOAN RECEIVABLES

Interest income generated by the Corporation's loan receivables increased $271.9 million to $2.0 billion in 1999. The increase is the result of a $2.5 billion increase in average loan receivables, offset by a decrease of 55 basis points in the yield earned on these receivables.

During 1998, interest income on loan receivables increased $194.4 million to $1.7 billion. The increase in interest income during 1998 was the result of a $1.5 billion increase in average loan receivables, offset by a decrease of 16 basis points in the yield earned on these loan receivables.

Table 4 presents the Corporation's loan receivables at year end distributed by loan type, excluding securitized loans. Loan receivables increased 31.1% to $17.7 billion at December 31, 1999, compared to $13.5 billion and $11.2 billion at December 31, 1998 and 1997, respectively.

LOAN RECEIVABLES INTEREST INCOME
(billions)
 97      98      99
1.5     1.7     2.0

Domestic credit card loan receivables increased to $13.0 billion at December
31, 1999, compared to $9.1 billion and $7.8 billion at December 31, 1998 and 1997, respectively. The increases in credit card loan receivables in 1999 and 1998 were a result of the Corporation's marketing programs, such as the MBNA Platinum Plus MasterCard and Visa programs, and loan portfolio acquisitions.
The Corporation acquired $4.7 billion of domestic credit card loan receivables during 1999, including the acquisition of $2.7 billion of credit card loan receivables from PNC during the first quarter of 1999 and a $1.4 billion credit card loan portfolio from SunTrust Banks during the fourth quarter of 1999, which are included in loans held for securitization. The Corporation acquired $2.1 billion of credit card loan portfolios in 1998. The growth in outstanding domestic loan receivables is offset by the Corporation's continued securitization of domestic credit card loan receivables. In 1999, the Corporation securitized $10.8 billion of domestic credit card loan receivables, while $4.9 billion of previously securitized credit card loan receivables amortized back into the Corporation's loan portfolio. In 1998, the Corporation securitized $7.8 billion of domestic credit card loan receivables, while $2.5 billion of previously securitized credit card loan receivables amortized back into the Corporation's loan portfolio.

Domestic other consumer loan receivables decreased to $2.3 billion at December 31, 1999, compared to $2.9 billion and $2.2 billion at December 31, 1998 and 1997, respectively. The decrease in domestic

TABLE 4: LOAN RECEIVABLES DISTRIBUTION
(dollars in thousands)

----------------------------------------------------------------------------------------------------------------
  DECEMBER 31,                                       1999                     1998                  1997
----------------------------------------------------------------------------------------------------------------
LOANS HELD FOR SECURITIZATION (a)
   Domestic:
     Credit card...................      $ 7,835,429      44.3%    $1,135,004      8.4%    $2,297,400    20.6%
     Other consumer................        1,001,271       5.7        114,747       .9              -       -
                                         -----------     -----     ----------    -----    -----------   -----
       Total domestic loans held for
        securitization.............        8,836,700      50.0      1,249,751      9.3      2,297,400    20.6
   Foreign (b).....................          855,916       4.9        442,517      3.3        602,798     5.4
                                         -----------     -----     ----------    -----    -----------   -----
       Total loans held for
        securitization.............        9,692,616      54.9      1,692,268     12.6      2,900,198    26.0
LOAN PORTFOLIO
   Domestic:
     Credit card...................        5,116,381      28.9      7,981,106     59.2      5,475,933    49.0
     Other consumer................        1,268,019       7.2      2,748,511     20.4      2,187,216    19.6
                                         -----------     -----     ----------    -----    -----------   -----
       Total domestic loan portfolio       6,384,400      36.1     10,729,617     79.6     7,663,1496     8.6
   Foreign (b).....................        1,586,693       9.0      1,046,482      7.8        598,727     5.4
                                         -----------     -----     ----------    -----    -----------   -----
       Total loan portfolio........        7,971,093      45.1     11,776,099     87.4      8,261,876    74.0
                                         -----------     -----     ----------    -----    -----------   -----
       Total loan receivables......      $17,663,709     100.0%   $13,468,367    100.0%   $11,162,074   100.0%
                                         ===========     =====     ==========    =====    ===========   =====
----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
  DECEMBER 31,                                       1996                        1995
-------------------------------------------------------------------------------------------
LOANS HELD FOR SECURITIZATION (a)
   Domestic:
     Credit card...................       $2,206,218        21.8%      $2,780,802    34.2%
     Other consumer................                -           -                -       -
                                         -----------       -----       ----------   -----
       Total domestic loans held for
        securitization.............        2,206,218        21.8        2,780,802    34.2
   Foreign (b).....................          263,756         2.6          387,625     4.7
                                         -----------       -----       ----------   -----
       Total loans held for
        securitization.............        2,469,974        24.4        3,168,427    38.9
LOAN PORTFOLIO
   Domestic:
     Credit card...................        5,514,326        54.4        3,957,129    48.7
     Other consumer................        1,840,052        18.2          870,893    10.7
                                         -----------       -----       ----------   -----
       Total domestic loan portfolio       7,354,378        72.6        4,828,022    59.4
   Foreign (b).....................          304,700         3.0          139,469     1.7
                                         -----------       -----       ----------   -----
       Total loan portfolio........        7,659,078        75.6        4,967,491    61.1
                                         -----------       -----       ----------   -----
       Total loan receivables......      $10,129,052       100.0%     $ 8,135,918   100.0%
                                         ===========       =====       ==========   =====
-------------------------------------------------------------------------------------------

(a) Loans held for securitization includes loan receivables in which certain affinity groups or financial institutions have the contractual right to acquire the loans from the Corporation at fair value after a stated contractual period of time.

(b) Note T to the audited consolidated financial statements provides the foreign loan receivables distribution between credit card and other consumer loans.

                      MBNA CORPORATION AND SUBSIDIARIES


other consumer loan receivables in 1999 is primarily related to the sale of the Corporation's home equity loan portfolio of approximately $760.0 million in October 1999, offset by loan growth in the Corporation's lines of credit accessed through checks and by other consumer loan portfolio acquisitions of $227.1 million. The Corporation realized a net gain from the sale of the home equity loan portfolio which was not material to the Corporation's 1999 financial results. The increase in domestic other consumer loan receivables in 1998 was a result of the Corporation's acquisition of $1.0 billion in 1998 of domestic other consumer loan portfolios combined with origination of loans through lines of credit accessed through checks and home equity loans. The Corporation securitized domestic other consumer loans of $1.0 billion in 1999, and had a net increase in securitized domestic other consumer loans of $565.7 million in 1998.

Foreign loan receivables increased $953.6 million to $2.4 billion at December 31, 1999, as compared to $1.5 billion at December 31, 1998, and $1.2 billion at December 31, 1997. The growth in foreign loan receivables is a result of the marketing programs at the Corporation's two foreign bank subsidiaries, MBNA Europe and MBNA Canada. Also, during 1998 the Corporation acquired $213.9 million of foreign credit card loan receivables. The Corporation securitized $1.5 billion of foreign credit card loan receivables in 1999 and $1.8 billion of foreign loan receivables in 1998.

LOAN RECEIVABLES DISTRIBUTION
(millions)
                                                         DECEMBER 31, 1999              DECEMBER 31, 1998
Domestic credit card loan receivables                        $12,951.8                      $9,116.1
Domestic other consumer loan receivables                     $ 2,269.3                      $2,863.3
Foreign loan receivables                                     $ 2,442.6                      $1,489.0

Note C to the audited consolidated financial statements provides further detail regarding the Corporation's loan receivables.

CROSS-BORDER OUTSTANDINGS

The Corporation periodically holds cross-border outstandings, which are generally interest-earning time deposits in other banks. At December 31, 1999, the Corporation had cross-border outstandings in excess of 1% of total consolidated assets of $696.1 million in the United Kingdom. The Corporation had cross-border outstandings in excess of 1% of total consolidated assets of $358.7 million in the United Kingdom, $402.8 million in Germany, and $325.9 million in Canada at December 31, 1998, and $255.0 million in Canada at December 31, 1997. The Corporation does not have significant local currency outstandings in these countries that are not hedged or funded by local currency borrowings. The cross-border outstandings in the above countries are primarily short-term in nature.

DEPOSITS

Total interest expense on deposits was $919.4 million in 1999, compared to $816.1 million and $693.9 million in 1998 and 1997, respectively. The increase in interest expense of $103.3 million during 1999 was primarily the result of a $2.9 billion increase in average interest-bearing deposits, offset by a 44 basis point decrease in the rate paid on average interest-bearing deposits. The increase in interest expense on deposits of $122.2 million during 1998 was primarily the result of a $2.0 billion increase in average interest-bearing deposits.

The increase in average interest-bearing deposits in 1999 was a result of the Corporation's continued emphasis on marketing certificates of deposit and money market deposit accounts as well as obtaining other deposits through the use of third-party intermediaries to fund loan and other asset growth and diversify funding sources. The increase in average interest-bearing deposits in 1998 was a result of the Corporation's continued marketing of certificates of deposit and money market deposit accounts. In addition, foreign average interest-bearing deposits increased $413.4 million in 1998, which provided funding for the Corporation's foreign bank subsidiaries' loan growth.

BORROWED FUNDS

Interest expense on short-term borrowings increased to $36.3 million in 1999, compared to $26.0 million and $19.8 million in 1998 and 1997, respectively. The increase in interest expense on short-term borrowings in 1999 was primarily the result of an increase in average short-term borrowings of $215.9 million from 1998, offset by a 34 basis point decrease in the rate paid on average short-term borrowings. The increase in average short-term borrowings in 1999 was to provide funding for the Corporation's short-term liquidity needs. The increase in interest expense on short-term borrowings in 1998 was primarily the result of an increase in average short-term borrowings of $110.3 million from 1997, offset by a 4 basis point decrease in the rate paid on average short-term borrowings. The increase in short-term borrowings in 1998 was to provide funding for the Corporation's domestic and foreign loan growth.

Note G to the audited consolidated financial statements provides further detail regarding the Corporation's short-term borrowings.

Interest expense on long-term debt and bank notes decreased to $372.7 million in 1999, compared to $381.7 million in 1998 and $304.9 million in 1997. The decrease in interest expense in 1999 was primarily a result of a 26 basis point decline in the rate paid on average long-term debt and bank notes, as the rate on the Corporation's variable-rate long-term debt and bank notes decreased as a result of lower market rates. Also, the Corporation replaced maturing higher rate long-term debt and bank notes with lower rate long-term debt and bank notes during 1999. The decrease in interest expense in 1999 is offset by a $101.2 million increase in average long-term debt and bank notes as the Corporation's foreign bank subsidiaries issued additional long-term debt and bank notes. The increase in interest expense in 1998 primarily reflects the issuance of additional long-term debt and bank notes by the Corporation to diversify its funding sources, to fund both domestic and foreign loan growth, and for

                      MBNA CORPORATION AND SUBSIDIARIES


other general corporate purposes. Average long-term debt and bank notes increased to $5.9 billion in 1998 as compared to $4.6 billion in 1997.

Note H to the audited consolidated financial statements provides further detail regarding the Corporation's long-term debt and bank notes.

OTHER OPERATING INCOME

Total other operating income increased 30.3% or $978.9 million to $4.2 billion in 1999 from 1998. The increase in other operating income during 1999 was primarily attributable to a $799.0 million or 28.1% increase in securitization income, which grew to $3.6 billion from 1998. The increase in securitization income was the result of an $8.7 billion or 21.3% increase in average securitized loans to $49.7 billion from 1998, in addition to a decline in the average rate paid to investors in the Corporation's securitized loans. Also, during the three months ended March 31, 1999, the Corporation increased the fees charged to its credit card and other consumer loan Customers. As a result, loan servicing fees related to securitized loans, credit card fees and other income increased in 1999 as compared to 1998.

OTHER OPERATING INCOME
(billions)
 97              98              99
2.8             3.2             4.2

Total other operating income increased 14.8% or $416.1 million to $3.2 billion in 1998 from 1997. The increase in other operating income during 1998 was primarily attributable to an increase of 13.5% or $337.4 million in securitization income from 1997. The increase in securitization income was the result of an $8.2 billion or 25.1% increase in average securitized loans to $41.0 billion from 1997.

On January 1, 1997, the Corporation adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement No. 125"), effective for all transactions occurring after December 31, 1996. In accordance with Statement No. 125, gains are recognized in securitization income at the time of initial sale and each subsequent sale of loan receivables in a securitization. Securitization income includes the gains recognized by the Corporation, in addition to other fees received by the Corporation for the servicing of securitized loans. As a result of Statement No. 125, securitization income increased $23.3 million in 1999, $17.9 million in 1998, and $325.1 million in 1997. These increases may not be representative of future periods. The Corporation periodically reviews the assumptions used in determining the net impact related to Statement No. 125. If these assumptions change, the related receivable and securitization income would be affected.

Insurance income decreased $19.3 million to $59.6 million in 1999, as compared to 1998. The Corporation suspended marketing new automobile insurance policies through its underwriter in July 1998. During 1999 the Corporation began marketing automobile insurance to the Corporation's Customers through American International Group, Inc. ("AIG"), its new insurance underwriter. Insurance income increased $36.5 million to $79.0 million in 1998, primarily as a result of the growth in fee income generated from the Corporation's insurance agency business.

Interchange income increased $81.9 million during 1999, as compared to an increase of $23.8 million in 1998. The increases in interchange income in 1999 and 1998 are a result of the increases in the Corporation's sales volume in addition to an increase in the interchange rate set by MasterCard and Visa in 1999.

OTHER OPERATING EXPENSE

Total other operating expense increased 27.9% to $3.1 billion in 1999 from $2.4 billion in 1998, compared to an increase of 8.3% in 1998 from $2.2 billion in 1997. The growth in other operating expense reflects the Corporation's continued investment in business development activities to enhance the ability of the Corporation to attract and retain Customers. The Corporation added 12.5 million new accounts in 1999, compared to 9.3 million new accounts in 1998 and 9.4 million new accounts in 1997. The Corporation added 400 new endorsements from organizations in 1999, compared to 475 in 1998 and 563 in 1997. The Corporation also has continued to invest in its other consumer loan, foreign, and insurance agency businesses. The growth in other operating expense also includes amortization of intangible assets which increased $116.5 million to $170.6 million for the year ended December 31, 1999, as a result of the Corporation's loan portfolio acquisitions, including the acquisition of the credit card business of PNC in March 1999 and the acquisition of the credit card loan portfolio of SunTrust Banks in November 1999. Based on the Corporation's portfolio acquisitions in 1999, the Corporation expects amortization expense related to intangible assets to be higher in 2000. Total other operating expense in 1997 included the Corporation's investment in additional business development efforts of an amount equivalent to the increase in securitization income recognized by the Corporation as a result of the adoption of Statement No. 125, and therefore the adoption of Statement No. 125 did not materially impact the Corporation's 1997 consolidated net income.

Note Q to the audited consolidated financial statements provides further detail regarding the Corporation's other operating expenses.

YEAR 2000 READINESS DISCLOSURE

PROJECT OVERVIEW

Like most major financial institutions, the Corporation is highly dependent upon technology to deliver products and services to its Customers. Credit card transactions and authorizations require a variety of voice and data networks and service providers to operate successfully. Sophisticated computer and telecommunication systems enable the Corporation to process these transactions and service Customer accounts. Many computer applications had been written using two digits rather than four to define the applicable year, and therefore may not have recognized a date using "00" as the Year 2000. Computer applications may not have been able to properly process transactions with dates in the Year 2000 or thereafter.

                      MBNA CORPORATION AND SUBSIDIARIES

The Corporation began its Year 2000 Project ("the Project") to address this issue in 1994. The Project included all hardware and software for mission critical applications, including systems that service and support loans, deposits, Customer service activities, and financial systems. The Project included all vendor supplied services, non-technology equipment, such as building operation and security systems, tele-communication components and services, local area network and desktop computing environments, and other areas.

PROJECT READINESS

The Corporation completed all planned project components including the assessment, renovation, validation and implementation phases, four readiness test cycles, and an independent review of substantial portions of the Corporation's computer applications by third-party vendors.

The Corporation successfully completed the transition into the Year 2000 with no material issues. All business areas completed validation checks and there were no disruptions in Customer service or system availability.

The Corporation relies on various third parties to perform processing services and to supply critical system applications. Critical third-party-provided software applications were tested regardless of vendor statements of fitness to ensure Year 2000 compliance. Regular meetings and site visits were held and will continue to be held with MasterCard International, Visa International, and other critical third-party service providers to evaluate and monitor their compliance. The Corporation considers all critical vendor-supplied products to be compliant.

COSTS

The total cost associated with required modifications to become Year 2000 compliant were not material to the Corporation's consolidated financial statements. The estimated total cost of the Project is expected to be approximately $40 million. Costs incurred and expensed through December 31, 1999, were approximately $38 million. The majority of the remaining cost is associated with testing and preparation for validating leap year processing.

INCOME TAXES

The Corporation recognized applicable income taxes of $630.5 million in 1999, compared to $477.8 million in 1998 and $399.6 million in 1997. This represents an effective tax rate of 38.1% in 1999 and 1998, and 39.1% in 1997. Note S to the audited consolidated financial statements reconciles reported applicable income taxes to the amount computed by applying the federal statutory rate to income before income taxes.

LOAN QUALITY

The Corporation's loan quality at any time reflects, among other factors, the quality of the Corporation's credit card and other consumer loans, the general economic conditions, the success of the Corporation's collection efforts, and the seasoning of the Corporation's loans. As new loans season, the delinquency rate on these loans generally rises and then stabilizes.

DELINQUENCIES

An account is contractually delinquent if the minimum payment is not received by the specified date on the Customer's statement. However, the Corporation generally continues to accrue interest until the loan is either paid or charged off. Delinquency as a percentage of the Corporation's loan portfolio was 3.82% at December 31, 1999, compared with 3.86% and 3.93% at December 31, 1998 and 1997, respectively. Delinquency as a percentage of managed loans was 4.45% at December 31, 1999, compared to 4.62% and 4.59% at December 31, 1998 and 1997, respectively. Table 5 presents the stages of delinquency of the Corporation's loan portfolio, excluding loans held for securitization.

The Corporation may modify the terms of its credit card and other consumer loan agreements with borrowers who have experienced financial difficulties, by either reducing their interest rate or placing them on nonaccrual status. These other nonperforming loans, excluding loans held for securitization, are presented in Table 6.

The Corporation's total managed other nonperforming loans as a percentage of ending managed loans was 2.51% at December 31, 1999, compared to 2.01% and 1.77% at December 31, 1998 and 1997, respectively.

TABLE 5: DELINQUENT LOANS
(dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                        1999                   1998                 1997                 1996                1995
-----------------------------------------------------------------------------------------------------------------------------------
Loan portfolio.........   $7,971,093            $11,776,099           $8,261,876           $7,659,078            $4,967,491
Loans delinquent:
   30 to 59 days.......   $  105,667    1.33%   $   166,352    1.41%  $  125,870    1.52%  $  114,382    1.49%   $   65,651   1.32%
   60 to 89 days.......       60,452     .76         93,699     .80       64,275     .78       52,857     .69        30,162    .61
   90 or more days.....      138,531    1.73        194,472    1.65      134,865    1.63      107,679    1.41        58,894   1.18
                          ----------    ----    -----------    ----   ----------    ----   ----------    ----    ----------   ----
        Total             $  304,650    3.82%   $   454,523    3.86%  $  325,010    3.93%  $  274,918    3.59%   $  154,707   3.11%
                          ==========    ====    ===========    ====   ==========    ====   ==========    ====    ==========   ====
Loans delinquent by
  geographic area:
   Domestic............   $  271,139    4.25%   $   424,324    3.95%  $  313,467    4.09%  $  269,035    3.66%   $  151,316   3.13%
   Foreign.............       33,511    2.11         30,199    2.89       11,543    1.93        5,883    1.93         3,391   2.43
-----------------------------------------------------------------------------------------------------------------------------------

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

TABLE 6: OTHER NONPERFORMING LOANS

(dollars in thousands)

DECEMBER 31,                                                    1999          1998          1997          1996         1995

Nonaccrual loans ........................................     $ 12,245      $  3,182      $  2,520      $ 1,820      $ 1,037
Reduced-rate loans ......................................      153,082       157,737       114,218       72,134       28,526
                                                              --------      --------      --------      -------      -------
   Total other nonperforming loans ......................     $165,327      $160,919      $116,738      $73,954      $29,563
                                                              ========      ========      ========      =======      =======

Other nonperforming loans as a % of ending loan
  portfolio .............................................         2.07%         1.37%         1.41%         .97%         .60%
 ----------------------------------------------------------------------------------------------------------------------------

NET CREDIT LOSSES

The Corporation's policy is generally to charge off accounts when they become 180 days contractually past due. The Corporation sells charged-off receivables and records the proceeds received from these sales as recoveries, thereby reducing net credit losses.

Net credit losses during 1999 were $379.5 million, compared to $285.4 million in 1998 and $223.8 million in 1997. Net credit losses do not include credit losses from securitized loans, which are charged to the related trusts in accordance with their respective contractual agreements. The increases in net credit losses for 1999 and 1998 reflect increases in the Corporation's outstanding loan receivables, the general economic conditions, and the seasoning of the Corporation's accounts, offset by recoveries from the sale of charged-off receivables.

Net credit losses as a percentage of average loan receivables increased to 2.63% during 1999, compared to 2.39% in 1998 and 2.14% in 1997. The Corporation's managed credit losses as a percentage of average managed loans in 1999 was 4.33%, compared to 4.31% and 3.97% in 1998 and 1997, respectively.

RESERVE AND PROVISION FOR POSSIBLE CREDIT LOSSES

The loan portfolio is regularly reviewed to determine an appropriate reserve for possible credit losses based upon the impact of economic conditions on the borrowers' ability to repay, past collection experience, the risk characteristics of the portfolio, and other factors. A provision is charged to operating expense to maintain the reserve at an appropriate level. Table 7 presents an analysis of the Corporation's reserve for possible credit losses. The provision for possible credit losses for the year ended December 31, 1999, increased 31.9% to $408.9 million compared to

TABLE 7: RESERVE FOR POSSIBLE CREDIT LOSSES

(dollars in thousands)

DECEMBER 31,                                                                1999             1998            1997

Reserve for possible credit losses, beginning of year ..............   $    216,911     $    162,476     $    118,427
   Reserves acquired ...............................................        109,757           29,932            7,975
   Provision for possible credit losses ............................        408,914          310,039          260,040
   Foreign currency translation ....................................            (96)            (125)            (203)
   Credit losses:
      Domestic:
         Credit card ...............................................       (422,504)        (330,952)        (294,608)
         Other consumer ............................................       (104,268)         (86,407)         (57,970)
                                                                       ------------     ------------     ------------
            Total domestic credit losses ...........................       (526,772)        (417,359)        (352,578)
      Foreign ......................................................        (41,157)         (22,754)          (6,964)
                                                                       ------------     ------------     ------------
            Total credit losses ....................................       (567,929)        (440,113)        (359,542)
   Recoveries:
      Domestic:
         Credit card ...............................................        147,851          133,172          126,012
         Other consumer ............................................         21,301           12,656            7,555
                                                                       ------------     ------------     ------------
            Total domestic recoveries ..............................        169,152          145,828          133,567
      Foreign ......................................................         19,250            8,874            2,212
                                                                       ------------     ------------     ------------
            Total recoveries .......................................        188,402          154,702          135,779
                                                                       ------------     ------------     ------------
   Net credit losses ...............................................       (379,527)        (285,411)        (223,763)
                                                                       ------------     ------------     ------------
Reserve for possible credit losses, end of year ....................   $    355,959     $    216,911     $    162,476
                                                                       ============     ============     ============

Net credit losses as a % of average loan receivables ...............           2.63%            2.39%            2.14%
Net credit losses as a % of beginning reserve ......................         174.97           175.66           188.95
Reserve for possible credit losses as a % of ending loan
  receivables ......................................................           2.02             1.61             1.46
Ending loan receivables ............................................   $ 17,663,709     $ 13,468,367     $ 11,162,074
Average loan receivables ...........................................     14,422,495       11,930,289       10,438,513
----------------------------------------------------------------------------------------------------------------------

DECEMBER 31,                                                                  1996             1995

Reserve for possible credit losses, beginning of year ..............      $    104,886     $   101,519
   Reserves acquired ...............................................             7,553               -
   Provision for possible credit losses ............................           178,224         138,176
   Foreign currency translation ....................................               488             (90)
   Credit losses:
      Domestic:
         Credit card ...............................................          (226,067)       (161,004)
         Other consumer ............................................           (23,504)        (10,553)
                                                                          ------------     -----------
            Total domestic credit losses ...........................          (249,571)       (171,557)
      Foreign ......................................................            (4,846)         (3,336)
                                                                          ------------     -----------
            Total credit losses ....................................          (254,417)       (174,893)
   Recoveries:
      Domestic:
         Credit card ...............................................            76,605          37,765
         Other consumer ............................................             4,438           2,273
                                                                          ------------     -----------
            Total domestic recoveries ..............................            81,043          40,038
      Foreign ......................................................               650             136
                                                                          ------------     -----------
            Total recoveries .......................................            81,693          40,174
                                                                          ------------     -----------
   Net credit losses ...............................................          (172,724)       (134,719)
                                                                          ------------     -----------
Reserve for possible credit losses, end of year ....................      $    118,427     $   104,886
                                                                          ============     ===========

Net credit losses as a % of average loan receivables ...............              1.98%           1.91%
Net credit losses as a % of beginning reserve ......................            164.68          132.70
Reserve for possible credit losses as a % of ending loan
  receivables ......................................................              1.17            1.29
Ending loan receivables ............................................      $ 10,129,052     $ 8,135,918
Average loan receivables ...........................................         8,703,579       7,061,898
-------------------------------------------------------------------------------------------------------

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

TABLE 8: ALLOCATION OF RESERVE FOR POSSIBLE CREDIT LOSSES

(dollars in thousands)

  DECEMBER 31,                                     1999                   1998                    1997

Domestic:
   Credit card .........................     $287,767   80.9%      $152,405     70.3%      $134,910    83.0%
   Other consumer ......................       51,672   14.5         54,752     25.2         23,031    14.2
                                             --------  -----       --------   ------       --------   -----
      Domestic reserve for possible
        credit losses ..................      339,439    95.4       207,157     95.5        157,941    97.2
Foreign ................................       16,520     4.6         9,754      4.5          4,535     2.8
                                             --------   -----      --------   ------       --------   -----
      Reserve for possible credit losses     $355,959   100.0%     $216,911   $100.0%      $162,476   100.0%
                                             ========   =====      ========   ======       ========   =====

  DECEMBER 31,                                      1996                    1995

Domestic:
   Credit card .........................     $ 95,253     80.4%      $ 82,596    78.7%
   Other consumer ......................       18,446     15.6         18,009    17.2
                                             --------    -----       --------   -----
      Domestic reserve for possible
        credit losses ..................      113,699     96.0        100,605    95.9
Foreign ................................        4,728      4.0          4,281     4.1
                                             --------    -----       --------   -----
      Reserve for possible credit losses     $118,427    100.0%      $104,886   100.0%
                                             ========    =====       ========   =====

$310.0 million in 1998 and $260.0 million in 1997. For the year ended December 31, 1999, the Corporation recorded $109.8 million of reserves acquired in connection with the credit card business of PNC and other loan portfolios. The Corporation internally allocates the reserve for possible credit losses among domestic credit card loans, domestic other consumer loans, and foreign loans, as presented in Table 8. The reserve for possible credit losses is a general allowance applicable to the Corporation's loan portfolio and does not include an allocation for credit risk related to securitized loans. Losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements, and reduce securitization income rather than the reserve for possible credit losses.

In February 1999, the Federal Financial Institutions Examination Council published a revised policy statement on the classification of consumer loans. The revised policy establishes uniform guidelines for the charge-off of loans to delinquent, bankrupt, and deceased borrowers, for charge-off of fraudulent accounts, and for re-aging, extending, deferring or rewriting delinquent accounts. The guidelines must be implemented by December 31, 2000. The Corporation expects to complete and implement the guidelines prior to or on December 31, 2000. The Corporation will accelerate charge-off of some delinquent loans when it implements the guidelines, and does not expect implementation to have a material impact on the Corporation's consolidated statement of income for the year ended December 31, 2000.

CAPITAL ADEQUACY

The Corporation is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Comptroller of the Currency. Under these requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital, and Leverage ratios are maintained. Failure to meet these minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the federal bank regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 1999, and December 31, 1998, the Corporation's and the Bank's capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was "well-capitalized" as defined under the federal bank regulatory guidelines. The risk-based capital ratios, shown in Table 9, have been computed in accordance with regulatory accounting practices.

TABLE 9: REGULATORY CAPITAL RATIOS

                                                        MINIMUM     WELL-CAPITALIZED
DECEMBER 31,                       1999       1998    REQUIREMENTS   REQUIREMENTS

MBNA CORPORATION
   Tier 1 ................        14.72%     11.44%       4.00%            (a)
   Total .................        17.02      13.96        8.00             (a)
   Leverage ..............        14.90      11.34        4.00             (a)

MBNA AMERICA BANK, N.A
   Tier 1 ................        11.06      11.69        4.00           6.00%
   Total .................        13.44      14.28        8.00          10.00
   Leverage ..............        11.61      11.55        4.00           5.00
--------------------------------------------------------------------------------

(a)  Not applicable for bank holding companies.

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

In January 1999, the Corporation issued 50 million shares of common stock, raising $1.2 billion of capital, net of issuance costs. The Corporation contributed $300.0 million of the net proceeds from this offering to the Bank in order to complete the acquisition of the credit card business of PNC. The Corporation used the remaining portion for other general corporate purposes.

At December 31, 1999 and 1998, the Corporation had $566.3 million issued and outstanding of guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, which mature in 2026 and 2027.

The Corporation also has 4.5 million shares of 71/2% Cumulative Preferred Stock, Series A, and 4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, both with a $25 stated value per share, outstanding at December 31, 1999 and 1998. The shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after January 15, 2001, while the shares of the Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after October 15, 2001. The Series B Preferred Stock may also be redeemed in whole at the option of the Corporation in the event of certain amendments to the Internal Revenue Code of 1986 with respect to the dividends-received deduction.

Shares of the Series A and B Preferred Stock are not convertible into other securities of the Corporation. Dividends on the preferred stock are cumulative from the date of original issue and are payable quarterly.

The guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures and preferred stock both qualify as regulatory capital under the Federal Reserve Board guidelines and enhance the Corporation's regulatory capital, while also providing a long-term source of funds.

The Bank has $450.0 million of Subordinated Notes outstanding at December 31, 1999 and 1998, that qualify as regulatory capital under the Comptroller of the Currency's guidelines. These Subordinated Notes enhance the Bank's regulatory capital while also providing a long-term source of funds.

Note M to the audited consolidated financial statements provides further detail regarding the Corporation's capital adequacy.

DIVIDEND LIMITATIONS

The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation's Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation's revolving credit facilities. The payment of common stock dividends may also be limited by the terms of outstanding preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on the common stock. In addition, if the Corporation defers interest for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending upon the series, on its guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation's capital stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures. During 1999, the Corporation declared dividends of $14.3 million on its preferred stock and $224.5 million on its common stock.

On January 10, 2000, the Corporation's Board of Directors declared a quarterly dividend of $.08 per common share, payable April 1, 2000 to shareholders of record as of March 16, 2000. Also, on January 10, 2000, the Corporation's Board of Directors declared a quarterly dividend of $.46875 per share on the 71/2% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.3997 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. The preferred stock dividends are payable April 15, 2000, to stockholders of record as of March 31, 2000.

Table 10 reflects the Corporation's return on average total assets and stockholders' equity, and other equity ratios, including the Corporation's dividend payout ratio.

TABLE 10: RETURN ON AVERAGE TOTAL ASSETS AND STOCKHOLDERS' EQUITY

YEAR ENDED DECEMBER 31,                                      1999       1998       1997

Return on average total assets.........................       3.62%      3.38%      3.25%
Return on average stockholders' equity.................      27.18      36.91      35.56
Average stockholders' equity to average total assets...      13.32       9.15       9.15
Dividend payout ratio..................................      23.14      24.74      27.63
-----------------------------------------------------------------------------------------

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profit. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. Also, a bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 1999, the amount of retained earnings available for declaration and payment of dividends from the Bank to the Corporation was $1.6 billion. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

The Bank's payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Bank's revolving credit facility. This facility was not drawn upon as of December 31, 1999. If this facility had been drawn upon as of December 31, 1999, the amount of retained earnings available for declaration of dividends would have been further limited to $426.2 million.

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

FUNDING SOURCES
(millions)
                            DECEMBER 31, 1999       DECEMBER 31, 1998
Direct Deposits            $12,987.8                $11,617.2
Other Deposits             $ 5,727.0                $ 3,789.9
Borrowed Funds             $ 6,747.9                $ 7,170.2
Stockholders' Equity       $ 4,199.4                $ 2,391.0

The funding programs established by the Corporation include medium-term notes, senior notes, and committed credit facilities.

At December 31, 1999, the Corporation has $1.4 billion in Senior Medium-Term Notes outstanding that mature in varying amounts from 2000 to 2004, as compared to $1.8 billion at December 31, 1998. In addition, the Corporation has $100.0 million in Senior Notes outstanding at December 31, 1999, that mature in 2005 as compared to $250.0 million at December 31, 1998. The Corporation expects to pay the interest on both the Senior Medium-Term Notes and Senior Notes from dividend and other payments received from the Bank.

At December 31, 1999, the Corporation has two one-year revolving credit facilities totaling $75.0 million. These credit facilities were renewed during 1999 with $25.0 million committed through February 2000 and $50.0 million committed through September 2000. The Corporation may take advances under these facilities subject to certain conditions, including requirements for tangible net worth. These facilities may be used for general corporate purposes and were not drawn upon as of December 31, 1999.

Funding programs established by the Corporation's bank subsidiaries include deposits, bank notes, and committed credit facilities.

Total deposits at December 31, 1999, were $18.7 billion, compared with $15.4 billion and $12.9 billion at December 31, 1998 and 1997, respectively. The increase in deposits from 1998 is the result of a $1.4 billion increase in direct deposits and a $1.9 billion increase in other deposits. Other deposits are deposits generally obtained through the use of a third-party intermediary. The Corporation began increasing its use of other deposits as a cost-effective funding source. The increase in deposits from 1997 was the result of a $1.7 billion increase in direct deposits. These increases in direct deposits were primarily the result of the Corporation's emphasis on marketing its deposit products and offering competitive rates. Table 11 provides the maturities of the Corporation's deposits at December 31, 1999. Included in the deposit maturity category of three months or less are money market deposit accounts, noninterest-bearing demand deposits, interest-bearing transaction accounts, and savings accounts totaling $5.0 billion.

TABLE 11: MATURITIES OF DEPOSITS

(dollars in thousands)

DECEMBER 31, 1999                        DIRECT         OTHER           TOTAL

Three months or less ..............   $ 6,339,727     $1,385,416     $ 7,725,143
Over three months through
  twelve months ...................     3,532,930      1,223,375       4,756,305
Over one year through five years...     3,109,932      3,118,181       6,228,113
Over five years ...................         5,192              -           5,192
                                      -----------     ----------     -----------
     Total deposits ...............   $12,987,781     $5,726,972     $18,714,753
                                      ===========     ==========     ===========

In addition, Table 12 presents the maturity distribution of the Corporation's domestic time deposits in amounts of $100,000 or more for the most recent three years. The Corporation also has $810.7 million of foreign time deposits at December 31, 1999. The majority of the foreign time deposits were in amounts in excess of $100,000 and mature within one year.

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

TABLE 12: DOMESTIC TIME DEPOSITS OF $100,000 OR MORE

(dollars in thousands)

DECEMBER 31,                                        1999                    1998                        1997

Three months or less ................     $  438,018     20.5%     $  448,223       23.3%     $  467,227       26.8%
Over three months through six months         429,521     20.1         356,045       18.6         314,060       18.0
Over six months through twelve months        618,406     29.0         483,843       25.2         370,052       21.3
Over twelve months ..................        649,351     30.4         632,533       32.9         590,838       33.9
                                          ----------    -----      ----------      -----      ----------      -----
      Total .........................     $2,135,296    100.0%     $1,920,644      100.0%     $1,742,177      100.0%
                                          ==========    =====      ==========      =====      ==========      =====

An additional source of funding for the Bank is provided by a global bank note program. These notes may be issued with maturities of one week or more from the date of issue. During 1999, the Bank issued $315.0 million of bank notes, compared to $106.5 million in 1998. At December 31, 1999, the Bank has $2.4 billion of bank notes outstanding, which are included in long-term borrowings. At December 31, 1998, the Bank had $2.6 billion of bank notes outstanding, of which $36.5 million were included in short-term borrowings.

The Bank has a $2.0 billion syndicated revolving credit facility committed through February 2001. Advances are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements for the Corporation to maintain a minimum level of tangible net worth, in addition to managed loan receivables 90 days or more past due plus nonaccrual receivables not to exceed 6% of managed credit card receivables. Should managed credit card losses equal or exceed 5% for a period of four consecutive quarters, a ratio of qualifying loan receivables to outstanding borrowings under the facility of at least 115% will be required in order to draw under this facility. At December 31, 1999, the minimum tangible net worth requirement for this facility is $1.8 billion. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1999.

MBNA Europe has a Pound Sterling 300.0 million (approximately $484.7 million at December 31, 1999) multi-currency syndicated revolving credit facility committed through October 2000. MBNA Europe may take advances under the facility subject to certain conditions, including requirements for tangible net worth, outstanding loan receivables, and account delinquencies. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1999.

MBNA Europe also has Pound Sterling 165.0 million (approximately $266.6 million), EUR165.5 million (approximately $166.2 million), and $10.0 million Euro Medium-Term Notes outstanding at December 31, 1999. These notes were issued by MBNA Europe during 1999 and are unconditionally and irrevocably guaranteed in all respects to all payments by the Bank.

MBNA Canada has a CAD$300.0 million (approximately $206.5 million at December 31, 1999) multi-currency syndicated revolving credit facility committed through December 2001. This facility was not drawn upon at December 31, 1999.

MBNA Canada also has CAD$217.3 million (approximately $149.6 million) of short-term deposit notes outstanding at December 31, 1999. In addition, MBNA Canada has CAD$290.1 million (approximately $199.7 million) of Medium-Term Deposit Notes outstanding at December 31, 1999. The deposit notes are unconditionally and irrevocably guaranteed in all respects to all payments by the Bank.

The Corporation also held $3.0 billion in investment securities and $1.5 billion in money market instruments at December 31, 1999, compared to $1.9 billion in investment securities and $3.6 billion in money market instruments at December 31, 1998. The investment securities primarily consist of high-quality, AAA-rated securities, most of which can be used as collateral under repurchase agreements. Of the investment securities at December 31, 1999, $803.3 million is anticipated to mature within 12 months. The Corporation's investment securities available-for-sale portfolio, which consists primarily of short-term and variable-rate securities, was $2.8 billion at December 31, 1999, compared to $1.7 billion at December 31, 1998, as the Corporation increased its investment in U.S. Treasury securities as part of its contingency funding plans related to its Year 2000 readiness planning. These investment securities, along with the money market instruments, provide increased liquidity and flexibility to support the Corporation's funding requirements.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS
(millions)
                          DECEMBER 31, 1999        DECEMBER 31, 1998
Interest-earning time
deposits in other banks     $1,525.7                $2,831.2

Federal funds sold and
securities purchased
under resale agreements     $      0                $  730.0

Investment securities
available-for-sale          $2,752.7                $1,663.7

Investment securities
held-to-maturity            $  293.6                $  216.0

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

The Corporation analyzes its level of interest rate risk using several analytical techniques which include the impact of on-balance-sheet financial instruments. In addition to on-balance-sheet activities, interest rate risk includes the interest rate sensitivity of securitization income from securitized loans and the impact of off-balance-sheet financial instruments. Off-balance-sheet financial instruments include interest rate swap agreements. The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation's assets. For this reason, the Corporation includes a managed adjustment to quantify and capture the full impact of interest rate risk on the Corporation's earnings.

The Corporation's interest rate risk using the static gap methodology is presented in Table 13. This method reports the difference between interest rate sensitive assets and liabilities at a specific point in time. Management uses the static gap methodology to identify the Corporation's directional interest rate risk. Interest rate sensitive assets and liabilities are reported based on estimated and contractual repricings. Fixed-rate credit card loans, which may be repriced by the Corporation at any time by giving notice to the Customer, are placed in the table using a seventeen-month repricing schedule. The Corporation also offers variable-rate credit card loans. At December 31, 1999, variable-rate loans made up 12.4% of total managed loans, compared to 17.1% of total managed loans at December 31, 1998. These variable-rate loans are generally indexed to the U.S. Prime Rate published in The Wall Street Journal and reprice quarterly. Including the managed adjustment, results of the gap analysis show that, within one year, the Corporation's liabilities reprice faster than its assets, indicating an earnings risk from rising interest rates.

Although the static gap methodology is widely accepted for its simplicity in identifying interest rate risk, it ignores many changes that can occur, such as repricing strategies, market spread adjustments, and anticipated hedging transactions. For these reasons, the Corporation analyzes its level of interest rate risk using several other analytical techniques, including simulation analysis. All of the analytical techniques used by the Corporation to measure interest rate risk include the impact of on-balance-sheet and off-balance-sheet financial instruments.

Key assumptions in the Corporation's simulation analysis include cash flows and maturities of interest rate sensitive instruments, changes in market conditions, loan volumes and pricing, consumer preferences, fixed-rate credit card repricings as part of the Corporation's normal planned business strategy, and management's capital plans. Also included in the analysis are various actions which the Corporation would undertake to minimize the impact of adverse movements in interest rates. The Corporation has the contractual right to reprice fixed-rate credit card loans at any time, by giving notice to the Customer. Accordingly, a key assumption in the simulation analysis is the repricing of fixed-rate credit card loans in response to an upward movement in interest rates, with a lag of approximately 45 days between interest rate movements and fixed-rate credit card loan repricings. The Corporation has repriced its fixed-rate credit card loans on numerous occasions in the past, and expects to continue to do so in response to changes in interest rates, market conditions, or other factors.

Based on the simulation analysis at December 31, 1999, the Corporation could experience a decrease in projected 2000 net income of approximately $36 million, as compared to a decrease of approximately $33 million in projected 1999 net income based on the simulation analysis at December 31, 1998, if interest rates at the time the simulation analysis was performed increased 100 basis points over 12 months.

These assumptions are inherently uncertain and, as a result, the analysis cannot precisely predict the impact of higher interest rates on net income. Actual results would differ from simulated results due to timing, magnitude, and frequency of interest rate changes, changes in market conditions, and management strategies to offset the Corporation's potential exposure, among other factors.

FOREIGN CURRENCY EXCHANGE RATE SENSITIVITY

Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates. The Corporation's foreign currency exchange rate risk is primarily limited to the unhedged position of the Corporation's net investment in its foreign subsidiaries. The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk. Management reviews the foreign currency exchange rate risk of the Corporation on a routine basis. During this review, management considers the net impact to stockholders' equity under various foreign exchange rate scenarios. At December 31, 1999, the Corporation would expect a decrease in stockholders' equity, net of tax, of approximately $33 million, as compared to a decrease of approximately $22 million in stockholders' equity, net of tax, at December 31, 1998, as a result of a 10% depreciation of the Corporation's unhedged foreign exposure to the U.S. dollar position.

The Corporation does not have any other off-balance-sheet financial instruments.

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

TABLE 13: INTEREST RATE SENSITIVITY SCHEDULE

(dollars in thousands)

  DECEMBER 31, 1999                                                             SUBJECT TO REPRICING

                                                                    Within 1 Year     1-5 Years     After 5 Years       Total
                                                                   ---------------  -------------  ----------------  --------
INTEREST-EARNING ASSETS

Interest-earning time deposits in other banks:
   Domestic .....................................................   $      3,536     $          -     $       -     $      3,536
   Foreign ......................................................      1,522,212                -             -        1,522,212
                                                                    ------------     ------------     ---------     ------------
         Total interest-earning time deposits in other banks ....      1,525,748                -             -        1,525,748
Investment securities (a):
   Available-for-sale ...........................................      1,367,384        1,385,279             -        2,752,663
   Held-to-maturity .............................................          1,095           12,113       280,433          293,641
Loans held for securitization:
   Domestic .....................................................      8,836,700                -             -        8,836,700
   Foreign ......................................................        855,916                -             -          855,916
                                                                    ------------     ------------     ---------     ------------
         Total loans held for securitization ....................      9,692,616                -             -        9,692,616
Loans:
   Domestic:
      Credit card ...............................................      3,970,801        1,145,580             -        5,116,381
      Other consumer ............................................        774,287          282,918       210,814        1,268,019
                                                                    ------------     ------------     ---------     ------------
         Total domestic loans ...................................      4,745,088        1,428,498       210,814        6,384,400
      Foreign ...................................................        918,076          668,617             -        1,586,693
                                                                    ------------     ------------     ---------     ------------
         Total loans ............................................      5,663,164        2,097,115       210,814        7,971,093
                                                                    ------------     ------------     ---------     ------------
         Total interest-earning assets ..........................     18,250,007        3,494,507       491,247       22,235,761

INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
   Domestic:
      Time deposits .............................................      6,656,733        6,227,863         5,192       12,889,788
      Money market deposit accounts .............................      4,397,909                -             -        4,397,909
      Interest-bearing transaction accounts .....................         39,388                -             -           39,388
      Savings accounts ..........................................          9,262                -             -            9,262
                                                                    ------------     ------------     ---------     ------------
         Total domestic interest-bearing deposits ...............     11,103,292        6,227,863         5,192       17,336,347
   Foreign:
      Time deposits .............................................        810,470              250             -          810,720
                                                                    ------------     ------------     ---------     ------------
         Total interest-bearing deposits ........................     11,913,762        6,228,113         5,192       18,147,067
Borrowed funds:
   Short-term borrowings:
      Domestic ..................................................        890,000                -             -          890,000
      Foreign ...................................................        149,004                -             -          149,004
                                                                    ------------     ------------     ---------     ------------
         Total short-term borrowings ............................      1,039,004                -             -        1,039,004
   Long-term debt and bank notes:
      Domestic ..................................................      3,124,136        1,077,955       654,370        4,856,461
      Foreign ...................................................        610,113          242,306             -          852,419
                                                                    ------------     ------------     ---------     ------------
         Total long-term debt and bank notes ....................      3,734,249        1,320,261       654,370        5,708,880
                                                                    ------------     ------------     ---------     ------------
         Total borrowed funds ...................................      4,773,253        1,320,261       654,370        6,747,884
                                                                    ------------     ------------     ---------     ------------
         Total interest-bearing liabilities .....................     16,687,015        7,548,374       659,562       24,894,951
                                                                    ------------     ------------     ---------     ------------
Gap before managed adjustments ..................................      1,562,992       (4,053,867)     (168,315)      (2,659,190)
Managed adjustments (b) .........................................     (9,107,364)      11,174,038      (343,723)       1,722,951
                                                                    ------------     ------------     ---------     ------------
Gap after managed adjustments ...................................   $ (7,544,372)    $  7,120,171     $(512,038)    $   (936,239)
                                                                    ============     ============     =========     ============
Cumulative gap after managed adjustments ........................   $ (7,544,372)    $   (424,201)    $(936,239)
                                                                    ============     ============     =========
Cumulative gap after managed adjustments as a % of managed
  assets ........................................................          (8.83)%           (.50)%       (1.10)%
----------------------------------------------------------------------------------------------------------------------------------

(a)  Investment securities are presented using estimated maturities.

(b) Managed adjustments reflect the impact interest rates have on securitized loans and off-balance-sheet financial instruments.

                       MBNA CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


ASSET SECURITIZATION

Asset securitization of loan receivables is accomplished primarily through the public and private issuance of asset-backed securities. As loan receivables are securitized, the Corporation's on-balance-sheet funding needs are reduced by the amount of loans securitized.

MANAGED LOAN DISTRIBUTION
(billions)
97              98              99
PLOT POINTS TO COME FROM CLIENT

SECURITIZED LOANS
(billions)
97              98              99
38.2            45.2            54.6

Asset securitization involves the sale, generally to a trust, of a pool of loan receivables. The Corporation continues to own the accounts which generate the loan receivables. In addition, the Corporation also sells the rights to new loan receivables, including most fees generated by and payments received from the accounts. The trust sells undivided interests in the trust to investors, while the Corporation retains the remaining undivided interest. The senior classes of the asset-backed securities receive a AAA credit rating at the time of issuance. This AAA credit rating is generally achieved through the sale of lower rated subordinated classes of asset-backed securities. The Corporation continues to service the accounts and receives a servicing fee for doing so.

During the revolving period, which generally ranges from 24 months to 108 months, the trust makes no principal payments to the investors. Instead, the trust uses principal payments received on the accounts to purchase new loan receivables generated by these accounts, in accordance with the terms of the transaction, so that the principal dollar amount of the investor's undivided interest remains unchanged. Once the revolving period ends, the trust distributes principal payments to the investors according to the terms of the transaction. When the trust allocates principal payments to the investors, the Corporation's loan receivables increase by the amount of any new purchases or cash advance activity on the accounts.

Distribution of principal to the investors may begin sooner if the average annualized yield (generally including interest income, interchange, and other fees) for three consecutive months drops below a minimum yield (generally equal to the sum of the coupon rate payable to investors, contractual servicing fees, and principal credit losses during the period) or certain other events occur.

During 1999, the Corporation securitized credit card loan receivables totaling $12.3 billion, including the securitization of Pound Sterling 750.0 million (approximately $1.2 billion) by MBNA Europe and CAD$500.0 million (approximately $342.3 million) by MBNA Canada. The Corporation also increased its securitization of other consumer loans through a $1.0 billion increase in a private multi-seller commercial paper conduit to $4.0 billion at December 31, 1999, from $3.0 billion at December 31, 1998. In 1998, the Corporation securitized a total of $9.3 billion of its credit card loan receivables, including the securitization of credit card loan receivables of Pound Sterling
750.0 million (approximately $1.3 billion) by MBNA Europe and CAD$250.0 million (approximately $161.4 million) by MBNA Canada. The Corporation also increased its securitization of other consumer loans through a net increase in a private multi-seller commercial paper conduit to $3.0 billion at December 31, 1998, from $2.4 billion in 1997, and the securitization of Pound Sterling 225.0 million (approximately $374.3 million) of installment loans by MBNA Europe. The total amount of outstanding securitized loans was $54.6 billion or 75.6% of managed loans as of December 31, 1999, compared to $46.2 billion or 77.4% at December 31, 1998.

Table 14 shows the Corporation's securitized loan distribution.

TABLE 14: SECURITIZED LOAN DISTRIBUTION

(dollars in thousands)

DECEMBER 31,                          1999          1998          1997

SECURITIZED LOANS
 Domestic:
  Credit card ..................   $45,851,922   $39,739,387   $34,181,350
  Other consumer ...............     3,987,180     3,007,858     2,442,116
                                   -----------   -----------   -----------
     Total domestic
       securitized loans .......    49,839,102    42,747,245    36,623,466

Foreign:
  Credit card ..................     4,565,996     3,052,070     1,594,320
  Other consumer ...............       186,706       373,424             -
                                   -----------   -----------   -----------
     Total foreign
       securitized loans .......     4,752,702     3,425,494     1,594,320
                                   -----------   -----------   -----------
     Total securitized loans ...   $54,591,804   $46,172,739   $38,217,786
                                   ===========   ===========   ===========
--------------------------------------------------------------------------

During 1999, $5.1 billion of previously securitized loans amortized back into the Corporation's loan portfolio or matured, compared to $3.0 billion in 1998. After the revolving period, new charges and cash advances are for the account of the Corporation, which increases the Corporation's on-balance-sheet assets. Table 15 presents the amounts, at December 31, 1999, of investor principal (face value) in securitized loan receivables scheduled to amortize into the Corporation's loan receivables in future years or mature. The amortization amounts are based upon estimated amortization periods which are subject to change.

TABLE 15: AMORTIZATIONS OF INVESTOR PRINCIPAL (FACE VALUE)

(dollars in thousands)

2000 .........................................   $ 5,103,181
2001 .........................................     7,280,488
2002 .........................................    10,058,913
2003 .........................................     8,811,460
2004 .........................................     8,966,152
Thereafter ...................................    13,234,463
                                                 -----------
   Total amortizations of investor principal .    53,454,657
Accrued interest included in securitized loans     1,137,147
                                                 -----------
   Total securitized loans ...................   $54,591,804
                                                 ===========
------------------------------------------------------------

-------------------------------------------------------------------------------

Table 16 compares the average annualized yield for the three-month period ended December 31, 1999, to the minimum yield for each transaction. The yield for each of the transactions is presented on a cash basis and includes various credit card or other fees as specified in the securitization agreements.

TABLE 16: YIELDS ON SECURITIZED TRANSACTIONS (a)

                                       THREE-MONTH AVERAGE
                                                                        Yield in
                                      Annualized        Minimum         Excess of
                                        Yield            Yield           Minimum
----------------------------------------------------------------------------------
MasterTrust II 94-C ..................  18.69%           13.25%           5.44%
MasterTrust II 94-E ..................  18.69            13.02            5.67
MasterTrust II 95-A ..................  18.69            13.31            5.38
MasterTrust II 95-B ..................  18.69            13.17            5.52
MasterTrust II 95-C ..................  18.69            13.24            5.45
MasterTrust II 95-D ..................  18.69            13.10            5.59
MasterTrust II 95-E ..................  18.69            13.24            5.45
Cards No. 1 ..........................  20.18            12.04            8.14
MasterTrust II 95-F ..................  18.69            13.73            4.96
MasterTrust II 95-G ..................  18.69            13.24            5.45
MasterTrust II 95-I ..................  18.69            13.18            5.51
MasterTrust II 95-J ..................  18.69            13.25            5.44
MasterTrust II 96-A ..................  18.69            13.22            5.47
MasterTrust II 96-B ..................  18.69            13.29            5.40
MasterTrust II 96-C ..................  18.69            13.16            5.53
MasterTrust II 96-D ..................  18.69            13.16            5.53
Cards No. 2 ..........................  20.18            11.62            8.56
MasterTrust II 96-E ..................  18.69            13.19            5.50
MasterTrust II 96-F ..................  19.67            13.30            6.37
MasterTrust II 96-G ..................  18.69            13.20            5.49
MasterTrust II 96-H ..................  18.72            13.19            5.53
MasterTrust II 96-I ..................  18.72            12.98            5.74
MasterTrust II 96-J ..................  18.69            13.16            5.53
MasterTrust II 96-K ..................  18.69            13.14            5.55
MasterTrust II 96-M ..................  18.72            13.24            5.48
Cards No. 3 ..........................  20.18            11.54            8.6
MasterTrust II 97-A ..................  18.72            13.02            5.70
MasterTrust II 97-B ..................  18.69            13.22            5.47
MasterTrust II 97-C ..................  18.69            13.12            5.57
MasterTrust II 97-D ..................  18.72            13.19            5.53
MasterTrust II 97-E ..................  18.72            13.47            5.25
MasterTrust II 97-F ..................  18.69            13.07            5.62
MasterTrust II 97-G ..................  18.69            13.17            5.52
Cards No. 4 ..........................  20.18            12.44            7.74
MasterTrust II 97-H ..................  18.72            13.10            5.62
MasterTrust II 97-I ..................  18.69            13.10            5.59
MasterTrust II 97-J ..................  18.69            13.13            5.56
Consumer Loan MasterTrust 97-1 (b) ...  18.68            13.51            5.17
MasterTrust II 97-K ..................  18.69            13.14            5.55
MasterTrust II 97-L ..................  18.72            13.09            5.63
MasterTrust II 97-M ..................  18.72            13.50            5.22
MasterTrust II 97-N ..................  18.72            13.16            5.56
MasterTrust II 97-O ..................  18.69            13.18            5.51
MasterTrust II 98-A ..................  18.69            13.12            5.57
Cards No. 5 ..........................  20.18            12.76            7.42
MasterTrust II 98-B ..................  18.72            13.51            5.21
MasterTrust II 98-C ..................  18.69            13.08            5.61
MasterTrust II 98-D ..................  18.69            12.99            5.70
MasterTrust II 98-E ..................  18.72            13.55            5.17
MasterTrust II 98-F ..................  18.72            13.06            5.66
MasterTrust II 98-G ..................  18.69            13.17            5.52
MasterTrust II 98-H ..................  18.69            13.03            5.66
Cards No. 6 ..........................  20.18            12.15            8.03
MasterTrust II 98-I ..................  18.69            13.29            5.40
MasterTrust II 98-J ..................  18.69            12.26            6.43
MasterTrust II 98-K ..................  18.69            13.29            5.40
UK 98-A (b) ..........................  15.64            12.91            2.73
Cards No. 7 ..........................  20.18            12.37            7.81
Gloucester Credit Card Trust 98-1 ....  17.44            10.00            7.44
MasterTrust II 98-L ..................  18.69            12.94            5.75
MasterTrust II 99-A ..................  18.69            13.17            5.52
MasterTrust II 99-B ..................  18.69            13.12            5.57
Acquired Portfolio MasterTrust 99-1 ..  19.76            13.37            6.39
MasterTrust II 99-C ..................  18.72            13.32            5.40
Cards No. 8 ..........................  20.18            12.09            8.09
MasterTrust II 99-D ..................  18.69            13.23            5.46
MasterTrust II 99-E ..................  18.69            13.16            5.53
MasterTrust II 99-F ..................  18.72            13.00            5.72
MasterTrust II 99-G ..................  18.69            13.24            5.45
Cards No. 9 ..........................  20.18            12.11            8.07
MasterTrust II 99-H ..................  18.73            13.69            5.04
MasterTrust II 99-I ..................  18.61            13.05            5.56
MasterTrust II 99-J ..................  18.63            13.22            5.41
Gloucester Credit Card Trust 99-1 ....  17.33             9.97            7.36

(a) MasterTrust II 99-K issued October 27, 1999, MasterTrust II 99-L issued November 5, 1999, MasterTrust II 99-M issued December 1, 1999, Gloucester Credit Card Trust 99-2 issued December 3, 1999, and Cards No. 10 issued December 9, 1999, are excluded from the yields presented above as a result of their recency.

(b) Yields are provided for informational purposes only. Distribution to investors may begin sooner if the credit enhancement amount falls below a predetermined contractual level.

                       MBNA CORPORATION AND SUBSIDIARIES

                       SUPPLEMENTAL FINANCIAL INFORMATION
-------------------------------------------------------------------------------
                                   (unaudited)

The following supplemental financial information presents selected managed asset data and managed ratios pertaining to the Corporation. This information is used to evaluate the Corporation's financial condition as well as the impact asset securitizations have on the Corporation's managed assets.

MANAGED ASSET DATA

(dollars in thousands)

YEAR ENDED DECEMBER 31,                                                                 1999            1998           1997

At Year End
Loans held for securitization...................................................  $  9,692,616     $  1,692,268   $  2,900,198
Loan portfolio..................................................................     7,971,093       11,776,099      8,261,876
Securitized loans...............................................................    54,591,804       46,172,739     38,217,786
                                                                                    ----------       ----------     -----------
        Total managed loans ....................................................  $ 72,255,513     $ 59,641,106   $ 49,379,860
                                                                                   ===========      ===========     ===========

Average for the Year
Loans held for securitization ..................................................  $  4,071,394     $  2,577,482   $  2,875,212
Loan portfolio .................................................................    10,351,101        9,352,807      7,563,301
Securitized loans ..............................................................    49,706,760       40,970,936     32,746,963
                                                                              ----------------  ---------------  --------------
        Total managed loans ....................................................  $ 64,129,255     $ 52,901,225   $ 43,185,476
                                                                              ================  ===============  ==============

Managed Ratios
Delinquency ....................................................................          4.45%            4.62%          4.59%
Net credit losses ..............................................................          4.33             4.31           3.97
Net interest margin(on an FTE basis) ...........................................          7.42             7.47           7.50

------------------------------------------------------------------------------------------------------------------------------


ENDING LOANS
(managed)
97              98              99
49.4            59.6            72.3

DELINQUENCY
(managed)
97              98              99
4.59            4.62            4.45

NET CREDIT LOSSES
(managed)
97              98              99
3.97            4.31            4.33

NET INTEREST MARGIN
(managed)
97              98              99
7.50            7.41            7.42

                       MBNA CORPORATION AND SUBSIDIARIES

 MANAGEMENT'S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS AND INTERNAL CONTROL
-------------------------------------------------------------------------------


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



/s/ M. SCOT KAUFMAN                     /s/ KENNETH F. BOEHL
M. Scot Kaufman                         Kenneth F. Boehl
Chief Financial Officer                 General Auditor
MBNA Corporation                        MBNA Corporation

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
-------------------------------------------------------------------------------
                (dollars in thousands, except per share amounts)

DECEMBER 31,                                                                                                  1999          1998
Assets
Cash and due from banks .........................................................................       $    488,386  $    382,882
Interest-earning time deposits in other banks ...................................................          1,525,748     2,831,215
Federal funds sold and securities purchased under resale agreements .............................                 --       730,000
Investment securities:
  Available-for-sale (at market value, amortized cost of $2,772,305 and $1,666,123
   at December 31, 1999 and 1998, respectively) .................................................          2,752,663     1,663,704
  Held-to-maturity (market value of $264,832 and $211,473 at December 31, 1999 and
   1998, respectively) ..........................................................................            293,641       216,020
Loans held for securitization ...................................................................          9,692,616     1,692,268
Loans:
  Credit card ...................................................................................          6,060,564     8,975,051
  Other consumer ................................................................................          1,910,529     2,801,048
                                                                                                        ------------- -------------
     Total loans ................................................................................          7,971,093    11,776,099
  Reserve for possible credit losses ............................................................           (355,959)     (216,911)
                                                                                                        ------------- -------------
     Net loans ..................................................................................          7,615,134    11,559,188
Premises and equipment, net .....................................................................          1,659,446     1,617,596
Accrued income receivable .......................................................................            216,867       193,019
Accounts receivable from securitizations ........................................................          4,128,046     3,595,556
Prepaid expenses and deferred charges ...........................................................            274,894       237,587
Other assets ....................................................................................          2,211,691     1,087,225
                                                                                                        ------------- -------------
     Total assets ...............................................................................       $ 30,859,132  $ 25,806,260
                                                                                                        ============= =============

Liabilities
Deposits:
  Time deposits .................................................................................       $ 13,700,508  $ 10,745,062
  Money market deposit accounts .................................................................          4,397,909     4,125,523
  Noninterest-bearing demand deposits ...........................................................            567,686       462,266
  Interest-bearing transaction accounts .........................................................             39,388        35,399
  Savings accounts ..............................................................................              9,262        38,790
                                                                                                        ------------- -------------
     Total deposits .............................................................................         18,714,753    15,407,040
Short-term borrowings ...........................................................................          1,039,004     1,231,195
Long-term debt and bank notes ...................................................................          5,708,880     5,939,025
Accrued interest payable ........................................................................            182,990       153,201
Accrued expenses and other liabilities ..........................................................          1,014,062       684,764
                                                                                                        ------------- -------------
     Total liabilities ..........................................................................         26,659,689    23,415,225
Stockholders' Equity
Preferred stock ($.01 par value, 20,000,000 shares authorized,
 8,573,882 shares issued and outstanding at December 31, 1999 and 1998) .........................                 86            86
Common stock ($.01 par value, 1,500,000,000 shares authorized, 801,781,250 shares and 751,795,674 shares issued and outstanding at December 31, 1999 and 1998,
 respectively) ..................................................................................              8,018         7,518
Additional paid-in capital ......................................................................          1,305,935       271,050
Retained earnings ...............................................................................          2,897,964     2,112,374
Accumulated other comprehensive income ..........................................................            (12,560)            7
                                                                                                        ------------- -------------
     Total stockholders' equity .................................................................          4,199,443     2,391,035
                                                                                                        ------------- -------------
     Total liabilities and stockholders' equity .................................................       $ 30,859,132  $ 25,806,260
                                                                                                        ============= =============
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------
                (dollars in thousands, except per share amounts)

YEAR ENDED DECEMBER 31,                                                                 1999              1998             1997
Interest Income
   Loans ...................................................................      $  1,404,063      $  1,315,330     $  1,076,393
Investment securities:
   Taxable .................................................................           131,818           111,092          141,429
   Tax-exempt ..............................................................             3,587             3,405            3,511
Time deposits in other banks ...............................................           120,234           135,420           49,073
Federal funds sold and securities purchased under resale agreements ........            47,264            28,783           23,962
Loans held for securitization ..............................................           555,305           372,142          416,645
                                                                                  -------------     -------------    -------------
     Total interest income .................................................         2,262,271         1,966,172        1,711,013

Interest Expense
Deposits ...................................................................           919,426           816,104          693,920
Short-term borrowings ......................................................            36,337            26,038           19,784
Long-term debt and bank notes ..............................................           372,743           381,691          304,919
                                                                                  -------------     -------------    -------------
     Total interest expense ................................................         1,328,506         1,223,833        1,018,623
                                                                                  -------------     -------------    -------------
Net Interest Income ........................................................           933,765           742,339          692,390
Provision for possible credit losses .......................................           408,914           310,039          260,040
                                                                                  -------------     -------------    -------------
Net interest income after provision for possible credit losses .............           524,851           432,300          432,350

Other Operating Income
Interchange ................................................................           220,298           138,415          114,598
Credit card fees ...........................................................           199,485           129,758          103,144
Securitization income ......................................................         3,643,209         2,844,244        2,506,817
Insurance ..................................................................            59,638            78,981           42,455
Other ......................................................................            85,191            37,571           45,865
                                                                                  -------------     -------------    -------------
     Total other operating income ..........................................         4,207,821         3,228,969        2,812,879

Other Operating Expense
Salaries and employee benefits .............................................         1,261,491         1,070,909          990,039
Occupancy expense of premises ..............................................           126,881           119,879           85,552
Furniture and equipment expense ............................................           181,091           170,975          150,410
Other ......................................................................         1,508,245         1,045,441          997,120
                                                                                  -------------     -------------    -------------
     Total other operating expense .........................................         3,077,708         2,407,204        2,223,121
                                                                                  -------------     -------------    -------------
Income Before Income Taxes .................................................         1,654,964         1,254,065        1,022,108
Applicable income taxes ....................................................           630,541           477,799          399,608
                                                                                  -------------     -------------    -------------
Net Income .................................................................      $  1,024,423      $    776,266     $    622,500
                                                                                  ============      ============     ============

Earnings Per Common Share ..................................................      $       1.26      $       1.01     $        .80
Earnings Per Common Share--Assuming Dilution ...............................              1.21               .97              .76
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------
                (dollars in thousands, except per share amounts)

                                                                    OUTSTANDING SHARES


                                                                  Preferred        Common         Preferred      Common
                                                                    (000)          (000)            Stock        Stock
                                                                ---------------------------------------------------------
Balance, December 31, 1996 ................................          12,000        751,781    $       120    $     7,518
Comprehensive income:
  Net income ..............................................               -              -              -              -
    Foreign currency translation, net of tax
      (accumulated amount of $2,924 at
      December 31, 1997) ..................................               -              -              -              -
  Net unrealized gains on investment securities
    available-for-sale and other financial
    instruments, net of tax (accumulated amount of
    $6,783 at December 31, 1997) ..........................               -              -              -              -

  Other comprehensive income, net of tax ..................

Comprehensive income.......................................

Cash dividends:
  Common--$.21 per share ..................................               -              -              -              -
  Preferred ...............................................               -              -              -              -
Exercise of stock options and other awards ................               -          9,464              -             95
Acquisition and retirement of common stock ................               -         (9,464)             -            (95)
Acquisition and retirement of preferred stock .............          (3,426)             -            (34)             -
                                                                ---------------------------------------------------------
Balance, December 31, 1997 ................................           8,574        751,781             86          7,518
Comprehensive income:
  Net income ..............................................               -              -              -              -
    Foreign currency translation, net of tax
      (accumulated amount of $2,422 at
      December 31, 1998) ..................................               -              -              -              -
    Net unrealized losses on investment securities
      available-for-sale and other financial
      instruments, net of tax (accumulated  amount
      of $2,160 at December 31, 1998) .....................               -              -              -              -
    Minimum benefit plan liability adjustment, net
      of tax(accumulated amount of ($4,575) at
      December 31, 1998) ..................................               -              -              -              -

  Other comprehensive income, net of tax

Comprehensive income
Cash dividends:
  Common--$.24 per share ..................................               -              -              -              -
  Preferred ...............................................               -              -              -              -
Exercise of stock options and other awards ................               -         11,923              -            119
Acquisition and retirement of common stock ................               -        (11,908)             -           (119)
                                                                ---------------------------------------------------------
Balance, December 31, 1998 ................................           8,574         751,796            86          7,518
Comprehensive income:
  Net income ..............................................               -              -              -              -
    Foreign currency translation, net of tax
      (accumulated amount of ($4,316) at December
      31, 1999) ...........................................               -              -              -              -
    Net unrealized losses on investment securities
      available-for-sale and other financial
      instruments, net of tax (accumulated
      amount of ($8,244) at December 31, 1999) ............               -              -              -              -
    Minimum benefit plan liability adjustment, net
      of tax(accumulated amount of $0 at
      December 31, 1999) ..................................               -              -              -              -

  Other comprehensive income, net of tax
Comprehensive income.......................................
Cash dividends:
  Common--$.28 per share ..................................               -              -              -              -
  Preferred ...............................................               -              -              -              -
Exercise of stock options and other awards ................               -          7,719              -             77
Issuance of common stock, net of issuance costs ...........               -         50,000              -            500
Acquisition and retirement of common stock ................               -         (7,734)             -            (77)
                                                                -----------    -----------    -----------    -----------
Balance, December 31, 1999 ................................           8,574        801,781    $        86    $     8,018
                                                                ===========    ===========    ===========    ===========


                                                                                               Accumulated
                                                                  Additional                     Other          Total
                                                                   Paid-in      Retained      Comprehensive  Stockholders
                                                                   Capital      Earnings          Income        Equity
                                                                ---------------------------------------------------------
Balance, December 31, 1996 ................................     $   599,725    $ 1,088,312    $     8,633    $ 1,704,308
Comprehensive income:
  Net income ..............................................               -        622,500              -        622,500
    Foreign currency translation, net of tax
      (accumulated amount of $2,924 at
      December 31, 1997) ..................................               -              -         (4,986)        (4,986)
  Net unrealized gains on investment securities
    available-for-sale and other financial
    instruments, net of tax (accumulated amount of
    $6,783 at December 31, 1997) ..........................               -              -          6,060          6,060
                                                                                                             -----------
  Other comprehensive income, net of tax ..................                                                        1,074
                                                                                                             -----------
Comprehensive income ......................................                                                      623,574

Cash dividends:
  Common--$.21 per share ..................................               -       (160,417)             -       (160,417)
  Preferred ...............................................               -        (16,394)             -        (16,394)
Exercise of stock options and other awards ................          65,116              -              -         65,211
Acquisition and retirement of common stock ................        (157,351)             -              -       (157,446)
Acquisition and retirement of preferred stock .............         (85,619)        (3,133)             -        (88,786)
                                                                --------------------------------------------------------
Balance, December 31, 1997 ................................         421,871      1,530,868          9,707      1,970,050
Comprehensive income:
  Net income ..............................................               -        776,266              -        776,266
    Foreign currency translation, net of tax
      (accumulated amount of $2,422 at
      December 31, 1998) ..................................               -              -           (502)          (502)
    Net unrealized losses on investment securities
      available-for-sale and other financial
      instruments, net of tax (accumulated  amount
      of $2,160 at December 31, 1998) .....................               -              -         (4,623)        (4,623)
    Minimum benefit plan liability adjustment, net
      of tax (accumulated amount of ($4,575) at
      December 31, 1998) ..................................               -              -         (4,575)        (4,575)
                                                                                                             -----------
  Other comprehensive income, net of tax ..................                                                       (9,700)
                                                                                                             -----------
Comprehensive income ......................................                                                      766,566
Cash dividends:
  Common--$.24 per share ..................................               -       (180,468)             -       (180,468)
  Preferred ...............................................               -        (14,292)             -        (14,292)
Exercise of stock options and other awards ................          96,320              -              -         96,439
Acquisition and retirement of common stock ................        (247,141)             -              -       (247,260)
                                                                --------------------------------------------------------
Balance, December 31, 1998 ................................         271,050      2,112,374              7      2,391,035
Comprehensive income:
  Net income ..............................................               -      1,024,423              -      1,024,423
    Foreign currency translation, net of tax
      (accumulated amount of ($4,316) at December
      31, 1999) ...........................................               -              -         (6,738)        (6,738)
    Net unrealized losses on investment securities
      available-for-sale and other financial
      instruments, net of tax (accumulated
      amount of ($8,244) at December 31, 1999) ............               -              -        (10,404)       (10,404)
    Minimum benefit plan liability adjustment, net
      of tax (accumulated amount of $0 at
      December 31, 1999) ..................................               -              -          4,575          4,575
                                                                                                             -----------
  Other comprehensive income, net of tax ..................                                                      (12,567)
                                                                                                             -----------
Comprehensive income.......................................                                                    1,011,856
Cash dividends:
  Common--$.28 per share ..................................               -       (224,520)             -       (224,520)
  Preferred ...............................................               -        (14,313)             -        (14,313)
Exercise of stock options and other awards ................          72,559              -              -         72,636
Issuance of common stock, net of issuance costs ...........       1,173,586              -              -      1,174,086
Acquisition and retirement of common stock ................        (211,260)             -              -       (211,337)
                                                                -----------    -----------    -----------    -----------
Balance, December 31, 1999 ................................     $ 1,305,935    $ 2,897,964    $   (12,560)   $ 4,199,443
                                                                ===========    ===========    ===========    ===========
------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
                             (dollars in thousands)

YEAR ENDED DECEMBER 31,                                                                     1999              1998           1997

Operating Activities
Net income .....................................................................        $  1,024,423   $    776,266   $    622,500
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for possible credit losses ........................................             408,914        310,039        260,040
   Depreciation, amortization, and accretion ...................................             426,443        256,587        145,957
   (Benefit) provision for deferred income taxes ...............................             (46,604)         6,689         41,349
   Increase in accrued income receivable .......................................             (23,848)       (46,055)       (48,804)
   Increase in accounts receivable from securitizations ........................            (532,490)      (759,725)    (1,058,508)
   Increase in accrued interest payable ........................................              29,789         15,986         30,028
   Decrease (increase) in other operating activities ...........................             122,226        (49,466)       130,103
                                                                                        ------------   ------------   ------------
      Net cash provided by operating activities ................................           1,408,853        510,321        122,665

Investing Activities
Net decrease (increase) in money market instruments ............................           2,035,467     (1,475,150)    (1,209,451)
Proceeds from maturities of investment securities available-for-sale ...........             828,800      2,113,501      8,546,878
Purchases of investment securities available-for-sale ..........................          (1,945,110)    (1,604,699)    (8,947,215)
Proceeds from maturities of investment securities held-to-maturity .............              44,718        215,239        305,206
Purchases of investment securities held-to-maturity ............................            (100,186)       (84,791)       (53,269)
Proceeds from securitization of loans ..........................................          13,287,994     10,681,836     13,172,133
Acquisition of credit card business of PNC Bank, N.A. ..........................          (3,191,786)             -              -
Loan portfolio acquisitions ....................................................          (2,726,633)    (3,654,132)    (1,307,038)
Proceeds from sale of loan portfolios ..........................................             764,263        171,769         34,734
Amortization of securitized loans ..............................................          (5,084,811)    (3,008,978)    (3,637,385)
Net loan originations ..........................................................          (8,616,649)    (7,119,584)    (9,728,725)
Net purchases of premises and equipment ........................................            (235,124)      (214,640)      (660,046)
                                                                                        ------------   ------------   ------------
      Net cash used in investing activities ....................................          (4,939,057)    (3,979,629)    (3,484,178)

Financing Activities
Net increase in money market deposit accounts, noninterest-bearing
 demand deposits, interest-bearing transaction accounts, and savings accounts ..             352,267      1,183,936        485,796
Net increase in time deposits ..................................................           2,955,446      1,309,891      2,275,731
Net (decrease) increase in short-term borrowings ...............................            (192,191)     1,038,572       (500,764)
Proceeds from issuance of long-term debt and bank notes ........................             891,495        876,126      1,803,231
Maturity of long-term debt and bank notes ......................................          (1,134,257)      (424,677)      (312,770)
Acquisition and retirement of preferred stock ..................................                   -              -        (52,483)
Proceeds from exercise of stock options and other awards .......................              27,932         42,454         31,948
Acquisition and retirement of common stock .....................................            (211,337)      (247,260)      (157,446)
Proceeds from issuance of common stock .........................................           1,174,086              -              -
Dividends paid .................................................................            (227,733)      (189,916)      (173,729)
                                                                                        ------------   ------------   ------------
      Net cash provided by financing activities ................................           3,635,708      3,589,126      3,399,514
                                                                                        ------------   ------------   ------------
Increase in Cash and Cash Equivalents ..........................................             105,504        119,818         38,001
Cash and cash equivalents at beginning of year .................................             382,882        263,064        225,063
                                                                                        ------------   ------------   ------------
Cash and cash equivalents at end of year........................................        $    488,386   $    382,882   $    263,064
                                                                                        ============   ============    ===========

Supplemental Disclosures
Interest expense paid...........................................................        $  1,295,597   $  1,207,603   $    988,675
                                                                                        ============   ============    ===========
Income taxes paid...............................................................        $    610,806   $    406,191   $    224,840
                                                                                        ============   ============    ===========
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE A: SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.


BUSINESS

MBNA Corporation ("the Corporation") is a registered bank holding company, incorporated under the laws of Maryland. It is the parent company of MBNA America Bank, N.A. ("the Bank"), a national bank and the Corporation's principal subsidiary. The Bank has two wholly owned foreign bank subsidiaries, MBNA International Bank Limited ("MBNA Europe") located in the United Kingdom and MBNA Canada Bank ("MBNA Canada") located in Canada. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of affinity credit cards, marketed primarily to members of associations and Customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers insurance and deposit products.


BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States that require the Corporation's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.


PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include, after intercompany elimination, the accounts of all subsidiaries of the Corporation, all of which are wholly owned. For purposes of comparability, certain prior year amounts have been reclassified.


FOREIGN ACTIVITIES

The Corporation's foreign activities are primarily performed through the Bank's two foreign bank subsidiaries, MBNA Europe and MBNA Canada. The Bank also has a foreign branch office in the Grand Cayman Islands.

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

INVESTMENT SECURITIES

Investment securities available-for-sale are recorded at market value with unrealized gains and losses, net of tax, reported as a component of comprehensive income included in stockholders' equity. Investment securities held-to-maturity are reported at cost (adjusted for amortization of premiums and accretion of discounts). The Corporation does not hold investment securities for trading purposes. Realized gains and losses and other-than-temporary impairments related to investment securities are determined using the specific identification method and are reported in other operating income as gains or losses on investment securities.

LOANS HELD FOR SECURITIZATION

Loans held for securitization are the lesser of loans eligible for securitization or sale, or loans that management intends to securitize or sell within one year. Also included are loan receivables in which certain affinity groups or financial institutions have the contractual right to acquire the loans from the Corporation at fair value after a stated contractual period of time. These loans are carried at the lower of aggregate cost or market value.

INTEREST INCOME ON LOANS

Interest income is recognized based upon the principal amount of loans outstanding. Interest income is generally recognized until the loan is charged off. The accrued interest portion of the charged-off loan balance is deducted from current period interest income, while the principal balance is charged off against the reserve for possible credit losses.

CREDIT CARD FEES AND COSTS

Credit card fees include annual, late, overlimit, returned check, cash advance, and other miscellaneous fees. These fees are assessed according to agreements with the Corporation's credit card Customers. Accrued credit card fees previously recognized on charged-off accounts are deducted from current period credit card fee income.

Annual credit card fees and incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which they pertain. The Corporation does not charge an annual credit card fee during the first year the account is originated, while incremental direct loan origination costs are deferred only in the first year. These costs are included in prepaid expenses and deferred charges. At December 31, 1999 and 1998, the incremental direct loan origination costs deferred were $41.6 million and $42.4 million, respectively.

LOAN RECEIVABLE FRAUD LOSSES

The Corporation incurs loan receivable fraud losses from the unauthorized use of Customer accounts and counterfeiting. These fraudulent transactions, when identified, are reclassified to other assets from loans and reduced to estimated net recoverable values through a charge to operating expense. The remaining net recoverable values are generally charged off after four months (sooner if the collectibility of the account is no longer assured).

-------------------------------------------------------------------------------

RESERVE FOR POSSIBLE CREDIT LOSSES

The Corporation makes certain estimates and assumptions that affect the determination of the reserve for possible credit losses. The loan portfolio is regularly reviewed to determine an appropriate reserve for possible credit losses based upon the impact of economic conditions on the borrowers' ability to repay, past collection experience, the risk characteristics of the portfolio, and other factors. Significant changes in these factors could impact the appropriate reserve for possible credit losses. A provision is charged to operating expense to maintain the reserve at an appropriate level. The Corporation's policy is generally to charge off accounts when they become 180 days contractually past due. The Corporation records acquired reserves for current period loan acquisitions. The reserve for possible credit losses is a general allowance applicable to the Corporation's loan portfolio and does not include an allocation for credit risk related to securitized loans. Losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements, and reduce securitization income rather than the reserve for possible credit losses.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization, computed principally by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are included in operating expense, while the cost of improvements is capitalized.

PREPAID EXPENSES AND DEFERRED CHARGES

The principal components of prepaid expenses and deferred charges include direct loan origination costs, royalties advanced to the Corporation's affinity groups and financial institutions, and commissions paid on brokered certificates of deposit. These costs are deferred and amortized over the period the Corporation receives a benefit or the remaining term of the liability.

INTERCHANGE

Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International and Visa International. The Corporation recognizes interchange income as earned.

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

FOREIGN EXCHANGE SWAP AGREEMENTS

The Corporation enters into foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk primarily related to activity associated with its foreign bank subsidiaries. Foreign exchange swap agreements are agreements to exchange principal amounts of different currencies, usually at a prevailing exchange rate. When the agreement matures, the underlying principal or notional amount will be reexchanged at the agreed-upon exchange rate. These foreign exchange swap agreements are marked to market with any unrealized gains or losses recognized in other operating income. The Corporation does not hold or issue foreign exchange swap agreements for trading purposes.

FORWARD EXCHANGE CONTRACTS

The Corporation enters into forward exchange contracts to reduce its exposure to foreign currency exchange rate risk primarily related to activity associated with its foreign bank subsidiaries. Forward exchange contracts are commitments to buy or sell foreign currency at a future date for a contracted price. These off-balance-sheet financial instruments may expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitations as the Corporation's on-balance-sheet financial instruments. The premium paid or received for these contracts is amortized over the life of the agreement to other operating income. For contracts to effectively hedge foreign currency exchange risk, they must reduce the Corporation's sensitivity to foreign currency exchange rate risk. For contracts that are designated and effective as hedges of its net investment in the Bank's foreign subsidiaries, gains and losses are deferred and reported in stockholders' equity, net of tax, as an offset to translation gains and losses. Contracts, or portions thereof, that are not effective as hedges are marked to market with any gains or losses recognized in other operating income. The Corporation only has forward exchange contracts that are designated and effective as hedges. The Corporation does not hold or issue forward exchange contracts for trading purposes. For any contracts that are terminated early, the remaining premium or discount is immediately recognized in other operating income.

The Corporation can also enter into forward exchange contracts to reduce its exposure to foreign currency exchange rate risk related to its deposits. The contracts are marked to market with gains or losses recognized in other operating income.

-------------------------------------------------------------------------------

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

INTANGIBLE ASSETS

Intangible assets, including the value of acquired Customer accounts and goodwill, are amortized over the periods the Corporation receives a benefit, not exceeding fifteen years. The Corporation amortizes its intangible assets generally using the straight-line method or may use an accelerated method in order to better match the expected future cash flows from the use of the asset. Intangible assets, which are included in other assets, had a net book value of $1.6 billion and $671.4 million at December 31, 1999 and 1998, respectively. The increase in intangible assets in 1999 is a result of the acquisition of the credit card business of PNC Bank, N.A. ("PNC"), the credit card loan portfolio of SunTrust Banks, and other loan portfolios. The Corporation had accumulated amortization related to its intangible assets of $314.3 million and $144.1 million at December 31, 1999 and 1998, respectively.

The Corporation periodically reviews the carrying value of its intangible assets for impairment. The intangible assets are carried at the lower of net book value or fair value, with the fair value determined by discounting the expected future cash flows from the use of the asset, using an appropriate discount rate. The Corporation performs this valuation based on the size and nature of the intangible asset. For intangible assets that are not considered material, the Corporation performs this calculation by grouping the assets by year of acquisition. The Corporation makes certain estimates and assumptions that affect the determination of the fair value of the intangible assets. Significant changes in these factors could impact the amortization of the Corporation's intangible assets.

CREDIT CARD BUSINESS ACQUISITION

On March 28, 1999, the Bank acquired the credit card business of PNC for approximately $3.2 billion. The acquisition, accounted for as a purchase, included $2.7 billion of credit card loan receivables. The Bank funded the acquisition from the proceeds of the issuance of shares of common stock by the Corporation in January 1999, from securitization of credit card loan receivables, and from the proceeds of maturing money market investments.

NEW ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. In June 1999, Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("Statement No. 137"), was issued and extends the effective date for Statement No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. Based on the Corporation's current level of derivative and hedging activities, the implementation of Statement No. 133, as amended by Statement No. 137, should not have a material impact on the Corporation's consolidated financial statements.

In February 1999, the Federal Financial Institutions Examination Council published a revised policy statement on the classification of consumer loans. The revised policy establishes uniform guidelines for the charge-off of loans to delinquent, bankrupt, and deceased borrowers, for charge-off of fraudulent accounts, and for re-aging, extending, deferring or rewriting delinquent accounts. The guidelines must be implemented by December 31, 2000. The Corporation expects to complete and implement the guidelines prior to or on December 31, 2000. The Corporation will accelerate charge-off of some delinquent loans when it implements the guidelines, and does not expect implementation to have a material impact on the Corporation's consolidated statement of income for the year ended December 31, 2000.

NOTE B: EARNINGS PER COMMON SHARE

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

-------------------------------------------------------------------------------

COMPUTATION OF EARNINGS PER COMMON SHARE

(dollars in thousands, except per share amounts)

YEAR ENDED DECEMBER 31,                                                                     1999           1998           1997
Basic
Net income .........................................................................    $  1,024,423   $    776,266   $    622,500
Less: preferred stock dividend requirements ........................................          14,313         14,292         19,527
                                                                                        ------------   ------------   ------------
Net income applicable to common stock ..............................................    $  1,010,110   $    761,974   $    602,973
                                                                                        ============   ============    ===========
Weighted average common shares outstanding (000) ...................................         801,020        751,856        751,837
                                                                                        ============   ============    ===========
Earnings per common share ..........................................................    $       1.26   $       1.01   $        .80
                                                                                        ============   ============    ===========
Diluted
Net income .........................................................................    $  1,024,423   $    776,266   $    622,500
Less: preferred stock dividend requirements ........................................          14,313         14,292         19,527
                                                                                        ------------   ------------   ------------
Net income applicable to common stock ..............................................    $  1,010,110   $    761,974   $    602,973
                                                                                        ============   ============    ===========
Weighted average common shares outstanding (000) ...................................         801,020        751,856        751,837
Net effect of dilutive stock options--based on the treasury stock method using
 average market price (000) ........................................................          36,063         37,565         37,964
                                                                                        ------------   ------------   ------------
Weighted average common shares outstanding and common stock equivalents (000) ......         837,083        789,421        789,801
                                                                                        ============   ============    ===========
Earnings per common share--assuming dilution .......................................    $       1.21   $        .97   $        .76
                                                                                        ============   ============    ===========
----------------------------------------------------------------------------------------------------------------------------------

There were 9,762,000 stock options with an average option price of $26.86 per share outstanding at December 31, 1999, which were not included in the computation of earnings per common share--assuming dilution for 1999 as a result of the stock options' exercise price being greater than the average market price of the common shares. These stock options expire in 2009.

NOTE C: GEOGRAPHIC DIVERSIFICATION OF LOANS

The Corporation originates credit card and other consumer loans, primarily throughout the United States, the United Kingdom, and Canada. The table below details the geographic distribution of the Corporation's loan receivables, securitized loans, and managed loans. Credit card and other consumer loans originated in the United States are broadly distributed throughout the United States' geographic regions. Credit card and other consumer loans issued by MBNA Europe are primarily located in the United Kingdom, while MBNA Canada issues credit card loans in Canada.

The Corporation's loans are generally made on an unsecured basis after reviewing each potential Customer's credit application and evaluating the applicant's financial history and ability and willingness to repay. The maximum credit line to individual credit card Customers is generally $100,000, the average line is $11,100, and the average balance outstanding per account is $3,400 at December 31, 1999.

GEOGRAPHIC DISTRIBUTION OF LOAN RECEIVABLES, SECURITIZED LOANS, AND MANAGED LOANS

(dollars in thousands)

                                             LOAN RECEIVABLES              SECURITIZED LOANS              MANAGED LOANS
December 31, 1999
United States:
   Northern .....................      $ 1,895,220           10.7%   $ 6,885,785           12.6%   $ 8,781,005           12.1%
   Mid-Atlantic .................        2,768,038           15.7      8,151,305           14.9     10,919,343           15.1
   Southern .....................        3,216,351           18.2      8,328,543           15.3     11,544,894           16.0
   Central ......................        2,502,055           14.2      8,905,188           16.3     11,407,243           15.8
   Western ......................        2,788,430           15.8      9,997,587           18.3     12,786,017           17.7
   Southwestern .................        1,899,273           10.7      7,459,175           13.7      9,358,448           12.9
United Kingdom ..................        2,058,872           11.7      4,229,987            7.7      6,288,859            8.7
Canada ..........................          383,737            2.2        522,715            1.0        906,452            1.3
Other ...........................          151,733             .8        111,519             .2        263,252             .4
                                       -----------    -----------    -----------    -----------    -----------    -----------
       Total ....................      $17,663,709          100.0%   $54,591,804          100.0%   $72,255,513          100.0%
                                       ===========    ===========    ===========    ===========    ===========    ===========

December 31, 1998
United States:
   Northern .....................      $ 1,547,570           11.5%   $ 5,823,424           12.6%   $ 7,370,994           12.4%
   Mid-Atlantic .................        1,917,398           14.2      6,823,748           14.8      8,741,146           14.6
   Southern .....................        1,995,097           14.8      7,149,923           15.5      9,145,020           15.3
   Central ......................        2,007,707           14.9      7,340,829           15.9      9,348,536           15.7
   Western ......................        2,659,009           19.7      8,974,906           19.4     11,633,915           19.5
   Southwestern .................        1,824,832           13.6      6,536,971           14.2      8,361,803           14.0
United Kingdom ..................        1,247,682            9.3      3,262,905            7.1      4,510,587            7.6
Canada ..........................          241,317            1.8        162,589             .3        403,906             .7
Other ...........................           27,755             .2         97,444             .2        125,199             .2
                                       -----------    -----------    -----------    -----------    -----------    -----------
       Total ....................      $13,468,367          100.0%   $46,172,739          100.0%   $59,641,106          100.0%
                                       ===========    ===========    ===========    ===========    ===========    ===========
------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

NOTE D: INVESTMENT SECURITIES

SUMMARY OF INVESTMENT SECURITIES
(dollars in thousands)

                                                                                            GROSS          GROSS
                                                                           AMORTIZED     UNREALIZED     UNREALIZED        MARKET
                                                                             COST           GAINS          LOSSES         VALUE
December 31, 1999
Investment securities available-for-sale:
   U.S. Treasury and other U.S. government agencies obligations .....     $ 1,593,232    $         -    $   (15,880)   $ 1,577,352
   State and political subdivisions of the United States ............          97,792              -             (1)        97,791
   Asset-backed and other securities ................................       1,081,281            149         (3,910)     1,077,520
                                                                          -----------    -----------    -----------    -----------
     Total investment securities available-for-sale .................     $ 2,772,305    $       149    $   (19,791)   $ 2,752,663
                                                                          ===========    ===========    ===========    ===========
Investment securities held-to-maturity:
   U.S. Treasury and other U.S. government agencies obligations .....     $   248,652    $         -    $   (28,086)   $   220,566
   State and political subdivisions of the United States ............           6,163             33           (720)         5,476
   Asset-backed and other securities ................................          38,826              -            (36)        38,790
                                                                          -----------    -----------    -----------    -----------
     Total investment securities held-to-maturity ...................     $   293,641    $        33    $   (28,842)   $   264,832
                                                                          ===========    ===========    ===========    ===========

December 31, 1998
Investment securities available-for-sale:
   U.S. Treasury and other U.S. government agencies obligations......      $  526,192    $     1,340    $       (48)   $   527,484
   State and political subdivisions of the United States ............          89,529             40              -         89,569
   Asset-backed and other securities ................................       1,050,402            189         (3,940)     1,046,651
                                                                          -----------    -----------    -----------    -----------
     Total investment securities available-for-sale .................     $ 1,666,123    $     1,569    $    (3,988)   $ 1,663,704
                                                                          ===========    ===========    ===========    ===========
Investment securities held-to-maturity:
   U.S. Treasury and other U.S. government agencies obligations .....     $   194,418    $       412    $    (5,189)   $   189,641
   State and political subdivisions of the United States ............           2,685            255              -          2,940
   Asset-backed and other securities ................................          18,917              -            (25)        18,892
                                                                          ===========    ===========    ===========    ===========
     Total investment securities held-to-maturity ...................     $   216,020    $       667    $    (5,214)   $   211,473
                                                                          ===========    ===========    ===========    ===========

December 31, 1997
Investment securities available-for-sale:
   U.S. Treasury and other U.S. government agencies obligations .....     $ 1,074,179    $     1,371    $      (170)   $ 1,075,380
   State and political subdivisions of the United States ............          91,282             48            (14)        91,316
   Asset-backed and other securities ................................         995,408            720           (360)       995,768
                                                                          -----------    -----------    -----------    -----------
     Total investment securities available-for-sale .................     $ 2,160,869    $     2,139    $      (544)   $ 2,162,464
                                                                          ===========    ===========    ===========    ===========
Investment securities held-to-maturity:
   U.S. Treasury and other U.S. government agencies obligations .....     $   285,747    $       105    $    (4,142)   $   281,710
   State and political subdivisions of the United States ............           1,628            105           (265)         1,468
   Asset-backed and other securities ................................          58,805             97           (212)        58,690
                                                                          -----------    -----------    -----------    -----------
     Total investment securities held-to-maturity ...................     $   346,180    $       307    $    (4,619)   $   341,868
                                                                          ===========    ===========    ===========    ===========
----------------------------------------------------------------------------------------------------------------------------------

ESTIMATED MATURITIES OF INVESTMENT SECURITIES
(dollars in thousands)
                                                                           AMORTIZED        MARKET
 DECEMBER 31, 1999                                                           COST           VALUE

Investment Securities Available-for-Sale
   Due within one year ..............................................     $   806,256    $   803,221
   Due after one year through five years ............................       1,918,014      1,901,622
   Due after five years through ten years ...........................          36,460         36,293
   Due after ten years ..............................................          11,575         11,527
                                                                          -----------    -----------
     Total investment securities available-for-sale .................     $ 2,772,305    $ 2,752,663
                                                                          ===========    ===========
Investment Securities Held-to-Maturity
   Due within one year ..............................................     $        95    $        95
   Due after one year through five years ............................          13,113         13,074
   Due after five years through ten years ...........................               -              -
   Due after ten years ..............................................         280,433        251,663
                                                                          -----------    -----------
     Total investment securities held-to-maturity ...................     $   293,641    $   264,832
                                                                          ===========    ===========
----------------------------------------------------------------------------------------------------

The Corporation did not sell any investment securities during 1999, 1998, and 1997. The Corporation has pledged investment securities with a book value of $767.9 million at December 31, 1999. These investment securities are pledged at the Federal Reserve Bank as part of the Corporation's funding plans related to its Year 2000 readiness planning. No investment securities were pledged by the Corporation at December 31, 1998.

-------------------------------------------------------------------------------

NOTE E: RESERVE FOR POSSIBLE CREDIT LOSSES

 CHANGES IN THE RESERVE FOR POSSIBLE CREDIT LOSSES
 (dollars in thousands)

DECEMBER 31,                                                                                1999           1998           1997
Reserve for possible credit losses,
  beginning of year .................................................................   $    216,911   $    162,476   $    118,427
    Reserves acquired ...............................................................        109,757         29,932          7,975
    Provision for possible credit losses ............................................        408,914        310,039        260,040
    Foreign currency translation ....................................................            (96)          (125)          (203)
    Credit losses ...................................................................       (567,929)      (440,113)      (359,542)
    Recoveries.................... ..................................................        188,402        154,702        135,779
                                                                                        ------------   ------------   ------------
      Net credit losses .............................................................       (379,527)      (285,411)      (223,763)
                                                                                        ------------   ------------   ------------
Reserve for possible credit losses,
  end of year .......................................................................   $    355,959   $    216,911   $    162,476
                                                                                        ============   ============    ===========
----------------------------------------------------------------------------------------------------------------------------------

NOTE F: PREMISES AND EQUIPMENT

Depreciation expense for the years ended December 31, 1999, 1998, and 1997, was $183.9 million, $172.3 million, and $124.6 million, respectively.

SUMMARY OF PREMISES AND EQUIPMENT
(dollars in thousands)

DECEMBER 31,                                            1999                1998
Land..........................................   $        159,955    $      148,118
Buildings and improvements....................          1,429,825         1,323,301
Furniture and equipment.......................            773,533           676,838
                                                 ----------------    --------------
    Total ....................................          2,363,313         2,148,257
Accumulated depreciation and amortization ....           (703,867)         (530,661)
                                                 ----------------    --------------
    Premises and equipment, net ..............   $      1,659,446    $    1,617,596
                                                 ================    ==============
------------------------------------------------------------------------------------

The Corporation leases certain office facilities and equipment under operating lease agreements that provide for payment of property taxes, insurance, and maintenance costs. These leases generally include renewal options, with certain leases providing purchase options. Rental expense for operating leases was $33.0 million, $33.1 million, and $31.3 million, for the years ended December 31, 1999, 1998, and 1997, respectively.

FUTURE MINIMUM RENTAL PAYMENTS UNDER NONCANCELABLE OPERATING LEASES
(dollars in thousands)

2000...............................................  $        26,174
2001...............................................           18,040
2002...............................................           12,574
2003...............................................            7,111
2004...............................................            4,962
Thereafter.........................................            2,189
                                                     ---------------
     Total minimum lease payments .................  $        71,050
                                                     ===============

NOTE G: SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under repurchase agreements are overnight borrowings that generally mature within one business day of the transaction date. Other short-term borrowings consist primarily of federal funds purchased that mature in more than one business day, short-term bank notes issued from the global bank note program established by the Bank, short-term deposit notes issued by MBNA Canada, and other transactions with maturities greater than one business day but less than one year.

Included in short-term borrowings for December 31, 1999 and 1998, is an outstanding $275.0 million receivables financing facility entered into during 1998 which was renewed in 1999. This receivables financing facility was used by the Corporation to fund an acquisition of loan receivables. Loan receivables in the amount of $417.6 million at December 31, 1999, and $387.4 million at December 31, 1998, are subject to a lien by the provider of the facility.

The short-term deposit notes issued by MBNA Canada are unconditionally and irrevocably guaranteed as to payment of principal and interest by the Bank.

SUMMARY OF SHORT-TERM BORROWINGS
(dollars in thousands)

YEAR ENDED DECEMBER 31,                                                                         1999           1998           1997
Federal Funds Purchased and Securities Sold Under Repurchase Agreements
Balance at year end..................................................................... $   195,000    $         -    $         -
Weighted average interest rate at year end..............................................        6.96%             -%             -%
Average amount outstanding during the year.............................................. $    16,832    $    54,426    $    16,712
Maximum amount outstanding at any month end.............................................     195,000        410,000        297,000
Weighted average interest rate during the year..........................................        4.91%          5.66%          5.59%

Other Short-Term Borrowings
Balance at year end..................................................................... $   844,004    $ 1,231,195    $   192,623
Weighted average interest rate at year end..............................................        5.95%          5.13%          7.53%
Average amount outstanding during the year.............................................. $   647,544    $   394,076    $   321,443
Maximum amount outstanding at any month end.............................................   1,007,165      1,231,195        646,529
Weighted average interest rate during the year..........................................        5.48%          5.83%          5.86%
-----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

NOTE H: LONG-TERM DEBT AND BANK NOTES

Long-term debt and bank notes consist of borrowings having an original maturity of one year or more.

SUMMARY OF LONG-TERM DEBT AND BANK NOTES
(dollars in thousands)

DECEMBER 31,                                                                                           1999                1998

Parent Company
67/8 % Senior Notes, maturing in 2005...................................                           $    99,497         $   249,226
Fixed-Rate Senior Medium-Term Notes, with a weighted average interest rate of 6.49% and 6.61%, respectively, maturing in varying amounts
 from 2000 through 2004.................................................                               553,693             625,604
Floating-Rate Senior Medium-Term Notes, maturing in varying amounts
 from 2000 through 2003.................................................                               815,739           1,183,146
                                                                                                   -----------         -----------
     Total parent company...............................................                             1,468,929           2,057,976
Subsidiaries
Fixed-Rate Bank Notes, with a weighted average interest rate of 6.76%
 and 6.80%, respectively, maturing in varying amounts from 2000
 through 2005...........................................................                               885,689             770,767
Floating-Rate Bank Notes, maturing in varying amounts from 2000
 through 2004...........................................................                             1,491,823           1,815,244
Fixed-Rate Bilateral Credit Facility, with an interest rate of 7.29%,
 maturing in varying amounts in 2000 and 2001...........................                                 2,784               6,204
Fixed-Rate Bilateral Credit Facility, with an interest rate of
 7.2033%, maturing in 2000..............................................                                16,157              16,636
Floating-Rate Bilateral Credit Facility, maturing in 2001                                               16,157              16,636
Fixed-Rate Syndicated Credit Facility, with an interest rate of
 7.645%, maturing in 2001..............................................                                121,178             124,770
Fixed-Rate Medium-Term Deposit Notes, with a weighted average interest rate of 6.17% and 6.35%, respectively, maturing in varying amounts
 from 2001 through 2004.................................................                               120,262              65,615
Floating-Rate Medium-Term Deposit Notes, maturing in varying amounts
 from 2001 through 2004.................................................                                78,931                   -
Floating-Rate Euro Medium-Term Notes, maturing in varying amounts in
 2002 and 2003..........................................................                               442,145                   -
7.25% Subordinated Notes, maturing in 2002..............................                               199,077             198,789
6.75% Subordinated Notes, maturing in 2008..............................                               247,640             247,392
Subordinated Guaranteed Floating-Rate Notes, maturing in 2005...........                                54,805              55,772
Guaranteed Preferred Beneficial Interests in Corporation's Junior
 Subordinated Deferrable Interest Debentures, series A, with an
 interest rate of 8.278%, maturing in 2026..............................                               250,000             250,000
Guaranteed Preferred Beneficial Interests in Corporation's Junior
 Subordinated Deferrable Interest Debentures, series B, with an interest rate equal to 80 basis points above the three-month London
 Interbank Offered Rate, maturing in 2027..............................                                277,000             276,921
Guaranteed Preferred Beneficial Interests in Corporation's Junior
 Subordinated Deferrable Interest Debentures, series C, with an
 interest rate of 8.25%, maturing in 2027...............................                                36,303              36,303
                                                                                                   -----------         -----------
     Long-term debt and bank notes......................................                           $ 5,708,880         $ 5,939,025
                                                                                                   ===========         ===========
----------------------------------------------------------------------------------------------------------------------------------

6 7/8% SENIOR NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. Interest on the 67/8% Senior Notes is payable semiannually. These notes may not be redeemed prior to their stated maturity.


SENIOR MEDIUM-TERM NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. The Corporation has $555.0 million of Fixed-Rate Senior Medium-Term Notes outstanding, with rates ranging from 5.97% to 7.125%. Interest on the Fixed-Rate Senior Medium-Term Notes is payable semiannually. The Corporation also has $817.0 million of Floating-Rate Senior Medium-Term Notes outstanding. These Floating-Rate Senior Medium-Term Notes are priced between 30 basis points and 66 basis points over the three-month London Interbank Offered Rate (LIBOR). Interest on the Floating-Rate Senior Medium-Term Notes is payable quarterly. At December 31, 1999, the three-month LIBOR is 6.00%.


BANK NOTES

The Bank Notes are direct, unconditional, unsecured obligations of the Bank, and are not subordinated to any other obligations of the Bank. The Bank has $888.2 million outstanding of Fixed-Rate Bank Notes, with rates ranging from 5.96% to 7.76%. Interest is payable semiannually. The Bank also has $1.5 billion outstanding of Floating-Rate Bank Notes, with rates priced between 15 basis points and 50 basis points over the three-month LIBOR. Interest is payable quarterly.


BILATERAL CREDIT FACILITIES

These facilities are direct, unsecured obligations of MBNA Europe, and are not subordinated to any other obligations of MBNA Europe. At December 31, 1999, MBNA Europe has fixed-rate facilities totaling Pound Sterling 11.7 million (approximately $18.9 million) outstanding with interest payable monthly. MBNA Europe also has a Pound Sterling 10.0 million (approximately $16.2 million) floating-rate facility outstanding at December 31, 1999. This draw is priced at
17.5 basis points above the three-month Sterling LIBOR and is payable semiannually. At December 31, 1999, the three-month Sterling LIBOR is 6.08%.


SYNDICATED CREDIT FACILITY

The syndicated credit facility is an unsecured obligation of MBNA Europe and is not subordinated to any other obligation of MBNA Europe. Interest is payable quarterly.

MEDIUM-TERM DEPOSIT NOTES

These notes are direct, unconditional, unsecured obligations of MBNA Canada and are not subordinated to any other obligation of MBNA Canada. At December 31, 1999, MBNA Canada has CAD$175.1 million (approximately $120.5 million) Fixed-Rate Medium-Term Deposit Notes outstanding with interest payable semiannually. MBNA Canada also has CAD$115.0 million (approximately $79.2 million) of Floating-Rate Medium-Term Deposit Notes outstanding at December 31, 1999. These Floating-Rate Medium-Term Deposit Notes are priced between 58 basis points and 73 basis points over the ninety-day Bankers Acceptance Rate and are payable quarterly. The Medium-Term Deposit Notes are

-------------------------------------------------------------------------------

unconditionally guaranteed as to payment of principal and interest by the Bank, and are not redeemable prior to their stated maturity. At December 31, 1999, the ninety-day Bankers Acceptance Rate is 5.10%.


EURO MEDIUM-TERM NOTES

The Euro Medium-Term Notes are unsecured obligations of MBNA Europe. These notes are unconditionally and irrevocably guaranteed in respect to all payments by the Bank. MBNA Europe has Pound Sterling 165.0 million (approximately $266.6 million) of Floating-Rate Euro Medium-Term Notes outstanding at December 31, 1999, with interest priced between 37.5 basis points and 55 basis points over the three-month sterling LIBOR, and EUR165.5 million (approximately $166.2 million) of Floating-Rate Euro Medium-Term Notes outstanding at December 31, 1999, with interest priced between 47 basis points and 55 basis points over the three-month Euro Interbank Offered Rate (EURIBOR). MBNA Europe also has $10.0 million of Floating-Rate Euro Medium-Term Notes denominated in U.S. dollars outstanding at December 31, 1999 with interest priced at 45 basis points over the six-month LIBOR. These Euro Medium-Term Notes were issued during 1999 and interest is payable quarterly or semiannually depending upon the issuance. At December 31, 1999, the three-month EURIBOR is 3.34% and the six-month LIBOR is 6.13%.


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


SUBORDINATED GUARANTEED FLOATING-RATE NOTES

MBNA Europe has Pound Sterling 34.0 million (approximately $54.9 million) of Subordinated Guaranteed Floating-Rate Notes outstanding. Interest on these notes is priced between 100 basis points and 145 basis points over the three-month Sterling LIBOR for the first five years, with a 50 basis point increase for the last five years. These notes were issued by MBNA Europe in 1995 and are unsecured. Interest on these notes is payable quarterly or semiannually. The Subordinated Guaranteed Floating-Rate Notes are redeemable, in whole or in part, at their principal amount in or after May 2000, at the option of MBNA Europe, subject, if required, to the prior consent of the Financial Services Authority.

The Subordinated Guaranteed Floating-Rate Notes are unconditionally and irrevocably guaranteed on a subordinated basis by the Bank. The obligations of the Bank, under this guarantee, also constitute unsecured obligations, subordinated to the claims of all senior creditors of the Bank.


GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S
JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation, through MBNA Capital A, MBNA Capital B, and MBNA Capital C, each a statutory business trust created under the laws of the State of Delaware, issued capital securities and common securities: series A, series B, and series C, respectively. The series capital securities are presented as "guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures" in the summary of long-term debt and bank notes. The Corporation is the owner of all the beneficial ownership interests represented by the common securities of the trusts. The trusts exist for the sole purpose of issuing the series capital securities and the series common securities and investing the proceeds in junior subordinated deferrable interest debentures issued by the Corporation. For financial reporting purposes, the trusts are treated as wholly owned subsidiaries of the Corporation.

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

-------------------------------------------------------------------------------

MINIMUM ANNUAL MATURITIES OF LONG-TERM DEBT AND BANK NOTES
(dollars in thousands)
                                                        MBNA
                                         PARENT    CORPORATION AND
                                         COMPANY    SUBSIDIARIES

2000..................................  $ 367,000    $1,033,075
2001..................................    241,000       939,933
2002..................................    345,000     1,544,723
2003..................................    384,000       770,832
2004..................................     35,000       444,424
------------------------------------------------------------------

Deposit liabilities have priority over the claims of other unsecured creditors of the Bank, including the holders of obligations, such as bank notes, in the event of liquidation.

Original issue discount and deferred issuance costs are amortized over the terms of the related debt issuances.

The Corporation uses interest rate swap agreements to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to better match the rate sensitivity of the Corporation's assets. The Corporation also uses foreign exchange swap agreements to reduce its foreign currency exchange risk on a portion of long-term debt and bank notes issued by MBNA Europe.

NOTE I: ASSET SECURITIZATION

Asset securitization involves the sale, generally to a trust, of a pool of loan receivables, and is accomplished primarily through the public and private issuance of asset-backed securities. Certificates representing undivided interests in the trust are sold by the trust to investors, while the remaining undivided interest is retained by the Corporation. The Corporation includes the remaining undivided interest in loan receivables and had $8.0 billion and $7.6 billion of such amounts outstanding at December 31, 1999 and 1998, respectively. The carrying value of these loan receivables approximates fair value. The senior classes of the asset-backed securities receive a AAA credit rating at the time of issuance. This AAA credit rating is generally achieved through the sale of lower-rated subordinated classes of asset-backed securities.

In accordance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement No. 125"), gains are recognized in securitization income at the time of initial sale and each subsequent sale of loan receivables in an asset securitization. The Corporation recognizes the gain from securitized loans in securitization income on the Corporation's consolidated statements of income and includes the related receivable in accounts receivable from securitizations on the consolidated statements of financial condition at the time of sale. The related receivable represents the contractual right to receive interest and other cash flows from the trust and is reported at market value with unrealized gains and losses, net of tax, included as a component of stockholders' equity. At December 31, 1999 and 1998, the amount of the receivable was $579.1 million and $497.0 million, respectively. Transaction costs incurred by the Corporation are immediately recognized as a reduction to the gain recorded from the asset securitization transaction. Securitization income also includes the other fees received by the Corporation for the servicing of securitized loans.

The Corporation uses certain assumptions and estimates in determining the gain recognized at the time of initial sale and each subsequent sale in accordance with Statement No. 125. These assumptions and estimates include projections concerning the annual percentage rates charged to Customers, charge-off experience, loan repayment rates, the cost of funds, and discount rates commensurate with the risks involved. Based on these assumptions and estimates, the incremental net change recognized by the Corporation in securitization income was a $23.3 million increase in 1999, a $17.9 million increase in 1998, and a $325.1 million increase in 1997. These assumptions are reviewed periodically by the Corporation. If these assumptions change, the related receivable and securitization income would be affected.

Proceeds from securitization transactions were approximately $13.3 billion, $10.7 billion, and $13.2 billion in 1999, 1998, and 1997, respectively. At December 31, 1999 and 1998, approximately $53.5 billion and $45.3 billion, respectively, of investor principal (face value) remained outstanding.

Included in accounts receivable from securitizations in the consolidated statements of financial condition at December 31, 1999 and 1998, were $417.9 million and $294.8 million, respectively, of receivables subject to a lien by the providers of the credit enhancement facility for individual securitizations. The providers of the credit enhancement have no other recourse to the Corporation. The Corporation does not receive collateral from any party to the securitization, and the Corporation does not have any risk of counterparty nonperformance.

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

The Corporation increased the discount rate used to value its projected benefit obligation for both the pension and SERP plans in 1999 to reflect the current rate environment. The change in assumptions will not have a material impact on the Corporation's consolidated financial statements for 2000.

In 1998, the Corporation lowered the discount rate used to value its projected benefit obligation for both the pension and SERP plans to reflect the then current rate environment. This change in assumption did not have a material impact on the Corporation's consolidated financial statements for 1999.

The following table illustrates the combined financial information of the two employee benefit plans.

--------------------------------------------------------------------------------

BENEFIT PLAN FINANCIAL INFORMATION
(dollars in thousands)

-------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                   1999              1998
-------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Net benefit obligation, beginning of year..........   $    212,158      $    157,468
   Service cost--benefits earned during the year...         36,481            23,151
   Interest cost on projected benefit obligation...         16,554            11,937
   Actuarial (gain) loss...........................        (60,978)           18,130
   Plan amendments.................................          8,747             2,594
   Gross benefits paid.............................         (2,744)           (1,122)
                                                      ------------      ------------
Net benefit obligation, end of year................   $    210,218      $    212,158
                                                      ============      ============

CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year.......   $    139,874      $    108,737
   Actual return on plan assets ...................         31,728            11,242
   Employer contributions..........................         31,429            21,017
   Gross benefits paid.............................         (2,744)           (1,122)
                                                      ------------      ------------
Fair value of plan assets, end of year.............   $    200,287      $    139,874
                                                      ============      ============

Funded status......................................   $     (9,931)     $    (72,284)
Unrecognized net actuarial (gain) loss.............        (43,448)           36,614
Unrecognized prior service cost....................         10,112             1,786
Unrecognized net transition obligation.............          3,146             3,491
                                                      ------------      ------------
   Net amount recognized...........................   $    (40,121)     $    (30,393)
                                                      ============      ============

AMOUNTS RECOGNIZED IN THE CONSOLIDATED STATEMENTS
 OF FINANCIAL CONDITION
Prepaid benefit cost...............................   $      7,137      $      2,912
Accrued benefit cost...............................        (47,258)          (33,305)
Additional minimum liability.......................         (7,982)          (17,895)
Intangible asset and accumulated other
 comprehensive income                                        7,982            17,895
                                                      ------------      ------------
   Net amount recognized...........................   $    (40,121)     $    (30,393)
                                                      ============      ============

SIGNIFICANT ACTUARIAL ASSUMPTIONS USED IN
 DETERMINING THE PROJECTED BENEFIT OBLIGATION
Discount rate......................................           8.00%             6.75%
Rate of compensation increase......................           6.00              6.00
Expected return on plan assets.....................           9.00              9.00

-------------------------------------------------------------------------------------

The accumulated benefit obligation in excess of the fair value of SERP plan assets was $55.2 million at December 31, 1999, and $51.2 million at December 31, 1998. There were no plan assets for the SERP plan at December 31, 1999 and 1998.

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

COMPONENTS OF NET PERIODIC BENEFIT COST
 (dollars in thousands)

---------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                    1999            1998            1997
---------------------------------------------------------------------------------
Service cost--benefits earned
 during the year .................       $ 36,481        $ 23,151        $ 20,692
Interest cost on projected benefit
 obligation ......................         16,554          11,937          10,246
Expected return on plan assets ...        (12,929)        (10,031)         (6,752)
Net amortization and deferral ....          1,051             464             630
                                         --------        --------        --------
   Net periodic benefit cost .....       $ 41,157        $ 25,521        $ 24,816
                                         ========        ========        ========
---------------------------------------------------------------------------------


OTHER PLANS

The Corporation's foreign bank subsidiaries each have pension plans for their employees. MBNA Europe has a pension plan that covers substantially all of its people who meet certain age and service requirements. MBNA Europe contributes 6% of an eligible person's base salary. In addition, eligible participants may contribute up to a maximum of 15% of base salary, with the first 6% matched at a rate of 50% by MBNA Europe. MBNA Canada has a registered retirement savings plan that covers substantially all of its people who meet certain age and service requirements. MBNA Canada contributes 5% of an eligible person's base salary. In addition, eligible participants may contribute up to a maximum of 10% of base salary, with the first 6% matched at the rate of 50% by MBNA Canada. The expenses for these plans are charged to other operating expense and were not material to the Corporation's consolidated financial statements.

401(K) PLUS SAVINGS PLAN

The MBNA Corporation 401(k) Plus Savings Plan ("401(k) Plan") is a defined contribution plan that is intended to qualify under section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all people in the United States who have been employed by the Corporation for one or more years and have completed at least one thousand hours of service in any one year. For these people, the Corporation automatically contributes 1% of base salary. Additionally, eligible participants may make pretax and after-tax contributions, with contributions up to 6% of base salary matched 50% by the Corporation. Expense charged to operations for the 401(k) Plan was $16.5 million, $14.8 million, and $12.1 million in 1999, 1998, and 1997, respectively.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The Corporation and its subsidiaries provide certain health care and life insurance benefits for certain people upon reaching retirement. Initially, a plan was established for people aged 45 and older with at least ten years of service as of December 31, 1993. The plan was closed to future enrollment effective December 31, 1998. The plan was extended on January 1, 1999, to people aged 40 and older with at least five years of service. A person must meet the requirements for early retirement status to be eligible for these benefits. The Corporation records the estimated cost of benefits provided to its former or inactive employees on an accrual basis. Expenses charged to other operating expense were not material to the Corporation's consolidated financial statements.

--------------------------------------------------------------------------------

NOTE K: STOCK OPTION PLAN

The Corporation's 1997 Long Term Incentive Plan ("1997 Plan") and 1991 Long Term Incentive Plan ("1991 Plan") authorize the issuance of shares of common stock pursuant to incentive and nonqualified stock options, and restricted share awards to officers, directors, key employees, consultants, and advisors of the Corporation. Beginning in 1997, all stock options and restricted stock awards were granted from the 1997 Plan.

During 1999, the shareholders approved an amendment to the 1997 Plan. The amendment to the 1997 Plan authorizes, subject to certain exceptions and additional limitations, grants of stock options and restricted shares for an indefinite number of shares of common stock, so long as immediately after the grants, the sum of the number of outstanding stock options and restricted shares does not exceed 10% of fully diluted shares outstanding as defined in the amendment to the 1997 Plan. At December 31, 1999, the amount of shares of common stock available for future grants under the 1997 Plan was 11.5 million shares. The maximum number of restricted stock awards that can be granted in any calendar year is 2.0 million shares, subject to certain exceptions.

During 1998, the shareholders approved an amendment to the 1997 Plan, which increased the number of shares of the Corporation's Common Stock which may be issued pursuant to grants made under the 1997 Plan from 24.8 million shares to
32.3 million shares. At December 31, 1998, the amount of shares of common stock available for future grants under the 1997 Plan was 4.8 million shares.

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

During 1999, there were no shares of performance-based common stock options granted under the 1997 Plan. In 1998, performance-based common stock options for
1.8 million shares were granted, while 13.4 million shares were granted in 1997. These stock options become exercisable when the Corporation achieves certain net income targets, net income and stock price targets, or outstanding managed loan targets. If these conditions are not achieved, these options then become exercisable for one day on the day before their termination date.

The Corporation granted 2.0 million stock options in 1999, 2.3 million stock options in 1998, and 190,000 stock options in 1997 which were immediately exercisable following the effective date of the grant. Also during 1999, the Corporation granted 25,000 stock options which become exercisable in February 2000.

SUMMARY OF STOCK OPTION PLANS ACTIVITY
(shares in thousands)

------------------------------------------------------------------------------------
                                                      NUMBER        WEIGHTED AVERAGE
                                                     OF SHARES       EXERCISE PRICE
------------------------------------------------------------------------------------
1999
Options outstanding, beginning of year............     64,422           $ 10.19
   Granted........................................      9,936             26.81
   Exercised......................................     (5,720)             4.88
   Canceled.......................................       (104)            15.39
                                                      -------
Options outstanding, end of year..................     68,534             13.04
                                                      =======
Options exercisable, end of year..................     38,547
                                                      =======
Weighted average fair value of options
 granted during the year..........................    $  9.85
                                                      =======
1998
Options outstanding, beginning of year............     65,261           $  7.47
   Granted........................................     10,483             22.07
   Exercised......................................     (9,821)             4.32
   Canceled.......................................     (1,501)            13.52
                                                      -------
Options outstanding, end of year..................     64,422             10.19
                                                      =======
Options exercisable, end of year..................     35,770
                                                      =======
Weighted average fair value of options
 granted during the year..........................    $  6.99
                                                      =======
1997
Options outstanding, beginning of year............     58,244           $  5.22
   Granted                                             15,199             14.18
   Exercised                                           (8,182)             3.90
   Canceled                                                 -                 -
                                                      -------
Options outstanding, end of year..................     65,261              7.47
                                                      =======
Options exercisable, end of year..................     25,955
                                                      =======
Weighted average fair value of options
 granted during the year..........................    $  4.91
                                                      =======
------------------------------------------------------------------------------------

In 1998, 225,000 stock options which become exercisable in October 2001, and 75,000 stock options which become exercisable in three equal installments beginning in January 1999 were granted. The Corporation also granted 750,000 stock options during 1997 which are exercisable in July 2001. In 1996, 54,000 stock options were granted subject to shareholder approval of the 1997 Plan and are included in the Summary of Stock Option Plans Activity in 1997.

Restricted shares were also issued under the 1997 Plan to the Corporation's senior officers. A total of 2.0 million common shares and 1.5 million common shares, net of forfeited restricted shares, with an approximate aggregate market value of $56.6 million and $31.8 million at the time of grant, were issued in 1999 and 1998, respectively. A total of 1.3 million common shares, with an approximate aggregate market value of $22.1 million at the time of grant, were issued in 1997. The market value of these restricted shares at the date of grant is amortized into expense over a period that approximates the restriction period, generally 10 years. If the restrictions are removed, generally upon death, disability, or retirement, any remaining unamortized market value of the restricted shares is expensed. At December 31, 1999, the

--------------------------------------------------------------------------------

SUMMARY OF STOCK OPTIONS OUTSTANDING
(shares in thousands)

-------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999                             OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
-------------------------------------------------------------------------------------------------------------------------
                                              Weighted Average
                                 Number           Remaining         Weighted Average        Number      Weighted Average
  Range of Exercise Prices      of Shares      Contractual Life      Exercise Price       of Shares      Exercise Price
-------------------------------------------------------------------------------------------------------------------------

$ 1.00     to   $ 4.99            15,735           4.0 YEARS             $ 4.25             15,735          $ 4.25
  5.00     to     9.99            18,080           5.9                     7.19             13,786            6.95
 10.00     to    14.99            12,191           7.3                    13.13                610           12.62
 15.00     to    19.99             2,334           8.0                    18.31                261           17.90
 20.00     to    24.99            10,368           8.4                    22.17              4,713           22.34
 25.00     to    30.00             9,826           9.4                    26.85              3,442           26.69
                                  ------                                                    ------
  1.00     to    30.00            68,534                                                    38,547
                                  ======                                                    ======
-------------------------------------------------------------------------------------------------------------------------


unamortized compensation expense related to the restricted stock awards is $114.6 million.

To the extent stock options are exercised and restricted shares are awarded from time to time under the Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), defines a fair-value-based method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. As permitted by Statement No. 123, the Corporation elected to retain the intrinsic-value-based method of accounting for stock option grants in accordance with APB Opinion No. 25. However, certain additional disclosures are required by Statement No. 123 about stock-based employee compensation arrangements regardless of the method used to account for them. In accordance with Statement No. 123, the Black-Scholes option pricing model is one technique allowed to determine the fair value of options. The model uses different assumptions that can significantly affect the fair value of the options. The derived fair value estimates cannot be substantiated by comparison to independent markets.

The Corporation estimated the fair value of each option grant on the date of grant. The following weighted average assumptions used in the Black-Scholes option pricing model for grants in 1999, 1998, and 1997, were dividend yield of 1.25%, 1.59%, and 2.11%, expected volatility of 34.39%, 30.81%, and 30.08%, risk-free interest rates of 5.73%, 5.44%, and 6.63%, and expected lives of 5.4 years, 5.1 years, and 6.5 years, respectively.

If the fair value of stock option grants determined in accordance with Statement No. 123 had been included in operating expenses in 1999, 1998, and 1997, the Corporation's net income, earnings per common share, and earnings per common share--assuming dilution on a pro forma basis would have been as presented in the following table. The compensation expense recognized in pro forma net income for 1999, 1998, and 1997 may not be representative of the effects on pro forma net income for future years.

PRO FORMA NET INCOME AND EARNINGS PER COMMON SHARE
(dollars in thousands, except  per share amounts)

------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31,                 1999              1998              1997
------------------------------------------------------------------------------------
NET INCOME
   As reported...................   $  1,024,423      $    776,266      $    622,500
   Pro forma.....................        986,547           746,138           608,838
EARNINGS PER COMMON SHARE
   As reported...................           1.26              1.01               .80
   Pro forma.....................           1.21               .97               .78
EARNINGS PER COMMON SHARE--
 ASSUMING DILUTION
   As reported...................           1.21               .97               .76
   Pro forma.....................           1.16               .93               .75
------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE L: STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Corporation is authorized to issue 20.0 million shares of preferred stock with a par value of $.01 per share. The Corporation had 4.5 million shares of 7 1/2% Cumulative Preferred Stock, Series A, outstanding at December 31, 1999 and 1998. The Corporation also had 4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, outstanding at December 31, 1999 and 1998. Both of the outstanding series preferred stock have a $25 stated value per share.

The Corporation repurchased 2.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, during 1997 for $52.5 million. Also, during 1997, the Corporation, through MBNA Capital C, issued $36.3 million of 8.25% Trust Originated Preferred Securities (guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, series C) in exchange for 1.5 million shares of 7 1/2% Cumulative Preferred Stock, Series A.

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

Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year. The shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after January 15, 2001, at a price of $25 per share, plus accrued and unpaid dividends.

Dividends on the Series B Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year. The dividend rate for any dividend period will be equal to 99.0% of the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate, and the Thirty-Year Constant Maturity Rate, as determined in advance of such dividend period, but not less than 5.5% per annum or more than 11.5% per annum. The amount of dividends payable with respect to the Series B Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986 ("Tax Code") with respect to the dividends-received deduction. The shares of the Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after October 15, 2001, at a price of $25 per share, plus accrued and unpaid dividends. The Series B Preferred Stock may also be redeemed in whole, at the option of the Corporation, in the event of certain amendments to the Tax Code with respect to the dividends-received deduction.

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

The Board of Directors declared the following dividends for the Corporation's Series A and Series B Preferred Stock.

PREFERRED STOCK DIVIDEND SUMMARY

-------------------------------------------------------------------------------------------------------------------
                                                        SERIES A                             SERIES B

     Declaration             Payment          Dividend           Dividend per        Dividend        Dividend per
        Date                  Date              Rate           Preferred Share         Rate         Preferred Share
-------------------------------------------------------------------------------------------------------------------
  January 10, 2000      April 15, 2000          7.50%             $ .46875             6.40%          $ .39970
  October 7, 1999       January 15, 2000        7.50                .46875             6.01             .37590
  July 13, 1999         October 15, 1999        7.50                .46875             6.01             .37560
  April 13, 1999        July 15, 1999           7.50                .46875             5.55             .34680
  January 15, 1999      April 15, 1999          7.50                .46875             5.50             .34380
  October 13, 1998      January 15, 1999        7.50                .46875             5.50             .34380
  July 14, 1998         October 15, 1998        7.50                .46875             5.58             .34900
  April 14, 1998        July 15, 1998           7.50                .46875             5.85             .36540
  January 13, 1998      April 15, 1998          7.50                .46875             5.86             .36600
  October 14, 1997      January 15, 1998        7.50                .46875             6.29             .39320
  July 15, 1997         October 15, 1997        7.50                .46875             6.66             .41610
  April 21, 1997        July 15, 1997           7.50                .46875             6.98             .43622
  January 14, 1997      April 15, 1997          7.50                .46875             6.56             .40990
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMMON STOCK

On January 10, 2000, the Corporation's Board of Directors declared a dividend of $.08 per common share, payable April 1, 2000, to stockholders of record as of March 16, 2000.

In January 1999, the Corporation issued 50 million shares of common stock. The Corporation used the net proceeds from this offering, $1.2 billion net of issuance costs, to complete the purchase of the credit card business of PNC, and for other general corporate purposes.

On July 14, 1998, the Board of Directors approved a three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued October 1, 1998, to stockholders of record as of September 15, 1998. All common share and per common share data reflect the Corporation's stock splits.

On April 21, 1998, the stockholders of the Corporation approved an amendment to the Corporation's charter to increase the number of authorized shares of common stock from 700.0 million shares to 1.5 billion shares. The amendment became effective April 28, 1998.

NOTE M: CAPITAL ADEQUACY

The Corporation is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital, and Leverage ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the federal bank regulators, that, if undertaken, could have a direct material effect on the Corporation's and the Bank's consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 1999, the Corporation's and the Bank's capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was "well-capitalized" as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory accounting practices.

CAPITAL ADEQUACY
(dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                                                                      TO BE WELL-CAPITALIZED
                                                                                  FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                                            ACTUAL             ADEQUACY PURPOSES        ACTION PROVISIONS

                                                       Amount     Ratio          Amount     Ratio        Amount      Ratio
                                                   -------------------------------------------------------------------------
DECEMBER 31, 1999
Tier 1 Capital (to Risk-Weighted Assets):
            MBNA Corporation....................    $ 4,380,971   14.72%      $ 1,190,282   4.00%              (a)
            MBNA America Bank, N.A. ............      3,175,442   11.06         1,148,580   4.00       $ 1,722,870    6.00%
Total Capital (to Risk-Weighted Assets):
            MBNA Corporation....................      5,064,201   17.02         2,380,563   8.00               (a)
            MBNA America Bank, N.A. ............      3,858,215   13.44         2,297,160   8.00         2,871,450   10.00
Tier 1 Capital (to Average Assets):
            MBNA Corporation....................      4,380,971   14.90         1,176,244   4.00               (a)
            MBNA America Bank, N.A. ............      3,175,442   11.61         1,094,479   4.00         1,368,099    5.00
DECEMBER 31, 1998
Tier 1 Capital (to Risk-Weighted Assets):
            MBNA Corporation....................      2,829,507   11.44           989,510   4.00               (a)
            MBNA America Bank, N.A. ............      2,625,832   11.69           898,139   4.00         1,347,208    6.00
Total Capital (to Risk-Weighted Assets):
            MBNA Corporation....................      3,454,181   13.96         1,979,021   8.00               (a)
            MBNA America Bank, N.A. ............      3,205,671   14.28         1,796,278   8.00         2,245,347   10.00
Tier 1 Capital (to Average Assets):
            MBNA Corporation....................      2,829,507   11.34           997,628   4.00               (a)
            MBNA America Bank, N.A. ............      2,625,832   11.55           909,112   4.00         1,136,390    5.00
----------------------------------------------------------------------------------------------------------------------------

(a)  Not applicable for bank holding companies.

--------------------------------------------------------------------------------

NOTE N: CASH AND DIVIDEND RESTRICTIONS

The Bank is required by the Federal Reserve Bank to maintain cash reserves against certain categories of average deposit liabilities. During 1999 and 1998, the average amount of these reserves was $8.8 million and $1.2 million, respectively, after deducting currency and coin holdings.

The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation's Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation's revolving credit facilities. The payment of common stock dividends may also be limited by the terms of outstanding preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on the common stock. In addition, if the Corporation defers interest for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending on the series, on its guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation's capital stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures.

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profit. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. Also, a bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 1999, the amount of retained earnings available for declaration and payment of dividends from the Bank to the Corporation was $1.6 billion. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

The Bank's payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Bank's revolving credit facility. This facility was not drawn upon as of December 31, 1999. If this facility had been drawn upon as of December 31, 1999, the amount of retained earnings available for declaration of dividends would have been further limited to $426.2 million.

NOTE O: COMPREHENSIVE INCOME

On January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components in the financial statements. The adoption of Statement No. 130 had no impact on the Corporation's consolidated financial statements. Statement No. 130 requires the impact of foreign currency translation, unrealized gains or losses on the Corporation's investment securities available-for-sale and other financial instruments, and changes in certain minimum benefit plan liabilities, which, prior to adoption, were reported separately in stockholders' equity, to be included in other comprehensive

OTHER COMPREHENSIVE INCOME COMPONENTS
(dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                                           BEFORE TAX       TAX (BENEFIT)        NET OF TAX
YEAR ENDED                                                                   AMOUNT            EXPENSE             AMOUNT
----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
Foreign currency translation...........................................   $    (6,738)       $         -        $    (6,738)
Net unrealized losses on investment securities available-for-sale
 and other financial instruments.......................................       (16,164)            (5,760)           (10,404)
Minimum benefit plan liability adjustment..............................         7,205              2,630              4,575
                                                                          -----------        -----------        -----------
      Other comprehensive income.......................................   $   (15,697)       $    (3,130)       $   (12,567)
                                                                          ===========        ===========        ===========

DECEMBER 31, 1998
Foreign currency translation...........................................   $      (510)       $        (8)       $      (502)
Net unrealized losses on investment securities available-for-sale
 and other financial instruments.......................................        (7,332)            (2,709)            (4,623)
Minimum benefit plan liability adjustment..............................        (7,205)            (2,630)            (4,575)
                                                                          -----------        -----------        -----------
      Other comprehensive income                                              (15,047)       $    (5,347)       $    (9,700)
                                                                          ===========        ===========        ===========
DECEMBER 31, 1997
Foreign currency translation...........................................   $    (4,588)       $       398        $    (4,986)
Net unrealized gains on investment securities available-for-sale
 and other financial instruments.......................................         9,570              3,510              6,060
                                                                          -----------        -----------        -----------
      Other comprehensive income                                          $     4,982        $     3,908        $     1,074
                                                                          ===========        ===========        ===========
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

income. For purposes of comparability, prior years' consolidated financial statements have been reclassified to conform to the requirements of Statement No. 130.

NOTE P: RELATED PARTY TRANSACTIONS

The Corporation's directors and executive officers hold credit cards or other lines of credit issued by the Bank on the same terms prevailing at the time for those issued to other persons.

NOTE Q: OTHER OPERATING EXPENSE

In March 1998, Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), was issued. This statement, effective for financial statements issued for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use. Earlier application was encouraged. The Corporation adopted SOP 98-1 in 1998. The adoption of SOP 98-1 did not have a material impact on the Corporation's consolidated financial statements.

OTHER EXPENSE COMPONENT OF OTHER OPERATING EXPENSE
 (dollars in thousands)

-------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31,                          1999          1998          1997
-------------------------------------------------------------------------------------
Purchased services...........................  $  312,936    $  226,773    $  287,016
Advertising..................................     211,263       146,896       133,124
Collection...................................      40,692        31,987        27,378
Stationery and supplies......................      36,779        32,376        30,960
Service bureau...............................      46,080        35,159        31,516
Postage and delivery.........................     280,356       194,321       186,015
Telephone usage..............................      73,552        60,538        57,647
Loan receivable fraud losses.................     102,604        81,958        64,572
Amortization of intangible assets............     170,636        54,155        31,290
Computer software............................      58,987        49,419        46,227
Other .......................................     174,360       131,859       101,375
                                               -----------   ----------    ----------
Total other operating expense................  $ 1,508,245   $1,045,441    $  997,120
                                               ===========   ==========    ==========
-------------------------------------------------------------------------------------

NOTE R: COMMITMENTS AND CONTINGENCIES

At December 31, 1999, the Corporation had outstanding lines of credit of $399.1 billion committed to its Customers. Of that total commitment, $326.8 billion is unused. While this amount represents the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line of credit at any given point in time. The Corporation has the right to reduce or cancel these available lines of credit at any time.

The Corporation has two one-year revolving credit facilities totaling $75.0 million. These credit facilities were renewed during 1999 with $25.0 million committed through February 2000 and $50.0 million committed through September 2000. The Corporation may take advances under these facilities subject to certain conditions, including requirements for tangible net worth. These facilities may be used for general corporate purposes and were not drawn upon as of December 31, 1999.

The Bank has a $2.0 billion syndicated revolving credit facility committed through February 2001. Advances are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements for the Corporation to maintain a minimum level of tangible net worth, in addition to managed loan receivables 90 days or more past due plus nonaccrual receivables not to exceed 6% of managed credit card receivables. Should managed credit card losses equal or exceed 5% for a period of four consecutive quarters, a ratio of qualifying loan receivables to outstanding borrowings under the facility of at least 115% will be required in order to draw under this facility. At December 31, 1999, the minimum tangible net worth requirement for this facility is $1.8 billion. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1999.

MBNA Europe has six bilateral credit facilities, with maturities ranging from 2000 to 2002, totaling Pound Sterling 60.0 million (approximately $96.9 million at December 31, 1999). MBNA Europe may take advances under the facilities subject to certain conditions, including requirements for tangible net worth. The facilities may be used for general corporate purposes. At December 31, 1999, MBNA Europe had Pound Sterling 30.0 million (approximately $48.5 million) available to be drawn under the facilities.

In addition, MBNA Europe has a Pound Sterling 300.0 million (approximately $484.7 million at December 31, 1999) multi-currency syndicated revolving credit facility committed through October 2000. MBNA Europe may take advances under the facility subject to certain conditions, including requirements for tangible net worth, outstanding loan receivables, and account delinquencies. The facility may be used for general corporate purposes and was not drawn upon as of December 31, 1999.

MBNA Canada has a CAD$300.0 million (approximately $206.5 million at December 31, 1999) multi-currency syndicated revolving credit facility committed through December 2001 and a CAD$50.0 million (approximately $34.4 million at December 31, 1999) multi-currency credit facility committed through February 2000. MBNA Canada may take advances under the facilities subject to certain conditions customary in a transaction of this kind. These facilities may be used for general corporate purposes and were not drawn upon as of December 31, 1999.

--------------------------------------------------------------------------------

NOTE S: INCOME TAXES

RECONCILIATION OF STATUTORY INCOME TAXES
(dollars in thousands)

-------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                               1999              1998             1997
-------------------------------------------------------------------------------------------------
Income before income taxes......................  $ 1,654,964       $ 1,254,065      $ 1,022,108
Statutory tax rate..............................           35%               35%              35%
                                                  -----------       -----------      -----------
Income tax at statutory tax rate................      579,237           438,923          357,738
State taxes, net of federal benefit.............       20,449            17,800           11,182
Other...........................................       30,855            21,076           30,688
                                                  -----------       -----------      -----------
    Total income taxes..........................  $   630,541       $   477,799      $   399,608
                                                  ===========       ===========      ===========

Current income taxes:
  U.S. federal..................................  $   572,571       $   410,532      $   324,891
  U.S. state and local..........................       31,459            27,384           17,203
  Foreign.......................................       73,115            33,194           16,165
                                                  -----------       -----------      -----------
    Total current income taxes..................      677,145           471,110          358,259
Deferred income taxes (benefit):
  U.S. federal, state, and local................      (48,700)              409           44,479
  Foreign.......................................        2,096             6,280           (3,130)
                                                  -----------       -----------      -----------
    Total deferred income taxes (benefits)......      (46,604)            6,680           41,349
                                                  -----------       -----------      -----------
    Total income taxes..........................  $   630,541       $   477,799      $   399,608
                                                  ===========       ===========      ===========
-------------------------------------------------------------------------------------------------


Foreign subsidiaries contributed approximately 12.9% in 1999, 7.1% in 1998, and 3.8% in 1997 to consolidated income before income taxes.

No U.S. income taxes have been provided on the accumulated undistributed earnings of foreign subsidiaries, totaling $198.1 million at December 31, 1999, which continue to be reinvested. It is not practicable to determine the amount of any additional U.S. income taxes that might be payable in the event that these earnings are repatriated.

SUMMARY OF DEFERRED TAXES
 (dollars in thousands)

------------------------------------------------------------------------------------
 DECEMBER 31,                                              1999              1998
------------------------------------------------------------------------------------
Deferred tax assets:
Reserve for possible credit losses.................     $   67,960        $   61,887
Intangible assets and other similar items..........         68,077            48,557
Other deferred tax assets..........................        193,174           143,342
                                                        ----------        ----------
   Total deferred tax assets.......................        329,211           253,786
Valuation allowance................................              -                 -
                                                        ----------        ----------
   Total deferred tax assets less valuation
    allowance......................................        329,211           253,786
Deferred tax liabilities:
Securitizations and related items..................       (166,346)         (137,201)
Other deferred tax liabilities.....................        (61,259)          (64,098)
                                                        ----------        ----------
   Total deferred tax liabilities..................       (227,605)         (201,299)
                                                        ----------        ----------
   Net deferred tax assets.........................     $  101,606        $   52,487
                                                        ==========        ==========
------------------------------------------------------------------------------------

NOTE T: FOREIGN ACTIVITIES

The Corporation's foreign activities are primarily performed through the Bank's two foreign bank subsidiaries, MBNA Europe and MBNA Canada. The Bank also has a foreign branch office in the Grand Cayman Islands, which invests in interest-earning time deposits and accepts eurodollar deposits. This branch also participates in the loan receivables securitized by MBNA Europe.

FOREIGN LOAN RECEIVABLES DISTRIBUTION
 (dollars in thousands)

------------------------------------------------------------------------------------------------
 DECEMBER 31,                                                          1999              1998
------------------------------------------------------------------------------------------------
LOANS HELD FOR SECURITIZATION
    Credit card ............................................        $  855,916        $  442,517
                                                                    ----------        ----------
        Total loans held for securitization ................           855,916           442,517

LOAN PORTFOLIO
    Credit card ............................................           944,183           993,945
    Other consumer .........................................           642,510            52,537
                                                                    ----------        ----------
        Total loan portfolio ...............................         1,586,693         1,046,482
                                                                    ----------        ----------
        Total loan receivables .............................        $2,442,609        $1,488,999
                                                                    ==========        ==========
------------------------------------------------------------------------------------------------

Because certain foreign operations are integrated with many of the Bank's domestic operations, estimates and assumptions have been made to assign certain income and expense items between domestic and foreign operations. Amounts are allocated for interest costs to users of funds, capital invested, income taxes, and for other items incurred. The provision for possible credit losses is allocated based on specific charge-off experience and risk characteristics of the foreign loan receivables.

SELECTED FOREIGN FINANCIAL DATA
(dollars in thousands)

-----------------------------------------------------------------------------------
DECEMBER 31,                           1999              1998              1997
-----------------------------------------------------------------------------------
UNITED KINGDOM
Total assets ................     $  3,104,940      $  2,108,273      $  1,748,997
Total income ................          696,585           527,884           306,380
Income before income taxes ..          213,137           104,708            37,430
Net income ..................          148,806            72,249            27,099
OTHER FOREIGN
Total assets ................        1,706,289         2,680,694         1,169,926
Total income ................          179,257           138,187            36,740
Loss before income taxes ....          (44,032)          (50,977)           (8,544)
Net loss ....................          (38,815)          (44,875)           (7,561)
TOTAL FOREIGN
Total assets ................        4,811,229         4,788,967         2,918,923
Total income ................          875,842           666,071           343,120
Income before income taxes ..          169,105            53,731            28,886
Net income ..................          109,991            27,374            19,538
DOMESTIC
Total assets ................       26,047,903        21,017,293        18,386,590
Total income ................        5,594,250         4,529,070         4,180,772
Income before income taxes ..        1,485,859         1,200,334           993,222
Net income ..................          914,432           748,892           602,962
MBNA CORPORATION
Total assets ................       30,859,132        25,806,260        21,305,513
Total income ................        6,470,092         5,195,141         4,523,892
Income before income taxes ..        1,654,964         1,254,065         1,022,108
Net income ..................        1,024,423           776,266           622,500
-----------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE U: SEGMENT REPORTING

In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131"), was issued, effective for fiscal years beginning after December 15, 1997. Statement No. 131 establishes standards for the disclosure of selected information pertaining to operating segments of a public company in its interim and annual financial statements. The adoption of Statement No. 131 in 1998 did not have an impact on the Corporation's consolidated financial statements.

The Corporation derives its income primarily from credit card loans, other consumer loans, and insurance products. The credit card and other consumer loan products have similar economic characteristics and, therefore, have been aggregated into one operating segment. The Corporation's insurance products have also been aggregated into the one operating segment due to immateriality.

The Corporation allocates resources on a managed basis, and financial information provided to management reflects the Corporation's results on a managed basis. Therefore, an adjustment is required to reconcile the managed financial information to the Corporation's reported financial information in its consolidated financial statements. This adjustment reclassifies securitization income into interest income, interchange, credit card and other fees, insurance income, interest paid to investors, credit losses, and other trust expenses. The managed results also include the impact of Statement No. 125.

SEGMENT REPORTING
(dollars in thousands)

-------------------------------------------------------------------------------------------------
                                                 TOTAL          SECURITIZATION           TOTAL
YEAR ENDED                                      MANAGED           ADJUSTMENT         CONSOLIDATED
-------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
Interest income .......................       $  9,133,754       $ (6,871,483)       $  2,262,271
Interest expense ......................          3,945,953         (2,617,447)          1,328,506
                                              ------------       ------------        ------------
Net interest income ...................          5,187,801         (4,254,036)            933,765
Provision for possible credit losses ..          2,804,410         (2,395,496)            408,914
                                              ------------       ------------        ------------
Net interest income after provision
  for possible credit losses ..........          2,383,391         (1,858,540)            524,851
Other operating income ................          2,349,281          1,858,540           4,207,821
Other operating expense ...............          3,077,708                  -           3,077,708
                                              ------------       ------------        ------------
Income before income taxes ............          1,654,964                  -           1,654,964
Applicable income taxes ...............            630,541                  -             630,541
                                              ------------       ------------        ------------
Net income ............................       $  1,024,423       $          -        $  1,024,423
                                              ============       ============        ============
Ending loans outstanding ..............       $ 72,255,513       $(54,591,804)       $ 17,663,709

DECEMBER 31, 1998
Interest income .......................       $  7,856,703       $ (5,890,531)       $  1,966,172
Interest expense ......................          3,543,127         (2,319,294)          1,223,833
                                              ------------       ------------        ------------
Net interest income ...................          4,313,576         (3,571,237)            742,339
Provision for possible credit losses ..          2,303,166         (1,993,127)            310,039
                                              ------------       ------------        ------------
Net interest income after provision
  for possible credit losses ..........          2,010,410         (1,578,110)            432,300
Other operating income ................          1,650,859          1,578,110           3,228,969
Other operating expense ...............          2,407,204                  -           2,407,204
                                              ------------       ------------        ------------
Income before income taxes ............          1,254,065                  -           1,254,065
Applicable income taxes ...............            477,799                  -             477,799
                                              ------------       ------------        ------------
Net income ............................       $    776,266       $          -        $    776,266
                                              ============       ============        ============
Ending loans outstanding ..............       $ 59,641,106       $(46,172,739)       $ 13,468,367

DECEMBER 31, 1997
Interest income .......................       $  6,401,838       $ (4,690,825)       $  1,711,013
Interest expense ......................          2,877,851         (1,859,228)          1,018,623
                                              ------------       ------------        ------------
Net interest income ...................          3,523,987         (2,831,597)            692,390
Provision for possible credit losses ..          1,749,243         (1,489,203)            260,040
                                              ------------       ------------        ------------
Net interest income after provision
  for possible credit losses ..........          1,774,744         (1,342,394)            432,350
Other operating income ................          1,470,485          1,342,394           2,812,879
Other operating expense ...............          2,223,121                  -           2,223,121
                                              ------------       ------------        ------------
Income before income taxes ............          1,022,108                  -           1,022,108
Applicable income taxes ...............            399,608                  -             399,608
                                              ------------       ------------        ------------
Net income ............................       $    622,500       $          -        $    622,500
                                              ============       ============        ============
Ending loans outstanding ..............       $ 49,379,860       $(38,217,786)       $ 11,162,074
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE V: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following presents the fair value of financial instruments as of December 31, 1999 and 1998, whether or not recognized in the Corporation's consolidated statements of financial condition, for which it is practicable to estimate that value. In addition, certain financial instruments and all nonfinancial instruments are excluded in accordance with generally accepted accounting principles. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent market values and, in many cases, could not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

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

The valuations of loans held for securitization and the loan portfolio do not include the value that relates to estimated cash flows from new loans generated from existing Customers over the remaining life of the loan receivables or the value of established Customer relationships. Accordingly, the fair values of loans held for securitization and the loan portfolio do not represent the underlying value of the Corporation's accounts.

ACCRUED INCOME RECEIVABLE: Accrued income receivable includes interest and fee income earned but not yet received from investment securities, money market instruments, loan receivables, interest rate swap agreements, and insurance products. The carrying amount reported in the consolidated statements of financial condition approximates the fair value of these assets due to their relatively short-term nature.

ACCOUNTS RECEIVABLE FROM SECURITIZATIONS: The fair value of accounts receivable from securitizations is determined by discounting the future cash flows from the securitizations using rates currently available to the Corporation for instruments with similar terms and remaining maturities.

FINANCIAL LIABILITIES

TOTAL DEPOSITS: The fair value of money market deposit accounts, noninterest-bearing demand deposits, interest-bearing transaction accounts, and savings accounts is equal to the amount payable upon demand. The fair value of time deposits is estimated by discounting the future cash flows of the stated maturities using estimated rates currently offered for like deposits. The valuation does not include the benefit that results from the low-cost funding provided by the various deposit liabilities compared to the cost of borrowing funds in the market.

SHORT-TERM BORROWINGS: Short-term borrowings include federal funds purchased and securities sold under repurchase agreements, short-term bank notes, and other short-term borrowings. The fair

CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION'S FINANCIAL ASSETS (dollars in thousands)

-------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                   1999                                 1998
-------------------------------------------------------------------------------------------------------------------
                                                    Carrying            Fair            Carrying            Fair
                                                     Value              Value            Value              Value
                                                  -----------------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks ...................       $   488,386       $   488,386       $   382,882       $   382,882
Money market instruments ..................         1,525,748         1,525,748         3,561,215         3,561,215
Investment securities:
  Available-for-sale ......................         2,752,663         2,752,663         1,663,704         1,663,704
  Held-to-maturity ........................           293,641           264,832           216,020           211,473
Loans held for securitization .............         9,692,616         9,692,616         1,692,268         1,692,268
Loan portfolio, net of reserve
  for possible credit losses ..............         7,615,134         7,615,134        11,559,188        11,559,188
Accrued income receivable .................           216,867           216,867           193,019           193,019
Accounts receivable from securitizations ..         4,128,046         4,122,000         3,595,556         3,590,000
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------


CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION'S FINANCIAL LIABILITIES
(dollars in thousands)

----------------------------------------------------------------------------------------------------------
DECEMBER 31,                                          1999                                1998
----------------------------------------------------------------------------------------------------------
                                           Carrying           Fair            Carrying            Fair
                                            Value             Value             Value             Value
FINANCIAL LIABILITIES
Total deposits ...................       $18,714,753       $18,670,000       $15,407,040       $15,613,000
Short-term borrowings ............         1,039,004         1,039,004         1,231,195         1,231,195
Long-term debt and bank notes ....         5,708,880         5,663,000         5,939,025         6,054,000
Accrued interest payable .........           182,990           182,990           153,201           153,201
----------------------------------------------------------------------------------------------------------

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

NOTE W: OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation's assets. The Corporation uses forward exchange contracts to reduce its exposure to foreign currency exchange rate risk primarily related to activity associated with the Corporation's foreign bank subsidiaries.

The Corporation entered into a foreign exchange swap agreement to facilitate the issuance of a portion of the Subordinated Guaranteed Floating-Rate Notes by MBNA Europe and offset this exposure to foreign currency exchange rate risk with an additional foreign exchange swap agreement. These foreign exchange swap agreements have no impact on the Corporation's consolidated financial statements.

MBNA Europe has also entered into foreign exchange swap agreements to offset the exposure to foreign currency exchange rate risk related to the issuance of certain Euro Medium-Term Notes denominated in Euro or U.S. dollars during 1999.

The fair value of the Corporation's off-balance-sheet financial instruments is represented by the estimated unrealized gains or losses as determined by quoted market prices or dealer quotes. This value generally reflects the estimated amounts that the Corporation would receive or pay to terminate the instruments at the reporting date.

At December 31, 1999 and 1998, the Corporation had interest rate swap agreements with underlying notional amounts of $1.0 billion and $655.0 million, respectively. These agreements had a net unrealized loss of approximately $31.0 million and a net unrealized gain of $24.0 million at December 31, 1999 and 1998, respectively.

The notional amounts underlying the Corporation's forward exchange contracts at December 31, 1999 and 1998, were $1.0 billion and $857.1 million, respectively. These contracts had a net unrealized gain of $7.8 million at December 31, 1999, and $4.9 million at December 31, 1998.

The notional amounts underlying the Corporation's foreign exchange swap agreements were $200.7 million at

SUMMARY OF ACTIVITY OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (NOTIONAL
AMOUNTS)
(dollars in thousands)

-------------------------------------------------------------------------------------------------------
                                    INTEREST RATE    FORWARD EXCHANGE    FOREIGN EXCHANGE
                                   SWAP AGREEMENTS      CONTRACTS         SWAP AGREEMENTS       TOTAL
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996 ..       $ 1,350,000        $   420,255        $    40,000       $ 1,810,255
Additions ...................                 -          2,825,310                  -         2,825,310
Maturities ..................        (1,000,000)        (2,733,440)                 -        (3,733,440)
                                    -----------        -----------        -----------       -----------
BALANCE, DECEMBER 31, 1997 ..           350,000            512,125             40,000           902,125
Additions ...................           305,000          3,939,639                  -         4,244,639
Maturities ..................                 -         (3,594,633)                 -        (3,594,633)
                                    -----------        -----------        -----------       -----------
BALANCE, DECEMBER 31, 1998 ..           655,000            857,131             40,000         1,552,131
Additions ...................           536,303          3,410,572            160,675         4,107,550
Maturities ..................          (150,000)        (3,226,982)                 -        (3,376,982)
                                    -----------        -----------        -----------       -----------
BALANCE, DECEMBER 31, 1999 ..       $ 1,041,303        $ 1,040,721        $   200,675       $ 2,282,699
                                    ===========        ===========        ===========       ===========

--------------------------------------------------------------------------------

SIGNIFICANT CLASSES OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
(dollars in thousands)

------------------------------------------------------------------------------------------------------------------------
                                                                          WEIGHTED AVERAGE
------------------------------------------------------------------------------------------------------------------------
                                                    Notional       Receive                   Maturity        Estimated
                                                     Amount        Rate (a)   Pay Rate (b)   in Years        Fair Value
                                                  ----------------------------------------------------------------------
DECEMBER 31, 1999
Interest rate swap agreements .............       $ 1,041,303        6.84%       6.30%       11.2
  Gross unrealized gains ..................                                                                 $         -
  Gross unrealized losses .................                                                                     (31,042)
                                                                                                            -----------
    Total .................................                                                                 $   (31,042)
                                                                                                            ===========
Forward exchange contracts--pounds sterling         1,027,744        1.62          .1          .2
  Gross unrealized gains ..................                                                                 $    10,480
  Gross unrealized losses .................                                                                      (3,335)
                                                                                                            -----------
    Total .................................                                                                 $     7,145
                                                                                                            ===========
Forward exchange contracts--Irish punts ...            12,977        1.35        1.28          .1
  Gross unrealized gains ..................                                                                 $       696
  Gross unrealized losses .................                                                                           -
                                                                                                            -----------
    Total .................................                                                                 $       696
                                                                                                            ===========
Foreign exchange swap agreements ..........           200,675        1.62        1.62         3.6
  Gross unrealized gains ..................                                                                 $       392
  Gross unrealized losses .................                                                                      (5,040)
                                                                                                            -----------
    Total .................................                                                                 $    (4,648)
                                                                                                            ===========
DECEMBER 31, 1998
Interest rate swap agreements .............           655,000        6.28%       5.22         5.2
  Gross unrealized gains ..................                                                                 $    24,031
  Gross unrealized losses .................                                                                           -
                                                                                                            -----------
    Total .................................                                                                 $    24,031
                                                                                                            ===========
Forward exchange contracts--pounds sterling           834,686        1.67        1.66          .2
  Gross unrealized gains ..................                                                                 $     6,462
  Gross unrealized losses .................                                                                     (1,762)
                                                                                                            -----------
    Total .................................                                                                 $     4,700
                                                                                                            ===========
Forward exchange contracts--Irish punts ...            15,162        1.51        1.49          .1
  Gross unrealized gains ..................                                                                  $      190
  Gross unrealized losses .................                                                                           -
                                                                                                            -----------
    Total .................................                                                                 $        190
                                                                                                            ===========
Forward exchange contracts--US dollars ....             7,283         .60         .60          .1
  Gross unrealized gains ..................                                                                 $         3
  Gross unrealized losses .................                                                                         (29)
                                                                                                            -----------
    Total .................................                                                                 $       (26)
                                                                                                            ===========
Foreign exchange swap agreements ..........            40,000        1.66        1.66         6.4
  Gross unrealized gains ..................                                                                 $       835
  Gross unrealized losses .................                                                                        (835)
                                                                                                            -----------
    Total .................................                                                                 $         -
                                                                                                            ===========
------------------------------------------------------------------------------------------------------------------------

(a) Weighted average receive rate represents the fixed-rate contracted at the time the off-balance-sheet financial instruments were entered into.

(b) Weighted average pay rate for the forward exchange contracts represents the spot rate for the currency the forward exchange contract is denominated in at December 31, 1999 and 1998, respectively. The pay rate for the interest rate swap agreements is generally based upon the three-month LIBOR and is the rate in effect at December 31, 1999 and 1998, respectively.

December 31, 1999, and $40.0 million at December 31, 1998. These contracts had a net unrealized loss of $4.6 million at December 31, 1999.

Although off-balance-sheet financial instruments do not expose the Corporation to credit risk equal to the notional amount, the Corporation is exposed to credit risk if the counterparty fails to perform. This credit risk is measured as the gross unrealized gain on the financial instrument. The Corporation enters into off-balance-sheet financial instruments with counterparties who have credit ratings of investment grade as rated by the major rating agencies.

Under the terms of certain interest rate swap agreements, each party may be required to pledge certain assets if the market value of the interest rate swap agreement exceeds an amount set forth in the agreement or in the event of a change in its credit rating. There were no securities pledged under the terms of the interest rate swap agreements at December 31, 1999 and 1998.

--------------------------------------------------------------------------------

At December 31, 1999, the Corporation had interest rate swap agreements maturing in varying amounts from 2002 through 2027. The Corporation's forward exchange contracts all mature in 2000, and the foreign exchange swap agreements mature in varying amounts from 2002 through 2005.

EXPECTED MATURITIES OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
(dollars in thousands)

-----------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999                      WITHIN 1 YEAR      1-5 YEARS        OVER 5 YEARS           TOTAL
-----------------------------------------------------------------------------------------------------------
INTEREST RATE SWAP AGREEMENTS
  Notional amount ..............        $        -       $   505,000        $   536,303        $ 1,041,303
  Estimated fair value .........                 -            (9,177)           (21,865)           (31,042)
FORWARD EXCHANGE CONTRACTS
  Notional amount ..............         1,040,721                 -                  -          1,040,721
  Estimated fair value .........             7,841                 -                  -              7,841
FOREIGN EXCHANGE SWAP AGREEMENTS
  Notional amount ..............                 -           160,675             40,000            200,675
  Estimated fair value .........                 -            (4,648)                 -             (4,648)
-----------------------------------------------------------------------------------------------------------


NOTE X: PARENT COMPANY FINANCIAL INFORMATION

The Corporation conducts its credit card operations primarily through its wholly owned subsidiary, MBNA America Bank, N.A. At December 31, 1999, the Bank constituted 94.0% of the consolidated assets of the Corporation. The parent company's investment in subsidiaries represents the total equity of all consolidated subsidiaries, using the equity method of accounting for investments.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

----------------------------------------------------------------------------------------------
DECEMBER 31,                                                           1999             1998
----------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ....................................       $    5,337       $    6,928
Interest-earning time deposits due from bank subsidiary ....          735,396          167,213
Notes receivable from non-bank subsidiaries ................        1,386,424        1,833,384
Investment in subsidiaries:
  Bank .....................................................        3,825,972        2,753,782
  Non-bank .................................................          239,011          225,835
Premises and equipment, net ................................           87,340           61,081
Accrued income receivable ..................................           17,649           21,907
Other assets ...............................................          132,772          107,229
                                                                   ----------       ----------
    Total assets ...........................................       $6,429,901       $5,177,359
                                                                   ==========       ==========

Liabilities and Stockholders' Equity
Long-term debt .............................................       $1,468,929       $2,057,976
Junior subordinated deferrable interest debentures due to
  non-bank subsidiaries ....................................          580,725          580,644
Accrued interest payable ...................................           21,745           27,134
Dividends payable ..........................................           59,205           48,105
Accrued expenses and other liabilities .....................           99,854           72,465
                                                                   ----------       ----------
    Total liabilities ......................................        2,230,458        2,786,324
Stockholders' equity .......................................        4,199,443        2,391,035
                                                                   ----------       ----------
    Total liabilities and stockholders' equity .............       $6,429,901       $5,177,359
                                                                   ==========       ==========
----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME
(dollars in thousands)

----------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                         1999            1998           1997
----------------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest income ...........................................  $   166,782     $  134,751     $  100,351
Dividends from subsidiaries:
  Bank ....................................................      240,000        194,000        188,000
  Non-bank ................................................        1,270          1,298          4,201
Management fees from subsidiaries .........................       38,206         32,993         32,507
Other .....................................................           44             43             23
                                                             -----------     ----------     ----------

     Total operating income ...............................      446,302        363,085        325,082

OPERATING EXPENSE
Interest expense ..........................................      160,229        167,241        120,997
Salaries and employee benefits ............................       24,083         18,073         16,117
Other .....................................................       12,553         13,245         12,400
                                                             -----------     ----------     ----------
     Total operating expense ..............................      198,559        149,514        149,514
                                                             -----------     ----------     ----------
Income before income taxes and equity in undistributed
 net income (loss) of subsidiaries ........................      249,437        164,526        175,568
Applicable income taxes (benefit) .........................        1,575        (10,466)        (6,807)
Equity in undistributed net income (loss) of subsidiaries:
  Bank ....................................................      784,731        606,872        450,375
  Non-bank ................................................       (6,170)        (5,598)       (10,250)
                                                             -----------     ----------     ----------
NET INCOME ................................................  $ 1,024,423     $  776,266     $  622,500
                                                             ===========     ==========     ==========
----------------------------------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS
 (dollars in thousands)

----------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                           1999            1998           1997
----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income ................................................  $ 1,024,423     $  776,266     $  622,500
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Equity in undistributed earnings of subsidiaries ........     (776,561)      (601,274)      (440,125)
  (Benefit) provision for deferred income taxes ...........       (4,644)           610           (233)
  Depreciation and amortization ...........................       19,481         12,924          9,615
  Decrease in other operating activities ..................       39,981         38,824         15,974
                                                             -----------     ----------     ----------
    Net cash provided by operating activities .............      302,680        227,350        207,731

INVESTING ACTIVITIES
Net increase in interest-earning time deposits due from
 bank subsidiary ..........................................     (568,183)        (8,800)       (58,238)
Net decrease (increase) in notes receivable from non-bank
 subsidiaries .............................................      446,960       (155,211)      (646,457)
Net (purchases) sales of premises and equipment ...........      (33,626)         5,741        (29,439)
Net investment in subsidiaries ............................     (321,370)       (87,339)       (37,701)
                                                             -----------     ----------     ----------
    Net cash used in investing activities .................     (476,219)      (245,609)      (771,835)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt ..................            -        493,918        679,304
Maturity of long-term debt ................................     (591,000)       (80,000)       (50,000)
Proceeds from issuance of junior subordinated deferrable
 interest debentures due to non-bank subsidiaries .........            -              -        286,469
Acquisition and retirement of preferred stock .............            -              -        (52,483)
Proceeds from issuance of common stock ....................    1,174,086              -              -
Proceeds from exercise of stock options and other awards ..       27,932         42,454         31,948
Acquisition and retirement of common stock ................     (211,337)      (247,260)      (157,446)
Dividends paid ............................................     (227,733)      (189,916)      (173,729)
                                                             -----------     ----------     ----------
    Net cash provided by financing activities .............      171,948         19,196        564,063
                                                             -----------     ----------     ----------
(Decrease Increase in Cash and Cash Equivalents ...........       (1,591)           937            (41)
Cash and cash equivalents at beginning of year ............        6,928          5,991          6,032
                                                             -----------     ----------     ----------
Cash and cash equivalents at end of year ..................  $     5,337     $    6,928     $    5,991
                                                             ===========     ==========     ==========
SUPPLEMENTAL DISCLOSURES
Interest expense paid .....................................  $   163,785     $  161,102     $  111,665
                                                             ===========     ==========     ==========
Income taxes paid .........................................  $         -     $        -     $        -
                                                             -----------     ----------     ----------
----------------------------------------------------------------------------------------------------------


                         REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

Board of Directors and Stockholders
MBNA Corporation

We have audited the accompanying consolidated statements of financial condition of MBNA Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBNA Corporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                             /s/ ERNST & YOUNG LLP



Baltimore, Maryland
January 14, 2000

                                 QUARTERLY DATA
--------------------------------------------------------------------------------
                                  (unaudited)

SUMMARY OF CONSOLIDATED QUARTERLY FINANCIAL INFORMATION
(dollars in thousands, except per share amounts)

--------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED                                                                 MARCH 31,           JUNE 30,
--------------------------------------------------------------------------------------------------------------------
1999
Interest income ...............................................................  $    541,348       $     586,824
Interest expense ..............................................................       314,567             319,763
Net interest income ...........................................................       226,781             267,061
Provision for possible credit losses ..........................................        84,464             129,756
Other operating income ........................................................       903,730           1,028,532
Other operating expense .......................................................       745,573             798,823
Income before income taxes ....................................................       300,474             367,014
Net income ....................................................................       185,993             227,182
Net income applicable to common stock .........................................       182,477             223,655
Earnings per common share .....................................................           .23                 .28
Earnings per common share--assuming dilution ..................................           .22                 .27

Weighted average common shares outstanding (000) ..............................       798,538             801,803

Weighted average common shares outstanding and common stock
 equivalents (000) ............................................................       834,887             838,771

1998
Interest income ...............................................................  $    465,653       $     458,337
Interest expense ..............................................................       290,080             291,454
Net interest income ...........................................................       175,573             166,883
Provision for possible credit losses ..........................................        88,598              78,542
Other operating income ........................................................       699,510             765,196
Other operating expense .......................................................       545,135             575,688
Income before income taxes ....................................................       241,350             277,849
Net income ....................................................................       149,396             171,988
Net income applicable to common stock .........................................       145,774             168,384
Earnings per common share .....................................................           .19                 .22
Earnings per common share--assuming dilution ..................................           .18                 .21
Weighted average common shares outstanding (000) ..............................       751,871             751,808
Weighted average common shares outstanding and common stock equivalents (000) .       792,247             790,417
--------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED                                                                  SEPTEMBER 30,       DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------
1999
Interest income ...............................................................     $    544,822        $    589,277
Interest expense ..............................................................          335,801             358,375
Net interest income ...........................................................          209,021             230,902
Provision for possible credit losses ..........................................          105,020              89,674
Other operating income ........................................................        1,118,307           1,157,252
Other operating expense .......................................................          751,413             781,899
Income before income taxes ....................................................          470,895             516,581
Net income ....................................................................          291,484             319,764
Net income applicable to common stock .........................................          287,859             316,119
Earnings per common share .....................................................              .36                 .39
Earnings per common share--assuming dilution ..................................              .34                 .38

Weighted average common shares outstanding (000) ..............................          801,890             801,804

Weighted average common shares outstanding and common stock
 equivalents (000) ............................................................          838,608             836,038

1998
Interest income ...............................................................     $    515,523        $    526,659
Interest expense ..............................................................          317,094             325,205
Net interest income ...........................................................          198,429             201,454
Provision for possible credit losses ..........................................           78,569              64,330
Other operating income ........................................................          831,211             933,052
Other operating expense .......................................................          601,163             685,218
Income before income taxes ....................................................          349,908             384,958
Net income ....................................................................          216,593             238,289
Net income applicable to common stock .........................................          213,046             234,770
Earnings per common share .....................................................              .28                 .31
Earnings per common share--assuming dilution ..................................              .27                 .30
Weighted average common shares outstanding (000) ..............................          751,806             751,937
Weighted average common shares outstanding and common stock equivalents (000) .          787,685             787,406
----------------------------------------------------------------------------------------------------------------------

                   PREFERRED STOCK PRICE RANGE AND DIVIDENDS
--------------------------------------------------------------------------------
                                  (unaudited)


----------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK PRICE RANGE AND DIVIDENDS

                                                                                                          DIVIDENDS
                                                                                                         DECLARED PER
SERIES A                                           HIGH              LOW               CLOSE             COMMON SHARE
----------------------------------------------------------------------------------------------------------------------
    1999
    First quarter ...........................   $  26 7/8         $     25 9/16      $   26 1/8          $    .46875
    Second quarter ..........................      27 3/8               25 15/16         25 15/16             .46875
    Third quarter ...........................      26 3/8               25               25 1/8               .46875
    Fourth quarter ..........................      25 1/2               22               25                   .46875

    1998
    First quarter ...........................      27 5/8               26 1/2           26 3/4               .46875
    Second quarter ..........................      27 7/16              26 5/8           27 1/16              .46875
    Third quarter ...........................      27                   26 1/2           26 1/2               .46875
    Fourth quarter ..........................      26 1/4               24 25/32         26                   .46875

SERIES B
    1999
    First quarter ...........................      25 5/8               24 3/4           25                   .34380
    Second quarter ..........................      25 5/8               25               25 3/16              .34680
    Third quarter ...........................      25 1/4               24 7/8           24 7/8               .37560
    Fourth quarter ..........................      25 3/4               23 9/16          24 1/2               .37590

    1998
    First quarter ...........................      26 1/16              25 3/16          25 7/8               .36600
    Second quarter ..........................      26 1/8               25 3/8           26 1/8               .36540
    Third quarter ...........................      26 7/16              25 5/8           25 5/8               .34900
    Fourth quarter ..........................      25 1/2               25               25                   .34380
----------------------------------------------------------------------------------------------------------------------

The Corporation has two series of preferred stock issued and outstanding, both with a $25 stated value per share. Each series of preferred stock is traded on the New York Stock Exchange, the Series A Preferred Stock under the symbol "KRBpfa" and the Series B Preferred Stock under the symbol "KRBpfb."

On January 10, 2000, the Corporation's Board of Directors declared a quarterly dividend of $.46875 per share on the 71/2% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.3997 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. Both dividends are payable April 15, 2000, to stockholders of record as of March 31, 2000.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS
--------------------------------------------------------------------------------
                                  (unaudited)

----------------------------------------------------------------------------------------------------------------------
COMMON STOCK PRICE RANGE AND DIVIDENDS
                                                                                                          DIVIDENDS
                                                                                                         DECLARED PER
                                                   HIGH              LOW               CLOSE             COMMON SHARE
1999
----------------------------------------------------------------------------------------------------------------------
First quarter ...............................   $   27 15/16      $     22 3/16      $   23 7/8          $       .07
Second quarter ..............................       30 3/4              22 1/2           30 5/8                  .07
Third quarter ...............................       32 1/2              22 13/16         22 13/16                .07
Fourth quarter ..............................       29 1/8              20 15/16         27 1/4                  .07

1998
First quarter ...............................       25                  17 3/16          23 7/8                  .06
Second quarter ..............................       25 5/16             20 5/16          22 1/16                 .06
Third quarter ...............................       25 1/16             15 11/16         19 1/16                 .06
Fourth quarter ..............................       25 3/8              13 3/4           24 13/16                .06
----------------------------------------------------------------------------------------------------------------------

The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol "KRB" and is listed as "MBNA" in newspapers. At January 27, 2000, the Corporation had 3,079 common stockholders of record. This does not include beneficial owners for whom Cede & Co. or others act as nominees.

On January 10, 2000, the Corporation's Board of Directors declared a dividend of $.08 per common share payable April 1, 2000, to stockholders of record as of March 16, 2000.

SENIOR EXECUTIVES (alphabetically)
--------------------------------------------------------------------------------

CHARLES M. CAWLEY, 59, is president of MBNA Corporation and chief executive officer of its banking subsidiary, MBNA America Bank, N.A. Mr. Cawley has more than 36 years' management experience in the financial services industry and was the senior member of the group that established MBNA in 1982. A graduate of Georgetown University and a member of its board of directors, Mr. Cawley also serves on the boards of the Eisenhower Exchange Fellowships, the American Architectural Foundation, the Marine Corps Law Enforcement Foundation, America's Promise, and the Owl's Head Transportation Museum. He is chairman of the board of The Grand Opera House in Wilmington, Delaware, and is on the executive committee of the boards of the Farnsworth Art Museum and the University of Delaware. Mr. Cawley is also a member of the board of trustees of St. Benedict's Preparatory School.

JOHN R. COCHRAN III, 48, is chief marketing officer and oversees all business development and marketing activities, including sales, marketing, advertising, regional marketing, telemarketing, and group administration. He is also responsible for Customer satisfaction, community relations, and external affairs. Mr. Cochran has 27 years' management experience in the financial services industry and was a member of the group that established MBNA in 1982. A graduate of Loyola College (Maryland), Mr. Cochran developed the endorsed marketing concept that has led to MBNA signing thousands of membership groups and financial institutions. He also established what is now one of the nation's largest financial institution telephone sales operations. Mr. Cochran is vice chairman of the board of trustees of Loyola College and is a member of the board of visitors of the Delaware Council for Economic Education, and the Delaware Public Policy Institute.

BRUCE L. HAMMONDS, 51, is chief operating officer and oversees MBNA's credit, Customer assistance, consumer finance, control, and information services. He is also responsible for MBNA Europe, MBNA Canada, and MBNA Consumer Services. Mr. Hammonds has 30 years' management experience in consumer lending and was a member of the group that established MBNA in 1982. A graduate of the University of Baltimore, Mr. Hammonds is director of the Delaware State Chamber of Commerce, the Delaware Housing Partnership, and the Delaware Business Roundtable. He is on the Board of Trustees of Goldey-Beacom College and is a member of the College of Business and Economics Visiting Committee at the University of Delaware.

M. SCOT KAUFMAN, 50, is chief financial officer and oversees MBNA's accounting, finance, and treasury activities. Mr. Kaufman is also responsible for administrative services and personnel. Mr. Kaufman joined MBNA in 1985 and has 29 years' experience in the financial services industry. A graduate of the University of Baltimore with an M.B.A. in finance, Mr. Kaufman has held senior management positions overseeing a variety of areas within MBNA and supervised the financial aspects of MBNA's transition to a public company in 1991. Mr. Kaufman began his career as an internal auditor, later becoming the corporate auditor, treasurer, and controller. Mr. Kaufman is active in many professional associations, including the American Institute of CPAs, the Financial Executive Institute, and the National Association of Accountants. He is also a member of the Delaware Economic and Financial Advisory Council.

ALFRED LERNER, 66, is chief executive officer of MBNA Corporation and chairman of its Board of Directors. Mr. Lerner has more than 17 years' management experience in banking and finance and has served as chairman and chief executive officer of MBNA Corporation since its initial public offering in 1991. He has been chairman of the Town and Country Trust since 1993 and was chief executive officer from 1993 to 1997. He has been chairman and owner of the Cleveland Browns since October 1998. A graduate of Columbia University and vice chairman of its board of trustees, Mr. Lerner also is president of the Cleveland Clinic Foundation and a member of its board of trustees. He is also a trustee of New York Presbyterian Hospital and Case Western Reserve University, and a member of the Board of Directors of the Marine Corps Law Enforcement Foundation.

RICHARD K. STRUTHERS, 44, a senior vice chairman, oversees MBNA's international, insurance, deposit, travel, business card, and portfolio acquisition activities. Mr. Struthers has 22 years' management experience in consumer lending and was a member of the group that established MBNA in 1982. He began his financial services career in 1977 as a manager for a national bank's consumer banking and credit card division. A graduate of Penn State University and the Retail School at the University of Virginia, Mr. Struthers has held senior management positions overseeing most of the major operating divisions of MBNA. He is a member of the board of directors of Emmaus House and is a member of the board of visitors of the Penn State Business School.

LANCE L. WEAVER, 45, a senior vice chairman, oversees corporate affairs, law, industry relations, investor relations, communications, real estate, and the MBNA Foundation. Mr. Weaver joined MBNA in 1991 and has 25 years' experience in consumer lending and administration. A graduate of Georgetown University, Mr. Weaver has had previous experience at two national banks as a vice president and senior vice president of mortgage lending activities. He is a member of the United Way of Delaware's Executive Committee and the Georgetown University Board of Regents. Mr. Weaver serves on the board of Tower Hill School and is vice chairman of the Business--Public Education Council in Delaware. He also serves on MasterCard International's Global Board, the Grand Opera House's Executive Committee, and is a member of the Board of Directors of Christiana Care Corporation.

                                MBNA CORPORATION
                               BOARD OF DIRECTORS
                              --------------------

ALFRED LERNER
Chairman and
Chief Executive Officer
MBNA Corporation

CHARLES M. CAWLEY
President
MBNA Corporation

Chief Executive Officer
MBNA America Bank, N.A.

JAMES H. BERICK, ESQ.
Partner Squire, Sanders & Dempsey L.L.P.
Former Chairman Berick, Pearlman & Mills Co., L.P.A.

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

Clinical Professor
Case Western Reserve University,
College of Medicine

MICHAEL ROSENTHAL, PH.D.
Professor
Columbia University

Former Associate Dean
for Academic Administration
Columbia College

                            MBNA AMERICA BANK, N.A.
                                    OFFICERS
--------------------------------------------------------------------------------
                              EXECUTIVE COMMITTEE
--------------------------------------------------------------------------------

     Gregg Bacchieri
     Kenneth F. Boehl
     Jules J. Bonavolonta
     Charles M. Cawley
     John R. Cochran III
     William H. Daiger, Jr.
     Ronald W. Davies
     Shane G. Flynn
     Bruce L. Hammonds
     M. Scot Kaufman
     Charles C. Krulak
     Alfred Lerner ex officio
     Michael G. Rhodes
     John W. Scheflen
     Michelle D. Shepherd
     David W. Spartin
     Richard K. Struthers
     Lance L. Weaver
     Vernon H.C. Wright

                              MANAGEMENT COMMITTEE
--------------------------------------------------------------------------------

     Steve Boyden
     Jae W. Chung
     Robert V. Ciarrocki
     Brian D. Dalphon
     Douglas R. Denton
     Robert J.A. Fraser
     Janine D. Marrone
     Frank B. McEntee
     William P. Morrison
     Terri C. Murphy
     Patrick J. O'Dwyer
     Francis H. Otenasek
     Kevin C. Schindler
     Diane C. Sievering
     April M. Stercula
     Kenneth A. Vecchione
     Kevin P. Wren
     Thomas D. Wren
     Terrance R. Flynn
     John J. Hewes

                              OPERATING EXECUTIVES
--------------------------------------------------------------------------------

     Frank Andrews
     Sunil F. Antani
     Ann L. Balthis
     Lisa F. Baughman
     Randall J. Black
     Elizabeth A. Cahill
     John P. Carey
     James E. Carrington
     Hugh L. Chater
     William T. Christie
     Michael H. Copley
     John A. Corrozi
     Richard M. Croswell
     Joseph R. Crouse
     Patrick Crowfoot
     Thomas L. Cuccia
     Douglas M. Cummings
     Salvatore A. DeAngelo
     Joseph A. DePaulo
     Joseph A. DeSantis
     Robert V. DeSantis
     Peter S.P. Dimsey
     Theodore Dixon
     Michael E. Durroh
     K. David Elgena
     Gloria G. Eppig
     James H. Erskine III
     William J. Esposito
     William M. Fore
     Lee M. Friedman
     John M. Gala
     Joseph J. Gatti
     Peter J. Gatti
     Brian F. Gimlett
     Helen F. Graham
     Mark Green
     J. Patrick Gugerty
     Bob B. Hallmark
       Chairman Emeritus
       Hallmark Information
       Services
     Richard A. Hardin, Sr.
     Vaughn C. Hardin
     David L. Harris
     Douglas O. Hart
     Robert J. Hayman
     James E. Healy
     Elizabeth Hershey-Ross
     David M. Hirt
     Anne T. Hogan
     Thomas W. Horne
     Richard G. Huber
     Scott A. Hudson
     Joseph F. Jaret
     James K. Kallstrom
     David B. Kedash
     Michael D. Keeports
     David L. Kot
     Kevin L. Kramer
     Thomas G. Lackey
     Elizabeth B. Lee
     Mark Levitt
     Craig S. Lewis
     Timothy E. Love
     Philip Manning
     Victor P. Manning
     Edward J. Matthews
     David H. Maxwell
     Kathleen B. McEntee
     Frank J. McKelvey III
     Charles K. Messick
     Charles H. Moloney
     Susan D. Morrison
     Paul Muller III
     Edward H. Murphy
     Peter Murray
     Al Natali
     Matthew H. Neels
     Maureen M. O'Brien
     Ian O'Doherty
     Kenneth R. Pizer
     Edward G. Plummer
     Gerald P. Plush
     Jerald M. Pollard
     John C. Richmond
     Karen E. Rose
     Salvatore J. Rossi, Jr.
     James J. Roszkowski
     Robin D. Russell
     W. Craig Schroeder
     Michael S. Schuck
     Richard E. Seta
     Stephen K. Shock
     Maureen Sierocinski
     David L. Simms
     Richard B. Skinner, Jr.
     Brett H. Smith
     Timothy P. Staley
     Penelope J. Taylor
     Thomas G. Thomaides
     James D. Thornton
     Tracey L. Tibbs
     Thomas D. Veale
     William W. Wagner
     Steven P. Walczak
     Howard C. Wallace
     Todd T. Weaver
     Charles F. Wheatley
     Robert J. Wolf

SUBSIDIARIES OF MBNA CORPORATION
--------------------------------------------------------------------------------

MBNA AMERICA BANK, N.A.
The principal subsidiary of MBNA Corporation, MBNA America, a national bank with $72.0 billion in managed loans, is the largest independent credit card lender in the world. It also provides retail deposit, consumer loan, and insurance products. MBNA America is the recognized industry leader in affinity marketing, with endorsements from thousands of membership organizations and financial institutions.

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

MBNA CANADA BANK (MBNA CANADA)
MBNA issues credit cards in Canada. MBNA Canada began marketing in early 1998 and is headquartered in Ottawa, Ontario, with a business development office in Montreal, Quebec.

MBNA INSURANCE SERVICES
MBNA Insurance Services markets and services credit-related Life and Disability, personal Property & Casualty, and Life & Health insurance.

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

CORPORATE REGISTRARS AND TRANSFER AGENTS
--------------------------------------------------------------------------------

National City Bank (common stock)
The Bank of New York (preferred stock)

PRINCIPAL FINANCIAL CONTACT
--------------------------------------------------------------------------------

For further information about MBNA Corporation or its subsidiaries, please contact:

David W. Spartin                             Steve Boyden
Vice Chairman                                Director, Investor Relations
MBNA Corporation                             MBNA Corporation
Wilmington, DE 19884-0141                    Wilmington, DE 19884-0131
(800) 362-6255                               (800) 362-6255
(302) 456-8588                               (302) 432-1480

Internet address: www.mbna.com

COMMON STOCK
--------------------------------------------------------------------------------

Listed on New York Stock Exchange
Stock Symbol KRB

[RECYCLE PAPER LOGO] This annual report was printed on paper recycled from MBNA offices.

                            [MBNA CORPORATION LOGO]

--------------------------------------------------------------------------------


                              [PHOTO] automobile

                              ATTENTION TO DETAIL
                            DRIVES EVERYTHING WE DO.









--------------------------------------------------------------------------------
                            SUCCESS IS NEVER FINAL.