Form 10-K405, Exhibit 13
period 2000-12-31
MBNA CORP
filed 2001-03-23
CIK 870517

SUCCESS IS GETTING THE RIGHT CUSTOMERS
AND KEEPING THEM

2000 ANNUAL REPORT

CONTENTS

2	Ten-Year Highlights

3	Financial Highlights

4	2000 Highlights

5	To Our Stockholders

6	What We Do

7	Our 10th Year as a Public Company

10	How We Get the Right Customers

12	New Products

15	Asset Quality

16	Think of Yourself as a Customer

18	Other Businesses

22	MBNA Foundation

26	MBNA Office Locations

27	Financial Contents

83	Board of Directors

84	Officers

Cover photo:

MBNA executives ring the closing bell at the New York Stock Exchange to celebrate 10 years as a public company. Pictured (left to right) are: Alfred Lerner,* M. Scot Kaufman,* Richard K. Struthers, Richard A. Grasso (NYSE), Lance L. Weaver, Diane S. Kedash, Michael G. Rhodes, Penelope J. Taylor, John R. Cochran III,* Michelle D. Shepherd, Ronald W. Davies,* Charles M. Cawley,* Bruce L. Hammonds,* Randolph D. Lerner*

*Also present at original listing ceremony in 1991.

MBNA Is A Company Of People Committed To:

•	Providing the Customer with the finest products backed by consistently top-quality service.

•	Delivering these products and services efficiently, thus ensuring fair prices to the Customer and sound earnings for the stockholder.

•	Treating the Customer as we expect to be treated—putting the Customer first every day—and meaning it.

•	Being leaders in innovation, quality, efficiency, and Customer satisfaction. Being known for doing the little things and the big things well.

•	Insisting on an inclusive work environment where every single person is given the encouragement, support, and opportunity to be successful.

•	Expecting and accepting from ourselves nothing short of the best. Remembering that each of us, the people of MBNA, makes the unassailable difference.

Getting the right Customers and keeping them is the foundation of our business. It demands a single-minded commitment to Customer satisfaction. Meeting this commitment requires tough standards, good people, and constant attention to the importance of each individual Customer. It means having an attitude. Written by Charlie Cawley, and introduced during the summer of 1986, the precepts above express our attitude. They are displayed throughout the company, and each person carries a copy. These words have been reviewed every year since they were written, and until now not one word had ever been changed. This year, a new precept about the people of the company has been added. These precepts are simple and straightforward, and we mean every single word.

TEN-YEAR HIGHLIGHTS

“Every great and commanding event in the annals of the world is a triumph of enthusiasm—nothing great was ever achieved without it.”

2    THINK OF YOURSELF AS A CUSTOMER

FINANCIAL HIGHLIGHTS

Year Ended December 31,	2000	1999	1998	1997	1996

(dollars in thousands, except per share amounts)

Per Common Share Data for the Year

Earnings	$1.58	$1.26	$1.01	$.80	$.61

Earnings —assuming dilution	1.53	1.21	.97	.76	.59

Dividends (a)	.32	.28	.24	.21	.19

Book value	7.53	4.97	2.90	2.34	1.87

Ratios

Return on average total assets	3.94%	3.62%	3.38%	3.25%	3.26%

Return on average stockholders’ equity	25.79	27.18	36.91	35.56	34.46

Stockholders’ equity to total assets	17.13	13.61	9.27	9.25	10.00

Financial Statement Data for the Year

Net interest income	$1,083,952	$933,765	$742,339	$692,390	$640,477

Other operating income	5,093,174	4,207,821	3,228,969	2,812,879	1,895,923

Net income	1,312,532	1,024,423	776,266	622,500	474,495

Deposits	24,343,595	18,714,753	15,407,040	12,913,213	10,151,686

Stockholders’ equity	6,627,278	4,199,443	2,391,035	1,970,050	1,704,308

Managed Loan Data

Managed loans at year end	$88,790,721	$72,255,513	$59,641,106	$49,379,860	$38,623,533

Sales and cash advance volume	125,683,731	105,806,935	82,968,874	66,399,425	48,666,129

(a)	On January 10, 2001, the Board of Directors approved an increase of 12.5% in the quarterly dividend to $.09 per common share.

THINK OF YOURSELF AS A CUSTOMER    3

ALFRED LERNER	CHARLES M. CAWLEY	JOHN R. COCHRAN	BRUCE L. HAMMONDS

      “The compelling principle on which MBNA’s present and future rests is an unswerving belief that success is essentially the result of an unrelenting pursuit of Customer satisfaction.”

      “Attention to Customer satisfaction can become a company’s mindset only if all of its people live it with passion, persistence, and above all consistency.”

      “It’s Customer satisfaction that sets us apart and it’s Customer satisfaction that drives our success.
It’s Customer satisfaction that makes our Customers use our cards first and most often.”

2000 HIGHLIGHTS

Continued consistent earnings record, averaging an increase of 25%, in each of the 40 quarters or 10 years since becoming a public company.

Grew managed loans $16.5 billion, or 23% from 1999, to $88.8 billion—more than two times the industry’s overall growth rate.

Added 13.7 million new accounts.

Acquired endorsements of 459 new groups, including the United States Tennis Association (USTA), National Audubon Society, Thurgood Marshall Scholarship Fund, Atlanta Braves, Fraternal Order of Police, Rotary International, Ameritrade, United Parcel Service, barnesandnoble.com, First Union Corporation, Ontario Trial Lawyers Association (Canada), America Online (U.K.), and The Corps of Royal Engineers (U.K.).

Extended exclusive endorsement agreements with more than 700 organizations, including the University of North Carolina, Major League Baseball, American Medical Student Association, and The Nature Conservancy.

Maintained superior credit quality with charge-offs well below published industry averages.

Continued expansion of MBNA International to 5.6 million Customers with $8.8 billion in loan balances, an increase of 23% from 1999. Completed the third full year of operations in Canada with $1.5 billion in loan balances and 333 group endorsements.

Grew Consumer Finance loans to $9.5 billion. Entered into 70 new sales finance partnerships with high-quality organizations, including Apple Computer; Fujitsu PC Corporation; Schwinn, Inc.; and Uniglobe Travel, Inc.

Launched MBNA.com, the hub for all Internet products and services. Enrolled 1.3 million Customers to use MBNA Net Access, MBNA’s online banking service. MBNA ShopSafe and MBNA MarketPlace were introduced providing greater options for shopping online. Internet marketing efforts generated one million new Customers in 2000 and MBNA.com now serves more than three million Customers.

4    THINK OF YOURSELF AS A CUSTOMER

TO OUR STOCKHOLDERS

      This report presents MBNA’s full-year results for 2000, our 19th year in business, our 10th as a public company, and our best year yet. Earnings increased 28% to $1.313 billion—bringing to 40 the number of consecutive quarters of consistent earnings per share growth averaging 25% since MBNA became a public company in 1991. Loans outstanding grew to $88.8 billion, a $16.5 billion increase over year-end 1999. This 23% growth rate was more than two times that of our industry. We also added 13.7 million new accounts. The characteristics of new cardholders are consistent with the superior quality of the company’s existing Customers. The typical new Customer has a $68,000 average annual household income, has been employed for 11 years, owns a home, and has a 17-year history of paying bills promptly. Our loan losses continue to be significantly lower than published industry levels.

      MBNA provides a service that enables people to have the things they need today while paying for them sensibly out of future income. It is a good business and an enduring one. We provide this service through a credit card and will continue to do so. We are also expanding our international and consumer finance businesses.

      Everything that happens at MBNA is the direct result of the commitment, attitude, and dedication of the people who work here. We are very proud of the people of MBNA and what they have accomplished over the last 19 years—10 as a public company. We’re sure you are proud of them too.

      We hope you enjoy this report and find it informative.

ALFRED LERNER	CHARLES M. CAWLEY

JOHN R. COCHRAN	BRUCE L. HAMMONDS

“If it is true that every Company is a portrait of all of its people . . . MBNA is a masterpiece.”

THINK OF YOURSELF AS A CUSTOMER    5

WHAT WE DO

      MBNA Corporation is a holding company comprised of three banks: MBNA America, a national bank in the United States; MBNA Europe, a fully chartered bank in the United Kingdom; and MBNA Canada, a fully chartered bank in Canada. Like other national banks, we take deposits and make loans. Our deposit business totals $24 billion and our consumer finance business, which offers Customers access to a variety of loan products, totals $9.5 billion.

      But that’s where the similarity to a traditional bank ends. We don’t have a branch network, and we emphasize one business—making loans to individuals through credit cards. We provide a service that frees people from the need to carry cash and lets them have the things they need today while paying for them sensibly out of future income.

      Credit card lending is a good business for a number of reasons. There is widespread demand for credit cards, and there are nearly 200 million people in the United States, the United Kingdom, and Canada who qualify for them. Further, the market for credit cards continually refreshes itself as young people reach adulthood.

      Done right, credit card lending produces low-risk assets. It is a business with no concentration of risk. There are no geographic, industry, or Customer concentrations. Our $89 billion loan portfolio is spread among millions of active borrowers in the United States, the United Kingdom, and Canada.

      The credit card is a product that nearly everyone wants. Although this is a strength, it also makes credit card lending a business in which success comes only to those who can differentiate themselves. We do so through the methods we use to attract new Customers and satisfy them once we have them. In the credit card business, if you’re not good at both of these things, nothing else matters. MBNA is very good at both.

MBNA Gold
MBNA Quantum
MBNA Platinum Plus

MBNA is the leader in innovative new products, from our Gold and Platinum Plus credit cards to the latest : the exclusive Quantum credit card.

Consistent Profitable Growth Managed Loans ($ Billions) Net Income ($ Millions)

6    THINK OF YOURSELF AS A CUSTOMER

MICHELLE SCHWANDT Director, Customer Satisfaction	THOMAS W. BROOKS Director, Central Region

Over the last 10 years, MBNA has emerged as the world’s leading independent credit card lender, increasing market share of combined Visa/MasterCard loans in the U.S. to 15%.

University of Georgia The Nature Conservancy	OUR 10TH YEAR AS
A PUBLIC COMPANY

      During 2000, MBNA recorded its 10th consecutive year of earnings per share growth, averaging 25%, since its initial public offering in 1991. Net income grew to $1.3 billion in 2000 from $149.2 million in 1991, an average annual growth rate of 26%. Managed loans grew a record $16.5 billion to $88.8 billion, a 23% growth rate that was more than two times the rate of the overall U.S. credit card industry.

The credit card business remained very competitive in 2000—but there is still plenty of room to grow. Over the past 10 years, we’ve increased our market share of combined Visa and MasterCard loans from 5% to 15% in the United States while solidifying our position as the largest independent credit card lender in the world. MBNA products are currently being used by more than 51 million people worldwide, compared to seven million during 1991.

(continued)

THINK OF YOURSELF AS A CUSTOMER    7

“When it came time to renew our affinity card program, there was no question that we would extend our partnership with MBNA. They understand sports marketing, and no one else leverages the power of Major League Baseball like they do. They are wonderful caretakers of the National Pastime.”

“MBNA’s investment in TMSF’s mission to preserve the rich legacy of the late Justice Thurgood Marshall’s commitment to academic excellence in Black Public Higher Education is the best way to ensure that we continue to have new leaders for our nation. MBNA’s strong commitment to education helps TMSF’s 44 member colleges and universities preserve the rich academic environments for more than 215,000 young men and women. Because of corporate partners such as MBNA, these young men and women are being prepared as the next generation of leaders.”

PAUL M. BEESTON  (left)

President and Chief Operating Officer, Major League Baseball

TIMOTHY J. BROSNAN

Executive Vice President, Business, Major League Baseball Properties

DWAYNE ASHLEY

President, Thurgood Marshall Scholarship Fund

8    THINK OF YOURSELF AS A CUSTOMER

(continued from page 7)

OUR 10TH YEAR AS A PUBLIC COMPANY

      In 2000, our International and Consumer Finance businesses continued to grow, as did our Insurance business. In addition, MBNA acquired the high-quality credit card portfolio of First Union, the nation’s sixth-largest bank. Along with acquiring First Union’s credit card loans, MBNA markets personal, business, and corporate credit card products to First Union’s 15 million customers under a long-term agreement.

      Maintaining the quality of our rapidly growing loan portfolio is essential. Loan losses have remained well below the averages of typical bank credit card lenders. Additionally, MBNA Customers remain very loyal. Our Customers use their cards more often and carry balances 52% higher than the industry average.

      MBNA has produced consistent results in each of its 10 years as a public company. During that time we’ve created a marketing franchise with thousands of endorsements from membership organizations, expanded our regional and international centers, and invested in new technology and processing systems dedicated to serving the needs of our Customers. Most importantly, we continue to make lending decisions one Customer at a time.

Our Customers use us more:

	MBNA	Industry

Average Account Balance	$3,519	$2,311

Average Transaction	$129	$99

“Customers respond better to a hugging than a mugging.”

MBNA’s credit card program with L.L.Bean generated more than 300,000 new Customers in the year 2000. This program alone has 1.6 million Customers and $1.5 billion in loan balances.

THINK OF YOURSELF AS A CUSTOMER    9

HOW WE GET THE RIGHT
CUSTOMERS AND KEEP THEM.

      MBNA’s strategic plan can be summarized in nine words: Success is getting the right Customers and keeping them. In 1982, we began selling our credit card products to people with a strong common interest by marketing to members of endorsing groups—known as affinity marketing. The first organization that endorsed MBNA’s credit cards was the Georgetown University Alumni Association. Nineteen years later, we have gone on to receive the endorsement of more than 4,700 other membership organizations and financial institutions in the United States, the United Kingdom, and Canada. Our success in affinity marketing has helped create the marketing franchise that generated 13.7 million new accounts in the year 2000.

      MBNA’s largest market sector is made up of professional organizations. We currently have the endorsement of more than 1,400 professional groups, including 38 state dental, 41 state bar, 38 state medical, and 49 state nurses associations. This sector alone has generated nearly $20 billion in loans. Typical professional organizations include the American College of Surgeons, the American Medical Student Association, and the National Society of Professional Engineers. Overall, MBNA credit cards are carried by 67% of all physicians, 47% of all lawyers, 67% of all dentists, and more than 30% of all nurses, teachers, engineers, and architects in the United States.

      In our sports business, we’ve received more than 530 endorsements by groups whose members and fans have generated $6.1 billion in loans. Our focus on sports has made MBNA’s credit card the official card of the National Football League, Major League Baseball, the National Hockey League, NASCAR, the United States Tennis Association, and the Professional Golfers Association of America. In addition, 76 major league sports franchises from the NBA, NFL, NHL, and MLB endorse MBNA products.

      MBNA is also the official card of more than 600 colleges and universities, including nine of the Big 10 schools and six of the Pac 10 schools. More than 3.5 million alumni and students from these schools use MBNA products, and have produced $6.4 billion in loans. Through the colleges and universities sector, we attract high-quality Customers as they enter the workforce after graduation.

      Although MBNA doesn’t have branches, our products are sold in more than 12,000 bank offices across the United States and

Columbia University Penn State University

Association of Trial Lawyers of America National Society of Professional Engineers American Medical Student Association

National Football League Major League Baseball National Hockey League

10    THINK OF YOURSELF AS A CUSTOMER

MARKETING
HIGHLIGHTS

•	17.5 million new Customers

•	459 new endorsements

•	4,700 total endorsements

•	$16.5 billion in loan growth

•	$88.8 billion in managed loans

the United Kingdom through the endorsement of hundreds of financial institutions. MBNA has more than eight million financial institution Customers with $13 billion in loans. Altogether, MBNA has generated more than $60 billion in loans from Customers through affinity groups over the last 10 years.

      MBNA received the endorsement of 459 new organizations in 2000, including barnesandnoble.com, United Parcel Service, America Online (U.K.), Ameritrade, National Audubon Society, Atlanta Braves, First Union, Philadelphia Flyers, and the United States Tennis Association. These new endorsements strengthen MBNA’s marketing franchise and will be an important source of new accounts for many years

Barnes & Noble National Audubon Society United States Tennis Association First Union

MBNA generated three million credit card applications at more than 8,000 events in the year 2000, such as sporting events. The MBNA NASCAR credit card program alone added a record 150,000 new accounts thanks in part to MBNA’s support of Joe Gibbs Racing and driver Bobby Labonte—the 2000 Winston Cup Champion.

C. MICHAEL CAWLEY, M.D.
NASCAR Fan

JOE GIBBS
Team Owner, Joe Gibbs Racing

BOBBY LABONTE
2000 Champion, NASCAR Winston Cup Series

THINK OF YOURSELF AS A CUSTOMER    11

NEW PRODUCTS AND SERVICES

MBNA.com

      MBNA continues to lead in innovation with the introduction of several new products and services. Centering on our Internet platform, MBNA launched MBNA.com that now serves more than three million Customers. Through a single web address, www.MBNA.com, Customers can access account information, apply for new loan accounts, shop for additional products and services, plan and finance travel, and open CD and money market accounts.

      More than 1.3 million MBNA Customers enrolled to use the Net Access online banking service in 2000. Net Access brings the power of the Internet to Customers and gives them all the services they need to manage their credit card accounts—24 hours a day—from their personal computers. This highly secure site enables Customers to get real-time information on their accounts, track charges and payments, request address changes and credit reference letters, review recent statements, pay monthly bills, and more.

      MBNA has also enhanced its e-wallet product to simplify online shopping by allowing Customers to store credit card and pre-filled shipping information securely while using a one-click feature to shop at more than 1,500 Internet merchant sites. To help make our Customers more confident shopping online, MBNA introduced ShopSafe, an Internet-based security feature that generates substitute credit card numbers for Customers to use when making online purchases. The company also introduced MarketPlace, an online shopping center that enables Customers to browse through thousands of products and services conveniently, compare prices and features, and read product reviews.

      In 2000, e-commerce spending was nearly twice 1999’s level and is expected to triple over the next two years, as credit cards continue to be the predominate method of payment on the Web. MBNA Customers alone spent nearly $3 billion over the Internet in 2000.

Ameritrade America Online (UK)

MARKET PLACESM

Innovative new products and services, such as MBNA ShopSafe and MarketPlace, provide MBNA Customers with greater online options and enhanced Customer satisfaction

Image from MBNA.com home page

12    THINK OF YOURSELF AS A CUSTOMER

MATTHEW T. TWYMAN, III Department Manager, Customer Assistance	WENDY D. STAUDT Director, Cleveland Business Development

MBNA’s fast-growing Internet presence links us to the Web sites of more than 1,600 of our endorsing organizations. In 2000, MBNA generated more than one million new Customers through the Internet.

HIGHLIGHTS

•	3 million Customers served through MBNA.com

•	1.3 million Customers enrolled to use Net Access, MBNA’s online banking service

•	$3 billion spent by MBNA Customers at Internet merchants

•	MBNA ShopSafe and MarketPlace introduced

•	1 million Quantum Customers

MBNA Quantum

Quantum

      MBNA also introduced Quantum, an exclusive credit card that meets the needs of affluent Customers. The translucent credit card features high lines of credit, distinctive travel benefits, and peerless Customer satisfaction and resulted in nearly one million Customers. This product has been particularly appealing to professionals such as physicians, engineers, and teachers.

“Complacency is devastating.”

THINK OF YOURSELF AS A CUSTOMER    13

“After an extensive evaluation, we selected MBNA because of their strong commitment and ability to provide service excellence to our most important asset—our banking customers.”

“A colleague once summed up his experience with MBNA quite simply by saying “MBNA consistently underpromises and overdelivers.’ That is exactly the experience we have had with MBNA—dedication to superior service conducted under the highest professional standards.”

RONALD W. EASTBURN Chief Executive Officer, SunTrust BankCard, N.A. DEBORAH B. DUBOSE Executive Director, Clemson Alumni Association

14    THINK OF YOURSELF AS A CUSTOMER

ASSET QUALITY

      Getting the right Customer begins with effective targeted marketing and ends with superior underwriting by MBNA credit analysts. One of the many ways MBNA is different from other credit card issuers: People—not computers—decide whether or not to approve an account. MBNA’s credit analysts review millions of applications every year. They rely on sophisticated technology and behavioral scoring systems to assist them in choosing the right Customers and assigning the right credit lines. However, the most important tools are their experience and good judgment.

      When a credit analyst is reviewing an application, she or he has the flexibility to say “yes,” “no,” or “maybe.” If the answer is “maybe,” which happens 25% of the time, the analyst contacts the applicant for additional information, thus gaining a better understanding of the applicant’s circumstances before making a final decision. An automated system would make the decision without having this additional information—information that is critical in making the right decision.

      This personal approach has helped build a superior Customer base. A typical MBNA credit card Customer has an average household income of $64,000, owns a home, and has a 16-year history of paying bills on time. Not only do our Customers look good, they perform well. Our Customers use their cards 52% more than the average credit card holder does, with typical purchase amounts 30% higher than the average credit card transaction. The result is higher loan balances per Customer and greater revenue for MBNA. In addition, loss rates in 2000 continued to be well below the industry average. The characteristics of our Customers have remained relatively unchanged over the last 19 years, and this will continue.

LOAN LOSS COMPARISON

The Ducks Unlimited credit card was launched in 1985 and has generated more than 190,000 Customers and $320 million in loan balances. Ducks Unlimited members also have millions of dollars on deposit with MBNA in money market and CD accounts.

THINK OF YOURSELF AS A CUSTOMER    15

Getting the right Customers is only part of the job. MBNA keeps Customers by treating them well, because the people of MBNA think of themselves as Customers every minute of every day. We keep Customers by exceeding their expectations every single time they contact us. Each person who works here has the opportunity to influence the way Customers feel about the company. Maintaining high levels of Customer satisfaction has enabled us to retain consistently our most profitable Customers.

Commitment to Customer satisfaction is a pervasive and unrelenting attitude. We hire people who like other people and then give them the tools they need to satisfy Customers. We develop and manage technology internally to ensure the reliability and responsiveness of the data processing and telecommunication systems used to satisfy Customers.

      THINK OF YOURSELF AS

“At MBNA, we strive to attract a diverse, talented workforce dedicated to satisfying the Customer. It’s an attitude we believe makes good sense from a business point of view and from a people point of view.”

PENELOPE J. TAYLOR Vice Chairwoman Administration

“At MBNA, we’ve always been incredibly focused on providing our Customers with the finest products, and we’ve always supported these products with the finest service.”

MICHELLE D. SHEPHERD Vice Chairwoman Product Development

“What we often call “the magic of MBNA’ is really a reference to the people of MBNA. People are what make us a leader in both the lending business and the community, and they’re absolutely essential to our continuing success.”

GENERAL CHARLES C. KRULAK, USMC (Ret.) Chief Executive Officer MBNA International

“MBNA’s success at satisfying Customers is a direct result of the type of people that work at MBNA—people who like other people.”

JANINE D. MARRONE Vice Chairwoman Customer Satisfaction

“Each individual at MBNA is absolutely fundamental to satisfying our Customers.”

SHANE G. FLYNN Chief Executive Officer MBNA Marketing Systems

16    THINK OF YOURSELF AS A CUSTOMER

A CUSTOMER

“There are many things we do at MBNA to keep the right Customers. But the most important by far is the superior level of service we provide.”

JAE W. CHUNG Senior Executive Vice President Finance

“Since the earliest days of MBNA, the people of the company have displayed a commitment to not only serving Customers but serving the community as well.”

JOSEPH A. DE SANTIS Senior Executive Vice President Marketing

“MBNA’s success begins with attracting the right Customers—satisfying them once they become Customers determines our future success.”

TERRI C. MURPHY Vice Chairwoman Personnel

“MBNA focuses on satisfying one Customer at a time, which strengthens our relationship with individual Customers as well as with the membership groups that endorse our products.”

JAMES D. THORNTON Senior Executive Vice President Quality Assurance

“Successful marketing hinges on reaching the right Customers. We do that very well through a variety of methods, including direct mail, telesales, direct promotions events, advertising, and the Internet.”

MICHAEL G. RHODES Vice Chairman Marketing

Our Customer Satisfaction area receives more than 80 million inquiries from Customers every year—inquiries ranging from requests for credit line increases and duplicate statements to questions about card benefits and account balances. Each of these contacts is an opportunity to demonstrate why MBNA people have consistently been recognized throughout the industry for providing unparalleled Customer service.

We quantify our success at satisfying Customers through the daily Customer Satisfaction Test, which tracks service in 12 categories. The results are posted on boards throughout the company to remind MBNA people that everything they do affects the Customer. We reward everyone in the company based on the achievement of a demanding set of standards.

THINK OF YOURSELF AS A CUSTOMER    17

OTHER BUSINESSES

      MBNA continues to invest in other products and services. In 2000, we expanded our international, consumer finance, and consumer services businesses to better position the company for future growth.

MBNA International

      MBNA’s international business in the United Kingdom, Ireland, and Canada reached $8.9 billion, up 23% from $7.2 billion in 1999, with 5.6 million Customers. Internationally, we employ the same business strategy as in the United States—marketing to people with a strong common interest.

      MBNA Europe

      MBNA continues to grow in the United Kingdom and Ireland, where we have built a combined 12% market share. Outstanding loans grew to $7.4 billion with more than four million Customers. MBNA Europe has earned the endorsements of 825 membership organizations, including more than 50 in Ireland. Examples of new signings in 2000 include AOL (UK), Association of Teachers and Lecturers, The Corps of Royal Engineers, and Gateway. MBNA’s European operation now has more than 2,800 people at four locations in the United Kingdom and Ireland, including an international call center in Dublin that also actively markets to people in the United States.

      MBNA Canada

      MBNA Canada has completed its third full year of marketing and is producing results similar to those of MBNA Europe at a comparable point in time. Outstanding loans reached $1.5 billion, 63% higher than the end of 1999, and MBNA Canada now has 1.5 million Customers. MBNA Canada signed new endorsements with 87 membership organizations in 2000, including the University of Alberta, Ontario Trial Lawyers Association, and the Council for Exceptional Children. In total, 333 organizations endorse MBNA Canada’s products. There are nearly 700 people working for MBNA Canada at its two locations in Ottawa, Ontario, and Montréal, Québec.

Irish Heritage–Emerald Manchester United The Corps of Royal Engineers Royal College of Surgeons in Ireland

University of Alberta Toronto Maple Leafs Canadian Nurses Association

18    THINK OF YOURSELF AS A CUSTOMER

HIGHLIGHTS

•	$8.9 billion in international outstandings

•	167 new international endorsements, bringing the total to nearly 1,200

•	$9.5 billion in Consumer Finance loans

•	70 new Sales Finance partnerships

•	2.6 million Customers insured

MBNA Consumer Finance

      MBNA’s consumer finance business grew $3.3 billion or 52% from 1999, with loans reaching $9.5 billion. This business had its best acquisition year ever, adding 1.4 million new accounts, bringing total accounts to more than three million. Consumer Finance’s two primary products, revolving lines of credit accessed by check and unsecured loan accounts, grew a combined $2.6 billion, or 62%, to $6.8 billion.

      Sales Finance

      Consumer Finance’s Sales Finance products continued to produce strong results with $2.4 billion in loans, up 30% or $600 million from 1999. MBNA offers point-of-sale retail loans for a wide variety of major purchases such as computers, travel packages, and elective surgery. MBNA currently has 120 partners, including Gateway, TLC Laser Eye Center, American Society of Plastic and Reconstructive Surgeons, and Ethan Allen. In 2000, MBNA and Apple Computer introduced instant financing for Apple customers online. These programs have helped fuel nearly 700,000 new consumer finance accounts added via the Internet in 2000.

In 2000, MBNA increased its market share in the United Kingdom and Ireland to 12%, which represents four million Customers. In Canada, MBNA increased its market share to 5%—MBNA Canada now has 1.5 million Customers.

P.J. O’DWYER
Vice Chairman and Chief Operating Officer
MBNA International Bank, Ltd.

THINK OF YOURSELF AS A CUSTOMER    19

“When we considered moving our program from a different issuer, MBNA impressed us as an outstanding organization. Through their energy and enthusiasm, the people of MBNA exemplify a total commitment to Customer satisfaction that matches the high standards we have for our member and consumer services.”

“As a membership organization, AAA is committed to providing high-quality products backed by customer service excellence. To a large degree, the success of the AAA/MBNA partnership is a result of the alignment of our customer service principles, which are consistent with the “Think of yourself as a Customer’ philosophy.”

JOHN FLICKER President, National Audubon Society ROBERT L. DARBELNET President and Chief Executive Officer, AAA

20    THINK OF YOURSELF AS A CUSTOMER

PETER OPPENHEIMER Vice President of Finance and Controller, Apple Computer

“Apple is all about making the best technology more accessible to consumers. We are proud to work with MBNA, a recognized pioneer in providing immediate web-based loan decisions, to give more people a chance to experience our revolutionary products.”

MBNA began marketing to the members of AOPA in 1984. Today, more than 140,000 aircraft owners carry an MBNA credit card with loans totaling more than $400 million. AOPA members also benefit from an aircraft financing program for new or used aircraft.

(continued from page 19)

MBNA Consumer Services

      MBNA Consumer Services continued its success in cross-selling diverse, high-quality products and services to our Customers in 2000. These products will continue to be a growing source of non-interest revenues for MBNA.

      Insurance Services

      MBNA has been selling credit-related insurance since 1987 and now has 2.6 million Customers. Over the past few years, the company has greatly expanded its insurance business. MBNA began offering auto insurance in 1999 and has opened nearly 100,000 new policies through 2000. In addition, more than 100 affinity groups endorse MBNA insurance products, including Penn State University, the American Nurses Association, and the Telephone Pioneers of America.

      MBNA also began cross-selling several other insurance-related products, including life and health and fixed annuities. In total, nearly 20,000 of these new insurance policies were opened. The insurance business continues to be a logical extension of our product offerings.

THINK OF YOURSELF AS A CUSTOMER    21

MBNA FOUNDATION

      The people of MBNA have always been active in the community. Over the past 10 years, the impact of this involvement has increased significantly as MBNA has grown from 4,000 to 25,000 people. Formal programs to encourage volunteering, assist in education, award community grants, and identify additional needs in the community were established. MBNA’s commitment to the community—led by the individual dedication of MBNA people through nearly two decades—continues to expand today.

      In 1997, MBNA established a foundation to expand and formalize this commitment. The MBNA Foundation strives to improve the quality of life in communities where MBNA people live and work. Its main objectives are to enhance the quality and availability of education through grants and scholarships, provide assistance to human service organizations that help people in need, support environmental conservation and preservation, and aid organizations that enable people—especially young people—throughout the community to enjoy and learn more about the arts.

      In 2000, the MBNA Foundation began a number of new initiatives to benefit local communities. The Foundation awarded its first grants and scholarships to students in Cleveland and created a library grants program in mid-coast Maine. The Foundation also launched a new Web site (www.mbnafoundation.org) to make information more accessible to teachers, students, and community organizations.

      Improving education is an ongoing priority for MBNA. The MBNA Foundation has awarded $15 million in scholarships to enable 917 talented, lower-income students to attend college. The Foundation has also given $17.4 million in grants to help improve the quality of education in local classrooms and libraries, including special needs grants to help people with cognitive disabilities. For teachers and students in kindergarten through twelfth grade, the Foundation has provided volunteer support, tutoring and mentoring programs, assistance with operating expenses, funding for need-based scholarships, college and career counseling, summer internships, and other educational and advisory services at a number of local schools. The Foundation also supports numerous colleges and universities, including several schools that count many MBNA people among their alumni.

The MBNA Foundation strives to improve the quality of life in communities where MBNA people live and work.

22    THINK OF YOURSELF AS A CUSTOMER

CRAIG SCHROEDER (left)
Executive Director, MBNA Foundation

KAREN YANICK
Director of Volunteer Programs, MBNA Foundation

SAM CONKLING
Member of the Educational Grants Committee–Maine

JEFFREY MARTINI
Scholarship Manager, MBNA Foundation

Through grants and scholarship programs, the MBNA Foundation helps increase the availability of high-quality education and supports educational initiatives that make a difference in young peoples’ lives.

MBNA FOUNDATION HIGHLIGHTS

•	Provided 917 four-year college scholarships totaling $15 million

•	Committed $17.4 million in grants for more than 3,300 academic programs

•	Provided 1,300 college scholarships totaling $15.7 million for the children of people who work at MBNA

•	Raised $32 million over the past 10 years through MBNA’s annual Community Campaign for the United Way and other charities that help local organizations

•	MBNA people have volunteered more than 2 million hours since 1991

•	MBNA’s senior executives have personally donated nearly $15 million to the MBNA Foundation since 1991

      MBNA’s commitment to excellence in education is also reflected in its America Scholars Program. The program was established in 1993 to provide college scholarships for the children of people who work at MBNA. Overall, the program has helped to provide more than 1,300 scholarships totaling $15.7 million, approximately $4 million of which MBNA senior executives personally funded. In addition to scholarships, the program also provides MBNA families with a wide range of college-oriented resources, including advisory, leadership and college prep seminars, summer internships, and mentoring programs.

      MBNA’s volunteer and financial support has made it possible for many nonprofit organizations to expand the services that they provide to those less fortunate. MBNA has been a primary sponsor of a number of programs that help low-income residents, including child care and dental care centers, homeless shelters, and job training programs. MBNA’s capital and operating donations, along with volunteer support, have helped organizations provide special education, housing,

(continued)

THINK OF YOURSELF AS A CUSTOMER    23

“MBNA’s long-standing involvement with St. Benedict’s, as well as the city of Newark, New Jersey, is invaluable. The people of MBNA have been instrumental in helping us pioneer innovative career programs at St. Benedict’s that provide our students with opportunities to succeed in life.”

FATHER EDWIN LEAHY, OSB Headmaster, St. Benedict’s Preparatory School

“MBNA has been an invaluable partner to the Cleveland Municipal School District. Through scholarships provided to our students and educational grants provided to our teachers, MBNA has worked with us to develop educational programs and opportunities for Cleveland’s children. Projects supported by MBNA grants permit our students to reach beyond the familiar and expand the world around them.”

BARBARA BYRD-BENNETT Chief Executive Officer, Cleveland Municipal Schools

“MBNA is a consistent leader in support of Delaware’s social service agencies. They are always among the first to volunteer to help or make a donation. People throughout MBNA truly care about helping other people, and it shows.”

BROTHER RONALD GIANNONE, OFM CAP. Founder and Executive Director, Ministry of Caring

24    THINK OF YOURSELF AS A CUSTOMER

(continued from page 23)

MBNA FOUNDATION

and life skills education to children and adults with cognitive disabilities. Additionally, MBNA’s support for several local health care organizations has led to improved medical care for people living in communities near MBNA’s offices.

      MBNA’s commitment to the environment includes significant funding for preservation and land conservation efforts, as well as environmental advocacy and education programs. For example, MBNA has provided more than $400,000 in grants to environmental education programs and set aside 17% of the land it owns in Maine for conservation purposes.

      The company’s investment in local arts organizations enables a greater number of people from all segments of the community to benefit from involvement in the visual and performing arts. These commitments include capital and operating support for subsidized dance lessons at a dance and music school in Wilmington, as well as expanded exhibition space and educational activities at local art museums in Delaware and Maine. As a result of this support from MBNA, more than 100,000 students from local public schools have been able for the first time to experience the work of renowned artists.

      The Foundation continues to promote volunteer opportunities throughout MBNA. Every MBNA person is encouraged to volunteer four hours per month on company time and the Foundation works with senior managers to establish or further expand divisional volunteer partnerships with community organizations and schools. Over the past 10 years, MBNA’s annual Community Campaign for the United Way has raised $32 million to benefit local organizations. In addition, more than 10,000 MBNA people, family members, and friends have raised nearly $10 million in MBNA Foundation Walks since 1998. MBNA people have volunteered more than 2 million hours since 1991, including 325,000 hours in 2000—a 30% increase over 1999.

      The people of MBNA donate their time to a variety of organizations including children’s youth groups, clothing and food banks, elder care facilities, homes for the physically and developmentally challenged, neighborhood centers, and more. The following list represents just a few of the organizations where MBNA volunteers are making a difference: Big Brothers/Big Sisters, Benedictine Foundation, Brady Center, Boys and Girls Clubs, Food Bank, Easter Seals, Friendship House, Ministry of Caring, Meals on Wheels, Special Olympics, West End Neighborhood House, Habitat for Humanity, Junior Achievement, Literacy Volunteers of America, Ronald McDonald House, and the YMCA.

In the spring of 2000, Lincolnville Central School in Maine was forced to close its building due to health concerns. Because the necessary repairs would take several years, school officials had just a few months to find another home for Lincolnville’s 240 students before the start of school in the fall.

Principal Paul Russo approached MBNA about assisting in the development of a temporary school location.

With MBNA’s assistance, a new building was constructed that the town of Lincolnville will use as a temporary Central School until a permanent school is completed. Best of all, it was open for the start of school on September 5.

THINK OF YOURSELF AS A CUSTOMER    25

MBNA OFFICE LOCATIONS

United States Headquarters	MBNA Marketing Systems Headquarters	18 Green Hill Dr. Presque Isle, ME 04769 (800) 545-2977	International Offices Canada

MBNA Corporation Wilmington, DE 19884 (800) 441-7048	32 Washington St. Camden, ME 04843 (800) 386-6262	411 Old County Rd. Rockland, ME 04841 (800) 386-6262	1600 James Naismith Dr. Gloucester, Ontario K1B 5N8 (888) 871-6262

United States
Regional Offices

75 Enterprise, Suite 200
Aliso Viejo, CA 92656
(888) 874-6262

1501 Yamato Rd.
Boca Raton, FL 33431
(800) 841-6845

3475 Piedmont Rd. NE
Suite 1650
Atlanta, GA 30305
(800) 446-7048

676 North Michigan Ave.
Chicago, IL 60611
(800) 906-6262

11333 McCormick Rd.
Hunt Valley, MD 21031
(888) 680-6945

1 Hatley Rd.
Belfast, ME 04915
(800) 843-3526

320 University Ave.
Newark, NJ 07102
(888) 652-6262
MBNA Marketing Systems
Offices

1075 Silver Lake Blvd.
Dover, DE 19904
(800) 346-2620

400 Christiana Rd.
Newark, DE 19713
(800) 441-7048

1501 Yamato Rd.
Boca Raton, FL 33431
(800) 841-6845

11333 McCormick Rd.
Hunt Valley, MD 21031
(888) 680-6945

5 Industrial Pkwy.
Brunswick, ME 04011
(800) 645-6682

274 Front St.
Farmington, ME 04938
(888) 465-3110

50 Pleasant St.
Fort Kent, ME 04743
(888) 336-6262

100 Main St.
Suite 303
Dover, NH 03820
(800) 330-5929

320 University Ave.
Newark, NJ 07102
(888) 652-6262

388 S. Main St.
Akron, OH 44311
(800) 731-9260

25875 Science Park Dr.
Beachwood, OH 44122
(800) 410-6262

2568 Park Centre Blvd.
State College, PA 16801
(800) 471-6262

16001 N. Dallas Pkwy.
Dallas, TX 75248
(800) 435-9672

1000 de la Gauchetière
Suite 4300
Montréal, Québec
H3B 4W5
(514) 390-2150

England

Stansfield House
Chester Business Park
Wrexham Rd.
Chester, Cheshire
CH4 9QQ
United Kingdom
(011) 44-1244-672000

86 Jermyn St.
London SW1Y 6JD
United Kingdom
(011) 44-207-389-6200

Ireland

46 St. Stephen’s Green
Dublin 2, Ireland
(011) 353-1-619-6000

Carrick-on-Shannon
(To open in 2001)

9 W. 57th St. New York, NY 10019 (800) 746-6262	16 Godfrey Dr. Orono, ME 04473 (800) 503-6262

25875 Science Park Dr. Beachwood, OH 44122 (800) 410-6262	901 Washington Ave. Portland, ME 04103 (800) 626-2488

16001 N. Dallas Pkwy. Dallas, TX 75248 (800) 435-9672

26    THINK OF YOURSELF AS A CUSTOMER

THOMAS D. WREN (left) Vice Chairman and Treasurer, MBNA America Bank, N.A. KENNETH A. VECCHIONE Vice Chairman and Chief Financial Officer, MBNA America Bank, N.A.

FINANCIAL CONTENTS

Ten-Year Statistical Summary	28

Glossary of Financial Terms	30

Management’s Discussion and Analysis of Financial Condition and Results of Operations	31

Supplemental Financial Information	49

Management’s Report on Consolidated Financial Statements and Internal Control	50

Report of Independent Auditors	51

Consolidated Statements of Financial Condition	52

Consolidated Statements of Income	53

Consolidated Statements of Changes in Stockholders’ Equity	54

Consolidated Statements of Cash Flows	55

Notes to the Consolidated Financial Statements	56

Quarterly Data	80

Preferred Stock Price Range and Dividends	81

Common Stock Price Range and Dividends	82

MBNA CORPORATION AND SUBSIDIARIES

TEN-YEAR STATISTICAL SUMMARY

(dollars in thousands, except per share amounts)

Year Ended December 31,	2000	1999	1998

Income Statement Data for the Year

Net interest income	$1,083,952	$933,765	$742,339

Provision for possible credit losses	409,017	408,914	310,039

Other operating income	5,093,174	4,207,821	3,228,969

Other operating expense	3,647,702	3,077,708	2,407,204

Net income	1,312,532	1,024,423	776,266

Per Common Share Data for the Year

Earnings (a)	$1.58	$1.26	$1.01

Earnings—assuming dilution (a)	1.53	1.21	.97

Dividends	.32	.28	.24

Book value	7.53	4.97	2.90

Ratios

Return on average total assets	3.94%	3.62%	3.38%

Return on average stockholders’ equity	25.79	27.18	36.91

Average receivables to average deposits	85.79	85.33	86.04

Stockholders’ equity to total assets	17.13	13.61	9.27

Loan receivables (c):

Delinquency (b)	3.89	3.82	3.86

Net credit losses	2.49	2.63	2.39

Managed loans (c) (d):

Delinquency	4.49	4.45	4.62

Net credit losses	4.39	4.33	4.31

Net interest margin (e)	7.08	7.42	7.47

Managed Loan Data (d)

At year end:

Loans held for securitization	$8,271,933	$9,692,616	$1,692,268

Loan portfolio	11,682,904	7,971,093	11,776,099

Securitized loans	68,835,884	54,591,804	46,172,739

Total managed loans	$88,790,721	$72,255,513	$59,641,106

Average for the year:

Loans held for securitization	$8,129,333	$4,071,394	$2,577,482

Loan portfolio	9,588,815	10,351,101	9,352,807

Securitized loans	59,726,838	49,706,760	40,970,936

Total managed loans	$77,444,986	$64,129,255	$52,901,225

For the year:

Sales and cash advance volume	$125,683,731	$105,806,935	$82,968,874

Balance Sheet Data at Year End Investment securities and money market instruments	$5,255,615	$4,572,052	$5,440,939

Loans held for securitization	8,271,933	9,692,616	1,692,268

Credit card loans	7,798,772	6,060,564	8,975,051

Other consumer loans	3,884,132	1,910,529	2,801,048

Total loans	11,682,904	7,971,093	11,776,099

Reserve for possible credit losses	(386,568)	(355,959)	(216,911)

Net loans	11,296,336	7,615,134	11,559,188

Total assets	38,678,096	30,859,132	25,806,260

Total deposits	24,343,595	18,714,753	15,407,040

Long-term debt and bank notes	5,735,635	5,708,880	5,939,025

Stockholders’ equity	6,627,278	4,199,443	2,391,035

Average Balance Sheet Data for the Year

Investment securities and money market instruments	$5,082,598	$5,797,141	$4,905,943

Loans held for securitization	8,129,333	4,071,394	2,577,482

Credit card loans	6,784,742	8,184,713	6,820,538

Other consumer loans	2,804,073	2,166,388	2,532,269

Total loans	9,588,815	10,351,101	9,352,807

Reserve for possible credit losses	(382,443)	(299,754)	(192,024)

Net loans	9,206,372	10,051,347	9,160,783

Total assets	33,299,176	28,310,222	22,982,349

Total deposits	20,654,087	16,901,334	13,866,645

Long-term debt and bank notes	5,699,638	5,974,276	5,873,122

Stockholders’ equity	5,088,882	3,769,539	2,103,043

Weighted average common shares outstanding (000)	820,551	801,020	751,856

Weighted average common shares outstanding and common stock equivalents (000)	846,535	837,083	789,421

(a)	Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding, whereas earnings per common share—assuming dilution includes the potential dilutive effect of common stock equivalents in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share.” MBNA Corporation’s (“the Corporation”) common stock equivalents are solely related to employee stock options. The Corporation has no other common stock equivalents.
(b)	Loan delinquency does not include loans held for securitization or securitized loans.

28    THINK OF YOURSELF AS A CUSTOMER

MBNA CORPORATION AND SUBSIDIARIES

1997	1996	1995	1994	1993	1992	1991

$692,390	$640,477	$544,226	$532,108	$474,323	$357,515	$239,599

260,040	178,224	138,176	108,477	98,795	97,534	86,723

2,812,879	1,895,923	1,424,618	1,013,580	739,968	577,505	540,708

2,223,121	1,626,882	1,246,067	996,110	924,872	565,467	459,035

622,500	474,495	353,099	266,593	207,796	172,732	149,213

$.80	$.61	$.47	$.35	$.28	$.23	$.20

.76	.59	.46	.35	.27	.23	.20

.21	.19	.17	.14	.13	.12	.11

2.34	1.87	1.48	1.22	1.02	.88	.79

3.25%	3.26%	3.09%	3.16%	3.15%	2.96%	2.79%

35.56	34.46	35.51	32.70	30.01	28.55	28.55

88.82	92.50	91.60	93.05	85.34	69.98	71.77

9.25	10.00	9.56	9.51	10.51	10.25	9.86

3.93	3.59	3.11	2.60	3.03	3.78	4.39

2.14	1.98	1.91	1.96	2.43	2.87	2.65

4.59	4.28	3.70	3.03	3.27	3.99	4.40

3.97	3.35	2.74	2.59	2.97	3.33	3.05

7.50	7.62	7.42	8.16	8.47	7.22	6.36

$2,900,198	$2,469,974	$3,168,427	$2,299,026	$741,869	$678,000	$600,000

8,261,876	7,659,078	4,967,491	3,407,974	3,725,509	3,300,650	2,886,405

38,217,786	28,494,481	18,575,786	13,036,864	7,891,140	5,881,479	5,327,901

$49,379,860	$38,623,533	$26,711,704	$18,743,864	$12,358,518	$9,860,129	$8,814,306

$2,875,212	$2,529,484	$2,269,362	$1,330,011	$642,750	$733,473	$560,447

7,563,301	6,174,095	4,792,536	4,000,271	3,425,935	2,659,305	2,707,535

32,746,963	22,514,014	15,440,499	9,462,401	6,596,387	5,528,394	4,563,279

$43,185,476	$31,217,593	$22,502,397	$14,792,683	$10,665,072	$8,921,172	$7,831,261

$66,399,425	$48,666,129	$34,272,909	$25,078,918	$17,889,747	$14,523,570	$12,915,104

$4,594,709	$3,194,664	$2,669,402	$2,269,081	$1,440,684	$1,345,995	$1,768,048

2,900,198	2,469,974	3,168,427	2,299,026	741,869	678,000	600,000

5,830,221	5,722,299	4,090,553	2,882,232	2,949,995	2,659,007	2,299,912

2,431,655	1,936,779	876,938	525,742	775,514	641,643	586,493

8,261,876	7,659,078	4,967,491	3,407,974	3,725,509	3,300,650	2,886,405

(162,476)	(118,427)	(104,886)	(101,519)	(97,580)	(97,580)	(97,580)

8,099,400	7,540,651	4,862,605	3,306,455	3,627,929	3,203,070	2,788,825

21,305,513	17,035,342	13,228,889	9,671,858	7,319,756	6,454,511	6,009,028

12,913,213	10,151,686	8,608,914	6,632,489	5,241,883	4,568,791	5,094,011

5,478,917	3,950,358	2,657,600	1,687,357	779,553	470,601	—

1,970,050	1,704,308	1,265,058	919,578	769,131	661,290	592,230

$3,851,867	$2,927,351	$2,451,783	$1,684,316	$1,364,350	$1,572,911	$1,401,469

2,875,212	2,529,484	2,269,362	1,330,011	642,750	733,473	560,447

5,456,349	4,907,814	4,160,230	3,207,110	2,735,191	2,050,487	2,176,144

2,106,952	1,266,281	632,306	793,161	690,744	608,818	531,391

7,563,301	6,174,095	4,792,536	4,000,271	3,425,935	2,659,305	2,707,535

(143,277)	(111,041)	(103,568)	(99,175)	(97,580)	(97,580)	(93,284)

7,420,024	6,063,054	4,688,968	3,901,096	3,328,355	2,561,725	2,614,251

19,125,282	14,571,288	11,425,721	8,432,511	6,596,419	5,829,052	5,347,990

11,752,887	9,408,843	7,709,840	5,728,432	4,767,669	4,847,911	4,553,186

4,639,430	3,029,250	2,212,591	1,199,520	537,609	116,301	—

1,750,459	1,377,072	994,287	815,243	692,460	605,079	522,721

751,837	751,812	751,839	751,840	751,840	752,360	751,878

789,801	778,473	770,464	762,515	760,118	760,187	756,576

(c)	In December 2000, the Corporation implemented the Federal Financial Institutions Examination Council’s (“FFIEC”) revised policy on the classification of consumer loans. Without the one-time FFIEC adjustment, loan delinquency and managed loan delinquency would have been 4.19% and 4.94%, respectively, at December 31, 2000, and loan receivable net credit losses, managed net credit losses, and managed net interest margin would have been 2.14%, 3.94%, and 7.14%, respectively, for the year ended December 31, 2000. The Loan Quality section in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note D to the audited consolidated financial statements provide further detail regarding the implementation of the revised FFIEC policy.

(d)	Managed loans include the Corporation’s loans held for securitization, loan portfolio, and securitized loans.

(e)	Managed net interest margin is presented on a fully taxable equivalent basis.

MBNA CORPORATION AND SUBSIDIARIES

GLOSSARY OF FINANCIAL TERMS

The following definitions may be helpful when reading Management’s Discussion and Analysis of Financial Condition and Results of Operations of MBNA Corporation (“the Corporation”).

ASSET SECURITIZATION

Asset securitization removes loan receivables from the consolidated statements of financial condition by selling them, generally to a trust. Asset securitization converts interest income, interchange income, credit card and other fees, and insurance income in excess of interest paid to investors, credit losses, and other trust expenses into securitization income.

BORROWED FUNDS

Borrowed funds include both short-term borrowings and long-term debt and bank notes.

CREDIT CARD FEES

Credit card fees include annual, late, overlimit, returned check, cash advance, and other miscellaneous fees earned on the Corporation’s credit card loans.

DIRECT DEPOSITS

Direct deposits are deposits marketed to and received from individual Customers without the use of a third-party intermediary.

FOREIGN ACTIVITIES

The Corporation’s foreign activities are primarily performed through MBNA International Bank Limited and MBNA Canada Bank, which are both subsidiaries of MBNA America Bank, N.A. (“the Bank”). The Bank also has a foreign branch office in the Grand Cayman Islands.

FOREIGN CURRENCY EXCHANGE RATE RISK

Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates and occurs as a result of cross-currency investment and funding activities. The Corporation’s foreign currency exchange rate risk is limited to the unhedged portion of the Corporation’s net investment in its foreign subsidiaries.

FULLY TAXABLE EQUIVALENT (FTE) BASIS

FTE basis represents the income on total interest-earning assets that is either tax-exempt or taxed at a reduced rate, adjusted to give effect to the prevailing incremental federal income tax rate, and adjusted for nondeductible carrying costs and state income taxes, where applicable. Yield calculations, where appropriate, include these adjustments.

INSURANCE INCOME

Insurance income represents the commission fee the Corporation receives for marketing credit-related Life and Disability, Automobile, and Life and Health insurance products. The Corporation does not retain any of the underwriting risk associated with the insurance products it markets.

INTERCHANGE INCOME

Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International Inc. and Visa U.S.A., Inc.

INTEREST RATE RISK

Interest rate risk refers to potential changes in current and future net interest income resulting from changes in interest rates and differences in the repricing characteristics between interest rate sensitive assets and liabilities.

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

LOAN RECEIVABLES

Loan receivables consist of the Corporation’s loans held for securitization and loan portfolio.

MANAGED LOANS

Managed loans consist of the Corporation’s loans held for securitization, loan portfolio, and securitized loans.

MONEY MARKET INSTRUMENTS

Money market instruments include interest-earning time deposits in other banks and federal funds sold and securities purchased under resale agreements.

NET INTEREST INCOME

Net interest income represents interest income on total interest-earning assets, on an FTE basis where appropriate, less interest expense on total interest-bearing liabilities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

Off-balance-sheet financial instruments include interest rate swap agreements, forward exchange contracts, and foreign exchange swap agreements. The Corporation uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation’s assets. The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk related to its foreign bank subsidiaries.

The Corporation does not hold or issue off-balance-sheet financial instruments for trading purposes.

MBNA CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion is intended to further the reader’s understanding of the consolidated financial statements, financial condition, and results of operations of MBNA Corporation. It should be read in conjunction with the consolidated financial statements, notes, tables, and glossary of financial terms included in this report.

INTRODUCTION

MBNA Corporation (“the Corporation”), a bank holding company located in Wilmington, Delaware, is the parent company of MBNA America Bank, N.A. (“the Bank”), a national bank and the Corporation’s principal subsidiary. The Bank has two wholly owned foreign bank subsidiaries, MBNA International Bank Limited (“MBNA Europe”) located in the United Kingdom and MBNA Canada Bank (“MBNA Canada”) located in Canada. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of affinity credit cards, marketed primarily to members of associations and Customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers insurance and deposit products. The Corporation is also the parent of MBNA America (Delaware), N.A. (“MBNADelaware”), a newly chartered national bank which was converted from a preexisting state chartered bank. MBNA Delaware offers corporate loan products and travel related services.

The Corporation generates interest and other income through finance charges assessed on outstanding loan receivables, interchange income, credit card and other fees, securitization income, insurance income, and interest earned on investment securities and money market instruments. The Corporation’s primary costs are the costs of funding its loan receivables and investment securities and money market instruments, which include interest paid on deposits, short-term borrowings, and long-term debt and bank notes; credit losses; royalties paid to affinity groups and financial institutions; business development and operating expenses; and income taxes.

EARNINGS SUMMARY

Net income for 2000 increased 28.1% to $1.3 billion or $1.53 per common share from $1.0 billion or $1.21 per common share in 1999. Net income for 1999 increased 32.0% from $776.3 million or $.97 per common share in 1998. Earnings per common share amounts are presented assuming dilution.

The overall growth in earnings was primarily attributable to the growth in the Corporation’s managed loans outstanding. The Corporation’s average managed loans increased 20.8% to $77.4 billion for 2000 from $64.1 billion for 1999. Total managed loans at December 31, 2000 were $88.8 billion, a $16.5 billion increase from December 31, 1999. The growth in managed loans for 2000 includes the $5.7 billion acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation in September 2000. During 2000, the Corporation acquired 459 new endorsements from organizations and added 13.7 million new accounts. The Corporation’s average managed loans increased 21.2% for 1999 from $52.9 billion for 1998. Total managed loans at December 31, 1999 were $72.3 billion, a $12.6 billion increase from December 31, 1998. During 1999, the Corporation acquired 400 new endorsements from organizations and added 12.5 million new accounts. The growth in managed loans for 2000 and 1999 was a result of the Corporation’s continued marketing efforts and loan portfolio acquisitions.

The Corporation continues to be an active participant in the asset securitization market. Asset securitization is the sale of loans to investors, generally through a trust, that converts interest income, interchange income, credit card and other fees, and insurance income in excess of interest paid to investors, credit losses, and other trust expenses into securitization income, while reducing the Corporation’s on-balance-sheet assets. The Corporation had $68.8 billion of securitized loans outstanding at December 31, 2000. During 2000, the Corporation securitized $15.8 billion of credit card and other consumer loan receivables. In addition, the Corporation assumed $3.9 billion of securitized credit card loan receivables during 2000 as part of the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation. During 1999, the Corporation securitized $13.3 billion of credit card and other consumer loan receivables, bringing the total amount of securitized loans outstanding to $54.6 billion at December 31, 1999.

The Corporation’s return on average total assets for 2000 increased to 3.94% from 3.62% for 1999 and 3.38% for 1998. The increases in return on average total assets are a result of the Corporation’s net income growing faster than its average total assets as a result of asset securitization. The Corporation’s return on average stockholders’ equity was 25.79% for 2000, as compared to 27.18% for 1999 and 36.91% for 1998. The lower return on average stockholders’ equity during 2000 was primarily a result of an increase in average stockholders’ equity from the issuance of 50 million shares of common stock in August 2000 for $1.6 billion, net of issuance costs. The lower return on average stockholders’ equity during 1999 was primarily a result of an increase in average stockholders’ equity from the issuance of 50 million shares of common stock in January 1999 for $1.2 billion, net of issuance costs.

MBNA CORPORATION AND SUBSIDIARIES

Table 1: Statements of Average Balances, Yields and Rates, Income or Expense
(dollars in thousands, yields and rates on a fully taxable equivalent basis)

Year Ended December 31,		2000

	Average	Yield/	Income
	Amount	Rate	or Expense

Assets
Interest-earning assets:

Interest-earning time deposits in other banks:

Domestic	$9,562	5.65%	$540

Foreign	1,324,770	6.28	83,187

Total interest-earning time deposits in other banks	1,334,332	6.27	83,727

Federal funds sold and securities purchased under resale agreements	676,512	6.43	43,486

Total money market instruments	2,010,844	6.33	127,213

Investment securities (a):

Taxable	2,969,987	5.86	174,109

Tax-exempt (b)	101,767	6.65	6,763

Total investment securities	3,071,754	5.89	180,872

Loans held for securitization:

Domestic	7,095,873	14.45	1,025,409

Foreign	1,033,460	13.20	136,383

Total loans held for securitization	8,129,333	14.29	1,161,792

Loans:

Domestic:

Credit card	5,706,303	13.71	782,454

Other consumer	1,988,794	14.72	292,829

Total domestic loans	7,695,097	13.97	1,075,283

Foreign	1,893,718	12.30	232,886

Total loans	9,588,815	13.64	1,308,169

Total loan receivables	17,718,148	13.94	2,469,961

Total interest-earning assets	22,800,746	12.18	2,778,046

Cash and due from banks	676,007

Premises and equipment, net	1,695,014

Other assets	8,509,852

Reserve for possible credit losses	(382,443)

Total assets	$33,299,176

Liabilities and Stockholders’ Equity

Interest-bearing liabilities:

Interest-bearing deposits:

Domestic:

Time deposits	$14,502,004	6.39	927,297

Money market deposit accounts	4,615,183	6.17	284,821

Interest-bearing transaction accounts	39,635	5.15	2,041

Savings accounts	9,208	5.09	469

Total domestic interest-bearing deposits	19,166,030	6.34	1,214,628

Foreign:

Time deposits	801,631	5.73	45,947

Total interest-bearing deposits	19,967,661	6.31	1,260,575

Borrowed funds:

Short-term borrowings:

Domestic	388,415	6.11	23,739

Foreign	179,917	5.79	10,413

Total short-term borrowings	568,332	6.01	34,152

Long-term debt and bank notes (c):

Domestic	4,610,744	7.03	323,955

Foreign	1,088,894	6.71	73,045

Total long-term debt and bank notes	5,699,638	6.97	397,000

Total borrowed funds	6,267,970	6.88	431,152

Total interest-bearing liabilities	26,235,631	6.45	1,691,727

Demand deposits	686,426

Other liabilities	1,288,237

Total liabilities	28,210,294

Stockholders’ equity	5,088,882

Total liabilities and stockholders’ equity	$33,299,176

Net interest income			$1,086,319

Net interest margin		4.76

Interest rate spread		5.73

[Additional columns below]

[Continued from above table, first column(s) repeated]

Year Ended December 31,		1999

	Average	Yield/	Income
	Amount	Rate	or Expense

Assets
Interest-earning assets:

Interest-earning time deposits in other banks:

Domestic	$3,450	3.91%	$135

Foreign	2,309,914	5.20	120,099

Total interest-earning time deposits in other banks	2,313,364	5.20	120,234

Federal funds sold and securities purchased under resale agreements	936,265	5.05	47,264

Total money market instruments	3,249,629	5.15	167,498

Investment securities (a):

Taxable	2,451,511	5.38	131,818

Tax-exempt (b)	96,001	5.75	5,519

Total investment securities	2,547,512	5.39	137,337

Loans held for securitization:

Domestic	3,163,296	13.67	432,570

Foreign	908,098	13.52	122,735

Total loans held for securitization	4,071,394	13.64	555,305

Loans:

Domestic:

Credit card	7,183,094	13.43	964,912

Other consumer	1,988,622	14.14	281,117

Total domestic loans	9,171,716	13.59	1,246,029

Foreign	1,179,385	13.40	158,034

Total loans	10,351,101	13.56	1,404,063

Total loan receivables	14,422,495	13.59	1,959,368

Total interest-earning assets	20,219,636	11.20	2,264,203

Cash and due from banks	541,644

Premises and equipment, net	1,651,977

Other assets	6,196,719

Reserve for possible credit losses	(299,754)

Total assets	$28,310,222

Liabilities and Stockholders’ Equity

Interest-bearing liabilities:

Interest-bearing deposits:

Domestic:

Time deposits	$11,193,882	5.90	660,933

Money market deposit accounts	4,308,305	5.01	215,705

Interest-bearing transaction accounts	36,895	4.27	1,574

Savings accounts	37,808	4.33	1,636

Total domestic interest-bearing deposits	15,576,890	5.65	879,848

Foreign:

Time deposits	742,210	5.33	39,578

Total interest-bearing deposits	16,319,100	5.63	919,426

Borrowed funds:

Short-term borrowings:

Domestic	441,993	5.67	25,047

Foreign	222,383	5.08	11,290

Total short-term borrowings	664,376	5.47	36,337

Long-term debt and bank notes (c):

Domestic	5,450,998	6.18	336,728

Foreign	523,278	6.88	36,015

Total long-term debt and bank notes	5,974,276	6.24	372,743

Total borrowed funds	6,638,652	6.16	409,080

Total interest-bearing liabilities	22,957,752	5.79	1,328,506

Demand deposits	582,234

Other liabilities	1,000,697

Total liabilities	24,540,683

Stockholders’ equity	3,769,539

Total liabilities and stockholders’ equity	$28,310,222

Net interest income			$935,697

Net interest margin		4.63

Interest rate spread		5.41

[Additional columns below]

[Continued from above table, first column(s) repeated]

Year Ended December 31,		1998

	Average	Yield/	Income
	Amount	Rate	or Expense

Assets
Interest-earning assets:

Interest-earning time deposits in other banks:

Domestic	$8,806	4.69%	$413

Foreign	2,349,929	5.75	135,007

Total interest-earning time deposits in other banks	2,358,735	5.74	135,420

Federal funds sold and securities purchased under resale agreements	538,009	5.35	28,783

Total money market instruments	2,896,744	5.67	164,203

Investment securities (a):

Taxable	1,917,645	5.79	111,092

Tax-exempt (b)	91,554	5.72	5,238

Total investment securities	2,009,199	5.79	116,330

Loans held for securitization:

Domestic	1,853,805	14.36	266,190

Foreign	723,677	14.64	105,952

Total loans held for securitization	2,577,482	14.44	372,142

Loans:

Domestic:

Credit card	6,174,766	14.19	876,094

Other consumer	2,288,374	13.94	318,958

Total domestic loans	8,463,140	14.12	1,195,052

Foreign	889,667	13.52	120,278

Total loans	9,352,807	14.06	1,315,330

Total loan receivables	11,930,289	14.14	1,687,472

Total interest-earning assets	16,836,232	11.69	1,968,005

Cash and due from banks	459,842

Premises and equipment, net	1,633,761

Other assets	4,244,538

Reserve for possible credit losses	(192,024)

Total assets	$22,982,349

Liabilities and Stockholders’ Equity

Interest-bearing liabilities:

Interest-bearing deposits:

Domestic:

Time deposits	$8,965,995	6.27	562,161

Money market deposit accounts	3,564,300	5.40	192,384

Interest-bearing transaction accounts	31,644	4.67	1,478

Savings accounts	11,303	4.60	520

Total domestic interest-bearing deposits	12,573,242	6.02	756,543

Foreign:

Time deposits	865,975	6.88	59,561

Total interest-bearing deposits	13,439,217	6.07	816,104

Borrowed funds:

Short-term borrowings:

Domestic	223,437	5.53	12,347

Foreign	225,065	6.08	13,691

Total short-term borrowings	448,502	5.81	26,038

Long-term debt and bank notes (c):

Domestic	5,643,825	6.44	363,593

Foreign	229,297	7.89	18,098

Total long-term debt and bank notes	5,873,122	6.50	381,691

Total borrowed funds	6,321,624	6.45	407,729

Total interest-bearing liabilities	19,760,841	6.19	1,223,833

Demand deposits	427,428

Other liabilities	691,037

Total liabilities	20,879,306

Stockholders’ equity	2,103,043

Total liabilities and stockholders’ equity	$22,982,349

Net interest income			$744,172

Net interest margin		4.42

Interest rate spread		5.50

(a)	Average amounts for investment securities available-for-sale are based on market values; if these securities were carried at amortized cost, there would be no impact on the net interest margin.

(b)	The fully taxable equivalent adjustment for the years ended December 31, 2000, 1999, and 1998, was $2,367, $1,932, and $1,833, respectively.

(c)	Includes the impact of interest rate swap agreements and foreign exchange swap agreements used to change a portion of fixed-rate funding sources to floating-rate funding sources.

MBNA CORPORATION AND SUBSIDIARIES

Table 2: Rate-Volume Variance Analysis (a)
(dollars in thousands, on a fully taxable equivalent basis)

Year Ended December 31,	2000 Compared to 1999

	Volume	Rate	Total

Interest-Earning Assets

Interest-earning time deposits in other banks:

Domestic	$324	$81	$405

Foreign	(58,376)	21,464	(36,912)

Total interest-earning time deposits in other banks	(58,052)	21,545	(36,507)

Federal funds sold and securities purchased under resale agreements	(14,918)	11,140	(3,778)

Total money market instruments	(72,970)	32,685	(40,285)

Investment securities:

Taxable	29,642	12,649	42,291

Tax-exempt	346	898	1,244

Total investment securities	29,988	13,547	43,535

Loans held for securitization:

Domestic	566,955	25,884	592,839

Foreign	16,602	(2,954)	13,648

Total loans held for securitization	583,557	22,930	606,487

Loans:

Domestic:

Credit card	(202,121)	19,663	(182,458)

Other consumer	24	11,688	11,712

Total domestic loans	(202,097)	31,351	(170,746)

Foreign	88,788	(13,936)	74,852

Total loans	(113,309)	17,415	(95,894)

Total loan receivables	470,248	40,345	510,593

Total interest income	427,266	86,577	513,843

Interest-Bearing Liabilities

Interest-bearing deposits:

Domestic:

Time deposits	207,978	58,386	266,364

Money market deposit accounts	16,202	52,914	69,116

Interest-bearing transaction accounts	123	344	467

Savings accounts	(1,415)	248	(1,167)

Total domestic interest-bearing deposits	222,888	111,892	334,780

Foreign:

Time deposits	3,291	3,078	6,369

Total interest-bearing deposits	226,179	114,970	341,149

Borrowed funds:

Short-term borrowings:

Domestic	(3,181)	1,873	(1,308)

Foreign	(2,330)	1,453	(877)

Total short-term borrowings	(5,511)	3,326	(2,185)

Long-term debt and bank notes:

Domestic	(55,676)	42,903	(12,773)

Foreign	37,965	(935)	37,030

Total long-term debt and bank notes	(17,711)	41,968	24,257

Total borrowed funds	(23,222)	45,294	22,072

Total interest expense	202,957	160,264	363,221

Net interest income	$224,309	$(73,687)	$150,622

[Additional columns below]

[Continued from above table, first column(s) repeated]

Year Ended December 31,	1999 Compared to 1998

	Volume	Rate	Total

Interest-Earning Assets

Interest-earning time deposits in other banks:

Domestic	$(218)	$(60)	$(278)

Foreign	(2,266)	(12,642)	(14,908)

Total interest-earning time deposits in other banks	(2,484)	(12,702)	(15,186)

Federal funds sold and securities purchased under resale agreements	20,190	(1,709)	18,481

Total money market instruments	17,706	(14,411)	3,295

Investment securities:

Taxable	29,162	(8,436)	20,726

Tax-exempt	256	25	281

Total investment securities	29,418	(8,411)	21,007

Loans held for securitization:

Domestic	179,635	(13,255)	166,380

Foreign	25,406	(8,623)	16,783

Total loans held for securitization	205,041	(21,878)	183,163

Loans:

Domestic:

Credit card	137,322	(48,504)	88,818

Other consumer	(42,316)	4,475	(37,841)

Total domestic loans	95,006	(44,029)	50,977

Foreign	38,831	(1,075)	37,756

Total loans	133,837	(45,104)	88,733

Total loan receivables	338,878	(66,982)	271,896

Total interest income	386,002	(89,804)	296,198

Interest-Bearing Liabilities

Interest-bearing deposits:

Domestic:

Time deposits	133,091	(34,319)	98,772

Money market deposit accounts	37,999	(14,678)	23,321

Interest-bearing transaction accounts	231	(135)	96

Savings accounts	1,149	(33)	1,116

Total domestic interest-bearing deposits	172,470	(49,165)	123,305

Foreign:

Time deposits	(7,769)	(12,214)	(19,983)

Total interest-bearing deposits	164,701	(61,379)	103,322

Borrowed funds:

Short-term borrowings:

Domestic	12,377	323	12,700

Foreign	(161)	(2,240)	(2,401)

Total short-term borrowings	12,216	(1,917)	10,299

Long-term debt and bank notes:

Domestic	(12,191)	(14,674)	(26,865)

Foreign	20,503	(2,586)	17,917

Total long-term debt and bank notes	8,312	(17,260)	(8,948)

Total borrowed funds	20,528	(19,177)	1,351

Total interest expense	185,229	(80,556)	104,673

Net interest income	$200,773	$(9,248)	$191,525

(a)	The rate-volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.

NET INTEREST INCOME

Net interest income represents interest income on total interest-earning assets, on a fully taxable equivalent basis where appropriate, less interest expense on total interest-bearing liabilities. Table 2 illustrates the impact that rate and volume changes had on the Corporation’s net interest income for the years presented.

Net interest income, on a fully taxable equivalent basis, increased $150.6 million to $1.1 billion for 2000 from 1999. Average interest-earning assets increased $2.6 billion for 2000 from 1999. The yield on average interest-earning assets increased 98 basis points for 2000 from 1999. Average interest-bearing liabilities increased $3.3 billion for 2000 from 1999. The rate paid on average interest-bearing liabilities increased 66 basis points for 2000 from 1999. The increase in the yield earned by the Corporation on average interest-earning assets was primarily the result of a change in the mix of interest-earning assets to higher yielding loan receivables from lower yielding investment securities and money market instruments. The increase in the rate paid on average interest-bearing liabilities reflects actions by the Federal Reserve Board which impacted overall market interest rates. The increase in average interest-bearing liabilities for 2000 was primarily a result of an increase of $3.6 billion in average domestic interest-bearing deposits, which were used to fund the increase in average interest-earning assets, accounts receivable from securitization, and the value of acquired

MBNA CORPORATION AND SUBSIDIARIES

Customer accounts. The value of acquired Customer accounts represents the premiums paid by the Corporation in excess of acquired loan receivables. Both accounts receivable from securitization and the value of acquired Customer accounts are included in other assets in Table 1.

Net interest income, on a fully taxable equivalent basis, increased $191.5 million to $935.7 million for 1999 from 1998. The increase in net interest income for 1999 was primarily a result of a $3.4 billion increase in average interest-earning assets from 1998, offset by a $3.2 billion increase in average interest-bearing liabilities. The increase in average interest-earning assets for 1999 was a result of an increase in average loan receivables of $2.5 billion. Average investment securities and money market instruments also increased $891.2 million during 1999, as compared to 1998. The increase in average interest-bearing liabilities during 1999 resulted primarily from funding higher average interest-earning assets, accounts receivable from securitizations, and the value of acquired Customer accounts. In addition, the yield earned on average interest-earning assets decreased 49 basis points, while the rate paid on average interest-bearing liabilities declined 40 basis points for 1999, as compared to 1998. The decline in the yield earned on average interest-earning assets and rates paid on average interest-bearing liabilities reflects actions by the Federal Reserve Board during the last four months of 1998 which impacted overall market interest rates in 1999. The Corporation also reduced rates on loan products to attract and retain Customers and grow loan receivables.

The net interest margin represents net interest income on a fully taxable equivalent basis expressed as a percentage of average total interest-earning assets. The Corporation’s net interest margin, on a fully taxable equivalent basis, was 4.76% for 2000, as compared to 4.63% for 1999 and 4.42% for 1998.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS

Interest income on investment securities for 2000, on a fully taxable equivalent basis, increased $43.6 million to $180.9 million from 1999. The increase in interest income on investment securities for 2000 was primarily the result of a $524.2 million increase in average investment securities from 1999. In addition, the yield earned on average investment securities increased 50 basis points for 2000 from 1999. Interest income on investment securities, on a fully taxable equivalent basis, increased $21.0 million to $137.3 million in 1999 from 1998. The increase in interest income on investment securities for 1999 was primarily the result of a $538.3 million increase in average investment securities, offset by a 40 basis point decrease in the yield earned on these securities.

Interest income on money market instruments decreased $40.3 million to $127.2 million for 2000 from 1999. The decrease in interest income on money market instruments for 2000 was primarily a result of a decrease of $1.2 billion in average money market instruments, offset by an increase of 118 basis points in the yield earned on average money market instruments from 1999. Interest income on money market instruments increased $3.3 million to $167.5 million for 1999 from 1998. The increase in interest income on money market instruments for 1999 was primarily

Table 3: Investment Securities
(dollars in thousands, on a fully taxable equivalent basis)

	Estimated Maturities at December 31, 2000

	Within 1 Year		1-5 Years

	Book	Yield	Book	Yield

Investment Securities Available-for-Sale

U.S. Treasury and other U.S. government agencies obligations	$1,228,878	5.38%	$479,790	6.46%

State and political subdivisions of the United States	93,781	7.57	2,060	7.15

Asset-backed and other securities	377,023	6.37	441,941	6.80

Total investment securities available-for-sale	$1,699,682	5.72	$923,791	6.63

Investment Securities Held-to-Maturity U.S. Treasury and other U.S. government agencies obligations	$—	—	$—	—

State and political subdivisions of the United States	10	4.77	186	4.73

Asset-backed and other securities	—	—	12,066	7.02

Total investment securities held-to-maturity	$10	4.77	$12,252	6.98

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Estimated Maturities at December 31, 2000

	6-10 Years		Over 10 Years

	Book	Yield	Book	Yield

Investment Securities Available-for-Sale

U.S. Treasury and other U.S. government agencies obligations	$—	—%	$—	—%

State and political subdivisions of the United States	—	—	—	—

Asset-backed and other securities	31,326	6.89	—	—

Total investment securities available-for-sale	$31,326	6.89	$11,397	6.87

Investment Securities Held-to-Maturity U.S. Treasury and other U.S. government agencies obligations	$—	—	$315,707	5.62

State and political subdivisions of the United States	—	—	5,899	5.53

Asset-backed and other securities	—	—	50,220	6.00

Total investment securities held-to-maturity	$—	—	$371,826	5.67

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Total

	Book	Yield

Investment Securities Available-for-Sale

U.S. Treasury and other U.S. government agencies obligations	$1,708,668	5.68%

State and political subdivisions of the United States	95,841	7.56

Asset-backed and other securities	861,687	6.61

Total investment securities available-for-sale	$2,666,196	6.05

Investment Securities Held-to-Maturity U.S. Treasury and other U.S. government agencies obligations	$315,707	5.62

State and political subdivisions of the United States	6,095	5.51

Asset-backed and other securities	62,286	6.20

Total investment securities held-to-maturity	$384,088	5.71

MBNA CORPORATION AND SUBSIDIARIES

a result of an increase of $352.9 million in average money market instruments from 1998, offset by a 52 basis point decrease in the yield earned on these instruments.

The increase in average investment securities and the decline in average money market instruments for 2000 was primarily a result of the Corporation reinvesting funds during the fourth quarter of 1999 from maturing money market instruments into U.S. Treasury obligations, included in the investment securities available-for-sale portfolio, as part of the Corporation’s Year 2000 readiness planning. During 1999, average money market instruments were also higher than normal as a result of the temporary investment of the net proceeds from the issuance of common stock by the Corporation in January 1999, until used to complete the acquisition of the credit card business of PNC Bank, N.A. in March 1999 and for other general corporate purposes.

The Corporation tries to maintain its investment securities and money market instruments position at a level appropriate for the Corporation’s anticipated liquidity needs. The Corporation’s average investment securities and average money market instruments are affected by the timing of receipt of funds from asset securitizations, deposits, loan payments, long-term debt and bank notes, and maturities of investment securities. Funds received from these sources are generally invested in short-term, liquid money market instruments and investment securities available-for-sale until the funds are needed for loan growth and other liquidity needs. Average investment securities and money market instruments as a percentage of average interest-earning assets were 22.3% for 2000, compared to 28.7% for 1999 and 29.1% for 1998.

Table 3 reflects the estimated maturities of the Corporation’s investment securities and weighted average yields, on a fully taxable equivalent basis, at December 31, 2000.

Note E to the audited consolidated financial statements provides further detail regarding the Corporation’s investment securities.

LOAN RECEIVABLES

Interest income generated by the Corporation’s loan receivables increased $510.6 million to $2.5 billion for 2000 from 1999. The increase for 2000 was primarily the result of an increase in average loan receivables of $3.3 billion. The yield earned by the Corporation for 2000 on these receivables increased 35 basis points to 13.94%.

During 1999, interest income on loan receivables increased $271.9 million to $2.0 billion. The increase in interest income during 1999 was the result of a $2.5 billion increase in average loan receivables, offset by a decrease of 55 basis points in the yield earned on these receivables.

Table 4 presents the Corporation’s loan receivables at year end distributed by loan type, excluding securitized loans. Loan receivables increased 13.0% to $20.0 billion at December 31, 2000, as compared to $17.7 billion and $13.5 billion at December 31, 1999 and 1998, respectively.

Domestic credit card loan receivables were $13.0 billion at December 31, 2000 and 1999, and $9.1 billion at December 31, 1998. During 2000, domestic credit card loan receivables remained unchanged from 1999 as a result of ongoing domestic credit card loan originations through marketing programs and domestic credit card loan portfolio acquisitions being offset by a net increase in securitized domestic credit card loan receivables. The Corporation acquired $3.1 billion of domestic credit card loan receivables during 2000. As part of the 2000 acquisition activity, the Corporation acquired the consumer and commercial revolving credit loan portfolio from First Union Corporation

Table 4: Loan Receivables Distribution
(dollars in thousands)

December 31,	2000		1999		1998

Loans Held for Securitization (a)

Domestic:

Credit card	$6,396,652	32.1%	$7,835,429	44.3%	$1,135,004	8.4%

Other consumer	1,022,756	5.1	1,001,271	5.7	114,747	.9

Total domestic loans held for securitization	7,419,408	37.2	8,836,700	50.0	1,249,751	9.3

Foreign (b)	852,525	4.3	855,916	4.9	442,517	3.3

Total loans held for securitization	8,271,933	41.5	9,692,616	54.9	1,692,268	12.6

Loan Portfolio Domestic:

Credit card	6,612,913	33.1	5,116,381	28.9	7,981,106	59.2

Other consumer	2,799,289	14.0	1,268,019	7.2	2,748,511	20.4

Total domestic loan portfolio	9,412,202	47.1	6,384,400	36.1	10,729,617	79.6

Foreign (b)	2,270,702	11.4	1,586,693	9.0	1,046,482	7.8

Total loan portfolio	11,682,904	58.5	7,971,093	45.1	11,776,099	87.4

Total loan receivables	$19,954,837	100.0%	$17,663,709	100.0%	$13,468,367	100.0%

[Additional columns below]

[Continued from above table, first column(s) repeated]

December 31,	1997		1996

Loans Held for Securitization (a)

Domestic:

Credit card	$2,297,400	20.6%	$2,206,218	21.8%

Other consumer	—	—	—	—

Total domestic loans held for securitization	2,297,400	20.6	2,206,218	21.8

Foreign (b)	602,798	5.4	263,756	2.6

Total loans held for securitization	2,900,198	26.0	2,469,974	24.4

Loan Portfolio Domestic:

Credit card	5,475,933	49.0	5,514,326	54.4

Other consumer	2,187,216	19.6	1,840,052	18.2

Total domestic loan portfolio	7,663,149	68.6	7,354,378	72.6

Foreign (b)	598,727	5.4	304,700	3.0

Total loan portfolio	8,261,876	74.0	7,659,078	75.6

Total loan receivables	$11,162,074	100.0%	$10,129,052	100.0%

(a)	Loans held for securitization includes loans which were originated through certain affinity groups or financial institutions who have the contractual right to purchase the loans from the Corporation at fair value.

(b)	Note U to the audited consolidated financial statements provides the foreign loan distribution between credit card and other consumer loans.

MBNA CORPORATION AND SUBSIDIARIES

of which $1.6 billion of domestic credit card loan receivables was recorded on the Corporation’s consolidated statement of financial condition and $3.9 billion of previously securitized domestic credit card loans were assumed. During 2000, the Corporation also securitized $12.5 billion of domestic credit card loan receivables, while $5.2 billion of previously securitized domestic credit card loan receivables amortized back into the Corporation’s loan portfolio.

During 1999, the Corporation increased domestic credit card loan receivables through marketing programs, such as MBNA Platinum Plus MasterCard and Visa programs, and domestic credit card loan portfolio acquisitions. The Corporation acquired $4.7 billion of domestic credit card loan receivables during 1999, including the acquisition of $2.7 billion of credit card loan receivables from PNC Bank, N.A. and a $1.4 billion credit card loan portfolio from SunTrust Banks in November 1999, which were included in loans held for securitization at December 31, 1999. In 1999, the Corporation securitized $10.8 billion of domestic credit card loan receivables, while $4.9 billion of previously securitized domestic credit card loan receivables amortized back into the Corporation’s loan portfolio.

Domestic other consumer loan receivables increased to $3.8 billion at December 31, 2000, compared to $2.3 billion and $2.9 billion at December 31, 1999 and 1998, respectively. The increase in domestic other consumer loan receivables during 2000 was a result of loan growth in the Corporation’s lines of credit accessed through checks, sales finance accounts, and other consumer loan portfolio acquisitions. The Corporation acquired $465.3 million of other consumer loans during 2000, including $251.4 million from First Union Corporation. Domestic other consumer loan receivables decreased at December 31, 1999 primarily as a result of the sale of the Corporation’s home equity loan portfolio of approximately $760.0 million in October 1999, offset by loan growth in the Corporation’s lines of credit accessed through checks and other consumer loan portfolio acquisitions of $227.1 million.

The Corporation originates and sells home equity loans. The net gains realized by the Corporation from the sale of its home equity loans were not material to the Corporation’s consolidated statement of income for 2000 and 1999.

The growth in the Corporation’s domestic other consumer loans was offset by the securitization of $1.6 billion of domestic other consumer loans in 2000. The Corporation securitized domestic other consumer loans of $1.0 billion in 1999.

Foreign loan receivables increased $680.6 million to $3.1 billion at December 31, 2000, as compared to $2.4 billion at December 31, 1999, and $1.5 billion at December 31, 1998. The growth in foreign loan receivables was a result of marketing programs at the Corporation’s two foreign bank subsidiaries, MBNA Europe and MBNA Canada. In addition, MBNA Europe reduced rates offered on their loan products to attract and retain Customers and grow loan receivables during 2000. The Corporation securitized $1.7 billion of foreign credit card loan receivables in 2000 and $1.5 billion of foreign credit card loan receivables in 1999. During 2000, $301.4 million of previously securitized foreign credit card loans amortized back into the Corporation’s loan portfolio.

Note F to the audited consolidated financial statements provides further detail regarding the Corporation’s loan receivables.

CROSS-BORDER OUTSTANDINGS

The Corporation periodically holds cross-border outstandings, which are generally interest-earning time deposits in other banks. At December 31, 2000, the Corporation had cross-border outstandings in excess of 1% of total consolidated assets in the United Kingdom ($529.5 million). At December 31, 1999, the Corporation had cross-border outstandings in excess of 1% of total consolidated assets in the United Kingdom ($696.1 million). At December 31, 1998, the Corporation had cross-border outstandings in excess of 1% of total consolidated assets in the United Kingdom ($358.7 million), in Germany ($402.8 million), and in Canada ($325.9 million). The Corporation does not have significant local currency outstandings in these countries that are not hedged or funded by local currency borrowings. The cross-border outstandings in the above countries are primarily short-term in nature.

DEPOSITS

Total interest expense on deposits was $1.3 billion for 2000, compared to $919.4 million and $816.1 million for 1999 and 1998, respectively. The increase in interest expense on deposits of $341.1 million during 2000 was primarily the result of a $3.6 billion increase in average interest-bearing deposits, in addition to a 68 basis point increase in the rate paid on average interest-bearing deposits. The increase in the rate paid on average interest-bearing deposits reflects actions by the Federal Reserve Board during 2000 and 1999. The increase in interest expense on deposits of $103.3 million during 1999 was primarily the result of a $2.9 billion increase in average interest-bearing deposits, offset by a 44 basis point decrease in the rate paid on average interest-bearing deposits.

The increases in average interest-bearing deposits for 2000 and 1999 were a result of the Corporation’s continued emphasis on marketing domestic certificates of deposit and money market deposit accounts to members of certain affinity groups, as well as obtaining other domestic deposits through the use of third-party intermediaries to fund loan and other asset growth and to diversify funding sources.

MBNA CORPORATION AND SUBSIDIARIES

BORROWED FUNDS

Interest expense on short-term borrowings decreased to $34.2 million for 2000, compared to $36.3 million and $26.0 million for 1999 and 1998, respectively. The decrease in interest expense on short-term borrowings for 2000 was primarily a result of a decrease of $96.0 million in average short-term borrowings, offset by a 54 basis point increase in the rate paid on average short-term borrowings. The increase in interest expense on short-term borrowings for 1999 was primarily the result of an increase in average short-term borrowings of $215.9 million from 1998, offset by a 34 basis point decrease in the rate paid on average short-term borrowings. The increase in average short-term borrowings in 1999 was to provide funding for the Corporation’s short-term liquidity needs.

Note H to the audited consolidated financial statements provides further detail regarding the Corporation’s short-term borrowings.

Interest expense on long-term debt and bank notes increased to $397.0 million for 2000, as compared to $372.7 million for 1999 and $381.7 million for 1998. The increase in interest expense on long-term debt and bank notes during 2000 was primarily a result of a $37.0 million increase in interest expense on foreign long-term debt and bank notes as MBNA Europe and MBNA Canada issued additional long-term debt and bank notes. Interest expense on domestic long-term debt and bank notes decreased $12.8 million during 2000 as a result of a decrease of $840.3 million in average domestic long-term debt and bank notes, offset by an increase of 85 basis points in the rate paid on average domestic long-term debt and bank notes, as compared to 1999. The decrease in interest expense on long-term debt and bank notes for 1999 was primarily a result of a 26 basis point decline in the rate paid on average long-term debt and bank notes, as the rate on the Corporation’s variable-rate long-term debt and bank notes decreased as a result of lower market rates. Also, the Corporation replaced maturing higher rate long-term debt and bank notes with lower rate long-term debt and bank notes during 1999. The decrease in interest expense in 1999 was offset by a $101.2 million increase in average long-term debt and bank notes as the Corporation’s foreign bank subsidiaries issued additional long-term debt and bank notes.

Note I to the audited consolidated financial statements provides further detail regarding the Corporation’s long-term debt and bank notes.

OTHER OPERATING INCOME

Total other operating income increased 21.0% or $885.4 million to $5.1 billion for 2000 from 1999. The increase in other operating income was primarily attributable to a $639.4 million or 17.6% increase in securitization income for 2000, which grew to $4.3 billion. The increase in securitization income for 2000 was the result of a $10.0 billion or 20.2% increase in average securitized loans from 1999, offset by an increase in the rate paid to investors in the Corporation’s securitized loans. Credit card fees increased 45.1% to $289.5 million for 2000 from 1999. The increase in credit card fees for 2000 was a result of the growth in the Corporation’s outstanding loan receivables, accounts, and the number of fees assessed. Also, loan servicing fees related to securitized loans, credit card fees, and other income increased for 2000 from 1999, as a result of the Corporation increasing its fees charged to credit card and other consumer loan Customers during the first three months of 1999.

Total other operating income increased 30.3% or $978.9 million to $4.2 billion for 1999 from 1998. The increase in other operating income during 1999 was primarily attributable to a $799.0 million or 28.1% increase in securitization income, which grew to $3.6 billion. The increase in securitization income was the result of an $8.7 billion or 21.3% increase in average securitized loans to $49.7 billion from 1998, in addition to a decline in the average rate paid to investors in the Corporation’s securitized loans. Also, as a result of the Corporation increasing its fees charged to credit card and other consumer loan Customers during the first three months of 1999, loan servicing fees related to securitized loans, credit card fees, and other income increased in 1999 as compared to 1998.

Included in securitization income is the net incremental change in the interest-only strip receivable the Corporation recognizes from the securitization of loans in accordance with Statement of Financial Accounting Standards No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“Statement No. 125”). The Corporation uses certain key assumptions and estimates in determining the interest-only strip receivable related to the Corporation’s securitization activities. These key assumptions and estimates include projections concerning the annual percentage rates charged to Customers, late fee yields, charge-off experience, contractual servicing fees, and cost of funds, which are used to determine the excess spread to be received by the Corporation. Other key assumptions and estimates used by the Corporation include loan payment rates, which are used to determine the estimated life of the securitized loan, and a discount rate commensurate with the risks involved. Based on these key assumptions and estimates and the Corporation’s securitization activity, the net incremental change in the interest-only strip receivable for all securitization transactions recognized by the Corporation in securitization income, net of securitization transaction costs, was a $41.6 million increase in 2000, a $23.3 million increase in 1999, and a $17.9 million increase in 1998. The Corporation periodically reviews the key assumptions and estimates used in determining the interest-only strip receivable. If these assumptions change or are not met, securitization income would be affected.

Note J to the audited consolidated financial statements provides further detail regarding the sensitivity to changes to the key assumptions and estimates used in determining the interest-only strip receivable.

Insurance income increased $25.5 million to $85.1 million for 2000, as compared to a decrease of $19.3 million to $59.6 million for 1999. The Corporation suspended marketing new automobile insurance policies through its underwriter in July 1998. During 1999, the Corporation began marketing automobile insurance to the Corporation’s Customers underwritten by American International Group, Inc.

Interchange income also increased $65.9 million to $286.2 million for 2000 from 1999, as compared to an increase of $81.9 million during 1999. The increases in interchange income in 2000 and 1999 are a result of the increases in cardholder sales volume in addition to an increase in the interchange rates set by MasterCard International Inc. and Visa U.S.A., Inc. in April 1999.

Other income increased to $149.8 million for 2000, as compared to $85.2 million and $37.6 million for 1999 and 1998, respectively. The increase in other income for 2000 was primarily a result of the Corporation receiving incentive payments from MasterCard International Inc. and Visa U.S.A., Inc. for meeting certain incentive targets.

OTHER OPERATING EXPENSE

Total other operating expense increased 18.5% to $3.6 billion for 2000, compared to an increase of 27.9% to $3.1 billion for 1999. The growth in other operating expense reflects the Corporation’s continued investment in attracting, servicing, and retaining credit card and other consumer loan Customers. The Corporation added 13.7 million new accounts in 2000, compared to 12.5 million new accounts in 1999 and 9.3 million new accounts in 1998. The Corporation added 459 new endorsements from organizations during 2000, compared to 400 in 1999 and 475 in 1998. The Corporation also has continued to invest in its other consumer loan, foreign, and insurance agency businesses.

Salaries and employee benefits increased $249.9 million to $1.5 billion for 2000 and $190.6 million to $1.3 billion for 1999. The increases in salaries and employee benefits reflects the increased number of people to service the Corporation’s higher number of Customers. At December 31, 2000, the Corporation had approximately 22,700 full-time equivalent employees, as compared to 19,900 full-time equivalent employees and 16,700 full-time equivalent employees at December 31, 1999 and 1998, respectively.

The growth in other operating expense for 2000 and 1999 also includes amortization of intangible assets which increased $102.6 million to $273.2 million for 2000, as compared to an increase of $116.5 million to $170.6 million for 1999. The increase in amortization of intangible assets was the result of a higher level of intangible assets resulting from the Corporation’s loan portfolio acquisitions, including the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation, the credit card business of PNC Bank, N.A., and the credit card loan portfolio of SunTrust Banks. Based on the Corporation’s portfolio acquisitions in 2000, the Corporation expects amortization expense related to intangible assets to increase in 2001.

Note A to the audited consolidated financial statements provides further detail regarding the Corporation’s intangible assets.

The growth in other operating expense also reflects an increase in loan receivable fraud losses of $61.4 million to $164.0 million for 2000, as compared to $102.6 million and $82.0 million for 1999 and 1998, respectively. The increase in loan receivable fraud losses was a result of the Corporation experiencing higher counterfeit accounts, never received accounts, and fraudulent transactions occurring through mail order and phone order.

Note R to the audited consolidated financial statements provides further detail regarding the Corporation’s other operating expenses.

INCOME TAXES

The Corporation recognized applicable income taxes of $807.9 million for 2000, compared to $630.5 million for 1999 and $477.8 million for 1998. This represents an effective tax rate of 38.1% for 2000, 1999, and 1998. Note S to the audited consolidated financial statements reconciles reported applicable income taxes to the amount computed by applying the federal statutory rate to income before income taxes.

LOAN QUALITY

The Corporation’s loan quality at any time reflects, among other factors, the quality of the Corporation’s credit card and other consumer loans, the general economic conditions, the success of the Corporation’s collection efforts, and the seasoning of the Corporation’s loans. As new loans season, the delinquency rate on these loans generally rises and then stabilizes.

In February 1999, the Federal Financial Institutions Examination Council (“FFIEC”) revised its policy on the classification of consumer loans. The revised policy established uniform guidelines for the charge-off of loans to delinquent, bankrupt, and deceased borrowers, for charge-off of fraudulent accounts, and for re-aging delinquent accounts. The Corporation implemented the FFIEC guidelines in December 2000 by accelerating the charge-off of some delinquent loans. The one-time FFIEC adjustment did not have a material impact on the Corporation’s consolidated statement of income for the year ended December 31, 2000.

DELINQUENCIES

An account is contractually delinquent if the minimum payment is not received by the specified date on the Customer’s statement. However, the Corporation generally continues to accrue interest until the loan is either paid or charged off. Delinquency as a percentage of the Corporation’s loan portfolio was 3.89% at December 31, 2000, compared with 3.82% and 3.86% at December 31, 1999 and 1998, respectively. Table 5 presents the stages of delinquency of the Corporation’s loan portfolio, excluding loans held for securitization. The Corporation’s delinquency as a percentage of managed loans was 4.49% at December 31, 2000, compared to 4.45% and 4.62% at December 31, 1999 and 1998, respectively. Without the acceleration of charge-off of some delinquent accounts as a result of the implementation of the revised FFIEC policy, delinquency as a percentage of the loan portfolio would have been 4.19% and delinquency as a percentage of managed loans would have been 4.94% at December 31, 2000.

The Corporation may modify the terms of its credit card and other consumer loan agreements with borrowers who have experienced financial difficulties, by either reducing their interest rate or placing them on nonaccrual status. These other nonperforming loans, excluding loans held for securitization, are presented in Table 6. The Corporation’s total managed other nonperforming loans as a percentage of ending managed loans was 2.41% at December 31, 2000, as compared to 2.51% and 2.01% at December 31, 1999 and 1998, respectively.

MBNA CORPORATION AND SUBSIDIARIES

Table 5: Delinquent Loans
(dollars in thousands)

December 31,	2000		1999		1998

Loan portfolio	$11,682,904		$7,971,093		$11,776,099

Loans delinquent:

30 to 59 days	$176,128	1.51%	$105,667	1.33%	$166,352	1.41%

60 to 89 days	95,859	.82	60,452	.76	93,699	.80

90 or more days	182,955	1.56	138,531	1.73	194,472	1.65

Total	$454,942	3.89%	$304,650	3.82%	$454,523	3.86%

Loans delinquent by geographic area:

Domestic	$404,390	4.30%	$271,139	4.25%	$424,324	3.95%

Foreign	50,552	2.23	33,511	2.11	30,199	2.89

[Additional columns below]

[Continued from above table, first column(s) repeated]

December 31,	1997		1996

Loan portfolio	$8,261,876		$7,659,078

Loans delinquent:

30 to 59 days	$125,870	1.52%	$114,382	1.49%

60 to 89 days	64,275	.78	52,857	.69

90 or more days	134,865	1.63	107,679	1.41

Total	$325,010	3.93%	$274,918	3.59%

Loans delinquent by geographic area:

Domestic	$313,467	4.09%	$269,035	3.66%

Foreign	11,543	1.93	5,883	1.93

NET CREDIT LOSSES

The Corporation’s policy is to charge off open-end delinquent accounts by the end of the month in which the account becomes 180 days contractually past due, closed-end retail loans by the end of the month in which they become 120 days contractually past due, and bankrupt accounts within 60 days of receiving notification from the bankruptcy courts. The Corporation charges off deceased accounts when the loss is determined. The Corporation sells charged-off receivables and records the proceeds received from these sales as recoveries, thereby reducing net credit losses.

Net credit losses during 2000 were $442.1 million, compared to $379.5 million for 1999 and $285.4 million for 1998. Net credit losses do not include credit losses from securitized loans, which are charged to the related trusts in accordance with their respective contractual agreements. The increase in net credit losses for 2000 was primarily the result of the implementation of the revised FFIEC policy as the Corporation accelerated charge-off of some delinquent accounts. Without the acceleration of charge-off of some delinquent accounts as a result of the implementation of the revised FFIEC policy, the Corporation’s net credit losses for 2000 would have remained relatively unchanged from 1999. The net credit losses for 2000 and 1999 also reflect increases in the Corporation’s outstanding loan receivables, the general economic conditions, and the seasoning of the Corporation’s accounts, offset by recoveries from the sale of charged-off receivables.

Net credit losses as a percentage of average loan receivables were 2.49% for the year ended December 31, 2000, compared to 2.63% for 1999 and 2.39% for 1998. The Corporation’s managed net credit losses as a percentage of average managed loans for the year ended December 31, 2000 were 4.39%, compared to 4.33% and 4.31% for 1999 and 1998, respectively. Without the acceleration of charge-off of some delinquent accounts as a result of the implementation of the revised FFIEC policy, net credit losses as a percentage of average loan receivables would have been 2.14% and managed net credit losses as a percentage of average managed loans would have been 3.94% for the year ended December 31, 2000.

RESERVE AND PROVISION FOR POSSIBLE CREDIT LOSSES

The loan portfolio is regularly reviewed to determine an appropriate reserve for possible credit losses based upon the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics of the portfolio, and other factors. A provision is charged against earnings to maintain the reserve at an appropriate level. The provision for possible credit losses for the year ended December 31, 2000 was $409.0 million, compared to $408.9 million in 1999 and $310.0 million in 1998.

The Corporation records acquired reserves for current period loan portfolio acquisitions. During 2000, the Corporation recorded $64.7 million of reserves acquired in connection with the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation and other loan portfolios. In 1999, the Corporation recorded $109.8 million of reserves acquired in connection with the acquisition of the credit card business from PNC Bank, N.A., the credit card loan portfolio from SunTrust Banks, and other loan portfolios.

Table 6: Other Nonperforming Loans
(dollars in thousands)

December 31,	2000	1999	1998	1997	1996

Nonaccrual loans	$22,574	$12,245	$3,182	$2,520	$1,820

Reduced-rate loans	238,747	153,082	157,737	114,218	72,134

Total other nonperforming loans	$261,321	$165,327	$160,919	$116,738	$73,954

Other nonperforming loans as a % of ending loan portfolio	2.24%	2.07%	1.37%	1.41%	.97%

MBNA CORPORATION AND SUBSIDIARIES

Table 7: Reserve for Possible Credit Losses
(dollars in thousands)

December 31,	2000	1999	1998

Reserve for possible credit losses, beginning of year	$355,959	$216,911	$162,476

Reserves acquired	64,726	109,757	29,932

Provision for possible credit losses:

Domestic	359,128	380,145	292,739

Foreign	49,889	28,769	17,300

Total provision for possible credit losses	409,017	408,914	310,039

Foreign currency translation	(1,081)	(96)	(125)

Credit losses:

Domestic:

Credit card	(435,134)	(422,504)	(330,952)

Other consumer	(138,892)	(104,268)	(86,407)

Total domestic credit losses	(574,026)		(526,772)

Foreign	(72,831)	(41,157)	(22,754)

Total credit losses	(646,857)	(567,929)	(440,113)

Recoveries:

Domestic:

Credit card	158,005	147,851	133,172

Other consumer	21,922	21,301	12,656

Total domestic recoveries	179,927	169,152	145,828

Foreign	24,877	19,250	8,874

Total recoveries	204,804	188,402	154,702

Net credit losses	(442,053)	(379,527)	(285,411)

Reserve for possible credit losses, end of year	$386,568	$355,959	$216,911

Net credit losses as a % of average loan receivables	2.49%	2.63%	2.39%

Net credit losses as a % of beginning reserve	124.19	174.97	175.66

Reserve for possible credit losses as a % of ending loan receivables	1.94	2.02	1.61

Ending loan receivables	$19,954,837	$17,663,709	$13,468,367

Average loan receivables	17,718,148	14,422,495	11,930,289

[Additional columns below]

[Continued from above table, first column(s) repeated]

December 31,	1997	1996

Reserve for possible credit losses, beginning of year	$118,427	$104,886

Reserves acquired	7,975	7,553

Provision for possible credit losses:

Domestic	255,278	174,069

Foreign	4,762	4,155

Total provision for possible credit losses	260,040	178,224

Foreign currency translation	(203)	488

Credit losses:

Domestic:

Credit card	(294,608)	(226,067)

Other consumer	(57,970)	(23,504)

Total domestic credit losses	(417,359)	(249,571)

Foreign	(6,964)	(4,846)

Total credit losses	(359,542)	(254,417)

Recoveries:

Domestic:

Credit card	126,012	76,605

Other consumer	7,555	4,438

Total domestic recoveries	133,567	81,043

Foreign	2,212	650

Total recoveries	135,779	81,693

Net credit losses	(223,763)	(172,724)

Reserve for possible credit losses, end of year	$162,476	$118,427

Net credit losses as a % of average loan receivables	2.14%	1.98%

Net credit losses as a % of beginning reserve	188.95	164.68

Reserve for possible credit losses as a % of ending loan receivables	1.46	1.17

Ending loan receivables	$11,162,074	$10,129,052

Average loan receivables	10,438,513	8,703,579

Table 7 presents an analysis of the Corporation’s reserve for possible credit losses. The reserve for possible credit losses is a general allowance applicable to the Corporation’s loan portfolio and does not include an allocation for credit risk related to securitized loans. Losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements and do not affect the reserve for possible credit losses. The incremental loan receivable charge-offs from the implementation of the revised FFIEC policy were recorded as a reduction to the reserve for possible credit losses. The incremental securitized loan charge-offs were already included by the Corporation in determining the interest-only strip receivable.

Table 8: Allocation of Reserve for Possible Credit Losses
(dollars in thousands)

December 31,	2000		1999		1998

Domestic:

Credit card	$279,587	72.3%	$287,767	80.9%	$152,405	70.3%

Other consumer	89,607	23.2	51,672	14.5	54,752	25.2

Domestic reserve for possible credit losses	369,194	95.5	339,439	95.4	207,157	95.5

Foreign	17,374	4.5	16,520	4.6	9,754	4.5

Reserve for possible credit losses	$386,568	100.0%	$355,959	100.0%	$216,911	100.0%

[Additional columns below]

[Continued from above table, first column(s) repeated]

December 31,	1997		1996

Domestic:

Credit card	$134,910	83.0%	$95,253	80.4%

Other consumer	23,031	14.2	18,446	15.6

Domestic reserve for possible credit losses	157,941	97.2	113,699	96.0

Foreign	4,535	2.8	4,728	4.0

Reserve for possible credit losses	$162,476	100.0%	$118,427	100.0%

MBNA CORPORATION AND SUBSIDIARIES

CAPITAL ADEQUACY

The Corporation is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank and MBNA Delaware are also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital, and Leverage ratios are maintained. Failure to meet these minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the federal bank regulators that, if undertaken, could have a direct material effect on the Corporation’s, the Bank’s, and MBNA Delaware’s consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation, the Bank, and MBNA Delaware must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

The Corporation’s, the Bank’s, and MBNA Delaware’s capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 2000 and 1999, the Corporation’s, the Bank’s, and MBNA Delaware’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios, shown in Table 9, have been computed in accordance with regulatory accounting practices.

In August 2000, the Corporation issued 50 million shares of common stock, raising $1.6 billion of capital, net of issuance costs. The Corporation contributed $750.0 million of the net proceeds from this offering to the Bank to complete the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation. In January 1999, the Corporation issued 50 million shares of common stock, raising $1.2 billion of capital, net of issuance costs. The Corporation contributed $300.0 million of the net proceeds from this offering to the Bank to complete the acquisition of the credit card business of PNC Bank, N.A. The Corporation used the remaining proceeds from both common stock offerings for other general corporate purposes.

The Corporation has different capital securities in its overall capital structure to meet its regulatory capital needs. At December 31, 2000 and 1999, the Corporation had $566.3 million (par value) issued and outstanding of guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, which mature in 2026 and 2027. The Bank had $450.0 million (par value) of subordinated notes outstanding at December 31, 2000 and 1999. These notes mature in 2002 and 2008. The Corporation also had 4.5 million shares of 7 1/2% Cumulative Preferred Stock, Series A, and 4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, both with a $25 stated value per share, outstanding at December 31, 2000 and 1999.

The guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures and preferred stock both qualify as regulatory capital under the Federal Reserve Board guidelines and enhance the Corporation’s regulatory capital. The Bank’s subordinated notes qualify as regulatory capital under the Comptroller of the Currency’s guidelines and enhance the Bank’s and the Corporation’s regulatory capital. The guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, preferred stock, and the subordinated notes also provide a long-term source of funds.

The shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after January 15, 2001, while the shares of the Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after October 15, 2001. The Series B Preferred Stock may also be redeemed in whole at the option of the Corporation in the event of certain amendments to the Internal Revenue Code of 1986 with respect to the dividends-received deduction. Shares of the Series A and Series B Preferred Stock are not convertible into other securities of the Corporation. Dividends on the preferred stock are cumulative from the date of original issue and are payable quarterly.

Table 9: Regulatory Capital Ratios

				Minimum	Well-Capitalized
December 31,	2000	1999		Requirements	Requirements

MBNA Corporation Tier 1	14.98%	14.72%		4.00%	(a	)

Total	16.61	17.02		8.00	(a	)

Leverage	17.30	14.90		4.00	(a	)

MBNAAmerica Bank, N.A

Tier 1	10.78	11.06		4.00	6.00%

Total	12.44	13.44		8.00	10.00

Leverage	12.79	11.61		4.00	5.00

MBNAAmerica (Delaware), N.A

Tier 1	20.88	(b	)	4.00	6.00

Total	21.84	(b	)	8.00	10.00

Leverage	62.74	(b	)	4.00	5.00

(a)	Not applicable for bank holding companies.

(b)	The capital ratios of MBNA America (Delaware), N.A. are not presented for 1999 due to the immateriality of its assets.

Note N to the audited consolidated financial statements provides further detail regarding the Corporation’s capital adequacy.

DIVIDEND LIMITATIONS

The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation’s Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation’s revolving credit facilities. The payment of common stock dividends may also be limited by the terms of the outstanding preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on the common stock. In addition, if the Corporation defers interest payments for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending on the series, on its guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation’s capital stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures. During 2000, the Corporation declared dividends on its preferred stock of $14.7 million and $264.6 million on its common stock.

On January 10, 2001, the Corporation’s Board of Directors declared a quarterly dividend of $.09 per common share, payable April 1, 2001 to stockholders of record as of March 15, 2001. Also, on January 10, 2001, the Corporation’s Board of Directors declared a quarterly dividend of $.46875 per share on the 7 1/2% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.3527 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. The preferred stock dividends are payable April 16, 2001 to stockholders of record as of March 31, 2001.

Table 10 reflects the Corporation’s return on average total assets and stockholders’ equity and other equity ratios, including the Corporation’s dividend payout ratio.

Table 10: Return on Average Total Assets and Stockholders’ Equity

Year Ended December 31,	2000	1999	1998

Return on average total assets	3.94%	3.62%	3.38%

Return on average stockholders’ equity	25.79	27.18	36.91

Average stockholders’ equity to average total assets	15.28	13.32	9.15

Dividend payout ratio	20.92	23.14	24.74

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a national bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profit. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. Also, a national bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 2000, the amount of retained earnings available for declaration and payment of dividends from the Bank to the Corporation was $1.8 billion. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

The Bank’s payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the senior syndicated revolving credit facility. This facility was not drawn upon at December 31, 2000. If this facility had been drawn upon as of December 31, 2000, the amount of retained earnings available for declaration of dividends would have been further limited to $685.6 million.

LIQUIDITY AND RATE SENSITIVITY

The Corporation seeks to maintain prudent levels of liquidity, interest rate risk, and foreign currency exchange rate risk.

LIQUIDITY MANAGEMENT

Liquidity management is the process by which the Corporation manages the use and availability of various funding sources to meet its current and future operating needs. These needs change as loans grow, deposits mature, and payments on obligations are made. Because the characteristics of the Corporation’s assets and liabilities change, liquidity management is a dynamic process, affected by the pricing and maturity of loans, deposits, and other assets and liabilities. This process is also affected by changes in the relationship between short-term and long-term interest rates.

MBNA CORPORATION AND SUBSIDIARIES

To facilitate liquidity management, the Corporation uses a variety of funding sources to establish a maturity pattern that provides a prudent mixture of short-term and long-term funds. The Corporation obtains funds through deposits and debt issuance, and uses securitization of the Corporation’s loan receivables as a major funding alternative. In addition, further liquidity is provided to the Corporation through committed credit facilities.

The Bank, MBNA Europe, and the Corporation arranged a $2.5 billion senior syndicated revolving credit facility in April 2000. The facility consists of a senior unsecured $2.5 billion four-year revolving credit facility available to the Bank and MBNA Europe with sublimit availability in an amount of $300.0 million for the Corporation. The Bank will unconditionally and irrevocably guarantee the obligations of MBNA Europe. The facility replaced the Bank’s prior four-year $2.0 billion syndicated revolving credit facility.

Advances from the $2.5 billion senior syndicated revolving credit facility are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements for both the Corporation and the Bank to maintain a minimum level of consolidated tangible net worth. These conditions also require the Bank to not permit its managed loan receivables 90 days or more past due plus nonaccruing receivables to exceed 6% of managed credit card receivables and to maintain its regulatory capital ratios at or above regulatory minimum requirements. In addition, these conditions require that the Corporation not permit its double leverage ratio (defined as the sum of the Corporation’s intangible assets and investment in subsidiaries divided by total stockholders’ equity) to exceed 1.25. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2000.

Additional funding programs established by the Corporation include medium-term notes and senior notes. At December 31, 2000, the Corporation had $1.0 billion in Senior Medium-Term Notes outstanding that mature in varying amounts from 2001 to 2004, as compared to $1.4 billion at December 31, 1999. In addition, the Corporation had $100.0 million in Senior Notes outstanding at December 31, 2000 and 1999 that mature in 2005. The Corporation expects to pay the interest on both the Senior Medium-Term Notes and Senior Notes from dividend and other payments received from the Bank.

Additional funding programs established by the Corporation’s bank subsidiaries include deposits, bank notes, medium-term notes, and committed credit facilities.

Total deposits at December 31, 2000 were $24.3 billion, compared to $18.7 billion and $15.4 billion at December 31, 1999 and 1998, respectively. The increase in deposits from 1999 was the result of a $3.2 billion increase in direct deposits and a $2.4 billion increase in other deposits. The increase in deposits from 1998 was the result of a $1.4 billion increase in direct deposits and a $1.9 billion increase in other deposits. Other deposits are deposits generally obtained through the use of a third-party intermediary. The Corporation increased its use of other deposits as a cost-effective funding source. The increases in direct deposits were primarily the result of the Corporation’s emphasis on marketing its deposit products and offering competitive rates. Table 11 provides the maturities of the Corporation’s deposits at December 31, 2000. Included in the deposit maturity category of three months or less are money market deposit accounts, noninterest-bearing demand deposits, interest-bearing transaction accounts, and savings accounts totaling $5.9 billion.

Table 11: Maturities of Deposits
(dollars in thousands)

December 31, 2000	Direct	Other	Total

Three months or less	$7,330,954	$1,261,294	$8,592,248

Over three months through twelve months	4,203,042	1,852,593	6,055,635

Over one year through five years	4,630,497	5,059,859	9,690,356

Over five years	5,356	—	5,356

Total deposits	$16,169,849	$8,173,746	$24,343,595

In addition, Table 12 presents the maturity distribution of the Corporation’s domestic time deposits in amounts of $100,000 or more for the three most recent years. The Corporation also had $853.6 million of foreign time deposits and $113.6 million of foreign noninterest-bearing demand deposits at December 31, 2000. The majority of the foreign time deposits were in amounts in excess of $100,000 and mature within one year.

An additional source of funding for the Bank is provided by the global bank note program. Notes may be issued under this program with maturities of one week or more from the date of issue. During 2000, the Bank issued $635.0 million of bank notes, compared to $315.0 million in 1999. At December 31, 2000 and 1999, the Bank had $2.4 billion of bank notes outstanding which are included in long-term borrowings.

MBNA Europe had £203.5 million (approximately $303.5 million), EUR315.5 million (approximately $293.6 million), HKD300.0 million (approximately $38.4 million), JPY12.5 billion (approximately $108.8 million), and $25.0 million Euro Medium-Term Notes

Table 12: Domestic Time Deposits of $100,000 or More
(dollars in thousands)

December 31,	2000			1999			1998

Three months or less	$503,160	17.7%	$438,018		20.5%	$448,223		23.3%

Over three months through six months	580,873	20.5	429,521		20.1	356,045		18.6

Over six months through twelve months	676,613	23.8	618,406		29.0	483,843		25.2

Over twelve months	1,078,286	38.0	649,351		30.4	632,533		32.9

Total	$2,838,932	100.0%	$2,135,296		100.0%	$1,920,644		100.0%

MBNA CORPORATION AND SUBSIDIARIES

outstanding at December 31, 2000. MBNA Europe had £165.0 million (approximately $266.6 million), EUR165.5 million (approximately $166.2 million), and $10.0 million Euro Medium-Term Notes outstanding at December 31, 1999. These notes are unconditionally and irrevocably guaranteed in respect to all payments by the Bank.

MBNA Canada had CAD$190.0 million (approximately $126.9 million) of short-term deposit notes outstanding at December 31, 2000. In addition, MBNA Canada had CAD$570.1 million (approximately $380.7 million) of Medium-Term Deposit Notes outstanding at December 31, 2000. MBNA Canada had CAD$217.3 million (approximately $149.6 million) of short-term deposit notes outstanding and CAD$290.1 million (approximately $199.7 million) of Medium-Term Deposit Notes outstanding at December 31, 1999. The deposit notes are unconditionally and irrevocably guaranteed as to payment of principal and interest by the Bank.

MBNA Europe arranged a £325.0 million (approximately $484.7 million at December 31, 2000) multi-currency syndicated revolving credit facility committed until June 2005. MBNA Europe may take advances under the facility subject to covenants and conditions customary in a transaction of this kind, including requirements for tangible net worth and account delinquencies. This facility replaced MBNA Europe’s prior £300.0 million multi-currency revolving credit facility. This facility is unconditionally and irrevocably guaranteed by the Bank. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2000.

MBNA Canada has a CAD$300.0 million (approximately $200.3 million at December 31, 2000) multi-currency syndicated revolving credit facility committed through December 2001 and a CAD$50.0 million (approximately $33.4 million at December 31, 2000) credit facility committed through March 2001. MBNA Canada may take advances under the facilities subject to covenants and conditions customary in a transaction of this kind. These facilities are unconditionally and irrevocably guaranteed by the Bank. These facilities may be used for general corporate purposes and were not drawn upon as of December 31, 2000.

The Corporation also held $3.1 billion in investment securities and $2.2 billion of money market instruments at December 31, 2000, compared to $3.0 billion in investment securities and $1.5 billion in money market instruments at December 31, 1999. The investment securities primarily consist of high-quality, AAA-rated securities, most of which can be used as collateral under repurchase agreements. Of the investment securities at December 31, 2000, $1.7 billion is anticipated to mature within twelve months. The Corporation’s investment securities available-for-sale portfolio, which consists primarily of U.S. Treasury obligations or short-term and variable-rate securities, was $2.7 billion at December 31, 2000, compared to $2.8 billion at December 31, 1999. These investment securities, along with the money market instruments, provide increased liquidity and flexibility to support the Corporation’s funding requirements.

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

The Corporation analyzes its level of interest rate risk using several analytical techniques, which include the impact of on-balance-sheet financial instruments. In addition to on-balance-sheet activities, interest rate risk includes the interest rate sensitivity of securitization income from securitized loans and the impact of interest rate swap agreements and foreign exchange swap agreements. The Corporation uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation’s assets. For this reason, the Corporation analyzes its level of interest rate risk on a managed basis to quantify and capture the full impact of interest rate risk on the Corporation’s earnings.

The Corporation’s interest rate risk using the static gap methodology is presented in Table 13. This method reports the difference between interest rate sensitive assets and liabilities at a specific point in time. Management uses the static gap methodology to identify the Corporation’s directional interest rate risk. Interest rate sensitive assets and liabilities are reported based on estimated and contractual repricings. Fixed-rate credit card loans, which may be repriced by the Corporation at any time by giving notice to the Customer, are placed in the table using a seventeen-month repricing schedule. The Corporation also offers variable-rate credit card loans. At December 31, 2000, variable-rate loans made up 8.8% of total managed loans, compared to 12.4% of total managed loans at December 31, 1999. These variable-rate loans are generally indexed to the U.S. Prime Rate published in The Wall Street Journal and reprice quarterly. Including the managed adjustment, results of the gap analysis show that, within one year, the Corporation’s liabilities reprice faster than its assets, indicating an earnings risk from rising interest rates.

Although the static gap methodology is widely accepted for its simplicity in identifying interest rate risk, it ignores many changes that can occur, such as repricing strategies, market spread adjustments, and anticipated hedging transactions. For these reasons, the Corporation analyzes its level of interest rate risk using several other

MBNA CORPORATION AND SUBSIDIARIES

Table 13: Interest Rate Sensitivity Schedule

(dollars in thousands)

December 31, 2000	Subject to Repricing

	Within 1 Year	1-5 Years	After 5 Years	Total
Interest-Earning Assets
Interest-earning time deposits in other banks:

Domestic	$1,516	$45	$—	$1,561

Foreign	1,503,770	—	—	1,503,770

Total interest-earning time deposits in other banks	1,505,286	45	—	1,505,331

Federal funds sold and securities purchased under resale agreements	700,000	—	—	700,000

Investment securities (a):

Available-for-sale	2,153,812	512,384	—	2,666,196

Held-to-maturity	1,010	11,252	371,826	384,088

Loans held for securitization:

Domestic	7,419,408	—	—	7,419,408

Foreign	852,525	—	—	852,525

Total loans held for securitization	8,271,933	—	—	8,271,933

Loans:

Domestic:

Credit card	5,206,760	1,406,153	—	6,612,913

Other consumer	1,866,522	662,084	270,683	2,799,289

Total domestic loans	7,073,282	2,068,237	270,683	9,412,202

Foreign	1,234,939	1,035,763	—	2,270,702

Total loans	8,308,221	3,104,000	270,683	11,682,904

Total interest-earning assets	20,940,262	3,627,681	642,509	25,210,452

Interest-Bearing Liabilities
Interest-bearing deposits:

Domestic:

Time deposits	7,919,126	9,690,106	5,356	17,614,588

Money market deposit accounts	4,922,027	—	—	4,922,027

Interest-bearing transaction accounts	50,475	—	—	50,475

Savings accounts	9,969	—	—	9,969

Total domestic interest-bearing deposits	12,901,597	9,690,106	5,356	22,597,059

Foreign:

Time deposits	853,306	250	—	853,556

Total interest-bearing deposits	13,754,903	9,690,356	5,356	23,450,615

Borrowed funds:

Short-term borrowings:

Domestic	33,419	—	—	33,419

Foreign	126,093	—	—	126,093

Total short-term borrowings	159,512	—	—	159,512

Long-term debt and bank notes:

Domestic	2,256,329	1,684,388	534,196	4,474,913

Foreign	1,064,923	195,799	—	1,260,722

Total long-term debt and bank notes	3,321,252	1,880,187	534,196	5,735,635

Total borrowed funds	3,480,764	1,880,187	534,196	5,895,147

Total interest-bearing liabilities	17,235,667	11,570,543	539,552	29,345,762

Gap before managed adjustments	3,704,595	(7,942,862)	102,957	(4,135,310)

Managed adjustments (b)	(11,483,013)	15,220,712	(420,125)	3,317,574

Gap after managed adjustments	$(7,778,418)	$7,277,850	$(317,168)	$(817,736)

Cumulative gap after managed adjustments	$(7,778,418)	$(500,568)	$(817,736)

Cumulative gap after managed adjustments as a % of managed assets	(7.23)%	(.47)%	(.76)%

(a)	Investment securities are presented using estimated maturities.

(b)	Managed adjustments reflect the impact interest rates have on securitized loans and off-balance-sheet financial instruments.

MBNA CORPORATION AND SUBSIDIARIES

analytical techniques, including simulation analysis. All of the analytical techniques used by the Corporation to measure interest rate risk include the impact of on-balance-sheet and off-balance-sheet financial instruments.

Key assumptions in the Corporation’s simulation analysis include cash flows and maturities of interest rate sensitive instruments, changes in market conditions, loan volumes and pricing, consumer preferences, fixed-rate credit card repricings as part of the Corporation’s normal planned business strategy, and management’s capital plans. Also included in the analysis are various actions which the Corporation would undertake to minimize the impact of adverse movements in interest rates. The Corporation has the contractual right to reprice fixed-rate credit card loans at any time, by giving notice to the Customer. Accordingly, a key assumption in the simulation analysis is the repricing of fixed-rate credit card loans in response to an upward movement in interest rates, with a lag of approximately 45 days between interest rate movements and fixed-rate credit card loan repricings. The Corporation has repriced its fixed-rate credit card loans on numerous occasions in the past, and expects to continue to do so in response to changes in interest rates, market conditions, or other factors.

Based on the simulation analysis at December 31, 2000, the Corporation could experience a decrease in projected 2001 net income of approximately $46 million, as compared to a decrease of approximately $36 million in projected 2000 net income based on the simulation analysis at December 31, 1999, if interest rates at the time the simulation analysis was performed increased 100 basis points over 12 months.

These assumptions are inherently uncertain and, as a result, the analysis cannot precisely predict the impact of higher interest rates on net income. Actual results would differ from simulated results due to timing, magnitude, and frequency of interest rate changes, changes in market conditions, and management strategies to offset the Corporation’s potential exposure, among other factors.

FOREIGN CURRENCY EXCHANGE RATE SENSITIVITY

Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates. The Corporation’s foreign currency exchange rate risk is limited to the unhedged portion of the Corporation’s net investment in its foreign subsidiaries. The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk. Management reviews the foreign currency exchange rate risk of the Corporation on a routine basis. During this review, management considers the net impact to stockholders’ equity under various foreign exchange rate scenarios. At December 31, 2000, the Corporation could experience a decrease in stockholders’ equity, net of tax, of approximately $41 million as compared to a decrease of approximately $33 million in stockholders’ equity, net of tax, at December 31, 1999, as a result of a 10% depreciation of the Corporation’s unhedged capital exposure in foreign subsidiaries to the U.S. dollar position.

The Corporation does not have any other off-balance-sheet financial instruments.

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. In June 1999, Statement of Financial Accounting Standards No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133” (“Statement No. 137”), was issued and extended the effective date for Statement No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133” (“Statement No. 138”). Statement No. 138 amended the accounting and reporting standards of Statement No. 133 for certain derivative instruments and certain hedging activities. The Corporation’s implementation of Statement No. 133, as amended by Statement No. 137 and Statement No. 138, on January 1, 2001 did not have a material impact on the Corporation’s consolidated financial statements.

ASSET SECURITIZATION

Asset securitization of loan receivables is accomplished primarily through the public and private issuance of asset-backed securities. As loan receivables are securitized, the Corporation’s on-balance-sheet funding needs are reduced by the amount of loans securitized.

Asset securitization involves the sale, generally to a trust, of a pool of loan receivables. The Corporation continues to own the accounts that generate the loan receivables. In addition, the Corporation also sells the rights to new loan receivables, including most fees generated by the accounts and payments

MBNA CORPORATION AND SUBSIDIARIES

Table 14: Securitized Loans Distribution
(dollars in thousands)

December 31,	2000	1999	1998	1997	1996

Securitized Loans Domestic:

Credit card	$57,425,582	$45,851,922	$39,739,387	$34,181,350	$25,854,779

Other consumer	5,691,769	3,987,180	3,007,858	2,442,116	1,412,435

Total domestic securitized loans	63,117,351	49,839,102	42,747,245	36,623,466	27,267,214

Foreign:

Credit card	5,650,485	4,565,996	3,052,070	1,594,320	1,227,267

Other consumer	68,048	186,706	373,424	—	—

Total foreign securitized loans	5,718,533	4,752,702	3,425,494	1,594,320	1,227,267

Total securitized loans	$68,835,884	$54,591,804	$46,172,739	$38,217,786	$28,494,481

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

During the revolving period, which generally ranges from 24 months to 108 months, the trust makes no principal payments to the investors. Instead, the trust uses principal payments received on the accounts to purchase new loan receivables generated by these accounts, in accordance with the terms of the transaction, so that the principal dollar amount of the investor’s undivided interest remains unchanged. Once the revolving period ends, the amortization period begins and the trust distributes principal payments to the investors according to the terms of the transaction. When the trust allocates principal payments to the investors, the Corporation’s on-balance-sheet loan receivables increase by the amount of any new purchases or cash advance activity on the accounts.

Distribution of principal to investors may begin sooner if the average annualized yield (generally including interest income, interchange income, and other fees) for three consecutive months drops below a minimum yield (generally equal to the sum of the coupon rate payable to investors, contractual servicing fees, and principal credit losses during the period) or certain other events occur.

During 2000, the Corporation securitized credit card loan receivables totaling $14.2 billion, including the securitization of £798.3 million (approximately $1.2 billion) by MBNA Europe and CAD$750.0 million (approximately $503.7 million) by MBNA Canada. The Corporation also securitized other consumer loans totaling $1.6 billion during 2000. During 1999, the Corporation securitized credit card loan receivables totaling $12.3 billion, including the securitization of £750.0 million (approximately $1.2 billion) by MBNA Europe and CAD$500.0 million (approximately $342.3 million) by MBNA Canada. The Corporation also securitized other consumer loans totaling $1.0 billion during 1999. The total amount of outstanding securitized loans was $68.8 billion or 77.5% of managed loans as of December 31, 2000, compared to $54.6 billion or 75.6% at December 31, 1999. Table 14 shows the Corporation’s securitized loans distribution.

During 2000, $5.6 billion of previously securitized loans amortized back into the Corporation’s loan portfolio or matured, compared to $5.1 billion in 1999. Table 15 presents the amounts, at December 31, 2000, of investor principal in securitized loan receivables scheduled to amortize into the Corporation’s loan receivables in future years. The amortization amounts are based upon estimated amortization periods which are subject to change.

Table 15: Amortization of Investor Principal
(dollars in thousands)

2001	$8,560,661

2002	10,582,533

2003	11,380,857

2004	11,332,890

2005	11,170,846

Thereafter	14,205,678

Total amortization of investor principal	67,233,465

Accrued interest and fees included in securitized loans	1,602,419

Total securitized loans	$68,835,884

In September 2000, Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125” (“Statement No. 140”), was issued. Statement No.140 replaces Statement No. 125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement No. 125’s provisions without reconsideration. Statement No. 140’s revised accounting standards are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The implementation of Statement No. 140 will not have a material impact on the Corporation’s consolidated financial statements.

Table 16 compares the average annualized yield for the three-month period ended December 31, 2000, to the minimum yield for each transaction. The yield for each of the transactions is presented on a cash basis and includes various credit card or other fees as specified in the securitization agreements.

MBNA CORPORATION AND SUBSIDIARIES

Table 16: Yields on Securitized Transactions (a)

	Three-Month Average

			Yield in
	Annualized	Minimum	Excess of
	Yield	Yield	Minimum (b)

MasterTrust II 1994-C	19.72%	15.47%	4.25%

MasterTrust II 1994-E	19.72	15.37	4.35

MasterTrust II 1995-A	19.72	15.50	4.22

MasterTrust II 1995-C	19.72	15.43	4.29

MasterTrust II 1995-E	19.72	15.44	4.28

MasterTrust II 1995-G	19.72	15.43	4.29

MasterTrust II 1995-J	19.72	15.45	4.27

MasterTrust II 1996-A	19.72	15.42	4.30

MasterTrust II 1996-B	19.72	15.49	4.23

MasterTrust II 1996-C	19.72	15.36	4.36

MasterTrust II 1996-D	19.72	15.36	4.36

Cards No. 2	18.99	13.22	5.77

MasterTrust II 1996-E	19.72	15.39	4.33

MasterTrust II 1996-F	19.72	15.36	4.36

MasterTrust II 1996-G	19.72	15.40	4.32

MasterTrust II 1996-H	19.75	15.38	4.37

MasterTrust II 1996-I	19.75	15.30	4.45

MasterTrust II 1996-J	19.72	15.37	4.35

MasterTrust II 1996-K	19.72	15.35	4.37

MasterTrust II 1996-M	19.75	15.43	4.32

Cards No. 3	18.99	13.30	5.69

MasterTrust II 1997-B	19.72	15.41	4.31

MasterTrust II 1997-C	19.72	15.33	4.39

MasterTrust II 1997-D	19.75	15.38	4.37

MasterTrust II 1997-E	19.75	15.43	4.32

MasterTrust II 1997-F	19.72	15.28	4.44

MasterTrust II 1997-G	19.72	15.37	4.35

Cards No. 4	18.99	13.81	5.18

MasterTrust II 1997-H	19.75	15.27	4.48

MasterTrust II 1997-I	19.72	15.31	4.41

MasterTrust II 1997-J	19.72	15.34	4.38

MasterTrust II 1997-K	19.72	15.35	4.37

MasterTrust II 1997-L	19.75	15.30	4.45

MasterTrust II 1997-M	19.74	15.45	4.29

MasterTrust II 1997-O	19.74	15.41	4.33

MasterTrust II 1998-A	19.72	15.32	4.40

Cards No. 5	18.99	14.16	4.83

MasterTrust II 1998-B	19.75	15.47	4.28

MasterTrust II 1998-C	19.72	15.23	4.49

MasterTrust II 1998-D	19.72	15.14	4.58

MasterTrust II 1998-E	19.75	15.44	4.31

MasterTrust II 1998-F	19.75	15.23	4.52

MasterTrust II 1998-G	19.72	15.38	4.34

MasterTrust II 1998-H	19.72	15.23	4.49

Cards No. 6	18.99	13.82	5.17

MasterTrust II 1998-I	19.72	15.50	4.22

MasterTrust II 1998-J	19.72	13.81	5.91

MasterTrust II 1998-K	19.72	15.49	4.23

Cards No. 7	18.99	13.98	5.01

Gloucester Credit Card Trust 1998-1	18.00	12.22	5.78

MasterTrust II 1998-L	19.72	15.44	4.28

MasterTrust II 1999-A	19.72	15.31	4.41

MasterTrust II 1999-B	19.72	15.22	4.50

MasterTrust II 1999-C	19.75	15.50	4.25

Cards No. 8	18.99	13.84	5.15

MasterTrust II 1999-D	19.72	15.33	4.39

MasterTrust II 1999-E	19.72	15.36	4.36

MasterTrust II 1999-F	19.75	15.18	4.57

MasterTrust II 1999-G	19.72	15.38	4.34

Cards No. 9	18.99	13.86	5.13

MasterTrust II 1999-H	19.75	15.58	4.17

MasterTrust II 1999-I	19.72	15.33	4.39

MasterTrust II 1999-J	19.72	15.50	4.22

Gloucester Credit Card Trust 1999-1	18.00	12.34	5.66

MasterTrust II 1999-K	19.83	15.26	4.57

MasterTrust II 1999-L	19.72	15.51	4.21

MasterTrust II 1999-M	19.72	15.33	4.39

Gloucester Credit Card Trust 1999-2	18.02	12.38	5.64

Cards No. 10	18.99	13.91	5.08

MasterTrust II 2000-A	19.72	15.42	4.30

MasterTrust II 2000-B	19.72	15.35	4.37

MasterTrust II 2000-C	19.72	15.40	4.32

MasterTrust II 2000-D	19.72	15.50	4.22

MasterTrust II 2000-E	19.72	15.59	4.13

MasterTrust II 2000-F	19.75	15.35	4.40

Gloucester Credit Card Trust 2000-1	18.12	12.74	5.38

MasterTrust II 2000-G	19.75	15.52	4.23

MasterTrust II 2000-H	19.72	15.53	4.19

MasterTrust II 2000-I	19.76	15.20	4.56

MBNA Triple A Trust 2000-1	18.70	16.09	2.61

MBNA Triple A Trust 2000-2	18.70	16.08	2.62

Cards No. 11	18.93	14.14	4.79

First Union MasterTrust 1996-1 (c)	17.56	9.41	8.15

First Union MasterTrust 1998-A (c)	23.75	11.84	11.91

First Union Direct Bank MasterTrust 1998-A (c)	22.87	12.50	10.37

First Union Direct Bank MasterTrust 1998-B (c)	23.08	12.47	10.61

(a)	MasterTrust II 2000-J issued on October 12, 2000, MasterTrust II 2000-K issued on November 21, 2000, Gloucester Credit Card Trust 2000-2 issued on December 7, 2000, Cards No. 12 issued on December 12, 2000, MasterTrust II 2000-L issued on December 13, 2000, and First Union Direct Bank MasterTrust 2000-A-I issued on December 15, 2000 are excluded from the yields presented above as a result of their recency. Consumer Loan MasterTrust 1997-1, Consumer Loan MasterTrust 2000-1, Consumer Loan MasterTrust 2000-2, and UK 1998-A are excluded as the yield in excess of minimum does not impact the distribution of principal to investors. Distribution to investors for these transactions may begin earlier than the scheduled time if the credit enhancement amount falls below a predetermined contractual level.

(b)	The yield in excess of minimum for the three-month period ended December 31, 2000 includes the adoption of the revised FFIEC policy in December 2000 by the Corporation.

(c)	These transactions were assumed by the Corporation in 2000 as part of the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation.

MBNA CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(unaudited)

      The following supplemental financial information presents selected managed income statement and asset data. This information can be used to help evaluate the Corporation’s financial condition and results of operations. Note V to the audited consolidated financial statements reconciles the Corporation’s managed financial information to the Corporation’s reported financial information in its consolidated financial statements.

Managed Financial Information

(dollars in thousands)

Year Ended December 31,	2000	1999	1998

Managed Income Statements
Interest income	$11,268,251	$9,133,754	$7,856,703

Interest expense	5,431,142	3,945,953	3,543,127

Net interest income	5,837,109	5,187,801	4,313,576

Provision for possible credit losses	3,367,586	2,804,410	2,303,166

Net interest income after provision for possible credit losses	2,469,523	2,383,391	2,010,410

Other operating income	3,298,586	2,349,281	1,650,859

Other operating expense	3,647,702	3,077,708	2,407,204

Income before income taxes	2,120,407	1,654,964	1,254,065

Applicable income taxes	807,875	630,541	477,799

Net income	$1,312,532	$1,024,423	$776,266

Managed Loans
At year end	$88,790,721	$72,255,513	$59,641,106

Average for the year	77,444,986	64,129,255	52,901,225

Managed Ratios (a)
Delinquency	4.49%	4.45%	4.62%

Net credit losses	4.39	4.33	4.31

Net interest margin	7.08	7.42	7.47

(a)	In February 1999, the Federal Financial Institutions Examination Council (“FFIEC”) revised its policy on the classification of consumer loans. The revised policy established uniform guidelines for the charge-off of loans to delinquent, bankrupt, and deceased borrowers, for charge-off of fraudulent accounts, and for re-aging delinquent accounts. The Corporation implemented the FFIEC guidelines in December 2000 by accelerating the charge-off of some delinquent loans. The one-time FFIEC adjustment did not have a material impact on the Corporation’s consolidated statement of income for the year ended December 31, 2000. Without the one-time FFIEC adjustment, managed loan delinquency would have been 4.94% at December 31, 2000, and managed net credit losses and managed net interest margin would have been 3.94% and 7.14%, respectively, for the year ended December 31, 2000.

MBNA CORPORATION AND SUBSIDIARIES

MANAGEMENT’S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS AND INTERNAL CONTROL

The accompanying consolidated financial statements were prepared by management, which is responsible for the integrity and objectivity of the information presented, including amounts that must necessarily be based on judgments and estimates. The consolidated financial statements were prepared in conformity with generally accepted accounting principles, and in situations where acceptable alternative accounting principles exist, management selected the method that was appropriate in the circumstances. Financial information appearing throughout this Annual Report to Stockholders is consistent with the consolidated financial statements.

Management depends upon MBNA Corporation’s systems of internal control in meeting its responsibilities for reliable consolidated financial statements. In management’s opinion, these systems provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management’s authorizations. Judgments are required to assess and balance the relative cost and expected benefits of these controls. As an integral part of the systems of internal control, the Corporation maintains a professional staff of internal auditors who conduct operational and special audits and coordinate audit coverage with the independent auditors.

The consolidated financial statements have been audited by the Corporation’s independent auditors, Ernst & Young LLP, whose independent professional opinion appears separately.

The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with the internal auditors, the independent auditors, and management to review the work of each and evaluate whether each is properly discharging its responsibilities. The independent auditors have free access to the Committee to discuss the results of their audit work, their evaluations of the adequacy of internal controls, and the quality of financial reporting.

Alfred Lerner	Charles M. Cawley
Chairman and	President
Chief Executive Officer	MBNA Corporation
MBNA Corporation

M. Scot Kaufman	Kenneth F. Boehl
Chief Financial Officer	General Auditor
MBNA Corporation	MBNA Corporation

MBNA CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
MBNA Corporation

We have audited the accompanying consolidated statements of financial condition of MBNA Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBNA Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Baltimore, Maryland January 12, 2001

MBNA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

December 31,	2000	1999

Assets

Cash and due from banks	$971,469	$488,386

Interest-earning time deposits in other banks	1,505,331	1,525,748

Federal funds sold and securities purchased under resale agreements	700,000	—

Investment securities:

Available-for-sale (at market value, amortized cost of $2,661,962 and $2,772,305 at December 31, 2000 and 1999, respectively)	2,666,196	2,752,663

Held-to-maturity (market value of $368,547and $264,832 at December 31, 2000 and 1999, respectively)	384,088	293,641

Loans held for securitization	8,271,933	9,692,616

Loans:

Credit card	7,798,772	6,060,564

Other consumer	3,884,132	1,910,529

Total loans	11,682,904	7,971,093

Reserve for possible credit losses	(386,568)	(355,959)

Net loans	11,296,336	7,615,134

Premises and equipment, net	1,781,011	1,659,446

Accrued income receivable	305,437	216,867

Accounts receivable from securitizations	6,940,567	4,128,046

Intangible assets, net	2,749,435	1,563,241

Prepaid expenses and deferred charges	322,201	274,894

Other assets	784,092	648,450

Total assets	$38,678,096	$30,859,132

Liabilities

Deposits:

Time deposits	$18,468,144	$13,700,508

Money market deposit accounts	4,922,027	4,397,909

Noninterest-bearing demand deposits	892,980	567,686

Interest-bearing transaction accounts	50,475	39,388

Savings accounts	9,969	9,262

Total deposits	24,343,595	18,714,753

Short-term borrowings	159,512	1,039,004

Long-term debt and bank notes	5,735,635	5,708,880

Accrued interest payable	237,610	182,990

Accrued expenses and other liabilities	1,574,466	1,014,062

Total liabilities	32,050,818	26,659,689

Stockholders’ Equity

Preferred stock ($.01 par value, 20,000,000 shares authorized, 8,573,882 shares issued and outstanding at December 31, 2000 and 1999)	86	86

Common stock ($.01 par value, 1,500,000,000 shares authorized, 851,803,793 shares and 801,781,250 shares issued and outstanding at December 31, 2000 and 1999, respectively)	8,518	8,018

Additional paid-in capital	2,725,950	1,305,935

Retained earnings	3,931,248	2,897,964

Accumulated other comprehensive income	(38,524)	(12,560)

Total stockholders’ equity	6,627,278	4,199,443

Total liabilities and stockholders’ equity	$38,678,096	$30,859,132

The accompanying notes are an integral part of the consolidated financial statements.

MBNA CoRPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

Year Ended December 31,	2000	1999	1998

Interest Income

Loans	$1,308,169	$1,404,063	$1,315,330

Investment securities:

Taxable	174,109	131,818	111,092

Tax-exempt	4,396	3,587	3,405

Time deposits in other banks	83,727	120,234	135,420

Federal funds sold and securities purchased under resale agreements	43,486	47,264	28,783

Loans held for securitization	1,161,792	555,305	372,142

Total interest income	2,775,679	2,262,271	1,966,172

Interest Expense

Deposits	1,260,575	919,426	816,104

Short-term borrowings	34,152	36,337	26,038

Long-term debt and bank notes	397,000	372,743	381,691

Total interest expense	1,691,727	1,328,506	1,223,833

Net Interest Income	1,083,952	933,765	742,339

Provision for possible credit losses	409,017	408,914	310,039

Net interest income after provision for possible credit losses	674,935	524,851	432,300

Other Operating Income

Interchange	286,182	220,298	138,415

Credit card fees	289,468	199,485	129,758

Securitization income	4,282,617	3,643,209	2,844,244

Insurance	85,091	59,638	78,981

Other	149,816	85,191	37,571

Total other operating income	5,093,174	4,207,821	3,228,969

Other Operating Expense Salaries and employee benefits	1,511,389	1,261,491	1,070,909

Occupancy expense of premises	139,566	126,881	119,879

Furniture and equipment expense	199,833	181,091	170,975

Other	1,796,914	1,508,245	1,045,441

Total other operating expense	3,647,702	3,077,708	2,407,204

Income Before Income Taxes	2,120,407	1,654,964	1,254,065

Applicable income taxes	807,875	630,541	477,799

Net Income	$1,312,532	$1,024,423	$776,266

Earnings Per Common Share	$1.58	$1.26	$1.01

Earnings Per Common ShareÈAssuming Dilution	1.53	1.21	.97

The accompanying notes are an integral part of the consolidated financial statements.

MBNA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(dollars in thousands, except per share amounts)

	Outstanding Shares

	Preferred	Common	Preferred	Common
	(000)	(000)	Stock	Stock

Balance, December 31, 1997	8,574	751,781	$86	$7,518

Comprehensive income:

Net income	—	—	—	—

Foreign currency translation, net of tax (accumulated amount of $2,422 at December 31, 1998)	—	—	—	—

Net unrealized losses on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $2,160 at December 31, 1998)	—	—	—	—

Minimum benefit plan liability adjustment, net of tax (accumulated amount of ($4,575) at December 31, 1998)	—	—	—	—

Other comprehensive income, net of tax

Comprehensive income

Cash dividends:

CommonÈ$.24 per share	—	—	—	—

Preferred	—	—	—	—

Exercise of stock options and other awards	—	11,923	—	119

Stock option tax benefit	—	—	—	—

Amortization of deferred compensation expense	—	—	—	—

Acquisition and retirement of common stock	—	(11,908)	—	(119)

Balance, December 31, 1998	8,574	751,796	86	7,518

Comprehensive income:

Net income	—	—	—	—

Foreign currency translation, net of tax (accumulated amount of ($4,316) at December 31, 1999)	—	—	—	—

Net unrealized losses on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of ($8,244) at December 31, 1999)	—	—	—	—

Minimum benefit plan liability adjustment, net of tax (accumulated amount of $0 at December 31, 1999)	—	—	—	—

Other comprehensive income, net of tax

Comprehensive income

Cash dividends:

CommonÈ$.28 per share	—	—	—	—

Preferred	—	—	—	—

Issuance of common stock, net of issuance costs	—	50,000	—	500

Exercise of stock options and other awards	—	7,719	—	77

Stock option tax benefit	—	—	—	—

Amortization of deferred compensation expense	—	—	—	—

Acquisition and retirement of common stock	—	(7,734)	»-	(77)

Balance, December 31, 1999	8,574	801,781	86	8,018

Comprehensive income:

Net income	—	—	—	—

Foreign currency translation, net of tax (accumulated amount of ($46,956) at December 31, 2000)	—	—	—	—

Net unrealized gains on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $8,432 at December 31, 2000)	—	—	—	—

Other comprehensive income, net of tax

Comprehensive income

Cash dividends:

CommonÈ$.32 per share	—	—	—	—

Preferred	—	—	—	—

Issuance of common stock, net of issuance costs	—	50,000	—	500

Exercise of stock options and other awards	—	10,621	—	106

Stock option tax benefit	—	—	—	—

Amortization of deferred compensation expense	—	—	—	—

Acquisition and retirement of common stock	—	(10,598)	—	(106)

Balance, December 31, 2000	8,574	851,804	$86	$8,518

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Accumulated
	Additional		Other	Total
	Paid-in	Retained	Comprehensive	Stockholders'
	Capital	Earnings	Income	Equity

Balance, December 31, 1997	$421,871	$1,530,868	$9,707	$1,970,050

Comprehensive income:

Net income	—	776,266	—	776,266

Foreign currency translation, net of tax (accumulated amount of $2,422 at December 31, 1998)	—	—	(502)	(502)

Net unrealized losses on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $2,160 at December 31, 1998)	—	—	(4,623)	(4,623)

Minimum benefit plan liability adjustment, net of tax (accumulated amount of ($4,575) at December 31, 1998)	—	—	(4,575)	(4,575)

Other comprehensive income, net of tax				(9,700)

Comprehensive income				766,566

Cash dividends:

CommonÈ$.24 per share	—	(180,468)	—	(180,468)

Preferred	—	(14,292)	—	(14,292)

Exercise of stock options and other awards	42,335	—	—	42,454

Stock option tax benefit	48,776	—	—	48,776

Amortization of deferred compensation expense	5,209	—	—	5,209

Acquisition and retirement of common stock	(247,141)	—	—	(247,260)

Balance, December 31, 1998	271,050	2,112,374	7	2,391,035

Comprehensive income:

Net income	—	1,024,423	—	1,024,423

Foreign currency translation, net of tax (accumulated amount of ($4,316) at December 31, 1999)	—	—	(6,738)	(6,738)

Net unrealized losses on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of ($8,244) at December 31, 1999)	—	—	(10,404)	(10,404)

Minimum benefit plan liability adjustment, net of tax (accumulated amount of $0 at December 31, 1999)	—	—	4,575	4,575

Other comprehensive income, net of tax				(12,567)

Comprehensive income				1,011,856

Cash dividends:

CommonÈ$.28 per share	—	(224,520)	—	(224,520)

Preferred	—	(14,313)	—	(14,313)

Issuance of common stock, net of issuance costs	1,173,586	—	—	1,174,086

Exercise of stock options and other awards	27,855	—	—	27,932

Stock option tax benefit	34,622	—	—	34,622

Amortization of deferred compensation expense	10,082	—	—	10,082

Acquisition and retirement of common stock	(211,260)	—	—	(211,337)

Balance, December 31, 1999	1,305,935	2,897,964	(12,560)	4,199,443

Comprehensive income:

Net income	—	1,312,532	—	1,312,532

Foreign currency translation, net of tax (accumulated amount of ($46,956) at December 31, 2000)	—	—	(42,640)	(42,640)

Net unrealized gains on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $8,432 at December 31, 2000)	—	—	16,676	16,676

Other comprehensive income, net of tax				(25,964)

Comprehensive income				1,286,568

Cash dividends:

CommonÈ$.32 per share	—	(264,574)	—	(264,574)

Preferred	—	(14,674)	—	(14,674)

Issuance of common stock, net of issuance costs	1,598,555	—	—	1,599,055

Exercise of stock options and other awards	62,768	—	—	62,874

Stock option tax benefit	59,015	—	—	59,015

Amortization of deferred compensation expense	23,035	—	—	23,035

Acquisition and retirement of common stock	(323,358)	—	—	(323,464)

Balance, December 31, 2000	$2,725,950	$3,931,248	$(38,524)	$6,627,278

The accompanying notes are an integral part of the consolidated financial statements.

MBNA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

Year Ended December 31,	2000	1999	1998

Operating Activities

Net income	$1,312,532	$1,024,423	$776,266

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Provision for possible credit losses	409,017	408,914	310,039

Depreciation, amortization, and accretion	555,482	426,443	256,587

Provision (benefit) for deferred income taxes	44,807	(46,604)	6,689

Increase in accrued income receivable	(88,570)	(23,848)	(46,055)

Increase in accounts receivable from securitizations	(2,812,521)	(532,490)	(759,725)

Increase in accrued interest payable	54,620	29,789	15,986

Decrease (increase) in other operating activities	279,869	122,226	(49,466)

Net cash (used in) provided by operating activities	(244,764)	1,408,853	510,321

Investing Activities

Net (increase) decrease in money market instruments	(679,583)	2,035,467	(1,475,150)

Proceeds from maturities of investment securities available-for-sale	714,223	828,800	2,113,501

Purchases of investment securities available-for-sale	(634,154)	(1,945,110)	(1,604,699)

Proceeds from maturities of investment securities held-to-maturity	13,210	44,718	215,239

Purchases of investment securities held-to-maturity	(103,981)	(100,186)	(84,791)

Proceeds from securitization of loans	15,765,871	13,287,994	10,681,836

Acquisition of credit card business of PNC Bank, N.A	—	(3,191,786)	—

Loan portfolio acquisitions	(4,991,780)	(2,726,633)	(3,654,132)

Proceeds from sale of loans	292,455	764,263	171,769

Amortization of securitized loans	(5,621,914)	(5,084,811)	(3,008,978)

Net loan originations	(9,611,144)	(8,616,649)	(7,119,584)

Net purchases of premises and equipment	(325,019)	(235,124)	(214,640)

Net cash used in investing activities	(5,181,816)	(4,939,057)	(3,979,629)

Financing Activities

Net increase in money market deposit accounts, noninterest-bearing demand deposits, interest-bearing transaction accounts, and savings accounts	861,206	352,267	1,183,936

Net increase in time deposits	4,767,636	2,955,446	1,309,891

Net (decrease) increase in short-term borrowings	(879,492)	(192,191)	1,038,572

Proceeds from issuance of long-term debt and bank notes	1,187,014	891,495	876,126

Maturity of long-term debt and bank notes	(1,097,916)	(1,134,257)	(424,677)

Proceeds from exercise of stock options and other awards	62,874	27,932	42,454

Acquisition and retirement of common stock	(323,464)	(211,337)	(247,260)

Proceeds from issuance of common stock	1,599,055	1,174,086	—

Dividends paid	(267,250)	(227,733)	(189,916)

Net cash provided by financing activities	5,909,663	3,635,708	3,589,126

Increase in Cash and Cash Equivalents	483,083	105,504	119,818

Cash and cash equivalents at beginning of year	488,386	382,882	263,064

Cash and cash equivalents at end of year	$971,469	$488,386	$382,882

Supplemental Disclosures

Interest expense paid	$1,636,238	$1,295,597	$1,207,603

Income taxes paid	$721,368	$610,806	$406,191

The accompanying notes are an integral part of the consolidated financial statements.

MBNA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE A: SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.

BUSINESS

      MBNA Corporation (“the Corporation”) is a registered bank holding company, incorporated under the laws of Maryland. It is the parent company of MBNA America Bank, N.A. (“the Bank”), a national bank and the Corporation’s principal subsidiary. The Bank has two wholly owned foreign bank subsidiaries, MBNA International Bank Limited (“MBNA Europe”) located in the United Kingdom and MBNA Canada Bank (“MBNA Canada”) located in Canada. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of affinity credit cards, marketed primarily to members of associations and Customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers insurance and deposit products. The Corporation is also the parent of MBNA America (Delaware), N.A. (“MBNA Delaware”), a newly chartered national bank which was converted from a preexisting state chartered bank. MBNA Delaware offers corporate loan products and travel related services.

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States that require the Corporation’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include, after intercompany elimination, the accounts of all subsidiaries of the Corporation, of which all are wholly owned. For purposes of comparability, certain prior year amounts have been reclassified.

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

FOREIGN ACTIVITIES

The Corporation’s foreign activities are primarily performed through the Bank’s two foreign bank subsidiaries, MBNA Europe and MBNA Canada. The Bank also has a foreign branch office in the Grand Cayman Islands.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial statements of the Corporation’s foreign subsidiaries have been translated into U.S. dollars in accordance with generally accepted accounting principles. Assets and liabilities have been translated using the exchange rate at year end. Income and expense amounts have been translated using the appropriate exchange rate for the period in which the transaction took place. The translation gains and losses resulting from the change in exchange rates have been reported as a component of comprehensive income included in stockholders’ equity, net of tax. The effect on the consolidated statements of income from foreign currency transaction gains and losses is immaterial for all years presented.

INVESTMENT SECURITIES

Investment securities available-for-sale are recorded at market value with unrealized gains and losses, net of tax, reported as a component of comprehensive income included in stockholders’ equity. Investment securities held-to-maturity are reported at cost (adjusted for amortization of premiums and accretion of discounts). The Corporation does not hold investment securities for trading purposes. Realized gains and losses and other-than-temporary impairments related to investment securities are determined using the specific identification method and are reported in other operating income as gains or losses on investment securities.

LOANS HELD FOR SECURITIZATION

Loans held for securitization are the lesser of loans eligible for securitization or sale, or loans that management intends to securitize or sell within one year. Loans held for securitization also includes loans which were originated through certain affinity groups or financial institutions who have the contractual right to purchase the loans from the Corporation at fair value. These loans are carried at the lower of aggregate cost or market value.

INTEREST INCOME ON LOANS

Interest income is recognized based upon the principal amount of loans outstanding. Interest income is generally recognized until the loan is paid or charged off. The accrued interest portion of the charged-off loan balance is deducted from current period interest income, while the principal balance is charged off against the reserve for possible credit losses.

CREDIT CARD FEES AND COSTS

Credit card fees include annual, late, overlimit, returned check, cash advance, and other miscellaneous fees. These fees are assessed according to agreements with the Corporation’s credit card Customers. Accrued credit card fees previously recognized on charged-off accounts are deducted from current period credit card fee income.

Annual credit card fees and incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which they pertain. The Corporation does not charge an annual credit card fee during the first year the account is originated, while incremental direct loan origination costs are deferred only in the first year. These costs are included in prepaid expenses and deferred charges. At December 31, 2000 and 1999, the incremental direct loan origination costs deferred were $43.4 million and $41.6 million, respectively.

MBNA CORPORATION AND SUBSIDIARIES

INTERCHANGE INCOME

Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International Inc. and Visa U.S.A., Inc. The Corporation recognizes interchange income as earned.

INSURANCE INCOME

Insurance income represents the commission fee the Corporation receives for marketing credit-related Life and Disability, Automobile, and Life and Health insurance products. The Corporation does not retain any of the underwriting risk associated with the insurance products it markets. The Corporation recognizes insurance income as earned.

OTHER OPERATING INCOME

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”). SAB No. 101 provided further guidance in applying generally accepted accounting principles to accounting for refundable fees. In accordance with SAB No. 101, all refundable fee income received for services rendered by the Corporation is deferred until the refund period lapses or the fee is contractually earned. The Corporation adopted SAB No. 101 during 2000 and the implementation of SAB No. 101 did not have a material impact on the Corporation’s consolidated financial statements.

STOCK-BASED EMPLOYEE COMPENSATION

The Corporation measures compensation cost for employee stock options and similar instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”).

RESERVE FOR POSSIBLE CREDIT LOSSES

The Corporation makes certain estimates and assumptions that affect the determination of the reserve for possible credit losses. The loan portfolio is regularly reviewed to determine an appropriate reserve for possible credit losses based upon the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics of the portfolio, and other factors. Significant changes in these factors could impact the appropriate reserve for possible credit losses. A provision is charged against earnings to maintain the reserve at an appropriate level. The Corporation charges off open-end delinquent accounts by the end of the month in which the account becomes 180 days contractually past due, closed-end retail loans by the end of the month in which the account becomes 120 days contractually past due, and bankrupt accounts within 60 days of receiving notification from the bankruptcy courts. The Corporation charges off deceased accounts when the loss is determined. The Corporation records acquired reserves for current period loan acquisitions. The reserve for possible credit losses is a general allowance applicable to the Corporation’s loan portfolio and does not include an allocation for credit risk related to securitized loans. Losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements and do not affect the reserve for possible credit losses.

LOAN RECEIVABLE FRAUD LOSSES

The Corporation incurs loan receivable fraud losses from the unauthorized use of Customer accounts and counterfeiting. These fraudulent transactions, when identified, are reclassified to other assets from loans and reduced to estimated net recoverable values through a charge to other operating expense. The Corporation charges off the net recoverable values of fraudulent transactions within 90 days of discovery.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization, computed principally by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are included in other operating expense, while the cost of improvements is capitalized.

ACCOUNTS RECEIVABLE FROM SECURITIZATIONS

Accounts receivable from securitizations consist primarily of amounts owed by the trusts for the purchase of new loan receivables during the revolving period, accrued interest and fees on securitized loans, an interest-only strip receivable, accrued servicing fees, cash reserve accounts, and other subordinated retained interests.

PREPAID EXPENSES AND DEFERRED CHARGES

The principal components of prepaid expenses and deferred charges include direct loan origination costs, royalties advanced to the Corporation’s affinity groups and financial institutions, and commissions paid on brokered certificates of deposit. These costs are deferred and amortized over the period the Corporation receives a benefit or the remaining term of the liability.

INTANGIBLE ASSETS

Intangible assets, including the value of acquired Customer accounts, goodwill, and all other identifiable intangible assets, are amortized over the periods the Corporation receives a benefit, generally not exceeding ten years. The Corporation amortizes its intangible assets generally using an accelerated method to better match the amortization to the expected future cash flows from the use of the asset. The Corporation had accumulated amortization related to its intangible assets of $588.2 million and $314.3 million at December 31, 2000 and 1999, respectively.

The Corporation periodically reviews the carrying value of its intangible assets for impairment. The intangible assets are carried at the lower of net book value or estimated fair value, with the fair value determined by discounting the expected future cash flows from the use of the asset, using an appropriate discount rate. The Corporation performs this valuation based on the size and nature of the intangible asset. For intangible assets that are not considered material, the Corporation performs this calculation by grouping the assets by year of acquisition. The Corporation makes certain estimates and assumptions that affect the determination of the fair value of the intangible assets. Significant changes in these factors could result in an impairment of the intangible asset and therefore accelerate the amortization of the Corporation’s intangible assets.

MBNA CORPORATION AND SUBSIDIARIES

INCOME TAXES

The Corporation accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities (i.e., temporary differences), and are measured at the prevailing enacted tax rates that will be in effect when these differences are settled or realized.

INTEREST RATE SWAP AGREEMENTS

The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation’s assets. Interest rate swap agreements are agreements between counterparties to exchange cash flows based on the difference between two interest rates, applied to a notional principal amount for a specific period. Interest rate swap agreements may subject the Corporation to market risk associated with changes in interest rates, as a result of the change to floating-rate funding sources, as well as the risk of default by a counterparty to the agreement.

Amounts paid or received related to outstanding interest rate swap agreements that are used in the asset/liability management process are accrued and recognized in earnings, as an adjustment to the related interest income or expense of the hedged asset/liability, over the life of the related agreement. For interest rate swap agreements to qualify for hedge accounting treatment the following conditions must be met: the underlying asset/liability being hedged by the interest rate swap agreement exposes the Corporation to interest rate risk; the interest rate swap agreement reduces the Corporation’s sensitivity to interest rate risk; and the interest rate swap agreements are designated and deemed effective in hedging the Corporation’s exposure to interest rate risk. All of the Corporation’s interest rate swap agreements qualify for hedge accounting treatment. The Corporation does not hold or issue interest rate swap agreements for trading purposes. Gains and losses associated with the termination of interest rate swap agreements for identified positions are deferred and amortized over the remaining lives of the related agreements as an adjustment to the yield and are included in the underlying assets/liabilities hedged.

FOREIGN EXCHANGE SWAP AGREEMENTS

The Corporation enters into foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk and to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to better match the interest rate sensitivity of the Corporation’s assets. The foreign exchange swap agreements are primarily related to the issuance of long-term debt and bank notes by the Corporation’s foreign bank subsidiaries. Foreign exchange swap agreements are agreements to exchange principal amounts of different currencies and interest rates, usually at a prevailing exchange rate. When the agreement matures, the underlying principal or notional amount will be reexchanged at the agreed-upon exchange rate. These foreign exchange swap agreements are marked to market with any unrealized gains or losses recognized in other operating income. The Corporation does not hold or issue foreign exchange swap agreements for trading purposes.

FORWARD EXCHANGE CONTRACTS

The Corporation enters into forward exchange contracts to reduce its exposure to foreign currency exchange rate risk primarily related to activity associated with its foreign bank subsidiaries. Forward exchange contracts are commitments to buy or sell foreign currency at a future date for a contracted price. Forward exchange contracts may expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitations as the Corporation’s on-balance-sheet financial instruments. The premium paid or received for these contracts is amortized over the life of the agreement to other operating income. For contracts to effectively hedge foreign currency exchange rate risk, they must reduce the Corporation’s sensitivity to foreign currency exchange rate risk. For contracts that are designated and effective as hedges of its net investment in the Bank’s foreign subsidiaries, gains and losses are deferred and reported in stockholders’ equity, net of tax, as an offset to translation gains and losses. Contracts, or portions thereof, that are not effective as hedges are marked to market with any gains or losses recognized in other operating income. The Corporation only has forward exchange contracts that are designated and effective as hedges. The Corporation does not hold or issue forward exchange contracts for trading purposes. For any contracts that are terminated early, the remaining premium or discount is immediately recognized in other operating income.

NEW ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. In June 1999, Statement of Financial Accounting Standards No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133” (“Statement No. 137”), was issued and extended the effective date for Statement No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133” (“Statement No. 138”). Statement No. 138 amended the accounting and reporting standards of Statement No. 133 for certain derivative instruments and certain hedging activities. The Corporation’s implementation of Statement No. 133, as amended by Statement No. 137 and Statement No. 138, on January 1, 2001 did not have a material impact on the Corporation’s consolidated financial statements.

In September 2000, Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125” (“Statement No. 140”), was issued. Statement No. 140 replaces Statement of Financial Accounting Standards No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“Statement No. 125”), and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over

MBNA CORPORATION AND SUBSIDIARIES

most of Statement No. 125’s provisions without reconsideration. Statement No. 140’s revised accounting standards are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The implementation of Statement No. 140 will not have a material impact on the Corporation’s consolidated financial statements.

NOTE B: CREDIT CARD BUSINESS ACQUISITION

On March 28, 1999, the Bank acquired the credit card business of PNC Bank, N.A. for approximately $3.2 billion. The acquisition, accounted for as a purchase, included $2.7 billion of credit card loan receivables. The Bank funded the acquisition from the proceeds of the issuance of shares of common stock by the Corporation in January 1999, from securitization of credit card loan receivables, and from the proceeds of maturing money market investments.

NOTE C: EARNINGS PER COMMON SHARE

Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding during the period. Earnings per common share—assuming dilution is computed using net income applicable to common stock and weighted average common shares outstanding during the period after consideration of the potential dilutive effect of common stock equivalents, based on the treasury stock method using an average market price for the period. The Corporation’s common stock equivalents are solely related to employee stock options. At December 31, 2000, the Corporation did not have any employee stock options which were excluded from the computation of earnings per share—assuming dilution. The Corporation does not have any other common stock equivalents.

NOTE D: RESERVE FOR POSSIBLE CREDIT LOSSES

In February 1999, the Federal Financial Institutions Examination Council (“FFIEC”) revised its policy on the classification of consumer loans. The revised policy established uniform guidelines for the charge-off of loans to delinquent, bankrupt, and deceased borrowers, for charge-off of fraudulent accounts, and for re-aging delinquent accounts. The Corporation implemented the FFIEC guidelines in December 2000 by accelerating the charge-off of some delinquent loans. The one-time FFIEC adjustment did not have a material impact on the Corporation’s consolidated statement of income for the year ended December 31, 2000.

Changes in the Reserve for Possible Credit Losses

      (dollars in thousands)

December 31,	2000	1999	1998

Reserve for possible credit losses, beginning of year	$355,959	$216,911	$162,476

Reserves acquired	64,726	109,757	29,932

Provision for possible credit losses	409,017	408,914	310,039

Foreign currency translation	(1,081)	(96)	(125)

Credit losses	(646,857)	(567,929)	(440,113)

Recoveries	204,804	188,402	154,702

Net credit losses	(442,053)	(379,527)	(285,411)

Reserve for possible credit losses, end of year	$386,568	$355,959	$216,911

Computation of Earnings Per Common Share

      (dollars in thousands, except per share amounts)

Year Ended December 31,	2000	1999	1998

Earnings per Common Share

Net income	$1,312,532	$1,024,423	$776,266

Less: preferred stock dividend requirements	14,674	14,292	14,313

Net income applicable to common stock	$1,297,858	$1,010,110	$761,974

Weighted average common shares outstanding (000)	820,551	801,020	751,856

Earnings per common share	$1.58	$1.26	$1.01

Earnings per Common Share—Assuming Dilution

Net income	$1,312,532	$1,024,423	$776,266

Less: preferred stock dividend requirements	14,674	14,313	14,292

Net income applicable to common stock	$1,297,858	$1,010,110	$761,974

Weighted average common shares outstanding (000)	820,551	801,020	751,856

Net effect of dilutive stock options (000)	25,984	36,063	37,565

Weighted average common shares outstanding and common stock equivalents (000)	846,535	837,083	789,421

Earnings per common share—assuming dilution	$1.53	$1.21	$.97

MBNA CORPORATION AND SUBSIDIARIES

NOTE E: INVESTMENT SECURITIES

Summary of Investment Securities

      (dollars in thousands)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

December 31, 2000

Investment securities available-for-sale:

U.S. Treasury and other U.S. government agencies obligations	$1,704,107	$6,531	$(1,790)	$1,708,668

State and political subdivisions of the United States	95,811	30	—	95,841

Asset-backed and other securities	862,044	390	(747)	861,687

Total investment securities available-for-sale	$2,661,962	$6,771	$(2,537)	$2,666,196

Investment securities held-to-maturity:

U.S. Treasury and other U.S. government agencies obligations	$315,707	$74	$(15,398)	$300,383

State and political subdivisions of the United States	6,095	101	(113)	6,083

Asset-backed and other securities	62,286	—	(205)	62,081

Total investment securities held-to-maturity	$384,088	$175	$(15,716)	$368,547

December 31, 1999

Investment securities available-for-sale:

U.S. Treasury and other U.S. government agencies obligations	$1,593,232	$—	$(15,880)	$1,577,352

State and political subdivisions of the United States	97,792	—	(1)	97,791

Asset-backed and other securities	1,081,281	149	(3,910)	1,077,520

Total investment securities available-for-sale	$2,772,305	$149	$(19,791)	$2,752,663

Investment securities held-to-maturity:

U.S. Treasury and other U.S. government agencies obligations	$248,652	$—	$(28,086)	$220,566

State and political subdivisions of the United States	6,163	33	(720)	5,476

Asset-backed and other securities	38,826	—	(36)	38,790

Total investment securities held-to-maturity	$293,641	$33	$(28,842)	$264,832

December 31, 1998

Investment securities available-for-sale:

U.S. Treasury and other U.S. government agencies obligations	$526,192	$1,340	$(48)	$527,484

State and political subdivisions of the United States	89,529	40	—	89,569

Asset-backed and other securities	1,050,402	189	(3,940)	1,046,651

Total investment securities available-for-sale	$1,666,123	$1,569	$(3,988)	$1,663,704

Investment securities held-to-maturity:

U.S. Treasury and other U.S. government agencies obligations	$194,418	$412	$(5,189)	$189,641

State and political subdivisions of the United States	2,685	255	—	2,940

Asset-backed and other securities	18,917	—	(25)	18,892

Total investment securities held-to-maturity	$216,020	$667	$(5,214)	$211,473

Estimated Maturities of Investment Securities

      (dollars in thousands)

	Amortized	Market
December 31, 2000	Cost	Value

Investment Securities Available-for-Sale

Due within one year	$1,700,787	$1,699,682

Due after one year through five years	918,358	923,791

Due after five years through ten years	31,394	31,326

Due after ten years	11,423	11,397

Total investment securities available-for-sale	$2,661,962	$2,666,196

Investment Securities Held-to-Maturity

Due within one year	$10	$10

Due after one year through five years	12,252	12,050

Due after five years through ten years	—	—

Due after ten years	371,826	356,487

Total investment securities held-to-maturity	$384,088	$368,547

The Corporation did not sell any investment securities during 2000, 1999, and 1998. The Corporation had pledged investment securities with a book value of $601.8 million and $767.9 million at December 31, 2000 and 1999, respectively. These investment securities were pledged at the Federal Reserve Bank as part of the Corporation’s funding and liquidity programs.

MBNA CORPORATION AND SUBSIDIARIES

NOTE F: GEOGRAPHIC DIVERSIFICATION OF LOANS

The Corporation originates credit card and other consumer loans, primarily throughout the United States, the United Kingdom, Ireland, and Canada. Credit card and other consumer loans originated in the United States are broadly distributed throughout the United States’ geographic regions. Credit card and other consumer loans issued by MBNA Europe are primarily located in the United Kingdom and Ireland, while MBNA Canada issues credit card loans in Canada. The table below details the geographic distribution of the Corporation’s loan receivables, securitized loans, and managed loans.

The Corporation’s loans are generally made on an unsecured basis after reviewing each potential Customer’s credit application and evaluating the applicant’s financial history and ability and willingness to repay. The average credit line to individual credit card Customers is approximately $11,100 and the average balance outstanding per account is approximately $3,500 at December 31, 2000.

Geographic Distribution of Loan Receivables, Securitized Loans, and Managed Loans

      (dollars in thousands)

	Loan Receivables		Securitized Loans		Managed Loans

December 31, 2000

United States:

Northern	$2,030,566	10.2%	$8,087,870	11.8%	$10,118,436	11.4%

Mid-Atlantic	3,165,064	15.8	11,243,051	16.3	14,408,115	16.2

Southern	3,626,115	18.2	12,637,202	18.4	16,263,317	18.3

Central	2,721,175	13.6	10,714,512	15.6	13,435,687	15.1

Western	2,899,666	14.5	11,516,393	16.7	14,416,059	16.3

Southwestern	2,155,676	10.8	8,766,284	12.7	10,921,960	12.3

United Kingdom/Ireland	2,667,056	13.4	4,698,495	6.8	7,365,551	8.3

Canada	456,171	2.3	1,020,038	1.5	1,476,209	1.7

Other	233,348	1.2	152,039	.2	385,387	.4

Total	$19,954,837	100.0%	$68,835,884	100.0%	$88,790,721	100.0%

December 31, 1999

United States:

Northern	$1,895,220	10.7%	$6,885,785	12.6%	$8,781,005	12.1%

Mid-Atlantic	2,768,038	15.7	8,151,305	14.9	10,919,343	15.1

Southern	3,216,351	18.2	8,328,543	15.3	11,544,894	16.0

Central	2,502,055	14.2	8,905,188	16.3	11,407,243	15.8

Western	2,788,430	15.8	9,997,587	18.3	12,786,017	17.7

Southwestern	1,899,273	10.7	7,459,175	13.7	9,358,448	12.9

United Kingdom/Ireland	2,058,872	11.7	4,229,987	7.7	6,288,859	8.7

Canada	383,737	2.2	522,715	1.0	906,452	1.3

Other	151,733	.8	111,519	.2	263,252	.4

Total	$17,663,709	100.0%	$54,591,804	100.0%	$72,255,513	100.0%

NOTE G: PREMISES AND EQUIPMENT

Depreciation expense for the years ended December 31, 2000, 1999, and 1998, was $187.6 million, $183.9 million, and $172.3 million, respectively.

The Corporation leases certain office facilities and equipment under operating lease agreements that provide for payment of property taxes, insurance, and maintenance costs. These leases generally include renewal options, with certain leases providing purchase options. Rental expense for operating leases was $28.7 million, $33.0 million, and $33.1 million, for the years ended December 31, 2000, 1999, and 1998, respectively.

Summary of Premises and Equipment

      (dollars in thousands)

December 31,	2000	1999

Land	$185,078	$159,955

Buildings and improvements	1,556,110	1,429,825

Furniture and equipment	920,993	773,533

Total	2,662,181	2,363,313

Accumulated depreciation and amortization	(881,170)	(703,867)

Premises and equipment, net	$1,781,011	$1,659,446

Future Minimum Rental Payments Under Noncancelable Operating Leases

      (dollars in thousands)

2001	$26,934

2002	19,846

2003	14,582

2004	11,935

2005	10,277

Thereafter	—

Total minimum lease payments	$83,574

MBNA CORPORATION AND SUBSIDIARIES

NOTE H: SHORT-TERM BORROWINGS

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

Included in short-term borrowings at December 31, 1999 and 1998 was an outstanding $275.0 million receivables financing facility entered into during 1998 which was renewed in 1999. This receivables financing facility was used by the Corporation to fund an acquisition of loan receivables. This facility was not renewed by the Corporation in 2000. Loan receivables in the amount of $417.6 million at December 31, 1999 and $387.4 million at December 31, 1998 were subject to a lien by the provider of the facility.

The short-term deposit notes issued by MBNA Canada are unconditionally and irrevocably guaranteed as to payment of principal and interest by the Bank.

Summary of Short-Term Borrowings

      (dollars in thousands)

Year Ended December 31,	2000	1999	1998

Federal Funds Purchased and Securities Sold Under Repurchase Agreements Balance at year end	$—	$195,000	$—

Weighted average interest rate at year end	—%	6.96%	—%

Average amount outstanding during the year	$57,139	$16,832	$54,426

Maximum amount outstanding at any month end	235,000	195,000	410,000

Weighted average interest rate during the year	6.30%	4.91%	5.66%

Other Short-Term Borrowings Balance at year end	$159,512	$844,004	$1,231,195

Weighted average interest rate at year end	5.76%	5.95%	5.13%

Average amount outstanding during the year	$511,193	$647,544	$394,076

Maximum amount outstanding at any month end	803,337	1,007,165	1,231,195

Weighted average interest rate during the year	5.98%	5.48%	5.83%

NOTE I: LONG-TERM DEBT AND BANK NOTES

Long-term debt and bank notes consist of borrowings having an original maturity of one year or more.

6 7/8% SENIOR NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. Interest on the 6 7/8% Senior Notes is payable semiannually. These notes may not be redeemed prior to their stated maturity.

SENIOR MEDIUM-TERM NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. The Corporation had $370.0 million of Fixed-Rate Senior Medium-Term Notes outstanding at December 31, 2000, with rates ranging from 6.12% to 7.125%. Interest on the Fixed-Rate Senior Medium-Term Notes is payable semiannually. The Corporation also had $635.0 million of Floating-Rate Senior Medium-Term Notes outstanding at December 31, 2000. These Floating-Rate Senior Medium-Term Notes are priced between 30 basis points and 66 basis points over the three-month London Interbank Offered Rate (“LIBOR”). Interest on the Floating-Rate Senior Medium-Term Notes is payable quarterly. At December 31, 2000, the three-month LIBOR was 6.40%.

BANK NOTES

The Bank Notes are direct, unconditional, unsecured obligations of the Bank, and are not subordinated to any other obligations of the Bank. The Bank had $1.1 billion of Fixed-Rate Bank Notes outstanding at December 31, 2000, with rates ranging from 6.08% to 7.76%. Interest is payable semiannually. The Bank also had $1.3 billion of Floating-Rate Bank Notes outstanding at December 31, 2000, with rates priced between 20 basis points and 60 basis points over the three-month LIBOR. Interest is payable quarterly.

BILATERAL CREDIT FACILITIES

These facilities are direct, unsecured obligations of MBNA Europe, and are not subordinated to any other obligations of MBNA Europe. At December 31, 2000, MBNA Europe had a fixed-rate facility totaling £536,000 (approximately $799,000) outstanding with interest payable monthly.

MBNA Europe had a £10.0 million (approximately $16.2 million) floating-rate facility outstanding at December 31, 1999. This facility was priced at 17.5 basis points above the three-month Sterling LIBOR and was payable semiannually. This draw was redeemed in 2000 in accordance with the terms of the facility.

SYNDICATED CREDIT FACILITY

The syndicated credit facility is an unsecured obligation of MBNA Europe and is not subordinated to any other obligation of MBNA Europe. Interest is payable quarterly.

MEDIUM-TERM DEPOSIT NOTES

These notes are direct, unconditional, unsecured obligations of MBNA Canada and are not subordinated to any other obligation of MBNA Canada. At December 31, 2000, MBNA Canada had CAD$345.1 million (approximately $230.5 million) of Fixed-Rate Medium-Term Deposit Notes outstanding with interest payable

MBNA CORPORATION AND SUBSIDIARIES

Summary of Long-Term Debt and Bank Notes

      (dollars in thousands)

December 31,	2000	1999

Parent Company

6 7/8% Senior Notes, maturing in 2005	$99,586	$99,497

Fixed-Rate Senior Medium-Term Notes, with a weighted average interest rate of 6.59% and 6.49%, respectively, maturing in varying amounts from 2001 through 2004	369,207	553,693

Floating-Rate Senior Medium-Term Notes, maturing in varying amounts from 2001 through 2003	634,314	815,739

Total parent company	1,103,107	1,468,929

Subsidiaries

Fixed-Rate Bank Notes, with a weighted average interest rate of 7.41% and 6.76%, respectively, maturing in varying amounts from 2001 through 2005	1,126,166	885,689

Floating-Rate Bank Notes, maturing in varying amounts from 2001 through 2005	1,234,968	1,491,823

Fixed-Rate Bilateral Credit Facility, with an interest rate of 7.29%, maturing in 2001	799	2,784

Fixed-Rate Bilateral Credit Facility, with an interest rate of 7.2033%, matured in 2000	—	16,157

Floating-Rate Bilateral Credit Facility	—	16,157

Fixed-Rate Syndicated Credit Facility, with an interest rate of 7.645%, maturing in 2001	111,855	121,178

Fixed-Rate Medium-Term Deposit Notes, with a weighted average interest rate of 6.46% and 6.17%, respectively, maturing in varying amounts from 2001 through 2004	230,040	120,262

Floating-Rate Medium-Term Deposit Notes, maturing in varying amounts from 2001 through 2005	149,730	78,931

Fixed-Rate Euro Medium-Term Notes, with a weighted average interest rate of .80% on the Japanese yen denominated notes, maturing in 2002	47,879	—

Floating-Rate Euro Medium-Term Notes, maturing in varying amounts from 2002 through 2004	720,419	442,145

7.25% Subordinated Notes, maturing in 2002	199,387	199,077

6.75% Subordinated Notes, maturing in 2008	247,893	247,640

Subordinated Guaranteed Floating-Rate Notes	—	54,805

Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series A, with an interest rate of 8.278%, maturing in 2026	250,000	250,000

Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series B, with an interest rate equal to 80 basis points above the three-month London Interbank Offered Rate, maturing in 2027	277,089	277,000

Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series C, with an interestrate of 8.25%, maturing in 2027	36,303	36,303

Long-term debt and bank notes	$5,735,635	$5,708,880

semiannually. MBNA Canada also had CAD$225.0 million (approximately $150.2 million) of Floating-Rate Medium-Term Deposit Notes outstanding at December 31, 2000. These Floating-Rate Medium-Term Deposit Notes are priced between 55 basis points and 73 basis points over the ninety-day Bankers Acceptance Rate and are payable quarterly. The Medium-Term Deposit Notes are unconditionally guaranteed as to payment of principal and interest by the Bank, and are not redeemable prior to their stated maturity. At December 31, 2000, the ninety-day Bankers Acceptance Rate was 5.72%.

EURO MEDIUM-TERM NOTES

The Euro Medium-Term Notes are unsecured obligations of MBNA Europe. These notes are unconditionally and irrevocably guaranteed in respect to all payments by the Bank.

At December 31, 2000, MBNA Europe had outstanding JPY5.5 billion (approximately $47.9 million) of Fixed-Rate Euro Medium-Term Notes, with interest payable annually.

At December 31, 2000, MBNA Europe also had outstanding Floating-Rate Euro Medium-Term Notes denominated in various currencies. The Floating-Rate Euro Medium-Term Notes outstanding at December 31, 2000 were £203.5 million (approximately $303.5 million), with interest priced between 37.5 basis points and 62 basis points over the three-month Sterling LIBOR, EUR315.5 million (approximately $293.6 million), with interest priced between 47 basis points and 62.5 basis points over the three-month Euro Interbank Offered Rate (“EURIBOR”), HKD300.0 million (approximately $38.4 million), with interest priced at 50 basis points over the three-month Hong Kong Interbank Offered Rate (“HIBOR”), JPY7.0 billion (approximately $60.9 million), with interest priced between 25 basis points and 35 basis points over the three-month Japanese LIBOR (“JPY LIBOR”), and $15.0 million with interest priced at 75 basis points over the three-month LIBOR. Interest on these Floating-Rate Euro Medium-Term Notes is payable quarterly. In addition, MBNA Europe also had $10.0 million of Floating-Rate Euro Medium-Term Notes outstanding at December 31, 2000, with interest priced at 45 basis points over the six-month LIBOR and payable semiannually.

At December 31, 2000, the three-month Sterling LIBOR was 5.90%, the three-month EURIBOR was 4.85%, the three-month HIBOR was 5.93%, the three-month JPY LIBOR was .55%, and the six-month LIBOR was 6.20%.

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

MBNA CORPORATION AND SUBSIDIARIES

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

SUBORDINATED GUARANTEED FLOATING-RATE NOTES

During 2000, MBNA Europe redeemed the £34.0 million (approximately $54.9 million) of Subordinated Guaranteed Floating-Rate Notes that were outstanding at December 31, 1999 in accordance with the terms of the notes. Interest on these notes was priced between 100 basis points and 145 basis points over the three-month Sterling LIBOR for the first five years, with a 50 basis point increase for the last five years. These notes were issued by MBNA Europe in 1995 and were unsecured. Interest on these notes was payable quarterly or semiannually.

The Subordinated Guaranteed Floating-Rate Notes were unconditionally and irrevocably guaranteed on a subordinated basis by the Bank. The obligations of the Bank, under this guarantee, also constituted unsecured obligations, subordinated to the claims of all senior creditors of the Bank.

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION’S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation, through MBNA Capital A, MBNA Capital B, and MBNA Capital C, each a statutory business trust created under the laws of the State of Delaware, issued capital securities and common securities: series A, series B, and series C, respectively. The series capital securities are presented as “guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures” in the summary of long-term debt and bank notes. The Corporation is the owner of all the beneficial ownership interests represented by the common securities of the trusts. The trusts exist for the sole purpose of issuing the series capital securities and the series common securities and investing the proceeds in junior subordinated deferrable interest debentures issued by the Corporation. For financial reporting purposes, the trusts are treated as wholly owned subsidiaries of the Corporation.

The junior subordinated deferrable interest debentures are the sole assets of the trusts, and the payments under the junior subordinated deferrable interest debentures are the sole revenues of the trusts. Interest on the series capital securities is payable semiannually or quarterly; however, the Corporation has the right to defer payment of interest on the junior subordinated deferrable interest debentures at any time, or from time to time, for a period not exceeding 10 consecutive semiannual periods or 20 consecutive quarterly periods depending upon the series. If the payment of interest is deferred on the junior subordinated deferrable interest debentures, distributions on the series securities will be deferred and the Corporation also may not be permitted to declare or pay any cash dividends on the Corporation’s capital stock or interest on debt securities that have equal or less priority than the junior subordinated deferrable interest debentures.

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

Minimum Annual Maturities of Long-Term Debt and Bank Notes

      (dollars in thousands)

		MBNA
	Parent	Corporation and
	Company	Subsidiaries

2001	$241,000	$910,908

2002	345,000	1,660,641

2003	384,000	1,096,278

2004	35,000	480,674

2005	100,000	789,389

Deposit liabilities have priority over the claims of other unsecured creditors of the Bank, including the holders of obligations, such as bank notes, in the event of liquidation.

Original issue discount and deferred issuance costs are amortized over the terms of the related debt issuances.

The Corporation uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to better match the rate sensitivity of the Corporation’s assets. The Corporation also uses foreign exchange swap agreements to reduce its foreign currency exchange risk on a portion of long-term debt and bank notes issued by MBNA Europe.

MBNA CORPORATION AND SUBSIDIARIES

NOTE J: ASSET SECURITIZATION

Asset securitization involves the sale, generally to a trust, of a pool of loan receivables, and is accomplished primarily through the public and private issuance of asset-backed securities. Certificates representing undivided interests in the trust are sold by the trust to investors, while the remaining undivided interest is retained by the Corporation. The Corporation includes the remaining undivided interest in loan receivables and had $12.2 billion and $8.0 billion of such amounts outstanding at December 31, 2000 and 1999, respectively. The carrying value of these loan receivables approximates fair value. The senior classes of the asset-backed securities receive a AAA credit rating at the time of issuance. This AAA credit rating is generally achieved through the sale of lower-rated subordinated classes of asset-backed securities.

During 2000 and 1999, the Corporation sold credit card and other consumer loans in numerous securitization transactions. At December 31, 2000 and 1999, the Corporation’s securitization trusts had approximately $67.2 billion and $53.5 billion, respectively, of investor principal outstanding. The Corporation retains servicing responsibilities and maintains other retained interests in the securitized assets. These retained interests include an interest-only strip receivable, cash reserve accounts, and in some transactions a subordinated interest. The Corporation receives annual contractual servicing fees of approximately 2% of the investor principal outstanding and rights to future cash flows arising after the investors in the securitization trust receive the return for which they have contracted and credit losses are absorbed. The investors and the securitization trusts have no recourse to the Corporation’s assets if the securitized loans are not paid when due. The Corporation’s retained interests are subordinate to the investors’ interests. The value of the retained interests is subject to credit, payment, and interest rate risks on the transferred financial assets.

In accordance with Statement No. 125, the Corporation records an interest-only strip receivable related to the securitization of its loan receivables. The interest-only strip receivable represents the contractual right to receive interest and other cash flows from the trust and is reported at estimated market value with unrealized gains and losses, net of tax, included as a component of stockholders’ equity. At each month end, the Corporation adjusts the interest-only strip receivable to reflect changes in the amount of securitzed loans outstanding and key assumptions and estimates. The Corporation recognizes the net incremental change in the interest-only strip receivable in securitization income on the Corporation’s consolidated statements of income and includes the interest-only strip receivable in accounts receivable from securitizations on the consolidated statements of financial condition. Transaction costs incurred by the Corporation are immediately recognized as a reduction to securitization income at the time of the securitization transaction. Securitization income also includes the contractual and other fees received by the Corporation for the servicing of the securitized loans.

The net incremental change in the interest-only strip receivable recognized by the Corporation depends in part on the previous carrying amount of the financial assets involved in the transfer, which is allocated between the assets sold and the retained interests, based on their relative fair value at the date of transfer. Quoted market prices are generally not available for retained interests. Therefore, the Corporation estimates the fair value of these retained interests based on the present value of expected future cash flows using management’s judgement in determining certain key assumptions and estimates. These key assumptions and estimates include projections concerning the annual percentage rates charged to Customers, late fee yields, charge-off experience, contractual servicing fees, and cost of funds, in order to determine the excess spread to be received by the Corporation. Other key assumptions and estimates used by the Corporation include loan payment rates, which are used to determine the estimated life of the securitized loan, and a discount rate commensurate with the risks involved. Based on these key assumptions and estimates and the Corporation’s securitization activity, the net incremental change in the interest-only strip receivable recognized by the Corporation in securitization income, net of securitization transaction costs, was a $41.6 million increase in 2000, a $23.3 million increase in 1999, and a $17.9 million increase in 1998. The Corporation periodically reviews the key assumptions and estimates used in determining the interest-only strip receivable. If these assumptions change or are not met, the interest-only strip receivable and securitization income would be affected. At December 31, 2000 and 1999, the amount of the interest-only strip receivable was $713.3 million and $579.1 million, respectively.

Securitization Key Assumptions and Sensitivities

      (dollars in thousands)

Year Ended December 31,	2000

	Credit Card	Other Consumer

Interest-only strip receivable	$570,586	$142,735

Weighted-average life (in years)	.6	1.6

Loan payment rate (weighted average rate)	13.88%	5.26%

Impact on fair value of 10% adverse change	$42,923	$11,585

Impact on fair value of 20% adverse change	81,712	21,288

Credit losses (a) (weighted average rate)	4.31%	6.17%

Impact on fair value of 10% adverse change	$81,288	$24,582

Impact on fair value of 20% adverse change	162,661	49,561

Excess spread (weighted average rate)	3.04%	3.57%

Impact on fair value of 10% adverse change	$57,715	$14,274

Impact on fair value of 20% adverse change	113,832	28,547

Discount rate (weighted average rate)	12.00%	12.00%

Impact on fair value of 10% adverse change	$1,730	$949

Impact on fair value of 20% adverse change	3,453	1,887

(a)	Credit losses exclude the impact of recoveries.Securitization Cash Flows (dollars in billions)

The adverse changes to the key assumptions and estimates are hypothetical and are presented in accordance with Statement No. 140. The sensitivities do not reflect actions management might take to offset the impact of the adverse changes.

Securitization Cash Flows

      (dollars in thousands)

Year Ended December 31,	2000

Proceeds from new securitizations	$15.8

Collections reinvested in revolving-period securitizations	83.3

Contractual servicing fees received	1.1

Cash flows received on retained interests	2.8

MBNA CORPORATION AND SUBSIDIARIES

Supplemental Loan Information

      (dollars in thousands)

Year Ended December 31,	2000

	Loans	Loans
	Outstanding	Delinquent

Managed loans:

Credit card	$78,124,016	$3,420,357

Other consumer	10,666,705	566,181

Total managed loans	88,790,721	3,986,538

Securitized loans:

Credit card	(63,076,067)	(2,807,219)

Other consumer	(5,759,817)	(375,639)

Total securitized loans	(68,835,884)	(3,182,858)

Loan receivables	19,954,837	803,680

Loans held for securitization	(8,271,933)	(348,738)

Loan portfolio	$11,682,904	$454,942

	Average	Net Credit
	Amount	Losses

Managed loans:

Credit card	$68,661,028	$2,934,941

Other consumer	8,783,958	465,681

Total managed loans	77,444,986	3,400,622

Securitized loans:

Credit card	(54,790,675)	(2,623,807)

Other consumer	(4,936,163)	(334,762)

Total securitized loans	(59,726,838)	(2,958,569)

Loan receivables	$17,718,148	$442,053

Included in accounts receivable from securitizations in the consolidated statements of financial condition at December 31, 2000 and 1999, were $1.0 billion and $417.9 million, respectively, of receivables subject to a lien by the providers of the credit enhancement facility for individual securitizations. The providers of the credit enhancement have no other recourse to the Corporation. The Corporation does not receive collateral from any party to the securitization, and the Corporation does not have any risk of counterparty nonperformance.

NOTE K: EMPLOYEE BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan and a supplemental executive retirement plan (“SERP”).

PENSION PLAN

The Corporation’s noncontributory defined benefit pension plan covers substantially all people employed by the Corporation in the United States who meet certain age and service requirements. The benefits are based on years of service and the person’s compensation during the last ten years of employment. The Corporation’s funding policy is to make contributions sufficient to achieve a target-funded ratio on an accumulated benefit obligation basis between 130% and 140%, and only tax-deductible contributions may be made. Contributions are intended to provide not only for benefits earned to date, but also for those expected to be earned in the future.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Corporation’s unfunded SERP plan, established in 1991, provides certain officers with supplemental retirement benefits in excess of limits imposed on qualified plans by federal tax law.

The following table illustrates the combined financial information of the two employee benefit plans.

Benefit Plan Financial Information

      (dollars in thousands)

Year Ended December 31,	2000	1999

Change in Benefit Obligation

Net benefit obligation, beginning of year	$210,218	$212,158

Service cost—benefits earned during the year	33,141	36,481

Interest cost on projected benefit obligation	20,777	16,554

Actuarial loss (gain)	6,991	(60,978)

Plan amendments	18,416	8,747

Gross benefits paid	(2,854)	(2,744)

Net benefit obligation, end of year	$286,689	$210,218

Change in Plan Assets

Fair value of plan assets, beginning of year	$200,287	$139,874

Actual return on plan assets	30,169	31,728

Employer contributions	35,898	31,429

Gross benefits paid	(2,854)	(2,744)

Fair value of plan assets, end of year	$263,500	$200,287

Funded status	$(23,189)	$(9,931)

Unrecognized net actuarial gain	(47,025)	(43,448)

Unrecognized prior service cost	27,127	10,112

Unrecognized net transition obligation	2,800	3,146

Net amount recognized	$(40,287)	$(40,121)

Amounts Recognized in the Consolidated

Statements of Financial Condition

Prepaid benefit cost	$24,834	$7,137

Accrued benefit cost	(65,121)	(47,258)

Additional minimum liability	(19,369)	(7,982)

Intangible asset	19,369	7,982

Net amount recognized	$(40,287)	$(40,121)

Significant Actuarial Assumptions Used in the Corporation’s Defined Benefit Plans were:

Discount rate	8.00%	8.00%

Rate of compensation increase	6.00	6.00

Expected return on plan assets	9.50	9.00

The accumulated benefit obligation in excess of the fair value of SERP plan assets was $84.5 million at December 31, 2000, and $55.2 million at December 31, 1999. There were no plan assets for the SERP plan at December 31, 2000 and 1999.

Components of Net Periodic Benefit Cost

      (dollars in thousands)

Year Ended December 31,	2000	1999	1998

Service cost—benefits earned during the year	$33,141	$36,481	$23,151

Interest cost on projected benefit obligation	20,777	16,554	11,937

Expected return on plan assets	(17,961)	(12,929)	(10,031)

Net amortization and deferral	108	1,051	464

Net periodic benefit cost	$36,065	$41,157	$25,521

MBNA CORPORATION AND SUBSIDIARIES

In 2000, the Corporation increased the expected rate of return on plan assets to 9.50% from 9.00% in 1999. These rates reflect the current rate environment and a change in the Corporation’s investment strategy of the plan assets.

In 1999, the Corporation increased the discount rate used to value its projected benefit obligation for both the pension and SERP plans to reflect the then current rate environment. This change in assumption did not have a material impact on the Corporation’s consolidated financial statements for 1999.

OTHER PLANS

The Corporation’s foreign bank subsidiaries each have pension plans for their employees. MBNA Europe has a pension plan that covers substantially all of its people who meet certain age and service requirements. MBNA Europe contributes 6% of an eligible person’s base salary. In addition, eligible participants may contribute up to a maximum of 15% of base salary, with the first 6% matched at a rate of 50% by MBNA Europe. MBNA Canada has a registered retirement savings plan that covers substantially all of its people who meet certain age and service requirements. MBNA Canada contributes 5% of an eligible person’s base salary. In addition, eligible participants may contribute up to a maximum of 10% of base salary, with the first 6% matched at a rate of 50% by MBNA Canada. The expenses for these plans are charged to other operating expense and were not material to the Corporation’s consolidated financial statements.

401(K) PLUS SAVINGS PLAN

The MBNA Corporation 401(k) Plus Savings Plan (“401(k) Plan”) is a defined contribution plan that is intended to qualify under section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all people in the United States who have been employed by the Corporation for one or more years and have completed at least one thousand hours of service in any one year. For these people, the Corporation automatically contributes 1% of base salary. Additionally, eligible participants may make pretax and after-tax contributions, with contributions up to 6% of base salary matched 50% by the Corporation. The Corporation charged $18.7 million, $16.5 million, and $14.8 million in 2000, 1999, and 1998, respectively, to other operating expense for the 401(k) Plan.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The Corporation and its subsidiaries provide certain health care and life insurance benefits for certain people upon reaching retirement. Initially, a plan was established for people aged 45 and older with at least ten years of service as of December 31, 1993. The plan was closed to future enrollment effective December 31, 1998. The plan was extended on January 1, 1999, to people aged 40 and older with at least five years of service. A person must meet the requirements for early retirement status to be eligible for these benefits. The Corporation records the estimated cost of benefits provided to its former or inactive employees on an accrual basis. Expenses charged to other operating expense were not material to the Corporation’s consolidated financial statements.

NOTE L: STOCK OPTION PLAN

The Corporation’s 1997 Long Term Incentive Plan (“1997 Plan”) and 1991 Long Term Incentive Plan (“1991 Plan”) authorize the issuance of shares of common stock pursuant to incentive and nonqualified stock options and restricted share awards to officers, directors, key employees, consultants, and advisors of the Corporation. Beginning in 1997, all stock options and restricted stock awards were granted from the 1997 Plan.

An amendment to the 1997 Plan approved by shareholders in 1999 authorizes, subject to certain exceptions and additional limitations, grants of stock options and restricted shares for an indefinite number of shares of common stock, so long as immediately after the grants the sum of the number of outstanding stock options and restricted shares does not exceed 10% of fully diluted shares outstanding as defined in the amendment to the 1997 Plan. At December 31, 2000 and 1999, the amount of shares of common stock available for future grants under the 1997 Plan were 16.1 million shares and 11.5 million shares, respectively. The maximum number of restricted stock awards that can be granted in any calendar year is 2.0 million shares, subject to certain exceptions.

During 1998, the shareholders approved an amendment to the 1997 Plan, which increased the number of shares of the Corporation’s Common Stock which may be issued pursuant to grants made under the 1997 Plan from 24.8 million shares to 32.3 million shares. At December 31, 1998 the amount of shares of common stock available for future grants under the 1997 Plan was 4.8 million shares.

Stock options are granted with an exercise price that is not less than the fair market value of the Corporation’s Common Stock on the date the option is granted, and none may be exercised more than ten years from the date of grant. Stock options granted to selected officers and key employees of the Corporation, other than performance-based common stock options and other special grants, generally become exercisable for one-fifth of the common shares subject to the options each year and continue to become exercisable for up to one-fifth per year until they are completely exercisable after five years. Stock options granted to nonemployee directors are exercisable immediately.

During 2000 and 1999, there were no shares of performance-based common stock options granted under the 1997 Plan. Performance-based common stock options for 1.8 million shares were granted in 1998. These stock options become exercisable when the Corporation achieves certain net income targets, net income and stock price targets, or outstanding managed loan targets. If these conditions are not achieved, these options then become exercisable for one day on the day before their termination date.

The Corporation granted 1.6 million stock options in 2000, 2.0 million stock options in 1999, and 2.3 million stock options in 1998 which were immediately exercisable following the effective date of the grant. Also during 1999, the Corporation granted 25,000 stock options which became exercisable in February 2000. In 1998, the Corporation granted 225,000 stock options which become exercisable in October 2001, and 75,000 stock options which became exercisable in three equal installments beginning in January 1999.

MBNA CORPORATION AND SUBSIDIARIES

Summary of Stock Option Plans Activity

      (shares in thousands)

	Number	Weighted Average
	of Shares	Exercise Price

2000

Options outstanding, beginning of year	68,534	$13.04

Granted	8,142	20.97

Exercised	(8,628)	7.29

Canceled	(99)	23.30

Options outstanding, end of year	67,949	14.70

Options exercisable, end of year	44,505

Weighted average fair value of options granted during the year	$8.21

1999

Options outstanding, beginning of year	64,422	$10.19

Granted	9,936	26.81

Exercised	(5,720)	4.88

Canceled	(104)	15.39

Options outstanding, end of year	68,534	13.04

Options exercisable, end of year	38,547

Weighted average fair value of options granted during the year	$9.85

1998

Options outstanding, beginning of year	65,261	$7.47

Granted	10,483	22.07

Exercised	(9,821)	4.32

Canceled	(1,501)	13.52

Options outstanding, end of year	64,422	10.19

Options exercisable, end of year	35,770

Weighted average fair value of options granted during the year	$6.99

Restricted shares were also issued under the 1997 Plan to the Corporation’s senior officers. A total of 2.0 million common shares, 2.0 million common shares, and 1.5 million common shares, net of forfeited restricted shares, were issued in 2000, 1999, and 1998, respectively. The restricted common shares issued had an approximate aggregate market value of $54.3 million, $56.6 million, and $31.8 million at the time of grant for 2000, 1999, and 1998, respectively. The market value of these restricted shares at the date of grant is amortized into expense over a period that approximates the restriction period, generally 10 years. If the restrictions lapse, generally upon death, disability, retirement, or are released sooner, any remaining unamortized market value of the restricted shares is immediately expensed. At December 31, 2000 and 1999, the unamortized compensation expense related to the restricted stock awards was $146.6 million and $114.6 million, respectively.

To the extent stock options are exercised and restricted shares are awarded from time to time under the Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued.

In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“Interpretation No. 44”), which is an interpretation of APB Opinion No. 25. Interpretation No. 44 clarifies the application of APB Opinion No. 25 for certain issues. The Corporation adopted Interpretation No. 44 on July 1, 2000, and the implementation of Interpretation No. 44 did not have a material impact on the Corporation’s consolidated financial statements.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“Statement No. 123”), defines a fair-value-based method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. As permitted by Statement No. 123, the Corporation elected to retain the intrinsic-value-based method of accounting for employee stock option grants in accordance with APB Opinion No. 25. However, certain additional disclosures are required by Statement No. 123 about stock-based employee compensation arrangements regardless of the method used to account for them. In accordance with Statement No. 123, the Black-Scholes option pricing model is one technique allowed to determine the fair value of employee stock options. The model uses different assumptions that can significantly affect the fair value of the employee stock options. The derived fair value estimates cannot be substantiated by comparison to independent markets.

Summary of Stock Options Outstanding

      (shares in thousands)

December 31, 2000	Options Outstanding				Options Exercisable

			Weighted Average
	Number		Remaining	Weighted Average	Number	Weighted Average
Range of Exercise Prices	of Shares		Contractual Life	Exercise Price	of Shares	Exercise Price

$1.00 to $4.99	12,179	3.1	years	$4.35	12,179	$4.35

5.00 to 9.99	14,431		4.9	7.26	14,005	7.23

10.00 to 14.99	11,381		6.3	13.13	3,715	13.07

15.00 to 19.99	2,107		7.1	18.23	422	17.77

20.00 to 24.99	18,071		8.2	21.60	9,210	21.83

25.00 to 29.99	9,240		8.4	26.70	4,866	26.70

30.00 to 35.00	540		8.7	30.23	108	30.23

1.00 to 35.00	67,949				44,505

MBNA CORPORATION AND SUBSIDIARIES

The Corporation estimated the fair value of each employee stock option grant on the date of grant. The following weighted average assumptions used in the Black-Scholes option pricing model for grants in 2000, 1999, and 1998, were dividend yield of 1.12%, 1.25%, and 1.59%, expected volatility of 34.90%, 34.39%, and 30.81%, risk-free interest rate of 6.66%, 5.73%, and 5.44%, and expected life of 5.4 years, 5.4 years, and 5.1 years, respectively.

If the fair value of employee stock option grants determined in accordance with Statement No. 123 had been included in operating expenses in 2000, 1999, and 1998, the Corporation’s net income, earnings per common share, and earnings per common share—assuming dilution on a pro forma basis would have been as presented in the following table. The compensation expense recognized in pro forma net income for 2000, 1999, and 1998 may not be representative of the effects on pro forma net income for future years.

Pro Forma Net Income and Earnings Per Common Share

      (dollars in thousands, except per share amounts)

Year Ended December 31,	2000	1999	1998

Net Income As reported	$1,312,532	$1,024,423	$776,266

Pro forma	1,270,946	986,547	746,138

Earnings Per Common Share As reported	1.58	1.26	1.01

Pro forma	1.53	1.21	.97

Earnings Per Common Share—

Assuming Dilution As reported	1.53	1.21	.97

Pro forma	1.49	1.16	.93

NOTE M: STOCKHOLDERS’ EQUITY

PREFERRED STOCK

The Corporation is authorized to issue 20.0 million shares of preferred stock with a par value of $.01 per share. The Corporation had 4.5 million shares of 7 1/2% Cumulative Preferred Stock, Series A, outstanding at December 31, 2000 and 1999. The Corporation also had 4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, outstanding at December 31, 2000 and 1999. Both of the outstanding series preferred stock have a $25 stated value per share.

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

The Board of Directors declared the dividends presented in the Preferred Stock Dividend Summary below for the Corporation’s Series A and Series B Preferred Stock.

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

Dividends on the Series B Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year. The dividend rate for any dividend period will be equal to 99.0% of the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate, and the Thirty-Year Constant Maturity Rate, as determined in advance of such dividend period, but not less than 5.5% per annum or more than 11.5% per annum. The amount of dividends payable with respect to the Series B Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986 (“Tax Code”) with respect to the dividends-received deduction. The shares of the Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation on or after October 15, 2001, at a price of $25 per share, plus accrued and unpaid dividends. The Series B Preferred Stock may also be redeemed in whole, at the option of the Corporation, in the event of certain amendments to the Tax Code with respect to the dividends-received deduction.

Preferred Stock Dividend Summary

		Series A		Series B

Declaration	Payment	Dividend	Dividend per	Dividend	Dividend per
Date	Date	Rate	Preferred Share	Rate	Preferred Share

January 10, 2001	April 16, 2001	7.50%	$.46875	5.64%	$.35270

October 10, 2000	January 16, 2001	7.50	.46875	5.92	.37020

July 12, 2000	October 16, 2000	7.50	.46875	6.02	.37650

April 12, 2000	July 17, 2000	7.50	.46875	6.07	.37960

January 10, 2000	April 15, 2000	7.50	.46875	6.40	.39970

October 7, 1999	January 15, 2000	7.50	.46875	6.01	.37590

July 13, 1999	October 15, 1999	7.50	.46875	6.01	.37560

April 13, 1999	July 15, 1999	7.50	.46875	5.55	.34680

January 15, 1999	April 15, 1999	7.50	.46875	5.50	.34380

October 13, 1998	January 15, 1999	7.50	.46875	5.50	.34380

July 14, 1998	October 15, 1998	7.50	.46875	5.58	.34900

April 14, 1998	July 15, 1998	7.50	.46875	5.85	.36540

January 13, 1998	April 15, 1998	7.50	.46875	5.86	.36600

MBNA CORPORATION AND SUBSIDIARIES

The Corporation may, from time to time, acquire series preferred stock in the open market by tender offer, exchange offer, or otherwise. The Corporation’s decision to make such acquisitions is dependent on many factors, including market conditions in effect at the time of any contemplated acquisition.

COMMON STOCK

On January 10, 2001, the Corporation’s Board of Directors declared a quarterly dividend of $.09 per common share, payable April 1, 2001 to stockholders of record as of March 15, 2001.

In August 2000, the Corporation issued 50 million shares of common stock. The Corporation used the net proceeds from this offering, $1.6 billion net of issuance costs, to complete the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation in September 2000, and for other general corporate purposes.

In January 1999, the Corporation issued 50 million shares of common stock. The Corporation used the net proceeds from this offering, $1.2 billion net of issuance costs, to complete the acquisition of the credit card business of PNC Bank, N.A., and for other general corporate purposes.

NOTE N: CAPITAL ADEQUACY

The Corporation is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank and MBNA Delaware are also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital, and Leverage ratios are maintained. Failure to meet these minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the federal bank regulators that, if undertaken, could have a direct material effect on the Corporation’s, the Bank’s, and MBNA Delaware’s consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation, the Bank, and MBNA Delaware must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

The Corporation’s, the Bank’s, and MBNA Delaware’s capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and

Capital Adequacy

      (dollars in thousands)

								To Be Well-Capitalized
					For Capital			Under Prompt Corrective
	Actual				Adequacy Purposes			Action Provisions

	Amount		Ratio		Amount		Ratio	Amount		Ratio

December 31, 2000

Tier 1 Capital (to Risk-Weighted Assets):

MBNACorporation	$6,208,553		14.98%		$1,657,991		4.00%	(a	)

MBNAAmerica Bank, N.A	4,285,929		10.78		1,590,625		4.00	$2,385,937		6.00%

MBNA America (Delaware), N.A	258,338		20.88		49,479		4.00	74,218		6.00

Total Capital (to Risk-Weighted Assets):

MBNACorporation	6,882,891		16.61		3,315,982		8.00	(a	)

MBNAAmerica Bank, N.A	4,948,482		12.44		3,181,249		8.00	3,976,561		10.00

MBNA America (Delaware), N.A	270,123		21.84		98,957		8.00	123,696		10.00

Tier 1 Capital (to Average Assets):

MBNACorporation	6,208,553		17.30		1,435,683		4.00	(a	)

MBNAAmerica Bank, N.A	4,285,929		12.79		1,340,751		4.00	1,675,939		5.00

MBNA America (Delaware), N.A	258,338		62.74		16,470		4.00	20,587		5.00

December 31, 1999

Tier 1 Capital (to Risk-Weighted Assets):

MBNACorporation	4,380,971		14.72		1,190,282		4.00	(a	)

MBNAAmerica Bank, N.A	3,175,442		11.06		1,148,580		4.00	1,722,870		6.00

MBNA America (Delaware), N.A	(b	)	(b	)	(b	)	4.00	(b	)	6.00

Total Capital (to Risk-Weighted Assets):

MBNACorporation	5,064,201		17.02		2,380,563		8.00	(a	)

MBNAAmerica Bank, N.A	3,858,215		13.44		2,297,160		8.00	2,871,450		10.00

MBNA America (Delaware), N.A	(b	)	(b	)	(b	)	8.00	(b	)	10.00

Tier 1 Capital (to Average Assets):

MBNACorporation	4,380,971		14.90		1,176,244		4.00	(a	)

MBNAAmerica Bank, N.A	3,175,442		11.61		1,094,479		4.00	1,368,099		5.00

MBNA America (Delaware), N.A	(b	)	(b	)	(b	)	4.00	(b	)	5.00

(a)	Not applicable for bank holding companies.

(b)	The capital ratios of MBNA America (Delaware), N.A. are not presented for 1999 due to the immateriality of its assets.

MBNA CORPORATION AND SUBSIDIARIES

other factors. At December 31, 2000 and 1999, the Corporation’s, the Bank’s, and MBNA Delaware’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory accounting practices. There are no conditions or events that have occurred since December 31, 2000 that have changed the Bank’s or MBNA Delaware’s classification.

NOTE O: RELATED PARTY TRANSACTIONS

The Corporation’s directors, executive officers, certain members of their immediate families, and certain affiliated companies hold credit cards or other lines of credit issued by the Corporation on the same terms prevailing at the time for those issued to other persons.

NOTE P: COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“Statement No. 130”), established standards for the reporting and disclosure of comprehensive income and its components in the financial statements. Statement No. 130 requires the impact of foreign currency translation, unrealized gains or losses on the Corporation’s investment securities available-for-sale and other financial instruments, and changes in certain minimum benefit plan liabilities, to be included in other comprehensive income.

NOTE Q: CASH AND DIVIDEND RESTRICTIONS

The Bank is required by the Federal Reserve Bank to maintain cash reserves against certain categories of average deposit liabilities. During 2000 and 1999, the average amount of these reserves was $7.5 million and $8.8 million, respectively, after deducting currency and coin holdings.

Included in the Corporation’s interest-earning time deposits at December 31, 2000 was $35.1 million collateralizing advances provided by an underwriter of MBNA Europe’s securitization transactions completed in 2000.

The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation’s Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation’s revolving credit facilities. The payment of common stock dividends may also be limited by the terms of outstanding preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on the common stock. In addition, if the Corporation defers interest for consecutive periods covering

Other Comprehensive Income Components

      (dollars in thousands)

Year Ended December 31,	2000	1999	1998

Before Tax Foreign currency translation	$(42,640)	$(6,738)	$(510)

Net unrealized gains (losses) on investment securities available-for-sale and other financial instruments	26,191	(16,164)	(7,332)

Minimum benefit plan liability adjustment	—	7,205	(7,205)

Other comprehensive income, before tax	$(16,449)	$(15,697)	$(15,047)

Tax Expense (Benefit) Foreign currency translation	$—	$—	$(8)

Net unrealized gains (losses) on investment securities available-for-sale and other financial instruments	9,515	(5,760)	(2,709)

Minimum benefit plan liability adjustment	—	2,630	(2,630)

Other comprehensive income tax expense (benefit)	$9,515	$(3,130)	$(5,347)

Net of Tax Foreign currency translation	$(42,640)	$(6,738)	$(502)

Net unrealized gains (losses) on investment securities available-for-sale and other financial instruments	16,676	(10,404)	(4,623)

Minimum benefit plan liability adjustment	—	4,575	(4,575)

Other comprehensive income, net of tax	$(25,964)	$(12,567)	$(9,700)

MBNA CORPORATION AND SUBSIDIARIES

10 semiannual periods or 20 consecutive quarterly periods, depending on the series, on its guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation’s capital stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures.

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a national bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profit. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. Also, a national bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 2000, the amount of retained earnings available for declaration and payment of dividends from the Bank to the Corporation was $1.8 billion. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

The Bank’s payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the senior syndicated revolving credit facility. This facility was not drawn upon at December 31, 2000. If this facility had been drawn upon at December 31, 2000, the amount of retained earnings available for declaration of dividends would have been further limited to $685.6 million.

NOTE R: OTHER OPERATING EXPENSE

Other Expense Component of Other Operating Expense

      (dollars in thousands)

Year Ended December 31,	2000	1999	1998

Purchased services	$358,688	$312,936	$226,773

Advertising	224,582	211,263	146,896

Collection	41,960	40,692	31,987

Stationery and supplies	39,963	36,779	32,376

Service bureau	55,217	46,080	35,159

Postage and delivery	287,368	280,356	194,321

Telephone usage	75,785	73,552	60,538

Loan receivable fraud losses	164,027	102,604	81,958

Amortization of intangible assets	273,219	170,636	54,155

Computer software	71,052	58,987	49,419

Other	205,053	174,360	131,859

Total other operating expense	$1,796,914	$1,508,245	$1,045,441

NOTE S: INCOME TAXES

Reconciliation of Statutory Income Taxes

      (dollars in thousands)

Year Ended December 31,	2000	1999	1998

Income before income taxes	$2,120,407	$1,654,964	$1,254,065

Statutory tax rate	35%	35%	35%

Income tax at statutory tax rate	742,142	579,237	438,923

State taxes, net of federal benefit	19,569	20,449	17,800

Other	46,164	30,855	21,076

Total income taxes	$807,875	$630,541	$477,799

Current income taxes:

U.S. federal	$668,974	$572,571	$410,532

U.S. state and local	30,106	31,459	27,384

Foreign	63,988	73,115	33,194

Total current income taxes	763,068	677,145	471,110

Deferred income taxes (benefit):

U.S. federal, state, and local	47,326	(48,700)	409

Foreign	(2,519)	2,096	6,280

Total deferred income taxes (benefit)	44,807	(46,604)	6,689

Total income taxes	$807,875	$630,541	$477,799

Foreign subsidiaries contributed approximately 9.6% in 2000, 12.9% in 1999, and 7.1% in 1998 to consolidated income before income taxes. These amounts do not include allocations for certain income and expense items recorded in domestic subsidiaries related to foreign activities.

No U.S. income taxes have been provided on the accumulated undistributed earnings of foreign subsidiaries, totaling $339.8 million at December 31, 2000, which continue to be reinvested. It is not practicable to determine the amount of any additional U.S. income taxes that might be payable in the event that these earnings are repatriated.

Summary of Deferred Taxes

      (dollars in thousands)

December 31,	2000	1999

Deferred tax assets:

Reserve for possible credit losses	$—	$67,960

Intangible assets and other similar items	87,615	68,077

Other deferred tax assets	269,831	193,174

Total deferred tax assets	357,446	329,211

Valuation allowance	—	—

Total deferred tax assets less valuation allowance	357,446	329,211

Deferred tax liabilities:

Reserve for possible credit losses	(46,693)	—

Securitizations and related items	(185,696)	(166,346)

Other deferred tax liabilities	(78,315)	(61,259)

Total deferred tax liabilities	(310,704)	(227,605)

Net deferred tax assets	$46,742	$101,606

MBNA CORPORATION AND SUBSIDIARIES

NOTE T: COMMITMENTS AND CONTINGENCIES

At December 31, 2000, the Corporation had outstanding lines of credit of $520.7 billion committed to its Customers. Of that total commitment, $431.9 billion was unused. While this amount represents the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line of credit at any given point in time. The Corporation has the right to reduce or cancel these available lines of credit at any time.

The Bank, MBNA Europe, and the Corporation arranged a $2.5 billion senior syndicated revolving credit facility in April 2000. The facility consists of a senior unsecured $2.5 billion four-year revolving credit facility available to the Bank and MBNA Europe with sublimit availability in an amount of $300.0 million for the Corporation. The Bank will unconditionally and irrevocably guarantee the obligations of MBNA Europe. The facility replaced the Bank’s prior four-year $2.0 billion syndicated revolving credit facility.

Advances from the $2.5 billion senior syndicated revolving credit facility are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements for both the Corporation and the Bank to maintain a minimum level of consolidated tangible net worth. These conditions also require the Bank to not permit its managed loan receivables 90 days or more past due plus nonaccruing receivables to exceed 6% of managed credit card receivables and to maintain its regulatory capital ratios at or above regulatory minimum requirements. In addition, these conditions require that the Corporation not permit its double leverage ratio (defined as the sum of the Corporation’s intangible assets and investment in subsidiaries divided by total stockholders’ equity) to exceed 1.25. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2000.

The Corporation had two one-year revolving credit facilities totaling $75.0 million at December 31, 1999. As a result of participating in the senior syndicated revolving credit facility, the Corporation did not renew these credit facilities during 2000.

In addition, MBNA Europe arranged a £325.0 million (approximately $484.7 million at December 31, 2000) multi-currency syndicated revolving credit facility committed until June 2005. MBNA Europe may take advances under the facility subject to covenants and conditions customary in a transaction of this kind, including requirements for tangible net worth and account delinquencies. This facility replaced MBNA Europe’s prior £300.0 million multi-currency revolving credit facility. This facility is unconditionally and irrevocably guaranteed by the Bank. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2000.

MBNA Canada has a CAD$300.0 million (approximately $200.3 million at December 31, 2000) multi-currency syndicated revolving credit facility committed through December 2001 and a CAD$50.0 million (approximately $33.4 million at December 31, 2000) credit facility committed through March 2001. MBNA Canada may take advances under the facilities subject to covenants and conditions customary in a transaction of this kind. These facilities are unconditionally and irrevocably guaranteed by the Bank. These facilities may be used for general corporate purposes and were not drawn upon at December 31, 2000.

NOTE U: FOREIGN ACTIVITIES

The Corporation’s foreign activities are primarily performed through the Bank’s two foreign bank subsidiaries, MBNA Europe and MBNA Canada. The Bank also has a foreign branch office in the Grand Cayman Islands, which invests in interest-earning time deposits and accepts eurodollar deposits. This branch also participates in the loan receivables securitized by MBNA Europe.

Foreign Loan Receivables Distribution

      (dollars in thousands)

December 31,	2000	1999

Loans Held for Securitization Credit card	$852,525	$855,916

Total loans held for securitization	852,525	855,916

Loan Portfolio Credit card	1,185,859	944,183

Other consumer	1,084,843	642,510

Total loan portfolio	2,270,702	1,586,693

Total loan receivables	$3,123,227	$2,442,609

Because certain foreign operations are integrated with many of the Bank’s domestic operations, estimates and assumptions have been made to assign certain income and expense items between domestic and foreign operations. Amounts are allocated for interest costs to users of funds, capital invested, income taxes, and for other items incurred. The provision for possible credit losses is allocated based on specific charge-off experience and risk characteristics of the foreign loan receivables.

Selected Foreign Financial Data

      (dollars in thousands)

December 31,	2000	1999	1998

United Kingdom/Ireland

Total assets	$3,951,404	$3,104,940	$2,108,273

Total income	767,622	696,585	527,884

Income before income taxes	164,912	213,137	104,708

Net income	121,041	148,806	72,249

Other Foreign

Total assets	1,651,315	1,706,289	2,680,694

Total income	190,495	179,257	138,187

Loss before income taxes	(17,914)	(44,032)	(50,977)

Net loss	(14,960)	(38,815)	(44,875)

Total Foreign

Total assets	5,602,719	4,811,229	4,788,967

Total income	958,117	875,842	666,071

Income before income taxes	146,998	169,105	53,731

Net income	106,081	109,991	27,374

Domestic

Total assets	33,075,377	26,047,903	21,017,293

Total income	6,910,736	5,594,250	4,529,070

Income before income taxes	1,973,409	1,485,859	1,200,334

Net income	1,206,451	914,432	748,892

MBNA Corporation

Total assets	38,678,096	30,859,132	25,806,260

Total income	7,868,853	6,470,092	5,195,141

Income before income taxes	2,120,407	1,654,964	1,254,065

Net income	1,312,532	1,024,423	776,266

MBNA CORPORATION AND SUBSIDIARIES

NOTE V: SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“Statement No. 131”), established standards for the disclosure of selected information pertaining to operating segments of a public company in its interim and annual financial statements.

The Corporation derives its income primarily from credit card loans, other consumer loans, and insurance products. The credit card and other consumer loan products have similar economic characteristics and, therefore, have been aggregated into one operating segment. The Corporation’s insurance products have also been aggregated into the one operating segment due to immateriality.

The Corporation allocates resources on a managed basis, and financial information provided to management reflects the Corporation’s results on a managed basis. Therefore, an adjustment is required to reconcile the managed financial information to the Corporation’s reported financial information in its consolidated financial statements. This adjustment reclassifies securitization income into interest income, interchange income, credit card and other fees, insurance income, interest paid to investors, credit losses, and other trust expenses. The managed results also include the impact of Statement No. 125.

Segment Reporting

      (dollars in thousands)

Year Ended December 31,	2000	1999	1998

Managed Income Statements

Interest income	$11,268,251	$9,133,754	$7,856,703

Interest expense	5,431,142	3,945,953	3,543,127

Net interest income	5,837,109	5,187,801	4,313,576

Provision for possible credit losses	3,367,586	2,804,410	2,303,166

Net interest income after provision for possible credit losses	2,469,523	2,383,391	2,010,410

Other operating income	3,298,586	2,349,281	1,650,859

Other operating expense	3,647,702	3,077,708	2,407,204

Income before income taxes	2,120,407	1,654,964	1,254,065

Applicable income taxes	807,875	630,541	477,799

Net income	$1,312,532	$1,024,423	$776,266

Managed loans outstanding	$88,790,721	$72,255,513	$59,641,106

Securitization Adjustment

Interest income	$(8,492,572)	$(6,871,483)	$(5,890,531)

Interest expense	(3,739,415)	(2,617,447)	(2,319,294)

Net interest income	(4,753,157)	(4,254,036)	(3,571,237)

Provision for possible credit losses	(2,958,569)	(2,395,496)	(1,993,127)

Net interest income after provision for possible credit losses	(1,794,588)	(1,858,540)	(1,578,110)

Other operating income	1,794,588	1,858,540	1,578,110

Other operating expense	—	—	—

Income before income taxes	—	—	—

Applicable income taxes	—	—	—

Net income	$—	$—	$—

Securitized loans outstanding	$(68,835,884)	$(54,591,804)	$(46,172,739)

Consolidated Statements of Income

Interest income	$2,775,679	$2,262,271	$1,966,172

Interest expense	1,691,727	1,328,506	1,223,833

Net interest income	1,083,952	933,765	742,339

Provision for possible credit losses	409,017	408,914	310,039

Net interest income after provision for possible credit losses	674,935	524,851	432,300

Other operating income	5,093,174	4,207,821	3,228,969

Other operating expense	3,647,702	3,077,708	2,407,204

Income before income taxes	2,120,407	1,654,964	1,254,065

Applicable income taxes	807,875	630,541	477,799

Net income	$1,312,532	$1,024,423	$776,266

Loan receivables outstanding	$19,954,837	$17,663,709	$13,468,367

MBNA CORPORATION AND SUBSIDIARIES

NOTE W: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following presents the fair value of financial instruments as of December 31, 2000 and 1999, whether or not recognized in the Corporation’s consolidated statements of financial condition, for which it is practicable to estimate that value. In addition, certain financial instruments and all nonfinancial instruments are excluded in accordance with generally accepted accounting principles. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent market values and, in many cases, could not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

FINANCIAL ASSETS

Cash and due from banks: Cash and due from banks are carried at an amount that approximates fair value.

Money market instruments: Money market instruments include interest-earning time deposits in other banks and federal funds sold and securities purchased under resale agreements. As a result of the short-term nature of these instruments, the carrying amounts reported in the consolidated statements of financial condition approximate these assets’ fair value.

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

Loan portfolio: The carrying value of the Corporation’s loan portfolio approximates its fair value. The loan portfolio includes variable-rate loans, with interest rates that approximate current market rates, and fixed-rate loans, which can be repriced frequently at market rates.

The valuations of loans held for securitization and the loan portfolio do not include the value that relates to estimated cash flows from new loans generated from existing Customers over the remaining life of the loan receivables or the value of established Customer relationships. Accordingly, the fair values of loans held for securitization and the loan portfolio do not represent the underlying value of the Corporation’s accounts.

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

Short-term borrowings: Short-term borrowings include federal funds purchased and securities sold under repurchase agreements, short-term deposit notes, and other short-term borrowings. The fair value of short-term borrowings approximates the carrying value of these instruments based upon their short-term nature.

Long-term debt and bank notes: The fair value of primarily all of the Corporation’s long-term debt and bank notes is estimated by discounting the future cash flows of the stated maturities of the long-term debt and bank notes using estimated rates currently offered

Carrying Values and Estimated Fair Values of the Corporation’s Financial Assets

      (dollars in thousands)

December 31,	2000		1999

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial Assets Cash and due from banks	$971,469	$971,469	$488,386	$488,386

Money market instruments	2,205,331	2,205,331	1,525,748	1,525,748

Investment securities:

Available-for-sale	2,666,196	2,666,196	2,752,663	2,752,663

Held-to-maturity	384,088	368,547	293,641	264,832

Loans held for securitization	8,271,933	8,271,933	9,692,616	9,692,616

Loan portfolio, net of reserve for possible credit losses	11,296,336	11,296,336	7,615,134	7,615,134

Accrued income receivable	305,437	305,437	216,867	216,867

Accounts receivable from securitizations	6,940,567	6,924,000	4,128,046	4,122,000

MBNA CORPORATION AND SUBSIDIARIES

Carrying Values and Estimated Fair Values of the Corporation’s Financial Liabilities

      (dollars in thousands)

December 31,	2000		1999

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial Liabilities Total deposits	$24,343,595	$24,788,000	$18,714,753	$18,670,000

Short-term borrowings	159,512	159,512	1,039,004	1,039,004

Long-term debt and bank notes	5,735,635	5,792,000	5,708,880	5,663,000

Accrued interest payable	237,610	237,610	182,990	182,990

for similar debt obligations. The fair value of the Corporation’s guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures is based upon its quoted market price.

Accrued interest payable: Accrued interest payable includes interest expensed but not yet paid for deposits, short-term borrowings, long-term debt and bank notes, and interest rate swap agreements. The carrying amount approximates the fair value of these liabilities due to their relatively short-term nature.

NOTE X: OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation’s assets. The Corporation uses forward exchange contracts to reduce its exposure to foreign currency exchange rate risk related to activity associated with the Corporation’s foreign bank subsidiaries.

The Corporation enters into foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk and to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to better match the interest rate sensitivity of the Corporation’s assets.

The fair value of the Corporation’s off-balance-sheet financial instruments is represented by the estimated unrealized gains or losses as determined by quoted market prices or dealer quotes. This value generally reflects the estimated amounts that the Corporation would receive or pay to terminate the instruments at the reporting date.

At December 31, 2000 and 1999, the Corporation had interest rate swap agreements with underlying notional amounts of $1.8 billion and $1.0 billion, respectively. These agreements had a net unrealized gain of approximately $44.3 million at December 31, 2000 and a net unrealized loss of $31.0 million at December 31, 1999.

The notional amounts underlying the Corporation’s forward exchange contracts at December 31, 2000 and 1999, were $1.3 billion and $1.0 billion, respectively. These contracts had a net unrealized loss of $36.7 million at December 31, 2000 and a net unrealized gain of $7.8 million at December 31, 1999.

The notional amounts underlying the Corporation’s foreign exchange swap agreements were $451.5 million at December 31, 2000, and $200.7 million at December 31, 1999. These contracts had net unrealized losses of $5.3 million and $4.6 million at December 31, 2000 and 1999, respectively.

Summary of Activity of Off-Balance-Sheet Financial Instruments (Notional Amounts)

      (dollars in thousands)

	Interest Rate	Forward Exchange	Foreign Exchange
	Swap Agreements	Contracts	Swap Agreements	Total

Balance, December 31, 1997	$350,000	$512,125	$40,000	$902,125

Additions	305,000	3,939,639	—	4,244,639

Maturities	—	(3,594,633)	—	(3,594,633)

Balance, December 31, 1998	655,000	857,131	40,000	1,552,131

Additions	536,303	3,410,572	160,675	4,107,550

Maturities	(150,000)	(3,226,982)	—	(3,376,982)

Balance, December 31, 1999	1,041,303	1,040,721	200,675	2,282,699

Additions	713,523	5,787,563	290,783	6,791,869

Maturities	—	(5,507,100)	(40,000)	(5,547,100)

Balance, December 31, 2000	$1,754,826	$1,321,184	$451,458	$3,527,468

MBNA CORPORATION AND SUBSIDIARIES

Significant Classes of Off-Balance-Sheet Financial Instruments

      (dollars in thousands)

		Weighted Average

	Notional	Receive	Pay	Maturity	Estimated
	Amount	Rate (a)	Rate (b)	in Years	Fair Value

December 31, 2000

Interest rate swap agreements	$1,754,826	6.82%	6.70%	7.8

Gross unrealized gains					$44,314

Gross unrealized losses					—

Total					$44,314

Forward exchange contracts—pounds sterling	1,298,162	1.45	1.49	.1

Gross unrealized gains					$1,546

Gross unrealized losses					(35,908)

Total					$(34,362)

Forward exchange contracts—euros	23,022	.85	.93	.1

Gross unrealized gains					$—

Gross unrealized losses					(2,366)

Total					$(2,366)

Foreign exchange swap agreements	451,458	1.49	1.49	2.0

Gross unrealized gains					$1,913

Gross unrealized losses					(7,223)

Total					$(5,310)

December 31, 1999

Interest rate swap agreements	1,041,303	6.84%	6.30%	11.2

Gross unrealized gains					$—

Gross unrealized losses					(31,042)

Total					$(31,042)

Forward exchange contracts—pounds sterling	1,027,744	1.62	1.62	.2

Gross unrealized gains					$10,480

Gross unrealized losses					(3,335)

Total					$7,145

Forward exchange contracts—Irish punts	12,977	1.35	1.28	.1

Gross unrealized gains					$696

Gross unrealized losses					—

Total					$696

Foreign exchange swap agreements	200,675	1.62	1.62	3.6

Gross unrealized gains					$392

Gross unrealized losses					(5,040)

Total					$(4,648)

(a)	Weighted average receive rate represents the fixed-rate contracted at the time the off-balance-sheet financial instruments were entered into.

(b)	Weighted average pay rate for the forward exchange contracts represents the spot rate for the currency the forward exchange contract was denominated in at December 31, 2000 and 1999, respectively. The weighted average pay rate for the interest rate swap agreements is generally based upon the three-month LIBOR and was the rate in effect at December 31, 2000 and 1999, respectively.

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

Under the terms of certain interest rate swap agreements, each party may be required to pledge certain assets if the market value of the interest rate swap agreement exceeds an amount set forth in the agreement or in the event of a change in its credit rating. There were no securities pledged under the terms of the interest rate swap agreements at December 31, 2000 and 1999.

MBNA CORPORATION AND SUBSIDIARIES

At December 31, 2000, the Corporation had interest rate swap agreements maturing in varying amounts from 2002 through 2027.

The Corporation’s forward exchange contracts all mature in 2001 and the foreign exchange swap agreements mature either in 2002 or 2003.

Expected Maturities of Off-Balance-Sheet Financial Instruments

      (dollars in thousands)

December 31, 2000	Within 1 Year	1-5 Years	6-10 Years	Over 10 Years	Total

Interest Rate Swap Agreements

Notional amount	$—	$1,218,523	$250,000	$286,303	$1,754,826

Estimated fair value	—	30,511	996	12,807	44,314

Forward Exchange Contracts

Notional amount	1,321,184	—	—	—	1,321,184

Estimated fair value	(36,728)	—	—	—	(36,728)

Foreign Exchange Swap Agreements

Notional amount	—	451,458	—	—	451,458

Estimated fair value	—	(5,310)	—	—	(5,310)

NOTE Y: PARENT COMPANY FINANCIAL INFORMATION

The parent company’s investment in subsidiaries represents the total equity of all consolidated subsidiaries, using the equity method of accounting for investments. The Corporation conducts its credit card operations primarily through the Bank which constituted 92.3% and 94.0% of the consolidated assets of the Corporation at December 31, 2000 and 1999, respectively.

Condensed Statements of Financial Condition

      (dollars in thousands)

December 31,	2000	1999

Assets

Cash and due from banks	$5,569	$5,337

Interest-earning time deposits due from bank subsidiary	816,296	735,396

Notes receivable from non-bank subsidiaries	1,310,219	1,386,424

Investment in subsidiaries:

Bank	5,884,652	3,825,972

Non-bank	192,848	239,011

Premises and equipment, net	128,558	87,340

Accrued income receivable	18,062	17,649

Other assets	174,550	132,772

Total assets	$8,530,754	$6,429,901

Liabilities and Stockholders’ Equity

Long-term debt	$1,103,107	$1,468,929

Junior subordinated deferrable interest debentures due to non-bank subsidiaries	580,817	580,725

Accrued interest payable	16,839	21,745

Dividends payable	71,203	59,205

Accrued expenses and other liabilities	131,510	99,854

Total liabilities	1,903,476	2,230,458

Stockholders’ equity	6,627,278	4,199,443

Total liabilities and stockholders’ equity	$8,530,754	$6,429,901

MBNA CORPORATION AND SUBSIDIARIES

Condensed Statements of Income

      (dollars in thousands)

Year Ended December 31,	2000	1999	1998

Operating Income

Interest income	$151,450	$166,782	$134,751

Dividends from subsidiaries:

Bank	296,681	240,000	194,000

Non-bank	1,452	1,270	1,298

Management fees from subsidiaries	70,245	38,206	32,993

Other	3,128	44	43

Total operating income	522,956	446,302	363,085

Operating Expense

Interest expense	133,600	160,229	167,241

Salaries and employee benefits	33,813	24,083	18,073

Other	32,019	12,553	13,245

Total operating expense	199,432	196,865	198,559

Income before income taxes and equity in undistributed net income (loss) of subsidiaries	323,524	249,437	164,526

Applicable income taxes (benefit)	16,380	1,575	(10,466)

Equity in undistributed net income (loss) of subsidiaries:

Bank	1,002,055	784,731	606,872

Non-bank	3,333	(8,170)	(5,598)

Net Income	$1,312,532	$1,024,423	$776,266

Condensed Statements of Cash Flows

      (dollars in thousands)

Year Ended December 31,	2000	1999	1998

Operating Activities

Net income	$1,312,532	$1,024,423	$776,266

Adjustments to reconcile net income to net cash provided by operating activities:

Equity in undistributed earnings of subsidiaries	(1,005,388)	(776,561)	(601,274)

(Benefit) provision for deferred income taxes	(4,374)	(4,644)	610

Depreciation and amortization	32,296	19,481	12,924

Decrease in other operating activities	26,282	39,981	38,824

Net cash provided by operating activities	361,348	302,680	227,350

Investing Activities

Net increase in interest-earning time deposits due from bank subsidiary	(80,900)	(568,183)	(8,800)

Net (issuance) maturity of notes receivable from non-bank subsidiaries	(169,219)	446,960	(155,211)

Net (purchases) sales of premises and equipment	(49,213)	(33,626)	5,741

Net investment in subsidiaries	(765,999)	(321,370)	(87,339)

Net cash used in investing activities	(1,065,331)	(476,219)	(245,609)

Financing Activities

Proceeds from issuance of long-term debt	—	—	493,918

Maturity of long-term debt	(367,000)	(591,000)	(80,000)

Proceeds from issuance of common stock	1,599,055	1,174,086	—

Proceeds from exercise of stock options and other awards	62,874	27,932	42,454

Acquisition and retirement of common stock	(323,464)	(211,337)	(247,260)

Dividends paid	(267,250)	(227,733)	(189,916)

Net cash provided by financing activities	704,215	171,948	19,196

Increase (Decrease) in Cash and Cash Equivalents	232	(1,591)	937

Cash and cash equivalents at beginning of year	5,337	6,928	5,991

Cash and cash equivalents at end of year	$5,569	$5,337	$6,928

Supplemental Disclosures

Interest expense paid	$137,141	$163,785	$161,102

Income taxes paid	$—	$—	$—

MBNA CORPORATION AND SUBSIDIARIES

QUARTERLY DATA

(unaudited)

      (dollars in thousands, except per share amounts)

Three Months Ended	March 31,	June 30,	September 30,	December 31,

2000

Interest income	$666,686	$667,905	$708,979	$732,109

Interest expense	383,615	399,592	433,945	474,575

Net interest income	283,071	268,313	275,034	257,534

Provision for possible credit losses	99,846	89,301	113,283	106,587

Other operating income	1,111,036	1,193,371	1,326,150	1,462,617

Other operating expense	915,310	911,339	892,183	928,870

Income before income taxes	378,951	461,044	595,718	684,694

Net income	234,571	285,386	368,749	423,826

Net income applicable to common stock	230,845	281,714	365,099	420,200

Earnings per common share	.29	.35	.44	.49

Earnings per common share—assuming dilution	.28	.34	.43	.48

Weighted average common shares outstanding (000)	801,849	801,821	826,310	851,819

Weighted average common shares outstanding and common stock equivalents (000)	824,445	826,308	854,672	880,256

1999

Interest income	$541,348	$586,824	$544,822	$589,277

Interest expense	314,567	319,763	335,801	358,375

Net interest income	226,781	267,061	209,021	230,902

Provision for possible credit losses	84,464	129,756	105,020	89,674

Other operating income	903,730	1,028,532	1,118,307	1,157,252

Other operating expense	745,573	798,823	751,413	781,899

Income before income taxes	300,474	367,014	470,895	516,581

Net income	185,993	227,182	291,484	319,764

Net income applicable to common stock	182,477	223,655	287,859	316,119

Earnings per common share	.23	.28	.36	.39

Earnings per common share—assuming dilution	.22	.27	.34	.38

Weighted average common shares outstanding (000)	798,538	801,803	801,890	801,804

Weighted average common shares outstanding and common stock equivalents (000)	834,887	838,771	838,608	836,038

MBNA CORPORATION AND SUBSIDIARIES

PREFERRED STOCK PRICE RANGE AND DIVIDENDS

(unaudited)

				Dividends
				Declared per
	High	Low	Close	Preferred Share

Series A

2000

Fourth quarter	$24 1/2	$23 1/2	$23 1/2	$.46875

Third quarter	24 3/4	23 3/8	24 3/8	.46875

Second quarter	24 3/4	23 1/4	24 3/4	.46875

First quarter	25	23 1/4	24 3/4	.46875

1999

Fourth quarter	25 1/2	22	25	.46875

Third quarter	26 3/8	25	25 1/8	.46875

Second quarter	27 3/8	25 15/16	25 15/16	.46875

First quarter	26 7/8	25 9/16	26 1/8	.46875

Series B

2000

Fourth quarter	22 9/16	22 1/4	22 9/16	.37020

Third quarter	24	22 1/4	22 1/4	.37650

Second quarter	24 15/16	21 3/16	24	.37960

First quarter	26	24 3/4	24 3/4	.39970

1999

Fourth quarter	25 3/4	23 9/16	24 1/2	.37590

Third quarter	25 1/4	24 7/8	24 7/8	.37560

Second quarter	25 5/8	25	25 3/16	.34680

First quarter	25 5/8	24 3/4	25	.34380

The Corporation has two series of preferred stock issued and outstanding, both with a $25 stated value per share. Each series of preferred stock is traded on the New York Stock Exchange, the Series A Preferred Stock under the symbol “KRBpfa” and the Series B Preferred Stock under the symbol “KRBpfb.”

On January 10, 2001, the Corporation’s Board of Directors declared a quarterly dividend of $.46875 per share on the 71/2% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.3527 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. Both dividends are payable April 16, 2001 to stockholders of record as of March 31, 2001.

MBNA CORPORATION AND SUBSIDIARIES

COMMON STOCK PRICE RANGEANDDIVIDENDS

(unaudited)

				Dividends
				Declared per
	High	Low	Close	Common Share

2000

Fourth quarter	$39 3/8	$33	$36 15/16	$.08

Third quarter	39 13/16	26 7/8	38 1/2	.08

Second quarter	29 5/8	22	27 1/8	.08

First quarter	27 9/16	20	25 1/2	.08

1999

Fourth quarter	29 1/8	20 15/16	27 1/4	.07

Third quarter	32 1/2	22 13/16	22 13/16	.07

Second quarter	30 3/4	22 1/2	30 5/8	.07

First quarter	27 15/16	22 3/16	23 7/8	.07

The Corporation’s Common Stock is traded on the New York Stock Exchange under the symbol “KRB” and is listed as “MBNA” in newspapers. At January 31, 2001, the Corporation had 2,770 common stockholders of record. This does not include beneficial owners for whom Cede & Co. or others act as nominees.

On January 10, 2001, the Corporation’s Board of Directors declared a quarterly dividend of $.09 per common share, payable April 1, 2001 to stockholders of record as of March 15, 2001.

MBNA CORPORATION

Board Directors

Alfred Lerner* Chairman and Chief Executive Officer MBNA Corporation	Benjamin R. Civiletti, Esq.* Chairman Venable, Baetjer and Howard, LLP Former Attorney General of the United States	Randolph D. Lerner, Esq. Partner Securities Advisors, L.P.

Charles M. Cawley* President MBNA Corporation Chief Executive Officer MBNA America Bank, N.A	Bernadine P. Healy, M.D. (Nominated for election) President and Chief Executive Officer American Red Cross Former Director National Institutes of Health	Stuart L. Markowitz, M.D. Internist and Managing Partner Drs. Markowitz, Rosenberg, Stein & Associates Clinical Professor Case Western Reserve University, College of Medicine

James H. Berick, Esq.* Partner Squire, Sanders & Dempsey L.L.P. Former Chairman Berick, Pearlman & Mills Co., L.P.A	William L. Jews President and Chief Executive Officer CareFirst BlueCross BlueShield Chief Executive Officer Blue Cross Blue Shield of Delaware	Michael Rosenthal, Ph.D. Professor Columbia University Former Associate Dean for Academic Administration Columbia College

* Member of Board of Directors of MBNA International.

Additional outside directors of MBNA International include:

C. Michael Cawley, M.D. Neurosurgeon The Emory Clinic	Douglas P. C. Nation Senior Managing Director Bear Stearns

Al Lerner and Charlie Cawley pictured at the New York Stock Exchange ceremony commemorating MBNA’s 10 years as a publicly traded company.

OFFICERS

Charles M. Cawley	John R. Cochran III	Bruce L. Hammonds	Alfred Lerner

Executive Group

Gregg Bacchieri Kenneth F. Boehl Jules J. Bonavolonta Robert V. Ciarrocki Ronald W. Davies Douglas R. Denton	Shane G. Flynn M. Scot Kaufman Diane S. Kedash Charles C. Krulak Janine D. Marrone Frank J. McKelvey III	Terri C. Murphy Michael G. Rhodes John W. Scheflen Michelle D. Shepherd David W. Spartin Richard K. Struthers	Penelope J. Taylor Kenneth A. Vecchione Lance L. Weaver Thomas D. Wren Vernon H.C. Wright

Management Group

Sunil F. Antani Steve Boyden Jae W. Chung Douglas M. Cummings Brian D. Dalphon Salvatore A. DeAngelo Joseph A. DeSantis	James H. Erskine III William J. Esposito Robert J.A. Fraser John J. Hewes James K. Kallstrom Victor P. Manning Frank B. McEntee	Charles K. Messick Susan D. Morrison William P. Morrison Edward H. Murphy Maureen M. O’Brien Patrick J. O’Dwyer Francis H. Otenasek	Salvatore J. Rossi, Jr. Kevin C. Schindler April M. Stercula James D. Thornton Charles F. Wheatley Kevin P. Wren

Operating Group

Frank Andrews
Russ Appleton
Jonathan Back
Ann L. Balthis
Lisa F. Baughman
Randall J. Black
Thomas W. Brooks
Mark D. Brucker
Becky Cahill
John P. Carey
James E. Carrington
William Caywood
Hugh L. Chater
William T. Christie
Joseph Claricurzio
Michael H. Copley
John A. Corrozi
Richard M. Croswell
Joseph R. Crouse
Patrick Crowfoot
Thomas L. Cuccia
William H. Daiger III
Greggory M. Davis
Joseph A. DePaulo
Robert V. DeSantis	Peter S.P. Dimsey
Theodore Dixon
Michael E. Durroh
K. David Elgena
Gloria G. Eppig
William M. Fore
John M. Gala
Joseph J. Gatti
Peter J. Gatti
Brian F. Gimlett
Mark Green
J. Patrick Gugerty
Bob B. Hallmark
Chairman Emeritus
Hallmark Information
Services
Richard A. Hardin, Sr.
Vaughn C. Hardin
David L. Harris
Douglas O. Hart
Robert J. Hayman
James E. Healy
Elizabeth Hershey-Ross
David M. Hirt
Anne T. Hogan
Thomas W. Horne	James F. Howe, Jr.
Richard G. Huber
Scott A. Hudson
David B. Kedash
Michael D. Keeports
David L. Kot
Kevin L. Kramer
Thomas G. Lackey
Elizabeth B. Lee
Mark J. Levitt
Timothy E. Love
Philip Manning
Edward J. Matthews
David H. Maxwell
Charles H. Moloney
Paul Muller III
Peter Murray
Alessandro J. Natali
Matthew H. Neels
Ian O’Doherty
Kenneth R. Pizer
Edward G. Plummer
Gerald P. Plush
Jerald M. Pollard
David N. Resurreccion	John C. Richmond
Karen E. Rose
James J. Roszkowski
Robin D. Russell
Lewis D. Schiliro
David N. Schlesinger
Craig Schroeder
Michael S. Schuck
Richard E. Seta
Ann Seybolt
Stephen K. Shock
Maureen Sierocinski
David L. Simms
Richard B. Skinner, Jr.
Brett H. Smith
Timothy P. Staley
James J. Sullivan
Thomas G. Thomaides
Tracey L. Tibbs
Thomas D. Veale
William W. Wagner
Howard C. Wallace
Todd T. Weaver
Dena H. Williams

SUBSIDIARIES OF MBNA CORPORATION

MBNA America Bank, N.A.

The principal subsidiary of MBNA Corporation, MBNA America, a national bank with $87.7 billion in managed loans, is the largest independent credit card lender in the world. It also provides retail deposit, consumer loan, and insurance products. MBNA America is the recognized industry leader in affinity marketing, with endorsements from thousands of membership organizations and financial institutions.

SUBSIDIARIES OF MBNA AMERICA BANK, N.A.

MBNA.com

Through a single Web address—www.MBNA.com—Customers can access their existing account information, apply for new credit card or consumer loan accounts, shop for products and services, plan and finance travel, and open certificates of deposit or money market accounts.

MBNA Europe

MBNA issues credit cards in the United Kingdom and the Republic of Ireland. MBNA Europe is headquartered in Chester, England, with business development offices in London and Dublin, Ireland.

MBNA Canada

MBNA issues credit cards in Canada. MBNACanada is headquartered in Ottawa, Ontario, with a business development office in Montreal, Quebec.

MBNA Insurance Agency, Inc.

MBNA Insurance Agency, Inc. markets and services credit-related Life and Disability, personal Property & Casualty, and Life & Health insurance.

MBNA Marketing Systems, Inc.

MBNA has state-of-the-art telephone sales facilities to support account acquisition and maintains offices in Delaware, Florida, Maine, Maryland, New Hampshire, New Jersey, Ohio, Pennsylvania, and Texas. In addition to credit cards, MBNA Marketing Systems cross-sells consumer loan, deposit, and insurance products.

MBNA Hallmark Information Services, Inc.

MBNA Hallmark Information Services, Inc., headquartered in Dallas, Texas, provides information technology support and services to MBNA America Bank, N.A., and its affiliates.

Independent Auditors

Ernst & Young LLP

Corporate Registrars and Transfer Agents

National City Bank (common stock) (800) 622-6757
The Bank of New York (preferred stock) (212) 815-4905

Principal Financial Contacts

For further information about MBNA Corporation or its subsidiaries, please contact:

David W. Spartin Vice Chairman MBNA Corporation Wilmington, DE 19884-0141 (800) 362-6255 (302) 456-8588	Brian D. Dalphon Director, Investor Relations MBNA Corporation Wilmington, DE 19884-0131 (800) 362-6255 (302) 432-1251

Internet address: www.MBNA.com

Common Stock

Listed on New York Stock Exchange
Stock Symbol KRB

[RECYCLE LOGO]

Printed on recycled paper

This annual report was printed on paper recycled from MBNA offices.

ATTENTION TO DETAIL
DRIVES EVERYTHING WE DO.

So far, so good . . .

Success is never final.