Form 10-K405, Exhibit 13
period 2001-12-31
MBNA CORP
filed 2002-03-22
CIK 870517

SUCCESS IS GETTING THE RIGHT CUSTOMERS...
AND KEEPING THEM.

2001 ANNUAL REPORT

CONTENTS

2	Ten-Year Highlights

3	Financial Highlights
MBNA IS A COMPANY OF PEOPLE WITH AN ATTITUDE....
4	2001 Highlights

5	To Our Stockholders

8	Our Company

10	Our Businesses

16	Our Customers

20	Our Service

24	Our Community

28	MBNA Office Locations

29	Financials	SATISFY THE CUSTOMER.

88	Board of Directors and Officers

Pictured on the cover are selected credit cards from some of our military and law enforcement endorsing organizations, including The Retired Officers Association, American Fire Fighters, Fraternal Order of Police, Marine Corps Association, Air Force Academy, American Legion, and the Enlisted Association of the National Guard of the United States. Members of these organizations have typically been among our most responsible Customers.

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

Getting the right Customers and keeping them is the foundation of our business. It demands a single-minded commitment to Customer satisfaction. Meeting this commitment requires tough standards, good people, and constant attention to the importance of each individual Customer. It means having an attitude. Written by Charlie Cawley, endorsed by the company’s management, and introduced during the summer of 1986, the precepts to the left express our attitude. They are displayed throughout the company, and each person carries a copy. These words have been reviewed every year since they were written and not one word has ever been changed. (Last year, a new precept was added.) These precepts are simple and straightforward, and we mean every single one.

Think of Yourself as a Customer | 1

TEN-YEAR HIGHLIGHTS

2 | Think of Yourself as a Customer

FINANCIAL HIGHLIGHTS

Year Ended December 31,	2001	2000	1999	1998	1997

dollars in thousands, except per share amounts

Per Common Share Data

Earnings	$1.97	$1.58	$1.26	$1.01	$.80

Earnings—assuming dilution	1.92	1.53	1.21	.97	.76

Dividends (a)	.36	.32	.28	.24	.21

Book value	8.90	7.53	4.97	2.90	2.34

Ratios

Return on average total assets (b)	4.16%	3.94%	3.62%	3.38%	3.25%

Return on average stockholders’ equity	24.07	25.79	27.18	36.91	35.56

Stockholders’ equity to total assets (b)	17.16	17.13	13.61	9.27	9.25

Financial Statement Data

Net interest income (c)	$1,391,037	$1,178,632	$1,011,234	$806,404	$731,376

Other operating income (c)	6,939,619	5,136,786	4,358,052	3,318,237	2,863,346

Net Income	1,694,291	1,312,532	1,024,423	776,266	622,500

Deposits	27,094,745	24,343,595	18,714,753	15,407,040	12,913,213

Stockholders’ equity	7,798,718	6,627,278	4,199,443	2,391,035	1,970,050

Managed Data

Total managed loans	$97,496,051	$88,790,721	$72,255,513	$59,641,106	$49,379,860

Sales and cash advance volume	142,261,636	125,683,731	105,806,935	82,968,874	66,399,425

(a)	On January 10, 2002, the Board of Directors approved an increase of 11.1% in the quarterly dividend to $.10 per common share.

(b)	Total assets used in these ratios do not include securitized loans. See page 51 of the Financials for an explanation of securitization.

(c)	For purposes of comparability, certain prior period amounts have been reclassified. These reclassifications did not affect net income.

Think of Yourself as a Customer | 3

RETURN TO
SHAREHOLDERS

During the period since the IPO, the Corporation’s average annual total return to stockholders has been 35.4%.

Assumes $100 invested at MBNA’s initial public offering on January 22, 1991, and dividends reinvested into MBNA stock or stocks representing the indexes

2001 HIGHLIGHTS

  Increased earnings to $1.7 billion or $1.92 per common share, a 25% increase over 2000.

  Increased managed loans to $97.5 billion—solidifying position as the largest independent credit card lender in the world.

  Added 11.2 million new Customers. The characteristics of new cardholders are consistent with the superior quality of existing cardholders.

  Acquired 439 new endorsements, including for example the University of Miami, University of Mississippi, United States Tennis Association, University of Arkansas, Major League Soccer, Sierra Club of Canada, Norwegian Cruise Line, University of Toronto, PGA TOUR, Northeastern University, NAACP, Nottingham Building Society (U.K.), Seattle Mariners, Amtrak, UNICEF (U.K.), San Antonio Spurs, Oakland Athletics, Royal College of Surgeons in Edinburgh (U.K.), Virgin Group (U.K.), and the Congress of Neurological Surgeons. MBNA now has endorsements from more than 5,000 membership organizations and financial institutions.

  Extended exclusive endorsement agreements with more than 1,000 organizations, including for example Wake Forest University, California Medical Association, PGA of America, Ohio Nurses Association, Cincinnati Reds, Irish American Partnership, NASCAR, Major League Baseball, National Hockey League, and Texas Medical Association.

  Maintained superior credit quality, with loan losses well below published industry averages.

  Continued expansion of MBNA’s international activities to 7.4 million Customers with $10.8 billion in loan balances, up 22% from 2000. Loans reached $1.9 billion in our Canadian operation, with nearly 400 group endorsements.

  Increased the number of Customers served through MBNA.com to 5.6 million, including more than 3.3 million enrollments for Net Access—MBNA’s online banking service.

4 | Think of Yourself as a Customer

TO OUR STOCKHOLDERS

This report presents MBNA’s full-year results for 2001—our 20th year in business and 11th as a public company. Earnings increased 29% to $1.7 billion—bringing to 44 the number of consecutive quarters of consistent earnings per share growth averaging 25% since MBNA became a public company in 1991.

Loans outstanding grew to $97.5 billion, and we added 11.2 million new Customers. The characteristics of new cardholders are consistent with the superior quality of the company’s existing Customers. The typical new Customer has a $70,000 annual household income, has been employed for 11 years, owns a home, and has a 17-year history of paying bills promptly.

This year, most credit card issuers experienced increases in loan losses, as did we. However, our lending policies and methods remain consistent. As a result, loan losses continue to be significantly lower than published industry levels.

We continue to strengthen the company through investments in new markets, products, and services. While focusing heavily on the U.S. credit card business, we also expanded the Consumer Finance business and continued to grow in Europe and Canada.

Like previous annual reports, this report emphasizes what we do, how we do it, and why we’re good at it. The fundamental ways in which we manage our business have remained constant and enable us to produce consistent financial results in a variety of economic conditions.

Everything that happens at MBNA is a direct result of the commitment, attitude, and hard work of the people here.

It has been 20 years since MBNA was formed and 11 years since it became a public company. During this time, our goal has been consistently superior performance. Our primary product is a great one and we’ve stuck to it, our management team is among the best and most experienced, our focus on Customer quality is unrelenting, our attitude about Customer satisfaction drives everything we do, and our results speak for themselves. So far, so good! Looking ahead, we take nothing for granted except our commitment to consistently superior performance.

We hope you enjoy this report and find it informative.

John R. Cochran	Bruce L. Hammonds	Alfred Lerner	Charles M. Cawley

Think of Yourself as a Customer | 5

MBNA organizes its sales and marketing efforts into 9 business development sectors. Each sector is led by managers who focus on a specific audience. These sectors include Professionals, Educators, Colleges & Universities, Financial Institutions, Alliance, Sports, Motorsports, Special Interest, and Regional.

Two of MBNA’s largest market sectors are Professionals and Educators, which together total more than 1,500 endorsing organizations with 47 million members. The 10 million Customers in these sectors carry nearly $25 billion in loan balances. Highlighted throughout this report are examples of typical Customers within these two sectors.

6 | Think of Yourself as a Customer

ACP ASIM
American College of Surgeons
QUANTUM
PLATINUM
VISA
OREGON DENTAL ASSOCIATION

DANIEL L. BARROW, M.D.	C. MICHAEL CAWLEY, M.D.
CHAIRMAN, DEPARTMENT OF NEUROSURGERY	NEUROSURGEON, EMORY UNIVERSITY SCHOOL OF MEDICINE
EMORY UNIVERSITY SCHOOL OF MEDICINE

NEARLY 500 MEDICAL ORGANIZATIONS ENDORSE MBNA PRODUCTS, INCLUDING THE CONGRESS OF NEUROLOGICAL SURGEONS, THE AMERICAN COLLEGE OF PHYSICIANS-AMERICAN SOCIETY OF INTERNAL MEDICINE, AND THE ASSOCIATION OF OPERATING ROOM NURSES. CURRENTLY, MORE THAN 70% OF ALL PHYSICIANS AND NEARLY 60% OF ALL NURSES IN THE UNITED STATES CARRY AN MBNA CREDIT CARD.

With assistance from MBNA, Emory University in Atlanta, Georgia, is establishing the MBNA Stroke Center, a world-class facility for treatment, research, and medical education. MBNA is also assisting with the establishment of the Helen F. Graham Cancer Center at the Christiana Hospital in Newark, Delaware, to improve the quality of cancer treatment.

Think of Yourself as a Customer | 7

MBNA is a company of people with an attitude— satisfy the Customer. It is this attitude that makes MBNA stand out among Fortune 500 companies. And it is this attitude that can be seen in the quality of the products and services we provide to our Customers.

Throughout this annual report you’ll read about MBNA At Your Service, which describes just a few of the small but important things we do consistently at MBNA to satisfy our Customers

     MBNA Corporation is a holding company with three chartered banks: MBNA America Bank, N.A., a national bank in the United States; MBNA Europe Bank Limited, a fully chartered bank in the United Kingdom; and MBNA Canada Bank, a fully chartered bank in Canada. Like all banks, we take deposits and make loans. Our lending business has $97.5 billion in managed loans, and our Customers have more than $27 billion on deposit in money market and certificate of deposit accounts. MBNA also offers a variety of consumer loan products.

     But that’s where the similarity to a traditional bank ends. We don’t have a branch network. Our primary business is lending people money through credit cards: MBNA is the world’s largest independent credit card lender. We make loans through credit cards in the United States, the United Kingdom, Ireland, and Canada.

     Credit card lending is a good business for a number of reasons. Credit cards free people from the need to carry cash and let them have the things they need today while paying for them sensibly out of future income.

     The credit card is something that nearly everyone wants. There are approximately 150 million people in the United States, 25 million people in the United Kingdom and Ireland, and 15 million people in Canada who could qualify for a credit card. And the market continually refreshes itself as young people reach adulthood.

     Done right, credit card lending produces relatively low-risk assets.

     There are no industry, geographic, or individual account concentrations. MBNA’s $97.5 billion in loans are spread among 27 million active borrowers with an average account balance of $3,600.

     It is not surprising that this is a very competitive business. It is a business where a company can distinguish itself from competitors by the methods it uses to market and the service it provides. MBNA’s formula for success remains very simple. Success is getting the right Customers—and keeping them. We get our Customers through a unique marketing proposition—selling to

8 | Think of Yourself as a Customer

people with a strong common interest—and we keep our Customers by providing top-quality service, by “thinking of ourselves as Customers” every minute of every day. If you’re not good at both of these things nothing else really matters and MBNA is very good at both.

     We also have a disciplined underwriting process that ensures we select the right Customer. The right Customer is someone who will borrow from us and, of course, pay us back on time. MBNA’s typical Customer has significantly better repayment habits than the industry’s average Customer.

     This disciplined approach to the business is the reason we have achieved consistent earnings growth in each of the 20 years since the company was founded in 1982. At MBNA, we have an unrelenting focus on the quality of each individual Customer. We lend to Customers who have proven stability, the habit of being financially responsible, and the capacity to repay. It is the focus on these fundamentals that has driven our consistent, profitable growth through a variety of economic and business environments. The quality of our Customer is also the most reliable predictor of the future.

MNBA’s
NEWEST LOCATIONS

More than half of the people of MBNA work in regional offices in the United States, Europe, and Canada. Establishing a local presence in these regions has enabled us to enhance relationships with our endorsing groups, attract new ones, develop customized marketing programs based on local interests, and hire top-quality people.

Newark, New Jersey

Atlanta, Georgia

Aliso Viejo, California

Carrick-on-Shannon, Ireland

Think of Yourself as a Customer | 9

OUR BUSINESSES
___________________________

“It is always the thousands of little things done right that add up to the unassailable advantage. Above all, we want a reputation for doing the little things well...and the big things will follow.”

10 | Think of Yourself as a Customer

Kerry T. Fowley, MBNAInternet Marketing;
Volunteer for Children’s Reading Programs

NEARLY 100 EDUCATION ASSOCIATIONS WITH 5 MILLION MEMBERS ENDORSE MBNA PRODUCTS, INCLUDING THE NATIONAL EDUCATION ASSOCIATION AND THE NATIONAL ASSOCIATION FOR THE EDUCATION OF YOUNG CHILDREN. CURRENTLY, MORE THAN ONE- THIRD OF ALL TEACHERS IN THE UNITED STATES CARRY AN MBNA CREDIT CARD.

Think of Yourself as a Customer | 11

ENTHUSIASTIC PEOPLE

  MBNA named one of “The 100 Best Companies to Work For” by FORTUNE for the past five years, recognized as a top place to work by Business Week, and called one of the “100 Best Companies for Working Mothers” by Working Mother magazine for 10 years running

  MasterPiece idea program encourages the people of MBNA to take an active role in improving Customer satisfaction and efficiency

  Hiring people who like people helps ensure our success at Customer satisfaction

  “Think of Yourself as a Customer” appears over every door in the company

  Company precepts are displayed throughout the company, and each person carries a copy
MBNA is the world’s largest independent credit card lender with a market share of nearly 15% of credit card loans in the United States, 12% in the United Kingdom, 18% in Ireland, and 7% in Canada. The U.S. credit card loan portfolio increased to $75 billion in 2001. We sell to people who share common interests and focus on groups with strong ties to their members, fans, and Customers. We call this endorsed marketing.

           Today, more than 5,000 organizations in the United States, the United Kingdom, Ireland, and Canada endorse MBNA products to their members. Our Professional market sector exceeds $20 billion in loans to members of 1,400 organizations, including 39 state dental, 44 state bar, 49 state nursing, and 40 state medical associations. In 2001, we added 58 groups within this sector, including the American College of Obstetricians and Gynecologists, the Congress of Neurological Surgeons, and the Vermont State Bar Association. They join organizations like the Association of Trial Lawyers of America, the American Medical Student Association, and the National Society of Professional Engineers. Overall, MBNA credit cards are carried by 72% of all physicians, 53% of all lawyers, 68% of all dentists, 52% of all engineers, and 59% of all nurses in the United States.

           MBNA’s roster of sports organizations continued to grow in 2001. More than 9.1 million Customers now carry an MBNA credit card featuring their favorite team, race car driver, or other sports-related activity. We added 2 million new Customers in this sector, and loans reached $9.4 billion. MBNA issues the official credit cards of the National Football League, Major League Baseball, the National Hockey League, NASCAR, the Professional Golfers Association, and 16 of the National Basketball Association teams.

           Our products are also endorsed by more than 700 colleges and universities, including 9 of the Big Ten schools and 5 of the Pac-10 schools. Nearly 4 million alumni and students from these schools use MBNA products, totaling $7.1 billion in loans. This sector provides the opportunity to attract high-quality Customers as graduates enter the workforce.

           Although MBNA doesn’t have branches, our products are sold through more than 12,000 bank offices across the United States, the United Kingdom, and Ireland through the endorsement of 300 financial institutions. More than 9 million financial institution Customers acquired through marketing programs or portfolio acquisitions have generated $13 billion in loans for MBNA.

12  |  Think of Yourself as a Customer

           In 2001, we received the endorsement of 439 new organizations, including for example the NAACP, Norwegian Cruise Line, Major League Soccer, PGA TOUR, Amtrak, and the Childhood Leukemia Foundation. After signing a group, we implement a comprehensive marketing campaign to get the right Customers from among the group’s members. In 2001, MBNA’s 11.2 million new Customers came to us through a variety of acquisition channels, including mail, telephone, television, or other media; in person at events; and via the Internet.

           During the year, direct mail continued to be our most effective means of marketing. Our full-service, in-house advertising agency customized mailings for thousands of marketing programs, working closely with MBNA’s marketing managers to develop creative, targeted, and cost-effective programs that produced consistent results.

           To complement direct mail, we operate a large telephone sales program. MBNA telephone sales offices throughout the United States and in the United Kingdom and Ireland together acquired more than 2 million new Customers in 2001. In addition, MBNA’s person-to-person marketing efforts brought us nearly 1 million new accounts during 6,500 events in 2001. This method is especially successful at NASCAR races, NFL games, and professional conventions. MBNA products are offered over the Internet through the Web sites of our endorsing organizations. Endorsed marketing and effective acquisition methods have resulted in consistent loan growth.

TARGETED
MARKETING

           MBNA people
work closely with our
endorsing organizations in
developing comprehensive
marketing programs
tailored to the interests
of their members.

           The stands were packed with
fans waving American flags on
September 23, 2001, at the
MBNA Cal Ripken, Jr. 400,
the race named in honor of the
Baltimore Orioles infielder.
The day marked a highlight for
MBNA Motorsports. In 2001,
we added nearly 200,000 new
Customers by marketing to
the fans of NASCAR.

Think of Yourself as a Customer  |  13

FINEST PRODUCTS

  MBNA targets communications cost – effectively to the members and Customers of endorsing organizations

  Custom credit card designs created for each of our 5,000 endorsing groups

  Standard, Gold, Platinum, and Quantum credit card products give Customers the flexibility of choosing the benefits that are important to them

  MBNA was the first credit card company to offer all of its Customers 24 – hour telephone access, in 1986

           Our business in the United Kingdom, Ireland, and Canada has grown to 7.4 million Customers with $10.8 billion in loans, a 22% increase from last year. More than 4,200 people now work in our offices in these countries. In 2001, MBNA Europe acquired nearly 1.8 million new Customers. MBNA Europe earned endorsements from 56 new groups and financial institutions in 2001, including the Society of Operations Engineers, Abbey National Bank, Virgin Group, Irish Nurses Organization, and the University of Hertfordshire, and now has 840 groups in total.

           We began marketing in Canada in 1998 and now serve nearly 400 endorsing organizations there. Loans grew more than $400 million in 2001, reaching $1.9 billion with 2 million Customers. This year we signed new endorsements with 75 membership organizations, including the University of Toronto, the Sierra Club of Canada, and the College of Family Physicians. There are now more than 800 people working for MBNA Canada at its two locations in Ottawa and Montreal.

           Our Consumer Finance business includes a variety of installment and revolving unsecured loan products. This portfolio grew $2.3 billion or 24% in 2001 and now totals $11.8 billion.

           MBNA’s consumer loan products are marketed through the mail and over the telephone—methods we have used successfully over the past 20 years in the credit card business. These products are cross-sold to our credit card Customers and are endorsed by more than 2,000 organizations, including The Retired Officers Association, the National Education Association, and Penn State University. Customers use these products to consolidate loans

14  |  Think of Yourself as a Customer

or for large expenses such as home improvements. In addition, we have a point-of-sale finance business that offers loans through sales agents in 1,500 financial institution branches.

           Our deposit business exceeded $27 billion in 2001, with an average balance per account of about $26,000. The company offers money market accounts, certificates of deposit (CDs), and retirement accounts to Customers, communicating with them through the mail and by telephone. Deposits are a stable and cost-effective way to fund loans. The combination of attractive rates, group endorsements, and peerless service leads to extremely high CD renewal rates and therefore more stability of balances.

           In addition to serving members of endorsing organizations such as the National Education Association and The Retired Officers Association, MBNA attracts many deposit Customers who have read about the company’s rates in newspapers and financial magazines. Because we do business primarily by phone and through the mail and don’t have the costs of a branch system, Customers are offered attractive rates for the maturities we want. MBNA’s deposit program has a clear strategic purpose—offering a valuable service to Customers and endorsing groups while providing the company with a strong, diversified source of funding.

NET ACCESS

           More than 3.3 million MBNA
Customers have signed up to use
the Net Access online banking
service. Net Access gives our
Customers all the services they
need to manage their credit
card accounts—24 hours a day—
from their personal computers.
Customers are able to get real-
time information on their
accounts, track charges and
payments, review recent statements,
pay monthly bills, and
more. In 2001, we made
significant site enhancements,
including a more efficient
enrollment process and
online payment center.

           Point-of-sale finance loans
had strong growth in 2001
with the help of a very efficient
application process and
instant loan decisioning.

Think of Yourself as a Customer  |  15

OUR CUSTOMERS “Excellence is a point of view. It isn’t brilliance or getting the breaks. It’s consistent attention to and honest respect for the Customer.”

16 | Think of Yourself as a Customer

ATLA
THE FLORIDA BAR
National Association of Criminal Defense Lawyers
PLATINUM
VISA
AJA
QUANTUM
MasterCard

Omar McNeill, MBNA ATTORNEY

MORE THAN 160 LEGAL ORGANIZATIONS WITH 1.6 MILLION MEMBERS ENDORSE MBNA PRODUCTS, INCLUDING THE ASSOCIATION OF TRIAL LAWYERS OF AMERICA, FEDERAL BAR ASSOCIATION, AND 44 OF 50 STATE BAR ASSOCIATIONS. CURRENTLY, MORE THAN HALF OF ALL ATTORNEYS IN THE UNITED STATES CARRY AN MBNA CREDIT CARD.

Think of Yourself as a Customer | 17

TOP-QUALITY
SERVICE

  Two-ring telephone pickup assures that Customer inquiries are addressed immediately

  Payment processing 7 days a week for mailed payments (including holidays)

  Lost or stolen credit cards replaced within 24 hours

  Instant credit line increase decisions

  Dedicated dispute call center

  Ability to pay online and make other requests through MBNA Net Access

           “Getting the right Customers” is the top priority at MBNA. It all starts with a unique marketing proposition, enabling us to target marketing effectively to attract the most qualified applicants. Marketing to the members of our more than 5,000 endorsing organizations, we choose Customers from a universe with very strong characteristics.

           We look for three basic things from people before approving them for a loan: their stability, their character (how well they have handled their finances), and their capacity to repay. These have been our standards every day for the last 20 years—and they will not change. The consistency in our credit process brings us Customers more likely to perform well. The typical new Customer has an average annual household income of more than $70,000, has been employed for 11 years, owns a home (74%), and has a 17-year history of paying bills promptly.

           Getting the right Customers begins with effectively targeted marketing and continues with the work of the credit analyst or lender. Other credit card issuers rely exclusively on a computer-generated credit score and credit bureau information. We take a much more personal approach, combining

18  |  Think of Yourself as a Customer

sophisticated technology and highly predictive models with the insight of a professional credit analyst. When a credit analyst is reviewing an application, she or he has the flexibility to say “yes,” “no,” or “maybe.” If the answer is “maybe,” which happens about 25% of the time, the analyst contacts the applicant for additional information, thus gaining a better understanding of the circumstances before making a final lending decision.

           Careful review of each application means that only those who should be approved—fewer than half of all applicants—are approved. This approach to lending also ensures Customers receive appropriate credit lines. Because of the way we market and lend, MBNA Customers use their cards 59% more than the average credit card Customer does, and their typical purchases are 24% larger than the average credit card transaction. The result is higher loan balances per Customer and greater revenue for MBNA.

           Not only does this personalized approach to credit evaluation promote Customer loyalty, it results in loan losses that continue to be significantly lower than published industry levels.

CROSS - SELLING

Offering Customers additional
MBNA products helps us build
Customer loyalty and enhance
revenues. Technology allows us
to evaluate the things we know
about each credit card
Customer and offer other
appropriate products,
including deposit accounts,
consumer loans, business
credit cards, or other services.
The number of Customers
carrying multiple MBNA
products continued
to grow in 2001.

Judgmental lending ensures
we choose the right Customers.
The credit standards we look
for in all loan applicants
remain consistent.

Think of Yourself as a Customer  |  19

OUR SERVICE “Attention to the Customer becomes the company’s mind-set only if all of its people live it with passion, persistence, and above all, consistency.”

20 | Think of Yourself as a Customer

National Society of Professional Engineers
Society of Manufacturing Engineers
ASCE
NACE
The American Society of Mechanical Engineers

                                                                Bill Esposito, MBNA Facilities Director

MORE THAN 120 ENGINEERING ASSOCIATIONS WITH 2 MILLION MEMBERS ENDORSE MBNA PRODUCTS, INCLUDING THE NATIONAL SOCIETY OF PROFESSIONAL ENGINEERS, SOCIETY OF MANUFACTURING ENGINEERS, AND AMERICAN SOCIETY OF CIVIL ENGINEERS. CURRENTLY, MORE THAN HALF OF ALL ENGINEERS IN THE UNITED STATES CARRY AN MBNA CREDIT CARD.

Think of Yourself as a Customer | 21

DEPENDABILITY

  24-hour service, 7 days a week, 365 days a year

  Customer Satisfaction Test Boards located throughout MBNA’s facilities to track daily service levels in a variety of key areas

  Highest authorization approval rates in the industry

  Regional, national, and international locations to better serve our Customers around the world

  Proprietary data processing systems with industry-leading reliability

           The single most important contributor to our success is the commitment of all of the people of MBNA. The people of the company have an attitude—satisfy the Customer. This attitude drives everything we do and is what separates us from the competition.

           Nearly two-thirds of the people who join MBNA are referred by people who already work here. Our thorough hiring process involves interviews by people currently in similar jobs, supervisors, experienced personnel recruiters, and senior executives. In addition to determining an applicant’s technical ability, each interviewer uses his or her experience and skill to determine whether the candidate is a person who likes other people. People who like other people find it easy to think of themselves as Customers—they find it easy to satisfy the Customer.

           We insist on a work environment that supports MBNA people’s enthusiastic pursuit of Customer satisfaction. We provide excellent education, sophisticated technology, a comfortable work setting, and programs that help people balance the demands of family and the workplace. People who feel good about where they work do a better job of satisfying Customers—and our Customers notice.

           Getting the right Customers is just part of producing consistent results. Keeping Customers once we get them determines our future success. MBNA keeps Customers by treating them well. Maintaining high levels of Customer satisfaction has enabled us to retain 97% of our profitable Customers year after year.

           MBNA’s proprietary technology helps maintain these superior service levels. Owning the processing systems allows us to closely monitor the quality of

22  |  Think of Yourself as a Customer

every aspect of the Customer relationship. In 2001, MBNA efficiently handled more than 215 million Customer payments, 450 million statements and letters, and more than 1 billion individual Customer purchases and cash advance transactions totaling $142 billion. Developing technology internally ensures the reliability and responsiveness of the computer and telecommunication systems used to satisfy Customers.

           We focus on satisfying millions of Customers—one Customer at a time. In 2001, Customers contacted us nearly 100 million times. Each time—whether the request was for a credit line increase, an additional card, or information about a monthly statement—was an opportunity to demonstrate an absolute commitment to superior, individualized Customer service. Each contact solidifies our relationship with individual Customers and with the thousands of membership groups that endorse our products.

USING TECHNOLOGY
TO BETTER SERVE
CUSTOMERS

In 2001, we enhanced
the capability of our
voice response unit (VRU)
to segment Customers and
match them with the
representatives best able to
meet their needs. These
initiatives minimized
call transfers, resulting
in a better experience
for Customers. As in all
aspects of our business,
appropriate use of technology
helps us improve service and
become more efficient.

Every Customer contact
represents an opportunity to
let the Customer know how
important he or she is to us.

Think of Yourself as a Customer  |  23

OUR COMMUNITY

“Every great and commanding event in the annals of the world is a triumph of enthusiasm—nothing great was ever achieved without it.” —Ralph Waldo Emerson

24 | Think of Yourself as a Customer

THE PEOPLE OF MBNA VOLUNTEERED MORE THAN 500,000 HOURS

AT COMMUNITY ORGANIZATIONS AND EDUCATION INSTITUTIONS IN 2001.

Michelle D. Shepherd, MBNAVice Chairwoman of Marketing

Think of Yourself as a Customer | 25

When MBNA was established in 1982, the decision was made to hire only people who genuinely like other people. As a result of this approach, the people who come to work at MBNA have a sincere interest in getting involved and helping others—not just our Customers, but also people in the communities where we live and work.

To support people’s dedication to serving their communities, every MBNA person has the opportunity to volunteer up to four hours per month—up to
SEPTEMBER IITH	48 hours per year—on company time. This provides local organizations and schools a significant source of volunteer assistance during the workday.
In many cases, an entire department will make a long-term commitment to
In September, the people	a specific local school or charitable organization. In 2001, the people
of MBNA quickly came to the	of MBNA volunteered a total of 500,000 hours, including more than 100,000
aid of those who were affected	hours on “company time” during the workday to help others in the community.
by the terrorist attacks in	The company also has actively supported the United Way. Over the past 10
New York, Washington, D.C.,	years, MBNA’s annual Community Campaign for the United Way has raised $43
and Pennsylvania. In every one	million to benefit local organizations, $33 million of which was
of MBNA’s offices, people	personally donated by individuals who work at MBNA.
donated blood and arranged
fundraising activities to
benefit the victims of
the terrible tragedies.
In 1997, MBNA created the nonprofit MBNA Foundation to expand and formalize the company’s commitment to charity. The objectives of
In total, we donated nearly $6 million	the MBNA Foundation are to help improve the quality and availability of
to the relief effort—including personal	education through grants and scholarships, assist organizations that
donations of $1 million from 50 senior	provide services to people in need, support programs that enable people
\managers of the company and more	to enjoy and learn more about the arts, and fund projects to improve
than $600,000 in personal donations	environmental conservation and preservation.
from people throughout MBNA
These donations benefited the	In 2001, the Foundation provided nearly $7 million in scholarships to
September 11th Fund, the	enable 390 talented, financially disadvantaged students to attend college.
American Red Cross Disaster	In addition, the Foundation celebrated the college graduation of its first
Relief Fund, the Twin Towers	scholarship recipients—128 scholars in Delaware and Maine. Since 1997, the
Fund, and the Marine Corps	Foundation has awarded $21.1 million in community scholarships to nearly
Law Enforcement Foundation.	1,300 students, including $6.7 million donated personally by senior officers of the company.

The Foundation also provided school grants to help teachers improve the quality of education in classrooms and libraries, and special education grants to help people with cognitive disabilities. In all, nearly 1,400 education grants totaling $8 million were awarded in 2001. Since 1997, nearly 4,700 education grants totaling $26 million have been awarded. MBNA’s commitment to excellence in education is also reflected in its America Scholars Program.
The program was established in 1993 to provide college scholarships for the children of people who work here. To date, the program has helped to provide more than 1,500 scholarships totaling more than $21 million, funded in part by
$3.4 million in personal donations from MBNA’s senior managers. In addition to scholarships, the program also provides MBNA families with a wide range of college-oriented resources, including advisory, leadership, and college prep seminars; summer internships; and mentoring programs.

Our Support Services department provides meaningful career opportunities to more than 300 highly capable people with cognitive or developmental

26 | Think of Yourself as a Customer

HBCU
Scholarship
Program

disabilities. We also established the Helen F. Graham Grants Program to support schools and community organizations involved with the education and development
of children and adults with cognitive disabilities.	The Foundation continually
works with students, teachers,
An important source of funding for the Foundation is the annual Walk for	and community leaders to find
Education in Delaware and Maine. In 2001, more than 15,000 MBNA people, family	opportunities to make its
members, and friends participated in the Walks, raising $4 million in donations	education and community
to fund MBNA’s grant and scholarship programs. MBNA provides a corporate	programs as effective as possible.
donation, and since 1993, MBNA’s senior managers have made $16 million in	In the fourth quarter of
personal donations to the Foundation.	2000, in response to
discussions with many high
As a company, MBNA does a great deal for the community—but it is not just	school students and
the company alone. In addition to their time, individual people who work here	community leaders in
donated more than $60 million to these causes in recent years as well.	Wilmington, Delaware,
the Foundation developed
These are some of the activities of our Foundation, but we are also involved in many other things, including housing for the elderly, medical care, the visual and the performing arts, conservation and preservation, and community grants. The following list represents just a few of the organizations where MBNA volunteer and financial support is making a	a new scholarship program to support Delaware high
difference: Big Brothers/Big Sisters; Benedictine Foundation; Brady Center; Latin American Community Center; Home Counselors, Inc.; Boys and Girls Clubs; Food Bank; Easter Seals Friendship House; Ministry of Caring; Meals on Wheels; Special Olympics; West End Neighborhood House; Stella Maris; Habitat for Humanity; Junior Achievement; Literacy Volunteers of America; Ronald McDonald House; and the YMCA.

For additional information on the MBNA Foundation and its activities, a Foundation annual report is available by calling 1-800-362-6255.

school students who were interested in attending one of the 91 Historically Black Colleges and Universities (HBCUs) throughout the country. In the first year of the program, $1 million in MBNA scholarships enabled 70 Delaware students to attend HBCUs. During the year, our president, Charles M. Cawley, received the Thurgood Marshall Scholarship Fund Corporate Leadership Award on behalf of the people of MBNA.

Think of Yourself as a Customer | 27

	MBNA Marketing Systems Headquarters	901 Washington Ave Portland, ME 04103 (800) 626-2488
United States			Canada
Headquarters	32 Washington St.	18 Green Hill Dr.
	Camden, ME 04843	Presque Isle, ME 04769	1600 James Naismith Dr.
MBNA Corporation	(800) 386-6262	(800) 545-2977	Gloucester, Ontario
Wilmington, DE 19884			K1B 5N8
(800) 441-7048	MBNA Marketing	12 Water St.	(888) 871-6262
	Systems	Rockland, ME 04841
United States	Offices	(800) 386-6262	1000 de la Gauchetière
Regional Offices			Suite 4300
	1075 Silver Lake Blvd	100 Main St.	Montréal, Québec
75 Enterprise, Suite 200	Dover, DE 19904	Suite 303	H3B 4W5
Aliso Viejo, CA 92656	(800) 346-2620	Dover, NH 03820	(514) 390-2150
(888) 874-6262		(800) 330-5929
1501 Yamato Rd. Boca Raton, FL 33431 (800) 841-6845	400 Christiana Rd. Newark, DE 19713 (800) 441-7048	320 University Ave. Newark, NJ 07102 (888) 652-6262	Ireland
1501 Yamato Rd.
210 Town Park Drive	Boca Raton, FL 33431	388 S. Main St.	46 St. Stephen’s Green
Kennesaw, GA 30144	(800) 841-6845	Akron, OH 44311	Dublin 2, Ireland
(678) 797-7500		(800) 731-9260	(011) 353-1-619-6000
210 Town Park Drive
11333 McCormick Rd.	Kennesaw, GA 30144	25875 Science Park Dr.	Dublin Road
Hunt Valley, MD 21031	(678) 797-7500	Beachwood, OH 44122	Carrick-on-Shannon
(888) 680-6945		(800) 410-6262	Co Leitrim, Ireland
	11333 McCormick Rd.		(011) 353-7-856-044
1 Hatley Rd.	Hunt Valley, MD 21031	2568 Park Centre Blvd.
Belfast, ME 04915	(888) 680-6945	State College, PA 16801
(800) 843-3526		(800) 471-6262
5 Industrial Pkwy.
320 University Ave	Brunswick, ME 04011	16001 N. Dallas Pkwy.	United Kingdom
Newark, NJ 07102	(800) 645-6682	Dallas, TX 75248
(888) 652-6262		(800) 435-9672	Stansfield House
	274 Front St.		Chester Business Park
9 W. 57th St.	Farmington, ME 04938		Wrexham Rd.
New York, NY 10019	(888) 465-3110		CH4 9QQ
(800) 746-6262			Stansfield House
	50 Pleasant St.		(011) 44-1244-672000
25875 Science Park Dr.	Fort Kent, ME 04743
Beachwood, OH 44122	(888) 336-6262		86 Jermyn St.
(800) 410-6262			London SW1Y 6JD
	16 Godfrey Dr.		United Kingdom
16001 N. Dallas Pkwy.	Orono, ME 04473		(011) 44-207-389-6200
Dallas, TX 75248	(800) 503-6262
(800) 435-9672

28 | Think of Yourself as a Customer

NYSE
NYSE

## Financials

30 Ten-Year Statistical Summary

55 Report of Independent Auditors

56 Consolidated Statements of Financial Condition

57 Consolidated Statements of Income

58 Consolidated Statements of Changes in Stockholders' Equity

59 Consolidated Statements of Cash Flows

60 Notes to the Consolidated Financial Statements

86 Quarterly Data

87 Stock Price Range and Dividends

Think of Yourself as a Customer | 29

MBNA Corporation and Subsidiaries

Ten-Year Statistical Summary

dollars in thousands, except per share amounts

Year Ended December 31,	2001	2000	1999

Income Statement Data for the Year (a)
Net interest income	$1,391,037	$1,178,632	$1,011,234
Provision for possible credit losses	1,140,615	547,309	636,614
Other operating income	6,939,619	5,136,786	4,358,052
Other operating expense	4,474,831	3,647,702	3,077,708
Net income	1,694,291	1,312,532	1,024,423
Per Common Share Data for the Year
Earnings (b)	$1.97	$1.58	$1.26
Earnings—assuming dilution (b)	1.92	1.53	1.21
Dividends	.36	.32	.28
Book value	8.90	7.53	4.97
Ratios
Return on average total assets	4.16%	3.94%	3.62%
Return on average stockholders’ equity	24.07	25.79	27.18
Average receivables to average deposits	80.88	85.79	85.33
Stockholders’ equity to total assets	17.16	17.13	13.61
Loan receivables (c):
Delinquency (d)	4.64	3.89	3.82
Net credit losses (a)	4.20	3.38	3.65
Managed loans (c):
Delinquency	5.09	4.49	4.45
Net credit losses	4.74	4.39	4.33
Net interest margin (e)	8.42	7.08	7.42
Managed Loan Data
At year end:
Loans held for securitization	$9,929,948	$8,271,933	$9,692,616
Loan portfolio	14,703,616	11,682,904	7,971,093
Securitized loans	72,862,487	68,835,884	54,591,804

Total managed loans	$97,496,051	$88,790,721	$72,255,513

Average for the year:
Loans held for securitization	$6,909,840	$8,129,333	$4,071,394
Loan portfolio	13,429,548	9,588,815	10,351,101
Securitized loans	70,560,600	59,726,838	49,706,760

Total managed loans	$90,899,988	$77,444,986	$64,129,255

For the year:
Sales and cash advance volume	$142,261,636	$125,683,731	$105,806,935
Managed Income Statement Data for the Year (a)
Net interest income	$8,204,142	$5,837,109	$5,187,801
Provision for possible credit losses	4,592,629	3,348,289	2,885,149
Other operating income	3,578,528	3,279,289	2,430,020
Other operating expense	4,474,831	3,647,702	3,077,708
Net income	1,694,291	1,312,532	1,024,423
Balance Sheet Data at Year End (a)
Investment securities and money market instruments	$6,577,734	$5,255,615	$4,572,052
Loans held for securitization	9,929,948	8,271,933	9,692,616
Credit card loans	8,261,575	7,798,772	6,060,564
Other consumer loans	6,442,041	3,884,132	1,910,529

Total loan portfolio	14,703,616	11,682,904	7,971,093
Reserve for possible credit losses	(833,423)	(527,573)	(516,261)

Net loan portfolio	13,870,193	11,155,331	7,454,832
Total assets	45,447,945	38,678,096	30,859,132
Total deposits	27,094,745	24,343,595	18,714,753
Long-term debt and bank notes	6,867,033	5,735,635	5,708,880
Stockholders’ equity	7,798,718	6,627,278	4,199,443
Average Balance Sheet Data for the Year (a)
Investment securities and money market instruments	$6,560,000	$5,082,598	$5,797,141
Loans held for securitization	6,909,840	8,129,333	4,071,394
Credit card loans	7,887,115	6,784,742	8,184,713
Other consumer loans	5,542,433	2,804,073	2,166,388

Total loan portfolio	13,429,548	9,588,815	10,351,101
Reserve for possible credit losses	(656,654)	(549,033)	(416,627)

Net loan portfolio	12,772,894	9,039,782	9,934,474
Total assets	40,764,316	33,299,176	28,310,222
Total deposits	25,147,782	20,654,087	16,901,334
Long-term debt and bank notes	6,309,446	5,699,638	5,974,276
Stockholders’ equity	7,039,986	5,088,882	3,769,539
Weighted average common shares outstanding (000)	851,830	820,551	801,020
Weighted average common shares outstanding and common stock equivalents (000)	876,153	846,535	837,083

(a)	In December 2001, MBNA Corporation (“the Corporation”) elected to amend its securitization agreements to transfer the legal right to recoveries from charged-off securitized loans from the Corporation to the securitization transaction cash flows. Previously, the Corporation recognized these recoveries in the reserve for possible credit losses and provision for possible credit losses. The Corporation now includes these recoveries in accounts receivable from securitization and other operating income. For purposes of comparability, certain prior period amounts have been reclassified. This reclassification did not affect the Corporation’s net income, earnings per common share, or managed loan quality ratios.
(b)	Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding, whereas earnings per common share—assuming dilution includes the potential dilutive effect of common stock equivalents in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share.” The Corporation’s common stock equivalents are solely related to employee and director stock options. The Corporation has no other common stock equivalents.

30 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

1998	1997	1996	1995	1994	1993	1992

$806,404	$731,376	$640,477	$544,226	$532,108	$474,323	$357,515
463,372	349,493	275,477	173,875	132,853	115,969	113,398
3,318,237	2,863,346	1,993,176	1,460,317	1,037,956	757,142	593,369
2,407,204	2,223,121	1,626,882	1,246,067	996,110	924,872	565,467
776,266	622,500	474,495	353,099	266,593	207,796	172,732
$1.01	$.80	$.61	$.47	$.35	$.28	$.23
.97	.76	.59	.46	.35	.27	.23
.24	.21	.19	.17	.14	.13	.12
2.90	2.34	1.87	1.48	1.22	1.02	.88
3.38%	3.25%	3.26%	3.09%	3.16%	3.15%	2.96%
36.91	35.56	34.46	35.51	32.70	30.01	28.55
86.04	88.82	92.50	91.60	93.05	85.34	69.98
9.27	9.25	10.00	9.56	9.51	10.51	10.25
3.86	3.93	3.59	3.11	2.60	3.03	3.78
3.42	3.16	2.68	2.31	2.30	2.73	3.15
4.62	4.59	4.28	3.70	3.03	3.27	3.99
4.31	3.97	3.35	2.74	2.59	2.97	3.33
7.47	7.50	7.62	7.42	8.16	8.47	7.22
$1,692,268	$2,900,198	$2,469,974	$3,168,427	$2,299,026	$741,869	$678,000
11,776,099	8,261,876	7,659,078	4,967,491	3,407,974	3,725,509	3,300,650
46,172,739	38,217,786	28,494,481	18,575,786	13,036,864	7,891,140	5,881,479

$59,641,106	$49,379,860	$38,623,533	$26,711,704	$18,743,864	$12,358,518	$9,860,129

$2,577,482	$2,875,212	$2,529,484	$2,269,362	$1,330,011	$642,750	$733,473
9,352,807	7,563,301	6,174,095	4,792,536	4,000,271	3,425,935	2,659,305
40,970,936	32,746,963	22,514,014	15,440,499	9,462,401	6,596,387	5,528,394

$52,901,225	$43,185,476	$31,217,593	$22,502,397	$14,792,683	$10,665,072	$8,921,172

$82,968,874	$66,399,425	$48,666,129	$34,272,909	$25,078,918	$17,889,747	$14,523,570
$4,313,576	$3,523,987	$2,598,437	$1,849,475	$1,343,217	$1,017,574	$756,096
2,333,461	1,732,218	1,087,742	627,832	393,202	321,576	303,497
1,681,154	1,453,460	847,481	609,025	487,196	419,498	384,887
2,407,204	2,223,121	1,626,882	1,246,067	996,110	924,872	565,467
776,266	622,500	474,495	353,099	266,593	207,796	172,732
$5,440,939	$4,594,709	$3,194,664	$2,669,402	$2,269,081	$1,440,684	$1,345,995
1,692,268	2,900,198	2,469,974	3,168,427	2,299,026	741,869	678,000
8,975,051	5,830,221	5,722,299	4,090,553	2,882,232	2,949,995	2,659,007
2,801,048	2,431,655	1,936,779	876,938	525,742	775,514	641,643

11,776,099	8,261,876	7,659,078	4,967,491	3,407,974	3,725,509	3,300,650
(296,474)	(211,744)	(184,720)	(134,295)	(123,335)	(113,310)	(108,435)

11,479,625	8,050,132	7,474,358	4,833,196	3,284,639	3,612,199	3,192,215
25,806,260	21,305,513	17,035,342	13,228,889	9,671,858	7,319,756	6,454,511
15,407,040	12,913,213	10,151,686	8,608,914	6,632,489	5,241,883	4,568,791
5,939,025	5,478,917	3,950,358	2,657,600	1,687,357	779,553	470,601
2,391,035	1,970,050	1,704,308	1,265,058	919,578	769,131	661,290
$4,905,943	$3,851,867	$2,927,351	$2,451,783	$1,684,316	$1,364,350	$1,572,911
2,577,482	2,875,212	2,529,484	2,269,362	1,330,011	642,750	733,473
6,820,538	5,456,349	4,907,814	4,160,230	3,207,110	2,735,191	2,050,487
2,532,269	2,106,952	1,266,281	632,306	793,161	690,744	608,818

9,352,807	7,563,301	6,174,095	4,792,536	4,000,271	3,425,935	2,659,305
(256,676)	(204,765)	(155,768)	(128,403)	(118,538)	(111,253)	(105,900)

9,096,131	7,358,536	6,018,327	4,664,133	3,881,733	3,314,682	2,553,405
22,982,349	19,125,282	14,571,288	11,425,721	8,432,511	6,596,419	5,829,052
13,866,645	11,752,887	9,408,843	7,709,840	5,728,432	4,767,669	4,847,911
5,873,122	4,639,430	3,029,250	2,212,591	1,199,520	537,609	116,301
2,103,043	1,750,459	1,377,072	994,287	815,243	692,460	605,079
751,856	751,837	751,812	751,839	751,840	751,840	752,360
789,421	789,801	778,473	770,464	762,515	760,118	760,187

(c)	In December 2000, the Corporation implemented the Federal Financial Institutions Examination Council’s (“FFIEC”) revised policy on the classification of consumer loans. Without the one-time FFIEC adjustment, loan delinquency and managed loan delinquency would have been 4.19% and 4.94%, respectively, at December 31, 2000, and loan receivable net credit losses, managed net credit losses, and managed net interest margin would have been 3.03%, 3.94%, and 7.14%, respectively, for the year ended December 31, 2000.
(d)	Loan delinquency does not include loans held for securitization or securitized loans.
(e)	Managed net interest margin is presented on a fully taxable equivalent basis.

Think of Yourself as a Customer | 31

MBNA Corporation and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion is intended to further the reader’s understanding of the consolidated financial statements, financial condition, and results of operations of MBNA Corporation. It should be read in conjunction with the consolidated financial statements, notes, and tables included in this report. For purposes of comparability, certain prior period amounts have been reclassified. The reclassification did not affect the Corporation’s net income, earnings per common share, or managed loan quality ratios.

INTRODUCTION

MBNA Corporation (“the Corporation”), a bank holding company located in Wilmington, Delaware, is the parent company of MBNA America Bank, N.A. (“the Bank”), a national bank and the Corporation’s principal subsidiary. The Bank has two wholly owned foreign bank subsidiaries, MBNA Europe Bank Limited (“MBNA Europe”) located in the United Kingdom and MBNA Canada Bank (“MBNA Canada”) located in Canada. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of endorsed credit cards, marketed primarily to members of associations and customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers insurance and deposit products. The Corporation is also the parent of MBNA America (Delaware), N.A. (“MBNA Delaware”), which offers home equity loans and business card products.

The Corporation’s primary business is giving our Customers the ability to have what they need today and pay for it out of future income by lending money through credit card and other consumer loans. The Corporation obtains funds to make these loans to its Customers primarily through raising deposits, the issuance of short-term and long-term debt, and the process of asset securitization. Asset securitization removes loan receivables from the consolidated statement of financial condition through the sale of loan receivables to a trust. The trust sells securities backed by those loan receivables to investors. The trusts are independent of the Corporation and the Corporation has no control over the trusts. The Corporation receives interest and fee income from its loan Customers, which the Corporation uses to pay operating and business development expenses, cover its credit losses, and pay interest expense to its depositors, creditors, and investors for the use of their funds.

The Corporation generates interest and other income through finance charges assessed on outstanding loan receivables, securitization income, interchange income, credit card and other fees, insurance income, and interest earned on investment securities, money market instruments, and other interest-earning assets. The Corporation’s primary costs are the costs of funding its loan receivables, investment securities, and other assets, which include interest paid on deposits, short-term borrowings, and long-term debt and bank notes; credit losses; royalties paid to endorsing organizations and financial institutions; business development and operating expenses; and income taxes.

EARNINGS SUMMARY

Net income for 2001 increased 29.1% to $1.7 billion or $1.92 per common share from $1.3 billion or $1.53 per common share in 2000. Net income for 2000 increased 28.1% from $1.0 billion or $1.21 per common share in 1999. Earnings per common share amounts are presented assuming dilution.

The overall growth in earnings for 2001 was primarily attributable to the growth in the Corporation’s managed loans outstanding and an increase in the managed net interest margin, offset by higher credit losses and other operating expenses. Managed loans consist of the Corporation’s loans held for securitization, loan portfolio, and securitized loans. The Corporation’s average managed loans increased 17.4% to $90.9 billion for 2001 from $77.4 billion for 2000. Total managed loans at December 31, 2001 were $97.5 billion, an $8.7 billion increase from December 31, 2000. The increase in the managed net interest margin to 8.42% in 2001 from 7.08% in 2000 reflects actions by the Federal Open Market Committee (“FOMC”) of the Federal Reserve throughout 2001 which impacted overall market interest rates and decreased the Corporation’s on-balance-sheet and securitization funding costs. During 2001, the Corporation acquired 439 new endorsements from organizations and added 9.5 million new accounts. The Corporation’s average managed loans increased 20.8% for 2000 to $77.4 billion from 1999 levels. Total managed loans at December 31, 2000 were $88.8 billion, a $16.5 billion increase from December 31, 1999. The growth in managed loans for 2000 includes the $5.7 billion acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation in September 2000. The managed net interest margin decreased for 2000 to 7.08% from 7.42% in 1999. During 2000, the Corporation acquired 459 new

32 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

endorsements from organizations and added 13.7 million new accounts. The growth in managed loans for 2001 and 2000 was a result of the Corporation’s continued marketing efforts and loan portfolio acquisitions.

The Corporation continues to be an active participant in the asset securitization market. Asset securitization removes loan receivables from the consolidated statement of financial condition by the sale of loan receivables to investors, generally through a trust, that qualifies as a sale under generally accepted accounting principles. The Corporation continues to own and service the accounts that generate the loan receivables sold to the trust. Asset securitization converts interest income, interchange income, credit card and other fees, insurance income, and recoveries in excess of interest paid to investors, credit losses, and other trust expenses into securitization income. The Corporation had $72.9 billion of securitized loans at December 31, 2001 and $68.8 billion of securitized loans at December 31, 2000. During 2001, the Corporation securitized $12.4 billion of credit card loan receivables, as compared to $15.8 billion of credit card and other consumer loan receivables during 2000. In addition, the Corporation assumed $3.9 billion of previously securitized credit card loan receivables during 2000 as part of the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation.

The Corporation’s return on average total assets for 2001 increased to 4.16% from 3.94% for 2000 and 3.62% for 1999. The increases in the return on average total assets are a result of the Corporation’s net income growing faster than its average total assets as a result of asset securitization. The Corporation’s return on average stockholders’ equity was 24.07% for 2001, as compared to 25.79% for 2000 and 27.18% for 1999. The lower return on average stockholders’ equity during 2001 and 2000 was primarily a result of an increase in average stockholders’ equity from the issuance of 50 million shares of common stock in August 2000 for $1.6 billion, net of issuance costs.

NET INTEREST INCOME

Net interest income represents interest income on total interest-earning assets, on a fully taxable equivalent basis where appropriate, less interest expense on total interest-bearing liabilities. Table 3 illustrates the impact that rate and volume changes had on the Corporation’s net interest income for the years presented. Fully taxable equivalent basis represents the income on total interest-earning assets that is either tax-exempt or taxed at a reduced rate, adjusted to give effect to the prevailing incremental federal income tax rate, and adjusted for nondeductible carrying costs and state income taxes, where applicable. Yield calculations, where appropriate, include these adjustments.

Net interest income, on a fully taxable equivalent basis, increased $211.7 million to $1.4 billion for 2001 from 2000. Average interest-earning assets increased $4.3 billion for 2001 from 2000, primarily as a result of an increase in average loan receivables of $2.6 billion. The yield on average interest-earning assets decreased 68 basis points to 11.50% for 2001 from 2000. Average interest-bearing liabilities increased $4.9 billion for 2001 from 2000, primarily as a result of an increase of $4.3 billion in average interest-bearing deposits. The decrease in the rate paid on average interest-bearing liabilities of 63 basis points to 5.82% for 2001 from 6.45% in 2000 reflects actions by the FOMC throughout 2001 which impacted overall market interest rates and lowered the Corporation’s cost of funds. The net impact of the changes in interest rates on the Corporation’s net interest income was a $60.6 million increase in 2001, compared to a decrease of $72.5 million in 2000.

Net interest income, on a fully taxable equivalent basis, increased $167.8 million to $1.2 billion for 2000 from 1999. Average interest-earning assets increased $2.7 billion for 2000 from 1999. The yield on average interest-earning assets increased 96 basis points to 12.18% for 2000 from 1999, primarily as a result of a change in the mix of interest-earning assets to higher yielding loan receivables from lower yielding investment securities and money market instruments. Average interest-bearing liabilities increased $3.3 billion for 2000 from 1999 resulting from an increase of $3.6 billion in average domestic interest-bearing deposits, which were used to fund the increase in average interest-earning assets, accounts receivable from securitization, and the value of acquired Customer accounts. The rate paid on average interest-bearing liabilities increased 66 basis points to 6.45% for 2000 from 1999 which reflected actions by the FOMC throughout 2000 which impacted overall market interest rates and raised the Corporation’s cost of funds.

The Corporation’s net interest margin, on a fully taxable equivalent basis, was 5.00% for 2001, as compared to 5.01% for 2000 and 4.86% for 1999. The net interest margin represents net interest income on a fully taxable equivalent basis expressed as a percentage of average total interest-earning assets. The actions by the FOMC throughout 2001 which impacted overall market rates did not have as large an effect on the Corporation’s net interest margin as on the Corporation’s managed net interest margin, since the Corporation’s on-balance-sheet interest-bearing liabilities have a higher percentage of fixed-rate funding sources and are therefore less sensitive to interest rate changes than the Corporation’s securitization transactions, which primarily have variable rates.

Think of Yourself as a Customer | 33

MBNA Corporation and Subsidiaries

The Corporation’s on-balance-sheet interest-bearing liabilities fund the Corporation’s loan receivables as well as its lower yielding investment securities and money market instruments and noninterest-earning assets, thereby reducing net interest income and the net interest margin. The Corporation’s securitization transactions are used to fund the Corporation’s securitized loans.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS

The Corporation seeks to maintain its investment securities and money market instruments position at a level appropriate for the Corporation’s liquidity needs. The Corporation’s average investment securities and average money market instruments are affected by the timing of receipt of funds from asset securitizations, deposits, loan payments, long-term debt and bank notes, and maturities of investment securities. Funds received from these sources are generally invested in short-term, liquid money market instruments and investment securities available-for-sale until the funds are needed for loan growth and other liquidity needs. In addition, the Corporation increased its liquidity position in the fourth quarter of 2001 in anticipation of possible market disruptions in response to the tragic events on September 11, 2001. Average investment securities and money market instruments as a percentage of average interest-earning assets were 23.5% for 2001, compared to 21.5% for 2000 and 27.8% for 1999.

Interest income on investment securities for 2001, on a fully taxable equivalent basis, decreased to $169.4 million from 2000. The decrease in interest income on investment securities for 2001 was a result of an 82 basis point decrease in the yield earned on average investment securities, offset by an increase in average investment securities of $269.4 million for 2001 from 2000. Interest income on investment securities, on a fully taxable equivalent basis, increased to $180.9 million in 2000 from 1999. The increase in interest income on investment securities for 2000 was primarily the result of a $524.2 million increase in average investment securities from 1999. In addition, the yield earned on average investment securities increased 50 basis points for 2000 from 1999.

Money market instruments include interest-earning time deposits in other banks and federal funds sold and securities purchased under resale agreements. Interest income on money market instruments was $128.0 million for 2001 as average money market instruments increased $1.2 billion for 2001. This higher level of average money market instruments was offset by a decrease of 235 basis points in the yield earned on average money market instruments from 2000. Interest income on money market instruments decreased $40.3 million to $127.2 million for 2000. The decrease in interest income on money market instruments for 2000 was primarily a result of a decrease of $1.2 billion in average money market instruments from 1999, offset by a 118 basis point increase in the yield earned on these instruments.

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

OTHER INTEREST-EARNING ASSETS

Interest income on other interest-earning assets increased $22.7 million to $117.4 million for 2001 from 2000, as compared to an increase of $17.2 million to $94.7 million for 2000 from 1999 as a result of increases in the level of other interest-earning assets. The Corporation adopted Emerging Issues Task Force Issue 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”) on April 1, 2001. As a result, the Corporation now records accretion of interest income related to beneficial interests retained in a securitization transaction accounted for as a sale as interest income in the Corporation’s consolidated statement of income. This income was previously recorded as securitization income in the Corporation’s consolidated statement of income. The Corporation includes these retained beneficial interests in accounts receivable from securitization on the consolidated statement of financial condition. The implementation of EITF 99-20 did not impact the Corporation’s consolidated net income.

LOAN RECEIVABLES

Loan receivables consist of the Corporation’s loans held for securitization and loan portfolio.

Interest income generated by the Corporation’s loan receivables increased $322.1 million to $2.8 billion for 2001 from 2000. The increase for 2001 was primarily the result of an increase in average loan receivables of $2.6 billion from 2000. The yield earned by the Corporation for 2001 on these receivables decreased 21 basis points to 13.73%.

34 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

During 2000, interest income on loan receivables increased $510.6 million to $2.5 billion from 1999. The increase in interest income during 2000 was primarily the result of a $3.3 billion increase in average loan receivables. The yield earned by the Corporation for 2000 on these receivables increased 35 basis points to 13.94%.

Table 1 presents the Corporation’s loan receivables at year end distributed by loan type, excluding securitized loans. Loan receivables increased 23.4% to $24.6 billion at December 31, 2001, as compared to $20.0 billion and $17.7 billion at December 31, 2000 and 1999, respectively.

Domestic credit card loan receivables increased to $14.4 billion at December 31, 2001, from $13.0 billion at December 31, 2000 and 1999. The increase in domestic credit card loan receivables was a result of growth in the Corporation’s net loan originations, portfolio acquisitions, and previously securitized loans amortizing back into the Corporation’s loan portfolio, offset by the securitization of loan receivables. The Corporation acquired $706.7 million of domestic credit card loan receivables during 2001. In addition, the Corporation securitized $10.8 billion of domestic credit card loan receivables, while $7.9 billion of previously securitized domestic credit card loan receivables amortized back into the Corporation’s loan portfolio during 2001.

During 2000, domestic credit card loan receivables remained unchanged from 1999 as domestic credit card loan originations through marketing programs and domestic credit card loan portfolio acquisitions were offset by a net increase in securitized domestic credit card loan receivables. The Corporation acquired $3.1 billion of domestic credit card loan receivables during 2000. As part of the 2000 acquisition activity, the Corporation acquired the consumer and commercial revolving credit loan portfolio from First Union Corporation, of which $1.6 billion of domestic credit card loan receivables were recorded. In addition, the Corporation assumed $3.9 billion of previously securitized domestic credit card loans as part of the First Union Corporation portfolio acquisition.

During 2000, the Corporation securitized $12.5 billion of domestic credit card loan receivables, while $5.2 billion of previously securitized domestic credit card loan receivables amortized back into the Corporation’s loan portfolio. The yield on average domestic credit card loan receivables was 13.61% for 2001, as compared to 13.99% for 2000 and 13.49% for 1999.

Domestic other consumer loan receivables increased to $6.1 billion at December 31, 2001, compared to $3.8 billion and $2.3 billion at December 31, 2000 and 1999, respectively. The increase in domestic other consumer loan receivables during 2001 and 2000 was a result of loan growth in the Corporation’s lines of credit accessed through checks and sales finance accounts. In addition, domestic other consumer loan receivables increased during 2000 as a result of the consumer loan portfolio acquisitions of $465.3 million, which included $251.4 million from First Union Corporation. The yield on average domestic other consumer loan receivables was 15.01% for 2001, as compared to 15.03% for 2000 and 14.06%

Table 1: Loan Receivables Distribution

dollars in thousands |

December 31,	2001		2000		1999

Loans Held for Securitization (a)
Domestic:
Credit card	$7,943,965	32.2%	$6,396,652	32.1%	$7,835,429	44.3%
Other consumer	1,032,697	4.2	1,022,756	5.1	1,001,271	5.7

Total domestic loans held for securitization	8,976,662	36.4	7,419,408	37.2	8,836,700	50.0
Foreign (b)	953,286	3.9	852,525	4.3	855,916	4.9

Total loans held for securitization	9,929,948	40.3	8,271,933	41.5	9,692,616	54.9
Loan Portfolio
Domestic:
Credit card	6,439,471	26.1	6,612,913	33.1	5,116,381	28.9
Other consumer	5,094,198	20.7	2,799,289	14.0	1,268,019	7.2

Total domestic loan portfolio	11,533,669	46.8	9,412,202	47.1	6,384,400	36.1
Foreign (b)	3,169,947	12.9	2,270,702	11.4	1,586,693	9.0

Total loan portfolio	14,703,616	59.7	11,682,904	58.5	7,971,093	45.1

Total loan receivables	$24,633,564	100.0%	$19,954,837	100.0%	$17,663,709	100.0%

[Additional columns below]

[Continued from above table, first column(s) repeated]

December 31,	1998		1997

Loans Held for Securitization (a)
Domestic:
Credit card	$1,135,004	8.4%	$2,297,400	20.6%
Other consumer	114,747	.9	—	—

Total domestic loans held for securitization	1,249,751	9.3	2,297,400	20.6
Foreign (b)	442,517	3.3	602,798	5.4

Total loans held for securitization	1,692,268	12.6	2,900,198	26.0
Loan Portfolio
Domestic:
Credit card	7,981,106	59.2	5,475,933	49.0
Other consumer	2,748,511	20.4	2,187,216	19.6

Total domestic loan portfolio	10,729,617	79.6	7,663,149	68.6
Foreign (b)	1,046,482	7.8	598,727	5.4

Total loan portfolio	11,776,099	87.4	8,261,876	74.0

Total loan receivables	$13,468,367	100.0%	$11,162,074	100.0%

(a)	Loans held for securitization includes the lesser of loans eligible for securitization or sale, or loans which management intends to securitize or sell within one year, and loans which were originated through certain endorsing organizations or financial institutions who have the contractual right to purchase the loans from the Corporation at fair value.

(b)	Note U to the audited consolidated financial statements provides the foreign loan distribution between credit card and other consumer loans.

Think of Yourself as a Customer | 35

MBNA Corporation and Subsidiaries

Table 2: Statements of Average Balances, Yields and Rates, Income or Expense

dollars in thousands, yields and rates on a fully taxable equivalent basis |

Years Ended December 31,	2001			2000

	Average	Yield/	Income	Average	Yield/	Income
	Balance	Rate	or Expense	Balance	Rate	or Expense

Assets
Interest-earning assets:
Money market instruments:
Interest-earning time deposits in other banks:
Domestic	$1,199	3.59%	$43	$9,562	5.65%	$540
Foreign	1,690,774	4.22	71,298	1,324,770	6.28	83,187

Total interest-earning time deposits in other banks	1,691,973	4.22	71,341	1,334,332	6.27	83,727
Federal funds sold and securities purchased under resale agreements	1,526,879	3.71	56,651	676,512	6.43	43,486

Total money market instruments	3,218,852	3.98	127,992	2,010,844	6.33	127,213
Investment securities (a):
Taxable	3,238,438	5.08	164,577	2,969,987	5.86	174,109
Tax-exempt (b)	102,710	4.68	4,807	101,767	6.65	6,763

Total investment securities	3,341,148	5.07	169,384	3,071,754	5.89	180,872
Other interest-earning assets (a)	978,190	12.00	117,383	788,996	12.00	94,680
Loan receivables:
Loans held for securitization:
Domestic:
Credit card	5,178,099	14.09	729,534	6,052,151	14.25	862,372
Other consumer	605,683	15.11	91,536	1,043,722	15.62	163,037

Total domestic loans held for securitization	5,783,782	14.20	821,070	7,095,873	14.45	1,025,409
Foreign	1,126,058	13.17	148,349	1,033,460	13.20	136,383

Total loans held for securitization	6,909,840	14.03	969,419	8,129,333	14.29	1,161,792
Loan portfolio:
Domestic:
Credit card	6,368,297	13.22	841,783	5,706,303	13.71	782,454
Other consumer	4,388,008	14.99	657,818	1,988,794	14.72	292,829

Total domestic loan portfolio	10,756,305	13.94	1,499,601	7,695,097	13.97	1,075,283
Foreign	2,673,243	12.08	323,006	1,893,718	12.30	232,886

Total loan portfolio	13,429,548	13.57	1,822,607	9,588,815	13.64	1,308,169

Total loan receivables	20,339,388	13.73	2,792,026	17,718,148	13.94	2,469,961

Total interest-earning assets	27,877,578	11.50	3,206,785	23,589,742	12.18	2,872,726
Cash and due from banks	744,798			676,007
Premises and equipment, net	1,972,000			1,695,014
Other assets	10,826,594			7,887,446
Reserve for possible credit losses	(656,654)			(549,033)

Total assets	$40,764,316			$33,299,176

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Domestic:
Time deposits	$17,999,374	6.43	1,157,995	$14,502,004	6.39	927,297
Money market deposit accounts	5,534,407	4.51	249,425	4,615,183	6.17	284,821
Interest-bearing transaction accounts	43,675	3.46	1,513	39,635	5.15	2,041
Savings accounts	16,967	2.99	508	9,208	5.09	469

Total domestic interest-bearing deposits	23,594,423	5.97	1,409,441	19,166,030	6.34	1,214,628
Foreign:
Time deposits	701,937	5.02	35,265	801,631	5.73	45,947

Total interest-bearing deposits	24,296,360	5.95	1,444,706	19,967,661	6.31	1,260,575
Borrowed funds:
Short-term borrowings:
Domestic	383,638	4.39	16,858	88,415	6.11	23,739
Foreign	179,993	4.39	7,908	179,917	5.79	10,413

Total short-term borrowings	563,631	4.39	24,766	568,332	6.01	34,152
Long-term debt and bank notes (c):
Domestic	4,620,270	5.23	241,805	4,610,744	7.03	323,955
Foreign	1,689,176	6.09	102,788	1,088,894	6.71	73,045

Total long-term debt and bank notes	6,309,446	5.46	344,593	5,699,638	6.97	397,000

Total borrowed funds	6,873,077	5.37	369,359	6,267,970	6.88	431,152

Total interest-bearing liabilities	31,169,437	5.82	1,814,065	26,235,631	6.45	1,691,727
Noninterest-bearing deposits	851,422			686,426
Other liabilities	1,703,471			1,288,237

Total liabilities	33,724,330			28,210,294
Stockholders’ equity	7,039,986			5,088,882

Total liabilities and stockholders’ equity	$40,764,316			$33,299,176

Net interest income			$1,392,720			$1,180,999

Net interest margin		5.00			5.01
Interest rate spread		5.68			5.73

[Additional columns below]

[Continued from above table, first column(s) repeated]

Year Ended December 31,	1999

	Average	Yield/	Income
	Balance	Rate	or Expense

Assets
Interest-earning assets:
Money market instruments:
Interest-earning time deposits in other banks:
Domestic	$3,450	3.91%	$135
Foreign	2,309,914	5.20	120,099

Total interest-earning time deposits in other banks	2,313,364	5.20	120,234
Federal funds sold and securities purchased under resale agreements	936,265	5.05	47,264

Total money market instruments	3,249,629	5.15	167,498
Investment securities (a):
Taxable	2,451,511	5.38	131,818
Tax-exempt (b)	96,001	5.75	5,519

Total investment securities	2,547,512	5.39	137,337
Other interest-earning assets (a)	645,576	12.00	77,469
Loan receivables:
Loans held for securitization:
Domestic:
Credit card	2,644,375	13.66	361,186
Other consumer	518,921	13.76	71,384

Total domestic loans held for securitization	3,163,296	13.67	432,570
Foreign	908,098	13.52	122,735

Total loans held for securitization	4,071,394	13.64	555,305
Loan portfolio:
Domestic:
Credit card	7,183,094	13.43	964,912
Other consumer	1,988,622	14.14	281,117

Total domestic loan portfolio	9,171,716	13.59	1,246,029
Foreign	1,179,385	13.40	158,034

Total loan portfolio	10,351,101	13.56	1,404,063

Total loan receivables	14,422,495	13.59	1,959,368

Total interest-earning assets	20,865,212	11.22	2,341,672
Cash and due from banks	541,644
Premises and equipment, net	1,651,977
Other assets	5,668,016
Reserve for possible credit losses	(416,627)

Total assets	$28,310,222

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Domestic:
Time deposits	$11,193,882	5.90	660,933
Money market deposit accounts	4,308,305	5.01	215,705
Interest-bearing transaction accounts	36,895	4.27	1,574
Savings accounts	37,808	4.33	1,636

Total domestic interest-bearing deposits	15,576,890	5.65	879,848
Foreign:
Time deposits	742,210	5.33	39,578

Total interest-bearing deposits	16,319,100	5.63	919,426
Borrowed funds:
Short-term borrowings:
Domestic	441,993	5.67	25,047
Foreign	222,383	5.08	11,290

Total short-term borrowings	664,376	5.47	36,337
Long-term debt and bank notes (c):
Domestic	5,450,998	6.18	336,728
Foreign	523,278	6.88	36,015

Total long-term debt and bank notes	5,974,276	6.24	372,743

Total borrowed funds	6,638,652	6.16	409,080

Total interest-bearing liabilities	22,957,752	5.79	1,328,506
Noninterest-bearing deposits	582,234
Other liabilities	1,000,697

Total liabilities	24,540,683
Stockholders’ equity	3,769,539

Total liabilities and stockholders’ equity	$28,310,222

Net interest income			$1,013,166

Net interest margin		4.86
Interest rate spread		5.43

(a)	Average balances for investment securities available-for-sale and other interest-earning assets are based on market values; if these securities were carried at amortized cost, there would not be a material impact on the net interest margin.

(b)	The fully taxable equivalent adjustment for the years ended December 31, 2001, 2000, and 1999, was $1,683, $2,367, and $1,932, respectively.

(c)	Includes the impact of interest rate swap agreements and foreign exchange swap agreements used to change a portion of fixed-rate funding sources to floating-rate funding sources.

36 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

Table 3: Rate-Volume Variance Analysis (a)

dollars in thousands, on a fully taxable equivalent basis |

Year Ended December 31,	2001 Compared to 2000

	Volume	Rate	Total
Interest-Earning Assets
Money market instruments:
Interest-earning time deposits in other banks:
Domestic	$(351)	$(146)	$(497)
Foreign	19,534	(31,423)	(11,889)

Total interest-earning time deposits in other banks	19,183	(31,569)	(12,386)
Federal funds sold and securities purchased under resale agreements	37,368	(24,203)	13,165

Total money market instruments	56,551	(55,772)	779
Investment securities:
Taxable	14,890	(24,422)	(9,532)
Tax-exempt	62	(2,018)	(1,956)

Total investment securities	14,952	(26,440)	(11,488)
Other interest-earning assets	22,703	—	22,703
Loan receivables:
Loans held for securitization:
Domestic:
Credit card	(123,245)	(9,593)	(132,838)
Other consumer	(66,360)	(5,141)	(71,501)

Total domestic loans held for securitization	(189,605)	(14,734)	(204,339)
Foreign	12,199	(233)	11,966

Total loans held for securitization	(177,406)	(14,967)	(192,373)
Loan portfolio:
Domestic:
Credit card	88,279	(28,950)	59,329
Other consumer	359,577	5,412	364,989

Total domestic loan portfolio	447,856	(23,538)	424,318
Foreign	94,258	(4,138)	90,120

Total loan portfolio	542,114	(27,676)	514,438

Total loan receivables	364,708	(42,643)	322,065

Total interest income	458,914	(124,855)	334,059

Interest-Bearing Liabilities
Interest-bearing deposits:
Domestic:
Time deposits	224,970	5,728	230,698
Money market deposit accounts	50,229	(85,625)	(35,396)
Interest-bearing transaction accounts	192	(720)	(528)
Savings accounts	286	(247)	39

Total domestic interest-bearing deposits	275,677	(80,864)	194,813
Foreign:
Time deposits	(5,360)	(5,322)	(10,682)

Total interest-bearing deposits	270,317	(86,186)	184,131
Borrowed funds:
Short-term borrowings:
Domestic	(289)	(6,592)	(6,881)
Foreign	4	(2,509)	(2,505)

Total short-term borrowings	(285)	(9,101)	(9,386)
Long-term debt and bank notes:
Domestic	668	(82,818)	(82,150)
Foreign	37,067	(7,324)	29,743

Total long-term debt and bank notes	37,735	(90,142)	(52,407)

Total borrowed funds	37,450	(99,243)	(61,793)

Total interest expense	307,767	(185,429)	122,338

Net interest income	$151,147	$60,574	$211,721

[Additional columns below]

[Continued from above table, first column(s) repeated]

Year Ended December 31,	2000 Compared to 1999

	Volume	Rate	Total
Interest-Earning Assets
Money market instruments:
Interest-earning time deposits in other banks:
Domestic	$324	$81	$405
Foreign	(58,376)	21,464	(36,912)

Total interest-earning time deposits in other banks	(58,052)	21,545	(36,507)
Federal funds sold and securities purchased under resale agreements	(14,918)	11,140	(3,778)

Total money market instruments	(72,970)	32,685	(40,285)
Investment securities:
Taxable	29,642	12,649	42,291
Tax-exempt	346	898	1,244

Total investment securities	29,988	13,547	43,535
Other interest-earning assets	17,211	—	17,211
Loan receivables:
Loans held for securitization:
Domestic:
Credit card	484,922	16,264	501,186
Other consumer	80,821	10,832	91,653

Total domestic loans held for securitization	565,743	27,096	592,839
Foreign	16,602	(2,954)	13,648

Total loans held for securitization	582,345	24,142	606,487
Loan portfolio:
Domestic:
Credit card	(202,121)	19,663	(182,458)
Other consumer	24	11,688	11,712

Total domestic loan portfolio	(202,097)	31,351	(170,746)
Foreign	88,788	(13,936)	74,852

Total loan portfolio	(113,309)	17,415	(95,894)

Total loan receivables	469,036	41,557	510,593

Total interest income	443,265	87,789	531,054
Interest-Bearing Liabilities
Interest-bearing deposits:
Domestic:
Time deposits	207,978	58,386	266,364
Money market deposit accounts	16,202	52,914	69,116
Interest-bearing transaction accounts	123	344	467
Savings accounts	(1,415)	248	(1,167)

Total domestic interest-bearing deposits	222,888	111,892	334,780
Foreign:
Time deposits	3,291	3,078	6,369

Total interest-bearing deposits	226,179	114,970	341,149
Borrowed funds:
Short-term borrowings:
Domestic	(3,181)	1,873	(1,308)
Foreign	(2,330)	1,453	(877)

Total short-term borrowings	(5,511)	3,326	(2,185)
Long-term debt and bank notes:
Domestic	(55,676)	42,903	(12,773)
Foreign	37,965	(935)	37,030

Total long-term debt and bank notes	(17,711)	41,968	24,257

Total borrowed funds	(23,222)	45,294	22,072

Total interest expense	202,957	160,264	363,221

Net interest income	$240,308	$(72,475)	$167,833

(a)	The rate-volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.

for 1999. The Corporation’s domestic other consumer loans typically have higher delinquency and charge-off rates than the Corporation’s domestic credit card loans. As a result, the Corporation generally charges higher interest rates on its domestic other consumer loans than on its domestic credit card loans.

In 2001, the Corporation’s domestic other consumer loans also increased as the Corporation elected to fund certain receivables through two on-balance-sheet financings totaling $1.0 billion, which are included in short-term borrowings in the Corporation’s consolidated statement of financial condition. The growth in the Corporation’s domestic other consumer loans for 2000 was offset by the securitization of $1.6 billion of domestic other consumer loans.

The Corporation originates and sells home equity loans through MBNA Delaware. The net gains realized by the Corporation from the sale of its home equity loans were not material to the Corporation’s consolidated statement of income for 2001, 2000, and 1999.

Foreign loan receivables increased $1.0 billion to $4.1 billion at December 31, 2001, as compared to $3.1 billion at December 31, 2000, and $2.4 billion at December 31, 1999. The growth in

Think of Yourself as a Customer | 37

MBNA Corporation and Subsidiaries

foreign loan receivables for 2001 and 2000 was primarily a result of marketing programs at the Corporation’s two foreign bank subsidiaries, MBNA Europe and MBNA Canada. During 2001, MBNA Europe acquired approximately $396.2 million of credit card loan receivables. The Corporation securitized approximately $1.5 billion of foreign credit card loan receivables in 2001, offset by $420.9 million of previously securitized foreign loans which amortized back into the Corporation’s loan portfolio or matured. The Corporation securitized approximately $1.7 billion of foreign credit card loan receivables in 2000, offset by $301.4 million of previously securitized foreign loans which amortized or matured. The yield on average foreign loan receivables was 12.41% for 2001, as compared to 12.62% and 13.45% for 2000 and 1999, respectively. The decline in the yield on average foreign loan receivables reflects reduced rates offered on MBNA Europe’s loan products to attract and retain Customers and grow loan receivables during 2000.

Note G to the audited consolidated financial statements provides further detail regarding the Corporation’s loan receivables.

DEPOSITS
Total interest expense on deposits was $1.4 billion for 2001, compared to $1.3 billion for 2000. The increase in interest expense on deposits of $184.1 million during 2001 was primarily the result of a $4.3 billion increase in average interest-bearing deposits, offset by a 36 basis point decrease in the rate paid on average interest-bearing deposits. The decrease in the rate paid on average interest-bearing deposits reflects actions by the FOMC throughout 2001 which impacted overall market interest rates and decreased the Corporation’s on-balance-sheet funding costs.

The Corporation’s money market deposit accounts are variable rate products. In addition, the Corporation’s foreign time deposits, although fixed-rate in nature, generally mature within one year. Therefore, the lower market interest rates in 2001 decreased the rate paid on average money market deposit accounts and average foreign time deposits during the twelve months ended December 31, 2001, as compared to 2000. However, the Corporation’s domestic time deposits are primarily fixed-rate deposits with maturities that range from six months to five years, thus lower market interest rates in 2001 did not lower the average rate paid on the Corporation’s average domestic time deposits in 2001, as compared to 2000.

Total interest expense on deposits increased to $1.3 billion for 2000, compared to $919.4 million for 1999. The increase in interest expense on deposits during 2000 was primarily the result of a $3.6 billion increase in average interest-bearing deposits, in addition to a 68 basis point increase in the rate paid on average interest-bearing deposits. The increase in the rate paid on average interest-bearing deposits reflects actions by the FOMC throughout 2000 and 1999 which impacted overall market interest rates and increased the Corporation’s on-balance-sheet funding costs.

The increases in average interest-bearing deposits for 2001 and 2000 were a result of the Corporation’s continued emphasis on marketing domestic certificates of deposit and money market deposit accounts to members of certain endorsing organizations, as well as obtaining other domestic deposits through the use of third-party intermediaries, to fund loan and other asset growth and to diversify funding sources.

BORROWED FUNDS
Borrowed funds include both short-term borrowings and long-term debt and bank notes.

Interest expense on short-term borrowings decreased to $24.8 million for 2001, compared to $34.2 million and $36.3 million for 2000 and 1999, respectively. The decrease in interest expense on short-term borrowings for 2001 was primarily a result of a decrease of 162 basis points in the rate paid on average short-term borrowings which reflected the decrease in market rates throughout 2001. The decrease in interest expense on short-term borrowings for 2000 was primarily a result of a decrease of $96.0 million in average short-term borrowings, offset by a 54 basis point increase in the rate paid on average short-term borrowings.

Note K to the audited consolidated financial statements provides further detail regarding the Corporation’s short-term borrowings.

Interest expense on long-term debt and bank notes decreased to $344.6 million for 2001, as compared to $397.0 million for 2000 and $372.7 million for 1999. The decrease in interest expense on long-term debt and bank notes during 2001 was primarily a result of a decrease in the rate paid on average long-term debt and bank notes of 151 basis points, offset by an increase in average long-term debt and bank notes of $609.8 million. Interest expense on foreign long-term debt and bank notes increased to $102.8 million for 2001, as compared to $73.0 million for 2000, as a result of an increase in average foreign long-term debt and bank notes of $600.3 million, as MBNA Europe and MBNA Canada issued additional long-term debt and bank notes to provide a long-term source of funding. Interest expense on domestic long-term debt and bank notes decreased $82.2 million during 2001 as a result of a decrease of 180 basis points in the rate paid on average domestic long-term debt and bank notes, as compared to 2000. The increase in interest expense on long-term debt and bank notes for 2000 was primarily a result of a $37.0 million increase in interest expense on foreign long-term debt and bank notes, as MBNA Europe and MBNA Canada issued additional long-term debt and bank notes. Interest expense on domestic long-term debt and bank notes decreased $12.8 million during 2000 as a result of a decrease of $840.3 million in average domestic long-term debt and bank notes, offset by an increase of 85 basis points in the rate paid on average domestic long-term debt and bank notes, as compared to 1999.

The Corporation uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to better match the rate sensitivity of the Corporation’s assets. The Corporation also uses foreign exchange swap agreements to minimize its foreign currency exchange risk on a portion of long-term debt and bank notes issued by MBNA Europe. The decrease in the rate paid, including the impact of interest rate swap agreements, on the Corporation’s long-term debt and bank notes reflects the decline in market interest rates throughout 2001.

Note L to the audited consolidated financial statements provides further detail regarding the Corporation’s long-term debt and bank notes.

38 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

OTHER OPERATING INCOME
Total other operating income increased 35.1% or $1.8 billion to $6.9 billion for 2001 from 2000. The increase in other operating income was primarily attributable to a $1.7 billion or 38.4% increase in securitization income for 2001, which grew to $6.0 billion. The increase in securitization income for 2001 was the result of a $10.8 billion or 18.1% increase in average securitized loans from 2000. Also, the securitized net interest margin increased to 9.79%, as compared to 7.90% for 2000, primarily as a result of a decrease in the rate paid to investors in the Corporation’s securitization transactions. The 189 basis point increase in the securitized net interest margin contributed approximately $1.1 billion to the increase in securitization income for 2001. The decrease in the rate paid to investors on the Corporation’s securitization transactions, which generally reset on a monthly basis, reflects actions by the FOMC throughout 2001 which impacted overall market interest rates. The increase in the securitized net interest margin was partially offset by an increase in the charge-off rate in the Corporation’s securitized loans. Securitized net credit losses as a percentage of average securitized loans was 4.89% for 2001 and 4.69% for 2000.

Total other operating income increased 17.9% or $778.7 million to $5.1 billion for 2000 from 1999. The increase in other operating income was primarily attributable to a $532.8 million or 14.0% increase in securitization income for 2000, which grew to $4.3 billion. The increase in securitization income for 2000 was the result of a $10.0 billion or 20.2% increase in average securitized loans from 1999, offset by an increase in the rate paid to investors in the Corporation’s securitized loans.

Credit card fees were $295.1 million for 2001 as compared to $289.5 million for 2000 and $199.5 million for 1999. Credit card fees include annual, late, overlimit, returned check, cash advance, and other miscellaneous fees earned on the Corporation’s credit card loans. The increase of 45.1% in credit card fees for 2000 was a result of the growth in the Corporation’s loan receivables, accounts, and the number of fees assessed. Also, loan servicing fees related to securitized loans which are included in securitization income, credit card fees, and other income increased for 2000 from 1999, as a result of the Corporation increasing its fees charged to credit card and other consumer loan Customers during the first three months of 1999.

Included in securitization income is the net incremental change in the interest-only strip receivable which the Corporation recognizes from the securitization of loans in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities- a Replacement of FASB Statement No. 125” (“Statement No. 140”). The interest-only strip receivable represents the contractual right to receive from the trust interest and other revenue less certain costs over the estimated life of securitized loans. The Corporation uses certain key assumptions and estimates in determining the value of the interest-only strip receivable. These key assumptions and estimates include projections concerning interest income, late fees, charged-off loan recoveries, gross credit losses, contractual servicing fees, and the coupon paid to the investors which are used to determine the excess spread to be received by the Corporation over the estimated life of the securitized loans. Other key assumptions and estimates used by the Corporation include projected loan payment rates, which are used to determine the estimated life of the securitized loans, and an appropriate discount rate. Based on these key assumptions and estimates and the Corporation’s securitization activity, the net incremental change in the interest-only strip receivable for all securitization transactions recognized by the Corporation in securitization income, net of securitization transaction costs, was a $204.2 million increase in 2001, a $22.3 million increase in 2000, and a $104.1 million increase in 1999. The Corporation reviews the key assumptions and estimates used in determining the fair value of the interest-only strip receivable on a quarterly basis. If these assumptions change or actual results differ from projected results, the interest-only strip receivable and securitization income would be affected.

The increase in the net incremental change in the interest-only strip receivable in 2001 as compared to 2000 was primarily a result of an increase in the projected excess spread assumption. The increase in the projected excess spread assumption was primarily a result of anticipated lower funding costs used in the assumption at the end of 2001 as compared to 2000. The lower anticipated funding costs reflect actions by the FOMC throughout 2001 which impacted overall market interest rates, as the rates paid to the investors in the Corporation’s securitized loans are primarily variable in nature. The lower anticipated funding costs were partially offset by lower projected interest income yields on securitized loans and higher projected charge-off rates. In addition, investor principal in securitized loans increased $3.9 billion in 2001 from 2000, further contributing to the increase in the net incremental change in the interest-only strip receivable.

Note J to the audited consolidated financial statements provides further detail regarding the sensitivity to changes to the key assumptions and estimates used in determining the interest-only strip receivable.

Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International Inc. and Visa U.S.A. Inc. Interchange income increased $14.8 million to $301.0 million in 2001 from 2000. Interchange income also increased $65.9 million to $286.2 million in 2000 from 1999. The increases in interchange income were primarily a result of the increases in cardholder sales volume. In addition, interchange rates set by MasterCard International Inc. and Visa U.S.A. Inc. increased in April 1999.

The Corporation’s insurance income primarily relates to fees received for marketing credit related life and disability insurance and debt cancellation contracts. The Corporation also receives fees for marketing automobile, annuity, and life and health insurance products. The amount of insurance income recorded is generally based on insurance policies and debt cancellation contracts in force.

Think of Yourself as a Customer | 39

MBNA Corporation and Subsidiaries

The Corporation recognizes insurance income over the policy or contract period as earned. Insurance income increased $60.2 million to $145.3 million for 2001, as compared to 2000. The increase in insurance income was primarily a result of the introduction of debt cancellation contracts in the first quarter of 2001.

Insurance income increased $25.5 million to $85.1 million for 2000, as compared to 1999. During 1999, the Corporation began marketing automobile insurance to the Corporation’s Customers underwritten by an independent third-party.

Other income increased to $209.6 million for 2001, as compared to $149.8 million in 2000 and $85.2 million in 1999. The increase in other income in 2001 is a result of an increase in other fee income generated from the Corporation’s other consumer loan products and the Corporation earning incentive payments from MasterCard International Inc. and Visa U.S.A. Inc. for meeting certain market share incentive targets. Other fee income includes late fees, overlimit fees, check transaction fees, and other miscellaneous fees on the Corporation’s other consumer loans.

The increase in other income for 2000 was primarily a result of the Corporation earning incentive payments from MasterCard International Inc. and Visa U.S.A. Inc. for meeting certain market share incentive targets.

OTHER OPERATING EXPENSE
Total other operating expense increased 22.7% to $4.5 billion for 2001, compared to an increase of 18.5% to $3.6 billion for 2000. The growth in other operating expense reflects the Corporation’s continued investment in attracting, servicing, and retaining domestic and foreign credit card and other consumer loan Customers. The Corporation added 9.5 million new accounts in 2001, compared to 13.7 million new accounts in 2000 and 12.5 million new accounts in 1999. The Corporation added 439 new endorsements from organizations during 2001, compared to 459 new endorsements in 2000 and 400 new endorsements in 1999.

Salaries and employee benefits increased $309.9 million to $1.8 billion for 2001 and $249.9 million to $1.5 billion for 2000. The increases in salaries and employee benefits primarily reflect the increased number of people to service the Corporation’s higher number of Customers and increases in employee compensation levels. At December 31, 2001, the Corporation had approximately 25,400 full-time equivalent employees, as compared to 22,700 full-time equivalent employees at December 31, 2000 and 19,900 full-time equivalent employees at December 31, 1999.

The growth in other operating expense for 2001 and 2000 also includes amortization of intangible assets, which increased $108.6 million to $381.8 million for 2001, as compared to an increase of $102.6 million to $273.2 million for 2000. The increases in amortization of intangible assets were the result of portfolio acquisitions including the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation in 2000, the credit card business of PNC Bank, N.A., and the credit card portfolio of SunTrust Banks in 1999.

The Corporation reviews the carrying value of its intangible assets for impairment on a quarterly basis. The intangible assets, which consist primarily of the value of acquired Customer accounts, are carried at the lower of net book value or estimated fair value with the estimated fair value determined by discounting the expected future cash flows from the use of the asset at an appropriate discount rate. The Corporation performs this valuation quarterly based on the size and nature of the intangible asset. For intangible assets that are not considered material, the Corporation performs this calculation by grouping the assets by year of acquisition. The Corporation makes certain estimates and assumptions that affect the determination of the fair value of the intangible assets. These estimates and assumptions include levels of account activation, active account attrition, funding costs, credit loss experience, servicing costs, growth in average account balances, interest and fees assessed on loans, and other factors. Significant changes in these estimates and assumptions could result in an impairment of the intangible asset and a write down of the carrying value of the intangible asset.

In June 2001, Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“Statement No. 142”), was issued. The effective date for Statement No. 142 is for fiscal years beginning after December 15, 2001. In accordance with Statement No. 142, goodwill and intangible assets determined to have indefinite lives will no longer be amortized, but will instead be subject to an annual impairment test. At December 31, 2001, the Corporation did not have a material amount of goodwill or intangible assets with indefinite lives or any other nonamortizing intangible asset. Other separately identifiable intangible assets, which for the Corporation are primarily the value of acquired Customer accounts, will continue to be amortized over their estimated useful lives. The Corporation currently amortizes the value of acquired Customer accounts over a period that is generally limited to ten years. In accordance with Statement No. 142, the Corporation completed an analysis of the associated benefits of the value of its acquired Customer accounts. As a result, the Corporation will extend the amortization period of the value of acquired Customer accounts, generally to 15 years, to better match their estimated useful lives. The change in estimated useful lives upon the implementation of Statement No. 142 will decrease amortization expense related to the Corporation’s existing intangible assets in future periods and will not have a material impact on the Corporation’s consolidated financial statements.

Note A to the audited consolidated financial statements provides further detail regarding the Corporation’s intangible assets.

The growth in other operating expense for 2000 also reflects an increase in loan receivable fraud losses of $61.4 million to $164.0 million from 1999. The increase in loan receivable fraud losses for 2000 was a result of the Corporation experiencing higher counterfeit accounts, never received accounts, and fraudulent transactions occurring through mail order and phone order.

Note R to the audited consolidated financial statements provides further detail regarding the Corporation’s other operating expenses.

40 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

INCOME TAXES
The Corporation recognized applicable income taxes of $1.0 billion for 2001, compared to $807.9 million for 2000 and $630.5 million for 1999. These amounts represent an effective tax rate of 37.6% for 2001 and 38.1% for 2000 and 1999. Note T to the audited consolidated financial statements reconciles reported applicable income taxes to the amount computed by applying the federal statutory rate to income before income taxes.

LOAN QUALITY
The Corporation’s loan quality at any time reflects, among other factors, the credit quality of the Corporation’s credit card and other consumer loans, the general economic conditions, the success of the Corporation’s collection efforts, the composition of the Corporation’s loans between credit card and other consumer loans, and the seasoning of the Corporation’s loans. As new loans season, the delinquency and charge-off rates on these loans generally rise and then stabilize. The Corporation’s financial results are sensitive to changes in delinquencies and net credit losses related to the Corporation’s loans. During an economic downturn delinquencies and net credit losses are more likely to increase. These trends are considered in establishing the reserve for possible credit losses.

DELINQUENCIES
The entire balance of an account is contractually delinquent if the minimum payment is not received by the specified date on the Customer’s billing statement. Delinquency as a percentage of the Corporation’s loan portfolio was 4.64% at December 31, 2001, compared with 3.89% and 3.82% at December 31, 2000 and 1999, respectively. The Corporation’s delinquency as a percentage of managed loans was 5.09% at December 31, 2001, compared to 4.49% and 4.45% at December 31, 2000 and 1999, respectively. In February 1999, the Federal Financial Institutions Examination Council (“FFIEC”) revised its policy on the classification of consumer loans. The revised policy established uniform guidelines for the charge off of loans to delinquent, bankrupt, and deceased borrowers, for charge off of fraudulent accounts, and for re-aging delinquent accounts. The Corporation implemented the FFIEC’s guidelines in December 2000 by accelerating the charge-off of some delinquent loans. The one-time FFIEC adjustment did not have a material impact on the Corporation’s consolidated statement of income for the year ended December 31, 2000. Without the acceleration of charge off of some delinquent accounts as a result of the implementation of the revised FFIEC policy, loan portfolio delinquency and managed loan delinquency would have been 4.19% and 4.94%, respectively, at December 31, 2000.

Delinquent loans are presented in Table 4 for the Corporation’s loan portfolio, excluding loans held for securitization, and the Corporation’s managed loans.

Loan delinquency on the domestic credit card loan portfolio was 4.58% at December 31, 2001, as compared to 4.22% and 4.14% at December 31, 2000 and 1999, respectively. Loan delinquency on the domestic other consumer loan portfolio was 5.96% at December 31, 2001, as compared to 4.47% and 4.67% at

Table 4: Delinquent Loans (a)

dollars in thousands |

December 31,	2001		2000		1999

Loan Portfolio
Loan portfolio outstanding	$14,703,616		$11,682,904		$7,971,093
Loan portfolio delinquent:
30 to 59 days	$260,421	1.77%	$176,128	1.51%	$105,667	1.33%
60 to 89 days	145,061	.99	95,859	.82	60,452	.76
90 or more days	276,277	1.88	182,955	1.56	138,531	1.73

Total	$681,759	4.64%	$454,942	3.89%	$304,650	3.82%

Loan portfolio delinquent by geographic area:
Domestic:
Credit card	$294,901	4.58%	$279,347	4.22%	$211,976	4.14%
Other consumer	303,365	5.96	125,043	4.47	59,163	4.67

Total domestic	598,266	5.19	404,390	4.30	271,139	4.25
Foreign	83,493	2.63	50,552	2.23	33,511	2.11

Total	$681,759	4.64	$454,942	3.89	$304,650	3.82

Managed Loans
Managed loans outstanding	$97,496,051		$88,790,721		$72,255,513
Managed loans delinquent:
30 to 59 days	$1,816,893	1.86%	$1,492,296	1.68%	$1,110,127	1.54%
60 to 89 days	1,039,861	1.07	846,762	.95	648,272	.90
90 or more days	2,105,707	2.16	1,647,480	1.86	1,458,497	2.01

Total	$4,962,461	5.09%	$3,986,538	4.49%	$3,216,896	4.45%

Managed loans delinquent by geographic area:
Domestic:
Credit card	$3,779,113	5.05%	$3,187,131	4.52%	$2,657,974	4.52%
Other consumer	811,159	6.86	546,049	5.74	364,897	5.83

Total domestic	4,590,272	5.29	3,733,180	4.67	3,022,871	4.65
Foreign	372,189	3.45	253,358	2.87	194,025	2.70

Total	$4,962,461	5.09	$3,986,538	4.49	$3,216,896	4.45

[Additional columns below]

[Continued from above table, first column(s) repeated]

December 31,	1998		1997

Loan Portfolio
Loan portfolio outstanding	$11,776,099		$8,261,876
Loan portfolio delinquent:
30 to 59 days	$166,352	1.41%	$125,870	1.52%
60 to 89 days	93,699	.80	64,275	.78
90 or more days	194,472	1.65	134,865	1.63

Total	$454,523	3.86%	$325,010	3.93%

Loan portfolio delinquent by geographic area:
Domestic:
Credit card	$337,886	4.23%	$252,764	4.62%
Other consumer	86,438	3.14	60,703	2.78

Total domestic	424,324	3.95	313,467	4.09
Foreign	30,199	2.89	11,543	1.93

Total	$454,523	3.86	$325,010	3.93

Managed Loans
Managed loans outstanding	$59,641,106		$49,379,860
Managed loans delinquent:
30 to 59 days	$995,902	1.67%	$884,177	1.79%
60 to 89 days	555,468	.93	439,597	.89
90 or more days	1,203,947	2.02	941,910	1.91

Total	$2,755,317	4.62%	$2,265,684	4.59%

Managed loans delinquent by geographic area:
Domestic:
Credit card	$2,361,726	4.83%	$2,024,866	4.83%
Other consumer	253,137	4.31	173,485	3.75

Total domestic	2,614,863	4.78	2,198,351	4.72
Foreign	140,454	2.86	67,333	2.41

Total	$2,755,317	4.62	$2,265,684	4.59

(a)	In December 2000, the Corporation implemented the FFIEC’s revised policy on the classification of consumer loans. Without the one-time FFIEC adjustment, loan portfolio delinquency and managed loan delinquency would have been 4.19% and 4.94%, respectively, at December 31, 2000.

Think of Yourself as a Customer | 41

MBNA Corporation and Subsidiaries

December 31, 2000 and 1999, respectively. Loan delinquency on the foreign loan portfolio was 2.63% at December 31, 2001, as compared to 2.23% and 2.11% at December 31, 2000 and 1999, respectively. The overall increase in delinquency rates is a result of the current economic conditions. In addition, the increases in delinquency in the domestic other consumer loan and foreign loan portfolios are a result of the seasoning of the Customer accounts. The delinquency rate on the Corporation’s foreign loans is typically lower than the delinquency rate on the Corporation’s domestic credit card loans. The Corporation’s domestic other consumer loans typically have a higher delinquency and charge-off rate than the Corporation’s domestic credit card loans. As a result, the Corporation generally charges higher interest rates on domestic other consumer loans.

The Corporation may modify the terms of its credit card and other consumer loan agreements with borrowers who have experienced financial difficulties, by either reducing their interest rate or placing them on nonaccrual status. These other nonperforming loans are presented in Table 5 for the Corporation’s loan portfolio, excluding loans held for securitization, and managed loans.

NET CREDIT LOSSES
The Corporation’s net credit losses include the principal amount of losses charged off less current period recoveries and exclude accrued interest and fees and fraud losses. The Corporation records current period recoveries on loans previously charged off in the reserve for possible credit losses. The Corporation sells charged-off loans and records the proceeds received from these sales as recoveries. Accrued interest and fees are charged to current earnings when the loan is charged off. The Corporation’s policy is to charge off open-end delinquent retail loans by the end of the month in which the account becomes 180 days contractually past due, closed-end delinquent retail loans by the end of the month in which they become 120 days contractually past due, and bankrupt accounts within 60 days of receiving notification from the bankruptcy courts. The Corporation charges off deceased accounts when the loss is determined.

In December 2001, the Corporation elected to amend its securitization agreements to transfer the legal right to recoveries from charged-off securitized loans from the Corporation to the securitization transaction cash flows. Previously, the Corporation recognized these recoveries in the reserve for possible credit losses. As a result of the amendment, the Corporation now recognizes recoveries from charged-off securitized loans in the related trusts in accordance with their respective contractual agreements. For comparability purposes, certain prior period amounts have been reclassified to reflect the impact of the amendment. This reclassification did not affect the Corporation’s managed loan quality ratios.

Net credit losses during 2001 were $855.0 million, compared to $599.6 million for 2000 and $526.5 million for 1999. The increase in net credit losses during 2001 from 2000 reflects a weakening economy, an increase in the Corporation’s loan receivables, an increase in the percentage of other consumer loans to total loan

Table 5: Other Nonperforming Loans

dollars in thousands |

December 31,	2001	2000	1999	1998	1997

Loan Portfolio Nonaccrual loans	$17,459	$22,574	$12,245	$3,182	$2,520
Reduced-rate loans	299,541	238,747	153,082	157,737	114,218

Total other nonperforming loans	$317,000	$261,321	$165,327	$160,919	$116,738

Other nonperforming loans as a % of ending loan portfolio	2.16%	2.24%	2.07%	1.37%	1.41%
Managed Loans Nonaccrual loans	$173,825	$190,553	$116,696	$19,283	$15,908
Reduced-rate loans	2,360,392	1,948,217	1,696,489	1,177,107	856,811

Total other nonperforming loans	$2,534,217	$2,138,770	$1,813,185	$1,196,390	$872,719

Other nonperforming loans as a % of ending managed loans	2.60%	2.41%	2.51%	2.01%	1.77%

42 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

Table 6: Reserve for Possible Credit Losses

dollars in thousands |

December 31,	2001	2000	1999	1998	1997

Reserve for possible credit losses, beginning of year	$527,573	$516,261	$296,474	$211,744	$184,720
Reserves acquired	20,748	64,726	109,757	29,932	7,975
Provision for possible credit losses:
Domestic	1,028,047	477,630	590,558	439,648	348,530
Foreign	112,568	69,679	46,056	23,724	963

Total provision for possible credit losses	1,140,615	547,309	636,614	463,372	349,493
Foreign currency translation	(499)	(1,081)	(96)	(125)	(203)
Credit losses:
Domestic:
Credit card	(541,072)	(435,134)	(422,504)	(330,952)	(294,608)
Other consumer	(265,829)	(138,892)	(104,268)	(86,407)	(57,970)

Total domestic credit losses	(806,901)	(574,026)	(526,772)	(417,359)	(352,578)
Foreign	(117,572)	(72,831)	(41,157)	(22,754)	(6,964)

Total credit losses	(924,473)	(646,857)	(567,929)	(440,113)	(359,542)
Recoveries:
Domestic:
Credit card	38,174	29,367	27,356	23,244	24,708
Other consumer	11,938	8,811	7,611	5,193	3,858

Total domestic recoveries	50,112	38,178	34,967	28,437	28,566
Foreign	19,347	9,037	6,474	3,227	735

Total recoveries	69,459	47,215	41,441	31,664	29,301

Net credit losses	(855,014)	(599,642)	(526,488)	(408,449)	(330,241)

Reserve for possible credit losses, end of year	$833,423	$527,573	$516,261	$296,474	$211,744

Net credit losses as a % of average loan receivables	4.20%	3.38%	3.65%	3.42%	3.16%
Reserve for possible credit losses as a % of ending loan receivables	3.38	2.64	2.92	2.20	1.90
Ending loan receivables	$24,633,564	$19,954,837	$17,663,709	$13,468,367	$11,162,074
Average loan receivables	20,339,388	17,718,148	14,422,495	11,930,289	10,438,513

receivables, and the continuing seasoning of the Corporation’s accounts. The increase in net credit losses for 2000 was primarily the result of the implementation of the revised FFIEC policy as the Corporation accelerated charge off of some delinquent accounts. Without the acceleration of charge off of some delinquent accounts as a result of the implementation of the revised FFIEC policy, the Corporation’s net credit losses for 2000 would have remained relatively unchanged from 1999.

Net credit losses as a percentage of average loan receivables were 4.20% for the year ended December 31, 2001, compared to 3.38% for 2000 and 3.65% for 1999. The Corporation’s managed net credit losses as a percentage of average managed loans for the year ended December 31, 2001 were 4.74%, compared to 4.39% for 2000 and 4.33% for 1999. Without the acceleration of charge off of some delinquent accounts as a result of the implementation of the revised FFIEC policy, net credit losses as a percentage of average loan receivables would have been 3.03% and managed net credit losses as a percentage of average managed loans would have been 3.94% for the year ended December 31, 2000.

Net charge-offs on domestic credit card loan receivables were 4.36% for 2001, as compared to 3.45% and 4.02% for 2000 and 1999, respectively. Net charge-offs on domestic other consumer loan receivables were 5.08% for 2001, as compared to 4.29% and 3.85% for 2000 and 1999, respectively. Net charge-offs on foreign loan receivables were 2.59% for 2001, as compared to 2.18% and 1.66% for 2000 and 1999, respectively.

RESERVE AND PROVISION FOR POSSIBLE CREDIT LOSSES
The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan receivables based on a projection of probable future net credit losses on the Corporation’s loan receivables. The Corporation’s net credit losses include the principal balance of loans charged off less current period recoveries and exclude accrued interest and fees and fraud losses. The Corporation regularly performs a migration analysis of delinquent and current accounts in order to determine an appropriate reserve for possible credit losses. A migration analysis is a technique used to estimate the likelihood that a loan receivable will progress through the various delinquency stages and ultimately charge off. In completing the analysis of the adequacy of the reserve for possible credit losses, the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors are considered. Significant changes in these factors could impact the establishment of an appropriate reserve for possible credit losses. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level.

The Corporation’s reserve for possible credit losses increased $305.8 million during 2001 to $833.4 million at December 31, 2001, as compared to $527.6 million at December 31, 2000 and $516.3 million at December 31, 1999. The provision for possible credit losses for the year ended December 31, 2001 was $1.1 billion, compared to $547.3 million in 2000 and $636.6 million in 1999.

Think of Yourself as a Customer | 43

MBNA Corporation and Subsidiaries

Table 7: Allocation of Reserve for Possible Credit Losses

dollars in thousands |

December 31,	2001		2000		1999

Domestic:
Credit card	$578,995	69.5%	$396,806	75.2%	$428,847	83.1%
Other consumer	203,040	24.3	102,350	19.4	63,801	12.3

Domestic reserve for possible credit losses	782,035	93.8	499,156	94.6	492,648	95.4
Foreign	51,388	6.2	28,417	5.4	23,613	4.6

Reserve for possible credit losses	$833,423	100.0%	$527,573	100.0%	$516,261	100.0%

[Additional columns below]

[Continued from above table, first column(s) repeated]

December 31,	1998		1997

Domestic:
Credit card	$224,006	75.5%	$179,070	84.6%
Other consumer	60,132	20.3	26,334	12.4

Domestic reserve for possible credit losses	284,138	95.8	205,404	97.0
Foreign	12,336	4.2	6,340	3.0

Reserve for possible credit losses	$296,474	100.0%	$211,744	100.0%

The increase in the reserve for possible credit losses and the related provision for possible credit losses from 2000 primarily reflects a weakening economy as demonstrated by the increase in the Corporation’s delinquency and net credit losses. The Corporation also anticipates an increase in the dollar amount of future net credit losses as the Corporation has experienced an increase in the number of bankruptcy filings, as well as an increase in the Corporation’s loan receivables. As a result, the Corporation has increased its reserve for possible credit losses.

The Corporation records acquired reserves for current period loan portfolio acquisitions. During 2001, the Corporation recorded $20.7 million of acquired reserves, while the Corporation recorded $64.7 million of acquired reserves in connection with the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation and other loan portfolios in 2000. In 1999, the Corporation recorded $109.8 million of acquired reserves in connection with the acquisition of the credit card business from PNC Bank, N.A., the credit card loan portfolio from SunTrust Banks, and other loan portfolios.

Table 6 presents an analysis of the Corporation’s reserve for possible credit losses. The reserve for possible credit losses is a general allowance applicable to the Corporation’s loan portfolio and does not include an allocation for credit risk related to securitized loans. Net credit losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements and do not affect the reserve for possible credit losses. The incremental loan receivable charge-offs from the implementation of the revised FFIEC policy in 2000 were recorded as a reduction to the reserve for possible credit losses. The incremental securitized loan charge-offs from the implementation of the revised FFIEC policy in 2000 were already included by the Corporation in determining the interest-only strip receivable recorded in accordance with Statement No. 140.

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

Table 8: Regulatory Capital Ratios

			Minimum	Well-Capitalized
December 31,	2001	2000	Requirements	Requirements

MBNA Corporation
Tier 1	15.99%	14.98%	4.00%	(a	)
Total	17.97	16.61	8.00	(a	)
Leverage	18.12	17.30	4.00	(a	)
MBNA America Bank, N.A.
Tier 1	13.14	10.78	4.00		6.00%
Total	15.13	12.44	8.00	10.00
Leverage	15.00	12.79	4.00	5.00
MBNA America (Delaware), N.A.
Tier 1	18.24	20.88	4.00	6.00
Total	19.28	21.84	8.00	10.00
Leverage	18.49	62.74	4.00	5.00

(a)	Not applicable for bank holding companies.

44 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

other factors. At December 31, 2001 and 2000, the Corporation’s, the Bank’s, and MBNA Delaware’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios, shown in Table 8, have been computed in accordance with regulatory accounting practices.

In November 2001, the FFIEC published revised risk-based capital guidelines to address the treatment of recourse obligations, retained interests and direct credit substitutes that expose banks and bank holding companies to credit risk. The revised guidelines treat recourse obligations and direct credit substitutes more consistently than the agencies’ current risk-based capital standards, and introduce a credit ratings-based approach to assigning risk weights within a securitization. The revised guidelines also impose a “dollar-for-dollar” capital charge on retained interests and a concentration limit on the interest-only strip receivable, a subset of retained interests. The revised guidelines are effective for all transactions settled on or after January 1, 2002. For transactions entered into before January 1, 2002, the Corporation may elect early adoption for any provision of the revised guidelines that results in reduced capital requirements, and may delay adoption until December 31, 2002 for any provision that results in increased capital requirements. The revised guidelines when adopted will result in increased capital requirements for the Corporation and the Bank. If the increased capital requirements had been in effect at December 31, 2001, the Corporation would have remained adequately capitalized and the Bank would have remained “well-capitalized” for regulatory capital purposes. MBNA Delaware’s regulatory capital ratios would be unaffected.

Other than the FFIEC’s revised risk-based capital guidelines, there are no conditions or events that have occurred since December 31, 2001 that have changed the Bank’s or MBNA Delaware’s regulatory capital classification.

In August 2000, the Corporation issued 50 million shares of common stock, raising $1.6 billion of capital, net of issuance costs. The Corporation contributed $750.0 million of the net proceeds from this offering to the Bank to complete the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation. The Corporation used the remaining proceeds from the common stock offering for other general corporate purposes.

The Corporation utilizes different capital securities in its overall capital structure to meet its regulatory capital needs. At December 31, 2001 and 2000, the Corporation had $566.3 million (par value) issued and outstanding of guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, which mature in 2026 and 2027. The Bank had $450.0 million (par value) of subordinated notes outstanding at December 31, 2001 and 2000. These notes mature in 2002 and 2008. The Corporation also had 4.5 million shares of 71/2% Cumulative Preferred Stock, Series A, and 4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, both with a $25 stated value per share, outstanding at December 31, 2001 and 2000.

The guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures and preferred stock both qualify as regulatory capital under the Federal Reserve Board’s guidelines and enhance the Corporation’s regulatory capital. The Bank’s subordinated notes, subject to the timing of their maturity, qualify as regulatory capital under the Office of the Comptroller of the Currency’s guidelines and enhance the Bank’s and the Corporation’s regulatory capital. The guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, preferred stock, and the subordinated notes also provide a long-term source of funds.

As of January 15, 2001, the shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation, while as of October 15, 2001, the shares of the Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation. Shares of the Series A and Series B Preferred Stock are not convertible into other securities of the Corporation. Dividends on the preferred stock are cumulative from the date of original issue and are payable quarterly.

Note Q to the audited consolidated financial statements provides further detail regarding the Corporation’s capital adequacy.

DIVIDEND LIMITATIONS
The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation’s Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation’s revolving credit facilities. The payment of common stock dividends may also be limited by the terms of the Corporation’s preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on the common stock. In addition, if the Corporation defers interest payments for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending on the series, on its guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation’s capital stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures. During 2001, the Corporation declared dividends on its preferred stock of $14.1 million and on its common stock of $306.7 million.

Table 9 presents the Corporation’s return on average total assets and stockholders’ equity and other equity ratios, including the Corporation’s dividend payout ratio.

Table 9: Return on Average Total Assets and Stockholders’ Equity

Year Ended December 31,	2001	2000	1999

Return on average total assets	4.16%	3.94%	3.62%
Return on average stockholders’ equity	24.07	25.79	27.18
Average stockholders’ equity to average total assets	17.27	15.28	13.32
Dividend payout ratio	18.75	20.92	23.14

Think of Yourself as a Customer | 45

MBNA Corporation and Subsidiaries

On January 10, 2002, the Corporation’s Board of Directors declared a quarterly dividend of $.10 per common share, payable April 1, 2002 to stockholders of record as of March 15, 2002. Also on January 10, 2002, the Corporation’s Board of Directors declared a quarterly dividend of $.46875 per share on the 71/2% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.3438 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. The preferred stock dividends are payable April 15, 2002 to stockholders of record as of March 29, 2002.

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a national bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profit. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. Also, a national bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 2001, the amount of retained earnings available for declaration and payment of dividends from the Bank to the Corporation was $3.2 billion. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

The Bank’s payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the senior syndicated revolving credit facility. This facility was not drawn upon at December 31, 2001. If this facility had been drawn upon at December 31, 2001, the amount of retained earnings available for declaration of dividends would have been further limited to $1.5 billion.

LIQUIDITY AND RATE SENSITIVITY
The Corporation seeks to maintain prudent levels of liquidity, interest rate risk, and foreign currency exchange rate risk.

LIQUIDITY MANAGEMENT
Liquidity management is the process by which the Corporation manages the use and availability of various funding sources to meet its current and future operating needs. These needs change as loans grow, securitizations amortize, debt and other deposits mature, and payments on other obligations are made. Because the characteristics of the Corporation’s assets and liabilities change, liquidity management is a dynamic process, affected by the pricing and maturity of investment securities, loans, deposits, securitizations, and other assets and liabilities.

To facilitate liquidity management, the Corporation uses a variety of funding sources to establish a maturity pattern that provides a prudent mixture of short-term and long-term funds. The Corporation obtains funds through deposits and debt issuance, and uses securitization of the Corporation’s loan receivables as a major funding alternative. At December 31, 2001, the Corporation funded approximately 74.7% of its managed loans through securitization transactions. In addition, further liquidity is provided to the Corporation through committed facilities.

The consumer asset-backed securitization market in the United States currently exceeds $1 trillion, with approximately $268 billion of asset-backed securities issued during 2001. An additional $122 billion of consumer asset-backed securities were issued in the European markets during 2001. The Corporation is a leading issuer in these markets, which have remained stable through adverse conditions. Despite the size and relative stability of these markets and the Corporation’s position as a leading issuer, if these markets experience difficulties the Corporation may be unable to securitize its loan receivables or to do so at favorable pricing levels. Factors affecting the Corporation’s ability to securitize its loan receivables or to do so at favorable pricing levels include the overall credit quality of the Corporation’s securitized loans, the stability of the market for securitization transactions, and the legal, regulatory, accounting and tax environments governing securitization transactions. The Corporation believes these events are not likely to

46 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

occur. If the Corporation was unable to continue to securitize its loan receivables at current levels, the Corporation would use its investment securities and money market instruments in addition to alternative funding sources to fund increases in loan receivables and meet its other liquidity needs. The resulting change in the Corporation’s current liquidity sources could potentially subject the Corporation to certain risks. These risks would include an increase in the Corporation’s cost of funds, an increase in the reserve for possible credit losses and the provision for possible credit losses as more loans would remain on the Corporation’s consolidated statement of financial condition, and lower loan growth if the Corporation were unable to find alternative and cost-effective funding sources. In addition, if the Corporation could not continue to remove the loan receivables from the Corporation’s statement of financial condition, the Corporation would possibly need to raise additional capital to support loan and asset growth, provide additional credit enhancement, and meet the minimum regulatory capital requirements.

The Bank, MBNA Europe, and the Corporation arranged a $2.5 billion senior syndicated revolving credit facility in April 2000. The facility consists of a senior unsecured $2.5 billion revolving credit facility, committed through March 2004, available to the Bank and MBNA Europe with sublimit availability in an amount of $300.0 million for the Corporation. The Bank will unconditionally and irrevocably guarantee the obligations of MBNA Europe. The facility replaced the Bank’s prior $2.0 billion syndicated revolving credit facility.

Advances from the $2.5 billion senior syndicated revolving credit facility are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements for both the Corporation and the Bank to maintain a minimum level of consolidated tangible net worth. These conditions also require the Bank to not permit its managed loan receivables 90 days or more past due plus nonaccruing receivables to exceed 6% of managed receivables, as defined by the agreement, and to maintain its regulatory capital ratios at or above regulatory minimum requirements. In addition, these conditions require that the Corporation not permit its double leverage ratio (defined as the sum of the Corporation’s intangible assets and investment in subsidiaries divided by total stockholders’ equity) to exceed 1.25. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2001. At December 31, 2001, the ratio of the Bank’s managed loan receivables 90 days or more past due plus nonaccruing receivables to managed receivables was 2.38%, the Corporation’s double leverage ratio was .96, and the level of consolidated tangible net worth exceeded the minimum level required. The Corporation’s double leverage ratio indicates that the Corporation’s investment in its subsidiaries are not funded with borrowings.

Table 10: Maturities of Deposits

dollars in thousands |

December 31, 2001	Direct	Other	Total

Three months or less	$9,454,107	$1,303,456	$10,757,563
Over three months through twelve months	5,056,473	1,794,737	6,851,210
Over one year through five years	4,911,282	4,564,054	9,475,336
Over five years	10,636	–	10,636

Total deposits	$19,432,498	$7,662,247	$27,094,745

Funding programs established by the Corporation include medium-term notes and senior notes. At December 31, 2001, the Corporation had $1.1 billion in senior medium-term notes outstanding that mature in varying amounts from 2002 to 2004, as compared to $1.0 billion at December 31, 2000. In addition, the Corporation had $100.0 million in senior notes outstanding at December 31, 2001 and 2000 that mature in 2005. The Corporation expects to pay the interest on both the senior medium-term notes and senior notes from dividends and other payments received from the Bank.

Funding programs established by the Corporation’s bank subsidiaries include deposits, bank notes, medium-term notes, deposit notes, and committed facilities.

Total deposits at December 31, 2001 were $27.1 billion, compared to $24.3 billion and $18.7 billion at December 31, 2000 and 1999, respectively. The increase in deposits from 2000 was the result of a $3.3 billion increase in direct deposits offset by $511.5 million decrease in other deposits. Direct deposits are deposits marketed to and received from individual Customers without the use of a third-party intermediary. Other deposits are deposits generally obtained through the use of a third-party intermediary. The increase in deposits from 1999 was the result of a $3.2 billion increase in direct deposits and a $2.4 billion increase in other deposits. The increases in direct deposits were primarily the result of the Corporation’s emphasis on marketing its deposit products and offering competitive rates. Also, during 2000 the Corporation increased its use of other deposits as a cost-effective funding source. Table 10 provides the maturities of the Corporation’s deposits at December 31, 2001. Included in the deposit maturity category of three months or less are money market deposit accounts, noninterest-bearing deposits, interest-bearing transaction accounts, and savings accounts totaling $7.3 billion.

In addition, Table 11 presents the maturity distribution of the Corporation’s domestic time deposits in amounts of $100,000 or more for the three most recent years. The Corporation also had $836.5 million of foreign time deposits and $127.7 million

Table 11: Domestic Time Deposits of $100,000 or More (a)

dollars in thousands |

December 31,	2001		2000		1999

Three months or less	$643,012	19.0%	$503,160	17.7%	$438,018	20.5%
Over three months through six months	745,978	22.0	580,873	20.5	429,521	20.1
Over six months through twelve months	827,575	24.4	676,613	23.8	618,406	29.0
Over twelve months	1,172,604	34.6	1,078,286	38.0	649,351	30.4

Total	$3,389,169	100.0%	$2,838,932	100.0%	$2,135,296	100.0%

(a)	This table excludes deposits obtained by a third-party intermediary in amounts of $100,000 or more which were subsequently distributed to individuals in denominations of less than $100,000.

Think of Yourself as a Customer | 47

MBNA Corporation and Subsidiaries

of foreign noninterest-bearing deposits at December 31, 2001. The majority of the foreign time deposits were in amounts in excess of $100,000 and mature within one year.

An additional source of funding for the Bank is provided by the global bank note program. Notes may be issued under this program with maturities of one week or more from the date of issue. During 2001, the Bank issued $600.0 million of bank notes, compared to $635.0 million in 2000. At December 31, 2001, the Bank had $2.5 billion of bank notes outstanding, as compared to $2.4 billion of bank notes outstanding at December 31, 2000. The bank notes are included in long-term debt and bank notes on the Corporation’s consolidated statement of financial condition.

The Bank has a $750.0 million warehouse facility committed through March 2002. The Bank may take advances under the facility subject to covenants and conditions customary in a transaction of this kind. The Bank intends to renew the warehouse facility through March 2003. This facility may be used for general corporate purposes and was not drawn upon at December 31, 2001.

MBNA Europe had $1.7 billion and $768.3 million of euro medium-term notes outstanding at December 31, 2001 and 2000, respectively. These euro medium-term notes are issued in various foreign currencies, and are unconditionally and irrevocably guaranteed in respect to all payments by the Bank.

MBNA Canada had CAD$390.6 million (approximately $245.6 million) of short-term deposit notes outstanding at December 31, 2001 and CAD$652.0 million (approximately $410.0 million) of medium-term deposit notes outstanding at December 31, 2001. MBNA Canada had CAD$190.0 million (approximately $126.9 million) of short-term deposit notes outstanding and CAD$570.1 million (approximately $380.7 million) of medium-term deposit notes outstanding at December 31, 2000. The deposit notes are unconditionally and irrevocably guaranteed as to payment of principal and interest by the Bank.

MBNA Europe has a £325.0 million (approximately $470.9 million at December 31, 2001) multi-currency syndicated revolving credit facility committed until June 2005. MBNA Europe may take advances under the facility subject to covenants and conditions customary in a transaction of this kind, including requirements for tangible net worth and account delinquencies. This facility is unconditionally and irrevocably guaranteed by the Bank. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2001.

MBNA Canada has a CAD$350.0 million (approximately $220.1 million at December 31, 2001) multi-currency syndicated revolving credit facility committed through July 2004. This facility replaced MBNA Canada’s prior CAD$300.0 million multi-currency syndicated revolving credit facility. In addition, MBNA Canada has a CAD$50.0 million (approximately $31.4 million at December 31, 2001) credit facility committed through March 2002. MBNA Canada intends to renew the CAD$50.0 million credit facility. MBNA Canada may take advances under the facilities subject to covenants and conditions customary in a transaction of this kind. These facilities are unconditionally and irrevocably guaranteed by the Bank. These facilities may be used for general corporate purposes and were not drawn upon at December 31, 2001.

Table 12 provides a summary of the Corporation’s estimated liquidity requirements at December 31, 2001.

During 2001 and 2000, the Corporation had net loan originations of $9.2 billion and $9.8 billion, respectively. At December 31, 2001, the Corporation had outstanding lines of credit of $560.9 billion committed to its Customers. Of that total commitment, $463.4 billion was unused. While this amount represents the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line of credit at any given point in time. The Corporation has the right to reduce or cancel these available lines of credit at any time.

The Corporation also held $3.5 billion in investment securities and $3.0 billion in money market instruments at December 31, 2001, compared to $3.1 billion in investment securities and $2.2 billion in money market instruments at December 31, 2000. The investment securities primarily consist of high-quality, AAA-rated securities, most of which can be used as collateral under repurchase agreements. Of the investment securities at December 31, 2001, $1.1 billion is anticipated to mature within twelve months. The Corporation’s investment securities available-for-sale portfolio, which consists primarily of U.S. Treasury obligations or short-term and

Table 12: Summary of Estimated Liquidity Requirements

dollars in thousands |

	Estimated Liquidity Requirements
	at December 31, 2001

	Within 1 Year	1–5 Years	Over 5 Years	Total

Deposits	$17,608,773	$9,475,336	$10,636	$27,094,745
Short-term borrowings	1,774,816	–	–	1,774,816
Long-term debt and bank notes (par value)	1,789,241	4,158,532	832,023	6,779,796
Securitized loans (investor principal)	10,387,638	46,047,217	14,692,584	71,127,439
Minimum rental payments under noncancelable operating leases	28,712	58,576	–	87,288

Total estimated liquidity requirements	$31,589,180	$59,739,661	$15,535,243	$106,864,084

48 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

variable-rate securities, was $3.1 billion at December 31, 2001, compared to $2.7 billion at December 31, 2000. These investment securities, along with the money market instruments, provide increased liquidity and flexibility to support the Corporation’s funding requirements.

Table 13 presents the estimated maturities and yields, on a fully taxable equivalent basis, of the Corporation’s investment securities at December 31, 2001.

INTEREST RATE SENSITIVITY
Interest rate sensitivity refers to the change in earnings resulting from fluctuations in interest rates, variability in the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, and the differences in repricing intervals between assets and liabilities. Interest rate changes also impact the valuation of the interest-only strip receivable and securitization income. The management of interest rate sensitivity attempts to maximize earnings by minimizing any negative impacts of changing market rates, asset and liability mix, and prepayment trends. Interest rate sensitive assets/liabilities have yields/rates that can change within a designated time period due to their maturity, a change in an underlying index rate, or the contractual ability of the Corporation to change the yield/rate.

Interest rate risk refers to potential changes in current and future net interest income resulting from changes in interest rates and differences in the repricing characteristics between interest rate sensitive assets and liabilities. The Corporation analyzes its level of interest rate risk using several analytical techniques. In addition to on-balance-sheet activities, interest rate risk includes the interest rate sensitivity of securitization income from securitized loans and the impact of interest rate swap agreements and foreign exchange swap agreements. The Corporation uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate funding sources to floating-rate funding sources to better match the rate sensitivity of the Corporation’s assets. For this reason, the Corporation analyzes its level of interest rate risk on a managed basis to quantify and capture the full impact of interest rate risk on the Corporation’s earnings.

The Corporation’s interest rate risk using the static gap methodology is presented in Table 14. This method reports the difference between interest rate sensitive assets and liabilities at a specific point in time. Management uses the static gap methodology to identify the Corporation’s directional interest rate risk. Interest rate sensitive assets and liabilities are reported based on estimated and contractual repricings. Fixed-rate credit card loans, which may be repriced by the Corporation at any time by giving notice to the Customer, are placed in the table using a seventeen-month repricing schedule. The Corporation also offers variable-rate credit card loans. At December 31, 2001, variable-rate loans made up 4.5% of total managed loans, compared to 8.8% of total managed loans at December 31, 2000. These variable-rate loans are generally indexed to the U.S. Prime Rate published in The Wall Street Journal

Table 13: Investment Securities

dollars in thousands, yields on a fully taxable equivalent basis

	Estimated Maturities at December 31, 2001

	Within 1 Year		1–5 Years		6–10 Years
	Book	Yield	Book	Yield	Book	Yield

Investment Securities Available-for-Sale
U.S. Treasury and other U.S. government agencies obligations	$736,062	5.80%	$1,427,588	3.67%	$–	–%
State and political subdivisions of the United States	105,108	2.73	–	–	–	–
Asset-backed and other securities	234,082	3.28	594,812	2.41	8,504	2.10

Total investment securities available-for-sale	$1,075,252	4.95	$2,022,400	3.30	$8,504	2.10

Investment Securities Held-to-Maturity
U.S. Treasury and other U.S. government agencies obligations	$–	–	$–	–	$–	–
State and political subdivisions of the United States	–	–	181	7.28	649	6.94
Asset-backed and other securities	1,000	4.75	1,000	6.20	–	–

Total investment securities held-to-maturity	$1,000	4.75	$1,181	6.37	$649	6.94

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Over 10 Years			Total
	Book	Yield	Book	Yield

Investment Securities Available-for-Sale
U.S. Treasury and other U.S. government agencies obligations	$–	–%	$2,163,650	4.40%
State and political subdivisions of the United States	–	–	105,108	2.73
Asset-backed and other securities	728	2.10	838,126	2.65

Total investment securities available-for-sale	$728	2.10	$3,106,884	3.87

Investment Securities Held-to-Maturity
U.S. Treasury and other U.S. government agencies obligations	$370,613	5.54	$370,613	5.54
State and political subdivisions of the United States	5,862	8.54	6,692	8.35
Asset-backed and other securities	60,682	6.00	62,682	5.98

Total investment securities held-to-maturity	$437,157	5.64	$439,987	5.64

Think of Yourself as a Customer | 49

MBNA Corporation and Subsidiaries

Table 14: Interest Rate Sensitivity Schedule

dollars in thousands |

December 31, 2001	Subject to Repricing

	Within 1 Year	1-5 Years	After 5 Years	Total

Interest-Earning Assets
Interest-earning time deposits in other banks:
Domestic	$913	$—	$—	$913
Foreign	1,675,950	—	—	1,675,950

Total interest-earning time deposits in other banks	1,676,863	—	—	1,676,863
Federal funds sold and securities purchased under resale agreements	1,354,000	—	—	1,354,000
Investment securities (a):
Available-for-sale	1,602,065	1,504,819	—	3,106,884
Held-to-maturity	1,000	1,181	437,806	439,987
Other interest-earning assets	1,124,063	—	—	1,124,063
Loans held for securitization:
Domestic	8,976,662	—	—	8,976,662
Foreign	953,286	—	—	953,286

Total loans held for securitization	9,929,948	—	—	9,929,948
Loan portfolio:
Domestic:
Credit card	4,941,378	1,498,093	—	6,439,471
Other consumer	3,481,974	1,303,006	309,218	5,094,198

Total domestic loan portfolio	8,423,352	2,801,099	309,218	11,533,669
Foreign	1,724,443	1,445,504	—	3,169,947

Total loan portfolio	10,147,795	4,246,603	309,218	14,703,616

Total interest-earning assets	25,835,734	5,752,603	747,024	32,335,361
Interest-Bearing Liabilities
Interest-bearing deposits:
Domestic:
Time deposits	9,470,271	9,475,086	10,636	18,955,993
Money market deposit accounts	6,271,850	—	—	6,271,850
Interest-bearing transaction accounts	49,234	—	—	49,234
Savings accounts	32,755	—	—	32,755

Total domestic interest-bearing deposits	15,824,110	9,475,086	10,636	25,309,832
Foreign:
Time deposits	836,223	250	—	836,473

Total interest-bearing deposits	16,660,333	9,475,336	10,636	26,146,305
Borrowed funds:
Short-term borrowings:
Domestic	1,529,751	—	—	1,529,751
Foreign	245,065	—	—	245,065

Total short-term borrowings	1,774,816	—	—	1,774,816
Long-term debt and bank notes:
Domestic	2,390,267	2,142,610	257,969	4,790,846
Foreign	979,788	1,080,867	15,532	2,076,187

Total long-term debt and bank notes	3,370,055	3,223,477	273,501	6,867,033

Total borrowed funds	5,144,871	3,223,477	273,501	8,641,849

Total interest-bearing liabilities	21,805,204	12,698,813	284,137	34,788,154

Gap before managed adjustments	4,030,530	(6,946,210)	462,887	(2,452,793)
Managed adjustments (b)	(13,480,909)	16,465,538	(721,888)	2,262,741

Gap after managed adjustments	$(9,450,379)	$9,519,328	$(259,001)	$(190,052)

Cumulative gap after managed adjustments	$(9,450,379)	$68,949	$(190,052)

Cumulative gap after managed adjustments as a % of managed assets	(7.99)%	.06%	(.16)%

(a)	Investment securities are presented using estimated maturities.

(b)	Managed adjustments reflect the impact interest rates have on securitized loans and derivative financial instruments.

and reprice quarterly. Including the managed adjustment, results of the gap analysis show that, within one year, the Corporation’s liabilities reprice faster than its assets, indicating an earnings risk from rising interest rates.

Although the static gap methodology is widely accepted for its simplicity in identifying interest rate risk, it ignores many changes that can occur, such as repricing strategies, market spread adjustments, and anticipated hedging transactions. For these reasons, the Corporation analyzes its level of interest rate risk using several other analytical techniques, including simulation analysis. All of the analytical techniques used by the Corporation to measure interest rate risk include the impact of its financial assets and liabilities, derivative financial instruments, and asset securitizations.

50 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

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

Based on the simulation analysis at December 31, 2001, the Corporation could experience a decrease in projected 2002 net income of approximately $67 million, as compared to a decrease of approximately $46 million in projected 2001 net income based on the simulation analysis at December 31, 2000, if interest rates at the time the simulation analysis was performed increased 100 basis points over the next 12 months evenly distributed on the first day of each of the next four quarters. For each incremental 100 basis points introduced into the simulation analysis, the Corporation could experience an additional decrease of approximately $67 million in projected 2002 net income. These assumptions are inherently uncertain and, as a result, the analysis cannot precisely predict the impact of higher interest rates on net income. Actual results would differ from simulated results due to timing, magnitude, and frequency of interest rate changes, changes in market conditions, and management strategies to offset the Corporation’s potential exposure, among other factors. The Corporation has the contractual right to reprice fixed-rate credit card loans at any time, by giving notice to the Customer. Accordingly, a key assumption in the simulation analysis is the repricing of fixed-rate credit card loans in response to an upward movement in interest rates, with a lag of approximately 45 days between interest rate movements and fixed-rate credit card loan repricings. The Corporation has repriced its fixed-rate credit card loans on numerous occasions in the past, and expects to continue to do so in response to changes in interest rates, market conditions, or other factors.

FOREIGN CURRENCY EXCHANGE RATE SENSITIVITY

Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates and occurs as a result of cross-currency investment and funding activities. The Corporation’s foreign currency exchange rate risk is limited to the Corporation’s net investment in its foreign subsidiaries which is unhedged. The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk. Management reviews the foreign currency exchange rate risk of the Corporation on a routine basis. During this review, management considers the net impact to stockholders’ equity under various foreign exchange rate scenarios. At December 31, 2001, the Corporation could experience a decrease in stockholders’ equity, net of tax, of approximately $66 million as compared to a decrease of approximately $41 million in stockholders’ equity, net of tax, at December 31, 2000, as a result of a 10% depreciation of the Corporation’s unhedged capital exposure in foreign subsidiaries to the U.S. dollar position.

The Corporation adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), as amended by Statement of Financial Accounting Standards No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133” (“Statement No. 137”) and Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133” (“Statement No. 138”), on January 1, 2001. The standards required that all derivative financial instruments be recorded on the Corporation’s consolidated statement of financial condition at fair value and established criteria for designation and effectiveness of hedging relationships. The Corporation recognized a $2.5 million (pretax) loss upon implementation of Statement No. 133, as amended by Statement No. 137 and Statement No. 138, on January 1, 2001. The adoption of Statement No. 133 by the Corporation did not affect the Corporation’s hedging strategy.

CROSS-BORDER OUTSTANDINGS

At December 31, 2001, 2000, and 1999 the Corporation had cross-border outstandings in excess of 1% of total consolidated assets in the United Kingdom of $1.0 billion, $529.5 million, and $696.1 million, respectively. The Corporation does not have significant local currency outstanding in the United Kingdom that is not hedged or funded by local currency borrowings. The cross-border outstandings in the United Kingdom are primarily short-term in nature.

ASSET SECURITIZATION

In September 2000, Statement No. 140 was issued. Statement No. 140 replaces Statement of Financial Accounting Standards No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“Statement No. 125”), and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement No. 125’s provisions without reconsideration. The Corporation adopted Statement No. 140’s revised accounting standards for all transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The implementation of Statement No. 140 did not have a material impact on the Corporation’s consolidated financial statements.

Asset securitization is the process whereby loan receivables are converted into securities generally referred to as asset-backed securities. The securitization of the Corporation’s loan receivables is accomplished primarily through the public and private issuance of these asset-backed securities. Asset securitization removes loan receivables from the consolidated statement of financial condition through the sale of loan receivables, generally to a trust. The trust then sells undivided interests to investors that entitle the investors to specified cash flows generated from the securitized loan receivables. As loan receivables are securitized, the Corporation’s on-balance-sheet funding needs are reduced by the amount of loans securitized.

Think of Yourself as a Customer | 51

MBNA Corporation and Subsidiaries

After a securitization, the Corporation continues to own and service the accounts that generate the loan receivables. In addition, the Corporation also sells the rights to new loan receivables, including most fees generated by the accounts and payments received from the accounts. The trust sells undivided interests in the trust to investors, while the Corporation retains the remaining undivided interest. The senior classes of the asset-backed securities receive a AAA credit rating at the time of issuance. This AAA credit rating is generally achieved through the sale of lower-rated subordinated classes of asset-backed securities. The Corporation receives a servicing fee for servicing the accounts. The Corporation maintains retained interests in its securitization transactions which are included in accounts receivable from securitization in the consolidated statement of financial condition. The investors and providers of credit enhancement have a lien on a portion of these retained interests. The Corporation has no further obligation to provide funding support to either the investors or the trusts if the securitized loans are not paid when due.

The trusts are qualified special purpose entities as defined under Statement No. 140. To meet the criteria to be considered a qualifying special purpose entity, a trust must be demonstrably distinct from the Corporation and have activities which are significantly limited and entirely specified in the legal documents that established the trust. The Corporation cannot change the activities that the trust can perform. These activities may only be changed by a majority of the beneficial interest holders not including the Corporation. As qualifying special purpose entities under Statement No. 140, the trusts’ assets and liabilities are not consolidated in the statement of financial condition of the Corporation. The trusts are administered by an independent trustee.

During the revolving period, which generally ranges from 24 months to 108 months, the trust makes no principal payments to the investors. Instead, the trust uses principal payments received on the accounts to purchase new loan receivables generated by these accounts, in accordance with the terms of the transaction, so that the principal dollar amount of the investors’ undivided interest remains unchanged. Once the revolving period ends, the amortization period begins and the trust distributes principal payments to the investors according to the terms of the transaction. When the trust allocates principal payments to the investors, the Corporation’s on-balance-sheet loan receivables increase by the amount of any new purchases or cash advance activity on the accounts.

In July 2001, Financial Accounting Standards Board Technical Bulletin No. 01-1, “Effective Date for Certain Financial Institutions of Certain Provisions of Statement No. 140 Related to the Isolation of Transferred Financial Assets” (“Technical Bulletin No. 01-1”), was issued. Technical Bulletin No. 01-1 applies to single-step securitization structures utilized by the Corporation and clarifies certain isolation criteria related to the transfer of loan receivables that are required by Statement No. 140 to account for asset securitizations as sales. Technical Bulletin No. 01-1 delayed the effective date of Statement No. 140 as it applies to single-step securitization structures for transactions occurring after December 31, 2001. Technical Bulletin No. 01-1 also provides an extended transition period until June 30, 2006, for conversion of existing single-step master trust securitization structures to allow issuers, if necessary, additional time to obtain sufficient approvals from the beneficial interest holders to convert to a two-step securitization structure and continue to meet the isolation criteria required by Statement No. 140 to achieve sales treatment. The Corporation believes that the required changes in its securitization structures are not significant, and that the implementation of any required changes will not have a material impact on the Corporation’s consolidated financial statements. In January 2002, the State of Delaware passed legislation that may enable the Corporation to use a single-step securitization structure and continue to meet the isolation criteria of Statement No. 140, thereby maintaining sales treatment with the single-step securitization structure.

Table 15: Securitized Loans Distribution

dollars in thousands |

December 31,	2001		2000

Securitized Loans
Domestic:
Credit card	$60,501,860	83.1%	$57,425,582	83.4%
Other consumer	5,702,658	7.8	5,691,769	8.3

Total domestic securitized loans	66,204,518	90.9	63,117,351	91.7
Foreign:
Credit card	6,657,969	9.1	5,650,485	8.2
Other consumer	—	—	68,048	.1

Total foreign securitized loans	6,657,969	9.1	5,718,533	8.3

Total securitized loans	$72,862,487	100.0%	$68,835,884	100.0%

[Additional columns below]

[Continued from above table, first column(s) repeated]

December 31,	1999		1998		1997

Securitized Loans
Domestic:
Credit card	$45,851,922	84.0%	$39,739,387	86.1%	$34,181,350	89.4%
Other consumer	3,987,180	7.3	3,007,858	6.5	2,442,116	6.4

Total domestic securitized loans	49,839,102	91.3	42,747,245	92.6	36,623,466	95.8
Foreign:
Credit card	4,565,996	8.4	3,052,070	6.6	1,594,320	4.2
Other consumer	186,706	.3	373,424	.8	—	—

Total foreign securitized loans	4,752,702	8.7	3,425,494	7.4	1,594,320	4.2

Total securitized loans	$54,591,804	100.0%	$46,172,739	100.0%	$38,217,786	100.0%

52 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

During 2001, the Corporation securitized credit card loan receivables totaling $12.4 billion, including the securitization of Pound Sterling 749.7 million (approximately $1.1 billion) by MBNA Europe and CAD$700.0 million (approximately $449.3 million) by MBNA Canada. During 2000, the Corporation securitized credit card loan receivables totaling $14.2 billion, including the securitization of Pound Sterling 798.3 million (approximately $1.2 billion) by MBNA Europe and CAD$750.0 million (approximately $503.7 million) by MBNA Canada. The Corporation also securitized other consumer loans totaling $1.6 billion during 2000. The total amount of securitized loans was $72.9 billion or 74.7% of managed loans at December 31, 2001, compared to $68.8 billion or 77.5% at December 31, 2000. The total amount of securitized domestic credit card loans was 80.8% and 81.5% of managed domestic credit card loans at December 31, 2001 and 2000, respectively. Securitized domestic other consumer loans were 48.2% and 59.8% of managed domestic other consumer loans at December 31, 2001 and 2000, respectively, while securitized foreign loans were 61.8% and 64.7% of managed foreign loans at December 31, 2001 and 2000, respectively. Table 15 shows the Corporation’s securitized loans distribution.

During 2001, $8.3 billion of previously securitized loans amortized back into the Corporation’s loan portfolio or matured, compared to $5.6 billion in 2000. Table 16 presents the amounts, at December 31, 2001, of investor principal in securitized loan receivables scheduled to amortize into the Corporation’s loan receivables in future years. The amortization amounts are based upon estimated amortization periods.

Table 16: Amortization of Investor Principal

dollars in thousands |

2002	$10,387,638
2003	9,818,572
2004	11,942,422
2005	11,632,911
2006	12,653,312
Thereafter	14,692,584

Total amortization of investor principal	71,127,439
Billed interest and fees included in securitized loans	1,735,048

Total securitized loans	$72,862,487

Distribution of principal to investors may begin sooner if the average annualized yield (generally including interest income, interchange income, charged-off loan recoveries and other fees) for three consecutive months drops below a minimum yield (generally equal to the sum of the coupon rate payable to investors, contractual servicing fees, and principal credit losses during the period) or certain other events occur.

Table 17 shows summarized yields for each trust for the three-month period ended December 31, 2001. The yield in excess of minimum yield for each of the trusts are presented on a cash basis and include various credit card or other fees as specified in the securitization agreements. If the yield in excess of minimum falls below 0%, for a contractually specified period, generally a three month average, then the securitizations will begin to amortize earlier than their scheduled contractual amortization date.

Table 17: Yields on Securitized Transactions

dollars in thousands |

			For the Three Months Ended December 31, 2001

							Yield in Excess of Minimum (a)

	Investor	Number of Series	Average Annualized		Average Minimum		Weighted		Series Range
	Principal	in Trust	Yield		Yield		Average		High		Low

MBNA Master Credit Card Trust II	$45,761,638	64	18.85%		10.01%		8.84%		9.22%		6.38%
UK Receivables Trust (b)	4,054,725	10	19.54		11.81		7.73		8.57		5.95
Gloucester Credit Card Trust (c)	1,383,338	7	18.86		9.41		9.45		10.15		9.13
MBNA Master Consumer Loan Trust	5,560,278	5	(d	)	(d	)	(d	)	(d	)	(d	)
MBNA Triple A Master Trust	1,500,000	2	19.10		10.33		8.77		8.78		8.76
First Union Direct Bank Master Credit Card Trust (e)	1,981,108	3	23.31		12.14		11.17		11.73		10.70
MBNA Credit Card Master Note Trust (f)	9,800,000	14	18.86		9.89		8.97		8.97		8.97
UK Receivables Trust II	1,086,352	2	(g	)	(g	)	(g	)	(g	)	(g	)

(a)	The Yield in Excess of Minimum represents the trust’s average annualized yield less its average minimum yield.

(b)	The yields presented for the UK Receivables Trust exclude series 1998-3, as it has entered its scheduled amortization period.

(c)	The Gloucester Credit Card Trust issued series 2001-2 on November 19, 2001. As a result of its recency, the series’ yield is excluded from Table 17.

(d)	The MBNA Master Consumer Loan Trust yield in excess of minimum yield does not impact the distribution of principal to investors. Distribution to investors for transactions in this trust may begin earlier than the scheduled time if the credit enhancement amount falls below a predetermined contractual level. As a result, its yields are excluded from Table 17.

(e)	The First Union Direct Bank Master Credit Card Trust was assumed by the Corporation in 2000 as part of the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation.

(f)	MBNA Credit Card Master Note Trust issues a series of notes called the MBNAseries. Through the MBNAseries, MBNA Credit Card Master Note Trust issued specific classes of notes which contribute on a prorated basis to the calculation of the average yield in excess of minimum. This average yield in excess of minimum impacts the distribution of principal to investors of all classes within the MBNAseries.

(g)	The UK Receivables Trust II issued series 2001-A on October 31, 2001 and series 2001-B on December 18, 2001. As a result of the trusts’ recency, the trusts’ yields are excluded from Table 17.

Think of Yourself as a Customer | 53

MBNA Corporation and Subsidiaries

MANAGEMENT’S REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS AND INTERNAL CONTROL

The accompanying consolidated financial statements were prepared by management, which is responsible for the integrity and objectivity of the information presented, including amounts that must necessarily be based on judgments and estimates. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States, and in situations where acceptable alternative accounting principles exist, management selected the method that was appropriate in the circumstances. Financial information appearing throughout this Annual Report to Stockholders is consistent with the consolidated financial statements.

Management depends upon MBNA Corporation’s systems of internal control in meeting its responsibilities for reliable consolidated financial statements. In management’s opinion, these systems provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management’s authorizations. Judgments are required to assess and balance the relative costs and expected benefits of these controls. As an integral part of the systems of internal control, the Corporation maintains a professional staff of internal auditors who conduct operational and special audits and coordinate audit coverage with the independent auditors.

The consolidated financial statements have been audited by the Corporation’s independent auditors, Ernst & Young LLP, whose independent professional opinion appears separately.

The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with the internal auditors, the independent auditors, and management to review the work of each and evaluate whether each is properly discharging its responsibilities. The independent auditors have free access to the Audit Committee to discuss the results of their audit work and their evaluations of the adequacy of internal controls and the quality of financial reporting.

Alfred Lerner	Charles M. Cawley
Chairman and	President
Chief Executive Officer	MBNA Corporation
MBNA Corporation

M. Scot Kaufman	Kenneth F. Boehl
Chief Financial Officer	General Auditor
MBNA Corporation	MBNA Corporation

54 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
MBNA Corporation

We have audited the accompanying consolidated statements of financial condition of MBNA Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBNA Corporation and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Baltimore, Maryland January 14, 2002

Think of Yourself as a Customer | 55

MBNA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

dollars in thousands, except per share amounts |

December 31,	2001	2000

Assets
Cash and due from banks	$962,118	$971,469
Interest-earning time deposits in other banks	1,676,863	1,505,331
Federal funds sold and securities purchased under resale agreements	1,354,000	700,000
Investment securities:
Available-for-sale (at market value, amortized cost of $3,077,711 and $2,661,962 at December 31, 2001 and 2000, respectively)	3,106,884	2,666,196
Held-to-maturity (market value of $426,317 and $368,547 at December 31, 2001 and 2000, respectively)	439,987	384,088
Loans held for securitization	9,929,948	8,271,933
Loan portfolio:
Credit card	8,261,575	7,798,772
Other consumer	6,442,041	3,884,132

Total loan portfolio	14,703,616	11,682,904
Reserve for possible credit losses	(833,423)	(527,573)

Net loan portfolio	13,870,193	11,155,331
Premises and equipment, net	2,112,139	1,781,011
Accrued income receivable	369,383	305,437
Accounts receivable from securitization	7,495,501	7,081,572
Intangible assets, net	2,582,163	2,749,435
Prepaid expenses and deferred charges	344,692	322,201
Other assets	1,204,074	784,092

Total assets	$45,447,945	$38,678,096

Liabilities
Deposits:
Time deposits	$19,792,466	$18,468,144
Money market deposit accounts	6,271,850	4,922,027
Noninterest-bearing deposits	948,440	892,980
Interest-bearing transaction accounts	49,234	50,475
Savings accounts	32,755	9,969

Total deposits	27,094,745	24,343,595
Short-term borrowings	1,774,816	159,512
Long-term debt and bank notes	6,867,033	5,735,635
Accrued interest payable	226,653	237,610
Accrued expenses and other liabilities	1,685,980	1,574,466

Total liabilities	37,649,227	32,050,818
Stockholders’ Equity
Preferred stock ($.01 par value, 20,000,000 shares authorized, 8,573,882 shares issued and outstanding at December 31, 2001 and 2000)	86	86
Common stock ($.01 par value, 1,500,000,000 shares authorized, 851,781,250 shares at December 31, 2001 and 851,803,793 shares at December 31, 2000, issued and outstanding)	8,518	8,518
Additional paid-in capital	2,533,822	2,725,950
Retained earnings	5,304,725	3,931,248
Accumulated other comprehensive income	(48,433)	(38,524)

Total stockholders’ equity	7,798,718	6,627,278

Total liabilities and stockholders’ equity	$45,447,945	$38,678,096

The accompanying notes are an integral part of the consolidated financial statements.

56 | Think of Yourself as a Customer

MBNA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

dollars in thousands, except per share amounts |

Year Ended December 31,	2001		2000	1999

Interest Income
Loan portfolio	$1,822,607	$	1,308,169	$1,404,063
Loans held for securitization	969,419		1,161,792	555,305
Investment securities:
Taxable	164,577		174,109	131,818
Tax-exempt	3,124		4,396	3,587
Time deposits in other banks	71,341		83,727	120,234
Federal funds sold and securities purchased under resale agreements	56,651		43,486	47,264
Other interest income	117,383		94,680	77,469

Total interest income	3,205,102		2,870,359	2,339,740
Interest Expense
Deposits	1,444,706		1,260,575	919,426
Short-term borrowings	24,766		34,152	36,337
Long-term debt and bank notes	344,593		397,000	372,743

Total interest expense	1,814,065		1,691,727	1,328,506

Net Interest Income	1,391,037		1,178,632	1,011,234
Provision for possible credit losses	1,140,615		547,309	636,614

Net interest income after provision for possible credit losses	250,422		631,323	374,620
Other Operating Income
Securitization income	5,988,627		4,326,229	3,793,440
Interchange	300,957		286,182	220,298
Credit card fees	295,101		289,468	199,485
Insurance	145,338		85,091	59,638
Other	209,596		149,816	85,191

Total other operating income	6,939,619		5,136,786	4,358,052
Other Operating Expense
Salaries and employee benefits	1,821,293		1,511,389	1,261,491
Occupancy expense of premises	159,075		139,566	126,881
Furniture and equipment expense	220,802		199,833	181,091
Other	2,273,661		1,796,914	1,508,245

Total other operating expense	4,474,831		3,647,702	3,077,708

Income Before Income Taxes	2,715,210		2,120,407	1,654,964
Applicable income taxes	1,020,919		807,875	630,541

Net Income	$1,694,291		$1,312,532	$1,024,423

Earnings Per Common Share	$1.97		$1.58	$1.26
Earnings Per Common Share—Assuming Dilution	1.92		1.53	1.21

The accompanying notes are an integral part of the consolidated financial statements.

Think of Yourself as a Customer | 57

MBNA Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

dollars in thousands, except per share amounts |

	Outstanding Shares

	Preferred	Common	Preferred	Common
	(000)	(000)	Stock	Stock

Balance, December 31, 1998	8,574	751,796	$86	$7,518
Comprehensive income:
Net income	—	—	—	—
Foreign currency translation, net of tax (accumulated amount of ($4,316) at December 31, 1999)	—	—	—	—
Net unrealized losses on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of ($8,244) at December 31, 1999)	—	—	—	—
Minimum benefit plan liability adjustment, net of tax (accumulated amount of $0 at December 31, 1999)	—	—	—	—

Other comprehensive income, net of tax

Comprehensive income
Cash dividends:
Common—$.28 per share	—	—	—	—
Preferred	—	—	—	—
Issuance of common stock, net of issuance costs	—	50,000	—	500
Exercise of stock options and other awards	—	7,719	—	77
Stock option tax benefit	—	—	—	—
Amortization of deferred compensation expense	—	—	—	—
Acquisition and retirement of common stock	—	(7,734)	—	(77)

Balance, December 31, 1999	8,574	801,781	86	8,018
Comprehensive income:
Net income	—	—	—	—
Foreign currency translation, net of tax (accumulated amount of ($46,956) at December 31, 2000)	—	—	—	—
Net unrealized gains on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $8,432 at December 31, 2000)	—	—	—	—

Other comprehensive income, net of tax

Comprehensive income
Cash dividends:
Common—$.32 per share	—	—	—	—
Preferred	—	—	—	—
Issuance of common stock, net of issuance costs	—	50,000	—	500
Exercise of stock options and other awards	—	10,621	—	106
Stock option tax benefit	—	—	—	—
Amortization of deferred compensation expense	—	—	—	—
Acquisition and retirement of common stock	—	(10,598)	—	(106)

Balance, December 31, 2000	8,574	851,804	86	8,518
Comprehensive income:
Net income	—	—	—	—
Foreign currency translation, net of tax (accumulated amount of ($75,940) at December 31, 2001)	—	—	—	—
Net unrealized gains on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $27,507 at December 31, 2001)	—	—	—	—

Other comprehensive income, net of tax

Comprehensive income
Cash dividends:
Common—$.36 per share	—	—	—	—
Preferred	—	—	—	—
Exercise of stock options and other awards	—	10,555	—	106
Stock option tax benefit	—	—	—	—
Amortization of deferred compensation expense	—	—	—	—
Acquisition and retirement of common stock	—	(10,578)	—	(106)

Balance, December 31, 2001	8,574	851,781	$86	$8,518

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Accumulated
	Additional		Other	Total
	Paid-in	Retained	Comprehensive	Stockholders'
	Capital	Earnings	Income	Equity

Balance, December 31, 1998	$271,050	$2,112,374	$7	$2,391,035
Comprehensive income:
Net income	—	1,024,423	—	1,024,423
Foreign currency translation, net of tax (accumulated amount of ($4,316) at December 31, 1999)	—	—	(6,738)	(6,738)
Net unrealized losses on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of ($8,244) at December 31, 1999)	—	—	(10,404)	(10,404)
Minimum benefit plan liability adjustment, net of tax (accumulated amount of $0 at December 31, 1999)	—	—	4,575	4,575

Other comprehensive income, net of tax				(12,567)

Comprehensive income				1,011,856
Cash dividends:
Common—$.28 per share	—	(224,520)	—	(224,520)
Preferred	—	(14,313)	—	(14,313)
Issuance of common stock, net of issuance costs	1,173,586	—	—	1,174,086
Exercise of stock options and other awards	27,855	—	—	27,932
Stock option tax benefit	34,622	—	—	34,622
Amortization of deferred compensation expense	10,082	—	—	10,082
Acquisition and retirement of common stock	(211,260)	—	—	(211,337)

Balance, December 31, 1999	1,305,935	2,897,964	(12,560)	4,199,443
Comprehensive income:
Net income	—	1,312,532	—	1,312,532
Foreign currency translation, net of tax (accumulated amount of ($46,956) at December 31, 2000)	—	—	(42,640)	(42,640)
Net unrealized gains on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $8,432 at December 31, 2000)	—	—	16,676	16,676

Other comprehensive income, net of tax				(25,964)

Comprehensive income				1,286,568
Cash dividends:
Common—$.32 per share	—	(264,574)	—	(264,574)
Preferred	—	(14,674)	—	(14,674)
Issuance of common stock, net of issuance costs	1,598,555	—	—	1,599,055
Exercise of stock options and other awards	62,768	—	—	62,874
Stock option tax benefit	59,015	—	—	59,015
Amortization of deferred compensation expense	23,035	—	—	23,035
Acquisition and retirement of common stock	(323,358)	—	—	(323,464)

Balance, December 31, 2000	2,725,950	3,931,248	(38,524)	6,627,278
Comprehensive income:
Net income	—	1,694,291	—	1,694,291
Foreign currency translation, net of tax (accumulated amount of ($75,940) at December 31, 2001)	—	—	(28,984)	(28,984)
Net unrealized gains on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $27,507 at December 31, 2001)	—	—	19,075	19,075

Other comprehensive income, net of tax				(9,909)

Comprehensive income				1,684,382
Cash dividends:
Common—$.36 per share	—	(306,672)	—	(306,672)
Preferred	—	(14,142)	—	(14,142)
Exercise of stock options and other awards	83,926	—	—	84,032
Stock option tax benefit	68,580	—	—	68,580
Amortization of deferred compensation expense	31,355	—	—	31,355
Acquisition and retirement of common stock	(375,989)	—	—	(376,095)

Balance, December 31, 2001	$2,533,822	$5,304,725	$(48,433)	$7,798,718

The accompanying notes are an integral part of the consolidated financial statements.

58 | Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

Consolidated Statements of Cash Flows

dollars in thousands |

Year Ended December 31,	2001	2000	1999

Operating Activities
Net income	$1,694,291	$1,312,532	$1,024,423
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for possible credit losses	1,140,615	547,309	636,614
Depreciation, amortization, and accretion	715,386	555,482	426,443
(Benefit) provision for deferred income taxes	(111,267)	44,807	(46,604)
Increase in accrued income receivable	(63,946)	(88,570)	(23,848)
Increase in accounts receivable from securitization	(413,929)	(2,793,224)	(613,229)
(Decrease) increase in accrued interest payable	(10,957)	54,620	29,789
(Increase) decrease in other operating activities	(219,229)	279,869	122,226

Net cash provided by (used in) operating activities	2,730,964	(87,175)	1,555,814
Investing Activities
Net (increase) decrease in money market instruments	(825,532)	(679,583)	2,035,467
Proceeds from maturities of investment securities available-for-sale	1,673,341	714,223	828,800
Proceeds from sale of investment securities available-for-sale	505	—	—
Purchases of investment securities available-for-sale	(2,119,000)	(634,154)	(1,945,110)
Proceeds from maturities of investment securities held-to-maturity	33,280	13,210	44,718
Purchases of investment securities held-to-maturity	(89,124)	(103,981)	(100,186)
Proceeds from securitization of loans	12,322,808	15,765,871	13,287,994
Acquisition of the credit card business of PNC Bank, N.A	—	—	(3,191,786)
Loan portfolio acquisitions	(1,307,363)	(4,991,780)	(2,726,633)
Proceeds from sale of loans	704,874	292,455	764,263
Amortization of securitized loans	(8,282,788)	(5,621,914)	(5,084,811)
Net loan originations	(9,204,419)	(9,768,733)	(8,763,610)
Net purchases of premises and equipment	(552,113)	(325,019)	(235,124)

Net cash used in investing activities	(7,645,531)	(5,339,405)	(5,086,018)
Financing Activities
Net increase in money market deposit accounts, noninterest-bearing deposits, interest-bearing transaction accounts, and savings accounts	1,426,828	861,206	352,267
Net increase in time deposits	1,324,322	4,767,636	2,955,446
Net increase (decrease) in short-term borrowings	1,615,304	(879,492)	(192,191)
Proceeds from issuance of long-term debt and bank notes	2,043,964	1,187,014	891,495
Maturity of long-term debt and bank notes	(900,757)	(1,097,916)	(1,134,257)
Proceeds from exercise of stock options and other awards	84,032	62,874	27,932
Acquisition and retirement of common stock	(376,095)	(323,464)	(211,337)
Proceeds from issuance of common stock	—	1,599,055	1,174,086
Dividends paid	(312,382)	(267,250)	(227,733)

Net cash provided by financing activities	4,905,216	5,909,663	3,635,708

(Decrease) Increase in Cash and Cash Equivalents	(9,351)	483,083	105,504
Cash and cash equivalents at beginning of year	971,469	488,386	382,882

Cash and cash equivalents at end of year	$962,118	$971,469	$488,386

Supplemental Disclosures
Interest expense paid	$1,869,919	$1,636,238	$1,295,597

Income taxes paid	$892,519	$721,368	$610,806

The accompanying notes are an integral part of the consolidated financial statements.

Think of Yourself as a Customer | 59

MBNA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE A: SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.

BUSINESS
MBNA Corporation (“the Corporation”) is a registered bank holding company, incorporated under the laws of Maryland. It is the parent company of MBNA America Bank, N.A. (“the Bank”), a national bank and the Corporation’s principal subsidiary. The Bank has two wholly owned foreign bank subsidiaries, MBNA Europe Bank Limited (“MBNA Europe”) located in the United Kingdom and MBNA Canada Bank (“MBNA Canada”) located in Canada. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of endorsed credit cards, marketed primarily to members of associations and customers of financial institutions. In addition to its credit card lending, the Corporation also makes other consumer loans and offers insurance and deposit products. The Corporation is also the parent of MBNA America (Delaware), N.A. (“MBNA Delaware”), which offers home equity loans and business card products.

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

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include, after intercompany elimination, the accounts of all subsidiaries of the Corporation, of which all are wholly owned. For purposes of comparability, certain prior period amounts have been reclassified.

FOREIGN ACTIVITIES
The Corporation’s foreign activities are primarily performed through the Bank’s two foreign bank subsidiaries, MBNA Europe and MBNA Canada.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS
The financial statements of the Corporation’s foreign subsidiaries have been translated into U.S. dollars in accordance with generally accepted accounting principles. Assets and liabilities have been translated using the exchange rate at year end. Income and expense amounts have been translated using the exchange rate for the period in which the transaction took place. The translation gains and losses resulting from the change in exchange rates have been reported as a component of other comprehensive income included in stockholders’ equity, net of tax. The effect on the consolidated statements of income from foreign currency transaction gains and losses is immaterial for all years presented.

STOCK-BASED EMPLOYEE COMPENSATION
The Corporation measures compensation cost for employee stock options and similar instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”).

ASSET SECURITIZATION
Asset securitization involves the sale, generally to a trust, of a pool of loan receivables and is accomplished primarily through the public and private issuance of asset-backed securities. The Corporation removes loan receivables from the consolidated statement of financial condition for those asset securitizations that qualify as sales in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125 (“Statement No. 140”). The trusts are qualifying special purpose entities as defined by Statement No. 140. The trusts are not subsidiaries of the Corporation, and are not included in the Corporation’s consolidated financial statements in accordance with generally accepted accounting principles. Earnings on the Corporation’s securitizations are included in securitization income and other interest income in the consolidated statement of income and amounts due from the trusts are included in accounts receivable from securitization on the consolidated statement of financial condition.

INVESTMENT SECURITIES
Investment securities include both those available-for-sale and those held-to-maturity. Investment securities available-for-sale are recorded at market value with unrealized gains and losses, net of tax, reported as a component of other comprehensive income included in stockholders’ equity. Investment securities held-to-maturity are reported at cost (adjusted for amortization of premiums and accretion of discounts). The Corporation does not hold investment securities for trading purposes. Realized gains and losses and other-than-temporary impairments related to investment securities are determined using the specific identification method and are reported in other operating income as gains or losses on investment securities.

LOANS HELD FOR SECURITIZATION
Loans held for securitization includes the lesser of loans eligible for securitization or sale, or loans which management intends to securitize or sell within one year. Loans held for securitization also includes loans which were originated through certain endorsing organizations or financial institutions who have the contractual right to purchase the loans from the Corporation at fair value. These loans are carried at the lower of aggregate cost or fair value.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation and amortization, computed principally by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are included in other operating expense, while the cost of improvements is capitalized.

60  |  Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

CREDIT CARD FEES AND COSTS
Credit card fees include annual, late, overlimit, returned check, cash advance, and other miscellaneous fees. These fees are assessed according to agreements with the Corporation’s credit card Customers and are included in the Corporation’s loan receivables when billed. The credit card fee portion of a charged-off loan is deducted from current period credit card fee income.

Annual credit card fees and incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which they pertain. The Corporation does not charge an annual credit card fee during the first year the account is originated. The deferred annual credit card fees are included in accrued expenses and other liabilities in the Corporation’s consolidated statement of financial condition. Incremental direct loan origination costs are deferred only in the first year and are included in prepaid expenses and deferred charges. At December 31, 2001 and 2000, the incremental direct loan origination costs deferred were $49.8 million and $43.4 million, respectively. The Corporation expenses marketing costs as incurred.

INTERCHANGE INCOME
Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International Inc. and Visa U.S.A. Inc. and are based on cardholder sales volumes. The Corporation recognizes interchange income as earned. The Corporation offers to its Customers certain reward programs based on charge volumes. The costs of these reward programs are deducted from interchange income. The costs of the reward programs related to securitized loans are deducted from securitization income.

OTHER OPERATING INCOME
In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”). SAB No. 101 provided further guidance in applying generally accepted accounting principles to accounting for revenue recognition. In accordance with SAB No. 101, all related revenues received for services rendered by the Corporation are deferred until any refund period lapses or the fee is contractually earned. The Corporation adopted SAB No. 101 during 2000 and the implementation of SAB No. 101 did not have a material impact on the Corporation’s consolidated financial statements.

ROYALTIES
The Corporation enters into agreements with endorsing organizations and financial institutions that allow the Corporation to market its financial products to their members or customers. The Corporation compensates the endorsing organization or financial institution in exchange for their endorsement of the Corporation’s financial products. Compensation arrangements that are based on revenue sharing generated from the Customer’s account are deducted from interest income, those based on account activation and usage are charged to other operating expense, and those based on reward programs are deducted from interchange income. The royalties related to securitized loans are deducted from securitization income.

INTEREST INCOME ON LOANS
Interest income is recognized based upon the amount of loans outstanding and their contractual annual percentage rates. The Corporation systematically accrues interest income on a monthly basis from the Customer’s statement billing cycle date to the end of the month. Interest income is included in loan receivables when billed to the Customer. The Corporation uses certain estimates and assumptions in the determination of the accrued unbilled portion of interest income which is included in accrued income receivable in the Corporation’s consolidated statement of financial condition. These estimates and assumptions include the average loan balance subject to interest and the account’s annual percentage rates. Interest income is generally recognized until the loan is paid or charged off. The interest portion of a charged-off loan is deducted from current period interest income.

RESERVE FOR POSSIBLE CREDIT LOSSES
The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan receivables based on a projection of probable future net credit losses on the Corporation’s loan receivables. The Corporation’s net credit losses include the principal balance of loans charged off less current period recoveries and exclude accrued interest and fees and fraud losses. The Corporation regularly performs a migration analysis of delinquent and current accounts in order to determine an appropriate reserve for possible credit losses. A migration analysis is a technique used to estimate the likelihood that a loan receivable will progress through the various delinquency stages and ultimately charge off. In completing the analysis of the adequacy of the reserve for possible credit losses, the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors are considered. Significant changes in these factors could impact the establishment of an appropriate reserve for possible credit losses. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level.

The Corporation charges off open-end delinquent retail loans by the end of the month in which the account becomes 180 days contractually past due, closed-end delinquent retail loans by the end of the month in which the account becomes 120 days contractually past due, and bankrupt accounts within 60 days of receiving notification from the bankruptcy courts. The Corporation charges off deceased accounts when the loss is determined. The Corporation records current period recoveries on loans previously charged off in the reserve for possible credit losses. The Corporation sells charged-off loans and records the proceeds received from these sales as recoveries. The Corporation records acquired reserves for current period loan acquisitions. The reserve for possible credit losses is a general allowance applicable to the Corporation’s loan portfolio and does not include an allocation for credit risk related to securitized loans. Net credit losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements and do not affect the reserve for possible credit losses.

Think of Yourself as a Customer  |  61

MBNA Corporation and Subsidiaries

INTANGIBLE ASSETS
Intangible assets, including the value of acquired Customer accounts, goodwill, and all other identifiable intangible assets, are amortized over a period generally not exceeding ten years. The Corporation amortizes its intangible assets generally using an accelerated method based on expected future cash flows from the use of the asset. The Corporation had accumulated amortization related to its intangible assets of $971.7 million and $588.2 million at December 31, 2001 and 2000, respectively.

The Corporation reviews the carrying value of its intangible assets for impairment on a quarterly basis. The intangible assets, which consist primarily of the value of acquired Customer accounts, are carried at the lower of net book value or estimated fair value with the estimated fair value determined by discounting the expected future cash flows from the use of the asset at an appropriate discount rate. The Corporation performs this impairment valuation quarterly based on the size and nature of the intangible asset. For intangible assets that are not considered material, the Corporation performs this calculation by grouping the assets by year of acquisition. The Corporation makes certain estimates and assumptions that affect the determination of the fair value of the intangible assets. These estimates and assumptions include levels of account activation, active account attrition, funding costs, credit loss experience, servicing costs, growth in average account balances, interest and fees assessed on loans, and other factors. Significant changes in these estimates and assumptions could result in an impairment of the intangible asset and a write down of the carrying value of the intangible asset.

In June 2001, Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“Statement No. 142”), was issued. The effective date for Statement No. 142 is for fiscal years beginning after December 15, 2001. In accordance with Statement No. 142, goodwill and intangible assets determined to have indefinite lives will no longer be amortized, but will instead be subject to an annual impairment test. At December 31, 2001, the Corporation did not have a material amount of goodwill or intangible assets with indefinite lives or any other nonamortizing intangible assets. Other separately identifiable intangible assets, which for the Corporation are primarily the value of acquired Customer accounts, will continue to be amortized over their estimated useful lives. The Corporation currently amortizes the value of acquired Customer accounts over a period that is generally limited to ten years. In accordance with Statement No. 142, the Corporation completed an analysis of the associated benefits of the value of its acquired Customer accounts. As a result, the Corporation will extend the amortization period of the value of acquired Customer accounts, generally to 15 years, to better match their estimated useful lives. The change in estimated useful lives upon the implementation of Statement No. 142 will decrease amortization expense related to the Corporation’s existing intangible assets in future periods and will not have a material impact on the Corporation’s consolidated financial statements.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES
The Corporation adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), as amended by Statement of Financial Accounting Standards No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133” (“Statement No. 137”) and Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133” (“Statement No. 138”), on January 1, 2001. The standards required that all derivative financial instruments be recorded on the Corporation’s consolidated statement of financial condition at fair value and established criteria for designation and effectiveness of hedging relationships. The Corporation recognized a $2.5 million (pretax) loss upon implementation of Statement No. 133, as amended by Statement No. 137 and Statement No. 138, on January 1, 2001.

The Corporation utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk and foreign currency exchange rate risk which exist as part of its ongoing business operations. Derivative financial instruments are entered into for periods which match the related underlying exposures and do not constitute positions independent of these exposures. The Corporation does not enter into derivative financial instruments for trading purposes, nor is it a party to any leveraged derivative financial instruments. The Corporation can designate derivative financial instruments as either fair value hedges, cash flow hedges, or hedges of net investments. The Corporation also has derivative financial instruments that are not designated as an accounting hedge, which reduce its exposure to foreign currency exchange rate risk. The Corporation accounts for changes in the fair value of fair value hedges and the corresponding hedged item as a component of other operating income on the Corporation’s consolidated statement of income. The Corporation does not have cash flow hedges or hedges of net investments. For derivative financial instruments that are not designated as an accounting hedge, the change in fair value is reported in other operating income on the Corporation’s consolidated statement of income. The gross unrealized gains and gross unrealized losses on the Corporation’s derivative financial instruments are included as a component of other assets or accrued expenses and other liabilities, respectively, on the Corporation’s consolidated statement of financial condition. The gross unrealized gains and gross unrealized losses on the corresponding hedged item are included as part of the carrying value of the hedged item on the Corporation’s consolidated statement of financial condition.

Amounts related to outstanding interest rate swap agreements are accrued and recognized in earnings, as an adjustment to the related interest income or interest expense of the hedged asset/liability, over the life of the related agreement. Gains and losses associated with the termination of interest rate swap agreements for identified positions are deferred and amortized over the remaining lives of the related underlying assets/liabilities as an adjustment to the yield/rate. Unamortized deferred gains and losses associated with terminated interest rate swap agreements are included in the underlying assets/liabilities hedged.

62  |  Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

LOAN RECEIVABLE FRAUD LOSSES
The Corporation incurs loan receivable fraud losses from the unauthorized use of Customer accounts and counterfeiting. These fraudulent transactions, when identified, are reclassified to other assets from loans and reduced to estimated net recoverable values through a charge to other operating expense.

PREPAID EXPENSES AND DEFERRED CHARGES
The principal components of prepaid expenses and deferred charges include unamortized direct loan origination costs, royalties advanced to the Corporation’s endorsing organizations and financial institutions, prepaid benefit plan costs and commissions paid on brokered certificates of deposit. These costs are deferred and amortized over the period the Corporation receives a benefit or the remaining term of the liability.

INSURANCE INCOME
The Corporation’s insurance income primarily relates to fees received for marketing credit related life and disability insurance and debt cancellation contracts. The Corporation also receives fees for marketing automobile, annuity, and life and health insurance products. The amount of insurance income recorded is generally based on insurance policies and debt cancellation contracts in force. The Corporation recognizes insurance income over the policy or contract period as earned.

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

NEW ACCOUNTING PRONOUNCEMENTS
In July 2001, Financial Accounting Standards Board Technical Bulletin No. 01-1, “Effective Date for Certain Financial Institutions of Certain Provisions of Statement No. 140 Related to the Isolation of Transferred Financial Assets” (“Technical Bulletin No. 01-1”), was issued. Technical Bulletin No. 01-1 applies to single-step securitization structures utilized by the Corporation and clarifies certain isolation criteria related to the transfer of loan receivables that are required by Statement No. 140 to account for asset securitizations as sales. Technical Bulletin No. 01-1 delayed the effective date of Statement No. 140 as it applies to single-step securitization structures for transactions occurring after December 31, 2001. Technical Bulletin No. 01-1 also provides an extended transition period until June 30, 2006, for conversion of existing single-step master trust securitization structures to allow issuers, if necessary, additional time to obtain sufficient approvals from the beneficial interest holders to convert to a two-step securitization structure and continue to meet the isolation criteria required by Statement No. 140 to achieve sales treatment. The Corporation believes that the required changes in its securitization structures are not significant, and that the implementation of any required changes will not have a material impact on the Corporation’s consolidated financial statements. In January 2002, the State of Delaware passed legislation that may enable the Corporation to use a single-step securitization structure and continue to meet the isolation criteria of Statement No. 140, thereby maintaining sales treatment with the single-step securitization structure.

In August 2001, Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement No. 144”), was issued. The provisions of Statement No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. Statement No. 144 addresses the accounting and reporting for the impairment or disposal of certain tangible or intangible long-lived assets. Statement No. 144 replaces Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The implementation of Statement No. 144 will not impact the Corporation’s consolidated financial statements.

NOTE B: CASH AND DIVIDEND RESTRICTIONS
The Bank is required by the Federal Reserve Bank to maintain cash reserves against certain categories of average deposit liabilities. During 2001 and 2000, the average amount of these reserves was $18.0 million and $7.5 million, respectively, after deducting currency and coin holdings.

Included in the Corporation’s interest-earning time deposits at December 31, 2001 and 2000 were $31.3 million and $35.1 million, respectively, that are collateralizing advances provided by an underwriter of MBNA Europe’s securitization transactions completed in 2000.

The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation’s Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation’s revolving credit facilities. The payment of common stock dividends may also be limited by the terms of the Corporation’s preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on

Think of Yourself as a Customer  |  63

MBNA CORPORATION AND SUBSIDIARIES

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

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a national bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profit. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. Also, a national bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 2001, the amount of retained earnings available for declaration and payment of dividends from the Bank to the Corporation was $3.2 billion. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

The Bank’s payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the senior syndicated revolving credit facility. This facility was not drawn upon at December 31, 2001. If this facility had been drawn upon at December 31, 2001, the amount of retained earnings available for declaration of dividends would have been further limited to $1.5 billion.

NOTE C: CREDIT CARD BUSINESS ACQUISITION
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

NOTE D: RELATED PARTY TRANSACTIONS
The Corporation’s directors, executive officers, certain members of their immediate families, and certain affiliated companies hold credit cards or other lines of credit issued by the Corporation on the same terms prevailing at the time for those issued to other persons. The outstanding amounts are included in loan receivables on the Corporation’s consolidated statement of financial condition and were not material to the Corporation’s financial results.

NOTE E: EARNINGS PER COMMON SHARE
Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding during the period. Earnings per common share—assuming dilution is computed using net income applicable to common stock and weighted average common shares outstanding during the period after consideration of the potential dilutive effect of common stock equivalents, based on the treasury stock method using an average market price for the period. The Corporation’s common stock equivalents are solely related to employee and director stock options. The Corporation does not have any other common stock equivalents.

Computation of Earnings Per Common Share

dollars in thousands, except per share amounts    |

Year Ended December 31,	2001	2000	1999

Earnings per Common Share
Net income	$1,694,291	$1,312,532	$1,024,423
Less: preferred stock dividend requirements	14,142	14,674	14,313

Net income applicable to common stock	$1,680,149	$1,297,858	$1,010,110

Weighted average common shares outstanding (000)	851,830	820,551	801,020

Earnings per common share	$1.97	$1.58	$1.26

Earnings per Common Share—Assuming Dilution
Net income	$1,694,291	$1,312,532	$1,024,423
Less: preferred stock dividend requirements	14,142	14,674	14,313

Net income applicable to common stock	$1,680,149	$1,297,858	$1,010,110

Weighted average common shares outstanding (000)	851,830	820,551	801,020
Net effect of dilutive stock options (000)	24,323	25,984	36,063

Weighted average common shares outstanding and common stock equivalents (000)	876,153	846,535	837,083

Earnings per common share—assuming dilution	$1.92	$1.53	$1.21

There were 11,323,000 stock options with an average option price of $32.57 per share outstanding at December 31, 2001, which were not included in the computation of earnings per common share—assuming dilution for 2001 as a result of the stock options’ exercise price being greater than the average market price of the common shares. These stock options expire in 2010 and 2011.

64  |  Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

NOTE F: INVESTMENT SECURITIES

Summary of Investment Securities

dollars in thousands    |

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

December 31, 2001
Investment securities available-for-sale:
U.S. Treasury and other U.S. government agencies obligations	$2,134,378	$29,971	$(699)	$2,163,650
State and political subdivisions of the United States	105,067	41	–	105,108
Asset-backed and other securities	838,266	942	(1,082)	838,126

Total investment securities available-for-sale	$3,077,711	$30,954	$(1,781)	$3,106,884

Investment securities held-to-maturity:
U.S. Treasury and other U.S. government agencies obligations	$370,613	$456	$(15,548)	$355,521
State and political subdivisions of the United States	6,692	1,389	(9)	8,072
Asset-backed and other securities	62,682	42	–	62,724

Total investment securities held-to-maturity	$439,987	$1,887	$(15,557)	$426,317

December 31, 2000
Investment securities available-for-sale:
U.S. Treasury and other U.S. government agencies obligations	$1,704,107	$6,351	$(1,790)	$1,708,668
State and political subdivisions of the United States	95,811	30	–	95,841
Asset-backed and other securities	862,044	390	(747)	861,687

Total investment securities available-for-sale	$2,661,962	$6,771	$(2,537)	$2,666,196

Investment securities held-to-maturity:
U.S. Treasury and other U.S. government agencies obligations	$315,707	$74	$(15,398)	$300,383
State and political subdivisions of the United States	6,095	101	(113)	6,083
Asset-backed and other securities	62,286	–	(205)	62,081

Total investment securities held-to-maturity	$384,088	$175	$(15,716)	$368,547

December 31, 1999
Investment securities available-for-sale:
U.S. Treasury and other U.S. government agencies obligations	$1,593,232	$–	$(15,880)	$1,577,352
State and political subdivisions of the United States	97,792	–	(1)	97,791
Asset-backed and other securities	1,081,281	149	(3,910)	1,077,520

Total investment securities available-for-sale	$2,772,305	$149	$(19,791)	$2,752,663

Investment securities held-to-maturity:
U.S. Treasury and other U.S. government agencies obligations	$248,652	$–	$(28,086)	$220,566
State and political subdivisions of the United States	6,163	33	(720)	5,476
Asset-backed and other securities	38,826	–	(36)	38,790

Total investment securities held-to-maturity	$293,641	$33	$(28,842)	$264,832

Estimated Maturities of Investment Securities

dollars in thousands |

	Amortized	Market
December 31, 2001	Cost	Value
Investment Securities Available-for-Sale
Due within one year	$1,064,890	$1,075,252
Due after one year through five years	2,003,557	2,022,400
Due after five years through ten years	8,533	8,504
Due after ten years	731	728

Total investment securities
available-for-sale	$3,077,711	$3,106,884

Investment Securities Held-to-Maturity
Due within one year	$1,000	$1,000
Due after one year through five years	1,181	1,224
Due after five years through ten years	649	649
Due after ten years	437,157	423,444

Total investment securities
held-to-maturity	$439,987	$426,317

For the year ended December 31, 2001, the Corporation sold investment securities available-for-sale resulting in a realized loss of $36,000, having a net after-tax effect of $23,000. The Corporation did not sell any investment securities during 2000 and 1999. The Corporation had pledged investment securities with a book value of $2.8 billion and $601.8 million at December 31, 2001 and 2000, respectively. These investment securities were pledged as part of the Corporation’s funding and liquidity programs.

Think of Yourself as a Customer  |  65

MBNA Corporation and Subsidiaries

NOTE G: GEOGRAPHIC DIVERSIFICATION OF LOANS
The Corporation originates credit card and other consumer loans, primarily throughout the United States, the United Kingdom, Ireland, and Canada. Credit card and other consumer loans originated in the United States are broadly distributed throughout the United States’ geographic regions. Credit card and other consumer loans issued by MBNA Europe are primarily located in the United Kingdom and Ireland, while MBNA Canada issues credit card and other consumer loans in Canada. The following table details the geographic distribution of the Corporation’s loan receivables, securitized loans, and managed loans.

The Corporation’s loans are generally made on an unsecured basis after reviewing each potential Customer’s credit application and evaluating the applicant’s financial history and ability and willingness to repay. The average credit line to individual Customers is approximately $11,100 and the average balance per account is approximately $3,600 at December 31, 2001.

Geographic Distribution of Loan Receivables, Securitized Loans, and Managed Loans

dollars in thousands

	Loan Receivables		Securitized Loans		Managed Loans

December 31, 2001
United States:
Northern	$2,470,728	10.0%	$8,484,970	11.6%	$10,955,698	11.2%
Mid-Atlantic	3,558,029	14.5	11,692,313	16.1	15,250,342	15.6
Southern	4,028,540	16.4	13,452,626	18.5	17,481,166	17.9
Central	3,479,120	14.1	11,207,159	15.4	14,686,279	15.1
Western	3,766,008	15.3	11,974,475	16.4	15,740,483	16.2
Southwestern	2,881,953	11.7	9,241,436	12.7	12,123,389	12.4
United Kingdom/Ireland	3,630,104	14.7	5,245,294	7.2	8,875,398	9.1
Canada	493,129	2.0	1,412,675	1.9	1,905,804	2.0
Other	325,953	1.3	151,539	.2	477,492	.5

Total	$24,633,564	100.0%	$72,862,487	100.0%	$97,496,051	100.0%

December 31, 2000
United States:
Northern	$2,030,566	10.2%	$8,087,870	11.8%	$10,118,436	11.4%
Mid-Atlantic	3,165,064	15.8	11,243,051	16.3	14,408,115	16.2
Southern	3,626,115	18.2	12,637,202	18.4	16,263,317	18.3
Central	2,721,175	13.6	10,714,512	15.6	13,435,687	15.1
Western	2,899,666	14.5	11,516,393	16.7	14,416,059	16.3
Southwestern	2,155,676	10.8	8,766,284	12.7	10,921,960	12.3
United Kingdom/Ireland	2,667,056	13.4	4,698,495	6.8	7,365,551	8.3
Canada	456,171	2.3	1,020,038	1.5	1,476,209	1.7
Other	233,348	1.2	152,039	.2	385,387	.4

Total	$19,954,837	100.0%	$68,835,884	100.0%	$88,790,721	100.0%

NOTE H: RESERVE FOR POSSIBLE CREDIT LOSSES
In December 2001, the Corporation elected to amend its securitization agreements to transfer the legal right to recoveries from charged-off securitized loans from the Corporation to the securitization transaction cash flows. Previously, the Corporation recognized these recoveries in the reserve for possible credit losses. The Corporation now includes recoveries from charged-off securitized loans in accounts receivable from securitization and excludes these recoveries from the reserve for possible credit losses. For comparability purposes, certain prior period amounts have been reclassified. This reclassification did not affect the Corporation’s net income, earnings per common share, or managed loan quality ratios.

In February 1999, the Federal Financial Institutions Examination Council (“FFIEC”) revised its policy on the classification of consumer loans. The revised policy established uniform guidelines for the charge off of loans to delinquent, bankrupt, and deceased borrowers, for charge off of fraudulent accounts, and for re-aging delinquent accounts. The Corporation implemented the FFIEC guidelines in December 2000 by accelerating the charge off of some delinquent loans. The one-time FFIEC adjustment did not have a material impact on the Corporation’s consolidated statement of income for the year ended December 31, 2000.

Changes in the Reserve for Possible Credit Losses

dollars in thousands    |

December 31,	2001	2000	1999

Reserve for possible credit losses, beginning of year	$527,573	$516,261	$296,474
Reserves acquired	20,748	64,726	109,757
Provision for possible credit losses	1,140,615	547,309	636,614
Foreign currency translation	(499)	(1,081)	(96)
Credit losses	(924,473)	(646,857)	(567,929)
Recoveries	69,459	47,215	41,441

Net credit losses	(855,014)	(599,642)	(526,488)

Reserve for possible credit losses, end of year	$833,423	$527,573	$516,261

66  |  Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

NOTE I: PREMISES AND EQUIPMENT
Depreciation expense for the years ended December 31, 2001, 2000, and 1999 was $208.0 million, $187.6 million, and $183.9 million, respectively.

Summary of Premises and Equipment

dollars in thousands    |

December 31,	2001	2000

Land	$215,649	$185,078
Buildings and improvements	1,842,850	1,556,110
Furniture and equipment	1,117,188	920,993

Total	3,175,687	2,662,181
Accumulated depreciation
and amortization	(1,063,548)	(881,170)

Premises and equipment, net	$2,112,139	$1,781,011

The Corporation leases certain office facilities and equipment under operating lease agreements that provide for payment of property taxes, insurance, and maintenance costs. These leases generally include renewal options, with certain leases providing purchase options. Rental expense for operating leases was $26.7 million, $28.7 million, and $33.0 million for the years ended December 31, 2001, 2000, and 1999, respectively.

Future Minimum Rental Payments Under Noncancelable Operating Leases

dollars in thousands    |

2002	$28,712
2003	23,786
2004	16,280
2005	11,815
2006	6,695
Thereafter	--

Total minimum lease payments	$87,288

NOTE J: ASSET SECURITIZATION
Asset securitization removes loan receivables from the Corporation’s consolidated statement of financial condition and converts interest income, interchange income, credit card and other fees, insurance income, and recoveries in excess of interest paid to investors, credit losses, and other trust expenses into securitization income. Asset securitization involves the sale, generally to a trust, of a pool of loan receivables, and is accomplished primarily through the public and private issuance of asset-backed securities. Certificates representing undivided interests in the trust are sold by the trust to investors, while the remaining undivided interest is retained by the Corporation. The Corporation includes the remaining undivided interest in loan receivables and had $14.6 billion and $12.2 billion at December 31, 2001 and 2000, respectively. The carrying value of these loan receivables approximates fair value. The senior classes of the asset-backed securities receive a AAA credit rating at the time of issuance. This AAA credit rating is generally achieved through the sale of lower-rated subordinated classes of asset-backed securities.

During 2001 and 2000, the Corporation sold loan receivables in numerous securitization transactions. At December 31, 2001 and 2000, the trusts had approximately $71.1 billion and $67.2 billion, respectively, of investor principal outstanding. The Corporation retains servicing responsibilities for the loans in the trust and maintains other retained interests in the securitized assets. These retained interests include an interest-only strip receivable, cash reserve accounts, and in some transactions a subordinated interest. The Corporation receives annual contractual servicing fees of approximately 2% of the investor principal outstanding and rights to current and future revenue generated from securitized loans arising after the investors in the trust receive the return for which they have contracted and credit losses are absorbed. The Corporation does not record a servicing asset or a liability for these rights since the contractual servicing fee approximates its market value. The investors and providers of credit enhancement have a lien on a portion of these retained interests. The Corporation has no further obligation to provide further funding support to either the investors or the trusts if the securitized loans are not paid when due. The Corporation’s retained interests are subordinate to the investors’ interests. The value of the retained interests is subject to credit, payment, and interest rate risks on the transferred financial assets. The Corporation records these retained interests in accounts receivable from securitization.

Accounts receivable from securitization also includes other receivables due from the trusts. The Corporation records a receivable for the sale of new loan receivables that have been transferred to the trust during the revolving period. The Corporation realizes the receivable for these sales from the trust in the month following the sale. The Corporation also records a receivable for accrued interest and fees on securitized loans that relate to the rights transferred by the Corporation to the trust for the cash collection of interest and fees accrued on loan receivables prior to the securitization transaction. The Corporation regains the right to keep the collection of the accrued interest and fees from the Customer during the amortization period of the securitization transaction. As securitized loans are paid off and new loan receivables are transferred to the investor interest in the trust during the revolving period, this receivable is collected and re-established on a monthly basis at an amount that approximates its fair value due to its short-term nature.

Accounts Receivable from Securitization

dollars in thousands    |

December 31,	2001	2000

Sale of new loan receivables	$2,202,403	$2,642,113
Accrued interest and fees
on securitized loans	2,216,839	2,104,582
Interest-only strip receivable	1,124,063	854,326
Accrued servicing fees	688,185	324,221
Cash reserve accounts	397,954	292,752
Other subordinated retained interests	657,246	753,326
Other	208,811	110,252

Total accounts receivable from securitization	$7,495,501	$7,081,572

Think of Yourself as a Customer  |  67

MBNA Corporation and Subsidiaries

Securitization Cash Flows

dollars in billions

Year Ended December 31,	2001		2000

	Credit Card	Other Consumer	Credit Card	Other Consumer

Proceeds from new securitizations	$12.3	$–	$14.2	$1.6
Collections reinvested in revolving-period securitizations	92.2	3.5	80.5	2.8
Contractual servicing fees received	1.2	.1	1.0	.1
Cash flows received on retained interests	3.9	.1	2.7	.1

Included in accounts receivable from securitization in the consolidated statement of financial condition at December 31, 2001 and 2000, were $1.1 billion and $1.0 billion, respectively, of amounts which are subject to a lien by the investors and providers of credit enhancement in the securitization transactions. The investors and providers of credit enhancement have no other recourse to the Corporation. The Corporation does not receive collateral from any party to the securitization transactions and does not have any risk of counterparty nonperformance.

In September 2000, Statement No. 140 was issued. Statement No. 140 replaces Statement of Financial Accounting Standards No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“Statement No. 125”), and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement No. 125’s provisions without reconsideration. The Corporation adopted Statement No. 140’s revised accounting standards for all transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The implementation of Statement No. 140 did not have a material impact on the Corporation’s consolidated financial statements.

In accordance with Statement No. 140, the Corporation records an interest-only strip receivable related to the securitization of its loan receivables. The interest-only strip receivable represents the contractual right to receive interest and other revenue from the trust and is reported at estimated fair value with unrealized gains and losses, net of tax, included as a component of stockholders’ equity. At each month end, the Corporation adjusts the interest-only strip receivable to reflect changes in the amount of securitized loans and key assumptions and estimates. The Corporation recognizes the net incremental change in the interest-only strip receivable in securitization income on the Corporation’s consolidated statement of income. Transaction costs incurred by the Corporation are immediately recognized as a reduction to securitization income at the time of the securitization transaction. Transaction costs for 2001, 2000, and 1999 were $62.3 million, $64.9 million, and $58.7 million, respectively. Securitization income also includes the contractual and other fees received by the Corporation for the servicing of the securitized loans.

The Corporation adopted Emerging Issues Task Force Issue 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”), on April 1, 2001. As a result, the Corporation records accretion of interest income related to beneficial interests retained in a securitization transaction accounted for as a sale as interest income in the Corporation’s consolidated statement of income. This income was previously recorded as securitization income in the Corporation’s consolidated statement of income. The implementation of EITF 99-20 did not impact the Corporation’s consolidated net income.

Supplemental Loan Delinquency Information (a)

dollars in thousands |

Year Ended December 31,	2001		2000

	Loans	Loans	Loans	Loans
	Outstanding	Delinquent	Outstanding	Delinquent

Managed Loans
Credit card	$84,318,655	$4,125,597	$78,124,016	$3,420,357
Other consumer	13,177,396	836,864	10,666,705	566,181

Total managed loans	97,496,051	4,962,461	88,790,721	3,986,538
Securitized Loans
Credit card	(67,159,829)	(3,367,095)	(63,076,067)	(2,807,219)
Other consumer	(5,702,658)	(444,465)	(5,759,817)	(375,639)

Total securitized loans	(72,862,487)	(3,811,560)	(68,835,884)	(3,182,858)

Loan receivables	24,633,564	1,150,901	19,954,837	803,680
Loans held for securitization	(9,929,948)	(469,142)	(8,271,933)	(348,738)

Loan portfolio	$14,703,616	$681,759	$11,682,904	$454,942

(a)	Loans delinquent are loans which are 30 days or more past due.

68  |  Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

Supplemental Credit Loss Information

dollars in thousands    |

Year ended December 31,	2001				2000

	Average	Credit		Net Credit	Average	Credit		Net Credit
	Balance	Losses	Recoveries	Losses	Balance	Losses	Recoveries	Losses

Managed Loans
Credit card	$79,008,957	$3,865,206	$(282,118)	$3,583,088	$68,661,028	$3,116,240	$(181,299)	$2,934,941
Other consumer	11,891,031	756,563	(32,623)	723,940	8,783,958	490,059	(24,378)	465,681
Total managed loans	90,899,988	4,621,769	(314,741)	4,307,028	77,444,986	3,606,299	(205,677)	3,400,622

Securitized Loans
Credit card	(64,817,684)	(3,239,729)	229,768	(3,009,961)	(54,790,675)	(2,624,680)	145,044	(2,479,636)
Other consumer	(5,742,916)	(457,567)	15,514	(442,053)	(4,936,163)	(334,762)	13,418	(321,344)

Total securitized loans	(70,560,600)	(3,697,296)	245,282	(3,452,014)	(59,726,838)	(2,959,442)	158,462	(2,800,980)

Loan receivables	$20,339,388	$924,473	$(69,459)	$855,014	$17,718,148	$646,857	$(47,215)	$599,642

The Corporation estimates the fair value of the interest-only strip receivable based on the present value of expected future net revenue flows using management’s judgment in determining certain key assumptions and estimates, since quoted market prices are generally not available. These key assumptions and estimates include projections concerning interest income, late fees, charged-off loan recoveries, gross credit losses, contractual servicing fees, and the coupon paid to the investors which are used to determine the excess spread to be received by the Corporation over the estimated life of the securitized loans. Other key assumptions and estimates used by the Corporation include projected loan payment rates, which are used to determine the estimated life of the securitized loans, and an appropriate discount rate. Based on these key assumptions and estimates and the Corporation’s securitization activity, the net incremental change in the interest-only strip receivable for all securitization transactions recognized by the Corporation in securitization income, net of securitization transaction costs, was a $204.2 million increase in 2001, a $22.3 million increase in 2000, and a $104.1 million increase in 1999. The Corporation reviews the key assumptions and estimates used in determining the fair value of the interest-only strip receivable on a quarterly basis. If these assumptions change or actual results differ from projected results, the interest-only strip receivable and securitization income would be affected. In December 2001, the Corporation elected to amend its securitization agreements to transfer the legal right to recoveries from charged-off securitized loans from the Corporation to the securitization transaction cash flows. Previously the Corporation recognized these recoveries in the reserve for possible credit losses. The Corporation now includes these recoveries in the excess spread used to determine the interest-only strip receivable which is included in accounts receivable from securitization. For comparability purposes, certain prior period amounts have been reclassified.

The Corporation’s securitization key assumptions and their sensitivity to adverse changes are presented below. The adverse changes to the key assumptions and estimates are hypothetical and are presented in accordance with Statement No. 140. The sensitivities do not reflect actions management might take to offset the impact of the adverse changes.

Securitization Key Assumptions and Sensitivities (a)

dollars in thousands    |

Year Ended December 31,	2001		2000

	Credit	Other	Credit	Other
	Card	Consumer	Card	Consumer

Interest-only strip receivable	$1,008,419	$115,644	$698,758	$155,568
Weighted average life (in years)	.3	.9	.3	.8
Loan payment rate (weighted average rate)	13.60%	4.67%	13.88%	5.26%
Impact on fair value of 10% adverse change	$78,889	$9,372	$52,669	$12,641
Impact on fair value of 20% adverse change	144,892	17,304	99,982	23,224
Gross credit losses (b) (weighted average rate)	5.25%	8.40%	4.31%	6.17%
Impact on fair value of 10% adverse change	$102,730	$37,333	$81,657	$24,701
Impact on fair value of 20% adverse change	205,460	74,666	163,314	49,402
Excess spread (c) (weighted average rate)	5.14%	2.60%	3.73%	3.89%
Impact on fair value of 10% adverse change	$100,842	$11,564	$69,876	$15,548
Impact on fair value of 20% adverse change	201,684	23,129	139,752	31,096
Discount rate (weighted average rate)	12.00%	12.00%	12.00%	12.00%
Impact on fair value of 10% adverse change	$3,105	$859	$2,111	$1,033
Impact on fair value of 20% adverse change	6,195	1,709	4,212	2,055

(a)	The sensitivities do not reflect actions management might take to offset the impact of the adverse changes.

(b)	Gross credit losses exclude the impact of recoveries; however, recoveries are included in the determination of the excess spread.

(c)	Excess spread includes projections concerning interest income, late fees, and charged-off loan recoveries, less gross credit losses, contractual servicing fees, and the coupon paid to the investors.

Think of Yourself as a Customer  |  69

MBNA Corporation and Subsidiaries

NOTE K: SHORT-TERM BORROWINGS
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

Included in short-term borrowings at December 31, 2001 are two on-balance-sheet structured financings totaling $1.0 billion, which were entered into during 2001. These structured financings are secured by $1.1 billion of domestic other consumer loan receivables. The Corporation has an option to liquidate these structured financings on a monthly basis.

The short-term deposit notes issued by MBNA Canada are unconditionally and irrevocably guaranteed as to payment of principal and interest by the Bank. MBNA Canada had CAD$390.6 million (approximately $245.6 million) of short-term deposit notes at December 31, 2001.

Summary of Short-Term Borrowings

dollars in thousands |

Year Ended December 31,	2001	2000	1999

Federal Funds Purchased and Securities Sold Under Repurchase Agreements
Balance at year end	$–	$–	$195,000
Weighted average interest rate at year end	–%	–%	6.96%
Average balance outstanding during the year	$1,863	$57,139	$16,832
Maximum amount outstanding at any month end	–	235,000	195,000
Weighted average interest rate during the year	3.76%	6.30%	4.91%
Other Short-Term Borrowings
Balance at year end	$1,774,816	$159,512	$844,004
Weighted average interest rate at year end	2.94%	5.76%	5.95%
Average balance outstanding during the year	$561,768	$511,193	$647,544
Maximum amount outstanding at any month end	1,774,816	803,337	1,007,165
Weighted average interest rate during the year	4.40%	5.98%	5.48%

NOTE L: LONG-TERM DEBT AND BANK NOTES
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

SENIOR MEDIUM-TERM NOTES
These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. The Corporation had $355.0 million of Fixed-Rate Senior Medium-Term Notes outstanding at December 31, 2001, with rates ranging from 6.15% to 7.125%. Interest on the Fixed-Rate Senior Medium-Term Notes is payable semiannually. The Corporation also had $704.0 million of Floating-Rate Senior Medium-Term Notes outstanding at December 31, 2001. These Floating-Rate Senior Medium-Term Notes are priced between 35 basis points and 175 basis points over the three-month London Interbank Offered Rate (“LIBOR”). Interest on the Floating-Rate Senior Medium-Term Notes is payable quarterly. At December 31, 2001, the three-month LIBOR was 1.88%.

BANK NOTES
The Bank Notes are direct, unconditional, unsecured obligations of the Bank, and are not subordinated to any other obligations of the Bank. The Bank had $1.6 billion of Fixed-Rate Bank Notes outstanding at December 31, 2001, with rates ranging from 6.50% to 7.76%. Interest is payable semiannually. The Bank also had $887.0 million of Floating-Rate Bank Notes outstanding at December 31, 2001, with rates priced between 23 basis points and 60 basis points over the three-month LIBOR. Interest is payable quarterly.

BILATERAL CREDIT FACILITY
This facility was a direct, unsecured obligation of MBNA Europe and was not subordinated to any other obligations of MBNA Europe. At December 31, 2000, MBNA Europe had a fixed-rate facility totaling £536,000 (approximately $799,000) outstanding with interest payable monthly. This facility was repaid in 2001 in accordance with the terms of the facility.

70  |  Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

Summary of Long-Term Debt and Bank Notes

dollars in thousands    |

December 31,	2001	2000

Parent Company
6 7/8% Senior Notes, maturing in 2005	$99,677	$99,586
Fixed-Rate Senior Medium-Term Notes, with a weighted average interest rate of 6.61% and 6.59%, respectively, maturing in varying amounts from 2002 through 2004	356,828	369,207
Floating-Rate Senior Medium-Term Notes, maturing in varying amounts from 2002 through 2004	703,339	634,314
Total parent company	1,159,844	1,103,107
Subsidiaries
Fixed-Rate Bank Notes, with a weighted average interest rate of 7.10% and 7.41%, respectively, maturing in varying amounts from 2002 through 2006	1,702,854	1,126,166
Floating-Rate Bank Notes, maturing in varying amounts from 2002 through 2005	885,995	1,234,968
Fixed-Rate Bilateral Credit Facility, with an interest rate of 7.29%, matured in 2001	–	799
Fixed-Rate Syndicated Credit Facility, with an interest rate of 7.645%, matured in 2001	–	111,855
Fixed-Rate Medium-Term Deposit Notes, with a weighted average interest rate of 6.23% and 6.46%, respectively, maturing in varying amounts from 2002 through 2008	239,873	230,040
Floating-Rate Medium-Term Deposit Notes, maturing in varying amounts from 2002 through 2005	175,611	149,730
Fixed-Rate Euro Medium-Term Notes, with a weighted average interest rate of .80% on the Japanese yen denominated notes, maturing in 2002	41,941	47,879
Fixed-Rate Euro Medium-Term Notes, with a weighted average interest rate of 5.50% on the Euro denominated notes,
maturing in 2004	873,498	–
Floating-Rate Euro Medium-Term Notes, maturing in varying amounts from 2002 through 2004	745,264	720,419
7.25% Subordinated Notes, maturing in 2002	205,820	199,387
6.75% Subordinated Notes, maturing in 2008	257,969	247,893
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series A, with an interest rate of 8.278%, maturing in 2026	265,218	250,000
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series B, with an interest rate equal to 80 basis points above the three-month London Interbank Offered Rate, maturing in 2027	277,187	277,089
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series C,
with an interest rate of 8.25%, maturing in 2027	35,959	36,303

Long-term debt and bank notes	$6,867,033	$5,735,635

SYNDICATED CREDIT FACILITY
The syndicated credit facility was an unsecured obligation of MBNA Europe and was not subordinated to any other obligations of MBNA Europe. Interest was payable quarterly. This facility was repaid in 2001 in accordance with the terms of the facility.

MEDIUM-TERM DEPOSIT NOTES
These notes are direct, unconditional, unsecured obligations of MBNA Canada and are not subordinated to any other obligation of MBNA Canada. At December 31, 2001, MBNA Canada had CAD$372.0 million (approximately $233.9 million) of Fixed-Rate Medium-Term Deposit Notes outstanding, with rates ranging from 4.42% to 7.26%. Interest is payable semiannually. MBNA Canada also had CAD$280.0 million (approximately $176.1 million) of Floating-Rate Medium-Term Deposit Notes outstanding at December 31, 2001. These Floating-Rate Medium-Term Deposit Notes are priced between 55 basis points and 102 basis points over the ninety-day Bankers Acceptance Rate and are payable quarterly. The Medium-Term Deposit Notes are unconditionally guaranteed as to payment of principal and interest by the Bank, and are not redeemable prior to their stated maturity. At December 31, 2001, the ninety-day Bankers Acceptance Rate was 2.07%.

EURO MEDIUM-TERM NOTES
The Euro Medium-Term Notes are unsecured obligations of MBNA Europe. These notes are unconditionally and irrevocably guaranteed in respect to all payments by the Bank.

At December 31, 2001, MBNA Europe had outstanding JPY5.5 billion (approximately $41.9 million) and EUR1.0 billion (approximately $881.7 million) of Fixed-Rate Euro Medium-Term Notes, with interest payable annually.

At December 31, 2001, MBNA Europe also had outstanding Floating-Rate Euro Medium-Term Notes denominated in various currencies. The Floating-Rate Euro Medium-Term Notes outstanding at December 31, 2001 were £209.5 million (approximately $303.6 million), with interest priced between 37.5 basis points and 80 basis points over the three-month Sterling LIBOR, EUR315.5 million (approximately $278.2 million), with interest priced between 47 basis points and 62.5 basis points over the three-month Euro Interbank Offered Rate (“EURIBOR”), HKD300.0 million (approximately $38.5 million), with interest priced at 50 basis points over the three-month Hong Kong Interbank Offered Rate (“HIBOR”), JPY13.2 billion (approximately $100.5 million), with interest priced between 25 basis points and 74 basis points over the three-month Japanese LIBOR (“JPY LIBOR”), and $15.0 million with interest priced at 75 basis points over the three-month LIBOR. Interest on these Floating-Rate Euro Medium-Term Notes is payable quarterly. In addition, MBNA Europe had $10.0 million of Floating-Rate Euro Medium-Term Notes outstanding at December 31, 2001, with interest priced at 45 basis points over the six-month LIBOR and payable semiannually.

At December 31, 2001, the three-month Sterling LIBOR was 4.11%, the three-month EURIBOR was 3.30%, the three-month HIBOR was 2.07%, the three-month JPY LIBOR was .10%, and the six-month LIBOR was 1.98%.

Think of Yourself as a Customer  |  71

MBNA Corporation and Subsidiaries

7.25% SUBORDINATED NOTES
The 7.25% Subordinated Notes are subordinated to the claims of depositors and other creditors of the Bank, unsecured, and not subject to redemption prior to maturity. Interest is payable semiannually. The 7.25% Subordinated Notes were issued by the Bank in 1992 and previously qualified as Tier 2 Capital, which is included in Total Capital, under the risk-based capital guidelines for both banks and bank holding companies. The 7.25% subordinated notes no longer qualify as Tier 2 Capital at December 31, 2001 due to their scheduled maturity in 2002.

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

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION’S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES
The Corporation, through MBNA Capital A, MBNA Capital B, and MBNA Capital C, each a statutory business trust created under the laws of the State of Delaware, issued capital securities and common securities: series A, series B, and series C, respectively. The series capital securities are presented as “guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures” in the summary of long-term debt and bank notes. The Corporation is the owner of all the beneficial ownership interests represented by the common securities of the trusts. The trusts exist for the sole purpose of issuing the series capital securities and the series common securities and investing the proceeds in junior subordinated deferrable interest debentures issued by the Corporation. For financial reporting purposes, the trusts are treated as wholly owned subsidiaries of the Corporation and are included in the Corporation’s consolidated financial statements.

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

The series capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated deferrable interest debentures at their stated maturity or their earlier redemption. The junior subordinated deferrable interest debentures are redeemable prior to their stated maturity at the option of the Corporation, on or after the contractually specified dates, in whole at any time, or in part from time to time, or prior to the contractually specified dates, in whole only within 90 days following the occurrence of certain tax or capital treatment events. The contractually specified early redemption dates for series A, series B, and series C capital securities are December 1, 2006, February 1, 2007, and January 15, 2002, respectively. These contractually specified early redemption dates are subject to the Corporation having received prior approval from the Board of Governors of the Federal Reserve System. The series capital securities have a preference with respect to cash distributions and amounts payable on liquidation or redemption over the series common securities.

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

Minimum Annual Maturities of Long-Term Debt and Bank Notes

dollars in thousands    |

		MBNA
	Parent	Corporation and
(Par Value)	Company	Subsidiaries

2002	$495,000	$1,789,241
2003	434,000	1,166,539
2004	130,000	1,563,682
2005	100,000	787,440
2006	–	640,871

NOTE M: COMMITMENTS AND CONTINGENCIES
At December 31, 2001, the Corporation had outstanding lines of credit of $560.9 billion committed to its Customers. Of that total commitment, $463.4 billion was unused. While this amount represents the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line of credit at any given point in time. The Corporation has the right to reduce or cancel these available lines of credit at any time.

The Bank, MBNA Europe, and the Corporation arranged a $2.5 billion senior syndicated revolving credit facility in April 2000. The facility consists of a senior unsecured $2.5 billion revolving credit facility, committed through March 2004, available to the Bank and MBNA Europe with sublimit availability in an amount of $300.0 million for the Corporation. The Bank will unconditionally and irrevocably guarantee the obligations of MBNA Europe. The facility replaced the Bank’s prior $2.0 billion syndicated revolving credit facility.

Advances from the $2.5 billion senior syndicated revolving credit facility are subject to covenants and conditions customary in a transaction of this kind. These conditions include requirements

72  |  Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

for both the Corporation and the Bank to maintain a minimum level of consolidated tangible net worth. These conditions also require the Bank to not permit its managed loan receivables 90 days or more past due plus nonaccruing receivables to exceed 6% of managed receivables, as defined by the agreement, and to maintain its regulatory capital ratios at or above regulatory minimum requirements. In addition, these conditions require that the Corporation not permit its double leverage ratio (defined as the sum of the Corporation’s intangible assets and investment in subsidiaries divided by total stockholders’ equity) to exceed 1.25. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2001. At December 31, 2001, the ratio of the Bank’s managed loan receivables 90 days or more past due plus nonaccruing receivables to managed receivables was 2.38%, the Corporation’s double leverage ratio was .96, and the level of consolidated tangible net worth exceeded the minimum level required.

The Bank has a $750.0 million warehouse facility committed through March 2002. The Bank may take advances under the facility subject to covenants and conditions customary in a transaction of this kind. The Bank intends to renew the warehouse facility through March 2003. This facility may be used for general corporate purposes and was not drawn upon at December 31, 2001.

MBNA Europe has a £325.0 million (approximately $470.9 million at December 31, 2001) multi-currency syndicated revolving credit facility committed until June 2005. MBNA Europe may take advances under the facility subject to covenants and conditions customary in a transaction of this kind, including requirements for tangible net worth and account delinquencies. This facility is unconditionally and irrevocably guaranteed by the Bank. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2001.

MBNA Canada has a CAD$350.0 million (approximately $220.1 million at December 31, 2001) multi-currency syndicated revolving credit facility committed through July 2004 and a CAD$50.0 million (approximately $31.4 million at December 31, 2001) credit facility committed through March 2002. MBNACanada intends to renew the CAD$50.0 million credit facility. MBNA Canada may take advances under the facilities subject to covenants and conditions customary in a transaction of this kind. These facilities are unconditionally and irrevocably guaranteed by the Bank. These facilities may be used for general corporate purposes and were not drawn upon at December 31, 2001.

NOTE N: EMPLOYEE BENEFIT PLANS
The Corporation has a noncontributory defined benefit pension plan and a supplemental executive retirement plan (“SERP”).

PENSION PLAN
 The Corporation’s noncontributory defined benefit pension plan covers substantially all people employed by the Corporation in the United States who meet certain age and service requirements. The benefits are based on years of service and the person’s compensation during the last ten years of employment. The Corporation’s funding policy is to have the market value of the plan’s assets achieve a target-funded ratio between 100% and 120% on a projected benefit obligation basis, and only tax-deductible contributions may be made. Contributions are intended to provide not only for benefits earned to date, but also for those expected to be earned in the future.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
The Corporation’s unfunded SERP plan, established in 1991, provides certain officers with supplemental retirement benefits in excess of limits imposed on qualified plans by federal tax law.

The following table illustrates the combined financial information of the two employee benefit plans.

Benefit Plan Financial Information

dollars in thousands    |

Year Ended December 31,	2001	2000

Change in Benefit Obligation
Net benefit obligation, beginning of year	$286,689	$210,218
Service cost—benefits earned during the year	35,699	33,141
Interest cost on projected benefit obligation	24,690	20,777
Actuarial loss	37,377	6,991
Plan amendments	(2,673)	18,416
Gross benefits paid	(2,776)	(2,854)

Net benefit obligation, end of year	$379,006	$286,689

Change in Plan Assets
Fair value of plan assets, beginning of year	$263,500	$200,287
Actual return on plan assets	(52,373)	30,169
Employer contributions	39,109	35,898
Gross benefits paid	(2,776)	(2,854)

Fair value of plan assets, end of year	$247,460	$263,500

Funded status	$(131,546)	$(23,189)
Unrecognized net actuarial loss (gain)	70,298	(47,025)
Unrecognized prior service cost	23,345	27,127
Unrecognized net transition obligation	2,455	2,800

Net amount recognized	$(35,448)	$(40,287)

Amounts Recognized in the Consolidated Statements of Financial Condition
Prepaid benefit cost	$46,891	$24,834
Accrued benefit cost	(82,339)	(65,121)
Additional minimum liability	(20,382)	(19,369)
Intangible asset	20,382	19,369

Net amount recognized	$(35,448)	$(40,287)

Significant Assumptions Used in the Corporation’s Defined Benefit Plans
Discount rate	7.50%	8.00%
Rate of compensation increase	6.00	6.00
Expected rate of return on plan assets	9.50	9.50

The accumulated benefit obligation in excess of the fair value of SERP plan assets was $102.7 million at December 31, 2001 and $84.5 million at December 31, 2000. There were no plan assets for the SERP plan at December 31, 2001 and 2000.

Think of Yourself as a Customer  |  73

MBNA Corporation and Subsidiaries

     In 2001, the Corporation decreased the discount rate used to value its projected benefit obligation for both the pension and SERP plans to 7.50% from 8.00% in 2000 to reflect the current rate environment. In 2000, the Corporation increased the expected rate of return on plan assets to 9.50% from 9.00% in 1999, to reflect the current rate environment and a change in the Corporation’s investment strategy for plan assets.

Components of Net Periodic Benefit Cost

dollars in thousands    |

Year Ended December 31,	2001	2000	1999

Service cost—benefits earned during the year	$35,699	$33,141	$36,481
Interest cost on projected benefit obligation	24,690	20,777	16,554
Expected return on plan assets	(25,406)	(17,961)	(12,929)
Net amortization and deferral	(677)	108	1,051

Net periodic benefit cost	$34,306	$36,065	$41,157

Assumptions Used to Determine Net
Periodic Benefit Cost
Discount rate	8.00%	8.00%	6.75%
Rate of compensation increase	6.00	6.00	6.00
Expected rate of return on plan assets	9.50	9.00	9.00

OTHER PLANS
The Corporation’s foreign bank subsidiaries each have a pension plan for their employees. MBNA Europe has a pension plan that covers substantially all of its people who meet certain age and service requirements. MBNA Europe contributes 6% of an eligible person’s base salary in cash. In addition, eligible participants may contribute up to a maximum of 15% of base salary, with the first 6% matched at a rate of 50% by MBNA Europe in cash. MBNA Canada has a registered retirement savings plan that covers substantially all of its people who meet certain age and service requirements. MBNA Canada contributes 5% of an eligible person’s base salary in cash. In addition, eligible participants may contribute up to a maximum of 10% of base salary, with the first 6% matched at a rate of 50% by MBNA Canada in cash. The expenses for these plans are charged to other operating expense and were not material to the Corporation’s consolidated financial statements.

401(K) PLUS SAVINGS PLAN
 The MBNA Corporation 401(k) Plus Savings Plan (“401(k) Plan”) is a defined contribution plan that is intended to qualify under section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all people in the United States who have been employed by the Corporation for one or more years and have completed at least one thousand hours of service in any one year. For these people, the Corporation automatically contributes 1% of base salary in cash. Additionally, eligible participants may make pretax and after-tax contributions, with contributions up to 6% of base salary matched 50% by the Corporation in cash. The Corporation charged $23.1 million, $18.7 million, and $16.5 million in 2001, 2000, and 1999, respectively, to other operating expense for the 401(k) Plan.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS
The Corporation and its subsidiaries provide certain health care and life insurance benefits for certain people upon reaching retirement. Initially, a plan was established for people aged 45 and older with at least ten years of service at December 31, 1993. The plan was closed to future enrollment effective December 31, 1998. The plan was extended on January 1, 1999, to people aged 40 and older with at least five years of service. A person must meet the requirements for early retirement status to be eligible for these benefits. The Corporation records the estimated cost of benefits provided to its former or inactive employees on an accrual basis. The expenses for this benefit are charged to other operating expense and were not material to the Corporation’s consolidated financial statements.

NOTE O: STOCK OPTION PLAN
The Corporation’s 1997 Long Term Incentive Plan (“1997 Plan”) and 1991 Long Term Incentive Plan (“1991 Plan”) authorize the issuance of shares of common stock pursuant to incentive and nonqualified stock options and restricted share awards to officers, directors, key employees, consultants, and advisors of the Corporation. Currently, all stock options and restricted stock awards are granted from the 1997 Plan.

The 1997 Plan authorizes, subject to certain exceptions and additional limitations, grants of stock options and restricted shares for an indefinite number of shares of common stock, provided that immediately after the grants the sum of the number of outstanding stock options and restricted shares does not exceed 10% of fully diluted shares outstanding as defined in the 1997 Plan. At December 31, 2001, 2000, and 1999, the amount of shares of common stock available for future grants under the 1997 Plan were 7.4 million shares, 16.1 million shares, and 11.5 million shares, respectively. The maximum number of restricted stock awards that can be granted in any calendar year is 2.0 million shares, subject to certain exceptions. The maximum number of stock options that can be granted to any one participant in any calendar year is 2.25 million.

Stock options are granted with an exercise price that is not less than the fair market value of the Corporation’s Common Stock on the date the option is granted, and none may be exercised more than ten years from the date of grant. Stock options granted to selected officers and key employees of the Corporation, other than performance-based common stock options and other special grants, generally become exercisable for one-fifth of the common shares subject to the options each year and continue to become exercisable for up to one-fifth per year until they are completely exercisable after five years. Stock options granted to nonemployee directors and certain selected officers are exercisable immediately.

The Corporation granted 4.6 million stock options in 2001, 1.6 million stock options in 2000, and 2.0 million stock options in 1999 which were immediately exercisable following the effective date of the grant. During 2001, 2000, and 1999, there were no performance-based common stock options granted. Also, the Corporation granted 25,000 stock options in 1999 which became exercisable in January 2002.

74  |  Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

Summary of Stock Option Plans Activity

shares in thousands    |

		Weighted
	Number	Average
	of Shares	Exercise Price

2001
Options outstanding, beginning of year	67,949	$14.70
Granted	16,083	32.11
Exercised	(8,641)	9.73
Canceled	(40)	16.84

Options outstanding, end of year	75,351	18.99

Options exercisable, end of year	52,593	16.23

Weighted average fair value of options granted during the year	$11.26

2000
Options outstanding, beginning of year	68,534	$13.04
Granted	8,142	20.97
Exercised	(8,628)	7.29
Canceled	(99)	23.30

Options outstanding, end of year	67,949	14.70

Options exercisable, end of year	44,505

Weighted average fair value of options granted during the year	$8.21

1999
Options outstanding, beginning of year	64,422	$10.19
Granted	9,936	26.81
Exercised	(5,720)	4.88
Canceled	(104)	15.39

Options outstanding, end of year	68,534	13.04

Options exercisable, end of year	38,547

Weighted average fair value of options granted during the year	$9.85

Restricted common shares were also issued under the 1997 Plan to the Corporation’s senior officers for a total of 1.9 million common shares in 2001 and 2.0 million common shares in 2000 and 1999. The restricted common shares issued had an approximate aggregate market value of $66.9 million, $54.3 million, and $56.6 million at the time of grant for 2001, 2000, and 1999, respectively. The market value of these restricted shares at the date of grant is amortized into expense over a period that approximates the restriction period, generally 10 years. If the restrictions lapse, generally upon death, disability or retirement, or are released sooner, any remaining unamortized market value of the restricted shares is immediately expensed. At December 31, 2001 and 2000, the unamortized compensation expense related to the restricted stock awards was $183.0 million and $146.6 million, respectively.

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

Summary of Stock Options Outstanding

shares in thousands    |

December 31, 2001			Options Outstanding			Options Exercisable

Range of Exercise Prices			Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

$1.00	to	$4.99	10,217	2.3 years	$4.52	10,217	$4.52
5.00	to	9.99	10,355	3.9	7.27	10,355	7.27
10.00	to	14.99	10,203	5.3	13.13	6,476	13.11
15.00	to	19.99	2,043	6.1	18.25	1,668	18.27
20.00	to	24.99	16,890	7.2	21.58	11,154	21.74
25.00	to	29.99	9,023	7.4	26.70	6,104	26.69
30.00	to	34.99	16,555	9.3	32.03	6,578	31.89
35.00	to	40.00	65	9.2	36.18	41	35.99

1.00	to	40.00	75,351			52,593

Think of Yourself as a Customer  |  75

MBNA Corporation and Subsidiaries

The Corporation estimated the fair value of each employee stock option grant on the date of grant. The weighted average assumptions used in the Black-Scholes option pricing model for grants in 2001, 2000, and 1999, were: dividend yield of 1.08%, 1.12%, and 1.25%, expected volatility of 34.00%, 34.90%, and 34.39%, risk-free interest rate of 4.61%, 6.66%, and 5.73%, respectively. The expected life was 5.4 years for 2001, 2000, and 1999.

If the fair value of employee stock option grants determined in accordance with Statement No. 123 had been included in other operating expense in 2001, 2000, and 1999, the Corporation’s net income, earnings per common share, and earnings per common share—assuming dilution on a pro forma basis would have been as presented in the following table. The compensation expense recognized in pro forma net income for 2001, 2000, and 1999 may not be representative of the effects on pro forma net income for future years.

Pro Forma Net Income and Earnings Per Common Share

shares in thousands    |

Year Ended December 31,	2001		2000	1999

Net Income
As reported	$1,694,291	$	1,312,532	$1,024,423
Pro forma	1,618,967		1,270,946	986,547
Earnings Per Common Share
As reported	1.97		1.58	1.26
Pro forma	1.88		1.53	1.21
Earnings Per Common Share—
Assuming Dilution
As reported	1.92		1.53	1.21
Pro forma	1.84		1.49	1.16

NOTE P: STOCKHOLDERS’ EQUITY

PREFERRED STOCK
The Corporation is authorized to issue 20.0 million shares of preferred stock with a par value of $.01 per share. The Corporation had 4.5 million shares of 7 1/2% Cumulative Preferred Stock, Series A, outstanding at December 31, 2001 and 2000. The Corporation also had 4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, outstanding at December 31, 2001 and 2000. Both of the outstanding series preferred stock have a $25 stated value per share.

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

Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year. As of January 15, 2001, the shares of the Series A Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation, at a price of $25 per share, plus accrued and unpaid dividends.

Dividends on the Series B Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year. The dividend rate for any dividend period will be equal to 99.0% of the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate, and the Thirty-Year Constant Maturity Rate, as determined in advance of such dividend period, but not less than 5.5% per annum or more than 11.5% per annum. The amount of dividends payable with respect to the Series B Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986 (“Tax Code”) with respect to the dividends-received deduction. As of October 15, 2001, the shares of the Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation, at a price of $25 per share, plus accrued and unpaid dividends.

The Corporation may, from time to time, acquire series preferred stock in the open market by tender offer, exchange offer, or otherwise. The Corporation’s decision to make such acquisitions is dependent on many factors, including market conditions in effect at the time of any contemplated acquisition.

Preferred Stock Dividend Summary

		Series A		Series B

Declaration Date	Payment Date	Dividend Rate	Dividend per Preferred Share	Dividend Rate	Dividend per Preferred Share

January 10, 2002	April 15, 2002	7.50%	$.46875	5.50%	.34380
October 11, 2001	January 15, 2002	7.50	.46875	5.50	.34380
July 11, 2001	October 15, 2001	7.50	.46875	5.60	.35020
April 10, 2001	July 16, 2001	7.50	.46875	5.50	.34380
January 10, 2001	April 16, 2001	7.50	.46875	5.64	.35270
October 10, 2000	January 16, 2001	7.50	.46875	5.92	.37020
July 12, 2000	October 16, 2000	7.50	.46875	6.02	.37650
April 12, 2000	July 17, 2000	7.50	.46875	6.07	.37960
January 10, 2000	April 15, 2000	7.50	.46875	6.40	.39970
October 7, 1999	January 15, 2000	7.50	.46875	6.01	.37590
July 13, 1999	October 15, 1999	7.50	.46875	6.01	.37560
April 13, 1999	July 15, 1999	7.50	.46875	5.55	.34680
January 15, 1999	April 15, 1999	7.50	.46875	5.50	.34380

76  |  Think of Yourself as a Customer

MBNA Corporation and Subsidiaries

COMMON STOCK
On January 10, 2002, the Corporation’s Board of Directors declared a quarterly dividend of $.10 per common share, payable April 1, 2002 to stockholders of record as of March 15, 2002.

In August 2000, the Corporation issued 50 million shares of common stock. The Corporation used the net proceeds from this offering, $1.6 billion net of issuance costs, to complete the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation in September 2000 and for other general corporate purposes.

In January 1999, the Corporation issued 50 million shares of common stock. The Corporation used the net proceeds from this offering, $1.2 billion net of issuance costs, to complete the acquisition of the credit card business of PNC Bank, N.A. and for other general corporate purposes.

NOTE Q: CAPITAL ADEQUACY
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

The Corporation’s, the Bank’s, and MBNA Delaware’s capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 2001 and 2000, the Corporation’s, the Bank’s, and MBNA Delaware’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory accounting practices.

Capital Adequacy

dollars in thousands    |

					To Be Well-Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount		Ratio

December 31, 2001
Tier 1 Capital (to Risk-Weighted Assets):
MBNACorporation	$7,818,571	15.99%	$1,955,703	4.00%	(a	)
MBNAAmerica Bank, N.A	6,077,705	13.14	1,850,421	4.00	$2,775,631		6.00%
MBNA America (Delaware), N.A	299,278	18.24	65,642	4.00	98,463		6.00
Total Capital (to Risk-Weighted Assets):
MBNACorporation	8,783,987	17.97	3,911,406	8.00	(a	)
MBNAAmerica Bank, N.A	6,997,176	15.13	3,700,842	8.00	4,626,052		10.00
MBNA America (Delaware), N.A	316,337	19.28	131,284	8.00	164,105		10.00
Tier 1 Capital (to Average Assets):
MBNACorporation	7,818,571	18.12	1,725,687	4.00	(a	)
MBNAAmerica Bank, N.A	6,077,705	15.00	1,620,755	4.00	2,025,944		5.00
MBNA America (Delaware), N.A	299,278	18.49	64,749	4.00	80,936		5.00

December 31, 2000
Tier 1 Capital (to Risk-Weighted Assets):
MBNACorporation	6,208,553	14.98	1,657,991	4.00	(a	)
MBNAAmerica Bank, N.A	4,285,929	10.78	1,590,625	4.00	2,385,937		6.00
MBNA America (Delaware), N.A	258,338	20.88	49,479	4.00	74,218		6.00
Total Capital (to Risk-Weighted Assets):
MBNACorporation	6,882,891	16.61	3,315,982	8.00	(a	)
MBNAAmerica Bank, N.A	4,948,482	12.44	3,181,249	8.00	3,976,561		10.00
MBNA America (Delaware), N.A	270,123	21.84	98,957	8.00	123,696		10.00
Tier 1 Capital (to Average Assets):
MBNACorporation	6,208,553	17.30	1,435,683	4.00	(a	)
MBNAAmerica Bank, N.A	4,285,929	12.79	1,340,751	4.00	1,675,939		5.00
MBNA America (Delaware), N.A	258,338	62.74	16,470	4.00	20,587		5.00

(a)	Not applicable for bank holding companies.

Think of Yourself as a Customer  |  77

MBNA Corporation and Subsidiaries

In November 2001, the FFIEC published revised risk-based capital guidelines to address the treatment of recourse obligations, retained interests and direct credit substitutes that expose banks and bank holding companies to credit risk. The revised guidelines treat recourse obligations and direct credit substitutes more consistently than the agencies’ current risk-based capital standards, and introduce a credit ratings-based approach to assigning risk weights within a securitization. The revised guidelines also impose a “dollar-for-dollar” capital charge on retained interests and a concentration limit on the interest-only strip receivable, a subset of retained interests. The revised guidelines are effective for all transactions settled on or after January 1, 2002. For transactions entered into before January 1, 2002, the Corporation may elect early adoption for any provision of the revised guidelines that results in reduced capital requirements, and may delay adoption until December 31, 2002 for any provision that results in increased capital requirements. The revised guidelines when adopted will result in increased capital requirements for the Corporation and the Bank. If the increased capital requirements had been in effect at December 31, 2001, the Corporation would have remained adequately capitalized and the Bank would have remained “well-capitalized” for regulatory capital purposes. MBNA Delaware’s regulatory capital ratios would be unaffected.

Other than the FFIEC’s revised risk-based capital guidelines, there are no conditions or events that have occurred since December 31, 2001 that have changed the Bank’s or MBNA Delaware’s regulatory capital classification.

NOTE R: OTHER OPERATING EXPENSE

Other Expense Component of Other Operating Expense

dollars in thousands    |

Year Ended December 31,	2001	2000	1999

Purchased services	$498,809	$358,688	$312,936
Advertising	268,897	224,582	211,263
Collection	46,260	41,960	40,692
Stationery and supplies	45,477	39,963	36,779
Service bureau	63,375	55,217	46,080
Postage and delivery	354,226	287,368	280,356
Telephone usage	84,900	75,785	73,552
Loan receivable fraud losses	172,366	164,027	102,604
Amortization of intangible assets	381,792	273,219	170,636

Computer software	83,230	71,052	58,987
Other	274,329	205,053	174,360

Total other expense	$2,273,661	$1,796,914	$1,508,245

NOTE S: COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“Statement No. 130”), established standards for the reporting and disclosure of comprehensive income and its components in the financial statements. Statement No. 130 requires the impact of foreign currency translation, unrealized gains or losses on the Corporation’s investment securities available-for-sale and other financial instruments, and changes in certain minimum benefit plan liabilities, to be included in other comprehensive income. The table below presents the components of other comprehensive income on a before tax and net of tax basis.

Other Comprehensive Income Components

dollars in thousands |

Year Ended December 31,	2001	2000	1999

Before Tax
Foreign currency translation	$(28,984)	$(42,640)	$(6,738)
Net unrealized gains (losses) on investment securities available-for-sale and other financial instruments	29,764	26,191	(16,164)
Minimum benefit plan liability adjustment	–	–	7,205

Other comprehensive income, before tax	$780	$(16,449)	$(15,697)

Applicable Income Tax (Benefit)
Foreign currency translation	$–	$–	$–
Net unrealized gains (losses) on investment securities available-for-sale and other financial instruments	10,689	9,515	(5,760)
Minimum benefit plan liability adjustment	–	–	2,630

Other comprehensive income tax expense (benefit)	$10,689	$9,515	$(3,130)

Net of Tax
Foreign currency translation	$(28,984)	$(42,640)	$(6,738)
Net unrealized gains (losses) on investment securities available-for-sale and other financial instruments	19,075	16,676	(10,404)
Minimum benefit plan liability adjustment	–	–	4,575

Other comprehensive income, net of tax	$(9,909)	$(25,964)	$(12,567)

78  |  Think of Yourself as a Customer

MBNA CORPORATION AND SUBSIDIARIES

NOTE T: INCOME TAXES

Reconciliation of Statutory Income Taxes

dollars in thousands |

Year Ended December 31,	2001	2000	1999

Income before income taxes	$2,715,210	$2,120,407	$1,654,964
Statutory tax rate	35%	35%	35%

Income tax at statutory tax rate	950,324	742,142	579,237
State taxes, net of federal benefit	30,321	19,569	20,449
Other	40,274	46,164	30,855

Total income taxes	$1,020,919	$807,875	$630,541

Current Income Taxes
U.S. federal	$1,020,232	$668,974	$572,571
U.S. state and local	46,648	30,106	31,459
Foreign	65,306	63,988	73,115

Total current income taxes	1,132,186	763,068	677,145
Deferred Income Taxes
U.S. federal, state, and local	(125,324)	47,326	(48,700)
Foreign	14,057	(2,519)	2,096

Total deferred income taxes	(111,267)	44,807	(46,604)

Total income taxes	$1,020,919	$807,875	$630,541

Foreign subsidiaries contributed approximately 12.2% in 2001, 9.6% in 2000, and 12.9% in 1999 to consolidated income before income taxes. No U.S. income taxes have been provided on the accumulated undistributed earnings of foreign subsidiaries, totaling $592.4 million at December 31, 2001, which continue to be reinvested. It is not practicable to determine the amount of any additional U.S. income taxes that might be payable in the event that these earnings are repatriated. The Corporation has foreign tax loss carryforwards, the tax effect of which is $29.0 million, that begin to expire in 2005. The valuation allowance at December 31, 2001 and 2000, applies to the foreign tax loss carryforwards.

Summary of Deferred Taxes

dollars in thousands |

December 31,	2001	2000

Deferred Tax Assets
Reserve for possible credit losses	$195,508	$101,512
Intangible assets and other similar items	125,436	87,615
Foreign tax loss carryforwards	29,026	47,844
Other deferred tax assets	310,023	271,988

Total deferred tax assets	659,993	508,959
Valuation allowance	(29,026)	(47,844)

Total deferred tax assets less valuation allowance	630,967	461,115
Deferred Tax Liabilities
Securitizations and related items	(383,500)	(336,058)
Other deferred tax liabilities	(100,439)	(78,315)

Total deferred tax liabilities	(483,939)	(414,373)

Net deferred tax assets	$147,028	$46,742

NOTE U: FOREIGN ACTIVITIES
The Corporation’s foreign activities are primarily performed through the Bank’s two foreign bank subsidiaries, MBNA Europe and MBNA Canada. The Bank’s net investment in MBNA Europe was $902.7 million and in MBNA Canada was $190.4 million at December 31, 2001. The Bank also has a foreign branch office which invests in interest-earning time deposits and accepts eurodollar deposits. This branch also participates in a portion of the remaining undivided interests in loan receivables securitized by MBNA Europe.

Foreign Loan Receivables Distribution

dollars in thousands |

December 31,	2001	2000

Loans Held for Securitization
Credit card	$953,286	$852,525

Total loans held for securitization	953,286	852,525
Loan Portfolio
Credit card	1,822,104	1,185,859
Other consumer	1,347,843	1,084,843

Total loan portfolio	3,169,947	2,270,702

Total loan receivables	$4,123,233	$3,123,227

Because certain foreign operations are integrated with many of the Bank’s domestic operations, certain estimates and assumptions have been made to assign income and expense items between domestic and foreign operations. Amounts are allocated for interest costs to users of funds, capital invested, income taxes, and for other items incurred. The provision for possible credit losses is allocated based on specific charge-off experience and risk characteristics of the foreign loan receivables.

Selected Foreign Financial Data

dollars in thousands |

December 31,	2001	2000	1999

United Kingdom/Ireland
Total assets	$5,654,605	$3,951,404	$3,104,940
Total income	1,011,309	786,793	713,512
Income before income taxes	199,221	164,912	213,137
Net income	149,786	121,041	148,806
Other Foreign
Total assets	1,884,726	1,651,315	1,706,289
Total income	251,774	191,114	179,617
Income (loss) before income taxes	27,329	(17,914)	(44,032)
Net income (loss)	35,890	(14,960)	(38,815)
Total Foreign
Total assets	7,539,331	5,602,719	4,811,229
Total income	1,263,083	977,907	893,129
Income before income taxes	226,550	146,998	169,105
Net income	185,676	106,081	109,991
Domestic
Total assets	37,908,614	33,075,377	26,047,903
Total income	8,881,638	7,029,238	5,804,663
Income before income taxes	2,488,660	1,973,409	1,485,859
Net income	1,508,615	1,206,451	914,432
MBNA Corporation
Total assets	45,447,945	38,678,096	30,859,132
Total income	10,144,721	8,007,145	6,697,792
Income before income taxes	2,715,210	2,120,407	1,654,964
Net income	1,694,291	1,312,532	1,024,423

Think of Yourself as a Customer | 79

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

The Corporation allocates resources on a managed basis, and financial information provided to management reflects the Corporation’s results on a managed basis. Therefore, an adjustment is required to reconcile the managed financial information to the Corporation’s reported financial information in its consolidated financial statements. This adjustment reclassifies securitization income into interest income, interchange income, credit card and other fees, insurance income, recoveries, interest paid to investors, credit losses, and other trust expenses. The managed results also include the impact of the net incremental change in the interest-only strip receivable.

Segment Reporting

dollars in thousands |

Year Ended December 31,	2001	2000	1999

Managed Income Statements
Interest income	$13,073,453	$11,268,251	$9,133,754
Interest expense	4,869,311	5,431,142	3,945,953

Net interest income	8,204,142	5,837,109	5,187,801
Provision for possible credit losses	4,592,629	3,348,289	2,885,149

Net interest income after provision for possible credit losses	3,611,513	2,488,820	2,302,652
Other operating income	3,578,528	3,279,289	2,430,020
Other operating expense	4,474,831	3,647,702	3,077,708

Income before income taxes	2,715,210	2,120,407	1,654,964
Applicable income taxes	1,020,919	807,875	630,541

Net income	$1,694,291	$1,312,532	$1,024,423

Managed Loans
At period end	$97,496,051	$88,790,721	$72,255,513
Average for the period	90,899,988	77,444,986	64,129,255

Securitization Adjustments
Interest income	$(9,868,351)	$(8,397,892)	$(6,794,014)
Interest expense	(3,055,246)	(3,739,415)	(2,617,447)

Net interest income	(6,813,105)	(4,658,477)	(4,176,567)
Provision for possible credit losses	(3,452,014)	(2,800,980)	(2,248,535)

Net interest income after provision for possible credit losses	(3,361,091)	(1,857,497)	(1,928,032)
Other operating income	3,361,091	1,857,497	1,928,032
Other operating expense	—	—	—

Income before income taxes	—	—	—
Applicable income taxes	—	—	—

Net income	$—	$—	$—

Securitized Loans
At period end	$(72,862,487)	$(68,835,884)	$(54,591,804)
Average for the period	(70,560,600)	(59,726,838)	(49,706,760)

Consolidated Statements of Income
Interest income	$3,205,102	$2,870,359	$2,339,740
Interest expense	1,814,065	1,691,727	1,328,506

Net interest income	1,391,037	1,178,632	1,011,234
Provision for possible credit losses	1,140,615	547,309	636,614

Net interest income after provision for possible credit losses	250,422	631,323	374,620
Other operating income	6,939,619	5,136,786	4,358,052
Other operating expense	4,474,831	3,647,702	3,077,708

Income before income taxes	2,715,210	2,120,407	1,654,964
Applicable income taxes	1,020,919	807,875	630,541

Net income	$1,694,291	$1,312,532	$1,024,423

Loan Receivables
At period end	$24,633,564	$19,954,837	$17,663,709
Average for the period	20,339,388	17,718,148	14,422,495

80 |Think of Yourself as a Customer

MBNA CORPORATION AND SUBSIDIARIES

NOTE W: FAIR VALUE OF FINANCIAL INSTRUMENTS
The following presents the fair value of financial instruments at December 31, 2001 and 2000, whether or not recognized in the Corporation’s consolidated statements of financial condition, for which it is practicable to estimate that value. In addition, certain financial instruments and all nonfinancial instruments are excluded in accordance with generally accepted accounting principles. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent market values and, in many cases, could not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

FINANCIAL ASSETS
Cash and due from banks are carried at an amount that approximates fair value.

Money market instruments include interest-earning time deposits in other banks and federal funds sold and securities purchased under resale agreements. As a result of the short-term nature of these instruments, the carrying amounts reported in the consolidated statements of financial condition approximate these assets’ fair values.

The fair value of investment securities is based on the market value of the individual investment security without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Market value for investment securities is based on quoted market prices or dealer quotes.

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

Accrued income receivable includes interest and fee income earned but not yet received from investment securities, money market instruments, loan receivables, interest rate swap agreements, foreign exchange swap agreements and insurance products. The carrying amount reported in the consolidated statements of financial condition approximates the fair value of these assets due to their relatively short-term nature.

The fair value of accounts receivable from securitization is determined by a review of each component. The interest-only strip receivable, cash reserve accounts, and other subordinated retained interests are carried at amounts that approximate their fair values. The carrying values of the sale of new loan receivables, accrued interest and fees on securitized loans, accrued servicing fees, and other accounts receivable from securitization approximate their fair values due to the short-term nature of these assets.

FINANCIAL LIABILITIES
The fair value of the Corporation’s deposits is determined by a review of each component. The fair value of money market deposit accounts, noninterest-bearing deposits, interest-bearing transaction accounts, and savings accounts is equal to the amount payable upon demand. The fair value of time deposits is estimated by discounting the future cash flows of the stated maturities using estimated rates currently offered for like deposits. The valuation does not include the benefit that results from the low-cost funding provided by the various deposit liabilities compared to the cost of borrowing funds in the market.

Short-term borrowings include federal funds purchased and securities sold under repurchase agreements, short-term deposit notes, structured financings, and other short-term borrowings. The fair value of short-term borrowings approximates the carrying value of these instruments based upon their short-term nature.

Carrying Values and Estimated Fair Values of the Corporation’s Financial Assets

dollars in thousands |

December 31,	2001		2000

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial Assets
Cash and due from banks	$962,118	$962,118	$971,469	$971,469
Money market instruments	3,030,863	3,030,863	2,205,331	2,205,331
Investment securities:
Available-for-sale	3,106,884	3,106,884	2,666,196	2,666,196
Held-to-maturity	439,987	426,317	384,088	368,547
Loans held for securitization	9,929,948	9,929,948	8,271,933	8,271,933
Loan portfolio, net of reserve for possible credit losses	13,870,193	13,870,193	11,155,331	11,155,331
Accrued income receivable	369,383	369,383	305,437	305,437
Accounts receivable from securitization	7,495,501	7,495,501	7,081,572	7,081,572

Think of Yourself as a Customer | 81

MBNA CORPORATION AND SUBSIDIARIES

Carrying Values and Estimated Fair Values of the Corporation’s Financial Liabilities

dollars in thousands |

December 31,	2001		2000

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial Liabilities
Deposits	$27,094,745	$27,828,000	$24,343,595	$24,788,000
Short-term borrowings	1,774,816	1,774,816	159,512	159,512
Long-term debt and bank notes	6,867,033	7,001,000	5,735,635	5,792,000
Accrued interest payable	226,653	226,653	237,610	237,610

The fair value of substantially all of the Corporation’s long-term debt and bank notes is estimated by discounting the future cash flows of the stated maturities of the long-term debt and bank notes using estimated rates currently offered for similar debt obligations. The fair value of the Corporation’s guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures is based upon its quoted market price.

Accrued interest payable includes interest expensed but not yet paid for deposits, short-term borrowings, long-term debt and bank notes, interest rate swap agreements, and foreign exchange swap agreements. The carrying amount approximates the fair value of these liabilities due to their relatively short-term nature.

DERIVATIVE FINANCIAL INSTRUMENTS
The Corporation utilizes derivative financial instruments to enhance its ability to manage interest rate risk and foreign currency exchange rate risk. Derivative financial instruments do not expose the Corporation to credit risk equal to the notional amount, however, the Corporation is exposed to credit risk if the counterparty fails to perform. This credit risk is measured as the gross unrealized gain on the financial instrument. In order to minimize the amount of credit risk, the Corporation only enters into derivative financial instruments with counterparties who have credit ratings of investment grade as rated by the major rating agencies. The derivative financial instruments the Corporation uses are interest rate swap agreements, foreign exchange swap agreements and forward exchange contracts. The Corporation does not have any other derivative financial instruments.

The fair value of the Corporation’s derivative financial instruments is represented by the estimated unrealized gains or losses as determined by quoted market prices or dealer quotes. This value generally reflects the estimated amounts that the Corporation would receive or pay to terminate the instruments at the reporting date.

The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to better match the interest rate sensitivity of the Corporation’s assets. Interest rate swap agreements are agreements between counterparties to exchange cash flows based on the difference between two interest rates, applied to a notional principal amount for a specific period. Interest rate swap agreements may subject the Corporation to market risk associated with changes in interest rates, as a result of the change to floating-rate funding sources, as well as the risk of default by a counterparty to the agreement.

The Corporation’s interest rate swap agreements qualify as fair value hedges under Statement No. 133. The fair value of the Corporation’s interest rate swap agreements was a gross unrealized gain of $100.7 million and a gross unrealized loss of $9.2 million at December 31, 2001. At December 31, 2000, the outstanding interest rate swap agreements had a gross unrealized gain of $44.3 million. There were no unrealized losses on the Corporation’s interest rate swap agreements at December 31, 2000. For the year ended December 31, 2001, the Corporation’s hedging ineffectiveness for its interest rate swap agreements was immaterial to the Corporation’s consolidated statement of income. At December 31, 2001, the Corporation had interest rate swap agreements maturing in varying amounts from 2002 through 2027.

Under the terms of certain interest rate swap agreements, each party may be required to pledge certain assets if the market value of the interest rate swap agreement exceeds an amount set forth in the agreement or in the event of a change in its credit rating. There were no securities pledged under the terms of the interest rate swap agreements at December 31, 2001 and 2000. The Corporation is holding a $21.0 million deposit received from a swap counterparty, which is collateralizing an interest rate swap agreement at December 31, 2001.

Summary of Activity of Derivative Financial Instruments (Notional Amounts)

dollars in thousands |

	Interest Rate	Forward Exchange	Foreign Exchange
	Swap Agreements	Contracts	Swap Agreements	Total

Balance, December 31, 1998	$655,000	$857,131	$40,000	$1,552,131
Additions	536,303	3,410,572	160,675	4,107,550
Maturities	(150,000)	(3,226,982)	—	(3,376,982)

Balance, December 31, 1999	1,041,303	1,040,721	200,675	2,282,699
Additions	713,523	5,787,563	290,783	6,791,869
Maturities	—	(5,507,100)	(40,000)	(5,547,100)

Balance, December 31, 2000	1,754,826	1,321,184	451,458	3,527,468
Additions	1,578,547	9,400,474	1,400,671	12,379,692
Maturities	(450,000)	(9,278,535)	—	(9,728,535)

Balance, December 31, 2001	$2,883,373	$1,443,123	$1,852,129	$6,178,625

82 |Think of Yourself as a Customer

MBNA CORPORATION AND SUBSIDIARIES

The Corporation is exposed to foreign currency exchange rate risk as a result of transactions in currencies other than the designated functional currency of its foreign bank subsidiaries. The Corporation uses foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk and to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to better match the interest rate sensitivity of the Corporation’s assets. The foreign exchange swap agreements are primarily related to the issuance of long-term debt and bank notes by the Corporation’s foreign bank subsidiaries. Foreign exchange swap agreements are agreements to exchange principal amounts of different currencies and interest rates, usually at a prevailing exchange rate. When the agreement matures, the underlying principal or notional amount will be reexchanged at the agreed-upon exchange rate.

The Corporation’s qualifying foreign exchange swap agreements are accounted for as fair value hedges. The fair value of the Corporation’s qualifying foreign exchange swap agreements was a gross unrealized loss of $4.0 million at December 31, 2001. The Corporation also enters into foreign exchange swap agreements that are not designated as accounting hedges. The fair value of the Corporation’s foreign exchange swap agreements not designated or effective as accounting hedges sp;million and a gross unrealized loss of $57.2 million at December 31, 2001. For the year ended December 31, 2001, the Corporation recognized a net loss of $52.6 million on its foreign exchange swap agreements and an offsetting net gain of $72.4 million on the related underlying long-term debt and bank notes in the consolidated statement of income. The Corporation’s hedging ineffectiveness for its foreign exchange swap agreements was immaterial to the Corporation’s consolidated statement of income for 2001. The Corporation’s foreign exchange swap agreements mature in varying amounts from 2002 through 2006.

Significant Classes of Derivative Financial Instruments

dollars in thousands |

			Weighted Average

	Notional			Maturity	Estimated
	Amount	Receive Rate (a)	Pay Rate (b)	in Years	Fair Value

December 31, 2001
Interest rate swap agreements	$2,883,373	5.89%	2.58%	5.6
Gross unrealized gains					$100,657
Gross unrealized losses					(9,167)

Total					$91,490

Forward exchange contracts—pounds sterling	1,310,626	1.44	1.45	.1
Gross unrealized gains					$1,423
Gross unrealized losses					(9,347)

Total					$(7,924)

Forward exchange contracts—euros	54,434	.90	.88	.1
Gross unrealized gains					$1,170
Gross unrealized losses					—

Total					$1,170

Forward exchange contracts—U.S. dollars	78,063	.69	.69	.1
Gross unrealized gains					$56
Gross unrealized losses					(35)

Total					$21

Foreign exchange swap agreements	1,852,129	4.11	5.36	2.7
Gross unrealized gains					$3,897
Gross unrealized losses					(61,174)

Total					$(57,277)

December 31, 2001
Interest rate swap agreements	1,754,826	6.82%	6.70%	7.8
Gross unrealized gains					$44,314
Gross unrealized losses					—

Total					$44,314

Forward exchange contracts—pounds sterling	1,298,162	1.45	1.49	.1
Gross unrealized gains					$1,546
Gross unrealized losses					(35,908)

Total					$(34,362)

Forward exchange contracts—euros	23,022	.85	.93	.1
Gross unrealized gains					$—
Gross unrealized losses					(2,366)

Total					$(2,366)

Foreign exchange swap agreements	451,458	4.61	6.61	2.0
Gross unrealized gains					$1,913
Gross unrealized losses					(7,223)

Total					$(5,310)

(a)	Weighted average receive rate represents the rate contracted at the time the derivative financial instruments were entered into.

(b)	Weighted average pay rate for the forward exchange contracts represents the spot rate for the currency the forward exchange contract was denominated in at December 31, 2001 and 2000, respectively.

Think of Yourself as a Customer | 83

MBNA CORPORATION AND SUBSIDIARIES

Expected Maturities of Derivative Financial Instruments

dollars in thousands |

December 31, 2001	Within 1 Year	1-5 Years	6-10 Years	Over 10 Years		Total

Interest Rate Swap Agreements
Notional amount	$200,000	$2,131,350	$265,720	$286,303	$	2,883,373
Estimated fair value	707	81,620	(5,711)	14,874		91,490
Forward Exchange Contracts
Notional amount	1,443,123	—	—	—		1,443,123
Estimated fair value	(6,733)	—	—	—		(6,733)
Foreign Exchange Swap Agreements
Notional amount	120,834	1,731,295	—	—		1,852,129
Estimated fair value	(4,607)	(52,670)	—	—		(57,277)

The Corporation enters into transactions and has related assets and liabilities in currencies other than the currency in which the Corporation or its foreign bank subsidiaries operate. As a result, the Corporation is exposed to foreign currency exchange rate risk and enters into forward exchange contracts to reduce its exposure to that risk. Those forward exchange contracts are commitments to buy or sell foreign currency at a future date for a contracted price. Those forward exchange contracts may expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitations as the Corporation’s other financial instruments.

While the forward exchange contracts reduce the exposure to foreign currency exchange rate movements, the contracts are not accounting hedges under Statement No. 133. The recognized fair value of the open forward exchange contracts at December 31, 2001, was a gross unrealized gain, or an asset, of $2.7 million and a gross unrealized loss, or a liability, of $9.4 million, which was recognized in the consolidated statement of income as a net loss of $6.7 million.

The net loss of $6.7 million on the Corporation’s open foreign exchange contracts outstanding at December 31, 2001, shown in the table above, along with the gains on its matured foreign exchange contracts, resulted in a net gain of $28.3 million on the Corporation’s forward exchange contracts in the consolidated statement of income for the year ended December 31, 2001. The Corporation recognized an offsetting net loss of $40.2 million on the related foreign denominated assets and liabilities in the consolidated statement of income. The Corporation’s forward exchange contracts all mature in 2002.

NOTE X: PARENT COMPANY FINANCIAL INFORMATION
The parent company’s investment in subsidiaries represents the total equity of all consolidated subsidiaries, using the equity method of accounting for investments. The Corporation’s principal subsidiary is the Bank which constituted 91.6% and 92.3% of the consolidated assets of the Corporation at December 31, 2001 and 2000, respectively.

Condensed Statements of Financial Condition

dollars in thousands |

December 31,	2001	2000

Assets
Cash and due from bank subsidiary	$3,145	$5,569
Interest-earning time deposits due from bank subsidiary	479,796	816,296
Notes receivable from non-bank subsidiaries	1,486,887	1,310,219
Investment in subsidiaries:
Bank	7,228,830	5,884,652
Non-bank	242,671	192,848
Premises and equipment, net	152,385	128,558
Accrued income receivable	32,770	18,062
Other assets	216,726	174,550

Total assets	$9,843,210	$8,530,754

Liabilities and Stockholders’ Equity
Long-term debt	$1,159,844	$1,103,107
Junior subordinated deferrable interest debentures due to non-bank subsidiaries	595,792	580,817
Accrued interest payable	12,164	16,839
Dividends payable	79,635	71,203
Accrued expenses and other liabilities	197,057	131,510

Total liabilities	2,044,492	1,903,476
Stockholders’ equity	7,798,718	6,627,278

Total liabilities and stockholders’ equity	$9,843,210	$8,530,754

84 |Think of Yourself as a Customer

MBNA CORPORATION AND SUBSIDIARIES

Condensed Statements of Income

dollars in thousands |

Year Ended December 31,	2001	2000	1999

Operating Income
Interest income	$121,264	$151,450	$166,782
Dividends from subsidiaries:
Bank	308,000	296,681	240,000
Non-bank	1,181	1,452	1,270
Management fees from subsidiaries	97,867	70,245	38,206
Other	15,044	3,128	44

Total operating income	543,356	522,956	446,302

Operating Expense
Interest expense	90,092	133,600	160,229
Salaries and employee benefits	41,249	33,813	24,083
Other	49,652	32,019	12,553

Total operating expense	180,993	199,432	196,865

Income before income taxes and equity in undistributed net income (loss) of subsidiaries	362,363	323,524	249,437
Applicable income taxes	24,694	16,380	1,575
Equity in undistributed net income (loss) of subsidiaries:
Bank	1,354,094	1,002,055	784,731
Non-bank	2,528	3,333	(8,170)

Net Income	$1,694,291	$1,312,532	$1,024,423

Condensed Statements of Cash Flows

dollars in thousands |

Year Ended December 31,	2001	2000	1999

Operating Activities
Net income	$1,694,291	$1,312,532	$1,024,423
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,356,622)	(1,005,388)	(776,561)
Deferred income tax benefit	(4,658)	(4,374)	(4,644)
Depreciation and amortization	42,688	32,296	19,481
Decrease in other operating activities	95,984	26,282	39,981

Net cash provided by operating activities	471,683	361,348	302,680

Investing Activities
Net decrease (increase) in interest-earning time deposits due from bank subsidiary	336,500	(80,900)	(568,183)
Net (issuance) maturity of notes receivable from non-bank subsidiaries	(176,668)	(169,219)	446,960
Net purchases of premises and equipment	(35,771)	(49,213)	(33,626)
Net investment in subsidiaries	(47,285)	(765,999)	(321,370)

Net cash provided by (used in) investing activities	76,776	(1,065,331)	(476,219)

Financing Activities
Proceeds from issuance of long-term debt	294,562	—	—
Maturity of long-term debt	(241,000)	(367,000)	(591,000)
Proceeds from issuance of common stock	—	1,599,055	1,174,086
Proceeds from exercise of stock options and other awards	84,032	62,874	27,932
Acquisition and retirement of common stock	(376,095)	(323,464)	(211,337)
Dividends paid	(312,382)	(267,250)	(227,733)

Net cash (used in) provided by financing activities	(550,883)	704,215	171,948

(Decrease) Increase in Cash and Cash Equivalents	(2,424)	232	(1,591)
Cash and cash equivalents at beginning of year	5,569	5,337	6,928

Cash and cash equivalents at end of year	$3,145	$5,569	$5,337

Supplemental Disclosures
Interest expense paid	$95,304	$137,141	$163,785

Income taxes paid	$—	$—	$—

Think of Yourself as a Customer | 85

MBNA CORPORATION AND SUBSIDIARIES

Quarterly Data (unaudited)

dollars in thousands, except per share amounts |

Three Months Ended	March 31,	June 30,	September 30,	December 31,

2001
Interest income	$769,769	$793,248	$799,218	$842,867
Interest expense	479,021	453,591	451,333	430,120
Net interest income	290,748	339,657	347,885	412,747
Provision for possible credit losses	218,840	322,216	314,322	285,237
Other operating income	1,517,729	1,640,181	1,873,432	1,908,277
Other operating expense	1,091,151	1,048,443	1,140,421	1,194,816
Income before income taxes	498,486	609,179	766,574	840,971
Net income	311,055	380,128	478,342	524,766
Net income applicable to common stock	307,492	376,607	474,804	521,246
Earnings per common share	.36	.44	.56	.61
Earnings per common share—assuming dilution	.35	.43	.54	.60
Weighted average common shares outstanding (000)	851,840	851,853	851,812	851,815
Weighted average common shares outstanding and common stock equivalents (000)	878,402	877,749	875,139	873,390

2000
Interest income	$688,672	$690,280	$733,863	$757,544
Interest expense	383,615	399,592	433,945	474,575
Net interest income	305,057	290,688	299,918	282,969
Provision for possible credit losses	139,336	165,572	110,107	132,294
Other operating income	1,128,540	1,247,267	1,298,090	1,462,889
Other operating expense	915,310	911,339	892,183	928,870
Income before income taxes	378,951	461,044	595,718	684,694
Net income	234,571	285,386	368,749	423,826
Net income applicable to common stock	230,845	281,714	365,099	420,200
Earnings per common share	.29	.35	.44	.49
Earnings per common share—assuming dilution	.28	.34	.43	.48
Weighted average common shares outstanding (000)	801,849	801,821	826,310	851,819
Weighted average common shares outstanding and common stock equivalents (000)	824,445	826,308	854,672	880,256

On April 1, 2001, the Corporation adopted Emerging Issues Task Force Issue 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”). The Corporation now records accretion of interest income related to beneficial interests retained in a securitization transaction accounted for as a sale as interest income in the Corporation’s consolidated statement of income. This income was previously recorded as securitization income in the Corporation’s consolidated statement of income. For purposes of comparability, certain prior period amounts previously reported in the Corporation’s reports filed with the Securities and Exchange Commission on Form 10-Q and its 2000 Annual Report filed on Form 10-K have been reclassified. As a result, interest income and other operating income were adjusted.

In December 2001, the Corporation elected to amend its securitization agreements to transfer the legal right to recoveries from charged-off securitized loans from the Corporation to the securitization transaction cash flows. Previously, the Corporation recognized these recoveries in the reserve for possible credit losses and the provision for possible credit losses. The Corporation now includes these recoveries in other operating income and accounts receivable from securitization. For purposes of comparability, certain prior period amounts previously reported in the Corporation’s reports filed with the Securities and Exchange Commission on Form 10-Q and its 2000 Annual Report filed on Form 10-K have been reclassified. As a result, the provision for possible credit losses and other operating income were adjusted.

86 | Think of Yourself as a Customer

MBNA CORPORATION AND SUBSIDIARIES

Preferred Stock Price Range and Dividends (unaudited)

				Dividends
				Declared per
	High	Low	Close	Preferred Share

Series A
2001
Fourth quarter	$25.50	$25.00	$25.25	$.46875
Third quarter	26.09	24.85	25.00	.46875
Second quarter	25.90	24.20	25.40	.46875
First quarter	24.99	23.50	24.40	.46875

2000
Fourth quarter	24.50	23.50	23.50	.46875
Third quarter	24.75	23.38	24.38	.46875
Second quarter	24.75	23.25	24.75	.46875
First quarter	25.00	23.25	24.75	.46875

Series B
2001
Fourth quarter	22.75	21.34	22.30	.34380
Third quarter	21.75	21.40	21.45	.35020
Second quarter	22.56	21.75	21.75	.34380
First quarter	22.56	22.56	22.56	.35270

2000
Fourth quarter	22.56	22.25	22.56	.37020
Third quarter	24.00	22.25	22.25	.37650
Second quarter	24.94	21.19	24.00	.37960
First quarter	26.00	24.50	24.75	.39970

The Corporation has two series of preferred stock issued and outstanding, both with a $25 stated value per share. Each series of preferred stock is traded on the New York Stock Exchange, the Series A Preferred Stock under the symbol “KRBpfa” and the Series B Preferred Stock under the symbol “KRBpfb.”

On January 10, 2002, the Corporation’s Board of Directors declared a quarterly dividend of $.46875 per share on the 71/2% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.3438 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. Both dividends are payable April 15, 2002 to stockholders of record as of March 29, 2002.

Common Stock Price Range and Dividends (unaudited)

				Dividends
				Declared per
	High	Low	Close	Common Share

2001
Fourth quarter	$35.53	$27.61	$35.20	$.09
Third quarter	37.35	25.05	30.29	.09
Second quarter	38.18	31.20	33.00	.09
First quarter	39.06	28.81	33.10	.09

2000
Fourth quarter	39.38	33.00	36.94	.08
Third quarter	39.81	26.88	38.50	.08
Second quarter	29.63	22.00	27.13	.08
First quarter	27.56	20.00	25.50	.08

The Corporation’s Common Stock is traded on the New York Stock Exchange under the symbol “KRB” and is listed as “MBNA” in newspapers. At January 31, 2002, the Corporation had 2,723 common stockholders of record which does not include beneficial owners for whom Cede & Co. or others act as nominees.

On January 10, 2002, the Corporation’s Board of Directors declared a quarterly dividend of $.10 per common share, payable April 1, 2002 to stockholders of record as of March 15, 2002.

Think of Yourself as a Customer | 87

CORPORATION
BOARD OF DIRECTORS

Alfred Lerner
Chairman and Chief Executive Officer
MBNA Corporation

Charles M. Cawley
President
MBNA Corporation

James H. Berick, Esq.
Partner
Squire, Sanders &
Dempsey L.L.P.

Former Chairman
Berick, Pearlman & Mills Co., L.P.A.

Benjamin R. Civiletti, Esq.
Chairman
Venable, Baetjer and Howard, LLP

Former Attorney General
of the United States

Bernadine P. Healy, M.D.
Former President and Chief Executive Officer
American Red Cross

Former Director
National Institutes of Health

William L. Jews
President and Chief Executive Officer
CareFirst BlueCross BlueShield

Chief Executive Officer
Blue Cross Blue Shield of Delaware

Randolph D. Lerner, Esq.
Partner
Securities Advisors, L.P.

Stuart L. Markowitz, M.D.
Internist and Managing Partner
Drs. Markowitz, Rosenberg,
Stein & Associates

Clinical Professor
Case Western Reserve University,
College of Medicine

Michael Rosenthal, Ph.D.
Professor
Columbia University

Former Associate Dean for
Academic Administration
Columbia College

CORPORATION BOARD OF DIRECTORS

STANDING LEFT TO RIGHT:
 Randolph D. Lerner, Esq., James H. Berick, Esq., Benjamin R. Civiletti, Esq., Charles M. Cawley, Alfred Lerner

SITTING LEFT TO RIGHT:
 William L. Jews, Bernadine P. Healy, M.D., Michael Rosenthal, Ph.D., Stuart L. Markowitz, M.D.

BANK EXECUTIVE COMMITTEE

Charles M. Cawley	Bruce L. Hammonds	Alfred Lerner	Lance L. Weaver

John R. Cochran III	M. Scot Kaufman	Richard K. Struthers

BANK SENIOR MANAGEMENT COMMITTEE

Gregg Bacchieri	Louis J. Freeh	Janine D. Marrone	David W. Spartin

Kenneth F. Boehl	John J. Hewes	Michael G. Rhodes	Penelope J. Taylor

Ronald W. Davies	Charles C. Krulak	John W. Scheflen	Vernon H.C. Wright

88 | Think of Yourself as a Customer

SUBSIDIARIES OF MBNA CORPORATION

MBNA AMERICA BANK, N.A.

The principal subsidiary of MBNA Corporation, MBNA America, a national bank with $96.0 billion in managed loans, is the largest independent credit card lender in the world. It also provides retail deposit, consumer loan, and insurance products. MBNA America markets its products through thousands of membership organizations and financial institutions, making it the recognized industry leader in endorsed marketing.

SUBSIDIARIES OF MBNA AMERICA BANK, N.A.

MBNA.COM

Through a single Web address—www.MBNA.com—Customers can access their existing account information, apply for new credit card or consumer loan accounts, shop for products and services, plan and finance travel, and open certificates of deposit or money market accounts.

MBNA EUROPE

MBNA issues credit cards in the United Kingdom and the Republic of Ireland. MBNA Europe is headquartered in Chester, England, with business development offices in London and in Dublin and Carrick-on-Shannon, Ireland.

MBNA CANADA

MBNA issues credit cards in Canada. MBNACanada is headquartered in Ottawa, Ontario, with a business development office in Montreal, Quebec.

MBNA INSURANCE AGENCY, INC.

MBNA Insurance Agency, Inc., markets credit protection, credit-related life and disability, automobile, and life & health insurance.

MBNA MARKETING SYSTEMS, INC.

MBNA has state-of-the-art telephone sales facilities to support account acquisition and maintains offices in Delaware, Florida, Maine, Maryland, New Hampshire, New Jersey, Ohio, Pennsylvania, and Texas. In addition to credit cards, MBNA Marketing Systems cross-sells consumer loan, deposit, and insurance products.

MBNA TECHNOLOGY, INC.

MBNA Information Services, Inc., headquartered in Dallas, Texas, provides information technology support and services to MBNA America Bank, N.A., and its affiliates.

INDEPENDENT AUDITORS

Ernst & Young LLP

CORPORATE REGISTRARS AND TRANSFER AGENTS

National City Bank (common stock) (800) 622-6757
The Bank of New York (preferred stock) (212) 815-4905

PRINCIPAL FINANCIAL CONTACTS

For further information about MBNA Corporation or its subsidiaries, please contact:

David W. Spartin	Brian D. Dalphon
Senior Vice Chairman	Director, Investor Relations
MBNA Corporation	MBNA Corporation
Wilmington, DE 19884-0141	Wilmington, DE 19884-0131
(800) 362-6255	(800) 362-6255
(302) 456-8588	(302) 432-1251

Internet address: www.MBNA.com

COMMON STOCK

Listed on New York Stock Exchange
Stock Symbol KRB

    This annual report was printed on paper recycled from MBNA offices.