Form 10-K, Exhibit 13
period 2002-12-31
MBNA CORP
filed 2003-03-28
CIK 870517

MBNA CORPORATION®

BROWNS
MOAA
USTA
NHL
NFL
VISA
NBA
Fidelity Investments
Nursing2002
PNC BANK

SUCCESS IS GETTING THE RIGHT CUSTOMERS . . .
AND KEEPING THEM.

2002 ANNUAL REPORT

       CONTENTS

1	2002 Financial Highlights

2	Letter to Stockholders

4	Who We Are

6	How We Market

8	Getting The Right Customers... And Keeping Them

10	Diversified Funding

11	Financials

84	MBNA Corporation Board of Directors,

MBNA Corporation Principal Officers,

MBNA Office Locations

Getting the right Customers and keeping them is the foundation of our business. It demands a single-minded commitment to Customer satisfaction. Meeting this commitment requires tough standards, good people, and constant attention to the importance of each individual Customer. It means having an attitude. Written by Charlie Cawley, endorsed by the company’s management, and introduced during the summer of 1986, the precepts shown throughout this annual report express our attitude. They are displayed throughout the company, and each person has a copy. These words have been reviewed every year since they were written, and not one word has ever been changed. (In 2000, a new precept was added.) These precepts are simple and straightforward, and we mean every single one.

2002 FINANCIAL HIGHLIGHTS

Year Ended December 31,	2002	2001	2000	1999	1998

(dollars in thousands, except per share amounts)
Per Common Share Data (c)

Earnings	$1.37	$1.31	$1.05	$.84	$.68
Earnings—assuming dilution	1.34	1.28	1.02	.80	.64
Dividends (a)	.27	.24	.21	.19	.16
Book value	6.96	5.94	5.02	3.31	1.93
Ratios (c)

Return on average total assets	3.67%	4.16%	3.94%	3.62%	3.38%
Return on average stockholders’ equity	21.29	24.07	25.79	27.18	36.91
Stockholders’ equity to total assets	17.22	17.16	17.13	13.61	9.27
Financial Statement Data (c)

Net interest income (b)	$2,074,575	$1,657,340	$1,395,015	$1,175,759	$935,502
Other operating income (b)	6,752,923	6,673,316	4,920,403	4,193,527	3,189,139

Net Income (c)	1,765,954	1,694,291	1,312,532	1,024,423	776,266

Deposits	30,616,216	27,094,745	24,343,595	18,714,753	15,407,040
Stockholders’ equity	9,101,319	7,798,718	6,627,278	4,199,443	2,391,035
Managed Data

Total managed loans	$107,257,842	$97,496,051	$88,790,721	$72,255,513	$59,641,106
Sales and cash advance volume	160,046,164	142,261,636	125,683,731	105,806,935	82,968,874
1

(a)	On January 23, 2003, the Board of Directors approved an increase of 14.3% in the quarterly dividend to $.08 per common share.

(b)	For purposes of comparability, certain prior period amounts have been reclassified. These reclassifications did not affect net income.

(c)	For full year 2002, net income excluding the change in estimates for accrued interest and fees in September 2002 would have been $1.93 billion or $1.47 per common share—assuming dilution, an increase of 14.8% over 2001. See page 16 of the Financials for an explanation of the FFIEC guidance.

2

Eleven years ago, a quiet, unpretentious man from Brooklyn stood before Wall Street and predicted the future. Al Lerner told a skeptical investment community that he believed in the people of MBNA—so much so that he was willing to invest his own hard-earned money in the company’s initial public offering.

That was Al Lerner. Al firmly believed in the people of MBNA and he saw what the future of the company could be—a future that others couldn’t see. “There’s nothing that this company does that all our competitors can’t do tomorrow,” Lerner once said. “The difference is the people of MBNA and the MBNA attitude.”	In October, world leaders, sports figures, neighbors, family, and friends joined us in saying goodbye and thank you to a man who enriched the lives of all he met. We are the company we are today—the company he predicted we would become—because of Al Lerner. It was his vision, his leadership, his drive, and his reputation for integrity that made MBNA happen. He will be missed. In the words of Charlie Cawley, “All of us, each in our own way, have lost something that can never be replaced. Al Lerner was our friend, leader, and inspiration. He will always be our hero.”

Reprinted from 3rd quarter 2002 report.

DEAR STOCKHOLDERS

This report presents MBNA’s full-year results for 2002—our 21st year in business and 12th as a public company. Net income increased to $1.77 billion or $1.34 per common share. If you remove the impact of the one-time industrywide FFIEC accounting change, net income would have been $1.93 billion or $1.47 per share, an increase of 14.8%. Considering the economic environment that existed during 2002, we feel this increase is satisfactory and brings the number of years of substantial earnings increases to twelve—forty-eight consecutive quarters. In addition, we raised the quarterly dividend rate 14.3% to $.08 per common share, the 12th consecutive year the dividend has been increased.
We are proud of and thankful for the performance of the people of MBNA during the past year. Their efforts produced exceptional results in challenging times. These results include:

■	Growing loan outstandings $9.8 billion to $107.3 billion. That is a 10% growth rate compared to 3% growth in the revolving credit industry.

■	The acquisition of 12 million new accounts. The characteristics of these new cardholders are consistent with those of existing Customers. Even in this difficult environment, we added a record number of new accounts without diminishing quality.	3
■	The signing of 405 new endorsements and the renewal of more than 1,100 group contracts. The new endorsements cover a population of 41 million potential Customers.

■	Controlling loan losses at 4.99%—higher than usual but still lower than published industry levels.

Today, MBNA is the largest independent credit card company in the world and the undisputed leader in endorsed marketing. More than 5,100 organizations in the United States, United Kingdom, Ireland, Canada, and Spain endorse our products. Each one of these groups is a franchise in itself—a franchise that ensures a continuing supply of new Customers year after year. We have nearly 30 million active borrowers and our typical Customer has an average household income of $71,000, owns a home, and has an 18-year history of paying their bills on time. Our card is carried by 75% of all physicians, 54% of all attorneys, 70% of all dentists, 63% of all nurses, 52% of all engineers, and 40% of all teachers in the United States.
The most profound event this year was the loss of our Chairman and friend Al Lerner. Every principle he believed in will continue. He was an incredible man and we will miss him always.
Sincerely,

4	WHO WE ARE

MBNA Corporation is a holding company with three primary banks: MBNA America Bank, N.A., a national bank in the United States; MBNA Europe Bank Limited, a fully chartered bank in the United Kingdom; and MBNA Canada Bank, a fully chartered bank in Canada. Like all banks, we take deposits and make loans. Our lending business has $107.3 billion in managed loans, and our Customers have more than $30 billion on deposit primarily in money market and certificate of deposit accounts.

But that’s where the similarity to a traditional bank ends. We don’t have bank branches, checking accounts, or large commercial loans. We simply take deposits and make loans to individuals. That’s our business. We like it.

We like the credit card lending business for a number of reasons. There is universal demand for our product. There are tens of millions of people in the countries where we operate who could and do qualify for a credit card. It’s a business with a very long history and an enduring life cycle.

Done right, credit card lending produces relatively low-risk assets. MBNA’s $107.3 billion in loans are spread among 28.5 million active	Through credit cards, people are freed from the need to carry cash and are able to purchase the things they need today, while paying for them sensibly out of future income.

borrowers with an average account balance of $3,760. We have no industry, geographic, or individual account concentrations.

We acquire our Customers through a unique marketing proposition—selling to people with a strong common interest—and we keep our Customers by providing top-quality service. We also have a disciplined underwriting process that ensures we select the right Customer. MBNA’s typical Customer has a significant history of paying bills on time. This history is the best indicator of the future quality of our loan portfolio.

Any company that is disciplined will produce consistent results—something we have been able to do for the 21 years since MBNA was founded in 1982. At MBNA, our primary focus is on the quality of each individual Customer. It is this focus that has driven our consistent results, even through challenging economic and business cycles. And it will continue to do so.

By the end of 2002, our credit card businesses in the United Kingdom, Ireland, Canada, and Spain reached 8.2 million accounts with $15.8 billion in loans, a 47% increase from last year. Loans from international markets have grown from 6% to 15% of our total portfolio over the last five years.

Internationally, we employ the same business strategy as in the United States— marketing to people with strong common interests. In 2002, MBNA Europe earned endorsements from 73 new groups and financial institutions, including Rotary International, Delta Airlines, Chelsea Football Club, Alliance & Leicester, and Concern Ireland, and now has nearly 900 groups in total. Marketing to supporters of these organizations helped generate	2.3 million new accounts in 2002. MBNA Europe’s loans increased to $13.3 billion and market share of credit card loans reached 15% in the United Kingdom and 20% in Ireland.

In 2002, MBNA completed its fifth year of doing business in Canada. In that short time, MBNA Canada has grown to become the second largest MasterCard issuer in Canada with a total market share of more than 8% of Canadian bank card loans. Outstanding loans grew 30%, reaching $2.5 billion in 2002. We added 68 endorsements in 2002, and now have the endorsements of more than 450 organizations and financial institutions in Canada, including the PGA TOUR, Canadian Federation of Medical Students, Canadian Bar Association, and the University of Western Ontario. Our marketing	programs generated more than 700,000 new accounts from these organizations in 2002.

MBNA entered its fourth international market in 2002 with the opening of MBNA España. MBNA España currently has more than 100 people responding to Customer calls and decisioning loans at our new office located outside Madrid in Las Rozas.

Our Consumer Finance business includes installment and revolving unsecured loan products. Customers use these non-credit card products to consolidate loans or for large expenses such as home improvements. This portfolio reached $12 billion in loans while adding more than 700,000 new accounts in 2002.	5

6	HOW WE MARKET

MBNA’s approach to the credit card business is unique. We sell to people who share common interests and focus on groups with strong ties to their members, fans, and Customers—such as professional societies, sports organizations, alumni associations, and financial institutions. We call this endorsed marketing.

Today, more than 5,100 organizations in the United States, United Kingdom, Ireland, Canada, and Spain endorse MBNA products. We organize our sales and marketing efforts into nine business development sectors. Each sector is led by senior managers who focus on specific audiences. Our Professional market sector, for example, exceeds $21 billion in loans to members of nearly 1,400 organizations, including the American College of Surgeons, National Society of Professional Engineers, the American Institute of Architects, and the California Dental Association. This sector generated more than 1 million new accounts and received endorsements from 72 new organizations in 2002.	MBNA products are also endorsed by more than 650 sports teams and organizations. Nearly 7.3 million people now carry an MBNA credit card featuring their favorite team, race car driver, or sports-related activity. This past year, we added 1.6 million new accounts in this sector, and loans exceeded $10 billion. MBNA issues the official affinity credit cards of the National Football League, Major League Baseball, the National Hockey League, National Basketball Association, NASCAR, the PGA TOUR, and the United States Tennis Association. Sports enthusiasts are very loyal and make excellent Customers.

MBNA is the official credit card of more than 700 colleges and universities, including 10 of the 11 Big Ten schools and seven of the Pac-10 schools. Nearly 4 million alumni and students from these schools use MBNA products, totaling $8.2 billion in loans. Marketing to alumni and students gives MBNA the opportunity to build long-term relationships with Customers with very attractive characteristics.

Although MBNA doesn’t have branches, our products are marketed through more than 15,000 bank branches in the United States, the United Kingdom, and Ireland through the endorsement of hundreds of financial institutions. More than 7.6 million financial institution accounts acquired through marketing programs or portfolio acquisitions have generated $15.5 billion in loans for MBNA. In 2002, MBNA acquired the credit card portfolios of Wachovia in the United States and Alliance & Leicester plc, one of the United Kingdom’s largest financial services companies. We continue	to pursue portfolios with high-quality Customers and good opportunities for future growth. The affinity business continues to be strong. In 2002, we received the endorsements of 405 new organizations including, for example, Bass Pro Shops, Ohio State University, Pittsburgh University, Bristol University (U.K.), Canadian Bar Association, and the National Basketball Association. These endorsements helped generate 12 million new accounts in 2002 and will continue to be an important source of new accounts for many years.	In 2002, we enhanced account acquisition by implementing new technology that allows a Customer to apply for a credit card at the point of sale and receive an instant decision. This technology was particularly successful with groups in our Alliance and Sports market sectors. For example, our credit card program with Bass Pro Shops generated more than 150,000 new credit card accounts in 2002.	7

8	GETTING THE RIGHT CUSTOMERS ...

MBNA is in the individual lending business, in which Customer quality is essential to success. At MBNA, it all starts with “Getting the right Customers.” Our unique marketing proposition enables us to target our marketing effectively to attract the most qualified applicants.

MBNA credit professionals review millions of applications every year. They rely on sophisticated technology and behavioral scoring systems to assist them in choosing the right Customers and assigning the right credit lines. However, the most important tools are their experience and good judgment. They look for three basic things from applicants before approving them for a loan: their capacity to repay, their stability, and most important, a history of paying bills on time. These have been our credit standards every day for 21 years—and they will never change.

Our lenders evaluate a wide range of factors in reaching their final credit decisions. These include multiple debt-to-income ratios, credit-utilization calculations, length of credit history, depth of credit file, length of time at residence, and length of time on job, as well as performance on existing loans with other creditors.

In addition, when a credit analyst is reviewing an application, she or he has the flexibility to say “yes,” “no,” or “maybe.” If the answer is “maybe,” which happens 25% of the time, the analyst contacts the applicant for additional information, thus gaining a better understanding of the applicant’s circumstances before making a final lending decision.

Getting the right Customers has always been a top priority. MBNA’s typical Customer has an average household income of $71,000, owns a home, has worked in his or her current job for 11 years, and has an 18-year history of paying bills. The new cardholders that we added in 2002 have similar characteristics, including an average household income of $72,000, 11 years of employment, and a credit history of 17 years. Customer characteristics are independently researched and validated by Harris Interactive Inc., which ranks among the top market research firms in the world.

...AND KEEPING THEM

Getting the right Customers is just half of the job. To be successful, we also have to keep the right Customers. And that’s done by people, people who have an attitude—satisfy the Customer.

MBNA’s commitment to providing superior Customer service is an attitude that prevails throughout the company. We hire people who like other people and then give them the tools they need to satisfy Customers. We want an environment that makes people feel good about where they work—by providing the right education, cutting-edge technology, a comfortable work setting, and programs that help balance the demands of family and work. People who feel good about where they work do a better job satisfying Customers—which has a direct impact on the company’s financial results.	Nearly two decades ago, MBNA was the first credit card company to offer 24-hour service to all of its Customers. The people working in our Customer Satisfaction area received nearly 100 million inquiries from Customers in 2002—ranging from requests for credit line increases and duplicate statements to questions about card benefits and account balances. Each of these contacts represented an opportunity to demonstrate our commitment to providing superior Customer service.

Another important factor in MBNA’s ability to keep the right Customers is the company’s commitment to the latest technology. Nearly all our systems are built or customized in-house to meet the ongoing needs and expectations of our Customers. Technology makes us more efficient, which is a key element in satisfying Customers.	In addition, technology allows us to effectively offer Customers additional MBNA products, including deposit accounts, consumer loans, and business credit cards. At MBNA, everyone is responsible for meeting the needs of our Customers. We do this by taking a personal approach to Customer satisfaction—satisfying Customers one at a time. This approach strengthens our relationships with individual Customers as well as with the thousands of membership groups that endorse MBNA’s products.	9

DIVERSIFIED FUNDING

10	MBNA continues to expand and diversify its funding sources to support both current and future asset growth in the United States and internationally. Our diversified funding sources include asset-backed securitizations, retail deposits, bank notes, brokered CDs, senior and subordinated debt, medium term notes, trust preferred securities and preferred stock.

Securitizations of MBNA’s loan receivables continue to be a major source of funding. MBNA has been the leader in this market since pioneering the practice of securitizing credit card receivables in 1986. Asset securitization removes loan receivables from the balance sheet through a sale to a trust that is independent of MBNA. The securities issued by these trusts are primarily AAA-rated securities sold to investors on a global basis and used by MBNA to fund many of its lending activities.

The U.S. public credit card asset securitization market continues to be a vibrant, cost-effective source of funding. The innovative design of these securitizations, MBNA’s reputation, and the credit quality of the receivables have allowed the company to price these issues at favorable rates compared to other issuers. MBNA strengthened its status as the industry leader by issuing 31 securitizations totaling	$15.5 billion in 2002. These transactions continue to be well received by investors.

We also have established a $30 billion deposit base, mainly through the issuance of certificates of deposit and money market deposit accounts. More than 2,000 groups endorse our deposit products for their members, including the Military Officers Association of America and the National Education Association. MBNA’s retail deposit products are marketed much like our other products, through the mail and over the telephone. The returns to our investors tend to be higher, since we are able to pass on the savings we realize by not having a costly branch network.

MBNA’s unsecured debt programs offer further diversification of our funding sources and are attractive investments for pension funds, investment advisors, foreign and domestic banks, and insurance companies. They allow MBNA to tap new markets of institutional investors in multiple geographic markets. Current outstandings under these programs, excluding trust preferred securities are $8 billion with maturities up to 10 years. In addition, MBNA has $1.1 billion of trust preferred securities with maturities up to 30 years.

NEW YORK STOCK EXCHANGE
Continued From Preceding Page

MBNA HAS COMPLETED ITS 12TH YEAR AS A PUBLIC COMPANY LISTED ON THE NEW YORK STOCK EXCHANGE.

THINK OF YOURSELF AS A CUSTOMER

FINANCIALS

12 Ten-Year Statistical Summary

47 Report of Independent Auditors

48 Consolidated Statements of Financial Condition

49 Consolidated Statements of Income

50 Consolidated Statements of Changes in Stockholders' Equity

51 Consolidated Statements of Cash Flows

52 Notes to the Consolidated Financial Statements

82 Quarterly Data

83 Stock Price Range and Dividends

NEW YORK STOCK EXCHANGE

12	THINK OF YOURSELF AS A CUSTOMER

TEN-YEAR STATISTICAL SUMMARY (dollars in thousands, except per share amounts)

Year Ended December 31,	2002	2001	2000

Income Statement Data for the Year (a)
Net interest income (b)	$2,074,575	$1,657,340	$1,395,015
Provision for possible credit losses	1,340,157	1,140,615	547,309
Other operating income (b)	6,752,923	6,673,316	4,920,403
Other operating expense	4,701,925	4,474,831	3,647,702
Net income	1,765,954	1,694,291	1,312,532
Per Common Share Data for the Year (a) (c)
Earnings	$1.37	$1.31	$1.05
Earnings—assuming dilution	1.34	1.28	1.02
Dividends	.27	.24	.21
Book value	6.96	5.94	5.02
Ratios
Net interest margin (d) (e)	5.54%	5.51%	5.50%
Return on average total assets	3.67	4.16	3.94
Return on average stockholders’ equity	21.29	24.07	25.79
Average receivables to average deposits	88.88	80.88	85.79
Stockholders’ equity to total assets	17.22	17.16	17.13
Loan receivables (e):
Delinquency (f)	4.28	4.64	3.89
Net credit losses	4.57	4.20	3.38
Managed loans (e):
Delinquency	4.88	5.09	4.49
Net credit losses	4.99	4.74	4.39
Managed Data
At year end:
Loans held for securitization	$11,029,627	$9,929,948	$8,271,933
Loan portfolio	17,696,881	14,703,616	11,682,904
Securitized loans	78,531,334	72,862,487	68,835,884

Total managed loans	$107,257,842	$97,496,051	$88,790,721

Average for the year:
Loans held for securitization	$8,130,207	$6,909,840	$8,129,333
Loan portfolio	17,184,993	13,429,548	9,588,815
Securitized loans	74,718,731	70,560,600	59,726,838

Total managed loans	$100,033,931	$90,899,988	$77,444,986

For the year:
Net interest margin (d) (e)	8.42%	8.42%	7.08%
Sales and cash advance volume	$160,046,164	$142,261,636	$125,683,731
Balance Sheet Data at Year End
Investment securities and money market instruments	$9,489,481	$6,577,734	$5,255,615
Loans held for securitization	11,029,627	9,929,948	8,271,933
Credit card loans	9,484,115	8,261,575	7,798,772
Other consumer loans	8,212,766	6,442,041	3,884,132

Total loan portfolio	17,696,881	14,703,616	11,682,904
Reserve for possible credit losses	(1,111,299)	(833,423)	(527,573)

Net loan portfolio	16,585,582	13,870,193	11,155,331
Total assets	52,856,746	45,447,945	38,678,096
Total deposits	30,616,216	27,094,745	24,343,595
Long-term debt and bank notes	9,538,173	6,867,033	5,735,635
Stockholders’ equity	9,101,319	7,798,718	6,627,278
Average Balance Sheet Data for the Year
Investment securities and money market instruments	$8,319,552	$6,560,000	$5,082,598
Loans held for securitization	8,130,207	6,909,840	8,129,333
Credit card loans	9,672,043	7,887,115	6,784,742
Other consumer loans	7,512,950	5,542,433	2,804,073

Total loan portfolio	17,184,993	13,429,548	9,588,815
Reserve for possible credit losses	(941,780)	(656,654)	(549,033)

Net loan portfolio	16,243,213	12,772,894	9,039,782
Total assets	48,154,027	40,764,316	33,299,176
Total deposits	28,481,487	25,147,782	20,654,087
Long-term debt and bank notes	8,040,419	6,309,446	5,699,638
Stockholders’ equity	8,293,823	7,039,986	5,088,882
Weighted average common shares outstanding (000) (c)	1,277,787	1,277,745	1,230,827
Weighted average common shares outstanding and common stock equivalents (000) (c)	1,302,712	1,314,230	1,269,803

(a)	MBNA Corporation (“the Corporation”) changed the estimated value of accrued interest and fees in September 2002 resulting in a decrease to income before income taxes of $263.7 million ($167.2 million after taxes) through a reduction of $66.3 million of interest income and $197.4 million of other operating income. The Corporation’s earnings per common share—assuming dilution for the year ended December 31, 2002 would have been $1.47 excluding the change.

(b)	For purposes of comparability, certain prior period amounts have been reclassified. These reclassifications did not affect net income.

(c)	Per common share data and weighted average common shares outstanding and common stock equivalents have been adjusted to reflect the three-for-two stock split of the Corporation’s Common Stock effected in the form of a dividend, issued on July 15, 2002, to stockholders of record as of the close of business on July 1, 2002. Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding, whereas earnings per common share—assuming dilution includes the potential dilutive effect of common stock equivalents in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share.”

THINK OF YOURSELF AS A CUSTOMER

1999	1998	1997	1996	1995	1994	1993

$1,175,759	$935,502	$822,521	$640,477	$544,226	$532,108	$474,323
636,614	463,372	349,493	275,477	173,875	132,853	115,969
4,193,527	3,189,139	2,772,201	1,993,176	1,460,317	1,037,956	757,142
3,077,708	2,407,204	2,223,121	1,626,882	1,246,067	996,110	924,872
1,024,423	776,266	622,500	474,495	353,099	266,593	207,796
$.84	$.68	$.53	$.41	$.31	$.24	$.18
.80	.64	.51	.39	.30	.23	.18
.19	.16	.14	.13	.11	.09	.08
3.31	1.93	1.56	1.25	.99	.82	.68
5.30%	5.08%	5.36%	5.52%	5.74%	7.61%	8.76%
3.62	3.38	3.25	3.26	3.09	3.16	3.15
27.18	36.91	35.56	34.46	35.51	32.70	30.01
85.33	86.04	88.82	92.50	91.60	93.05	85.34
13.61	9.27	9.25	10.00	9.56	9.51	10.51
3.82	3.86	3.93	3.59	3.11	2.60	3.03
3.65	3.42	3.16	2.68	2.31	2.30	2.73
4.45	4.62	4.59	4.28	3.70	3.03	3.27
4.33	4.31	3.97	3.35	2.74	2.59	2.97
$9,692,616	$1,692,268	$2,900,198	$2,469,974	$3,168,427	$2,299,026	$741,869
7,971,093	11,776,099	8,261,876	7,659,078	4,967,491	3,407,974	3,725,509
54,591,804	46,172,739	38,217,786	28,494,481	18,575,786	13,036,864	7,891,140

$72,255,513	$59,641,106	$49,379,860	$38,623,533	$26,711,704	$18,743,864	$12,358,518

$4,071,394	$2,577,482	$2,875,212	$2,529,484	$2,269,362	$1,330,011	$642,750
10,351,101	9,352,807	7,563,301	6,174,095	4,792,536	4,000,271	3,425,935
49,706,760	40,970,936	32,746,963	22,514,014	15,440,499	9,462,401	6,596,387

$64,129,255	$52,901,225	$43,185,476	$31,217,593	$22,502,397	$14,792,683	$10,665,072

7.42%	7.47%	7.50%	7.62%	7.42%	8.16%	8.47%
$105,806,935	$82,968,874	$66,399,425	$48,666,129	$34,272,909	$25,078,918	$17,889,747
$4,572,052	$5,440,939	$4,594,709	$3,194,664	$2,669,402	$2,269,081	$1,440,684
9,692,616	1,692,268	2,900,198	2,469,974	3,168,427	2,299,026	741,869
6,060,564	8,975,051	5,830,221	5,722,299	4,090,553	2,882,232	2,949,995
1,910,529	2,801,048	2,431,655	1,936,779	876,938	525,742	775,514

7,971,093	11,776,099	8,261,876	7,659,078	4,967,491	3,407,974	3,725,509
(516,261)	(296,474)	(211,744)	(184,720)	(134,295)	(123,335)	(113,310)

7,454,832	11,479,625	8,050,132	7,474,358	4,833,196	3,284,639	3,612,199
30,859,132	25,806,260	21,305,513	17,035,342	13,228,889	9,671,858	7,319,756
18,714,753	15,407,040	12,913,213	10,151,686	8,608,914	6,632,489	5,241,883
5,708,880	5,939,025	5,478,917	3,950,358	2,657,600	1,687,357	779,553
4,199,443	2,391,035	1,970,050	1,704,308	1,265,058	919,578	769,131
$5,797,141	$4,905,943	$3,851,867	$2,927,351	$2,451,783	$1,684,316	$1,364,350
4,071,394	2,577,482	2,875,212	2,529,484	2,269,362	1,330,011	642,750
8,184,713	6,820,538	5,456,349	4,907,814	4,160,230	3,207,110	2,735,191
2,166,388	2,532,269	2,106,952	1,266,281	632,306	793,161	690,744

10,351,101	9,352,807	7,563,301	6,174,095	4,792,536	4,000,271	3,425,935
(416,627)	(256,676)	(204,765)	(155,768)	(128,403)	(118,538)	(111,253)

9,934,474	9,096,131	7,358,536	6,018,327	4,664,133	3,881,733	3,314,682
28,310,222	22,982,349	19,125,282	14,571,288	11,425,721	8,432,511	6,596,419
16,901,334	13,866,645	11,752,887	9,408,843	7,709,840	5,728,432	4,767,669
5,974,276	5,873,122	4,639,430	3,029,250	2,212,591	1,199,520	537,609
3,769,539	2,103,043	1,750,459	1,377,072	994,287	815,243	692,460
1,201,530	1,127,783	1,127,756	1,127,718	1,127,758	1,127,760	1,127,760
1,255,625	1,184,131	1,184,702	1,167,709	1,155,696	1,143,772	1,140,177

(d)	Net interest margin ratios are presented on a fully taxable equivalent basis.

(e)	In December 2000, the Corporation implemented the Federal Financial Institutions Examination Council’s (“FFIEC”) revised policy on the classification of consumer loans. Excluding the one-time FFIEC adjustment, loan delinquency and managed loan delinquency would have been 4.19% and 4.94%, respectively, at December 31, 2000, and loan receivable net credit losses, managed net credit losses, managed net interest margin, and net interest margin would have been 3.03%, 3.94%, 7.14%, and 5.54%, respectively, for the year ended December 31, 2000.

(f)	Loan delinquency does not include loans held for securitization or securitized loans.

14	THINK OF YOURSELF AS A CUSTOMER

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

INTRODUCTION

MBNA Corporation (“the Corporation”), a bank holding company located in Wilmington, Delaware, is the parent company of MBNA America Bank, N.A. (“the Bank”), a national bank and the Corporation’s principal subsidiary. The Bank has two wholly owned foreign bank subsidiaries, MBNA Europe Bank Limited (“MBNA Europe”) located in the United Kingdom and MBNA Canada Bank (“MBNA Canada”) located in Canada. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of endorsed credit cards, marketed primarily to members of associations, and customers of financial institutions and other organizations. In addition to its credit card lending, the Corporation also makes other consumer loans which include installment and revolving unsecured loan products and offers insurance and deposit products. The Corporation is also the parent of MBNA America (Delaware), N.A. (“MBNA Delaware”), which offers mortgage loans, aircraft loans, and business card products. Mortgage and aircraft loans are included in other consumer loan receivables, and business card products are included in credit card loan receivables in the Corporation’s consolidated statements of financial condition.

The Corporation’s primary business is giving its Customers the ability to have what they need today and pay for it out of future income by lending money through credit card and other consumer loans. The Corporation obtains funds to make these loans to its Customers primarily through raising deposits, the issuance of short-term and long-term debt, and the process of asset securitization. Asset securitization removes loan principal receivables from the consolidated statements of financial condition through the sale of loan principal receivables to a trust. The trust sells securities backed by those loan principal receivables to investors. The trusts are independent of the Corporation and the Corporation has no control over the trusts. The trusts are not subsidiaries of the Corporation and are excluded from the Corporation’s consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Corporation generates income through finance charges assessed on outstanding loan receivables, securitization income, interchange income, credit card and other consumer loan fees, insurance income, and interest earned on investment securities and money market instruments and other interest-earning assets. The Corporation’s primary costs are the costs of funding its loan receivables, investment securities, and other assets, which include interest paid on deposits, short-term borrowings, and long-term debt and bank notes; credit losses; royalties to endorsing organizations; business development and operating expenses; and income taxes.

CRITICAL ACCOUNTING POLICIES

Management makes certain judgments and uses certain estimates and assumptions when applying accounting principles in the preparation of the Corporation’s consolidated financial statements. The Corporation’s critical accounting policies that require management to make significant judgments, estimates, and assumptions relate to the accounting for asset securitization, the reserve for possible credit losses, intangible assets, and revenue recognition. The development and selection of the critical accounting policies, and the related disclosure below have been reviewed with the Audit Committee of the Board of Directors.

ASSET SECURITIZATION

The Corporation uses securitization of its loan principal receivables as one source to meet its funding needs. The Corporation accounts for its securitization transactions in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125” (“Statement No. 140”), issued by the Financial Accounting Standards Board (“FASB”). When the Corporation securitizes loan principal receivables, the Corporation recognizes retained beneficial interests, including an interest-only strip receivable. The interest-only strip receivable represents the contractual right to receive from the trust interest and other revenue less certain costs over the estimated life of the securitized loan principal receivables.

The Corporation estimates the fair value of the interest-only strip receivable based on the present value of expected future net revenue flows (“excess spread”). Since quoted market prices for the interest-only strip receivable are not available, management uses certain assumptions and estimates in determining the fair value of the interest-only strip receivable. These assumptions and estimates include projections concerning interest income and late fees on securitized loans, recoveries on charged-off securitized loans, gross credit losses on securitized loans, contractual servicing fees, and the interest rate paid to investors in a securitization transaction. These projections are used to determine the excess spread to be earned by the Corporation over the estimated life of the securitized loan principal receivables. The other assumptions and estimates used by the Corporation in estimating the fair value of the interest-only strip receivable include projected loan payment rates, which are used to determine the estimated life of the securitized loan principal receivables, and an appropriate discount rate.

THINK OF YOURSELF AS A CUSTOMER

The assumptions and estimates used to estimate the fair value of the interest-only strip receivable at December 31, 2002, reflect management’s judgment as to the expected excess spread to be earned and payment rates to be experienced on the securitized loans. These estimates are likely to change in the future, as the individual components of the excess spread and payment rates are sensitive to market and economic conditions. For example, the rates paid to investors in the Corporation’s securitization transactions are primarily variable rates subject to change based on changes in market interest rates. Changes in market interest rates can also affect the projected interest income on securitized loans, as the Corporation could reprice the portfolio as a result of changes in market conditions. Credit loss projections could change in the future based on changes in the credit quality of the securitized loans, the Corporation’s account management and collection practices, and general economic conditions. Payment rates could fluctuate based on general economic conditions and competition. Actual and expected changes in these factors may result in future estimates of the excess spread and payment rates being materially different from the estimates used in the periods covered by this report.

On a quarterly basis, the Corporation reviews and adjusts as appropriate, the assumptions and estimates used in determining the fair value of the interest-only strip receivable recognized in connection with the Corporation’s securitization transactions. If these assumptions change, or actual results differ from projected results, the interest-only strip receivable and securitization income would be affected. If management had made different assumptions for the periods covered by this report that raised or lowered the excess spread or payment rate, the Corporation’s financial position and results of operations could have differed materially. For example, a 20% change in the excess spread assumption for all securitized loan principal receivables could have resulted in a change of approximately $226 million in the value of the total interest-only strip receivable at December 31, 2002, and a related change in securitization income for 2002.

Note 8 to the audited consolidated financial statements provides further detail regarding the Corporation’s assumptions and estimates used in determining the fair value of the interest-only strip receivable and their sensitivities to adverse changes.

RESERVE FOR POSSIBLE CREDIT LOSSES

The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables based on a projection of probable net credit losses. To project probable net credit losses, the Corporation regularly performs a migration analysis of delinquent and current accounts. A migration analysis is a technique used to estimate the likelihood that a loan receivable will progress through the various delinquency stages and ultimately charge off. The Corporation’s projection of probable net credit losses considers the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors. The Corporation establishes appropriate levels of reserve for its products based on their risk characteristics. The Corporation then reserves for the projected probable net credit losses based on its projection of these amounts. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level. The Corporation’s projections of probable net credit losses are inherently uncertain, and as a result the Corporation cannot predict with certainty the amount of such losses. Changes in economic conditions, the risk characteristics and composition of the portfolio, in bankruptcy laws or regulatory policies, and other factors could impact the Corporation’s actual and projected net credit losses and the related reserve for possible credit losses. If management had made different assumptions about probable net credit losses, the Corporation’s financial position and results of operations could have differed materially. For example, a 10% change in management’s projection of probable net credit losses could have resulted in a change of approximately $111 million in the reserve for possible credit losses and the provision for possible credit losses.

INTANGIBLE ASSETS

The Corporation’s intangible assets include purchased credit card relationships (“PCCRs”) which are carried at net book value. The Corporation records these intangible assets as part of the acquisition of credit card loans and the corresponding Customer relationships. The Corporation’s intangible assets are amortized over the period the assets are expected to contribute to the cash flows of the Corporation which reflect the expected pattern of benefit. PCCRs are amortized using an accelerated method based upon the projected cash flows the Corporation will receive from the Customer relationships during the estimated useful lives of the PCCRs.

The Corporation’s PCCRs are subject to impairment tests in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement No. 144”). The Corporation reviews the carrying value of its PCCRs for impairment on a quarterly basis, or sooner whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, by comparing their carrying value to the sum of the undiscounted expected future cash flows from the credit card relationships. In accordance with Statement No. 144, an impairment exists if the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset. An impairment would result in a write-down of the PCCRs to estimated fair value based on the discounted future cash flows expected from the PCCRs. The Corporation performs the impairment test on a specific portfolio basis, since it represents the lowest level for which identifiable cash flows are independent of the cash flows of other assets and liabilities.

The Corporation makes certain estimates and assumptions that affect the determination of the expected future cash flows from the credit card relationships. These estimates and assumptions include levels of account activation, active account attrition, funding costs, credit loss experience, servicing costs, growth in average account balances, interest and fees assessed on loans, and other factors.

16	THINK OF YOURSELF AS A CUSTOMER

Significant changes in these estimates and assumptions could result in an impairment of the PCCRs. The estimated undiscounted cash flows of acquired Customer credit card relationships exceeds the $3.1 billion net book value of the Corporation’s PCCRs at December 31, 2002. If actual levels of active account attrition for all acquired portfolios would adversely change 10%, the estimated undiscounted cash flows of acquired Customer accounts in the aggregate would still exceed the net book value of acquired Customer accounts.

Prior to 2002, the Corporation amortized the value of PCCRs over a period of 10 years. In the first quarter of 2002, the Corporation completed a statistical study of the useful lives of its acquired PCCRs. As a result of the study, effective January 1, 2002, the Corporation extended the amortization period of the domestic PCCRs to 15 years to more appropriately match the amortization period with the PCCRs’ estimated useful lives. The Corporation is amortizing the remaining carrying amount as of December 31, 2001 of the domestic PCCRs over the revised remaining amortization period. As of December 31, 2002, the Corporation amortized the value of foreign PCCRs over a period of 10 years. Beginning January 1, 2003, the Corporation will extend the amortization period of foreign PCCRs to 15 years. As of December 31, 2002, approximately 82% of the net book value of PCCRs was being amortized using a 15 year period; the remainder was being amortized over 10 years.

REVENUE RECOGNITION

Interest income is recognized based upon the amount of loans outstanding and their contractual annual percentage rates. Interest income is included in loan receivables when billed to the Customer. The Corporation accrues unbilled interest income on a monthly basis from the Customer’s statement billing cycle date to the end of the month. The Corporation uses certain estimates and assumptions (for example, estimated yield) in the determination of the accrued unbilled portion of interest income that is included in accrued income receivable in the Corporation’s consolidated statements of financial condition. The Corporation also uses certain assumptions and estimates in the valuation of the accrued interest and fees on securitized loans which is included in accounts receivable from securitization in the Corporation’s consolidated statements of financial condition. If management had made different assumptions about the determination of the accrued unbilled portion of interest income and the valuation of accrued interest and fees on securitized loans, the Corporation’s financial position and results of operations could have differed materially. For example, a 5% change in management’s projection of the estimated yield could have resulted in a change totaling approximately $32 million in interest income and other operating income.

The Corporation also recognizes fees on loan receivables in earnings (except annual fees) as the fees are assessed according to agreements with the Corporation’s Customers. Credit card and other consumer loan fees include annual, late, overlimit, returned check, cash advance, express payment, and other miscellaneous fees. These fees are included in the Corporation’s loan receivables when billed.

Annual fees and incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which they pertain.

The Corporation adjusts the amount of interest income and fee income recognized in the current period for its estimate of interest and fee income that it does not expect to collect in subsequent periods through adjustments to the respective income statement captions, loan receivables, and accrued income receivable. The estimate of uncollectible interest and fees is based on a migration analysis of delinquent and current loan receivables that will progress through the various delinquency stages and ultimately charge off. The Corporation also adjusts the estimated value of accrued interest and fees on securitized loans for the amount of uncollectible interest and fees that are not expected to be collected through an adjustment to accounts receivable from securitization and securitization income. This estimate is also based on a migration analysis of delinquent and current securitized loans that will progress through the various delinquency stages and ultimately charge off.

If management had made different assumptions about uncollectible interest and fees, the Corporation’s financial position and results of operations could have differed materially. For example, a 10% change in management’s estimate of uncollectible interest and fees could have resulted in a change totaling approximately $40 million in interest income and other operating income.

Prior to September 2002, the Corporation accrued interest and fees on loan receivables until the loan receivables were paid or charged off. When loan receivables were charged off, the Corporation deducted the accrued interest and fees related to the loan receivables against current period income. In September 2002, the Corporation implemented the Federal Financial Institutions Examination Council (“FFIEC”) guidance for uncollectible accrued interest and fees for its managed loan portfolio. As a result, the Corporation changed its estimate of the value of accrued interest and fees in September 2002.

In accordance with Accounting Principles Board Opinion No. 20, “Accounting Changes” (“Opinion No. 20”), this change in the estimated value of accrued interest and fees was recorded as a change in accounting estimate in the third quarter of 2002. The change in the estimated value of accrued interest and fees resulted in a decrease to income before income taxes of $263.7 million ($167.2 million after taxes) through a reduction of $66.3 million of interest income and $197.4 million of other operating income. Subsequent discussions of this change in estimate on the Corporation’s financial results only include the third quarter 2002 impact as the Corporation does not expect this change to have a material effect on earnings in subsequent periods.

THINK OF YOURSELF AS A CUSTOMER

REGULATORY IMPACT

The banking and consumer credit industry is subject to extensive regulation and examination. Recent changes in laws and regulations and in policies applied by banking or other regulators affecting banking, consumer credit, bankruptcy or other matters have affected the Corporation’s financial condition and results of operations. Certain of these changes and their impacts are discussed throughout this report, including the impact on revenue recognition of the change in the estimated value of accrued interest and fees in September 2002 discussed under “Critical Accounting Policies—Revenue Recognition” and in the several financial statement items and results affected by the change and the impact on delinquencies at December 31, 2000 of the implementation of the FFIEC revised policy on the classification of consumer loans discussed under “Loan Quality—Delinquencies.” Future changes in laws and regulations and in policies applied by banking or other regulators also could affect the Corporation’s financial condition and results of operations in future periods.

EARNINGS SUMMARY

Net income for 2002 increased 4.2% to $1.8 billion or $1.34 per common share from $1.7 billion or $1.28 per common share in 2001. Net income for 2001 increased 29.1% from $1.3 billion or $1.02 per common share in 2000. Excluding the change in the estimated value of accrued interest and fees, net income for 2002 would have increased 14.1% to $1.9 billion or $1.47 per common share. All earnings per common share amounts are presented assuming dilution and have been adjusted to reflect the three-for-two split of the Corporation’s Common Stock, effected in the form of a dividend, issued July 15, 2002, to stockholders of record as of July 1, 2002.

The overall growth in earnings for 2002 was primarily attributable to the growth in the Corporation’s managed loans outstanding, partially offset by the change in the estimated value of accrued interest and fees and higher credit losses. The overall growth in earnings for 2001 was primarily attributable to the growth in the Corporation’s managed loans outstanding and an increase in the managed net interest margin, partially offset by higher credit losses and other operating expenses.

Managed loans consist of the Corporation’s loans held for securitization, loan portfolio, and securitized loans. Asset securitization removes loan principal receivables from the consolidated statements of financial condition by the sale of loan principal receivables to a trust that qualifies as a sale under GAAP.

The Corporation continues to own and service the accounts that generate the loan principal receivables sold to the trusts. In a credit card securitization, the account relationships are not sold to the securitization trust. The Corporation retains ownership of the account relationship, including the right to change the terms of the account and the right to additional loan principal receivables generated by the account. During a securitization’s revolving period, the Corporation agrees to sell the additional loan principal receivables to the trusts until the trusts begin using principal collections to make payments to investors. When the revolving period of the securitization ends, the account relationship between the Corporation and the Customer continues.

Asset securitization converts interest income, interchange income, credit card and other consumer loan fees, insurance income, recoveries on charged-off securitized loans, gross credit losses, and other trust expenses into securitization income.

The Corporation allocates resources on a managed basis, and financial data provided to management reflects the Corporation’s results on a managed basis. Managed data assumes the Corporation’s securitized loan principal receivables have not been sold and presents the earnings on the securitized loan principal receivables in the same fashion as the Corporation’s owned loans. Management, analysts, and others evaluate the Corporation’s operations on a managed basis because the loans that are securitized are subject to underwriting standards comparable to the Corporation’s owned loans, and the Corporation services the securitized and owned loans, and the related accounts, together and in the same manner without regard to ownership of the loans. In a securitization, the account relationships are not sold to the trust. The Corporation continues to own and service the accounts that generate the securitized loan principal receivables. The credit performance of the entire managed loan portfolio is important to understand the quality of loan originations and the related credit risks inherent in the owned portfolio and the Corporation’s retained interests in its securitization transactions.

18	THINK OF YOURSELF AS A CUSTOMER

The Corporation’s average managed loans increased 10.0% to $100.0 billion for 2002 from $90.9 billion for 2001 and increased 17.4% in 2001 from $77.4 billion for 2000. Total managed loans at December 31, 2002, were $107.3 billion, as compared to $97.5 billion at December 31, 2001, and $88.8 billion at December 31, 2000. The growth in managed loans for 2002 and 2001 was a result of the Corporation’s continued marketing efforts and loan portfolio acquisitions. The Corporation acquired 405 and 439 new endorsements from organizations and added 12.0 million and 9.5 million new accounts during 2002 and 2001, respectively.

The Corporation’s managed net credit losses as a percentage of average managed loans for 2002 were 4.99%, as compared to 4.74% in 2001 and 4.39% in 2000. The managed net interest margin was 8.42% in 2002 and 2001, and 7.08% in 2000. Excluding the change in the estimated value of accrued interest and fees, the managed net interest margin would have increased to 8.67% for 2002. The managed net interest margin for 2002 and 2001 reflects actions by the Federal Open Market Committee (“FOMC”) of the Federal Reserve throughout 2001 that impacted overall market interest rates and decreased the Corporation’s on-balance-sheet and securitization funding costs.

The Corporation’s return on average total assets for 2002 decreased to 3.67% from 4.16% for 2001. Excluding the change in the estimated value of accrued interest and fees, the Corporation’s return on average total assets would have been 4.01% for 2002. The decrease in the return on average total assets was primarily the result of net income growing at a slower rate than average total assets. The Corporation’s return on average total assets for 2001 increased to 4.16% from 3.94% for 2000. The increase in the return on average total assets for 2001 was a result of the Corporation’s net income growing faster than its average total assets.

The Corporation’s return on average stockholders’ equity was 21.29% for 2002, as compared to 24.07% for 2001 and 25.79% for 2000. The decline in the return on average stockholders’ equity is primarily the result of net income growing at a slower rate than average stockholders’ equity. In addition, average stockholders’ equity includes the impact of $1.6 billion of capital from the issuance of 75 million shares of common stock by the Corporation in August 2000. Excluding the change in the estimated value of accrued interest and fees, the Corporation’s return on average stockholders’ equity would have been 23.19% for 2002.

NET INTEREST INCOME

Net interest income represents interest income on total interest-earning assets, on a fully taxable equivalent basis where appropriate, less interest expense on total interest-bearing liabilities. Fully taxable equivalent basis represents the income on total interest-earning assets that is either tax-exempt or taxed at a reduced rate, adjusted to give effect to the prevailing incremental federal income tax rate, and adjusted for nondeductible carrying costs and state income taxes, where applicable. Yield calculations, where appropriate, include these adjustments. Tables 1 and 2 provide further detail regarding the Corporation’s average balances, yields and rates, interest income and expense, and the impact that rate and volume changes had on the Corporation’s net interest income for the years ended December 31, 2002, 2001, and 2000.

Net interest income, on a fully taxable equivalent basis, increased $416.6 million to $2.1 billion for 2002 from 2001. Excluding the change in the estimated value of accrued interest and fees, net interest income, on a fully taxable equivalent basis, would have increased $482.9 million or 29.1% from 2001. Average interest-earning assets increased $7.3 billion from 2001, primarily as a result of an increase in average loan receivables of $5.0 billion and an increase in average investment securities and money market instruments of $1.8 billion. The yield on average interest-earning assets decreased 171 basis points to 9.83% for 2002 from 2001. Excluding the change in the estimated value of accrued interest and fees, the yield on average interest-earning assets would have been 9.99% for 2002. Average interest-bearing liabilities increased $5.7 billion for 2002 from 2001, as a result of an increase of $3.3 billion in

THINK OF YOURSELF AS A CUSTOMER

average interest-bearing deposits and an increase of $2.4 billion in average borrowed funds. The 147 basis point decrease in the rate paid on average interest-bearing liabilities to 4.35% for 2002, from 5.82% for 2001, reflects actions by the FOMC throughout 2001 that impacted overall market interest rates and lowered the Corporation’s cost of funds. The net impact of the changes in interest rates on the Corporation’s net interest income was a $75.7 million decrease for 2002, compared to an increase of $74.2 million for 2001.

The impact on the Corporation’s net interest income from the changes in interest rates in 2002 and 2001 reflects the difference in the timeframe the Corporation’s interest rate sensitive assets and interest rate sensitive liabilities reprice. The Corporation’s loan receivables comprised approximately 67.6% of the average interest-earning assets as of December 31, 2002 and 2001. Loan receivables are not repriced directly as market conditions change. Instead, these assets are repriced over time as the underlying Customer account behavior changes, market rate conditions change, competitive pressures change, and other factors occur. A portion of the Corporation’s interest rate sensitive liabilities, however, can reprice more rapidly due to changes in the market interest rate environment, since they have either variable interest rates or are swapped to variable rates or have short-term maturities. Accordingly, actions by the FOMC throughout 2001, and the competitive environment reduced the yields on the Corporation’s interest rate sensitive assets in 2002 further than the decline in the rates on the Corporation’s interest rate sensitive liabilities in 2002 which had already begun to reprice in 2001. These changes, combined with the change in the estimated value of accrued interest and fees, led to a $75.7 million decrease in the 2002 net interest income. The decline in the overall market interest rates due to the actions by the FOMC throughout 2001, that caused the Corporation’s interest rate sensitive liabilities to reprice at a faster rate than the Corporation’s interest rate sensitive assets in 2001, led to a $74.2 million increase in the 2001 net interest income.

Net interest income, on a fully taxable equivalent basis, increased $261.6 million to $1.7 billion for 2001 from 2000. Average interest-earning assets increased $4.7 billion for 2001 from 2000, primarily as a result of an increase in average loan receivables of $2.6 billion. The yield on average interest-earning assets decreased 63 basis points to 11.54% for 2001 from 2000. Average interest-bearing liabilities increased $4.9 billion for 2001 from 2000, primarily as a result of an increase of $4.3 billion in average interest-bearing deposits. The rate paid on average interest-bearing liabilities decreased 63 basis points to 5.82% for 2001 from 2000. The decrease reflected actions by the FOMC throughout 2001 that impacted overall market interest rates and lowered the Corporation’s cost of funds.

The Corporation’s net interest margin, on a fully taxable equivalent basis, was 5.54% for 2002, as compared to 5.51% for 2001. The net interest margin represents net interest income on a fully taxable equivalent basis expressed as a percentage of average total interest-earning assets. Excluding the change in the estimated value of accrued interest and fees, the net interest margin, on a fully taxable equivalent basis, would have been 5.71% for 2002. The change in the net interest margin for 2002 was primarily a result of the actions by the FOMC throughout 2001 that impacted overall market interest rates and decreased the Corporation’s funding costs, as the Corporation’s on-balance-sheet interest-bearing liabilities matured and repriced during the continued low interest rate environment, partially offset by the change in the estimated value of accrued interest and fees. The Corporation’s net interest margin in 2002 also had the full benefit of the actions by the FOMC throughout 2001.

The net interest margin remained unchanged for 2001 as actions by the FOMC throughout 2001 that impacted overall market interest rates and increased net interest income were offset by growth in the Corporation’s average interest-earning assets.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS

The Corporation seeks to maintain its investment securities and money market instruments position at a level appropriate for the Corporation’s liquidity needs. The Corporation’s average investment securities and average money market instruments are affected by the timing of receipt of funds from asset securitization transactions, deposits, loan payments, and long-term debt and bank note issuances. Funds received from these sources are normally invested in short-term, liquid money market instruments and investment securities available-for-sale until the funds are needed for loan growth and other liquidity needs.

Average investment securities and money market instruments as a percentage of average interest-earning assets were 22.2% for 2002, compared to 21.8% for 2001 and 20.0% for 2000. Money market instruments increased in 2002 to provide liquidity to support portfolio acquisition activity and anticipated loan growth. During 2001, the Corporation increased its liquidity position partially to anticipate possible market disruptions in response to the tragic events on September 11, 2001.

Interest income on investment securities for 2002, on a fully taxable equivalent basis, decreased to $141.1 million from 2001. The decrease in interest income on investment securities for 2002 was primarily a result of a 158 basis point decrease in the yield earned on average investment securities, partially offset by an increase in average investment securities of $700.2 million from 2001. Interest income on investment securities, on a fully taxable equivalent basis, decreased to $169.4 million in 2001 from 2000. The decrease in interest

20	THINK OF YOURSELF AS A CUSTOMER

TABLE 1: STATEMENTS OF AVERAGE BALANCES, YIELDS AND RATES, INCOME OR EXPENSE
(dollars in thousands, yields and rates on a fully taxable equivalent basis)

Year Ended December 31,		2002			2001			2000

	Average	Yield/	Income	Average	Yield/	Income	Average	Yield/	Income
	Balance	Rate	or Expense	Balance	Rate	or Expense	Balance	Rate	or Expense

Assets
Interest-earning assets:
Money market instruments:
Interest-earning time deposits in other banks:
Domestic	$1,244	.96%	$12	$1,199	3.59%	$43	$9,562	5.65%	$540
Foreign	2,149,065	2.47	53,121	1,690,774	4.22	71,298	1,324,770	6.28	83,187

Total interest-earning time deposits in other banks	2,150,309	2.47	53,133	1,691,973	4.22	71,341	1,334,332	6.27	83,727
Federal funds sold	2,127,914	1.67	35,460	1,526,879	3.71	56,651	676,512	6.43	43,486

Total money market instruments	4,278,223	2.07	88,593	3,218,852	3.98	127,992	2,010,844	6.33	127,213
Investment securities (a):
Taxable	3,931,275	3.51	138,124	3,238,438	5.08	164,577	2,969,987	5.86	174,109
Tax-exempt (b)	110,054	2.69	2,965	102,710	4.68	4,807	101,767	6.65	6,763

Total investment securities	4,041,329	3.49	141,089	3,341,148	5.07	169,384	3,071,754	5.89	180,872
Other interest-earning assets (a) (c)	3,808,179	9.33	355,446	3,197,381	12.00	383,686	2,592,189	12.00	311,063
Loan receivables:
Loans held for securitization:
Domestic:
Credit card	6,311,804	12.89	813,536	5,178,099	14.61	756,463	6,052,151	14.83	897,477
Other consumer	438,187	15.30	67,062	605,683	15.86	96,088	1,043,722	16.41	171,315

Total domestic loans held for securitization	6,749,991	13.05	880,598	5,783,782	14.74	852,551	7,095,873	15.06	1,068,792
Foreign	1,380,216	12.75	175,960	1,126,058	12.99	146,330	1,033,460	13.32	137,663

Total loans held for securitization	8,130,207	13.00	1,056,558	6,909,840	14.46	998,881	8,129,333	14.84	1,206,455
Loan portfolio (c):
Domestic:
Credit card	7,269,526	10.61	771,292	6,368,297	12.80	814,853	5,706,303	13.10	747,349
Other consumer	5,895,108	13.73	809,659	4,388,008	14.89	653,267	1,988,794	14.31	284,551

Total domestic loan portfolio	13,164,634	12.01	1,580,951	10,756,305	13.65	1,468,120	7,695,097	13.41	1,031,900
Foreign	4,020,359	11.35	456,503	2,673,243	12.16	325,025	1,893,718	12.23	231,606

Total loan portfolio	17,184,993	11.86	2,037,454	13,429,548	13.35	1,793,145	9,588,815	13.18	1,263,506

Total loan receivables	25,315,200	12.22	3,094,012	20,339,388	13.73	2,792,026	17,718,148	13.94	2,469,961

Total interest-earning assets	37,442,931	9.83	3,679,140	30,096,769	11.54	3,473,088	25,392,935	12.17	3,089,109
Cash and due from banks	766,003			744,798			676,007
Premises and equipment, net	2,160,766			1,972,000			1,695,014
Other assets (c)	8,726,107			8,607,403			6,084,253
Reserve for possible credit losses	(941,780)			(656,654)			(549,033)

Total assets	$48,154,027			$40,764,316			$33,299,176

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Domestic:
Time deposits	$19,485,060	5.28	1,027,905	$17,999,374	6.43	1,157,995	$14,502,004	6.39	927,297
Money market deposit accounts	7,040,563	2.70	190,072	5,534,407	4.51	249,425	4,615,183	6.17	284,821
Interest-bearing transaction accounts	47,157	1.71	808	43,675	3.46	1,513	39,635	5.15	2,041
Savings accounts	74,839	1.74	1,302	16,967	2.99	508	9,208	5.09	469

Total domestic interest-bearing deposits	26,647,619	4.58	1,220,087	23,594,423	5.97	1,409,441	19,166,030	6.34	1,214,628
Foreign:
Time deposits	924,325	3.83	35,440	701,937	5.02	35,265	801,631	5.73	45,947

Total interest-bearing deposits	27,571,944	4.55	1,255,527	24,296,360	5.95	1,444,706	19,967,661	6.31	1,260,575
Borrowed funds:
Short-term borrowings:
Domestic	1,037,403	3.57	37,051	383,638	4.39	16,858	388,415	6.11	23,739
Foreign	215,718	2.75	5,927	179,993	4.39	7,908	179,917	5.79	10,413

Total short-term borrowings	1,253,121	3.43	42,978	563,631	4.39	24,766	568,332	6.01	34,152
Long-term debt and bank notes (d):
Domestic	5,696,163	3.05	173,463	4,620,270	5.23	241,805	4,610,744	7.03	323,955
Foreign	2,344,256	5.61	131,527	1,689,176	6.09	102,788	1,088,894	6.71	73,045

Total long-term debt and bank notes	8,040,419	3.79	304,990	6,309,446	5.46	344,593	5,699,638	6.97	397,000

Total borrowed funds	9,293,540	3.74	347,968	6,873,077	5.37	369,359	6,267,970	6.88	431,152

Total interest-bearing liabilities	36,865,484	4.35	1,603,495	31,169,437	5.82	1,814,065	26,235,631	6.45	1,691,727
Noninterest-bearing deposits	909,543			851,422			686,426
Other liabilities	2,085,177			1,703,471			1,288,237

Total liabilities	39,860,204			33,724,330			28,210,294
Stockholders’ equity	8,293,823			7,039,986			5,088,882

Total liabilities and stockholders’ equity	$48,154,027			$40,764,316			$33,299,176

Net interest income (c)			$2,075,645			$1,659,023			$1,397,382

Net interest margin (c)		5.54			5.51			5.50
Interest rate spread (c)		5.48			5.72			5.72

(a)	Average balances for investment securities available-for-sale and other interest-earning assets are based on market values or estimated market values; if the investment securities were carried at amortized cost, there would not be a material impact on the net interest margin.

(b)	The fully taxable equivalent adjustment for the years ended December 31, 2002, 2001, and 2000, was $1,070, $1,683, and $2,367, respectively.

(c)	December 31, 2002 includes the impact of the change in the estimated value of accrued interest and fees.

(d)	Includes the impact of interest rate swap agreements and foreign exchange swap agreements used to change a portion of fixed-rate funding sources to floating-rate funding sources.

THINK OF YOURSELF AS A CUSTOMER

TABLE 2: RATE-VOLUME VARIANCE ANALYSIS (a) (dollars in thousands, on a fully taxable equivalent basis)

Year Ended December 31,		2002 Compared to 2001			2001 Compared to 2000

	Volume	Rate	Total	Volume	Rate	Total

Interest-Earning Assets
Money market instruments:
Interest-earning time deposits in other banks:
Domestic	$2	$(33)	$(31)	$(351)	$(146)	$(497)
Foreign	16,160	(34,337)	(18,177)	19,534	(31,423)	(11,889)

Total interest-earning time deposits in other banks	16,162	(34,370)	(18,208)	19,183	(31,569)	(12,386)
Federal funds sold	17,180	(38,371)	(21,191)	37,368	(24,203)	13,165

Total money market instruments	33,342	(72,741)	(39,399)	56,551	(55,772)	779
Investment securities:
Taxable	30,761	(57,214)	(26,453)	14,890	(24,422)	(9,532)
Tax-exempt	323	(2,165)	(1,842)	62	(2,018)	(1,956)

Total investment securities	31,084	(59,379)	(28,295)	14,952	(26,440)	(11,488)
Other interest-earning assets (b)	65,767	(94,007)	(28,240)	72,623	—	72,623
Loan receivables:
Loans held for securitization:
Domestic:
Credit card	152,942	(95,869)	57,073	(127,869)	(13,145)	(141,014)
Other consumer	(25,740)	(3,286)	(29,026)	(69,670)	(5,557)	(75,227)

Total domestic loans held for securitization	127,202	(99,155)	28,047	(197,539)	(18,702)	(216,241)
Foreign	32,450	(2,820)	29,630	12,098	(3,431)	8,667

Total loans held for securitization	159,652	(101,975)	57,677	(185,441)	(22,133)	(207,574)
Loan portfolio (b):
Domestic:
Credit card	106,392	(149,953)	(43,561)	85,036	(17,532)	67,504
Other consumer	210,189	(53,797)	156,392	356,732	11,984	368,716

Total domestic loan portfolio	316,581	(203,750)	112,831	441,768	(5,548)	436,220
Foreign	154,218	(22,740)	131,478	94,786	(1,367)	93,419

Total loan portfolio	470,799	(226,490)	244,309	536,554	(6,915)	529,639

Total loan receivables	630,451	(328,465)	301,986	351,113	(29,048)	322,065

Total interest income (b)	760,644	(554,592)	206,052	495,239	(111,260)	383,979
Interest-Bearing Liabilities
Interest-bearing deposits:
Domestic:
Time deposits	90,173	(220,263)	(130,090)	224,970	5,728	230,698
Money market deposit accounts	56,875	(116,228)	(59,353)	50,229	(85,625)	(35,396)
Interest-bearing transaction accounts	112	(817)	(705)	192	(720)	(528)
Savings accounts	1,086	(292)	794	286	(247)	39

Total domestic interest-bearing deposits	148,246	(337,600)	(189,354)	275,677	(80,864)	194,813
Foreign:
Time deposits	9,659	(9,484)	175	(5,360)	(5,322)	(10,682)

Total interest-bearing deposits	157,905	(347,084)	(189,179)	270,317	(86,186)	184,131
Borrowed funds:
Short-term borrowings:
Domestic	23,882	(3,689)	20,193	(289)	(6,592)	(6,881)
Foreign	1,366	(3,347)	(1,981)	4	(2,509)	(2,505)

Total short-term borrowings	25,248	(7,036)	18,212	(285)	(9,101)	(9,386)
Long-term debt and bank notes:
Domestic	47,886	(116,228)	(68,342)	668	(82,818)	(82,150)
Foreign	37,274	(8,535)	28,739	37,067	(7,324)	29,743

Total long-term debt and bank notes	85,160	(124,763)	(39,603)	37,735	(90,142)	(52,407)

Total borrowed funds	110,408	(131,799)	(21,391)	37,450	(99,243)	(61,793)

Total interest expense	268,313	(478,883)	(210,570)	307,767	(185,429)	122,338

Net interest income (b)	$492,331	$(75,709)	$416,622	$187,472	$74,169	$261,641

(a)	The rate-volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.

(b)	December 31, 2002 amounts include reductions from the change in the estimated value of accrued interest and fees.

22	THINK OF YOURSELF AS A CUSTOMER

income on investment securities for 2001 was attributable to a decrease of 82 basis points in the yield earned on average investment securities for 2001 from 2000, partially offset by an increase of $269.4 million in average investment securities for 2001 from 2000.

Money market instruments include interest-earning time deposits in other banks and federal funds sold. Interest income on money market instruments was $88.6 million for 2002, a decrease of $39.4 million from 2001. The decrease in interest income on money market instruments was primarily the result of a 191 basis point decrease in the yield earned on average money market instruments for 2002, partially offset by a $1.1 billion increase in average money market instruments for 2002. Interest income on money market instruments was $128.0 million for 2001 as average money market instruments increased $1.2 billion for 2001. This higher level of average money market instruments was offset by a decrease of 235 basis points in the yield earned on average money market instruments from 2000.

The decreases in the yield on investment securities and money market instruments for 2002 and 2001 reflect actions by the FOMC throughout 2001 that impacted overall market interest rates.

Note 7 to the audited consolidated financial statements provides further detail regarding the Corporation’s investment securities.

OTHER INTEREST-EARNING ASSETS

Interest income on other interest-earning assets decreased $28.2 million to $355.4 million for 2002 from 2001, as compared to an increase of $72.6 million to $383.7 million for 2001 from 2000. The decrease in interest income on other interest-earning assets for 2002 was attributable to a decrease of 267 basis points in the yield earned on average other interest-earning assets in 2002, partially offset by an increase of $610.8 million in average other interest-earning assets, as compared to 2001. The decrease in the yield earned on average other interest-earning assets in 2002 was primarily attributable to the decrease in the discount rate assumptions used in the valuation of the Corporation’s retained beneficial interests in its securitization transactions. The increase in interest income on other interest-earning assets for 2001 was attributable to an increase of $605.2 million in average other interest-earning assets, as compared to 2000. The increase in average other interest-earning assets in 2002 and 2001 reflects higher levels of interest-earning beneficial interests which the Corporation retains in its securitization transactions.

The Corporation adopted Emerging Issues Task Force Issue 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”) on April 1, 2001. As a result, the Corporation now records accretion of interest income related to retained beneficial interests in its securitization transactions as interest income in the Corporation’s consolidated statements of income. This income was previously recorded as securitization income in the Corporation’s consolidated statements of income. These retained beneficial interests include the interest-only strip receivable, cash reserve accounts, and accrued interest and fees on securitized loans. The Corporation includes these retained beneficial interests in accounts receivable from securitization in the consolidated statements of financial condition. The implementation of EITF 99-20 did not have a material impact on the Corporation’s consolidated net income.

Note 8 to the audited consolidated financial statements provides further detail regarding the Corporation’s asset securitization transactions.

LOAN RECEIVABLES

Loan receivables consist of the Corporation’s loans held for securitization and loan portfolio.

Interest income generated by the Corporation’s loan receivables increased $302.0 million to $3.1 billion for 2002 from 2001. Excluding the change in the estimated value of accrued interest and fees, interest income generated by the Corporation’s loan receivables would have been $3.2 billion for 2002, an increase of $368.3 million from 2001. The increase for 2002 was primarily the result of an increase in average loan receivables of $5.0 billion from 2001, partially offset by a decrease in the yield earned on average loan receivables. The yield earned by the Corporation for 2002 on average loan receivables was 12.22%, as compared to 13.73% for 2001. The decrease in the yield on average loan receivables for 2002 reflects lower promotional and other interest rates offered to attract and retain Customers and to grow loan receivables, an increase in the percentage of loans in the portfolio with promotional rates, and the impact of the change in the estimated value of accrued interest and fees. Excluding the change in the estimated value of accrued interest and fees, the yield earned by the Corporation for 2002 on average loan receivables would have been 12.47%.

THINK OF YOURSELF AS A CUSTOMER

TABLE 3: LOAN RECEIVABLES DISTRIBUTION (dollars in thousands)

December 31,	2002		2001		2000		1999		1998

Loans Held for Securitization (a)
Domestic:
Credit card	$9,157,751	31.9%	$7,943,965	32.2%	$6,396,652	32.1%	$7,835,429	44.3%	$1,135,004	8.4%
Other consumer	40,962	.1	1,032,697	4.2	1,022,756	5.1	1,001,271	5.7	114,747	.9

Total domestic loans held for securitization	9,198,713	32.0	8,976,662	36.4	7,419,408	37.2	8,836,700	50.0	1,249,751	9.3
Foreign (b)	1,830,914	6.4	953,286	3.9	852,525	4.3	855,916	4.9	442,517	3.3

Total loans held for securitization	11,029,627	38.4	9,929,948	40.3	8,271,933	41.5	9,692,616	54.9	1,692,268	12.6
Loan Portfolio
Domestic:
Credit card	6,413,116	22.3	6,439,471	26.1	6,612,913	33.1	5,116,381	28.9	7,981,106	59.2
Other consumer	6,285,751	21.9	5,094,198	20.7	2,799,289	14.0	1,268,019	7.2	2,748,511	20.4

Total domestic loan portfolio	12,698,867	44.2	11,533,669	46.8	9,412,202	47.1	6,384,400	36.1	10,729,617	79.6
Foreign (b)	4,998,014	17.4	3,169,947	12.9	2,270,702	11.4	1,586,693	9.0	1,046,482	7.8

Total loan portfolio	17,696,881	61.6	14,703,616	59.7	11,682,904	58.5	7,971,093	45.1	11,776,099	87.4

Total loan receivables	$28,726,508	100.0%	$24,633,564	100.0%	$19,954,837	100.0%	$17,663,709	100.0%	$13,468,367	100.0%

(a)	Loans held for securitization includes loans which were originated through certain endorsing organizations or financial institutions who have the contractual right to purchase the loans from the Corporation at fair value and the lesser of loan principal receivables eligible for securitization or sale, or loan principal receivables which management intends to securitize or sell within one year.

(b)	Note 26 to the audited consolidated financial statements provides the foreign loan distribution between credit card and other consumer loans.

During 2001, interest income on loan receivables increased $322.1 million to $2.8 billion from 2000. The increase in interest income during 2001 was primarily the result of a $2.6 billion increase in average loan receivables. The yield earned by the Corporation for 2001 on these receivables decreased 21 basis points to 13.73% from 2000.

Table 3 presents the Corporation’s loan receivables at year end distributed by loan type. Loan receivables increased to $28.7 billion at December 31, 2002, as compared to $24.6 billion and $20.0 billion at December 31, 2001 and 2000, respectively.

Domestic credit card loan receivables increased to $15.6 billion at December 31, 2002, from $14.4 billion at December 31, 2001, and $13.0 billion at December 31, 2000. The increase in domestic credit card loan receivables during 2002 and 2001 was a result of loan originations through marketing programs and loan portfolio acquisitions, partially offset by a net increase in securitized domestic credit card loan principal receivables. Higher Customer payment volume also slowed the growth in domestic credit card loan receivables for 2002.

The Corporation anticipates increasing the required minimum monthly payment amounts for its credit card loan accounts in the fourth quarter of 2003. Credit card Customers are generally required to make a minimum monthly payment equal to the lesser of the sum of finance charges and fees assessed that month plus $15 or 2.25% of the outstanding balance on the account. After the change, credit card Customers will generally be required to make a minimum monthly payment equal to 2.0% of the outstanding balance on the account, or 2.25% of the outstanding balance for accounts that are over their credit limit or 90 or more days delinquent and for certain other accounts. Increasing minimum monthly payment amounts will likely reduce the Corporation’s credit card loan receivables and the interest income on those receivables in future periods. The impact is not expected to be material in 2003 because the Corporation anticipates making the change late in 2003. The impact in 2004 will depend on the actual payment patterns of Customers after the change, whether or not the Customers who pay down more quickly the account balance reuse the available credit, and other factors that are difficult to predict or quantify. Also, the impact could vary based on activation programs or other actions the Corporation will take to attempt to limit the impact.

24	THINK OF YOURSELF AS A CUSTOMER

During 2002, the Corporation securitized $13.3 billion of domestic credit card loan principal receivables, partially offset by an increase of $9.7 billion in the Corporation’s domestic credit card loan receivables when certain securitization transactions were in their scheduled amortization period and the trusts used principal payments on securitized loans to pay the investors rather than to purchase new loan principal receivables. During 2001, the Corporation securitized $10.8 billion of domestic credit card loan principal receivables, offset by an increase of $7.9 billion in the Corporation’s domestic credit card loan receivables when certain securitization transactions were in their scheduled amortization period and the trusts used principal payments on securitized loans to pay the investors rather than to purchase new loan principal receivables. When the trusts use principal payments to pay the investors, the Corporation’s on-balance-sheet loan receivables increase by the amount of any new loans on the Customer accounts because the trusts are no longer purchasing new loan receivables from the Corporation. The Corporation acquired $2.5 billion of domestic credit card loan receivables during 2002, including a $1.3 billion credit card loan portfolio from Wachovia Corporation. The Corporation acquired $706.7 million of domestic credit card loan receivables in 2001.

The yield on average domestic credit card loan receivables was 11.67% for 2002, as compared to 13.61% for 2001 and 13.99% for 2000. Excluding the change in the estimated value of accrued interest and fees, the yield on average domestic credit card loan receivables would have been 11.93% in 2002. The decrease of 194 basis points in the yield on average domestic credit card loan receivables for 2002 reflects lower promotional and other interest rates offered to attract and retain Customers and to grow loan receivables, an increase in the percentage of loans in the portfolio with promotional rates, and the impact of the change in the estimated value of accrued interest and fees.

Domestic credit card loans held for securitization increased to $9.2 billion at December 31, 2002, from $7.9 billion at December 31, 2001 and $6.4 billion at December 31, 2000. The increases reflect higher planned levels of domestic credit card securitizations.

Domestic other consumer loan receivables increased to $6.3 billion at December 31, 2002, compared to $6.1 billion and $3.8 billion at December 31, 2001 and 2000, respectively. The increase in domestic other consumer loan receivables during 2002 and 2001 was a result of loan growth from lines of credit accessed through checks and growth in sales finance loans. Sales finance loans are loan products offered by the Corporation through associations with retailers where the Corporation provides financing to Customers to purchase the retailer’s goods and services. In 2001, the Corporation’s domestic other consumer loans also increased as the Corporation funded certain receivables through on-balance-sheet secured borrowing transactions totaling $1.0 billion, which are included in short-term borrowings in the Corporation’s consolidated statements of financial condition.

The yield on average domestic other consumer loan receivables was 13.84% for 2002, as compared to 15.01% for 2001 and 15.03% for 2000. Excluding the change in the estimated value of accrued interest and fees, the yield on average domestic other consumer loan receivables would have been 14.22% for 2002. The Corporation’s domestic other consumer loans generally have higher delinquency and charge-off rates than the Corporation’s domestic credit card loans. As a result, the Corporation generally charges higher interest rates on its domestic other consumer loans than on its domestic credit card loans. For 2002, the decrease in the yield on average domestic other consumer loan receivables reflects lower promotional and other interest rates offered to attract and retain Customers and to grow loan receivables, an increase in the percentage of loans in the portfolio with promotional rates, and the impact of the change in the estimated value of accrued interest and fees.

Domestic other consumer loans held for securitization decreased to $41.0 million at December 31, 2002, from $1.0 billion at December 31, 2001, as the Corporation reduced the amount of other consumer loans it intends to securitize or sell within one year. The Corporation originates and sells mortgage loans through MBNA Delaware. The mortgage loans that MBNA Delaware originates and intends to sell are the only items included in domestic other consumer loans held for securitization at December 31, 2002. The net gains realized by the Corporation from the sale of its mortgage loans were not material to the Corporation’s consolidated statements of income for 2002, 2001, and 2000.

Foreign loan receivables increased to $6.8 billion at December 31, 2002, as compared to $4.1 billion at December 31, 2001, and $3.1 billion at December 31, 2000. The growth in foreign loan receivables for 2002 and 2001 was a result of loan originations through marketing programs at the Corporation’s two foreign bank subsidiaries, MBNA Europe and MBNA Canada, and foreign portfolio acquisitions. During 2002, MBNA Europe acquired approximately $1.2 billion of credit card loan receivables from Alliance & Leicester plc. During 2001, MBNA Europe acquired approximately $396.2 million in credit card loan receivables. During 2002, the Corporation securitized approximately $2.2 billion of foreign credit card loan principal receivables, partially offset by an increase of $512.3 million in the Corporation’s foreign loan receivables when certain securitization transactions were in their scheduled amortization period and the trusts used principal payments to pay the investors rather than to purchase new loan principal receivables from the Corporation. During 2001, the Corporation securitized approximately $1.5 billion of foreign credit card loan principal receivables. The impact of these securitizations on foreign loan receivables was partially offset by an increase of $420.9 million in the Corporation’s foreign loan receivables that resulted when certain securitization transactions were in their scheduled amortization period and the trusts used principal payments to pay the investors

THINK OF YOURSELF AS A CUSTOMER

rather than to purchase new loan principal receivables from the Corporation. When the trusts use principal payments to pay the investors, the Corporation’s on-balance-sheet loan receivables increase by the amount of any new loans on the Customer accounts because the trusts are no longer purchasing new loan receivables from the Corporation. The strengthening of foreign currencies against the U.S. dollar also increased foreign loan receivables by $509.7 million during 2002.

The yield on average foreign loan receivables was 11.71% for 2002, as compared to 12.41% and 12.62% for 2001 and 2000, respectively. Excluding the change in the estimated value of accrued interest and fees, the yield on average foreign loan receivables would have been 11.79% for 2002. The decline in the yield on average foreign loan receivables for 2002 reflects lower promotional and other interest rates offered to attract and retain Customers and to grow loan receivables, and the change in the estimated value of accrued interest and fees.

Note 9 to the audited consolidated financial statements provides further detail regarding the Corporation’s loan receivables.

ACCOUNTS RECEIVABLE FROM SECURITIZATION

Accounts receivable from securitization decreased $568.6 million or 7.6% to $6.9 billion at December 31, 2002, as compared to $7.5 billion at December 31, 2001. The decrease in accounts receivable from securitization is primarily related to a decline in the amount due from the trusts on the sale of new loan principal receivables due to the timing of securitizations that are in amortization and the Corporation’s change in the estimated value of accrued interest and fees.

INTANGIBLE ASSETS

Intangible assets increased $606.3 million or 23.5% to $3.2 billion at December 31, 2002, as compared to $2.6 billion at December 31, 2001. The increase in intangible assets is primarily related to portfolio acquisitions. During 2002, the Corporation acquired a $1.3 billion credit card loan portfolio from Wachovia Corporation as part of its total portfolio acquisitions in 2002. As part of this acquisition, the Corporation recognized an additional $277.1 million of domestic PCCRs. During 2002, the Corporation also acquired a $1.2 billion credit card loan portfolio from Alliance & Leicester plc. As part of this acquisition, the Corporation recognized an additional $392.9 million of foreign PCCRs. These increases were partially offset by the amortization of intangible assets of $348.7 million during 2002.

PREPAID EXPENSES AND DEFERRED CHARGES

Prepaid expenses and deferred charges increased $67.9 million or 19.7% to $412.6 million at December 31, 2002, as compared to $344.7 million at December 31, 2001. The increase was primarily related to increases in prepaid employee benefit plan costs and unamortized debt issuance costs.

OTHER ASSETS

Other assets increased $738.3 million or 61.3% to $1.9 billion at December 31, 2002, as compared to $1.2 billion at December 31, 2001. The increase was primarily related to an increase in the Corporation’s net deferred tax assets of $159.4 million and an increase of $427.5 million in the gross unrealized gains on the Corporation’s interest rate swap agreements, forward exchange contracts, and foreign exchange swap agreements accounted for under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), as amended. The interest rate swap agreements and foreign exchange swap agreements are used to hedge changes in the fair value of the Corporation’s fixed-rate long-term debt and bank notes attributable to changes in benchmark interest rates and currency fluctuations.

During 2002, the Corporation increased its use of interest rate swap agreements and foreign exchange swap agreements by entering into an additional $3.9 billion notional value of interest rate swap agreements and an additional $1.3 billion notional value of foreign exchange swap agreements consistent with the increase in the Corporation’s borrowed funds. The Corporation uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate funding sources to floating-rate to better match the interest rate sensitivity of the Corporation’s assets. The Corporation also uses foreign exchange swap agreements to minimize its foreign currency exchange risk on a portion of long-term debt and bank notes issued by MBNA Europe. The increase in the fair market value of the Corporation’s interest rate swap agreements and foreign exchange swap agreements that qualified for, and are accounted for, as fair value hedges were offset by changes in the carrying value of the corresponding hedged long-term debt and bank notes.

Notes 3 and 28 to the audited consolidated financial statements provide further detail regarding the Corporation’s derivative financial instruments and hedging activity.

DEPOSITS

Total interest expense on deposits was $1.3 billion for 2002, compared to $1.4 billion for 2001. The decrease in interest expense on deposits of $189.2 million for 2002 was primarily the result of a 140 basis point decrease in the rate paid on average interest-bearing deposits, partially offset by a $3.3 billion increase in average interest-bearing deposits. The decrease in the rate paid on average interest-bearing deposits reflects actions by the FOMC throughout 2001 that impacted overall market interest rates and decreased the Corporation’s on-balance-sheet funding costs as a portion of the Corporation’s deposits matured and were reinvested in a lower interest rate environment.

Total interest expense on deposits increased to $1.4 billion for 2001, compared to $1.3 billion for 2000. The increase in interest expense on deposits during 2001 was primarily the result of a $4.3 billion increase in average interest-bearing deposits, partially

26	THINK OF YOURSELF AS A CUSTOMER

offset by a 36 basis point decrease in the rate paid on average interest-bearing deposits. The decrease in the rate paid on average interest-bearing deposits reflects actions by the FOMC throughout 2001 that impacted overall market interest rates and decreased the Corporation’s on-balance-sheet funding costs.

The Corporation’s money market deposit accounts are variable-rate products. In addition, the Corporation’s foreign time deposits, although fixed-rate in nature, generally mature within one year. Therefore, the lower market interest rates throughout 2001 decreased the rate paid on average money market deposit accounts and average foreign time deposits during the years ended December 31, 2002 and 2001. The Corporation’s domestic time deposits are primarily fixed-rate deposits with maturities that range from six months to five years, thus lower market interest rates in 2001 decreased the average rate paid on the Corporation’s average domestic time deposits for 2002, but not to the same extent as average money market accounts and average foreign-time deposits. The lower market interest rates did not significantly lower the average rate paid on the Corporation’s average domestic time deposits in 2001, as compared to 2000.

The increases in average interest-bearing deposits for 2002 and 2001 were a result of the Corporation’s continued emphasis on marketing domestic time deposits and money market deposit accounts to members of certain endorsing organizations, as well as obtaining other domestic deposits through the use of third-party intermediaries, to fund loan and other asset growth and to diversify funding sources.

BORROWED FUNDS

Borrowed funds include both short-term borrowings and long-term debt and bank notes.

Interest expense on short-term borrowings was $43.0 million for 2002, compared to $24.8 million and $34.2 million for 2001 and 2000, respectively. The increase in interest expense on short-term borrowings for 2002 was primarily a result of an increase of $689.5 million in average short-term borrowings, partially offset by a 96 basis point decrease in the interest rate paid on average short-term borrowings. The increase in average short-term borrowings in 2002 was primarily a result of on-balance-sheet structured financings totaling $1.0 billion, which were entered into during the second half of 2001. These structured financings are secured by $1.1 billion of domestic other consumer loan receivables. The Corporation has the option to liquidate these structured financings on a monthly basis. The decrease in interest expense on short-term borrowings for 2001 was primarily a result of a decrease of 162 basis points in the rate paid on average short-term borrowings. For 2002 and 2001, the decrease in the rate paid on average short-term borrowings reflects actions by the FOMC throughout 2001 that impacted overall market interest rates.

Note 14 to the audited consolidated financial statements provides further detail regarding the Corporation’s short-term borrowings.

Interest expense on long-term debt and bank notes decreased to $305.0 million for 2002, as compared to $344.6 million for 2001 and $397.0 million for 2000. The decrease in interest expense on long-term debt and bank notes in 2002 was primarily a result of a decrease in the interest rate paid on average long-term debt and bank notes of 167 basis points, partially offset by an increase in average long-term debt and bank notes of $1.7 billion. The decrease in interest expense on long-term debt and bank notes in 2001 was primarily the result of a decrease in the interest rate paid on average long-term debt and bank notes of 151 basis points, offset by an increase in average long-term debt and bank notes of $609.8 million. For 2002 and 2001, the decrease in the interest rate paid on average long-term debt and bank notes reflects actions by the FOMC throughout 2001 that impacted overall market interest rates.

Interest expense on domestic long-term debt and bank notes decreased to $173.5 million during 2002, as compared to $241.8 million for 2001 and $324.0 million for 2000. The decrease in interest expense on domestic long-term debt and bank notes for 2002 was primarily the result of a decrease of 218 basis points in the interest rate paid on average domestic long-term debt and bank notes, as compared to 2001, partially offset by an increase in average long-term debt and bank notes of $1.1 billion. The decrease in interest expense on domestic long-term debt and bank notes for 2001 was primarily as a result of a decrease of 180 basis points in the interest rate paid on average domestic long-term debt and bank notes, as compared to 2000. For 2002 and 2001, the decrease in the rate paid on average domestic long-term debt and bank notes reflects actions by the FOMC throughout 2001 that impacted overall market interest rates.

Interest expense on foreign long-term debt and bank notes increased to $131.5 million for 2002, compared to $102.8 million for 2001 and $73.0 million for 2000. The increases in interest expense on foreign long-term debt and bank notes were primarily a result of an increase in average foreign long-term debt and bank notes of $655.1 million and $600.3 million for 2002 and 2001, respectively. MBNA Europe and MBNA Canada issued additional long-term debt and bank notes in 2002 and 2001 to fund loan and other asset growth and to diversify funding sources.

The Corporation uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to more closely match the interest rate sensitivity of the Corporation’s assets. The Corporation also uses foreign exchange swap agreements to minimize its foreign currency exchange risk on a portion of long-term debt and bank notes issued by MBNA Europe.

Note 15 to the audited consolidated financial statements provides further detail regarding the Corporation’s long-term debt and bank notes.

THINK OF YOURSELF AS A CUSTOMER

ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities increased $378.8 million or 22.5% to $2.1 billion at December 31, 2002, as compared to $1.7 billion at December 31, 2001. This increase was primarily the result of increases in the timing of certain compensation payments of $114.4 million, the continued accumulation of amounts due on Customer rewards programs expected to be redeemed in future periods of $49.8 million, and an increase in the gross unrealized losses of the Corporation’s interest rate swap agreements, forward exchange contracts, and foreign exchange swap agreements accounted for under Statement No. 133 of $120.4 million.

ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income was $84.7 million at December 31, 2002, as compared to a loss of $48.4 million at December 31, 2001. The change was primarily attributable to favorable foreign currency translation related to the strengthening of foreign currencies against the U.S. dollar.

Note 17 to the audited consolidated financial statements provides further detail on the components of other comprehensive income.

OTHER OPERATING INCOME

Total other operating income was $6.8 billion for 2002, as compared to $6.7 billion in 2001. Excluding the change in the estimated value of accrued interest and fees, total other operating income for 2002 would have been $7.0 billion, an increase of $277.0 million or 4.2% from 2001. Total other operating income increased 35.6% for 2001 as compared to $4.9 billion in 2000.

Securitization income was $5.7 billion for 2002 and 2001 and $4.1 billion for 2000. Excluding the change in the estimated value of accrued interest and fees, securitization income would have been $5.8 billion in 2002, an increase of $116.0 million or 2.0% from 2001. The levels of securitization income are affected by the levels of average securitized interest-earning assets for the period, the net interest margin on the securitized interest-earning assets for the period, other fee income generated by securitized loans, and net charge-offs on securitized loans. Also included in securitization income is the net incremental change in the interest-only strip receivable (after transaction costs) for all securitization transactions that the Corporation recognizes as sales in accordance with Statement No. 140. In accordance with Statement No. 140, the Corporation recognizes an interest-only strip receivable that represents the contractual right to receive from the trust interest and other revenue less certain costs over the estimated life of the securitized loan principal receivables.

Securitization income decreased $56.0 million or 1.0% in 2002 as compared to 2001, primarily due to the decrease in the net incremental change in the interest-only strip receivable in 2002 as compared to 2001 and the higher levels of net charge-offs on securitized loans, offset by the higher levels of average securitized loans and the higher net interest margin on securitized interest earning assets during 2002. Securitization income also declined during 2002 as a result of the impact of the change in the estimated value of accrued interest and fees. The net incremental change in the interest-only strip receivable for all securitization transactions recognized by the Corporation in securitization income was a $41.2 million decrease during 2002 (net of securitization transaction costs) as compared to a $204.2 million increase (net of securitization transaction costs) for 2001, resulting in a decrease in securitization income of $245.4 million from 2001 to 2002.

The projected excess spread for securitized credit card loan principal receivables was 4.84% at December 31, 2002, as compared to 5.14% at December 31, 2001. The impact of the change in the projected excess spread for securitized credit card loan principal receivables resulted in an approximate $70 million decrease in securitization income in 2002. The projected excess spread for securitized other consumer loan principal receivables was .91% at December 31, 2002, as compared to 2.60% at December 31, 2001. The impact of the change in the projected excess spread for securitized other consumer loan principal receivables resulted in an approximate $75 million decrease in securitization income in 2002. The decrease in the projected excess spread assumptions was primarily the result of decreases in the projected interest yields on securitized loans resulting from the Corporation’s pricing decisions to attract and retain Customers and to grow loans, along with higher projected charge-off rates on securitized credit card and other consumer loan principal receivables.

These changes were partially offset by a decrease in the projected interest rate paid to investors due to actions by the FOMC throughout 2001 that impacted overall market interest rates, as the interest rates paid to the investors in the Corporation’s securitized transactions are primarily variable in nature.

Note 8 to the audited consolidated financial statements provides further detail regarding the sensitivity to changes in the key assumptions and estimates used in determining the estimated value of the interest-only strip receivable.

In addition, the net charge-off rate on securitized loans increased to 5.13% in 2002 from 4.89% in 2001, consistent with the overall trend in the Corporation’s managed loan portfolio. This increase in the net charge-off rate in 2002 from 2001 decreased securitization income $383.4 million during 2002.

Also, average securitized loans increased $4.2 billion or 5.9% in 2002 as compared to 2001. This growth in average securitized loans reflects the overall growth in the Corporation’s average managed loans, which increased 10.0% for 2002. In addition, the net interest margin on securitized interest-earning assets increased

28	THINK OF YOURSELF AS A CUSTOMER

to 9.93% during 2002 as compared to 9.72% during 2001. The securitized net interest margin represents securitized net interest income for the period expressed as a percentage of average securitized interest-earning assets. Changes in the yield earned on average securitized loans and the interest rate paid to investors in the Corporation’s securitization transactions impact the securitized net interest margin. The yield earned on average securitized loans was 12.36% in 2002 as compared to 14.15% in 2001. The decrease in the yield earned on average securitized loans for 2002 reflects lower promotional and other interest rates offered to attract and retain Customers and to grow managed loans, along with the change in the estimated value of accrued interest and fees. The average interest rate paid to investors in the Corporation’s securitization transactions was 2.45% for 2002 as compared to 4.33% for 2001. The decrease in the average interest rate paid to investors in 2002 reflects actions by the FOMC throughout 2001 that impacted overall market interest rates. The interest rate paid to investors generally resets on a monthly basis. Excluding the change in the estimated value of accrued interest and fees, the net interest margin on securitized interest-earning assets in 2002 would have been 10.23% and the yield earned on average securitized loans would have been 12.63%.

The growth in average securitized loans, combined with the increase in the net interest margin increased securitization income $497.3 million in 2002 as compared to 2001. Other fee income also increased $75.5 million or 3.1% in 2002 as compared to 2001, primarily due to the growth in securitized loans, further offsetting the adverse impact of the decrease in the net incremental change in the interest-only strip receivable and the higher net charge-offs on securitized loans. Excluding the change in the estimated value of accrued interest and fees, other fee income on securitized loans in 2002 would have increased $160.0 million or 6.6%.

The gain from the sale of loan principal receivables for new securitization transactions that the Corporation recognizes as sales in accordance with Statement No. 140 is a component of the net incremental change in the interest-only strip receivable. The gain was $154.6 million (net of securitization transaction costs of $41.7 million) for 2002 (on the sale of $15.5 billion of credit card loan principal receivables in 2002), as compared to $96.7 million (net of securitization transaction costs of $62.3 million) in 2001 (on the sale of $12.4 billion of credit card loan principal receivables in 2001).

During 2002, as a result of the change in the estimated value of accrued interest and fees (for further discussion, see “Critical Accounting Policies—Revenue Recognition”), accounts receivable from securitization was reduced by $172.0 million at September 30, 2002. This reduction was primarily a result of a decrease in the carrying value of accrued interest and fees on securitized loans.

The change in the estimated value of accrued interest and fees reduced accrued interest and fees on securitized loans by $295.9 million at September 30, 2002. The Corporation also adjusted the value of the interest-only strip receivable as a result of the change in the estimated value of the uncollectible accrued interest and fees. The Corporation has always included an estimate of uncollectible accrued interest and fees in determining the value of the interest-only strip receivable. Since the Corporation now recognizes uncollectible interest and fees in the estimated value of accrued interest and fees on securitized loans, the estimated value of the interest-only strip receivable was adjusted at September 30, 2002. The value of uncollectible accrued interest and fees on securitized loans that are currently owed by the underlying Customer are now considered in the value of accrued interest and fees on securitized loans. Accordingly, the estimated value of the interest-only strip receivable now only considers the impact of uncollectible interest and fees that will be billed to the underlying Customer in the future. This adjustment caused the interest-only strip receivable to increase $123.9 million at September 30, 2002. The net impact of these changes resulted in the $172.0 million reduction to securitization income discussed above.

Securitization income increased $1.6 billion or 39.2% in 2001 as compared to 2000, primarily due to the growth in average securitized loans, which increased $10.8 billion, or 18.1%, in 2001 as compared to 2000. This growth in average securitized loans reflects the overall growth of the Corporation’s average managed loans, which increased 17.4% during 2001. In addition, the net interest margin on securitized interest-earning assets increased to 9.72% during 2001 as compared to 7.77% during 2000. The increase in the net interest margin on securitized interest-earning assets during 2001 primarily reflects the decrease in the interest rate paid to investors in the Corporation’s securitization transactions. While the yield earned on average securitized loans was 14.15% in 2001 as compared to 14.22% in 2000, the average interest rate paid to investors in the Corporation’s securitization transactions decreased to 4.33% in 2001, from 6.26% in 2000. The decrease in 2001 reflects actions by the FOMC throughout 2001 that impacted overall market interest rates since the interest rate paid to investors generally resets on a monthly basis.

The growth in average securitized loans, combined with the increase in the net interest margin increased securitization income $2.1 billion in 2001 as compared to 2000. Other fee income was relatively flat in 2001 as compared to 2000. Finally, in 2001, there was a $204.2 million increase in the net incremental change in the interest-only strip receivable (net of securitization transaction costs) as compared to a $22.3 million increase in the net incremental change in the interest-only strip receivable (net of securitization transaction costs) in 2000, resulting in an increase in securitization income of $181.9 million from 2000 to 2001. The projected excess spread for securitized credit card loan principal receivables was 5.14% at December 31, 2001, as compared to 3.73% at December 31, 2000, and the projected excess spread for securitized other consumer loan principal receivables was 2.60% at December 31, 2001, as compared to 3.89% at December 31, 2000. The increase in the projected excess spread

THINK OF YOURSELF AS A CUSTOMER

assumptions for securitized credit card loan principal receivables was primarily a result of a lower interest rate paid to investors used in the excess spread assumption at the end of 2001 as compared to 2000 due to the actions by the FOMC throughout 2001 that impacted overall market interest rates. The lower anticipated interest rate paid to investors was partially offset by lower projected interest income yields on securitized loans and higher projected charge-off rates. For securitized other consumer loan principal receivables, the decrease in the excess spread assumption was primarily a result of higher projected charge-off rates for the other consumer loan portfolio.

Also, the net charge-off rate on securitized loans increased to 4.89% in 2001 from 4.69% in 2000, consistent with the overall trend in the Corporation’s managed loan portfolio. This increase in the net charge-off rate in 2001 from 2000 decreased securitization income $651.0 million for 2001.

The gain from the sale of loan principal receivables for new securitization transactions that the Corporation recognizes as sales in accordance with Statement No. 140 is a component of the net incremental change in the interest-only strip receivable. The gain was $96.7 million (net of securitization transaction costs of $62.3 million) for 2001 (on the sale of $12.4 billion of credit card loan principal receivables in 2001) as compared to $110.4 million (net of securitization transaction costs of $64.9 million) in 2000 (on the sale of $14.2 billion of credit card loan principal receivables and $1.6 billion of other consumer loan principal receivables in 2000).

Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International Inc. and Visa U.S.A. Inc. Interchange income increased $56.5 million to $357.4 million in 2002 from 2001. Interchange income increased $14.8 million to $301.0 million in 2001 from 2000. The increases in interchange income were primarily a result of increases in cardholder sales volume.

Credit card fees were $385.4 million for 2002, as compared to $295.1 million for 2001 and $289.5 million for 2000. Excluding the change in the estimated value of accrued interest and fees, credit card fees would have been $400.4 million for 2002, an increase of $105.3 million or 35.7% from 2001. Credit card fees include annual, late, overlimit, returned check, cash advance, express payment, and other miscellaneous fees earned on the Corporation’s credit card loans. The increase in credit card fees in 2002 was a result of the growth in the Corporation’s outstanding loan receivables, the number of accounts, and the number of fees assessed.

Other consumer loan fees were $100.9 million in 2002, as compared to $92.4 million in 2001 and $64.5 million in 2000. Excluding the change in the estimated value of accrued interest and fees, other consumer loan fees would have been $109.7 million in 2002, an increase of $17.3 million or 18.7% from 2001. Other consumer loan fees include annual, late, overlimit, returned check, check transaction, express payment, and other miscellaneous fees earned on the Corporation’s other consumer loans. The increase in other consumer loan fees in 2002 and 2001 was a result of the growth in the Corporation’s other consumer loan receivables, the number of accounts, and the number of fees assessed.

The Corporation’s insurance income primarily relates to fees received for marketing credit related life and disability insurance and credit protection products to its loan Customers. The Corporation recognizes insurance income over the policy or contract period as earned. Insurance income was $181.5 million in 2002, as compared to $145.3 million for 2001 and $85.1 million in 2000.

OTHER OPERATING EXPENSE

Total other operating expense increased 5.1% to $4.7 billion for 2002, compared to an increase of 22.7% to $4.5 billion for 2001. The growth in other operating expense for 2002 and 2001 reflects the Corporation’s continued investment in attracting, servicing, and retaining credit card and other consumer loan Customers.

The Corporation added 12.0 million new accounts in 2002, including 1.2 million accounts from the Wachovia portfolio acquisition and 1.0 million accounts from the Alliance & Leicester plc portfolio acquisition. The Corporation added 9.5 million new accounts in 2001 and 13.7 million new accounts in 2000. The Corporation added 405 new endorsements from organizations during 2002, compared to 439 new endorsements in 2001 and 459 new endorsements in 2000.

The growth in other operating expense was slower in 2002, as compared to 2001, primarily as a result of slower growth in the number of employees. Salaries and employee benefits increased $126.1 million to $1.9 billion for 2002 and $309.9 million to $1.8 billion for 2001. The increases in salaries and employee benefits primarily reflect the increased number of employees to service the Corporation’s higher number of Customers, increases in employee compensation levels, and in 2002 an additional compensation expense of $51.3 million associated with the immediate vesting of restricted stock awards on the death of a holder of the awards. At December 31, 2002, the Corporation had approximately 26,100 full-time equivalent employees, as compared to approximately 25,400 full-time equivalent employees at December 31, 2001 and approximately 22,700 full-time equivalent employees at December 31, 2000.

Included in salaries and employee benefits is the net periodic benefit cost for the Corporation’s Pension Plan (“Pension Plan”) and the Supplemental Executive Retirement Plan (“SERP”) of $66.6 million in 2002 compared to $34.3 million in 2001, and $36.1 million in 2000. The Corporation anticipates, based on current conditions, that net periodic benefit cost for the Pension Plan and the SERP plan will increase by $33.5 million in 2003 because of a lower assumed discount rate, a lower expected return on plan assets, and normal operations of the plans, partially offset by a lower assumed rate of compensation increase. The Corporation expects to contribute approximately $70 million to the Pension Plan in 2003.

30	THINK OF YOURSELF AS A CUSTOMER

Amortization of intangible assets decreased $33.1 million to $348.7 million for 2002, as compared to an increase of $108.6 million to $381.8 million for 2001. The decrease during 2002 was primarily attributable to the change in the Corporation’s amortization period of it’s PCCRs.

Prior to 2002, the Corporation amortized the value of PCCRs over a period of 10 years. In the first quarter of 2002, the Corporation completed a statistical study of the useful lives of its acquired PCCRs. As a result of the study, effective January 1, 2002, the Corporation extended the amortization period of the domestic PCCRs to 15 years to more appropriately match the amortization period with the PCCRs’ estimated useful lives. As of December 31, 2002, the Corporation amortized the value of its foreign PCCRs over a period of 10 years. Beginning January 1, 2003, the Corporation will extend the amortization period of its foreign PCCRs to 15 years.

As a result of the change in the amortization period for PCCRs, the Corporation’s 2002 income before income taxes increased $100.5 million ($63.7 million after taxes). Without the change in the amortization period of the PCCRs, the Corporation’s earnings per common share would have been $1.32 and earnings per common share-assuming dilution would have been $1.30 in 2002.

Note 3 to the audited consolidated financial statements provides further detail regarding the Corporation’s intangible assets.

Purchased services increased $45.3 million to $544.1 million in 2002, as compared to $498.8 million in 2001, and $358.7 million in 2000. Advertising expense increased $46.5 million to $315.4 million in 2002, as compared to $268.9 million in 2001, and $224.6 million in 2000. The increases in purchased services and advertising expense reflect the Corporation’s continued investment in attracting, servicing, and retaining domestic and foreign credit card and other consumer loan Customers. Loan receivable fraud losses decreased $11.7 million to $160.6 million in 2002 as compared to $172.4 million in 2001 and $164.0 million in 2000. The decrease in loan receivable fraud losses in 2002 was attributable to an increase in the number of employees dedicated to fraud detection and improved fraud detection strategies.

Note 22 to the audited consolidated financial statements provides further detail regarding the Corporation’s other operating expenses.

INCOME TAXES

The Corporation recognized applicable income taxes of $1.0 billion for 2002 and 2001 as compared to $807.9 million for 2000. These amounts represent an effective tax rate of 36.6% for 2002, 37.6% for 2001, and 38.1% for 2000. The reduction in the effective tax rate was primarily driven by favorable resolution of examination issues at the federal and state levels. Note 19 to the audited consolidated financial statements reconciles reported applicable income taxes to the amount computed by applying the federal statutory rate to income before income taxes.

LOAN QUALITY

Table 4 presents delinquent loans for the Corporation’s loan portfolio, excluding loans held for securitization, and the Corporation’s managed loans, and includes the impact of the change in the estimated value of accrued interest and fees.

The Corporation’s loan quality at any time reflects, among other factors, the credit quality of the Corporation’s credit card and other consumer loans, general economic conditions, the success of the Corporation’s collection efforts, the composition of credit card and other consumer loans included in the Corporation’s loan receivables, and the seasoning of the Corporation’s loans. As new loans season, the delinquency and charge-off rates on these loans normally rise and then stabilize. The Corporation’s financial results are sensitive to changes in delinquencies and net credit losses related to the Corporation’s loans. During an economic downturn, delinquencies and net credit losses are more likely to increase. The Corporation considers these and other factors in determining an appropriate reserve for possible credit losses.

DELINQUENCIES

The entire balance of an account is contractually delinquent if the minimum payment is not received by the specified date on the Customer’s billing statement. Interest and fees continue to accrue on the Corporation’s delinquent loans.

In February 1999, the FFIEC revised its policy on the classification of consumer loans. The revised policy established uniform guidelines for the charge off of loans to delinquent, bankrupt, and deceased borrowers, for the charge off of fraudulent accounts, and for re-aging delinquent accounts. The Corporation implemented the FFIEC’s guidelines in December 2000 by accelerating the charge-off of some delinquent loans. The Corporation charges off open-end delinquent retail loans by the end of the month in which they become 180 days contractually past due, closed-end delinquent retail loans by the end of the month in which they become 120 days contractually past due, and bankrupt accounts 60 days after receiving notice of filing from the bankruptcy courts. The Corporation charges off deceased accounts when the loss is determined. Fraudulent accounts are charged off within 90 days after identifying the account as fraudulent. Before the implementation of the new policy, the Corporation charged off open-end

THINK OF YOURSELF AS A CUSTOMER

delinquent retail loans prior to becoming 210 days contractually past due, closed-end delinquent retail loans prior to becoming 150 days contractually past due, bankrupt accounts by the end of the third billing cycle after receipt of notice of filing from the bankruptcy court, deceased accounts prior to becoming 210 days contractually past due and fraudulent accounts within 150 days after identification. As a result of the one-time FFIEC adjustment, the Corporation recognized in the fourth quarter of 2000 approximately one additional month of principal charge-offs and recorded a $75.0 million pre-tax charge related primarily to the reversal of accrued interest and fees on the additional charged-off loans. Without the acceleration of charge off of some delinquent accounts as a result of the implementation of the revised FFIEC policy, loan portfolio delinquency and managed loan delinquency would have been 4.19% and 4.94%, respectively, at December 31, 2000.

Delinquency as a percentage of the Corporation’s loan portfolio was 4.28% at December 31, 2002, compared with 4.64% and 3.89% at December 31, 2001, and 2000, respectively. Excluding the change in the estimated value of accrued interest and fees, delinquency as a percentage of the loan portfolio would have been 4.77% at December 31, 2002. Delinquency as a percentage of managed loans was 4.88% at December 31, 2002, compared to 5.09% and 4.49% at December 31, 2001, and 2000, respectively. Excluding the change in the estimated value of accrued interest and fees, delinquency as a percentage of managed loans would have been 5.19% at December 31, 2002.

Loan delinquency on the domestic credit card loan portfolio was 4.17% at December 31, 2002, as compared to 4.58% and 4.22% at December 31, 2001 and 2000, respectively. Excluding the change in the estimated value of accrued interest and fees, loan delinquency on the domestic credit card loan portfolio would have been 4.97% at December 31, 2002. Loan delinquency on the domestic other consumer loan portfolio was 6.23% at December 31, 2002, as compared to 5.96% and 4.47% at December 31, 2001 and 2000, respectively. Excluding the change in the estimated value of accrued interest and fees, loan delinquency on the domestic other consumer loan portfolio would have been 6.67% at December 31, 2002. Loan delinquency on the foreign loan portfolio was 1.98% at December 31, 2002, as compared to 2.63% and 2.23% at December 31, 2001 and 2000, respectively. Excluding the change in the estimated value of accrued interest and fees, loan delinquency on the foreign loan portfolio would have been 2.12% at December 31, 2002. The delinquency rate on the Corporation’s foreign loans is historically lower than the delinquency rate on the Corporation’s domestic credit card loans. The Corporation’s domestic other consumer loans generally have a higher delinquency and charge-off rate than the Corporation’s domestic credit card loans. As a result, the Corporation generally charges higher interest rates on domestic other consumer loans.

TABLE 4: DELINQUENT LOANS (a) (b) (dollars in thousands)

December 31,	2002		2001		2000		1999		1998

Loan Portfolio
Loan portfolio outstanding	$17,696,881		$14,703,616		$11,682,904		$7,971,093		$11,776,099
Loan portfolio delinquent:
30 to 59 days	$269,251	1.52%	$260,421	1.77%	$176,128	1.51%	$105,667	1.33%	$166,352	1.41%
60 to 89 days	169,544	.96	145,061	.99	95,859	.82	60,452	.76	93,699	.80
90 or more days	319,445	1.80	276,277	1.88	182,955	1.56	138,531	1.73	194,472	1.65

Total	$758,240	4.28%	$681,759	4.64%	$454,942	3.89%	$304,650	3.82%	$454,523	3.86%

Loan portfolio delinquent by geographic area:
Domestic:
Credit card	$267,631	4.17%	$294,901	4.58%	$279,347	4.22%	$211,976	4.14%	$337,886	4.23%
Other consumer	391,568	6.23	303,365	5.96	125,043	4.47	59,163	4.67	86,438	3.14

Total domestic	659,199	5.19	598,266	5.19	404,390	4.30	271,139	4.25	424,324	3.95
Foreign	99,041	1.98	83,493	2.63	50,552	2.23	33,511	2.11	30,199	2.89

Total	$758,240	4.28	$681,759	4.64	$454,942	3.89	$304,650	3.82	$454,523	3.86

Managed Loans
Managed loans outstanding	$107,257,842		$97,496,051		$88,790,721		$72,255,513		$59,641,106
Managed loans delinquent:
30 to 59 days	$1,814,690	1.69%	$1,816,893	1.86%	$1,492,296	1.68%	$1,110,127	1.54%	$995,902	1.67%
60 to 89 days	1,117,914	1.04	1,039,861	1.07	846,762	.95	648,272	.90	555,468	.93
90 or more days	2,296,907	2.15	2,105,707	2.16	1,647,480	1.86	1,458,497	2.01	1,203,947	2.02

Total	$5,229,511	4.88%	$4,962,461	5.09%	$3,986,538	4.49%	$3,216,896	4.45%	$2,755,317	4.62%

Managed loans delinquent by geographic area:
Domestic:
Credit card	$3,971,802	5.00%	$3,779,113	5.05%	$3,187,131	4.52%	$2,657,974	4.52%	$2,361,726	4.83%
Other consumer	793,037	6.61	811,159	6.86	546,049	5.74	364,897	5.83	253,137	4.31

Total domestic	4,764,839	5.21	4,590,272	5.29	3,733,180	4.67	3,022,871	4.65	2,614,863	4.78
Foreign	464,672	2.94	372,189	3.45	253,358	2.87	194,025	2.70	140,454	2.86

Total	$5,229,511	4.88	$4,962,461	5.09	$3,986,538	4.49	$3,216,896	4.45	$2,755,317	4.62

(a)	In December 2000, the Corporation implemented the FFIEC’s revised policy on the classification of consumer loans. Excluding the one-time FFIEC adjustment, loan portfolio delinquency and managed loan delinquency would have been 4.19% and 4.94%, respectively, at December 31, 2000.

(b)	In September 2002, the Corporation changed the estimated value of accrued interest and fees. Excluding the change in the estimated value of accrued interest and fees, loan portfolio delinquency and managed loan delinquency would have been 4.77% and 5.19%, respectively, at December 31, 2002.

32	THINK OF YOURSELF AS A CUSTOMER

TABLE 5: OTHER NONPERFORMING LOANS (a) (dollars in thousands)

December 31,	2002	2001	2000	1999	1998

Loan Portfolio
Nonaccrual loans	$27,049	$17,459	$22,574	$12,245	$3,182
Reduced-rate loans	395,134	299,541	238,747	153,082	157,737

Total other nonperforming loans	$422,183	$317,000	$261,321	$165,327	$160,919

Other nonperforming loans as a % of ending loan portfolio	2.39%	2.16%	2.24%	2.07%	1.37%
Managed Loans
Nonaccrual loans	$287,283	$173,825	$190,553	$116,696	$19,283
Reduced-rate loans	2,824,426	2,360,392	1,948,217	1,696,489	1,177,107

Total other nonperforming loans	$3,111,709	$2,534,217	$2,138,770	$1,813,185	$1,196,390

Other nonperforming loans as a % of ending managed loans	2.90%	2.60%	2.41%	2.51%	2.01%

(a)	In September 2002, the Corporation changed its estimated value of accrued interest and fees. Excluding the change in the estimated value of accrued interest and fees, other nonperforming loans as a percentage of the loan portfolio and as a percentage of managed loans would have been 2.40% and 2.91%, respectively, at December 31, 2002.

A Customer’s account may be re-aged to remove existing delinquency. The intent of a re-age is to assist Customers who have recently overcome temporary financial difficulties, and have clearly demonstrated both the ability and willingness to resume regular payments, but may be unable to pay the entire past due amount. To qualify for re-aging, the account must have been opened for at least one year and cannot have been re-aged during the preceding 365 days. An account may not be re-aged more than two times in a five year period. To qualify for re-aging, the Customer must also have made payments equal to a total of three minimum payments within the last 90 days, including one full minimum payment during the last 30 days. All re-age strategies are approved by the Corporation’s senior management and the Corporation’s Loan Review Department. Re-ages can have the effect of delaying charge-offs. There were $5.2 billion of managed loans re-aged during 2002, compared to $5.6 billion during 2001 and $4.7 billion during 2000. Of those accounts that were re-aged during the three months ended December 31, 2001, approximately 19.5% returned to delinquency status and approximately 20.4% charged off by December 31, 2002. Of those accounts that were re-aged during the three months ended December 31, 2000, approximately 17.6% returned to delinquency status and approximately 18.8% charged off by December 31, 2001.

In January 2003, the Corporation implemented several changes in re-age practices, including higher minimum monthly payment amounts for re-aged accounts, that tighten the use of re-ages. The Corporation anticipates the amount of managed loans re-aged will continue to be reduced and managed net credit losses will increase as a result of these changes. The impact of these changes will depend on the impact of different account management and collection strategies or other actions the Corporation will take to attempt to offset the impact of stricter re-age policies and on the general economic conditions and other factors affecting the Corporation’s loan quality.

The Corporation may modify the terms of its credit card and other consumer loan agreements with borrowers who have experienced financial difficulties, by either reducing their interest rate or placing them on nonaccrual status. These other nonperforming loans are presented in Table 5 for the Corporation’s loan portfolio, excluding loans held for securitization, and managed loans.

Other nonperforming loans as a percentage of the Corporation’s loan portfolio were 2.39% at December 31, 2002, as compared to 2.16% at December 31, 2001 and 2.24% at December 31, 2000. Other nonperforming loans as a percentage of managed loans were 2.90% at December 31, 2002, as compared to 2.60% at December 31, 2001 and 2.41% at December 31, 2000. The ratio for 2002 increased as a result of the Corporation increasing the use of reduced-rate and nonaccrual programs to assist Customers who are experiencing financial difficulties in meeting their repayment obligations.

NET CREDIT LOSSES

The Corporation’s net credit losses include the principal amount of loans charged off less current period recoveries and exclude uncollectible accrued interest and fees and fraud losses. Uncollectible accrued interest and fees are recognized by the Corporation through a reduction of the amount of interest income and fee income recognized in the current period that the Corporation does not expect to collect in subsequent periods by reducing the respective income statement captions, loan receivables, and accrued income receivable. The difference between the amounts the Corporation was contractually entitled to and the amounts recognized as revenue were $1.4 billion, $858.3 million, and $691.8 million for the years ended December 31, 2002, 2001, and 2000, respectively. Fraud losses are recognized through a charge to other expense. The Corporation records current period recoveries on loans previously charged off in the reserve for possible credit losses. The

THINK OF YOURSELF AS A CUSTOMER

Corporation sells charged-off loans and records the proceeds received from these sales as recoveries.

Net credit losses during 2002 were $1.2 billion, compared to $855.0 million for 2001 and $599.6 million for 2000. The increases in net credit losses during 2002 and 2001 reflect an overall weakening of general economic conditions, an increase in the Corporation’s outstanding loan receivables, and the continued seasoning of the Corporation’s loan receivables.

Net credit losses as a percentage of average loan receivables were 4.57% for 2002 compared to 4.20% for 2001, and 3.38% for 2000. The Corporation’s managed net credit losses as a percentage of average managed loans for 2002 were 4.99%, compared to 4.74% for 2001 and 4.39% for 2000. Domestic credit card net credit losses as a percentage of average domestic credit card loan receivables were 4.40% for 2002, as compared to 4.36% and 3.45% for 2001 and 2000, respectively. Domestic other consumer net credit losses as a percentage of average domestic other consumer loan receivables were 6.67% for 2002, as compared to 5.08% and 4.29% for 2001 and 2000, respectively. In addition to the weakening of general economic conditions, domestic other consumer net credit losses reflect the higher credit risk associated with these products. Foreign net credit losses as a percentage of average foreign loan receivables were 2.51% for 2002, as compared to 2.59% and 2.18% for 2001 and 2000, respectively. The lower level of net credit losses on the Corporation’s foreign loan receivables reflects the growth in the Corporation’s foreign loan receivables and the seasoning of those accounts as a higher percentage of newer, less seasoned accounts results in a lower charge-off ratio.

Managed domestic credit card net credit losses as a percentage of average managed domestic credit card loans were 4.93% for 2002, as compared to 4.70% and 4.42% for 2001 and 2000, respectively. Managed domestic other consumer net credit losses as a percentage of average managed domestic other consumer loans were 7.45% for 2002, as compared to 6.48% and 5.66% for 2001 and 2000, respectively. Managed foreign net credit losses as a percentage of average managed foreign loans were 3.00% for 2002, as compared to 3.03% and 2.85% for 2001 and 2000, respectively. The net credit loss ratio is calculated by dividing net credit losses, which exclude uncollectible accrued interest and fees and fraud losses, for the period by average loan receivables, which include the billed interest and fees for the corresponding period.

RESERVE AND PROVISION FOR POSSIBLE
CREDIT LOSSES

The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables based on a projection of probable net credit losses. To project probable net credit losses, the Corporation regularly performs a migration analysis of delinquent and current accounts. A migration analysis is a technique used to estimate the likelihood that a loan receivable will progress through the various delinquency stages and ultimately charge off. The Corporation’s projection of probable net credit losses considers the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors. The Corporation establishes appropriate levels of reserve for its products based on their risk characteristics. The Corporation then reserves for the projected probable net credit losses based on its projection of these amounts. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level.

The Corporation’s reserve for possible credit losses increased $277.9 million during 2002 to $1.1 billion at December 31, 2002, as compared to $833.4 million at December 31, 2001, and $527.6 million at December 31, 2000. The provision for possible credit losses for the year ended December 31, 2002 was $1.3 billion, compared to $1.1 billion in 2001, and $547.3 million in 2000. The increase in the reserve for possible credit losses and the related provision for possible credit losses in 2002 primarily reflects a weaker economy as demonstrated by the increase in the Corporation’s net credit losses. During the fourth quarter of 2002, the Corporation increased its reserves for domestic other consumer loans by $109.5 million because these products exhibited higher credit risk.

Table 6 illustrates the allocation of the reserve for possible credit losses. While the Corporation’s reserve for possible credit losses is a general reserve applicable to the Corporation’s loan receivables, the reserve for possible credit losses is allocated to the Corporation’s domestic and foreign loan receivables for internal purposes based on the type of loan product and its underlying

TABLE 6: ALLOCATION OF RESERVE FOR POSSIBLE CREDIT LOSSES (dollars in thousands)

December 31,	2002		2001		2000		1999		1998

Domestic:
Credit card	$518,889	46.7%	$578,995	69.5%	$396,806	75.2%	$428,847	83.1%	$224,006	75.5%
Other consumer	462,756	41.6	203,040	24.3	102,350	19.4	63,801	12.3	60,132	20.3

Domestic reserve for possible credit losses	981,645	88.3	782,035	93.8	499,156	94.6	492,648	95.4	284,138	95.8
Foreign	129,654	11.7	51,388	6.2	28,417	5.4	23,613	4.6	12,336	4.2

Reserve for possible credit losses	$1,111,299	100.0%	$833,423	100.0%	$527,573	100.0%	$516,261	100.0%	$296,474	100.0%

34	THINK OF YOURSELF AS A CUSTOMER

TABLE 7: RESERVE FOR POSSIBLE CREDIT LOSSES (dollars in thousands)

December 31,	2002	2001	2000	1999	1998

Reserve for possible credit losses, beginning of year	$833,423	$527,573	$516,261	$296,474	$211,744
Reserves acquired	84,878	20,748	64,726	109,757	29,932
Provision for possible credit losses:
Domestic	1,153,486	1,028,047	477,630	590,558	439,648
Foreign	186,671	112,568	69,679	46,056	23,724

Total provision for possible credit losses	1,340,157	1,140,615	547,309	636,614	463,372
Foreign currency translation	9,053	(499)	(1,081)	(96)	(125)
Credit losses:
Domestic:
Credit card	(635,408)	(541,072)	(435,134)	(422,504)	(330,952)
Other consumer	(447,135)	(265,829)	(138,892)	(104,268)	(86,407)

Total domestic credit losses	(1,082,543)	(806,901)	(574,026)	(526,772)	(417,359)
Foreign	(157,025)	(117,572)	(72,831)	(41,157)	(22,754)

Total credit losses	(1,239,568)	(924,473)	(646,857)	(567,929)	(440,113)
Recoveries:
Domestic:
Credit card	37,532	38,174	29,367	27,356	23,244
Other consumer	24,548	11,938	8,811	7,611	5,193

Total domestic recoveries	62,080	50,112	38,178	34,967	28,437
Foreign	21,276	19,347	9,037	6,474	3,227

Total recoveries	83,356	69,459	47,215	41,441	31,664

Net credit losses	(1,156,212)	(855,014)	(599,642)	(526,488)	(408,449)

Reserve for possible credit losses, end of year	$1,111,299	$833,423	$527,573	$516,261	$296,474

Net credit losses as a % of average loan receivables	4.57%	4.20%	3.38%	3.65%	3.42%
Reserve for possible credit losses as a % of ending loan receivables	3.87	3.38	2.64	2.92	2.20
Ending loan receivables	$28,726,508	$24,633,564	$19,954,837	$17,663,709	$13,468,367
Average loan receivables	25,315,200	20,339,388	17,718,148	14,422,495	11,930,289

risk of loss. The percentage of the reserve allocated to the domestic other consumer loans increased from 24.3% at December 31, 2001 to 41.6% at December 31, 2002. During 2002, the Corporation increased the provision for possible credit losses related to domestic other consumer loans because these products exhibited higher credit risk. The percentage of the reserve allocated to foreign loans increased from 6.2% at December 31, 2001 to 11.7% at December 31, 2002 because foreign loans increased as a percentage of total loan receivables and because the Corporation anticipates higher probable net credit losses on its foreign loans due to the continued seasoning of the portfolio.

The increase in 2001 in the reserve for possible credit losses and the related provision for possible credit losses primarily reflects a weaker economy as demonstrated by the increase in the Corporation’s delinquency and net credit losses. The Corporation also anticipated an increase in 2001 in the dollar amount of probable net credit losses, as the Corporation had experienced an increase in the number of bankruptcy filings as well as an increase in the Corporation’s loan receivables.

The Corporation’s projections of probable net credit losses are inherently uncertain, and as a result the Corporation cannot predict with certainty the amount of such losses. Changes in economic conditions, the risk characteristics and composition of the Corporation’s loan receivables, in bankruptcy laws or regulatory policies, and other factors could impact the Corporation’s actual and projected net credit losses and the related reserve for possible credit losses.

The Corporation recorded acquired reserves for possible credit losses for loan portfolio acquisitions of $84.9 million, $20.7 million, and $64.7 million for 2002, 2001, and 2000, respectively.

Table 7 presents an analysis of the Corporation’s reserve for possible credit losses. The reserve for possible credit losses is a general allowance applicable to the Corporation’s loan receivables and does not include an allocation for credit risk related to securitized loans. Net credit losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements and do not affect the reserve for possible credit losses.

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

THINK OF YOURSELF AS A CUSTOMER

TABLE 8: REGULATORY CAPITAL RATIOS

			Minimum	Well-Capitalized
December 31,	2002	2001	Requirements	Requirements

MBNA Corporation
Tier 1	15.73%	15.99%	4.00%	(a	)
Total	19.65	17.97	8.00	(a	)
Leverage	18.55	18.12	4.00	(a	)
MBNA America Bank, N.A.
Tier 1	12.58	13.14	4.00		6.00%
Total	16.41	15.13	8.00	10.00
Leverage	15.81	15.00	4.00	5.00
MBNA America (Delaware), N.A.
Tier 1	28.06	18.24	4.00	6.00
Total	29.36	19.28	8.00	10.00
Leverage	23.21	18.49	4.00	5.00

(a)	Not applicable for bank holding companies.

The Corporation’s, the Bank’s, and MBNA Delaware’s capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 2002 and 2001, the Corporation’s, the Bank’s, and MBNA Delaware’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios, shown in Table 8, have been computed in accordance with regulatory accounting practices.

In November 2001, the FFIEC published revised risk-based capital guidelines to address the treatment of recourse obligations, retained interests in securitization transactions, and direct credit substitutes that expose banks and bank holding companies to credit risk. The revised guidelines imposed a “dollar-for-dollar” capital charge on retained interests and a concentration limit on the interest-only strip receivable, a subset of retained interests in a securitization transaction. The Corporation’s retained interests include the interest-only strip receivable, cash reserve accounts, accrued interest and fees on securitized loans, and other subordinated interests (discussed under Note 8 in the audited consolidated financial statements). The Corporation adopted the revised guidelines at December 31, 2002. The adoption increased capital requirements of the Corporation, the Bank, and MBNA Delaware and resulted in an additional capital charge which decreased their Tier 1 Capital ratios by approximately 210, 260, and 25 basis points, respectively, and their Total Capital ratios by approximately 200, 275, and 25 basis points, respectively. The Leverage ratio remained unchanged for each entity. After the adoption of the revised guidelines, the Corporation remained “adequately capitalized”, and the Bank and MBNA Delaware remained “well-capitalized” for regulatory capital purposes. No conditions or events have occurred since December 31, 2002, that have changed the Corporation’s classification as “adequately capitalized” and the Bank’s or MBNA Delaware’s classification as “well-capitalized.”

In August 2000, the Corporation issued 75 million shares of common stock, raising $1.6 billion of capital, net of issuance costs. The Corporation contributed $750.0 million of the net proceeds from this offering to the Bank to complete the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation. The Corporation used the remaining proceeds from the common stock offering for other general corporate purposes.

The Corporation utilizes different capital securities in its overall capital structure to meet its regulatory capital needs. At December 31, 2002, the Corporation had $1.1 billion (par value) issued and outstanding of guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, which mature from 2026 through 2033, as compared to $566.3 million (par value) at December 31, 2001. During 2002, the Corporation, through MBNA Capital D and MBNA Capital E, issued $300 million (par value) and $200 million (par value) of guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, maturing in 2032 and 2033, respectively. The Bank had $1.3 billion (par value) of subordinated notes outstanding at December 31, 2002. During 2002, the Bank issued $500 million (par value) of 6.625% and $500 million (par value) of 7.125% Subordinated Notes, maturing in 2012. The subordinated notes outstanding at December 31, 2002 will mature in 2008 and 2012. The Bank had $450.0 million (par value) of subordinated notes outstanding at December 31, 2001. The Corporation also had 4.5 million shares of 7 1/2 % Cumulative Preferred Stock, Series A, and 4.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series B, both with a $25 stated value per share, outstanding at December 31, 2002 and 2001.

The guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures and preferred stock both qualify as regulatory capital under the Federal Reserve Board’s guidelines and enhance the Corporation’s regulatory capital. The Bank’s Subordinated Notes, subject to the timing of their maturity, qualify as regulatory capital under the Office of the

36	THINK OF YOURSELF AS A CUSTOMER

Comptroller of the Currency’s guidelines and enhance the Bank’s and the Corporation’s regulatory capital. The guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, preferred stock, and the subordinated notes also provide a long-term source of funds.

The shares of the Series A Preferred Stock and Series B Preferred Stock are redeemable, in whole or in part, solely at the option of the Corporation. Shares of the Series A and Series B Preferred Stock are not convertible into other securities of the Corporation. Dividends on the preferred stock are cumulative from the date of original issue and are payable quarterly.

Note 24 to the audited consolidated financial statements provides further detail regarding the Corporation’s capital adequacy.

DIVIDEND LIMITATIONS

The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation’s Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation’s revolving credit facilities. The payment of common stock dividends may also be limited by the terms of the Corporation’s preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on its common stock. In addition, if the Corporation defers interest payments for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending on the series, on its guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation’s Common Stock, or pay any interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures. During 2002, the Corporation declared dividends on its preferred stock of $14.2 million and on its common stock of $349.3 million.

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a national bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits. Also, a national bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 2002, the amount of undivided profits available for declaration and payment of dividends from the Bank to the Corporation was $3.7 billion. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this practice, the amount of undivided profits available for declaration and payment of dividends from the Bank to the Corporation was $1.3 billion at December 31, 2002. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

The Bank’s payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Corporation’s senior syndicated revolving credit facility. This facility was not drawn upon at December 31, 2002. If this facility had been drawn upon at December 31, 2002, the amount of retained earnings available for declaration of dividends would have been limited to $1.9 billion.

On January 23, 2003, the Corporation’s Board of Directors declared a quarterly dividend of $.08 per common share, payable April 1, 2003, to stockholders of record as of March 15, 2003. Also on January 23, 2003, the Corporation’s Board of Directors declared a quarterly dividend of $.46875 per share on the 7 1/2% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.34380 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. The preferred stock dividends are payable April 15, 2003, to stockholders of record as of March 31, 2003.

Table 9 presents the Corporation’s return on average total assets and stockholders’ equity and other equity ratios, including the Corporation’s dividend payout ratio.

TABLE 9: RETURN ON AVERAGE TOTAL ASSETS
AND STOCKHOLDERS’ EQUITY

Year Ended December 31,	2002	2001	2000

Return on average total assets	3.67%	4.16%	3.94%
Return on average stockholders’ equity	21.29	24.07	25.79
Average stockholders’ equity to average total assets	17.22	17.27	15.28
Dividend payout ratio	20.15	18.75	20.59

LIQUIDITY AND RATE SENSITIVITY

The Corporation seeks to maintain prudent levels of liquidity, interest rate risk, and foreign currency exchange rate risk.

LIQUIDITY MANAGEMENT

Liquidity management is the process by which the Corporation manages the use and availability of various funding sources to meet its current and future operating needs. These needs change as loans grow, securitizations mature, debt and deposits mature, and payments on other obligations are made. Because the characteristics of the Corporation’s assets and liabilities change, liquidity management is a dynamic process, affected by the pricing and maturity of investment securities, loans, deposits, securitizations, and other assets and liabilities.

THINK OF YOURSELF AS A CUSTOMER

TABLE 10: SUMMARY OF ESTIMATED LIQUIDITY REQUIREMENTS (dollars in thousands)

		Estimated Liquidity Requirements
	|	at December 31, 2002			|

		Within 1 Year	1-5 Years	Over 5 Years		Total

Deposits		$17,844,491	$12,763,911	$7,814		$30,616,216
Short-term borrowings		1,250,103	—	—		1,250,103
Long-term debt and bank notes (par value)		1,229,624	4,530,915	3,332,175		9,092,714
Securitized loans (investor principal)		9,283,352	51,669,044	16,012,120		76,964,516
Minimum rental payments under noncancelable operating leases		26,118	40,726	180		67,024

Total estimated liquidity requirements		$29,633,688	$69,004,596	$19,352,289		$117,990,573

Table 10 provides a summary of the Corporation’s estimated liquidity requirements at December 31, 2002.

The Corporation estimates that it will have $29.6 billion in liquidity requirements within the next year. These requirements include $17.8 billion in deposits and $9.3 billion related to certain securitization transactions that will enter their scheduled amortization period.

Based on past deposit activity, the Corporation expects to retain a majority of its deposit balances as they mature. Therefore, the Corporation anticipates the net cash outflow related to deposits within the next year will be significantly less than reported above. At December 31, 2002, the Corporation funded 73.2% of its managed loans through securitization transactions. To maintain an appropriate funding level, the Corporation expects to securitize additional loan principal receivables during 2003.

The consumer asset-backed securitization market in the United States exceeded $1.5 trillion at December 31, 2002, with approximately $351.0 billion of asset-backed securities issued during 2002. An additional $134.9 billion of consumer asset-backed securities were issued in the European markets during 2002. The Corporation is a leading issuer in these markets, which have remained stable through adverse conditions. Despite the size and relative stability of these markets and the Corporation’s position as a leading issuer, if these markets experience difficulties, the Corporation may be unable to securitize its loan principal receivables or to do so at favorable pricing levels. Factors affecting the Corporation’s ability to securitize its loan principal receivables or to do so at favorable pricing levels include the overall credit quality of the Corporation’s loans, the stability of the market for securitization transactions, and the legal, regulatory, accounting and tax environments impacting securitization transactions. The Corporation does not believe adverse outcomes from these events are likely to occur. If the Corporation were unable to continue to securitize its loan receivables at current levels, the Corporation would use its investment securities and money market instruments in addition to alternative funding sources to fund increases in loan principal receivables and meet its other liquidity needs. The resulting change in the Corporation’s current liquidity sources could potentially subject the Corporation to certain risks. These risks would include an increase in the Corporation’s cost of funds, increases in the reserve for possible credit losses and the provision for possible credit losses as more loans would remain on the

Corporation’s consolidated statements of financial condition, and lower loan growth if the Corporation were unable to find alternative and cost-effective funding sources.

In addition, if the Corporation could not continue to remove the loan principal receivables from the Corporation’s statements of financial condition, the Corporation would likely need to raise additional capital to support loan and asset growth, and meet the regulatory capital requirements.

To the extent stock options are exercised or restricted shares are awarded from time to time under the Corporation’s Long Term Incentive Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued. The Corporation considers these stock repurchases in maintaining its liquidity position. During 2002, the Corporation purchased 25.5 million common shares for $615.5 million in connection with the issuance of restricted stock and the exercise of stock options and received $138.4 million in proceeds from the exercise of those stock options. During 2001, the Corporation purchased 15.9 million common shares for $376.1 million in connection with the issuance of restricted stock and the exercise of stock options and received $84.0 million in proceeds from the exercise of those stock options.

To facilitate liquidity management, the Corporation uses a variety of funding sources to establish a maturity pattern that provides

38	THINK OF YOURSELF AS A CUSTOMER

a prudent mixture of short-term and long-term funds. The Corporation obtains funds through deposits and debt issuances and uses securitization of the Corporation’s loan receivables as a major funding alternative. In addition, further liquidity is provided to the Corporation through committed credit facilities.

The Bank, MBNA Europe, and the Corporation have a $2.5 billion senior unsecured syndicated revolving credit facility, committed through March 2004, available to the Bank and MBNA Europe with sublimit availability in an amount of $300.0 million for the Corporation. The Bank unconditionally and irrevocably guarantees the obligations of MBNA Europe under this facility.

Advances from the $2.5 billion senior unsecured syndicated revolving credit facility are subject to covenants and conditions customary in a transaction of this nature. These conditions include requirements for both the Corporation and the Bank to maintain a minimum level of consolidated tangible net worth. These conditions also require the Bank to not permit its managed loan receivables 90 days or more past due plus nonaccruing receivables to exceed 6% of managed receivables, as defined by the agreement, and to maintain its regulatory capital ratios at or above regulatory minimum requirements. In addition, these conditions require that the Corporation not permit its double leverage ratio (defined as the sum of the Corporation’s intangible assets and investment in subsidiaries divided by total stockholders’ equity) to exceed 1.25. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2002. At December 31, 2002, the ratio of the Bank’s managed loan receivables 90 days or more past due plus nonaccruing receivables to managed receivables was 2.46%, the Corporation’s double leverage ratio was 1.02, and the level of consolidated tangible net worth exceeded the minimum level required.

Other funding programs established by the Corporation include senior medium-term notes and senior notes. At December 31, 2002, the Corporation had $1.8 billion (par value) in senior medium-term notes outstanding that mature in varying amounts from 2003 to 2012, as compared to $1.1 billion (par value) at December 31, 2001. In addition, the Corporation had $100.0 million (par value) in senior notes outstanding at December 31, 2002 and 2001, that mature in 2005. The Corporation expects to pay the interest on both the senior medium-term notes and senior notes from dividends and other payments received from the Bank.

Other funding programs established by the Corporation’s bank subsidiaries include deposits, bank notes, medium-term notes, deposit notes, and committed facilities.

Total deposits at December 31, 2002, were $30.6 billion, compared to $27.1 billion and $24.3 billion at December 31, 2001 and 2000, respectively. The Corporation utilizes deposits to fund loan and other asset growth and to diversify funding sources. Total deposits increased as a result of heightened consumer demand for deposit products and attractive pricing relative to other investment opportunities.

Direct deposits are deposits marketed to and received from individual Customers without the use of a third-party intermediary. Other deposits are deposits generally obtained through the use of a third-party intermediary. Included in the Corporation’s other deposits at December 31, 2002, were brokered deposits of $8.3 billion, compared to $7.0 billion and $7.5 billion at December 31, 2001 and 2000, respectively. These deposits represented 27.1%, 25.9%, and 30.8% of total deposits at December 31, 2002, 2001, and 2000, respectively. If these brokered deposits were not renewed at maturity, the Corporation would use its investment securities and money market instruments in addition to alternative funding sources to fund increases in loan receivables and meet its other liquidity needs. The Federal Deposit Insurance Corporation Improvement Act of 1991 limits the use of brokered deposits to “well capitalized” insured depository institutions and, with a waiver from the Federal Deposit Insurance Corporation, to “adequately capitalized” institutions. At December 31, 2002, the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. Based on the Corporation’s historical access to the brokered deposit market, it expects to replace maturing brokered deposits with new brokered deposits or with the Corporation’s direct deposits.

Table 11 provides the maturities of the Corporation’s deposits at December 31, 2002. Included in the deposit maturity category of three months or less are money market deposit accounts, noninterest-bearing deposits, interest-bearing transaction accounts, and savings accounts totaling $8.5 billion.

TABLE 11: MATURITIES OF DEPOSITS (dollars in thousands)

	Direct	Other	Total
December 31, 2002	Deposits	Deposits	Deposits

Three months or less	$10,609,529	$876,320	$11,485,849
Over three months through twelve months	4,111,578	2,247,064	6,358,642
Over one year through five years	7,018,332	5,745,579	12,763,911
Over five years	7,814	—	7,814

Total deposits	$21,747,253	$8,868,963	$30,616,216

Table 12 presents the maturity distribution of the Corporation’s domestic time deposits in amounts of $100,000 or more for the three most recent years. The Corporation also had $648.2 million of foreign time deposits and $154.9 million of foreign noninterest-bearing deposits at December 31, 2002. The majority of the foreign time deposits were in amounts in excess of $100,000 and mature within one year.

The Corporation also held $4.1 billion in investment securities and $5.3 billion of money market instruments at December 31, 2002, compared to $3.5 billion in investment securities and $3.0 billion in money market instruments at December 31, 2001. The investment securities primarily consist of high-quality, AAA-rated securities, most of which can be used as collateral under repurchase agreements. Of the investment securities at December 31, 2002, $1.9 billion is anticipated to mature within

THINK OF YOURSELF AS A CUSTOMER

TABLE 12: DOMESTIC TIME DEPOSITS OF $100,000 OR MORE (a) (dollars in thousands)

December 31,	2002		2001		2000

Three months or less	$548,380	16.4%	$643,012	19.0%	$503,160	17.7%
Over three months through six months	479,662	14.4	745,978	22.0	580,873	20.5
Over six months through twelve months	654,637	19.6	827,575	24.4	676,613	23.8
Over twelve months	1,654,141	49.6	1,172,604	34.6	1,078,286	38.0

Total	$3,336,820	100.0%	$3,389,169	100.0%	$2,838,932	100.0%

(a)	This table excludes deposits obtained by a third-party intermediary in amounts of $100,000 or more which were subsequently distributed by intermediaries to individuals in denominations of less than $100,000.

12 months. The Corporation’s investment securities available-for-sale portfolio, which consists primarily of U.S. Treasury obligations and short-term variable-rate securities, was $3.7 billion at December 31, 2002, and $3.1 billion at December 31, 2001. These investment securities, along with the money market instruments, provide increased liquidity and flexibility to support the Corporation’s funding requirements. Money market instruments increased at December 31, 2002, from December 31, 2001, to provide liquidity to support portfolio acquisition activity and anticipated loan growth.

Table 13 presents the estimated maturities and yields of the Corporation’s investment securities on a fully taxable equivalent basis.

An additional source of funding for the Bank is provided by its global bank note program. Notes may be issued under this program with maturities of one week or more from the date of issue. During 2002, the Bank issued $500.0 million (par value) of bank notes, compared to $600.0 million (par value) in 2001. At December 31, 2002, the Bank had $2.4 billion (par value) of bank notes outstanding, as compared to $2.5 billion (par value) of bank notes outstanding at December 31, 2001. The bank notes are included in long-term debt and bank notes in the Corporation’s consolidated statements of financial condition.

The Bank has a $750.0 million warehouse facility committed through March 2003. The Bank may take advances under the facility subject to covenants and conditions customary in a transaction of this nature. The Bank intends to renew the warehouse facility through 2004. This facility may be used for general corporate purposes and was not drawn upon at December 31, 2002.

MBNA Europe had $2.1 billion (par value) and $1.7 billion (par value) of euro medium-term notes outstanding at December 31, 2002 and 2001, respectively. These euro medium-term notes are issued in various foreign currencies and are unconditionally and irrevocably guaranteed in respect to all payments by the Bank.

MBNA Europe has a £325.0 million (approximately $523.9 million at December 31, 2002) multi-currency syndicated

TABLE 13: INVESTMENT SECURITIES (dollars in thousands, yields on a fully taxable equivalent basis)

	|	Estimated Maturities at December 31, 2002								|

		Within 1 Year		1-5 Years		6-10 Years		Over 10 Years				Total
		Book	Yield	Book	Yield	Book	Yield	Book	Yield		Book	Yield

Investment Securities Available-for-Sale
U.S. Treasury and other U.S. government agencies obligations		$1,399,777	3.67%	$1,126,754	2.85%	$—	—%	$—	—%		$2,526,531	3.30%
State and political subdivisions of the United States		101,370	2.40	—	—	—	—	—	—		101,370	2.40
Asset-backed and other securities		359,868	2.75	651,515	1.92	15,038	1.65	1,486	1.64		1,027,907	2.21

Total investment securities available-for-sale		$1,861,015	3.42	$1,778,269	2.51	$15,038	1.65	$1,486	1.64		$3,655,808	2.97

Investment Securities Held-to-Maturity
U.S. Treasury and other U.S. government agencies obligations		$—	—	$—	—	$—	—	$410,471	5.35		$410,471	5.35
State and political subdivisions of the United States		140	8.10	156	7.23	649	6.94	6,344	8.25		7,289	8.11
Asset-backed and other securities		1,000	6.20	1,000	5.30	—	—	65,861	6.00		67,861	5.99

Total investment securities held-to-maturity		$1,140	6.44	$1,156	5.56	$649	6.94	$482,676	5.48		$485,621	5.48

40	THINK OF YOURSELF AS A CUSTOMER

revolving credit facility committed until June 2005. MBNA Europe may take advances under the facility subject to covenants and conditions customary in a transaction of this nature, including requirements for tangible net worth and account delinquencies. This facility is unconditionally and irrevocably guaranteed by the Bank. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2002.

MBNA Canada had CAD$395.1 million (par value), which is approximately $250.8 million of short-term deposit notes and CAD$750.0 million (par value), which is approximately $476.1 million of medium-term deposit notes outstanding at December 31, 2002. MBNA Canada had CAD$390.6 million (par value), which is approximately $245.6 million of short-term deposit notes outstanding and CAD$652.0 million (par value), which is approximately $410.0 million of medium-term deposit notes outstanding at December 31, 2001. The deposit notes are unconditionally and irrevocably guaranteed as to payment of principal and interest by the Bank.

MBNA Canada has a CAD$350.0 million (approximately $222.2 million at December 31, 2002) multi-currency syndicated revolving credit facility committed through July 2004. During 2002, CAD$315.0 million (approximately $200.0 million at December 31, 2002) of the facility was extended to July 2005. In addition, MBNA Canada has a CAD$50.0 million (approximately $31.7 million at December 31, 2002) credit facility committed through March 2003. MBNA Canada may take advances under the facilities subject to covenants and conditions customary in a transaction of this nature. These facilities are unconditionally and irrevocably guaranteed by the Bank. These facilities may be used for general corporate purposes and were not drawn upon at December 31, 2002.

The Corporation had outstanding lines of credit of $622.7 billion and $560.9 billion committed to its Customers at December 31, 2002 and 2001, respectively. Of those total commitments, $515.4 billion and $463.4 billion were unused at December 31, 2002 and 2001, respectively. While this amount represents the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line of credit at any given point in time. The Corporation has the right to reduce or cancel these available lines of credit at any time.

INTEREST RATE SENSITIVITY

Interest rate sensitivity refers to the change in earnings resulting from fluctuations in interest rates, variability in the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, and the differences in repricing intervals between assets and liabilities. Interest rate changes also impact the estimated value of the interest-only strip receivable and securitization income. The management of interest rate sensitivity attempts to maximize earnings by minimizing any negative impacts of changing market rates, asset and liability mix, and prepayment trends. Interest rate sensitive assets/liabilities have yields/rates that can change within a designated time period as a result of their maturity, a change in an underlying index rate, or the contractual ability of the Corporation to change the yield/rate.

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

The Corporation’s interest rate risk using the static gap methodology is presented in Table 14. This method reports the difference between interest rate sensitive assets and liabilities at a specific point in time. Management uses the static gap methodology to identify the Corporation’s directional interest rate risk. Interest rate sensitive assets and liabilities are reported based on estimated and contractual repricings. Fixed-rate credit card loans, which may be repriced by the Corporation at any time by giving notice to the Customer, are placed in the table using a seventeen-month repricing schedule. The Corporation also offers variable-rate credit card loans. At December 31, 2002, variable-rate loans made up 6.0% of total managed loans, compared to 4.5% of total managed loans at December 31, 2001. These variable-rate loans are generally indexed to the U.S. Prime Rate published in The Wall Street Journal and reprice quarterly. Including the managed adjustment, results of the gap analysis show that, within one year, the Corporation’s liabilities reprice faster than its assets, indicating an earnings risk from rising interest rates.

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

THINK OF YOURSELF AS A CUSTOMER

TABLE 14: INTEREST RATE SENSITIVITY SCHEDULE (dollars in thousands)

December 31, 2002	|	Subject to Repricing		|

		Within 1 Year	1-5 Years	After 5 Years	Total

Interest-Earning Assets
Interest-earning time deposits in other banks:
Domestic		$1,217	$—	$—	$1,217
Foreign		3,701,835	—	—	3,701,835

Total interest-earning time deposits in other banks		3,703,052	—	—	3,703,052
Federal funds sold		1,645,000	—	—	1,645,000
Investment securities (a):
Available-for-sale		2,444,037	1,211,771	—	3,655,808
Held-to-maturity		1,140	1,156	483,325	485,621
Other interest-earning assets		3,630,124	—	—	3,630,124
Loans held for securitization:
Domestic		9,198,713	—	—	9,198,713
Foreign		1,830,914	—	—	1,830,914

Total loans held for securitization		11,029,627	—	—	11,029,627
Loan portfolio:
Domestic:
Credit card		5,049,682	1,363,434	—	6,413,116
Other consumer		4,494,785	1,433,243	357,723	6,285,751

Total domestic loan portfolio		9,544,467	2,796,677	357,723	12,698,867
Foreign		2,761,688	2,236,326	—	4,998,014

Total loan portfolio		12,306,155	5,033,003	357,723	17,696,881

Total interest-earning assets		34,759,135	6,245,930	841,048	41,846,113

Interest-Bearing Liabilities
Interest-bearing deposits:
Domestic:
Time deposits		8,659,327	12,763,661	7,814	21,430,802
Money market deposit accounts		7,520,119	—	—	7,520,119
Interest-bearing transaction accounts		45,414	—	—	45,414
Savings accounts		55,965	—	—	55,965

Total domestic interest-bearing deposits		16,280,825	12,763,661	7,814	29,052,300
Foreign:
Time deposits		647,979	250	—	648,229

Total interest-bearing deposits		16,928,804	12,763,911	7,814	29,700,529
Borrowed funds:
Short-term borrowings:
Domestic		1,000,000	—	—	1,000,000
Foreign		250,103	—	—	250,103

Total short-term borrowings		1,250,103	—	—	1,250,103
Long-term debt and bank notes:
Domestic		1,318,108	2,988,800	2,630,257	6,937,165
Foreign		764,584	1,819,930	16,494	2,601,008

Total long-term debt and bank notes		2,082,692	4,808,730	2,646,751	9,538,173

Total borrowed funds		3,332,795	4,808,730	2,646,751	10,788,276

Total interest-bearing liabilities		20,261,599	17,572,641	2,654,565	40,488,805

Gap before managed adjustments		14,497,536	(11,326,711)	(1,813,517)	1,357,308
Managed adjustments (b)		(23,856,690)	21,452,615	1,498,039	(906,036)

Gap after managed adjustments		$(9,359,154)	$10,125,904	$(315,478)	$451,272

Cumulative gap after managed adjustments		$(9,359,154)	$766,750	$451,272

Cumulative gap after managed adjustments as a % of managed assets		(7.12)%	.58%	.34%

(a)	Investment securities are presented using estimated maturities.
(b)	Managed adjustments reflect the impact interest rates have on securitized loans and derivative financial instruments.

included in the analysis are various actions that the Corporation would likely undertake to minimize the impact of adverse movements in interest rates. Based on the simulation analysis at December 31, 2002, the Corporation could experience a decrease in projected net income during the next 12 months of approximately $57 million, as compared to a decrease of approximately $67 million in projected 2002 net income based on the simulation analysis at December 31, 2001, if interest rates at the time the simulation analysis was performed increased 100 basis points over the next 12 months evenly distributed on the first day of each of the next four quarters. For each incremental 100 basis points introduced into the simulation analysis, the Corporation could experience an additional decrease of approximately $57 million in projected net income during the next 12 months.

These assumptions are inherently uncertain and, as a result, the analysis cannot precisely predict the impact of higher interest rates on net income. Actual results would differ from simulated results as a result of timing, magnitude, and frequency of interest rate changes, changes in market conditions, and management strategies to offset the Corporation’s potential exposure, among other factors.

42	THINK OF YOURSELF AS A CUSTOMER

The Corporation has the contractual right to reprice fixed-rate credit card loans at any time by giving notice to the Customer. Accordingly, an assumption in the simulation analysis is the repricing of fixed-rate credit card loans in response to an upward movement in interest rates, with a lag of approximately 45 days between interest rate movements and fixed-rate credit card loan repricings. The Corporation has repriced its fixed-rate credit card loans on numerous occasions in the past; its ability to do so in the future will depend on changes in interest rates, market conditions, and other factors.

FOREIGN CURRENCY EXCHANGE RATE SENSITIVITY

Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates and occurs as a result of cross-currency investment and funding activities. The Corporation’s foreign currency exchange rate risk is limited to the Corporation’s net investment in its foreign subsidiaries all of which is unhedged. The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk. Management reviews the foreign currency exchange rate risk of the Corporation on a routine basis. During this review, management considers the net impact to stockholders’ equity under various foreign exchange rate scenarios. At December 31, 2002, the Corporation could experience a decrease in stockholders’ equity, net of tax, of approximately $127 million, as compared to a decrease in stockholders’ equity, net of tax, of approximately $66 million at December 31, 2001, as a result of a 10% depreciation of the Corporation’s unhedged capital exposure in foreign subsidiaries to the U.S. dollar position.

On January 1, 2001, the Corporation recognized a $2.5 million (pre-tax) loss upon implementation of Statement No. 133, as amended. The adoption of Statement No. 133 by the Corporation did not materially affect the Corporation’s hedging strategy.

CROSS-BORDER OUTSTANDINGS

At December 31, 2002, 2001, and 2000 the Corporation had cross-border outstandings in excess of 1% of total consolidated assets in the United Kingdom of $3.7 billion, $1.0 billion, and $529.5 million, respectively. The Corporation does not have significant local currency outstanding in the United Kingdom that is not hedged or funded by local currency borrowings. The cross-border outstandings in the United Kingdom are primarily short-term in nature.

ASSET SECURITIZATION

Asset securitization is the process whereby loan principal receivables are converted into securities normally referred to as asset-backed securities. The securitization of the Corporation’s loan principal receivables is accomplished through the public and private issuance of asset-backed securities and is accounted for in accordance with Statement No. 140. Asset securitization removes loan principal receivables from the consolidated statements of financial condition through the transfer of loan principal receivables to a trust. The trust then sells undivided interests to investors that entitle the investors to specified cash flows generated from the securitized loan principal receivables, while the Corporation retains the remaining undivided interest and is entitled to specific cash flows allocable to that retained interest. As loan principal receivables are securitized, the Corporation’s on-balance-sheet funding needs are reduced by the amount of loans securitized.

A credit card account represents a contractual relationship between the lender and the Customer. A loan receivable represents a financial asset. Unlike a mortgage or other closed-end loan account, the terms of a credit card account permit a Customer to borrow additional amounts and to repay each month an amount the Customer chooses, subject to a minimum payment requirement. The account remains open after repayment of the balance and the Customer may continue to use it to borrow additional amounts. The Corporation reserves the right to change the account terms, including interest rates and fees, in accordance with the terms of the agreement and applicable law. The credit card account is, therefore, separate and distinct from the loan receivable.

In a credit card securitization, the account relationships are not sold to the securitization trust. The Corporation retains ownership of the account relationship, including the right to change the terms of the account and the right to additional principal receivables generated by the account. During a securitization’s revolving period, the Corporation agrees to sell the additional principal receivables to the trusts until the trusts begin using principal collections to make payments to investors. When the revolving period of the securitization ends, the account relationship between the Corporation and the Customer continues.

The undivided interests in the trusts sold to investors are issued through different classes of securities with different risk levels and credit ratings. The Corporation’s securitization transactions are generally structured to include up to three classes of securities sold to investors. With the exception of the most senior class, each class of securities issued by the trusts provides credit enhancement, in the form of subordination, to the more senior, higher-rated classes. The most senior class of asset-backed securities is the largest and generally receives a AAA credit rating at the time of issuance. In order to issue senior classes of securities, it is necessary to obtain the appropriate amount of credit enhancement, generally through the issuance of the above described subordinated classes. The Corporation receives a servicing fee for servicing the loans.

The trusts are qualified special purpose entities as defined under Statement No. 140. To meet the criteria to be considered a qualifying special purpose entity, a trust must be demonstrably distinct from the Corporation and have activities that are significantly limited and entirely specified in the legal documents that established the trust. The Corporation cannot change the activities that the trust can perform. These activities may only be changed by a majority of the beneficial interest holders not including the Corporation. As qualifying special purpose entities

THINK OF YOURSELF AS A CUSTOMER

under Statement No. 140, the trusts’ assets and liabilities are not consolidated in the Corporation’s statements of financial condition. The trusts are administered by an independent trustee.

During the revolving period, which normally ranges from 24 months to 120 months, the trust makes no principal payments to the investors in the securitization. Instead, during the revolving period, the trust uses principal payments received from Customers, which pay off the loan principal receivables that were sold to the trust, to purchase for the trust from the Corporation new loan principal receivables generated by these accounts, in accordance with the terms of the transaction, so that the principal dollar amount of the investors’ undivided interest remains unchanged. Once the revolving period ends, the amortization period begins and the trust distributes principal payments to the investors according to the terms of the transaction. When the trust uses principal payments to pay the investors, the Corporation’s on-balance-sheet loan receivables increase by the amount of any new loans on the Customer accounts because the trust is no longer purchasing new loan receivables from the Corporation.

The Corporation maintains retained interests in its securitization transactions, which are included in accounts receivable from securitization in the Corporation’s consolidated statements of financial condition. The investors and providers of credit enhancement have a lien on a portion of these retained interests of $1.2 billion and $1.1 billion at December 31, 2002 and 2001, respectively. The Corporation has no further obligation to provide funding support to either the investors or the trusts if the securitized loans are not paid when due.

IMPACT OF SECURITIZATION TRANSACTIONS ON THE CORPORATION’S RESULTS

The Corporation allocates resources on a managed basis, and financial data provided to management reflects the Corporation’s results on a managed basis. Managed data assumes the Corporation’s securitized loan principal receivables have not been sold and presents the earnings on securitized loan principal receivables in the same fashion as the Corporation’s owned loans. The managed financial data also includes the impact of the gain recognized on securitized loan principal receivables in accordance with Statement No. 140. Managed financial data is presented in Table 15. Management, analysts, and others evaluate the Corporation’s operations on a managed basis because the loans that are securitized are subject to underwriting standards comparable to the Corporation’s owned loans, and the Corporation services the securitized and owned loans, and the related accounts, together and in the same manner without regard to ownership of the loans. In a securitization, the account relationships are not sold to the trust. The Corporation continues to own and service the accounts that generate the securitized loan principal receivables. The credit performance of the entire managed loan portfolio is important to understand the quality of originations and the related credit risks inherent in the owned portfolio and retained interests in securitizations.

When adjusted for the effects of securitization, the Corporation’s managed data may be reconciled to its consolidated financial statements. This securitization adjustment reclassifies interest income, interchange income, credit card and other consumer loan fees, insurance income, recoveries on charged-off securitized loan principal receivables in excess of interest paid to investors, gross credit losses, and other trust expenses into securitization income.

The securitization adjustment for interest income was $8.9 billion in 2002, as compared to $9.6 billion in 2001 and $8.2 billion in 2000. Excluding the change in the estimated value of accrued interest and fees, the securitization adjustment for interest income would have been $9.1 billion in 2002. The securitization

TABLE 15: MANAGED FINANCIAL DATA (dollars in thousands)

Year Ended December 31,	2002	2001	2000

Managed interest income (a)	$12,555,277	$13,073,453	$11,268,251
Managed interest expense	3,436,600	4,869,311	5,431,142
Managed provision for possible credit losses	5,175,540	4,592,629	3,348,289
Managed other operating income (a)	3,544,204	3,578,528	3,279,289

Managed Loans
At period end	107,257,842	97,496,051	88,790,721
Average for the period	100,033,931	90,899,988	77,444,986

(a)	Includes the change in the estimated value of accrued interest and fees. Excluding the change in the estimated value of accrued interest and fees, managed interest income would have been $12.8 billion for 2002.

44	THINK OF YOURSELF AS A CUSTOMER

adjustment for interest expense was $1.8 billion in 2002, as compared to $3.1 billion in 2001 and $3.7 billion in 2000. The securitization adjustment for provision for possible credit losses was $3.8 billion in 2002, as compared to $3.5 billion in 2001 and $2.8 billion in 2000. The securitization adjustment for other operating income was $3.2 billion in 2002 as compared to $3.1 billion in 2001 and $1.6 billion in 2000. Excluding the change in the estimated value of accrued interest and fees on securitized loans, the securitization adjustment for other operating income would have been $3.4 billion for 2002.

Managed interest income was $12.6 billion in 2002, as compared to $13.1 billion in 2001. The decrease in managed interest income in 2002 was due to a decrease in the yield earned on average managed interest-earning assets of 183 basis points to 11.59% in 2002, partially offset by an increase in average managed interest-earning assets of $10.9 billion in 2002. Excluding the change in the estimated value of the accrued interest and fees, the yield would have decreased by 159 basis points in 2002. The decrease in the yield earned on average managed interest-earning assets primarily reflects lower promotional and other interest rates offered to attract and retain Customers and to grow managed loans. Managed interest income was $13.1 billion in 2001, as compared to $11.3 billion in 2000. The increase in managed interest income in 2001 was due to an increase in average managed interest-earning assets of $11.9 billion from 2000 and an increase in the yield earned on average managed interest-earning assets of 24 basis points to 13.42% in 2001.

Managed interest expense decreased $1.4 billion in 2002 from 2001. The decrease in managed interest expense was due to a decrease in the rate paid on average managed interest-bearing liabilities of 171 basis points in 2002, partially offset by an increase in average managed interest-bearing liabilities of $9.9 billion in 2002. The decrease in the rate paid on average managed interest-bearing liabilities was a result of actions by the FOMC throughout 2001 that impacted overall market interest rates. Managed interest expense decreased $561.8 million in 2001, as compared to 2000. The decrease in managed interest expense in 2001 was due to a decrease in the rate paid on average managed interest-bearing liabilities of 153 basis points in 2001, partially offset by an increase in the average managed interest-bearing liabilities of $15.8 billion in 2001. The decrease in the rate paid on average managed interest-bearing liabilities was a result of actions by the FOMC throughout 2001 that impacted overall market interest rates.

The managed provision for possible credit losses increased $582.9 million in 2002 from 2001. The increase in the managed provision for possible credit losses primarily reflects increases in the Corporation’s managed net credit losses. The managed provision for possible credit losses increased $1.2 billion in 2001 from 2000. This increase was also due primarily to increases in the Corporation’s managed net credit losses.

Managed other operating income was $3.5 billion in 2002, as compared to $3.6 billion in 2001. The decrease in managed other operating income was primarily the result of the net incremental change in the interest-only strip receivable for all securitization transactions, offset by an increase in insurance and interchange income. Managed other operating income was $3.6 billion in 2001, as compared to $3.3 billion in 2000. The increase in managed other operating income was due to an increase in interchange income, insurance income, and the net incremental change in the interest-only strip receivable for all securitization transactions.

NEW ACCOUNTING PRONOUNCEMENT

In January 2003, Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (“Interpretation No. 46”), was issued. Interpretation No. 46 clarifies the rules for consolidation by an investor of an entity for which the investor’s ownership interest changes with changes in the entity’s net asset value. The Corporation’s securitization trusts are qualified special purpose entities as defined by Statement No. 140 that are specifically exempted from the requirements of Interpretation No. 46. As a result, the implementation of Interpretation No. 46 is not expected to have a material impact on the accounting for the Corporation’s asset securitizations.

SECURITIZATION TRANSACTION ACTIVITY

During 2002, the Corporation securitized credit card loan principal receivables totaling $15.5 billion, including the securitization of £999.1 million (approximately $1.5 billion) by MBNA Europe and CAD$1.0 billion (approximately $635.2 million) by MBNA Canada. During 2001, the Corporation securitized credit card loan receivables totaling $12.4 billion, including the securitization of £749.7 million (approximately $1.1 billion) by MBNA Europe and CAD$700.0 million (approximately $449.3 million) by MBNA Canada. The total amount of securitized loans was $78.5 billion or 73.2% of managed loans at December 31, 2002, compared to $72.9 billion or 74.7% at December 31, 2001. The total amount of securitized domestic credit card loans was 80.4% and 80.8% of managed domestic credit card loans at December 31, 2002 and 2001, respectively. Securitized domestic other consumer loans were 47.3% and 48.2% of managed domestic other consumer loans at December 31, 2002 and 2001, respectively, while securitized foreign loans were 56.8% and 61.8% of managed foreign loans at December 31, 2002 and 2001, respectively.

THINK OF YOURSELF AS A CUSTOMER

TABLE 16: SECURITIZED LOANS DISTRIBUTION (dollars in thousands)

December 31,	2002		2001		2000		1999		1998

Securitized Loans
Domestic:
Credit card	$63,886,876	81.4%	$60,501,860	83.1%	$57,425,582	83.4%	$45,851,922	84.0%	$39,739,387	86.1%
Other consumer	5,677,908	7.2	5,702,658	7.8	5,691,769	8.3	3,987,180	7.3	3,007,858	6.5

Total domestic securitized loans	69,564,784	88.6	66,204,518	90.9	63,117,351	91.7	49,839,102	91.3	42,747,245	92.6
Foreign:
Credit card	8,966,550	11.4	6,657,969	9.1	5,650,485	8.2	4,565,996	8.4	3,052,070	6.6
Other consumer	—	—	—	—	68,048	.1	186,706	.3	373,424	.8

Total foreign securitized loans	8,966,550	11.4	6,657,969	9.1	5,718,533	8.3	4,752,702	8.7	3,425,494	7.4

Total securitized loans	$78,531,334	100.0%	$72,862,487	100.0%	$68,835,884	100.0%	$54,591,804	100.0%	$46,172,739	100.0%

Table 16 presents the Corporation’s securitized loans distribution.

During 2002, there was an increase of $10.2 billion in the Corporation’s loan receivables that occurred when certain securitizations matured as scheduled and the trusts used principal payments to pay the investors rather than purchasing new loan principal receivables from the Corporation. The Corporation’s loan receivables are expected to increase an additional $9.3 billion during 2003 as a result of estimated maturities of existing securitization transactions. Table 17 presents the amounts, at December 31, 2002, of investor principal in securitized loan receivables scheduled to mature in future years. These amounts are based upon the estimated maturity of outstanding securitization transactions, which are subject to change.

Distribution of principal to investors may begin sooner if the average annualized yield (generally including interest income, interchange income, charged-off loan recoveries and other fees) for three consecutive months drops below a minimum yield (generally equal to the sum of the interest rate payable to investors, contractual servicing fees, and principal credit losses during the period) or certain other events occur.

Table 18 presents summarized yields for each trust for the three-month period ended December 31, 2002. The yield in excess of minimum yield for each of the trusts is presented on a cash basis and includes various credit card or other fees as specified in the securitization agreements. If the yield in excess of minimum falls below 0%, for a contractually specified period, generally a three-month average, then the securitizations will begin to amortize earlier than their scheduled contractual amortization date.

TABLE 17: ESTIMATED MATURITIES OF INVESTOR PRINCIPAL (dollars in thousands)

2003	$9,283,352
2004	11,089,568
2005	12,659,207
2006	17,385,894
2007	10,534,375
Thereafter	16,012,120

Total amortization of investor principal	76,964,516
Billed interest and fees included in securitized loans	1,566,818

Total securitized loans	$78,531,334

TABLE 18: YIELDS ON SECURITIZED TRANSACTIONS (dollars in thousands)

			|	For the Three Months Ended December 31, 2002									|

								Yield in Excess of Minimum (a)

		Number		Average		Average				Series Range
	Investor	of Series		Annualized		Minimum		Weighted
	Principal	in Trust		Yield		Yield		Average		High		Low

MBNA Master Credit Card Trust II	$38,009,757	52		17.81%		9.72%		8.09%		8.48%		5.02%
UK Receivables Trust	4,108,203	9		19.89		11.11		8.77		9.54		6.61
Gloucester Credit Card Trust	1,872,837	8		19.25		9.30		9.95		10.72		9.25
MBNA Master Consumer Loan Trust	5,560,278	3		(b	)	(b	)	(b	)	(b	)	(b	)
MBNA Triple A Master Trust	2,000,000	2		16.39		9.45		6.94		7.45		6.77
MBNA Credit Card Master Note Trust (c)	22,094,025	38		17.79		9.65		8.14		8.14		8.14
UK Receivables Trust II	2,819,416	4		19.53		11.18		8.35		8.52		8.06
Multiple Asset Note Trust	500,000	1		17.17		9.73		7.44		7.44		7.44

(a)	The Yield in Excess of Minimum represents the trust’s average annualized yield less its average minimum yield. The yields are on a cash basis and were not affected by the change in the estimated value of accrued interest and fees (for further discussion see “Critical Accounting Policies—Revenue Recognition”).

(b)	The MBNA Master Consumer Loan Trust yield in excess of minimum yield does not impact the distribution of principal to investors. Distribution to investors for transactions in this trust may begin earlier than the scheduled time if the credit enhancement amount falls below a predetermined contractual level. As a result, its yields are excluded from Table 18.

(c)	MBNA Credit Card Master Note Trust issues a series of notes called the MBNAseries. Through the MBNAseries, MBNA Credit Card Master Note Trust issues specific classes of notes which contribute on a prorated basis to the calculation of the average yield in excess of minimum. This average yield in excess of minimum impacts the distribution of principal to investors of all classes within the MBNAseries.

46	THINK OF YOURSELF AS A CUSTOMER

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

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
MBNA Corporation

We have audited the accompanying consolidated statements of financial condition of MBNA Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBNA Corporation and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

Baltimore, Maryland
January 23, 2003

48	THINK OF YOURSELF AS A CUSTOMER

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (dollars in thousands, except per share amounts)

December 31,	2002	2001

Assets
Cash and due from banks	$721,972	$962,118
Interest-earning time deposits in other banks	3,703,052	1,676,863
Federal funds sold	1,645,000	1,354,000
Investment securities:
Available-for-sale (amortized cost of $3,617,505 and $3,077,711 at December 31, 2002 and 2001, respectively)	3,655,808	3,106,884
Held-to-maturity (market value of $494,333 and $426,317 at December 31, 2002 and 2001, respectively)	485,621	439,987
Loans held for securitization	11,029,627	9,929,948
Loan portfolio:
Credit card	9,484,115	8,261,575
Other consumer	8,212,766	6,442,041

Total loan portfolio	17,696,881	14,703,616
Reserve for possible credit losses	(1,111,299)	(833,423)

Net loan portfolio	16,585,582	13,870,193
Premises and equipment, net	2,188,644	2,112,139
Accrued income receivable	371,089	369,383
Accounts receivable from securitization	6,926,876	7,495,501
Intangible assets, net	3,188,501	2,582,163
Prepaid expenses and deferred charges	412,609	344,692
Other assets	1,942,365	1,204,074

Total assets	$52,856,746	$45,447,945

Liabilities
Deposits:
Time deposits	$22,079,031	$19,792,466
Money market deposit accounts	7,520,119	6,271,850
Noninterest-bearing deposits	915,687	948,440
Interest-bearing transaction accounts	45,414	49,234
Savings accounts	55,965	32,755

Total deposits	30,616,216	27,094,745
Short-term borrowings	1,250,103	1,774,816
Long-term debt and bank notes	9,538,173	6,867,033
Accrued interest payable	286,158	226,653
Accrued expenses and other liabilities	2,064,777	1,685,980

Total liabilities	43,755,427	37,649,227

Stockholders’ Equity
Preferred stock ($.01 par value, 20,000,000 shares authorized, 8,573,882 shares issued and outstanding at December 31, 2002 and 2001)	86	86
Common stock ($.01 par value, 1,500,000,000 shares authorized, 1,277,671,875 shares issued and outstanding at December 31, 2002 and 2001)	12,777	12,777
Additional paid-in capital	2,296,568	2,529,563
Retained earnings	6,707,162	5,304,725
Accumulated other comprehensive income	84,726	(48,433)

Total stockholders’ equity	9,101,319	7,798,718

Total liabilities and stockholders’ equity	$52,856,746	$45,447,945

The accompanying notes are an integral part of the consolidated financial statements.

THINK OF YOURSELF AS A CUSTOMER

CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands, except per share amounts)

Year Ended December 31,	2002	2001	2000

Interest Income
Loan portfolio	$2,037,454	$1,793,145	$1,263,506
Loans held for securitization	1,056,558	998,881	1,206,455
Investment securities:
Taxable	138,124	164,577	174,109
Tax-exempt	1,895	3,124	4,396
Time deposits in other banks	53,133	71,341	83,727
Federal funds sold	35,460	56,651	43,486
Other interest income	355,446	383,686	311,063

Total interest income	3,678,070	3,471,405	3,086,742

Interest Expense
Deposits	1,255,527	1,444,706	1,260,575
Short-term borrowings	42,978	24,766	34,152
Long-term debt and bank notes	304,990	344,593	397,000

Total interest expense	1,603,495	1,814,065	1,691,727

Net Interest Income	2,074,575	1,657,340	1,395,015
Provision for possible credit losses	1,340,157	1,140,615	547,309

Net interest income after provision for possible credit losses	734,418	516,725	847,706

Other Operating Income
Securitization income	5,666,352	5,722,324	4,109,846
Interchange	357,410	300,957	286,182
Credit card fees	385,422	295,101	289,468
Other consumer loan fees	100,862	92,447	64,549
Insurance	181,474	145,338	85,091
Other	61,403	117,149	85,267

Total other operating income	6,752,923	6,673,316	4,920,403

Other Operating Expense
Salaries and employee benefits	1,947,389	1,821,293	1,511,389
Occupancy expense of premises	171,989	159,075	139,566
Furniture and equipment expense	232,662	220,802	199,833
Other	2,349,885	2,273,661	1,796,914

Total other operating expense	4,701,925	4,474,831	3,647,702

Income Before Income Taxes	2,785,416	2,715,210	2,120,407
Applicable income taxes	1,019,462	1,020,919	807,875

Net Income	$1,765,954	$1,694,291	$1,312,532

Earnings Per Common Share	$1.37	$1.31	$1.05
Earnings Per Common Share—Assuming Dilution	1.34	1.28	1.02

The accompanying notes are an integral part of the consolidated financial statements.

50	THINK OF YOURSELF AS A CUSTOMER

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(dollars in thousands, except per share amounts)

	|	Outstanding Shares	|

								Accumulated
						Additional		Other	Total
		Preferred	Common	Preferred	Common	Paid-in	Retained	Comprehensive	Stockholders’
		(000)	(000)	Stock	Stock	Capital	Earnings	Income	Equity

Balance, December 31, 1999		8,574	1,202,672	$86	$12,027	$1,301,926	$2,897,964	$(12,560)	$4,199,443
Comprehensive income:
Net income		—	—	—	—	—	1,312,532	—	1,312,532
Foreign currency translation, net of tax (accumulated amount of ($46,956) at December 31, 2000)		—	—	—	—	—	—	(42,640)	(42,640)
Net unrealized gains on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $8,432 at December 31, 2000)		—	—	—	—	—	—	16,676	16,676

Other comprehensive income, net of tax									(25,964)

Comprehensive income									1,286,568
Cash dividends:
Common—$.21 per share		—	—	—	—	—	(264,574)	—	(264,574)
Preferred		—	—	—	—	—	(14,674)	—	(14,674)
Issuance of common stock, net of issuance costs		—	75,000	—	750	1,598,305	—	—	1,599,055
Exercise of stock options and other awards		—	15,931	—	159	62,715	—	—	62,874
Stock-based compensation tax benefit		—	—	—	—	59,015	—	—	59,015
Amortization of deferred compensation expense		—	—	—	—	23,035	—	—	23,035
Acquisition and retirement of common stock		—	(15,897)	—	(159)	(323,305)	—	—	(323,464)

Balance, December 31, 2000		8,574	1,277,706	86	12,777	2,721,691	3,931,248	(38,524)	6,627,278
Comprehensive income:
Net income		—	—	—	—	—	1,694,291	—	1,694,291
Foreign currency translation, net of tax (accumulated amount of ($75,940) at December 31, 2001)		—	—	—	—	—	—	(28,984)	(28,984)
Net unrealized gains on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $27,507 at December 31, 2001)		—	—	—	—	—	—	19,075	19,075

Other comprehensive income, net of tax									(9,909)

Comprehensive income									1,684,382
Cash dividends:
Common—$.24 per share		—	—	—	—	—	(306,672)	—	(306,672)
Preferred		—	—	—	—	—	(14,142)	—	(14,142)
Exercise of stock options and other awards		—	15,833	—	158	83,874	—	—	84,032
Stock-based compensation tax benefit		—	—	—	—	68,580	—	—	68,580
Amortization of deferred compensation expense		—	—	—	—	31,355	—	—	31,355
Acquisition and retirement of common stock		—	(15,867)	—	(158)	(375,937)	—	—	(376,095)

Balance, December 31, 2001		8,574	1,277,672	86	12,777	2,529,563	5,304,725	(48,433)	7,798,718
Comprehensive income:
Net income		—	—	—	—	—	1,765,954	—	1,765,954
Foreign currency translation, net of tax (accumulated amount of $64,817 at December 31, 2002)		—	—	—	—	—	—	140,757	140,757
Net unrealized gains on investment securities available-for-sale and other financial instruments, net of tax (accumulated amount of $24,185 at December 31, 2002)		—	—	—	—	—	—	(3,322)	(3,322)
Minimum benefit plan liability adjustment, net of tax (accumulated amount of ($4,276) at December 31, 2002)		—	—	—	—	—	—	(4,276)	(4,276)

Other comprehensive income, net of tax									133,159

Comprehensive income									1,899,113
Cash dividends:
Common—$.27 per share		—	—	—	—	—	(349,339)	—	(349,339)
Preferred		—	—	—	—	—	(14,178)	—	(14,178)
Exercise of stock options and other awards		—	25,521	—	255	138,167	—	—	138,422
Stock-based compensation tax benefit		—	—	—	—	149,914	—	—	149,914
Amortization of deferred compensation expense		—	—	—	—	94,172	—	—	94,172
Acquisition and retirement of common stock		—	(25,521)	—	(255)	(615,248)	—	—	(615,503)

Balance, December 31, 2002		8,574	1,277,672	$86	$12,777	$2,296,568	$6,707,162	$84,726	$9,101,319

The accompanying notes are an integral part of the consolidated financial statements.

THINK OF YOURSELF AS A CUSTOMER

CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)

Year Ended December 31,	2002	2001	2000

Operating Activities
Net income	$1,765,954	$1,694,291	$1,312,532
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for possible credit losses	1,340,157	1,140,615	547,309
Depreciation, amortization, and accretion	779,638	715,386	555,482
(Benefit) provision for deferred income taxes	(151,707)	(111,267)	44,807
Decrease (increase) in accrued income receivable	5,282	(64,944)	(90,611)
Decrease (increase) in accounts receivable from securitization	602,160	(418,375)	(2,823,021)
Increase (decrease) in accrued interest payable	53,861	(10,468)	55,538
Decrease (increase) in other operating activities	203,799	(142,334)	403,799

Net cash provided by operating activities	4,599,144	2,802,904	5,835
Investing Activities
Net increase in money market instruments	(2,271,289)	(842,624)	(702,879)
Proceeds from maturities of investment securities available-for-sale	1,054,876	1,673,341	714,223
Proceeds from sale of investment securities available-for-sale	13,126	505	—
Purchases of investment securities available-for-sale	(1,606,729)	(2,119,000)	(634,154)
Proceeds from maturities of investment securities held-to-maturity	45,752	33,280	13,210
Purchases of investment securities held-to-maturity	(86,775)	(89,124)	(103,981)
Proceeds from securitization of loans	15,373,055	12,329,830	15,757,593
Loan portfolio acquisitions	(4,479,966)	(1,301,628)	(4,991,780)
Increase in loans due to principal payments to investors in the Corporation’s securitization transactions	(10,195,864)	(8,277,644)	(5,615,980)
Net loan originations	(6,294,442)	(8,615,423)	(9,595,791)
Net purchases of premises and equipment	(360,019)	(552,113)	(325,019)

Net cash used in investing activities	(8,808,275)	(7,760,600)	(5,484,558)
Financing Activities
Net increase in money market deposit accounts, noninterest-bearing deposits, interest-bearing transaction accounts, and savings accounts	1,214,202	1,430,101	869,681
Net increase in time deposits	2,161,613	1,353,297	4,806,633
Net (decrease) increase in short-term borrowings	(524,606)	1,626,185	(874,821)
Proceeds from issuance of long-term debt and bank notes	3,749,413	2,043,964	1,187,014
Maturity of long-term debt and bank notes	(1,803,816)	(900,757)	(1,097,916)
Proceeds from exercise of stock options and other awards	138,422	84,032	62,874
Acquisition and retirement of common stock	(615,503)	(376,095)	(323,464)
Proceeds from issuance of common stock	—	—	1,599,055
Dividends paid	(350,740)	(312,382)	(267,250)

Net cash provided by financing activities	3,968,985	4,948,345	5,961,806

(Decrease) Increase in Cash and Cash Equivalents	(240,146)	(9,351)	483,083
Cash and cash equivalents at beginning of year	962,118	971,469	488,386

Cash and cash equivalents at end of year	$721,972	$962,118	$971,469

Supplemental Disclosures
Interest expense paid	$1,589,080	$1,869,919	$1,636,238

Income taxes paid	$1,020,878	$892,519	$721,368

The accompanying notes are an integral part of the consolidated financial statements.

52	THINK OF YOURSELF AS A CUSTOMER

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BUSINESS AND BASIS OF PRESENTATION

MBNA Corporation (“the Corporation”) is a registered bank holding company, incorporated under the laws of Maryland. It is the parent company of MBNA America Bank, N.A. (“the Bank”), a national bank and the Corporation’s principal subsidiary. The Bank has two wholly owned foreign bank subsidiaries, MBNA Europe Bank Limited (“MBNA Europe”), located in the United Kingdom, and MBNA Canada Bank (“MBNA Canada”), located in Canada. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of endorsed credit cards, marketed primarily to members of associations and customers of financial institutions and other organizations. In addition to its credit card lending, the Corporation also makes other consumer loans which include installment and revolving unsecured loan products and offers insurance and deposit products. The Corporation is also the parent of MBNA America (Delaware), N.A. (“MBNA Delaware”), which offers mortgage loans, aircraft loans, and business card products.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) that require management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. These estimates are based on information available as of the date of the consolidated financial statements. Therefore, actual results could differ from these estimates.

For purposes of comparability, certain prior period amounts have been reclassified to conform with the 2002 presentation.

NOTE 2: PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include, after intercompany elimination, the accounts of all subsidiaries of the Corporation, all of which are wholly owned. The Corporation, through MBNA Capital A, MBNA Capital B, MBNA Capital C, MBNA Capital D, and MBNA Capital E trusts, issues capital securities and common securities. The trusts are treated as wholly owned subsidiaries of the Corporation.

The Corporation securitizes its loan principal receivables through trusts that qualify as special purpose entities as defined by Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125” (“Statement No. 140”), issued by the Financial Accounting Standards Board (“FASB”). The trusts are not subsidiaries of the Corporation and are excluded from the Corporation’s consolidated financial statements.

The Corporation also holds community development investments in the form of limited partnership interests that qualify under the Community Reinvestment Act. The Corporation holds less than

50% interests in these partnerships and does not control the limited partnerships. As such, the limited partnerships are not consolidated. The Corporation’s investments in these limited partnerships are recorded in other assets in the Corporation’s consolidated statements of financial condition.

NOTE 3: SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT SECURITIES

Investment securities include both those available-for-sale and those held-to-maturity. Investment securities available-for-sale are reported at market value with unrealized gains and losses, net of tax, reported as a component of other comprehensive income included in stockholders’ equity. Investment securities held-to-maturity are reported at cost (adjusted for amortization of premiums and accretion of discounts). The Corporation does not hold investment securities for trading purposes. Realized gains and losses and other-than-temporary impairments related to investment securities are determined using the specific identification method and are reported in other operating income as gains or losses on investment securities.

ASSET SECURITIZATION

Asset securitization involves the sale to a trust of a pool of loan principal receivables and is accomplished through the public and private issuance of asset-backed securities. The Corporation removes loan principal receivables from the Corporation’s consolidated statements of financial condition for those asset securitizations that qualify as sales in accordance with Statement No. 140. Earnings on the Corporation’s securitized loans, including gains from securitizations, are included in securitization income and other interest income in the Corporation’s consolidated statements of income, and amounts due from the trusts and the Corporation’s retained interests are included in accounts receivable from securitization in the Corporation’s consolidated statements of financial condition.

The trusts are qualified special purpose entities as defined under Statement No. 140. To meet the criteria to be considered a qualifying special purpose entity, a trust must be demonstrably distinct from the Corporation and have activities that are significantly limited and entirely specified in the legal documents that established the trust. The Corporation cannot change the activities that the trust can perform. These activities may only be changed by a majority of the beneficial interest holders not including the Corporation. The trusts are administered by an independent trustee.

LOANS HELD FOR SECURITIZATION

Loans held for securitization includes loans that were originated through certain endorsing organizations or financial institutions who have the contractual right to purchase the loans from

THINK OF YOURSELF AS A CUSTOMER

the Corporation at fair value and the lesser of loan principal receivables eligible for securitization or sale, or loan principal receivables that management intends to securitize or sell within one year. These loans are carried at the lower of aggregate cost or fair value.

RESERVE FOR POSSIBLE CREDIT LOSSES

The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables based on a projection of probable net credit losses. To project probable net credit losses, the Corporation regularly performs a migration analysis of delinquent and current accounts. A migration analysis is a technique used to estimate the likelihood that a loan receivable will progress through the various delinquency stages and ultimately charge off. The Corporation’s projection of probable net credit losses considers the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors. The Corporation establishes appropriate levels of reserve for its products based on their risk characteristics. The Corporation then reserves for the projected probable net credit losses based on its projection of these amounts. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level.

The Corporation charges off open-end delinquent retail loans by the end of the month in which the account becomes 180 days contractually past due, closed-end delinquent retail loans by the end of the month in which the account becomes 120 days contractually past due, and bankrupt accounts within 60 days of receiving notification from the bankruptcy courts. The Corporation charges off deceased accounts when the loss is determined. The Corporation records current period recoveries on loans previously charged off in the reserve for possible credit losses. The Corporation sells charged-off loans and records the proceeds received from these sales as recoveries. The Corporation records acquired reserves for current period loan acquisitions. The reserve for possible credit losses is a general allowance applicable to the Corporation’s loan receivables and does not include an allocation for credit risk related to securitized loans. Net credit losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements and do not affect the reserve for possible credit losses.

LOAN RECEIVABLE FRAUD LOSSES

The Corporation incurs loan receivable fraud losses from the unauthorized use of Customer accounts and counterfeiting. These fraudulent transactions, when identified, are reclassified to other assets from loans and reduced to estimated net recoverable values through a charge to other operating expense.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation, computed by the straight-line method over the estimated useful lives of the assets.

Buildings are depreciated over a period of 40 years and improvements are depreciated over the shorter of eight years or the remaining useful lives of the buildings that they relate to. Furniture and equipment are depreciated over a range of three years through eight years. Maintenance and repairs are included in other operating expense, while the cost of improvements is capitalized. Land is not depreciated.

INTANGIBLE ASSETS

The Corporation’s intangible assets include purchased credit card relationships (“PCCRs”) which are carried at net book value. The Corporation records these intangible assets as part of the acquisition of credit card loans and the corresponding Customer relationships. The Corporation’s intangible assets are amortized over the period the assets are expected to contribute to the cash flows of the Corporation which reflect the expected pattern of benefit. PCCRs are amortized using an accelerated method based upon the projected cash flows the Corporation will receive from the Customer relationships during the estimated useful lives of the PCCRs.

The Corporation’s PCCRs are subject to impairment tests in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement No. 144”). The Corporation reviews the carrying value of its PCCRs for impairment on a quarterly basis, or sooner whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, by comparing their carrying value to the sum of the undiscounted expected future cash flows from the credit card relationships. In accordance with Statement No. 144, an impairment exists if the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset. An impairment would result in a write-down of the PCCRs to estimated fair value based on the discounted future cash flows expected from the PCCRs. The Corporation performs the impairment test on a specific portfolio basis, since it represents the lowest level for which identifiable cash flows are independent of the cash flows of other assets and liabilities.

The Corporation makes certain estimates and assumptions that affect the determination of the expected future cash flows from the credit card relationships. These estimates and assumptions include levels of account activation, active account attrition, funding costs, credit loss experience, servicing costs, growth in average account balances, interest and fees assessed on loans, and other factors. Significant changes in these estimates and assumptions could result in an impairment of the PCCRs.

Prior to 2002, the Corporation amortized the value of PCCRs over a period of 10 years. In the first quarter of 2002, the Corporation completed a statistical study of the useful lives of its acquired PCCRs. As a result of the study, effective January 1, 2002 the Corporation extended the amortization period of the domestic PCCRs to 15 years to more appropriately match the amortization period with the PCCRs’ estimated useful lives. The Corporation is amortizing the remaining carrying amount as

54	THINK OF YOURSELF AS A CUSTOMER

of December 31, 2001 of the domestic PCCRs over the revised remaining amortization period. As of December 31, 2002, the Corporation amortized the value of its foreign PCCRs over a period of 10 years. Beginning January 1, 2003, the Corporation will extend the amortization period of its foreign PCCRs to 15 years. As of December 31, 2002, approximately 82% of the net book value of PCCRs was being amortized using a 15 year period; the remain-der was being amortized over 10 years.

As a result of the change in the amortization period for PCCRs, the Corporation’s 2002 income before income taxes increased $100.5 million ($63.7 million after taxes). Excluding the change in the amortization period of the PCCRs, the Corporation’s earnings per common share would have been $1.32 and earnings per common share—assuming dilution would have been $1.30 in 2002.

The Corporation’s intangible assets had a gross carrying value of $4.5 billion at December 31, 2002 and $3.6 billion at December 31, 2001, and accumulated amortization of $1.3 billion and $971.7 million at December 31, 2002 and 2001, respectively. In 2002, the Corporation acquired approximately $3.7 billion of credit card loan receivables. As part of these acquisitions, the Corporation recognized an additional $903.8 million of PCCRs.

The Corporation’s intangible asset amortization expense was $348.7 million, $381.8 million, and $273.2 million for the years ended December 31, 2002, 2001, and 2000, respectively. The Corporation expects intangible asset amortization to be approximately $368.4 million, $352.6 million, $333.7 million, $310.9 million, and $283.7 million for the years ending December 31, 2003, 2004, 2005, 2006, and 2007, respectively.

There were no impairment write-downs of intangible assets for the year ended December 31, 2002 and no material impairment write-downs for the years ended December 31, 2001 and 2000.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“Statement No. 142”), effective for fiscal years beginning after December 15, 2001. The Corporation has adopted Statement No. 142. At December 31, 2002 and 2001, the Corporation did not have any intangible assets with indefinite lives or any other nonamortizing assets and, as a result, the pro forma net income, pro forma earnings per common share, and pro forma earnings per common share—assuming dilution amounts required by Statement No. 142 have not been presented.

PREPAID EXPENSES AND DEFERRED CHARGES

The principle components of prepaid expenses and deferred charges include unamortized direct loan origination costs, unamortized debt issuance costs, prepaid employee benefit plan costs, and commissions paid on brokered certificates of deposit. These costs are deferred and amortized over the period the Corporation receives a benefit or the remaining term of the liability. Prepaid expenses and deferred charges also include royalties advanced to the Corporation’s endorsing organizations (see “Royalties to Endorsing Organizations” for further discussion).

CAPITALIZED SOFTWARE

Purchased software and capitalized costs related to internally developed software are stated at cost less accumulated amortization, computed using the straight-line method over the estimated useful life of the assets of three years. Costs incurred during the application development stage related to internally developed software are capitalized in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Costs incurred during the preliminary project stage and the post implementation stage are expensed as incurred. Capitalized software is included in other assets in the Corporation’s consolidated statements of financial condition.

COMPREHENSIVE INCOME

The Corporation accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“Statement No. 130”). Statement No. 130 established standards for the reporting and presentation of comprehensive income in the financial statements. The Corporation presents comprehensive income in its consolidated statements of changes in stockholders’ equity, net of related income taxes.

INCOME TAXES

The Corporation accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and are measured at the prevailing enacted tax rates that will be in effect when these differences are settled or realized.

STOCK-BASED EMPLOYEE COMPENSATION

The Corporation has two stock-based employee compensation plans, which are more fully described in Note 21. The Corporation measures compensation cost for employee stock options and similar instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), as interpreted by FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“Interpretation No. 44”). No options-based employee compensation cost is reflected in net income, as all options are granted with an exercise price that is not less than the fair market value of the Corporation’s Common Stock on the date the option is granted. For grants of restricted shares of common stock, the market value of restricted shares at the date of grant is amortized into expense over a period that approximates the restriction period, which is 10 years, or less if the restricted common shares had a specific vesting date less than 10 years from date of grant. The following table illustrates the effect on net income and earnings per common share as required by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment

THINK OF YOURSELF AS A CUSTOMER

PRO FORMA NET INCOME AND EARNINGS PER COMMON SHARE (dollars in thousands, except per share amounts)

Year Ended December 31,		2002	2001	2000

Net Income
As reported	$	1,765,954	$1,694,291	$1,312,532
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects		94,172	31,355	23,035
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects		(168,582)	(106,679)	(64,621)

Pro forma	$	1,691,544	$1,618,967	$1,270,946

Earnings Per Common Share
As reported	$	1.37	$1.31	$1.05
Pro forma		1.31	1.26	1.02
Earnings Per Common Share— Assuming Dilution
As reported		1.34	1.28	1.02
Pro forma		1.29	1.23	.99

of FASB Statement No. 123” (“Statement No. 148”) if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-based Compensation,” (“Statement No. 123”) to options-based employee compensation.

Statement No. 123, as amended, defines a fair-value-based method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. As permitted by Statement No. 123, the Corporation elected to retain the intrinsic-value-based method of accounting for employee stock option grants in accordance with APB Opinion No. 25. Statement No. 123 required certain additional disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. In accordance with Statement No. 123, the Black-Scholes option pricing model is one technique allowed to determine the fair value of employee stock options. The model uses different assumptions that can significantly affect the fair value of the employee stock options. The derived fair value estimates cannot be substantiated by comparison to independent markets.

The Corporation estimated the fair value of each employee stock option grant on the date of grant. The weighted average assumptions used in the Black-Scholes option pricing model for grants in 2002, 2001, and 2000, were: dividend yield of 1.10%, 1.08%, and 1.12%, expected volatility of 34.21%, 34.00%, and 34.90%, and a risk-free interest rate of 4.50%, 4.61%, and 6.66%, respectively. The expected life was 5.4 years for 2002, 2001, and 2000.

FOREIGN CURRENCY TRANSLATION

The financial statements of the Corporation’s foreign subsidiaries have been translated into U.S. dollars in accordance with GAAP. Assets and liabilities have been translated using the exchange rate at year end. Income and expense amounts have been translated using the exchange rate for the period in which the transaction took place. The translation gains and losses resulting from the change in exchange rates have been reported as a component of other comprehensive income included in stockholders’ equity, net of tax.

DERIVATIVE FINANCIAL INSTRUMENTS AND
HEDGING ACTIVITIES

The Corporation adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), as amended on January 1, 2001. Statement No. 133 required that all derivative financial instruments be recorded in the Corporation’s consolidated statements of financial condition at fair value and established criteria for designation and effectiveness of hedging relationships. The Corporation recognized a $2.5 million (pre-tax) loss upon implementation of Statement No. 133, on January 1, 2001.

The Corporation utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk and foreign currency exchange rate risk that exist as part of its ongoing business operations. Derivative financial instruments are entered into for periods that match the related underlying exposures and do not constitute positions independent of these exposures. The Corporation does not enter into derivative financial instruments for trading purposes, nor is it a party to any leveraged derivative financial instruments. The Corporation can designate derivative financial instruments as either fair value hedges, cash flow hedges, or hedges of net investments. The Corporation also has derivative financial instruments that are not designated as accounting hedges, which reduce its exposure to foreign currency exchange rate risk. The Corporation accounts for changes in the fair value of fair value hedges and the corresponding hedged items as a component of other operating income on the Corporation’s consolidated statements of income. The Corporation does not have cash flow hedges or hedges of net investments. For derivative financial instruments that are not designated as accounting hedges, the change in fair value is reported in other operating income in the Corporation’s consolidated statements of income. The gross unrealized gains and gross unrealized losses on the Corporation’s derivative financial instruments are included as a component of other assets or accrued expenses and other liabilities, respectively, in the Corporation’s consolidated statements of financial condition. The gross unrealized gains and gross unrealized losses on the corresponding hedged items are included as part of the carrying value of the hedged item in the Corporation’s consolidated statements of financial condition.

56	THINK OF YOURSELF AS A CUSTOMER

Net interest income or net interest expense related to outstanding interest rate swap agreements are accrued and recognized in earnings as an adjustment to the related interest income or interest expense of the hedged asset/liability over the life of the related agreement. Gains and losses associated with the termination of interest rate swap agreements for identified positions are deferred and amortized over the remaining lives of the related underlying assets/liabilities as an adjustment to the yield/rate. Unamortized deferred gains and losses associated with terminated interest rate swap agreements are included in the underlying assets/liabilities hedged.

REVENUE RECOGNITION

Interest income is recognized based upon the amount of loans outstanding and their contractual annual percentage rates. Interest income is included in loan receivables when billed to the Customer. The Corporation accrues unbilled interest income on a monthly basis from the Customer’s statement billing cycle date to the end of the month. The Corporation uses certain estimates and assumptions (for example, estimated yield) in the determination of the accrued unbilled portion of interest income that is included in accrued income receivable in the Corporation’s consolidated statements of financial condition. The Corporation also uses certain assumptions and estimates in the valuation of accrued interest and fees on securitized loans which is included in accounts receivable from securitization in the Corporation’s consolidated statements of financial condition.

The Corporation also recognizes fees on loan receivables in earnings (except annual fees) as the fees are assessed according to agreements with the Corporation’s Customers. Credit card and other consumer loan fees include annual, late, overlimit, returned check, cash advance, express payment, and other miscellaneous fees. These fees are included in the Corporation’s loan receivables when billed.

Annual fees and incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which they pertain. The Corporation does not charge an annual fee during the first year the account is originated. The deferred annual fees are included in accrued expenses and other liabilities in the Corporation’s consolidated statements of financial condition. Incremental direct loan origination costs are deferred only in the first year and are included in prepaid expenses and deferred charges. At December 31, 2002 and 2001, the incremental direct loan origination costs deferred were $58.8 million and $49.8 million, respectively. The Corporation expenses marketing costs as incurred.

The Corporation adjusts the amount of interest income and fee income recognized in the current period for its estimate of interest and fee income that it does not expect to collect in subsequent periods through adjustments to the respective income statement captions, loan receivables, and accrued income receivable.

The estimate of uncollectible interest and fees is based on a migration analysis of delinquent and current loan receivables that will progress through the various delinquency stages and ultimately charge off. The Corporation also adjusts the estimated value of accrued interest and fees on securitized loans for the amount of uncollectible interest and fees that are not expected to be collected through an adjustment to accounts receivable from securitization and securitization income. This estimate is also based on a migration analysis of delinquent and current securitized loans that will progress through the various delinquency stages and ultimately charge off.

Prior to September 2002, the Corporation accrued interest and fees on loan receivables until the loan receivables were paid or charged off. When loan receivables were charged off, the Corporation deducted the accrued interest and fees related to the loan receivables against current period income. In September 2002, the Corporation implemented the Federal Financial Institutions Examination Council (“FFIEC”) guidance for uncollectible accrued interest and fees for its managed loan portfolio. As a result, the Corporation changed its estimate of the value of accrued interest and fees in September 2002.

In accordance with Accounting Principles Board Opinion No. 20, “Accounting Changes” (“Opinion No. 20”), the change in the estimated value of accrued interest and fees was recorded as a change in accounting estimate in the third quarter of 2002. The change in the estimated value of accrued interest and fees resulted in a decrease to income before income taxes of $263.7 million ($167.2 million after taxes), through a reduction of $66.3 million of interest income and $197.4 million of other operating income. The Corporation’s earnings per common share and earning per common share—assuming dilution for the year ended December 31, 2002 would have been $1.50 and $1.47, respectively, excluding the change. The difference between the amounts the Corporation was contractually entitled to and the amounts recognized as revenue was $1.4 billion, $858.3 million, and $691.8 million for the years ended December 31, 2002, 2001, and 2000, respectively.

INTERCHANGE INCOME

Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International Inc. and Visa U.S.A. Inc. and are based on cardholder sales volumes. The Corporation recognizes interchange income as earned.

The Corporation offers to its Customers certain reward programs based on charge volumes. The costs of these reward programs related to loan receivables are deducted from interchange income. The costs of the reward programs related to securitized loans are deducted from securitization income.

THINK OF YOURSELF AS A CUSTOMER

INSURANCE INCOME

The Corporation’s insurance income primarily relates to fees received for marketing credit related life and disability insurance and credit protection products. The amount of insurance income recorded is based on the terms of insurance policies and credit protection products. The Corporation recognizes insurance income over the policy or contract period as earned.

ROYALTIES TO ENDORSING ORGANIZATIONS

The Corporation has agreements with thousands of organizations that endorse its loan and deposit products. The organizations grant to the Corporation exclusive rights to market its products to the organizations’ members or customers and provide their endorsements and mailing lists. Some organizations, such as financial institutions, also conduct marketing activities for the Corporation. The Corporation’s endorsing agreements normally have a term of five years. The economic incentives the Corporation pays to the endorsing organizations typically include payments based on new accounts, activation, and revenue sharing.

The Corporation accounts for the portion of its payments to endorsing organizations for new accounts that relate to account originations as direct loan origination costs. The Corporation defers these costs and amortizes them over 12 months. The Corporation accounts for payments to endorsing organizations for marketing efforts they perform on its behalf to activate a new account after the account has been originated as other expenses as incurred. The Corporation accounts for revenue sharing payments as it earns the related revenues. The Corporation deducts these payments related to loan receivables from interest income and payments related to securitized loans from securitization income since it considers them a reduction of the revenue recognized.

The Corporation, in some cases, advances future compensation to be earned by an endorsing organization. The Corporation recognizes advances to an endorsing organization as the organization earns the royalties or over the term of the agreement using the straight-line method, whichever method results in greater amortization of the advance.

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

NOTE 4: NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“Interpretation No. 46”), was issued. Interpretation No. 46 clarified the rules for consolidation by an investor of an entity for which the investor’s ownership interest changes with changes in the entity’s net asset value. The Corporation’s securitization trusts are qualified special purpose entities as defined by Statement No. 140 that are specifically exempted from the requirements of Interpretation No. 46. As a result, the implementation of Interpretation No. 46 is not expected to have a material impact on the accounting for the Corporation’s asset securitizations.

Statement of Financial Accounting Standards No. 147, “Acquisitions of Certain Financial Institutions” (“Statement No. 147”) issued in October 2002 provided guidance on the accounting for the acquisition of a financial institution. For acquisitions occurring after September 30, 2002, Statement No. 147 also amended Statement No. 144 to include long-term customer-relationship intangible assets such as the value of PCCRs. The implementation of Statement No. 147 did not have a material impact on the Corporation’s consolidated financial statements.

In December 2002, Statement No. 148 was issued. Statement No. 148 provided alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, Statement No. 148 amended the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

In accordance with Statement No. 148, the Corporation will also include these disclosures in its quarterly financial statements beginning March 31, 2003. The planned implementation of Statement No. 148 will not impact the Corporation’s accounting for stock-based employee compensation or its consolidated financial results at this time as the Corporation has not changed to the fair-value-based method of accounting for stock-based employee compensation.

NOTE 5: CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and due from banks. The Bank is required by the Federal Reserve Bank to maintain cash reserves against certain categories of average deposit liabilities. During 2002 and 2001, the average amount of these reserves was $4.7 million and $18.0 million, respectively, after deducting currency and coin holdings.

NOTE 6: INTEREST-EARNING TIME DEPOSITS IN OTHER BANKS

Included in the Corporation’s interest-earning time deposits at December 31, 2002 and 2001 were $31.3 million of collateralizing advances provided by an underwriter of MBNA Europe’s securitization transactions completed in 2000.

58	THINK OF YOURSELF AS A CUSTOMER

NOTE 7: INVESTMENT SECURITIES

SUMMARY OF INVESTMENT SECURITIES (dollars in thousands)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

December 31, 2002
Investment securities available-for-sale:
U.S. Treasury and other U.S. government agencies obligations	$2,489,612	$36,919	$—	$2,526,531
State and political subdivisions of the United States	101,370	—	—	101,370
Asset-backed and other securities	1,026,523	1,928	(544)	1,027,907

Total investment securities available-for-sale	$3,617,505	$38,847	$(544)	$3,655,808

Investment securities held-to-maturity:
U.S. Treasury and other U.S. government agencies obligations	$410,471	$9,139	$(629)	$418,981
State and political subdivisions of the United States	7,289	189	—	7,478
Asset-backed and other securities	67,861	13	—	67,874

Total investment securities held-to-maturity	$485,621	$9,341	$(629)	$494,333

December 31, 2001
Investment securities available-for-sale:
U.S. Treasury and other U.S. government agencies obligations	$2,134,378	$29,971	$(699)	$2,163,650
State and political subdivisions of the United States	105,067	41	—	105,108
Asset-backed and other securities	838,266	942	(1,082)	838,126

Total investment securities available-for-sale	$3,077,711	$30,954	$(1,781)	$3,106,884

Investment securities held-to-maturity:
U.S. Treasury and other U.S. government agencies obligations	$370,613	$456	$(15,548)	$355,521
State and political subdivisions of the United States	6,692	1,389	(9)	8,072
Asset-backed and other securities	62,682	42	—	62,724

Total investment securities held-to-maturity	$439,987	$1,887	$(15,557)	$426,317

December 31, 2000
Investment securities available-for-sale:
U.S. Treasury and other U.S. government agencies obligations	$1,704,107	$6,351	$(1,790)	$1,708,668
State and political subdivisions of the United States	95,811	30	—	95,841
Asset-backed and other securities	862,044	390	(747)	861,687

Total investment securities available-for-sale	$2,661,962	$6,771	$(2,537)	$2,666,196

Investment securities held-to-maturity:
U.S. Treasury and other U.S. government agencies obligations	$315,707	$74	$(15,398)	$300,383
State and political subdivisions of the United States	6,095	101	(113)	6,083
Asset-backed and other securities	62,286	—	(205)	62,081

Total investment securities held-to-maturity	$384,088	$175	$(15,716)	$368,547

ESTIMATED MATURITIES OF INVESTMENT SECURITIES
(dollars in thousands)

	Amortized	Market
December 31, 2002	Cost	Value

Investment Securities Available-for-Sale
Due within one year	$1,843,625	$1,861,015
Due after one year through five years	1,757,275	1,778,269
Due after five years through ten years	15,112	15,038
Due after ten years	1,493	1,486

Total investment securities available-for-sale	$3,617,505	$3,655,808

Investment Securities Held-to-Maturity
Due within one year	$1,140	$1,158
Due after one year through five years	1,156	1,156
Due after five years through ten years	649	649
Due after ten years	482,676	491,370

Total investment securities held-to-maturity	$485,621	$494,333

For the year ended December 31, 2002, the Corporation sold investment securities available-for-sale resulting in a realized loss of $95,000 ($62,000 after taxes). For the year ended December 31, 2001, the Corporation sold investment securities available-for-sale resulting in a realized loss of $36,000 ($23,000 after taxes). The Corporation did not sell any investment securities during 2000. Included in U.S. Treasury and other U.S. government agencies obligations are the Bank’s investment in securities of U.S. government sponsored entities. The Corporation had investment securities with a book value of $3.2 billion and $2.8 billion at December 31, 2002 and 2001, respectively, held in the Bank’s account with the Federal Reserve Bank of Philadelphia, which are available for use as collateral.

THINK OF YOURSELF AS A CUSTOMER

NOTE 8: ASSET SECURITIZATION

Asset securitization removes loan principal receivables from the Corporation’s consolidated statements of financial condition and converts interest income, interchange income, credit card and other consumer loan fees, insurance income, recoveries on charged-off securitized loans in excess of interest paid to investors, gross credit losses, and other trusts expenses into securitization income. Asset securitization involves the sale to a trust, of a pool of loan principal receivables, and is accomplished through the public and private issuance of asset-backed securities. Certificates representing undivided interests in the trusts are sold by the trusts to investors, while the remaining undivided interest is retained by the Corporation. The Corporation includes the remaining undivided interest in loan receivables and had $17.7 billion and $14.6 billion at December 31, 2002 and 2001, respectively. The carrying value of these loan principal receivables approximates fair value. The senior classes of the asset-backed securities generally receive a AAA credit rating at the time of issuance. This AAA credit rating is principally based on the quality of the loan principal receivables, the structure of the transaction, and additional credit enhancement, generally through the sale of lower-rated subordinated classes of asset-backed securities.

During 2002 and 2001, the Corporation sold loan principal receivables in numerous securitization transactions. At December 31, 2002 and 2001, the trusts had approximately $77.0 billion and $71.1 billion, respectively, of investor principal outstanding. The Corporation retains servicing responsibilities for the loans in the trusts and maintains other retained subordinated interests in the securitized assets. These retained subordinated interests include an interest-only strip receivable, cash reserve accounts, accrued interest and fees on securitized loans, and other subordinated interests and are included in accounts receivable from securitization. The Corporation receives annual contractual servicing fees of approximately 2% of the investor principal outstanding and rights to current and future revenue generated from securitized loans arising after the investors in the trusts receive the return for which they have contracted and credit losses are absorbed. The Corporation does not record a servicing asset or a liability for these rights since the contractual servicing fee approximates its market value. Aside from the Corporation’s remaining undivided interest in the trusts, the investors and providers of credit enhancement have a lien on a portion of the retained subordinated interests. If cash flows allocated to investors in the trusts are insufficient to absorb expenses of the trust, then

ACCOUNTS RECEIVABLE FROM SECURITIZATION
(dollars in thousands)

December 31,	2002	2001

Sale of new loan principal receivables	$1,813,589	$2,202,403
Accrued interest and fees on securitized loans	2,027,281	2,216,839
Interest-only strip receivable	1,129,965	1,124,063
Accrued servicing fees	667,246	688,185
Cash reserve accounts	473,271	397,954
Other subordinated retained interests	613,659	657,246
Other	201,865	208,811

Total accounts receivable from securitization	$6,926,876	$7,495,501

the retained interests of the Corporation would be used to absorb such deficiencies and may not be realized by the Corporation. The Corporation has no obligation to provide further funding support to either the investors or the trusts if the securitized loans are not paid when due. The Corporation’s retained interests are subordinate to the investors’ interests. The value of the retained interests is subject to credit, payment, and interest rate risks on the transferred financial assets. The retained interests are reported at estimated fair value in accounts receivable from securitization with changes in fair value recorded in earnings.

Accounts receivable from securitization also includes a receivable for the sale of new loan principal receivables that have been transferred to the trusts during the revolving period. The Corporation realizes the receivable for these sales from the trusts in the month following the sale. The Corporation also recognizes a receivable for accrued interest and fees on securitized loans that relate to the rights transferred by the Corporation to the trusts for the cash collection of interest and fees accrued on loan receivables prior to the securitization transaction. As securitized loans are paid off and new loan principal receivables are transferred to the investor interest in the trusts during the revolving period, this receivable is collected and re-established on a monthly basis at an amount that approximates its fair value due to its short-term nature. The Corporation regains the right to keep the collection of the accrued interest and fees from the Customer during the amortization period of the securitization transaction.

During 2002, as a result of the change in the estimated value of accrued interest and fees, accounts receivable from securitization was reduced $172.0 million at September 30, 2002. This reduction was primarily a result of a decrease in the carrying value of accrued interest and fees on securitized loans.

SECURITIZATION CASH FLOWS (dollars in billions)

Year Ended December 31,	2002			2001			2000

		Credit	Other		Credit	Other		Credit	Other
		Card	Consumer		Card	Consumer		Card	Consumer

Proceeds from new securitizations	$	15.4	$—	$	12.3	$—	$	14.2	$1.6
Collections reinvested in revolving-period securitizations		103.9	3.4		92.2	3.5		80.5	2.8
Contractual servicing fees received		1.3	.1		1.2	.1		1.0	.1
Cash flows received on retained interests		4.5	.2		3.9	.1		2.7	.1

60	THINK OF YOURSELF AS A CUSTOMER

SUPPLEMENTAL CREDIT LOSS INFORMATION (dollars in thousands)

	Average	Credit		Net Credit
	Balance	Losses	Recoveries	Losses

Year ended December 31, 2002
Managed Loans:
Credit card	$86,378,943	$4,331,274	$(281,068)	$4,050,206
Other consumer	13,654,988	995,105	(53,716)	941,389

Total managed loans	100,033,931	5,326,379	(334,784)	4,991,595
Securitized Loans:
Credit card	(69,014,880)	(3,589,724)	228,463	(3,361,261)
Other consumer	(5,703,851)	(497,087)	22,965	(474,122)

Total securitized loans	(74,718,731)	(4,086,811)	251,428	(3,835,383)

Loan receivables	$25,315,200	$1,239,568	$(83,356)	$1,156,212

Year ended December 31, 2001
Managed Loans:
Credit card	$79,008,957	$3,865,206	$(282,118)	$3,583,088
Other consumer	11,891,031	756,563	(32,623)	723,940

Total managed loans	90,899,988	4,621,769	(314,741)	4,307,028
Securitized Loans:
Credit card	(64,817,684)	(3,239,729)	229,768	(3,009,961)
Other consumer	(5,742,916)	(457,567)	15,514	(442,053)

Total securitized loans	(70,560,600)	(3,697,296)	245,282	(3,452,014)

Loan receivables	$20,339,388	$924,473	$(69,459)	$855,014

Year ended December 31, 2000
Managed Loans:
Credit card	$68,661,028	$3,116,240	$(181,299)	$2,934,941
Other consumer	8,783,958	490,059	(24,378)	465,681

Total managed loans	77,444,986	3,606,299	(205,677)	3,400,622
Securitized Loans:
Credit card	(54,790,675)	(2,624,680)	145,044	(2,479,636)
Other consumer	(4,936,163)	(334,762)	13,418	(321,344)

Total securitized loans	(59,726,838)	(2,959,442)	158,462	(2,800,980)

Loan receivables	$17,718,148	$646,857	$(47,215)	$599,642

The change in the estimated value of accrued interest and fees reduced the carrying value of accrued interest and fees on securitized loans by $295.9 million in 2002. The Corporation also adjusted the value of the interest-only strip receivable as a result of the change in the estimated value of the uncollectible accrued interest and fees. The Corporation has always included an estimate of uncollectible accrued interest and fees in determining the value of the interest-only strip receivable. Since the Corporation now recognizes uncollectible interest and fees in the estimated value of accrued interest and fees on securitized loans, the estimated value of the interest-only strip receivable was adjusted at September 30, 2002. The value of uncollectible accrued interest and fees on securitized loans that are currently owed by the underlying Customer are now considered in the value of accrued interest and fees on securitized loans. Accordingly, the estimated value of the interest-only strip receivable now only considers the impact of uncollectible interest and fees that will be billed to the underlying Customer in the future. This adjustment caused the interest-only strip receivable to increase $123.9 million at September 30, 2002. The net impact of these changes resulted in the $172.0 million reduction to securitization income discussed above.

Included in accounts receivable from securitization in the consolidated statements of financial condition at December 31, 2002 and 2001, were $1.2 billion and $1.1 billion, respectively, of amounts which are subject to a lien by the investors and providers of credit enhancement in the securitization transactions. The investors and providers of credit enhancement have no other recourse to the Corporation. The Corporation does not receive

THINK OF YOURSELF AS A CUSTOMER

SUPPLEMENTAL LOAN DELINQUENCY INFORMATION (a) (dollars in thousands)

Year Ended December 31,	2002		|	2001

	Loans	Loans		Loans	Loans
	Outstanding	Delinquent		Outstanding	Delinquent

Managed Loans
Credit card	$93,326,206	$4,401,277		$84,318,655	$4,125,597
Other consumer	13,931,636	828,234		13,177,396	836,864

Total managed loans	107,257,842	5,229,511		97,496,051	4,962,461

Securitized Loans
Credit card	(72,853,426)	(3,576,439)		(67,159,829)	(3,367,095)
Other consumer	(5,677,908)	(401,469)		(5,702,658)	(444,465)

Total securitized loans	(78,531,334)	(3,977,908)		(72,862,487)	(3,811,560)

Loan receivables	28,726,508	1,251,603		24,633,564	1,150,901
Loans held for securitization	(11,029,627)	(493,363)		(9,929,948)	(469,142)

Loan portfolio	$17,696,881	$758,240		$14,703,616	$681,759

(a)	Loans delinquent are loans which are 30 days or more past due.

collateral from any party to the securitization transactions and does not have any risk of counterparty nonperformance.

The gain from the sale of loan principal receivables for new securitization transactions that the Corporation recognizes as sales in accordance with Statement No. 140 is included in securitization income in the Corporation’s consolidated statements of income. The gain was $154.6 million (net of securitization transaction costs of $41.7 million) for 2002 (on the sale of $15.5 billion of credit card loan principal receivables in 2002), as compared to $96.7 million (net of securitization transaction costs of $62.3 million) in 2001 (on the sale of $12.4 billion of credit card loan principal receivables in 2001) and $110.4 million (net of securitization transaction costs of $64.9 million) in 2000 (on the sale of $14.2 billion of credit card loan principal receivables and $1.6 billion of other consumer loan principal receivables in 2000).

The Corporation’s securitization assumptions related to the interest-only strip receivable and their sensitivities to adverse changes are presented in the Securitization Key Assumptions and Sensitivities table. The adverse changes to the key assumptions and estimates are hypothetical and are presented in accordance with Statement No. 140. The adverse changes presented were selected based on changes in estimates that the Corporation has

SECURITIZATION KEY ASSUMPTIONS AND SENSITIVITIES (a) (dollars in thousands)

Year Ended December 31,	2002		|	2001		|	2000

	Credit	Other		Credit	Other		Credit	Other
	Card	Consumer		Card	Consumer		Card	Consumer

Interest-only strip receivable	$1,091,447	$38,518		$1,008,419	$115,644		$698,758	$155,568
Weighted average life (in years)	.33	.87		.35	.93		.35	.82
Loan payment rate (weighted average rate)	14.44%	5.05%		13.60%	4.67%		13.88%	5.26%
Impact on fair value of 20% adverse change	$156,897	$5,835		$144,892	$17,304		$99,982	$23,224
Impact on fair value of 40% adverse change	268,019	10,081		246,857	29,870		170,920	40,312
Gross credit losses (b) (weighted average rate)	5.43%	9.83%		5.25%	8.40%		4.31%	6.17%
Impact on fair value of 20% adverse change	$244,432	$38,518		$205,460	$74,666		$163,314	$49,402
Impact on fair value of 40% adverse change	488,865	38,518		410,919	115,644		326,628	98,804
Excess spread (c) (weighted average rate)	4.84%	.91%		5.14%	2.60%		3.73%	3.89%
Impact on fair value of 20% adverse change	$218,289	$7,704		$201,684	$23,129		$139,752	$31,096
Impact on fair value of 40% adverse change	436,579	15,407		403,368	46,258		279,504	62,192
Discount rate (weighted average rate)	9.00%	9.00%		12.00%	12.00%		12.00%	12.00%
Impact on fair value of 20% adverse change	$4,870	$404		$6,195	$1,709		$4,212	$2,055
Impact on fair value of 40% adverse change	9,703	801		12,326	3,378		8,337	4,036

(a)	The sensitivities do not reflect actions management might take to offset the impact of the adverse changes.

(b)	Gross credit losses exclude the impact of recoveries; however, recoveries are included in the determination of the excess spread.

(c)	Excess spread includes projections of interest income, late fees, and charged-off loan recoveries, less gross credit losses, contractual servicing fees, and the interest rate paid to investors. The excess spread at December 31, 2002 includes the impact of the change in the estimated value of accrued interest and fees.

62	THINK OF YOURSELF AS A CUSTOMER

experienced. The amount of the adverse change has been limited to the recorded amount of the interest-only strip receivable where the hypothetical change exceeds the value of the interest-only strip receivable. The sensitivities do not reflect actions management might take to offset the impact of the adverse changes.

The Corporation adopted Emerging Issues Task Force Issue 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”), on April 1, 2001. As a result, the Corporation records accretion of interest income related to beneficial interests retained in a securitization transaction accounted for as a sale as interest income in the Corporation’s consolidated statements of income. This income was previously recorded as securitization income in the Corporation’s consolidated statements of income. The implementation of EITF 99-20 did not have a material impact on the Corporation’s consolidated net income.

NOTE 9: GEOGRAPHIC DIVERSIFICATION OF LOANS

The Corporation originates credit card and other consumer loans, primarily throughout the United States, the United Kingdom, Ireland, Spain, and Canada. Credit card and other consumer loans originated in the United States are broadly distributed throughout the United States’ geographic regions. Credit card and other consumer loans issued by MBNA Europe are primarily located in the United Kingdom, Ireland and Spain, while MBNA Canada issues credit card and other consumer loans in Canada. The following table details the geographic distribution of the Corporation’s loan receivables, securitized loans, and managed loans.

The Corporation’s loans are generally made on an unsecured basis after reviewing each potential Customer’s credit application and evaluating the applicant’s financial history and ability and willingness to repay. The average credit line to individual Customers is approximately $12,000 and the average balance per account is approximately $3,800 at December 31, 2002.

GEOGRAPHIC DISTRIBUTION OF LOAN RECEIVABLES, SECURITIZED LOANS, AND MANAGED LOANS (dollars in thousands)

	Loan Receivables		Securitized Loans		Managed Loans

December 31, 2002
United States:
Northern	$2,631,643	9.1%	$8,864,417	11.3%	$11,496,060	10.7%
Mid-Atlantic	3,682,054	12.8	12,119,223	15.4	15,801,277	14.7
Southern	4,418,794	15.4	14,635,670	18.6	19,054,464	17.8
Central	3,695,040	12.9	11,766,278	15.0	15,461,318	14.4
Western	3,860,223	13.4	12,372,409	15.8	16,232,632	15.2
Southwestern	3,132,050	10.9	9,658,475	12.3	12,790,525	11.9
United Kingdom/Ireland/Spain	6,264,711	21.8	7,054,676	9.0	13,319,387	12.4
Canada	564,217	2.0	1,911,874	2.4	2,476,091	2.3
Other	477,776	1.7	148,312	.2	626,088	.6

Total	$28,726,508	100.0%	$78,531,334	100.0%	$107,257,842	100.0%

December 31, 2001
United States:
Northern	$2,470,728	10.0%	$8,484,970	11.6%	$10,955,698	11.2%
Mid-Atlantic	3,558,029	14.5	11,692,313	16.1	15,250,342	15.6
Southern	4,028,540	16.4	13,452,626	18.5	17,481,166	17.9
Central	3,479,120	14.1	11,207,159	15.4	14,686,279	15.1
Western	3,766,008	15.3	11,974,475	16.4	15,740,483	16.2
Southwestern	2,881,953	11.7	9,241,436	12.7	12,123,389	12.4
United Kingdom/Ireland	3,630,104	14.7	5,245,294	7.2	8,875,398	9.1
Canada	493,129	2.0	1,412,675	1.9	1,905,804	2.0
Other	325,953	1.3	151,539	.2	477,492	.5

Total	$24,633,564	100.0%	$72,862,487	100.0%	$97,496,051	100.0%

THINK OF YOURSELF AS A CUSTOMER

NOTE 10: RESERVE FOR POSSIBLE CREDIT LOSSES

In February 1999, the FFIEC revised its policy on the classification of consumer loans. The revised policy established uniform guidelines for the charge off of loans to delinquent, bankrupt, deceased borrowers, fraudulent accounts, and for re-aging delinquent accounts. The Corporation implemented the FFIEC guidelines in December 2000 by recognizing one additional month of principal charge-offs.

CHANGES IN THE RESERVE FOR POSSIBLE
CREDIT LOSSES (dollars in thousands)

December 31,	2002	2001	2000

Reserve for possible credit losses, beginning of year	$833,423	$527,573	$516,261
Reserves acquired	84,878	20,748	64,726
Provision for possible credit losses	1,340,157	1,140,615	547,309
Foreign currency translation	9,053	(499)	(1,081)
Credit losses	(1,239,568)	(924,473)	(646,857)
Recoveries	83,356	69,459	47,215

Net credit losses	(1,156,212)	(855,014)	(599,642)

Reserve for possible credit losses, end of year	$1,111,299	$833,423	$527,573

NOTE 11: PREMISES AND EQUIPMENT

Depreciation expense was $224.3 million, $208.0 million, and $187.6 million for the years ended December 31, 2002, 2001, and 2000, respectively.

SUMMARY OF PREMISES AND EQUIPMENT
(dollars in thousands)

December 31,	2002	2001

Land	$220,943	$215,649
Buildings and improvements	1,957,432	1,842,850
Furniture and equipment	1,262,444	1,117,188

Total	3,440,819	3,175,687
Accumulated depreciation	(1,252,175)	(1,063,548)

Premises and equipment, net	$2,188,644	$2,112,139

NOTE 12: LEASE COMMITMENTS

The Corporation leases certain office facilities and equipment under operating lease agreements that provide for payment of property taxes, insurance, and maintenance costs. These leases include renewal options, with certain leases providing purchase options. Rental expense for operating leases was $29.7 million, $26.7 million, and $28.7 million for the years ended December 31, 2002, 2001, and 2000, respectively.

FUTURE MINIMUM RENTAL PAYMENTS UNDER NONCANCELABLE OPERATING LEASES (dollars in thousands)

2003	$26,118
2004	21,774
2005	13,421
2006	4,525
2007	1,006
Thereafter	180

Total minimum lease payments	$67,024

NOTE 13: DEPOSITS

Total deposits were $30.6 billion and $27.1 billion at December 31, 2002 and 2001, respectively. The Corporation utilizes deposits to fund loan and other asset growth and to diversify funding sources. Direct deposits are deposits marketed to and received from individual Customers without the use of a third-party intermediary. Other deposits are deposits normally obtained through the use of a third-party intermediary.

Domestic time deposits in amounts of $100,000 or more totaled $3.3 billion and $3.4 billion at December 31, 2002 and 2001, respectively. The aggregate amount of deposits by maturity as of December 31, 2002 was as follows:

MATURITIES OF DEPOSITS (dollars in thousands)

	Direct	Other	Total
December 31, 2002	Deposits	Deposits	Deposits

Three months or less	$10,609,529	$876,320	$11,485,849
Over three months through twelve months	4,111,578	2,247,064	6,358,642
Over one year through five years	7,018,332	5,745,579	12,763,911
Over five years	7,814	—	7,814

Total deposits	$21,747,253	$8,868,963	$30,616,216

64	THINK OF YOURSELF AS A CUSTOMER

NOTE 14: SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under repurchase agreements are overnight borrowings that normally mature within one business day of the transaction date. Other short-term borrowings consist primarily of federal funds purchased that mature in more than one business day, short-term bank notes issued from the global bank note program established by the Bank, short-term deposit notes issued by MBNA Canada, and other transactions with maturities greater than one business day but less than one year.

Included in short-term borrowings at December 31, 2002 are two on-balance-sheet structured financings totaling $1.0 billion, which were entered into during 2001. These structured financings are secured by $1.1 billion of domestic other consumer loan receivables. The Corporation has an option to liquidate these structured financings on a monthly basis.

The short-term deposit notes issued by MBNA Canada are unconditionally and irrevocably guaranteed as to payment of principal and interest by the Bank. MBNA Canada had CAD$395.1 million (par value), which was approximately $250.8 million of short-term deposit notes at December 31, 2002.

SUMMARY OF SHORT-TERM BORROWINGS (dollars in thousands)

Year Ended December 31,	2002	2001	2000

Federal Funds Purchased and Securities Sold Under Repurchased Agreements
Balance at year end	$—	$—	$—
Weighted average interest rate at year end	—%	—%	—%
Average balance outstanding during the year	$1,502	$1,863	$57,139
Maximum amount outstanding at any month end	—	—	235,000
Weighted average interest rate during the year	1.80%	3.76%	6.30%

Other Short-Term Borrowings
Balance at year end	$1,250,103	$1,774,816	$159,512
Weighted average interest rate at year end	3.31%	2.94%	5.76%
Average balance outstanding during the year	$1,251,619	$561,768	$511,193
Maximum amount outstanding at any month end	1,340,653	1,774,816	803,337
Weighted average interest rate during the year	3.43%	4.40%	5.98%

NOTE 15: LONG-TERM DEBT AND BANK NOTES

Long-term debt and bank notes consist of borrowings having an original maturity of one year or more.

Deposit liabilities have priority over the claims of other unsecured creditors of the Bank, including the holders of obligations, such as bank notes, in the event of liquidation.

Original issue discount and deferred issuance costs are amortized over the terms of the related debt issuances.

The Corporation uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to more closely match the rate sensitivity of the Corporation’s assets. The Corporation also uses foreign exchange swap agreements to reduce its foreign currency exchange risk on a portion of long-term debt and bank notes issued by MBNA Europe.

6  7/8% SENIOR NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. Interest on the 6 7/8% senior notes is payable semiannually. These notes may not be redeemed prior to their stated maturity.

SENIOR MEDIUM-TERM NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. These notes may not be redeemed prior to their stated maturities. The Corporation had $1.4 billion (par value) of fixed-rate senior medium-term notes outstanding at December 31, 2002, with rates ranging from 5.625% to 7.50%. Interest on the fixed-rate senior medium-term notes is payable semiannually. The Corporation also had $339.0 million (par value) of floating-rate senior medium-term notes outstanding at December 31, 2002. These floating-rate senior medium-term notes are priced between 45 basis points and 175 basis points over the three-month London Interbank Offered Rate (“LIBOR”). Interest on the floating-rate senior medium-term notes is payable quarterly. At December 31, 2002, the three-month LIBOR was 1.38%.

BANK NOTES

The bank notes are direct, unconditional, unsecured obligations of the Bank, and are not subordinated to any other obligations of the Bank. The Bank had $2.0 billion (par value) of fixed-rate bank notes outstanding at December 31, 2002, with rates ranging from 5.375% to 7.76%. Interest is payable semiannually. The Bank also had $365.0 million (par value) of floating-rate bank notes outstanding at December 31, 2002, with rates priced between 23 basis points and 60 basis points over the three-month LIBOR. Interest is payable quarterly.

THINK OF YOURSELF AS A CUSTOMER

SUMMARY OF LONG-TERM DEBT AND BANK NOTES (dollars in thousands)

December 31,	2002	2001

Parent Company
6 7/8% Senior Notes, maturing in 2005	$99,761	$99,677
Fixed-Rate Senior Medium-Term Notes, with a weighted average interest rate of 6.55% and 6.61%, respectively, maturing in varying amounts from 2003 through 2012	1,522,701	356,828
Floating-Rate Senior Medium-Term Notes, maturing in varying amounts from 2003 through 2004	338,862	703,339

Total parent company	1,961,324	1,159,844

Subsidiaries
Fixed-Rate Bank Notes, with a weighted average interest rate of 6.66% and 7.10%, respectively, maturing in varying amounts from 2003 through 2008	2,139,385	1,702,854
Floating-Rate Bank Notes, maturing in varying amounts from 2003 through 2005	364,668	885,995
Fixed-Rate Medium-Term Deposit Notes, with a weighted average interest rate of 6.08% and 6.23%, respectively, maturing in varying amounts from 2003 through 2008	338,685	239,873
Floating-Rate Medium-Term Deposit Notes, maturing in varying amounts from 2003 through 2005	142,563	175,611
Fixed-Rate Euro Medium-Term Notes, with a weighted average interest rate of .80% on the Japanese yen denominated notes, matured in 2002	—	41,941
Fixed-Rate Euro Medium-Term Notes, with a weighted average interest rate of 5.83% and 5.50%, respectively, on the Euro denominated notes, maturing from 2004 through 2007	1,608,198	873,498
Floating-Rate Euro Medium-Term Notes, maturing in varying amounts from 2003 through 2004	511,562	745,264
7.25% Subordinated Notes, matured in 2002	—	205,820
6.75% Subordinated Notes, maturing in 2008	281,797	257,969
6.625% Subordinated Notes, maturing in 2012	548,957	—
7.125% Subordinated Notes, maturing in 2012	511,094	—
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series A, with an interest rate of 8.278%, maturing in 2026	290,811	265,218
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series B, with an interest rate equal to 80 basis points above the three-month London Interbank Offered Rate, maturing in 2027	277,421	277,187
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series C, with an interest rate of 8.25%, maturing in 2027	36,562	35,959
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series D, with an interest rate of 8.125%, maturing in 2032	319,232	—
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series E, with an interest rate of 8.10%, maturing in 2033	205,914	—

Long-term debt and bank notes	$9,538,173	$6,867,033

MEDIUM-TERM DEPOSIT NOTES

These notes are direct, unconditional, unsecured obligations of MBNA Canada and are not subordinated to any other obligation of MBNA Canada. At December 31, 2002, MBNA Canada had CAD$525.0 million (par value), which was approximately $333.3 million, of fixed-rate medium-term deposit notes outstanding, with rates ranging from 4.35% to 7.26%. Interest is payable semiannually. MBNA Canada also had CAD$225.0 million (par value), which was approximately $142.8 million, of floating-rate medium-term deposit notes outstanding at December 31, 2002. These floating-rate medium-term deposit notes are priced between 60 basis points and 102 basis points over the ninety-day bankers acceptance rate. Interest is payable quarterly. The medium-term deposit notes are unconditionally guaranteed as to payment of principal and interest by the Bank, and are not redeemable prior to their stated maturity. At December 31, 2002, the ninety-day bankers acceptance rate was 2.84%.

EURO MEDIUM-TERM NOTES

The Euro Medium-Term Notes are unsecured obligations of MBNA Europe. These notes are unconditionally and irrevocably guaranteed in respect to all payments by the Bank.

At December 31, 2002, MBNA Europe had outstanding EUR1.5 billion (par value), which was approximately $1.6 billion,

of Fixed-Rate Euro Medium-Term Notes, with interest payable annually. During 2002, the JPY5.5 billion (par value), which was approximately $41.9 million at December 31, 2001, matured.

At December 31, 2002, MBNA Europe also had outstanding Floating-Rate Euro Medium-Term Notes denominated in various currencies. The Floating-Rate Euro Medium-Term Notes outstanding at December 31, 2002 were £54.5 million (par value), which was approximately $87.9 million, with interest priced between 50 basis points and 80 basis points over the three-month Sterling LIBOR, EUR300.0 million (par value), which was approximately $314.6 million, with interest priced between 55 basis points and 62.5 basis points over the three-month Euro Interbank Offered Rate (“EURIBOR”), HKD130.0 million (par value), which was approximately $16.8 million, with interest priced at 100 basis points over the three-month Hong Kong Interbank Offered Rate (“HIBOR”), JPY9.2 billion (par value), which was approximately $78.0 million, with interest priced between 35 basis points and 74 basis points over the three-month Japanese LIBOR (“JPY LIBOR”), and $15.0 million (par value) with interest priced at 75 basis points over the three-month LIBOR. Interest on these Floating-Rate Euro Medium-Term Notes is payable quarterly.

At December 31, 2002, the three-month Sterling LIBOR was 4.02%, the three-month EURIBOR was 2.87%, the three-month HIBOR was 1.50%, and the three-month JPY LIBOR was .07%.

66	THINK OF YOURSELF AS A CUSTOMER

7.25% SUBORDINATED NOTES

During 2002, the 7.25% Subordinated Notes matured. The 7.25% Subordinated Notes were subordinated to the claims of depositors and other creditors of the Bank, unsecured, and not subject to redemption prior to maturity. Interest was payable semiannually. The 7.25% Subordinated Notes were issued by the Bank in 1992 and previously qualified as Tier 2 Capital, which is included in Total Capital, under the risk-based capital guidelines for both banks and bank holding companies.

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

6.625% SUBORDINATED NOTES

The 6.625% Subordinated Notes are subordinated to the claims of depositors and other creditors of the Bank, unsecured, and not subject to redemption prior to maturity. Interest is payable semiannually. The 6.625% Subordinated Notes were issued by the Bank in 2002 and qualify as Tier 2 Capital, which is included in Total Capital, under the risk-based capital guidelines for both banks and bank holding companies.

7.125% SUBORDINATED NOTES

The 7.125% Subordinated Notes are subordinated to the claims of depositors and other creditors of the Bank, unsecured, and not subject to redemption prior to maturity. Interest is payable semiannually. The 7.125% Subordinated Notes were issued by the Bank in 2002 and qualify as Tier 2 Capital, which is included in Total Capital, under the risk-based capital guidelines for both banks and bank holding companies.

GUARANTEED PREFERRED BENEFICIAL
INTERESTS IN CORPORATION’S JUNIOR
SUBORDINATED DEFERRABLE INTEREST
DEBENTURES

The Corporation, through MBNA Capital A, MBNA Capital B, MBNA Capital C, MBNA Capital D, and MBNA Capital E, each a statutory business trust created under the laws of the State of Delaware, issued capital securities and common securities: series A, series B, series C, series D, and series E, respectively. The series capital securities are presented as “guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures” in the summary of long-term debt and bank notes. The Corporation is the owner of all the beneficial ownership interests represented by the common securities of the trusts. The trusts exist for the sole purpose of issuing the series capital securities and the series common securities and investing the proceeds in junior subordinated deferrable interest debentures issued by the Corporation. For financial reporting purposes, the trusts are treated as wholly owned subsidiaries of the Corporation and are included in the Corporation’s consolidated financial statements. These securities qualify as regulatory capital for the Corporation.

The junior subordinated deferrable interest debentures are the sole assets of the trusts, and the payments under the junior subordinated deferrable interest debentures are the sole revenues of the trusts. Interest on the series capital securities is payable semiannually or quarterly. The Corporation has the right to defer payment of interest on the junior subordinated deferrable interest debentures at any time, or from time to time, for a period not exceeding 10 consecutive semiannual periods or 20 consecutive quarterly periods depending upon the series. If the payment of interest is deferred on the junior subordinated deferrable interest debentures, distributions on the series securities will be deferred and the Corporation also may not be permitted to declare or pay any cash dividends on the Corporation’s capital stock or interest on debt securities that have equal or less priority than the junior subordinated deferrable interest debentures.

The series capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated deferrable interest debentures at their stated maturity or their earlier redemption. The junior subordinated deferrable interest debentures are redeemable prior to their stated maturity at the option of the Corporation, on or after the contractually specified dates, in whole at any time, or in part from time to time, or prior to the contractually specified dates, in whole only within 90 days following the occurrence of certain tax or capital treatment events. The contractually specified early redemption dates for series A, series B, series C, series D, and series E capital securities are December 1, 2006, February 1, 2007, January 15, 2002, October 1, 2007, and February 15, 2008, respectively. These contractually specified early redemption dates are subject to the Corporation having received prior approval from the Board of Governors of the Federal Reserve System. The series capital securities have a preference with respect to cash distributions and amounts payable on liquidation or redemption over the series common securities.

MINIMUM ANNUAL MATURITIES OF LONG-TERM DEBT AND BANK NOTES (dollars in thousands)

		MBNA
	Parent	Corporation and
(Par Value)	Company	Subsidiaries

2003	$434,000	$1,229,624
2004	130,000	1,795,026
2005	100,000	806,789
2006	—	641,266
2007	700,000	1,287,834

THINK OF YOURSELF AS A CUSTOMER

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

NOTE 16: STOCKHOLDERS’ EQUITY

PREFERRED STOCK

The Corporation is authorized to issue 20 million shares of preferred stock with a par value of $.01 per share. The Corporation had 4.5 million shares of 7 1/2 % cumulative preferred stock, Series A, outstanding at December 31, 2002 and 2001. The Corporation also had 4.0 million shares of adjustable rate cumulative preferred stock, Series B, outstanding at December 31, 2002 and 2001. Both of the outstanding series of preferred stock have a $25 stated value per share.

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

COMMON STOCK

On January 23, 2003, the Corporation’s Board of Directors declared a quarterly dividend of $.08 per common share, payable April 1, 2003, to stockholders of record as of March 15, 2003.

On June 6, 2002, the Corporation announced a three-for-two split of the Corporation’s Common Stock, effected in the form of a dividend, issued July 15, 2002, to stockholders of record as of the close of business on July 1, 2002. Accordingly, all common share and per common share data have been adjusted to reflect this stock split.

In August 2000, the Corporation issued 75 million shares of common stock. The Corporation used the net proceeds from this offering, $1.6 billion net of issuance costs, to complete the acquisition of the consumer and commercial revolving credit loan portfolio from First Union Corporation in September 2000 and for other general corporate purposes.

PREFERRED STOCK DIVIDEND SUMMARY

		|	Series A		|	Series B

			Dividend	Dividend per		Dividend	Dividend per
Declaration Date	Payment Date		Rate	Preferred Share		Rate	Preferred Share

January 23, 2003	April 15, 2003		7.50%	$.46875		5.50%	$.34380
October 17, 2002	January 15, 2003		7.50	.46875		5.50	.34380
July 11, 2002	October 15, 2002		7.50	.46875		5.56	.34740
April 11, 2002	July 15, 2002		7.50	.46875		5.90	.36850
January 10, 2002	April 15, 2002		7.50	.46875		5.50	.34380
October 11, 2001	January 15, 2002		7.50	.46875		5.50	.34380
July 11, 2001	October 15, 2001		7.50	.46875		5.60	.35020
April 10, 2001	July 16, 2001		7.50	.46875		5.50	.34380
January 10, 2001	April 16, 2001		7.50	.46875		5.64	.35270
October 10, 2000	January 16, 2001		7.50	.46875		5.92	.37020
July 12, 2000	October 16, 2000		7.50	.46875		6.02	.37650
April 12, 2000	July 17, 2000		7.50	.46875		6.07	.37960
January 10, 2000	April 15, 2000		7.50	.46875		6.40	.39970

68	THINK OF YOURSELF AS A CUSTOMER

NOTE 17: COMPREHENSIVE INCOME

Statement No. 130 requires the impact of foreign currency translation, unrealized gains or losses on the Corporation’s investment securities available-for-sale and other financial instruments, and changes in certain minimum benefit plan liabilities, to be included in other comprehensive income. The components of other comprehensive income on a before tax and net of tax basis are presented in the following table.

Favorable foreign currency translation for the year ended December 31, 2002 was primarily related to the strengthening of foreign currencies against the U.S. dollar.

OTHER COMPREHENSIVE INCOME COMPONENTS (dollars in thousands)

Year Ended December 31,	2002	2001	2000

Before Tax
Foreign currency translation	$140,757	$(28,984)	$(42,640)
Net unrealized (losses) gains on investment securities available-for-sale and other financial instruments	(51)	29,764	26,191
Minimum benefit plan liability adjustment	(6,734)	—	—

Other comprehensive income (loss), before tax	$133,972	$780	$(16,449)

Applicable Income Tax
Foreign currency translation	$—	$—	$—
Net unrealized gains on investment securities available-for-sale and other financial instruments	3,271	10,689	9,515
Minimum benefit plan liability adjustment	(2,458)	—	—

Other comprehensive income tax expense	$813	$10,689	$9,515

Net of Tax
Foreign currency translation	$140,757	$(28,984)	$(42,640)
Net unrealized (losses) gains on investment securities available-for-sale and other financial instruments	(3,322)	19,075	16,676
Minimum benefit plan liability adjustment	(4,276)	—	—

Other comprehensive income (loss), net of tax	$133,159	$(9,909)	$(25,964)

NOTE 18: EARNINGS PER COMMON SHARE

Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding during the period. Earnings per common share—assuming dilution is computed using net income applicable to common stock and weighted average common shares outstanding during the period after consideration of the potential dilutive effect of common stock equivalents, based on the treasury stock method using an average market price for the period. There were 20,637,750 stock options with an average exercise price of $23.90 per share outstanding at December 31, 2002, which were not included in the computation of earnings per common share—

assuming dilution for 2002 as a result of the stock options’ exercise prices being greater than the average market price of the common shares. These stock options expire from 2010 through 2012. There were 16,984,500 stock options with an average option price of $21.71 per share outstanding at December 31, 2001, which were not included in the computation of earnings per common share—assuming dilution for 2001 as a result of the stock options’ exercise prices being greater than the average market price of the common shares. These stock options expire in 2010 and 2011. All stock options outstanding at December 31, 2000 were included in the computation of earnings per common share—assuming dilution.

COMPUTATION OF EARNINGS PER COMMON SHARE (dollars in thousands, except per share amounts)

Year Ended December 31,	2002	2001	2000

Earnings per Common Share
Net income	$1,765,954	$1,694,291	$1,312,532
Less: preferred stock dividend requirements	14,178	14,142	14,674

Net income applicable to common stock	$1,751,776	$1,680,149	$1,297,858

Weighted average common shares outstanding (000)	1,277,787	1,277,745	1,230,827

Earnings per common share	$1.37	$1.31	$1.05

Earnings per Common Share—Assuming Dilution
Net income	$1,765,954	$1,694,291	$1,312,532
Less: preferred stock dividend requirements	14,178	14,142	14,674

Net income applicable to common stock	$1,751,776	$1,680,149	$1,297,858

Weighted average common shares outstanding (000)	1,277,787	1,277,745	1,230,827
Net effect of dilutive stock options (000)	24,925	36,485	38,976

Weighted average common shares outstanding and common stock equivalents (000)	1,302,712	1,314,230	1,269,803

Earnings per common share—assuming dilution	$1.34	$1.28	$1.02

THINK OF YOURSELF AS A CUSTOMER

NOTE 19: INCOME TAXES

The following is a reconciliation of the federal statutory income taxes to the Corporation’s reported income taxes:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAXES (dollars in thousands)

Year Ended December 31,	2002	2001	2000

Income before income taxes	$2,785,416	$2,715,210	$2,120,407
Statutory tax rate	35%	35%	35%

Income tax at statutory tax rate	974,896	950,324	742,142
State taxes, net of federal benefit	23,951	30,321	19,569
Other	20,615	40,274	46,164

Total income taxes	$1,019,462	$1,020,919	$807,875

The components of the Corporation’s income tax expense related to continued operations are as follows:

COMPONENTS OF THE CORPORATION’S INCOME TAX EXPENSE (dollars in thousands)

Year Ended December 31,	2002	2001	2000

Current Income Taxes
U.S. federal	$1,017,511	$1,020,232	$668,974
U.S. state and local	36,848	46,648	30,106
Foreign	116,810	65,306	63,988

Total current income taxes	1,171,169	1,132,186	763,068
Deferred Income Taxes
U.S. federal, state, and local	(143,601)	(125,324)	47,326
Foreign	(8,106)	14,057	(2,519)

Total deferred income taxes	(151,707)	(111,267)	44,807

Total income taxes	$1,019,462	$1,020,919	$807,875

Foreign subsidiaries contributed approximately 14.7% in 2002, 12.2% in 2001, and 9.6% in 2000 to consolidated income before income taxes. No U.S. income taxes have been provided on the accumulated undistributed earnings of foreign subsidiaries, totaling $893.7 million at December 31, 2002, which continue to be reinvested. It is not practicable to determine the amount of any additional U.S. income taxes that might be payable in the event that these earnings are repatriated. At December 31, 2001, the Corporation had a valuation allowance in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“Statement No. 109”), related to foreign loss carryforwards and tax credits. As a result of the Corporation’s continual increase in taxable earnings, and the expectation that this trend will continue, the Corporation eliminated the valuation allowance related to these foreign loss carryforwards and tax credits in 2002.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

SUMMARY OF DEFERRED TAXES (dollars in thousands)

December 31,	2002	2001

Deferred Tax Assets
Reserve for possible credit losses	$277,625	$195,508
Intangible assets and other similar items	107,660	125,436
Foreign tax loss carryforwards and tax credits	1,961	29,026
Other deferred tax assets	377,206	310,023

Total deferred tax assets	764,452	659,993
Valuation allowance	—	(29,026)

Total deferred tax assets less valuation allowance	764,452	630,967
Deferred Tax Liabilities
Securitizations and related items	(350,192)	(383,500)
Other deferred tax liabilities	(107,842)	(100,439)

Total deferred tax liabilities	(458,034)	(483,939)

Net deferred tax assets	$306,418	$147,028

NOTE 20: EMPLOYEE BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan (“Pension Plan”) and a supplemental executive retirement plan (“SERP”).

PENSION PLAN

The Corporation’s Pension Plan covers substantially all people employed by the Corporation in the United States who meet certain age and service requirements. Retirement benefits are based on the number of years of benefit service and a percentage of the participant’s average annual compensation during the five highest paid consecutive years of their last 10 years of employment. The Corporation’s funding policy is to have the market value of the Pension Plan’s assets achieve a target-funded ratio between 100% and 120% on a projected benefit obligation (“PBO”) basis, and that only tax-deductible contributions may be made. This target-funded ratio is intended to accelerate the time frames when the Pension Plan will no longer require additional annual contributions. The target-funded ratio was not achieved in 2002, nor is it likely to be achieved in 2003 as a result of the capital market and interest rate environments, as well as limitations on permissible tax deductible contributions to the Pension Plan. The target-funded ratio is calculated by dividing the fair market value of plan assets by the PBO; as of December 31, 2002, the Pension Plan had a funded ratio of 66%, based on the fair market value of the Plan’s assets of $263.3 million and a PBO of $397.2 million.

70	THINK OF YOURSELF AS A CUSTOMER

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Corporation’s SERP plan, established in 1991, provides certain officers with supplemental retirement benefits in excess of limits imposed on qualified plans by federal tax law. The SERP plan provides a retirement benefit up to a maximum of 80% of the participants’ highest average salary for any 12 month period during the 72 months preceding retirement.

The combined financial information of the two employee benefit plans is presented in the following table.

BENEFIT PLAN FINANCIAL INFORMATION
 (dollars in thousands)

Year Ended December 31,	2002	2001

Change in Benefit Obligation
Net benefit obligation, beginning of year	$379,006	$286,689
Service cost—benefits earned during the year	50,928	35,699
Interest cost on projected benefit obligation	34,648	24,690
Actuarial loss	78,955	37,377
Plan amendments	33,827	(2,673)
Gross benefits paid	(3,602)	(2,776)

Net benefit obligation, end of year	$573,762	$379,006

Change in Plan Assets
Fair value of plan assets, beginning of year	$247,460	$263,500
Actual return on plan assets	(39,047)	(52,373)
Employer contributions	58,525	39,109
Gross benefits paid	(3,602)	(2,776)

Fair value of plan assets, end of year	$263,336	$247,460

Funded status	$(310,426)	$(131,546)
Unrecognized net actuarial loss	210,997	70,298
Unrecognized prior service cost	53,844	23,345
Unrecognized net transition obligation	2,109	2,455

Net amount recognized	$(43,476)	$(35,448)

Amounts Recognized in the Consolidated Statements of Financial Condition
Prepaid benefit cost	$64,791	$46,891
Accrued benefit cost	(108,267)	(82,339)
Additional minimum liability	(49,202)	(20,382)
Intangible asset	42,468	20,382
Accumulated other comprehensive income	6,734	–

Net amount recognized	$(43,476)	$(35,448)

Significant Assumptions Used in the Corporation’s Defined Benefit Plans
Discount rate	6.75%	7.50%
Rate of compensation increase	5.50	6.00
Expected rate of return on plan assets	9.00	9.50

There were no plan assets for the SERP plan at December 31, 2002 and 2001. The accumulated benefit obligation for the SERP plan was $157.5 million and $102.7 million at December 31, 2002 and 2001, respectively.

In 2002, the Corporation decreased the discount rate used to value its PBO for both the Pension Plan and the SERP plan to 6.75% from 7.50% in 2001, to reflect the current interest rate environment. The change in the discount rate increased the PBO for the Pension Plan and the SERP plan by approximately $64 million and $16 million, respectively, for the year ended December 31, 2002. Net periodic benefit cost for the Pension Plan and the SERP plan increased by $32.3 million in 2002 as compared to 2001, primarily as a result of normal operations of the plans including additional participants, $13.8 million; a lower than assumed return on plan assets in prior years, $8.9 million; and a lower assumed discount rate, $7.9 million. In 2002, the Corporation decreased the expected rate of compensation increase for both the Pension Plan and the SERP plan to 5.5% from 6.0% after re-evaluating the expected future rate of compensation increases. This was done to reflect the long-term expectation of compensation rate increases.

COMPONENTS OF NET PERIODIC BENEFIT COST (dollars in thousands)

Year Ended December 31,	2002	2001	2000

Service cost—benefits earned during the year	$50,928	$35,699	$33,141
Interest cost on projected benefit obligation	34,648	24,690	20,777
Expected return on plan assets	(25,579)	(25,406)	(17,961)
Net amortization and deferral	6,584	(677)	108

Net periodic benefit cost	$66,581	$34,306	$36,065

Assumptions Used to Determine Net Periodic Benefit Cost
Discount rate	7.50%	8.00%	8.00%
Rate of compensation increase	6.00	6.00	6.00
Expected rate of return on plan assets	9.50	9.50	9.00

In 2002, the Corporation re-evaluated the expected rate of return on plan assets assumption, and decreased the expected rate of return on plan assets to 9.0% from 9.5% in 2001. This was done to reflect the long-term expectation of capital market conditions.

Plan amendments adopted during 2002 resulted in a $33.8 million increase in the net benefit obligation. Additional participants in the SERP plan accounted for $21.7 million of the increase. The remaining $12.1 million was related to the granting of benefit credited service for Pension Plan participants’ pre-acquisition service.

The Corporation anticipates, based on current conditions, that net periodic benefit cost for the Pension Plan and the SERP plan will increase by $33.5 million in 2003 because of a lower assumed discount rate, a lower expected return on plan assets, and normal operations of the plans, partially offset by a lower assumed rate of compensation increases. The Corporation expects to contribute approximately $70 million to the Pension Plan in 2003.

401(K) PLUS SAVINGS PLAN

The MBNA Corporation 401(k) Plus Savings Plan (“401(k) Plan”) is a defined contribution plan that is intended to qualify under section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all people in the United States who have been employed by the Corporation for one or more years and have completed at least one thousand hours of service in any one year. For these people, the Corporation automatically contributes 1% of an eligible person’s base salary in cash. Additionally, eligible participants may contribute up to a maximum of 25% of base salary on a pre-tax basis and 15% on an after-tax basis, with the first 6% matched at a rate of 50% by the Corporation in cash. The Corporation charged $27.0 million, $23.1 million, and $18.7 million in 2002, 2001, and 2000, respectively, to other operating expense for the costs related to the 401(k) Plan.

THINK OF YOURSELF AS A CUSTOMER

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

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The Corporation and its subsidiaries provide certain health care and life insurance benefits for certain people upon early retirement through normal retirement age. Initially, a plan was established for people aged 45 and older with at least 10 years of service at December 31, 1993. The plan was closed to future enrollment effective December 31, 1998. The plan was extended on January 1, 1999, to people aged 40 and older with at least five years of service. A person must meet the requirements for early retirement status to be eligible for these benefits. The Corporation records the estimated cost of benefits provided to its former or inactive employees on an accrual basis. The expenses for these benefits are charged to other operating expense and were not material to the Corporation’s consolidated financial statements.

NOTE 21: STOCK-BASED EMPLOYEE COMPENSATION

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

The 1997 Plan authorizes, subject to certain exceptions and additional limitations, grants of stock options and restricted shares for an indefinite number of shares of common stock, provided that immediately after the grants, the sum of the number of outstanding stock options and restricted shares does not exceed 10% of fully diluted shares outstanding as defined in the 1997 Plan. At December 31, 2002, 2001, and 2000, the amount of shares of common stock available for future grants under the 1997 Plan were 15.8 million shares, 11.1 million shares, and 24.1 million shares, respectively. The maximum number of restricted stock awards that can be granted in any calendar year is 3 million shares, subject to certain exceptions. The maximum number of stock options that can be granted to any one participant in any calendar year is 3.38 million.

Stock options are granted with an exercise price that is not less than the fair market value of the Corporation’s Common Stock on the date the option is granted, and none may be exercised more than 10 years from the date of grant. Stock options granted to selected officers and key employees of the Corporation normally become exercisable for one-fifth of the common shares subject to the options each year and continue to become exercisable for up to one-fifth per year until they are completely exercisable after five years. Stock options granted to nonemployee directors and certain selected officers are exercisable immediately.

The Corporation granted 4.6 million stock options in 2002, 6.8 million stock options in 2001, and 2.4 million stock options in 2000 which were immediately exercisable following the effective date of the grant. During 2002, 2001, and 2000, there were no performance-based common stock options granted.

Restricted common shares were also issued under the 1997 Plan to the Corporation’s senior officers for a total of 3.0 million common shares in 2002, 2.9 million common shares in 2001, and 3.0 million common shares in 2000. The restricted common shares issued had an approximate aggregate market value of $69.1 million, $66.9 million, and $54.3 million at the time of grant for 2002, 2001, and 2000, respectively. The market value of these restricted shares at the date of grant is amortized into expense over a period that approximates the restriction period, which is 10 years, or less if the restricted common shares had a specific vesting date less than 10 years from date of grant. If the restrictions lapse, generally upon death, disability or

SUMMARY OF STOCK OPTIONS OUTSTANDING (shares in thousands)

December 31, 2002			|	Options Outstanding				|	Options Exercisable

					Weighted Average
				Number	Remaining		Weighted Average		Number	Weighted Average
Range of Exercise Prices				of Shares	Contractual Life		Exercise Price		of Shares	Exercise Price

$1.00	to	$4.99		10,515	2.1	years	$3.96		10,515	$3.96
5.00	to	9.99		17,526	4.1		7.82		17,526	7.82
10.00	to	14.99		23,490	6.2		14.19		19,586	14.26
15.00	to	19.99		14,171	6.3		17.69		11,904	17.67
20.00	to	25.00		45,026	8.8		22.52		21,217	22.20

1.00	to	25.00		110,728					80,748

THINK OF YOURSELF AS A CUSTOMER

SUMMARY OF STOCK OPTION PLANS
ACTIVITY (shares in thousands)

		Weighted
	Number	Average
	of Shares	Exercise Price

2002
Options outstanding, beginning of year	113,026	$12.66
Granted	20,675	23.88
Exercised	(22,521)	6.15
Canceled	(452)	19.90

Options outstanding, end of year	110,728	16.05

Options exercisable, end of year	80,748	14.11

Weighted average fair value of options granted during the year	$8.37

2001
Options outstanding, beginning of year	101,923	$9.80
Granted	24,125	21.41
Exercised	(12,961)	6.48
Canceled	(61)	11.23

Options outstanding, end of year	113,026	12.66

Options exercisable, end of year	78,890	10.82

Weighted average fair value of options granted during the year	$7.50

2000
Options outstanding, beginning of year	102,801	$8.69
Granted	12,212	13.98
Exercised	(12,941)	4.86
Canceled	(149)	15.54

Options outstanding, end of year	101,923	9.80

Options exercisable, end of year	66,758

Weighted average fair value of options granted during the year	$5.48

retirement, or are released sooner, any remaining unamortized market value of the restricted shares is immediately expensed. At December 31, 2002 and 2001, the unamortized compensation expense related to the restricted stock awards was $158.2 million and $183.0 million, respectively.

To the extent stock options are exercised or restricted shares are awarded from time to time under the Corporation’s Long Term Incentive Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued. The Corporation considers these stock repurchases in maintaining its liquidity position. During 2002, the Corporation purchased 25.5 million common shares for $615.5 million in connection with the issuance of restricted stock and the exercise of stock options and received $138.4 million in proceeds from the exercise of those stock options. During 2001, the Corporation purchased 15.9 million common shares for $376.1 million in connection with the issuance of restricted stock and the exercise of stock options and received $84.0 million in proceeds from the exercise of those stock options. During 2000, the Corporation purchased 15.9 million common shares for $323.5 million in connection with the issuance of restricted stock and the exercise of stock options and received $62.9 million in proceeds from the exercise of those stock options.

NOTE 22: OTHER OPERATING EXPENSE

OTHER EXPENSE COMPONENT OF OTHER OPERATING EXPENSE (dollars in thousands)

Year Ended December 31,	2002	2001	2000

Purchased services	$544,104	$498,809	$358,688
Advertising	315,393	268,897	224,582
Collection	54,872	46,260	41,960
Stationery and supplies	48,073	45,477	39,963
Service bureau	75,444	63,375	55,217
Postage and delivery	366,129	354,226	287,368
Telephone usage	86,562	84,900	75,785
Loan receivable fraud losses	160,639	172,366	164,027
Amortization of intangible assets	348,727	381,792	273,219
Computer software	101,625	83,230	71,052
Other	248,317	274,329	205,053

Total other expense	$2,349,885	$2,273,661	$1,796,914

NOTE 23: DIVIDEND LIMITATIONS

The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation’s Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation’s revolving credit facilities. The payment of common stock dividends may also be limited by the terms of the Corporation’s preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on the common stock. In addition, if the Corporation defers interest for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending on the series, on its guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation’s Common Stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures.

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a national bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits. Also, a national bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital

THINK OF YOURSELF AS A CUSTOMER

requirements. At December 31, 2002, the amount of undivided profits available for declaration and payment of dividends from the Bank to the Corporation was $3.7 billion. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this practice, the amount of undivided profits available for the declaration and payment of dividends from the Bank to the Corporation was $1.3 billion at December 31, 2002. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

The Bank’s payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Corporation’s senior syndicated revolving credit facility (discussed under “Note 25: Commitments and Contingencies”). This facility was not drawn upon at December 31, 2002. If this facility had been drawn upon at December 31, 2002, the amount of retained earnings available for declaration of dividends would have been limited to $1.9 billion.

NOTE 24: CAPITAL ADEQUACY

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

The Corporation’s, the Bank’s, and MBNA Delaware’s capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 2002 and 2001, the Corporation’s, the Bank’s, and MBNA Delaware’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory accounting practices.

In November 2001, the FFIEC published revised risk-based capital guidelines to address the treatment of recourse obligations, retained interests in securitization transactions, and direct credit substitutes that expose banks and bank holding companies to credit risk. The revised guidelines imposed a “dollar-for-dollar” capital charge on retained interests and a concentration limit on the interest-only strip receivable, a subset of retained interests in a securitization transaction. The Corporation’s retained interests in a

CAPITAL ADEQUACY (dollars in thousands)

								To Be Well-Capitalized
					For Capital			Under Prompt Corrective
	|	Actual		|	Adequacy Purposes		|	Action Provisions

		Amount	Ratio		Amount	Ratio		Amount		Ratio

December 31, 2002
Tier 1 Capital (to Risk-Weighted Assets):
MBNA Corporation		$9,466,935	15.73%		$2,407,978	4.00%		(a	)
MBNA America Bank, N.A.		7,596,885	12.58		2,416,236	4.00		$3,624,354		6.00%
MBNA America (Delaware), N.A.		431,918	28.06		61,579	4.00		92,368		6.00
Total Capital (to Risk-Weighted Assets):
MBNA Corporation		11,828,100	19.65		4,815,955	8.00		(a	)
MBNA America Bank, N.A.		9,914,225	16.41		4,832,472	8.00		6,040,590		10.00
MBNA America (Delaware), N.A.		451,999	29.36		123,157	8.00		153,947		10.00
Tier 1 Capital (to Average Assets):
MBNA Corporation		9,466,935	18.55		2,041,906	4.00		(a	)
MBNA America Bank, N.A.		7,596,885	15.81		1,921,607	4.00		2,402,009		5.00
MBNA America (Delaware), N.A.		431,918	23.21		74,446	4.00		93,058		5.00

December 31, 2001
Tier 1 Capital (to Risk-Weighted Assets):
MBNA Corporation		7,818,571	15.99		1,955,703	4.00		(a	)
MBNA America Bank, N.A.		6,077,705	13.14		1,850,421	4.00		2,775,631		6.00
MBNA America (Delaware), N.A.		299,278	18.24		65,642	4.00		98,463		6.00
Total Capital (to Risk-Weighted Assets):
MBNA Corporation		8,783,987	17.97		3,911,406	8.00		(a	)
MBNA America Bank, N.A.		6,997,176	15.13		3,700,842	8.00		4,626,052		10.00
MBNA America (Delaware), N.A.		316,337	19.28		131,284	8.00		164,105		10.00
Tier 1 Capital (to Average Assets):
MBNA Corporation		7,818,571	18.12		1,725,687	4.00		(a	)
MBNA America Bank, N.A.		6,077,705	15.00		1,620,755	4.00		2,025,944		5.00
MBNA America (Delaware), N.A.		299,278	18.49		64,749	4.00		80,936		5.00

(a)	Not applicable for bank holding companies.

74	THINK OF YOURSELF AS A CUSTOMER

securitization include an interest-only strip receivable, cash reserve accounts, accrued interest and fees on securitized loans, and other subordinated interests (discussed under “Note 8: Asset Securitization”). The Corporation implemented the revised guidelines at December 31, 2002. The adoption increased capital requirements of the Corporation, the Bank, and MBNA Delaware and resulted in an additional capital charge which decreased their Tier 1 Capital ratios by approximately 210, 260, and 25 basis points, respectively, and their Total Capital ratios by approximately 200, 275, and 25 basis points, respectively. The Leverage ratio remained unchanged for each entity. The Corporation remained “adequately capitalized,” and the Bank and MBNA Delaware remained “well-capitalized” for regulatory capital purposes. No conditions or events have occurred since December 31, 2002, that have changed the Corporation’s classification as “adequately capitalized” and the Bank’s or MBNA Delaware’s classification as “well-capitalized.”

NOTE 25: COMMITMENTS AND CONTINGENCIES

A loan commitment is an agreement to lend to a Customer subject to the Customer’s compliance with the Customer’s account agreement. The Corporation can reduce or cancel a credit card commitment by providing the required prior notice to the Customer, or without notice if permitted by law. The Corporation had outstanding lines of credit of $622.7 billion and $560.9 billion committed to its Customers at December 31, 2002 and 2001, respectively. Of those total commitments, $515.4 billion and $463.4 billion were unused at December 31, 2002 and 2001, respectively. While these amounts represent the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line of credit at any given point in time. The Corporation has the right to reduce or cancel these available lines of credit at any time.

The Bank, MBNA Europe, and the Corporation have a $2.5 billion senior unsecured syndicated revolving credit facility committed through March 2004. The facility is available to the Bank and MBNA Europe with sublimit availability in an amount of $300.0 million for the Corporation. The Bank unconditionally and irrevocably guarantees the obligations of MBNA Europe under the facility. This facility may be used for general corporate purposes and was not drawn upon at December 31, 2002.

Advances from the $2.5 billion senior syndicated revolving credit facility are subject to covenants and conditions customary in a transaction of this nature. These conditions include requirements for both the Corporation and the Bank to maintain a minimum level of consolidated tangible net worth. These conditions also require the Bank to not permit its managed loan receivables 90 days or more past due plus nonaccruing receivables to exceed 6% of managed receivables, as defined by the agreement, and to maintain its regulatory capital ratios at or above regulatory minimum requirements. In addition, these conditions require that the Corporation not permit its double leverage ratio (defined as the sum of the Corporation’s intangible assets and investment in subsidiaries divided by total stockholders’ equity) to exceed 1.25. At December 31, 2002, the ratio of the Bank’s managed loan receivables 90 days or more past due plus nonaccruing receivables to managed receivables was 2.46%, the Corporation’s double leverage ratio was 1.02, and the level of consolidated tangible net worth exceeded the minimum level required.

The Bank has a $750.0 million warehouse facility committed through March 2003. The Bank may take advances under the facility subject to covenants and conditions customary in a transaction of this nature. The Bank intends to renew the warehouse facility through 2004. This facility may be used for general corporate purposes and was not drawn upon at December 31, 2002.

MBNA Europe has a £325.0 million (approximately $523.9 million at December 31, 2002) multi-currency syndicated revolving credit facility committed until June 2005. MBNA Europe may take advances under the facility subject to covenants and conditions customary in a transaction of this nature, including requirements for tangible net worth and account delinquencies. This facility is unconditionally and irrevocably guaranteed by the Bank. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2002.

MBNA Canada has a CAD$350.0 million (approximately $222.2 million at December 31, 2002) multi-currency syndicated revolving credit facility committed through July 2004. During 2002, CAD$315.0 million (approximately $200.0 million at December 31, 2002) of the facility was extended to July 2005. MBNA Canada also has a CAD$50.0 million (approximately $31.7 million at December 31, 2002) credit facility committed through March 2003. MBNA Canada may take advances under the facilities subject to covenants and conditions customary in a transaction of this nature. These facilities are unconditionally and irrevocably guaranteed by the Bank. These facilities may be used for general corporate purposes and were not drawn upon at December 31, 2002.

The Corporation, the Bank, and their affiliates are commonly subject to various pending or threatened legal proceedings, including certain class actions, arising out of the normal course of business. In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of these matters will be. However, the Corporation believes, based on current knowledge and after consultation with counsel, that the outcome of such matters will not have a material adverse effect on the Corporation’s consolidated financial condition or results of operations. Amounts that have been recognized for such losses as of December 31, 2002 and 2001 and not yet paid are included in the consolidated statements of financial condition under accrued expenses and other liabilities and are not material to the consolidated financial statements at December 31, 2002 and 2001, respectively.

THINK OF YOURSELF AS A CUSTOMER

NOTE 26: FOREIGN ACTIVITIES

SELECTED FOREIGN FINANCIAL DATA
(dollars in thousands)

December 31,		2002		2001	2000

United Kingdom/Ireland/ Spain
Total assets	$	9,194,940	$	5,654,605	$3,951,404
Total income		1,298,322		1,011,309	786,793
Income before income taxes		199,986		199,221	164,912
Net income		148,497		149,786	121,041
Other Foreign
Total assets		3,490,746		1,884,726	1,651,315
Total income		303,356		251,774	191,114
Income (loss) before income taxes		79,989		27,329	(17,914)
Net income (loss)		70,250		35,890	(14,960)
Total Foreign
Total assets		12,685,686		7,539,331	5,602,719
Total income		1,601,678		1,263,083	977,907
Income before income taxes		279,975		226,550	146,998
Net income		218,747		185,676	106,081
Domestic
Total assets		40,171,060		37,908,614	33,075,377
Total income		8,829,315		8,881,638	7,029,238
Income before income taxes		2,505,441		2,488,660	1,973,409
Net income		1,547,207		1,508,615	1,206,451
MBNA Corporation
Total assets		52,856,746		45,447,945	38,678,096
Total income		10,430,993		10,144,721	8,007,145
Income before income taxes		2,785,416		2,715,210	2,120,407
Net income		1,765,954		1,694,291	1,312,532

The Corporation’s foreign activities are primarily performed through the Bank’s two foreign bank subsidiaries, MBNA Europe, which has branches in Spain and Ireland, and MBNA Canada. The Bank’s net investment in MBNA Europe was $1.8 billion and in MBNA Canada was $277.8 million at December 31, 2002. The Bank also has a foreign branch office that invests in interest-earning time deposits and accepts Eurodollar deposits. This branch also participates in a portion of the remaining undivided interests in loan principal receivables securitized by MBNA Europe.

FOREIGN LOAN RECEIVABLES DISTRIBUTION
(dollars in thousands)

December 31,	2002	2001

Loans Held for Securitization
Credit card	$1,830,914	$953,286

Total loans held for securitization	1,830,914	953,286
Loan Portfolio
Credit card	3,070,999	1,822,104
Other consumer	1,927,015	1,347,843

Total loan portfolio	4,998,014	3,169,947

Total loan receivables	$6,828,928	$4,123,233

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

NOTE 27: RELATED PARTY TRANSACTIONS

The Corporation’s directors, executive officers, certain members of their immediate families, and certain affiliated companies hold credit cards or other lines of credit issued by the Corporation on the same terms prevailing at the time for those issued to other persons. The outstanding amounts are included in loan receivables in the Corporation’s consolidated statements of financial condition and were not material to the Corporation’s financial results.

NOTE 28: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following presents the fair value of financial instruments at December 31, 2002 and 2001, whether or not recognized in the Corporation’s consolidated statements of financial condition, for which it is practicable to estimate that value. In addition, certain financial instruments and all nonfinancial instruments are excluded in accordance with GAAP. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent market values and, in many cases, could not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

FINANCIAL ASSETS

Cash and due from banks are carried at an amount that approximates fair value.

Money market instruments include interest-earning time deposits in other banks and federal funds sold. As a result of the short-term nature of these instruments, the carrying amounts reported in the consolidated statements of financial condition approximate these assets’ fair values.

The fair value of investment securities is based on the market value of the individual investment security without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Market value for investment securities is based on quoted market prices or dealer quotes.

76	THINK OF YOURSELF AS A CUSTOMER

CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION’S FINANCIAL
ASSETS (dollars in thousands)

December 31,	2002		|	2001

	Carrying	Estimated		Carrying	Estimated
	Value	Fair Value		Value	Fair Value

Financial Assets
Cash and due from banks	$721,972	$721,972		$962,118	$962,118
Money market instruments	5,348,052	5,348,052		3,030,863	3,030,863
Investment securities:
Available-for-sale	3,655,808	3,655,808		3,106,884	3,106,884
Held-to-maturity	485,621	494,333		439,987	426,317
Loans held for securitization	11,029,627	11,029,627		9,929,948	9,929,948
Loan portfolio, net of reserve for possible credit losses	16,585,582	16,585,582		13,870,193	13,870,193
Accrued income receivable	371,089	371,089		369,383	369,383
Accounts receivable from securitization	6,926,876	6,926,876		7,495,501	7,495,501

The carrying value of loans held for securitization reported in the consolidated statements of financial condition approximates its fair value as a result of the short-term nature of these assets.

The carrying value of the Corporation’s loan portfolio reported in the consolidated statements of financial condition approximates its fair value. The loan portfolio includes variable-rate loans, with interest rates that approximate current market rates, and fixed-rate loans, which can be repriced frequently at market rates.

The valuations of loans held for securitization and the loan portfolio do not include the value that relates to estimated cash flows from new and existing loans generated from current Customers over the remaining life of the loan receivables or the value of established Customer relationships. Accordingly, the fair values of loans held for securitization and the loan portfolio do not represent the underlying value of the Corporation’s accounts.

Accrued income receivable includes interest and fee income earned but not yet received from investment securities and money market instruments, loan receivables, interest rate swap agreements, foreign exchange swap agreements, and insurance products. The carrying amount reported in the consolidated statements of financial condition approximates the fair value of these assets as a result of their relatively short-term nature.

The fair value of accounts receivable from securitization is determined by a review of each component. The interest-only strip receivable, cash reserve accounts, accrued interest and fees on securitized loans, and other subordinated retained interests are carried at amounts that approximate their fair values. The carrying values of the sale of new loan receivables, accrued servicing fees, and other accounts receivable from securitization reported in the consolidated statements of financial condition approximate their fair values as a result of the short-term nature of these assets.

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

Short-term borrowings include federal funds purchased and securities sold under repurchase agreements, short-term deposit notes, structured financings, and other short-term borrowings. The fair value of federal funds purchased and securities sold under repurchase agreements, short-term deposit notes, and other short-term borrowings approximates the carrying value based upon their short-term nature. The fair value of the Corporation’s structured financings is estimated by discounting the future cash flows of the stated maturities of the structured financings using estimated rates currently offered for similar structured financings.

CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION’S FINANCIAL LIABILITIES (dollars in thousands)

December 31,	2002		|	2001

	Carrying	Estimated		Carrying	Estimated
	Value	Fair Value		Value	Fair Value

Financial Liabilities
Deposits	$30,616,216	$31,715,373		$27,094,745	$27,828,000
Short-term borrowings	1,250,103	1,294,866		1,774,816	1,774,816
Long-term debt and bank notes	9,538,173	10,543,933		6,867,033	7,001,000
Accrued interest payable	286,158	286,158		226,653	226,653

THINK OF YOURSELF AS A CUSTOMER

The fair value of substantially all of the Corporation’s long-term debt and bank notes is estimated by discounting the future cash flows of the stated maturities of the long-term debt and bank notes using estimated rates currently offered for similar debt obligations, except that the fair value of the Corporation’s guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures is based upon its quoted market price.

Accrued interest payable includes interest expensed but not yet paid for deposits, short-term borrowings, long-term debt and bank notes, interest rate swap agreements, and foreign exchange swap agreements. The carrying amount approximates the fair value of these liabilities as a result of their relatively short-term nature.

DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation utilizes derivative financial instruments to enhance its ability to manage interest rate risk and foreign currency exchange rate risk. Derivative financial instruments do not expose the Corporation to credit risk equal to their notional amount, however, the Corporation is exposed to credit risk if the counterparty fails to perform. This credit risk is measured as the gross unrealized gain on the financial instrument. In order to minimize the amount of credit risk, the Corporation only enters into derivative financial instruments with counterparties who have credit ratings of investment grade as rated by the major rating agencies. The derivative financial instruments the Corporation uses are interest rate swap agreements, foreign exchange swap agreements and forward exchange contracts.

The fair value of the Corporation’s derivative financial instruments is determined by quoted market prices or dealer quotes. This value generally reflects the estimated amounts that the Corporation would receive or pay to terminate the instruments at the reporting date.

The Corporation accounts for changes in the fair value of fair value hedges and the corresponding hedged item as a component of other operating income on the Corporation’s consolidated statements of income. For derivative financial instruments that are not designated as accounting hedges, the change in fair value is reported in other operating income in the Corporation’s consolidated statements of income. The gross unrealized gains and gross unrealized losses on the Corporation’s derivative financial instruments are included as a component of other assets or accrued expenses and other liabilities, respectively, in the Corporation’s consolidated statements of financial condition. The gross unrealized gains and gross unrealized losses on the corresponding hedged item are included as part of the carrying value of the hedged item in the Corporation’s consolidated statements of financial condition.

The Corporation uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to more closely match the interest rate sensitivity of the Corporation’s assets. Interest rate swap agreements are agreements between counterparties to exchange cash flows based on the difference between two interest rates, applied to a notional principal amount for a specific period. Interest rate swap agreements may subject the Corporation to market risk associated with changes in interest rates, as a result of the change to floating-rate funding sources, as well as the risk of default by a counterparty to the agreement.

The Corporation’s interest rate swap agreements qualify as fair value hedges under Statement No. 133. The fair value of the Corporation’s interest rate swap agreements was a gross unrealized gain of $468.4 million at December 31, 2002. At December 31, 2001, the outstanding interest rate swap agreements had a gross unrealized gain of $100.7 million and a gross unrealized loss of $9.2 million. For the years ended December 31, 2002 and 2001, the Corporation’s hedging ineffectiveness for its interest rate swap agreements was immaterial to the Corporation’s consolidated statements of income. At December 31, 2002, the Corporation had interest rate swap agreements maturing in varying amounts from 2003 through 2033.

Under the terms of certain interest rate swap agreements, each party may be required to pledge certain assets if the market value of the interest rate swap agreement exceeds an amount set forth in the agreement or in the event of a change in credit rating. There were no securities pledged under the terms of the interest rate swap agreements at December 31, 2002 and 2001. The Bank held $44.7 million in deposits received from swap counterparties, that were collateralizing interest rate swap agreements at

SUMMARY OF ACTIVITY OF DERIVATIVE FINANCIAL INSTRUMENTS (NOTIONAL AMOUNTS) (dollars in thousands)

	Interest Rate	Forward Exchange	Foreign Exchange
	Swap Agreements	Contracts	Swap Agreements	Total

Balance, December 31, 1999	$1,041,303	$1,040,721	$200,675	$2,282,699
Additions	713,523	5,787,563	290,783	6,791,869
Maturities	—	(5,507,100)	(40,000)	(5,547,100)

Balance, December 31, 2000	1,754,826	1,321,184	451,458	3,527,468
Additions	1,578,547	9,400,474	1,400,671	12,379,692
Maturities	(450,000)	(9,278,535)	—	(9,728,535)

Balance, December 31, 2001	2,883,373	1,443,123	1,852,129	6,178,625
Additions	3,933,176	12,619,569	1,266,104	17,818,849
Maturities	(272,606)	(10,796,372)	(120,834)	(11,189,812)

Balance, December 31, 2002	$6,543,943	$3,266,320	$2,997,399	$12,807,662

78	THINK OF YOURSELF AS A CUSTOMER

SIGNIFICANT CLASSES OF DERIVATIVE FINANCIAL INSTRUMENTS (dollars in thousands)

		|	Weighted Average			|

	Notional				Maturity		Estimated
	Amount		Receive Rate (a)	Pay Rate (b)	in Years		Fair Value

December 31, 2002
Interest rate swap agreements	$6,543,943		5.71%	2.21%	7.6
Gross unrealized gains							$468,425
Gross unrealized losses							—

Total							$468,425

Forward exchange contracts—pounds sterling	1,340,576		1.57	1.61	.1
Gross unrealized gains							$—
Gross unrealized losses							(33,488)

Total							$(33,488)

Forward exchange contracts—euros	77,296		1.01	1.05	.1
Gross unrealized gains							$—
Gross unrealized losses							(4,726)

Total							$(4,726)

Forward exchange contracts—U.S. dollars	1,848,448		.66	.62	.1
Gross unrealized gains							$—
Gross unrealized losses							(60,733)

Total							$(60,733)

Foreign exchange swap agreements	2,997,399		4.45%	5.43%	2.7
Gross unrealized gains							$66,233
Gross unrealized losses							(101,157)

Total							$(34,924)

December 31, 2001
Interest rate swap agreements	2,883,373		5.89%	2.58%	5.6
Gross unrealized gains							$100,657
Gross unrealized losses							(9,167)

Total							$91,490

Forward exchange contracts—pounds sterling	1,310,626		1.44	1.45	.1
Gross unrealized gains							$1,423
Gross unrealized losses							(9,347)

Total							$(7,924)

Forward exchange contracts—euros	54,434		.90	.88	.1
Gross unrealized gains							$1,170
Gross unrealized losses							—

Total							$1,170

Forward exchange contracts—U.S. dollars	78,063		.69	.69	.1
Gross unrealized gains							$56
Gross unrealized losses							(35)

Total							$21

Foreign exchange swap agreements	1,852,129		4.11%	5.36%	2.7
Gross unrealized gains							$3,897
Gross unrealized losses							(61,174)

Total							$(57,277)

(a)	Weighted average receive rate represents the rate contracted at the time the derivative financial instruments were entered into.

(b)	Weighted average pay rate for the forward exchange contracts represents the spot rate for the currency the forward exchange contract was denominated in at December 31, 2002 and 2001, respectively.

December 31, 2002. MBNA Europe held an additional $16.8 million in deposits received from swap counterparties, that were collateralizing interest rate swap agreements at December 31, 2002. At December 31, 2001, the Bank held a $21.0 million deposit received from a swap counterparty, which was collateralizing an interest rate swap agreement.

The Corporation is exposed to foreign currency exchange rate risk as a result of transactions in currencies other than the designated functional currency of its foreign bank subsidiaries. The Corporation uses foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk and to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to more closely match the interest rate sensitivity of the Corporation’s assets. The foreign exchange swap agreements are primarily related to the issuance of long-term debt and bank notes by the Corporation’s foreign bank subsidiaries. Foreign exchange swap agreements are agreements to exchange principal amounts of different currencies and interest rates, usually at a prevailing exchange rate. When the agreement matures, the underlying principal or notional amount will be reexchanged at the agreed-upon exchange rate.

THINK OF YOURSELF AS A CUSTOMER

EXPECTED MATURITIES OF DERIVATIVE FINANCIAL INSTRUMENTS (dollars in thousands)

December 31, 2002	Within 1 Year	1-5 Years	6-10 Years	Over 10 Years	Total

Interest Rate Swap Agreements
Notional amount	$199,229	$3,328,842	$2,265,872	$750,000	$6,543,943
Estimated fair value	3,395	215,304	183,769	65,957	468,425
Forward Exchange Contracts
Notional amount	3,266,320	—	—	—	3,266,320
Estimated fair value	(98,947)	—	—	—	(98,947)
Foreign Exchange Swap Agreements
Notional amount	407,588	2,089,811	500,000	—	2,997,399
Estimated fair value	(3,339)	(18,696)	(12,889)	—	(34,924)

The Corporation’s qualifying foreign exchange swap agreements are accounted for as fair value hedges. The fair value of the Corporation’s qualifying foreign exchange swap agreements was a gross unrealized gain of $19.4 million at December 31, 2002, and a gross unrealized loss of $4.0 million at December 31, 2001. The Corporation also enters into foreign exchange swap agreements that are not designated as accounting hedges. The fair value of the Corporation’s foreign exchange swap agreements not designated as accounting hedges was a gross unrealized gain of $46.8 million and a gross unrealized loss of $101.2 million at December 31, 2002. The fair value of the Corporation’s foreign exchange swap agreements not designated or effective as accounting hedges was a gross unrealized gain of $3.9 million and a gross unrealized loss of $57.2 million at December 31, 2001. For the year ended December 31, 2002, the Corporation recognized a net gain of $22.4 million on its foreign exchange swap agreements and an offsetting net loss of $58.5 million on the related underlying long-term debt and bank notes in the consolidated statements of income. For the year ended December 31, 2001, the Corporation recognized a net loss of $52.6 million on its foreign exchange swap agreements and an offsetting net gain of $72.4 million on the related underlying long-term debt and bank notes in the consolidated statements of income. The Corporation’s hedging ineffectiveness for its foreign exchange swap agreements was immaterial to the Corporation’s consolidated statements of income for 2002 and 2001. The Corporation’s foreign exchange swap agreements mature in varying amounts from 2003 through 2008.

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

While the forward exchange contracts reduce the exposure to foreign currency exchange rate movements, the contracts are not accounting hedges under Statement No. 133. The recognized fair value of the open forward exchange contracts at December 31, 2002, was a gross unrealized loss, or a liability, of $98.9 million, which was recognized in the consolidated statements of income as a net loss of $98.9 million (pre-tax). The recognized fair value of the open forward exchange contracts at December 31, 2001, was a gross unrealized gain, or an asset, of $2.7 million and a gross unrealized loss, or a liability, of $9.4 million, which was recognized in the consolidated statements of income as a net loss of $6.7 million (pre-tax).

The net loss of $98.9 million on the Corporation’s open forward exchange contracts outstanding at December 31, 2002, shown in the table above, along with the losses on its matured forward exchange contracts, resulted in a net loss of $185.2 million on the Corporation’s forward exchange contracts in the consolidated statements of income for the year ended December 31, 2002. The Corporation recognized an offsetting net gain of $160.0 million on the related foreign denominated assets and liabilities in the consolidated statements of income. The net loss of $6.7 million on the Corporation’s open forward exchange contracts outstanding at December 31, 2001, along with the gains on its matured forward exchange contracts, resulted in a net gain of $28.3 million on the Corporation’s forward exchange contracts in the consolidated statements of income for the year ended December 31, 2001. The Corporation recognized an offsetting net loss of $40.2 million on the related foreign denominated assets and liabilities in the consolidated statements of income. The Corporation’s forward exchange contracts all mature in 2003.

80	THINK OF YOURSELF AS A CUSTOMER

NOTE 29: PARENT COMPANY FINANCIAL INFORMATION

The parent company’s investment in subsidiaries represents the total equity of all consolidated subsidiaries, using the equity method of accounting for investments. The Corporation’s principal subsidiary is the Bank, which constituted 93.0% and 91.6% of the consolidated assets of the Corporation at December 31, 2002 and 2001, respectively.

CONDENSED STATEMENTS OF FINANCIAL CONDITION (dollars in thousands)

December 31,	2002	2001

Assets
Cash and due from bank subsidiary	$4,219	$3,145
Interest-earning time deposits due from bank subsidiary	1,097,796	479,796
Notes receivable from non-bank subsidiaries	1,490,162	1,486,887
Investment in subsidiaries:
Bank	9,030,463	7,228,830
Non-bank	268,899	242,671
Premises and equipment, net	197,736	152,385
Accrued income receivable	56,926	32,770
Other assets	362,752	216,726

Total assets	$12,508,953	$9,843,210

Liabilities and Stockholders’ Equity
Long-term debt	$1,961,324	$1,159,844
Junior subordinated deferrable interest debentures due to non-bank subsidiaries	1,162,839	595,792
Accrued interest payable	39,539	12,164
Dividends payable	92,412	79,635
Accrued expenses and other liabilities	151,520	197,057

Total liabilities	3,407,634	2,044,492
Stockholders’ equity	9,101,319	7,798,718

Total liabilities and stockholders’ equity	$12,508,953	$9,843,210

CONDENSED STATEMENTS OF INCOME (dollars in thousands)

Year Ended December 31,	2002	2001	2000

Operating Income
Interest income	$122,165	$121,264	$151,450
Dividends from subsidiaries:
Bank	352,000	308,000	296,681
Non-bank	1,410	1,181	1,452
Management fees from subsidiaries	166,160	97,867	70,245
Other	3,820	15,044	3,128

Total operating income	645,555	543,356	522,956
Operating Expense
Interest expense	93,321	90,092	133,600
Salaries and employee benefits	99,479	41,249	33,813
Other	59,388	49,652	32,019

Total operating expense	252,188	180,993	199,432

Income before income taxes and equity in undistributed net income of subsidiaries	393,367	362,363	323,524
Applicable income taxes	22,284	24,694	16,380
Equity in undistributed net income of subsidiaries:
Bank	1,390,837	1,354,094	1,002,055
Non-bank	4,034	2,528	3,333

Net Income	$1,765,954	$1,694,291	$1,312,532

THINK OF YOURSELF AS A CUSTOMER

CONDENSED STATEMENTS OF CASH FLOWS (dollars in thousands)

Year Ended December 31,	2002	2001	2000

Operating Activities
Net income	$1,765,954	$1,694,291	$1,312,532
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,394,871)	(1,356,622)	(1,005,388)
Deferred income tax benefit	(8,560)	(4,658)	(4,374)
Depreciation and amortization	110,883	42,688	32,296
(Increase) decrease in other operating activities	(22,683)	95,984	26,282

Net cash provided by operating activities	450,723	471,683	361,348
Investing Activities
Net (increase) decrease in interest-earning time deposits due from bank subsidiary	(618,000)	336,500	(80,900)
Net issuance of notes receivable from non-bank subsidiaries	(3,275)	(176,668)	(169,219)
Net purchases of premises and equipment	(60,888)	(35,771)	(49,213)
Net investment in subsidiaries	(162,214)	(47,285)	(765,999)
Proceeds from sale of investment securities available-for-sale	13,126	—	—

Net cash (used in) provided by investing activities	(831,251)	76,776	(1,065,331)
Financing Activities
Proceeds from issuance of long-term debt	1,188,959	294,562	—
Maturity of long-term debt	(495,000)	(241,000)	(367,000)
Proceeds from issuance of junior subordinated deferrable interest debentures to non-bank subsidiaries	515,464	—	—
Proceeds from issuance of common stock	—	—	1,599,055
Proceeds from exercise of stock options and other awards	138,422	84,032	62,874
Acquisition and retirement of common stock	(615,503)	(376,095)	(323,464)
Dividends paid	(350,740)	(312,382)	(267,250)

Net cash provided by (used in) financing activities	381,602	(550,883)	704,215

Increase (Decrease) in Cash and Cash Equivalents	1,074	(2,424)	232
Cash and cash equivalents at beginning of year	3,145	5,569	5,337

Cash and cash equivalents at end of year	$4,219	$3,145	$5,569

Supplemental Disclosures
Interest expense paid	$160,794	$95,304	$137,141

Income taxes paid	$—	$—	$—

82	THINK OF YOURSELF AS A CUSTOMER

QUARTERLY DATA (UNAUDITED) (dollars in thousands, except per share amounts)

Three Months Ended		March 31,	June 30,	September 30,	December 31,

2002
Interest income	$	915,701	$895,618	$887,423	$979,328
Interest expense		402,425	390,801	405,152	405,117
Net interest income		513,276	504,817	482,271	574,211
Provision for possible credit losses		359,393	274,932	288,195	417,637
Other operating income		1,596,266	1,633,629	1,668,145	1,854,883
Other operating expense		1,166,695	1,141,365	1,234,395	1,159,470
Income before income taxes		583,454	722,149	627,826	851,987
Net income		369,910	457,842	398,042	540,160
Net income applicable to common stock		366,394	454,242	394,498	536,642
Earnings per common share		.29	.36	.31	.42
Earnings per common share—assuming dilution		.28	.35	.30	.41
Weighted average common shares outstanding (000)		1,277,995	1,277,703	1,277,720	1,277,734
Weighted average common shares outstanding and common stock equivalents (000)		1,311,074	1,305,288	1,297,412	1,297,285
2001
Interest income		$834,155	$858,284	$867,036	$911,930
Interest expense		479,021	453,591	451,333	430,120
Net interest income		355,134	404,693	415,703	481,810
Provision for possible credit losses		218,840	322,216	314,322	285,237
Other operating income		1,453,343	1,575,145	1,805,614	1,839,214
Other operating expense		1,091,151	1,048,443	1,140,421	1,194,816
Income before income taxes		498,486	609,179	766,574	840,971
Net income		311,055	380,128	478,342	524,766
Net income applicable to common stock		307,492	376,607	474,804	521,246
Earnings per common share		.24	.29	.37	.41
Earnings per common share—assuming dilution		.23	.29	.36	.40
Weighted average common shares outstanding (000)		1,277,760	1,277,780	1,277,718	1,277,722
Weighted average common shares outstanding and common stock equivalents (000)		1,317,602	1,316,623	1,312,708	1,310,084

For purposes of comparability, certain prior period amounts have been reclassified.

For the three months ended December 31, 2002, the Corporation increased its provision for possible credit losses and its reserve for possible credit losses by $109.5 million related to its other consumer loan receivables.

For the three months ended December 31, 2002, the Corporation recognized an additional $51.3 million of deferred compensation expense associated with the immediate vesting of restricted stock awards on the death of a holder of the awards.

For the three months ended September 30, 2002, the Corporation changed its estimated value of accrued interest and fees which resulted in a decrease to income before income taxes of $263.7 million through a reduction of $66.3 million of interest income and $197.4 million of other operating income.

On June 6, 2002, the Corporation announced a three-for-two split of the Corporation’s Common Stock, effected in the form of a dividend, issued on July 15, 2002, to stockholders of record as of the close of business on July 1, 2002. Accordingly, all common share and per common share data previously reported in the Corporation’s reports filed with the Securities and Exchange Commission on Form 10-Q and its 2001 Annual Report filed on Form 10-K have been adjusted to reflect the stock split.

On April 1, 2001, the Corporation adopted EITF 99-20. The Corporation now records accretion of interest income related to beneficial interests retained in a securitization transaction accounted for as a sale as interest income in the Corporation’s consolidated statements of income. This income was previously recorded as securitization income in the Corporation’s consolidated statements of income. For purposes of comparability, certain prior period amounts previously reported in the Corporation’s 2001 reports filed with the Securities and Exchange Commission on Form 10-Q and its Annual Report filed on Form 10-K have been reclassified. As a result, interest income and other operating income were adjusted.

THINK OF YOURSELF AS A CUSTOMER

PREFERRED STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

				Dividends
				Declared per
	High	Low	Close	Preferred Share

Series A
2002
Fourth quarter	$25.10	$24.40	$25.00	$ .46875
Third quarter	25.50	24.18	24.85	.46875
Second quarter	25.55	25.00	25.48	.46875
First quarter	25.80	24.85	24.85	.46875
2001
Fourth quarter	25.50	25.00	25.25	.46875
Third quarter	26.09	24.85	25.00	.46875
Second quarter	25.90	24.20	25.40	.46875
First quarter	24.99	23.50	24.40	.46875
Series B
2002
Fourth quarter	23.60	21.45	23.35	.34380
Third quarter	24.10	22.15	22.50	.34740
Second quarter	24.30	22.75	23.51	.36850
First quarter	24.00	22.35	22.80	.34380
2001
Fourth quarter	22.75	21.34	22.30	.34380
Third quarter	21.75	21.40	21.45	.35020
Second quarter	22.56	21.75	21.75	.34380
First quarter	22.56	22.56	22.56	.35270

The Corporation has two series of preferred stock issued and outstanding, both with a $25 stated value per share. Each series of preferred stock is traded on the New York Stock Exchange, the Series A Preferred Stock under the symbol “KRBpfa” and the Series B Preferred Stock under the symbol “KRBpfb.”

On January 23, 2003, the Corporation’s Board of Directors declared a quarterly dividend of $.46875 per share on the 7 1/2 % Cumulative Preferred Stock, Series A, and a quarterly dividend of $.34380 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. Both dividends are payable April 15, 2003 to stockholders of record as of March 31, 2003.

COMMON STOCK PRICE RANGE AND DIVIDENDS (a) (UNAUDITED)

				Dividends
				Declared per
	High	Low	Close	Common Share

2002
Fourth quarter	$22.47	$15.31	$19.02	$ .07
Third quarter	22.40	13.80	18.38	.07
Second quarter	25.97	21.23	22.05	.07
First quarter	25.93	20.77	25.71	.07
2001
Fourth quarter	23.69	18.41	23.47	.06
Third quarter	24.90	16.70	20.19	.06
Second quarter	25.45	20.80	22.00	.06
First quarter	26.04	19.21	22.07	.06

(a)	The common stock price and dividends have been adjusted to reflect the three-for-two stock split of MBNA Corporation’s Common Stock effected in the form of a dividend, issued on July 15, 2002, to stockholders of record as of the close of business on July 1, 2002.

The Corporation’s Common Stock is traded on the New York Stock Exchange under the symbol “KRB” and is listed as “MBNA” in newspapers. At January 31, 2003, the Corporation had 2,743 common stockholders of record. This figure does not include beneficial owners for whom Cede & Co. or others act as nominees.

On January 23, 2003, the Corporation’s Board of Directors declared a quarterly dividend of $.08 per common share, payable April 1, 2003 to stockholders of record as of March 15, 2003.

THINK OF YOURSELF AS A CUSTOMER

MBNA CORPORATION BOARD OF DIRECTORS

James H. Berick, Esq.	William L. Jews	Stuart L. Markowitz, M.D.	Michael Rosenthal, Ph.D.
Retired Partner	President and Chief Executive Officer	Internist and Managing Partner	Professor
Squire, Sanders & Dempsey L.L.P.	CareFirst BlueCross BlueShield	Drs. Markowitz, Rosenberg,	Columbia University
Stein & Associates
Charles M. Cawley (31)	Norma Lerner		Former Associate Dean for
Chief Executive Officer	Investor	Clinical Professor	Academic Administration at
		Case Western Reserve University,	Columbia College
Benjamin R. Civiletti, Esq.	Randolph D. Lerner, Esq.	College of Medicine
Chairman	Chairman
Venable, Baetjer and Howard, LLP		William B. Milstead*
	Owner, Cleveland Browns	Retired Partner
Former Attorney General		Ernst & Young, LLP
of the United States
*Nominated for Board of Directors

MBNA AMERICA BANK N.A. PRINCIPAL OFFICERS

John R. Cochran III (30)	Sunil F. Antani (25)	Louis J. Freeh (2)	John W. Scheflen (11)
President and			Counsel
Chief Operating Officer	Gregg Bacchieri (25)	John J. Hewes (18)
	Chief Lending Officer		Michelle D. Shepherd (18)
Bruce L. Hammonds (25)		Charles C. Krulak (4)
Chairman and	Kenneth F. Boehl (27)		David W. Spartin (22)
Chief Executive Officer	Auditor	Janine D. Marrone (16)
Penelope J. Taylor (31)
Richard K. Struthers (25)	Jules J. Bonavolonta (6)	Frank J. McKelvey (19)
Chairman, MBNA Europe			Kenneth A. Vecchione (5)
and MBNA Canada	Ronald W. Davies (29)	Charles K. Messick (14)	Chief Financial Officer
Chief Technology Officer
84 Lance L. Weaver (12) Chief Administrative Officer	Douglas R. Denton (14) Shane G. Flynn (14)	William P. Morrison (15) Edward H. Murphy (18)	Kevin P. Wren (8) Thomas D. Wren (8)
		P.J. O’Dwyer (14)	Vernon H.C. Wright (34)
	Robert J. A. Fraser (6)		Chief Corporate Finance Officer
Michael G. Rhodes (11)
Chief Marketing Officer
(Years with the company)

MBNA OFFICE LOCATIONS

INTERNATIONAL	CANADA	SPAIN	50 Pleasant St.
HEADQUARTERS		C/José Echegaray, 6.	Fort Kent, ME 04743
	1600 James Naismith Dr.	28230 Las Rozas
MBNA Corporation	Gloucester, Ontario	Madrid, Spain	16 Godfrey Dr.
Wilmington, DE 19884	K1B 5N8		Orono, ME 04473
(800) 441-7048		MARKETING SYSTEMS
	1000 de la Gauchetière Suite 4300	HEADQUARTERS	901 Washington Ave.
MBNA OFFICES	Montréal, Québec		Portland, ME 04103
	H3B 4W5	32 Washington St.
UNITED STATES		Camden, ME 04843	18 Green Hill Dr.
	IRELAND	(800) 386-6262	Presque Isle, ME 04769
75 Enterprise, Suite 200
Aliso Viejo, CA 92656	46 St. Stephen’s Green	MARKETING SYSTEMS	12 Water St.
	Dublin 2, Ireland	OFFICES	Rockland, ME 04841
210 Town Park Drive
Kennesaw, GA 30144	Dublin Road	1075 Silver Lake Blvd.	100 Main St., Suite 303
	Carrick-on-Shannon	Dover, DE 19904	Dover, NH 03820
11333 McCormick Rd.	Co Leitrim, Ireland
Hunt Valley, MD 21031		400 Christiana Rd.	320 University Ave.
	UNITED KINGDOM	Newark, DE 19713	Newark, NJ 07102
1 Hatley Rd.
Belfast, ME 04915	Stansfield House	210 Town Park Drive	388 S. Main St.
	Chester Business Park	Kennesaw, GA 30144	Akron, OH 44311
320 University Ave.	Wrexham Rd.
Newark, NJ 07102	Chester, Cheshire	11333 McCormick Rd.	25875 Science Park Dr.
	CH4 9QQ	Hunt Valley, MD 21031	Beachwood, OH 44122
9 W. 57th St.	United Kingdom
New York, NY 10019		5 Industrial Pkwy.	2568 Park Centre Blvd.
	86 Jermyn St.	Brunswick, ME 04011	State College, PA 16801
25875 Science Park Dr.	London SW1Y 6JD
Beachwood, OH 44122	United Kingdom	274 Front St.	16001 N. Dallas Pkwy.
		Farmington, ME 04938	Dallas, TX 75248
16001 N. Dallas Pkwy.
Dallas, TX 75248

THINK OF YOURSELF AS A CUSTOMER

SUBSIDIARIES OF MBNA CORPORATION

MBNA AMERICA BANK, N.A.

The principal subsidiary of MBNA Corporation, MBNA America, a national bank with $105.4 billion in managed loans, is the largest independent credit card lender in the world. It also provides retail deposit, consumer loan, and insurance products. MBNA America markets its products through thousands of membership organizations and financial institutions and is the recognized industry leader in endorsed marketing.

SUBSIDIARIES OF MBNA AMERICA BANK, N.A.

MBNA.COM

Through a single Web address—www.MBNA.com—Customers can access their existing account information, apply for new credit card or consumer loan accounts, shop for products and services, plan and finance travel, and open certificates of deposit or money market accounts.

MBNA EUROPE

MBNA issues credit cards in the United Kingdom, the Republic of Ireland, and Spain. MBNA Europe is headquartered in Chester, England, with business development offices in London, England; Dublin and Carrick-on-Shannon, Ireland; and Las Rozas, Spain.

MBNA CANADA

MBNA issues credit cards in Canada. MBNA Canada is headquartered in Ottawa, Ontario, with a business development office in Montréal, Québec.

MBNA INSURANCE AGENCY, INC.

MBNA Insurance Agency, Inc., markets credit-related life and disability and credit protection.

MBNA MARKETING SYSTEMS, INC.

MBNA has state-of-the-art telephone sales facilities to support account acquisition and maintains offices in Delaware, Georgia, Maine, Maryland, New Hampshire, New Jersey, Ohio, Pennsylvania, and Texas. In addition to credit cards, MBNA Marketing Systems cross-sells consumer loan, deposit, and insurance products.

MBNA TECHNOLOGY, INC.

MBNA Technology, Inc., headquartered in Dallas, Texas, provides information technology support and services to MBNA America Bank, N.A., and its affiliates.

INDEPENDENT AUDITORS

Ernst & Young LLP

CORPORATE REGISTRARS AND TRANSFER AGENTS

National City Bank (common stock) (800) 622-6757
The Bank of New York (preferred stock) (212) 815-4302

PRINCIPAL FINANCIAL CONTACTS

For further information about MBNA Corporation or its subsidiaries, please contact:

David W. Spartin, Senior Vice Chairman	Brian D. Dalphon, Director, Investor Relations
MBNA Corporation	MBNA Corporation
Wilmington, DE 19884-0141	Wilmington, DE 19884-0131
(800) 362-6255 or (302) 456-8588	(800) 362-6255 or (302) 432-1251
Internet address: www.MBNA.com

COMMON STOCK

Listed on New York Stock Exchange
Stock Symbol KRB

This annual report was printed on paper recycled from MBNA offices

MBNA CORPORATION®

ATTENTION TO DETAIL
DRIVES EVERYTHING WE DO.

SUCCESS IS NEVER FINAL.