Form 10-K, Exhibit 13
period 2003-12-31
MBNA CORP
filed 2004-03-15
CIK 870517

MBNA
CORPORATION®

PNCBANK
Golf Digest
L.L.Bean
CLEVELAND
BROWNS
Fidelity
ASU
MOAA

We have an affinity for you.℠

2003 ANNUAL REPORT

Getting the right Customers and keeping them is the foundation of our business. It demands a single-minded commitment to Customer satisfaction. Meeting this commitment requires tough standards, good people, and constant attention to the importance of each individual Customer. Introduced during the summer of 1986, the precepts are displayed throughout the company, and each person has a copy. These words have been reviewed every year since they were written, and not one word has ever been changed. (In 2000, a new precept was added.) These precepts are simple and straightforward, and we mean every single one.

CONTENTS

2	2003 Financial Highlights

3	Letter to Stockholders

4	Who We Are

6	How We Market

8	How We Lend

9	How We Keep Customers

10	Funding

11	Financials

104	MBNA Corporation Board of Directors,

MBNA Principal Officers,

MBNA Office Locations

2003 FINANCIAL HIGHLIGHTS

Year Ended December 31,	2003	2002	2001	2000	1999

(dollars in thousands, except per share amounts)
Per Common Share Data (a)

Earnings	$1.82	$1.37	$1.31	$1.05	$.84
Earnings—assuming dilution	1.79	1.34	1.28	1.02	.80
Dividends (b)	.36	.27	.24	.21	.19
Book value	8.53	6.96	5.94	5.02	3.31
Ratios

Return on average total assets	4.16%	3.67%	4.16%	3.94%	3.62%
Return on average stockholders’ equity	22.98	21.29	24.07	25.79	27.18
Stockholders’ equity to total assets	18.80	17.22	17.16	17.13	13.61

Sales and cash advance volume	$184,293,873	$160,046,164	$142,261,636	$125,683,731	$105,806,935

Financial Statement Data

Net interest income (c)	$2,350,373	$2,074,575	$1,657,340	$1,395,015	$1,175,759
Other operating income (c)	7,825,480	6,752,923	6,673,316	4,920,403	4,193,527

Net Income (a)	2,338,104	1,765,954	1,694,291	1,312,532	1,024,423

Deposits	31,836,081	30,616,216	27,094,745	24,343,595	18,714,753
Stockholders’ equity	11,113,040	9,101,319	7,798,718	6,627,278	4,199,443
Managed Data

Total managed loans	$118,493,560	$107,257,842	$97,496,051	$88,790,721	$72,255,513

(a)	For full year 2002, net income excluding the change in the estimated value of accrued interest and fees in September 2002 would have been $1.93 billion or $1.47 per common share—assuming dilution.

(b)	On January 22, 2004, the Board of Directors approved an increase of 20% in the quarterly dividend to $.12 per common share.

(c)	For purposes of comparability, certain prior period amounts have been reclassified. These reclassifications did not affect net income.

This annual report includes managed data. A reconciliation of the managed data to the most directly comparable GAAP data is included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the annual report.

DEAR STOCKHOLDERS

On behalf of all the people of MBNA, we are pleased to report another year of solid financial performance.

For the 13th consecutive year, we have recorded increases in both our earnings and our quarterly dividends. Net income for 2003 increased to $2.34 billion, or $1.79 per common share, and the quarterly dividend rate rose 20% to $.12 per common share.

Everything that happens at MBNA is the direct result of the commitment and dedication of the people who work here. We are very proud of the people of MBNA and what they have accomplished over a long period of time.

Several notable achievements helped drive our performance in 2003:

•	Growing managed loans $11.2 billion to $118.5 billion.

•	The acquisition of 10.7 million new accounts with characteristics that are consistent with our existing cardholders.

•	The signing of 384 new endorsements and the renewal of more than 1,400 group contracts—remaining the leader in affinity marketing.

•	Controlling loan losses at 5.22%—lower than published industry levels.

MBNA is an international financial services company providing lending, insurance, and deposit account products and services. Our core business is to provide credit card services to affinity groups, financial institutions, and consumers. We provide a service that enables people to have the things they need today while paying for them sensibly out of future income. It is a good business and an enduring one. It is a business that if done right, can produce consistent profitability—something we have been able to do for 22 years through varying economic cycles.

We continue to strengthen the company through investments in new products and services. Our marketing franchise consists of more than 5,000 organizations that endorse our products throughout the United States, the United Kingdom, Ireland, Canada, and Spain—and these organizations will help ensure a continuing supply of new Customers.

On December 30, 2003, Charlie Cawley, MBNA’s CEO, retired after more than 31 years with MBNA and its former parent company. We thank him for his leadership, vision, and determination, and for his contributions to MBNA’s success and growth.

This year’s annual report discusses the factors that shaped 2003 results. It also explores MBNA’s approach to its business—the mix of beliefs, practices, and commitments that define us. We believe it is a solid formula for success.

Sincerely,

WHO WE ARE

MBNA Corporation is an international financial services company that provides lending, insurance, and deposit account products and services through MBNA America Bank, N.A., in the United States; MBNA Europe Bank Limited in the United Kingdom, Ireland, and Spain; and MBNA Canada Bank in Canada. Our core business is lending through credit cards to consumers.

The credit card business is a good business for a number of reasons. Credit cards free people from the need to carry cash and let them have the things they need today and pay for them out of future income. It is a business that has universal demand. Demand for our product cuts across industry, geography, and Customer type. Literally tens of millions of potential additional Customers already could qualify for our cards in the countries in which we operate, and economic growth and development bring millions more into the market every year. That leaves plenty of opportunities to add new accounts and grow our business.

It is a business with no industry, geographic, or Customer concentrations. Our loans are spread across the five countries where we do business with more than 30 million active borrowers whose average account balance is $3,800—so credit card lending produces relatively low-risk assets.

It is a business that is reliably profitable. Done right, the credit card business is a business that can be managed and priced to achieve consistent profitability—something MBNA has been able to do since 1982.

MBNA has been successful by carefully differentiating the company from its competitors through our excellence in marketing, lending, and providing service to our Customers. We predominately market our products through affinity marketing—selling to people with a common interest.

MBNA’s preeminence in the affinity credit card market can be traced to our ability to do many things. We understand the importance of partnering with organizations that people care about. We provide products that enable consumers to express their pride, passion, and interests and be rewarded for it. In addition, we provide our affinity partners with the ability to strengthen their relationship with their members.

Our approach to affinity marketing is based on a simple yet demanding formula: use our understanding of people who share common interests to craft the best products, marketing programs, and lending strategies, and then provide Customers

MBNA Europe

with truly superior service and attention. Our expertise has enabled us to develop successful partnerships with more than 5,000 endorsing organizations.

Our approach also has enabled us to successfully expand internationally. Just five years ago, our international operations represented just 8% of our managed loan portfolio. In 2003, the figure grew to 18%.

In 1993, MBNA entered its first international market in the United Kingdom, and since then has become the second largest credit card lender in the United Kingdom with $17.2 billion in loans and a 15% market share. MBNA Europe has earned the endorsement of more than 900 membership organizations and financial institutions, including Thomas Cook, Abbey, Law Society of Ireland, Royal College of Physicians of England, Oxford University, the WWF, Alliance & Leicester, and Manchester United. In 2003, we added new endorsements including the British Heart Foundation, National Geographic, and Banco Cooperativo in Spain, among many others.

MBNA Canada

Our experience in the United Kingdom helped us expand our international business by opening a bank in Canada in 1997. Since then, MBNA Canada has generated $3.6 billion in loans and 2.5 million accounts and gained a market share of 9%. In 2003, we added 79 new endorsements in Canada including Sheridan College, the Toronto Blue Jays, and the Edmonton Oilers.

MBNA’s international operations are an important part of the company’s future. We have been successful in other countries because we follow the same principles that made us an industry leader in the United States.

Our $12 billion Consumer Finance business includes installment and revolving unsecured loan products. Customers use these non-credit card products to consolidate loans or for large expenses such as home improvements or college tuition.

HOW WE MARKET

MBNA’s business is the business of affinity.

Affinity marketing seeks to understand and identify people sharing a special bond or relationship—people united by some shared experience, common pursuit, belief, or other unifying consideration—and to market products that help satisfy and promote that sense of affinity and belonging.

MBNA is the recognized leader in credit card affinity marketing. Since we first entered the business in 1982, we have marketed our products and services through more than 5,000 endorsing organizations, serving the needs of more than 50 million Customers.

Our business sectors encompass an exceptionally broad range of affinity groups. Today, we enjoy endorsements internationally from organizations representing such groups as:

Professionals including physicians, dentists, attorneys, educators, military, and law enforcement.

Our Professional sector has more than 1,400 professional organization endorsements, including the Association of Trial Lawyers of America, the American Medical Student Association, and the American Institute of Architects. The sector added more than 1 million new accounts in 2003.

Special interest groups. MBNA provides credit cards for members of a variety of clubs, associations, and other organizations devoted to supporting special causes. Endorsing environmental groups, for example, include the Nature Conservancy, Sierra Club, and National Audubon Society.

Enthusiasts for virtually all major sports, including baseball, football, basketball, hockey, golf, tennis, and motorsports. More than 700 sports-related organizations, including the National Football League, Major League Baseball, NASCAR, and the PGA, endorse MBNA products, and more than 7.8 million people now carry MBNA cards featuring their favorite team or race car driver.

College and university alumni and loyalists. MBNA is the official credit card of more than 800 colleges and universities. Familiar names on our cards include Penn State University, the University of California at Los Angeles, the University of North Carolina, and Stanford University.

More than 350 financial institutions. MBNA products are sold to Customers of such well-known names as Wachovia Bank, SunTrust Bank, and PNC Bank. These financial institution partnerships helped generate 750,000 new accounts in 2003 through a network of more than 15,000 bank branches.

Alliances with nearly 100 prominent businesses. Our alliances with other companies allow us to reach out to Customers of L.L. Bean, Cendant, Barnes & Noble, Carlson Wagonlit Travel, and Amtrak among others.

In 2003, MBNA earned 384 new endorsements from such high-quality organizations as Merrill Lynch, eBay, Gander Mountain, the American Institute of Chemical Engineers, the California Teachers Association, and Arizona State University. Affinity marketing enabled us to acquire 10.7 million new accounts in 2003. The marketing programs we used included a spectrum of techniques and channels:

Direct Mail is one of our most important marketing tools. MBNA’s in-house, full-service advertising agency develops thousands of customized mail campaigns for our affinity groups. Keeping design and production of these campaigns inside lets marketing managers and advertising professionals work together closely on a continuing basis, helping generate the creative and cost-effective programs that have made direct mail the source of the majority of our new accounts.

Telesales complements our customized direct mail campaigns. We operate one of the largest financial services telesales systems in the United States and Europe, which allows us to customize each call to appeal to the personal interest or group affiliation of the individual Customer.

Event Marketing extends our personal approach to marketing to large events. Each year, we attend more than 1,000 events, ranging from football games to professional conventions, to offer our products directly to members or fans of our endorsing organizations.

The Internet allows us to use the Web sites of our endorsing organizations and the e-mail addresses of their members to market our products. Advertising in the publications and newsletters of many of our groups also provides a targeted and effective means of bringing our product offering to more potential Customers.

In addition to these familiar marketing methods, our commitment to innovation has led to the development of our newest acquisition channel—Point-of-Sale Marketing. This technique allows a Customer to apply for a credit card in a bank or retail store and receive an instant loan decision for immediate activation. Point-of-sale programs with firms such as Bass Pro Shops, Gander Mountain, and RadioShack have been particularly successful.

HOW WE LEND

MBNA’s unique marketing strategy and diverse acquisition methods get the right people to apply for our products. Effective lending ensures that MBNA chooses the right Customers. The right Customer is someone who borrows from us and pays us back responsibly. Our success at approving the right Customer is the result of a personal approach to lending. Experienced credit analysts, using sophisticated technology, highly predictive scoring models, and good common sense, approve most of the loans we make at MBNA.

Credit analysts look at many factors before making a lending decision. They analyze the applicant’s capacity to repay—making sure their income is sufficient to handle their household debt. They also look at the overall stability of the individual, such as homeownership and length of time on the job. And most important, the credit analyst makes sure the applicant has good repayment habits with a history of paying bills on time.

More than a third of all teachers in the U.S. carry an MBNA credit card.

A credit analyst may decide yes, no, or maybe when making a lending decision. When a credit analyst says maybe, he or she calls the applicant to develop additional information needed to change the answer to yes or no. This additional information is fundamental in making the right lending decision and also ensures that the Customer receives the proper credit line.

Marketing to people with strong common interests and judgmental lending result in getting Customers who perform well and are very loyal. MBNA Customers have a 53% higher balance per active account and are 25% less likely to default than industry averages.

HOW WE KEEP CUSTOMERS

Getting the right Customers is just part of producing consistent results. Keeping these Customers is equally important to our success now and in the future. We do this by treating our Customers as we expect to be treated. Every time a Customer communicates with us presents another opportunity to strengthen our relationship. Each person who works at MBNA is responsible for influencing how our Customers feel about the company. Maintaining high levels of Customer satisfaction enables us to continue to retain our most profitable Customers and endorsing organizations every year.

We make substantial investments in the latest and best technology to enhance the quality and efficiency of our Customer satisfaction. Our Customer Satisfaction and Loss Prevention Super Stations, for example, provide MBNA representatives with the tools and information they need to meet Customer needs. We match that investment with unremitting attention to how we do things.

Customer Satisfaction representatives communicate directly with our Customers every day. We receive nearly 100 million Customer inquiries each year, and every contact is an opportunity for MBNA to exceed our Customers’ expectations and let them know how important they are to us. MBNA representatives are empowered to make decisions and exercise individual judgment to satisfy our Customers—one at a time. We continually monitor service standards important to our Customers, such as average speed of answer and initial call resolution, to ensure that we maintain the highest levels of Customer satisfaction.

The single most important factor in our success has always been the people of MBNA. Today, MBNA is a company of 28,000 people driven to satisfy the Customer.

FUNDING

MBNA continues to expand and diversify its funding sources and investor base to support asset growth globally. Our funding sources include asset-backed securitizations, retail deposits, brokered CDs, and senior and subordinated debt.

MBNA continues to securitize loan receivables as a major source of funding. MBNA has been a leader in this market since pioneering the practice of securitizing credit card receivables in 1986. Asset securitization removes loan receivables from the balance sheet through a sale to a trust that is independent of MBNA. The securities issued by these trusts are primarily AAA-rated securities sold to investors on a global basis. Subordinated asset-backed securities are also sold to investors and typically not retained by MBNA. Proceeds are used by MBNA to fund its lending activities.

The global credit card asset securitization market continues to be a vibrant, cost-effective source of funding. The innovative design of these securitizations, MBNA’s reputation, and the consistent performance of the receivables have allowed the company to price these transactions at favorable rates compared to other issuers. MBNA issues in multiple currencies and markets, drawing investors from North America, Europe, and Asia to participate in transactions. MBNA maintained its status as a top-tier issuer by completing 31 securitizations totaling $13.6 billion in 2003. Securitizations now total $84.9 billion. These transactions continue to be well received by investors.

We also have established a $32 billion deposit base, mainly through the issuance of retail certificate of deposit and money market accounts. More than 2,000 affinity groups endorse our deposit products for their members, including the American Automobile Association, Military Officers Association of America, and National Education Association. MBNA’s retail deposit products are marketed much like our other products: through the mail and over the telephone. MBNA does not maintain a large retail branch network; as a result, we can offer investors very competitive rates on deposit products.

MBNA’s unsecured debt programs are also important components of our funding mix and are attractive investments for pension funds, investment advisors, foreign and domestic banks, insurance companies, and retail investors. They allow MBNA to tap investors in domestic and international markets. Current outstandings under these programs are $11.8 billion.

FIVE-YEAR STATISTICAL SUMMARY (dollars in thousands, except per share amounts)

Year Ended December 31,	2003	2002	2001	2000	1999

Income Statement Data for the Year (a)
Net interest income (b)	$2,350,373	$2,074,575	$1,657,340	$1,395,015	$1,175,759
Provision for possible credit losses	1,392,701	1,340,157	1,140,615	547,309	636,614
Other operating income (b)	7,825,480	6,752,923	6,673,316	4,920,403	4,193,527
Other operating expense	5,124,147	4,701,925	4,474,831	3,647,702	3,077,708
Net income	2,338,104	1,765,954	1,694,291	1,312,532	1,024,423
Per Common Share Data for the Year (a) (c)
Earnings	$1.82	$1.37	$1.31	$1.05	$.84
Earnings—assuming dilution	1.79	1.34	1.28	1.02	.80
Dividends	.36	.27	.24	.21	.19
Book value	8.53	6.96	5.94	5.02	3.31
Ratios (a)
Net interest margin (d) (e)	5.37%	5.54%	5.51%	5.50%	5.30%
Return on average total assets	4.16	3.67	4.16	3.94	3.62
Return on average stockholders’ equity	22.98	21.29	24.07	25.79	27.18
Stockholders’ equity to total assets	18.80	17.22	17.16	17.13	13.61
Loan receivables (e) (f):
Delinquency (g)	3.84	4.36	4.67	4.03	4.01
Net credit losses (h)	4.84	4.57	4.20	3.38	3.65
Sales and cash advance volume	$184,293,873	$160,046,164	$142,261,636	$125,683,731	$105,806,935
Managed Data (a) (i)
At year end:
Loans held for securitization	$13,084,105	$11,029,627	$9,929,948	$8,271,933	$9,692,616
Loan portfolio	20,539,972	17,696,881	14,703,616	11,682,904	7,971,093
Securitized loans	84,869,483	78,531,334	72,862,487	68,835,884	54,591,804

Total managed loans	$118,493,560	$107,257,842	$97,496,051	$88,790,721	$72,255,513

Average for the year:
Loans held for securitization	$9,198,810	$8,130,207	$6,909,840	$8,129,333	$4,071,394
Loan portfolio	18,985,008	17,184,993	13,429,548	9,588,815	10,351,101
Securitized loans	81,691,156	74,718,731	70,560,600	59,726,838	49,706,760

Total managed loans	$109,874,974	$100,033,931	$90,899,988	$77,444,986	$64,129,255

For the year:
Delinquency (e) (g)	4.39%	4.88%	5.09%	4.49%	4.45%
Net credit losses (e) (h)	5.22	4.99	4.74	4.39	4.33
Net interest margin (d) (e)	8.39	8.42	8.42	7.08	7.42
Net interest income	$10,204,638	$9,118,677	$8,204,142	$5,837,109	$5,187,801
Provision for possible credit losses	5,768,170	5,175,540	4,592,629	3,348,289	2,885,149
Other operating income	4,346,684	3,544,204	3,578,528	3,279,289	2,430,020

(a)	In September 2002, MBNA Corporation implemented the one-time industry wide Federal Financial Institutions Examination Council’s (“FFIEC”) accounting guidance, and changed the estimated value of accrued interest and fees, resulting in a decrease to income before income taxes of $263.7 million ($167.2 million after taxes) for the year ended December 31, 2002. Net income for the year ended December 31, 2002 was $1.8 billion or $1.34 per common share—assuming dilution. Excluding this change in September 2002, earnings per common share—assuming dilution for the year ended December 31, 2002 would have been $1.47, an increase of 15% compared with the year ended December 31, 2001. Earnings per common share—assuming dilution for the year ended December 31, 2003 increased 34%, compared with the year ended December 31, 2002. Excluding this change in September 2002, earnings per common share—assuming dilution for the year ended December 31, 2003 would have increased 22%, compared with the year ended December 31, 2002.

(b)	For purposes of comparability, certain prior period amounts have been reclassified. These reclassifications did not affect net income.

(c)	Per common share data and weighted average common shares outstanding and common stock equivalents have been adjusted to reflect the three-for-two stock split of MBNA Corporation’s Common Stock effected in the form of a dividend, issued on July 15, 2002, to stockholders of record as of the close of business on July 1, 2002. Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding, whereas earnings per common share—assuming dilution includes the potential dilutive effect of common stock equivalents in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share.”

(d)	Net interest margin ratios are presented on a fully taxable equivalent basis.

(e)	In December 2000, MBNA Corporation implemented the FFIEC revised policy on the classification of consumer loans. Excluding the one-time FFIEC adjustment, loan delinquency and managed loan delinquency would have been 4.32% and 4.94%, respectively, at December 31, 2000, and loan receivable net credit losses, managed net credit losses, managed net interest margin, and net interest margin would have been 3.03%, 3.94%, 7.14%, and 5.54%, respectively, for the year ended December 31, 2000.

FIVE-YEAR STATISTICAL SUMMARY — Continued (dollars in thousands)

Year Ended December 31,	2003	2002	2001	2000	1999

Balance Sheet Data at Year End (a)
Investment securities and money market instruments (b)	$9,581,715	$9,423,620	$6,517,052	$5,205,395	$4,546,132
Loans held for securitization	13,084,105	11,029,627	9,929,948	8,271,933	9,692,616
Credit card loans	11,910,507	9,484,115	8,261,575	7,798,772	6,060,564
Other consumer loans	8,629,465	8,212,766	6,442,041	3,884,132	1,910,529

Total loan portfolio	20,539,972	17,696,881	14,703,616	11,682,904	7,971,093
Reserve for possible credit losses	(1,216,316)	(1,111,299)	(833,423)	(527,573)	(516,261)

Net loan portfolio	19,323,656	16,585,582	13,870,193	11,155,331	7,454,832
Total assets	59,113,355	52,856,746	45,447,945	38,678,096	30,859,132
Total deposits	31,836,081	30,616,216	27,094,745	24,343,595	18,714,753
Long-term debt and bank notes	12,145,628	9,538,173	6,867,033	5,735,635	5,708,880
Stockholders’ equity	11,113,040	9,101,319	7,798,718	6,627,278	4,199,443
Average Balance Sheet Data for the Year (a)
Investment securities and money market instruments (b)	$11,693,550	$8,257,838	$6,500,608	$5,051,619	$5,771,007
Loans held for securitization	9,198,810	8,130,207	6,909,840	8,129,333	4,071,394
Credit card loans	10,657,649	9,672,043	7,887,115	6,784,742	8,184,713
Other consumer loans	8,327,359	7,512,950	5,542,433	2,804,073	2,166,388

Total loan portfolio	18,985,008	17,184,993	13,429,548	9,588,815	10,351,101
Reserve for possible credit losses	(1,158,510)	(941,780)	(656,654)	(549,033)	(416,627)

Net loan portfolio	17,826,498	16,243,213	12,772,894	9,039,782	9,934,474
Total assets	56,232,903	48,154,027	40,764,316	33,299,176	28,310,222
Total deposits	31,880,540	28,481,487	25,147,782	20,654,087	16,901,334
Long-term debt and bank notes	10,557,593	8,040,419	6,309,446	5,699,638	5,974,276
Stockholders’ equity	10,172,778	8,293,823	7,039,986	5,088,882	3,769,539
Weighted average common shares outstanding (000) (c)	1,278,166	1,277,787	1,277,745	1,230,827	1,201,530
Weighted average common shares outstanding and common stock equivalents (000) (c)	1,295,142	1,302,712	1,314,230	1,269,803	1,255,625

(f)	Loan receivables include loans held for securitization and the loan portfolio.

(g)	Delinquency represents accruing loans that are 30 days or more past due.

(h)	MBNA Corporation’s net credit loss ratio is calculated by dividing annualized net credit losses, which exclude uncollectible accrued interest and fees and fraud losses, for the period by average loans, which include estimated collectible billed interest and fees for the corresponding period.

(i)	MBNA Corporation allocates resources on a managed basis, and financial data provided to management reflects MBNA Corporation’s results on a managed basis. Managed data assumes MBNA Corporation’s securitized loan principal receivables have not been sold and presents the earnings on securitized loan principal receivables in the same fashion as MBNA Corporation’s owned loans. Management, equity and debt analysts, rating agencies and others evaluate MBNA Corporation’s operations on a managed basis because the loans that are securitized are subject to underwriting standards comparable to MBNA Corporation’s owned loans, and MBNA Corporation services the securitized and owned loans, and the related accounts, together and in the same manner without regard to ownership of the loans. In a securitization, the loan principal receivables are sold to the trust, but the account relationships are not sold. MBNA Corporation continues to own and service the accounts that generate the securitized loan principal receivables. The credit performance of the entire managed loan portfolio is important to understand the quality of originations and the related credit risks inherent in the owned portfolio and retained interests in its securitization transactions.

Table 34 reconciles income statement data for the period to managed net interest income, managed provision for possible credit losses, and managed other operating income, and the loan receivables net credit loss ratio to the managed net credit loss ratio, the loan receivables delinquency ratio to the managed delinquency ratio, and the net interest margin ratio to the managed net interest margin ratio. Managed other operating income includes the impact of the net gain (loss) recognized on securitization activity in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125” (“Statement No. 140”).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion is intended to further the reader’s understanding of the consolidated financial statements, financial condition, and results of operations of MBNA Corporation. It should be read in conjunction with the audited consolidated financial statements, notes, and tables included in this report. For purposes of comparability, certain prior period amounts have been reclassified.

Page

15	Introduction and Overview

16	Critical Accounting Policies

19	Change in Accounting Estimate for Interest

and Fees Recognized In 2002

19	Earnings Summary

21	Net Interest Income

25	Investment Securities and Money Market Instruments

26	Other Interest-Earning Assets

26	Loan Receivables

29	Premises and Equipment

30	Accounts Receivable from Securitization

30	Prepaid Expenses and Deferred Charges

30	Other Assets

30	Interest-Bearing Deposits

31	Borrowed Funds

31	Noninterest-Bearing Deposits

31	Accrued Expenses and Other Liabilities

32	Accumulated Other Comprehensive Income

32	Total Other Operating Income

36	Total Other Operating Expense

37	Income Taxes

37	Loan Quality

45	Dividend Limitations

46	Capital Adequacy

46	Off-Balance Sheet Arrangements

52	Liquidity and Rate Sensitivity

59	Cross-Border Outstandings

59	Regulatory Matters

60	Managed Reconciliation of the Five-Year Statistical Summary

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION AND OVERVIEW

MBNA Corporation (“the Corporation”), a bank holding company located in Wilmington, Delaware, is the parent company of MBNA America Bank, N.A. (“the Bank”), a national bank and the Corporation’s principal subsidiary. The Bank has two wholly owned foreign bank subsidiaries, MBNA Europe Bank Limited (“MBNA Europe”) located in the United Kingdom (U.K.) and MBNA Canada Bank (“MBNA Canada”) located in Canada. The Corporation’s primary business is giving its Customers the ability to have what they need today and pay for it out of future income by lending money through credit card and other consumer loans. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of credit cards through endorsed marketing. In addition to its credit card lending, the Corporation also makes other consumer loans, which include installment and revolving unsecured loan products, and offers insurance and deposit products. The Corporation is also the parent of MBNA America (Delaware), N.A. (“MBNA Delaware”), a national bank, which offers business card products, mortgage loans, aircraft loans, and other specialty lending products. Mortgage loans, aircraft loans, and other specialty lending products are included in other consumer loan receivables, and business card products are included in credit card loan receivables in the Corporation’s audited consolidated statements of financial condition.

The Corporation seeks to manage its business to achieve its net income and other objectives. It does this primarily by attempting to grow loans to generate related interest and other operating income through adding new accounts and stimulating usage of existing accounts while controlling loan losses and expense growth. The Corporation generates income through finance charges assessed on outstanding loan receivables, securitization income, interchange income, credit card and other consumer loan fees, insurance income, interest earned on investment securities and money market instruments and other interest-earning assets. The Corporation’s primary costs are the costs of funding and growing its loan receivables, investment securities, and other assets, which include interest paid on deposits, short-term borrowings and long-term debt and bank notes, credit losses, business development and operating expenses, royalties to endorsing organizations, and income taxes.

The Corporation obtains funds to make loans to its Customers primarily through the process of asset securitization, raising deposits, and the issuance of short-term and long-term debt. Asset securitization removes loan principal receivables from the audited consolidated statements of financial condition through the sale of loan principal receivables to a trust. The trust sells securities backed by those loan principal receivables to investors. The trusts are independent of the Corporation, and the Corporation has no control over the trusts. The trusts are not subsidiaries of the Corporation and are excluded from the Corporation’s audited consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Corporation allocates resources on a managed basis, and financial data provided to management reflects the Corporation’s results on a managed basis. Managed data assumes the Corporation’s securitized loan principal receivables have not been sold and presents the earnings on securitized loan principal receivables in the same fashion as the Corporation’s owned loans. Management, equity and debt analysts, rating agencies and others evaluate the Corporation’s operations on a managed basis because the loans that are securitized are subject to underwriting standards comparable to the Corporation’s owned loans, and the Corporation services the securitized and owned loans, and the related accounts, together and in the same manner without regard to ownership of the loans. In a securitization, the loan principal receivables are sold to the trust, but the account relationships are not sold. The Corporation continues to own and service the accounts that generate the securitized loan principal receivables. The credit performance of the entire managed loan portfolio is important to understand the quality of originations and the related credit risks inherent in the owned portfolio and retained interests in securitization transactions. Asset securitization has a significant effect on the Corporation’s audited consolidated financial statements. The impact is discussed under “Off-Balance Sheet Arrangements—Impact of Off-Balance Sheet Securitization Transactions on the Corporation’s Results.” Securitization income is the most significant revenue item and is discussed under “Total Other Operating Income.” Whenever managed data is included in this report, a reconciliation of the managed data to the most directly comparable financial measure presented in accordance with GAAP is provided.

DURING 2003, THE CORPORATION:

•	Grew loan receivables by $4.9 billion to $33.6 billion, and grew managed loans by $11.2 billion to $118.5 billion, through marketing and portfolio acquisitions. The Corporation’s international loan growth in the U.K., Canada, Ireland, and Spain benefited in part from the strengthening of foreign currencies against the U.S. dollar, which increased foreign loan receivables by $960.9 million in 2003.

•	Added 10.7 million new loan, deposit, and insurance accounts, 384 new endorsements from organizations, and renewed more than 1,400 group contracts. The Corporation is now endorsed by more than 5,000 affinity groups and financial institutions.

•	Maintained a relatively stable net interest margin by balancing the interest rates it charges on its loan accounts against the Corporation’s funding costs. The net interest margin was 5.37% and 5.54% for the years ended December 31, 2003 and 2002, respectively. The managed net interest margin was 8.39% and 8.42% for the years ended December 31, 2003 and 2002, respectively.

•	Controlled loan losses at 4.84% and losses on managed loans at 5.22%. Loan quality was affected by general economic conditions, such as levels of unemployment, bankruptcy filings, and the continued seasoning of the Corporation’s loan receivables and managed loans.

•	Increased interchange income, credit card fee income, and insurance income.

•	Continued to securitize loan principal receivables as a source of funding, increasing securitization income.

•	Controlled other operating expenses, which increased at a slower rate than growth in managed loans.

These items, as well as other factors, contributed to the increase in net income for 2003 to $2.3 billion, or $1.79 per common share—assuming dilution and are discussed in further detail throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2004

In 2004, the Corporation will continue to focus on loan and account growth and managing its net interest margin, while attempting to control expenses and credit losses and manage its business to achieve its net income and other objectives.

Should interest rates increase in 2004, the Corporation’s funding costs are likely to increase, impacting the Corporation’s managed net interest margin. The Corporation could then determine to increase the interest rates it charges on its loan accounts or change its promotional or other interest rates on new loans in marketing activation programs to attempt to achieve a certain net interest margin. Any increases in the rates it charges on accounts could have an effect on the Corporation’s efforts to attract new Customers and grow managed loans, particularly with the continuing competition in the credit card and consumer lending industry. The Corporation’s interest rate risk is further discussed under “Liquidity and Rate Sensitivity.”

In 2004, the Corporation’s results will continue to be affected by the amount of credit losses. Credit losses are influenced by a number of factors, including the credit quality of the Corporation’s loans, general economic conditions, the level of consumer bankruptcies and regulatory policies. The pace of the U.S. economic recovery in 2004, and the levels of consumer spending and consumer confidence will be important factors that affect the Corporation’s success controlling credit losses and growing loans.

In 2004, the Corporation will continue to utilize strategies to control other operating expenses. These expenses are important for the Corporation to continue to attract new accounts and grow loans. However, the Corporation will continue to strive to be more efficient and focus on controlling the growth of these expenses so that they grow more slowly than the growth in managed loans.

For 2004, management will be focused on the above challenges and opportunities and other factors affecting the business similar to the factors driving 2003 results as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks to achieving the Corporation’s financial objectives for 2004 are discussed in the “Important Factors Regarding Forward-Looking Statements” section of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

The Corporation has filed as exhibits to its Form 10-K the certification of the Chief Executive Officer and the certification of the Chief Financial Officer under section 302 of the Sarbanes-Oxley Act of 2002.

CRITICAL ACCOUNTING POLICIES

Management makes certain judgments and uses certain estimates and assumptions when applying accounting principles in the preparation of the Corporation’s audited consolidated financial statements. The nature of the estimates and assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain factors or the susceptibility of such factors to change. Management has identified the policies related to the accounting for asset securitization, the reserve for possible credit losses, intangible assets, and revenue recognition as critical accounting policies, which require management to make significant judgments, estimates and assumptions.

Management believes the current assumptions and other considerations used to estimate amounts reflected in the Corporation’s audited consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in the Corporation’s audited consolidated financial statements, the resulting changes could have a material adverse effect on the Corporation’s consolidated results of operations, and in certain situations, could have a material adverse effect on the Corporation’s financial condition.

The development and selection of the critical accounting policies, and the related disclosures have been reviewed with the Audit Committee of the Corporation’s Board of Directors.

ASSET SECURITIZATION

The Corporation uses securitization of its loan principal receivables as one source to meet its funding needs. The Corporation accounts for its securitization transactions in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125” (“Statement No. 140”), issued by the Financial Accounting Standards Board (“FASB”). When the Corporation securitizes loan principal receivables, the Corporation recognizes a gain on sale and retained beneficial interests, including an interest-only strip receivable. The interest-only strip receivable represents the contractual right to receive interest and other revenue less certain costs from the trust over the estimated life of the securitized loan principal receivables. The Corporation’s securitization trusts are qualified special-purpose entities as defined by Statement No. 140 that are specifically exempted from the requirements of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“Interpretation No. 46”).

The Corporation estimates the fair value of the interest-only strip receivable based on the present value of expected future net revenue flows. Since quoted market prices for the interest-only strip receivable are not available, management uses certain assumptions and estimates in determining the fair value of the interest-only strip receivable. These assumptions and estimates include projections concerning interest income, certain fees, recoveries on charged-off securitized loans, gross credit losses on securitized loans, contractual servicing fees, and the interest rate paid to investors in a securitization transaction (“excess spread”). These projections are used to estimate the excess spread to be earned by the Corporation over the estimated life of the securitized loan principal receivables. The other assumptions and estimates used by the Corporation in estimating the fair value of the interest-only strip receivable include projected loan payment rates, which are used to determine the estimated life of the securitized loan principal receivables, and an appropriate discount rate.

The assumptions and estimates used to estimate the fair value of the interest-only strip receivable at December 31, 2003, reflect management’s judgment as to the expected excess spread to be earned and projected loan payment rates to be experienced on the securitized loans. These estimates are likely to change in the future, as the individual components of the excess spread and projected loan payment rates are sensitive to market and economic conditions. For example, the rates paid to investors in the Corporation’s securitization transactions are primarily variable rates subject to change based on changes in market interest rates. Changes in market interest rates and competitive pressures can also affect the projected interest income on securitized loans, as the Corporation could reprice the managed loan portfolio. Credit loss projections could change in the future based on changes in the credit quality of the securitized loans, the Corporation’s account management and collection practices, and general economic conditions. Projected loan payment rates could fluctuate based on general economic conditions and competition. Actual and expected changes in these assumptions may result in future estimates of the excess spread and projected loan payment rates being materially different from the estimates used in the periods covered by this report.

On a quarterly basis, the Corporation reviews prior assumptions and estimates compared to actual trust performance and other factors based on the prior period that approximates the average life of the securitized loan receivables. The actual trust performance results and other factors are compared to the estimates and assumptions used in the determination of the fair value of the interest-only strip receivable. Based on this review and the Corporation’s current assumptions and estimates for future periods, the Corporation adjusts as appropriate, the assumptions and estimates used in determining the fair value of the interest-only strip receivable. If the assumptions change, or actual results differ from projected results, the interest-only strip receivable and securitization income would be affected. If management had made different assumptions for the periods covered by this report that raised or lowered the excess spread or projected loan payment rates, the Corporation’s financial condition and results of operations could have differed materially. For example, a 20% change in the excess spread assumption for all securitized loan principal receivables could have resulted in a change of approximately $268 million in the value of the total interest-only strip receivable at December 31, 2003, and a related change in securitization income.

Based on quarterly 2003 reviews of the interest-only strip receivable, the actual performance of the securitized receivables did not materially differ from the assumptions and estimates used to value the interest-only strip receivable.

Note 8: Asset Securitization to the audited consolidated financial statements provides further detail regarding the Corporation’s assumptions and estimates used in determining the fair value of the interest-only strip receivable and their sensitivities to adverse changes.

RESERVE FOR POSSIBLE CREDIT LOSSES

The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables at the reporting date based on a projection of probable net credit losses. To project probable net credit losses, the Corporation regularly performs a migration analysis of delinquent and current accounts. A migration analysis is a technique used to estimate the likelihood that a loan receivable will progress through the various delinquency stages and ultimately charge off. On a quarterly basis, the Corporation reviews and adjusts, as appropriate, these estimates. The Corporation’s projection of probable net credit losses considers the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors. The Corporation then reserves for the projected probable net credit losses based on its projection of these amounts. The Corporation establishes appropriate levels of the reserve for possible credit losses for its products, including domestic credit card, domestic other consumer and foreign loans, based on their risk characteristics. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level. The Corporation records acquired reserves for current period loan acquisitions.

The Corporation’s projections of probable net credit losses are inherently uncertain, and as a result the Corporation cannot predict with certainty the amount of such losses. Changes in economic conditions, the risk characteristics and composition of the portfolio, bankruptcy laws or regulatory policies, and other factors could impact the Corporation’s actual and projected net credit losses and the related reserve for possible credit losses. If management had made different assumptions about probable net credit losses, the Corporation’s financial condition and results of operations could have differed materially. For example, a 10% change in management’s projection of probable net credit losses could have resulted in a change of approximately $122 million in the reserve for possible credit losses and a related change in the provision for possible credit losses at December 31, 2003.

Based on the 2003 review of the reserve for possible credit losses, the actual net credit losses did not materially differ from the projections of net credit losses used to establish the reserve for possible credit losses.

Note 10: Reserve for Possible Credit Losses to the audited consolidated financial statements provides further detail regarding the Corporation’s reserve for possible credit losses.

INTANGIBLE ASSETS

The Corporation’s intangible assets include purchased credit card relationships (“PCCRs”), which are carried at net book value. The Corporation records these intangible assets as part of the acquisition of credit card loans and the corresponding Customer relationships. The Corporation’s intangible assets are amortized over the period the assets are expected to contribute to the cash flows of the Corporation, which reflect the expected pattern of benefit. PCCRs are amortized using an accelerated method based upon the projected cash flows the Corporation will receive from the Customer relationships during the estimated useful lives of the PCCRs.

The Corporation’s PCCRs are subject to impairment tests in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement No. 144”). The Corporation reviews the carrying value of its PCCRs for impairment on a quarterly basis, or sooner, whenever events or changes in circumstances indicate that their carrying amount may not be fully recoverable, by comparing their carrying value to the sum of the undiscounted expected future cash flows from the loans and corresponding credit card relationships. In accordance with Statement No. 144, an impairment exists if the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset. An impairment would result in a write-down of the PCCRs to estimated fair value based on the discounted future cash flows expected from the PCCRs. The Corporation performs the impairment test on a specific portfolio basis, since it represents the lowest level for which identifiable cash flows are independent of the cash flows of other assets and liabilities.

The Corporation makes certain estimates and assumptions that affect the determination of the expected future cash flows from the loans and corresponding credit card relationships. These estimates and assumptions include levels of account usage and activation, active account attrition, funding costs, credit loss experience, servicing costs, growth in average account balances, interest and fees assessed on loans, and other factors. Significant changes in these estimates and assumptions could result in an impairment of the PCCRs. The estimated undiscounted cash flows of acquired Customer credit card relationships exceeds the $3.1 billion net book value of the Corporation’s PCCRs at December 31, 2003 by approximately $3.8 billion. If the active account attrition rates for all acquired portfolios in the twelve month period following December 31, 2003, were to be 10 percentage points higher than the rates assumed by management when it valued the PCCRs (for example, the assumed attrition rates were 10% but the actual rates were 20%) and all other estimates and assumptions were held constant, the estimated undiscounted cash flows of acquired Customer accounts in the aggregate would still exceed the net book value of acquired Customer accounts by approximately $2.6 billion, and no impairment would result on any individual PCCR.

There were no impairment write-downs of intangible assets during the year ended December 31, 2003.

REVENUE RECOGNITION

Interest income is recognized based upon the amount of loans outstanding and their contractual annual percentage rates. Interest income is included in loan receivables when billed to the Customer. The Corporation accrues unbilled interest income on a monthly basis from the Customer’s statement billing cycle date to the end of the month. The Corporation uses certain estimates and assumptions (for example, estimated yield) in the determination of the accrued unbilled portion of interest income that is included in accrued income receivable in the Corporation’s audited consolidated statements of financial condition. The Corporation also uses certain assumptions and estimates in the valuation of the accrued interest on securitized loans which is included in accounts receivable from securitization in the Corporation’s audited consolidated statements of financial condition. If management had made different assumptions about the determination of the accrued unbilled portion of interest income and the valuation of accrued interest on securitized loans, the Corporation’s financial condition and results of operations could have differed materially. For example, a 10% change in management’s projection of the estimated yield on its loan receivables and the valuation of the accrued interest receivable on securitized loans could have resulted in a change totaling approximately $70 million in interest income and other operating income at December 31, 2003.

For 2003, the Corporation’s estimated yield on its loan receivables and the valuation of the accrued interest receivable on securitized loans did not materially differ from the actual yield.

The Corporation also recognizes fees (except annual fees) on loan receivables in earnings as the fees are assessed according to agreements with the Corporation’s Customers. Credit card and other consumer loan fees include annual, late, overlimit, returned check, cash advance, express payment, and other miscellaneous fees. These fees are included in the Corporation’s loan receivables when billed. Annual fees on loan receivables and incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which they pertain.

The Corporation adjusts the amount of interest and fee income on loan receivables recognized in the current period for its estimate of interest and fee income that it does not expect to collect in subsequent periods through adjustments to the respective income statement captions, loan receivables, and accrued income receivable. The estimate of uncollectible interest and fees is based on a migration analysis of delinquent and current loan receivables that will progress through the various delinquency stages and will ultimately charge off. The Corporation also adjusts the estimated value of accrued interest and fees on securitized loans for the amount of uncollectible interest and fees that are not expected to be collected through an adjustment to accounts receivable from securitization and securitization income. This estimate is also based on a migration analysis of delinquent and current securitized loans that will progress through the various delinquency stages and ultimately charge off. On a quarterly basis, the Corporation reviews and adjusts, as appropriate, these estimates.

If management had made different assumptions about uncollectible interest and fees on its loan receivables and its securitized loans, the Corporation’s financial condition and results of operations could have differed. For example, a 10% change in management’s estimate of uncollectible interest and fees could have resulted in a change totaling approximately $41 million in interest income and other operating income at December 31, 2003.

CHANGE IN ACCOUNTING ESTIMATE FOR INTEREST AND FEES RECOGNIZED IN 2002

In September 2002, the Corporation implemented the Federal Financial Institutions Examination Council (“FFIEC”) guidance for uncollectible accrued interest and fees for its managed loan portfolio. As a result, the Corporation changed its estimate of the value of accrued interest and fees in September 2002. The change in the estimated value of accrued interest and fees resulted in a decrease to income before income taxes of $263.7 million ($167.2 million after taxes) or $.13 per common share—assuming dilution for the year ended December 31, 2002, through a reduction of $66.3 million of interest income and $197.4 million of other operating income. This change in the estimated value of accrued interest and fees in 2002 also reduced ending total loan receivables by $86.5 million, accrued income receivable by $5.2 million, and accounts receivable from securitization by $172.0 million. The Corporation’s earnings per common share, excluding the change in the estimated value of accrued interest and fees in 2002, would have been $1.50 for the year ended December 31, 2002, and earnings per common share—assuming dilution would have been $1.47 for the year ended December 31, 2002. The change in the estimated value of accrued interest and fees has not had a material effect on earnings in subsequent periods.

Throughout this report, various items in the consolidated financial statements are discussed excluding the change in the estimated value of accrued interest and fees in 2002. Management believes this presentation is useful to investors because the change in accounting estimate had a material impact on the results of operations in 2002, but not in 2003. As a result, the business factors and trends affecting the Corporation’s results from 2002 to 2003 and from 2001 to 2002 in certain cases are better discussed and analyzed without the impact of the change in estimate.

EARNINGS SUMMARY

Net income for 2003 increased $572.2 million or 32.4% to $2.3 billion or $1.79 per common share from $1.8 billion or $1.34 per common share in 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, net income would have increased $405.0 million or 20.9% for 2003. Net income for 2002 increased $71.7 million or 4.2% from $1.7 billion or $1.28 per common share in 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, net income would have increased $238.8 million or 14.1% to $1.9 billion or $1.47 per common share for 2002. All earnings per common share amounts are presented assuming dilution.

The overall growth in earnings for 2003 was primarily attributable to the growth in the Corporation’s loan receivables, higher levels of securitized loans, an increase in other operating income, interest income, and a decrease in interest expense, partially offset by higher credit losses and an increase in other operating expense. The overall growth in earnings for 2002 was primarily attributable to the growth in the Corporation’s loan receivables and higher levels of securitized loans, partially offset by the change in the estimated value of accrued interest and fees in 2002 and higher credit losses.

TABLE 1: SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands, except per share amounts)

Year Ended December 31,	2003	2002	2001

Total interest income	$3,858,884	$3,678,070	$3,471,405
Total interest expense	1,508,511	1,603,495	1,814,065

Net interest income	2,350,373	2,074,575	1,657,340
Provision for possible credit losses	1,392,701	1,340,157	1,140,615

Net interest income after provision for possible credit losses	957,672	734,418	516,725
Total other operating income	7,825,480	6,752,923	6,673,316
Total other operating expense	5,124,147	4,701,925	4,474,831

Income before income taxes	3,659,005	2,785,416	2,715,210
Applicable income taxes	1,320,901	1,019,462	1,020,919

Net income	$2,338,104	$1,765,954	$1,694,291

Earnings per common share	$1.82	$1.37	$1.31
Earnings per common share—assuming dilution	1.79	1.34	1.28
Dividends per common share	.36	.27	.24

Table 1 summarizes the Corporation’s consolidated statements of income, which has been derived from the audited consolidated financial statements, for the years ended December 31, 2003, 2002, and 2001.

Ending loan receivables increased $4.9 billion or 17.0% to $33.6 billion for 2003 and increased $4.1 billion or 16.6% to $28.7 billion for 2002 from $24.6 billion for 2001. Total managed loans increased $11.2 billion or 10.5% to $118.5 billion for 2003 and increased $9.8 billion or 10.0% to $107.3 billion for 2002, as compared to $97.5 billion for 2001. Average loan receivables increased $2.9 billion or 11.3% to $28.2 billion for 2003 and increased $5.0 billion or 24.5% to $25.3 billion for 2002 from $20.3 billion for 2001. Total average managed loans increased $9.8 billion or 9.8% to $109.9 billion for 2003 and increased $9.1 billion or 10.0% to $100.0 billion for 2002 from $90.9 billion for 2001.

Table 2 reconciles the Corporation’s loan receivables to its managed loans and average loan receivables to its average managed loans.

Other operating income increased $1.1 billion or 15.9% to $7.8 billion for 2003 and increased $79.6 million or 1.2% to $6.8 billion for 2002 from $6.7 billion for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, other operating income would have increased $875.2 million or

12.6% for 2003 and $277.0 million or 4.2% for 2002. Interest income increased $180.8 million or 4.9% to $3.9 billion for 2003 and increased $206.7 million or 6.0% to $3.7 billion for 2002 from $3.5 billion for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, interest income would have increased $114.5 million or 3.1% for 2003 and $272.9 million or 7.9% for 2002. Interest expense decreased $95.0 million or 5.9% to $1.5 billion for 2003 and decreased $210.6 million or 11.6% to $1.6 billion for 2002 from $1.8 billion for 2001. Other operating expense increased $422.2 million or 9.0% to $5.1 billion for 2003, and increased $227.1 million or 5.1% to $4.7 billion for 2002 from $4.5 billion for 2001.

The net credit loss ratio on loan receivables for 2003 was 4.84%, as compared to 4.57% in 2002, and 4.20% in 2001. The net credit loss ratio on managed loans for 2003 was 5.22%, as compared to 4.99% in 2002 and 4.74% in 2001. Delinquency on loan receivables at December 31, 2003 was 3.84%, as compared to 4.36% at December 31, 2002 and 4.67% at December 31, 2001. Delinquency on managed loans was 4.39% at December 31, 2003, as compared to 4.88% at December 31, 2002, and 5.09% at December 31, 2001.

Refer to Table 13 for a reconciliation of the loan receivables delinquency ratio to the managed delinquency ratio. Refer to Table 18 for a reconciliation of the loan receivables net credit loss ratio to the managed net credit loss ratio.

TABLE 2: RECONCILIATION OF LOAN RECEIVABLES TO MANAGED LOANS (dollars in thousands)

Year Ended December 31,	2003	2002	2001

At Year End:
Loans held for securitization	$13,084,105	$11,029,627	$9,929,948
Loan portfolio	20,539,972	17,696,881	14,703,616

Loan receivables	33,624,077	28,726,508	24,633,564
Securitized loans	84,869,483	78,531,334	72,862,487

Total managed loans	$118,493,560	$107,257,842	$97,496,051

Average for the Year:
Loans held for securitization	$9,198,810	$8,130,207	$6,909,840
Loan portfolio	18,985,008	17,184,993	13,429,548

Loan receivables	28,183,818	25,315,200	20,339,388
Securitized loans	81,691,156	74,718,731	70,560,600

Total managed loans	$109,874,974	$100,033,931	$90,899,988

The Corporation’s return on average total assets for 2003 increased to 4.16% from 3.67% for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the Corporation’s return on average total assets for 2003 would have increased 15 basis points from 2002 as a result of the Corporation’s net income growing faster than its average total assets. The Corporation’s return on average total assets for 2002 decreased to 3.67% from 4.16% for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the Corporation’s return on average total assets for 2002 would have decreased 15 basis points from 2001 as a result of the Corporation’s net income growing slower than its average total assets.

The Corporation’s net income grew at a faster rate than its average total assets during 2003, excluding the change in the estimated value of accrued interest and fees in 2002, primarily as a result of an increase of 11.7% in securitization income for 2003 from 2002. Net income grew at a slower rate than average total assets during 2002, excluding the change in the estimated value of accrued interest and fees in 2002, primarily as a result of an increase of only 2.0% in securitization income for 2002 from 2001. See “Total Other Operating Income” for further discussion of the changes in securitization income for 2003 and 2002.

The Corporation’s return on average stockholders’ equity was 22.98% for 2003, as compared to 21.29% for 2002 and 24.07% for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the Corporation’s return on average stockholders’ equity would have decreased 21 basis points and 88 basis points for 2003 and 2002, respectively, as a result of the

Corporation’s net income growing at a slower rate than its average stockholders’ equity. The Corporation’s net income typically grows at a slower rate than its average stockholders’ equity as the Corporation reinvests a significant portion of its net income back into the business. Also, the strengthening of foreign currencies against the U.S. dollar increased stockholders’ equity, partially offset by an increase in the Corporation’s dividend rate per common share and other factors.

Table 3 reconciles the Corporation’s return on average total assets and return on average stockholders’ equity for 2002, to the Corporation’s return on average total assets and return on average stockholders’ equity for 2002 excluding the change in the estimated value of accrued interest and fees in 2002.

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

Tables 4 and 5 provide further detail regarding the Corporation’s average balances, yields and rates, interest income and expense, and the impact that rate and volume changes had on the Corporation’s net interest income for the years ended December 31, 2003, 2002, and 2001.

TABLE 3: RECONCILIATION OF THE AS REPORTED RETURN ON AVERAGE TOTAL ASSETS AND STOCKHOLDERS’ EQUITY TO THE RETURN ON AVERAGE TOTAL ASSETS AND STOCKHOLDERS’ EQUITY EXCLUDING THE CHANGE IN THE ESTIMATED VALUE OF ACCRUED INTEREST AND FEES IN 2002 (dollars in thousands)

Year Ended December 31, 2002
	Average Balance	Ratio	Net Income

Return on Average Total Assets
As reported	$48,154,027	3.67%	$1,765,954
Impact of the change in the estimated value of accrued interest and fees in 2002	67,182		167,167

Excluding the change in the estimated value of accrued interest and fees in 2002	$48,221,209	4.01	$1,933,121

Return on Average Stockholders’ Equity
As reported	$8,293,823	21.29	$1,765,954
Impact of the change in the estimated value of accrued interest and fees in 2002	42,593		167,167

Excluding the change in the estimated value of accrued interest and fees in 2002	$8,336,416	23.19	$1,933,121

TABLE 4: STATEMENTS OF AVERAGE BALANCES, YIELDS AND RATES, INCOME OR EXPENSE
(dollars in thousands, yields and rates on a fully taxable equivalent basis)

Year Ended December 31,	2003			|	2002			|	2001

	Average	Yield/	Income		Average	Yield/	Income		Average	Yield/	Income
	Balance	Rate	or Expense		Balance	Rate	or Expense		Balance	Rate	or Expense

Assets
Interest-earning assets:
Money market instruments:
Interest-earning time deposits in other banks:
Domestic	$8,181	1.91%	$156		$1,244	.96%	$12		$1,199	3.59%	$43
Foreign	4,629,799	1.71	79,103		2,149,065	2.47	53,121		1,690,774	4.22	71,298

Total interest-earning time deposits in other banks	4,637,980	1.71	79,259		2,150,309	2.47	53,133		1,691,973	4.22	71,341
Federal funds sold	2,957,819	1.12	33,137		2,127,914	1.67	35,460		1,526,879	3.71	56,651

Total money market instruments	7,595,799	1.48	112,396		4,278,223	2.07	88,593		3,218,852	3.98	127,992
Investment securities (a):
Domestic:
Taxable (b)	3,722,062	2.67	99,223		3,688,047	3.42	126,062		3,001,592	5.04	151,173
Tax-exempt (c)	109,403	1.99	2,176		110,054	2.69	2,965		102,710	4.68	4,807

Total domestic investment securities	3,831,465	2.65	101,399		3,798,101	3.40	129,027		3,104,302	5.02	155,980
Foreign	266,286	4.19	11,147		181,514	4.60	8,349		177,454	5.55	9,840

Total investment securities	4,097,751	2.75	112,546		3,979,615	3.45	137,376		3,281,756	5.05	165,820
Other interest-earning assets (a) (b) (d)	3,904,013	7.82	305,468		3,869,893	9.28	359,159		3,256,773	11.89	387,250
Loan receivables:
Loans held for securitization:
Domestic:
Credit card	7,143,690	12.33	881,161		6,311,804	12.89	813,536		5,178,099	14.61	756,463
Other consumer	52,883	5.35	2,827		438,187	15.30	67,062		605,683	15.86	96,088

Total domestic loans held for securitization	7,196,573	12.28	883,988		6,749,991	13.05	880,598		5,783,782	14.74	852,551
Foreign	2,002,237	11.44	228,989		1,380,216	12.75	175,960		1,126,058	12.99	146,330

Total loans held for securitization	9,198,810	12.10	1,112,977		8,130,207	13.00	1,056,558		6,909,840	14.46	998,881
Loan portfolio (d):
Domestic:
Credit card	7,346,064	10.71	786,682		7,269,526	10.61	771,292		6,368,297	12.80	814,853
Other consumer	6,229,575	13.78	858,553		5,895,108	13.73	809,659		4,388,008	14.89	653,267

Total domestic loan portfolio	13,575,639	12.12	1,645,235		13,164,634	12.01	1,580,951		10,756,305	13.65	1,468,120
Foreign	5,409,369	10.56	571,021		4,020,359	11.35	456,503		2,673,243	12.16	325,025

Total loan portfolio	18,985,008	11.67	2,216,256		17,184,993	11.86	2,037,454		13,429,548	13.35	1,793,145

Total loan receivables	28,183,818	11.81	3,329,233		25,315,200	12.22	3,094,012		20,339,388	13.73	2,792,026

Total interest-earning assets	43,781,381	8.82	3,859,643		37,442,931	9.83	3,679,140		30,096,769	11.54	3,473,088
Cash and due from banks	781,507				766,003				744,798
Premises and equipment, net (b)	2,576,437				2,434,161				2,153,716
Other assets (b) (d)	10,252,088				8,452,712				8,425,687
Reserve for possible credit losses	(1,158,510)				(941,780)				(656,654)

Total assets	$56,232,903				$48,154,027				$40,764,316

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Domestic:
Time deposits	$21,472,666	4.39	942,296		$19,485,060	5.28	1,027,905		$17,999,374	6.43	1,157,995
Money market deposit accounts	7,844,120	1.80	141,117		7,040,563	2.70	190,072		5,534,407	4.51	249,425
Interest-bearing transaction accounts	50,369	1.07	538		47,157	1.71	808		43,675	3.46	1,513
Savings accounts	82,088	1.18	967		74,839	1.74	1,302		16,967	2.99	508

Total domestic interest-bearing deposits	29,449,243	3.68	1,084,918		26,647,619	4.58	1,220,087		23,594,423	5.97	1,409,441
Foreign:
Time deposits	712,239	3.21	22,888		924,325	3.83	35,440		701,937	5.02	35,265

Total interest-bearing deposits	30,161,482	3.67	1,107,806		27,571,944	4.55	1,255,527		24,296,360	5.95	1,444,706
Borrowed funds:
Short-term borrowings:
Domestic	988,533	3.46	34,185		1,037,403	3.57	37,051		383,638	4.39	16,858
Foreign	153,421	3.22	4,947		215,718	2.75	5,927		179,993	4.39	7,908

Total short-term borrowings	1,141,954	3.43	39,132		1,253,121	3.43	42,978		563,631	4.39	24,766
Long-term debt and bank notes (e):
Domestic	7,291,420	2.50	182,240		5,696,163	3.05	173,463		4,620,270	5.23	241,805
Foreign	3,266,173	5.49	179,333		2,344,256	5.61	131,527		1,689,176	6.09	102,788

Total long-term debt and bank notes	10,557,593	3.42	361,573		8,040,419	3.79	304,990		6,309,446	5.46	344,593

Total borrowed funds	11,699,547	3.42	400,705		9,293,540	3.74	347,968		6,873,077	5.37	369,359

Total interest-bearing liabilities	41,861,029	3.60	1,508,511		36,865,484	4.35	1,603,495		31,169,437	5.82	1,814,065
Noninterest-bearing deposits	1,719,058				909,543				851,422
Other liabilities	2,480,038				2,085,177				1,703,471

Total liabilities	46,060,125				39,860,204				33,724,330
Stockholders’ equity	10,172,778				8,293,823				7,039,986

Total liabilities and stockholders’ equity	$56,232,903				$48,154,027				$40,764,316

Net interest income (d)			$2,351,132				$2,075,645				$1,659,023

Net interest margin (d)		5.37				5.54				5.51
Interest rate spread (d)		5.22				5.48				5.72

(a)	Average balances for investment securities available-for-sale and other interest-earning assets are based on market values or estimated market values; if these assets were carried at amortized cost, there would not be a material impact on the net interest margin.

(b)	For purposes of comparability, certain prior period amounts have been reclassified.

(c)	The fully taxable equivalent adjustment for the years ended December 31, 2003, 2002, and 2001 was $759, $1,070, and $1,683, respectively.

(d)	December 31, 2002 includes the impact of the change in the estimated value of accrued interest and fees.

(e)	Includes the impact of interest rate swap agreements and foreign exchange swap agreements used to change a portion of fixed-rate funding sources to floating-rate funding sources.

TABLE 5: RATE-VOLUME VARIANCE ANALYSIS (a) (dollars in thousands, on a fully taxable equivalent basis)

Year Ended December 31,	2003 Compared to 2002			|	2002 Compared to 2001

	Volume	Rate	Total		Volume	Rate	Total

Interest-Earning Assets
Money market instruments:
Interest-earning time deposits in other banks:
Domestic	$123	$21	$144		$2	$(33)	$(31)
Foreign	46,381	(20,399)	25,982		16,160	(34,337)	(18,177)

Total interest-earning time deposits in other banks	46,504	(20,378)	26,126		16,162	(34,370)	(18,208)
Federal funds sold	11,367	(13,690)	(2,323)		17,180	(38,371)	(21,191)

Total money market instruments	57,871	(34,068)	23,803		33,342	(72,741)	(39,399)
Investment securities:
Domestic:
Taxable (b)	1,152	(27,991)	(26,839)		29,954	(55,065)	(25,111)
Tax-exempt	(17)	(772)	(789)		323	(2,165)	(1,842)

Total domestic investment securities	1,135	(28,763)	(27,628)		30,277	(57,230)	(26,953)
Foreign	3,605	(807)	2,798		221	(1,712)	(1,491)

Total investment securities	4,740	(29,570)	(24,830)		30,498	(58,942)	(28,444)
Other interest-earning assets (b) (c)	3,140	(56,831)	(53,691)		65,516	(93,607)	(28,091)
Loan receivables:
Loans held for securitization:
Domestic:
Credit card	103,746	(36,121)	67,625		152,942	(95,869)	57,073
Other consumer	(36,916)	(27,319)	(64,235)		(25,740)	(3,286)	(29,026)

Total domestic loans held for securitization	66,830	(63,440)	3,390		127,202	(99,155)	28,047
Foreign	72,656	(19,627)	53,029		32,450	(2,820)	29,630

Total loans held for securitization	139,486	(83,067)	56,419		159,652	(101,975)	57,677
Loan portfolio (c):
Domestic:
Credit card	8,161	7,229	15,390		106,392	(149,953)	(43,561)
Other consumer	46,087	2,807	48,894		210,189	(53,797)	156,392

Total domestic loan portfolio	54,248	10,036	64,284		316,581	(203,750)	112,831
Foreign	148,502	(33,984)	114,518		154,218	(22,740)	131,478

Total loan portfolio	202,750	(23,948)	178,802		470,799	(226,490)	244,309

Total loan receivables	342,236	(107,015)	235,221		630,451	(328,465)	301,986

Total interest income (c)	407,987	(227,484)	180,503		759,807	(553,755)	206,052
Interest-Bearing Liabilities
Interest-bearing deposits:
Domestic:
Time deposits	98,196	(183,805)	(85,609)		90,173	(220,263)	(130,090)
Money market deposit accounts	19,849	(68,804)	(48,955)		56,875	(116,228)	(59,353)
Interest-bearing transaction accounts	52	(322)	(270)		112	(817)	(705)
Savings accounts	117	(452)	(335)		1,086	(292)	794

Total domestic interest-bearing deposits	118,214	(253,383)	(135,169)		148,246	(337,600)	(189,354)
Foreign:
Time deposits	(7,360)	(5,192)	(12,552)		9,659	(9,484)	175

Total interest-bearing deposits	110,854	(258,575)	(147,721)		157,905	(347,084)	(189,179)
Borrowed funds:
Short-term borrowings:
Domestic	(1,712)	(1,154)	(2,866)		23,882	(3,689)	20,193
Foreign	(1,897)	917	(980)		1,366	(3,347)	(1,981)

Total short-term borrowings	(3,609)	(237)	(3,846)		25,248	(7,036)	18,212
Long-term debt and bank notes:
Domestic	43,270	(34,493)	8,777		47,886	(116,228)	(68,342)
Foreign	50,676	(2,870)	47,806		37,274	(8,535)	28,739

Total long-term debt and bank notes	93,946	(37,363)	56,583		85,160	(124,763)	(39,603)

Total borrowed funds	90,337	(37,600)	52,737		110,408	(131,799)	(21,391)

Total interest expense	201,191	(296,175)	(94,984)		268,313	(478,883)	(210,570)

Net interest income (c)	$206,796	$68,691	$275,487		$491,494	$(74,872)	$416,622

(a)	The rate-volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.

(b)	For purposes of comparability, certain prior period amounts have been reclassified.

(c)	Rate-volume variance amounts include the impact of the change in the estimated value of accrued interest and fees in 2002.

Net interest income, on a fully taxable equivalent basis, increased $275.5 million or 13.3% to $2.4 billion for 2003 from 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, net interest income, on a fully taxable equivalent basis, would have increased $209.2 million or 9.8% in 2003.

Average interest-earning assets increased $6.3 billion or 16.9% to $43.8 billion for 2003 from 2002. The increase in average interest-earning assets for 2003 was primarily the result of an increase in average loan receivables of $2.9 billion and an increase in average money market instruments of $3.3 billion. The yield on average interest-earning assets decreased 101 basis points to 8.82%, as compared to 9.83% for 2002. The decrease in the yield on average interest-earning assets was primarily the result of the decrease in the yield earned on average loan receivables, average total investment securities and money market instruments, and average other interest-earning assets, combined with an increase in lower yielding average total investment securities and money market instruments, and other interest-earning assets as a percentage of total average interest-earning assets. The decrease in the yield on average interest-earning assets for 2003, as compared to 2002, would have been larger excluding the change in the estimated value of accrued interest and fees in 2002, which decreased the yield earned on average loan receivables by 25 basis points for 2002 (see “Loan Receivables” for further discussion).

Table 6 highlights average interest-earning assets and average interest-bearing liabilities.

Average interest-bearing liabilities increased $5.0 billion or 13.6% to $41.9 billion for 2003 from 2002. The increase in average interest-bearing liabilities for 2003 was primarily the result of an increase of $2.6 billion in average interest-bearing deposits and an increase of $2.4 billion in average borrowed funds. The 75 basis point decrease in the rate paid on average interest-bearing liabilities to 3.60% for 2003, from 4.35% for 2002, reflects the continued impact of actions by the Federal Open Market

Committee (“FOMC”) of the Federal Reserve throughout 2001, in the fourth quarter of 2002, and the second quarter of 2003 that impacted overall market interest rates.

The impact on the Corporation’s net interest income from the changes in interest rates in 2003 and 2002 reflects the difference in the timeframe the Corporation’s interest rate sensitive assets and interest rate sensitive liabilities reprice. The Corporation’s loan receivables comprised approximately 64.4% and 67.6% of the average interest-earning assets for 2003 and 2002, respectively. Loan receivables are not repriced directly as market conditions change. Instead, these assets are repriced over time as the underlying Customer account behavior changes, market rate conditions change, competitive pressures change, and other events occur. A portion of the Corporation’s interest rate sensitive liabilities, however, can reprice more rapidly due to changes in the market interest rate environment, since they have either variable interest rates or are swapped to variable interest rates or have short-term maturities. Accordingly, the decline in the overall market interest rates in the fourth quarter of 2002 and the second quarter of 2003, that caused a portion of the Corporation’s interest rate sensitive liabilities to reprice at a faster rate than a portion of the Corporation’s interest rate sensitive assets, led to a $68.7 million increase in 2003 net interest income. The impact of the increase in the interest rates in 2003 would have been smaller excluding the change in the estimated value of accrued interest and fees in 2002. Actions by the FOMC throughout 2001, and the competitive environment reduced the yields on the Corporation’s interest rate sensitive assets in 2002 further than the decline in the rates on the Corporation’s interest rate sensitive liabilities in 2002 which had already begun to reprice in 2001. These changes, combined with the change in the estimated value of accrued interest and fees in 2002, led to a $74.9 million decrease in 2002 net interest income. The impact of the decrease in the interest rates in 2002 would have been smaller excluding the change in the estimated value of accrued interest and fees in 2002.

Net interest income, on a fully taxable equivalent basis, increased $416.6 million or 25.1% to $2.1 billion for 2002 from 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, net interest income, on a fully taxable equivalent basis would have increased $482.9 million or 29.1% from 2001.

TABLE 6: SUMMARIZED AVERAGE INTEREST-EARNING ASSETS AND AVERAGE INTEREST-BEARING LIABILITIES
(dollars in thousands, yields and rates on a fully taxable equivalent basis)

Year Ended December 31,	2003			|	2002			|	2001

	Average	Yield/	Income or		Average	Yield/	Income or		Average	Yield/	Income or
	Balance	Rate	Expense		Balance	Rate	Expense		Balance	Rate	Expense

Total interest-earning assets	$43,781,381	8.82%	$3,859,643		$37,442,931	9.83%	$3,679,140		$30,096,769	11.54%	$3,473,088
Total interest-bearing liabilities	41,861,029	3.60	1,508,511		36,865,484	4.35	1,603,495		31,169,437	5.82	1,814,065

Net interest income			$2,351,132				$2,075,645				$1,659,023

Net interest margin		5.37				5.54				5.51

Average interest-earning assets increased $7.3 billion or 24.4% to $37.4 billion for 2002 from 2001. The increase in average interest-earning assets for 2002 was primarily a result of an increase in average loan receivables of $5.0 billion and an increase in average investment securities and money market instruments of $1.8 billion. The yield on average interest-earning assets decreased 171 basis points to 9.83%, as compared to 11.54% for 2001. The decrease in the yield on average interest-earning assets was primarily the result of the decrease in the yield earned on average loan receivables, average total investment securities and money market instruments, and average other interest-earning assets. The decrease in the yield would have been smaller excluding the change in the estimated value of accrued interest and fees in 2002, which decreased the yield earned on average loan receivables by 25 basis points for 2002 (see “Loan Receivables” for further discussion).

Average interest-bearing liabilities increased $5.7 billion or 18.3% to $36.9 billion for 2002 from 2001. The increase in average interest-bearing liabilities for 2002, was primarily the result of an increase of $3.3 billion in average interest-bearing deposits and an increase of $2.4 billion in average borrowed funds. The 147 basis point decrease in the rate paid on average interest-bearing liabilities to 4.35% for 2002, from 5.82% for 2001, reflects actions by the FOMC throughout 2001 that impacted overall market interest rates and lowered the Corporation’s cost of funds.

The Corporation’s net interest margin, on a fully taxable equivalent basis, was 5.37% for 2003, as compared to 5.54% for 2002. The net interest margin represents net interest income on a fully taxable equivalent basis expressed as a percentage of average total interest-earning assets. Excluding the change in the estimated value of accrued interest and fees in 2002, the net interest margin, on a fully taxable equivalent basis for 2003, would have decreased 34 basis points as compared to 2002, primarily as a result of average interest-earning assets growing at a faster rate than net interest income combined with the decrease in the yield earned on average interest-earning assets, partially offset by the decrease in the rate paid on average interest-bearing liabilities. Also, the increase in lower yielding average total investment securities and money market instruments, and other interest-earning assets as a percentage of average interest-earning assets further reduced the net interest margin.

The Corporation’s net interest margin, on a fully taxable equivalent basis, was 5.54% for 2002, as compared to 5.51% for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the net interest margin, on a fully taxable equivalent basis, would have increased 20 basis points for 2002, primarily as a result of the actions by the FOMC throughout 2001 that impacted overall market interest rates and decreased the Corporation’s funding costs, as the Corporation’s interest-bearing liabilities matured and repriced during the continued low interest rate environment. The Corporation’s net interest margin in 2002 also had the full benefit of the actions by the FOMC throughout 2001.

See “Off-Balance Sheet Arrangements—Impact of Off-Balance Sheet Securitization Transactions on the Corporation’s Results” for a discussion of the managed net interest margin and a reconciliation of the net interest margin ratio to the net interest margin ratio excluding the change in the estimated value of accrued interest and fees in 2002.

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS

The Corporation seeks to maintain its portfolio of investment securities and money market instruments at a level appropriate for the Corporation’s liquidity needs. The Corporation’s average investment securities and money market instruments are affected by the timing of receipt of funds from asset securitization transactions, deposits, loan payments, and unsecured long-term debt and bank note issuances. Funds received from these sources are normally invested in short-term, liquid money market instruments and investment securities available-for-sale until the funds are needed for loan growth and other liquidity needs.

Average investment securities and money market instruments as a percentage of average interest-earning assets were 26.7% for 2003, as compared to 22.1% for 2002 and 21.6% for 2001. Money market instruments increased in 2003 to provide liquidity to support portfolio acquisition activity, to support anticipated loan growth, and in anticipation of possible market disruptions due to uncertainty created by world events. Also, money market instruments increased in 2003 as a result of the change in the timing of the remittance of principal collections on securitized loans to the trusts (see “Noninterest-Bearing Deposits” for further discussion). Money market instruments increased in 2002 to provide liquidity to support portfolio acquisition activity and anticipated loan growth.

Interest income on investment securities for 2003, on a fully taxable equivalent basis, decreased $24.8 million or 18.1% to $112.5 million for 2003 from 2002. The decrease in interest income on investment securities for 2003 was primarily a result of a 70 basis point decrease in the yield earned on average investment securities, partially offset by an increase in average investment securities of $118.1 million from 2002. Interest income on investment securities for 2002, on a fully taxable equivalent basis, decreased $28.4 million or 17.2% to $137.4 million for 2002 from 2001. The decrease in interest income on investment securities for 2002 was primarily a result of a 160 basis point decrease in the yield earned on average investment securities, partially offset by an increase in average investment securities of $697.9 million from 2001.

Money market instruments include interest-earning time deposits in other banks and federal funds sold. Interest income on money market instruments was $112.4 million for 2003, an increase of $23.8 million or 26.9% from 2002. The increase in interest income on money market instruments was primarily the result of an increase in average money market instruments of $3.3 billion for 2003, partially offset by a 59 basis point decrease in the yield earned on average money market instruments. Interest income on money market instruments was $88.6 million for 2002, a decrease of $39.4 million or 30.8% from 2001. The decrease in interest income on money market instruments was primarily the result of a 191 basis point decrease in the yield earned on average money market instruments for 2002, partially offset by a $1.1 billion increase in average money market instruments for 2002.

OTHER INTEREST-EARNING ASSETS

Other interest-earning assets include the Corporation’s retained interests in securitization transactions, which are the interest-only strip receivable, cash reserve accounts, accrued interest and fees on securitized loans, and other subordinated retained interests. Also included in other interest-earning assets is Federal Reserve Bank stock. The Corporation accrues interest income related to its retained beneficial interests in its securitization transactions accounted for as sales in the Corporation’s audited consolidated financial statements. The Corporation includes these retained interests in accounts receivable from securitization in the audited consolidated statements of financial condition.

Interest income on other interest-earning assets decreased $53.7 million or 14.9% to $305.5 million for 2003 from 2002, as compared to a decrease of $28.1 million or 7.3% to $359.2 million for 2002 from 2001. The decrease in interest income on other interest-earning assets for 2003 was primarily the result of a decrease in the yield earned on average other interest-earning assets of 146 basis points in 2003. The decrease in the yield earned on average other interest-earning assets in 2003 was primarily the result of the decrease in the discount rate assumptions used in the valuation of the Corporation’s retained beneficial interests in its securitization transactions. The decrease in interest income on other interest-earning assets for 2002 was primarily the result of a decrease of 261 basis points in the yield earned on average other interest-earning assets in 2002, partially offset by an increase of $613.1 million in average other interest-earning assets, as compared to 2001. The decrease in the yield earned on average other interest-earning assets was primarily the result of the decrease in the discount rate assumptions used in the valuation of the Corporation’s retained beneficial interests in its securitization transactions.

Note 8: Asset Securitization to the audited consolidated financial statements provides further detail regarding the Corporation’s asset securitization transactions.

LOAN RECEIVABLES

Loan receivables consist of the Corporation’s loans held for securitization and the loan portfolio.

Interest income generated by the Corporation’s loan receivables increased $235.2 million or 7.6% to $3.3 billion for 2003 from 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the interest income generated by the Corporation’s loan receivables would have increased by $169.0 million or 5.3% from 2002. The increase in interest income on loan receivables for 2003 was primarily the result of an increase in average loan receivables of $2.9 billion from 2002, partially offset by a decrease in the yield earned on average loan receivables. The yield earned by the Corporation for 2003 on average loan receivables was 11.81%, as compared to 12.22% for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the yield earned by the Corporation for 2003 on average loan receivables would have decreased 66 basis points from 2002.

Interest income generated by the Corporation’s loan receivables increased $302.0 million or 10.8% to $3.1 billion for 2002 from 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the interest income generated by the Corporation’s loan receivables would have increased by $368.2 million or 13.2% from 2001. The increase in interest

TABLE 7: LOAN RECEIVABLES DISTRIBUTION (dollars in thousands)

December 31,	2003		2002		2001		2000		1999

Loans Held for Securitization (a)
Domestic:
Credit card	$10,274,262	30.6%	$9,157,751	31.9%	$7,943,965	32.2%	$6,396,652	32.1%	$7,835,429	44.3%
Other consumer	11,653	—	40,962	.1	1,032,697	4.2	1,022,756	5.1	1,001,271	5.7

Total domestic loans held for securitization	10,285,915	30.6	9,198,713	32.0	8,976,662	36.4	7,419,408	37.2	8,836,700	50.0
Foreign (b)	2,798,190	8.3	1,830,914	6.4	953,286	3.9	852,525	4.3	855,916	4.9

Total loans held for securitization	13,084,105	38.9	11,029,627	38.4	9,929,948	40.3	8,271,933	41.5	9,692,616	54.9
Loan Portfolio
Domestic:
Credit card	7,905,173	23.5	6,413,116	22.3	6,439,471	26.1	6,612,913	33.1	5,116,381	28.9
Other consumer	6,211,016	18.5	6,285,751	21.9	5,094,198	20.7	2,799,289	14.0	1,268,019	7.2

Total domestic loan portfolio	14,116,189	42.0	12,698,867	44.2	11,533,669	46.8	9,412,202	47.1	6,384,400	36.1
Foreign (b)	6,423,783	19.1	4,998,014	17.4	3,169,947	12.9	2,270,702	11.4	1,586,693	9.0

Total loan portfolio	20,539,972	61.1	17,696,881	61.6	14,703,616	59.7	11,682,904	58.5	7,971,093	45.1

Total loan receivables	$33,624,077	100.0%	$28,726,508	100.0%	$24,633,564	100.0%	$19,954,837	100.0%	$17,663,709	100.0%

(a)	Loans held for securitization includes loans originated through certain endorsing organizations or financial institutions who have the contractual right to purchase the loans from the Corporation at fair value and the lesser of loan principal receivables eligible for securitization or sale or loan principal receivables which management intends to securitize or sell within one year.

(b)	Note 28: Foreign Activities to the audited consolidated financial statements provides the foreign loan distribution between credit card and other consumer loans.

income on loan receivables for 2002 was primarily the result of an increase in average loan receivables of $5.0 billion from 2001, partially offset by a decrease in the yield earned on average loan receivables. The yield earned by the Corporation for 2002 on average loan receivables was 12.22%, as compared to 13.73% for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the yield earned by the Corporation for 2002 on average loan receivables would have decreased 126 basis points from 2001.

Table 7 presents the Corporation’s loan receivables distributed by loan type. Loan receivables increased to $33.6 billion at December 31, 2003, as compared to $28.7 billion and $24.6 billion at December 31, 2002 and 2001, respectively.

Domestic credit card loan receivables increased $2.6 billion or 16.8% to $18.2 billion at December 31, 2003, from $15.6 billion at December 31, 2002, and $14.4 billion at December 31, 2001. The increase in domestic credit card loan receivables during 2003 and 2002 was the result of loan originations through marketing programs and loan portfolio acquisitions, partially offset by a net increase in securitized domestic credit card loan principal receivables. Higher Customer payment volume also slowed the growth in domestic credit card loan receivables for 2002, as compared to 2001.

During 2003, the Corporation securitized $10.8 billion of domestic credit card loan principal receivables, partially offset by an increase of $7.0 billion in the Corporation’s domestic credit card loan receivables when certain securitization transactions used principal payments on securitized loans to pay the investors rather than to purchase new loan principal receivables. During 2002, the Corporation securitized $13.3 billion of domestic credit card loan principal receivables, partially offset by an increase of $9.7 billion in the Corporation’s domestic credit card loan receivables when certain securitization transactions used principal payments on securitized loans to pay the investors rather than to purchase new loan principal receivables. When the trusts use principal payments to pay the investors, the Corporation’s on-balance-sheet loan receivables increase by the amount of any new loans on the Customer accounts because the trusts are no longer purchasing new loan receivables from the Corporation. The Corporation acquired $1.4 billion of domestic credit card loan receivables during 2003 and $2.5 billion of domestic credit card loan receivables in 2002, including a $1.3 billion credit card loan portfolio from Wachovia Corporation.

The yield on average domestic credit card loan receivables was 11.51% for 2003, as compared to 11.67% for 2002 and 13.61% for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the yield on average domestic credit card loan receivables would have decreased 42 basis points for 2003 and 168 basis points for 2002. The decrease in the yield on average domestic credit card loan receivables for 2003 and 2002, excluding the change in the estimated value of accrued interest and fees in 2002, reflects lower interest rates offered to attract and retain Customers and to grow loan receivables, and an increase in the percentage of loans in the portfolio with promotional interest rates.

Domestic credit card loans held for securitization increased $1.1 billion or 12.2% to $10.3 billion at December 31, 2003, from $9.2 billion at December 31, 2002 and $7.9 billion at December 31, 2001. The increases reflect higher planned levels of domestic credit card securitizations.

TABLE 8: RECONCILIATION OF AVERAGE LOAN RECEIVABLES TO AVERAGE MANAGED LOANS (dollars in thousands)

Year Ended December 31,		2003		|		2002		|		2001

	Average				Average				Average
	Balance	Yield	Income		Balance	Yield	Income		Balance	Yield	Income

Loan receivables:
Domestic credit card	$14,489,754	11.51%	$1,667,843		$13,581,330	11.67%	$1,584,828		$11,546,396	13.61%	$1,571,316
Domestic other consumer	6,282,458	13.71	861,380		6,333,295	13.84	876,721		4,993,691	15.01	749,355
Foreign	7,411,606	10.79	800,010		5,400,575	11.71	632,463		3,799,301	12.41	471,355

Total loan receivables	28,183,818	11.81	3,329,233		25,315,200	12.22	3,094,012		20,339,388	13.73	2,792,026
Securitized loans	81,691,156	11.98	9,786,020		74,718,731	12.36	9,232,653		70,560,600	14.15	9,985,734

Total managed loans	$109,874,974	11.94	$13,115,253		$100,033,931	12.32	$12,326,665		$90,899,988	14.06	$12,777,760

Domestic other consumer loan receivables decreased $104.0 million or 1.6% to $6.2 billion at December 31, 2003, as compared to $6.3 billion and $6.1 billion at December 31, 2002 and 2001, respectively. The decrease in domestic other consumer loan receivables during 2003 was primarily a result of a decrease in the Corporation’s sales finance loan receivables as the Corporation placed less emphasis on this product in 2003. This decrease was partially offset by a $433.9 million portfolio acquisition comprised of unsecured lines of credit to small businesses during the fourth quarter of 2003. The increase in domestic other consumer loan receivables during 2002 was primarily a result of loan growth from lines of credit accessed through checks and growth in sales finance loans. Sales finance loans are loan products offered by the Corporation through associations with retailers where the Corporation provides financing to Customers to purchase the retailer’s goods and services.

Table 8 reconciles the Corporation’s average loan receivables to average managed loans.

The yield on average domestic other consumer loan receivables was 13.71% for 2003, as compared to 13.84% for 2002 and 15.01% for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the yield on average domestic other consumer loan receivables would have decreased 51 basis points for 2003 and 79 basis points for 2002. The Corporation’s domestic other consumer loans generally have higher delinquency and charge-off rates than the Corporation’s domestic credit card loans. As a result, the Corporation generally charges higher interest rates on its domestic other consumer loans than on its domestic credit card loans. For 2003, the decrease in the yield on average domestic other consumer loan receivables, excluding the change in the estimated value of accrued interest and fees in 2002, reflects an increase in the percentage of unsecured loans and a decrease in the percentage of sales finance loans as compared to total domestic other consumer loans. The Corporation generally charges a higher interest rate for its sales finance products than its other unsecured lending products. For 2002, the decrease in the yield on average domestic other consumer loan receivables, excluding the change in the estimated value of accrued interest and fees in 2002, reflects lower promotional and other interest rates offered to attract and retain Customers and to grow loan receivables, and an increase in the percentage of loans in the portfolio with promotional rates.

Domestic other consumer loans held for securitization decreased $29.3 million to $11.7 million at December 31, 2003, from $41.0 million at December 31, 2002, and $1.0 billion at December 31, 2001. The Corporation originates and sells mortgage loans through MBNA Delaware. The mortgage loans that MBNA Delaware originates and intends to sell are the only items included in domestic other consumer loans held for securitization at December 31, 2003 and 2002. The 2002 domestic other consumer loans held for securitization decreased in comparison to 2001 as the Corporation reduced the amount of other consumer loans it intended to securitize or sell within one year at December 31, 2002. The net gains realized by the Corporation from the sale of its mortgage loans were not material to the Corporation’s audited consolidated statements of income for 2003, 2002, and 2001.

Foreign loan receivables increased $2.4 billion or 35.0% to $9.2 billion at December 31, 2003, as compared to $6.8 billion at December 31, 2002, and $4.1 billion at December 31, 2001. The growth in foreign loan receivables for 2003 was a result of loan originations through marketing programs at the Corporation’s two foreign bank subsidiaries, MBNA Europe and MBNA Canada, combined with the strengthening of foreign currencies against the U.S. dollar, partially offset by a net increase in securitization activity. The strengthening of foreign currencies increased foreign loan receivables by $960.9 million in 2003. Also during 2003, the Corporation securitized approximately $2.8 billion of foreign credit card loan principal receivables, partially offset by an increase of $1.5 billion in the Corporation’s foreign loan receivables when certain securitization transactions used principal payments to pay the investors rather than to purchase new loan principal receivables from the Corporation. The growth in foreign loan receivables for 2002 was primarily a result of loan originations through marketing programs at MBNA Europe and MBNA Canada, and foreign portfolio acquisitions. During 2002, MBNA Europe acquired approximately $1.2 billion of credit card loan receivables from Alliance & Leicester plc. During 2002, the Corporation securitized approximately $2.2 billion of foreign credit card loan principal receivables, partially offset by an increase of $512.3 million in the Corporation’s foreign loan receivables when certain securitization

TABLE 9: RECONCILIATION OF THE AS REPORTED LOAN YIELDS TO THE LOAN YIELDS EXCLUDING THE CHANGE IN THE ESTIMATED VALUE OF ACCRUED INTEREST AND FEES IN 2002 (dollars in thousands)

Year Ended December 31, 2002

	Average
	Balance	Yield	Income
As Reported
Loan receivables:
Domestic credit card	$13,581,330	11.67%	$1,584,828
Domestic other consumer	6,333,295	13.84	876,721
Foreign	5,400,575	11.71	632,463

Total loan receivables	25,315,200	12.22	3,094,012
Securitized loans	74,718,731	12.36	9,232,653

Total managed loans	$100,033,931	12.32	$12,326,665

Impact of the Change in the Estimated Value of Accrued Interest and Fees in 2002
Loan receivables:
Domestic credit card	$12,428		$36,824
Domestic other consumer	8,228		25,219
Foreign	1,374		4,193

Total loan receivables	22,030		66,236
Securitized loans	71,386		211,425

Total managed loans	$93,416		$277,661

Excluding the Change in the Estimated Value of Accrued Interest and Fees in 2002
Loan receivables:
Domestic credit card	$13,593,758	11.93	$1,621,652
Domestic other consumer	6,341,523	14.22	901,940
Foreign	5,401,949	11.79	636,656

Total loan receivables	25,337,230	12.47	3,160,248
Securitized loans	74,790,117	12.63	9,444,078

Total managed loans	$100,127,347	12.59	$12,604,326

transactions used principal payments to pay the investors rather than to purchase new loan principal receivables from the Corporation. The strengthening of foreign currencies against the U.S. dollar also increased foreign loan receivables by $509.7 million during 2002.

In January 2004, the Corporation acquired approximately $1.5 billion in insurance premium finance loans as part of its acquisition of Premium Credit Limited, the largest independent insurance premium finance company in the U.K. Through insurance premium financing, the Corporation will make loans to businesses, including professionals and small business owners, to pay premiums on property, general liability, and other types of insurance. The Corporation will also provide loans to retail consumers to pay premiums on insurance. The Corporation will generate these loans through its relationships with a network of brokers and insurance companies.

The yield on average foreign loan receivables was 10.79% for 2003, as compared to 11.71% for 2002 and 12.41% for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the yield on average foreign loan receivables would have decreased 100 basis points for 2003 and 62 basis points for 2002. The decline in the yield on average foreign loan receivables for 2003 and 2002, excluding the change in the estimated value of accrued interest and fees in 2002, reflects lower promotional and other interest rates offered to attract and retain Customers and to grow loan receivables.

Table 9 reconciles the Corporation’s loan yields for 2002, to the loan yields excluding the change in the estimated value of accrued interest and fees in 2002.

Note 9: Geographical Diversification of Loans to the audited consolidated financial statements provides further detail regarding the Corporation’s loan receivables.

PREMISES AND EQUIPMENT

Effective January 1, 2003, the Corporation reclassified capitalized software from other assets to premises and equipment in the Corporation’s audited consolidated statements of financial condition. Also, effective January 1, 2003, the Corporation reclassified computer software expense, which includes amortization of capitalized software, from the other expense component of other operating expenses to furniture and equipment expense in the Corporation’s audited consolidated statements of income. Capitalized software was $461.3 million (net of accumulated amortization of $271.9 million) and $330.5 million (net of accumulated amortization of $216.2 million) at December 31, 2003, and December 31, 2002, respectively. Computer software expense, including amortization of capitalized software, was $127.3 million, $101.6 million, and $83.2 million for 2003, 2002, and 2001, respectively. For purposes of comparability, prior period amounts have been reclassified.

In 2002, the Corporation launched a multi-phase project to extend the use of the Corporation’s U.S. core Customer information systems to MBNA Europe’s business in the U.K. and Ireland. MBNA Canada already uses this system. The capital expenditures associated with capitalized software for this project at December 31, 2003 and 2002, were $214.0 million and $89.4 million, respectively. The Corporation anticipates total capital expenditures of approximately $300 million related to this project and estimates the project will be completed during the second quarter of 2004.

ACCOUNTS RECEIVABLE FROM SECURITIZATION

Accounts receivable from securitization increased $839.6 million or 12.1% to $7.8 billion at December 31, 2003, as compared to $6.9 billion at December 31, 2002. The increase in accounts receivable from securitization is primarily related to an increase in the amount due from the trusts due to an increase in the amounts due on the sale of new loan principal receivables to the trust and the revaluation of the Corporation’s interest-only strip receivable.

Note 8: Asset Securitization to the audited consolidated financial statements provides further detail regarding accounts receivable from securitization.

PREPAID EXPENSES AND DEFERRED CHARGES

Prepaid expenses and deferred charges increased $87.2 million or 21.1% to $499.8 million at December 31, 2003, as compared to $412.6 million at December 31, 2002. The increase was primarily related to increases in prepaid royalties to endorsing organizations of $49.5 million and deferred loan origination costs of $20.1 million.

OTHER ASSETS

Other assets increased $211.1 million or 12.6% to $1.9 billion at December 31, 2003, as compared to $1.7 billion at December 31, 2002. The increase is primarily the result of increases in the Corporation’s Community Development investments in the form of limited partnership interests that qualify under the Community Reinvestment Act, the cash surrender value of corporate owned life insurance policies, and the fair market value of interest rate swap agreements and foreign exchange swap agreements accounted for as fair value hedges under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), as amended. The increase in the fair market value of the Corporation’s interest rate swap agreements and foreign exchange swap agreements that qualified for, and are accounted for, as fair value hedges was partially offset by changes in the carrying value of the corresponding hedged long-term debt and bank notes. In addition to the increases discussed above, on July 1, 2003, the Corporation’s other assets increased by $32.9 million related to the deconsolidation of MBNA Capital A, MBNA Capital B, MBNA Capital C, MBNA Capital D, and MBNA Capital E, each a statutory business trust created under the laws of the State of Delaware.

Note 17: Long-Term Debt and Bank Notes to the audited consolidated financial statements provides further discussion.

Note 3: Significant Accounting Policies—Derivative Financial Instruments and Hedging Activities and Note 30: Fair Value of Financial Instruments to the audited consolidated financial statements provide further detail regarding the Corporation’s derivative financial instruments and hedging activities.

INTEREST-BEARING DEPOSITS

Total interest expense on deposits decreased $147.7 million or 11.8% to $1.1 billion for 2003, compared to $1.3 billion for 2002. The decrease in interest expense on deposits for 2003 was primarily the result of an 88 basis point decrease in the rate paid on average interest-bearing deposits, partially offset by a $2.6 billion increase in average interest-bearing deposits. The decrease in the rate paid on average interest-bearing deposits reflects the continued impact of actions by the FOMC throughout 2001, the fourth quarter of 2002, and the second quarter of 2003, that impacted overall market interest rates and decreased the funding costs of the Corporation.

Total interest expense on deposits decreased $189.2 million or 13.1% to $1.3 billion for 2002, as compared to $1.4 billion for 2001. The decrease in interest expense on deposits for 2002 was primarily the result of a 140 basis point decrease in the rate paid on average interest-bearing deposits, partially offset by a $3.3 billion increase in average interest-bearing deposits. The decrease in the rate paid on average interest-bearing deposits reflects actions by the FOMC throughout 2001 that impacted overall market interest rates and decreased the funding costs of the Corporation’s deposits as a portion of the Corporation’s deposits matured and were reinvested in a lower interest rate environment.

The Corporation’s money market deposit accounts are variable-rate products. In addition, the Corporation’s foreign time deposits, although fixed-rate, generally mature within one year. Therefore, the decrease in market interest rates in the fourth quarter of 2002 and the second quarter of 2003 permitted the Corporation to decrease the rate paid on average money market deposit accounts and average foreign time deposits during the year ended December 31, 2003, as compared to the same period in 2002. The Corporation’s domestic time deposits are primarily fixed-rate deposits with maturities that range from three months to five years. Therefore, the Corporation realized the benefits of the decrease in market rates in 2002 and 2003 on domestic time deposits more slowly than the benefits of lower market rates on money market deposits and foreign time deposits and continued to realize the benefit of the decrease in market rates throughout 2001 on domestic time deposits.

The increases in average interest-bearing deposits for 2003 and 2002 were a result of the Corporation’s continued emphasis on marketing domestic time deposits and money market deposit accounts to members of certain endorsing organizations, as well as obtaining other domestic deposits through the use of third-party intermediaries, to fund loan and other asset growth and to diversify funding sources.

BORROWED FUNDS

Borrowed funds include both short-term borrowings and long-term debt and bank notes.

Interest expense on short-term borrowings decreased $3.8 million or 8.9% to $39.1 million for 2003, compared to an increase of $18.2 million or 73.5% to $43.0 million for 2002. The decrease in interest expense on short-term borrowings for 2003 was primarily a result of a decrease of $111.2 million in average short-term borrowings. The increase in interest expense on short-term borrowings for 2002 was primarily a result of an increase of $689.5 million in average short-term borrowings, partially offset by a 96 basis point decrease in the interest rate paid on average short-term borrowings. The increase in average short-term borrowings in 2002 was primarily a result of on-balance-sheet structured financings totaling $1.0 billion, which were entered into during the second half of 2001. These structured financings were secured by $1.1 billion of domestic other consumer loan receivables. For 2002, the decrease in the rate paid on average short-term borrowings reflects actions by the FOMC throughout 2001 that impacted overall market interest rates.

Note 16: Short-Term Borrowings to the audited consolidated financial statements provides further detail regarding the Corporation’s short-term borrowings.

Interest expense on long-term debt and bank notes increased $56.6 million or 18.6% to $361.6 million for 2003, compared to a decrease of $39.6 million or 11.5% to $305.0 million for 2002. The increase in interest expense on long-term debt and bank notes in 2003 was primarily a result of an increase in average long-term debt and bank notes of $2.5 billion, partially offset by a decrease in the interest rate paid on average long-term debt and bank notes of 37 basis points. The decrease in the interest rate paid on average long-term debt and bank notes for 2003 reflects actions by the FOMC in the fourth quarter of 2002 and the second quarter of 2003 that impacted overall market interest rates. The decrease in interest expense on long-term debt and bank notes in 2002 was primarily the result of a decrease in the interest rate paid on average long-term debt and bank notes of 167 basis points, partially offset by an increase in average long-term debt and bank notes of $1.7 billion. The decrease in the interest rate paid on average long-term debt and bank notes for 2002 reflects actions by the FOMC throughout 2001 that impacted overall market interest rates.

Interest expense on domestic long-term debt and bank notes increased $8.8 million or 5.1% to $182.2 million during 2003, as compared to a decrease of $68.3 million or 28.3% to $173.5 million for 2002. The increase in interest expense on domestic long-term debt and bank notes for 2003 was primarily the result of an increase in average long-term debt and bank notes of $1.6 billion, partially offset by a decrease of 55 basis points in the interest rate paid on average domestic long-term debt and bank notes, as compared to 2002. The Corporation issued additional long-term debt and bank notes during 2003 to fund loan and other asset growth and to diversify funding sources. The decrease in the rate paid on average domestic long-term debt and bank notes for 2003 reflects actions by the FOMC in the fourth quarter of 2002 and the second quarter of 2003 that impacted overall market interest rates. The decrease in interest expense on domestic long-term debt and bank notes for 2002 was primarily a result of a decrease of 218 basis points in the interest rate paid on average domestic long-term debt and bank notes, as compared to 2001, partially offset by an increase in average domestic long-term debt and bank notes of $1.1 billion. For 2002, the decrease in the rate paid on average domestic long-term debt and bank notes reflects actions by the FOMC throughout 2001 that impacted overall market interest rates.

Interest expense on foreign long-term debt and bank notes increased $47.8 million or 36.3% to $179.3 million for 2003, and increased $28.7 million or 28.0% to $131.5 million for 2002. The increases in interest expense on foreign long-term debt and bank notes were primarily a result of an increase in average foreign long-term debt and bank notes of $921.9 million and $655.1 million for 2003 and 2002, respectively. MBNA Europe and MBNA Canada issued additional long-term debt and bank notes in 2003 and 2002 to fund loan and other asset growth and to diversify funding sources.

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

Note 17: Long-Term Debt and Bank Notes to the audited consolidated financial statements provides further detail regarding the Corporation’s long-term debt and bank notes.

NONINTEREST-BEARING DEPOSITS

Noninterest-bearing deposits increased $1.5 billion or 164.2% to $2.4 billion at December 31, 2003, as compared to $915.7 million at December 31, 2002. This increase was a result of the change in the timing of the remittance of principal collections on securitized loans to the trusts. Since the second quarter of 2003, the Corporation is no longer obligated to transfer principal collections on the Corporation’s primary domestic credit card securitization trust on a daily basis. These funds are now retained on behalf of the trust with the Corporation until the funds are remitted on a monthly basis. The funds are primarily invested in money market instruments until they are remitted to the trust.

ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities increased $609.1 million or 29.5% to $2.7 billion at December 31, 2003, as compared to $2.1 billion at December 31, 2002. This increase was primarily

32

the result of increases in the gross unrealized losses on the Corporation’s interest rate swap agreements, forward exchange contracts, and foreign exchange swap agreements accounted for under Statement No. 133, an increase in income taxes payable, and an increase in amounts accrued for Customer reward programs expected to be redeemed in future periods.

ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income increased $324.6 million to $409.3 million at December 31, 2003, as compared to $84.7 million at December 31, 2002. The increase was primarily attributable to favorable foreign currency translation related to the strengthening of foreign currencies against the U.S. dollar.

Note 19: Comprehensive Income to the audited consolidated financial statements provides further detail on the components of other comprehensive income.

TOTAL OTHER OPERATING INCOME

Total other operating income includes securitization income, interchange income, credit card fees, other consumer loan fees, insurance income, and other income. Total other operating income increased $1.1 billion or 15.9% to $7.8 billion for 2003, as compared to $6.8 billion in 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, total other operating income for 2003 would have increased $875.2 million or 12.6% from 2002. Total other operating income increased $79.6 million or 1.2% for 2002 as compared to $6.7 billion for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, total other operating income would have increased $277.0 million or 4.2% for 2002.

Table 10 presents the components of total other operating income.

TABLE 10: COMPONENTS OF TOTAL OTHER OPERATING INCOME (dollars in thousands)

Year Ended December 31,	2003	2002	2001

Securitization income:
Excess servicing fees (a)	$4,875,381	$4,304,428	$4,206,551
Loan servicing fees (a)	1,535,427	1,403,132	1,311,537
Gain from the sale of loan principal receivables for new securitizations (b)	124,450	154,556	96,732
Net revaluation of the interest-only strip receivable (b)	(11,302)	(195,764)	107,504

Total securitization income	6,523,956	5,666,352	5,722,324
Interchange	391,827	357,410	300,957
Credit card fees	513,605	385,422	295,101
Other consumer loan fees	108,226	100,862	92,447
Insurance	231,941	181,474	145,338
Other	55,925	61,403	117,149

Total other operating income	$7,825,480	$6,752,923	$6,673,316

(a)	Total securitization servicing fees include excess servicing fees and loan servicing fees.

(b)	The net gain (or loss) from securitization activity includes the gain from the sale of loan principal receivables for new securitizations and the net revaluation of the interest-only strip receivable.

Certain components and increases in total other operating income are discussed as follows:

SECURITIZATION INCOME

Securitization income includes excess servicing and loan servicing fees, the gain from the sale of loan principal receivables recognized for new securitizations, and the net revaluation of the Corporation’s interest-only strip receivable. The Corporation has the rights to all excess revenue generated from the securitized loans arising after the trusts absorb the cost of funds, loan servicing fees and credit losses (“excess servicing fees”). The Corporation continues to service the securitized loans and receives an annual contractual servicing fee of approximately 2% of the investor principal outstanding (“loan servicing fees”). The Corporation recognizes a gain from the sale of loan principal receivables for new securitizations. Securitization income is also impacted by the net revaluation of the Corporation’s interest-only strip receivable as a result of changes in the estimated excess spread to be earned in the future and changes in projected loan payment rates and securitization transactions that are currently in their scheduled accumulation period. The accumulation period occurs when the trusts begin accumulating principal collections to make payments to the investors, instead of purchasing new loan principal receivables from the Corporation.

Securitization income increased $857.6 million or 15.1% to $6.5 billion for 2003, as compared to a decrease of $56.0 million or 1.0% to $5.7 billion for 2002 from 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, securitization income would have increased $685.6 million or 11.7% for 2003 and $116.0 million or 2.0% for 2002. The increases are discussed below.

Total Securitization Servicing Fees

Total securitization servicing fees include both excess servicing fees and loan servicing fees. These items are discussed below.

Table 11 provides further detail regarding total excess servicing fees.

TABLE 11: COMPONENTS OF TOTAL EXCESS SERVICING FEES (dollars in thousands)

Year Ended December 31,	2003	2002	2001

Interest income on securitized loans	$9,484,680	$8,877,207	$9,602,048
Interest expense on securitized loans	(1,630,415)	(1,833,105)	(3,055,246)

Net interest income on securitized loans	7,854,265	7,044,102	6,546,802
Other fee income on securitized loans	2,932,012	2,498,841	2,423,300
Net credit losses on securitized loans	(4,375,469)	(3,835,383)	(3,452,014)

Total securitization servicing fees	6,410,808	5,707,560	5,518,088
Loan servicing fees	(1,535,427)	(1,403,132)	(1,311,537)

Total excess servicing fees	$4,875,381	$4,304,428	$4,206,551

Excess Servicing Fees

Excess servicing fees increased $571.0 million or 13.3% to $4.9 billion for 2003, as compared to an increase of $97.9 million or 2.3% to $4.3 billion for 2002 from $4.2 billion for 2001. The increases for 2003 and 2002 were primarily the result of increases in net interest income and other fee income earned on securitized loans, partially offset by an increase in net credit losses on securitized loans.

The net interest income earned on securitized loans increased excess servicing fees by $810.2 million or 11.5% to $7.9 billion for 2003, as compared to an increase of $497.3 million or 7.6% for 2002 from 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, net interest income earned on securitized loans would have increased excess servicing fees by $598.8 million or 8.3% for 2003 and $708.7 million or 10.8% for 2002. Securitized net interest income, excluding the change in the estimated value of accrued interest and fees in 2002, was affected by the growth in average securitized loans, which increased $7.0 billion or 9.3% to $81.7 billion for 2003, as compared to an increase of $4.2 billion or 5.9% to $74.7 billion for 2002. The growth in average securitized loans was consistent with the overall growth in the Corporation’s average managed loans, which increased 9.8% and 10.0% for 2003 and 2002, respectively.

In addition, the net interest margin on securitized interest-earning assets increased to 10.09% for 2003, as compared to 9.93% in 2002, and 9.72% for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the securitized net interest margin would have decreased 14 basis points for 2003, and would have increased 51 basis points for 2002. The securitized net interest margin represents securitized net interest income for the period expressed as a percentage of average securitized interest-earning assets. Refer to “Off-Balance Sheet Arrangements—Impact of Off-Balance Sheet Securitization Transactions on the Corporation’s Results” for a reconciliation of the Corporation’s net interest margin on securitized interest-earning assets to the net interest margin and a reconciliation of the securitized net interest margin ratio to the securitized net interest margin ratio excluding the change in the estimated value of accrued interest and fees in 2002. Changes in the yield earned on average securitized loans and the interest rate paid to investors in the Corporation’s securitization transactions impact the securitized net interest margin. The yield earned on average securitized loans was 11.98% for 2003, as compared to 12.36% in 2002, and 14.15% in 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the yield earned on average securitized loans would have decreased 65 basis points for 2003 and 152 basis points for 2002. Refer to “Loan Receivables” for a reconciliation of the securitized loan yields to the loan receivables loan yields and a reconciliation of securitized loan yields to the securitized loan yields excluding the change in the estimated value of accrued interest and fees in 2002. The decrease in the yield earned on average securitized loans for 2003 and 2002, excluding the change in the estimated value of accrued interest and fees in 2002, reflects lower average interest rates offered to attract and retain Customers and to grow

34

managed loans. The average interest rate paid to investors in the Corporation’s securitization transactions was 2.04% for 2003, as compared to 2.51% in 2002, and 4.44% in 2001. Refer to “Off-Balance Sheet Arrangements—Impact of Off-Balance Sheet Securitization Transactions on the Corporation’s Results” for a reconciliation of the average interest rate paid to investors in the Corporation’s securitization transactions to the average interest rate on net-interest bearing liabilities. The decrease in the average interest rate paid to investors in 2003 reflects the continued impact of actions by the FOMC throughout 2001, in the fourth quarter of 2002, and the second quarter of 2003 that impacted overall market interest rates. The decrease in the average interest rate paid to investors in 2002 reflects actions by the FOMC throughout 2001 that impacted overall market interest rates. The interest rate paid to investors generally resets on a monthly basis.

Other fee income generated by securitized loans increased excess servicing fees by $433.2 million or 17.3% for 2003, as compared to $75.5 million or 3.1% for 2002, primarily as a result of higher average securitized loans. The increase in 2003 is also attributable to an increase in the average fees assessed related to the implementation of modified fee structures, which included higher late, overlimit, and cash advance fees. Excluding the change in the estimated value of accrued interest and fees in 2002, the increase in other fee income in 2003 would have been smaller. Therefore, the change in 2002 would have been larger.

The net charge-off rate on securitized loans increased 23 basis points to 5.36% in 2003 as compared to an increase of 24 basis points to 5.13% in 2002 from 4.89% in 2001. The increase was consistent with the overall trend in the Corporation’s managed loan portfolio. The increase in net credit losses on securitized loans decreased excess servicing fees by $540.1 million or 14.1% for 2003 and $383.4 million or 11.1% for 2002.

An additional decrease to excess servicing fees was a result of the increase in loan servicing fees, which is described below.

LOAN SERVICING FEES

Loan servicing fees during 2003 increased $132.3 million or 9.4% to $1.5 billion, as compared to an increase of $91.6 million or 7.0% to $1.4 billion for 2002, from $1.3 billion for 2001. The increase was a result of a $7.0 billion or 9.3% increase in average securitized loans for 2003, as compared to a $4.2 billion or 5.9% increase in average securitized loans for 2002. The growth in average securitized loans reflects the overall growth in the Corporation’s average managed loans, which increased 9.8% and 10.0% for 2003 and 2002, respectively.

NET GAIN (OR LOSS) FROM SECURITIZATION ACTIVITY

The net gain (or loss) from securitization activity consists of gains associated with the sale of new loan principal receivables (net of securitization transaction costs), changes in the projected excess spread used to value the interest-only strip receivable for securitized credit card and other consumer loan principal receivables, and all other changes in the fair value of the interest-only strip receivable. The net gain from securitization activity was $113.1 million for 2003, as compared to a net loss of $41.2 million in 2002, resulting in an increase in securitization income of $154.4 million for 2003. Excluding the change in the estimated value of accrued interest and fees in 2002, there would have been a net loss of $165.1 million for 2002, which would have resulted in an increase in securitization income of $278.3 million for 2003.

During the third quarter of 2003, the Corporation began including projected express payment and returned check fees in the determination of the fair value of the interest-only strip receivable. Upon inclusion of projected express payment and returned check fees, the interest-only strip receivable and securitization income increased by approximately $28.9 million. For the fourth quarter of 2003, this inclusion increased the interest-only strip receivable and securitization income an additional $3.0 million. The Corporation began including express payment fees in the determination of the fair value of the interest-only strip receivable because Customers are increasingly choosing to utilize express payment services to ensure that their payments are received on time and that they do not incur a late fee. The Corporation does not expect the inclusion of these fees to have a material effect on the Corporation’s earnings in subsequent periods.

The net loss from securitization activity was $41.2 million for 2002, as compared to a net gain of $204.2 million in 2001, resulting in a decrease in securitization income of $245.4 million for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, there would have been a net loss of $165.1 million for 2002, which would have resulted in a decrease in securitization income of $369.3 million for 2002.

During 2002, the change in the estimated value of accrued interest and fees in 2002 reduced the carrying value of accrued interest and fees on securitized loans by $295.9 million. The Corporation also adjusted the value of the interest-only strip receivable as a result of the change in the estimated value of the uncollectible accrued interest and fees in 2002. The Corporation had always included an estimate of uncollectible accrued interest and fees in determining the value of the interest-only strip receivable. Since the Corporation now recognizes uncollectible interest and fees in the estimated value of accrued interest and fees on securitized loans, the estimated value of the interest-only strip receivable was adjusted at September 30, 2002. The value of uncollectible accrued interest and fees on securitized loans that are currently owed by the underlying Customer are now considered in the value of accrued interest and fees on securitized loans. Accordingly, the estimated value of the interest-only strip receivable now only considers the impact of uncollectible interest and fees that will be billed to the underlying Customer in the future. This adjustment caused the interest-only strip receivable to increase $123.9 million at September 30, 2002. The net impact of these changes resulted in a $172.0 million reduction to accounts receivable from securitization.

Certain components of the net gain (or loss) from securitization activity are discussed separately as follows:

GAIN FROM THE SALE OF LOAN PRINCIPAL RECEIVABLES
The gain from the sale of loan principal receivables for new securitization transactions that the Corporation recognizes as sales in accordance with Statement No. 140 is included in securitization income in the Corporation’s audited consolidated statements of income. The gain was $124.5 million (net of securitization transaction costs of $51.2 million) for 2003 (on the sale of $13.6 billion of credit card loan principal receivables in 2003), as compared to a gain of $154.6 million (net of securitization transaction costs of $41.7 million) in 2002 (on the sale of $15.5 billion of credit card loan principal receivables in 2002), and a gain of $96.7 million (net of securitization transaction costs of $62.3 million) in 2001 (on the sale of $12.4 billion of credit card loan principal receivables in 2001).

NET REVALUATION OF THE INTEREST-ONLY STRIP RECEIVABLE
The projected excess spread used to value the interest-only strip receivable for securitized credit card loan principal receivables increased to 5.19% at December 31, 2003, as compared to 4.84% at December 31, 2002. The increase in the projected excess spread for December 31, 2003, used to value the interest-only strip receivable, was the result of a decrease in the projected interest rate paid to investors, combined with lower projected charge-off rates on securitized credit card loan principal receivables, and the inclusion of projected express payment and returned check fees in the excess spread used to value the interest-only strip receivable, which began in the third quarter of 2003, partially offset by a decrease in projected interest yields on securitized credit card loan principal receivables resulting from the Corporation’s pricing decisions to attract and retain Customers and to grow managed loans. This increase in the projected excess spread used to value the interest-only strip receivable for securitized credit card loan principal receivables was offset by an increase in the projected loan payment rates and securitization transactions that are currently in their scheduled accumulation period. The projected excess spread used to value the interest-only strip receivable for securitized other consumer loan principal receivables increased to 1.95% at December 31, 2003, as compared to .91% at December 31, 2002. The increase in the projected excess spread used to value the interest-only strip receivable was the result of lower projected charge-off rates on securitized other consumer loan principal receivables combined with a decrease in the projected interest rate paid to investors, and the inclusion of projected express payment and returned check fees in the excess spread used to value the interest-

only strip receivable, which began in the third quarter of 2003. The net of these items and all other changes in the fair value of the interest-only strip receivable for both securitized credit card loan principal receivables and securitized other consumer loan principal receivables resulted in a $11.3 million loss for 2003.

The projected excess spread used to value the interest-only strip receivable for securitized credit card loan principal receivables decreased to 4.84% at December 31, 2002, as compared to 5.14% at December 31, 2001. The decrease in the projected excess spread for December 31, 2002, used to value the interest-only strip receivable, was the result of a decrease in the projected interest yields on securitized credit card loan principal receivables resulting from the Corporation’s pricing decisions to attract and retain Customers and to grow managed loans, partially offset by the change in the estimated value of accrued interest and fees in 2002. The decrease in the projected excess spread used to value the interest-only strip receivable for securitized credit card loan principal receivables was combined with an increase in the projected loan payment rates and securitization transactions that are currently in their scheduled accumulation period. The projected excess spread used to value the interest-only strip receivable for securitized other consumer loan principal receivables decreased to .91% at December 31, 2002, as compared to 2.60% at December 31, 2001. The decrease in the projected excess spread used to value the interest-only strip receivable was the result of an increase in projected charge-off rates on securitized other consumer loan principal receivables, a decrease in the projected interest yield on securitized other consumer loan principal receivables, offset by the change in the estimated value of accrued interest and fees in 2002. The net of these items and all other changes in the fair value of the interest-only strip receivable for both securitized credit card loan principal receivables and securitized other consumer loan principal receivables resulted in a $195.8 million loss for 2002.

Note 8: Asset Securitization to the audited consolidated financial statements provides further detail regarding the sensitivity to changes in the key assumptions and estimates used in determining the estimated value of the interest-only strip receivable.

INTERCHANGE INCOME
Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International Incorporated (“MasterCard”) and Visa U.S.A. Incorporated (“Visa”).

Interchange income increased $34.4 million or 9.6% to $391.8 million in 2003, as compared to an increase of $56.5 million or 18.8% to $357.4 million for 2002 from $301.0 million for 2001. The increases in interchange income in 2003 and 2002 were primarily the result of increases in cardholder sales volume. Additionally in 2003, MasterCard and Visa increased their interchange rates, which were partially offset by higher costs associated with Customer reward programs. Interchange income on securitized loans is included in securitization income.

CREDIT CARD FEES
Credit card fees include annual, late, overlimit, returned check, cash advance, express payment, and other miscellaneous fees on credit card loans.

Credit card fees increased $128.2 million or 33.3% to $513.6 million for 2003, as compared to an increase of $90.3 million or 30.6% to $385.4 million for 2002 from $295.1 million for 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, credit card fees would have increased $113.2 million or 28.3% for 2003 and $105.3 million or 35.7% for 2002. The increase in credit card fees for 2003 was primarily the result of the growth in the Corporation’s loan receivables, the number of accounts, and an increase in the average fees assessed related to the implementation of modified fee structures, which included higher late, overlimit, and cash advance fees. The increase in credit card fees in 2002 was primarily the result of the growth in the Corporation’s loan receivables, the number of accounts, and the number of fees assessed. Credit card fees on securitized loans are included in securitization income.

INSURANCE INCOME
The Corporation’s insurance income primarily relates to fees received for marketing credit related life and disability insurance and credit protection products to its Customers. The Corporation recognizes insurance income over the policy or contract period as earned.

Insurance income increased $50.5 million or 27.8% to $231.9 million in 2003, as compared to an increase of $36.1 million or 24.9% to $181.5 million for 2002 from $145.3 million for 2001. The increases for 2003 and 2002 were primarily the result of increases in the number of accounts using credit related insurance products and in the fees associated with these products. Insurance income on securitized loans is included in securitization income.

TOTAL OTHER OPERATING EXPENSE
Total other operating expense includes salaries and employee benefits, occupancy expense of premises, furniture and equipment expense, and other operating expenses. Total other operating expense increased $422.2 million or 9.0% to $5.1 billion for 2003, as compared to an increase of $227.1 million or 5.1% to $4.7 billion for 2002 from $4.5 billion for 2001. The growth in total other operating expense for 2003 and 2002 primarily reflects the Corporation’s continued investment in attracting, servicing, and retaining credit card and other consumer loan Customers.

The Corporation added 10.7 million new accounts in 2003, as compared to 12.0 million new accounts in 2002, including 1.2 million accounts from the Wachovia portfolio acquisition and 1.0 million accounts from the Alliance & Leicester plc portfolio acquisition, and 9.5 million new accounts in 2001. The Corporation added 384 new endorsements from organizations during 2003, as compared to 405 new endorsements in 2002 and 439 new endorsements in 2001. Certain components of other operating expenses are discussed below.

SALARIES AND EMPLOYEE BENEFITS
Salaries and employee benefits increased $135.7 million or 7.0% to $2.1 billion for 2003, as compared to an increase of $126.1 million or 6.9% to $1.9 billion in 2002 from $1.8 billion in 2001. The increase in salaries and employee benefits for 2003 is primarily related to increases in employee salary levels and additional MBNA Europe employees as a result of the operations in Spain. The increase for 2003 also includes the release of restrictions on restricted stock awards of $41.8 million. The increase in salaries and employee benefits for 2002 was primarily related to increases in employee salary levels and an additional compensation expense of $51.3 million associated with the immediate vesting of restricted stock awards on the death of a holder of the awards.

The Corporation had approximately 26,500, 26,100, and 25,400 full-time equivalent employees at December 31, 2003, 2002, and 2001, respectively.

Included in salaries and employee benefits is the net periodic benefit cost for the Corporation’s noncontributory deferred benefit pension plan (“Pension Plan”) and the supplemental executive retirement plan (“SERP”) of $96.1 million in 2003, as compared to $66.6 million in 2002 and $34.3 million in 2001. The Corporation anticipates, based on current conditions, that net periodic benefit cost for the Pension Plan and the SERP plan will increase by $20.9 million in 2004 because of a lower assumed discount rate and normal operations of the plans, partially offset by a lower assumed rate of compensation increase. The Corporation expects to contribute the maximum tax deductible contribution to the Pension Plan in 2004, which is estimated to be approximately $75 million. In 2003, the Corporation contributed $69.0 million to the Pension Plan.

Note 22: Employee Benefits to the audited consolidated financial statements provides further detail regarding the Corporation’s employee benefits.

OTHER EXPENSE COMPONENT OF OTHER
OPERATING EXPENSE

The other expense component of other operating expense increased $265.2 million or 11.8% to $2.5 billion for 2003, as compared to $2.2 billion in 2002 and 2001. Certain components of the other expense component of other operating expense are discussed separately.

Table 12 provides further detail regarding the other expense component of the Corporation’s other operating expenses.

TABLE 12: OTHER EXPENSE COMPONENT OF OTHER OPERATING EXPENSE (dollars in thousands)

Year Ended December 31,	2003	2002	2001

Purchased services	$582,724	$544,104	$498,809
Advertising	421,965	315,393	268,897
Collection	77,482	54,872	46,260
Stationery and supplies	41,833	48,073	45,477
Service bureau	83,171	75,444	63,375
Postage and delivery	459,592	366,129	354,226
Telephone usage	89,448	86,562	84,900
Loan receivable fraud losses	139,193	160,639	172,366
Amortization of intangible assets	410,973	348,727	381,792
Other	207,031	248,317	274,329

Total other expense	$2,513,412	$2,248,260	$2,190,431

ADVERTISING
Advertising expense increased $106.6 million or 33.8% to $422.0 million for 2003, as compared to an increase of $46.5 million or 17.3% to $315.4 million in 2002 from $268.9 million in 2001. The increases in advertising expense for 2003 and 2002 reflect the Corporation’s continued investment in attracting and retaining Customers. Also during 2003, the Corporation increased the marketing of its products through increased levels of mailings to existing and potential Customers.

POSTAGE AND DELIVERY
Postage and delivery expense increased $93.5 million or 25.5% to $459.6 million for 2003, as compared to an increase of $11.9 million or 3.4% to $366.1 million in 2002 from $354.2 million in 2001. The increases in postage and delivery expense for 2003 and 2002 reflect the Corporation’s continued investment in attracting, servicing, and retaining Customers. Also during 2003, the Corporation increased the marketing of its products through increased levels of mailings to existing and potential Customers.

AMORTIZATION OF INTANGIBLE ASSETS
Amortization of intangible assets increased $62.2 million or 17.8% to $411.0 million for 2003, as compared to a decrease of $33.1 million or 8.7% to $348.7 million in 2002 from $381.8 million in 2001. The increase in amortization of intangible assets for 2003 was the result of higher levels of PCCRs, primarily from the Wachovia and Alliance & Leicester plc credit card portfolio acquisitions, which were acquired in the second and third quarters of 2002, respectively.

Prior to 2003, the Corporation amortized the value of its foreign PCCRs over a period of 10 years. Effective January 1, 2003, the Corporation extended the amortization period for its foreign PCCRs to 15 years to more appropriately match the amortization period with the foreign PCCRs’ estimated useful lives. The change in estimate did not have a material impact on the Corporation’s financial condition or results of operations for the year ended December 31, 2003.

The decrease in amortization of intangible assets in 2002 was primarily attributable to the change in the Corporation’s amortization period of its domestic PCCRs. Prior to 2002, the Corporation amortized the value of its domestic PCCRs over a period of 10 years. In the first quarter of 2002, the Corporation completed a statistical study of the useful lives of its acquired domestic PCCRs. As a result of the study, effective January 1, 2002, the Corporation extended the amortization period of its domestic PCCRs to 15 years to more appropriately match the amortization period with the domestic PCCRs’ estimated useful lives.

As a result of the change in the amortization period for domestic PCCRs, the Corporation’s 2002 income before income taxes increased $100.5 million ($63.7 million after taxes). Excluding the change in the amortization period of the domestic PCCRs, the Corporation’s earnings per common share would have been $1.32 and earnings per common share—assuming dilution would have been $1.30 in 2002.

Note 3: Significant Accounting Policies—Intangible Assets to the audited consolidated financial statements provides further detail regarding the Corporation’s intangible assets.

OTHER
Other expense decreased $41.3 million or 16.6% to $207.0 million for 2003, as compared to a decrease of $26.0 million or 9.5% to $248.3 million in 2002 from $274.3 million in 2001. The decrease in other expense for 2003 was primarily related to increases in the market value of company owned life insurance, as compared to decreases in the market value in 2002.

INCOME TAXES
Income tax expense increased $301.4 million or 29.6% to $1.3 billion for 2003, as compared to $1.0 billion for 2002 and 2001. These amounts represent an effective tax rate of 36.1% for 2003, 36.6% for 2002, and 37.6% for 2001. The reduction in the effective tax rate was primarily driven by favorable resolutions of tax examination issues at the federal and state levels and an increase in favorable tax adjustments.

Note 21: Income Taxes to the audited consolidated financial statements provides further detail regarding the Corporation’s income taxes.

LOAN QUALITY
The Corporation’s loan quality, at any time, reflects, among other factors, the credit quality of the Corporation’s credit card and other consumer loans, the success of the Corporation’s collection efforts, the composition of credit card and other consumer loans included in the Corporation’s loan receivables, the seasoning of the Corporation’s loans, and general economic conditions. As new loans season, the delinquency and charge-off rates on these loans normally rise and then stabilize. The Corporation’s financial results are sensitive to changes in delinquencies and net credit losses related to the Corporation’s loans. During an economic downturn, delinquencies and net credit losses are more likely to increase. The

Corporation considers the levels of delinquent loans, renegotiated loans, re-aged loans, and other factors in determining the appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees. The following loan quality discussion includes credit risk, delinquencies, renegotiated loan programs, which include nonaccrual loans and reduced-rate loans, re-aged loans, net credit losses, the reserve and provision for possible credit losses, and the estimate of uncollectible accrued interest and fees (see “Critical Accounting Policies—Reserve For Possible Credit Losses” and “Revenue Recognition” for further discussion).

CREDIT RISK
Credit risk is one of the Corporation’s most significant risks. It primarily represents the risk to earnings and capital arising from the failure of Customers to repay loans according to their terms. Credit risk is particularly important for the Corporation because its primary products are unsecured consumer credit cards and other unsecured consumer loans that generally have higher credit risks than secured consumer lending products, such as mortgages and automobile loans, and commercial lending products. In addition, the Corporation generates significant revenues from fees, such as late and overlimit fees, on accounts that exhibit higher credit risk.

Management attempts to manage credit risk through a variety of techniques, including prudent underwriting of applications for credit and review of credit risk for portfolios of loans that are acquired, setting and managing appropriate credit line amounts, monitoring account usage and, where appropriate, blocking use of accounts, and working with Customers with past-due balances to help them manage their accounts and to collect past-due amounts. These efforts are described under “Business” in the Corporation’s 2003 Annual Report on Form 10-K.

The level of the Corporation’s credit risk is affected by the Corporation’s marketing and credit underwriting strategies. The Corporation markets its products through endorsements from associations, financial institutions, and other organizations. Through this endorsed marketing strategy and the Corporation’s underwriting of loan applications, the Corporation attempts to attract quality loan applicants and offer optimal, initial credit lines on accounts and periodic credit-line increases, resulting in higher usage and average account balances. When Customers experience financial difficulties however, the higher usage and average account balances will result in higher average balances for accounts that charge off. The Corporation attempts to control this risk through blocking use of accounts or reducing credit lines. The Corporation may also set or increase the interest rate charged on accounts to compensate for increased credit risk. For example, as discussed under “Loan Quality—Delinquencies” below, the

Corporation generally charges higher interest rates on domestic other consumer loan receivables because these receivables typically have a higher delinquency and charge-off rate than the Corporation’s domestic credit card loan receivables. The Corporation also assesses certain fees, such as late and overlimit fees, to encourage Customers to pay and manage their accounts responsibly and to compensate the Corporation for the risks associated with certain activity on the Customers’ accounts.

Credit quality and the impact of credit losses on the Corporation’s financial condition and results of operations are discussed below.

DELINQUENCIES
The entire balance of an account is contractually delinquent if the minimum payment is not received by the specified date on the Customer’s billing statement. Interest and fees continue to accrue on the Corporation’s delinquent loans. Delinquency is reported on accruing loans that are 30 or more days past due. Delinquency as a percentage of the Corporation’s loan receivables was 3.84% at December 31, 2003, as compared to 4.36% and 4.67% at December 31, 2002, and 2001, respectively. The Corporation’s delinquency as a percentage of managed loans was 4.39% at December 31, 2003, as compared to 4.88% and 5.09% at December 31, 2002, and 2001, respectively. The reduction in the Corporation’s delinquency rates was due to growth in foreign loan receivables, including growth as a result of the strengthening of foreign currencies against the U.S. dollar, and increased collection efforts by the Corporation during 2003. It also reflects a decrease in other consumer loan receivables as a percentage of total loan receivables. The decrease in domestic other consumer loan receivables during 2003 was due to a decrease in the Corporation’s sales finance loan receivables, as the Corporation placed less emphasis on this product in 2003.

TABLE 13: DELINQUENT LOANS (a) (b) (c) (dollars in thousands)

December 31,	2003		2002		2001		2000		1999

Loan Receivables
Loan receivables outstanding	$33,624,077		$28,726,508		$24,633,564		$19,954,837		$17,663,709
Loan receivables delinquent:
30 to 59 days	$429,266	1.28%	$439,911	1.53%	$433,212	1.76%	$304,928	1.53%	$246,160	1.39%
60 to 89 days	277,928	.83	273,103	.95	242,784	.99	169,462	.85	140,909	.80
90 or more days (d)	582,605	1.73	538,589	1.88	474,905	1.92	329,290	1.65	321,682	1.82

Total	$1,289,799	3.84%	$1,251,603	4.36%	$1,150,901	4.67%	$803,680	4.03%	$708,751	4.01%

Loan receivables delinquent by geographic area:
Domestic:
Credit card	$775,420	4.27%	$722,988	4.64%	$676,876	4.71%	$562,716	4.33%	$551,013	4.25%
Other consumer	339,199	5.45	391,568	6.19	366,695	5.99	173,204	4.53	115,274	5.08

Total domestic	1,114,619	4.57	1,114,556	5.09	1,043,571	5.09	735,920	4.37	666,287	4.38
Foreign	175,180	1.90	137,047	2.01	107,330	2.60	67,760	2.17	42,464	1.74

Total	$1,289,799	3.84	$1,251,603	4.36	$1,150,901	4.67	$803,680	4.03	$708,751	4.01

Securitized Loans
Securitized loans outstanding	$84,869,483		$78,531,334		$72,862,487		$68,835,884		$54,591,804
Securitized loans delinquent:
30 to 59 days	$1,235,230	1.46%	$1,374,779	1.75%	$1,383,681	1.90%	$1,187,368	1.72%	$863,967	1.58%
60 to 89 days	818,356	.96	844,811	1.08	797,077	1.09	677,300	.98	507,363	.93
90 or more days (d)	1,860,265	2.19	1,758,318	2.24	1,630,802	2.24	1,318,190	1.92	1,136,815	2.08

Total	$3,913,851	4.61%	$3,977,908	5.07%	$3,811,560	5.23%	$3,182,858	4.62%	$2,508,145	4.59%

Securitized loans delinquent by geographic area:
Domestic:
Credit card	$3,244,512	4.80%	$3,248,814	5.09%	$3,102,237	5.13%	$2,624,415	4.57%	$2,106,961	4.60%
Other consumer	351,655	6.20	401,469	7.07	444,464	7.79	372,845	6.55	249,623	6.26

Total domestic	3,596,167	4.91	3,650,283	5.25	3,546,701	5.36	2,997,260	4.75	2,356,584	4.73
Foreign	317,684	2.74	327,625	3.65	264,859	3.98	185,598	3.25	151,561	3.19

Total	$3,913,851	4.61	$3,977,908	5.07	$3,811,560	5.23	$3,182,858	4.62	$2,508,145	4.59

Managed Loans
Managed loans outstanding	$118,493,560		$107,257,842		$97,496,051		$88,790,721		$72,255,513
Managed loans delinquent:
30 to 59 days	$1,664,496	1.40%	$1,814,690	1.69%	$1,816,893	1.86%	$1,492,296	1.68%	$1,110,127	1.54%
60 to 89 days	1,096,284	.93	1,117,914	1.04	1,039,861	1.07	846,762	.95	648,272	.90
90 or more days (d)	2,442,870	2.06	2,296,907	2.15	2,105,707	2.16	1,647,480	1.86	1,458,497	2.01

Total	$5,203,650	4.39%	$5,229,511	4.88%	$4,962,461	5.09%	$3,986,538	4.49%	$3,216,896	4.45%

Managed loans delinquent by geographic area:
Domestic:
Credit card	$4,019,932	4.69%	$3,971,802	5.00%	$3,779,113	5.05%	$3,187,131	4.52%	$2,657,974	4.52%
Other consumer	690,854	5.81	793,037	6.61	811,159	6.86	546,049	5.74	364,897	5.83

Total domestic	4,710,786	4.82	4,764,839	5.21	4,590,272	5.29	3,733,180	4.67	3,022,871	4.65
Foreign	492,864	2.37	464,672	2.94	372,189	3.45	253,358	2.87	194,025	2.70

Total	$5,203,650	4.39	$5,229,511	4.88	$4,962,461	5.09	$3,986,538	4.49	$3,216,896	4.45

(a)	Amounts exclude nonaccrual loans, which are presented in Table 15.

(b)	The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.

(c)	In September 2002, the Corporation changed the estimated value of accrued interest and fees. Excluding the change in the estimated value of accrued interest and fees in 2002, delinquency on loan receivables and managed loans would have been 4.66% and 5.19%, respectively, at December 31, 2002.

(d)	See Table 14 for further detail on accruing loans past due 90 days or more.

Table 13 presents a reconciliation of the Corporation’s loan receivables delinquency ratio to the managed loans delinquency ratio.

Loan delinquency on domestic credit card loan receivables was 4.27% at December 31, 2003, as compared to 4.64% and 4.71% at December 31, 2002, and 2001, respectively. Loan delinquency on domestic other consumer loan receivables was 5.45% at December 31, 2003, as compared to 6.19% and 5.99% at December 31, 2002, and 2001, respectively. Loan delinquency on foreign loan receivables was 1.90% at December 31, 2003, as compared to 2.01% and 2.60% at December 31, 2002, and 2001, respectively. The delinquency rate on the Corporation’s foreign loan receivables is typically lower than the delinquency rate on the Corporation’s domestic credit card loan receivables. The Corporation’s domestic other consumer loan receivables typically have a higher delinquency and charge-off rate than the Corporation’s domestic credit card loan receivables, and as a result, the Corporation generally charges higher interest rates on domestic other consumer loan receivables.

TABLE 14: ACCRUING LOANS PAST DUE 90 DAYS OR MORE (a) (b) (c) (dollars in thousands)

December 31,	2003	2002	2001	2000	1999
Loan Receivables
Domestic:
Credit card	$365,668	$310,413	$289,907	$236,010	$250,534
Other consumer	164,315	179,378	150,189	69,932	54,636

Total domestic	529,983	489,791	440,096	305,942	305,170
Foreign	52,622	48,798	34,809	23,348	16,512

Total	$582,605	$538,589	$474,905	$329,290	$321,682

Securitized Loans
Domestic:
Credit card	$1,563,719	$1,429,522	$1,331,890	$1,088,991	$951,970
Other consumer	174,314	186,256	184,539	156,326	114,694

Total domestic	1,738,033	1,615,778	1,516,429	1,245,317	1,066,664
Foreign	122,232	142,540	114,373	72,873	70,151

Total	$1,860,265	$1,758,318	$1,630,802	$1,318,190	$1,136,815

Managed Loans
Domestic:
Credit card	$1,929,387	$1,739,935	$1,621,797	$1,325,001	$1,202,504
Other consumer	338,629	365,634	334,728	226,258	169,330

Total domestic	2,268,016	2,105,569	1,956,525	1,551,259	1,371,834
Foreign	174,854	191,338	149,182	96,221	86,663

Total	$2,442,870	$2,296,907	$2,105,707	$1,647,480	$1,458,497

(a)	Amounts exclude nonaccrual loans, which are presented in Table 15.

(b)	This Table provides further detail on 90 days or more delinquent loans presented in Table 13.

(c)	The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.

Table 14 presents accruing loans past due 90 days or more.

RENEGOTIATED LOAN PROGRAMS
The Corporation may modify the terms of its credit card and other consumer loan agreements with Customers who have experienced financial difficulties by offering them renegotiated loan programs, which include either placing them on nonaccrual status or reducing their interest rate. The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and estimate of uncollectible accrued interest and fees.

TABLE 15: NONACCRUAL LOANS (a) (b) (dollars in thousands)

December 31,	2003	2002	2001	2000	1999
Loan Receivables
Domestic:
Credit card
	$13,114	$48,318	$27,570	$21,488	$13,793
Other consumer	1,053	2,481	2,043	2,628	905

Total domestic	14,167	50,799	29,613	24,116	14,698

Foreign	85,284	6,733	6,159	17,046	9,214

Total	$99,451	$57,532	$35,772	$41,162	$23,912

Nonaccrual loan receivables as a percentage of ending loan receivables	.30%	.20%	.15%	.21%	.14%
Securitized Loans
Domestic:
Credit card
	$47,772	$215,605	$120,494	$99,938	$62,126
Other consumer	1,050	2,348	2,031	4,571	6,167

Total domestic	48,822	217,953	122,525	104,509	68,293
Foreign
	129,140	11,798	15,528	44,882	24,491

Total
	$177,962	$229,751	$138,053	$149,391	$92,784

Nonaccrual securitized loans as a percentage of ending securitized loans	.21%	.29%	.19%	.22%	.17%
Managed Loans
Domestic:
Credit card
	$60,886	$263,923	$148,064	$121,426	$75,919
Other consumer	2,103	4,829	4,074	7,199	7,072

Total domestic	62,989	268,752	152,138	128,625	82,991
Foreign
	214,424	18,531	21,687	61,928	33,705

Total
	$277,413	$287,283	$173,825	$190,553	$116,696

Nonaccrual managed loans as a percentage of ending managed loans	.23%	.27%	.18%	.21%	.16%

(a)	Although nonaccrual loans are charged off consistent with Corporation’s charge-off policy as described in “Loan Quality—Net Credit Losses,” nonaccrual loans are not included in the delinquent loans presented in Table 13 and Table 14 and the reduced-rate loans presented in Table 16.

(b)	The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.

TABLE 16: REDUCED-RATE LOANS (a) (b) (dollars in thousands)

December 31,	2003	2002	2001	2000	1999
Loan Receivables
Domestic:
Credit card	$410,156	$429,122	$356,536	$316,354	$297,562
Other consumer	131,048	163,521	145,305	79,378	25,127

Total domestic	541,204	592,643	501,841	395,732	322,689
Foreign	31,446	64,951	42,572	16,529	6,236

Total	$572,650	$657,594	$544,413	$412,261	$328,925

Reduced-rate loan receivables as a percentage of ending loan receivables	1.70%	2.29%	2.21%	2.07%	1.86%
Securitized Loans
Domestic:
Credit card	$1,626,721	$1,928,406	$1,601,882	$1,381,046	$1,167,012
Other consumer	139,476	158,254	144,439	122,797	186,795

Total domestic	1,766,197	2,086,660	1,746,321	1,503,843	1,353,807
Foreign	66,009	80,172	69,658	32,113	13,757

Total	$1,832,206	$2,166,832	$1,815,979	$1,535,956	$1,367,564

Reduced-rate securitized loans as a percentage of ending securitized loans	2.16%	2.76%	2.49%	2.23%	2.51%
Managed Loans
Domestic:
Credit card	$2,036,877	$2,357,528	$1,958,418	$1,697,400	$1,464,574
Other consumer	270,524	321,775	289,744	202,175	211,922

Total domestic	2,307,401	2,679,303	2,248,162	1,899,575	1,676,496
Foreign	97,455	145,123	112,230	48,642	19,993

Total	$2,404,856	$2,824,426	$2,360,392	$1,948,217	$1,696,489

Reduced-rate managed loans as a percentage of ending managed loans	2.03%	2.63%	2.42%	2.19%	2.35%

(a)	Reduced-rate loans presented in this Table exclude accruing loans past due 90 days or more and nonaccrual loans, which are presented in Table 14 and Table 15, respectively.

(b)	The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.

NONACCRUAL LOANS
On a case-by-case basis, management determines whether an account should be placed on nonaccrual status. When loans are classified as nonaccrual, the accrual of interest ceases. In future periods, when a payment is received, it is recorded as a reduction of principal.

Nonaccrual loan receivables as a percentage of the Corporation’s ending loan receivables were ..30% at December 31, 2003, as compared to .20% and .15% at December 31, 2002, and 2001, respectively. Nonaccrual managed loans as a percentage of ending managed loans were .23% at December 31, 2003, as compared to .27% and .18% at December 31, 2002, and 2001, respectively (see Table 15 for a geographic breakdown of nonaccrual loans). The decreases in domestic nonaccrual loans are primarily the result of a reduction in the number of renegotiated loan programs offered to domestic Customers. The increases in foreign nonaccrual loans are primarily the result of MBNA Europe, in September 2003, reclassifying certain collection accounts to nonaccrual loans, as well as MBNA Europe conforming its practices with the Corporation’s domestic practices as to when loans are placed on nonaccrual status, combined with the strengthening of foreign currencies against the U.S. dollar. Prior year amounts have not been reclassified.

Table 15 presents the Corporation’s nonaccrual loan receivables and includes a reconciliation to the nonaccrual managed loans.

REDUCED-RATE LOANS
On a case-by-case basis, management determines whether an account should be placed on reduced-rate status. Reduced-rate loans are loans for which the interest rate was reduced because of the inability of the Customer to comply with the original terms and conditions of the agreement. Income is accrued at the reduced rate as long as the Customer complies with the revised terms and conditions of the agreement.

Reduced-rate loan receivables as a percentage of the Corporation’s ending loan receivables were 1.70% at December 31, 2003, as compared to 2.29% and 2.21% at December 31, 2002, and 2001, respectively. Reduced-rate managed loans as a percentage of ending managed loans were 2.03% at December 31, 2003, as compared to 2.63% and 2.42% at December 31, 2002, and 2001, respectively. The decreases were primarily the result of a reduction in the number of renegotiated loan programs offered to Customers.

Table 16 presents the Corporation’s reduced-rate loan receivables and includes a reconciliation to the reduced-rate managed loans.

TABLE 17: RE-AGED AMOUNTS (a) (dollars in thousands)

December 31,
	2003	2002	2001
Loan Receivables Re-aged Amounts
Domestic:
Credit card	$374,410	$732,916	$735,824
Other consumer	235,635	350,372	321,049

Total domestic	610,045	1,083,288	1,056,873
Foreign	104,776	71,500	54,721

Total loan receivables re-aged amounts	$714,821	$1,154,788	$1,111,594

Securitized Loan Re-aged Amounts
Domestic:
Credit card	$1,757,696	$3,591,995	$4,041,381
Other consumer	230,997	332,735	389,450

Total domestic	1,988,693	3,924,730	4,430,831
Foreign	148,013	105,863	90,450

Total securitized loans re-aged amounts	$2,136,706	$4,030,593	$4,521,281

Managed Loan Re-aged Amounts
Domestic:
Credit card	$2,132,106	$4,324,911	$4,777,205
Other consumer	466,632	683,107	710,499

Total domestic	2,598,738	5,008,018	5,487,704
Foreign	252,789	177,363	145,171

Total managed loans re-aged amounts.	$2,851,527	$5,185,381	$5,632,875

(a)	Re-aged loans that returned to delinquency status are included in the delinquency amounts presented in Table 13 and Table 14.

RE-AGED LOANS

A Customer’s account may be re-aged to remove existing delinquency. Generally, the intent of a re-age is to assist Customers who have recently overcome temporary financial difficulties, and have demonstrated both the ability and willingness to resume regular payments, but may be unable to pay the entire past due amount. To qualify for re-aging, the account must have been open for at least one year and cannot have been re-aged during the preceding 365 days. An account may not be re-aged more than two times in a five-year period. To qualify for re-aging, the Customer must also have made three regular minimum monthly payments within the last 90 days. In addition, the Corporation may re-age the account of a Customer who is experiencing long-term financial difficulties and apply modified, concessionary terms and conditions to the account. Such additional re-ages are limited to one in a five year period and must meet the qualifications for re-ages described above, except that the Customer’s three consecutive minimum monthly payments may be based on the modified terms and conditions applied to the account. All re-age strategies are approved by the Corporation’s senior management and the Corporation’s Loan Review Department.

Re-ages can have the effect of delaying charge-offs. There were $714.8 million of loan receivables re-aged during 2003, as compared to $1.2 billion and $1.1 billion during 2002 and 2001, respectively. Managed loans re-aged during 2003 were $2.9 billion, as compared to $5.2 billion and $5.6 billion during 2002 and

2001, respectively. Of those accounts that were re-aged during the three months ended December 31, 2002, approximately 22.0% returned to delinquency status and approximately 21.8% charged off by December 31, 2003. Of those accounts that were re-aged during the three months ended December 31, 2001, approximately 19.5% returned to delinquency status and approximately 20.4% charged off by December 31, 2002.

Table 17 presents the Corporation’s loan receivables re-aged amounts and includes a reconciliation to the managed re-aged amounts.

The decreases for 2003 in loan receivables, securitized loan, and managed loan re-aged amounts were the result of changes in re-age practices implemented by the Corporation during 2002 and the first quarter of 2003, which reduced the number of accounts that qualified for re-age. Re-aged amounts for 2002 were also impacted by the changes in re-age practices.

NET CREDIT LOSSES

The Corporation’s net credit losses include the principal amount of losses charged off less current period recoveries and exclude uncollectible accrued interest and fees and fraud losses. Uncollectible accrued interest and fees are recognized by the Corporation through a reduction of the amount of interest income and fee income recognized in the current period that the Corporation does not expect to collect in subsequent periods. The respective income amounts, loan receivables, and accrued income receivable are reduced for uncollectible interest and fees. The Corporation records current period recoveries on loans previously charged off in the reserve for possible credit losses. If the Corporation sells charged-off loans, it records the proceeds received from these sales as recoveries. Fraud losses are recognized through a charge to other expense.

The Corporation works with Customers continually at each stage of delinquency. The Corporation’s policy is to charge off open-end delinquent retail loans by the end of the month in which the account becomes 180 days contractually past due and closed-end delinquent retail loans by the end of the month in which they become 120 days contractually past due. Delinquent bankrupt accounts are charged off the end of the second calendar month following receipt of notification of filing from the

TABLE 18: NET CREDIT LOSS RATIO (dollars in thousands)

	2003			|	2002			|	2001			|

	Net Credit	Average	Net Credit		Net Credit	Average	Net Credit		Net Credit	Average	Net Credit
	Losses	Balance	Loss Ratio		Losses	Balance	Loss Ratio		Losses	Balance	Loss Ratio

Loan Receivables
Domestic:
Credit card	$682,282	$14,489,754	4.71%		$597,876	$13,581,330	4.40%		$502,898	$11,546,396	4.36%
Other consumer	476,770	6,282,458	7.59		422,587	6,333,295	6.67		253,891	4,993,691	5.08

Total domestic loan receivables	1,159,052	20,772,212	5.58		1,020,463	19,914,625	5.12		756,789	16,540,087	4.58
Foreign	204,644	7,411,606	2.76		135,749	5,400,575	2.51		98,225	3,799,301	2.59

Total loan receivables	$1,363,696	$28,183,818	4.84		$1,156,212	$25,315,200	4.57		$855,014	$20,339,388	4.20

Securitized Loans
Domestic:
Credit card	$3,532,128	$65,914,563	5.36		$3,113,346	$61,623,821	5.05		$2,823,610	$59,185,084	4.77
Other consumer	504,555	5,682,404	8.88		474,122	5,703,851	8.31		439,627	5,703,402	7.71

Total domestic securitized loans	4,036,683	71,596,967	5.64		3,587,468	67,327,672	5.33		3,263,237	64,888,486	5.03
Foreign	338,786	10,094,189	3.36		247,915	7,391,059	3.35		188,777	5,672,114	3.33

Total securitized loans	$4,375,469	$81,691,156	5.36		$3,835,383	$74,718,731	5.13		$3,452,014	$70,560,600	4.89

Managed Loans
Domestic:
Credit card	$4,214,410	$80,404,317	5.24		$3,711,222	$75,205,151	4.93		$3,326,508	$70,731,480	4.70
Other consumer	981,325	11,964,862	8.20		896,709	12,037,146	7.45		693,518	10,697,093	6.48

Total domestic managed loans	5,195,735	92,369,179	5.62		4,607,931	87,242,297	5.28		4,020,026	81,428,573	4.94
Foreign	543,430	17,505,795	3.10		383,664	12,791,634	3.00		287,002	9,471,415	3.03

Total managed loans	$5,739,165	$109,874,974	5.22		$4,991,595	$100,033,931	4.99		$4,307,028	$90,899,988	4.74

applicable court, but not later than the applicable 180-day or 120-day timeframes described above. Accounts of deceased Customers are charged off when the loss is determined, but not later than the applicable 180-day or 120-day timeframes described above. Accounts failing to make a payment within charge-off policy timeframes are written off. Managers may on an exception basis defer charge off of an account for another month, pending continued payment activity or other special circumstances. Senior manager approval is required on all such exceptions to the above charge-off policies.

Loan receivables net credit losses increased $207.5 million or 17.9% to $1.4 billion for 2003, as compared to an increase of $301.2 million or 35.2% to $1.2 billion for 2002, from $855.0 million for 2001. Net credit losses as a percentage of average loan receivables were 4.84% for 2003, as compared to 4.57% and 4.20% for 2002, and 2001, respectively. The Corporation’s managed net credit losses as a percentage of average managed loans for 2003, were 5.22%, as compared to 4.99% and 4.74% for 2002, and 2001, respectively. The increase in net credit losses for 2003, reflects a weak economy, the continuing seasoning of the Corporation’s loans, and an increase in average loan receivables.

Domestic credit card net credit losses as a percentage of average domestic credit card loan receivables were 4.71% for 2003, as compared to 4.40% and 4.36% for 2002, and 2001, respectively. Domestic other consumer net credit losses as a percentage of average domestic other consumer loan receivables were 7.59% for 2003, as compared to 6.67% and 5.08% for 2002, and 2001, respectively. In addition to the weak general economic conditions, domestic other consumer net credit losses reflect the higher credit risk associated with these products. Foreign net credit losses as a percentage of average foreign loan receivables were 2.76% for 2003, as compared to 2.51% and 2.59% for 2002, and 2001, respectively. The lower level of net credit losses on the Corporation’s foreign loan receivables, as compared to domestic loan receivables, primarily reflects the growth in the Corporation’s foreign loan receivables and the seasoning of those accounts. A higher percentage of newer, less seasoned accounts results in a lower charge-off ratio compared to a more seasoned portfolio. Managed domestic credit card net credit losses as a percentage of average managed domestic credit card loans were 5.24% for 2003, as compared to 4.93% and 4.70% for 2002, and 2001, respectively. Managed domestic other consumer net credit losses as a percentage of average managed domestic other consumer loans were 8.20% for 2003, as compared to 7.45% and 6.48% for 2002, and 2001, respectively. Managed foreign net credit losses as a percentage of average managed foreign loans were 3.10% for 2003, as compared to 3.00% and 3.03% for 2002, and 2001, respectively. The net credit loss ratio is calculated by dividing annualized net credit losses, which exclude uncollectible accrued interest and fees and fraud losses, for the period by average loan receivables, which include the estimated collectible billed interest and fees for the corresponding period.

Table 18 presents the Corporation’s loan receivables net credit loss ratio and includes a reconciliation to the managed net credit loss ratio.

TABLE 19: RESERVE FOR POSSIBLE CREDIT LOSSES (dollars in thousands)

December 31,	2003	2002	2001	2000	1999

Reserve for possible credit losses, beginning of year	$1,111,299	$833,423	$527,573	$516,261	$296,474
Reserves acquired	61,116	84,878	20,748	64,726	109,757
Provision for possible credit losses:
Domestic	1,189,344	1,153,486	1,028,047	477,630	590,558
Foreign	203,357	186,671	112,568	69,679	46,056

Total provision for possible credit losses	1,392,701	1,340,157	1,140,615	547,309	636,614
Foreign currency translation	14,896	9,053	(499)	(1,081)	(96)
Credit losses:
Domestic:
Credit card	(731,646)	(635,408)	(541,072)	(435,134)	(422,504)
Other consumer	(509,965)	(447,135)	(265,829)	(138,892)	(104,268)

Total domestic credit losses	(1,241,611)	(1,082,543)	(806,901)	(574,026)	(526,772)
Foreign	(238,175)	(157,025)	(117,572)	(72,831)	(41,157)

Total credit losses	(1,479,786)	(1,239,568)	(924,473)	(646,857)	(567,929)
Recoveries:
Domestic:
Credit card	49,364	37,532	38,174	29,367	27,356
Other consumer	33,195	24,548	11,938	8,811	7,611

Total domestic recoveries	82,559	62,080	50,112	38,178	34,967
Foreign	33,531	21,276	19,347	9,037	6,474

Total recoveries	116,090	83,356	69,459	47,215	41,441

Net credit losses	(1,363,696)	(1,156,212)	(855,014)	(599,642)	(526,488)

Reserve for possible credit losses, end of year	$1,216,316	$1,111,299	$833,423	$527,573	$516,261

Net credit losses as a % of average loan receivables	4.84%	4.57%	4.20%	3.38%	3.65%
Reserve for possible credit losses as a % of ending loan receivables	3.62	3.87	3.38	2.64	2.92
Ending loan receivables	$33,624,077	$28,726,508	$24,633,564	$19,954,837	$17,663,709
Average loan receivables	28,183,818	25,315,200	20,339,388	17,718,148	14,422,495

RESERVE AND PROVISION FOR POSSIBLE CREDIT LOSSES
 The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables at the reporting date based on a projection of probable net credit losses. To project probable net credit losses, the Corporation regularly performs a migration analysis of delinquent and current accounts. A migration analysis is a technique used to estimate the likelihood that a loan receivable will progress through the various delinquency stages and ultimately charge off. On a quarterly basis, the Corporation reviews and adjusts, as appropriate, these estimates. The Corporation’s projection of probable net credit losses considers the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors. The Corporation then reserves for the projected probable net credit losses based on its projection of these amounts. The Corporation establishes appropriate levels of the reserve for possible credit losses for its products, including domestic credit card, domestic other consumer and foreign loans, based on their risk characteristics. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level. The Corporation records acquired reserves for current period loan acquisitions.

The reserve for possible credit losses is a general allowance applicable to the Corporation’s loan receivables and does not include an allocation for credit risk related to securitized loans. Net credit losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements and do not affect the reserve for possible credit losses.

The Corporation’s reserve for possible credit losses increased $105.0 million or 9.4% to $1.2 billion at December 31, 2003, as compared to an increase of $277.9 million or 33.3% to $1.1 billion at December 31, 2002, from $833.4 million at December 31, 2001. The provision for possible credit losses for 2003, increased $52.5 million or 3.9% to $1.4 billion, as compared to an increase of $199.5 million or 17.5% to $1.3 billion in 2002 from $1.1 billion in 2001. The increases in the reserve for possible credit losses and the related provision for possible credit losses in 2003 and 2002 primarily reflects a weak economy, as demonstrated by the increases in the Corporation’s net credit losses, and increases in loan receivables.

While the Corporation’s reserve for possible credit losses is a general reserve applicable to the Corporation’s loan receivables, the reserve for possible credit losses is allocated to the Corporation’s domestic and foreign loan receivables for internal purposes based on the type of loan product and its underlying risk of loss. The percentage of the reserve allocated to the domestic other consumer loan receivables decreased from 41.6% at December 31, 2002, to 37.5% at December 31, 2003, primarily due to a decrease in the Corporation’s sales finance loan receivables, as the Corporation placed less emphasis on this product in 2003.

The percentage of the reserve allocated to the domestic other consumer loans increased from 24.3% at December 31, 2001, to 41.6% at December 31, 2002. The percentage of the reserve allocated to foreign loans increased from 6.2% at December 31, 2001, to 11.7% at December 31, 2002, because foreign loans increased as

TABLE 20: ALLOCATION OF THE RESERVE FOR POSSIBLE CREDIT LOSSES (dollars in thousands)

December 31,	2003		2002		2001		2000		1999

Domestic:
Credit card	$614,974	50.5%	$518,889	46.7%	$578,995	69.5%	$396,806	75.2%	$428,847	83.1%
Other consumer	455,699	37.5	462,756	41.6	203,040	24.3	102,350	19.4	63,801	12.3

Domestic reserve for possible credit losses	1,070,673	88.0	981,645	88.3	782,035	93.8	499,156	94.6	492,648	95.4
Foreign	145,643	12.0	129,654	11.7	51,388	6.2	28,417	5.4	23,613	4.6

Reserve for possible credit losses, end of year	$1,216,316	100.0%	$1,111,299	100.0%	$833,423	100.0%	$527,573	100.0%	$516,261	100.0%

a percentage of total loan receivables and because the Corporation anticipated higher probable net credit losses on its foreign loans due to the continued seasoning of the portfolio.

Table 19 presents activity for the Corporation’s reserve for possible credit losses.

During the fourth quarter of 2002, the Corporation increased its reserve for domestic other consumer loans by $109.5 million because these products exhibited higher credit risk.

The Corporation’s projections of probable net credit losses are inherently uncertain, and as a result, the Corporation cannot predict with certainty the amount of such losses. Changes in economic conditions, the risk characteristics and composition of the Corporation’s loan receivables, bankruptcy laws or regulatory policies, and other factors could impact the Corporation’s actual and projected net credit losses and the related reserve for possible credit losses.

The Corporation recorded acquired reserves for possible credit losses for loan portfolio acquisitions of $61.1 million, $84.9 million, and $20.7 million for 2003, 2002, and 2001, respectively.

Table 20 presents the allocation of the reserve for possible credit losses.

ESTIMATE OF UNCOLLECTIBLE ACCRUED INTEREST AND FEES

The Corporation adjusts the amount of interest and fee income on loan receivables recognized in the current period for its estimate of interest and fee income that it does not expect to collect in subsequent periods through adjustments to the respective income statement amounts, loan receivables, and accrued income receivable. The estimate of uncollectible accrued interest and fees is based on a migration analysis of delinquent and current loan receivables that will progress through the various delinquency stages and will ultimately charge off. The Corporation also adjusts the estimated value of accrued interest and fees on securitized loans for the amount of uncollectible interest and fees that are not expected to be collected through an adjustment to accounts receivable from securitization and securitization income. This estimate is also based on a migration analysis of delinquent and current securitized loans that will progress through the various delinquency stages and ultimately charge off.

The difference between the amounts of interest and fees the Corporation was contractually entitled to and the amounts recognized as revenue was $1.2 billion, $1.4 billion and $858.3 million during the years ended December 31, 2003, 2002, and 2001, respectively. Excluding the change in the estimated value of accrued interest and fees in 2002, the difference between the amounts of interest and fees the Corporation was contractually entitled to and the amounts recognized as revenue was $1.0 billion for 2002. The difference between the amounts of interest and fees the Corporation was contractually entitled to and the amounts recognized as revenue for the year ended December 31, 2003, excluding the change in the estimated value of accrued interest and fees in 2002, increased $141.1 million or 13.5%, primarily as a result of an increase in ending managed loans. The increase of $185.6 million or 21.6% for the year ended December 31, 2002, excluding the change in the estimated value of accrued interest and fees in 2002, was primarily the result of an increase in managed loans.

Table 21 presents the domestic and foreign amounts for the difference between the amounts of interest and fees the Corporation was contractually entitled to and the amounts recognized as revenue.

TABLE 21: DIFFERENCE BETWEEN THE AMOUNTS OF INTEREST AND FEES THE CORPORATION WAS CONTRACTUALLY ENTITLED TO AND THE AMOUNTS RECOGNIZED AS REVENUE (a) (dollars in thousands)

Year Ended December 31,	2003	2002	2001 (b)

Domestic	$1,099,791	$1,342,362	$825,238
Foreign	85,326	68,261	33,110

Total	$1,185,117	$1,410,623	$858,348

(a)	Includes the valuation of securitized loans.

(b)	During 2001, the Corporation accrued interest and fees on managed loans until the managed loans were paid or charged off. When the managed loans charged off, the Corporation deducted the accrued interest and fees related to the managed loans against current period income.

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

Note 25: Dividend Limitations to the audited consolidated financial statements provides further detail regarding the Corporation’s dividend limitations and is incorporated by this reference into this section.

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

Note 26: Capital Adequacy to the audited consolidated financial statements provides further detail regarding the Corporation’s, the Bank’s, and MBNA Delaware’s capital adequacy and is incorporated by this reference into this section.

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Corporation is a party to a number of activities that contain credit, market and operational risk that are not reflected in whole or in part in the Corporation’s audited consolidated financial statements. Such activities include asset securitization, off-balance sheet derivative financial instruments, and other items.

ASSET SECURITIZATION

Asset securitization is the process whereby loan principal receivables are converted into securities normally referred to as asset-backed securities. The securitization of the Corporation’s loan principal receivables is accomplished through the public and private issuance of asset-backed securities and is accounted for in accordance with Statement No. 140. Asset securitization removes loan principal receivables from the consolidated statements of financial condition through the transfer of loan principal receivables to a trust. The trust then sells undivided interests to investors that entitle the investors to specified cash flows generated from the securitized loan principal receivables, while the Corporation retains the remaining undivided interest and is entitled to specific cash flows allocable to that retained interest. As loan principal receivables are securitized, the Corporation’s on-balance-sheet funding needs are reduced by the amount of loans securitized. Interpretation No. 46 requires consolidation of certain off-balance sheet entities. The Corporation’s securitization trusts are qualified special-purpose entities as defined by Statement No. 140 that are specifically exempted from the requirements of Interpretation No. 46.

A credit card account represents a contractual relationship between the Corporation and the Customer. A loan receivable is a financial asset of the Corporation. Unlike a mortgage or other closed-end loan account, the terms of a credit card account permit a Customer to borrow additional amounts and to repay each month an amount the Customer chooses, subject to a minimum payment requirement. The account remains open after repayment of the balance and the Customer may continue to use it to borrow additional amounts. The Corporation reserves the right to change the account terms, including interest rates and fees, in accordance with the terms of the agreement and applicable law. The credit card account is, therefore, separate and distinct from the loan receivable.

In a credit card securitization, the loan principal receivables are sold to the trust, but the account relationships are not sold to the securitization trust. The Corporation retains ownership of the account relationship, including the right to change the terms of the account and the right to additional principal receivables generated by the account. During a securitization’s revolving period, the Corporation agrees to sell the additional principal receivables to the trusts until the trusts begin using principal collections to make payments to investors. When the revolving period of the securitization ends, the account relationship between the Corporation and the Customer continues.

The undivided interests in the trusts sold to investors are issued through different classes of securities with different risk levels and credit ratings. The Corporation’s securitization transactions are generally structured to include up to three classes of securities sold to investors. With the exception of the most senior class, each class of securities issued by the trusts provides credit enhancement, in the form of subordination, to the more senior, higher-rated classes. The most senior class of asset-backed securities is the largest and generally receives a AAA credit rating at the time of issuance. In order to issue senior classes of securities, it is necessary to obtain the appropriate amount of credit enhancement, generally through the issuance of subordinated classes. The Corporation’s retained beneficial interests, such as its interest-only strip receivable and cash reserve accounts, provides credit enhancement to the other subordinated interests.

The trusts are qualified special-purpose entities as defined under Statement No. 140. To meet the criteria to be considered a qualifying special-purpose entity, a trust must be demonstrably distinct from the Corporation and have activities that are significantly limited and entirely specified in the legal documents that established the trust. The Corporation cannot change the activities that the trusts can perform. These activities may only be changed by a majority of the beneficial interest holders not including the Corporation. As qualifying special-purpose entities under Statement No. 140, the trusts’ assets and liabilities are not consolidated in the Corporation’s statements of financial condition. The trusts are administered by an independent trustee.

During the revolving period, which normally ranges from 24 months to 120 months, the trust makes no principal payments to the investors in the securitization. Instead, during the revolving period, the trust uses principal payments received from Customers, which pay off the loan principal receivables that were sold to the trust, to purchase for the trust from the Corporation new loan principal receivables generated by these accounts, in accordance with the terms of the transaction, so that the principal dollar amount of the investors’ undivided interest remains unchanged. Once the revolving period ends, the accumulation period begins and the trust accumulates principal payment for distribution to the investors according to the terms of the transaction. When the trust uses principal payments to pay the investors, the Corporation’s on-balance-sheet loan receivables increase by the amount of any new loans on the Customer accounts because the trust is no longer purchasing new loan receivables from the Corporation. The Corporation may fund this increase with its deposit activity or re-securitize these assets.

The Corporation maintains retained interests in its securitization transactions, which are included in accounts receivable from securitization in the Corporation’s audited consolidated statements of financial condition. These retained interests include the cash reserve accounts and other subordinated interests. The investors and providers of credit enhancement had a lien on a portion of these retained interests of $1.2 billion at December 31, 2003 and 2002. Should the trusts experience cash flows which are insufficient to satisfy its obligations to the beneficial interest holders, these retained interests may become impaired. The Corporation would have no further obligation to provide funding support to either the investors or the trusts if the securitized loans are not paid when due.

Note 8: Asset Securitization to the audited consolidated financial statements provides further detail regarding the Corporation’s asset securitization transactions.

IMPACT OF OFF-BALANCE SHEET SECURITIZATION TRANSACTIONS ON THE CORPORATION’S RESULTS

When adjusted for the effects of securitization, certain components of the Corporation’s audited consolidated financial information may be reconciled to its managed data. This securitization adjustment reclassifies interest income, interchange income, credit card and other consumer loan fees, insurance income, recoveries on charged-off securitized loan principal receivables in excess of interest paid to investors, gross credit losses, and other trust expenses into securitization income. Table 22 reconciles income statement data for the period to managed net interest income, managed provision for possible credit losses, and managed other operating income.

TABLE 22: RECONCILIATION OF INCOME STATEMENT DATA FOR THE PERIOD TO MANAGED NET INTEREST INCOME, MANAGED PROVISION FOR POSSIBLE CREDIT LOSSES, AND MANAGED OTHER OPERATING INCOME

(dollars in thousands)

Year Ended December 31,	2003	2002	2001

Net Interest Income
Net interest income	$2,350,373	$2,074,575	$1,657,340
Securitization adjustments	7,854,265	7,044,102	6,546,802

Managed net interest income	$10,204,638	$9,118,677	$8,204,142

Provision for Possible
Credit Losses
Provision for possible credit losses	$1,392,701	$1,340,157	$1,140,615
Securitization adjustments	4,375,469	3,835,383	3,452,014

Managed provision for possible credit losses	$5,768,170	$5,175,540	$4,592,629

Other Operating Income
Other operating income	$7,825,480	$6,752,923	$6,673,316
Securitization adjustments	(3,478,796)	(3,208,719)	(3,094,788)

Managed other operating income	$4,346,684	$3,544,204	$3,578,528

Managed net interest income increased $1.1 billion or 11.9% to $10.2 billion for 2003, as compared to $9.1 billion in 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, managed net interest income would have increased $808.3 million or 8.6%, for 2003.

Average managed interest-earning assets increased $13.3 billion or 12.3% to $121.6 billion for 2003, as compared to $108.4 billion in 2002. The increase in average managed interest-earning assets was primarily the result of the increase in average managed loans and investment securities and money market instruments. The yield earned on average managed interest-earning assets for 2003 was 10.97% as compared to 11.59% in 2002. The decrease in the yield earned on managed average interest-earning assets for 2003 was primarily the result of lower rates offered to attract and retain Customers and to grow managed loans combined with a decrease in the yield earned on average money market instruments and an increase in lower yielding average investment securities and money market instruments as a percentage of average total managed interest-earning assets. The decrease in the yield on average managed interest-earning assets for 2003, as compared to 2002, would have been larger excluding the change in the estimated value of accrued interest and fees in 2002, which decreased the yield earned on average managed loans by 27 basis points for 2002. See Table 9 for a reconciliation of the yield earned on average managed loans to the yield earned on average managed loans excluding the change in the estimated value of accrued interest and fees in 2002.

48

TABLE 23: RECONCILIATION OF AVERAGE INTEREST-EARNING ASSETS AND AVERAGE INTEREST-BEARING LIABILITIES TO AVERAGE MANAGED INTEREST-EARNING ASSETS AND AVERAGE MANAGED INTEREST-BEARING LIABILITIES

(dollars in thousands, yields and rates on a fully taxable equivalent basis)

Year Ended December 31,	2003			|	2002			|	2001

	Average	Yield/	Income or		Average	Yield/	Income or		Average	Yield/	Income or
	Balance	Rate	Expense		Balance	Rate	Expense		Balance	Rate	Expense

Assets
Net interest-earning assets	$43,781,381	8.82%	$3,859,643		$37,442,931	9.83%	$3,679,140		$30,096,769	11.54%	$3,473,088
Securitization adjustments	77,855,940	12.18	9,484,680		70,910,552	12.52	8,877,207		67,363,219	14.25	9,602,048
Managed interest-bearing liabilities

Managed interest-earning assets	$121,637,321	10.97	$13,344,323		$108,353,483	11.59	$12,556,347		$97,459,988	13.42	$13,075,136

Liabilities
Net interest-bearing liabilities	$41,861,029	3.60	$1,508,511		$36,865,484	4.35	$1,603,495		$31,169,437	5.82	$1,814,065
Securitization adjustments	80,033,724	2.04	1,630,415		72,908,284	2.51	1,833,105		68,763,345	4.44	3,055,246

Managed interest-bearing liabilities	$121,894,753	2.58	$3,138,926		$109,773,768	3.13	$3,436,600		$99,932,782	4.87	$4,869,311

Average managed interest-bearing liabilities increased $12.1 billion or 11.0% to $121.9 billion for 2003, as compared to $109.8 billion in 2002. The increase in average managed interest-bearing liabilities was a result of the increase in average securitized loans, average interest-bearing deposits, and average borrowed funds. The decrease in the rate paid on average managed interest-bearing liabilities of 55 basis points to 2.58% for 2003, from 3.13% in 2002, reflects the continued impact of actions by the FOMC throughout 2001, in the fourth quarter of 2002, and the second quarter of 2003, that impacted overall market interest rates.

Managed net interest income increased $914.5 million or 11.1% to $9.1 billion for 2002, as compared to $8.2 billion in 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, managed net interest income would have increased $1.2 billion or 14.5%, for 2002.

Table 23 reconciles average interest-earning assets and average interest-bearing liabilities to average managed interest-earning assets and average managed interest-bearing liabilities, as well as the corresponding yield earned and rate paid.

Average managed interest-earning assets increased $10.9 billion or 11.2% to $108.4 billion for 2002, as compared to $97.5 billion in 2001. The increase in average managed interest-earning assets was primarily the result of the increase in average managed loans and average investment securities and money market instruments. The yield earned on average managed interest-earning assets for 2002 was 11.59% as compared to 13.42% in 2001. The decrease in the yield earned on average managed interest-earning assets for 2002 primarily reflects lower promotional and other interest rates offered to attract and retain Customers and to grow managed loans. The decrease in the yield on average managed interest-earning assets for 2002, as compared to 2001, would have been smaller excluding the change in the estimated value of accrued interest and fees in 2002, which decreased the yield earned on average managed loans by 27 basis points for 2002. See Table 9 for a reconciliation of the yield earned on average managed loans to the yield earned on average managed loans excluding the change in the estimated value of accrued interest and fees in 2002.

Average managed interest-bearing liabilities increased $9.8 billion or 9.8% to $109.8 billion for 2002, as compared to $99.9 billion in 2001. The increase in average managed interest-bearing liabilities was a result of the increase in average securitized loans, average interest-bearing deposits, and average borrowed funds. The decrease in the rate paid on average managed interest-bearing liabilities of 174 basis points to 3.13% for 2002, from 4.87% in 2001, reflects actions by the FOMC throughout 2001 that impacted overall market interest rates and decreased the Corporation’s funding costs.

The Corporation’s managed net interest margin, on a fully taxable equivalent basis, was 8.39% for 2003, as compared to 8.42% for 2002. The managed net interest margin represents managed net interest income on a fully taxable equivalent basis expressed as a percentage of managed average total interest-earning assets. Excluding the change in the estimated value of accrued interest and fees in 2002, the managed net interest margin would have decreased 28 basis points for 2003 as compared to 2002. The decrease in the managed net interest margin for 2003, excluding the change in the estimated value of accrued interest and fees in 2002, was primarily the result of the decrease in the yield earned on managed average interest-earning assets partially offset by the decrease in the rate paid on managed average interest-bearing liabilities. Also, the increase in lower yielding average investment securities and money market instruments as a percentage of total managed average interest-earning assets further reduced the managed net interest margin.

TABLE 24: RECONCILIATION OF THE NET INTEREST MARGIN RATIO TO THE MANAGED NET INTEREST MARGIN RATIO

(dollars in thousands)

Year Ended December 31,	2003			|	2002			|	2001

			Net				Net				Net
	Average		Interest		Average		Interest		Average		Interest
	Earning	Net Interest	Margin		Earning	Net Interest	Margin		Earning	Net Interest	Margin
	Assets	Income	Ratio		Assets	Income	Ratio		Assets	Income	Ratio

Net Interest Margin (a)
Investment securities and money market instruments (b)	$11,693,550				$8,257,838				$6,500,608
Other interest-earning assets (b)	3,904,013				3,869,893				3,256,773
Loan receivables (c)	28,183,818				25,315,200				20,339,388

Total	$43,781,381	$2,351,132	5.37%		$37,442,931	$2,075,645	5.54%		$30,096,769	$1,659,023	5.51%

Securitization Adjustments
Investment securities and money market instruments	$—				$—				$—
Other interest-earning assets	(3,835,216)				(3,808,179)				(3,197,381)
Securitized loans	81,691,156				74,718,731				70,560,600

Total	$77,855,940	7,854,265	10.09		$70,910,552	7,044,102	9.93		$67,363,219	6,546,802	9.72

Managed Net Interest Margin (a)
Investment securities and money market instruments (b)	$11,693,550				$8,257,838				$6,500,608
Other interest-earning assets (b)	68,797				61,714				59,392
Managed loans	109,874,974				100,033,931				90,899,988

Total	$121,637,321	10,205,397	8.39		$108,353,483	9,119,747	8.42		$97,459,988	8,205,825	8.42

(a)	Net interest margin ratios are presented on a fully taxable equivalent basis. The fully taxable equivalent adjustment for the years ended December 31, 2003, 2002, and 2001 was $759, $1,070, and $1,683, respectively.

(b)	For purposes of comparability, certain prior period amounts have been reclassified.

(c)	Loan receivables include loans held for securitization and the loan portfolio.

The Corporation’s managed net interest margin, on a fully taxable equivalent basis, was 8.42% for both 2002 and 2001. Excluding the change in the estimated value of accrued interest and fees in 2002, the managed net interest margin would have increased 25 basis points for 2002 as compared to 2001. The increase in the managed net interest margin for 2002, excluding the change in the estimated value of accrued interest and fees in 2002, primarily reflects actions by the FOMC that impacted overall market interest rates and decreased the Corporation’s funding costs. The net interest margin is reconciled to the managed net interest margin in Table 24 and the reconciliation of the managed net interest margin to the managed net interest margin excluding the change in the estimated value of accrued interest and fees in 2002 is presented in Table 25.

The managed provision for possible credit losses increased $592.6 million or 11.5% to $5.8 billion for 2003, and increased $582.9 million or 12.7% to $5.2 billion for 2002. The increase in the managed provision for possible credit losses was primarily the result of increases in the Corporation’s managed net credit losses and managed loans.

Managed other operating income increased $802.5 million or 22.6% to $4.3 billion for 2003. Excluding the change in the estimated value of accrued interest and fees in 2002, managed other operating income would have increased $816.5 million or 23.1% for 2003. Managed other operating income decreased $34.3 million or 1.0% to $3.5 billion for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, managed other operating income would have decreased $48.3 million or 1.4% for 2002. The increase in managed other operating income for 2003, excluding the change in the estimated value of accrued interest and fees in 2002, was primarily the result of the net gains from securitization activity, which includes changes in fair value of the interest-only strip receivable and the gains from the sale of loan principal receivables, combined with an increase in credit card fees, insurance income, and interchange income. The decrease in managed other operating income for 2002, excluding the change in the estimated value of accrued interest and fees in 2002, was primarily the result of net losses from securitization activity, which includes changes in fair value of the interest-only strip receivable and the gains from the sale of loan principal receivables, partially offset by an increase in insurance income and interchange income.

50

TABLE 25: RECONCILIATION OF THE AS REPORTED NET AND MANAGED NET INTEREST MARGIN RATIOS TO THE NET AND MANAGED NET INTEREST MARGIN RATIOS EXCLUDING THE CHANGE IN THE ESTIMATED VALUE OF ACCRUED INTEREST AND FEES IN 2002 (dollars in thousands)

Year Ended December 31, 2002
			Net
	Average		Interest
	Earning	Net Interest	Margin
	Assets	Income	Ratio

As Reported
Net Interest Margin (a)
Investment securities and money market instruments (b)	$8,257,838
Other interest-earning assets (b)	3,869,893
Loan receivables (c)	25,315,200

Total	$37,442,931	$2,075,645	5.54%

Securitization Adjustments
Investment securities and money market instruments	$—
Other interest-earning assets	(3,808,179)
Securitized loans	74,718,731

Total	$70,910,552	7,044,102	9.93

Managed Net Interest Margin (a)
Investment securities and money market instruments (b)	$8,257,838
Other interest-earning assets (b)	61,714
Managed loans	100,033,931

Total	$108,353,483	9,119,747	8.42

Impact of the Change in the Estimated Value of Accrued Interest and Fees in 2002
Net Interest Margin (a)
Investment securities and money market instruments	$—
Other interest-earning assets	43,831
Loan receivables (c)	22,030

Total	$65,861	66,278

Securitization Adjustments
Investment securities and money market instruments	$—
Other interest-earning assets	(43,831)
Securitized loans	71,386

Total	$27,555	211,383

Managed Net Interest Margin (a)
Investment securities and money market instruments	$—
Other interest-earning assets	—
Managed loans	93,416

Total	$93,416	277,661

Excluding the Change in the Estimated Value of Accrued Interest and Fees in 2002
Net Interest Margin (a)
Investment securities and money market instruments (b)	$8,257,838
Other interest-earning assets (b)	3,913,724
Loan receivables (c)	25,337,230

Total	$37,508,792	2,141,923	5.71

Securitization Adjustments
Investment securities and money market instruments	$—
Other interest-earning assets	(3,852,010)
Securitized loans	74,790,117

Total	$70,938,107	7,255,485	10.23

Managed Net Interest Margin (a)
Investment securities and money market instruments (b)	$8,257,838
Other interest-earning assets (b)	61,714
Managed loans	100,127,347

Total	$108,446,899	9,397,408	8.67

(a)	Net interest margin ratios are presented on a fully taxable equivalent basis. The fully taxable equivalent adjustment for the year ended December 31, 2002 was $1,070.

(b)	For purposes of comparability, certain prior period amounts have been reclassified.

(c)	Loan receivables include loans held for securitization and the loan portfolio.

TABLE 26: SECURITIZED LOANS DISTRIBUTION (dollars in thousands)

December 31,	2003		2002		2001		2000		1999

Securitized Loans
Domestic:
Credit card	$67,620,822	79.7%	$63,886,876	81.4%	$60,501,860	83.1%	$57,425,582	83.4%	$45,851,922	84.0%
Other consumer	5,671,832	6.7	5,677,908	7.2	5,702,658	7.8	5,691,769	8.3	3,987,180	7.3

Total domestic securitized loans	73,292,654	86.4	69,564,784	88.6	66,204,518	90.9	63,117,351	91.7	49,839,102	91.3
Foreign:
Credit card	11,576,829	13.6	8,966,550	11.4	6,657,969	9.1	5,650,485	8.2	4,565,996	8.4
Other consumer	—	—	—	—	—	—	68,048	.1	186,706	.3

Total foreign securitized loans	11,576,829	13.6	8,966,550	11.4	6,657,969	9.1	5,718,533	8.3	4,752,702	8.7

Total securitized loans	$84,869,483	100.0%	$78,531,334	100.0%	$72,862,487	100.0%	$68,835,884	100.0%	$54,591,804	100.0%

OFF-BALANCE SHEET SECURITIZATION TRANSACTION ACTIVITY

During 2003, the Corporation securitized credit card loan principal receivables totaling $13.6 billion, including the securitization of £1.2 billion (approximately $2.0 billion) by MBNA Europe and CAD$1.0 billion (approximately $751.5 million) by MBNA Canada. The total amount of securitized loans was $84.9 billion or 71.6% of managed loans at December 31, 2003, as compared to $78.5 billion or 73.2% at December 31, 2002. The total amount of securitized domestic credit card loans was 78.8% of managed domestic credit card loans at December 31, 2003, as compared to 80.4% at December 31, 2002. Securitized domestic other consumer loans were 47.7% of managed domestic other consumer loans at December 31, 2003, as compared to 47.3% at December 31, 2002. Securitized foreign loans were 55.7% of managed foreign loans at December 31, 2003, as compared to 56.8% at December 31, 2002.

Table 26 presents the Corporation’s securitized loans distribution.

During 2003, there was an increase of $8.5 billion in the Corporation’s loan receivables that occurred when certain securi-tizations matured as scheduled and the trusts used principal payments to pay the investors rather than purchasing new loan principal receivables from the Corporation. The Corporation’s loan portfolio is expected to increase an additional $14.9 billion during 2004 as a result of estimated maturities of existing securitization transactions when trusts use principal payments to pay investors rather than purchasing new loan principal receivables from the Corporation. This amount is based upon the estimated maturity of outstanding securitization transactions and does not include any future securitization activity. Should the Corporation choose or be unable to securitize these assets in the future, additional on-balance sheet funding and capital would be required.

Table 27 presents the Corporation’s estimated maturities of investor principal.

TABLE 27: ESTIMATED MATURITIES OF INVESTOR PRINCIPAL (dollars in thousands)

2004 (a)	$14,864,699
2005	12,498,872
2006	11,761,600
2007	15,469,964
2008	10,966,618
Thereafter	17,803,237

Total amortization of investor principal	83,364,990
Estimated collectible billed interest and fees included in securitized loans	1,504,493

Total securitized loans	$84,869,483

(a)	The $4.5 billion Emerald Note Program, comprised of short-term commercial paper, is included in the 2004 category based on the possibility that maturing Emerald Notes cannot be re-issued. This event would cause the transaction to begin amortizing, thus creating a liquidity requirement. However, the Corporation expects the Emerald Notes to continue to be re-issued during the course of the program through the scheduled final maturity date.

The Corporation’s securitization transactions contain provisions which could require that the excess spread generated by the securitized loans be accumulated in the trusts to provide additional credit enhancement to the investors. These provisions require that excess spread be retained once the yields in excess of minimum yield for three consecutive months falls below a range of 6.50% to 4.00% depending on the terms of the particular securitization transaction. At December 31, 2003 and 2002, no excess spread was held by the trusts under these provisions.

52

TABLE 28: SECURITIZATION TRUST YIELDS IN EXCESS OF MINIMUM YIELD DATA (dollars in thousands)

		|	For the Three Months Ended December 31, 2003									|

								Yield in Excess of Minimum (a)
			Number	Average		Average				Series Range
	Investor		of Series	Annualized		Minimum		Weighted
	Principal		in Trust	Yield		Yield		Average		High		Low

MBNA Master Credit Card Trust II	$31,000,757		43	17.69%		9.27%		8.42%		8.73%		7.60%
MBNA Credit Card Master Note Trust (b)	32,426,435		62	17.68		9.14		8.54		8.54		8.54
MBNA Master Consumer Loan Trust	5,560,278		3	(c	)	(c	)	(c	)	(c	)	(c	)
MBNA Triple A Master Trust	2,000,000		2	16.74		8.75		7.99		8.02		7.98
Multiple Asset Note Trust	1,000,000		2	18.61		8.88		9.73		9.74		9.72
U.K. Receivables Trust	3,222,539		6	19.57		10.63		8.94		9.49		6.76
U.K. Receivables Trust II	5,373,441		7	17.44		10.19		7.25		7.53		6.05
Gloucester Credit Card Trust	2,781,540		10	19.12		9.87		9.25		9.87		7.51

(a)	The Yield in Excess of Minimum Yield represents the trust’s average annualized yield less its average minimum yield.
(b)	MBNA Credit Card Master Note Trust issues a series of notes called the MBNAseries. Through the MBNAseries, MBNA Credit Card Master Note Trust issues specific classes of notes which contribute on a prorated basis to the calculation of the average yield in excess of minimum yield. This average yield in excess of minimum yield impacts the distribution of principal to investors of all classes within the MBNAseries.
(c)	The MBNA Master Consumer Loan Trust yield in excess of minimum yield does not impact the distribution of principal to investors. Distribution to investors for transactions in this trust may begin earlier than the scheduled time if the credit enhancement amount falls below a predetermined contractual level. As a result, its yields are excluded from this Table.

Distribution of principal to investors may begin sooner if the average annualized yield (generally including interest income, interchange income, charged-off loan recoveries, and other fees) for three consecutive months drops below a minimum yield (generally equal to the sum of the interest rate payable to investors, contractual servicing fees, and principal credit losses during the period) or certain other events occur. If distribution of principal to investors began sooner than expected, the Corporation would likely need to raise additional capital to support loan and asset growth and meet regulatory capital requirements.

Table 28 presents summarized yields for each trust for the three-month period ended December 31, 2003. The yield in excess of minimum yield for each of the trusts is presented on a cash basis and includes various credit card or other fees as specified in the securitization agreements. If the yield in excess of minimum falls below 0% for a contractually specified period, generally a three-month average, the securitizations will begin to amortize earlier than their scheduled contractual maturity date.

OTHER OFF-BALANCE SHEET ARRANGEMENTS

In January 2003, Interpretation No. 46 was issued. In accordance with Interpretation No. 46, the Corporation has determined that MBNA Capital A, MBNA Capital B, MBNA Capital C, MBNA Capital D, and MBNA Capital E (collectively the “statutory trusts”), are variable interest entities and that the Corporation is not the primary beneficiary. See Note 17: Long-Term Debt and Bank Notes of the audited consolidated financial statements for further discussion of the statutory trusts.

The Corporation utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk and foreign currency exchange rate risk that exist as part of its ongoing business operations. See Note 30: Fair Value of Financial Instruments of the audited consolidated financial statements for further detail regarding the Corporation’s derivative financial instruments.

LIQUIDITY AND RATE SENSITIVITY

The Corporation seeks to maintain prudent levels of liquidity, interest rate, and foreign currency exchange rate risk.

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

The Corporation manages liquidity at two primary levels. The first level is the liquidity of the parent company, which is the holding company that owns the banking subsidiaries. The second level is the liquidity of the banking subsidiaries. The management of liquidity at both levels is essential because the parent company and banking subsidiaries each have different funding needs and funding sources and each are subject to certain regulatory guidelines and requirements.

The liquidity requirements of the Corporation are met by the proceeds of regular dividend payments from the Bank, the growth in retained earnings from regular operations, and the issuance of unsecured senior medium-term notes and senior notes. The available cash position of the Corporation’s parent-only legal entity is maintained at a level sufficient to meet anticipated cash needs for at least one year. The liquidity of the banking subsidiaries is managed to reflect the anticipated cash required to finance loan demand and to maintain sufficient liquid assets to cover the maturities for the next six months for all off-balance sheet securitizations, unsecured debt, and wholesale money market funding sources. The level of liquid assets, which is comprised of

TABLE 29: ESTIMATED CONTRACTUAL OBLIGATIONS (a) (b) (dollars in thousands)

	|	Estimated Contractual Obligations at December 31, 2003				|

	Within 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total

Long-term debt and bank notes (par) (c)	$2,052,885	$2,314,300	$3,018,548	$4,478,784	$11,864,517

Minimum rental payments under noncancelable operating leases	28,400	29,391	2,070	134	59,995

Purchase obligations (d)	364,347	339,904	242,928	65,698	1,012,877

Other long-term liabilities reflected in the Corporation’s audited consolidated statements of financial condition (e)	120,981	131,956	40,353	—	293,290

Total estimated contractual obligations	$2,566,613	$2,815,551	$3,303,899	$4,544,616	$13,230,679

(a)	Note 30: Fair Value of Financial Instruments—Derivative Financial Instruments provides detail on the Corporation’s derivative financial instruments. These amounts are not included in this Table.
(b)	Table 30 provides detail on the maturities of deposits. These amounts are not included in this Table.
(c)	Excludes interest.
(d)	Includes the royalties to endorsing organizations payable in the future subject to certain conditions, Community Reinvestment Act obligations that cannot be canceled, and other purchase obligations.
(e)	Includes amounts accrued for Customer reward programs, and other long-term obligations.

the investments and money market assets described further in “Investment Securities and Money Market Instruments,” is managed to a size prudent for both anticipated loan receivable growth and overall conditions in the markets for asset-backed securitization, unsecured corporate debt, and short-term borrowed funds. The Corporation, the Bank, MBNA Europe, and MBNA Canada also have access to the credit facilities described further in Note 27: Commitments and Contingencies of the audited consolidated financial statements. Finally, the deposit funding sources are also used to finance loan receivable growth and to maintain a sufficient level of liquid assets.

Table 29 provides a summary of the estimated amounts and maturities of the contractual obligations of the Corporation at December 31, 2003.

If certain terms on the above estimated contractual requirements are not met, there may be an acceleration of the payment due dates noted above. As of December 31, 2003, the Corporation was not in default of any such covenants. The Corporation estimates that it will have $2.6 billion in contractual obligation requirements within the next year.

ASSET SECURITIZATION

At December 31, 2003, the Corporation funded 71.6% of its managed loans through securitization transactions. To maintain an appropriate funding level, the Corporation expects to securitize additional loan principal receivables during 2004. The consumer asset-backed securitization market in the United States exceeded $1.6 trillion at December 31, 2003, with approximately $440 billion of asset-backed securities issued during 2003. An additional $233 billion of consumer asset-backed securities were issued in European markets during 2003. The Corporation is a leading issuer in these markets, which have remained stable through adverse conditions. Despite the size and relative stability of these markets and the Corporation’s position as a leading issuer, if these markets experience difficulties, the Corporation may be unable to securitize its loan principal receivables or to do so at favorable pricing levels. Factors affecting the Corporation’s ability to securitize its loan principal receivables or to do so at favorable pricing levels include the overall credit quality of the Corporation’s loans, the stability of the market for securitization transactions, and the legal, regulatory, accounting, and tax environments impacting securitization transactions. The Corporation does not believe adverse outcomes from these events are likely to occur. If the Corporation were unable to continue to securitize its loan receivables at current levels, the Corporation would use its investment securities and money market instruments in addition to alternative funding sources to fund increases in loan receivables and meet its other liquidity needs. The resulting change in the Corporation’s current liquidity sources could potentially subject the Corporation to certain risks. These risks would include an increase in the Corporation’s cost of funds, increases in the reserve for possible credit losses and the provision for possible credit losses as more loans would remain in the Corporation’s audited consolidated statements of financial condition, and restrictions on loan growth if the Corporation were unable to find alternative and cost-effective funding sources.

In addition, if the Corporation could not continue to remove the loan principal receivables from the Corporation’s audited consolidated statements of financial condition, the Corporation would likely need to raise additional capital to support loan and asset growth and meet regulatory capital requirements.

Table 27 presents the estimated maturities of investor principal.

STOCK REPURCHASES

To the extent stock options are exercised or restricted shares are awarded from time to time under the Corporation’s Long Term Incentive Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued.

During 2003, the Corporation issued 29.2 million common shares upon the exercise of stock options and issuance of restricted stock, and purchased 29.2 million common shares for $618.3 million. The Corporation received $275.8 million in proceeds from the exercise of stock options during 2003.

In the third quarter of 2003, the Corporation issued 50.0 million shares of its common stock in a public offering for approximately $1.1 billion, net of issuance costs. The shares were issued under the Corporation’s existing shelf registration statement. The Corporation used the proceeds to repurchase the same number of shares at the same price from the estate of the Corporation’s former Chairman and Chief Executive Officer. The estate has the right to cause the sale of shares through a registration rights agreement entered into in 1991 at the time of the Corporation’s initial public offering. The issuance and repurchase were done to satisfy the Corporation’s obligation related to the sale of shares by the estate. The sale and repurchase of common stock did not impact total common stock outstanding or capital levels.

FUNDING

     To facilitate liquidity management, the Corporation uses a variety of funding sources to establish a maturity pattern that provides a prudent mixture of short-term and long-term funds. The Corporation obtains funds through deposits and debt issuances, and uses securitization of the Corporation’s loan principal receivables as a major funding alternative. In addition, further liquidity is provided to the Corporation through committed credit facilities.

CREDIT FACILITIES

The Corporation, the Bank, MBNA Europe, and MBNA Canada have various credit facilities. These facilities may be used for general corporate purposes and were not drawn upon at December 31, 2003.

Note 27: Commitments and Contingencies to the audited consolidated financial statements provides further detail regarding the Corporation’s credit facilities and is incorporated by this reference into this section.

BORROWED FUNDS

Short-term borrowings used by the Corporation include federal funds purchased and securities sold under repurchase agreements. Federal funds purchased and securities sold under repurchase agreements are overnight borrowings that normally mature within one business day of the transaction date. Other short-term borrowings consist primarily of federal funds purchased that mature in more than one business day, short-term bank notes issued from the global bank note program established by the Bank, short-term deposit notes issued by MBNA Canada, and other transactions with maturities greater than one business day but less than one year. Short-term borrowings were $1.0 billion and $1.3 billion for December 31, 2003 and 2002, respectively.

Other funding programs established by the Corporation for long-term borrowings include senior medium-term notes and senior notes. Other funding programs established by the Corporation’s bank subsidiaries include the Bank’s global bank note program, MBNA Europe’s euro medium-note program, and MBNA Canada’s medium-term deposit note program. MBNA Europe and MBNA Canada’s notes are unconditionally and irrevocably guaranteed in respect to all payments by the Bank.

Long-term debt and bank notes were $12.1 billion and $9.5 billion for December 31, 2003 and 2002, respectively. See Table 29 for estimated maturities of the contractual obligations related to long-term debt and bank notes as of December 31, 2003.

Note 16: Short-Term Borrowings and Note 17: Long-Term Debt and Bank Notes to the audited consolidated financial statements provide further detail regarding the Corporation’s borrowed funds and is incorporated by this reference into this section.

DEPOSITS

The Corporation utilizes deposits to fund loan and other asset growth and to diversify funding sources. The Corporation categorizes its deposits into either direct or other deposits. Direct deposits are deposits marketed to and received from individual Customers without the use of a third-party intermediary, and are an important, stable, low-cost funding source that typically react more slowly to interest rate changes than other deposits. Other deposits, which include brokered deposits, are deposits generally obtained through the use of a third-party intermediary.

Total deposits increased $1.2 billion or 4.0% to $31.8 billion at December 31, 2003, as compared to $30.6 billion at December 31, 2002.

Table 30 provides the maturities of the Corporation’s deposits at December 31, 2003. Included in the deposit maturity category of one year or less are money market deposit accounts, noninterest-bearing deposits, interest-bearing transaction accounts, and savings accounts totaling $10.3 billion. Based on past activity, the Corporation expects to retain a majority of its deposit balances as they mature.

TABLE 30: MATURITIES OF DEPOSITS (dollars in thousands)

December 31, 2003	Direct Deposits	Other Deposits (a)	Total Deposits

Domestic:
One year or less	$16,401,083	$2,686,220	$19,087,303
Over one year through two years	3,954,095	1,871,494	5,825,589
Over two years through three years	1,568,129	1,044,247	2,612,376
Over three years through four years	1,487,057	779,926	2,266,983
Over four years through five years	830,244	121,424	951,668
Over five years	8,615	—	8,615

Total domestic deposits	24,249,223	6,503,311	30,752,534
Foreign (b)	1,056,175	27,372	1,083,547

Total deposits	$25,305,398	$6,530,683	$31,836,081

(a)	At December 31, 2003, all other deposits were brokered deposits.

(b)	At December 31, 2003, all foreign deposits had maturities of one year or less.

Table 31 presents the maturity distribution of the Corporation’s time deposits in amounts of $100,000 or more at December 31, 2003, 2002 and 2001.

Included in the Corporation’s direct deposits at December 31, 2003 and 2002 were noninterest-bearing deposits of $2.4 billion and $915.7 million, representing 7.6% and 3.0% of total deposits, respectively. The increase in noninterest-bearing deposits was a result of the change in the timing of the remittance of principal collections on securitized loans to the trust. Since the second quarter of 2003, the Corporation is no longer obligated to transfer principal collections to the Corporation’s primary domestic credit card trust on a daily basis. These funds are now retained on behalf of the trust by the Corporation until remittance on a monthly basis. The Corporation also had interest-bearing direct deposits at December 31, 2003 of $22.9 billion, as compared to $20.8 billion at December 31, 2002.

Included in the Corporation’s other deposits at December 31, 2003 and 2002, were brokered deposits of $6.5 billion and $8.3 billion, representing 20.5% and 27.1% of total deposits, respectively. If any of the brokered deposits are not renewed at maturity, the funding they provide could be replaced by funds from maturing investment securities and money market instruments or other funding sources to fund increases in its loan receivables and meet the Corporation’s other liquidity needs. During 2003, other deposits decreased because the Corporation determined it had adequate liquidity from other sources to meet its funding needs. While the Corporation utilized other alternative funding sources during this period, brokered deposits will continue to be part of its funding activities. The Federal Deposit Insurance Corporation Improvement Act of 1991 limits the use of brokered deposits to “well-capitalized” insured depository institutions, and with a waiver from the Federal Deposit Insurance Corporation, to “adequately capitalized” institutions. At December 31, 2003, the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. Based on the Corporation’s historical access to the brokered deposit market, it expects to replace maturing brokered deposits with new brokered deposits or with the Corporation’s direct deposits.

TABLE 31: TIME DEPOSITS OF $100,000 OR MORE (a) (dollars in thousands)

December 31,	2003		2002		2001

Three months or less:
Domestic	$438,832	10.2%	$548,380	13.8%	$643,012	15.5%
Foreign	852,249	19.9	611,135	15.3	711,960	17.1

Total three months or less	1,291,081	30.1	1,159,515	29.1	1,354,972	32.6

Over three months through six months:
Domestic	360,223	8.4	479,662	12.0	745,978	18.0
Foreign	4,032	.1	22,167	.6	49,266	1.2

Total over three months through six months	364,255	8.5	501,829	12.6	795,244	19.2

Over six months through twelve months:
Domestic	722,902	16.9	654,637	16.4	827,575	19.9
Foreign	5,626	.1	14,509	.4	3,622	.1

Total over six months through twelve months	728,528	17.0	669,146	16.8	831,197	20.0

Over twelve months:
Domestic	1,900,128	44.4	1,654,141	41.5	1,172,604	28.2
Foreign	—	—	250	—	250	—

Total over twelve months	1,900,128	44.4	1,654,391	41.5	1,172,854	28.2

Total	$4,283,992	100.0%	$3,984,881	100.0%	$4,154,267	100.0%

(a)	This table excludes deposits obtained by a third-party intermediary in amounts of $100,000 or more which were subsequently distributed by intermediaries to individuals in denominations of less than $100,000.

TABLE 32: INVESTMENT SECURITIES (dollars in thousands, yields on a fully taxable equivalent basis)

	|	Estimated Maturities at December 31, 2003											|

		Within 1 Year		1-5 Years		6-10 Years		Over 10 Years		Total		Amortized		Market
		Book	Yield	Book	Yield	Book	Yield	Book	Yield	Book	Yield	Cost		Value
Available-for-Sale
Domestic:
U.S. Treasury and other U.S. government agencies obligations		$1,006,504	2.54%	$1,025,112	1.65%	$–	–%	$–	–%	$2,031,616	2.09%	$2,024,520		$2,031,616
State and political subdivisions of the United States		102,685	1.96	–	–	–	–	–	–	102,685	1.96	102,685		102,685
Asset-backed and other securities		488,060	2.39	1,255,420	1.44	57,388	1.33	165	1.26	1,801,033	1.70	1,796,824		1,801,033

Total domestic investment securities available-for-sale		1,597,249	2.46	2,280,532	1.54	57,388	1.33	165	1.26	3,935,334	1.91	3,924,029		3,935,334
Foreign		91,750	4.03	336,003	4.07	–	–	–	–	427,753	4.06	428,040		427,753

Total investment securities available-for-sale		$1,688,999	2.54	$2,616,535	1.86	$57,388	1.33	$165	1.26	$4,363,087	2.12	$4,352,069		$4,363,087

Held-to-Maturity
Domestic:
U.S. Treasury and other U.S. government agencies obligations		$–	–	$–	–	$–	–	$335,445	5.21	$335,445	5.21	$335,445		$336,582
State and political subdivisions of the United States		135	7.23	–	–	649	6.94	6,831	7.91	7,615	7.82	7,615		7,786
Asset-backed and other securities		–	–	–	–	–	–	9,239	4.81	9,239	4.81	9,239		9,066

Total domestic investment securities held-to-maturity		135	7.23	–	–	649	6.94	351,515	5.25	352,299	5.26	352,299		353,434
Foreign		–	–	1,000	5.30	–	–	–	–	1,000	5.30	1,000		1,000

Total investment securities held-to-maturity		$135	7.23	$1,000	5.30	$649	6.94	$351,515	5.25	$353,299	5.26	$353,299		$354,434

INVESTMENT SECURITIES AND MONEY MARKET INSTRUMENTS

The Corporation also held $4.7 billion of investment securities and $4.9 billion of money market instruments at December 31, 2003, compared to $4.1 billion of investment securities and $5.3 billion in money market instruments at December 31, 2002. The investment securities primarily consist of high-quality, AAA-rated securities, most of which can be used as collateral under repurchase agreements. Of the investment securities held at December 31, 2003, $1.7 billion are anticipated to mature within 12 months. The Corporation’s investment securities available-for-sale portfolio, which consists primarily of U.S. Treasury obligations or short-term and variable-rate securities, was $4.4 billion at December 31, 2003, and $3.7 billion at December 31, 2002. These investment securities, along with the money market instruments, provide increased liquidity and flexibility to support the Corporation’s funding requirements. Investment securities and money market instruments remained relatively flat at December 31, 2003, compared to December 31, 2002.

Table 32 presents the summary of investment securities.

TABLE 33: INTEREST RATE SENSITIVITY SCHEDULE (dollars in thousands)

December 31, 2003	|	Subject to Repricing			|

		Within 1 Year	1-5 Years	After 5 Years		Total

Interest-Earning Assets
Interest-earning time deposits in other banks:
Domestic		$1,175	$—	$—		$1,175
Foreign		3,589,154	—	—		3,589,154

Total interest-earning time deposits in other banks		3,590,329	—	—		3,590,329
Federal funds sold		1,275,000	—	—		1,275,000
Investment securities (a):
Available-for-sale:
Domestic		2,466,554	1,468,780	—		3,935,334
Foreign		91,750	336,003	—		427,753

Total available-for-sale		2,558,304	1,804,783	—		4,363,087
Held-to-maturity:
Domestic		135	—	352,164		352,299
Foreign		—	1,000	—		1,000

Total held-to-maturity		135	1,000	352,164		353,299
Other interest-earning assets		3,904,402	—	70,040		3,974,442
Loans held for securitization:
Domestic		10,285,915	—	—		10,285,915
Foreign		2,798,190	—	—		2,798,190

Total loans held for securitization		13,084,105	—	—		13,084,105
Loan portfolio:
Domestic:
Credit card		6,176,434	1,728,739	—		7,905,173
Other consumer		4,748,202	1,064,607	398,207		6,211,016

Total domestic loan portfolio		10,924,636	2,793,346	398,207		14,116,189
Foreign		3,624,393	2,799,390	—		6,423,783

Total loan portfolio		14,549,029	5,592,736	398,207		20,539,972

Total interest-earning assets		38,961,304	7,398,519	820,411		47,180,234

Interest-Bearing Liabilities
Interest-bearing deposits:
Domestic:
Time deposits		9,001,744	11,656,616	8,615		20,666,975
Money market deposit accounts		7,790,726	—	—		7,790,726
Interest-bearing transaction accounts		47,334	—	—		47,334
Savings accounts		49,930	—	—		49,930

Total domestic interest-bearing deposits		16,889,734	11,656,616	8,615		28,554,965
Foreign:
Time deposits		861,907	—	—		861,907

Total interest-bearing deposits		17,751,641	11,656,616	8,615		29,416,872
Borrowed funds:
Short-term borrowings:
Domestic		899,779	—	—		899,779
Foreign		125,684	—	—		125,684

Total short-term borrowings		1,025,463	—	—		1,025,463
Long-term debt and bank notes:
Domestic		868,317	3,978,100	2,347,874		7,194,291
Foreign		2,696,360	1,176,166	1,078,811		4,951,337

Total long-term debt and bank notes		3,564,677	5,154,266	3,426,685		12,145,628

Total borrowed funds		4,590,140	5,154,266	3,426,685		13,171,091

Total interest-bearing liabilities		22,341,781	16,810,882	3,435,300		42,587,963

Gap before managed adjustments		16,619,523	(9,412,363)	(2,614,889)		4,592,271
Managed adjustments (b)		(25,036,704)	22,845,190	3,460,894		1,269,380

Gap after managed adjustments		$(8,417,181)	$13,432,827	$846,005		$5,861,651

Cumulative gap after managed adjustments		$(8,417,181)	$5,015,646	$5,861,651

Cumulative gap after managed adjustments as a % of managed assets		(5.91)%	3.52%	4.11%

(a)	Investment securities are presented using estimated maturities.

(b)	Managed adjustments reflect the impact interest rates have on securitized loans and derivative financial instruments.

INTEREST RATE SENSITIVITY

Interest rate sensitivity refers to the change in earnings resulting from fluctuations in interest rates, variability in the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, and the differences in repricing intervals between assets and liabilities. Interest rate changes also impact the estimated value of the interest-only strip receivable and other-interest earning assets, and securitization income. The management of interest rate sensitivity attempts to maximize earnings by minimizing any negative impacts of changing market rates, asset and liability mix, and prepayment trends. Interest rate sensitive assets/liabilities have yields/rates that can change within a designated time period as a result of their maturity, a change in an underlying index rate, or the contractual ability of the Corporation to change the yield/rate.

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

The Corporation’s interest rate risk using the static gap methodology is presented in Table 33. This method reports the difference between interest rate sensitive assets and liabilities at a specific point in time. Management uses the static gap methodology to identify the Corporation’s directional interest rate risk. Interest rate sensitive assets and liabilities are reported based on estimated and contractual repricings. Fixed-rate credit card loans, which may be repriced by the Corporation at any time by giving notice to the Customer, are placed in the table using a seventeen-month repricing schedule. The Corporation also offers variable-rate credit card loans. At December 31, 2003, variable-rate loans made up 7.0% of total managed loans, compared to 6.0% of total managed loans at December 31, 2002. These variable-rate loans are generally indexed to the U.S. Prime Rate published in The Wall Street Journal and reprice quarterly. Including the managed adjustment, results of the gap analysis show that, within one year, the Corporation’s liabilites reprice faster than its assets, indicating an earnings risk from rising interest rates.

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

Assumptions in the Corporation’s simulation analysis include cash flows and maturities of interest rate sensitive instruments, changes in market conditions, loan volumes and pricing, consumer preferences, fixed-rate credit card repricings as part of the Corporation’s normal planned business strategy, and management’s capital plans. The analysis also assumes that there is no impact on an annual basis in the value of the interest-only strip receivable. Also included in the analysis are various actions which the Corporation would likely undertake to minimize the impact of adverse movements in interest rates. Based on the simulation analysis at December 31, 2003, the Corporation could experience a decrease in projected net income during the next 12 months of approximately $72 million, if interest rates at the time the simulation analysis was performed increased 100 basis points over the next 12 months evenly distributed on the first day of each of the next four quarters.

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

FOREIGN CURRENCY EXCHANGE RATE SENSITIVITY

Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates and occurs as a result of cross-currency investment and funding activities. The Corporation’s foreign currency exchange rate risk is limited to the Corporation’s net investment in its foreign subsidiaries which is unhedged. The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk. Management reviews the foreign currency exchange rate risk of the Corporation on a routine basis. During this review, management considers the net impact to stockholders’ equity under various foreign exchange rate scenarios. At

December 31, 2003, the Corporation could experience a decrease in stockholders’ equity, net of tax, of approximately $192 million as a result of a 10% depreciation of the Corporation’s unhedged capital exposure in foreign subsidiaries to the U.S. dollar position.

CROSS-BORDER OUTSTANDINGS

At December 31, 2003 and 2002 the Corporation had cross-border outstandings in excess of 1% of total consolidated assets in the U.K. of $3.6 billion and $3.7 billion, respectively. At December 31, 2001 the amount was $1.0 billion. The Corporation does not have significant local currency outstanding in the U.K. that is not hedged or funded by local currency borrowings. The cross-border outstandings in the U.K. are primarily short-term in nature.

REGULATORY MATTERS

INTERCHANGE INCOME

Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. After a lengthy investigation by U.K. regulators of MasterCard interchange rates in the U.K., the regulators issued updated preliminary conclusions on February 11, 2003, finding that the interchange fee paid by merchant acquirers to MasterCard card issuers in the U.K. is anti-competitive and that the agreement between MasterCard’s U.K. members for interchange leads to an unjustifiably high fee being paid to card-issuing banks. A hearing was held on May 21, 2003, and the regulator’s ruling is pending. The ruling may be appealed and the timing of a final ruling is uncertain. Similar regulatory action could be taken against VISA interchange rates in the U.K. In 2002, in response to European Union regulatory action, VISA agreed to reduce its interchange fee on transactions across country lines within the European Union, and in line with this reduction in October 2003, VISA reduced its interchange fee on transactions in the U.K. The Corporation cannot predict if or when interchange rates in the U.K. could be reduced. Any potential impact could also vary based on business strategies or other actions the Corporation will take to attempt to limit the impact.

BASEL COMMITTEE

In April 2003, the Basel Committee on Banking Supervision (the “Committee”) issued a consultative document for public comment, “The New Basel Capital Accord,” which proposes significant revisions to the current Basel Capital Accord. The proposed new accord would establish a three-part framework for capital adequacy that would include: (1) minimum capital requirements; (2) supervisory review of an institution’s capital adequacy and internal assessment process; and (3) market discipline through increased disclosures regarding capital adequacy.

In August 2003, an advance notice of proposed rulemaking was published by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision (collectively “the Agencies”). The advance notice of proposed rulemaking was titled “Risk-Based Capital Guidelines; Implementation of New Basel Capital Accord; Internal Ratings-Based Systems for Corporate Credit and Operational Risk Advanced Measurement Approaches for Regulatory Capital; Proposed Rule and Notice” (“Proposed Regulatory Guidance”). The Proposed Regulatory Guidance sets forth for industry comment the Agencies’ views on a proposed framework for implementing the New Basel Capital Accord in the United States. In particular, the Proposed Regulatory Guidance describes significant elements of the Advanced Internal Ratings-Based approach for credit risk and the Advanced Measurement Approaches for operational risk. The Agencies have determined that the advanced risk and capital measurement methodologies of the new accord will be applied on a mandatory basis for large, internationally active banking organizations. Institutions subject to the mandatory application of the advanced approaches would be those institutions with total banking assets of $250 billion or more or those institutions, such as the Corporation, with total on-balance-sheet foreign exposure of $10 billion or more.

The final form of the rules to be adopted by U.S. bank regulators is still to be determined. Adoption of the proposed new accord could lower capital ratios for U.S. banking organizations, such as the Corporation’s banking subsidiaries, due in part to a new capital charge for operational risk and to the final treatment of certain credit risk exposures, including the treatment of credit card loans and asset securitizations, in calculating regulatory capital.

Future changes in laws and regulations and in policies applied by banking or other regulators also could affect the Corporation’s consolidated financial condition and results of operations in future periods.

TABLE 34: MANAGED RECONCILIATION OF THE FIVE-YEAR STATISTICAL SUMMARY

RECONCILIATION OF INCOME STATEMENT DATA FOR THE PERIOD TO MANAGED NET INTEREST INCOME, MANAGED PROVISION FOR POSSIBLE CREDIT LOSSES, AND MANAGED OTHER OPERATING INCOME
(dollars in thousands)

Year Ended December 31,	2003	2002	2001	2000	1999

Net Interest Income
Net interest income	$2,350,373	$2,074,575	$1,657,340	$1,395,015	$1,175,759
Securitization adjustments	7,854,265	7,044,102	6,546,802	4,442,094	4,012,042

Managed net interest income	$10,204,638	$9,118,677	$8,204,142	$5,837,109	$5,187,801

Provision for Possible Credit Losses
Provision for possible credit losses	$1,392,701	$1,340,157	$1,140,615	$547,309	$636,614
Securitization adjustments	4,375,469	3,835,383	3,452,014	2,800,980	2,248,535

Managed provision for possible credit losses	$5,768,170	$5,175,540	$4,592,629	$3,348,289	$2,885,149

Other Operating Income
Other operating income	$7,825,480	$6,752,923	$6,673,316	$4,920,403	$4,193,527
Securitization adjustments	(3,478,796)	(3,208,719)	(3,094,788)	(1,641,114)	(1,763,507)

Managed other operating income	$4,346,684	$3,544,204	$3,578,528	$3,279,289	$2,430,020

RECONCILIATION OF THE LOAN RECEIVABLES NET CREDIT LOSS RATIO TO THE MANAGED NET CREDIT LOSS RATIO (dollars in thousands)

Year Ended December 31,		2003		|	2002			|	2001

	Net		Net Credit		Net		Net Credit		Net		Net Credit
	Credit	Average	Loss		Credit	Average	Loss		Credit	Average	Loss
	Losses (a)	Balance	Ratio (a)		Losses (a)	Balance	Ratio (a)		Losses (a)	Balance	Ratio (a)

Loan receivables (b)	$1,363,696	$28,183,818	4.84%		$1,156,212	$25,315,200	4.57%		$855,014	$20,339,388	4.20%
Securitized loans	4,375,469	81,691,156	5.36		3,835,383	74,718,731	5.13		3,452,014	70,560,600	4.89

Managed loans	$5,739,165	$109,874,974	5.22		$4,991,595	$100,033,931	4.99		$4,307,028	$90,899,988	4.74

Year Ended December 31,		2000		|	1999

			Net Credit				Net Credit
	Net Credit	Average	Loss		Net Credit	Average	Loss
	Losses (a)	Balance	Ratio (a)		Losses (a)	Balance	Ratio (a)

Loan receivables (b)	$599,642	$17,718,148	3.38%		$526,488	$14,422,495	3.65%
Securitized loans	2,800,980	59,726,838	4.69		2,248,535	49,706,760	4.52

Managed loans	$3,400,622	$77,444,986	4.39		$2,775,023	$64,129,255	4.33

RECONCILIATION OF THE LOAN RECEIVABLES DELINQUENCY RATIO TO THE MANAGED DELINQUENCY RATIO
(dollars in thousands)

December 31,	2003			|	2002			|	2001

	Delinquent		Delinquency		Delinquent		Delinquency		Delinquent		Delinquency
	Balances (c)	Ending Loans	Ratio (c)		Balances (c)	Ending Loans	Ratio (c)		Balances (c)	Ending Loans	Ratio (c)

Loan receivables (b)	$1,289,799	$33,624,077	3.84%		$1,251,603	$28,726,508	4.36%		$1,150,901	$24,633,564	4.67%
Securitized loans	3,913,851	84,869,483	4.61		3,977,908	78,531,334	5.07		3,811,560	72,862,487	5.23

Managed loans	$5,203,650	$118,493,560	4.39		$5,229,511	$107,257,842	4.88		$4,962,461	$97,496,051	5.09

December 31,	2000			|	1999

	Delinquent		Delinquency		Delinquent		Delinquency
	Balances (c)	Ending Loans	Ratio (c)		Balances (c)	Ending Loans	Ratio (c)

Loan receivables (b)	$803,680	$19,954,837	4.03%		$708,751	$17,663,709	4.01%
Securitized loans	3,182,858	68,835,884	4.62		2,508,145	54,591,804	4.59

Managed loans	$3,986,538	$88,790,721	4.49		$3,216,896	$72,255,513	4.45

TABLE 34: MANAGED RECONCILIATION OF THE FIVE-YEAR STATISTICAL SUMMARY-Continued

RECONCILIATION OF THE NET INTEREST MARGIN RATIO TO THE MANAGED NET INTEREST MARGIN RATIO (dollars in thousands)

Year Ended December 31,	2003			|	2002			|	2001

			Net				Net				Net
	Average		Interest		Average		Interest		Average		Interest
	Earning	Net Interest	Margin		Earning	Net Interest	Margin		Earning	Net Interest	Margin
	Assets	Income	Ratio		Assets	Income	Ratio		Assets	Income	Ratio

Net Interest Margin (d)
Investment securities and money market instruments (e)	$11,693,550				$8,257,838				$6,500,608
Other interest-earning assets (e)	3,904,013				3,869,893				3,256,773
Loan receivables (b)	28,183,818				25,315,200				20,339,388

Total	$43,781,381	$2,351,132	5.37%		$37,442,931	$2,075,645	5.54%		$30,096,769	$1,659,023	5.51%

Securitization Adjustments
Investment securities and money market instruments	$—				$—				$—
Other interest-earning assets	(3,835,216)				(3,808,179)				(3,197,381)
Securitized loans	81,691,156				74,718,731				70,560,600

Total	$77,855,940	7,854,265	10.09		$70,910,552	7,044,102	9.93		$67,363,219	6,546,802	9.72

Managed Net Interest Margin (d)
Investment securities and money market instruments (e)	$11,693,550				$8,257,838				$6,500,608
Other interest-earning assets (e)	68,797				61,714				59,392
Managed loans	109,874,974				100,033,931				90,899,988

Total	$121,637,321	10,205,397	8.39		$108,353,483	9,119,747	8.42		$97,459,988	8,205,825	8.42

Year Ended December 31,	2000			|	1999

			Net				Net
	Average		Interest		Average		Interest
	Earning	Net Interest	Margin		Earning	Net Interest	Margin
	Assets	Income	Ratio		Assets	Income	Ratio

Net Interest Margin (d)
Investment securities and money market instruments (e)	$5,051,619				$5,771,007
Other interest-earning assets (e)	2,623,168				2,042,750
Loan receivables (b)	17,718,148				14,422,495

Total	$25,392,935	$1,397,382	5.50%		$22,236,252	$1,177,691	5.30%

Securitization Adjustments
Investment securities and money market instruments	$—				$—
Other interest-earning assets	(2,592,189)				(2,016,616)
Securitized loans	59,726,838				49,706,760

Total	$57,134,649	4,442,094	7.77		$47,690,144	4,012,042	8.41

Managed Net Interest Margin (d)
Investment securities and money market instruments (e)	$5,051,619				$5,771,007
Other interest-earning assets (e)	30,979				26,134
Managed loans	77,444,986				64,129,255

Total	$82,527,584	5,839,476	7.08		$69,926,396	5,189,733	7.42

(a)	MBNA Corporation’s net credit loss ratio is calculated by dividing annualized net credit losses, which exclude uncollectible accrued interest and fees and fraud losses, for the period by average loans, which include estimated collectible billed interest and fees for the corresponding period.

(b)	Loan receivables include loans held for securitization and the loan portfolio.

(c)	Delinquency represents accruing loans that are 30 days or more past due.

(d)	Net interest margin ratios are presented on a fully taxable equivalent basis. The fully taxable equivalent adjustment for the year ended December 31, 2003, 2002, 2001, 2000, and 1999 was $759, $1,070, $1,683, $2,367, and $1,932, respectively.

(e)	For purposes of comparability, certain prior period amounts have been reclassified.

MANAGEMENT’S REPORT ON THE CONSOLIDATED FINANCIAL
STATEMENTS AND INTERNAL CONTROL

The accompanying consolidated financial statements were prepared by management, which is responsible for the integrity and objectivity of the information presented, including amounts that must necessarily be based on judgments and estimates. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States, and in situations where acceptable alternative accounting principles exist, management selected the method that it believed was appropriate in the circumstances. Financial information appearing throughout this Annual Report to Stockholders is consistent with the consolidated financial statements.

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

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
MBNA Corporation

We have audited the accompanying consolidated statements of financial condition of MBNA Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBNA Corporation and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

Baltimore, Maryland
January 22, 2004

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (dollars in thousands, except per share amounts)

December 31,	2003	2002

Assets
Cash and due from banks	$660,022	$721,972
Interest-earning time deposits in other banks	3,590,329	3,703,052
Federal funds sold	1,275,000	1,645,000
Investment securities:
Available-for-sale (amortized cost of $4,352,069 and $3,617,505 at December 31, 2003 and 2002, respectively)	4,363,087	3,655,808
Held-to-maturity (market value of $354,434 and $428,472 at December 31, 2003 and 2002, respectively)	353,299	419,760
Loans held for securitization	13,084,105	11,029,627
Loan portfolio:
Credit card	11,910,507	9,484,115
Other consumer	8,629,465	8,212,766

Total loan portfolio	20,539,972	17,696,881
Reserve for possible credit losses	(1,216,316)	(1,111,299)

Net loan portfolio	19,323,656	16,585,582
Premises and equipment, net	2,676,597	2,519,101
Accrued income receivable	443,755	371,089
Accounts receivable from securitization	7,766,477	6,926,876
Intangible assets, net	3,188,368	3,188,501
Prepaid expenses and deferred charges	499,775	412,609
Other assets	1,888,885	1,677,769

Total assets	$59,113,355	$52,856,746

Liabilities
Deposits:
Time deposits	$21,528,882	$22,079,031
Money market deposit accounts	7,790,726	7,520,119
Noninterest-bearing deposits	2,419,209	915,687
Interest-bearing transaction accounts	47,334	45,414
Savings accounts	49,930	55,965

Total deposits	31,836,081	30,616,216
Short-term borrowings	1,025,463	1,250,103
Long-term debt and bank notes	12,145,628	9,538,173
Accrued interest payable	319,227	286,158
Accrued expenses and other liabilities	2,673,916	2,064,777

Total liabilities	48,000,315	43,755,427

Stockholders’ Equity
Preferred stock ($.01 par value, 20,000,000 shares authorized, 8,573,882 shares issued and outstanding at December 31, 2003 and 2002)	86	86
Common stock ($.01 par value, 1,500,000,000 shares authorized, 1,277,597,840 shares at December 31, 2003 and 1,277,671,875 shares at December 31, 2002, issued and outstanding)	12,776	12,777
Additional paid-in capital	2,119,700	2,296,568
Retained earnings	8,571,174	6,707,162
Accumulated other comprehensive income	409,304	84,726

Total stockholders’ equity	11,113,040	9,101,319

Total liabilities and stockholders’ equity	$59,113,355	$52,856,746

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands, except per share amounts)

Year Ended December 31,	2003	2002	2001

Interest Income
Loan portfolio	$2,216,256	$2,037,454	$1,793,145
Loans held for securitization	1,112,977	1,056,558	998,881
Investment securities:
Taxable	110,370	134,411	161,013
Tax-exempt	1,417	1,895	3,124
Time deposits in other banks	79,259	53,133	71,341
Federal funds sold	33,137	35,460	56,651
Other interest income	305,468	359,159	387,250

Total interest income	3,858,884	3,678,070	3,471,405

Interest Expense
Deposits	1,107,806	1,255,527	1,444,706
Short-term borrowings	39,132	42,978	24,766
Long-term debt and bank notes	361,573	304,990	344,593

Total interest expense	1,508,511	1,603,495	1,814,065

Net Interest Income	2,350,373	2,074,575	1,657,340
Provision for possible credit losses	1,392,701	1,340,157	1,140,615

Net interest income after provision for possible credit losses	957,672	734,418	516,725

Other Operating Income
Securitization income	6,523,956	5,666,352	5,722,324
Interchange	391,827	357,410	300,957
Credit card fees	513,605	385,422	295,101
Other consumer loan fees	108,226	100,862	92,447
Insurance	231,941	181,474	145,338
Other	55,925	61,403	117,149

Total other operating income	7,825,480	6,752,923	6,673,316

Other Operating Expense
Salaries and employee benefits	2,083,120	1,947,389	1,821,293
Occupancy expense of premises	176,114	171,989	159,075
Furniture and equipment expense	351,501	334,287	304,032
Other	2,513,412	2,248,260	2,190,431

Total other operating expense	5,124,147	4,701,925	4,474,831

Income Before Income Taxes	3,659,005	2,785,416	2,715,210
Applicable income taxes	1,320,901	1,019,462	1,020,919

Net Income	$2,338,104	$1,765,954	$1,694,291

Earnings Per Common Share	$1.82	$1.37	$1.31
Earnings Per Common Share—Assuming Dilution	1.79	1.34	1.28
Dividends Per Common Share	.36	.27	.24

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (dollars in thousands, except per share amounts)

Outstanding Shares

							Accumulated
					Additional		Other	Total
	Preferred	Common	Preferred	Common	Paid-in	Retained	Comprehensive	Stockholders'
	(000)	(000)	Stock	Stock	Capital	Earnings	Income	Equity

Balance, December 31, 2000	8,574	1,277,706	$86	$12,777	$2,721,691	$3,931,248	$(38,524)	$6,627,278
Comprehensive income:
Net income	–	–	–	–	–	1,694,291	–	1,694,291
Foreign currency translation, net of tax (accumulated amount of ($75,940) at December 31, 2001)	–	–	–	–	–	–	(28,984)	(28,984)
Net unrealized gains on investment securities available-for-sale and other financial instruments, net of tax (accumulated gain of $27,507 at December 31, 2001)	–	–	–	–	–	–	19,075	19,075

Other comprehensive income, net of tax								(9,909)

Comprehensive income								1,684,382
Cash dividends:
Common—$.24 per share	–	–	–	–	–	(306,672)	–	(306,672)
Preferred	–	–	–	–	–	(14,142)	–	(14,142)
Exercise of stock options and other awards	–	15,833	–	158	83,874	–	–	84,032
Stock-based compensation tax benefit	–	–	–	–	68,580	–	–	68,580
Amortization of deferred compensation expense	–	–	–	–	31,355	–	–	31,355
Acquisition and retirement of common stock	–	(15,867)	–	(158)	(375,937)	–	–	(376,095)

Balance, December 31, 2001	8,574	1,277,672	86	12,777	2,529,563	5,304,725	(48,433)	7,798,718
Comprehensive income:
Net income	–	–	–	–	–	1,765,954	–	1,765,954
Foreign currency translation, net of tax (accumulated amount of $64,817 at December 31, 2002)	–	–	–	–	–	–	140,757	140,757
Net unrealized losses on investment securities available-for-sale and other financial instruments, net of tax (accumulated gain of $24,185 at December 31, 2002)	–	–	–	–	–	–	(3,322)	(3,322)
Minimum benefit plan liability adjustment, net of tax (accumulated amount of ($4,276) at December 31, 2002)	–	–	–	–	–	–	(4,276)	(4,276)

Other comprehensive income, net of tax								133,159

Comprehensive income								1,899,113
Cash dividends:
Common—$.27 per share	–	–	–	–	–	(349,339)	–	(349,339)
Preferred	–	–	–	–	–	(14,178)	–	(14,178)
Exercise of stock options and other awards	–	25,521	–	255	138,167	–	–	138,422
Stock-based compensation tax benefit	–	–	–	–	149,914	–	–	149,914
Amortization of deferred compensation expense	–	–	–	–	94,172	–	–	94,172
Acquisition and retirement of common stock	–	(25,521)	–	(255)	(615,248)	–	–	(615,503)

Balance, December 31, 2002	8,574	1,277,672	86	12,777	2,296,568	6,707,162	84,726	9,101,319
Comprehensive income:
Net income	–	–	–	–	–	2,338,104	–	2,338,104
Foreign currency translation, net of tax (accumulated amount of $417,617 at December 31, 2003)	–	–	–	–	–	–	352,800	352,800
Net unrealized losses on investment securities available-for-sale and other financial instruments, net of tax (accumulated gain of $6,901 at December 31, 2003)	–	–	–	–	–	–	(17,284)	(17,284)
Minimum benefit plan liability adjustment, net of tax (accumulated amount of ($15,214) at December 31, 2003)	–	–	–	–	–	–	(10,938)	(10,938)

Other comprehensive income, net of tax								324,578

Comprehensive income								2,662,682
Cash dividends:
Common—$.36 per share	–	–	–	–	–	(460,028)	–	(460,028)
Preferred	–	–	–	–	–	(14,064)	–	(14,064)
Exercise of stock options and other awards	–	29,152	–	291	275,502	–	–	275,793
Stock-based compensation tax benefit	–	–	–	–	77,915	–	–	77,915
Issuance of common stock, net of issuance costs	–	50,000	–	500	1,081,686	–	–	1,082,186
Amortization of deferred compensation expense	–	–	–	–	88,061	–	–	88,061
Acquisition and retirement of common stock	–	(79,226)	–	(792)	(1,700,032)	–	–	(1,700,824)

Balance, December 31, 2003	8,574	1,277,598	$86	$12,776	$2,119,700	$8,571,174	$409,304	$11,113,040

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)

Year Ended December 31,	2003	2002	2001

Operating Activities
Net income	$2,338,104	$1,765,954	$1,694,291
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for possible credit losses	1,392,701	1,340,157	1,140,615
Depreciation, amortization, and accretion	861,459	779,638	715,386
Benefit for deferred income taxes	(1,980)	(151,707)	(111,267)
(Increase) decrease in accrued income receivable	(57,524)	5,282	(64,944)
(Increase) decrease in accounts receivable from securitization	(698,229)	602,160	(418,375)
Increase (decrease) in accrued interest payable	23,700	53,861	(10,468)
Decrease (increase) in other operating activities	9,570	389,809	(13,342)

Net cash provided by operating activities	3,867,801	4,785,154	2,931,896
Investing Activities
Net decrease (increase) in money market instruments	622,732	(2,271,289)	(842,624)
Proceeds from maturities of investment securities available-for-sale	1,802,968	1,054,876	1,673,341
Proceeds from sale of investment securities available-for-sale	–	13,126	505
Purchases of investment securities available-for-sale	(2,520,608)	(1,606,729)	(2,119,000)
Proceeds from maturities of investment securities held-to-maturity	89,741	45,752	33,280
Purchases of investment securities held-to-maturity	(23,016)	(81,596)	(78,662)
Proceeds from securitization of loans	13,598,329	15,373,055	12,329,830
Loan portfolio acquisitions	(2,232,049)	(4,479,966)	(1,301,628)
Increase in loans due to principal payments to investors in the Corporation’s securitization transactions	(8,542,510)	(10,195,864)	(8,277,644)
Net loan originations	(8,427,255)	(6,294,442)	(8,615,423)
Net purchases of premises and equipment	(414,833)	(551,208)	(691,567)

Net cash used in investing activities	(6,046,501)	(8,994,285)	(7,889,592)
Financing Activities
Net increase in money market deposit accounts, noninterest-bearing deposits, interest-bearing transaction accounts, and savings accounts	1,739,818	1,214,202	1,430,101
Net (decrease) increase in time deposits	(629,721)	2,161,613	1,353,297
Net (decrease) increase in short-term borrowings	(264,713)	(524,606)	1,626,185
Proceeds from issuance of long-term debt and bank notes	3,320,585	3,749,413	2,043,964
Maturity of long-term debt and bank notes	(1,270,574)	(1,803,816)	(900,757)
Proceeds from exercise of stock options and other awards	275,793	138,422	84,032
Acquisition and retirement of common stock	(1,700,824)	(615,503)	(376,095)
Proceeds from issuance of common stock	1,082,186	–	–
Dividends paid	(435,800)	(350,740)	(312,382)

Net cash provided by financing activities	2,116,750	3,968,985	4,948,345

Decrease in Cash and Cash Equivalents	(61,950)	(240,146)	(9,351)
Cash and cash equivalents at beginning of year	721,972	962,118	971,469

Cash and cash equivalents at end of year	$660,022	$721,972	$962,118

Supplemental Disclosures
Interest expense paid	$1,524,959	$1,589,080	$1,869,919

Income taxes paid	$1,002,682	$1,020,878	$892,519

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BUSINESS AND BASIS OF PRESENTATION

MBNA Corporation (“the Corporation”) is a registered bank holding company, incorporated under the laws of Maryland. It is the parent company of MBNA America Bank, N.A. (“the Bank”), a national bank and the Corporation’s principal subsidiary. The Bank has two wholly owned foreign bank subsidiaries, MBNA Europe Bank Limited (“MBNA Europe”), located in the United Kingdom, and MBNA Canada Bank (“MBNA Canada”), located in Canada. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of credit cards, through endorsed marketing. In addition to its credit card lending, the Corporation also makes other consumer loans which include installment and revolving unsecured loan products and offers insurance and deposit products. The Corporation is also the parent of MBNA America (Delaware), N.A. (“MBNA Delaware”), a national bank, which offers business card products, mortgage loans, aircraft loans, and other specialty loan products.

The accompanying audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) that require management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. These estimates are based on information available as of the date of the consolidated financial statements. Therefore, actual results could differ from these estimates.

For purposes of comparability, certain prior period amounts have been reclassified to conform with the 2003 presentation.

NOTE 2: PRINCIPLES OF CONSOLIDATION

The accompanying audited consolidated financial statements include, after intercompany elimination, the accounts of all subsidiaries of the Corporation, all of which are wholly owned.

The Corporation securitizes its loan principal receivables through trusts that qualify as special-purpose entities as defined by Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a replacement of FASB Statement No. 125” (“Statement No. 140”), issued by the Financial Accounting Standards Board (“FASB”). In January 2003, FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“Interpretation No. 46”) was issued. Interpretation No. 46 clarified the rules for consolidation by an investor entity for which the investor’s ownership interest changes with changes in the entity’s net asset value. The Corporation’s securitization trusts are specifically exempted from the requirements of Interpretation No. 46 since they are qualified special-purpose entities as defined by Statement No. 140. As a result, the trusts are not subsidiaries of the Corporation and are excluded from the Corporation’s audited consolidated financial statements in accordance with GAAP.

The Corporation also holds Community Development investments in the form of limited partnership interests that qualify under the Community Reinvestment Act. The Corporation holds less than 50% interests in these partnerships and does not control the limited partnerships. The Corporation determined that these partnerships are variable interest entities as defined by Interpretation No. 46. Interpretation No. 46 requires consolidation of a variable interest entity by the primary beneficiary of that entity. The Corporation determined that it is not the primary beneficiary of the limited partnerships, therefore they are not consolidated and are excluded from the Corporation’s audited consolidated financial statements in accordance with GAAP. The Corporation’s investments in these limited partnerships are recorded in other assets in the Corporation’s audited consolidated statements of financial condition.

In the third quarter of 2003, the Corporation determined that MBNA Capital A, MBNA Capital B, MBNA Capital C, MBNA Capital D, and MBNA Capital E (collectively the “statutory trusts”), were variable interest entities as defined by Interpretation No. 46 and the Corporation was not the primary beneficiary. As a result, the statutory trusts were deconsolidated effective July 1, 2003. The deconsolidation of the statutory trusts increased long-term debt and bank notes and the investment in variable interest entities, which is recorded in other assets in the Corporation’s audited consolidated statements of financial condition.

NOTE 3: SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT SECURITIES

Investment securities include both those available-for-sale and those held-to-maturity. Investment securities available-for-sale are reported at market value with unrealized gains and losses, net of tax, reported as a component of other comprehensive income included in stockholders’ equity. Investment securities held-to-maturity are reported at cost (adjusted for amortization of premiums and accretion of discounts). Realized gains and losses and other-than-temporary impairments related to investment securities are determined using the specific identification method and are reported in other operating income as gains or losses on investment securities. The Corporation does not hold investment securities for trading purposes.

ASSET SECURITIZATION

Asset securitization involves the sale to a trust of a pool of loan principal receivables and is accomplished through the public and private issuance of asset-backed securities. The Corporation removes loan principal receivables from the Corporation’s consolidated statements of financial condition for those asset securitizations that qualify as sales in accordance with Statement No. 140. Earnings on the Corporation’s securitized loans, including gains from securitizations, are included in securitization income and other interest income in the Corporation’s audited consolidated statements of income, and amounts due from the trusts and the Corporation’s retained interests are included in accounts receivable from securitization in the Corporation’s audited consolidated statements of financial condition.

The trusts are qualified special-purpose entities as defined under Statement No. 140. To meet the criteria to be considered a qualifying special-purpose entity, a trust must be demonstrably distinct from the Corporation and have activities that are signifi-cantly limited and entirely specified in the legal documents that established the trust. The Corporation cannot change the activities that the trust can perform. These activities may only be changed by a majority of the beneficial interest holders not including the Corporation. The trusts are administered by an independent trustee.

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

RESERVE FOR POSSIBLE CREDIT LOSSES

The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables at the reporting date based on a projection of probable net credit losses. To project probable net credit losses, the Corporation regularly performs a migration analysis of delinquent and current accounts. A migration analysis is a technique used to estimate the likelihood that a loan receivable will progress through the various delinquency stages and ultimately charge off. On a quarterly basis, the Corporation reviews and adjusts, as appropriate, these estimates. The Corporation’s projection of probable net credit losses considers the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors. The Corporation then reserves for the projected probable net credit losses based on its projection of these amounts. The Corporation establishes appropriate levels of the reserve for possible credit losses for its products, including domestic credit card, domestic other consumer and foreign loans, based on their risk characteristics. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level. The Corporation records acquired reserves for current period loan acquisitions.

The Corporation works with Customers continually at each stage of delinquency. The Corporation’s policy is to charge off open-end delinquent retail loans by the end of the month in which the account becomes 180 days contractually past due and closed-end delinquent retail loans by the end of the month in which they become 120 days contractually past due. Delinquent bankrupt accounts are charged off the end of the second calendar month following receipt of notification of filing from the applicable court, but not later than the applicable 180-day or 120-day timeframes described above. Accounts of deceased Customers are charged off when the loss is determined, but not later than the applicable 180-day or 120-day timeframes described above. Accounts failing to make a payment within charge-off policy timeframes are written off. Managers may on an exception basis defer charge off of an account for another month, pending continued payment activity or other special circumstances. Senior manager approval is required on all such exceptions to the above charge-off policies.

The reserve for possible credit losses is a general allowance applicable to the Corporation’s loan receivables and does not include an allocation for credit risk related to securitized loans. Net credit losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements and do not affect the reserve for possible credit losses.

DELINQUENT LOANS

The entire balance of an account is contractually delinquent if the minimum payment is not received by the specified date on the Customer’s billing statement. Interest and fees continue to accrue on the Corporation’s delinquent loans. Delinquency is reported on accruing loans that are 30 or more days past due.

NONACCRUAL LOANS

On a case-by-case basis, management determines if an account should be placed on nonaccrual status. When loans are classified as nonaccrual, the accrual of interest ceases. In future periods, when a payment is received, it is recorded as a reduction of principal.

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

Capitalized Software

Purchased software and capitalized costs related to internally developed software are stated at cost less accumulated amortization, computed using the straight-line method over the estimated useful life of the assets which range from three years through five years. Costs incurred during the application development stage related to internally developed software are capitalized in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Costs incurred during the preliminary project stage and the post implementation stage are expensed as incurred. Capitalized software is included in premises and equipment in the Corporation’s audited consolidated statements of financial condition.

Effective January 1, 2003, the Corporation reclassified capitalized software from other assets to premises and equipment in the Corporation’s audited consolidated statements of financial condition and reclassified computer software expense, which includes amortization of capitalized software, from the other expense component of other operating expense to furniture and equipment expense in the Corporation’s audited consolidated statements of income. Capitalized software was $461.3 million (net of accumulated amortization of $271.9 million) and $330.5 million (net of accumulated amortization of $216.2 million) at December 31, 2003, and 2002, respectively. Computer software expense, including amortization of capitalized software, was $127.3 million, $101.6 million, and $83.2 million for the years ended December 31, 2003, 2002, and 2001, respectively. For purposes of comparability, prior period amounts have been reclassified.

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

The Corporation’s PCCRs are subject to impairment tests in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement No. 144”). The Corporation reviews the carrying value of its PCCRs for impairment on a quarterly basis, or sooner whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, by comparing their carrying value to the sum of the undiscounted expected future cash flows from the loans and corresponding credit card relationships. In accordance with Statement No. 144, an impairment exists if the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset. An impairment would result in a write-down of the PCCRs to estimated fair value based on the discounted future cash flows expected from the PCCRs. The Corporation performs the impairment test on a specific portfolio basis, since it represents the lowest level for which identifiable cash flows are independent of the cash flows of other assets and liabilities.

The Corporation makes certain estimates and assumptions that affect the determination of the expected future cash flows from the loans and corresponding credit card relationships. These estimates and assumptions include levels of account usage and activation, active account attrition, funding costs, credit loss experience, servicing costs, growth in average account balances, interest and fees assessed on loans, and other factors. Significant changes in these estimates and assumptions could result in an impairment of the PCCRs.

Prior to 2002, the Corporation amortized the value of domestic PCCRs over a period of 10 years. In the first quarter of 2002, the Corporation completed a statistical study of the useful lives of its acquired domestic PCCRs. As a result of the study, effective January 1, 2002, the Corporation extended the amortization period of its domestic PCCRs to 15 years to more appropriately match the amortization period with the domestic PCCRs’ estimated useful lives. The Corporation is amortizing the remaining carrying amount as of December 31, 2001 of the domestic PCCRs over the revised remaining amortization period.

As a result of the change in the amortization period for domestic PCCRs, the Corporation’s 2002 income before income taxes increased $100.5 million ($63.7 million after taxes). Excluding the change in the amortization period of the domestic PCCRs, the Corporation’s earnings per common share would have been $1.32 and earnings per common share—assuming dilution would have been $1.30 in 2002.

Prior to 2003, the Corporation amortized the value of its foreign PCCRs over a period of 10 years. Effective January 1, 2003, the Corporation extended the amortization period for its foreign PCCRs to 15 years to more appropriately match the amortization period with the foreign PCCRs’ estimated useful lives. The change in estimate did not have a material impact on the Corporation’s financial condition or results of operations for the year ended December 31, 2003.

The Corporation’s intangible assets had a gross carrying value of $4.9 billion at December 31, 2003 and $4.5 billion at December 31, 2002, and accumulated amortization of $1.7 billion and $1.3 billion at December 31, 2003 and 2002, respectively. In 2003, the Corporation acquired approximately $1.5 billion of credit card loan receivables. As part of these acquisitions, the Corporation recognized $329.3 million of PCCRs.

The Corporation’s intangible asset amortization expense was $411.0 million, $348.7 million, and $381.8 million for the years ended December 31, 2003, 2002, and 2001, respectively.

There were no impairment write-downs of intangible assets for the years ended December 31, 2003 and 2002 and no material impairment write-downs for the year ended December 31, 2001.

The following table presents expected intangible asset amortization expense for the next five years.

EXPECTED INTANGIBLE ASSET AMORTIZATION
(dollars in thousands)

2004	$428,610
2005	402,419
2006	361,889
2007	321,905
2008	289,745

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

COMPREHENSIVE INCOME

The Corporation accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“Statement No. 130”). Statement No. 130 established standards for the reporting and presentation of comprehensive income in the financial statements. The Corporation presents comprehensive income in its audited consolidated statements of changes in stockholders’ equity, net of related income taxes.

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

STOCK-BASED EMPLOYEE COMPENSATION

The Corporation has two stock-based employee compensation plans, which are more fully described in Note 23: Stock-Based Employee Compensation. The Corporation measures compensation cost for employee stock options and similar instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), as interpreted by FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“Interpretation No. 44”). All options are granted with an exercise price that is not less than the fair market value of the Corporation’s Common Stock on the date the option is granted. For grants of restricted shares of common stock, the market value of restricted shares at the date of grant is amortized into expense over a 10 year period that approximates the restriction period, or less if the restricted shares had a specific vesting date less than 10 years from the date of grant.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“Statement No. 123”), as amended, defines a fair-value-based method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. As permitted by Statement No. 123, the Corporation elected to retain the intrinsic-value-based method of accounting for employee stock option grants in accordance with APB Opinion No. 25. Statement No. 123 required certain additional disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. In accordance with Statement No. 123, the Black-Scholes option pricing model is one technique allowed to determine the fair value of employee stock options. The model uses different assumptions that can significantly affect the fair value of the employee stock options and the derived fair value estimates cannot be substantiated by comparison to independent markets.

The following table presents the effect on net income and earnings per common share as required by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based

PRO FORMA NET INCOME AND EARNINGS PER COMMON SHARE (dollars in thousands, except per share amounts)

Year Ended December 31,	2003	2002	2001

Net Income
As reported	$2,338,104	$1,765,954	$1,694,291
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	56,271	59,705	19,565
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(130,191)	(134,115)	(94,889)

Pro forma	$2,264,184	$1,691,544	$1,618,967

Earnings Per Common Share
As reported	$1.82	$1.37	$1.31
Pro forma	1.76	1.31	1.26
Earnings Per Common Share—
Assuming Dilution
As reported	1.79	1.34	1.28
Pro forma	1.74	1.29	1.23

Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123” (“Statement No. 148”), if the Corporation had applied the fair value recognition provisions of Statement No. 123 to options-based employee compensation.

The Corporation estimated the fair value of each employee stock option grant on the date of grant. The weighted average assumptions used in the Black-Scholes option pricing model for grants in 2003, 2002, and 2001, were: dividend yield of 1.11%, 1.10%, and 1.08%, expected volatility of 35.98%, 34.21%, and 34.00%, and a risk-free interest rate of 3.20%, 4.50%, and 4.61%, respectively. The weighted average expected life was 5.4 years for 2003, 2002, and 2001.

FOREIGN CURRENCY TRANSLATION

The financial statements of the Corporation’s foreign subsidiaries have been translated into U.S. dollars in accordance with GAAP. Assets and liabilities have been translated using the exchange rate at year-end. Income and expense amounts have been translated using the exchange rate for the period in which the transaction took place. The translation gains and losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive income included in stockholders’ equity, net of tax.

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

For fair value hedges, the Corporation accounts for changes in the fair value of the derivative and the change in the fair value of the hedged item for the hedged risk as a component of other operating income on the Corporation’s audited consolidated statements of income. The Corporation does not have cash flow hedges or hedges of net investments. For derivative financial instruments that are not designated as accounting hedges, the change in fair value is reported in other operating income in the Corporation’s audited consolidated statements of income. The fair value of derivative assets and liabilities are included gross as a component of other assets or accrued expenses and other liabilities, respectively, in the Corporation’s audited consolidated statements of financial condition. For fair value hedges, the change in the fair value of the hedged item related to the hedged risk is included as part of the carrying value of the related asset or liability in the Corporation’s audited consolidated statements of financial condition.

Net interest income or net interest expense related to outstanding interest rate swap agreements are accrued and recognized in earnings as an adjustment to the related interest income or interest expense of the hedged asset/liability over the term of the hedging relationship. In the event an interest rate swap is terminated prior to its contractual maturity, the remaining unamortized gain or loss included in the carrying amount of the hedged item will be amortized over the remaining life of the hedged item as an adjustment to the yield on the asset/liability.

REVENUE RECOGNITION

Interest income is recognized based upon the amount of loans outstanding and their contractual annual percentage rates. Interest income is included in loan receivables when billed to the Customer. The Corporation accrues unbilled interest income on a monthly basis from the Customer’s statement billing cycle date to the end of the month. The Corporation uses certain estimates and assumptions (for example, estimated yield) in the determination of the accrued unbilled portion of interest income that is included in accrued income receivable in the Corporation’s audited consolidated statements of financial condition. The Corporation also uses certain assumptions and estimates in the valuation of accrued interest on securitized loans which is included in accounts receivable from securitization in the Corporation’s audited consolidated statements of financial condition.

The Corporation also recognizes fees (except annual fees) on loan receivables in earnings as the fees are assessed according to agreements with the Corporation’s Customers. Credit card and other consumer loan fees include annual, late, overlimit, returned check, cash advance, express payment, and other miscellaneous fees. These fees are included in the Corporation’s loan receivables when billed. Annual fees on loan receivables and incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which they pertain. The Corporation does not charge an annual fee during the first year the account is originated. The deferred annual fees are included in accrued expenses and other liabilities in the Corporation’s audited consolidated statements of financial condition. Incremental direct loan origination costs are deferred only in the first year and are included in prepaid expenses and deferred charges. At December 31, 2003 and 2002, the incremental direct loan origination costs deferred were $78.8 million and $58.8 million, respectively. The Corporation expenses marketing costs as incurred.

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

In accordance with Accounting Principles Board Opinion No. 20, “Accounting Changes” (“Opinion No. 20”), the change in the estimated value of accrued interest and fees was recorded as a change in accounting estimate in the third quarter of 2002. The change in the estimated value of accrued interest and fees resulted in a decrease to income before income taxes of $263.7 million ($167.2 million after taxes), through a reduction of $66.3 million of interest income and $197.4 million of other operating income. The Corporation’s earnings per common share and earnings per common share—assuming dilution for the year ended December 31, 2002 would have been $1.50 and $1.47, respectively, excluding the change. The difference between the amounts of interest and fees the Corporation was contractually entitled to and the amounts recognized as revenue was $1.2 billion, $1.4 billion, and $858.3 million for the years ended December 31, 2003, 2002, and 2001, respectively.

INTERCHANGE INCOME

Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International Incorporated and Visa U.S.A. Incorporated and are based on cardholder sales volumes. The Corporation recognizes interchange income as earned.

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

STATEMENTS OF CASH FLOWS

The Corporation has presented the audited consolidated statements of cash flows using the indirect method, which involves the reconciliation of net income to net cash flow from operating activities. In addition, the Corporation nets certain cash receipts and cash payments related to deposits placed with and withdrawn from other financial institutions; time deposits accepted and repayments of those deposits; and loans made to Customers and principal collections of those loans. For purposes of the audited consolidated statements of cash flows, cash and cash equivalents include cash and due from banks.

NOTE 4: NEW ACCOUNTING PRONOUNCEMENT

In January 2003, Interpretation No. 46 was issued. In accordance with Interpretation No. 46, the Corporation has determined that MBNA Capital A (registered December 1996), MBNA Capital B (registered January 1997), MBNA Capital C (registered March 1997), MBNA Capital D (registered June 2002), and MBNA Capital E (registered November 2002) (collectively the “statutory trusts”), are variable interest entities and that the Corporation is not the primary beneficiary. The Corporation would not absorb a majority of the statutory trusts’ expected losses if they were to occur. Effective July 1, 2003 the Corporation adopted Interpretation

No. 46 and the statutory trusts were deconsolidated. The Corporation is the owner of all the beneficial ownership interests represented by the common securities of the statutory trusts. The statutory trusts exist for the sole purpose of issuing the series capital securities to investors and the series common securities to the Corporation and investing the proceeds in junior subordinated deferrable interest debentures issued by the Corporation. At July 1, 2003 the statutory trusts had series common securities of $32.9 million and series capital securities of $1.1 billion. The deconsolidation of the statutory trusts increased long-term debt and bank notes and the investment in variable interest entities by $32.9 million, which is included in other assets. These capital securities currently qualify as regulatory capital for the Corporation.

NOTE 5: CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and due from banks. The Bank is required by the Federal Reserve Bank to maintain cash reserves against certain categories of average deposit liabilities. During 2003 and 2002, the average amount of these reserves was approximately $1.9 million and $4.7 million, respectively, after deducting currency and coin holdings.

NOTE 6: INTEREST-EARNING TIME DEPOSITS IN OTHER BANKS

Included in the Corporation’s interest-earning time deposits were $30.6 million and $31.3 million at December 31, 2003 and 2002, respectively, which were collateralizing advances provided by an underwriter of MBNA Europe’s securitization transactions. Also, at December 31, 2003, there were $28.5 million of interest-earning time deposits which were collateralizing MBNA Europe’s derivative financial instruments.

NOTE 7: INVESTMENT SECURITIES

For the year ended December 31, 2003, the Corporation wrote-off investment securities held-to-maturity resulting in a realized loss of $131,000 ($84,000 after taxes). For the year ended December 31, 2002, the Corporation sold investment securities available-for-sale resulting in a realized loss of $95,000 ($62,000

ESTIMATED MATURITIES OF INVESTMENT SECURITIES (dollars in thousands)

	Amortized	Market
December 31, 2003	Cost	Value

Investment Securities Available-for-Sale
Domestic:
Due within one year	$1,590,148	$1,597,249
Due after one year through five years	2,276,402	2,280,532
Due after five years through ten years	57,313	57,388
Due after ten years	166	165

Total domestic investment securities available-for-sale	3,924,029	3,935,334
Foreign:
Due within one year	91,688	91,750
Due after one year through five years	336,352	336,003

Total foreign investment securities available-for-sale	428,040	427,753

Total investment securities available-for-sale	$4,352,069	$4,363,087

Investment Securities Held-to-Maturity
Domestic:
Due within one year	$135	$137
Due after one year through five years	–	–
Due after five years through ten years	649	649
Due after ten years	351,515	352,648

Total domestic investment securities held-to-maturity	352,299	353,434
Foreign:
Due within one year	–	–
Due after one year through five years	1,000	1,000

Total foreign investment securities held-to-maturity	1,000	1,000

Total investment securities held-to-maturity	$353,299	$354,434

after taxes). For the year ended December 31, 2001, the Corporation sold investment securities available-for-sale resulting in a realized loss of $36,000 ($23,000 after taxes). Included in asset-backed and other securities are the Bank’s investment in securities of U.S. government sponsored entities. The Corporation had investment securities with a book value of $1.3 billion and $3.2 billion at December 31, 2003 and 2002, respectively, held in the Bank’s account with the Federal Reserve Bank of Philadelphia, which are available for use as collateral.

UNREALIZED LOSSES ON INVESTMENT SECURITIES (dollars in thousands)

December 31, 2003	Less than 12 months		12 months or more		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Investment securities available-for-sale:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$199,633	$(266)	$–	$–	$199,633	$(266)
State and political subdivisions of the United States	–	–	–	–	–	–
Asset-backed and other securities	113,669	(44)	112,152	(112)	225,821	(156)

Total domestic investment securities available-for-sale	313,302	(310)	112,152	(112)	425,454	(422)
Foreign	427,753	(287)	–	–	427,753	(287)

Total investment securities available-for-sale	$741,055	$(597)	$112,152	$(112)	$853,207	$(709)

Investment securities held-to-maturity:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$202,031	$(3,773)	$–	$–	$202,031	$(3,773)
State and political subdivisions of the United States	–	–	–	–	–	–
Asset-backed and other securities	8,079	(211)	–	–	8,079	(211)

Total domestic investment securities held-to-maturity	210,110	(3,984)	–	–	210,110	(3,984)
Foreign	–	–	–	–	–	–

Total investment securities held-to-maturity	$210,110	$(3,984)	$–	$–	$210,110	$(3,984)

SUMMARY OF INVESTMENT SECURITIES (dollars in thousands)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

December 31, 2003
Investment securities available-for-sale:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$2,024,520	$7,362	$(266)	$2,031,616
State and political subdivisions of the United States	102,685	–	–	102,685
Asset-backed and other securities	1,796,824	4,365	(156)	1,801,033

Total domestic investment securities available-for-sale	3,924,029	11,727	(422)	3,935,334
Foreign	428,040	–	(287)	427,753

Total investment securities available-for-sale	$4,352,069	$11,727	$(709)	$4,363,087

Investment securities held-to-maturity:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$335,445	$4,910	$(3,773)	$336,582
State and political subdivisions of the United States	7,615	171	–	7,786
Asset-backed and other securities	9,239	38	(211)	9,066

Total domestic investment securities held-to-maturity	352,299	5,119	(3,984)	353,434
Foreign	1,000	–	–	1,000

Total investment securities held-to-maturity	$353,299	$5,119	$(3,984)	$354,434

December 31, 2002
Investment securities available-for-sale:
Domestic:
U.S. Treasury and other U.S. government agencies obligations (a)	$1,908,384	$26,850	$–	$1,935,234
State and political subdivisions of the United States	101,370	–	–	101,370
Asset-backed and other securities (a)	1,391,465	10,607	(544)	1,401,528

Total domestic investment securities available-for-sale	3,401,219	37,457	(544)	3,438,132
Foreign	216,286	1,390	–	217,676

Total investment securities available-for-sale	$3,617,505	$38,847	$(544)	$3,655,808

Investment securities held-to-maturity:
Domestic:
U.S. Treasury and other U.S. government agencies obligations (a)	$400,724	$9,061	$(504)	$409,281
State and political subdivisions of the United States	7,289	189	–	7,478
Asset-backed and other securities (a)	9,747	78	(125)	9,700

Total domestic investment securities held-to-maturity	417,760	9,328	(629)	426,459
Foreign	2,000	13	–	2,013

Total investment securities held-to-maturity	$419,760	$9,341	$(629)	$428,472

December 31, 2001
Investment securities available-for-sale:
Domestic:
U.S. Treasury and other U.S. government agencies obligations (a)	$1,657,001	$20,822	$(699)	$1,677,124
State and political subdivisions of the United States	105,067	41	–	105,108
Asset-backed and other securities (a)	1,149,908	9,621	(845)	1,158,684

Total domestic investment securities available-for-sale	2,911,976	30,484	(1,544)	2,940,916
Foreign	165,735	470	(237)	165,968

Total investment securities available-for-sale	$3,077,711	$30,954	$(1,781)	$3,106,884

Investment securities held-to-maturity:
Domestic:
U.S. Treasury and other U.S. government agencies obligations (a)	$368,531	$456	$(15,443)	$353,544
State and political subdivisions of the United States	6,692	1,389	(9)	8,072
Asset-backed and other securities (a)	2,082	–	(105)	1,977

Total domestic investment securities held-to-maturity	377,305	1,845	(15,557)	363,593
Foreign	2,000	42	–	2,042

Total investment securities held-to-maturity	$379,305	$1,887	$(15,557)	$365,635

(a)	For purposes of comparability, prior period amounts have been reclassified.

NOTE 8: ASSET SECURITIZATION

Asset securitization removes loan principal receivables from the Corporation’s consolidated statements of financial condition and converts interest income, interchange income, credit card and other consumer loan fees, insurance income, recoveries on charged-off securitized loans in excess of interest paid to investors, gross credit losses, and other trust expenses into securitization income. Asset securitization involves the sale to a trust of a pool of loan principal receivables, and is accomplished through the public and private issuance of asset-backed securities. Certificates representing undivided interests in the trusts are sold by the trusts to investors, while the remaining undivided interest is retained by the Corporation. The Corporation includes the remaining undivided interest of $19.5 billion and $17.7 billion at December 31, 2003 and 2002, respectively, in loan receivables. Loan receivables consist of the Corporation’s loans held for securitization and the loan portfolio. The carrying value of these loan principal receivables approximates fair value. The senior classes of the asset-backed securities generally receive a AAA credit rating at the time of issuance. This AAA credit rating is principally based on the quality of the loan principal receivables, the structure of the transaction, and additional credit enhancement, generally through the sale of lower-rated subordinated classes of asset-backed securities.

ACCOUNTS RECEIVABLE FROM SECURITIZATION

(dollars in thousands)

December 31,	2003	2002

Sale of new loan principal receivables	$2,191,335	$1,813,589
Accrued interest and fees on securitized loans	1,958,873	2,027,281
Interest-only strip receivable	1,338,061	1,129,965
Accrued servicing fees	777,623	667,246
Cash reserve accounts	607,467	473,271
Other subordinated retained interests	608,550	613,659
Other	284,568	201,865

Total accounts receivable from securitization	$7,766,477	$6,926,876

During 2003 and 2002, the Corporation sold loan principal receivables in numerous securitization transactions. At December 31, 2003 and 2002, the trusts had approximately $83.4 billion and $77.0 billion, respectively, of investor principal outstanding. The Corporation retains servicing responsibilities for the loans in the trusts and maintains other retained subordinated interests in the securitized assets. These retained subordinated interests include an interest-only strip receivable, cash reserve accounts, accrued interest and fees on securitized loans, and other subordinated interests and are included in accounts receivable from securitization in the audited consolidated statements of financial condition. The Corporation receives annual contractual servicing fees of approximately 2% of the investor principal outstanding and rights to current and future revenue generated from securitized loans arising after the investors in the trusts receive the return for which they have contracted and credit losses are absorbed. The Corporation does not record a servicing asset or a liability for these rights since the contractual servicing fee approximates its market value. Aside from the Corporation’s remaining undivided interest in the trusts, the investors and providers of credit enhancement have a lien on a portion of the retained subordinated interests. If cash flows allocated to investors in the trusts are insufficient to absorb expenses of the trust, then the retained interests of the Corporation would be used to absorb such deficiencies and may not be realized by the Corporation. The Corporation has no obligation to provide further funding support to either the investors or the trusts if the securitized loans are not paid when due. The Corporation’s retained interests are subordinate to the investors’ interests. The value of the retained interests is subject to credit, payment, and interest rate risks on the transferred financial assets. The retained interests are reported at estimated fair value in accounts receivable from securitization with changes in fair value recorded in earnings.

Accounts receivable from securitization also includes a receivable for the sale of new loan principal receivables that have been transferred to the trusts during the revolving period. The Corporation realizes the receivable for these sales from the trusts in the month following the sale. The Corporation also recognizes a receivable for accrued interest and fees on securitized loans that relate to the rights transferred by the Corporation to the trusts for the cash collection of interest and fees accrued on loan receivables prior to the securitization transaction. As securitized loans are paid off and new loan principal receivables are transferred to the investor interest in the trusts during the revolving period, this receivable is collected and re-established on a monthly basis at an amount that approximates its fair value due to its short-term nature. The Corporation regains the right to keep the collection of the accrued interest and fees from the Customer during the accumulation period of the securitization transaction.

SECURITIZATION CASH FLOWS (dollars in millions)

Year Ended December 31,	2003		2002		2001

	Credit	Other	Credit	Other	Credit	Other
	Card	Consumer	Card	Consumer	Card	Consumer

Proceeds from new securitizations	$13,598	$–	$15,373	$–	$12,330	$–
Collections reinvested in revolving-period securitizations	121,586	3,389	103,900	3,385	92,210	3,500
Contractual servicing fees received	1,467	56	1,339	56	1,247	56
Cash flows received on retained interests	4,913	103	4,505	244	3,886	148

SUPPLEMENTAL CREDIT LOSS INFORMATION (dollars in thousands)

	Average	Credit		Net Credit
	Balance	Losses	Recoveries	Losses

Year Ended December 31, 2003
Managed Loans:
Credit card	$95,812,328	$5,048,429	$(359,680)	$4,688,749
Other consumer	14,062,646	1,124,353	(73,937)	1,050,416

Total managed loans	109,874,974	6,172,782	(433,617)	5,739,165

Securitized Loans:
Credit card	(76,008,752)	(4,157,742)	286,828	(3,870,914)
Other consumer	(5,682,404)	(535,254)	30,699	(504,555)

Total securitized loans	(81,691,156)	(4,692,996)	317,527	(4,375,469)

Loan receivables	$28,183,818	$1,479,786	$(116,090)	$1,363,696

Year Ended December 31, 2002
Managed Loans:
Credit card	$86,378,943	$4,331,274	$(281,068)	$4,050,206
Other consumer	13,654,988	995,105	(53,716)	941,389

Total managed loans	100,033,931	5,326,379	(334,784)	4,991,595

Securitized Loans:
Credit card	(69,014,880)	(3,589,724)	228,463	(3,361,261)
Other consumer	(5,703,851)	(497,087)	22,965	(474,122)

Total securitized loans	(74,718,731)	(4,086,811)	251,428	(3,835,383)

Loan receivables	$25,315,200	$1,239,568	$(83,356)	$1,156,212

Year Ended December 31, 2001
Managed Loans:
Credit card	$79,008,957	$3,865,206	$(282,118)	$3,583,088
Other consumer	11,891,031	756,563	(32,623)	723,940

Total managed loans	90,899,988	4,621,769	(314,741)	4,307,028

Securitized Loans:
Credit card	(64,817,684)	(3,239,729)	229,768	(3,009,961)
Other consumer	(5,742,916)	(457,567)	15,514	(442,053)

Total securitized loans	(70,560,600)	(3,697,296)	245,282	(3,452,014)

Loan receivables	$20,339,388	$924,473	$(69,459)	$855,014

During 2002, the change in the estimated value of accrued interest and fees in 2002 reduced the carrying value of accrued interest and fees on securitized loans by $295.9 million. The Corporation also adjusted the value of the interest-only strip receivable as a result of the change in the estimated value of the uncollectible accrued interest and fees in 2002. The Corporation had always included an estimate of uncollectible accrued interest and fees in determining the value of the interest-only strip receivable. Since the Corporation now recognizes uncollectible interest and fees in the estimated value of accrued interest and fees on securitized loans, the estimated value of the interest-only strip receivable was adjusted at September 30, 2002. The value of uncollectible accrued interest and fees on securitized loans that are currently owed by the underlying Customer are now considered in the value of accrued interest and fees on securitized loans. Accordingly, the estimated value of the interest-only strip receivable now only considers the impact of uncollectible interest and fees that will be billed to the underlying Customer in the future. This adjustment caused the interest-only strip receivable to increase $123.9 million at September 30, 2002. The net impact of these changes resulted in a $172.0 million reduction to accounts receivable from securitization.

Included in accounts receivable from securitization in the consolidated statements of financial condition at December 31, 2003 and 2002, were $1.2 billion of amounts which are subject to a lien by the investors and providers of credit enhancement in the securitization transactions. The investors and providers of credit enhancement have no other recourse to the Corporation. The Corporation does not receive collateral from any party to the securitization transactions and does not have any risk of counter-party nonperformance.

The gain from the sale of loan principal receivables for new securitization transactions that the Corporation recognizes as sales in accordance with Statement No. 140 is included in securitization income in the Corporation’s audited consolidated statements of income. The gain was $124.5 million (net of securitization transaction costs of $51.2 million) for 2003 (on the sale of $13.6 billion of credit card loan principal receivables in 2003), as compared to $154.6 million (net of securitization transaction costs of $41.7 million) in 2002 (on the sale of $15.5 billion of credit card loan principal receivables in 2002) and a gain of $96.7 million (net of securitization transaction costs of $62.3 million) in 2001 (on the sale of $12.4 billion of credit card

SUPPLEMENTAL LOAN DELINQUENCY INFORMATION (a) (dollars in thousands)

December 31,	2003		2002

	Loans	Loans	Loans	Loans
	Outstanding	Delinquent	Outstanding	Delinquent

Managed Loans
Credit card	$104,180,610	$4,462,900	$93,326,206	$4,401,277
Other consumer	14,312,950	740,750	13,931,636	828,234

Total managed loans	118,493,560	5,203,650	107,257,842	5,229,511

Securitized Loans
Credit card	(79,197,651)	(3,562,196)	(72,853,426)	(3,576,439)
Other consumer	(5,671,832)	(351,655)	(5,677,908)	(401,469)

Total securitized loans	(84,869,483)	(3,913,851)	(78,531,334)	(3,977,908)

Loan receivables	$33,624,077	$1,289,799	$28,726,508	$1,251,603

(a)	Loans delinquent are accruing loans which are 30 days or more past due.

loan principal receivables in 2001). During the third quarter of 2003, the Corporation began including projected express payment and returned check fees in the determination of the fair value of the interest-only strip receivable. Upon inclusion of projected express payment and returned check fees, the interest-only strip receivable and securitization income increased by approximately $28.9 million for 2003. For the fourth quarter of 2003, this inclusion increased the interest-only strip receivable and securitization income an additional $3.0 million. The Corporation began including express payment fees in the determination of the fair value of the interest-only strip receivable because Customers are increasingly choosing to utilize express payment services to ensure that their payments are received on time and that they do not incur a late fee. The Corporation does not expect the inclusion of these fees to have a material effect on the Corporation’s earnings in subsequent periods.

In accordance with Statement No. 140, the Corporation recognizes an interest-only strip receivable, which represents the contractual right to receive interest and other revenue less certain costs from the trusts over the estimated life of securitized loan principal receivables. The Corporation uses certain key assumptions and estimates in determining the value of the interest-only strip receivable. These key assumptions and estimates include projections concerning interest income, certain fees, charged-off loan recoveries, gross credit losses, contractual servicing fees, and the interest rate paid to investors. These assumptions are used to determine the excess spread to be earned by the Corporation over the estimated life of the securitized loan principal receivables. Other key assumptions and estimates used by the Corporation include projected loan payment rates, which are used to determine the estimated life of the securitized loan principal receivables, and an appropriate discount rate. The Corporation reviews the key assumptions and estimates used in determining the fair value of the interest-only strip receivable on a quarterly basis and adjusts them as appropriate. If these assumptions change or actual results differ from projected results, the interest-only strip receivable and securitization income would be affected.

The Corporation’s securitization key assumptions and their sensitivities to adverse changes are presented in the below table.

SECURITIZATION KEY ASSUMPTIONS AND SENSITIVITIES (a) (dollars in thousands)

Year Ended December 31,	2003		2002		2001

	Credit	Other	Credit	Other	Credit	Other
	Card	Consumer	Card	Consumer	Card	Consumer

Interest-only strip receivable	$1,254,018	$84,043	$1,091,447	$38,518	$1,008,419	$115,644

Weighted average life (in years)	.33	.89	.33	.87	.35	.93

Loan payment rate (weighted average rate)	14.73%	4.92%	14.44%	5.05%	13.60%	4.67%
Impact on fair value of 20% adverse change	$176,185	$12,785	$156,897	$5,835	$144,892	$17,304
Impact on fair value of 40% adverse change	307,198	21,980	268,019	10,081	246,857	29,870

Gross credit losses (b) (weighted average rate)	5.23%	9.64%	5.43%	9.83%	5.25%	8.40%
Impact on fair value of 20% adverse change	$252,520	$83,294	$244,432	$38,518	$205,460	$74,666
Impact on fair value of 40% adverse change	505,039	84,043	488,865	38,518	410,919	115,644

Excess spread (c) (weighted average rate)	5.19%	1.95%	4.84%	.91%	5.14%	2.60%
Impact on fair value of 20% adverse change	$250,804	$16,809	$218,289	$7,704	$201,684	$23,129
Impact on fair value of 40% adverse change	501,607	33,617	436,579	15,407	403,368	46,258

Discount rate (weighted average rate)	9.00%	9.00%	9.00%	9.00%	12.00%	12.00%
Impact on fair value of 20% adverse change	$5,495	$902	$4,870	$404	$6,195	$1,709
Impact on fair value of 40% adverse change	10,950	1,789	9,703	801	12,326	3,378

(a)	The sensitivities do not reflect actions management might take to offset the impact of possible adverse changes if they were to occur.

(b)	Gross credit losses exclude the impact of recoveries; however, recoveries are included in the determination of the excess spread.

(c)	Excess spread includes projections of interest income, certain fees, and charged-off loan recoveries, less gross credit losses, contractual servicing fees, and the interest rate paid to investors.

The adverse changes to the key assumptions and estimates are hypothetical and are presented in accordance with Statement No. 140. The amount of the adverse change has been limited to the recorded amount of the interest-only strip receivable where the hypothetical change exceeds the value of the interest-only strip receivable. The sensitivities do not reflect actions management might take to offset the impact of the possible adverse changes if they were to occur.

NOTE 9: GEOGRAPHICAL DIVERSIFICATION OF LOANS

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

The Corporation’s loans are generally made on an unsecured basis after reviewing each potential Customer’s credit application and evaluating the applicant’s financial history and ability and willingness to repay. The average credit line to individual Customers is approximately $12,000 and the average balance per account is approximately $3,800 at December 31, 2003.

NOTE 10: RESERVE FOR POSSIBLE CREDIT LOSSES

The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables at the reporting date based on a projection of probable net credit losses.

CHANGES IN THE RESERVE FOR POSSIBLE CREDIT LOSSES (dollars in thousands)

December 31,	2003	2002	2001

Reserve for possible credit losses, beginning of year	$1,111,299	$833,423	$527,573
Reserves acquired	61,116	84,878	20,748
Provision for possible credit losses	1,392,701	1,340,157	1,140,615
Foreign currency translation	14,896	9,053	(499)
Credit losses	(1,479,786)	(1,239,568)	(924,473)
Recoveries	116,090	83,356	69,459

Net credit losses	(1,363,696)	(1,156,212)	(855,014)

Reserve for possible credit losses, end of year	$1,216,316	$1,111,299	$833,423

See Note 3: Significant Accounting Policies—Reserve for Possible Credit Losses for further detail on the Corporation’s policy relating to the determination of the reserve for possible credit losses.

GEOGRAPHIC DISTRIBUTION OF LOAN RECEIVABLES, SECURITIZED LOANS, AND MANAGED LOANS

(dollars in thousands)

	Loan Receivables		Securitized Loans		Managed Loans

December 31, 2003
United States:
Northern	$2,978,085	8.9%	$9,421,779	11.1%	$12,399,864	10.4%
Mid-Atlantic	3,982,186	11.8	12,471,359	14.7	16,453,545	13.9
Southern	4,907,262	14.6	15,200,016	17.9	20,107,278	17.0
Central	4,158,939	12.4	12,773,701	15.0	16,932,640	14.3
Western	4,282,156	12.7	13,037,909	15.4	17,320,065	14.6
Southwestern	3,503,874	10.4	10,239,353	12.1	13,743,227	11.6
United Kingdom/Ireland/Spain	8,421,986	25.0	8,738,274	10.3	17,160,260	14.5
Canada	799,987	2.4	2,838,555	3.3	3,638,542	3.1
Other	589,602	1.8	148,537	.2	738,139	.6

Total	$33,624,077	100.0%	$84,869,483	100.0%	$118,493,560	100.0%

December 31, 2002
United States:
Northern	$2,631,643	9.1%	$8,864,417	11.3%	$11,496,060	10.7%
Mid-Atlantic	3,682,054	12.8	12,119,223	15.4	15,801,277	14.7
Southern	4,418,794	15.4	14,635,670	18.6	19,054,464	17.8
Central	3,695,040	12.9	11,766,278	15.0	15,461,318	14.4
Western	3,860,223	13.4	12,372,409	15.8	16,232,632	15.2
Southwestern	3,132,050	10.9	9,658,475	12.3	12,790,525	11.9
United Kingdom/Ireland/Spain	6,264,711	21.8	7,054,676	9.0	13,319,387	12.4
Canada	564,217	2.0	1,911,874	2.4	2,476,091	2.3
Other	477,776	1.7	148,312	.2	626,088	.6

Total	$28,726,508	100.0%	$78,531,334	100.0%	$107,257,842	100.0%

NOTE 11: ACCRUING LOANS PAST DUE 90 DAYS OR MORE (dollars in thousands)

December 31,	2003	2002

Loan Receivables
Domestic:
Credit card	$365,668	$310,413
Other consumer	164,315	179,378

Total domestic	529,983	489,791
Foreign	52,622	48,798

Total	$582,605	$538,589

Securitized Loans
Domestic:
Credit card	$1,563,719	$1,429,522
Other consumer	174,314	186,256

Total domestic	1,738,033	1,615,778
Foreign	122,232	142,540

Total	$1,860,265	$1,758,318

Managed Loans
Domestic:
Credit card	$1,929,387	$1,739,935
Other consumer	338,629	365,634

Total domestic	2,268,016	2,105,569
Foreign	174,854	191,338

Total	$2,442,870	$2,296,907

The table above excludes nonaccrual loans, which are presented in Note 12: Nonaccrual Loans. The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.

NOTE 12: NONACCRUAL LOANS (dollars in thousands)

December 31,	2003	2002

Loan Receivables
Domestic:
Credit card	$13,114	$48,318
Other consumer	1,053	2,481

Total domestic	14,167	50,799
Foreign	85,284	6,733

Total	$99,451	$57,532

Nonaccrual loan receivables as a percentage of ending loan receivables	.30%	.20%

Securitized Loans
Domestic:
Credit card	$47,772	$215,605
Other consumer	1,050	2,348

Total domestic	48,822	217,953
Foreign	129,140	11,798

Total	$177,962	$229,751

Nonaccrual securitized loans as a percentage of ending securitized loans	.21%	.29%

Managed Loans
Domestic:
Credit card	$60,886	$263,923
Other consumer	2,103	4,829

Total domestic	62,989	268,752
Foreign	214,424	18,531

Total	$277,413	$287,283

Nonaccrual managed loans as a percentage of ending managed loans	.23%	.27%

Nonaccrual loans are charged off consistent with the Corporation’s charge-off policy. On a case-by-case basis, management determines if an account should be placed on nonaccrual status. When loans are classified as nonaccrual, the accrual of interest ceases. In future periods when a payment is received, it is recorded as a reduction of principal. The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.

NOTE 13: PREMISES AND EQUIPMENT

Depreciation expense was $229.2 million, $224.3 million, and $208.0 million for the years ended December 31, 2003, 2002, and 2001, respectively. Amortization expense on capitalized software was $104.3 million, $83.6 million, and $65.7 million for the years ended December 31, 2003, 2002, and 2001, respectively.

SUMMARY OF PREMISES AND EQUIPMENT

(dollars in thousands)

December 31,	2003	2002

Land	$207,479	$220,943
Buildings and improvements	2,159,226	1,957,432
Furniture and equipment	1,285,063	1,262,444
Software	733,279	546,615

Total	4,385,047	3,987,434
Accumulated depreciation	(1,436,507)	(1,252,175)
Accumulated amortization on software	(271,943)	(216,158)

Premises and equipment, net	$2,676,597	$2,519,101

NOTE 14: LEASE COMMITMENTS

The Corporation leases certain office facilities and equipment under operating lease agreements that provide for payment of property taxes, insurance, and maintenance costs. These leases include renewal options, with certain leases providing purchase options. Rental expense for operating leases was $26.7 million, $29.7 million, and $26.7 million for the years ended December 31, 2003, 2002, and 2001, respectively.

FUTURE MINIMUM RENTAL PAYMENTS UNDER NONCANCELABLE OPERATING LEASES
(dollars in thousands)

2004	$28,400
2005	20,683
2006	8,708
2007	1,898
2008	172
Thereafter	134

Total minimum lease payments	$59,995

SUMMARY OF SHORT-TERM BORROWINGS (dollars in thousands)

Year Ended December 31,	2003	2002	2001

Federal Funds Purchased and Securities Sold Under Repurchased Agreements
Balance at year end	$–	$–	$–
Weighted average interest rate at year end	–%	–%	–%
Average balance outstanding during the year	$–	$1,502	$1,863
Maximum amount outstanding at any month end	–	–	–
Weighted average interest rate during the year	–%	1.80%	3.76%

Other Short-Term Borrowings
Balance at year end	$1,025,463	$1,250,103	$1,774,816
Weighted average interest rate at year end	3.75%	3.31%	2.94%
Average balance outstanding during the year	$1,141,954	$1,251,619	$561,768
Maximum amount outstanding at any month end	1,246,872	1,340,653	1,774,816
Weighted average interest rate during the year	3.43%	3.43%	4.40%

NOTE 15: DEPOSITS

Total deposits were $31.8 billion and $30.6 billion at December 31, 2003 and 2002, respectively. The Corporation utilizes deposits to fund loan and other asset growth and to diversify funding sources. Direct deposits are deposits marketed to and received from individual Customers without the use of a third-party intermediary. Other deposits are deposits normally obtained through the use of a third-party intermediary.

Domestic time deposits in amounts of $100,000 or more totaled $3.4 billion and $3.3 billion at December 31, 2003 and 2002, respectively. Foreign time deposits in amount of $100,000 or more totaled $861.9 million and $648.1 million at December 31, 2003 and 2002, respectively. The aggregate amount of deposits by maturity at December 31, 2003 was as follows:

MATURITIES OF DEPOSITS (dollars in thousands)

	Direct	Other	Total
December 31, 2003	Deposits	Deposits (a)	Deposits

Domestic:
One year or less	$16,401,083	$2,686,220	$19,087,303
Over one year through two years	3,954,095	1,871,494	5,825,589
Over two years through three years	1,568,129	1,044,247	2,612,376
Over three years through four years	1,487,057	779,926	2,266,983
Over four years through five years	830,244	121,424	951,668
Over five years	8,615	–	8,615

Total domestic deposits	24,249,223	6,503,311	30,752,534
Foreign (b)	1,056,175	27,372	1,083,547

Total deposits	$25,305,398	$6,530,683	$31,836,081

(a)	At December 31, 2003, all other deposits were brokered deposits.

(b)	At December 31, 2003, all foreign deposits had maturities of one year or less.

NOTE 16: SHORT-TERM BORROWINGS

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

Included in short-term borrowings at December 31, 2003 are two on-balance-sheet structured financings totaling $900.0 million, which were entered into during 2003. These structured financings are secured by $1.3 billion of domestic other consumer loan receivables. The Corporation has an option to liquidate these structured financings on a monthly basis.

Included in short-term borrowings at December 31, 2002 were two on-balance-sheet structured financings totaling $1.0 billion, which were entered into during 2001. These structured financings were secured by $1.1 billion of domestic other consumer loan receivables. The Corporation liquidated these structured financings in 2003.

The short-term deposit notes issued by MBNA Canada are unconditionally and irrevocably guaranteed as to payment of principal and interest by the Bank. MBNA Canada had CAD$163.0 million (par value), which was approximately $125.9 million of short-term deposit notes at December 31, 2003.

NOTE 17: LONG-TERM DEBT AND BANK NOTES

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

6.875% SENIOR NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the

Corporation. Interest on the 6.875% senior notes is payable semiannually. These notes may not be redeemed prior to their stated maturity.

SENIOR MEDIUM-TERM NOTES

These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. These notes may not be redeemed prior to their stated maturities. The Corporation had $2.3 billion (par value) of fixed-rate senior medium-term notes outstanding at December 31, 2003, with rates ranging from 4.625% to 7.50%. Interest on the fixed-rate senior medium-term notes is payable semiannually. The Corporation also had $95.0 million (par value) of floating-rate senior medium-term notes outstanding at December 31, 2003. These floating-rate senior medium-term notes are priced between 95 basis points and 175 basis points over the three-month London Interbank Offered Rate (“LIBOR”). Interest on the floating-rate senior medium-term notes is payable quarterly. At December 31, 2003, the three-month LIBOR was 1.15%.

SUMMARY OF LONG-TERM DEBT AND BANK NOTES (dollars in thousands)

December 31,	2003	2002

Parent Company
6.875% Senior Notes, maturing in 2005	$99,856	$99,761
Fixed-Rate Senior Medium-Term Notes, with a weighted average interest rate of 6.06% and 6.55%, respectively, maturing in varying amounts from 2004 through 2015	2,324,231	1,522,701
Floating-Rate Senior Medium-Term Notes, maturing in varying amounts in 2004	94,968	338,862
Junior Subordinated Deferrable Interest Debentures, series A, with an interest rate of 8.278% maturing in 2026	287,576	—
Junior Subordinated Deferrable Interest Debentures, series B, with an interest rate equal to 80 basis points above the three-month London Interbank Offered Rate, maturing in 2027	286,112	—
Junior Subordinated Deferrable Interest Debentures, series C, with an interest rate of 8.25% maturing in 2027	35,764	—
Junior Subordinated Deferrable Interest Debentures, series D, with an interest rate of 8.125% maturing in 2032	320,362	—
Junior Subordinated Deferrable Interest Debentures, series E, with an interest rate of 8.10% maturing in 2033	204,810	—

Total parent company	3,653,679	1,961,324

Subsidiaries
Fixed-Rate Bank Notes, with a weighted average interest rate of 6.65% and 6.66%, respectively, maturing in varying amounts from 2004 through 2008	2,078,640	2,139,385
Floating-Rate Bank Notes, maturing in varying amounts from 2004 through 2005	154,928	364,668
Fixed-Rate Medium-Term Deposit Notes, with a weighted average interest rate of 5.29% and 6.08%, respectively, maturing in varying amounts from 2004 through 2008	612,466	338,685
Floating-Rate Medium-Term Deposit Notes, maturing in varying amounts from 2004 through 2006	217,068	142,563
Fixed-Rate Euro Medium-Term Notes, with a weighted average interest rate of 5.58% and 5.83%, respectively, maturing from 2004 through 2009	3,022,266	1,608,198
Floating-Rate Euro Medium-Term Notes, maturing in varying amounts from 2004 through 2008	1,099,537	511,562
6.75% Subordinated Notes, maturing in 2008	274,479	281,797
6.625% Subordinated Notes, maturing in 2012	533,739	548,957
7.125% Subordinated Notes, maturing in 2012	498,826	511,094
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series A, with an interest rate of 8.278%, maturing in 2026	—	290,811
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series B, with an interest rate equal to 80 basis points above the three-month London Interbank Offered Rate, maturing in 2027	—	277,421
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series C, with an interest rate of 8.25%, maturing in 2027	—	36,562
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series D, with an interest rate of 8.125%, maturing in 2032	—	319,232
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, series E, with an interest rate of 8.10%, maturing in 2033	—	205,914

Long-term debt and bank notes	$12,145,628	$9,538,173

BANK NOTES

The bank notes are direct, unconditional, unsecured obligations of the Bank, and are not subordinated to any other obligations of the Bank. The Bank had $2.0 billion (par value) of fixed-rate bank notes outstanding at December 31, 2003, with rates ranging from 5.375% to 7.76%. Interest is payable semiannually. The Bank also had $155.0 million (par value) of floating-rate bank notes outstanding at December 31, 2003, with rates priced between 30 basis points and 60 basis points over the three-month LIBOR. Interest on bank notes is payable quarterly.

MINIMUM ANNUAL MATURITIES OF LONG-TERM DEBT AND BANK NOTES (dollars in thousands)

		MBNA
	Parent	Corporation and
(Par Value)	Company	Subsidiaries

2004	$130,000	$2,052,885
2005	100,000	1,504,040
2006	—	810,260
2007	700,000	1,408,766
2008	250,000	1,609,782

JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation, through MBNA Capital A (registered December 1996), MBNA Capital B (registered January 1997), MBNA Capital C (registered March 1997), MBNA Capital D (registered June 2002), and MBNA Capital E (registered November 2002), each a statutory business trust created under the laws of the State of Delaware (collectively the “statutory trusts”), issued capital securities and common securities: series A, series B, series C, series D, and series E, respectively. The Corporation is the owner of all the beneficial ownership interests represented by the common securities of the statutory trusts. The statutory trusts exist for the sole purpose of issuing the series capital securities and the series common securities and investing the proceeds in junior subordinated deferrable interest debentures issued by the Corporation. These securities qualify as regulatory capital for the Corporation.

The junior subordinated deferrable interest debentures are the sole assets of the statutory trusts, and the payments under the junior subordinated deferrable interest debentures are the sole revenues of the statutory trusts. Interest on the series capital securities is payable semiannually or quarterly. The Corporation has the right to defer payment of interest on the junior subordinated deferrable interest debentures at any time, or from time-to-time, for a period not exceeding 10 consecutive semiannual periods or 20 consecutive quarterly periods depending upon the series. If the payment of interest is deferred on the junior subordinated deferrable interest debentures, distributions on the series securities will be deferred and the Corporation also may not be permitted to declare or pay any cash dividends on the Corporation’s capital stock or interest on debt securities that have equal or less priority than the junior subordinated deferrable interest debentures.

The series capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated deferrable interest debentures at their stated maturity or their earlier redemption. The junior subordinated deferrable interest debentures are redeemable prior to their stated maturity at the option of the Corporation, on or after the contractually specified dates, in whole at any time, or in part from time-to-time, or prior to the contractually specified dates, in whole only within 90 days following the occurrence of certain tax or capital treatment events. The contractually specified early redemption dates for series A, series B, series C, series D, and series E capital securities are December 1, 2006, February 1, 2007, January 15, 2002, October 1, 2007, and February 15, 2008, respectively. These contractually specified early redemption dates are subject to the Corporation having received prior approval from the Board of Governors of the Federal Reserve System. The series capital securities have a preference with respect to cash distributions and amounts payable on liquidation or redemption over the series common securities.

The obligations of the Corporation under the relevant junior subordinated deferrable interest debentures, indenture, trust agreement, and guarantee in the aggregate constitute a full and unconditional guarantee by the Corporation of all statutory trust obligations under the series capital securities issued by the statutory trusts. The junior subordinated deferrable interest debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt obligations of the Corporation.

In January 2003, the FASB issued Interpretation No. 46. In accordance with Interpretation No. 46, the Corporation determined that the statutory trusts, were variable interest entities and that the Corporation was not the primary beneficiary. Effective July 1, 2003, the statutory trusts were deconsolidated. As a result of the decon-solidation, the junior subordinated deferrable interest debentures are included as parent company debt and recorded in long-term debt and bank notes in the Corporation’s consolidated financial statements and the guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures are excluded from the Corporation’s audited consolidated financial statements in accordance with GAAP.

MEDIUM-TERM DEPOSIT NOTES

These notes are direct, unconditional, unsecured obligations of MBNA Canada and are not subordinated to any other obligation of MBNA Canada. At December 31, 2003, MBNA Canada had CAD$790.0 million (par value), which was approximately $610.4 million, of fixed-rate medium-term deposit notes outstanding, with rates ranging from 3.60% to 6.625%. Interest is payable semiannually. MBNA Canada also had CAD$281.3 million (par value), which was approximately $217.3 million, of floating-rate medium-term deposit notes outstanding at December 31, 2003. These floating-rate medium-term deposit notes are priced between 60 basis points and 105 basis points over the ninety-day bankers acceptance rate. Interest is payable quarterly. The medium-term deposit notes are unconditionally guaranteed as to payment of principal and interest by the Bank, and are not redeemable prior to their stated maturity. At December 31, 2003, the ninety-day bankers acceptance rate was 2.68%.

EURO MEDIUM-TERM NOTES

The euro medium-term notes are unsecured obligations of MBNA Europe. These notes are unconditionally and irrevocably guaranteed in respect to all payments by the Bank.

At December 31, 2003, MBNA Europe had outstanding fixed-rate euro medium-term notes denominated in various currencies. The fixed-rate euro medium-term notes outstanding at December 31, 2003, were £250.0 million (par value), which was approximately $448.0 million with interest payable quarterly, €1.5 billion (par value), which was approximately $1.9 billion with interest payable quarterly, and €500.0 million (par value), which was approximately $631.5 million with interest payable annually. The fixed-rate euro medium term notes had interest rates ranging from 4.50% to 6.50%.

At December 31, 2003, MBNA Europe also had outstanding floating-rate euro medium-term notes denominated in various currencies. The floating-rate euro medium-term notes outstanding at December 31, 2003 were £51.0 million (par value), which was approximately $91.4 million, with interest priced between 58 basis points and 155 basis points over the three-month Sterling LIBOR, €750.0 million (par value), which was approximately $947.3 million, with interest priced between 60 basis points and 105 basis points over the three-month Euro Interbank Offered Rate (“EURIBOR”), HKD130.0 million (par value), which was approximately $16.9 million, with interest priced at 100 basis points over the three-month Hong Kong Interbank Offered Rate (“HIBOR”), and $47.0 million (par value) with interest priced between 50 basis points and 64 basis points over the three-month LIBOR. Interest on these floating-rate euro medium-term notes is payable quarterly.

At December 31, 2003, the three-month Sterling LIBOR was 4.04%, the three-month EURIBOR was 2.12%, and the three-month HIBOR was 1.52%.

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

NOTE 18: STOCKHOLDERS’ EQUITY

PREFERRED STOCK

The Corporation is authorized to issue 20 million shares of preferred stock with a par value of $.01 per share. The Corporation had 4.5 million shares of 7 1/2% cumulative preferred stock, Series A, outstanding at December 31, 2003 and 2002. The Corporation also had 4.0 million shares of adjustable rate cumulative preferred stock, Series B, outstanding at December 31, 2003 and 2002. Both of the outstanding series of preferred stock have a $25 stated value per share.

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

PREFERRED STOCK DIVIDEND SUMMARY

		|	Series A		|	Series B

			Dividend	Dividend per		Dividend	Dividend per
Declaration Date	Payment Date		Rate	Preferred Share		Rate	Preferred Share

January 22, 2004	April 15, 2004		7.50%	$.46875		5.50%	$.34380
October 16, 2003	January 15, 2004		7.50	.46875		5.50	.34380
July 24, 2003	October 15, 2003		7.50	.46875		5.50	.34380
April 23, 2003	July 15, 2003		7.50	.46875		5.50	.34380
January 23, 2003	April 15, 2003		7.50	.46875		5.50	.34380
October 17, 2002	January 15, 2003		7.50	.46875		5.50	.34380
July 11, 2002	October 15, 2002		7.50	.46875		5.56	.34740
April 11, 2002	July 15, 2002		7.50	.46875		5.90	.36850
January 10, 2002	April 15, 2002		7.50	.46875		5.50	.34380
October 11, 2001	January 15, 2002		7.50	.46875		5.50	.34380
July 11, 2001	October 15, 2001		7.50	.46875		5.60	.35020
April 10, 2001	July 16, 2001		7.50	.46875		5.50	.34380
January 10, 2001	April 16, 2001		7.50	.46875		5.64	.35270

The Board of Directors declared the dividends presented in the Preferred Stock Dividend Summary for the Corporation’s Series A and Series B Preferred Stock.

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

The Corporation may, from time-to-time, acquire series preferred stock in the open market by tender offer, exchange offer, or otherwise. The Corporation’s decision to make such acquisitions is dependent on many factors, including market conditions in effect at the time of any contemplated acquisition.

COMMON STOCK

On January 22, 2004, the Corporation’s Board of Directors declared a quarterly dividend of $.12 per common share, payable April 1, 2004, to stockholders of record as of March 15, 2004.

On June 6, 2002, the Corporation announced a three-for-two split of the Corporation’s Common Stock, effected in the form of a dividend, issued July 15, 2002, to stockholders of record as of the close of business on July 1, 2002. Accordingly, all common share and per common share data have been adjusted to reflect this stock split.

In the third quarter of 2003, the Corporation issued 50.0 million shares of its common stock in a public offering for approximately $1.1 billion, net of issuance costs. The shares were issued under the Corporation’s existing shelf registration statement. The Corporation used the proceeds to repurchase the same number of shares at the same price from the estate of the Corporation’s former Chairman and Chief Executive Officer. The estate has the right to cause the sale of shares through a registration rights agreement entered into in 1991 at the time of the Corporation’s initial public offering. The issuance and repurchase were done to satisfy the Corporation’s obligation related to the sale of shares by the estate. The sale and repurchase of common stock did not impact total common stock outstanding or capital levels.

OTHER COMPREHENSIVE INCOME COMPONENTS (dollars in thousands)

Year Ended December 31,	2003	2002	2001

Before Tax
Foreign currency translation	$352,800	$140,757	$(28,984)
Net unrealized (losses) gains on investment securities available-for-sale and other financial instruments	(7,283)	(51)	29,764
Minimum benefit plan liability adjustment	(16,854)	(6,734)	—

Other comprehensive income, before tax	$328,663	$133,972	$780

Applicable Income Tax
Foreign currency translation	$—	$—	$—
Net unrealized gains on investment securities available-for-sale and other financial instruments	10,001	3,271	10,689
Minimum benefit plan liability adjustment	(5,916)	(2,458)	—

Other comprehensive income tax expense	$4,085	$813	$10,689

Net of Tax
Foreign currency translation	$352,800	$140,757	$(28,984)
Net unrealized (losses) gains on investment securities available-for-sale and other financial instruments	(17,284)	(3,322)	19,075
Minimum benefit plan liability adjustment	(10,938)	(4,276)	—

Other comprehensive income (loss), net of tax	$324,578	$133,159	$(9,909)

NOTE 19: COMPREHENSIVE INCOME

Statement No. 130 requires the impact of foreign currency translation, unrealized gains or losses on the Corporation’s investment securities available-for-sale and other financial instruments, and changes in certain minimum benefit plan liabilities, to be included in other comprehensive income. The components of other comprehensive income on a before tax and net of tax basis are presented in the above table.

Favorable foreign currency translation for the year ended December 31, 2003 was primarily related to the strengthening of foreign currencies against the U.S. dollar.

NOTE 20: EARNINGS PER COMMON SHARE

Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding during the period. Earnings per common share—assuming dilution is computed using net income applicable to common stock and weighted average common shares outstanding during the period after consideration of the potential dilutive effect of common stock equivalents, based on the treasury stock method using an average market price for the period. There were 34.7 million stock options with an average exercise price of $22.91 per share outstanding at December 31, 2003, which were not included in the computation of earnings per common share—assuming dilution for 2003 as a result of the stock options’ exercise prices being greater than the average market price of the common shares. These stock options expire from 2010 through 2012. There were 20.6 million stock options with an average option price of $23.90 per share outstanding at December 31, 2002, which were not included in the computation of earnings per common share—assuming dilution for 2002 as a result of the stock options’ exercise prices being greater than the average market price of the common shares. These stock options expire from 2010 through 2012. There were 17.0 million stock options with an average price of $21.71 per

COMPUTATION OF EARNINGS PER COMMON SHARE (dollars in thousands, except per share amounts)

Year Ended December 31,	2003	2002	2001

Earnings per Common Share
Net income	$2,338,104	$1,765,954	$1,694,291
Less: preferred stock dividend requirements	14,064	14,178	14,142

Net income applicable to common stock	$2,324,040	$1,751,776	$1,680,149

Weighted average common shares outstanding (000)	1,278,166	1,277,787	1,277,745

Earnings per common share	$1.82	$1.37	$1.31

Earnings per Common Share—Assuming Dilution
Net income	$2,338,104	$1,765,954	$1,694,291
Less: preferred stock dividend requirements	14,064	14,178	14,142

Net income applicable to common stock	$2,324,040	$1,751,776	$1,680,149

Weighted average common shares outstanding (000)	1,278,166	1,277,787	1,277,745
Net effect of dilutive stock options (000)	16,976	24,925	36,485

Weighted average common shares outstanding and common stock equivalents (000)	1,295,142	1,302,712	1,314,230

Earnings per common share-assuming dilution	$1.79	$1.34	$1.28

share outstanding at December 31, 2001, which were not included in the computation of earnings per common share—assuming dilution for 2001 as a result of the stock options’ exercise price being greater than the average market price of the common shares. These stock options expire in 2010 and 2011.

NOTE 21: INCOME TAXES

The following is a reconciliation of the federal statutory income taxes to the Corporation’s reported income taxes:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAXES (dollars in thousands)

Year Ended December 31,	2003	2002	2001

Income before income taxes	$3,659,005	$2,785,416	$2,715,210
Statutory tax rate	35%	35%	35%

Income tax at statutory tax rate	1,280,652	974,896	950,324
State taxes, net of federal benefit	31,321	23,951	30,321
Other	8,928	20,615	40,274

Total income taxes	$1,320,901	$1,019,462	$1,020,919

The components of the Corporation’s income tax expense related to continued operations are as follows:

COMPONENTS OF INCOME TAX EXPENSE

(dollars in thousands)

Year Ended December 31,	2003	2002	2001

Current Income Taxes
U.S. federal	$1,095,826	$1,017,511	$1,020,232
U.S. state and local	48,186	36,848	46,648
Foreign	178,869	116,810	65,306

Total current income taxes	1,322,881	1,171,169	1,132,186

Deferred Income Taxes
U.S. federal, state, and local	(669)	(143,601)	(125,324)
Foreign	(1,311)	(8,106)	14,057

Total deferred income taxes	(1,980)	(151,707)	(111,267)

Total income taxes	$1,320,901	$1,019,462	$1,020,919

Foreign subsidiaries contributed approximately 15.5% in 2003, 14.7% in 2002, and 12.2% in 2001 to consolidated income before income taxes. No U.S. income taxes have been provided on the accumulated undistributed earnings of foreign subsidiaries, totaling $1.3 billion at December 31, 2003, which continue to be reinvested. It is not practicable to determine the amount of any additional U.S. income taxes that might be payable in the event that these earnings are repatriated. The Corporation has foreign tax loss carryforwards, the tax effect of which is $4.1 million, that begin to expire in 2017. At December 31, 2003, the Corporation had a valuation allowance in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“Statement No. 109”) of $4.1 million, related to foreign tax loss carryforwards.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

SUMMARY OF DEFERRED TAXES (dollars in thousands)

December 31,	2003	2002

Deferred Tax Assets
Reserve for possible credit losses and the estimate of uncollectible accrued interest and fees	$292,235	$277,625
Intangible assets and other similar items	108,386	107,660
Foreign tax loss carryforwards and tax credits	4,142	2,943
Other deferred tax assets	432,011	377,206

Total deferred tax assets	836,774	765,434
Valuation allowance	(4,142)	(982)

Total deferred tax assets less valuation allowance	832,632	764,452
Deferred Tax Liabilities
Securitizations and related items	(380,350)	(350,192)
Other deferred tax liabilities	(129,252)	(107,842)

Total deferred tax liabilities	(509,602)	(458,034)

Net deferred tax assets	$323,030	$306,418

NOTE 22: EMPLOYEE BENEFITS

The Corporation has a noncontributory defined benefit pension plan (“Pension Plan”) and a supplemental executive retirement plan (“SERP”).

PENSION PLAN

The Corporation’s Pension Plan covers substantially all people employed by the Corporation in the United States who meet certain age and service requirements. Retirement benefits are based on the number of years of benefit service and a percentage of the participant’s average annual compensation during the five highest paid consecutive years of their last 10 years of employment. The Corporation’s funding policy is to have the market value of the Pension Plan’s assets achieve a target-funded ratio between 100% and 120% on a projected benefit obligation (“PBO”) basis, and that only tax-deductible contributions may be made. This target-funded ratio is intended to accelerate the time frames when the Pension Plan will no longer require additional annual contributions. The target-funded ratio was not achieved in 2003, nor is it likely to be achieved in 2004 as a result of the capital market and interest rate environments, as well as limitations on permissible tax deductible contributions to the Pension Plan. The target-funded ratio is calculated by dividing the fair market value of plan assets by the PBO; at December 31, 2003, the Pension Plan had a target-funded ratio of 73%, based on the fair market value of the Pension Plan’s assets of $378.4 million and a PBO of $517.8 million. At December 31, 2002, the Pension Plan had a target-funded ratio of 66%, based on the fair market value of the Pension Plan’s assets of $263.3 million and a PBO of $397.2 million. As of December 31, 2003 and 2002, the Pension Plan had a funded ratio on an accumulated benefit obligation (“ABO”) basis of 135% and 122%, respectively.

BENEFIT PLAN FINANCIAL INFORMATION (dollars in thousands)

	Pension Plan		SERP Plan		Total

Year Ended December 31,	2003	2002	2003	2002	2003	2002

Change in Benefit Obligation
Net benefit obligation, beginning of year	$397,182	$267,422	$176,580	$111,584	$573,762	$379,006
Service cost-benefits earned during the year	49,775	37,813	15,090	13,115	64,865	50,928
Interest cost on projected benefit obligation	28,899	23,349	12,964	11,299	41,863	34,648
Actuarial loss	45,551	58,574	17,483	20,381	63,034	78,955
Plan amendments	—	12,155	7,218	21,672	7,218	33,827
Gross benefits paid	(3,561)	(2,131)	(1,740)	(1,471)	(5,301)	(3,602)

Net benefit obligation, end of year	$517,846	$397,182	$227,595	$176,580	$745,441	$573,762

Change in Plan Assets
Fair value of plan assets, beginning of year	$263,336	$247,460	$—	$—	$263,336	$247,460
Actual return on plan assets	49,632	(39,047)	—	—	49,632	(39,047)
Employer contributions	69,000	57,054	1,740	1,471	70,740	58,525
Gross benefits paid	(3,561)	(2,131)	(1,740)	(1,471)	(5,301)	(3,602)

Fair value of plan assets, end of year	$378,407	$263,336	$—	$—	$378,407	$263,336

Funded status	$(139,439)	$(133,846)	$(227,595)	$(176,580)	$(367,034)	$(310,426)
Unrecognized net actuarial loss	196,528	185,152	43,224	25,845	239,752	210,997
Unrecognized prior service cost	12,400	13,485	44,399	40,359	56,799	53,844
Unrecognized net transition obligation	—	—	1,694	2,109	1,694	2,109

Net amount recognized	$69,489	$64,791	$(138,278)	$(108,267)	$(68,789)	$(43,476)

Amounts Recognized in the Consolidated Statements of Financial Condition
Prepaid benefit cost	$69,489	$64,791	$—	$—	$69,489	$64,791
Accrued benefit cost	—	—	(138,278)	(108,267)	(138,278)	(108,267)
Additional minimum liability	—	—	(69,681)	(49,202)	(69,681)	(49,202)
Intangible asset	—	—	46,093	42,468	46,093	42,468
Accumulated other comprehensive income	—	—	23,588	6,734	23,588	6,734

Net amount recognized	$69,489	$64,791	$(138,278)	$(108,267)	$(68,789)	$(43,476)

Significant Assumptions used to Determine Benefit Obligations, End of Year
Discount rate	6.00%	6.75%	6.00%	6.75%
Rate of compensation increase	5.00	5.50	5.00	5.50
Expected rate of return on plan assets	9.00	9.00	9.00	9.00

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Corporation’s SERP plan, established in 1991, provides certain officers with supplemental retirement benefits in excess of limits imposed on qualified plans by federal tax law. The SERP plan provides a retirement benefit up to a maximum of 80% of the participants’ highest average salary for any 12 month period during the 72 months preceding retirement. The SERP plan is unfunded, however, the Corporation has life insurance policies on certain participants of the SERP plan with a cash surrender value of $83.9 million and $53.5 million at December 31, 2003 and 2002, respectively.

Financial information for both the Pension Plan and the SERP plan is presented in the above table. MBNA Corporation uses a measurement date of September 30 for both its Pension plan and SERP plan.

BENEFIT PLAN FINANCIAL INFORMATION

In 2003, the Corporation decreased the discount rate used to value its PBO for both the Pension Plan and the SERP plan to 6.00% from 6.75% in 2002, to reflect the current interest rate environment. The change in the discount rate increased the PBO for the Pension

Plan and the SERP plan by approximately $87 million and $16 million, respectively, for the year ended December 31, 2003. Net periodic benefit cost for the Pension Plan and the SERP plan increased by $29.5 million in 2003 as compared to 2002, primarily as a result of a lower than assumed return on plan assets, $11.5 million; a lower assumed discount rate, $9.7 million; and normal operations of the plans including additional participants, $8.3 million. In 2003, the Corporation decreased the expected rate of compensation increase for both the Pension Plan and the SERP plan to 5.00% from 5.50% in 2002 after re-evaluating the expected future rate of compensation increases. This was done to reflect the long-term expectation of compensation rate increases and to maintain an appropriate spread between this assumption and the discount rate assumptions.

In 2003, the Corporation retained its expected return on plan assets assumption for both the Pension Plan and the SERP Plan. The expected return on plan assets assumption was determined based on the Pension Plan and SERP Plan’s asset allocation, a review of historic market performance, historical plan performance and a forecast of expected future asset returns.

COMPONENTS OF NET PERIODIC BENEFIT COST (dollars in thousands)

	Pension Plan			|	SERP Plan			|	Total

Year Ended December 31,	2003	2002	2001		2003	2002	2001		2003	2002	2001

Service cost-benefits earned during the year	$49,775	$37,813	$27,043		$15,090	$13,115	$8,656		$64,865	$50,928	$35,699
Interest cost on projected benefit obligation	28,899	23,349	16,844		12,964	11,299	7,846		41,863	34,648	24,690
Expected return on plan assets	(26,050)	(25,579)	(25,406)		—	—	—		(26,050)	(25,579)	(25,406)
Net amortization and deferral:
Prior service cost	1,085	730	(112)		3,136	2,598	1,221		4,221	3,328	1,109
Actuarial loss (gain)	10,593	2,910	(2,131)		146	—	—		10,739	2,910	(2,131)
Transition (asset) obligation	—	(69)	(70)		415	415	415		415	346	345

Net amortization and deferral	11,678	3,571	(2,313)		3,697	3,013	1,636		15,375	6,584	(677)

Net periodic benefit cost	$64,302	$39,154	$16,168		$31,751	$27,427	$18,138		$96,053	$66,581	$34,306

Assumptions Used to Determine Net Periodic Benefit Cost
Discount rate	6.75%	7.50%	8.00%		6.75%	7.50%	8.00%
Rate of compensation increase	5.50	6.00	6.00		5.50	6.00	6.00
Expected return on plan assets	9.00	9.50	9.50		9.00	9.50	9.50

Plan amendments adopted during 2003 resulted in a $7.2 million increase in the net benefit obligation. Additional participants in the SERP plan accounted for this increase.

Plan amendments adopted during 2002 resulted in a $33.8 million increase in the net benefit obligation. Additional participants in the SERP plan accounted for $21.7 million of the increase. The remaining $12.1 million was related to the granting of benefit credited service for participants’ pre-acquisition service.

The Corporation anticipates, based on current conditions, that net periodic benefit cost for the Pension Plan and the SERP plan will increase by $20.9 million in 2004 primarily because of a lower assumed discount rate and normal operations of the plans, partially offset by a lower assumed rate of compensation increase.

COMPONENTS OF NET PERIODIC BENEFIT COST

The components of net periodic benefit cost for the Pension Plan and SERP Plan are presented in the above table.

PLAN ASSETS

The Corporation’s Pension Plan asset allocation at December 31, 2003 and 2002, and the target allocation for 2004, are as follows:

	Target	Percentage of Plan
	Allocation For	Assets at Year End

Year Ended December 31,	2004	2003	2002

Asset Category
Equity securities	75%	71%	65%
Tactical asset allocation	10	10	10
Debt securities	15	19	25

Total	100%	100%	100%

The purpose of the tactical asset allocation component of the Pension Plan is to take advantage of opportunities when market conditions are favorable for equity, fixed income or cash. This exposure has historically provided plan assets an opportunity to earn equity-like returns with volatility similar to that of fixed income. All allocations are rebalanced after they migrate +/- 5 percentage points from their target allocation.

The obligations of the Pension Plan are dominated by obligations for active employees. Only 2% of the obligation is attributable to retirees. Because the timing of expected benefit payments is so far in the future and the size of the plan assets are small relative to the Corporation’s assets, the investment strategy is to allocate a large portion of assets to equities, which the Corporation believes will provide the highest return over future periods. The fixed income assets are invested in long duration debt securities in order to better match the duration of the plan obligations.

The Corporation periodically conducts an asset liability modeling study to ensure the investment strategy is aligned with the profile of the obligations. The long-term goals are to maximize the plan funded status, minimize contributions and pension expense, while taking into consideration the potential volatility risks of each of these items.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the employee benefit plans are presented in the table below.

EMPLOYEE BENEFIT PLAN INFORMATION (dollars in thousands)

December 31,	2003	2002

Pension Plan
Projected benefit obligation	$517,846	$397,182
Accumulated benefit obligation	279,696	216,626
Fair value of plan assets	378,407	263,336

SERP Plan
Projected benefit obligation	$227,595	$176,580
Accumulated benefit obligation	207,959	157,469
Fair value of plan assets	—	—

EXPECTED CASH FLOWS

A summary of the Corporation’s estimated pension benefit cash flows for the next ten years is presented in the following table.

EXPECTED CASH FLOWS (dollars in thousands)

	Pension	SERP
	Plan	Plan	Total

Expected Employer Contributions
2004 to plan trusts	$75,000	$—	$75,000
2004 to plan participants	—	3,097	3,097

Expected Benefit Payments
2004	2,238	3,097	5,335
2005	3,063	7,577	10,640
2006	4,134	10,891	15,025
2007	5,550	13,229	18,779
2008	7,469	14,823	22,292
2009 through 2013	87,133	111,092	198,225

401(k) PLUS SAVINGS PLAN

The MBNA Corporation 401(k) Plus Savings Plan (“401(k) Plan”) is a defined contribution plan that is intended to qualify under section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all people in the United States who have been employed by the Corporation for one or more years and have completed at least one thousand hours of service in any one-year. For these people, the Corporation automatically contributes 1% of an eligible person’s base salary in cash. Additionally, eligible participants may contribute up to a maximum of 25% of base salary on a pre-tax basis and 15% on an after-tax basis, with the first 6% matched at a rate of 50% by the Corporation in cash. The Corporation recorded $28.6 million, $27.0 million, and $23.1 million to other operating expense for the costs related to the 401(k) Plan for the years ended 2003, 2002, and 2001, respectively.

OTHER PLANS

The Corporation’s foreign bank subsidiaries each have a pension plan for their employees. MBNA Europe has a pension plan that covers substantially all of its people who meet certain age and service requirements. MBNA Europe contributes 6% of an eligible person’s base salary in cash. In addition, eligible participants may contribute up to a maximum of 15% of base salary, with the first 6% matched at a rate of 50% by MBNA Europe in cash. MBNA Canada has a registered retirement savings plan that covers substantially all of its people who meet certain age and service requirements. MBNA Canada contributes 5% of an eligible person’s base salary in cash. In addition, eligible participants may contribute up to a maximum of 10% of base salary, with the first 6% matched at a rate of 50% by MBNA Canada in cash. MBNA Espana contributes 3% on the first €31,284 of salary and 9% on the salary above €31,284. In addition, eligible participates may contribute up to a maximum of 6% of base salary, with the first 3% matched at a rate of 50% by MBNA Espana in cash.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The Corporation and its subsidiaries provide certain health care and life insurance benefits for certain people upon early retirement through normal retirement age. Initially, a plan was established for people aged 45 and older with at least 10 years of service at December 31, 1993. The plan was closed to future enrollment effective December 31, 1998. The plan was extended on January 1, 1999, to people aged 40 and older with at least five years of service. A person must meet the requirements for early retirement status to be eligible for these benefits. The Corporation records the estimated cost of benefits provided to its former or inactive employees on an accrual basis. The expenses for these benefits are charged to other operating expense and were not material to the Corporation’s audited consolidated financial statements.

At September 30, 2003, a one-percentage-point change in assumed health care cost trend rates would have the following effect:

HEALTHCARE EFFECT (dollars in thousands)

	1-Percentage	1-Percentage
	Point Increase	Point Decrease

Effect on postretirement benefit obligation	$4,917	$(4,364)
Effect on total of service cost and interest cost	543	(480)

NOTE 23: STOCK-BASED EMPLOYEE COMPENSATION

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

The 1997 Plan authorizes, subject to certain exceptions and additional limitations, grants of stock options and restricted shares for an indefinite number of shares of common stock, provided that immediately after the grants, the sum of the number of outstanding stock options and restricted shares does not exceed 10% of fully diluted shares outstanding as defined in the 1997 Plan. At December 31, 2003, 2002, and 2001, the amount of shares of common stock available for future grants under the 1997 Plan were 26.9 million shares, 15.8 million shares, and 11.1 million shares, respectively. The maximum number of restricted stock awards that can be granted in any calendar year is 3 million shares, not including restricted stock awards in lieu of payment of cash bonuses. The maximum number of stock options that can be granted to any one participant in any calendar year is 3.38 million options.

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

The Corporation granted 1.6 million stock options in 2003, 4.6 million stock options in 2002, and 6.8 million stock options in 2001 which were immediately exercisable following the effective date of the grant. During 2003, 2002, and 2001, there were no performance-based common stock options granted.

Restricted common shares were also issued under the 1997 Plan to the Corporation’s senior officers for a total of 5.4 million common shares, including 2.4 million common shares issued in lieu of

SUMMARY OF STOCK OPTION PLANS ACTIVITY
(shares in thousands)

		Weighted
	Number	Average
	of Shares	Exercise Price

2003
Options outstanding, beginning of year	110,728	$16.05
Granted	12,514	20.54
Exercised	(23,708)	11.63
Canceled	(337)	19.78

Options outstanding, end of year	99,197	17.66

Options exercisable, end of year	71,526	16.17

Weighted average fair value of options granted during the year	$7.02

2002
Options outstanding, beginning of year	113,026	$12.66
Granted	20,675	23.88
Exercised	(22,521)	6.15
Canceled	(452)	19.90

Options outstanding, end of year	110,728	16.05

Options exercisable, end of year	80,748	14.11

Weighted average fair value of options granted during the year	$8.37

2001
Options outstanding, beginning of year	101,923	$9.80
Granted	24,125	21.41
Exercised	(12,961)	6.48
Canceled	(61)	11.23

Options outstanding, end of year	113,026	12.66

Options exercisable, end of year	78,890	10.82

Weighted average fair value of options granted during the year	$7.50

payment of cash bonuses in 2003, 3.0 million common shares in 2002, and 2.9 million common shares in 2001. The restricted common shares issued had an approximate aggregate market value of $111.4 million, $69.1 million, and $66.9 million at the time of grant for 2003, 2002, and 2001, respectively. The market value of these restricted shares at the date of grant is amortized into expense over a period that approximates the restriction period, which is 10 years, or less if the restricted common shares had a specific vesting date less than 10 years from date of grant. If the restrictions lapse, generally upon death, disability or retirement, or are released sooner, any remaining unamortized market value of the restricted shares is immediately expensed. At December 31, 2003 and 2002, the unamortized compensation expense related to the restricted stock awards was $183.3 million and $158.2 million, respectively.

SUMMARY OF STOCK OPTIONS OUTSTANDING (shares in thousands)

December 31, 2003			Options Outstanding				Options Exercisable

				Weighted Average
			Number	Remaining		Weighted Average	Number	Weighted Average
Range of Exercise Prices			of Shares	Contractual Life		Exercise Price	of Shares	Exercise Price

$ 1.00	to	$4.99	4,032	1.55	years	$4.38	4,032	$4.38
5.00	to	9.99	11,422	3.05		7.83	11,422	7.83
10.00	to	14.99	19,481	5.16		14.20	17,599	14.23
15.00	to	19.99	12,329	5.40		17.69	12,138	17.69
20.00	to	25.00	51,933	8.08		22.14	26,335	22.18

1.00	to	25.00	99,197				71,526

To the extent stock options are exercised or restricted shares are awarded from time to time under the Corporation’s Long Term Incentive Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued. The Corporation considers these stock repurchases in maintaining its liquidity position. During 2003, the Corporation purchased 29.2 million common shares for $618.3 million in connection with the issuance of restricted stock and the exercise of stock options and received $275.8 million in proceeds from the exercise of those stock options. During 2002, the Corporation purchased 25.5 million common shares for $615.5 million in connection with the issuance of restricted stock and the exercise of stock options and received $138.4 million in proceeds from the exercise of those stock options. During 2001, the Corporation purchased 15.9 million common shares for $376.1 million in connection with the issuance of restricted stock and the exercise of stock options and received $84.0 million in proceeds from the exercise of those stock options.

NOTE 24: OTHER OPERATING EXPENSE

OTHER EXPENSE COMPONENT OF OTHER OPERATING EXPENSE (dollars in thousands)

Year Ended December 31,	2003	2002	2001

Purchased services	$582,724	$544,104	$498,809
Advertising	421,965	315,393	268,897
Collection	77,482	54,872	46,260
Stationery and supplies	41,833	48,073	45,477
Service bureau	83,171	75,444	63,375
Postage and delivery	459,592	366,129	354,226
Telephone usage	89,448	86,562	84,900
Loan receivable fraud losses	139,193	160,639	172,366
Amortization of intangible assets	410,973	348,727	381,792
Other	207,031	248,317	274,329

Total other expense	$2,513,412	$2,248,260	$2,190,431

NOTE 25: DIVIDEND LIMITATIONS

The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation’s Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation’s revolving credit facilities. The payment of common stock dividends may also be limited by the terms of the Corporation’s preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on the common stock. In addition, if the Corporation defers interest for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending on the series, on the Corporation’s junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation’s Common Stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures.

RETURN ON AVERAGE TOTAL ASSETS AND AVERAGE STOCKHOLDERS’ EQUITY

Year Ended December 31,	2003	2002	2001

Return on average total assets	4.16%	3.67%	4.16%
Return on average stockholders’ equity	22.98	21.29	24.07
Average stockholders’ equity to average total assets	18.09	17.22	17.27
Dividend payout ratio	20.11	20.15	18.75

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a national bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits. Also, a national bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 2003, the amount of undivided profits available for declaration and payment of dividends from the Bank to the Corporation was $4.4 billion. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this practice, the amount of undivided profits available for the declaration and payment of dividends from the Bank to the Corporation was $1.8 billion at December 31, 2003. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies.

The Bank’s payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Corporation’s senior syndicated revolving credit facility (discussed under “Note 27: Commitments and Contingencies”). This facility was not drawn upon at December 31, 2003. If this facility had been drawn upon at December 31, 2003, the amount of retained earnings available for declaration of dividends would have been limited to $3.2 billion.

CAPITAL ADEQUACY (dollars in thousands)

						To Be Well-Capitalized
				For Capital		Under Prompt Corrective
	Actual		|	Adequacy Purposes		|	Action Provisions

	Amount	Ratio		Amount	Ratio	Amount			Ratio

December 31, 2003
Tier 1 Capital (to Risk-Weighted Assets):
MBNA Corporation	$11,998,873	18.47%		$2,598,126	4.00%		(a	)
MBNA America Bank, N.A	10,286,026	16.38		2,512,467	4.00		$3,768,700		6.00%
MBNA America (Delaware), N.A	526,630	28.38		74,214	4.00		111,321		6.00
Total Capital (to Risk-Weighted Assets):
MBNA Corporation	14,409,042	22.18		5,196,252	8.00		(a	)
MBNA America Bank, N.A	12,644,844	20.13		5,024,933	8.00		6,281,167		10.00
MBNA America (Delaware), N.A	551,920	29.75		148,428	8.00		185,535		10.00
Tier 1 Capital (to Average Assets):
MBNA Corporation	11,998,873	20.52		2,338,976	4.00		(a	)
MBNA America Bank, N.A	10,286,026	18.52		2,221,105	4.00		2,776,382		5.00
MBNA America (Delaware), N.A	526,630	32.47		64,870	4.00		81,088		5.00

December 31, 2002
Tier 1 Capital (to Risk-Weighted Assets):
MBNA Corporation	$9,466,935	15.73%		$2,407,978	4.00%		(a	)
MBNA America Bank, N.A	7,596,885	12.58		2,416,236	4.00		$3,624,354		6.00%
MBNA America (Delaware), N.A	431,918	28.06		61,579	4.00		92,368		6.00
Total Capital (to Risk-Weighted Assets):
MBNA Corporation	11,828,100	19.65		4,815,955	8.00		(a	)
MBNA America Bank, N.A	9,914,225	16.41		4,832,472	8.00		6,040,590		10.00
MBNA America (Delaware), N.A	451,999	29.36		123,157	8.00		153,947		10.00
Tier 1 Capital (to Average Assets):
MBNA Corporation	9,466,935	18.55		2,041,906	4.00		(a	)
MBNA America Bank, N.A	7,596,885	15.81		1,921,607	4.00		2,402,009		5.00
MBNA America (Delaware), N.A	431,918	23.21		74,446	4.00		93,058		5.00

(a) Not applicable for bank holding companies.

NOTE 26: CAPITAL ADEQUACY

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

The Corporation’s, the Bank’s, and MBNA Delaware’s capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 2003 and 2002, the Corporation’s, the Bank’s, and MBNA Delaware’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory accounting practices. At December 31, 2003, no conditions or events had occurred that changed the Corporation’s classification as “adequately capitalized” and the Bank’s or MBNA Delaware’s classification as “well capitalized.”

MBNA Europe and MBNA Canada are regulated by the Financial Services Authority (“FSA”) and the Office of the Superintendent of Financial Institutions (“OSFI”), respectively, in regards to capital adequacy.

NOTE 27: COMMITMENTS AND CONTINGENCIES

A loan commitment, commonly referred to as a line of credit, is an agreement to lend to a Customer subject to the Customer’s compliance with the Customer’s account agreement. The Corporation can reduce or cancel a credit card commitment by providing the required prior notice to the Customer, or without notice if permitted by law. The Corporation had outstanding lines of credit of $681.6 billion and $622.7 billion committed to its Customers at December 31, 2003 and 2002, respectively. Of those total commitments, $563.1 billion and $515.4 billion were unused at December 31, 2003 and 2002, respectively. While these amounts represent the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line of credit at any given point in time.

Also, the Corporation holds Community Development investments in the form of limited partnership interests that qualify under the Community Reinvestment Act. Unfunded commitments for which the Corporation has accrued for, related to these investments were $110.8 million and $107.3 million at December 31, 2003 and 2002, respectively. The Corporation also had unfunded commitments related to these investments of $41.3 million and $18.6 million at December 31, 2003 and 2002, respectively, which were not accrued for in accordance with GAAP. The Corporation may not cancel these commitments.

The Corporation, the Bank, and their affiliates are commonly subject to various pending or threatened legal proceedings, including certain class actions, arising out of the normal course of business. In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of these matters will be. However, the Corporation believes, based on current knowledge and after consultation with counsel, that the outcome of such matters will not have a material adverse effect on the Corporation’s consolidated financial condition or results of operations. Amounts that have been recognized for such losses as of December 31, 2003 and 2002 and not yet paid are included in the audited consolidated statements of financial condition under accrued expenses and other liabilities and are not material to the audited consolidated financial statements at December 31, 2003 and 2002, respectively.

The Bank, MBNA Europe, and the Corporation have a $2.5 billion senior unsecured syndicated revolving credit facility committed through July 2006, available to the Bank and MBNA Europe with sublimit availability in an amount of $500.0 million for the Corporation. The Bank unconditionally and irrevocably guarantees the obligations of MBNA Europe under the facility. This facility may be used for general corporate purposes and was not drawn upon at December 31, 2003.

Advances from the $2.5 billion senior unsecured syndicated revolving credit facility are subject to covenants and conditions customary in a transaction of this nature. These conditions include requirements for both the Corporation and the Bank to maintain a minimum level of consolidated tangible net worth. These conditions also require the Bank to not permit its managed loan receivables 90 days or more past due plus nonaccruing receivables to exceed 6% of managed receivables, as defined by the agreement, and to maintain its regulatory capital ratios at or above regulatory “well-capitalized” requirements. In addition, these conditions require that the Corporation not permit its double leverage ratio (defined as the sum of the Corporation’s intangible assets and investment in subsidiaries divided by total stockholders’ equity) to exceed 1.25 and to maintain its regulatory capital ratios at or above regulatory minimum requirements. At December 31, 2003, the ratio of the Bank’s managed loan receivables 90 days or more past due plus nonaccruing receivables to managed receivables was 2.36%, the Corporation’s double leverage ratio was 1.04, and the level of consolidated tangible net worth exceeded the minimum levels required.

MBNA Europe has a £325.0 million (approximately $582.4 million at December 31, 2003) multi-currency syndicated revolving credit facility committed until June 2005. MBNA Europe may take advances under the facility subject to covenants and conditions customary in a transaction of this nature, including requirements for tangible net worth and account delinquencies. This facility is unconditionally and irrevocably guaranteed by the Bank. The facility may be used for general corporate purposes and was not drawn upon at December 31, 2003.

MBNA Canada has a CAD$350.0 million (approximately $270.4 million at December 31, 2003) multi-currency syndicated revolving credit facility committed through July 2004. During 2003, CAD$315.0 million (approximately $243.4 million at December 31, 2003) of the facility was extended to July 2006. MBNA Canada may take advances under the facility subject to covenants and conditions customary in a transaction of this nature. This facility is unconditionally and irrevocably guaranteed by the Bank. This facility may be used for general corporate purposes and was not drawn upon at December 31, 2003.

NOTE 28: FOREIGN ACTIVITIES

SELECTED FOREIGN FINANCIAL DATA
(dollars in thousands)

Year Ended December 31,	2003	2002	2001

United Kingdom/Ireland/ Spain
Total assets	$11,958,296	$9,194,940	$5,654,605
Total income	1,671,370	1,298,322	1,011,309
Income before income taxes	262,401	199,986	199,221
Net income	198,076	148,497	149,786

Canada
Total assets	1,506,838	1,064,344	883,787
Total income	398,420	281,327	208,663
Income before income taxes	143,782	93,962	42,541
Net income	87,897	79,123	42,541

Other Foreign
Total assets	2,377,345	2,426,402	1,000,939
Total income	40,068	22,029	43,111
Income before income taxes	(53,776)	(13,973)	(15,212)
Net income	(34,686)	(8,873)	(6,651)

Total Foreign
Total assets	15,842,479	12,685,686	7,539,331
Total income	2,109,858	1,601,678	1,263,083
Income before income taxes	352,407	279,975	226,550
Net income	251,287	218,747	185,676

Domestic
Total assets	43,270,876	40,171,060	37,908,614
Total income	9,574,506	8,829,315	8,881,638
Income before income taxes	3,306,598	2,505,441	2,488,660
Net income	2,086,817	1,547,207	1,508,615

MBNA Corporation
Total assets	59,113,355	52,856,746	45,447,945
Total income	11,684,364	10,430,993	10,144,721
Income before income taxes	3,659,005	2,785,416	2,715,210
Net income	2,338,104	1,765,954	1,694,291

The Corporation’s foreign activities are primarily performed through the Bank’s two foreign bank subsidiaries, MBNA Europe, which has branches in Spain and Ireland, and MBNA Canada. The Bank’s net investment in MBNA Europe was $2.5 billion and in MBNA Canada was $443.0 million at December 31, 2003. The Bank also has a foreign branch office that invests in interest-earning time deposits and accepts Eurodollar deposits. This branch also participates in a portion of the remaining undivided interests in loan principal receivables securitized by MBNA Europe.

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

FOREIGN LOAN RECEIVABLES DISTRIBUTION
(dollars in thousands)

December 31,	2003	2002

Loans Held for Securitization
Credit card	$2,798,190	$1,830,914

Total loans held for securitization	2,798,190	1,830,914
Loan Portfolio
Credit card	4,005,334	3,070,999
Other consumer	2,418,449	1,927,015

Total loan portfolio	6,423,783	4,998,014

Total loan receivables	$9,221,973	$6,828,928

NOTE 29: RELATED PARTY TRANSACTIONS

The Corporation’s directors, executive officers, certain members of their immediate families, and certain affiliated companies hold credit cards or other lines of credit issued by the Corporation on the same terms prevailing at the time for those issued to other persons. The outstanding amounts are included in loan receivables in the Corporation’s audited consolidated statements of financial condition and were not material to the Corporation’s financial results.

See Note 18: Stockholders’ Equity—Common Stock for information about a related party transaction pertaining to the 2003 stock issuance.

NOTE 30: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following presents the fair value of financial instruments at December 31, 2003 and 2002, whether or not recognized in the Corporation’s audited consolidated statements of financial condition, for which it is practicable to estimate that value. In addition, the fair value of certain financial instruments and all nonfinancial instruments are excluded from the audited consolidated statements of financial condition in accordance with GAAP. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent market values and, in many cases, could not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

FINANCIAL ASSETS

Cash and due from banks are carried at an amount that approximates fair value.

Money market instruments include interest-earning time deposits in other banks and federal funds sold. As a result of the short-term nature of these instruments, the carrying amounts reported in the audited consolidated statements of financial condition approximate these assets’ fair values.

The fair value of investment securities is based on the market value of the individual investment security without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Market value for investment securities is based on quoted market prices or dealer quotes.

The carrying value of loans held for securitization reported in the audited consolidated statements of financial condition approximates its fair value as a result of the short-term nature of these assets.

The carrying value of the Corporation’s loan portfolio reported in the audited consolidated statements of financial condition approximates its fair value. The loan portfolio includes variable-rate loans, with interest rates that approximate current market rates, and fixed-rate loans, which can be repriced at any time by giving notice to the Customer.

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

Accrued income receivable includes interest and fee income earned but not yet received from investment securities and money market instruments, loan receivables, interest rate swap agreements, foreign exchange swap agreements, and insurance products. The carrying amount reported in the audited consolidated statements of financial condition approximates the fair value of these assets as a result of their relatively short-term nature.

The fair value of accounts receivable from securitization is determined by a review of each component. The interest-only strip receivable, cash reserve accounts, accrued interest and fees on securitized loans, and other subordinated retained interests are carried at amounts that approximate their fair values. The carrying values of the sale of new loan receivables, accrued servicing fees, and other accounts receivable from securitization reported in the audited consolidated statements of financial condition approximate their fair values as a result of the short-term nature of these assets.

CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION’S FINANCIAL ASSETS (dollars in thousands)

December 31,	2003		|	2002

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial Assets
Cash and due from banks	$660,022	$660,022	$721,972	$721,972
Money market instruments	4,865,329	4,865,329	5,348,052	5,348,052
Investment securities:
Available-for-sale	4,363,087	4,363,087	3,655,808	3,655,808
Held-to-maturity (a)	353,299	354,434	419,760	428,472
Loans held for securitization	13,084,105	13,084,105	11,029,627	11,029,627
Loan portfolio, net of reserve for possible credit losses	19,323,656	19,323,656	16,585,582	16,585,582
Accrued income receivable	443,755	443,755	371,089	371,089
Accounts receivable from securitization	7,766,477	7,766,477	6,926,876	6,926,876

(a)	For purposes of comparability, certain prior period amounts have been restated.

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

The fair value of substantially all of the Corporation’s long-term debt and bank notes is estimated by discounting the future cash flows of the stated maturities of the long-term debt and bank notes using estimated rates currently offered for similar debt obligations, except that the fair value of the Corporation’s junior subordinated deferrable interest debentures is based upon its quoted market price.

Accrued interest payable includes interest expensed but not yet paid for deposits, short-term borrowings, long-term debt and bank notes, interest rate swap agreements, and foreign exchange swap agreements. The carrying amount approximates the fair value of these liabilities as a result of their relatively short-term nature.

DERIVATIVE FINANCIAL INSTRUMENTS

By using derivative instruments, the Corporation exposes itself to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation’s credit risk will equal the fair value gain in the derivative. Generally, when the fair value of the derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the coun-terparty and, therefore assumes no repayment risk. In order to minimize the amount of credit risk, the Corporation only enters into derivative financial instruments with counterparties who have credit ratings of investment grade as rated by the major rating agencies. The derivative financial instruments the Corporation uses are interest rate swap agreements, foreign exchange swap agreements and forward exchange contracts.

The fair value of the Corporation’s derivative financial instruments is determined using quoted market prices or dealer quotes. This value generally reflects the estimated amounts that the Corporation would receive or pay to terminate the instruments at the reporting date.

CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION’S FINANCIAL LIABILITIES
(dollars in thousands)

December 31,	2003		|	2002

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial Liabilities
Deposits	$31,836,081	$32,549,248	$30,616,216	$31,715,373
Short-term borrowings	1,025,463	1,053,277	1,250,103	1,294,866
Long-term debt and bank notes	12,145,628	13,150,079	9,538,173	10,543,933
Accrued interest payable	319,227	319,227	286,158	286,158

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

The Corporation’s interest rate swap agreements are designated as fair value hedges under Statement No. 133. The fair value of the Corporation’s interest rate swap agreements was a gross asset value of $361.6 million and a gross liability value of $32.7 million at December 31, 2003. At December 31, 2002, the outstanding interest rate swap agreements had a gross asset value of $468.4 million. For the years ended December 31, 2003 and 2002, the Corporation’s hedging ineffectiveness for its interest rate swap agreements was immaterial to the Corporation’s audited consolidated statements of income. At December 31, 2003, the Corporation had interest rate swap agreements maturing in varying amounts from 2004 through 2033.

SIGNIFICANT CLASSES OF DERIVATIVE FINANCIAL INSTRUMENTS (dollars in thousands)

		Weighted Average

	National			Maturity	Estimated
	Amount	Receive Rate (a)	Pay Rate (b)	in Years	Fair Value

December 31, 2003
Interest rate swap agreements	$9,055,033	5.43%	2.03%	6.8
Gross unrealized gains					$361,554
Gross unrealized losses					(32,735)

Total					$328,819

Forward exchange contracts—pounds sterling	1,557,372	1.68	1.79	.1
Gross unrealized gains					$—
Gross unrealized losses					(94,016)

Total					$(94,016)

Forward exchange contracts—euros	101,034	1.17	1.26	.1
Gross unrealized gains					$—
Gross unrealized losses					(7,661)

Total					$(7,661)

Forward exchange contracts—U.S. dollars	420,376	.57	.56	.1
Gross unrealized gains					$—
Gross unrealized losses					(6,353)

Total					$(6,353)

Foreign exchange swap agreements	4,696,241	4.03%	5.10%	2.2
Gross unrealized gains					$209,712
Gross unrealized losses					(257,242)

Total					$(47,530)

December 31, 2002
Interest rate swap agreements	$6,543,943	5.71%	2.21%	7.6
Gross unrealized gains					$468,425
Gross unrealized losses					—

Total					$468,425

Forward exchange contracts—pounds sterling	1,340,576	1.57	1.61	.1
Gross unrealized gains					$—
Gross unrealized losses					(33,488)

Total					$(33,488)

Forward exchange contracts—euros	77,296	1.01	1.05	.1
Gross unrealized gains					$—
Gross unrealized losses					(4,726)

Total					$(4,726)

Forward exchange contracts—U.S. dollars	1,848,448	.66	.62	.1
Gross unrealized gains					$—
Gross unrealized losses					(60,733)

Total					$(60,733)

Foreign exchange swap agreements	2,997,399	4.45%	5.43%	2.7
Gross unrealized gains					$66,233
Gross unrealized losses					(101,157)

Total					$(34,924)

(a)	Weighted average receive rate represents the rate contracted at the time the derivative financial instruments were entered into.

(b)	Weighted average pay rate for the forward exchange contracts represents the spot rate for the currency in which the forward exchange contract was denominated at December 31, 2003 and 2002, respectively.

EXPECTED MATURITIES OF DERIVATIVE FINANCIAL INSTRUMENTS (dollars in thousands)

December 31, 2003	Within 1 Year	1-5 Years	6-10 Years	Over 10 Years	Total

Interest Rate Swap Agreements
Notional amount	$966,494	$3,922,734	$3,079,502	$1,086,303	$9,055,033
Estimated fair value	15,481	193,633	102,370	17,335	328,819
Forward Exchange Contracts
Notional amount	2,078,782	—	—	—	2,078,782
Estimated fair value	(108,030)	—	—	—	(108,030)
Foreign Exchange Swap Agreements
Notional amount	1,754,735	2,310,004	631,502	—	4,696,241
Estimated fair value	104,477	(145,793)	(6,214)	—	(47,530)

The Corporation is exposed to foreign currency exchange rate risk as a result of transactions in currencies other than the designated functional currency of its foreign bank subsidiaries. The Corporation uses foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk. The foreign exchange swap agreements are primarily related to the issuance of long-term debt and bank notes by the Corporation’s foreign bank subsidiaries. Foreign exchange swap agreements are agreements to exchange principal amounts of different currencies and interest rates, usually at a prevailing exchange rate. When the agreement matures, the underlying principal or notional amount will be re-exchanged at the agreed-upon exchange rate.

The Corporation’s qualifying foreign exchange swap agreements are accounted for as fair value hedges. The fair value of the Corporation’s qualifying foreign exchange swap agreements was a gross unrealized gain of $61.7 million at December 31, 2003, and a gross unrealized gain of $19.4 million at December 31, 2002. The Corporation also enters into foreign exchange swap agreements that are not designated as accounting hedges. The fair value of the Corporation’s foreign exchange swap agreements not designated as accounting hedges was a gross unrealized gain of $148.0 million and a gross unrealized loss of $257.2 million at December 31, 2003. The fair value of the Corporation’s foreign exchange swap agreements not designated as accounting hedges was a gross unrealized gain of $46.8 million and a gross unrealized loss of $101.2 million at December 31, 2002. For the year ended December 31, 2003, the Corporation recognized a net loss of $12.6 million on its foreign exchange swap agreements. For the year ended December 31, 2002, the Corporation recognized a net gain of $22.4 million on its foreign exchange swap agreements. The Corporation’s hedging ineffectiveness for its foreign exchange swap agreements was immaterial to the Corporation’s audited consolidated statements of income for 2003 and 2002. The Corporation’s foreign exchange swap agreements mature in varying amounts from 2004 through 2009.

Under the terms of certain interest rate swap agreements and foreign exchange swap agreements, each party may be required to pledge certain assets if the market value of the interest rate swap agreements and foreign exchange swap agreements exceeds an amount set forth in the agreement or in the event of a change in credit rating. This pledge of collateral is intended to mitigate counterparty credit risk. There were $28.5 million of interest-earning time deposits pledged by MBNA Europe under the terms of the interest rate swap agreements and foreign exchange swap agreements at December 31, 2003. There were no securities pledged by the Bank under the terms of the interest rate swap agreements and foreign exchange swap agreements at December 31, 2002. The Bank held $36.7 million in deposits received from swap counterparties, that were collateralizing interest rate swap agreements and foreign exchange swap agreements at December 31, 2003. MBNA Europe held an additional $85.1 million in deposits received from swap counter-parties, that were collateralizing interest rate swap agreements and foreign exchange swap agreements at December 31, 2003. At December 31, 2002, the Bank held a $44.7 million deposit received from a swap counterparty, which was collateralizing an interest rate swap agreement. MBNA Europe held an additional $16.8 million in deposits received from swap counterparties, that were collateralizing interest swap agreements and foreign exchange swap agreements at December 31, 2002.

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

While the forward exchange contracts reduce the exposure to foreign currency exchange rate movements, the contracts are not accounting hedges under Statement No. 133. The recognized fair value of the open forward exchange contracts at December 31, 2003, was a gross unrealized loss, or a liability, of $108.0 million, which was recognized in the audited consolidated statements of income as a net loss of $108.0 million (pre-tax). The recognized fair value of the open forward exchange contracts at December 31, 2002, was a gross unrealized loss, or a liability, of $98.9 million, which was recognized in the audited consolidated statements of income as a net loss of $98.9 million (pre-tax).

SUMMARY OF ACTIVITY OF DERIVATIVE FINANCIAL INSTRUMENTS (NOTIONAL AMOUNTS) (dollars in thousands)

	Interest Rate	Forward Exchange	Foreign Exchange
	Swap Agreements	Contracts	Swap Agreements	Total

Balance, December 31, 2000	$1,754,826	$1,321,184	$451,458	$3,527,468
Additions	1,578,547	9,400,474	1,400,671	12,379,692
Maturities	(450,000)	(9,278,535)	—	(9,728,535)

Balance, December 31, 2001	2,883,373	1,443,123	1,852,129	6,178,625
Additions	3,933,176	12,619,569	1,266,104	17,818,849
Maturities	(272,606)	(10,796,372)	(120,834)	(11,189,812)

Balance, December 31, 2002	6,543,943	3,266,320	2,997,399	12,807,662
Additions	2,674,016	16,560,962	2,106,430	21,341,408
Maturities	(162,926)	(17,748,500)	(407,588)	(18,319,014)

Balance, December 31, 2003	$9,055,033	$2,078,782	$4,696,241	$15,830,056

The net loss of $108.0 million on the Corporation’s open forward exchange contracts outstanding at December 31, 2003, along with the losses on its matured forward exchange contracts, resulted in a net loss of $168.1 million on the Corporation’s forward exchange contracts in the audited consolidated statements of income for the year ended December 31, 2003. The Corporation recognized an offsetting net gain of $290.6 million on the related foreign denominated assets and liabilities in the audited consolidated statements of income for the year ended December 31, 2003. The net loss of $98.9 million on the Corporation’s open forward exchange contracts outstanding at December 31, 2002, along with the losses on its matured forward exchange contracts, resulted in a net loss of $185.2 million on the Corporation’s forward exchange contracts in the audited consolidated statements of income for the year ended December 31, 2002. The Corporation recognized an offsetting net gain of $160.0 million on the related foreign denominated assets and liabilities in the audited consolidated statements of income for the year ended December 31, 2002.

NOTE 31: PARENT COMPANY FINANCIAL INFORMATION

The parent company’s investment in subsidiaries represents the total equity of all consolidated subsidiaries, using the equity method of accounting for investments. The Corporation’s principal subsidiary is the Bank, which constituted 93.1% and 93.0% of the consolidated assets of the Corporation at December 31, 2003 and 2002, respectively.

CONDENSED STATEMENTS OF FINANCIAL CONDITION (dollars in thousands)

December 31,	2003	2002

Assets
Cash and due from bank subsidiary	$4,997	$4,219
Interest-earning time deposits due from bank subsidiary	1,487,196	1,097,796
Notes receivable from non-bank subsidiaries	1,513,745	1,490,162
Investment in subsidiaries:
Bank	11,250,446	9,030,463
Non-bank	267,169	268,899
Premises and equipment, net	167,530	197,736
Accrued income receivable	84,644	56,926
Investment in variable interest entities	32,902	—
Other assets	379,982	362,752

Total assets	$15,188,611	$12,508,953

Liabilities and Stockholders’ Equity
Long-term debt	$2,519,055	$1,961,324
Junior subordinated deferrable interest debentures due to variable interest entities	1,134,624	1,162,839
Accrued interest payable	49,083	39,539
Dividends payable	130,704	92,412
Accrued expenses and other liabilities	242,105	151,520

Total liabilities	4,075,571	3,407,634
Stockholders’ equity	11,113,040	9,101,319

Total liabilities and stockholders’ equity	$15,188,611	$12,508,953

CONDENSED STATEMENTS OF INCOME (dollars in thousands)

Year Ended December 31,	2003	2002	2001

Operating Income
Interest income	$124,117	$122,165	$121,264
Dividends from subsidiaries:
Bank	450,147	352,000	308,000
Non-bank	1,633	1,410	1,181
Management fees from subsidiaries	150,087	166,160	97,867
Other	7,427	3,820	15,044

Total operating income	733,411	645,555	543,356
Operating Expense
Interest expense	104,546	93,321	90,092
Salaries and employee benefits	115,595	99,479	41,249
Other	30,179	59,388	49,652

Total operating expense	250,320	252,188	180,993

Income before income taxes and equity in undistributed net income of subsidiaries	483,091	393,367	362,363
Applicable income taxes	5,175	22,284	24,694
Equity in undistributed net income of subsidiaries:
Bank	1,846,944	1,390,837	1,354,094
Non-bank	13,244	4,034	2,528

Net Income	$2,338,104	$1,765,954	$1,694,291

CONDENSED STATEMENTS OF CASH FLOWS (dollars in thousands)

Year Ended December 31,	2003	2002	2001

Operating Activities
Net income	$2,338,104	$1,765,954	$1,694,291
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,860,188)	(1,394,871)	(1,356,622)
Deferred income tax benefit	(13,719)	(8,560)	(4,658)
Depreciation and amortization	104,444	110,883	42,688
Decrease (increase) in other operating activities	15,894	(22,683)	95,984

Net cash provided by operating activities	584,535	450,723	471,683
Investing Activities
Net (increase) decrease in interest-earning time deposits due from bank subsidiary	(389,400)	(618,000)	336,500
Net issuance of notes receivable from non-bank subsidiaries	(23,583)	(3,275)	(176,668)
Net sales (purchases) of premises and equipment	20,605	(60,888)	(35,771)
Net investment in subsidiaries	(17,925)	(162,214)	(47,285)
Proceeds from sale of investment securities available-for-sale	—	13,126	—

Net cash (used in) provided by investing activities	(410,303)	(831,251)	76,776
Financing Activities
Proceeds from issuance of long-term debt	1,039,191	1,188,959	294,562
Maturity of long-term debt	(434,000)	(495,000)	(241,000)
Proceeds from issuance of junior subordinated deferrable interest debentures to variable interest entities	—	515,464	—
Proceeds from issuance of common stock	1,082,186	—	—
Proceeds from exercise of stock options and other awards	275,793	138,422	84,032
Acquisition and retirement of common stock	(1,700,824)	(615,503)	(376,095)
Dividends paid	(435,800)	(350,740)	(312,382)

Net cash (used in) provided by financing activities	(173,454)	381,602	(550,883)

Increase (Decrease) in Cash and Cash Equivalents	778	1,074	(2,424)
Cash and cash equivalents at beginning of year	4,219	3,145	5,569

Cash and cash equivalents at end of year	$4,997	$4,219	$3,145

Supplemental Disclosures
Interest expense paid	$102,866	$79,425	$95,304

Income taxes paid	$—	$—	$—

QUARTERLY DATA (UNAUDITED) (dollars in thousands, except per share amounts)

Three Months Ended	March 31,	June 30,	September 30,	December 31,

2003
Interest income	$944,027	$959,915	$969,529	$985,413
Interest expense	388,431	380,747	369,617	369,716
Net interest income	555,596	579,168	599,912	615,697
Provision for possible credit losses	378,877	345,603	334,064	334,157
Other operating income	1,788,009	1,851,804	2,032,469	2,153,198
Other operating expense	1,287,875	1,235,068	1,267,389	1,333,815
Income before income taxes	676,853	850,301	1,030,928	1,100,923
Net income	432,509	543,342	658,763	703,490
Net income applicable to common stock	428,993	539,826	655,247	699,974
Earnings per common share	.34	.42	.51	.55
Earnings per common share—assuming dilution	.33	.42	.51	.54
Weighted average common shares outstanding (000)	1,278,980	1,278,144	1,277,810	1,277,748
Weighted average common shares outstanding and common stock equivalents (000)	1,292,647	1,294,246	1,296,312	1,297,300
2002
Interest income	$915,701	$895,618	$887,423	$979,328
Interest expense	402,425	390,801	405,152	405,117
Net interest income	513,276	504,817	482,271	574,211
Provision for possible credit losses	359,393	274,932	288,195	417,637
Other operating income	1,596,266	1,633,629	1,668,145	1,854,883
Other operating expense	1,166,695	1,141,365	1,234,395	1,159,470
Income before income taxes	583,454	722,149	627,826	851,987
Net income	369,910	457,842	398,042	540,160
Net income applicable to common stock	366,394	454,242	394,498	536,642
Earnings per common share	.29	.36	.31	.42
Earnings per common share—assuming dilution	.28	.35	.30	.41
Weighted average common shares outstanding (000)	1,277,995	1,277,703	1,277,720	1,277,734
Weighted average common shares outstanding and common stock equivalents (000)	1,311,074	1,305,288	1,297,412	1,297,285

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

On June 6, 2002, the Corporation announced a three-for-two split of the Corporation’s Common Stock, effected in the form of a dividend, issued on July 15, 2002, to stockholders of record as of the close of business on July 1, 2002. Accordingly, all common share and per common share data previously reported in the Corporation’s Form 10-Q filed with the Securities and Exchange Commission for March 31, 2002 have been adjusted to reflect the stock split.

PREFERRED STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

				Dividends
				Declared per
	High	Low	Close	Preferred Share

Series A
2003
Fourth quarter	$26.60	$25.25	$25.85	$.46875
Third quarter	26.35	25.25	25.35	.46875
Second quarter	26.35	25.25	26.00	.46875
First quarter	25.45	24.60	25.20	.46875
2002
Fourth quarter	25.10	24.40	25.00	.46875
Third quarter	25.50	24.18	24.85	.46875
Second quarter	25.55	25.00	25.48	.46875
First quarter	25.80	24.85	24.85	.46875
Series B
2003
Fourth quarter	26.36	25.00	25.70	.34380
Third quarter	25.75	24.55	25.10	.34380
Second quarter	25.45	23.20	24.90	.34380
First quarter	25.20	22.95	23.25	.34380
2002
Fourth quarter	23.60	21.45	23.35	.34380
Third quarter	24.10	22.15	22.50	.34740
Second quarter	24.30	22.75	23.51	.36850
First quarter	24.00	22.35	22.80	.34380

The Corporation has two series of preferred stock issued and outstanding, both with a $25 stated value per share. Each series of preferred stock is traded on the New York Stock Exchange, the Series A Preferred Stock under the symbol “KRBpfa” and the Series B Preferred Stock under the symbol “KRBpfb.”

On January 22, 2004, the Corporation’s Board of Directors declared a quarterly dividend of $.46875 per share on the 7½% Cumulative Preferred Stock, Series A, and a quarterly dividend of $.3438 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. Both dividends are payable April 15, 2004 to stockholders of record as of March 31, 2004.

COMMON STOCK PRICE RANGE AND DIVIDENDS (a) (UNAUDITED)

				Dividends
				Declared per
	High	Low	Close	Common Share

2003
Fourth quarter	$25.45	$23.50	$24.85	$.10
Third quarter	24.91	20.72	22.80	.10
Second quarter	22.26	15.23	20.84	.08
First quarter	20.75	12.15	15.05	.08
2002
Fourth quarter	22.47	15.31	19.02	.07
Third quarter	22.40	13.80	18.38	.07
Second quarter	25.97	21.23	22.05	.07
First quarter	25.93	20.77	25.71	.07

(a)	The common stock price and dividends have been adjusted to reflect the three-for-two stock split of MBNA Corporation’s Common Stock effected in the form of a dividend, issued on July 15, 2002, to stockholders of record as of the close of business on July 1, 2002.

The Corporation’s Common Stock is traded on the New York Stock Exchange under the symbol “KRB” and is listed as “MBNA” in newspapers. At January 31, 2004, the Corporation had 2,789 common stockholders of record. This figure does not include beneficial owners for whom Cede & Co. or others act as nominees.

On January 22, 2004, the Corporation’s Board of Directors declared a quarterly dividend of $.12 per common share, payable April 1, 2004 to stockholders of record as of March 15, 2004.

MBNA CORPORATION BOARD OF DIRECTORS

James H. Berick, Esq.	Bruce L. Hammonds	Randolph D. Lerner, Esq.	William B. Milstead
Retired Partner	President and Chief Executive Officer	Chairman	Retired Partner
Squire, Sanders & Dempsey L.L.P.		Owner, Cleveland Browns	Ernst & Young, LLP
William L. Jews
Benjamin R. Civiletti, Esq.	President and Chief Executive Officer	Stuart L. Markowitz, M.D.	Michael Rosenthal, Ph.D.
Chairman	CareFirst BlueCross BlueShield	Internist and Managing Partner	Professor
Venable LLP		Drs. Markowitz, Rosenberg,	Columbia University
Former Attorney General	Norma Lerner	Stein & Associates
of the United States	Investor		Former Associate Dean for
		Clinical Professor	Academic Administration at
		Case Western Reserve University,	Columbia College
College of Medicine

MBNA PRINCIPAL OFFICERS

Bruce L. Hammonds	Richard K. Struthers	Douglas R. Denton	Vernon H.C. Wright
President and Chief Executive Officer	Chairman, MBNA Europe	Chief Technology Officer	Chief Financial Officer
MBNA Corporation	and MBNA Canada		MBNA Corporation
General Charles C. Krulak
John R. Cochran III	Lance L. Weaver	Chief Administrative Officer	Kenneth A. Vecchione
Chairman and Chief Executive Officer	U.S. Credit Card		Chief Financial Officer
MBNA America Bank, N.A.		Frank P. Bramble, Sr.	MBNA America Bank, N.A.
Planning

MBNA OFFICE LOCATIONS

INTERNATIONAL	32 Washington St.	388 S. Main St.	UNITED KINGDOM
HEADQUARTERS	Camden, ME 04843	Akron, OH 44311
Stansfield House
MBNA Corporation	274 Front St.	25875 Science Park Dr.	Chester Business Park
Wilmington, DE 19884	Farmington, ME 04938	Beachwood, OH 44122	Wrexham Rd.
(800) 441-7048			Chester, Cheshire
	50 Pleasant St.	2568 Park Centre Blvd.	CH4 9QQ
MBNA OFFICES	Fort Kent, ME 04743	State College, PA 16801	United Kingdom

UNITED STATES	16 Godfrey Dr.	16001 N. Dallas Pkwy.	86 Jermyn St.
	Orono, ME 04473	Dallas, TX 75248	London SW1Y 6JD
75 Enterprise, Suite 200			United Kingdom
Aliso Viejo, CA 92656	901 Washington Ave.
	Portland, ME 04103	CANADA
1075 Silver Lake Blvd.			SPAIN
Dover, DE 19904	18 Green Hill Dr.	1600 James Naismith Dr.
	Presque Isle, ME 04769	Gloucester, Ontario	C/José Echegaray, 6.
210 Town Park Drive		K1B 5N8	28230 Las Rozas
Kennesaw, GA 30144	12 Water St.		Madrid, Spain
	Rockland, ME 04841	1000 de la Gauchetière Suite 4300
11333 McCormick Rd.		Montréal, Québec
Hunt Valley, MD 21031	100 Main St., Suite 303	H3B 4W5	CHINA
1 Hatley Rd.	Dover, NH 03820	IRELAND	(Representative Office)
Belfast, ME 04915	320 University Ave.
	Newark, NJ 07102	46 St. Stephen’s Green	Suite 2006, 20th Floor,
5 Industrial Pkwy.		Dublin 2, Ireland	Jin Mao Tower
Brunswick, ME 04011	9 W. 57th St.		88 Century Blvd.
	New York, NY 10019	Dublin Road	Pudong, Shanghai 200121
		Carrick-on-Shannon	People’s Republic of China
Co Leitrim, Ireland

SUBSIDIARIES OF MBNA CORPORATION

MBNA AMERICA BANK, N.A.

The principal subsidiary of MBNA Corporation, MBNA America is the largest independent credit card lender in the world. It also provides retail deposit, consumer loan, and insurance products. MBNA America markets its products through thousands of membership organizations and financial institutions and is the recognized industry leader in endorsed marketing.

MBNA DELAWARE

The Corporation is also the parent of MBNA Delaware, a national bank that offers mortgage loans, aircraft loans, and business card products.

SUBSIDIARIES OF MBNA AMERICA BANK, N.A.

MBNA EUROPE BANK LIMITED

MBNA issues credit cards in the United Kingdom, the Republic of Ireland, and Spain. MBNA Europe is headquartered in Chester, England, with business development offices in London, England; Dublin and Carrick-on-Shannon, Ireland; and Las Rozas, Spain.

MBNA CANADA BANK

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

INDEPENDENT AUDITORS

Ernst & Young LLP

CORPORATE REGISTRARS AND TRANSFER AGENTS

National City Bank (common stock) (800) 622-6757
The Bank of New York (preferred stock) (212) 815-4302

PRINCIPAL FINANCIAL CONTACTS

For further information about MBNA Corporation or its subsidiaries, please contact:

David W. Spartin, Senior Vice Chairman	Edward H. Murphy, Director, Investor Relations
MBNA Corporation	MBNA Corporation
Wilmington, DE 19884-0141	Wilmington, DE 19884-0131
(800) 362-6255 or (302) 456-8588	(800) 362-6255 or (302) 432-0202

Internet address: www.MBNA.com

COMMON STOCK

Listed on New York Stock Exchange
Stock Symbol KRB