Form 10-K, Exhibit 13
period 2004-12-31
MBNA CORP
filed 2005-03-15
CIK 870517

Like no other

Annual report 2004

mbna

If you're into it, we're into it.™

  MBNA precepts

  MBNA is a company of people committed to:

Providing the Customer with the finest products backed by consistently top-quality service.

Delivering these products and services efficiently, thus ensuring fair prices to the Customer and sound earnings for the stockholder.

Treating the Customer as we expect to be treated — putting the Customer first every day — and meaning it.

Being leaders in innovation, quality, efficiency, and Customer satisfaction. Being known for doing the little things and the big things well.

Insisting on an inclusive work environment where every single person is given the encouragement, support, and opportunity to be successful.

Expecting and accepting from ourselves nothing short of the best. Remembering that each of us, the people of MBNA, makes the unassailable difference.

                 Contents

2	Financial highlights
3	Letter to stockholders
6	Uniquely positioned
8	Uniquely qualified
10	Uniquely connected
12	Uniquely inspired
14	Leadership position
17	Financials
121	MBNA executive committee

MBNA: A company like no other

It’s been nearly two decades since MBNA’s precepts were introduced in the summer of 1986. Today, the precepts remain strong and relevant— providing the foundation for a record of consistent performance, growth, and industry leadership. The precepts have helped make MBNA successful and distinctive —a unique company that continues to set the standard.

MBNA annual report 2004          1

Financial highlights

Year ended December 31,	2004	2003	2002	2001	2000

(dollars in thousands, except per share amounts)

Per Common Share Data(a)

Earnings	$2.08	$1.82	$1.37	$1.31	$1.05
Earnings — assuming dilution	2.05	1.79	1.34	1.28	1.02
Dividends(b)	.48	.36	.27	.24	.21
Book value	10.26	8.53	6.96	5.94	5.02

Ratios

Return on average total assets	4.39%	4.16%	3.67%	4.16%	3.94%
Return on average stockholders’ equity	21.72	22.98	21.29	24.07	25.79
Stockholders’ equity to total assets	21.59	18.80	17.22	17.16	17.13

Sales and cash advance volume	$206,161,349	$184,293,873	$160,046,164	$142,261,636	$125,683,731

Financial Statement Data

Net interest income	$2,536,801	$2,350,373	$2,074,575	$1,657,340	$1,395,015
Other operating income	8,258,386	7,825,480	6,752,923	6,673,316	4,920,403
Net Income(a)	2,677,296	2,338,104	1,765,954	1,694,291	1,312,532
Stockholders’ equity	13,323,252	11,113,040	9,101,319	7,798,718	6,627,278

Managed Data

Total managed loans	$121,618,175	$118,493,560	$107,257,842	$97,496,051	$88,790,721

(a)	For full year 2002, net income excluding the change in the estimated value of accrued interest and fees in September 2002 would have been $1.93 billion or $1.47 per common share — assuming dilution.

(b)	On January 20, 2005, the Board of Directors declared an increase of 17% in the quarterly dividend to $.14 per common share.

This annual report includes managed data. A reconciliation of the managed data to the most directly comparable GAAP data is included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the annual report.

Dear Stockholders: For MBNA, 2004 was a year of noteworthy performance.
Thanks to the efforts of the talented and dedicated people of our company, we grew earnings 15% in a slow industry growth environment, launched several exciting programs, such as our partnership with American Express, and acquired important new businesses.

In our 14th year as a public company, MBNA increased net income 15% to $2.7 billion, or $2.05 per common share. And for the 14th consecutive year, MBNA increased its quarterly dividend, which rose 17% to $.14 per common share —increasing the annual rate to $.56 per common share, while also significantly increasing capital.

MBNA is in the business of lending money to qualified people. We are a diversified consumer and small-business lending company with operations in the United States, Canada, the United Kingdom, Ireland, and Spain. We market our products through more than 5,000 endorsing organizations and financial institutions. We believe that lending to high-quality individuals through affinity marketing offers a solid foundation for continued growth and performance in almost any market environment.

Since 1982, we’ve delivered consistent, profitable growth —something we believe will continue, though at a slower pace than in the past. Through the late 1990s, MBNA grew earnings 25% and averaged 20% since our IPO. However, that pace slowed in 2004 as MBNA gained scale and as growth in the U.S. credit card industry declined.

In this slower growth environment, MBNA produced another year of earnings growth through increased retail spending from our Customers, expanded product offerings, product diversification, continued commitment to credit quality, and tighter cost controls.

Loan Growth. Managed loans ended at $121.6 billion in 2004, up $3.1 billion, or 3%. Loan growth was impacted by sluggishness in revolving consumer credit in the United States, which increased only 4% in 2004. Loan growth was also affected by our decision to reduce the number of 0% balance transfer offers to new and existing Customers. Instead, we of fer Customers significantly improved rewards-based programs, such as MBNA WorldPoints, Merrill Lynch rewards, and NFL Extra Points. These types of accounts typically take longer to develop balances, but have very good long-term profitability. Spending on rewards accounts drove retail sales volume up 17% in 2004 and led to strong growth in other operating income.

Asset Quality. The credit performance of our loan portfolio improved significantly in 2004 as managed net credit losses declined 48 basis points to 4.74%, and managed delinquency declined 26 basis points to 4.13%. We continue to maintain stringent underwriting standards, and the quality of new Customers added this year is consistent with the quality of our existing portfolio.

New Endorsements. In 2004, we received new endorsements from more than 280 organizations, including Charles Schwab, GMAC Mortgage Corporation, A.G. Edwards & Sons, and the Massachusetts Institute of Technology.

Diversification. We further diversified our loan portfolio through key acquisitions, including the purchase of Premium Credit Limited, the leading insurance premium financing business in the United Kingdom, and Sky Financial Solutions, a professional practice financing business — extending our affinity-based marketing focus into complementary business areas. We also opened a representative office in Shanghai, China, as an important step toward exploring further international expansion.

MBNA annual report 2004          3

MBNA CORPORATION BOARD OF DIRECTORS

Randolph D. Lerner, Esq. Chairman; Owner, Cleveland Browns (photo at bottom right) · Bruce L. Hammonds President and Chief Executive Officer (photo at bottom right) • James H. Berick, Esq. Retired Partner, Squire, Sanders & Dempsey LLP • Mary M. Boies, Esq. Partner, Boies & McInnis LLP • Benjamin R. Civiletti, Esq. Chairman, Venable LLP; Former Attorney General of the United States • William L. Jews President and Chief Executive Officer, CareFirst BlueCross BlueShield • Stuart L. Markowitz, MD Emeritus Partner, Drs. Markowitz, Rosenberg, Stein & Associates • William B. Milstead Retired Partner, Ernst & Young LLP · Thomas G. Murdough, Jr. Chairman and Chief Executive Officer, The Step2 Company • Laura S. Unger, Esq. Independent Consultant; Former Acting Chairman and Commissioner, Securities and Exchange Commission

American Express Partnership. A historic agreement with American Express enables us to issue MBNA Rewards American Express-branded credit cards in the United States. We intend to also issue American Express-branded credit cards in the United Kingdom, Canada and Spain. This opens the door to new opportunities for MBNA. With this step, MBNA offers a full range of credit card products —American Express, Visa, and MasterCard — to Customers and potential Customers. Today, hundreds of thousands of Customers have activated their MBNA Rewards American Express cards and are taking advantage of the valuable benefits, backed by MBNA’s top-notch Customer satisfaction.

Corporate Governance. We are especially pleased to note that in 2004 MBNA continued to improve its corporate governance policies and practices. The Board of Directors named three new independent directors: Mary Boies, Thomas Murdough, and Laura Unger. This increases the total number of directors to 10, of which eight are independent of management. In addition, the board continued other governance initiatives, including additional reductions in executive compensation.

Cost Controls. We announced a one-time restructuring charge in the first quarter of 2005. This charge is a result of voluntary early retirement and voluntary severance programs. The programs will help MBNA achieve staffing levels, particularly in management positions, that match future business needs. The charge will total approximately $300 million to $350 million pre-tax and result in anticipated pre-tax expense savings of approximately $150 million in 2005 and $200 million in 2006. For stockholders, this is an important investment in the future.

Capital Management. MBNA’s Board of Directors also approved a share repurchase program and authorized the repurchase of up to $2 billion of common stock over the next two years. Stock repurchases will be done selectively, based on capital levels, asset growth levels, investment opportunities, acquisitions, and share performance. The program reflects the corporation’s commitment to returning excess capital to stockholders while balancing the important objectives of asset growth and maintaining a strong balance sheet. In addition, MBNA increased its dividend an average of more than 20% per year over the last five years.

MBNA Brand. The people of MBNA are committed to moving the business ahead into new areas of opportunity. For example, we made significant improvements in the Customer experience and launched the MBNA brand with the new tagline, If you’re into it, we’re into it. Our brand advertising campaign began with a television ad during Super Bowl XXXIX and will continue in all media throughout 2005. The primary purpose of the brand campaign is to strengthen consumer awareness that the things that matter to consumers — their passions, interests, and affinities — also matter to MBNA.

MBNA truly is a company like no other. This annual report examines some of the things that make MBNA unique, and some of the reasons why MBNA is the recognized leader in affinity marketing.

Bruce Hammonds President and Chief Executive Officer

Randy Lerner Chairman

John Cochran Chief Operating Officer

4          MBNA annual report 2004

GOLF DIGEST: Golf Digest is one of more than 600 sports-related organizations endorsing MBNA products. MBNA's sports marketing sector totals more than $10 billion in loans.

Golf Digest
mbna
MasterCard

uniquely positioned

6 MBNA annual report 2004

When it comes to affinity marketing, no one else comes close.
MBNA Corporation is an international financial services company like no other. We provide lending, insurance, and deposit account products and services through operations in the United States, Canada, the United Kingdom, Ireland, and Spain.
MBNA makes loans to individuals and to small businesses. We do this through credit cards, consumer loans, home equity loans, business credit cards, and other business lending products. We deliver our products primarily through affinity marketing programs. As a result, MBNA has builta record of consistent growth and performance.
Over two decades, MBNA has established affinity and co-branded relationships with more than 5,000 organizations, including professional associations, colleges and universities, sports teams, financial institutions, and many other groups.
MBNA’s unique position in the consumer that people care about—organizations inspiring pride and passion among their members. We provide products and services that express loyalty and help organizations strengthen relationships with their members.
MBNA works aggressively to understand people who share common interests and to design the financial products that meet their needs. We use diversified channels to market these products, including direct mail, telesales, Internet, event, and point-of-sale marketing, and we market through bank branches, financial advisors, and more.
We back these marketing activities with service that generates a superior Customer experience at every point of contact. In addition, our Customers have the freedom and flexibility to choose from an innovative selection of reward programs that reflect their pride, passion, and interests. The result is an experience that MBNA Customers have come to appreciate and value.
MBNA combines the power of affinity relationships, the power of affinity rewards, and the power of the Customer experience like no other company. Our unique approach to the entire concept of affinity marketing is making MBNA one of the most recognized, respected, and valuable brands in our industry.
Our recently launched brand-awareness campaign captures the spirit of affinity in a simple phrase: If you’re into it, we’re into it. The campaign helps Customers and potential Customers appreciate that MBNA knows how to deliver financial products and services to people who share a common interest.

AIRCRAFT OWNERS AND PILOTS ASSOCIATION: AOPA first endorsed MBNA products in 1984. Today, members have more than $430 million in credit card loans, more than $450 million in specialty aircraft and other consumer loans, and $535 million in deposit balances with MBNA.

uniquely qualified

14-22

8 MBNA annual report 2004

Unlike others, we don't rely solely on computer programs to make our lending decisions. Our judgmental lending approach encourages MBNA people to make credit decisions based on experience and, very often, personal contact with individual applicants. At MBNA, talented people combine experience, technology, and predictive scoring with something equally important to our success: *common sense.*

Why we like affinity marketing:

HIGHER USAGE
$6,920
$5,580
average annual spending per active account
LARGER BALANCES
$3,820
$2,580
average loan balance per active account
BETTER CREDIT EXPERIENCE
$49
$65
credit losses per $1,000 in loans
MBNA
INDUSTRY

MBNA and industry data are for the 12 months ending September 30, 2004.

MBNA annual report 2004 9

When it comes to finding and keeping the right Customers, no one else comes close.
Our approach to doing business is like no other in our industry. We get the right Customers through affinity marketing and keep them by providing top-quality Customer satisfaction.
Affinity marketing enables us to target our marketing effectively to attract the most qualified applicants. Marketing to the members of our more than 5,000 affinity groups, we choose Customers from a universe with very strong credit characteristics. This marketing approach, combined with our sophisticated credit process, is one of the main reasons have historically been well below industry averages.
Unlike others, we don’t rely solely on mental lending approach encourages MBNA people to make credit decisions based on experience and, very often, personal contact with individual applicants. At MBNA, talented people combine experience, technology, and predictive scoring with something equally important to our success: common sense.
Our unique way of marketing and lending has proven itself time and again. In 2004, quality improved significantly as the characteristics of new Customers remained consistent with previous years. In addition, MBNA Customers continue to use their cards more and carry higher loan balances than the average credit card holder.
The people of MBNA are guided in their work by the MBNA precepts (inside front cover). committed to treating the Customer as we expect to be treated—putting the Customer first every day—and meaning it. MBNA places a premium on attracting people who share these values—values that build relationships and strengthen Customer loyalty.

Penn
mbna

UNIVERSITY OF PENNSYLVANIA: More than 850 colleges and universities in the United States endorse MBNA products — including more than half of the Ivy League universities.

uniquely connected

10 MBNA annual report 2004

When it comes to building relationships, no one else comes close.
The way we build relationships with Customers is like no other in our industry. In 2004, MBNA launched programs to extend opportunities to market segments with high potential for sustained growth and development.
During 2004, MBNA added more than 280 new affinity partners, including Charles Schwab and A.G. Edwards &Sons. These endorsements cemented issuer in the brokerage, mutual fund, and insurance marketplace. The endorsement of GMAC Mortgage Corporation added a unique and successful program that enables consumers to reduce the length of their mortgages. The Massachusetts Institute of Technology joined the ranks of leading academic institutions offering MBNA cards, as did the Université de Laval, a Québec-based institution of higher learning dating back to 1663. Such prominent brand names as Starwood Hotels & Resorts in Canada, Halfords in the United Kingdom, and Marsans travel agency, among many others, also decided to endorse MBNA products in 2004.
The number of professional organizations that endorse MBNA products reached more than 1,400 in 2004. Our focus on marketing to professionals has resulted in MBNA products being carried by approximately three-quarters of all physicians, two-thirds of all dentists, two-thirds of all attorneys, and half of all engineers in the United States. MBNA products are also endorsed by more than 600 sports-related organizations including the National Basketball Association, the National Football League, Major League Baseball, NASCAR, the United States Tennis Association, and the Professional Golfers Association. We have developed affinity products for virtually anything that anyone is interested in—at any stage of life. For example, if we have the American Student Dental Association card. When you become licensed and begin your career, we have products endorsed by nearly all the state dental associations.
In addition, MBNA markets credit cards through the endorsements of hundreds of financial institutions and credit unions. Financial institutions provide MBNA with effective sales channels including more than 15,000 bank branches worldwide. MBNA also focused on expanding its lending products to the student and alumni market in 2004 by building on our existing marketing activities with more than 850 colleges and universities, adding nearly 325,000 accounts during the year.
And in the first such agreement by any U.S. bank, MBNA began issuing American Express-branded credit cards in late 2004. The agreement represents our continuing commitment to offering our Customers a broader array of products, backed by superior service and providing greater value, convenience, and choice. Today, nearly 1,000 of agreed to the marketing of American Express-branded credit cards to their members—and the list continues to grow.

DUCKS UNLIMITED: With more than one million supporters, Ducks Unlimited is the world's largest and most successful wetlands and conservation organization. MBNA's 18-year partnership with Ducks Unlimited has raised tens of millions of dollars for wetlands conservation projects and is a good example of an effective affinity card program.

mbna

uniquely inspired

12 MBNA annual report 2004

When it comes to leveraging relationships, no one else comes close.
We build relationships like no other in our industry. In today’s competitive lending environment, leveraging existing relationships to find additional areas of opportunity is a powerful path to sustained performance.
The spirit of innovation that led MBNA to pioneer affinity marketing remains very much alive. Credit cards are often the basis for larger financial relationships between MBNA and our Customers. By marketing credit cards to Customers, MBNA gains an understanding of each Customer’s needs and circumstances, and this makes it possible to offer other products, such as consumer loans, deposit accounts, business loans, and home equity loans.
Leveraging our knowledge of affinity groups has enabled us to build a consumer loan business in the United States of $11.5 billion and a deposit base of more than $30 billion. One example of this is our relationship with the National Education Association (NEA). Currently, more than a third of all teachers in the United States carry MBNA credit cards with loan balances totaling $2.7 billion. Additionally, NEA members have borrowed $675 million using other consumer lending products and have $4.1 billion in deposits with MBNA.
The 2004 acquisition of Sky Financial Solutions gives MBNA a way to offer financing for equipment, practice start-ups, and working capital to dentists and other professionals. Similarly, the acquisition of Premium Credit Limited in the United Kingdom enabled MBNA to finance insurance premiums. Both of these new businesses provide good growth potential for MBNA and, most important, are a good fit with MBNA’s affinity marketing strategy.
The drive to improve the utility of our products led to further enhancements this year of our most popular rewards programs. MBNA’s WorldPoints program was launched in 2002 as our principal rewards platform for card users, enabling Customers to earn one point for every dollar spent and to redeem those points for travel, merchandise, or cash. WorldPoints provides a comprehensive platform to build customized programs as we have done for Merrill Lynch, Charles Schwab, and several other key endorsements. In 2004, the portfolio of loans under this program climbed to more than $11 billion.
Similar innovations and improvements have been made in a number of other programs with strong potential growth. The Fidelity 529 program helps Customers save for their children’s college education. Comparable programs for affinity partners, such as Royal Caribbean Cruises, where Customers earn points towards their next cruise, have generated notable Customer response.
Such programs help Customers meet personal goals while demonstrating their affinity for sponsoring organizations. This effort to improve and expand product offerings works for the good of everyone involved — the affinity cardholder, the affinity organization, and MBNA.

MBNA is a leader like no other.

Our 2004 results demonstrate that when it comes to affinity marketing, MBNA is a leader like no other. In an environment that many regarded as difficult and having few opportunities, we believe MBNA became even stronger.

We led by adopting new growth strategies that are profitable and consistent with our fundamental strengths. These strategies included developing new products responsive to evolving market needs, forming new endorsing partnerships, and constantly looking for ways to improve our Customer service.

Our leadership in Customer satisfaction is a core strength, and our formula for leadership remains constant. Have the right people. Give them the tools they need and an enjoyable work environment. Provide good career opportunities, cutting-edge technology, and programs to balance the demands of family and work.

This commitment earned MBNA more awards and acknowledgments in 2004, both for performance and as a place to work. FORTUNE magazine named MBNA to its “Hall of Fame” as one of only 22 companies to have been on its list of “Best Places to Work For” since the list’s inception in 1998. For the 13th consecutive year, Working Mother magazine named MBNA one of the best U.S. companies for mothers. The Irish Independent listed the company at the top of its roster of the 50 best companies to work for in Ireland. FORTUNE also named MBNA one of “America’s Most Admired Companies” for the second consecutive year, and BusinessWeek named MBNA one of the 50 best-performing members of the S&P 500.

MBNA also leads through direct, active efforts to contribute to the communities where we live and work. In 2004, our ongoing program of community involvement across all areas provided not just money, but the time, energy, and experience of MBNA people for the betterment of the local community.

The MBNA Foundation maintained its commitment to improving the quality and availability of education through grants and scholarships, as well as its support for organizations involved in human services, promotion of the arts, and environmental preservation and conservation. In 2004, MBNA, its Foundation, and MBNA people donated more than $60 million to support these and other important community needs. In addition, the people of MBNA volunteered more than 600,000 hours of their time to charitable and educational causes during 2004.

MBNA’s well-recognized focus on improving the well-being of communities does not alone make the company unique. But no one else combines our community commitment with the leadership and the power of MBNA’s dedicated people. It’s a unique formula, and a defining characteristic of MBNA.

14          MBNA annual report 2004

Affinity cards

MBNA sells to people who share common interests, focusing on groups with strong ties to their members, supporters, and Customers. Since entering this business in 1982, MBNA’s unique understanding of affinity marketing has enabled us to build mutually rewarding relationships with organizations spanning a distinctively broad and diverse group of interests. Today, more than 5,000 organizations in the United States, Canada, the United Kingdom, Ireland, and Spain endorse MBNA products.

charles SCHWAB
VISA
Charles Schwab

WACHOVIA
Wachovia

mbna
WORLD POINTS
MBNA WorldPoints

abbey
Credit Card
VISA
Abbey

CLEVELAND
BROWNS
mbna
EXTRA POINTS
VISA
Cleveland Browns

VISA
American Automobile Association

Atlético de Madrid

Edward Jones
Edward Jones

EQUITY
REWARDS
GMAC Mortgage
GMAC Mortgage

BOSTON RED SOX
mbna
Boston Red Sox

mbna
American College of Surgeons

mbna
Penn State University

MBNA annual report 2004 15

              Affinity cards

FINANCIALS

18	Five-Year Statistical Summary

20	Management’s Discussion and Analysis of Financial Condition and Results of Operations

72	Management’s Report on Internal Control Over Financial Reporting

73	Reports of Independent Registered Public Accounting Firm

75	Consolidated Statements of Financial Condition

76	Consolidated Statements of Income

77	Consolidated Statements of Changes in Stockholders’ Equity

78	Consolidated Statements of Cash Flows

79	Notes to the Consolidated Financial Statements

118	Quarterly Data

119	Stock Price Range and Dividends
MBNA annual report 2004    17

FIVE-YEAR STATISTICAL SUMMARY (dollars in thousands, except per share amounts)

Year Ended December 31,	2004	2003	2002	2001	2000

Income Statement Data for the Year (a)
Net interest income	$2,536,801	$2,350,373	$2,074,575	$1,657,340	$1,395,015
Provision for possible credit losses	1,146,855	1,392,701	1,340,157	1,140,615	547,309
Other operating income	8,258,386	7,825,480	6,752,923	6,673,316	4,920,403
Other operating expense	5,516,703	5,124,147	4,701,925	4,474,831	3,647,702
Net income	2,677,296	2,338,104	1,765,954	1,694,291	1,312,532

Per Common Share Data for the Year (a)
Earnings	$2.08	$1.82	$1.37	$1.31	$1.05
Earnings— assuming dilution	2.05	1.79	1.34	1.28	1.02
Dividends	.48	.36	.27	.24	.21
Book value	10.26	8.53	6.96	5.94	5.02

Ratios (a)
Net interest margin (b) (c)	5.33%	5.37%	5.54%	5.51%	5.50%
Return on average total assets	4.39	4.16	3.67	4.16	3.94
Return on average stockholders’ equity	21.72	22.98	21.29	24.07	25.79
Stockholders’ equity to total assets	21.59	18.80	17.22	17.16	17.13
Loan receivables (c) (d):
Delinquency (e)	3.29	3.84	4.36	4.67	4.03
Net credit loss (f)	4.26	4.84	4.57	4.20	3.38

Sales and Cash Advance Volume
Sales volume:
Credit card	$128,565,008	$110,025,720	$93,797,769	$82,762,217	$75,295,766
Other consumer	292,168	628,816	804,960	968,410	1,114,550
Commercial	8,350,305	6,863,666	5,857,371	4,675,717	2,942,569

Total sales volume	137,207,481	117,518,202	100,460,100	88,406,344	79,352,885
Cash advance volume:
Credit card	54,345,322	60,635,839	52,899,242	46,362,279	39,979,492
Other consumer	10,625,256	5,667,969	6,306,576	7,150,739	5,910,863
Commercial	3,983,290	471,863	380,246	342,274	440,491

Total cash advance volume	68,953,868	66,775,671	59,586,064	53,855,292	46,330,846

Sales and cash advance volume	$206,161,349	$184,293,873	$160,046,164	$142,261,636	$125,683,731

Managed Data (a) (h)
At year end:
Loans held for securitization	$8,239,487	$13,084,105	$11,029,627	$9,929,948	$8,271,933
Loan portfolio	25,519,363	20,539,972	17,696,881	14,703,616	11,682,904
Securitized loans	87,859,325	84,869,483	78,531,334	72,862,487	68,835,884

Total managed loans	$121,618,175	$118,493,560	$107,257,842	$97,496,051	$88,790,721

Average for the year:
Loans held for securitization	$8,893,754	$9,198,810	$8,130,207	$6,909,840	$8,129,333
Loan portfolio	22,162,033	18,985,008	17,184,993	13,429,548	9,588,815
Securitized loans	87,040,251	81,691,156	74,718,731	70,560,600	59,726,838

Total managed loans	$118,096,038	$109,874,974	$100,033,931	$90,899,988	$77,444,986

For the year:
Delinquency (c) (e)	4.13%	4.39%	4.88%	5.09%	4.49%
Net credit loss (c) (f)	4.74	5.22	4.99	4.74	4.39
Net interest margin (b) (c)	7.98	8.39	8.42	8.42	7.08
Net interest income	$10,421,272	$10,204,638	$9,118,677	$8,204,142	$5,837,109
Provision for possible credit losses	5,422,879	5,768,170	5,175,540	4,592,629	3,348,289
Other operating income	4,649,939	4,346,684	3,544,204	3,578,528	3,279,289

(a)	In September 2002, MBNA Corporation implemented the one-time industry wide Federal Financial Institutions Examination Council’s (“FFIEC”) accounting guidance, and changed the estimated value of accrued interest and fees, resulting in a decrease to income before income taxes of $263.7 million ($167.2 million after taxes) for the twelve months ended December 31, 2002. Net income for the twelve months ended December 31, 2002 was $1.8 billion or $1.34 per common share—assuming dilution. Excluding this change in September 2002, earnings per common share—assuming dilution for the twelve months ended December 31, 2002 would have been $1.47, an increase of 15% compared with the twelve months ended December 31, 2001. Earnings per common share—assuming dilution for the twelve months ended December 31, 2003 increased 34%, compared with the twelve months ended December 31, 2002. Excluding this change in September 2002, earnings per common share—assuming dilution for the twelve months ended December 31, 2003 would have increased 22%, compared with the twelve months ended December 31, 2002.

(b)	Net interest margin ratios are presented on a fully taxable equivalent basis.

(c)	In December 2000, MBNA Corporation implemented the FFIEC revised policy on the classification of consumer loans. Excluding the one-time FFIEC adjustment, loan delinquency and managed loan delinquency would have been 4.32% and 4.94%, respectively, at December 31, 2000, and loan receivable net credit losses, managed net credit losses, net interest margin, and managed net interest margin would have been 3.03%, 3.94%, 5.54%, and 7.14%, respectively, for the year ended December 31, 2000.

(d)	Loan receivables include loans held for securitization and the loan portfolio.

(e)	Delinquency represents accruing loans that are 30 days or more past due.
18    MBNA annual report 2004

FIVE-YEAR STATISTICAL SUMMARY — Continued (dollars in thousands)

Year Ended December 31,	2004	2003	2002	2001	2000

Balance Sheet Data at Year End (a)
Investment securities and money market instruments	$10,734,425	$9,581,715	$9,423,620	$6,517,052	$5,205,395
Loans held for securitization	8,239,487	13,084,105	11,029,627	9,929,948	8,271,933
Credit card loans (g)	12,468,200	11,190,382	9,045,051	7,129,964	6,985,664
Other consumer loans (g)	9,089,065	8,017,730	8,061,219	6,321,182	3,789,213
Commercial loans (g)	3,962,098	1,331,860	590,611	1,252,470	908,027

Total loan portfolio	25,519,363	20,539,972	17,696,881	14,703,616	11,682,904

Total loan receivables (d)	33,758,850	33,624,077	28,726,508	24,633,564	19,954,837
Reserve for possible credit losses	(1,136,558)	(1,216,316)	(1,111,299)	(833,423)	(527,573)

Net loan receivables	32,622,292	32,407,761	27,615,209	23,800,141	19,427,264
Total assets	61,714,140	59,113,355	52,856,746	45,447,945	38,678,096
Total deposits	31,239,504	31,836,081	30,616,216	27,094,745	24,343,595
Long-term debt and bank notes	11,422,900	12,145,628	9,538,173	6,867,033	5,735,635
Stockholders’ equity	13,323,252	11,113,040	9,101,319	7,798,718	6,627,278

Average Balance Sheet Data for the Year (a)
Investment securities and money market instruments	$12,446,434	$11,693,550	$8,257,838	$6,500,608	$5,051,619
Loans held for securitization	8,893,754	9,198,810	8,130,207	6,909,840	8,129,333
Credit card loans (g)	10,325,720	10,071,707	8,778,664	6,936,549	6,217,991
Other consumer loans (g)	8,581,485	8,149,690	7,371,626	5,433,669	2,716,974
Commercial loans (g)	3,254,828	763,611	1,034,703	1,059,330	653,850

Total loan portfolio	22,162,033	18,985,008	17,184,993	13,429,548	9,588,815

Total loan receivables (d)	31,055,787	28,183,818	25,315,200	20,339,388	17,718,148
Reserve for possible credit losses	(1,206,631)	(1,158,510)	(941,780)	(656,654)	(549,033)

Net loan receivables	29,849,156	27,025,308	24,373,420	19,682,734	17,169,115
Total assets	60,952,688	56,232,903	48,154,027	40,764,316	33,299,176
Total deposits	31,893,637	31,880,540	28,481,487	25,147,782	20,654,087
Long-term debt and bank notes	11,715,410	10,557,593	8,040,419	6,309,446	5,699,638
Stockholders’ equity	12,328,216	10,172,778	8,293,823	7,039,986	5,088,882
Weighted average common shares outstanding (000)	1,277,833	1,278,166	1,277,787	1,277,745	1,230,827
Weighted average common shares outstanding and common stock equivalents (000)	1,297,178	1,295,142	1,302,712	1,314,230	1,269,803

(f)	MBNA Corporation’s net credit loss ratio is calculated by dividing annualized net credit losses, which exclude uncollectible accrued interest and fees and fraud losses, for the period by average loans, which include estimated collectible billed interest and fees for the corresponding period.

(g)	MBNA Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

(h)	MBNA Corporation allocates resources on a managed basis, and financial data provided to management reflects MBNA Corporation’s results on a managed basis. Managed data assumes MBNA Corporation’s securitized loan principal receivables have not been sold and presents the earnings on securitized loan principal receivables in the same fashion as MBNA Corporation’s owned loans. Management, equity and debt analysts, rating agencies and others evaluate MBNA Corporation’s operations on a managed basis because the loans that are securitized are subject to underwriting standards comparable to MBNA Corporation’s owned loans, and MBNA Corporation services the securitized and owned loans, and the related accounts, together and in the same manner without regard to ownership of the loans. In a securitization, the account relationships are not sold to the trust. MBNA Corporation continues to own and service the accounts that generate the securitized loan principal receivables. The credit performance of the entire managed loan portfolio is important to understand the quality of originations and the related credit risks inherent in the owned portfolio and retained interests in its securitization transactions.

Table 39 reconciles income statement data for the period to managed net interest income, managed provision for possible credit losses, and managed other operating income, and the loan receivables net credit loss ratio to the managed net credit loss ratio, the loan receivables delinquency ratio to the managed delinquency ratio, and the net interest margin ratio to the managed net interest margin ratio. Managed other operating income includes the impact of the gain recognized on securitized loan principal receivables in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities— a Replacement of FASB Statement No. 125” (“Statement No. 140”).
MBNA annual report 2004    19

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

Page
21	Introduction and Overview
22	Critical Accounting Policies
25	Change in Accounting Estimate for Interest and Fees Recognized in 2002
25	Earnings Summary
27	Net Interest Income
31	Investment Securities and Money Market Instruments
31	Other Interest-Earning Assets
31	Loan Receivables
35	Premises and Equipment
36	Accrued Income Receivable
36	Accounts Receivable from Securitization
36	Intangible Assets and Goodwill
36	Prepaid Expenses and Deferred Charges
36	Interest-Bearing Deposits
37	Borrowed Funds
38	Noninterest-Bearing Deposits
38	Accrued Interest Payable
38	Accrued Expenses and Other Liabilities
38	Accumulated Other Comprehensive Income
38	Total Other Operating Income
43	Total Other Operating Expense
44	Income Taxes
44	Loan Quality
55	Capital Adequacy
56	Dividend Limitations
56	Off-Balance Sheet Arrangements
62	Liquidity and Rate Sensitivity
68	Cross-Border Outstandings
68	Regulatory and Other Matters
70	Managed Reconciliation of the Five-Year Statistical Summary
20      MBNA annual report 2004

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION AND OVERVIEW
MBNA Corporation (“the Corporation”), a bank holding company located in Wilmington, Delaware, is the parent company of MBNA America Bank, N.A. (“the Bank”), a national bank and the Corporation’s principal subsidiary. The Corporation’s primary business is providing its Customers the ability to have what they need today and pay for it out of future income by lending money through its credit card and other loan products. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of credit cards through endorsed marketing. In addition to its credit card lending, the Corporation also makes other consumer loans, which include installment and revolving unsecured loan products, mortgage loans, aircraft loans, and other specialty lending products to consumers, and commercial loans, which include business card products and other specialty lending products to small businesses. The Corporation also offers insurance and deposit products.
The Corporation makes loans in the United Kingdom (“U.K.”), Ireland and Spain through the Bank’s wholly owned foreign bank subsidiary, MBNA Europe Bank Limited (“MBNA Europe”), and in Canada through the Bank’s wholly owned foreign bank subsidiary, MBNA Canada Bank (“MBNA Canada”). The Corporation makes its commercial loans and a portion of its other consumer loans in the United States (“U.S.”) through another wholly owned subsidiary of the Corporation, MBNA America (Delaware), N.A. (“MBNA Delaware”), a national bank.
The Corporation seeks to achieve its net income and other objectives primarily by attempting to grow loans to generate related interest and other operating income, while controlling loan losses and expense growth. It grows loans by adding new accounts and stimulating usage of existing accounts as well as by portfolio and other business acquisitions. The Corporation generates income through finance charges assessed on outstanding loan receivables, securitization income, interchange income, credit card, other consumer, and commercial loan fees, insurance income, interest earned on investment securities and money market instruments and other interest-earning assets. The Corporation’s primary costs are the costs of funding, growing, and servicing its loan receivables, investment securities, and other assets, which include interest paid on deposits, short-term borrowings and long-term debt and bank notes, credit losses, business development and operating expenses, royalties to endorsing organizations, and income taxes.
The Corporation obtains funds to make loans to its Customers primarily through the process of asset securitization, raising deposits, and the issuance of short-term and long-term debt. Asset securitization removes loan principal receivables from the consolidated statements of financial condition through the sale of loan principal receivables to a trust. The trust sells securities backed by those loan principal receivables to investors. The trusts are independent of the Corporation, and the Corporation has no control over the trusts. The trusts are not subsidiaries of the Corporation and are excluded from the Corporation’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”).
The Corporation allocates resources on a managed basis, and financial data provided to management reflects the Corporation’s results on a managed basis. Managed data assumes the Corporation’s securitized loan principal receivables have not been sold and presents the earnings on securitized loan principal receivables in the same fashion as the Corporation’s owned loans. Management, equity and debt analysts, rating agencies and others evaluate the Corporation’s operations on a managed basis because the loans that are securitized are subject to underwriting standards comparable to the Corporation’s owned loans, and the Corporation services the securitized and owned loans, and the related accounts, together and in the same manner without regard to ownership of the loans. In a securitization, the loan principal receivables are sold to the trust, but the account relationships are not sold. The Corporation continues to own and service the accounts that generate the securitized loan principal receivables. The credit performance of the entire managed loan portfolio is important to understand the quality of originations and the related credit risks inherent in the owned portfolio and retained interests in securitization transactions. Off-balance sheet asset securitization has a significant effect on the Corporation’s consolidated financial statements. The impact is discussed under “Off-Balance Sheet Arrangements— Impact of Off-Balance Sheet Asset Securitization Transactions on the Corporation’s Results.” Securitization income is the most significant revenue item and is discussed under “Total Other Operating Income.” Whenever managed data is included in this report, a reconciliation of the managed data to the most directly comparable financial measure presented in accordance with GAAP is provided.
EXECUTIVE SUMMARY
Factors affecting the Corporation’s results for the year ended December 31, 2004 included moderate loan growth, a lower net interest margin, higher total other operating income, improving asset quality trends, and other items discussed throughout this report. The Corporation attempts to achieve its net income and other objectives by balancing these and other factors.
Highlights for 2004:

•	Loan receivables increased by $134.8 million to $33.8 billion, and managed loans increased by $3.1 billion to $121.6 billion, as compared to 2003, primarily as a result of the acquisitions of Premium Credit Limited ($1.6 billion of acquired commercial and other consumer loans) and Sky Financial Solutions, Inc. ($893.0 million of acquired commercial loans) in the first quarter of 2004, as well as the strengthening of foreign currencies against the U.S. dollar. Management believes that loan growth in 2004 was slower than in previous years because the Corporation offered less 0% promotional rate offers on U.S. credit card accounts. Also, loan growth was slower than in previous years because revolving consumer credit growth in the U.S. was slower over the past two to three years. Management believes foreign loan growth in 2004 was

MBNA annual report 2004      21

slower than in previous years due to the increasingly competitive environment in the U.K. and Canada. See “Loan Receivables” for a discussion of the income earned on loan receivables, “Total Other Operating Income— Securitization Income” for a discussion of the income earned on securitized loans, and “Off-Balance Sheet Arrangements— Impact of Off-Balance Sheet Asset Securitization Transactions on the Corporation’s Results” for a discussion of the income earned on managed loans.

•	The net interest margin declined 4 basis points to 5.33% and the managed net interest margin declined 41 basis points to 7.98% for 2004, as compared to the same period in 2003. See “Net Interest Income— Net Interest Margin” for a discussion of the net interest margin, “Total Other Operating Income— Securitization Income” for a discussion of the net interest margin earned on securitized loans, and “Off-Balance Sheet Arrangements— Impact of Off-Balance Sheet Asset Securitization Transactions on the Corporation’s Results” for a discussion of managed net interest margin.

•	Total other operating income increased by $432.9 million to $8.3 billion for 2004, as compared to the same period in 2003. See “Total Other Operating Income” for a discussion of total other operating income.

•	Based on improving asset quality trends, enhanced collection strategies, and an improved economy, the provision for possible credit losses in 2004 was $245.8 million lower than in 2003. Net credit losses on loan receivables declined 58 basis points to 4.26% and net credit losses on managed loans declined 48 basis points to 4.74% for 2004, as compared to the same period in 2003. Loan losses continue to be lower than published industry levels. See “Loan Quality— Net Credit Losses” for a discussion of net credit losses.

•	The Corporation attempts to balance its net interest margin and credit losses to achieve a consistent risk-adjusted managed net interest margin. The risk-adjusted managed net interest margin is the managed net interest margin less the managed net credit loss ratio. The risk-adjusted managed net interest margin was 3.24% and 3.17% for 2004 and 2003, respectively. See “Off-Balance Sheet Arrangements— Impact of Off-Balance Sheet Asset Securitization Transactions on the Corporation’s Results” for a reconciliation of the managed net interest margin ratio to the net interest margin ratio, and “Loan Quality— Net Credit Losses” for a reconciliation of the managed net credit loss ratio to the loan receivables net credit loss ratio.
These items, as well as other factors, contributed to the increase in net income for 2004 to $2.7 billion, or $2.05 per common share— assuming dilution and are discussed in further detail throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
New Developments:

•	The Corporation began marketing American Express branded cards in the fourth quarter of 2004, providing its Customers the ability to take advantage of the valuable benefits of an American Express card backed by the Corporation’s top-notch Customer satisfaction.

•	The Corporation will incur a one-time restructuring charge approximating $300 million to $350 million pre-tax in the first quarter of 2005. The restructuring charge will result in anticipated pre-tax expense savings of approximately $150 million in 2005 and $200 million in 2006. The restructuring charge is a result of the initiation of a voluntary early retirement program and a voluntary employee severance program. During the last several years, the Corporation has taken steps to reduce its expenses through reduced hiring and other programs. Despite these efforts, the Corporation remains staffed, particularly in management positions, at a level higher than anticipated business needs require. The Corporation believes that the voluntary early retirement and severance programs will assist the Corporation in achieving staffing levels that meet expected future business needs and make the Corporation more efficient. Following the end of the voluntary early retirement and severance programs in March 2005, the Corporation will undertake a review of its operations and look for opportunities to consolidate some of its facilities. The Corporation may incur additional expenses for the disposition of fixed assets related to this consolidation. See Note 34: Subsequent Events for further detail on this restructuring charge.

•	In January 2005, the Corporation’s Board of Directors approved a share repurchase program and authorized the repurchase of up to $2 billion of common stock over the next two years. Stock repurchases will be done selectively, based on capital levels, asset growth levels, and share performance. The program reflects the Corporation’s commitment to return excess capital to stockholders while balancing the important objectives of asset growth and maintaining a strong balance sheet. This repurchase program will be in addition to the Corporation’s existing share repurchase program, which utilizes share repurchases to offset the impact of stock-based compensation programs.
For 2005, management will be focused on the above initiatives and other factors affecting the business similar to the drivers of the Corporation’s 2004 results as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks to achieving the Corporation’s financial objectives for 2005 are discussed in the “Important Factors Regarding Forward-Looking Statements” section of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.
The Corporation has filed as exhibits to its Form 10-K the certification of the Chief Executive Officer and the certification of the Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act of 2002.
CRITICAL ACCOUNTING POLICIES
Management makes certain judgments and uses certain estimates and assumptions when applying accounting principles in the preparation of the Corporation’s consolidated financial statements. The nature of the estimates and assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain factors or the susceptibility of such factors to change. Management has identified the policies related to the accounting for off-balance sheet asset

22    MBNA annual report 2004

securitization, the reserve for possible credit losses, intangible assets and goodwill, and revenue recognition as critical accounting policies, which require management to make significant judgments, estimates and assumptions.
Management believes the current assumptions and other considerations used to estimate amounts reflected in the Corporation’s consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in the Corporation’s consolidated financial statements, the resulting changes could have a material adverse effect on the Corporation’s consolidated results of operations, and in certain situations, could have a material adverse effect on the Corporation’s financial condition.
The development and selection of the critical accounting policies, and the related disclosures have been reviewed with the Audit Committee of the Corporation’s Board of Directors.
OFF-BALANCE SHEET ASSET SECURITIZATION
The Corporation uses securitization of its loan principal receivables as one source to meet its funding needs. The Corporation accounts for its securitization transactions in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities— a Replacement of FASB Statement No. 125” (“Statement No. 140”), issued by the Financial Accounting Standards Board (“FASB”). When the Corporation securitizes loan principal receivables, the Corporation recognizes a gain on sale and retained beneficial interests, including an interest-only strip receivable. The interest-only strip receivable represents the contractual right to receive interest and other revenue less certain costs from the trust over the estimated life of the securitized loan principal receivables. The Corporation’s securitization trusts are qualified special-purpose entities as defined by Statement No. 140 that are specifically exempted from the requirements of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“Interpretation No. 46(R)”).
The Corporation estimates the fair value of the interest-only strip receivable based on the present value of expected future net revenue flows. Since quoted market prices for the interest-only strip receivable are not available, management uses certain assumptions and estimates in determining the fair value of the interest-only strip receivable. These assumptions and estimates include projections of interest income, certain fees, recoveries on charged-off securitized loans, gross credit losses on securitized loans, contractual servicing fees, and the interest rate paid to investors in a securitization transaction (“excess spread”). These projections are used to estimate the excess spread to be earned by the Corporation over the estimated life of the securitized loan principal receivables. The other assumptions and estimates used by the Corporation in estimating the fair value of the interest-only strip receivable include projected loan payment rates, which are used to determine the estimated life of the securitized loan principal receivables, and an appropriate discount rate.
The assumptions and estimates used to estimate the fair value of the interest-only strip receivable at December 31, 2004, reflect management’s judgment as to the expected excess spread to be earned and projected loan payment rates to be experienced on the securitized loans. These estimates are likely to change in the future, as the individual components of the excess spread and projected loan payment rates are sensitive to market and economic conditions. For example, the rates paid to investors in the Corporation’s securitization transactions are primarily variable rates subject to change based on changes in market interest rates. Changes in market interest rates and competitive pressures can also affect the projected interest income on securitized loans, as the Corporation could reprice the managed loan portfolio. Credit loss projections could change in the future based on changes in the credit quality of the securitized loans, the Corporation’s account management and collection practices, and general economic conditions. Projected loan payment rates could fluctuate based on general economic conditions and competition. Actual and expected changes in these assumptions may result in future estimates of the excess spread and projected loan payment rates being materially different from the estimates used in the periods covered by this report.
On a quarterly basis, the Corporation reviews prior assumptions and estimates and compares the results to actual trust performance and other factors for the prior period that approximates the average life of the securitized loan receivables. Based on this review and the Corporation’s current assumptions and estimates for future periods, the Corporation adjusts as appropriate, the assumptions and estimates used in determining the fair value of the interest-only strip receivable. If the assumptions change, or actual results differ from projected results, the interest-only strip receivable and securitization income would be affected. If management had made different assumptions for the periods covered by this report that raised or lowered the excess spread or projected loan payment rates, the Corporation’s financial condition and results of operations could have differed materially. For example, a 20% change in the excess spread assumption for all securitized loan principal receivables could have resulted in a change of approximately $259 million in the value of the total interest-only strip receivable at December 31, 2004, and a related change in securitization income.
Note 9: Off-Balance Sheet Asset Securitization to the consolidated financial statements provides further detail regarding the Corporation’s assumptions and estimates used in determining the fair value of the interest-only strip receivable and their sensitivities to adverse changes.
RESERVE FOR POSSIBLE CREDIT LOSSES
The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables at the reporting date based on a projection of probable net credit losses. To project probable net credit losses, the Corporation regularly performs a migration analysis of delinquent and current accounts and prepares a bankruptcy filing forecast. A migration analysis is a technique used to estimate the likelihood that a loan receivable may progress through the various delinquency stages and ultimately charge off. The bankruptcy filing forecast is based upon an analysis of historical filings, industry trends, and

MBNA annual report 2004      23

estimates of future filings. On a quarterly basis, the Corporation reviews and adjusts, as appropriate, these estimates. The Corporation’s projection of probable net credit losses considers the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors. The Corporation then reserves for the projected probable net credit losses based on its projection of these amounts. Certain commercial loans are evaluated for impairment on a loan-by-loan basis, based on size and other factors. When indicated by that loan-by-loan evaluation, specific reserve allocations are made to reflect inherent losses. The Corporation establishes appropriate levels of the reserve for possible credit losses for its loan products, including credit card, other consumer, and commercial loans based on their risk characteristics. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level. The Corporation records acquired reserves for current period loan acquisitions.
The Corporation’s projections of probable net credit losses are inherently uncertain, and as a result the Corporation cannot predict with certainty the amount of such losses. Changes in economic conditions, the risk characteristics and composition of the portfolio, bankruptcy laws or regulatory policies, and other factors could impact the Corporation’s actual and projected net credit losses and the related reserve for possible credit losses. If management had made different assumptions about probable net credit losses, the Corporation’s financial condition and results of operations could have differed materially. For example, a 10% change in management’s projection of probable net credit losses could have resulted in a change of approximately $114 million in the reserve for possible credit losses and a related change in the provision for possible credit losses at December 31, 2004.
Note 11: Reserve for Possible Credit Losses to the consolidated financial statements provides further detail regarding the Corporation’s reserve for possible credit losses.
INTANGIBLE ASSETS AND GOODWILL
The Corporation’s intangible assets are primarily comprised of purchased credit card relationships (“PCCRs”), which are carried at net book value. The Corporation records PCCRs as part of the acquisition of credit card and business card loans and the corresponding Customer relationships. PCCRs are amortized over the period the assets are expected to contribute to the cash flows of the Corporation, which reflect the expected pattern of benefit. PCCRs are amortized using an accelerated method based upon the projected cash flows the Corporation will receive from the Customer relationships during the estimated useful lives of the PCCRs.
The Corporation’s PCCRs are subject to impairment tests in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement No. 144”). The Corporation reviews the carrying value of its PCCRs for impairment on a quarterly basis, or sooner, whenever events or changes in circumstances indicate that their carrying amount may not be fully recoverable, by comparing their carrying value to the sum of the undiscounted expected future cash flows from the loans and corresponding credit card and business card relationships. In accordance with
Statement No. 144, an impairment exists if the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset. An impairment would result in a write-down of the PCCRs to their estimated fair value based on the discounted future cash flows expected from the PCCRs. The Corporation performs a quarterly impairment test on a specific portfolio basis, since it represents the lowest level for which identifiable cash flows are independent of the cash flows of other assets and liabilities.

The Corporation makes certain estimates and assumptions that affect the determination of the expected future cash flows from the loans and corresponding credit card and business card relationships. These estimates and assumptions include levels of account usage and activation, active account attrition, funding costs, credit loss experience, servicing costs, growth in average account balances, interest and fees assessed on loans, and other factors. Significant changes in these estimates and assumptions could result in an impairment of the PCCRs.
The estimated undiscounted cash flows of acquired Customer credit card and business card relationships exceeds the $3.1 billion net book value of the Corporation’s PCCRs at December 31, 2004 by approximately $3.3 billion. If the active account attrition rates for all acquired portfolios in the twelve month period following December 31, 2004, were to be 10 percentage points higher than the rates assumed by management when it valued the PCCRs (for example, the assumed attrition rates were 10% but the actual rates were 20%) and all other estimates and assumptions were held constant, the estimated undiscounted cash flows of acquired Customer accounts in the aggregate would still exceed the net book value of acquired Customer accounts by approximately $2.6 billion, and no impairment would result on any individual PCCR.
In addition to PCCRs, the Corporation has other purchased relationships, goodwill, and a benefit plan intangible asset. The other purchased relationships relate primarily to the Corporation’s broker relationships acquired in the first quarter of 2004 as a result of the Premium Credit Limited (“PCL”) acquisition. Other purchased relationships are carried at net book value and are amortized over the period the assets are expected to contribute to the cash flows of the Corporation. The Corporation’s other purchased relationships are subject to impairment tests in accordance with Statement No. 144. Goodwill is recorded as part of the Corporation’s acquisitions of businesses where the purchase price exceeds the fair market value of the net tangible and identifiable intangible assets. The Corporation’s goodwill is not amortized, but rather is subject to an annual impairment test in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.
REVENUE RECOGNITION
Interest income is recognized based upon the amount of loans outstanding and their contractual annual percentage rates. Interest income is included in loan receivables when billed to the Customer. The Corporation accrues unbilled interest income on a monthly basis from the Customer’s statement billing cycle date to the end of the month. The Corporation uses certain estimates and assumptions (for example, estimated yield) in the determination of the accrued unbilled portion of interest income

24    MBNA annual report 2004

that is included in accrued income receivable in the Corporation’s consolidated statements of financial condition. The Corporation also uses certain assumptions and estimates in the valuation of the accrued interest on securitized loans which is included in accounts receivable from securitization in the Corporation’s consolidated statements of financial condition. If management had made different assumptions about the determination of the accrued unbilled portion of interest income and the valuation of accrued interest on securitized loans, the Corporation’s financial condition and results of operations could have differed materially. For example, a 10% change in management’s projection of the estimated yield on its loan receivables and the valuation of the accrued interest receivable on securitized loans could have resulted in a change totaling approximately $74 million in interest income and other operating income at December 31, 2004.
The Corporation also recognizes fees (except annual fees) on loan receivables in earnings as the fees are assessed according to agreements with the Corporation’s Customers. Credit card, other consumer, and commercial loan fees include annual, late, overlimit, returned check, cash advance, express payment, and other miscellaneous fees. These fees are included in the Corporation’s loan receivables when billed. Annual fees on credit card and business card loans and their incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which they pertain. Overlimit fees are accrued for and included in earnings upon the Customer exceeding their credit limit and are billed to the Customer and included in loan receivables at the end of their billing cycle.
The Corporation adjusts the amount of interest and fee income on loan receivables recognized in the current period for its estimate of interest and fee income that it does not expect to collect in subsequent periods through adjustments to the respective income statement captions, loan receivables, and accrued income receivable. The estimate of uncollectible interest and fees is based on a migration analysis of delinquent and current loan receivables that may progress through the various delinquency stages and ultimately charge off, as well as a bankruptcy filing forecast. The bankruptcy filing forecast is based upon an analysis of historical filings, industry trends, and estimates of future filings. The Corporation also adjusts the estimated value of accrued interest and fees on securitized loans for the amount of uncollectible interest and fees that are not expected to be collected through an adjustment to accounts receivable from securitization and securitization income. This estimate is also based on a migration analysis of delinquent and current securitized loans that may progress through the various delinquency stages and ultimately charge off, as well as a bankruptcy filing forecast. On a quarterly basis, the Corporation reviews and adjusts, as appropriate, these estimates.
If management had made different assumptions about uncollectible interest and fees on its loan receivables and its securitized loans, the Corporation’s financial condition and results of operations could have differed materially. For example, a 10% change in management’s estimate of uncollectible interest and fees could have resulted in a change totaling approximately $34 million in interest income and other operating income at December 31, 2004.
CHANGE IN ACCOUNTING ESTIMATE FOR
INTEREST AND FEES RECOGNIZED IN 2002
In September 2002, the Corporation implemented the Federal Financial Institutions Examination Council (“FFIEC”) guidance for uncollectible accrued interest and fees for its managed loan portfolio. As a result, the Corporation changed its estimate of the value of accrued interest and fees in September 2002. The change in the estimated value of accrued interest and fees resulted in a decrease to income before income taxes of $263.7 million ($167.2 million after taxes) or $.13 per common share— assuming dilution for the year ended December 31, 2002, through a reduction of $66.3 million of interest income and $197.4 million of other operating income. This change in the estimated value of accrued interest and fees in 2002 also reduced ending total loan receivables by $86.5 million, accrued income receivable by $5.2 million, and accounts receivable from securitization by $172.0 million. The Corporation’s earnings per common share, excluding the change in the estimated value of accrued interest and fees in 2002, would have been $1.50 for the year ended December 31, 2002, and earnings per common share— assuming dilution would have been $1.47 for the year ended December 31, 2002. The change in the estimated value of accrued interest and fees has not had a material effect on earnings in subsequent periods.
Throughout this report, various items in the consolidated financial statements are discussed excluding the change in the estimated value of accrued interest and fees in 2002. Management believes this presentation is useful to investors because the change in accounting estimate had a material impact on the results of operations in 2002, but not for 2003 or 2004. As a result, the business factors and trends affecting the Corporation’s results from 2002 to 2003 in certain cases are better discussed and analyzed without the impact of the change in estimate.
EARNINGS SUMMARY
Net income for 2004 increased $339.2 million or 14.5% to $2.7 billion or $2.05 per common share from $2.3 billion or $1.79 per common share for 2003. Net income for 2003 increased $572.2 million or 32.4% to $2.3 billion or $1.79 per common share from $1.8 billion or $1.34 per common share for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, net income would have increased $405.0 million or 20.9% for 2003. All earnings per common share amounts are presented assuming dilution.
The overall growth in earnings for 2004 was primarily attributable to the growth in the Corporation’s average loan receivables and higher levels of average securitized loans, and related increases in interest income and other operating income, and a decrease in the provision for possible credit losses and the effective tax rate, partially offset by an increase in interest expense and other operating expense. The overall growth in earnings for 2003 was primarily attributable to the growth in the Corporation’s average loan receivables and higher levels of average securitized loans, and related increases in interest income and other operating income, and a decrease in interest expense, partially offset by higher credit losses and an increase in other operating expense.
The Corporation’s effective tax rate decreased to 35.2% for 2004, as compared to 36.1% for 2003. The reduction in the

MBNA annual report 2004    25

TABLE 1: SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands, except per share amounts)

Year Ended December 31,	2004	2003	2002

Total interest income	$4,068,619	$3,858,884	$3,678,070
Total interest expense	1,531,818	1,508,511	1,603,495

Net interest income	2,536,801	2,350,373	2,074,575
Provision for possible credit losses	1,146,855	1,392,701	1,340,157

Net interest income after provision for possible credit losses	1,389,946	957,672	734,418

Total other operating income	8,258,386	7,825,480	6,752,923
Total other operating expense	5,516,703	5,124,147	4,701,925

Income before income taxes	4,131,629	3,659,005	2,785,416
Applicable income taxes	1,454,333	1,320,901	1,019,462

Net income	$2,677,296	$2,338,104	$1,765,954

Earnings per common share	$2.08	$1.82	$1.37
Earnings per common share—assuming dilution	2.05	1.79	1.34
Dividends per common share	.48	.36	.27

effective tax rate was primarily driven by favorable resolutions of tax examination issues at the federal and state levels.
Table 1 summarizes the Corporation’s consolidated statements of income for the years ended December 31, 2004, 2003, and 2002.
Ending loan receivables increased $134.8 million to $33.8 billion for 2004 and increased $4.9 billion or 17.0% to $33.6 billion for 2003 from $28.7 billion for 2002. Total managed loans increased $3.1 billion or 2.6% to $121.6 billion for 2004 and increased $11.2 billion or 10.5% to $118.5 billion for 2003 from $107.3 billion for 2002. Average loan receivables increased $2.9 billion or 10.2% to $31.1 billion for 2004 and increased $2.9 billion or 11.3% to $28.2 billion for 2003 from $25.3 billion for 2002. Total average managed loans increased $8.2 billion or 7.5% to $118.1 billion for 2004 and increased $9.8 billion or 9.8% to $109.9 billion for 2003 from $100.0 billion for 2002.
Table 2 includes ending and average loan amounts and reconciles the Corporation’s loan receivables to its managed loans and average loan receivables to its average managed loans.
Interest income increased $209.7 million or 5.4% to $4.1 billion for 2004 and increased $180.8 million or 4.9% to $3.9 billion for 2003 from $3.7 billion for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, interest income would have increased $114.5 million or 3.1% for 2003.
Interest expense increased $23.3 million or 1.5% to $1.5 billion for 2004 and decreased $95.0 million or 5.9% to $1.5 billion for 2003 from $1.6 billion for 2002.
The provision for possible credit losses decreased $245.8 million or 17.7% to $1.1 billion for 2004 and increased $52.5 million or 3.9% to $1.4 billion for 2003 from $1.3 billion for 2002. The decrease in the provision for possible credit losses for 2004 was based on improving asset quality trends, enhanced collection strategies, and an improved economy.
The net credit loss ratio on loan receivables for 2004 was 4.26%, as compared to 4.84% for 2003, and 4.57% for 2002. The net credit loss ratio on managed loans for 2004 was 4.74%, as compared to 5.22% for 2003, and 4.99% for 2002. Delinquency on loan receivables at December 31, 2004 was 3.29%, as compared to 3.84% at December 31, 2003, and 4.36% at December 31, 2002. Delinquency on managed loans was 4.13% at December 31, 2004, as compared to 4.39% at December 31, 2003, and 4.88% at December 31, 2002.
Refer to Table 15 for a reconciliation of the loan receivables delinquency ratio to the managed delinquency ratio. Refer to Table 20 for a reconciliation of the loan receivables net credit loss ratio to the managed net credit loss ratio.
Other operating income increased $432.9 million or 5.5% to $8.3 billion for 2004 and increased $1.1 billion or 15.9% to $7.8 billion for 2003 from $6.8 billion for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, other operating income would have increased $875.2 million or 12.6% for 2003.
Other operating expense increased $392.6 million or 7.7% to $5.5 billion for 2004 and increased $422.2 million or 9.0% to $5.1 billion for 2003 from $4.7 billion for 2002.

TABLE 2: RECONCILIATION OF LOAN RECEIVABLES TO MANAGED LOANS (dollars in thousands)

Year Ended December 31,	2004	2003	2002

At Year End:
Loans held for securitization	$8,239,487	$13,084,105	$11,029,627
Loan portfolio	25,519,363	20,539,972	17,696,881

Loan receivables	33,758,850	33,624,077	28,726,508
Securitized loans	87,859,325	84,869,483	78,531,334

Total managed loans	$121,618,175	$118,493,560	$107,257,842

Average for the Year:
Loans held for securitization	$8,893,754	$9,198,810	$8,130,207
Loan portfolio	22,162,033	18,985,008	17,184,993

Loan receivables	31,055,787	28,183,818	25,315,200
Securitized loans	87,040,251	81,691,156	74,718,731

Total managed loans	$118,096,038	$109,874,974	$100,033,931

26    MBNA annual report 2004

Net income of the Corporation’s foreign operations decreased $61.9 million or 24.6% to $189.4 million for 2004 and increased $32.5 million or 14.9% to $251.3 million for 2003 from $218.7 million in 2002. The decrease in net income related to the Corporation’s foreign operations during 2004 is primarily related to the Corporation’s continued investment in the start-up of operations in Spain and completion of the Strategic Systems Extension (“SSE”) initiative, including nonrecurring transition expenses. Contributing to the impacts of these business items were significant and rapid rises in the cost of funding for European operations and the general competitive environment, including low rate promotional offerings by competitors for longer durations. See Note 30: Foreign Activities for further detail on the Corporation’s foreign operations.
The Corporation’s return on average total assets for 2004 increased to 4.39% from 4.16% for 2003 and 3.67% for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the Corporation’s return on average total assets would have increased 15 basis points for 2003.
The Corporation’s return on average stockholders’ equity was 21.72% for 2004, as compared to 22.98% for 2003 and 21.29% for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the Corporation’s return on average stockholders’ equity would have decreased 21 basis points for 2003.
Table 3 reconciles the Corporation’s return on average total assets and return on average stockholders’ equity for 2002, to the Corporation’s return on average total assets and return on average stockholders’ equity for 2002 excluding the change in the estimated value of accrued interest and fees in 2002.
NET INTEREST INCOME
Net interest income represents interest income on total interest-earning assets, on a fully taxable equivalent basis, where appropriate, less interest expense on total interest-bearing liabilities. Fully taxable equivalent basis represents the income on total interest-earning assets that is either tax-exempt or taxed at a reduced rate, adjusted to give effect to the prevailing incremental federal income tax rate, and adjusted for nondeductible carrying costs and state income taxes, where applicable. Yield calculations, where appropriate, include these adjustments.
Tables 4 and 5 provide further detail regarding the Corporation’s average balances, yields and rates, interest income and expense, and the impact that rate and volume changes had on the Corporation’s net interest income for the years ended December 31, 2004, 2003, and 2002.

TABLE 3: RECONCILIATION OF THE AS REPORTED RETURN ON AVERAGE TOTAL ASSETS AND STOCKHOLDERS’ EQUITY TO THE RETURN ON AVERAGE TOTAL ASSETS AND STOCKHOLDERS’ EQUITY EXCLUDING THE CHANGE IN THE ESTIMATED VALUE OF ACCRUED INTEREST AND FEES IN 2002 (dollars in thousands)

Year Ended December 31, 2002

	Average Balance	Ratio	Net Income

Return on Average Total Assets
As reported	$48,154,027	3.67%	$1,765,954
Impact of the change in the estimated value of accrued interest and fees in 2002	67,182		167,167

Excluding the change in the estimated value of accrued interest and fees in 2002	$48,221,209	4.01	$1,933,121

Return on Average Stockholders’ Equity
As reported	$8,293,823	21.29	$1,765,954
Impact of the change in the estimated value of accrued interest and fees in 2002	42,593		167,167

Excluding the change in the estimated value of accrued interest and fees in 2002	$8,336,416	23.19	$1,933,121

MBNA annual report 2004    27

TABLE 4: STATEMENTS OF AVERAGE BALANCES, YIELDS AND RATES, INCOME OR EXPENSE
(dollars in thousands, yields and rates on a fully taxable equivalent basis)

Year Ended December 31,	2004			2003			2002

	Average	Yield/	Income or	Average	Yield/	Income or	Average	Yield/	Income or
	Balance	Rate	Expense	Balance	Rate	Expense	Balance	Rate	Expense

Assets
Interest-earning assets:
Money market instruments:
Interest-earning time deposits in other banks:
Domestic	$114,294	.99%	$1,135	$8,181	1.91%	$156	$1,244	.96%	$12
Foreign	4,647,115	2.19	101,762	4,629,799	1.71	79,103	2,149,065	2.47	53,121

Total interest-earning time deposits in other banks	4,761,409	2.16	102,897	4,637,980	1.71	79,259	2,150,309	2.47	53,133
Federal funds sold	2,115,679	1.33	28,112	2,957,819	1.12	33,137	2,127,914	1.67	35,460

Total money market instruments	6,877,088	1.91	131,009	7,595,799	1.48	112,396	4,278,223	2.07	88,593
Investment securities (a):
Domestic:
Taxable	4,902,078	2.17	106,448	3,722,062	2.67	99,223	3,688,047	3.42	126,062
Tax-exempt (b)	111,439	2.29	2,548	109,403	1.99	2,176	110,054	2.69	2,965

Total domestic investment securities	5,013,517	2.17	108,996	3,831,465	2.65	101,399	3,798,101	3.40	129,027
Foreign	555,829	3.97	22,080	266,286	4.19	11,147	181,514	4.60	8,349

Total investment securities	5,569,346	2.35	131,076	4,097,751	2.75	112,546	3,979,615	3.45	137,376
Other interest-earning assets (a) (c)	4,120,645	7.67	315,901	3,904,013	7.82	305,468	3,869,893	9.28	359,159
Loan receivables:
Loans held for securitization:
Domestic (d):
Credit card	6,748,927	11.94	805,822	6,856,270	12.47	854,977	5,993,515	13.11	785,750
Other consumer	38,938	5.86	2,280	52,883	5.35	2,827	438,187	15.30	67,062
Commercial	898	9.13	82	287,420	9.11	26,184	318,289	8.73	27,786

Total domestic loans held for securitization	6,788,763	11.90	808,184	7,196,573	12.28	883,988	6,749,991	13.05	880,598
Foreign (d):
Credit card	2,104,991	12.20	256,821	2,002,237	11.44	228,989	1,380,216	12.75	175,960
Other consumer	–	–	–	–	–	–	–	–	–
Commercial	–	–	–	–	–	–	–	–	–

Total foreign loans held for securitization	2,104,991	12.20	256,821	2,002,237	11.44	228,989	1,380,216	12.75	175,960

Total loans held for securitization	8,893,754	11.97	1,065,005	9,198,810	12.10	1,112,977	8,130,207	13.00	1,056,558
Loan portfolio (c):
Domestic (d):
Credit card	6,963,880	11.02	767,487	6,777,071	10.93	740,706	6,376,147	11.04	704,026
Other consumer	5,554,193	13.73	762,821	6,051,906	13.96	845,040	5,753,784	13.86	797,694
Commercial	2,189,197	8.14	178,108	746,662	7.97	59,489	1,034,703	7.66	79,231

Total domestic loan portfolio	14,707,270	11.62	1,708,416	13,575,639	12.12	1,645,235	13,164,634	12.01	1,580,951
Foreign (d):
Credit card	3,361,840	10.40	349,616	3,294,636	11.22	369,791	2,402,517	12.16	292,140
Other consumer	3,027,292	9.27	280,675	2,097,784	9.54	200,152	1,617,842	10.16	164,363
Commercial	1,065,631	8.25	87,910	16,949	6.36	1,078	–	–	–

Total foreign loan portfolio	7,454,763	9.63	718,201	5,409,369	10.56	571,021	4,020,359	11.35	456,503

Total loan portfolio	22,162,033	10.95	2,426,617	18,985,008	11.67	2,216,256	17,184,993	11.86	2,037,454

Total loan receivables	31,055,787	11.24	3,491,622	28,183,818	11.81	3,329,233	25,315,200	12.22	3,094,012

Total interest-earning assets	47,622,866	8.55	4,069,608	43,781,381	8.82	3,859,643	37,442,931	9.83	3,679,140
Cash and due from banks	908,015			781,507			766,003
Premises and equipment, net	2,719,263			2,576,437			2,434,161
Other assets (c)	10,909,175			10,252,088			8,452,712
Reserve for possible credit losses	(1,206,631)			(1,158,510)			(941,780)

Total assets	$60,952,688			$56,232,903			$48,154,027

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Domestic:
Time deposits	$20,849,344	3.98	830,174	$21,472,666	4.39	942,296	$19,485,060	5.28	1,027,905
Money market deposit accounts	7,436,962	1.62	120,783	7,844,120	1.80	141,117	7,040,563	2.70	190,072
Interest-bearing transaction accounts	49,826	.92	458	50,369	1.07	538	47,157	1.71	808
Savings accounts	86,592	1.43	1,235	82,088	1.18	967	74,839	1.74	1,302

Total domestic interest-bearing deposits	28,422,724	3.35	952,650	29,449,243	3.68	1,084,918	26,647,619	4.58	1,220,087
Foreign:
Time deposits	818,149	3.57	29,177	712,239	3.21	22,888	924,325	3.83	35,440

Total interest-bearing deposits	29,240,873	3.36	981,827	30,161,482	3.67	1,107,806	27,571,944	4.55	1,255,527
Borrowed funds:
Short-term borrowings:
Domestic	900,549	3.48	31,356	988,533	3.46	34,185	1,037,403	3.57	37,051
Foreign	1,022,515	4.46	45,554	153,421	3.22	4,947	215,718	2.75	5,927

Total short-term borrowings	1,923,064	4.00	76,910	1,141,954	3.43	39,132	1,253,121	3.43	42,978
Long-term debt and bank notes (e):
Domestic	7,644,963	2.93	224,068	7,291,420	2.50	182,240	5,696,163	3.05	173,463
Foreign	4,070,447	6.12	249,013	3,266,173	5.49	179,333	2,344,256	5.61	131,527

Total long-term debt and bank notes	11,715,410	4.04	473,081	10,557,593	3.42	361,573	8,040,419	3.79	304,990

Total borrowed funds	13,638,474	4.03	549,991	11,699,547	3.42	400,705	9,293,540	3.74	347,968

Total interest-bearing liabilities	42,879,347	3.57	1,531,818	41,861,029	3.60	1,508,511	36,865,484	4.35	1,603,495
Noninterest-bearing deposits	2,652,764			1,719,058			909,543
Other liabilities	3,092,361			2,480,038			2,085,177

Total liabilities	48,624,472			46,060,125			39,860,204
Stockholders’ equity	12,328,216			10,172,778			8,293,823

Total liabilities and stockholders’ equity	$60,952,688			$56,232,903			$48,154,027

Net interest income (c)			$2,537,790			$2,351,132			$2,075,645

Net interest margin (c)		5.33			5.37			5.54
Interest rate spread (c)		4.98			5.22			5.48

(a)	Average balances for investment securities available-for-sale and other interest-earning assets are based on market values or estimated market values; if these assets were carried at amortized cost, there would not be a material impact on the net interest margin.

(b)	The fully taxable equivalent adjustment for the years ended December 31, 2004, 2003, and 2002 was $989, $759, and $1,070, respectively.

(c)	December 31, 2002 includes the impact of the change in the estimated value of accrued interest and fees.

(d)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

(e)	Includes the impact of interest rate swap agreements and foreign exchange swap agreements used to change a portion of fixed-rate funding sources to floating-rate funding sources.
28    MBNA annual report 2004

TABLE 5: RATE-VOLUME VARIANCE ANALYSIS (a)  (dollars in thousands, on a fully taxable equivalent basis)

Year Ended December 31,	2004 Compared to 2003			2003 Compared to 2002

	Volume	Rate	Variance	Volume	Rate	Variance

Interest-Earning Assets
Money market instruments:
Interest-earning time deposits in other banks:
Domestic	$1,088	$(109)	$979	$123	$21	$144
Foreign	297	22,362	22,659	46,381	(20,399)	25,982

Total interest-earning time deposits in other banks	1,385	22,253	23,638	46,504	(20,378)	26,126
Federal funds sold	(10,496)	5,471	(5,025)	11,367	(13,690)	(2,323)

Total money market instruments	(9,111)	27,724	18,613	57,871	(34,068)	23,803
Investment securities:
Domestic:
Taxable	27,777	(20,552)	7,225	1,152	(27,991)	(26,839)
Tax-exempt	41	331	372	(17)	(772)	(789)

Total domestic investment securities	27,818	(20,221)	7,597	1,135	(28,763)	(27,628)
Foreign	11,530	(597)	10,933	3,605	(807)	2,798

Total investment securities	39,348	(20,818)	18,530	4,740	(29,570)	(24,830)
Other interest-earning assets (b)	16,699	(6,266)	10,433	3,140	(56,831)	(53,691)
Loan receivables:
Loans held for securitization:
Domestic (c):
Credit card	(13,233)	(35,922)	(49,155)	108,984	(39,757)	69,227
Other consumer	(798)	251	(547)	(36,916)	(27,319)	(64,235)
Commercial	(26,163)	61	(26,102)	(2,776)	1,174	(1,602)

Total domestic loans held for securitization	(40,194)	(35,610)	(75,804)	69,292	(65,902)	3,390
Foreign (c):
Credit card	12,093	15,739	27,832	72,656	(19,627)	53,029
Other consumer	–	–	–	–	–	–
Commercial	–	–	–	–	–	–

Total foreign loans held for securitization	12,093	15,739	27,832	72,656	(19,627)	53,029

Total loans held for securitization	(28,101)	(19,871)	(47,972)	141,948	(85,529)	56,419
Loan portfolio (b):
Domestic (c):
Credit card	20,548	6,233	26,781	43,882	(7,202)	36,680
Other consumer	(68,546)	(13,673)	(82,219)	41,591	5,755	47,346
Commercial	117,335	1,284	118,619	(22,836)	3,094	(19,742)

Total domestic loan portfolio	69,337	(6,156)	63,181	62,637	1,647	64,284
Foreign (c):
Credit card	7,423	(27,598)	(20,175)	101,565	(23,914)	77,651
Other consumer	86,329	(5,806)	80,523	46,297	(10,508)	35,789
Commercial	86,417	415	86,832	1,078	–	1,078

Total foreign loan portfolio	180,169	(32,989)	147,180	148,940	(34,422)	114,518

Total loan portfolio	249,506	(39,145)	210,361	211,577	(32,775)	178,802

Total loan receivables	221,405	(59,016)	162,389	353,525	(118,304)	235,221

Total interest income (b)	268,341	(58,376)	209,965	419,276	(238,773)	180,503
Interest-Bearing Liabilities
Interest-bearing deposits:
Domestic:
Time deposits	(26,749)	(85,373)	(112,122)	98,196	(183,805)	(85,609)
Money market deposit accounts	(7,077)	(13,257)	(20,334)	19,849	(68,804)	(48,955)
Interest-bearing transaction accounts	(6)	(74)	(80)	52	(322)	(270)
Savings accounts	55	213	268	117	(452)	(335)

Total domestic interest-bearing deposits	(33,777)	(98,491)	(132,268)	118,214	(253,383)	(135,169)
Foreign:
Time deposits	3,618	2,671	6,289	(7,360)	(5,192)	(12,552)

Total interest-bearing deposits	(30,159)	(95,820)	(125,979)	110,854	(258,575)	(147,721)
Borrowed funds:
Short-term borrowings:
Domestic	(3,062)	233	(2,829)	(1,712)	(1,154)	(2,866)
Foreign	38,044	2,563	40,607	(1,897)	917	(980)

Total short-term borrowings	34,982	2,796	37,778	(3,609)	(237)	(3,846)
Long-term debt and bank notes:
Domestic	9,171	32,657	41,828	43,270	(34,493)	8,777
Foreign	47,605	22,075	69,680	50,676	(2,870)	47,806

Total long-term debt and bank notes	56,776	54,732	111,508	93,946	(37,363)	56,583

Total borrowed funds	91,758	57,528	149,286	90,337	(37,600)	52,737

Total interest expense	61,599	(38,292)	23,307	201,191	(296,175)	(94,984)

Net interest income (b)	$206,742	$(20,084)	$186,658	$218,085	$57,402	$275,487

(a)	The rate-volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.
(b)	Rate-volume variance amounts include the impact of the change in the estimated value of accrued interest and fees in 2002.
(c)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.
MBNA annual report 2004    29

Net interest income, on a fully taxable equivalent basis, increased $186.7 million or 7.9% to $2.5 billion for 2004 from 2003. Net interest income, on a fully taxable equivalent basis, increased $275.5 million or 13.3% to $2.4 billion for 2003 from 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, net interest income, on a fully taxable equivalent basis, would have increased $209.2 million or 9.8% in 2003.
AVERAGE INTEREST-EARNING ASSETS
Average interest-earning assets increased $3.8 billion or 8.8% to $47.6 billion for 2004 from 2003. The increase in average interest-earning assets for 2004 was primarily the result of an increase in average loan receivables of $2.9 billion and an increase in average investment securities and money market instruments of $752.9 million. The yield on average interest-earning assets decreased 27 basis points to 8.55%, as compared to 8.82% for 2003. The decrease in the yield on average interest-earning assets was primarily the result of the decrease in the yield earned on average loan receivables.
Average interest-earning assets increased $6.3 billion or 16.9% to $43.8 billion for 2003 from 2002. The increase in average interest-earning assets for 2003 was primarily the result of an increase in average loan receivables of $2.9 billion and an increase in average money market instruments of $3.3 billion. The yield on average interest-earning assets decreased 101 basis points to 8.82%, as compared to 9.83% for 2002. The decrease in the yield on average interest-earning assets was primarily the result of the decrease in the yield earned on average loan receivables, average total investment securities and money market instruments, and average other interest-earning assets, combined with an increase in lower yielding average total investment securities and money market instruments, and average other interest-earning assets as a percentage of total average interest-earning assets. The decrease in the yield on average interest-earning assets for 2003, as compared to 2002, would have been larger excluding the change in the estimated value of accrued interest and fees in 2002, which decreased the yield earned on average loan receivables by 25 basis points for 2002 (see “Loan Receivables” for further discussion).
AVERAGE INTEREST-BEARING LIABILITIES
Average interest-bearing liabilities increased $1.0 billion or 2.4% to $42.9 billion for 2004 from 2003. The increase in average interest-bearing liabilities for 2004 was primarily the result of an increase of $1.9 billion in average borrowed funds, partially offset by a decrease of $920.6 million in average interest-bearing deposits. The 3 basis point decrease in the rate paid on average interest-bearing liabilities to 3.57% for 2004 from 3.60% for
2003, was primarily the result of the decrease in the rate paid on interest-bearing deposits, partially offset by the increase in the rate paid on borrowed funds.
Average interest-bearing liabilities increased $5.0 billion or 13.6% to $41.9 billion for 2003 from 2002. The increase in average interest-bearing liabilities for 2003 was primarily the result of an increase of $2.6 billion in average interest-bearing deposits and an increase of $2.4 billion in average borrowed funds. The 75 basis point decrease in the rate paid on average interest-bearing liabilities to 3.60% for 2003 from 4.35% for 2002, reflects the continued impact of actions by the Federal Open Market Committee (“FOMC”) of the Federal Reserve throughout 2001, in the fourth quarter of 2002, and the second quarter of 2003 that impacted overall market interest rates.
Table 6 highlights average interest-earning assets and average interest-bearing liabilities.
NET INTEREST MARGIN
The Corporation’s net interest margin, on a fully taxable equivalent basis, was 5.33% for 2004, as compared to 5.37% for 2003. The net interest margin represents net interest income on a fully taxable equivalent basis expressed as a percentage of average total interest-earning assets. The 4 basis point decrease in the net interest margin for 2004, was primarily the result of a decrease in the interest rate spread between interest-earning assets and interest-bearing liabilities.
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
See “Off-Balance Sheet Arrangements— Impact of Off-Balance Sheet Asset Securitization Transactions on the Corporation’s Results” for a discussion of the managed net interest margin and a reconciliation of the net interest margin ratio to the net interest margin ratio excluding the change in the estimated value of accrued interest and fees in 2002.

TABLE 6: SUMMARIZED AVERAGE INTEREST-EARNING ASSETS AND AVERAGE INTEREST-BEARING
LIABILITIES (dollars in thousands, yields and rates on a fully taxable equivalent basis)

Year Ended December 31,		2004			2003			2002

	Average	Yield/	Income or	Average	Yield/	Income or	Average	Yield/	Income or
	Balance	Rate	Expense	Balance	Rate	Expense	Balance	Rate	Expense

Total interest-earning assets	$47,622,866	8.55%	$4,069,608	$43,781,381	8.82%	$3,859,643	$37,442,931	9.83%	$3,679,140
Total interest-bearing liabilities	42,879,347	3.57	1,531,818	41,861,029	3.60	1,508,511	36,865,484	4.35	1,603,495

Net interest income			$2,537,790			$2,351,132			$2,075,645

Net interest margin		5.33			5.37			5.54

30    MBNA annual report 2004

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
INVESTMENT SECURITIES
Investment securities consist primarily of AAA-rated securities, most of which can be used as collateral under repurchase agreements.
Interest income on investment securities for 2004, on a fully taxable equivalent basis, increased $18.5 million or 16.5% to $131.1 million for 2004 from 2003. The increase in interest income on investment securities for 2004 was primarily a result of an increase in average investment securities of $1.5 billion, partially offset by a 40 basis point decrease in the yield earned on average investment securities from 2003. The increase in average investment securities in 2004 was a result of the Corporation investing a larger portion of its liquid assets in higher yielding investment securities. Interest income on investment securities for 2003, on a fully taxable equivalent basis, decreased $24.8 million or 18.1% to $112.5 million for 2003 from 2002. The decrease in interest income on investment securities for 2003 was primarily a result of a 70 basis point decrease in the yield earned on average investment securities, partially offset by an increase in average investment securities of $118.1 million from 2002.
MONEY MARKET INSTRUMENTS
Money market instruments include interest-earning time deposits in other banks and federal funds sold.
Interest income on money market instruments increased $18.6 million or 16.6% to $131.0 million for 2004 from 2003. The increase in interest income on money market instruments was primarily the result of a 43 basis point increase in the yield earned on average money market instruments, partially offset by a decrease in average money market instruments of $718.7 million from 2003. The increase in the yield earned on average money market instruments was primarily a result of rising foreign and domestic short-term interest rates during 2004. The decrease in average money market instruments was a result of the Corporation investing a larger portion of its liquid assets in higher yielding investment securities. Interest income on money market instruments increased $23.8 million or 26.9% to $112.4 million for 2003 from 2002. The increase in interest income on money market instruments was primarily the result of an increase in average money market instruments of $3.3 billion for 2003, partially offset by a 59 basis point decrease in the yield earned on average money market instruments.
Average investment securities and money market instruments as a percentage of average interest-earning assets were 26.1% for
2004, as compared to 26.7% for 2003 and 22.1% for 2002. Money market instruments increased in 2003 to provide liquidity to support portfolio acquisition activity, to support anticipated loan growth, and in anticipation of possible market disruptions due to uncertainty created by world events. Also, money market instruments increased in 2003 as a result of the change in the timing of the remittance of principal collections on securitized loans to the trusts.
OTHER INTEREST-EARNING ASSETS
Other interest-earning assets include the Corporation’s retained interests in securitization transactions, which are the interest-only strip receivable, cash reserve accounts, accrued interest and fees on securitized loans, and other subordinated retained interests. Also included in other interest-earning assets is Federal Reserve Bank stock. The Corporation accrues interest income related to its retained beneficial interests in its securitization transactions accounted for as sales in the Corporation’s consolidated financial statements. The Corporation includes these retained interests in accounts receivable from securitization in the consolidated statements of financial condition.
Interest income on other interest-earning assets increased $10.4 million or 3.4% to $315.9 million for 2004, as compared to a decrease of $53.7 million or 14.9% to $305.5 million for 2003 from $359.2 million for 2002. The increase in interest income on other interest-earning assets for 2004 was primarily the result of an increase in average other interest-earning assets of $216.6 million, partially offset by a decrease in the yield earned on average other interest-earning assets of 15 basis points in 2004. The increase in average other interest-earning assets for 2004 was primarily attributable to the increase in the average balances of the Corporation’s cash reserve accounts and interest-only strip receivable, partially offset by the decrease in the average balance of the Corporation’s accrued interest and fees on securitized loans. The decrease in interest income on other interest-earning assets for 2003 was primarily the result of a decrease of 146 basis points in the yield earned on average other interest-earning assets in 2003. The decrease in the yield earned on average other interest-earning assets for 2003 was primarily the result of the decrease in the discount rate assumptions used in the valuation of the Corporation’s retained beneficial interests in its securitization transactions.
Note 9: Off-Balance Sheet Asset Securitization to the consolidated financial statements provides further detail regarding the Corporation’s asset securitization transactions.
LOAN RECEIVABLES
Loan receivables consist of the Corporation’s loans held for securitization and the loan portfolio.
In the first quarter of 2004, the Corporation acquired a total of $1.6 billion of commercial and other consumer loan receivables in connection with the PCL acquisition and $893.0 million of commercial loan receivables in connection with the Sky Financial Solutions, Inc. (“SFS”) acquisition. Interest income generated by these loans was $199.2 million for 2004. See Note 5: Acquisitions to the consolidated financial statements for further detail regarding the PCL and SFS acquisitions.

MBNA annual report 2004      31

TABLE 7: LOAN RECEIVABLES DISTRIBUTION (a)  (dollars in thousands)

December 31,	2004		2003		2002		2001		2000

Loans Held for Securitization (b)
Domestic:
Credit card	$7,023,182	20.8%	$10,273,503	30.6%	$8,703,035	30.3%	$7,943,295	32.2%	$6,395,826	32.1%
Other consumer	15,960	–	11,653	–	40,962	.1	1,032,697	4.2	1,022,756	5.1
Commercial	667	–	759	–	454,716	1.6	670	–	826	–

Total domestic loans held for securitization	7,039,809	20.8	10,285,915	30.6	9,198,713	32.0	8,976,662	36.4	7,419,408	37.2
Foreign:
Credit card	1,199,678	3.6	2,798,190	8.3	1,830,914	6.4	953,286	3.9	852,525	4.3
Other consumer	–	–	–	–	–	–	–	–	–	–
Commercial	–	–	–	–	–	–	–	–	–	–

Total foreign loans held for securitization	1,199,678	3.6	2,798,190	8.3	1,830,914	6.4	953,286	3.9	852,525	4.3

Total loans held for securitization	8,239,487	24.4	13,084,105	38.9	11,029,627	38.4	9,929,948	40.3	8,271,933	41.5
Loan Portfolio
Domestic:
Credit card	6,895,187	20.4	7,223,190	21.5	5,974,054	20.8	5,307,860	21.5	5,799,805	29.1
Other consumer	5,822,947	17.3	5,599,281	16.7	6,134,204	21.3	4,973,339	20.2	2,704,370	13.5
Commercial	2,735,907	8.1	1,293,718	3.8	590,609	2.1	1,252,470	5.1	908,027	4.5

Total domestic loan portfolio	15,454,041	45.8	14,116,189	42.0	12,698,867	44.2	11,533,669	46.8	9,412,202	47.1
Foreign:
Credit card	5,573,013	16.5	3,967,192	11.8	3,070,997	10.7	1,822,104	7.4	1,185,859	6.0
Other consumer	3,266,118	9.7	2,418,449	7.2	1,927,015	6.7	1,347,843	5.5	1,084,843	5.4
Commercial	1,226,191	3.6	38,142	.1	2	–	–	–	–	–

Total foreign loan portfolio	10,065,322	29.8	6,423,783	19.1	4,998,014	17.4	3,169,947	12.9	2,270,702	11.4

Total loan portfolio	25,519,363	75.6	20,539,972	61.1	17,696,881	61.6	14,703,616	59.7	11,682,904	58.5

Total loan receivables	$33,758,850	100.0%	$33,624,077	100.0%	$28,726,508	100.0%	$24,633,564	100.0%	$19,954,837	100.0%

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.
(b)	Loans held for securitization includes loans originated through certain endorsing organizations or financial institutions who have the contractual right to purchase the loans from the Corporation at fair value and the lesser of loan principal receivables eligible for securitization or sale or loan principal receivables which management intends to securitize or sell within one year.

Interest income generated by the Corporation’s loan receivables increased $162.4 million or 4.9% to $3.5 billion for 2004 from 2003. The increase in interest income on loan receivables for 2004 was primarily the result of an increase in average loan receivables of $2.9 billion from 2003, partially offset by a decrease in the yield earned on average loan receivables. The increase in average loan receivables was primarily driven by the PCL and SFS acquisitions discussed in the previous paragraph. The yield earned by the Corporation for 2004 on average loan receivables was 11.24%, as compared to 11.81% for 2003.
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
Table 7 presents the Corporation’s loan receivables distributed by loan type. Loan receivables increased to $33.8 billion at December 31, 2004, as compared to $33.6 billion and $28.7 billion at December 31, 2003 and 2002, respectively.
DOMESTIC CREDIT CARD LOAN RECEIVABLES
Domestic credit card loan receivables decreased $3.6 billion or 20.5% to $13.9 billion at December 31, 2004, from $17.5 billion at December 31, 2003, and $14.7 billion at December 31, 2002. The decrease in domestic credit card loan receivables at December 31, 2004, was primarily the result of loan repayments exceeding new loan originations, partially offset by a net decrease in securitized domestic credit card loan principal receivables and domestic credit card acquisitions. Management believes that loan growth in 2004 was slower than in previous years because the Corporation offered less 0% promotional rate offers on U.S. credit card accounts. Also, loan growth was slower than in previous years because revolving consumer credit growth in the U.S. was slower over the past two to three years. The increase in domestic credit card loan receivables during 2003 was the result of loan originations through marketing programs and loan portfolio acquisitions, partially offset by a net increase in securitized domestic credit card loan principal receivables.
In accordance with the FFIEC guidance published in January 2003, the Corporation made changes to the minimum payment amounts required on certain accounts. These changes increased the payment amounts required from accounts that represent higher risk levels, including overlimit accounts, negatively amortizing accounts and other accounts that exhibit higher degrees of risk. The Corporation anticipates it will increase the required minimum monthly payment amounts for new U.S. credit card loan accounts beginning in the third quarter of 2005 and for existing U.S. credit card loan accounts in the fourth quarter of 2005. Currently, credit card Customers are generally required to

32    MBNA annual report 2004

make a minimum monthly payment equal to the lesser of the sum of finance charges and fees assessed that month plus $15, or 2.25% of the outstanding balance on the account. After the change, credit card Customers will generally be required to make a minimum monthly payment equal to interest and late fees assessed that month plus 1% of the remaining balance on the account. Increasing the minimum monthly payment amounts will likely reduce the Corporation’s credit card loan receivables, the interest income on those receivables in future periods, and the Corporation’s interest-only strip receivable. The impact in 2005 will depend on the actual payment patterns of Customers after the change, whether or not the Customers who pay down more quickly the account balance reuse the available credit, and other factors that are difficult to predict or quantify.

During 2004, the Corporation securitized $8.8 billion of domestic credit card loan principal receivables, offset by an increase of $9.1 billion in the Corporation’s domestic credit card loan receivables when certain securitization transactions were in their scheduled accumulation period and the trusts used principal payments on securitized loans to pay the investors rather than to purchase new loan principal receivables. During 2003, the Corporation securitized $10.3 billion of domestic credit card loan principal receivables, partially offset by an increase of $7.0 billion in the Corporation’s domestic credit card loan receivables when certain securitization transactions were in their scheduled accumulation period and the trusts used principal payments on securitized loans to pay the investors rather than to purchase new loan principal receivables. When the trusts use principal payments to pay the investors, the Corporation’s on-balance sheet loan receivables increase by the amount of any new loans on the Customer accounts because the trusts are no longer purchasing new loan receivables from the Corporation. The Corporation acquired $1.1 billion of domestic credit card loan receivables during 2004 and $1.4 billion of domestic credit card loan receivables during 2003.
The yield on average domestic credit card loan receivables was 11.47% for 2004, as compared to 11.70% for 2003 and 12.04% for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the yield on average domestic credit card loan receivables would have decreased 62 basis points for 2003 from 2002. The decrease in the yield on average domestic credit card loan receivables for 2004 and 2003 reflects lower interest rates offered to attract and retain Customers and to grow loan receivables, partially offset by a decrease in the amount of 0% promotional rate offers in 2004. During the third quarter of 2004, the Corporation converted a portion of its managed domestic credit card loans from fixed-rate loans to variable-rate loans. This change did not have a significant effect on the yield on average domestic credit card loan receivables for 2004 because the change was effective at the end of the third quarter.
Domestic credit card loans held for securitization decreased $3.3 billion or 31.6% to $7.0 billion at December 31, 2004 from $10.3 billion at December 31, 2003, and $8.7 billion at
December 31, 2002. The decrease during 2004 reflects the Corporation’s lower levels of domestic credit card loan principal receivables eligible for securitization at December 31, 2004.

DOMESTIC OTHER CONSUMER LOAN RECEIVABLES
Domestic other consumer loan receivables increased $228.0 million or 4.1% to $5.8 billion at December 31, 2004 from $5.6 billion at December 31, 2003, and $6.2 billion at December 31, 2002. The increase in domestic other consumer loan receivables during 2004 was primarily a result of growth in the Corporation’s home equity line of credit (“HELOC”) portfolio due primarily to a portfolio acquisition of $136.8 million in the fourth quarter of 2004. The Corporation is now originating and holding HELOCs with favorable credit characteristics. The decrease in domestic other consumer loan receivables during 2003 was primarily a result of a decrease in the Corporation’s sales finance loan receivables as the Corporation placed less emphasis on this product in 2003.
The yield on average domestic other consumer loan receivables was 13.68% for 2004, as compared to 13.89% for 2003 and 13.97% for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the yield on average domestic other consumer loan receivables would have decreased 46 basis points for 2003. For 2004 and 2003, the decrease in the yield on average domestic other consumer loan receivables reflects a greater mix of unsecured lending products relative to sales finance products. For 2004, the decrease also reflects a continued lower interest rate environment impact on new account yields. The Corporation generally charges a higher interest rate for its sales finance products than its other unsecured consumer lending products. Sales finance loans are loan products offered by the Corporation through associations with retailers where the Corporation provides financing to Customers to purchase the retailer’s goods and services. The Corporation ceased marketing of this product in 2004.
The Corporation’s domestic other consumer loans typically have higher delinquency and charge-off rates than the Corporation’s domestic credit card loans. As a result, the Corporation generally charges higher interest rates on its domestic other consumer loans than on its domestic credit card loans.
DOMESTIC COMMERCIAL LOAN RECEIVABLES
Domestic commercial loan receivables increased $1.4 billion or 111.4% to $2.7 billion at December 31, 2004, from $1.3 billion at December 31, 2003, and $1.0 billion at December 31, 2002. The increase in domestic commercial loan receivables at December 31, 2004, was primarily the result of the SFS acquisition, which included $893.0 million of domestic commercial loan receivables in the first quarter of 2004.

The yield on average domestic commercial loan receivables was 8.14% for 2004, as compared to 8.28% for 2003 and 7.91% for 2002.

MBNA annual report 2004     33

TABLE 8: RECONCILIATION OF AVERAGE LOAN RECEIVABLES TO AVERAGE MANAGED LOANS (a) (dollars in thousands)

Year Ended December 31,	2004			2003			2002

	Average			Average			Average
	Balance	Yield	Income	Balance	Yield	Income	Balance	Yield	Income

Loan receivables:
Domestic:
Credit card	$13,712,807	11.47%	$1,573,309	$13,633,341	11.70%	$1,595,683	$12,369,662	12.04%	$1,489,776
Other consumer	5,593,131	13.68	765,101	6,104,789	13.89	847,867	6,191,971	13.97	864,756
Commercial	2,190,095	8.14	178,190	1,034,082	8.28	85,673	1,352,992	7.91	107,017

Total domestic loan receivables	21,496,033	11.71	2,516,600	20,772,212	12.18	2,529,223	19,914,625	12.36	2,461,549
Foreign:
Credit card	5,466,831	11.09	606,437	5,296,873	11.30	598,780	3,782,733	12.37	468,100
Other consumer	3,027,292	9.27	280,675	2,097,784	9.54	200,152	1,617,842	10.16	164,363
Commercial	1,065,631	8.25	87,910	16,949	6.36	1,078	–	–	–

Total foreign loan receivables	9,559,754	10.20	975,022	7,411,606	10.79	800,010	5,400,575	11.71	632,463

Total loan receivables	31,055,787	11.24	3,491,622	28,183,818	11.81	3,329,233	25,315,200	12.22	3,094,012
Total securitized loans	87,040,251	11.68	10,167,317	81,691,156	11.98	9,786,020	74,718,731	12.36	9,232,653

Total managed loans	$118,096,038	11.57	$13,658,939	$109,874,974	11.94	$13,115,253	$100,033,931	12.32	$12,326,665

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

Table 8 reconciles the Corporation’s average loan receivables to average managed loans.
FOREIGN CREDIT CARD LOAN RECEIVABLES
Foreign credit card loan receivables were $6.8 billion at December 31, 2004 and December 31, 2003, and $4.9 billion at December 31, 2002. Foreign credit card loan receivables did not increase during 2004 as a net increase in securitization activity was offset by loan originations through marketing programs at the Corporation’s two foreign bank subsidiaries, acquisitions, and strengthening of foreign currencies against the U.S. dollar. Management believes foreign loan growth in 2004 was slower than in previous years due to the increasingly competitive environment in the U.K. and Canada. The growth in foreign loan receivables in 2003 was a result of loan originations through marketing programs at MBNA Europe and MBNA Canada, combined with the strengthening of foreign currencies against the U.S. dollar, partially offset by a net increase in securitization activity.
During 2004, the Corporation securitized $3.4 billion of foreign credit card loan principal receivables offset by an increase of $1.1 billion in the Corporation’s foreign credit card loan receivables when certain securitization transactions were in their scheduled accumulation period and the trusts used principal payments on securitized loans to pay the investors rather than to purchase new loan principal receivables. During 2004, the Corporation acquired $443.2 million of foreign credit card loan receivables. The strengthening of foreign currencies increased foreign credit card loan receivables by $481.3 million in 2004. During 2003, the Corporation securitized approximately $2.8 billion of foreign credit card loan principal receivables, partially offset by an increase of $1.5 billion in the Corporation’s foreign credit card loan receivables when certain securitization transactions were in their scheduled accumulation period and the trusts used principal payments to pay the investors rather than to purchase new loan principal receivables from the Corporation. The strengthening of foreign currencies increased foreign credit card loan receivables by $719.1 million in 2003.
The yield on average foreign credit card loan receivables was 11.09% for 2004, as compared to 11.30% for 2003 and 12.37%
for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the yield on average foreign credit card loan receivables would have decreased 118 basis points for 2003. The decline in the yield on average foreign credit card loan receivables for 2004 and 2003 primarily reflects lower interest rates offered to attract and retain Customers and to grow loan receivables.

Foreign credit card loans held for securitization decreased $1.6 billion or 57.1% to $1.2 billion at December 31, 2004, from $2.8 billion at December 31, 2003, and $1.8 billion at December 31, 2002. The decrease for 2004 reflects lower planned levels of foreign credit card securitizations.
FOREIGN OTHER CONSUMER LOAN RECEIVABLES
Foreign other consumer loan receivables increased $847.7 million or 35.1% to $3.3 billion at December 31, 2004, from $2.4 billion at December 31, 2003, and $1.9 billion at December 31, 2002. The growth in foreign other consumer loan receivables at December 31, 2004 was primarily a result of the PCL acquisition of approximately $600 million of consumer insurance premium financing loans by MBNA Europe in the first quarter of 2004. The strengthening of foreign currencies increased foreign other consumer loan receivables by $217.0 million in 2004, as compared to $238.7 million in 2003.
The yield on average foreign other consumer loan receivables was 9.27% for 2004, as compared to 9.54% for 2003 and 10.16% for 2002.
FOREIGN COMMERCIAL LOAN RECEIVABLES
Foreign commercial loan receivables increased to $1.2 billion at December 31, 2004, from $38.1 million at December 31, 2003. The growth in foreign commercial loans at December 31, 2004 was primarily a result of the PCL acquisition of approximately $1.0 billion of insurance premium financing commercial loans by MBNA Europe in the first quarter of 2004. The strengthening of foreign currencies increased foreign commercial loan receivables by $90.6 million in 2004, as compared to $3.1 million in 2003.

34    MBNA annual report 2004

TABLE 9: RECONCILIATION OF THE AS REPORTED LOAN YIELDS TO THE LOAN YIELDS EXCLUDING THE CHANGE IN THE ESTIMATED VALUE OF ACCRUED INTEREST AND FEES IN 2002 (a) (dollars in thousands)

Year Ended December 31, 2002

	Average
	Balance	Yield	Income

As Reported
Loan receivables:
Domestic:
Credit card	$12,369,662	12.04%	$1,489,776
Other consumer	6,191,971	13.97	864,756
Commercial	1,352,992	7.91	107,017

Total domestic loan receivables	19,914,625	12.36	2,461,549
Foreign:
Credit card	3,782,733	12.37	468,100
Other consumer	1,617,842	10.16	164,363
Commercial	–	–	–

Total foreign loan receivables	5,400,575	11.71	632,463

Total loan receivables	25,315,200	12.22	3,094,012
Total securitized loans	74,718,731	12.36	9,232,653

Total managed loans	$100,033,931	12.32	$12,326,665

Impact of the Change in the Estimated Value of Accrued Interest and Fees in 2002
Loan receivables:
Domestic:
Credit card	$11,940		$35,260
Other consumer	8,213		25,168
Commercial	503		1,615

Total domestic loan receivables	20,656		62,043
Foreign:
Credit card	1,374		4,193
Other consumer	–		–
Commercial	–		–

Total foreign loan receivables	1,374		4,193

Total loan receivables	22,030		66,236
Total securitized loans	71,386		211,425

Total managed loans	$93,416		$277,661

Excluding the Change in the Estimated Value of Accrued Interest and Fees in 2002
Loan receivables:
Domestic:
Credit card	$12,381,602	12.32	$1,525,036
Other consumer	6,200,184	14.35	889,924
Commercial	1,353,495	8.03	108,632

Total domestic loan receivables	19,935,281	12.66	2,523,592
Foreign:
Credit card	3,784,107	12.48	472,293
Other consumer	1,617,842	10.16	164,363
Commercial	–	–	–

Total foreign loan receivables	5,401,949	11.79	636,656

Total loan receivables	25,337,230	12.47	3,160,248
Total securitized loans	74,790,117	12.63	9,444,078

Total managed loans	$100,127,347	12.59	$12,604,326

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

The yield on average foreign commercial loan receivables was 8.25% for 2004, as compared to 6.36% for 2003. The increase in the yield on average foreign commercial loan receivables for 2004 was primarily a result of the commercial insurance premium financing loans that were acquired in connection with the PCL acquisition.
Table 9 reconciles the Corporation’s loan yields for 2002, to the loan yields excluding the change in the estimated value of accrued interest and fees in 2002.
Note 10: Geographical Diversification of Loans to the consolidated financial statements provides further detail regarding the Corporation’s loan receivables.
PREMISES AND EQUIPMENT
In the second quarter of 2004, the Corporation successfully completed its implementation of the SSE initiative, which extended the use of the Corporation’s North American core Customer information systems to MBNA Europe’s business in the U.K. and Ireland. MBNA Europe was previously dependent on third-party vendors for such information systems. It is expected that the implementation of SSE will give MBNA Europe better tools for servicing Customers and allow the Corporation to leverage past and future investments in technology.

Total capital expenditures, including software, related to SSE were approximately $300 million and $240 million at December 31, 2004 and 2003, respectively. Software costs that were capitalized as a part of this project at December 31, 2004 and December 31, 2003, were $254.8 million and $214.0 million, respectively. SSE was placed in service in 2004. The capital expenditures for this project will be fully amortized within five years. For 2004, total amortization expense associated with this project was $32.6 million.

MBNA annual report 2004    35

ACCRUED INCOME RECEIVABLE
Accrued income receivable decreased $46.7 million or 10.5% to $397.1 million at December 31, 2004, as compared to $443.8 million at December 31, 2003. The decrease in accrued income receivable at December 31, 2004, was primarily due to a decrease in accrued income receivable on the Corporation’s interest rate swap agreements, a decrease in accrued insurance receivable, and a decrease in accrued interest receivable on the Corporation’s loan receivables.
ACCOUNTS RECEIVABLE FROM SECURITIZATION
Accounts receivable from securitization increased $677.4 million or 8.7% to $8.4 billion at December 31, 2004, as compared to $7.8 billion at December 31, 2003.
Table 10 presents the components of accounts receivable from securitization.
TABLE 10: ACCOUNTS RECEIVABLE FROM
SECURITIZATION (dollars in thousands)

December 31,	2004	2003

Sale of new loan principal receivables (a)	$2,767,607	$2,191,335
Accrued interest and fees on securitized loans	1,945,331	1,958,873
Interest-only strip receivable	1,292,765	1,338,061
Accrued servicing fees	900,012	777,623
Cash reserve accounts	720,702	607,467
Other subordinated retained interests	593,037	608,550
Other	224,395	284,568

Total accounts receivable from securitization	$8,443,849	$7,766,477

(a)	Balance comprised of allocated principal collections and accumulated investor interest.
INTANGIBLE ASSETS AND GOODWILL
Intangible assets and goodwill increased $384.3 million or 12.1% to $3.6 billion at December 31, 2004, as compared to $3.2 billion at December 31, 2003. The increase in intangible assets and goodwill was primarily due to the recognition of $429.4 million of PCCRs, $177.3 million of other purchased relationships, and $172.0 million of goodwill, as part of several portfolio and business acquisitions during 2004. These additions were partially offset by intangible asset amortization expense of $453.8 million for 2004. Note 3: Significant Accounting Policies— Intangible Assets and Goodwill to the consolidated financial statements provides further detail regarding the Corporation’s intangible assets and goodwill.
PREPAID EXPENSES AND DEFERRED CHARGES
Prepaid expenses and deferred charges decreased $61.0 million or 12.2% to $438.8 million at December 31, 2004, as compared to $499.8 million at December 31, 2003. The decrease in prepaid expenses and deferred charges was primarily attributable to a decrease in royalties advanced to endorsing organizations, a decrease in the amount of credit card and business card deferred loan origination costs, and a decrease in the amount of prepaid brokered deposit commissions.
INTEREST-BEARING DEPOSITS
Total interest expense on deposits decreased $126.0 million or 11.4% to $981.8 million for 2004, as compared to $1.1 billion for 2003. The decrease in interest expense on deposits for 2004 was primarily the result of a decrease of 31 basis points in the rate paid on average interest-bearing deposits, combined with a decrease of $920.6 million in average interest-bearing deposits for 2004 from 2003.
Interest expense on domestic time deposits decreased $112.1 million or 11.9% to $830.2 million for 2004, as compared to $942.3 million for 2003. The decrease in interest expense on domestic time deposits for 2004 was primarily the result of a decrease of 41 basis points in the rate paid on average domestic time deposits, combined with a decrease of $623.3 million in average domestic time deposits.
The decrease in the rate paid on average domestic time deposits reflects actions by the FOMC from 2001 through 2003 that decreased overall market interest rates and decreased the Corporation’s funding costs. The Corporation’s domestic time deposits are primarily fixed-rate deposits with maturities that range from three months to five years. Therefore, the Corporation continued to realize the benefits of the 2001 through 2003 decreases in market interest rates on domestic time deposits during 2004. Similarly, the average rates paid on domestic time deposits for 2004 were not significantly affected by the actions of the FOMC during 2004 that increased overall market interest rates.
The decrease in average domestic time deposits for 2004, was a result of a decrease in the average amount of brokered deposits held by the Corporation, partially offset by the Corporation’s continued emphasis on marketing domestic time deposits to members of certain endorsing organizations to fund loan and other asset growth and to diversify funding sources.
Interest expense on domestic money market deposits decreased $20.3 million or 14.4% to $120.8 million for 2004, as compared to $141.1 million for 2003. The decrease in interest expense on domestic money market deposits for 2004, was a result of a decrease in the rate paid on average domestic money market deposits of 18 basis points, combined with a decrease of $407.2 million in average domestic money market deposits. The Corporation’s money market deposits are variable-rate products, however, the actions by the FOMC in 2004 that increased overall market interest rates did not have a significant effect on the rate paid on average domestic money market deposits as these accounts were previously priced at a premium over domestic short-term interest rates.
The Corporation’s foreign time deposits are fixed-rate and generally mature within one year. Interest expense on foreign time deposits increased $6.3 million or 27.5% to $29.2 million for 2004, as compared to $22.9 million for 2003. The increase in interest expense on foreign time deposits during 2004, was primarily a result of an increase of $105.9 million in average foreign time deposits, combined with an increase of 36 basis points in the rate paid on average foreign time deposits.
Total interest expense on deposits decreased $147.7 million or 11.8% to $1.1 billion for 2003, as compared to $1.3 billion for 2002. The decrease in interest expense on deposits for 2003 was primarily the result of an 88 basis point decrease in the rate paid on average interest-bearing deposits, partially offset by a $2.6 billion increase in average interest-bearing deposits. The decrease in the rate paid on average interest-bearing deposits reflects the continued impact of actions by the FOMC throughout

36    MBNA annual report 2004

2001, the fourth quarter of 2002, and the second quarter of 2003, that impacted overall market interest rates and decreased the funding costs of the Corporation.
The decrease in market interest rates in the fourth quarter of 2002 and the second quarter of 2003 permitted the Corporation to decrease the rate paid on average money market deposit accounts and average foreign time deposits during 2003. In 2003, the Corporation realized the benefits of the decrease in market rates in 2002 and 2003 on domestic time deposits more slowly than on money market deposits and foreign time deposits, and continued to realize the benefit of the decrease in market rates throughout 2001 on domestic time deposits.
The increase in average interest-bearing deposits for 2003 was a result of the Corporation’s continued emphasis on marketing domestic time deposits and money market deposit accounts to members of certain endorsing organizations, as well as obtaining other domestic deposits through the use of third-party intermediaries, to fund loan and other asset growth and to diversify funding sources.
BORROWED FUNDS
Borrowed funds include both short-term borrowings and long-term debt and bank notes.
SHORT-TERM BORROWINGS
Short-term borrowings used by the Corporation include federal funds purchased and securities sold under repurchase agreements. Federal funds purchased and securities sold under repurchase agreements are overnight borrowings that normally mature within one business day of the transaction date. Other short-term borrowings consist primarily of federal funds purchased that mature in more than one business day, short-term bank notes issued from the global bank note program established by the Bank, short-term deposit notes issued by MBNA Canada, on-balance sheet financing structures, and other transactions with original maturities greater than one business day but less than one year.
Interest expense on short-term borrowings increased $37.8 million or 96.5% to $76.9 million for 2004, as compared to a decrease of $3.8 million or 8.9% to $39.1 million for 2003 from $43.0 million for 2002. The increase in interest expense on short-term borrowings for 2004 was primarily the result of an increase of $781.1 million in average short-term borrowings, combined with an increase of 57 basis points in the rate paid on average short-term borrowings from 2003. The decrease in interest expense on short-term borrowings for 2003 was primarily a result of a decrease of $111.2 million in average short-term borrowings.
Domestic Short-Term Borrowings
Interest expense on domestic short-term borrowings decreased $2.8 million or 8.3% to $31.4 million for 2004, as compared to a decrease of $2.9 million or 7.7% to $34.2 million for 2003 from $37.1 million for 2002. The decrease in interest expense on domestic short-term borrowings for 2004 was primarily the result of a decrease of $88.0 million in average domestic short-term borrowings.
The majority of domestic short-term borrowings are comprised of two on-balance sheet financing structures related to the
American Loan Financing Trust. These financing structures are secured by domestic other consumer loan receivables. The Corporation has an option to liquidate these financing structures on a monthly basis.
Foreign Short-Term Borrowings
Interest expense on foreign short-term borrowings increased $40.6 million to $45.6 million for 2004, as compared to a decrease of $980,000 or 16.5% to $4.9 million for 2003 from $5.9 million for 2002. The increase in interest expense on foreign short-term borrowings for 2004 was primarily the result of an increase of $869.1 million in average foreign short-term borrowings, combined with an increase of 124 basis points in the rate paid on average foreign short-term borrowings. The increase in average foreign short-term borrowings was primarily the result of the assumption of debt from the PCL acquisition, which increased average foreign short-term borrowings by $983.2 million for 2004.
Note 18: Short-Term Borrowings to the consolidated financial statements provides further detail regarding the Corporation’s short-term borrowings.
LONG-TERM DEBT AND BANK NOTES
Long-term debt and bank notes consist of borrowings having an original maturity of one year or more.
The Corporation primarily uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to more closely match the rate sensitivity of the Corporation’s assets. The Corporation also uses foreign exchange swap agreements to reduce its foreign currency exchange risk on a portion of long-term debt and bank notes issued by MBNA Europe.
Interest expense on long-term debt and bank notes increased $111.5 million or 30.8% to $473.1 million during 2004, and $56.6 million or 18.6% to $361.6 million for 2003 from $305.0 million for 2002. The increase in interest expense on long-term debt and bank notes for 2004 was primarily the result of an increase in average long-term debt and bank notes of $1.2 billion, combined with an increase in the rate paid on average long-term debt and bank notes of 62 basis points. The increase in interest expense on long-term debt and bank notes for 2003 was primarily a result of an increase in average long-term debt and bank notes of $2.5 billion, partially offset by a decrease in the interest rate paid on average long-term debt and bank notes of 37 basis points. The decrease in the rate paid on average long-term debt and bank notes for 2003 reflects actions by the FOMC in the fourth quarter of 2002 and the second quarter of 2003 that impacted overall market interest rates.
Domestic Long-Term Debt and Bank Notes
Interest expense on domestic long-term debt and bank notes increased $41.8 million or 23.0% to $224.1 million during 2004, and $8.8 million or 5.1% to $182.2 million for 2003 from $173.5 million for 2002. The increase in interest expense on domestic long-term debt and bank notes for 2004 was primarily the result of an increase of $353.5 million in average domestic long-term debt and bank notes for 2004, combined with an increase of 43 basis points in the rate paid on average domestic

MBNA annual report 2004    37

long-term debt and bank notes. The increase in average domestic long-term debt and bank notes was attributable to the assumption of debt from the SFS acquisition on March 31, 2004, which increased average domestic long-term debt and bank notes by $516.8 million for 2004. The increase in the rate paid on average domestic long-term debt and bank notes reflects actions by the FOMC during 2004 that impacted overall market interest rates. The increase in interest expense on domestic long-term debt and bank notes for 2003 was primarily the result of an increase in average domestic long-term debt and bank notes of $1.6 billion, partially offset by a decrease of 55 basis points in the rate paid on average domestic long-term debt and bank notes, as compared to 2002. The Corporation issued additional long-term debt and bank notes during 2003 to fund loan and other asset growth and to diversify funding sources. The decrease in the rate paid on average domestic long-term debt and bank notes for 2003 reflects actions by the FOMC in the fourth quarter of 2002 and the second quarter of 2003 that impacted overall market interest rates.
Foreign Long-Term Debt and Bank Notes
Interest expense on foreign long-term debt and bank notes increased $69.7 million or 38.9% to $249.0 million for 2004, and increased $47.8 million or 36.3% to $179.3 million for 2003 from $131.5 million for 2002. The increase in interest expense on foreign long-term debt and bank notes for 2004 was primarily the result of an increase in average foreign long-term debt and bank notes of $804.3 million, combined with an increase of 63 basis points in the rate paid on average foreign long-term debt and bank notes.
The increase in interest expense on foreign long-term debt and bank notes for 2003 was primarily the result of an increase in average foreign long-term debt and bank notes of $921.9 million, partially offset by a decrease in the rate paid on average foreign long-term debt and bank notes of 12 basis points. The Corporation issued additional foreign long-term debt and bank notes during the third and fourth quarters of 2003 to fund loan and other asset growth and to diversify funding sources. Note 19: Long-Term Debt and Bank Notes to the consolidated financial statements provides further detail regarding the Corporation’s long-term debt and bank notes.
NONINTEREST-BEARING DEPOSITS
Noninterest-bearing deposits increased $320.9 million or 13.3% to $2.7 billion at December 31, 2004, as compared to $2.4 billion at December 31, 2003. The increase was primarily related to an increase in principal collections on securitized loans due to the trusts. The Corporation is obligated to transfer principal collections on the Corporation’s primary domestic and foreign credit card securitization trusts on a regular basis. These funds are retained on behalf of the trusts with the Corporation until the funds are remitted on a regular basis. The funds are primarily invested in money market instruments until they are remitted to the trusts.
ACCRUED INTEREST PAYABLE
Accrued interest payable decreased $32.9 million or 10.3% to $286.3 million at December 31, 2004, as compared to $319.2 million at December 31, 2003. The decrease was primarily related to a decrease in accrued interest payable on brokered deposits and euro medium-term notes.
ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities increased $663.8 million or 24.8% to $3.3 billion at December 31, 2004, as compared to $2.7 billion at December 31, 2003. This increase was primarily the result of an increase in the amount of payables related to MBNA Europe’s insurance premium financing product and increases in the gross unrealized losses on the Corporation’s forward exchange contracts and foreign exchange swap agreements.
ACCUMULATED OTHER COMPREHENSIVE INCOME
Accumulated other comprehensive income increased $254.1 million or 62.1% to $663.4 million at December 31, 2004, as compared to $409.3 million at December 31, 2003. The increase was primarily attributable to favorable foreign currency translation related to the strengthening of foreign currencies against the U.S. dollar.
Note 21: Comprehensive Income to the consolidated financial statements provides further detail on the components of other comprehensive income.
TOTAL OTHER OPERATING INCOME
Total other operating income includes securitization income, interchange income, loan fees, insurance income, and other income. Total other operating income increased $432.9 million or 5.5% to $8.3 billion for 2004, as compared to an increase of $1.1 billion or 15.9% to $7.8 billion for 2003 from $6.8 billion for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, total other operating income for 2003 would have increased $875.2 million or 12.6% from 2002.

38    MBNA annual report 2004

Table 11 presents the components of total other operating income.
TABLE 11: COMPONENTS OF TOTAL OTHER OPERATING INCOME (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Securitization income:
Excess servicing fees (a)	$5,191,359	$4,875,381	$4,304,428
Loan servicing fees (a)	1,664,669	1,535,427	1,403,132
Gain from the sale of loan principal receivables for new securitizations (b)	90,884	124,450	154,556
Net revaluation of interest-only strip receivable (b)	(193,604)	(11,302)	(195,764)

Total securitization income	6,753,308	6,523,956	5,666,352
Interchange	442,104	391,827	357,410
Credit card loan fees (c)	515,915	467,166	353,105
Other consumer loan fees (c)	170,592	108,072	100,429
Commercial loan fees (c)	69,568	46,593	32,750
Insurance	200,536	231,941	181,474
Other	106,363	55,925	61,403

Total other operating income	$8,258,386	$7,825,480	$6,752,923

(a)	Total securitization servicing fees include excess servicing fees and loan servicing fees.
(b)	The net gain (or loss) from securitization activity includes the gain from the sale of loan principal receivables and the net revaluation of the interest-only strip receivable.
(c)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.
Certain components of total other operating income are discussed as follows:
SECURITIZATION INCOME
Securitization income includes excess servicing and loan servicing fees, the gain from the sale of loan principal receivables recognized for new securitizations, and the net revaluation of the Corporation’s interest-only strip receivable. The Corporation has the rights to all excess revenue generated from the securitized loans arising after the trusts absorb the cost of funds, loan servicing fees and credit losses (“excess servicing fees”). The Corporation continues to service the securitized loans and receives an annual contractual servicing fee of approximately 2% of the investor principal outstanding (“loan servicing fees”). The Corporation recognizes a gain from the sale of loan principal receivables for new securitizations. Securitization income is also impacted by the net revaluation of the Corporation’s interest-only strip receivable as a result of changes in the estimated excess spread to be earned in the future and changes in projected loan payment rates and securitization transactions that are currently in their scheduled accumulation period. The accumulation period occurs when the trusts begin accumulating principal collections to make principal payments to the investors, instead of purchasing new loan principal receivables from the Corporation.
Securitization income increased $229.4 million or 3.5% to $6.8 billion for 2004, as compared to an increase of $857.6 million or 15.1% to $6.5 billion for 2003 from $5.7 billion for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, securitization income would have increased $685.6 million or 11.7% for 2003. The components of securitization income are discussed separately below.
TOTAL SECURITIZATION SERVICING FEES
Total securitization servicing fees include both excess servicing fees and loan servicing fees. These items are discussed below.
Table 12 provides further detail regarding total excess servicing fees.
TABLE 12: COMPONENTS OF TOTAL EXCESS SERVICING FEES (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Interest income on securitized loans	$9,855,669	$9,484,680	$8,877,207
Interest expense on securitized loans	(1,971,198)	(1,630,415)	(1,833,105)

Net interest income on securitized loans	7,884,471	7,854,265	7,044,102
Other fee income on securitized loans	3,247,581	2,932,012	2,498,841
Net credit losses on securitized loans	(4,276,024)	(4,375,469)	(3,835,383)

Total securitization servicing fees	6,856,028	6,410,808	5,707,560
Loan servicing fees	(1,664,669)	(1,535,427)	(1,403,132)

Total excess servicing fees	$5,191,359	$4,875,381	$4,304,428

EXCESS SERVICING FEES
Excess servicing fees increased $316.0 million or 6.5% to $5.2 billion for 2004, as compared to an increase of $571.0 million or 13.3% to $4.9 billion for 2003 from $4.3 billion for 2002. The increase in excess servicing fees for 2004 was primarily a result of an increase in other fee income on securitized loans combined with a decrease in net credit losses on securitized loans, partially offset by an increase in loan servicing fees. The increase for 2003 was primarily the result of increases in net interest income and other fee income earned on securitized loans, partially offset by an increase in net credit losses on securitized loans.
The net interest income earned on securitized loans increased $30.2 million or .4% to $7.9 billion for 2004, as compared to $810.2 million or 11.5% to $7.9 billion for 2003 from $7.0 billion for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, net interest income earned on securitized loans would have increased excess servicing fees by $598.8 million or 8.3% for 2003. Securitized net interest income was affected by the growth in average securitized loans and changes in the net interest margin on securitized interest-earning assets. Average securitized loans increased $5.3 billion or 6.5% to $87.0 billion for 2004, as compared to an increase of $7.0 billion or 9.3% to $81.7 billion for 2003 from 2002. This growth in average securitized loans is consistent with the overall growth in the Corporation’s average managed loans, which increased 7.5% and 9.8% for 2004 and 2003, respectively. The net interest margin on securitized interest-earning assets decreased to 9.50% for 2004, as compared to 10.09% in 2003, and 9.93% in 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the securitized net interest margin would have decreased 14 basis points for 2003. The

MBNA annual report 2004    39

securitized net interest margin represents securitized net interest income for the period expressed as a percentage of average securitized interest-earning assets. Refer to “Off-Balance Sheet Arrangements— Impact of Off-Balance Sheet Asset Securitization Transactions on the Corporation’s Results” for a reconciliation of the Corporation’s net interest margin on securitized interest-earning assets to the net interest margin and a reconciliation of the securitized net interest margin ratio to the securitized net interest margin ratio excluding the change in the estimated value of accrued interest and fees in 2002.
Changes in the yield earned on average securitized loans and the interest rate paid to investors in the Corporation’s securitization transactions impact the securitized net interest margin. The yield earned on average securitized loans was 11.68% for 2004, as compared to 11.98% in 2003, and 12.36% in 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the yield earned on average securitized loans would have decreased 65 basis points for 2003. Refer to “Loan Receivables” for a reconciliation of the securitized loan yields to the loan receivables loan yields and a reconciliation of securitized loan yields to the securitized loan yields excluding the change in the estimated value of accrued interest and fees in 2002. The decrease in the yield earned on average securitized loans for 2004 reflects lower interest rates offered to attract and retain Customers and to grow managed loans, partially offset by a decrease in the amount of 0% promotional rate offers. The decrease in the yield earned on average securitized loans for 2003, excluding the change in the estimated value of accrued interest and fees in 2002, reflects lower interest rates offered to attract and retain Customers and to grow managed loans. The average interest rate paid to investors in the Corporation’s securitization transactions was 2.31% for 2004, as compared to 2.04% in 2003, and 2.51% in 2002. The interest rate paid to investors generally resets on a monthly basis. The increase in the average interest rate paid to investors in 2004 reflects actions by the FOMC in 2004 that increased overall market interest rates. Refer to “Off-Balance Sheet Arrangements— Impact of Off-Balance Sheet Asset Securitization Transactions on the Corporation’s Results” for a reconciliation of the average interest rate paid to investors in the Corporation’s securitization transactions to the average interest rate on net-interest bearing liabilities.
Other fee income generated by securitized loans increased $315.6 million or 10.8% to $3.2 billion for 2004, as compared to an increase of $433.2 million or 17.3% to $2.9 billion for 2003, from $2.5 billion for 2002, primarily as a result of higher average securitized loans. The increases for 2004 and 2003 are also attributable to increases in the average fees assessed related to the implementation of modified fee structures, which included higher late, overlimit, and cash advance fees. Excluding the change in the estimated value of accrued interest and fees in 2002, the increase in other fee income in 2003 would have been smaller.
Securitized net credit losses decreased $99.4 million or 2.3% to $4.3 billion for 2004, as compared to $4.4 billion for 2003. Although the Corporation’s average securitized loans increased, the net charge-off rate on securitized loans decreased 45 basis points to 4.91% for 2004, as compared to an increase of
23 basis points to 5.36% for 2003. This decrease is consistent with the overall trend in the Corporation’s managed loan portfolio net credit loss ratio. Securitized net credit losses increased $540.1 million or 14.1% to $4.4 billion in 2003, from $3.8 billion in 2002. The increase in 2003 was consistent with the overall trend in the Corporation’s managed loan portfolio.
The increase in loan servicing fees decreased excess servicing fees as described below.
LOAN SERVICING FEES
Loan servicing fees during 2004 increased $129.2 million or 8.4% to $1.7 billion, as compared to an increase of $132.3 million or 9.4% to $1.5 billion for 2003, from $1.4 billion for 2002. The increase was a result of a $5.3 billion or 6.5% increase in average securitized loans for 2004, as compared to a $7.0 billion or 9.3% increase in average securitized loans for 2003. The growth in average securitized loans reflects the overall growth in the Corporation’s average managed loans, which increased 7.5% and 9.8% for 2004 and 2003, respectively.
NET GAIN (OR LOSS) FROM SECURITIZATION ACTIVITY
The net gain (or loss) from securitization activity consists of gains associated with the sale of new loan principal receivables (net of securitization transaction costs), changes in the projected excess spread used to value the interest-only strip receivable for securitized credit card, other consumer, and commercial loan principal receivables, and all other changes in the fair value of the interest-only strip receivable. The net loss from securitization activity was $102.7 million for 2004, as compared to a $113.1 million net gain in 2003, resulting in a decrease in securitization income of $215.9 million for 2004.
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
During the third quarter of 2003, the Corporation began including projected express payment and returned check fees in the determination of the fair value of the interest-only strip receivable. The inclusion of projected express payment and returned check fees increased the interest-only strip receivable and securitization income by approximately $31.9 million for 2003. The Corporation began including express payment fees in the determination of the fair value of the interest-only strip receivable because Customers are increasingly choosing to utilize express payment services to ensure that their payments are received on time and that they do not incur a late fee.
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

40    MBNA annual report 2004

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
Certain components of the net gain from securitization activity are discussed separately below.
GAIN FROM THE SALE OF LOAN PRINCIPAL RECEIVABLES
The gain from the sale of loan principal receivables for new securitization transactions that the Corporation recognizes as sales in accordance with Statement No. 140 is included in securitization income in the Corporation’s consolidated statements of income.
The gain was $90.9 million (net of securitization transaction costs of $48.0 million) for 2004 (on the sale of $12.2 billion of credit card loan principal receivables in 2004), as compared to a gain of $124.5 million (net of securitization transaction costs of $51.1 million) in 2003 (on the sale of $13.6 billion of credit card and commercial loan principal receivables in 2003), and a gain of $154.6 million (net of securitization transaction costs of $41.7 million) in 2002 (on the sale of $15.5 billion of credit card and commercial loan principal receivables in 2002). The decrease in the gain for 2004 was attributable to the decrease in credit card and commercial loan principal receivables sold in conjunction with a decrease in projected excess spread and increases in projected repayment rate speeds.
Table 13 provides further detail on the gain from the sale of loan principal receivables for new securitization transactions.
TABLE 13: GAIN FROM THE SALE OF LOAN PRINCIPAL RECEIVABLES FOR NEW SECURITIZATIONS
 (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Gain	$138,849	$175,586	$196,271
Securitization transaction costs	(47,965)	(51,136)	(41,715)

Net of securitization transaction costs	$90,884	$124,450	$154,556

Credit card and commercial loan principal receivables sold	$12,248,389	$13,636,725	$15,476,127

NET REVALUATION OF THE INTEREST-ONLY STRIP RECEIVABLE
Year Ended December 31, 2004
The net revaluation of the interest-only strip receivable resulted in a $193.6 million loss for 2004, which was primarily the result of increases in projected loan repayment rates, decreases in projected excess spread to be earned in the future and the impact of securitization transactions that are currently in their scheduled accumulation period.
The projected excess spread used to value the interest-only strip receivable for securitized credit card loan principal receivables was 4.85% at December 31, 2004, as compared to 5.20% at December 31, 2003. The decrease in the projected excess spread used to value the interest-only strip receivable for securitized credit card loan principal receivables was the result of an increase in the projected interest rate paid to investors, partially offset by an increase in projected interest yields and a decrease in the projected charge-off rates on securitized credit card loan principal receivables. The projected excess spread used to value the interest-only strip receivable for securitized other consumer loan principal receivables was 3.58% at December 31, 2004, as compared to 1.95% at December 31, 2003. The increase in the projected excess spread used to value the interest-only strip receivable for securitized other consumer loan principal receivables was primarily the result of lower projected charge-off rates on securitized other consumer loan principal receivables, combined with an increase in projected interest yields on securitized other consumer loan principal receivables.
The projected loan payment rate used to value the interest-only strip receivable for securitized credit card loan principal receivables was 15.66% at December 31, 2004, as compared to 14.49% at December 31, 2003. The projected loan payment rate used to value the interest-only strip receivable for securitized other consumer loan principal receivables was 4.84% at December 31, 2004, as compared to 4.92% at December 31, 2003.
Year Ended December 31, 2003
The net revaluation of the interest-only strip receivable resulted in a $11.3 million loss for 2003, which was primarily the result of increases in projected loan repayment rates and the impact of securitization transactions that were currently in their scheduled accumulation period, partially offset by an increase in projected excess spread to be earned in the future.
The projected excess spread used to value the interest-only strip receivable for securitized credit card loan principal receivables increased to 5.20% at December 31, 2003, as compared to 4.85% at December 31, 2002. The increase in the projected excess spread for December 31, 2003, used to value the interest-only strip receivable, was the result of a decrease in the projected interest rate paid to investors, combined with lower projected charge-off rates on securitized credit card loan principal receivables, and the inclusion of projected express payment and returned check fees in the excess spread used to value the interest-only strip receivable, which began in the third quarter of 2003, partially offset by a decrease in projected interest yields on securitized credit card loan principal receivables resulting from the Corporation’s pricing decisions to attract and retain Customers and to grow managed loans. The projected excess spread used to value the interest-only strip receivable for securitized other consumer loan principal receivables increased to 1.95% at December 31, 2003, as compared to .91% at

MBNA annual report 2004    41

December 31, 2002. The increase in the projected excess spread used to value the interest-only strip receivable was the result of lower projected charge-off rates on securitized other consumer loan principal receivables combined with a decrease in the projected interest rate paid to investors, and the inclusion of projected express payment and returned check fees in the excess spread used to value the interest-only strip receivable, which began in the third quarter of 2003.
Year Ended December 31, 2002
The net revaluation of the interest-only strip receivable resulted in a $195.8 million loss for 2002, which was primarily the result of decreases in the projected excess spread to be earned in the future, increases in projected loan repayment rates and the impact of securitization transactions that were currently in their scheduled accumulation period.
The projected excess spread used to value the interest-only strip receivable for securitized credit card loan principal receivables decreased to 4.85% at December 31, 2002, as compared to 5.14% at December 31, 2001. The decrease in the projected excess spread for December 31, 2002, used to value the interest-only strip receivable, was the result of a decrease in the projected interest yields on securitized credit card loan principal receivables resulting from the Corporation’s pricing decisions to attract and retain Customers and to grow managed loans, partially offset by the change in the estimated value of accrued interest and fees in 2002. The projected excess spread used to value the interest-only strip receivable for securitized other consumer loan principal receivables decreased to .91% at December 31, 2002, as compared to 2.60% at December 31, 2001. The decrease in the projected excess spread used to value the interest-only strip receivable was the result of an increase in projected charge-off rates on securitized other consumer loan principal receivables, combined with a decrease in the projected interest yield on securitized other consumer loan principal receivables, partially offset by the change in the estimated value of accrued interest and fees in 2002.
Note 9: Off-Balance Sheet Asset Securitization to the consolidated financial statements provides further detail regarding the sensitivity to changes in the key assumptions and estimates used in determining the estimated value of the interest-only strip receivable.
INTERCHANGE
Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International Incorporated (“MasterCard”), Visa U.S.A. Incorporated (“Visa”), and the American Express Company (“AMEX”).
Interchange income increased $50.3 million or 12.8% to $442.1 million in 2004, as compared to an increase of $34.4 million or 9.6% to $391.8 million for 2003 from $357.4 million for 2002. The increase in interchange income for 2004 and 2003 was primarily the result of an increase in cardholder sales volume, partially offset by an increase in the cost of rewards programs as a result of increased retail spending. Additionally in the second and third quarter of 2003, MasterCard and Visa increased their interchange rates in the U.S. Interchange income earned on AMEX accounts did not have a material effect on interchange income for 2004. Interchange income on securitized loans is included in securitization income. See “Regulatory and Other Matters— Interchange in the U.K.” for a discussion of possible reductions in U.K. interchange.
LOAN FEES
Credit card, other consumer, and commercial loan fees include annual, late, overlimit, returned check, cash advance, express payment, and other miscellaneous fees.
Credit Card Loan Fees
Credit card loan fees increased $48.7 million or 10.4% to $515.9 million for 2004, as compared to an increase of $114.1 million or 32.3% to $467.2 million for 2003 from $353.1 million for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, credit card fees would have increased $99.7 million or 27.1% for 2003. The increase in credit card fees for 2004 was primarily the result of the growth in the Corporation’s average loan receivables, an increase in the number of accounts, and a change in the timing of fee assessments. The increase in credit card fees for 2004 was also a result of an increase in the average fees assessed related to the implementation of a modified fee structure in 2003, which included higher late and overlimit fees. The increase in credit card fees for 2003 was primarily the result of the growth in the Corporation’s loan receivables, the number of accounts, and an increase in the average fees assessed related to the implementation of modified fee structures. Credit card loan fees on securitized loans are included in securitization income.
During 2004, the Corporation implemented strategies to decrease the number of accounts that have been overlimit for consecutive periods. These strategies included eliminating charging overlimit fees for accounts that have been overlimit for consecutive periods and holding the minimum payment constant (assuming the fee had been billed), thereby shifting payment dollars to principal, thus accelerating the rate at which outstanding balances on these overlimit accounts are reduced below the credit limit. The estimated effect of these changes reduced total other operating income by approximately $30 million for 2004.
Other Consumer Loan Fees
Other consumer loan fees increased $62.5 million or 57.9% to $170.6 million for 2004, as compared to an increase of $7.6 million or 7.6% to $108.1 million for 2003 from $100.4 million for 2002. The increase in other consumer loan fees for 2004 was primarily the result of an increase in the average cash advance fees assessed related to the implementation of a modified fee structure in the first quarter of 2004, which included the removal of the maximum fee amount that could be assessed on unsecured lending products. Other consumer loan fees on securitized loans are included in securitization income.
Commercial Loan Fees
Commercial loan fees increased $23.0 million or 49.3% to $69.6 million for 2004, as compared to an increase of $13.8 million or 42.3% to $46.6 million for 2003 from $32.8 million for 2002. The increase in commercial loan fees for

42    MBNA annual report 2004

2004 was primarily the result of the growth in the Corporation’s outstanding business card loan receivables, an increase in the number of accounts, a change in the timing of fee assessments, and an increase in the average fees assessed related to the implementation of a modified fee structure, which included higher late and overlimit fees on the Corporation’s business card loans.
INSURANCE
The Corporation’s insurance income primarily relates to fees received for marketing credit related life and disability insurance and credit protection products to its Customers. The Corporation recognizes insurance income over the policy or contract period as earned.
Insurance income decreased $31.4 million or 13.5% to $200.5 million in 2004, as compared to an increase of $50.5 million or 27.8% to $231.9 million for 2003 from $181.5 million for 2002. The decrease for 2004 was primarily the result of an increase in the percentage of MBNA Europe’s securitized loans to managed loans, while managed insurance income remained relatively stable. The increase for 2003 was primarily the result of increases in the number of accounts using credit related insurance products and in the fees associated with these products. Insurance income on securitized loans is included in securitization income.
OTHER
Other income increased $50.4 million or 90.2% to $106.4 million for 2004, as compared to a decrease of $5.5 million or 8.9% to $55.9 million for 2003 from $61.4 million for 2002. The increase for 2004 was primarily a result of income related to derivatives, income received on a federal tax refund, as well as an increase in other miscellaneous income amounts.
TOTAL OTHER OPERATING EXPENSE
Total other operating expense includes salaries and employee benefits, occupancy expense of premises, furniture and equipment expense, and other operating expense.
Total other operating expense increased $392.6 million or 7.7% to $5.5 billion for 2004, as compared to an increase of $422.2 million or 9.0% to $5.1 billion for 2003 from $4.7 billion for 2002. The growth in other operating expense for 2004 and 2003 reflects the Corporation’s continued investment in attracting, servicing, and retaining domestic and foreign Customers.
Certain components of total other operating expense are discussed below.
SALARIES AND EMPLOYEE BENEFITS
Salaries and employee benefits increased $138.1 million or 6.6% to $2.2 billion for 2004, as compared to an increase of $135.7 million or 7.0% to $2.1 billion for 2003 from $1.9 billion for 2002. The increase in salaries and employee benefits for 2004 was primarily related to increased employee salary levels and benefit costs, offset by a decrease in the Corporation’s incentive compensation payout. The increase in salaries and employee benefits for 2003 was primarily related to increases in employee salary levels and additional MBNA Europe employees as a result of the operations in Spain. The increase for 2003 also includes the release of restrictions on restricted stock awards of $41.8 million.
The Corporation had approximately 26,300, 26,500, and 26,100 full-time equivalent employees at December 31, 2004, 2003, and 2002, respectively.
Included in salaries and employee benefits was the net periodic benefit cost for the Corporation’s noncontributory defined benefit pension plan (“Pension Plan”) and the supplemental executive retirement plan (“SERP”) of $102.6 million in 2004, as compared to $96.1 million in 2003 and $66.6 million in 2002. The Corporation expects to contribute the maximum tax-deductible contribution to the Pension Plan in 2005, which is estimated to be approximately $75 million. In 2004, the Corporation contributed $69.0 million to the Pension Plan.
For 2004, the Corporation reduced the discount rate used to determine the net periodic benefit cost for both the Pension Plan and the SERP to 6.00% from 6.75% in 2003, to reflect the current interest rate environment.
For 2004, the Corporation reduced the expected rate of compensation increase used to determine the net periodic benefit cost for both the Pension Plan and the SERP to 5.00% from 5.50% in 2003 after re-evaluating the expected future rate of compensation increases. This change was made to reflect the long-term expectation of compensation rate increases.
Note 24: Employee Benefits to the consolidated financial statements provides further detail regarding the Corporation’s employee benefits.
FURNITURE AND EQUIPMENT EXPENSE
Furniture and equipment expense increased $53.3 million or 15.2% to $404.8 million for 2004, as compared to $351.5 million for 2003 and $334.3 million for 2002. The increase in furniture and equipment expense for 2004 was primarily related to increased software amortization costs as a result of the implementation of SSE in the second quarter of 2004.
OTHER EXPENSE COMPONENT OF OTHER OPERATING EXPENSE
The other expense component of other operating expense increased $192.9 million or 7.7% to $2.7 billion for 2004, as compared to an increase of $265.2 million or 11.8% to $2.5 billion for 2003 from $2.2 billion for 2002. Certain components of the other expense component of other operating expense are discussed separately below.

MBNA annual report 2004    43

Table 14 provides further detail regarding the Corporation’s other operating expense.
TABLE 14: OTHER EXPENSE COMPONENT OF TOTAL OTHER OPERATING EXPENSE (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Purchased services	$656,505	$582,724	$544,104
Advertising	390,572	421,965	315,393
Collection	110,999	77,482	54,872
Stationery and supplies	41,389	41,833	48,073
Service bureau	95,530	83,171	75,444
Postage and delivery	441,303	459,592	366,129
Telephone usage	88,630	89,448	86,562
Loan receivable fraud losses	150,195	139,193	160,639
Amortization of intangible assets	453,837	410,973	348,727
Other	277,397	207,031	248,317

Total other expense	$2,706,357	$2,513,412	$2,248,260

Purchased Services
Purchased services increased $73.8 million or 12.7% to $656.5 million for 2004, from $582.7 million for 2003 and $544.1 million for 2002. The increase in purchased services for 2004 primarily reflects payments to endorsing organizations for marketing efforts they performed on the Corporation’s behalf to activate new accounts after they have been originated.
Advertising
Advertising expense decreased $31.4 million or 7.4% to $390.6 million for 2004, as compared to an increase of $106.6 million or 33.8% to $422.0 million for 2003 from $315.4 million for 2002. The increase in advertising expense for 2003 reflects the Corporation’s continued investment in attracting and retaining Customers. Also, the Corporation increased the marketing of its products through increased levels of mailings to existing and potential Customers.
Collection
Collection expense increased $33.5 million or 43.3% to $111.0 million for 2004, from $77.5 million for 2003 and $54.9 million for 2002. The increase in collection expense for 2004 was primarily related to increased collection attorney fees associated with strategic initiatives to reduce net charge-off rates.
Postage and Delivery
Postage and delivery expense decreased $18.3 million or 4.0% to $441.3 million for 2004, as compared to an increase of $93.5 million or 25.5% to $459.6 million for 2003 from $366.1 million for 2002. The increase in postage and delivery expense for 2003 reflects the Corporation’s continued investment in attracting, servicing, and retaining Customers. Also during 2003, the Corporation increased the marketing of its products through increased levels of mailings to existing and potential Customers.
Amortization of Intangible Assets
Amortization of intangible assets increased $42.9 million or 10.4% to $453.8 million for 2004, as compared to an increase of $62.2 million or 17.8% to $411.0 million for 2003 from $348.7 million for 2002. The increase in amortization of intangible assets for 2004 reflects an increase in loan portfolio and business acquisition activity in recent years. The increase for 2003 was the result of higher levels of PCCRs, primarily from the Wachovia and Alliance & Leicester plc credit card portfolio acquisitions, which were acquired in the second and third quarters of 2002, respectively.
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
Note 3: Significant Accounting Policies— Intangible Assets and Goodwill to the consolidated financial statements provides further detail regarding the Corporation’s intangible assets.
Other
Other expense increased $70.4 million or 34.0% to $277.4 million for 2004, as compared to a decrease of $41.3 million or 16.6% to $207.0 million for 2003 from $248.3 million for 2002. The increase in other expense for 2004 was primarily related to losses recorded on sales of fixed assets and the write down to fair market value of certain fixed assets that the Corporation intends to sell, an increase in the operating losses associated with community reinvestment equity interests, and the market value of company owned life insurance increasing at a slower rate than for 2003, as well as an increase in other miscellaneous expenses. The decrease in other expense for 2003 was primarily related to increases in the market value of company owned life insurance, as compared to decreases in the market value for 2002.
INCOME TAXES
Income tax expense increased $133.4 million or 10.1% to $1.5 billion for 2004, as compared to an increase of $301.4 million or 29.6% to $1.3 billion for 2003 from $1.0 billion for 2002. These amounts represent an effective tax rate of 35.2% for 2004, 36.1% for 2003, and 36.6% for 2002. The reduction in the effective tax rate for 2004 and 2003 was primarily driven by favorable resolutions of tax examination issues at the federal and state levels. The reduction for 2003 was also driven by an increase in favorable tax adjustments.
Note 23: Income Taxes to the consolidated financial statements provides further detail regarding the Corporation’s income taxes.
LOAN QUALITY
The Corporation’s loan quality at any time reflects, among other factors, the credit quality of the Corporation’s loans, the success of the Corporation’s collection efforts, the relative mix of credit card, other consumer, and commercial loans held by the Corporation, the seasoning of the Corporation’s loans, and general economic conditions. As new loans season, the delinquency and charge-off rates on these loans normally rise and then stabilize.
Credit card, other consumer and business card loans are evaluated for loan quality in the same manner, as they have similar loan quality characteristics. Commercial insurance

44    MBNA annual report 2004

premium financing loans and professional practice financing loans were acquired as part of the PCL and SFS acquisitions, respectively, in the first quarter of 2004. Certain commercial loans are evaluated on a loan-by-loan basis, based on size and other factors. When indicated by that loan-by-loan evaluation, specific reserve allocations are made to reflect inherent losses. See Note 5: Acquisitions to the consolidated financial statements for further detail regarding the PCL and SFS acquisitions.
The Corporation’s financial results are sensitive to changes in delinquencies and net credit losses related to the Corporation’s loans. During an economic downturn, delinquencies and net credit losses are more likely to increase. The Corporation’s loan quality varies according to type, as well as the geographic location of loans. Domestic other consumer loan receivables typically have higher delinquency and charge-off rates than the Corporation’s domestic credit card and domestic commercial loan receivables. Foreign loan receivables typically have lower delinquency and charge-off rates than the Corporation’s domestic loan receivables. The Corporation considers the levels of delinquent loans, renegotiated loans, re-aged loans, and other factors, including historical results, in determining the appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees. The following loan quality discussion includes credit risk, delinquencies, renegotiated loan programs, which include nonaccrual loans and other restructured loans, re-aged loans, net credit losses, the reserve and provision for possible credit losses, and the estimate of uncollectible accrued interest and fees. See “Critical Accounting Policies— Reserve For Possible Credit Losses” and “Revenue Recognition” for further discussion.
CREDIT RISK
Credit risk is one of the Corporation’s most significant risks. It primarily represents the risk to earnings and capital arising from the failure of Customers to repay loans according to their terms. Credit risk is particularly important for the Corporation because its primary products are unsecured consumer credit cards and other unsecured consumer loans that generally have higher credit risks, and lower loan quality than secured consumer lending products, such as mortgage loans and automobile loans, and commercial lending products. In addition, the Corporation generates significant revenues from fees, such as late and overlimit fees, on accounts that exhibit higher credit risk.
Management attempts to manage credit risk through a variety of techniques, including prudent underwriting of applications for credit and review of credit risk for portfolios of loans that are acquired, setting and managing appropriate credit line amounts, monitoring account usage and, where appropriate, blocking the use of accounts and working with Customers with past-due balances to help them manage their accounts and to collect past-due amounts. These efforts are described under “Business” in the Corporation’s 2004 Annual Report on Form 10-K.
The level of the Corporation’s credit risk is affected by the Corporation’s marketing and credit underwriting strategies. The Corporation markets its products through endorsements from associations, financial institutions, and other organizations. Through this endorsed marketing strategy and the Corporation’s underwriting of loan applications, the Corporation attempts to attract quality loan applicants and offer optimal, appropriate credit lines on accounts and periodic credit-line increases, resulting in higher usage and average account balances. When Customers experience financial difficulties, however, the higher usage and average account balances will result in higher average balances for accounts that charge off. The Corporation attempts to control this risk through blocking the use of accounts or reducing credit lines. The Corporation may also set or increase the interest rate charged on accounts to compensate for increased credit risk. For example, as discussed under “Loan Quality— Delinquencies” below, the Corporation generally charges higher interest rates on domestic other consumer loan receivables, because these receivables typically have a higher delinquency and charge-off rate than the Corporation’s domestic credit card and domestic commercial loan receivables. The Corporation also assesses certain fees, such as late and overlimit fees, to encourage Customers to pay and manage their accounts responsibly and to compensate the Corporation for the additional risk associated with delinquency and overlimit activity on the Customers’ accounts.
Lending to Customers on certain commercial loans is based upon a review of the financial strength of the Customer, assessment of the Customer’s management ability, sector industry trends, the type of exposure, the transaction structure and total relationship exposure. Commercial loans are individually approved either by an officer with appropriate authority delegated to them based upon their experience in the product and loan structure over which they have responsibility or by a loan committee. The level of approval required is determined by the internal risk rating for the Customer and the total relationship exposure. In most cases, at least two credit officers are approving the loan. The commercial portfolio is managed on both a pool basis and an individual basis. For loans greater than a specified threshold, an internal risk rating is assigned and adjusted on an ongoing basis to reflect changes in the Customer’s financial condition, cash flow or ongoing financial stability. For loans less than the specified threshold, Customers are managed based upon scoring models and performance.
Credit quality and the impact of credit losses on the Corporation’s financial condition and results of operations are discussed below.
DELINQUENCIES
The entire balance of an account is contractually delinquent if the minimum payment is not received by the specified date on the Customer’s billing statement. Interest and fees continue to accrue on the Corporation’s delinquent loans. Delinquency is reported on accruing loans that are 30 or more days past due. Delinquency as a percentage of the Corporation’s loan receivables was 3.29% at December 31, 2004, as compared to 3.84% and 4.36% at December 31, 2003, and 2002, respectively. The Corporation’s delinquency as a percentage of managed loans was 4.13% at December 31, 2004, as compared to 4.39% and 4.88% at December 31, 2003, and 2002, respectively. The decrease in the Corporation’s delinquency rates was a result of improving asset quality trends, enhanced collection strategies and an improved economy during 2004.

MBNA annual report 2004    45

TABLE 15: DELINQUENT LOANS (a) (b) (c)  (dollars in thousands)

December 31,	2004		2003		2002		2001		2000

Loan Receivables
Loan receivables outstanding	$33,758,850		$33,624,077		$28,726,508		$24,633,564		$19,954,837
Loan receivables delinquent:
30 to 59 days	$385,339	1.14%	$429,266	1.28%	$439,911	1.53%	$433,212	1.76%	$304,928	1.53%
60 to 89 days	245,700	.73	277,928	.83	273,103	.95	242,784	.99	169,462	.85
90 or more days (d)	480,402	1.42	582,605	1.73	538,589	1.88	474,905	1.92	329,290	1.65

Total loan receivables delinquent	$1,111,441	3.29%	$1,289,799	3.84%	$1,251,603	4.36%	$1,150,901	4.67%	$803,680	4.03%

Loan receivables delinquent by geographic area:
Domestic (e):
Credit card	$582,038	4.18%	$759,697	4.34%	$682,966	4.65%	$634,128	4.79%	$536,056	4.40%
Other consumer	273,906	4.69	333,589	5.95	389,298	6.30	364,744	6.07	171,107	4.59
Commercial	44,315	1.62	21,333	1.65	42,292	4.05	44,699	3.57	28,757	3.16

Total domestic	900,259	4.00	1,114,619	4.57	1,114,556	5.09	1,043,571	5.09	735,920	4.37
Foreign (e):
Credit card	139,533	2.06	124,892	1.85	101,850	2.08	81,626	2.94	50,422	2.47
Other consumer	45,396	1.39	49,895	2.06	35,197	1.83	25,704	1.91	17,338	1.60
Commercial	26,253	2.14	393	1.03	–	–	–	–	–	–

Total foreign	211,182	1.87	175,180	1.90	137,047	2.01	107,330	2.60	67,760	2.17

Total loan receivables delinquent by geographic area	$1,111,441	3.29	$1,289,799	3.84	$1,251,603	4.36	$1,150,901	4.67	$803,680	4.03

Securitized Loans
Securitized loans outstanding	$87,859,325		$84,869,483		$78,531,334		$72,862,487		$68,835,884
Securitized loans delinquent:
30 to 59 days	$1,305,076	1.49%	$1,235,230	1.46%	$1,374,779	1.75%	$1,383,681	1.90%	$1,187,368	1.72%
60 to 89 days	858,114	.97	818,356	.96	844,811	1.08	797,077	1.09	677,300	.98
90 or more days (d)	1,750,466	1.99	1,860,265	2.19	1,758,318	2.24	1,630,802	2.24	1,318,190	1.92

Total securitized loans delinquent	$3,913,656	4.45%	$3,913,851	4.61%	$3,977,908	5.07%	$3,811,560	5.23%	$3,182,858	4.62%

Securitized loans delinquent by geographic area:
Domestic (e):
Credit card	$3,105,216	4.69%	$3,207,710	4.82%	$3,226,283	5.09%	$3,102,237	5.13%	$2,624,415	4.57%
Other consumer	315,531	5.57	351,655	6.20	401,469	7.07	444,464	7.79	372,845	6.55
Commercial	37,195	3.69	36,802	3.65	22,531	4.48	–	–	–	–

Total domestic	3,457,942	4.74	3,596,167	4.91	3,650,283	5.25	3,546,701	5.36	2,997,260	4.75
Foreign (e):
Credit card	455,714	3.05	317,684	2.74	327,625	3.65	264,859	3.98	182,804	3.24
Other consumer	–	–	–	–	–	–	–	–	2,794	4.11
Commercial	–	–	–	–	–	–	–	–	–	–

Total foreign	455,714	3.05	317,684	2.74	327,625	3.65	264,859	3.98	185,598	3.25

Total securitized loans delinquent by geographic area	$3,913,656	4.45	$3,913,851	4.61	$3,977,908	5.07	$3,811,560	5.23	$3,182,858	4.62

Managed Loans
Managed loans outstanding	$121,618,175		$118,493,560		$107,257,842		$97,496,051		$88,790,721
Managed loans delinquent:
30 to 59 days	$1,690,415	1.39%	$1,664,496	1.40%	$1,814,690	1.69%	$1,816,893	1.86%	$1,492,296	1.68%
60 to 89 days	1,103,814	.91	1,096,284	.93	1,117,914	1.04	1,039,861	1.07	846,762	.95
90 or more days (d)	2,230,868	1.83	2,442,870	2.06	2,296,907	2.15	2,105,707	2.16	1,647,480	1.86

Total managed loans delinquent	$5,025,097	4.13%	$5,203,650	4.39%	$5,229,511	4.88%	$4,962,461	5.09%	$3,986,538	4.49%

Managed loans delinquent by geographic area:
Domestic (e):
Credit card	$3,687,254	4.60%	$3,967,407	4.72%	$3,909,249	5.01%	$3,736,365	5.07%	$3,160,471	4.54%
Other consumer	589,437	5.12	685,244	6.07	790,767	6.67	809,208	6.91	543,952	5.78
Commercial	81,510	2.18	58,135	2.53	64,823	4.19	44,699	3.57	28,757	3.16

Total domestic	4,358,201	4.57	4,710,786	4.82	4,764,839	5.21	4,590,272	5.29	3,733,180	4.67
Foreign (e):
Credit card	595,247	2.74	442,576	2.41	429,475	3.10	346,485	3.67	233,226	3.03
Other consumer	45,396	1.39	49,895	2.06	35,197	1.83	25,704	1.91	20,132	1.75
Commercial	26,253	2.14	393	1.03	–	–	–	–	–	–

Total foreign	666,896	2.54	492,864	2.37	464,672	2.94	372,189	3.45	253,358	2.87

Total managed loans delinquent by geographic area	$5,025,097	4.13	$5,203,650	4.39	$5,229,511	4.88	$4,962,461	5.09	$3,986,538	4.49

(a)	Amounts exclude nonaccrual loans, which are presented in Table 17.
(b)	The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.
(c)	In September 2002, the Corporation changed the estimated value of accrued interest and fees. Excluding the change in the estimated value of accrued interest and fees in 2002, delinquency on loan receivables and managed loans would have been 4.66% and 5.19%, respectively, at December 31, 2002.
(d)	See Table 16 for further detail on accruing loans past due 90 days or more.
(e)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.
46    MBNA annual report 2004

Table 15 presents a reconciliation of the Corporation’s loan receivables delinquency ratio to the managed loans delinquency ratio.
Loan delinquency on domestic credit card loan receivables was 4.18% at December 31, 2004, as compared to 4.34% and 4.65% at December 31, 2003, and 2002, respectively. Loan delinquency on domestic other consumer loan receivables was 4.69% at December 31, 2004, as compared to 5.95% and 6.30% at December 31, 2003, and 2002, respectively. Loan delinquency on domestic commercial loan receivables was 1.62% at December 31, 2004, as compared to 1.65% and 4.05% at December 31, 2003, and 2002, respectively.
Loan delinquency on foreign credit card loan receivables was 2.06% at December 31, 2004, as compared to 1.85% and 2.08% at December 31, 2003, and 2002, respectively. Loan delinquency on foreign other consumer loan receivables was 1.39% at December 31, 2004, as compared to 2.06% and 1.83% at December 31, 2003, and 2002, respectively. Loan delinquency on foreign commercial loan receivables was 2.14% at December 31, 2004, as compared to 1.03% at December 31, 2003.
The decrease in delinquency on domestic loans at December 31, 2004 as compared to December 31, 2003, was a result of improving asset quality trends, enhanced collection strategies, and an improved economy, while the increase in foreign credit card delinquency was primarily a result of continued seasoning of the foreign credit card portfolio and the adjustment of collection strategies to concentrate on later stage delinquency.
The delinquency rate on the Corporation’s foreign loans is typically lower than the delinquency rate on the Corporation’s domestic loans. The Corporation’s domestic other consumer loans typically have a higher delinquency and charge-off rate than the Corporation’s domestic credit card loans and domestic commercial loans. As a result, the Corporation generally charges higher interest rates on domestic other consumer loans.
Commercial loans are worked continually at each stage of delinquency. In addition, loans with total relationship exposure greater than a specified threshold are placed on a “Watch List” when either individual Customer performance or environmental factors warrant. These accounts are subject to additional quarterly reviews by business line management, risk management and senior credit officers in order to assess the Customer’s financial status and develop the appropriate strategy and action to take on the account. “Watch List” accounts are also assessed for impairment based upon the Customer’s ability to service the loan and expected future cash flows. If it is determined that a loan is impaired, the amount of impairment is calculated and an appropriate specific reserve is determined.

MBNA annual report 2004      47

TABLE 16: ACCRUING LOANS PAST DUE 90 DAYS OR MORE (a) (b) (c) (dollars in thousands)

December 31,	2004	2003	2002	2001	2000

Loan Receivables
Domestic (d):
Credit card	$261,415	$358,786	$294,971	$273,075	$227,883
Other consumer	135,389	163,701	178,879	150,021	69,915
Commercial	19,334	7,496	15,941	17,000	8,144

Total domestic	416,138	529,983	489,791	440,096	305,942
Foreign (d):
Credit card	44,404	41,669	39,985	28,657	18,430
Other consumer	9,270	10,838	8,813	6,152	4,918
Commercial	10,590	115	–	–	–

Total foreign	64,264	52,622	48,798	34,809	23,348

Total loan receivables	$480,402	$582,605	$538,589	$474,905	$329,290

Securitized Loans
Domestic (d):
Credit card	$1,407,333	$1,545,233	$1,420,645	$1,331,890	$1,088,991
Other consumer	157,181	174,314	186,256	184,539	156,326
Commercial	19,680	18,486	8,877	–	–

Total domestic	1,584,194	1,738,033	1,615,778	1,516,429	1,245,317
Foreign (d):
Credit card	166,272	122,232	142,540	114,373	71,810
Other consumer	–	–	–	–	1,063
Commercial	–	–	–	–	–

Total foreign	166,272	122,232	142,540	114,373	72,873

Total securitized loans	$1,750,466	$1,860,265	$1,758,318	$1,630,802	$1,318,190

Managed Loans
Domestic (d):
Credit card	$1,668,748	$1,904,019	$1,715,616	$1,604,965	$1,316,874
Other consumer	292,570	338,015	365,135	334,560	226,241
Commercial	39,014	25,982	24,818	17,000	8,144

Total domestic	2,000,332	2,268,016	2,105,569	1,956,525	1,551,259
Foreign (d):
Credit card	210,676	163,901	182,525	143,030	90,240
Other consumer	9,270	10,838	8,813	6,152	5,981
Commercial	10,590	115	–	–	–

Total foreign	230,536	174,854	191,338	149,182	96,221

Total managed loans	$2,230,868	$2,442,870	$2,296,907	$2,105,707	$1,647,480

(a)	Amounts exclude nonaccrual loans, which are presented in Table 17.
(b)	This Table provides further detail on 90 days or more delinquent loans presented in Table 15.
(c)	The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.
(d)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

ACCRUING LOANS PAST DUE 90 DAYS OR MORE
Table 16 presents further detail on the Corporation’s accruing loan receivables past due 90 days or more included in Table 15 and includes a reconciliation to the accruing managed loans past due 90 days or more.
RENEGOTIATED LOAN PROGRAMS
The Corporation may modify the terms of its credit card, other consumer, and commercial loan agreements with Customers who have experienced financial difficulties by offering them renegotiated loan programs, which include placing them on nonaccrual status, reducing their interest rate, or providing any other concession in terms. Loans that have been placed on nonaccrual status are identified as nonaccrual loans. Loans that have been placed on reduced interest rate status or that have been provided with any other concession in terms are identified as other restructured loans. The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.
Nonaccrual Loans
For credit card, other consumer, and business card loans, on a case-by-case basis, management determines whether an account should be placed on nonaccrual status. When loans are classified as nonaccrual, interest is no longer billed to the Customer. In future periods, when a payment is received, it is recorded as a reduction of the interest and fee amount that was billed to the Customer prior to placing the account on nonaccrual status. Once the original interest and fee amount or subsequent fees have been paid, payments are recorded as a reduction of principal. On a case-by-case basis, management determines whether an account should be removed from nonaccrual status and resume accruing interest.
For certain commercial loans, on a case-by-case basis, management determines whether an account should be placed on nonaccrual status. Generally the Corporation places certain commercial loans on nonaccrual status at 90 days delinquent. Accrued interest is reversed from income and all payments subsequently received are recorded as a reduction of principal. On a case-by-case basis, management determines whether an account should be removed from nonaccrual status and resume accruing interest.

48      MBNA annual report 2004

TABLE 17: NONACCRUAL LOANS (a) (b) (dollars in thousands)

December 31,	2004	2003	2002	2001	2000

Loan Receivables
Domestic (c):
Credit card	$3,508	$11,298	$47,548	$26,391	$19,617
Other consumer	475	1,053	2,481	2,043	2,628
Commercial	5,181	1,816	770	1,179	1,871

Total domestic	9,164	14,167	50,799	29,613	24,116
Foreign (c):
Credit card	108,054	80,352	6,190	6,148	14,576
Other consumer	60,071	4,903	543	11	2,470
Commercial	254	29	–	–	–

Total foreign	168,379	85,284	6,733	6,159	17,046

Total loan receivables	$177,543	$99,451	$57,532	$35,772	$41,162

Nonaccrual loan receivables as a percentage of ending loan receivables	.53%	.30%	.20%	.15%	.21%

Securitized Loans
Domestic (c):
Credit card	$13,100	$45,097	$215,171	$120,494	$99,938
Other consumer	461	1,050	2,348	2,031	4,571
Commercial	2,301	2,675	434	–	–

Total domestic	15,862	48,822	217,953	122,525	104,509
Foreign (c):
Credit card	235,005	129,140	11,798	15,528	44,716
Other consumer	–	–	–	–	166
Commercial	–	–	–	–	–

Total foreign	235,005	129,140	11,798	15,528	44,882

Total securitized loans	$250,867	$177,962	$229,751	$138,053	$149,391

Nonaccrual securitized loans as a percentage of ending securitized loans	.29%	.21%	.29%	.19%	.22%

Managed Loans
Domestic (c):
Credit card	$16,608	$56,395	$262,719	$146,885	$119,555
Other consumer	936	2,103	4,829	4,074	7,199
Commercial	7,482	4,491	1,204	1,179	1,871

Total domestic	25,026	62,989	268,752	152,138	128,625
Foreign (c):
Credit card	343,059	209,492	17,988	21,676	59,292
Other consumer	60,071	4,903	543	11	2,636
Commercial	254	29	–	–	–

Total foreign	403,384	214,424	18,531	21,687	61,928

Total managed loans	$428,410	$277,413	$287,283	$173,825	$190,553

Nonaccrual managed loans as a percentage of ending managed loans	.35%	.23%	.27%	.18%	.21%

(a)	Although nonaccrual loans are charged off consistent with the Corporation’s charge-off policy as described in “Loan Quality— Net Credit Losses,” nonaccrual loans are not included in the delinquent loans presented in Tables 15 and 16 and the other restructured loans, which are presented in Table 18.
(b)	The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.
(c)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

Nonaccrual loan receivables as a percentage of the Corporation’s ending loan receivables were .53% at December 31, 2004, as compared to .30% and .20% at December 31, 2003, and 2002, respectively. Nonaccrual managed loans as a percentage of ending managed loans were .35% at December 31, 2004, as compared to .23% and .27% at December 31, 2003, and 2002, respectively (see Table 17 for a geographic breakdown of nonaccrual loans). The decreases in domestic credit card and other consumer nonaccrual loans in 2004 and 2003, were primarily the result of a reduction in the number of nonaccrual loan programs offered to domestic Customers, as the Corporation relied more on other restructured loan programs as part of the domestic Customer collection strategies. The increase in domestic commercial nonaccrual loans in 2004 was primarily the result of professional practice financing loans that were acquired as part of the SFS acquisition. The increases in foreign nonaccrual loans in 2004 and 2003 were primarily the result of MBNA Europe, in September 2003, reclassifying certain collection accounts to nonaccrual loans, as well as MBNA Europe conforming its practices with the Corporation’s domestic practices as to when loans are placed on nonaccrual status, combined with the strengthening of foreign currencies against the U.S. dollar. Prior year amounts have not been reclassified.
Table 17 presents the Corporation’s nonaccrual loan receivables and includes a reconciliation to the nonaccrual managed loans.
Other Restructured Loans
On a case-by-case basis, management determines whether an account should be identified as an other restructured loan. Other restructured loans are loans for which the interest rate was reduced or loans that have received any other type of concession in terms because of the inability of the Customer to comply with the original terms and conditions. Income is accrued at the reduced rate as long as the Customer complies with the revised terms and conditions.
Other restructured loan receivables as a percentage of the Corporation’s ending loan receivables were 2.02% at

MBNA annual report 2004      49

TABLE 18: OTHER RESTRUCTURED LOANS (a) (b) (c) (dollars in thousands)

December 31,	2004	2003	2002	2001	2000

Loan Receivables
Domestic (d):
Credit card	$457,216	$562,128	$604,490	$508,952	$390,684
Other consumer	195,728	229,175	299,789	255,152	124,237
Commercial	10,177	3,627	7,581	6,383	11,322

Total domestic	663,121	794,930	911,860	770,487	526,243
Foreign (d):
Credit card	13,234	34,653	44,910	29,917	12,300
Other consumer	5,560	36,086	23,913	15,074	6,008
Commercial	–	–	–	–	–

Total foreign	18,794	70,739	68,823	44,991	18,308

Total loan receivables	$681,915	$865,669	$980,683	$815,478	$544,551

Other restructured loan receivables as a percentage of ending loan receivables	2.02%	2.57%	3.41%	3.31%	2.73%
Securitized Loans
Domestic (d):
Credit card	$2,317,629	$2,241,096	$2,751,539	$2,323,764	$1,814,810
Other consumer	208,315	243,987	290,244	253,633	200,900
Commercial	4,156	5,235	4,220	–	–

Total domestic	2,530,100	2,490,318	3,046,003	2,577,397	2,015,710
Foreign (d):
Credit card	50,638	71,763	87,395	75,395	36,555
Other consumer	–	–	–	–	404
Commercial	–	–	–	–	–

Total foreign	50,638	71,763	87,395	75,395	36,959

Total securitized loans	$2,580,738	$2,562,081	$3,133,398	$2,652,792	$2,052,669

Other restructured securitized loans as a percentage of ending securitized loans	2.94%	3.02%	3.99%	3.64%	2.98%
Managed Loans
Domestic (d):
Credit card	$2,774,845	$2,803,224	$3,356,029	$2,832,716	$2,205,494
Other consumer	404,043	473,162	590,033	508,785	325,137
Commercial	14,333	8,862	11,801	6,383	11,322

Total domestic	3,193,221	3,285,248	3,957,863	3,347,884	2,541,953
Foreign (d):
Credit card	63,872	106,416	132,305	105,312	48,855
Other consumer	5,560	36,086	23,913	15,074	6,412
Commercial	–	–	–	–	–

Total foreign	69,432	142,502	156,218	120,386	55,267

Total managed loans	$3,262,653	$3,427,750	$4,114,081	$3,468,270	$2,597,220

Other restructured managed loans as a percentage of ending managed loans	2.68%	2.89%	3.84%	3.56%	2.93%

(a)	Other restructured loans presented in this Table exclude accruing loans past due 90 days or more and nonaccrual loans, which are presented in Tables 16 and 17, respectively.
(b)	The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.
(c)	During the fourth quarter of 2004, there was a change in management’s determination of the definition of other restructured loans. Prior period amounts have been reclassified.
(d)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans.

December 31, 2004, as compared to 2.57% and 3.41% at December 31, 2003, and 2002, respectively. Other restructured managed loans as a percentage of ending managed loans were 2.68% at December 31, 2004, as compared to 2.89% and 3.84% at December 31, 2003, and 2002, respectively. The decreases in domestic other restructured loans were the result of a reduction of overall domestic delinquency. During the fourth quarter of 2004, the Corporation changed its definition of other restructured loans to include all loans that have received a reduced rate or had been given other concessions in terms as a result of credit risk and are monitored by the Corporation on an ongoing basis. The Corporation previously excluded accounts that had been restructured more than one year ago, were performing according to the revised terms of the agreement, and were considered to have a market rate of interest. Prior period amounts have been reclassified for purposes of comparability.
Table 18 presents the Corporation’s other restructured loan receivables and includes a reconciliation to the other restructured managed loans.
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

50      MBNA annual report 2004

TABLE 19: RE-AGED AMOUNTS (a) (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Loan Receivables
Domestic (b):
Credit card	$323,631	$366,589	$721,586
Other consumer	162,392	235,353	346,481
Commercial	5,373	8,103	15,221

Total domestic	491,396	610,045	1,083,288
Foreign (b):
Credit card	72,332	74,734	50,795
Other consumer	34,416	30,042	20,705
Commercial	105	–	–

Total foreign	106,853	104,776	71,500

Total loan receivables	$598,249	$714,821	$1,154,788

Securitized Loans
Domestic (b):
Credit card	$1,597,380	$1,751,944	$3,591,453
Other consumer	163,374	230,997	332,735
Commercial	4,247	5,752	542

Total domestic	1,765,001	1,988,693	3,924,730
Foreign (b):
Credit card	182,740	148,013	105,863
Other consumer	–	–	–
Commercial	–	–	–

Total foreign	182,740	148,013	105,863

Total securitized loans	$1,947,741	$2,136,706	$4,030,593

Managed Loans
Domestic (b):
Credit card	$1,921,011	$2,118,533	$4,313,039
Other consumer	325,766	466,350	679,216
Commercial	9,620	13,855	15,763

Total domestic	2,256,397	2,598,738	5,008,018
Foreign (b):
Credit card	255,072	222,747	156,658
Other consumer	34,416	30,042	20,705
Commercial	105	–	–

Total foreign	289,593	252,789	177,363

Total managed loans	$2,545,990	$2,851,527	$5,185,381

(a)	Re-aged loans that returned to delinquency status are included in the delinquency amounts presented in Tables 15 and 16, provided that the loans have not charged off.
(b)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

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
Re-ages can have the effect of delaying charge-offs. There were $598.2 million of loan receivables re-aged during 2004, as compared to $714.8 million and $1.2 billion during 2003 and 2002, respectively. Managed loans re-aged during 2004 were $2.5 billion, as compared to $2.9 billion and $5.2 billion during 2003 and 2002, respectively. Of those accounts that were re-aged during the three months ended December 31, 2003, approximately 23.0% returned to delinquency status and approximately 17.9% charged off by December 31, 2004. Of those accounts that were re-aged during the three months ended
December 31, 2002, approximately 22.0% returned to delinquency status and approximately 21.8% charged off by December 31, 2003.
Table 19 presents the Corporation’s loan receivables re-aged amounts and includes a reconciliation to the managed loans re-aged amounts.
The decreases in domestic re-aged amounts in 2004 and 2003 were the result of changes in re-age practices implemented by the Corporation during 2002 and 2003, which reduced the number of accounts that qualified for re-age. The increases in foreign re-aged amounts in 2004 and 2003 were the result of the increase in foreign managed loans.
NET CREDIT LOSSES
The Corporation’s net credit losses include the principal amount of losses charged off less current period recoveries and exclude uncollectible accrued interest and fees and fraud losses. Uncollectible accrued interest and fees are recognized by the Corporation through a reduction of the amount of interest income and fee income recognized in the current period that the Corporation does not expect to collect in subsequent periods. The respective income amounts, loan receivables, and accrued income receivable are reduced for uncollectible interest and fees. The Corporation records current period recoveries on loans previously charged off in the reserve for possible credit losses. If the Corporation sells charged-off loans, it records the proceeds received from these sales as recoveries. Fraud losses are recognized through a charge to other operating expense.
The Corporation works with Customers continually at each stage of delinquency. The Corporation’s policy is to charge off open-end delinquent loans by the end of the month in which the account becomes 180 days contractually past due and closed-end delinquent loans by the end of the month in which they become 120 days contractually past due. Delinquent bankrupt accounts are charged off by the end of the second calendar month following receipt of notification of filing from the applicable court, but not later than the applicable 180-day or 120-day timeframes described above. Accounts of deceased Customers are charged off when the loss is determined, but not later than the applicable 180-day or 120-day timeframes. Accounts failing to make a payment within charge-off policy timeframes are written off. Managers may on an exception basis defer charge off of an account for another month, pending continued payment activity or other special circumstances. Senior manager approval is required on all such exceptions to the above charge-off policies.
For certain commercial loans, the Corporation works with Customers continually at each stage of delinquency. Generally, the Corporation’s policy is to charge off commercial loans by the end of the month in which the account becomes 180 days contractually past due. Also, loans are charged off when management deems the loan uncollectible, but generally not later than the applicable 180-day timeframe. Bankrupt and deceased loans are charged off when the loss is determined, but generally not later than the applicable 180-day timeframe described above. If the account is “well-secured” and “in the process of

MBNA annual report 2004      51

collection,” the account may be held from charge off for up to 300 days. Accounts failing to make a payment within the charge-off policy timeframe are written off.
Loan receivables net credit losses decreased $39.5 million or 2.9% to $1.3 billion for 2004, as compared to an increase of $207.5 million or 17.9% to $1.4 billion for 2003, from $1.2 billion for 2002. Net credit losses as a percentage of average loan receivables were 4.26% for 2004, as compared to 4.84% and 4.57% for 2003 and 2002, respectively. The Corporation’s managed net credit losses as a percentage of average managed loans for 2004, were 4.74%, as compared to 5.22% and 4.99% for 2003 and 2002, respectively. The decreases in net credit loss ratios for 2004 reflects the Corporation’s improving asset quality trends, enhanced collection strategies and an improved economy during 2004.
Domestic credit card net credit losses as a percentage of average domestic credit card loan receivables were 4.38% for 2004, as compared to 4.78% and 4.50% for 2003 and 2002, respectively. Domestic other consumer net credit losses as a percentage of average domestic other consumer loan receivables were 7.41% for 2004, as compared to 7.79% and 6.81% for 2003 and 2002, respectively. Domestic commercial net credit losses as a percentage of average domestic commercial loan receivables were 2.39% for 2004, as compared to 3.05% and 3.09% for 2003 and 2002, respectively.
Foreign credit card net credit losses as a percentage of average foreign credit card loan receivables were 2.64% for 2004, as compared to 2.56% and 2.41% for 2003 and 2002, respectively. Foreign other consumer net credit losses as a percentage of average foreign other consumer loan receivables were 3.26% for 2004, as compared to 3.29% and 2.76% for 2003 and 2002, respectively. Foreign commercial net credit losses as a percentage of average foreign commercial loan receivables were 1.28% for 2004, as compared to .79% for 2003.
The net credit loss ratio on the Corporation’s domestic other consumer loans is typically higher than the net credit loss ratio on the Corporation’s domestic credit card and commercial loans, due to the higher credit risk associated with these products. The net credit loss ratio on the Corporation’s domestic credit card loans is typically higher than the net credit loss ratio on the Corporation’s foreign credit card loans.
Managed domestic credit card net credit losses as a percentage of average managed domestic credit card loans were 4.88% for 2004, as compared to 5.26% and 4.96% for 2003 and 2002, respectively. Managed domestic other consumer net credit losses as a percentage of average managed domestic other consumer loans were 7.62% for 2004, as compared to 8.32% and 7.53% for 2003 and 2002, respectively. Managed domestic commercial net credit losses as a percentage of average managed domestic commercial loans were 3.26% for 2004, as compared to 3.84% and 3.16% for 2003 and 2002, respectively. Managed foreign credit card net credit losses as a percentage of average managed foreign credit card loans were 3.11% for 2004, as compared to 3.08% and 3.03% for 2003 and 2002, respectively. Managed foreign other consumer net credit losses as a percentage of average managed foreign other consumer loans were 3.26% for 2004, as compared to 3.29% and 2.76% for 2003 and 2002, respectively. Managed foreign commercial net credit losses as a percentage of average managed foreign commercial loans were 1.28% for 2004 and .79% for 2003.
The net credit loss ratio is calculated by dividing annualized net credit losses, which exclude uncollectible accrued interest and fees and fraud losses, for the period by average loans, which include the estimated collectible billed interest and fees for the corresponding period.

52     MBNA annual report 2004

TABLE 20: NET CREDIT LOSS RATIO (dollars in thousands)

Year Ended December 31,	2004			2003			2002

	Net Credit	Average Loans	Net Credit	Net Credit	Average Loans	Net Credit	Net Credit	Average Loans	Net Credit
	Losses	Outstanding	Loss Ratio	Losses	Outstanding	Loss Ratio	Losses	Outstanding	Loss Ratio

Loan Receivables
Domestic (a):
Credit card	$600,414	$13,712,807	4.38%	$651,670	$13,633,341	4.78%	$557,183	$12,369,662	4.50%
Other consumer	414,644	5,593,131	7.41	475,831	6,104,789	7.79	421,511	6,191,971	6.81
Commercial	52,293	2,190,095	2.39	31,551	1,034,082	3.05	41,769	1,352,992	3.09

Total domestic	1,067,351	21,496,033	4.97	1,159,052	20,772,212	5.58	1,020,463	19,914,625	5.12
Foreign (a):
Credit card	144,394	5,466,831	2.64	135,420	5,296,873	2.56	91,069	3,782,733	2.41
Other consumer	98,789	3,027,292	3.26	69,090	2,097,784	3.29	44,680	1,617,842	2.76
Commercial	13,642	1,065,631	1.28	134	16,949	.79	–	–	–

Total foreign	256,825	9,559,754	2.69	204,644	7,411,606	2.76	135,749	5,400,575	2.51

Total loan receivables	$1,324,176	$31,055,787	4.26	$1,363,696	$28,183,818	4.84	$1,156,212	$25,315,200	4.57

Securitized Loans
Domestic (a):
Credit card	$3,343,368	$67,125,271	4.98	$3,496,344	$65,195,206	5.36	$3,110,560	$61,565,829	5.05
Other consumer	443,521	5,670,127	7.82	504,555	5,682,404	8.88	474,122	5,703,851	8.31
Commercial	52,004	1,007,839	5.16	35,784	719,357	4.97	2,786	57,992	4.80

Total domestic	3,838,893	73,803,237	5.20	4,036,683	71,596,967	5.64	3,587,468	67,327,672	5.33
Foreign (a):
Credit card	437,131	13,237,014	3.30	338,786	10,094,189	3.36	247,915	7,391,059	3.35
Other consumer	–	–	–	–	–	–	–	–	–
Commercial	–	–	–	–	–	–	–	–	–

Total foreign	437,131	13,237,014	3.30	338,786	10,094,189	3.36	247,915	7,391,059	3.35

Total securitized loans	$4,276,024	$87,040,251	4.91	$4,375,469	$81,691,156	5.36	$3,835,383	$74,718,731	5.13

Managed Loans
Domestic (a):
Credit card	$3,943,782	$80,838,078	4.88	$4,148,014	$78,828,547	5.26	$3,667,743	$73,935,491	4.96
Other consumer	858,165	11,263,258	7.62	980,386	11,787,193	8.32	895,633	11,895,822	7.53
Commercial	104,297	3,197,934	3.26	67,335	1,753,439	3.84	44,555	1,410,984	3.16

Total domestic	4,906,244	95,299,270	5.15	5,195,735	92,369,179	5.62	4,607,931	87,242,297	5.28
Foreign (a):
Credit card	581,525	18,703,845	3.11	474,206	15,391,062	3.08	338,984	11,173,792	3.03
Other consumer	98,789	3,027,292	3.26	69,090	2,097,784	3.29	44,680	1,617,842	2.76
Commercial	13,642	1,065,631	1.28	134	16,949	.79	–	–	–

Total foreign	693,956	22,796,768	3.04	543,430	17,505,795	3.10	383,664	12,791,634	3.00

Total managed loans	$5,600,200	$118,096,038	4.74	$5,739,165	$109,874,974	5.22	$4,991,595	$100,033,931	4.99

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

Table 20 presents the Corporation’s loan receivables net credit loss ratio and includes a reconciliation to the managed net credit loss ratio.
RESERVE AND PROVISION FOR POSSIBLE CREDIT LOSSES
The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables at the reporting date based on a projection of probable net credit losses. To project probable net credit losses, the Corporation regularly performs a migration analysis of delinquent and current accounts and prepares a bankruptcy filing forecast. A migration analysis is a technique used to estimate the likelihood that a loan receivable may progress through the various delinquency stages and ultimately charge off. The bankruptcy filing forecast is based upon an analysis of historical filings, industry trends, and estimates of future filings. On a quarterly basis, the Corporation reviews and adjusts, as appropriate, these estimates. The Corporation’s projection of probable net credit losses considers the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors. The Corporation then reserves for the projected probable net credit losses based on its projection of these amounts. Certain commercial loans are evaluated for impairment on a loan-by-loan basis, based on size and other factors. When indicated by that loan-by-loan evaluation, specific reserve allocations are made to reflect inherent losses. The Corporation establishes appropriate levels of the reserve for possible credit losses for its loan products, including credit card, other consumer, and commercial loans based on their risk characteristics. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level. The Corporation records acquired reserves for current period loan acquisitions.
The reserve for possible credit losses is a general allowance applicable to the Corporation’s loan receivables and does not include an allocation for credit risk related to securitized loans. Net credit losses on securitized loans are absorbed directly by the related trusts under their respective contractual agreements and do not affect the reserve for possible credit losses.
The Corporation’s reserve for possible credit losses decreased $79.8 million or 6.6% to $1.1 billion at December 31, 2004, as compared to an increase of $105.0 million or 9.4% to $1.2 billion at December 31, 2003, from $1.1 billion at December 31, 2002. The provision for possible credit losses for 2004, decreased $245.8 million or 17.7% to $1.1 billion, as compared to an increase of $52.5 million or 3.9% to $1.4 billion in 2003 from $1.3 billion in 2002. While the Corporation’s reserve for possible

MBNA annual report 2004     53

TABLE 21: RESERVE FOR POSSIBLE CREDIT LOSSES (dollars in thousands)

December 31,	2004	2003	2002	2001	2000

Reserve for possible credit losses, beginning of year	$1,216,316	$1,111,299	$833,423	$527,573	$516,261
Reserves acquired:
Domestic	53,249	58,736	66,587	11,621	64,726
Foreign	29,822	2,380	18,291	9,127	–

Total reserves acquired	83,071	61,116	84,878	20,748	64,726
Provision for possible credit losses:
Domestic	890,686	1,189,344	1,153,486	1,028,047	477,630
Foreign	256,169	203,357	186,671	112,568	69,679

Total provision for possible credit losses	1,146,855	1,392,701	1,340,157	1,140,615	547,309
Foreign currency translation	14,492	14,896	9,053	(499)	(1,081)
Credit losses:
Domestic (a):
Credit card	(651,853)	(699,941)	(593,249)	(514,715)	(421,243)
Other consumer	(445,090)	(507,626)	(445,580)	(265,783)	(138,892)
Commercial	(56,497)	(34,044)	(43,714)	(26,403)	(13,891)

Total domestic credit losses	(1,153,440)	(1,241,611)	(1,082,543)	(806,901)	(574,026)
Foreign (a):
Credit card	(169,727)	(158,905)	(106,141)	(84,405)	(56,426)
Other consumer	(112,343)	(79,133)	(50,884)	(33,167)	(16,405)
Commercial	(14,038)	(137)	–	–	–

Total foreign credit losses	(296,108)	(238,175)	(157,025)	(117,572)	(72,831)

Total credit losses	(1,449,548)	(1,479,786)	(1,239,568)	(924,473)	(646,857)
Recoveries:
Domestic (a):
Credit card	51,439	48,271	36,066	36,629	28,300
Other consumer	30,446	31,795	24,069	11,938	8,799
Commercial	4,204	2,493	1,945	1,545	1,079

Total domestic recoveries	86,089	82,559	62,080	50,112	38,178
Foreign (a):
Credit card	25,333	23,485	15,072	14,176	6,888
Other consumer	13,554	10,043	6,204	5,171	2,149
Commercial	396	3	–	–	–

Total foreign recoveries	39,283	33,531	21,276	19,347	9,037

Total recoveries	125,372	116,090	83,356	69,459	47,215

Net credit losses	(1,324,176)	(1,363,696)	(1,156,212)	(855,014)	(599,642)

Reserve for possible credit losses, end of year	$1,136,558	$1,216,316	$1,111,299	$833,423	$527,573

Net credit losses as a % of average loan receivables	4.26%	4.84%	4.57%	4.20%	3.38%
Reserve for possible credit losses as a % of ending loan receivables	3.37	3.62	3.87	3.38	2.64
Ending loan receivables	$33,758,850	$33,624,077	$28,726,508	$24,633,564	$19,954,837
Average loan receivables	31,055,787	28,183,818	25,315,200	20,339,388	17,718,148

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

credit losses is a general reserve applicable to the Corporation’s loan receivables, the reserve for possible credit losses is allocated to the Corporation’s domestic and foreign loan receivables for internal purposes based on the type of loan product and its underlying risk of loss. The decreases in the reserve for possible credit losses and the related provision for possible credit losses in 2004 were the result of improving asset quality trends, enhanced collection strategies, and an improved economy. These trends included improved delinquency and charge-off ratios. The Corporation has increased the reserve for possible credit losses and the related provision for possible credit losses on its foreign loans due to an increasing trend in delinquencies and its projection of probable net credit losses related to U.K. other consumer loans, along with an increase in acquired reserves related to U.K. commercial loans.
The reserve allocated to domestic credit card loan receivables decreased from 48.7% at December 31, 2003, to 42.4% at December 31, 2004, primarily as a result of improving asset quality trends, enhanced collection strategies, and an improved economy.
The percentage of the reserve allocated to domestic other consumer loan receivables decreased from 36.1% at December 31, 2003, to 34.4% at December 31, 2004, primarily due to a decrease in the Corporation’s sales finance loan receivables, as the Corporation ceased marketing this product in 2004. The percentage of the reserve allocated to the domestic other consumer loans decreased from 41.8% at December 31, 2002 to 36.1% at
December 31, 2003. The percentage of the reserve allocated to foreign loans increased from 12.0% at December 31, 2003 to 16.7% at December 31, 2004, because foreign loans increased as a percentage of total loan receivables and because the Corporation anticipated higher probable net credit losses on its foreign loans due to the continued seasoning of the portfolio.
Table 21 presents activity for the Corporation’s reserve for possible credit losses.
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

54     MBNA annual report 2004

TABLE 22: ALLOCATION OF THE RESERVE FOR POSSIBLE CREDIT LOSSES (dollars in thousands)

December 31,	2004		2003		2002		2001		2000

Domestic (a):
Credit card	$482,134	42.4%	$592,578	48.7%	$496,152	44.6%	$562,377	67.5%	$385,339	73.0%
Other consumer	390,652	34.4	438,886	36.1	464,536	41.8	202,764	24.3	102,312	19.4
Commercial	74,471	6.5	39,209	3.2	20,957	1.9	16,894	2.0	11,505	2.2

Domestic reserve for possible credit losses	947,257	83.3	1,070,673	88.0	981,645	88.3	782,035	93.8	499,156	94.6
Foreign (a):
Credit card	83,826	7.4	83,428	6.9	88,992	8.0	46,961	5.7	26,397	5.0
Other consumer	81,990	7.2	61,808	5.1	40,662	3.7	4,427	.5	2,020	.4
Commercial	23,485	2.1	407	–	–	–	–	–	–	–

Foreign reserve for possible credit losses	189,301	16.7	145,643	12.0	129,654	11.7	51,388	6.2	28,417	5.4

Reserve for possible credit losses, end of year	$1,136,558	100.0%	$1,216,316	100.0%	$1,111,299	100.0%	$833,423	100.0%	$527,573	100.0%

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

the Corporation’s loan receivables, bankruptcy laws or regulatory policies, and other factors could impact the Corporation’s actual and projected net credit losses and the related reserve for possible credit losses.
The Corporation recorded acquired reserves for possible credit losses for loan portfolio acquisitions of $83.1 million, $61.1 million, and $84.9 million for 2004, 2003, and 2002, respectively.
Table 22 presents the allocation of the reserve for possible credit losses.
ESTIMATE OF UNCOLLECTIBLE ACCRUED INTEREST AND FEES
The Corporation adjusts the amount of interest and fee income on loan receivables recognized in the current period for its estimate of interest and fee income that it does not expect to collect in subsequent periods through adjustments to the respective income statement amounts, loan receivables, and accrued income receivable. The estimate of uncollectible interest and fees is based on a migration analysis of delinquent and current loan receivables that may progress through the various delinquency stages and ultimately charge off, as well as a bankruptcy filing forecast. The bankruptcy filing forecast is based upon an analysis of historical filings, industry trends, and estimates of future filings. The Corporation also adjusts the estimated value of accrued interest and fees on securitized loans for the amount of uncollectible interest and fees that are not expected to be collected through an adjustment to accounts receivable from securitization and securitization income. This estimate is also based on a migration analysis of delinquent and current securitized loans that may progress through the various delinquency stages and ultimately charge off, as well as a bankruptcy filing forecast.
The difference between the amount of interest and fees the Corporation was contractually entitled to and the amounts recognized as revenue was $1.0 billion, $1.2 billion and $1.4 billion during the years ended December 31, 2004, 2003, and 2002, respectively.
The difference between the amount of interest and fees the Corporation was contractually entitled to and the amounts recognized as revenue for domestic loans decreased

$192.7 million for the year ended December 31, 2004, due to improved delinquencies, compared to the same period in 2003.
The difference between the amount of interest and fees the Corporation was contractually entitled to and the amounts recognized as revenue for foreign loans increased $44.2 million for the year ended December 31, 2004, due to changes in the estimated value of the collectible amount of interest and fees on the Corporation’s foreign loans, compared to the same period in 2003.
Excluding the change in the estimated value of accrued interest and fees in 2002, the difference between the amount of interest and fees the Corporation was contractually entitled to and the amount recognized as revenue was $1.0 billion for 2002. The difference between the amounts of interest and fees the Corporation was contractually entitled to and the amount recognized as revenue for the year ended December 31, 2003, excluding the change in the estimated value of accrued interest and fees in 2002, increased $141.1 million or 13.5%, primarily as a result of an increase in ending managed loans.
Table 23 presents the domestic and foreign amounts for the difference between the amount of interest and fees the Corporation was contractually entitled to and the amount recognized as revenue.
TABLE 23: DIFFERENCE BETWEEN THE AMOUNT OF INTEREST AND FEES THE CORPORATION WAS CONTRACTUALLY ENTITLED TO AND THE AMOUNTS RECOGNIZED AS REVENUE (a) (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Domestic	$907,129	$1,099,791	$1,342,362
Foreign	129,537	85,326	68,261

Total	$1,036,666	$1,185,117	$1,410,623

(a)	Includes the valuation of securitized loans.
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

MBNA annual report 2004     55

ratios are maintained. Failure to meet these minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the federal bank regulators that, if undertaken, could have a direct material effect on the Corporation’s, the Bank’s, and MBNA Delaware’s consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation, the Bank, and MBNA Delaware must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.
Note 28: Capital Adequacy to the consolidated financial statements provides further detail regarding the Corporation’s, the Bank’s, and MBNA Delaware’s capital adequacy and is incorporated by this reference into this section.
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
Table 24 shows the dividend payout ratio.
TABLE 24: SELECTED FINANCIAL RATIOS

Year Ended December 31,	2004	2003	2002

Return on average total assets	4.39%	4.16%	3.67%
Return on average stockholders’ equity	21.72	22.98	21.29
Average stockholders’ equity to average total assets	20.23	18.09	17.22
Dividend payout ratio	23.41	20.11	20.15

Note 27: Dividend Limitations to the consolidated financial statements provides further detail regarding the Corporation’s dividend limitations and is incorporated by this reference into this section.
OFF-BALANCE SHEET ARRANGEMENTS
In the normal course of business, the Corporation is a party to a number of activities that contain credit, market and operational risk that are not reflected in whole or in part in the Corporation’s consolidated financial statements. Such activities include off-balance sheet asset securitization, off-balance sheet derivative financial instruments, and other items.
OFF-BALANCE SHEET ASSET SECURITIZATION
Off-balance sheet asset securitization is the process whereby loan principal receivables are converted into securities normally referred to as asset-backed securities. The securitization of the Corporation’s loan principal receivables is accomplished through the public and private issuance of asset-backed securities and is accounted for in accordance with Statement No. 140. Off-balance sheet asset securitization removes loan principal receivables from the consolidated statements of financial condition through the transfer of loan principal receivables to a trust. The trust then sells undivided interests to investors that entitle the investors to specified cash flows generated from the securitized loan principal receivables, while the Corporation retains the remaining undivided interest and is entitled to specific cash flows allocable to that retained interest. As loan principal receivables are securitized, the Corporation’s on-balance sheet funding needs are reduced by the amount of loans securitized.
A credit card account or other open-end loan account represents a contractual relationship between the Corporation and the Customer. A loan receivable represents a financial asset. Unlike a mortgage loan or other closed-end loan account, the terms of a credit card account or other open-end loan account permit the Customer to borrow additional amounts and to repay each month an amount the Customer chooses, subject to a minimum payment requirement. The account remains open after repayment of the balance and the Customer may continue to use it to borrow additional amounts. The Corporation reserves the right to change the account terms, including interest rates and fees, in accordance with the terms of the agreement and applicable law. The account is, therefore, separate and distinct from the loan receivable.
In a securitization, the account relationships are not sold to the securitization trust. The Corporation retains ownership of the account relationship, including the right to change the terms of the account and the right to additional loan principal receivables generated by the account. During a securitization’s revolving period, the Corporation agrees to sell the additional principal receivables to the trusts until the trusts begin using principal collections to make payments to investors. When the revolving period of the securitization ends, the account relationship between the Corporation and the Customer continues.
The beneficial interests in the trusts sold to investors are issued through different classes of securities with different risk levels and credit ratings. The Corporation’s securitization transactions are generally structured to include up to three classes of securities sold to investors. With the exception of the most senior class, each class of securities issued by the trusts provides credit enhancement, in the form of subordination, to the more senior, higher-rated classes. The most senior class of asset-backed securities is the largest and generally receives a AAA credit rating at the time of issuance. In order to issue senior classes of securities, it is necessary to obtain the appropriate amount of credit enhancement, generally through the issuance of the above described subordinated classes. The Corporation receives a servicing fee for servicing the loans. This servicing fee is a component of securitization income.
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

56     MBNA annual report 2004

During the revolving period, which normally ranges from 24 months to 120 months, the trust makes no principal payments to the investors in the securitization. Instead, during the revolving period, the trust uses principal payments received from Customers, which pay off the loan principal receivables that were sold to the trust, to purchase for the trust from the Corporation new loan principal receivables generated by these accounts, in accordance with the terms of the transaction, so that the principal dollar amount of the investors’ undivided interest remains unchanged. Once the revolving period ends, the amortization period begins and the trust distributes principal payments to the investors according to the terms of the transaction. When the trust uses principal payments to pay the investors, the Corporation’s on-balance sheet loan receivables increase by the amount of any new loans on the Customer accounts because the trust is no longer purchasing new loan receivables from the Corporation.
The Corporation retains servicing responsibilities for the loans in the trusts and maintained $4.6 billion and $4.5 billion of other retained subordinated interests in the securitized assets at December 31, 2004 and 2003, respectively. These retained subordinated interests include an interest-only strip receivable, cash reserve accounts, accrued interest and fees on securitized loans, and other subordinated interests and are included in accounts receivable from securitization in the consolidated statements of financial condition. If cash flows allocated to investors in the trusts are insufficient to absorb expenses of the trust, then the retained interests of the Corporation would be used to absorb such deficiencies and may not be realized by the Corporation. The investors and providers of credit enhancement have no other recourse to the Corporation. The Corporation has no obligation to provide further funding support to either the investors or the trusts if the securitized loans are not paid when due. The Corporation does not receive collateral from any party to the securitization transactions and does not have any risk of counterparty nonperformance. The Corporation’s retained interests are subordinate to the investors’ interests. The value of the retained interests is subject to credit, payment, and interest rate risks on the transferred financial assets.
In connection with the MBNA Master Consumer Loan Trust (“CLMT”) and American Loan Financing Trust (“ALF”), the investors have entered into interest rate hedge agreements (the “swaps”) with swap counterparties to reduce interest rate risks associated with their investment. ALF is an on-balance sheet financing structured transaction. See Note 18: Short-Term Borrowings to the consolidated financial statements. In order to facilitate these swap arrangements, the Corporation has agreed with the swap counterparties to either pay the fair value liability (including certain unpaid amounts, if any) of the swaps or receive the fair value asset of the swaps, but only in the event the securitization transaction terminates prior to the swaps. At December 31, 2004, the fair value liability of the swaps was approximately $52 million for CLMT and ALF. The Corporation considers the possibility of the occurrence of the events giving rise to its obligations under the CLMT and ALF agreements to be remote.

Note 9: Off-Balance Sheet Asset Securitization to the consolidated financial statements provides further detail regarding the Corporation’s asset securitization transactions.
IMPACT OF OFF-BALANCE SHEET ASSET SECURITIZATION TRANSACTIONS ON THE CORPORATION’S RESULTS
The Corporation allocates resources on a managed basis, and financial data provided to management reflects the Corporation’s results on a managed basis. Managed data assumes the Corporation’s securitized loan principal receivables have not been sold and presents the earnings on securitized loan principal receivables in the same fashion as the Corporation’s owned loans. Management, equity and debt analysts, rating agencies, and others evaluate the Corporation’s operations on a managed basis because the loans that are securitized are subject to underwriting standards comparable to the Corporation’s owned loans, and the Corporation services the securitized and owned loans, and the related accounts, together and in the same manner without regard to ownership of the loans. In a securitization, the account relationships are not sold to the trust. The Corporation continues to own and service the accounts that generate the securitized loan principal receivables. The credit performance of the entire managed loan portfolio is important to understand the quality of loan originations and the related credit risks inherent in the owned portfolio and retained interests in securitization transactions.
When adjusted for the effects of securitization, certain components of the Corporation’s consolidated financial information may be reconciled to its managed data. This securitization adjustment reclassifies interest income, interchange income, loan fees, insurance income, recoveries on charged-off securitized loan principal receivables in excess of interest paid to investors, gross credit losses, and other trust expenses into securitization income.
Table 25 reconciles income statement data for the period to managed net interest income, managed provision for possible credit losses, and managed other operating income.
TABLE 25: RECONCILIATION OF INCOME STATEMENT DATA FOR THE PERIOD TO MANAGED NET INTEREST INCOME, MANAGED PROVISION FOR POSSIBLE CREDIT LOSSES, AND MANAGED OTHER OPERATING INCOME (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Net Interest Income
Net interest income	$2,536,801	$2,350,373	$2,074,575
Securitization adjustments	7,884,471	7,854,265	7,044,102

Managed net interest income	$10,421,272	$10,204,638	$9,118,677

Provision for Possible Credit Losses
Provision for possible credit losses	$1,146,855	$1,392,701	$1,340,157
Securitization adjustments	4,276,024	4,375,469	3,835,383

Managed provision for possible credit losses	$5,422,879	$5,768,170	$5,175,540

Other Operating Income
Other operating income	$8,258,386	$7,825,480	$6,752,923
Securitization adjustments	(3,608,447)	(3,478,796)	(3,208,719)

Managed other operating income	$4,649,939	$4,346,684	$3,544,204

MBNA annual report 2004      57

TABLE 26: RECONCILIATION OF AVERAGE INTEREST-EARNING ASSETS AND AVERAGE INTEREST-BEARING LIABILITIES TO AVERAGE MANAGED INTEREST-EARNING ASSETS AND AVERAGE MANAGED INTEREST- BEARING LIABILITIES (dollars in thousands, yields and rates on a fully taxable equivalent basis)

Year Ended December 31,	2004			2003			2002

	Average	Yield/	Income or	Average	Yield/	Income or	Average	Yield/	Income or
	Balance	Rate	Expense	Balance	Rate	Expense	Balance	Rate	Expense

Assets
Net interest-earning assets	$47,622,866	8.55%	$4,069,608	$43,781,381	8.82%	$3,859,643	$37,442,931	9.83%	$3,679,140
Securitization adjustments	82,990,500	11.88	9,855,669	77,855,940	12.18	9,484,680	70,910,552	12.52	8,877,207

Managed interest-earning assets	$130,613,366	10.66	$13,925,277	$121,637,321	10.97	$13,344,323	$108,353,483	11.59	$12,556,347

Liabilities
Net interest-bearing liabilities	$42,879,347	3.57	$1,531,818	$41,861,029	3.60	$1,508,511	$36,865,484	4.35	$1,603,495
Securitization adjustments	85,451,912	2.31	1,971,198	80,033,724	2.04	1,630,415	72,908,284	2.51	1,833,105

Managed interest-bearing liabilities	$128,331,259	2.73	$3,503,016	$121,894,753	2.58	$3,138,926	$109,773,768	3.13	$3,436,600

Managed net interest income increased $216.6 million or 2.1% to $10.4 billion for 2004, as compared to an increase of $1.1 billion or 11.9% to $10.2 billion for 2003, from $9.1 billion for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, managed net interest income would have increased $808.3 million or 8.6%, for 2003.
Average Managed Interest-Earning Assets
Average managed interest-earning assets increased $9.0 billion or 7.4% to $130.6 billion for 2004, as compared to $121.6 billion for 2003. The increase in average managed interest-earning assets was primarily the result of the increase in average managed loans. The yield earned on average managed interest-earning assets for 2004 was 10.66% as compared to 10.97% in 2003. The decrease in the yield earned on average managed interest-earning assets for 2004 was primarily the result of lower rates offered to attract and retain Customers and to grow managed loans. The decrease in the yield on average managed interest-earning assets for 2004 was partially offset by a decrease in the amount of 0% promotional rate offers. During the third quarter of 2004, the Corporation also converted a portion of its managed loans from fixed-rate loans to variable-rate loans. This change did not have a significant effect on the yield earned on average managed loans because the change was effective at the end of the third quarter.
Average managed interest-earning assets increased $13.3 billion or 12.3% to $121.6 billion for 2003, as compared to $108.4 billion for 2002. The increase in average managed interest-earning assets was primarily the result of the increase in average managed loans and investment securities and money market instruments. The yield earned on average managed interest-earning assets for 2003 was 10.97% as compared to 11.59% in 2002. The decrease in the yield earned on average managed interest-earning assets for 2003 was primarily the result of lower rates offered to attract and retain Customers and to grow managed loans combined with a decrease in the yield earned on average money market instruments and an increase in lower yielding average investment securities and money market instruments as a percentage of average total managed interest-earning assets. The decrease in the yield on average managed interest-earning assets for 2003, as compared to 2002, would have been larger excluding the change in the estimated value of accrued interest and fees in 2002, which decreased the yield earned on average managed loans by 27 basis points for 2002.

See Table 9 for a reconciliation of the yield earned on average managed loans to the yield earned on average managed loans excluding the change in the estimated value of the accrued interest and fees in 2002.
Average Managed Interest-Bearing Liabilities
Average managed interest-bearing liabilities increased $6.4 billion or 5.3% to $128.3 billion for 2004, as compared to $121.9 billion for 2003. The increase in average managed interest-bearing liabilities was a result of the increase in average securitized transactions and average borrowed funds. The increase in the rate paid on average managed interest-bearing liabilities of 15 basis points to 2.73% for 2004, from 2.58% in 2003, reflects an increase in the rate paid to investors in the Corporation’s securitization transactions.
Average managed interest-bearing liabilities increased $12.1 billion or 11.0% to $121.9 billion for 2003, as compared to $109.8 billion for 2002. The increase in average managed interest-bearing liabilities was a result of the increase in average securitized transactions, average interest-bearing deposits, and average borrowed funds. The decrease in the rate paid on average managed interest-bearing liabilities of 55 basis points to 2.58% for 2003, from 3.13% in 2002, reflects the continued impact of actions by the FOMC throughout 2001, in the fourth quarter of 2002, and the second quarter of 2003, that impacted overall market interest rates.
Table 26 reconciles average interest-earning assets and average interest-bearing liabilities to average managed interest-earning assets and average managed interest-bearing liabilities.
The Corporation’s managed net interest margin, on a fully taxable equivalent basis, was 7.98% for 2004, as compared to 8.39% for 2003. The managed net interest margin represents managed net interest income on a fully taxable equivalent basis expressed as a percentage of average managed total interest-earning assets. The decrease in the managed net interest margin for 2004 was primarily the result of the decrease in the interest rate spread between average managed interest-earning assets and average managed interest-bearing liabilities.
The Corporation’s managed net interest margin, on a fully taxable equivalent basis, was 8.39% for 2003, as compared to 8.42% for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, the managed net interest margin would have decreased 28 basis points for 2003 as compared to 2002.

58      MBNA annual report 2004

TABLE 27: RECONCILIATION OF THE NET INTEREST MARGIN RATIO TO THE MANAGED NET INTEREST MARGIN RATIO (dollars in thousands)

Year Ended December 31,	2004			2003			2002

			Net			Net			Net
	Average		Interest	Average		Interest	Average		Interest
	Earning	Net Interest	Margin	Earning	Net Interest	Margin	Earning	Net Interest	Margin
	Assets	Income	Ratio	Assets	Income	Ratio	Assets	Income	Ratio

Net Interest Margin (a)
Investment securities and money market instruments	$12,446,434			$11,693,550			$8,257,838
Other interest-earning assets	4,120,645			3,904,013			3,869,893
Loan receivables (b)	31,055,787			28,183,818			25,315,200

Total	$47,622,866	$2,537,790	5.33%	$43,781,381	$2,351,132	5.37%	$37,442,931	$2,075,645	5.54%

Securitization Adjustments
Investment securities and money market instruments	$–			$–			$–
Other interest-earning assets	(4,049,751)			(3,835,216)			(3,808,179)
Securitized loans	87,040,251			81,691,156			74,718,731

Total	$82,990,500	7,884,471	9.50	$77,855,940	7,854,265	10.09	$70,910,552	7,044,102	9.93

Managed Net Interest Margin (a)
Investment securities and money market instruments	$12,446,434			$11,693,550			$8,257,838
Other interest-earning assets	70,894			68,797			61,714
Managed loans	118,096,038			109,874,974			100,033,931

Total	$130,613,366	10,422,261	7.98	$121,637,321	10,205,397	8.39	$108,353,483	9,119,747	8.42

(a)	Net interest margin ratios are presented on a fully taxable equivalent basis. The fully taxable equivalent adjustment for the years ended December 31, 2004, 2003, and 2002 was $989, $759, and $1,070, respectively.
(b)	Loan receivables include loans held for securitization and the loan portfolio.

The decrease in the managed net interest margin for 2003, excluding the change in the estimated value of accrued interest and fees in 2002, was primarily the result of the decrease in the yield earned on average managed interest-earning assets partially offset by the decrease in the rate paid on average managed interest-bearing liabilities. Also, the increase in lower yielding average investment securities and money market instruments as a percentage of total average managed interest-earning assets further reduced the managed net interest margin.
The managed provision for possible credit losses decreased $345.3 million or 6.0% to $5.4 billion for 2004, and increased $592.6 million or 11.5% to $5.8 billion for 2003, from $5.2 billion for 2002. The decrease in the managed provision for possible credit losses in 2004 was based on improving asset quality trends, enhanced collection strategies, and an improved economy. The increase in the managed provision for possible credit losses for 2003 was primarily the result of increases in the Corporation’s managed net credit losses and managed loans.
Managed other operating income increased $303.3 million or 7.0% to $4.6 billion for 2004, as compared to an increase of

$802.5 million or 22.6% to $4.3 billion for 2003, from $3.5 billion for 2002. Excluding the change in the estimated value of accrued interest and fees in 2002, managed other operating income would have increased $816.5 million or 23.1% for 2003. The increase in managed other operating income for 2004 was primarily the result of an increase in loan fees and interchange income. The increase in managed other operating income for 2004 was partially offset by the net loss from securitization activity, which includes changes in the fair value of the interest-only strip receivable and the gains from the sale of loan principal receivables. The increase in managed other operating income for 2003, excluding the change in the estimated value of accrued interest and fees in 2002, was primarily the result of the net gains from securitization activity, which includes changes in fair value of the interest-only strip receivable and the gains from the sale of loan principal receivables, combined with an increase in credit card fees, insurance income, and interchange income.
Table 27 reconciles the net interest margin ratio to the managed net interest margin ratio.

MBNA annual report 2004      59

TABLE 28: RECONCILIATION OF THE AS REPORTED NET AND MANAGED NET INTEREST MARGIN RATIOS TO THE NET AND MANAGED NET INTEREST MARGIN RATIOS EXCLUDING THE CHANGE IN THE ESTIMATED VALUE OF ACCRUED INTEREST AND FEES IN 2002 (dollars in thousands)

Year Ended December 31, 2002

			Net
	Average		Interest
	Earning	Net Interest	Margin
	Assets	Income	Ratio

As Reported

Net Interest Margin (a)
Investment securities and money market instruments	$8,257,838
Other interest-earning assets	3,869,893
Loan receivables (b)	25,315,200

Total	$37,442,931	$2,075,645	5.54%

Securitization Adjustments
Investment securities and money market instruments	$–
Other interest-earning assets	(3,808,179)
Securitized loans	74,718,731

Total	$70,910,552	7,044,102	9.93

Managed Net Interest Margin (a)
Investment securities and money market instruments	$8,257,838
Other interest-earning assets	61,714
Managed loans	100,033,931

Total	$108,353,483	9,119,747	8.42

Impact of the Change in the Estimated Value of Accrued Interest and Fees in 2002

Net Interest Margin (a)
Investment securities and money market instruments	$–
Other interest-earning assets	43,831
Loan receivables (b)	22,030

Total	$65,861	66,278

Securitization Adjustments
Investment securities and money market instruments	$–
Other interest-earning assets	(43,831)
Securitized loans	71,386

Total	$27,555	211,383

Managed Net Interest Margin (a)
Investment securities and money market instruments	$–
Other interest-earning assets	–
Managed loans	93,416

Total	$93,416	277,661

Excluding the Change in the Estimated Value of Accrued Interest and Fees in 2002

Net Interest Margin (a)
Investment securities and money market instruments	$8,257,838
Other interest-earning assets	3,913,724
Loan receivables (b)	25,337,230

Total	$37,508,792	2,141,923	5.71

Securitization Adjustments
Investment securities and money market instruments	$–
Other interest-earning assets	(3,852,010)
Securitized loans	74,790,117

Total	$70,938,107	7,255,485	10.23

Managed Net Interest Margin (a)
Investment securities and money market instruments	$8,257,838
Other interest-earning assets	61,714
Managed loans	100,127,347

Total	$108,446,899	9,397,408	8.67

(a)	Net interest margin ratios are presented on a fully taxable equivalent basis. The fully taxable equivalent adjustment for the year ended December 31, 2002 was $1,070.
(b)	Loan receivables include loans held for securitization and the loan portfolio.
60     MBNA annual report 2004

TABLE 29: PERCENTAGE OF MANAGED LOANS SECURITIZED BY LOAN PRODUCT

December 31,	2004	2003	2002	2001	2000

Securitized Loans
Domestic (a):
Credit card	82.6%	79.2%	81.2%	82.0%	82.5%
Other consumer	49.2	50.3	47.9	48.7	60.4
Commercial	26.9	43.8	32.5	–	–
Total domestic securitized loans	76.4	75.0	76.1	76.3	78.9
Foreign (a):
Credit card	68.8	63.1	64.7	70.6	73.5
Other consumer	–	–	–	–	5.9
Commercial	–	–	–	–	–
Total foreign securitized loans	57.0	55.7	56.8	61.8	64.7
Total securitized loans	72.2	71.6	73.2	74.7	77.5

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

OFF-BALANCE SHEET ASSET SECURITIZATION TRANSACTION ACTIVITY
During 2004, the Corporation securitized credit card loan principal receivables totaling $12.2 billion, including the securitization of £1.8 billion (approximately $3.2 billion) by MBNA Europe and CAD$300.0 million (approximately $222.6 million) by MBNA Canada. The total amount of securitized loans was $87.9 billion or 72.2% of managed loans at December 31, 2004, as compared to $84.9 billion or 71.6% at December 31, 2003.
Refer to Table 7 and Table 30 to reconcile the Corporation’s loan receivables and securitized loans to its managed loans.
Table 29 presents the percentage of the Corporation’s managed loans securitized by loan product.
Table 30 presents the Corporation’s securitized loans distribution and percentage of securitized loans.
During 2004, there was an increase of $10.2 billion in the Corporation’s loan receivables that occurred when certain securitizations matured as scheduled and the trusts used principal payments to pay the investors. The Corporation’s loan portfolio is expected to increase an additional $17.9 billion during 2005 as a result of future scheduled maturities of existing securitization transactions when the trusts use principal payments to pay the investors. This amount is based upon the estimated maturity of outstanding securitization transactions and does not anticipate future securitization activity. Should the Corporation choose not to or be unable to securitize these assets in the future, additional on-balance sheet funding, capital and loan loss reserves would be required.
The Corporation’s securitization transactions contain provisions which could require that the excess spread generated by the securitized loans be accumulated in the trusts to provide additional credit enhancement to the investors. These provisions require that excess spread be retained once the yield less trust expenses falls below levels established in the transaction documents. Generally, the yield less trust expenses is measured over a three-month period and the initial trigger levels are between 6.50% and 4.50%, depending on the terms of the particular securitization transaction. At December 31, 2004 and 2003, no excess spread was held by the trusts under these provisions.
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

TABLE 30: SECURITIZED LOANS DISTRIBUTION (dollars in thousands)

December 31,	2004		2003		2002		2001		2000

Securitized Loans
Domestic (a):
Credit card	$66,225,646	75.4%	$66,613,018	78.5%	$63,383,430	80.7%	$60,501,860	83.1%	$57,425,582	83.4%
Other consumer	5,664,384	6.5	5,671,832	6.7	5,677,908	7.2	5,702,658	7.8	5,691,769	8.3
Commercial	1,007,324	1.1	1,007,804	1.2	503,446	.7	–	–	–	–

Total domestic securitized loans	72,897,354	83.0	73,292,654	86.4	69,564,784	88.6	66,204,518	90.9	63,117,351	91.7
Foreign (a):
Credit card	14,961,971	17.0	11,576,829	13.6	8,966,550	11.4	6,657,969	9.1	5,650,485	8.2
Other consumer	–	–	–	–	–	–	–	–	68,048	.1
Commercial	–	–	–	–	–	–	–	–	–	–

Total foreign securitized loans	14,961,971	17.0	11,576,829	13.6	8,966,550	11.4	6,657,969	9.1	5,718,533	8.3

Total securitized loans	$87,859,325	100.0%	$84,869,483	100.0%	$78,531,334	100.0%	$72,862,487	100.0%	$68,835,884	100.0%

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

MBNA annual report 2004   61

Table 31 presents the Corporation’s estimated maturities of investor principal.
TABLE 31: ESTIMATED MATURITIES OF INVESTOR PRINCIPAL (dollars in thousands)

One year or less (a)	$17,878,768
Over one year through two years	12,360,476
Over two years through three years	13,860,541
Over three years through four years	14,199,669
Over four years through five years	6,943,194
Thereafter	21,169,983

Total amortization of investor principal	86,412,631
Estimated collectible billed interest and fees included in securitized loans	1,446,694

Total securitized loans	$87,859,325

(a)	The $4.9 billion MBNA Master Note Trust Emerald Program (“Emerald Notes”) and the £500.0 million UK Receivables Trust II Series 2004— VFN Program (“Variable Funding Notes”) are comprised of short-term commercial paper and are included in the one year or less category based on the possibility that maturing Emerald Notes and Variable Funding Notes cannot be re-issued. These events would cause the transactions to begin amortizing, thus creating a liquidity requirement. However, the Corporation expects the Emerald Notes and Variable Funding Notes to continue to be re-issued during the course of the program through the scheduled final maturity dates, which are scheduled to occur in 2006 and 2009, respectively.
Table 32 presents summarized yields for each trust for the three months ended December 31, 2004. The yield in excess of minimum yield for each of the trusts is presented on a cash basis and includes various credit card or other fees as specified in the securitization agreements. If the yield in excess of minimum falls below 0% for a contractually specified period, generally a three-month average, then the securitizations will begin to amortize earlier than their scheduled contractual amortization date.
OTHER OFF-BALANCE SHEET ARRANGEMENTS
MBNA Capital A, MBNA Capital B, MBNA Capital C, MBNA Capital D, and MBNA Capital E (collectively the “statutory trusts”), are variable interest entities and the Corporation is not the primary beneficiary. See Note 19: Long-Term Debt and Bank Notes of the consolidated financial statements for further discussion of the statutory trusts.
The Corporation utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk and foreign currency exchange rate risk that exist as part of its ongoing business operations. See Note 32: Fair Value of Financial Instruments of the consolidated financial statements for further detail regarding the Corporation’s derivative financial instruments.
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
The liquidity requirements of the Corporation are met by regular dividend payments from the Bank, the growth in retained earnings from regular operations, and the issuance of unsecured senior medium-term notes and senior notes. The available cash position of the Corporation is maintained at a level sufficient to meet anticipated cash needs for at least one year. The liquidity of the banking subsidiaries is managed to reflect the anticipated cash required to finance loan demand and to maintain sufficient liquid assets to cover the maturities for the next six months for all off-balance sheet securitizations, unsecured debt, and wholesale money market funding sources. The level of liquid assets, which

TABLE 32: SECURITIZATION TRUST YIELDS IN EXCESS OF MINIMUM YIELD DATA (dollars in thousands)

			For the Three Months Ended December 31, 2004

							Yield in Excess of
							Minimum Yield (a)

									Series Range
		Number	Average		Average
	Investor	of Series	Annualized		Minimum		Weighted
	Principal	in Trust	Yield		Yield		Average		High		Low

MBNA Master Credit Card Trust II	$22,894,657	31	18.44%		9.91%		8.53%		8.85%		7.83%
MBNA Credit Card Master Note Trust (b)	40,242,415	75	18.48		9.67		8.81		8.81		8.81
MBNA Master Consumer Loan Trust	5,560,278	3	(c	)	(c	)	(c	)	(c	)	(c	)
MBNA Triple A Master Trust	2,000,000	2	18.29		9.50		8.79		8.83		8.78
Multiple Asset Note Trust	1,000,000	2	19.43		9.94		9.49		9.51		9.48
UK Receivables Trust	2,508,196	4	19.16		12.11		7.05		7.40		6.06
UK Receivables Trust II	9,174,519	14	18.19		11.95		6.24		6.43		6.13
Gloucester Credit Card Trust	3,032,566	10	18.97		10.05		8.92		9.44		8.42

(a)	The Yield in Excess of Minimum Yield represents the trust’s average annualized yield less its average minimum yield.
(b)	MBNA Credit Card Master Note Trust issues a series of notes called the MBNAseries. Through the MBNAseries, MBNA Credit Card Master Note Trust issues specific classes of notes which contribute on a prorated basis to the calculation of the average yield in excess of minimum yield. This average yield in excess of minimum yield impacts the distribution of principal to investors of all classes within the MBNAseries.
(c)	The MBNA Master Consumer Loan Trust yield in excess of minimum yield does not impact the distribution of principal to investors. Distribution to investors for transactions in this trust may begin earlier than the scheduled time if the credit enhancement amount falls below a predetermined contractual level. As a result, its yields are excluded from this Table.
62      MBNA annual report 2004

TABLE 33: ESTIMATED CONTRACTUAL OBLIGATIONS (a) (b) (dollars in thousands)

	Estimated Contractual Obligations at December 31, 2004

	Within 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total

Long-term debt and bank notes (par) (c)	$1,558,826	$2,371,222	$2,886,175	$4,395,451	$11,211,674
Minimum rental payments under noncancelable operating leases	30,457	21,998	5,615	1,680	59,750
Purchase obligations (d)	343,754	342,419	173,073	65,931	925,177
Other long-term liabilities reflected in the Corporation’s consolidated statements of financial condition (e)	164,350	171,734	54,601	222	390,907

Total estimated contractual obligations	$2,097,387	$2,907,373	$3,119,464	$4,463,284	$12,587,508

(a)	Note 32: Fair Value of Financial Instruments— Derivative Financial Instruments provides further detail on the Corporation’s derivative financial instruments. These amounts are not included in this Table.
(b)	Table 34 provides detail on the maturities of deposits. These amounts are not included in this Table.
(c)	Excludes interest.
(d)	Includes the royalties to endorsing organizations payable in the future subject to certain conditions, commitments for Community Reinvestment Act investments that cannot be canceled, and other purchase obligations.
(e)	Includes amounts accrued for Customer reward programs and other long-term contractual obligations.

is comprised of the investments and money market assets described further in “Investment Securities and Money Market Instruments,” is managed to a size prudent for both anticipated loan receivable growth and overall conditions in the markets for asset-backed securitization, unsecured corporate debt, and short-term borrowed funds. The Corporation, the Bank, MBNA Europe, and MBNA Canada also have access to the credit facilities described further in Note 29: Commitments and Contingencies of the consolidated financial statements. Finally, the deposit funding sources are also used to finance loan receivable growth and to maintain a sufficient level of liquid assets.
Table 33 provides a summary of the estimated amounts and maturities of the contractual obligations of the Corporation at December 31, 2004.
If certain terms on the above estimated contractual requirements are not met, there may be an acceleration of the payment due dates noted above. At December 31, 2004, the Corporation was not in default of any such covenants.
STOCK REPURCHASES
To the extent stock options are exercised or restricted shares are awarded from time to time under the Corporation’s Long Term Incentive Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued.
During 2004, the Corporation issued 16.8 million common shares upon the exercise of stock options and issuance of restricted stock, and purchased 16.7 million common shares for $432.4 million. The Corporation received $192.3 million in proceeds from the exercise of stock options and other awards during 2004.
In January 2005, the Corporation’s Board of Directors approved a share repurchase program, and authorized the repurchase of up to $2 billion of common stock over the next two years. Stock repurchases will be done selectively, based on capital levels, asset growth levels, and share performance. The program reflects the Corporation’s commitment to return excess capital to stockholders while balancing the important objectives of asset growth and maintaining a strong balance sheet. This repurchase program will be in addition to the Corporation’s existing share repurchase program.
FUNDING
To facilitate liquidity management, the Corporation uses a variety of funding sources to establish a maturity pattern that it believes provides a prudent mixture of short-term and long-term funds. The Corporation obtains funds through deposits and debt issuances, and uses securitization of the Corporation’s loan principal receivables as a major funding alternative. In addition, further liquidity is provided to the Corporation through committed credit facilities.
Off-Balance Sheet Asset Securitization
At December 31, 2004, the Corporation funded 72.2% of its managed loans through securitization transactions. To maintain an appropriate funding level, the Corporation expects to securitize additional loan principal receivables during 2005. The consumer asset-backed securitization market in the United States exceeded $1.7 trillion at December 31, 2004, with approximately $622 billion of asset-backed securities issued during 2004. An additional $272 billion of asset-backed securities were issued in European markets during 2004. The Corporation is a leading issuer in these markets, which have remained stable through adverse conditions. Despite the size and relative stability of these markets and the Corporation’s position as a leading issuer, if these markets experience difficulties, the Corporation may be unable to securitize its loan principal receivables or to do so at favorable pricing levels. Factors affecting the Corporation’s ability to securitize its loan principal receivables or to do so at favorable pricing levels include the overall credit quality of the Corporation’s loans, the stability of the market for securitization transactions, and the legal, regulatory, accounting, and tax environments impacting securitization transactions. The Corporation does not believe adverse outcomes from these events are likely to occur. If the Corporation were unable to continue to securitize its loan receivables at current levels, the Corporation would use its investment securities and money market instruments in addition to alternative funding sources to fund increases in loan receivables and meet its other liquidity needs. The resulting change in the Corporation’s current liquidity sources could potentially subject the Corporation to certain risks. These risks would include an increase in the Corporation’s cost of funds, increases in the reserve for possible credit losses and the provision for possible credit losses as more loans would remain in the Corporation’s consolidated statements of financial condition, and restrictions on loan growth if the Corporation were

MBNA annual report 2004      63

unable to find alternative and cost-effective funding sources. In addition, if the Corporation could not continue to remove the loan principal receivables from the Corporation’s consolidated statements of financial condition, the Corporation would likely need to raise additional capital to support loan and asset growth and meet regulatory capital requirements.
Table 31 presents the estimated maturities of investor principal related to the Corporation’s securitized loans.
Credit Facilities
The Corporation, the Bank, MBNA Europe, and MBNA Canada have various credit facilities. With the exception of the short-term on-balance sheet financing structure obtained in connection with the PCL acquisition, these facilities may be used for general corporate purposes and were not drawn upon at December 31, 2004.
Note 29: Commitments and Contingencies to the consolidated financial statements provides further detail regarding the Corporation’s credit facilities and is incorporated by this reference into this section.
Borrowed Funds
Short-term borrowings used by the Corporation include federal funds purchased and securities sold under repurchase agreements. Federal funds purchased and securities sold under repurchase agreements are overnight borrowings that normally mature within one business day of the transaction date. Other short-term borrowings consist primarily of federal funds purchased that mature in more than one business day, short-term bank notes issued from the global bank note program established by the Bank, short-term deposit notes issued by MBNA Canada, on-balance sheet financing structures, and other transactions with original maturities greater than one business day but less than one year. Short-term borrowings were $2.1 billion and $1.0 billion for December 31, 2004 and 2003, respectively.
Other funding programs established by the Corporation for long-term borrowings include senior medium-term notes and senior notes. Other funding programs established by the Corporation’s bank subsidiaries include the Bank’s global bank note program, MBNA Europe’s euro medium-term note program, and MBNA Canada’s medium-term deposit note program. MBNA Europe’s and MBNA Canada’s notes are unconditionally and irrevocably guaranteed in respect to all payments by the Bank.
Long-term debt and bank notes were $11.4 billion and $12.1 billion for December 31, 2004 and 2003, respectively. See Table 33 for estimated maturities of the contractual obligations related to long-term debt and bank notes as of December 31, 2004.
Note 18: Short-Term Borrowings and Note 19: Long-Term Debt and Bank Notes to the consolidated financial statements provide further detail regarding the Corporation’s borrowed funds and are incorporated by this reference into this section.
Deposits
The Corporation utilizes deposits to fund loan and other asset growth and to diversify funding sources. The Corporation categorizes its deposits into either direct or other deposits. Direct deposits are deposits marketed to and received from individual Customers and are an important, stable, low-cost funding source that typically react more slowly to interest rate changes than other deposits. Other deposits include brokered deposits.
Total deposits decreased $596.6 million or 1.9% to $31.2 billion at December 31, 2004, as compared to $31.8 billion at December 31, 2003.
Included in the deposit maturity category of one year or less are money market deposit accounts, noninterest-bearing deposits, interest-bearing transaction accounts, and savings accounts totaling $9.5 billion. Based on past activity, the Corporation expects to retain a majority of its deposit balances as they mature.
Included in the Corporation’s direct deposits at December 31, 2004 and 2003, are noninterest-bearing deposits of $2.7 billion and $2.4 billion, representing 8.8% and 7.6% of total deposits, respectively. Included in the domestic direct deposits at December 31, 2004 and 2003 were noninterest-bearing deposits of $2.4 billion and $2.2 billion, respectively. Included in the foreign direct deposits at December 31, 2004 and 2003 were noninterest-bearing deposits of $306.3 million and $221.6 million, respectively. The Corporation also had interest-bearing direct deposits at December 31, 2004 of $24.4 billion, as compared to $22.9 billion at December 31, 2003.
Included in the Corporation’s other deposits at December 31, 2004 and 2003, were brokered deposits of $4.1 billion and $6.5 billion, representing 13.0% and 20.5% of total deposits, respectively. If brokered deposits are not renewed at maturity, they could be replaced by funds from maturing investment securities and money market instruments or other funding sources. During 2004, other deposits decreased because the Corporation determined it had adequate liquidity from other sources to meet its funding needs. While the Corporation utilized other alternative funding sources during this period, it expects that brokered deposits will continue to be part of its funding activities. The Federal Deposit Insurance Corporation Improvement Act of 1991 limits the use of brokered deposits to “well-capitalized” insured depository institutions and, with a waiver from the Federal Deposit Insurance Corporation, to “adequately capitalized” institutions. At December 31, 2004, the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. Based on the Corporation’s historical access to the brokered deposit market, it expects to replace maturing brokered deposits with new brokered deposits or with the Corporation’s direct deposits.

64    MBNA annual report 2004

Table 34 provides the maturities of the Corporation’s deposits at December 31, 2004. During 2004, MBNA Europe launched a retail deposit program, which generated $315.3 million of retail deposits as of December 31, 2004.
TABLE 34: MATURITIES OF DEPOSITS
(dollars in thousands)

	Direct	Other	Total
December 31, 2004	Deposits	Deposits (a)	Deposits

Domestic:
One year or less	$17,532,335	$1,966,962	$19,499,297
Over one year through two years	3,373,142	1,030,174	4,403,316
Over two years through three years	2,259,037	779,225	3,038,262
Over three years through four years	946,164	120,933	1,067,097
Over four years through five years	1,658,944	–	1,658,944
Over five years	9,485	–	9,485

Total domestic deposits	25,779,107	3,897,294	29,676,401
Foreign:
One year or less	1,244,762	160,407	1,405,169
Over one year through two years	31,701	–	31,701
Over two years through three years	58,288	–	58,288
Over three years through four years	15,938	–	15,938
Over four years through five years	52,007	–	52,007
Over five years	–	–	–

Total foreign deposits	1,402,696	160,407	1,563,103

Total deposits	$27,181,803	$4,057,701	$31,239,504

(a)	At December 31, 2004, all other deposits were brokered deposits.
Table 35 presents the maturity distribution of the Corporation’s time deposits in amounts of $100,000 or more at December 31, 2004, 2003, and 2002.
Investment Securities and Money Market Instruments
The Corporation held a liquid asset portfolio comprised of $6.4 billion of investment securities and $4.4 billion of money market instruments at December 31, 2004, as compared to $4.7 billion of investment securities and $4.9 billion of money market instruments at December 31, 2003.

The size and distribution of the liquid asset portfolio is determined by management’s expectations regarding loan growth as well as market and economic conditions. These securities and money market instruments provide increased liquidity and flexibility to support the Corporation’s funding requirements. The Corporation increased the liquid asset portfolio at December 31, 2004, as compared to December 31, 2003, to provide liquidity to support loan portfolio and other acquisition activity and anticipated loan growth, and as a result of asset-backed securitization transactions completed to take advantage of favorable market conditions. This portfolio is held primarily for liquidity purposes, and as a result, no trading positions are assumed, and the majority of investment securities are classified as available-for-sale. The Corporation’s investment securities available-for-sale portfolio, which consists primarily of U.S. Treasury and other U.S. government agencies obligations and asset-backed and other securities, was $6.1 billion at December 31, 2004 and $4.4 billion at December 31, 2003.
Management’s current guidelines for the liquid asset portfolio include a weighted average life not to exceed two years, an investment securities portion weighted average life not to exceed three years, and a maturity of fixed rate U.S. Treasury and other U.S. government agencies obligations not to exceed five years. Of the investment securities held at December 31, 2004, $2.4 billion are anticipated to mature within 12 months.
The investment securities consist primarily of AAA-rated securities, most of which can be used as collateral under repurchase agreements. Asset-backed and other securities consist primarily of credit card, student loan, dealer floor plan and home equity issuers with over 95% rated AAA.

TABLE 35: TIME DEPOSITS OF $100,000 OR MORE (a) (dollars in thousands)

December 31,	2004		2003		2002

Three months or less:
Domestic	$646,269	12.2%	$438,832	10.2%	$548,380	13.8%
Foreign	864,218	16.4	852,249	19.9	611,135	15.3

Total three months or less	1,510,487	28.6	1,291,081	30.1	1,159,515	29.1
Over three months through six months:
Domestic	562,613	10.7	360,223	8.4	479,662	12.0
Foreign	10,409	.2	4,032	.1	22,167	.6

Total over three months through six months	573,022	10.9	364,255	8.5	501,829	12.6
Over six months through twelve months:
Domestic	983,906	18.7	722,902	16.9	654,637	16.4
Foreign	144,332	2.8	5,626	.1	14,509	.4

Total over six months through twelve months	1,128,238	21.5	728,528	17.0	669,146	16.8
Over twelve months:
Domestic	1,989,589	37.8	1,900,128	44.4	1,654,141	41.5
Foreign	65,294	1.2	–	–	250	–

Total over twelve months	2,054,883	39.0	1,900,128	44.4	1,654,391	41.5

Total	$5,266,630	100.0%	$4,283,992	100.0%	$3,984,881	100.0%

(a)	This Table excludes deposits obtained by a third-party intermediary in amounts of $100,000 or more which were subsequently distributed by intermediaries to individuals in denominations of less than $100,000.

MBNA annual report 2004    65

TABLE 36: INVESTMENT SECURITIES’ MATURITIES (dollars in thousands)

	Estimated Maturities at December 31, 2004

	Within	1-5	6-10	Over		Amortized	Market
	1 Year	Years	Years	10 Years	Total	Cost	Value

Available-for-Sale
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$1,218,242	$1,760,817	$–	$–	$2,979,059	$2,995,431	$2,979,059
State and political subdivisions of the United States	105,615	–	–	–	105,615	105,615	105,615
Asset-backed and other securities	569,205	1,722,723	80,250	16	2,372,194	2,377,082	2,372,194

Total domestic investment securities available-for-sale	1,893,062	3,483,540	80,250	16	5,456,868	5,478,128	5,456,868
Foreign	489,130	116,522	–	–	605,652	605,124	605,652

Total investment securities available-for-sale	$2,382,192	$3,600,062	$80,250	$16	$6,062,520	$6,083,252	$6,062,520

Held-to-Maturity
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$–	$–	$–	$275,755	$275,755	$275,755	$277,076
State and political subdivisions of the United States	–	–	649	6,006	6,655	6,655	6,820
Asset-backed and other securities	–	–	–	15,664	15,664	15,664	15,176

Total domestic investment securities held-to-maturity	–	–	649	297,425	298,074	298,074	299,072
Foreign	–	1,000	–	–	1,000	1,000	1,000

Total investment securities held-to-maturity	$–	$1,000	$649	$297,425	$299,074	$299,074	$300,072

Table 36 presents the summary of investment securities’ maturities.
Table 37 presents the summary of investment securities’ yields.
INTEREST RATE SENSITIVITY
Interest rate sensitivity refers to the change in earnings resulting from fluctuations in interest rates, variability in the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, and the differences in repricing intervals between assets and liabilities. Interest rate changes also impact the estimated value of the interest-only strip receivable and other interest- earning assets, and securitization income. The management of interest rate sensitivity attempts to mitigate the negative impacts of changing market rates, asset and liability mix, and prepayment trends on earnings. Interest rate sensitive assets/liabilities have yields/rates that can change within a designated time period as a result of their maturity, a change in an underlying index rate, or the contractual ability of the Corporation to change the yield/rate.
Interest rate risk refers to potential changes in current and future net interest income resulting from changes in interest rates and differences in the repricing characteristics between interest rate sensitive assets and liabilities. The Corporation analyzes its level of interest rate risk using several analytical techniques. In addition to on-balance sheet activities, interest rate risk includes the interest rate sensitivity of securitization income from securitized loans and the impact of interest rate swap agreements. The Corporation uses interest rate swap agreements to change a portion of fixed-rate funding cash flows to floating-rate to better match the rate sensitivity of the Corporation’s assets. For this reason, the Corporation analyzes the level of interest rate risk on a managed basis to quantify and capture the full impact of interest rate risk on the Corporation’s earnings.

TABLE 37: INVESTMENT SECURITIES’ YIELDS (yields on a fully taxable equivalent basis)

	Yields at December 31, 2004

				Over
	Within 1 Year	1-5 Years	6-10 Years	10 Years	Total

Available-for-Sale
Domestic:
U.S. Treasury and other U.S. government agencies obligations	1.69%	2.82%	–%	–%	2.36%
State and political subdivisions of the United States	3.09	–	–	–	3.09
Asset-backed and other securities	2.16	2.65	2.43	2.63	2.52
Total domestic investment securities available-for-sale	1.91	2.74	2.43	2.63	2.44
Foreign	2.37	2.84	–	–	2.46
Total investment securities available-for-sale	2.00	2.74	2.43	2.63	2.45
Held-to-Maturity
Domestic:
U.S. Treasury and other U.S. government agencies obligations	–	–	–	5.07	5.07
State and political subdivisions of the United States	–	–	6.94	7.53	7.47
Asset-backed and other securities	–	–	–	4.55	4.55
Total domestic investment securities held-to-maturity	–	–	6.94	5.09	5.10
Foreign	–	5.30	–	–	5.30
Total investment securities held-to-maturity	–	5.30	6.94	5.09	5.10

66     MBNA annual report 2004

The Corporation’s interest rate risk using the static gap methodology is presented in Table 38. This method reports the difference between interest rate sensitive assets and liabilities at a specific point in time. Management uses the static gap methodology to identify the Corporation’s directional interest rate risk. Interest rate sensitive assets and liabilities are reported

TABLE 38: INTEREST RATE SENSITIVITY SCHEDULE (dollars in thousands)

December 31, 2004	Subject to Repricing

	Within 1 Year	1-5 Years	After 5 Years	Total

Interest-Earning Assets
Interest-earning time deposits in other banks:
Domestic	$132,796	$–	$–	$132,796
Foreign	2,635,035	–	–	2,635,035

Total interest-earning time deposits in other banks	2,767,831	–	–	2,767,831
Federal funds sold	1,605,000	–	–	1,605,000
Investment securities (a):
Available-for-sale:
Domestic	3,024,720	2,432,148	–	5,456,868
Foreign	543,154	62,498	–	605,652

Total available-for-sale	3,567,874	2,494,646	–	6,062,520
Held-to-maturity:
Domestic	–	–	298,074	298,074
Foreign	–	1,000	–	1,000

Total held-to-maturity	–	1,000	298,074	299,074
Other interest-earning assets	3,958,799	–	71,447	4,030,246
Loans held for securitization:
Domestic:
Credit card	7,023,182	–	–	7,023,182
Other consumer	15,960	–	–	15,960
Commercial	667	–	–	667

Total domestic loans held for securitization	7,039,809	–	–	7,039,809
Foreign:
Credit card	1,199,678	–	–	1,199,678
Other consumer	–	–	–	–
Commercial	–	–	–	–

Total foreign loans held for securitization	1,199,678	–	–	1,199,678

Total loans held for securitization	8,239,487	–	–	8,239,487
Loan portfolio:
Domestic:
Credit card	6,216,029	679,158	–	6,895,187
Other consumer	4,862,281	695,354	265,312	5,822,947
Commercial	1,720,164	360,034	655,709	2,735,907

Total domestic loan portfolio	12,798,474	1,734,546	921,021	15,454,041
Foreign:
Credit card	3,957,205	1,615,808	–	5,573,013
Other consumer	1,509,242	1,737,641	19,235	3,266,118
Commercial	1,202,396	23,795	–	1,226,191

Total foreign loan portfolio	6,668,843	3,377,244	19,235	10,065,322

Total loan portfolio	19,467,317	5,111,790	940,256	25,519,363

Total interest-earning assets	39,606,308	7,607,436	1,309,777	48,523,521
Interest-Bearing Liabilities
Interest-bearing deposits:
Domestic:
Time deposits	10,355,452	10,167,619	9,485	20,532,556
Money market deposit accounts	6,582,997	–	–	6,582,997
Interest-bearing transaction accounts	49,781	–	–	49,781
Savings accounts	77,305	–	–	77,305

Total domestic interest-bearing deposits	17,065,535	10,167,619	9,485	27,242,639
Foreign:
Time deposits	1,098,868	157,934	–	1,256,802

Total interest-bearing deposits	18,164,403	10,325,553	9,485	28,499,441
Borrowed funds:
Short-term borrowings:
Domestic	901,455	–	–	901,455
Foreign	1,202,959	–	–	1,202,959

Total short-term borrowings	2,104,414	–	–	2,104,414
Long-term debt and bank notes (a):
Domestic	1,205,054	3,771,123	2,741,721	7,717,898
Foreign	1,272,107	1,943,800	489,095	3,705,002

Total long-term debt and bank notes	2,477,161	5,714,923	3,230,816	11,422,900

Total borrowed funds	4,581,575	5,714,923	3,230,816	13,527,314

Total interest-bearing liabilities	22,745,978	16,040,476	3,240,301	42,026,755

Gap before managed adjustments	16,860,330	(8,433,040)	(1,930,524)	6,496,766
Managed adjustments (b)	(14,030,474)	13,848,035	2,332,864	2,150,425

Gap after managed adjustments	$2,829,856	$5,414,995	$402,340	$8,647,191

Cumulative gap after managed adjustments	$2,829,856	$8,244,851	$8,647,191

Cumulative gap after managed adjustments as a % of managed assets	1.91%	5.57%	5.84%

(a)	Presented using estimated maturities.
(b)	Managed adjustments reflect the impact interest rates have on securitized loans and derivative financial instruments.
MBNA annual report 2004      67

based on estimated and contractual repricings. Fixed-rate credit card loans, which may be repriced by the Corporation at any time by giving notice to the Customer, are placed in the table using a seventeen-month repricing schedule. The Corporation also offers variable-rate credit card loans. At December 31, 2004, variable-rate loans made up approximately 43% of total managed loans, compared to approximately 7% of total managed loans at December 31, 2003.
These variable-rate loans are generally indexed to the U.S. Prime Rate published in The Wall Street Journal and reprice monthly. Including the managed adjustment, results of the gap analysis show that, within one year, the Corporation’s assets reprice faster than its liabilities.
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
Assumptions in the Corporation’s simulation analysis include cash flows and maturities of interest rate sensitive instruments, changes in market conditions, loan volumes and pricing, the impact of anticipated changes in the pricing of the Corporation’s variable rate loans, consumer preferences, and management’s capital plans. The analysis also assumes that there is no impact on an annual basis in the value of the interest-only strip receivable. Also included in the analysis are various actions which the Corporation would likely undertake to minimize the impact of adverse movements in interest rates. Based on the simulation analysis at December 31, 2004, the Corporation could experience a decrease in projected net income during the next 12 months of approximately $16 million, if interest rates at the time the simulation analysis was performed increased 100 basis points over the next 12 months evenly distributed on the first day of each of the next four quarters.
These assumptions are inherently uncertain and, as a result, the analysis cannot precisely predict the impact of higher interest rates on net income. Actual results would differ from simulated results as a result of timing, magnitude, and frequency of interest rate changes, changes in market conditions, and management strategies to offset the Corporation’s potential exposure. The Corporation has the contractual right to reprice fixed-rate credit card loans at any time by giving notice to the Customer. Accordingly, a key assumption in the simulation analysis is the repricing of fixed-rate credit card loans in response to an upward movement in interest rates, with a lag of approximately 45 days between interest rate movements and fixed-rate credit card loan repricings. The Corporation has repriced its fixed-rate credit card loans on numerous occasions in the past. The ability and willingness to do so in the future will depend on the timing and extent of changes in interest rates and competitive market pricing conditions.
FOREIGN CURRENCY EXCHANGE RATE SENSITIVITY
Foreign currency exchange rate risk refers to the potential changes in current and future earnings or capital arising from movements in foreign exchange rates and occurs as a result of cross-currency investment and funding activities. The Corporation’s foreign currency exchange rate risk is limited to the Corporation’s net investment in its foreign subsidiaries which is unhedged. The Corporation uses forward exchange contracts and foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk. Management reviews the foreign currency exchange rate risk of the Corporation on a routine basis. During this review, management considers the net impact to stockholders’ equity under various foreign exchange rate scenarios. At December 31, 2004, the Corporation could experience a decrease in stockholders’ equity, net of tax, of approximately $233 million, as a result of a 10% depreciation of the Corporation’s unhedged capital exposure in foreign subsidiaries to the U.S. dollar position.
CROSS-BORDER OUTSTANDINGS
At December 31, 2004 and 2003 the Corporation had cross-border outstandings in excess of 1% of total consolidated assets in the U.K. of $5.2 billion and $3.6 billion, respectively. At December 31, 2002 the amount was $3.7 billion. The Corporation does not have significant local currency outstanding in the U.K. that is not hedged or funded by local currency borrowings. The cross-border outstandings in the U.K. are primarily short-term in nature. At December 31, 2004 the Corporation had cross-border outstandings in excess of 1% of total consolidated assets in Ireland of $770.8 million.
REGULATORY AND OTHER MATTERS
MASTERCARD AND VISA LITIGATION AND COMPETITION
The Corporation issues credit cards on MasterCard’s and Visa’s networks. MasterCard and Visa are facing significant litigation and increased competition.
In 2003, MasterCard and Visa settled a suit by Wal-Mart and other merchants who claimed that MasterCard and Visa unlawfully tied acceptance of debit cards to acceptance of credit cards. Under the settlement, MasterCard and Visa were required to, among other things, allow merchants to accept MasterCard or Visa branded credit cards without accepting their debit cards (and vice versa), reduce the prices charged to merchants for off-line signature debit transactions for a period of time, and pay over ten years amounts totaling $3.05 billion into a settlement fund. MasterCard and Visa are also parties to suits by U.S. merchants who opted out of the Wal-Mart settlement.
In October 2004, the United States Supreme Court decided to let stand a federal court decision in a suit brought by the U.S. Department of Justice, in which MasterCard and Visa rules prohibiting banks that issue cards on MasterCard and Visa networks from issuing cards on other networks (the “Association Rules”) were found to have violated federal antitrust laws (the “Antitrust Decision”). The Antitrust Decision effectively permits banks that issue cards on Visa’s or MasterCard’s networks, such as the Corporation’s banking subsidiaries, also to issue cards on competitor networks. Discover and American Express have also

68    MBNA annual report 2004

initiated separate civil lawsuits against MasterCard and Visa claiming substantial damages stemming from the Association Rules.
MasterCard and Visa are also parties to suits alleging that MasterCard’s and Visa’s currency conversion practices are unlawful.
The costs associated with these and other matters could cause MasterCard and Visa to invest less in their networks and marketing efforts and could adversely affect the interchange paid to their member banks, including the Corporation’s banking subsidiaries.
INTERCHANGE IN THE U.K.
The European Commission and the Office of Fair Trading in the U.K. (the “OFT”) have challenged interchange rates in the European Union and the U.K. Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. MasterCard and Visa each set the interchange rates it charges.
In 2002, the European Commission and Visa reached an agreement on Visa’s cross-border interchange rates within the European Union. As a result, in 2002 Visa reduced its interchange rates on transactions within the European Union and, effective October 2003, reduced its interchange rates approximately 10 basis points on transactions in the U.K. Effective October 2004, MasterCard also reduced its interchange rates approximately 10 basis points on transactions in the U.K.
After a lengthy investigation by the OFT of MasterCard interchange rates in the U.K., the OFT issued its draft conclusions in November 2004, finding that the setting of the default interchange fees at their current levels in the U.K. represents a restriction of competition leading to an unjustifiably high interchange rate. If the OFT’s draft conclusions are implemented, MasterCard interchange rates in the U.K. would be significantly reduced. MasterCard and its U.K. members have challenged the OFT’s draft conclusions. A final decision by the OFT on MasterCard interchange is expected in June 2005 and will be subject to an appeal process. The appeal process could postpone the final resolution of the OFT’s investigation, and its effects, to 2006. In October 2004, the OFT extended its interchange investigation to Visa domestic interchange rates in the U.K.
The Corporation cannot predict the amount and timing of any reductions in interchange rates in the U.K. as a result of the OFT investigations described above. However, as indicated above, reductions to interchange rates in the U.K. could be substantial.
BASEL COMMITTEE
In June 2004, the Basel Committee on Banking Supervision (the “Committee”) issued a revised framework document, “The New Basel Capital Accord,” which proposes significant revisions to the current Basel Capital Accord. The proposed new accord would establish a three-part framework for capital adequacy that would include: (1) minimum regulatory capital requirements; (2) supervisory review of an institution’s capital adequacy and internal capital assessment process; and (3) improved market discipline through increased disclosures regarding capital adequacy.
In August 2003, an Advance Notice of Proposed Rulemaking was published by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision (collectively “the Agencies”). The Advance Notice of Proposed Rulemaking was titled “Risk-Based Capital Guidelines; Implementation of New Basel Capital Accord; Internal Ratings-Based Systems for Corporate Credit and Operational Risk Advanced Measurement Approaches for Regulatory Capital; Proposed Rule and Notice” (“Proposed Regulatory Guidance”). The Proposed Regulatory Guidance set forth for industry comment the Agencies’ views on a proposed framework for implementing the New Basel Capital Accord in the United States. In particular, the Proposed Regulatory Guidance describes significant elements of the Advanced Internal Ratings-Based approach for credit risk and the Advanced Measurement Approaches for operational risk. The Agencies have determined that the advanced risk and capital measurement methodologies of the new accord will be applied on a mandatory basis for large, internationally active banking organizations. Institutions subject to the mandatory application of the advanced approaches would be those institutions with total banking assets of $250 billion or more or those institutions, such as the Corporation, with total on-balance sheet foreign exposure of $10 billion or more.
Both prior and subsequent to publication of the Proposed Regulatory Guidance, U.S. regulatory agencies have issued guidance on a number of topics regarding implementation of the New Accord for U.S. financial institutions. The Agencies are expected to issue a Notice of Proposed Rulemaking (“NPR”) sometime in the summer of 2005 with final rules to be issued in the first half of 2006. Adoption of the proposed new rules are expected to increase required regulatory capital for some U.S. banking organizations, such as the Corporation and the Corporation’s banking subsidiaries, due in part to a new capital charge for operational risk and to the final treatment of certain credit risk exposures, including the treatment of credit card loans and asset securitizations.
U.S. regulatory agencies recently conducted a Quantitative Impact Study in order to assess the impact of the New Accord on capital requirements of U.S. financial institutions. Approximately 30 organizations, including the Corporation, participated in the exercise. The Corporation has determined that its current level of capital is sufficient to meet the increase in required regulatory capital.
OFFICE OF FAIR TRADE INVESTIGATION OF DEFAULT CHARGES IN THE U.K.
The OFT is carrying out an industry wide investigation into alleged unfair contract terms in Customer agreements and questioning how the Corporation establishes default charges, such as late, overlimit, and returned check fees, in the U.K. The OFT asserts that the Unfair Terms in Consumer Contracts Regulations 1999 render unenforceable consumer credit agreement terms relating to default charges to the extent they are disproportionately high in relation to their actual cost to the Corporation. The OFT must seek a court injunction to enforce such provisions. In July 2004,

MBNA annual report 2004    69

the Corporation received a letter from the OFT indicating the OFT is challenging the amount of the Corporation’s default charges in the U.K. The Corporation responded to the OFT letter in September 2004 and in February 2005 the OFT requested additional information. In the event the OFT’s view prevails, the Corporation’s default charges in the U.K. could be significantly reduced. In addition, should the OFT prevail in its challenge, the Corporation may also be subject to claims from Customers seeking reimbursement of default charges. The Corporation is assessing the OFT challenge and cannot state what its eventual outcome will be.
Future changes in laws and regulations and in policies applied by banking or other regulators also could affect the Corporation’s consolidated financial condition and results of operations in future periods.

TABLE 39: MANAGED RECONCILIATION OF THE FIVE-YEAR STATISTICAL SUMMARY
RECONCILIATION OF INCOME STATEMENT DATA FOR THE PERIOD TO MANAGED NET INTEREST INCOME, MANAGED PROVISION FOR POSSIBLE CREDIT LOSSES, AND MANAGED OTHER OPERATING INCOME (dollars in thousands)

Year Ended December 31,	2004	2003	2002	2001	2000

Net Interest Income
Net interest income	$2,536,801	$2,350,373	$2,074,575	$1,657,340	$1,395,015
Securitization adjustments	7,884,471	7,854,265	7,044,102	6,546,802	4,442,094

Managed net interest income	$10,421,272	$10,204,638	$9,118,677	$8,204,142	$5,837,109

Provision for Possible Credit Losses
Provision for possible credit losses	$1,146,855	$1,392,701	$1,340,157	$1,140,615	$547,309
Securitization adjustments	4,276,024	4,375,469	3,835,383	3,452,014	2,800,980

Managed provision for possible credit losses	$5,422,879	$5,768,170	$5,175,540	$4,592,629	$3,348,289

Other Operating Income
Other operating income	$8,258,386	$7,825,480	$6,752,923	$6,673,316	$4,920,403
Securitization adjustments	(3,608,447)	(3,478,796)	(3,208,719)	(3,094,788)	(1,641,114)

Managed other operating income	$4,649,939	$4,346,684	$3,544,204	$3,578,528	$3,279,289

RECONCILIATION OF THE LOAN RECEIVABLES NET CREDIT LOSS RATIO TO THE MANAGED
NET CREDIT LOSS RATIO (dollars in thousands)

Year Ended
December 31,	2004			2003			2002

		Average	Net Credit		Average	Net Credit		Average	Net Credit
	Net Credit	Loans	Loss	Net Credit	Loans	Loss	Net Credit	Loans	Loss
	Losses (a)	Outstanding	Ratio (a)	Losses (a)	Outstanding	Ratio (a)	Losses (a)	Outstanding	Ratio (a)

Loan receivables (b)	$1,324,176	$31,055,787	4.26%	$1,363,696	$28,183,818	4.84%	$1,156,212	$25,315,200	4.57%
Securitized loans	4,276,024	87,040,251	4.91	4,375,469	81,691,156	5.36	3,835,383	74,718,731	5.13

Managed loans	$5,600,200	$118,096,038	4.74	$5,739,165	$109,874,974	5.22	$4,991,595	$100,033,931	4.99

Year Ended December 31,	2001			2000

		Average	Net Credit		Average	Net Credit
	Net Credit	Loans	Loss	Net Credit	Loans	Loss
	Losses (a)	Outstanding	Ratio (a)	Losses (a)	Outstanding	Ratio (a)

Loan receivables (b)	$855,014	$20,339,388	4.20%	$599,642	$17,718,148	3.38%
Securitized loans	3,452,014	70,560,600	4.89	2,800,980	59,726,838	4.69

Managed loans	$4,307,028	$90,899,988	4.74	$3,400,622	$77,444,986	4.39

RECONCILIATION OF THE LOAN RECEIVABLES DELINQUENCY RATIO TO THE MANAGED DELINQUENCY RATIO (dollars in thousands)

December 31,	2004			2003			2002

	Delinquent		Delinquency	Delinquent		Delinquency	Delinquent		Delinquency
	Balances (c)	Ending Loans	Ratio (c)	Balances (c)	Ending Loans	Ratio (c)	Balances (c)	Ending Loans	Ratio (c)

Loan receivables (b)	$1,111,441	$33,758,850	3.29%	$1,289,799	$33,624,077	3.84%	$1,251,603	$28,726,508	4.36%
Securitized loans	3,913,656	87,859,325	4.45	3,913,851	84,869,483	4.61	3,977,908	78,531,334	5.07

Managed loans	$5,025,097	$121,618,175	4.13	$5,203,650	$118,493,560	4.39	$5,229,511	$107,257,842	4.88

December 31,	2001			2000

	Delinquent		Delinquency	Delinquent		Delinquency
	Balances (c)	Ending Loans	Ratio (c)	Balances (c)	Ending Loans	Ratio (c)

Loan receivables (b)	$1,150,901	$24,633,564	4.67%	$803,680	$19,954,837	4.03%
Securitized loans	3,811,560	72,862,487	5.23	3,182,858	68,835,884	4.62

Managed loans	$4,962,461	$97,496,051	5.09	$3,986,538	$88,790,721	4.49

70     MBNA annual report 2004

TABLE 39: MANAGED RECONCILIATION OF THE FIVE-YEAR STATISTICAL SUMMARY — Continued
RECONCILIATION OF THE NET INTEREST MARGIN RATIO TO THE MANAGED NET INTEREST MARGIN RATIO
(dollars in thousands)

Year Ended December 31,	2004			2003			2002

			Net			Net			Net
	Average		Interest	Average		Interest	Average		Interest
	Earning	Net Interest	Margin	Earning	Net Interest	Margin	Earning	Net Interest	Margin
	Assets	Income	Ratio	Assets	Income	Ratio	Assets	Income	Ratio

Net Interest Margin (d)
Investment securities and money market instruments	$12,446,434			$11,693,550			$8,257,838
Other interest-earning assets	4,120,645			3,904,013			3,869,893
Loan receivables (b)	31,055,787			28,183,818			25,315,200

Total	$47,622,866	$2,537,790	5.33%	$43,781,381	$2,351,132	5.37%	$37,442,931	$2,075,645	5.54%

Securitization Adjustments
Investment securities and money market instruments	$–			$–			$–
Other interest-earning assets	(4,049,751)			(3,835,216)			(3,808,179)
Securitized loans	87,040,251			81,691,156			74,718,731

Total	$82,990,500	7,884,471	9.50	$77,855,940	7,854,265	10.09	$70,910,552	7,044,102	9.93

Managed Net Interest Margin (d)
Investment securities and money market instruments	$12,446,434			$11,693,550			$8,257,838
Other interest-earning assets	70,894			68,797			61,714
Managed loans	118,096,038			109,874,974			100,033,931

Total	$130,613,366	10,422,261	7.98	$121,637,321	10,205,397	8.39	$108,353,483	9,119,747	8.42

Year Ended December 31,	2001			2000

			Net			Net
	Average		Interest	Average		Interest
	Earning	Net Interest	Margin	Earning	Net Interest	Margin
	Assets	Income	Ratio	Assets	Income	Ratio

Net Interest Margin (d)
Investment securities and money market instruments	$6,500,608			$5,051,619
Other interest-earning assets	3,256,773			2,623,168
Loan receivables (b)	20,339,388			17,718,148

Total	$30,096,769	$1,659,023	5.51%	$25,392,935	$1,397,382	5.50%

Securitization Adjustments
Investment securities and money market instruments	$–			$–
Other interest-earning assets	(3,197,381)			(2,592,189)
Securitized loans	70,560,600			59,726,838

Total	$67,363,219	6,546,802	9.72	$57,134,649	4,442,094	7.77

Managed Net Interest Margin (d)
Investment securities and money market instruments	$6,500,608			$5,051,619
Other interest-earning assets	59,392			30,979
Managed loans	90,899,988			77,444,986

Total	$97,459,988	8,205,825	8.42	$82,527,584	5,839,476	7.08

(a)	MBNA Corporation’s net credit loss ratio is calculated by dividing annualized net credit losses, which exclude uncollectible accrued interest and fees and fraud losses, for the period by average loans, which include estimated collectible billed interest and fees for the corresponding period.

(b)	Loan receivables include loans held for securitization and the loan portfolio.

(c)	Delinquency represents accruing loans that are 30 days or more past due.

(d)	Net interest margin ratios are presented on a fully taxable equivalent basis. The fully taxable equivalent adjustment for the twelve months ended December 31, 2004, 2003, 2002, 2001, and 2000 was $989, $759, $1,070, $1,683, and $2,367, respectively.
MBNA annual report 2004      71

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
The accompanying consolidated financial statements were prepared by management, which is responsible for the integrity and objectivity of the information presented, including amounts that must necessarily be based on judgments and estimates. The consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles.
Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934). The Corporation’s internal control over financial reporting includes those policies and procedures that:

(i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation;

(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and

(iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, such as lapses in human judgment, breakdowns resulting from human failures, collusion or improper management override, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness of internal control to future periods are subject to the risk that controls over time may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management assessed the effectiveness of the Corporation’s internal control over financial reporting based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“the COSO criteria”). Based on management’s assessment under the COSO criteria, management determined that, as of December 31, 2004, the Corporation’s internal control over financial reporting was effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles.
Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in the Annual Report to Stockholders and has issued an attestation report on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 as stated in their report which is included herein.
Bruce L. Hammonds
President and Chief Executive Officer
MBNA Corporation
Kenneth A. Vecchione
Vice Chairman and
Chief Financial Officer
MBNA Corporation
72    MBNA annual report 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders of MBNA Corporation
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that MBNA Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“the COSO criteria”). MBNA Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of MBNA Corporation’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that MBNA Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, MBNA Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of MBNA Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004 and our report dated February 17, 2005 expressed an unqualified opinion thereon.

Baltimore, Maryland
February 17, 2005

MBNA annual report 2004    73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders of MBNA Corporation
We have audited the accompanying consolidated statements of financial condition of MBNA Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBNA Corporation at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of MBNA Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 17, 2005 expressed an unqualified opinion thereon.

Baltimore, Maryland
February 17, 2005

74    MBNA annual report 2004

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (dollars in thousands, except per share amounts)

December 31,	2004	2003

ASSETS
Cash and due from banks	$949,706	$660,022
Interest-earning time deposits in other banks	2,767,831	3,590,329
Federal funds sold	1,605,000	1,275,000
Investment securities:
Available-for-sale (amortized cost of $6,083,252 and $4,352,069 at December 31, 2004 and 2003, respectively)	6,062,520	4,363,087
Held-to-maturity (market value of $300,072 and $354,434 at December 31, 2004 and 2003, respectively)	299,074	353,299
Loans held for securitization	8,239,487	13,084,105
Loan portfolio:
Credit card	12,468,200	11,190,382
Other consumer	9,089,065	8,017,730
Commercial	3,962,098	1,331,860

Total loan portfolio	25,519,363	20,539,972

Total loan receivables	33,758,850	33,624,077
Reserve for possible credit losses	(1,136,558)	(1,216,316)

Net loan receivables	32,622,292	32,407,761
Premises and equipment, net	2,787,755	2,676,597
Accrued income receivable	397,063	443,755
Accounts receivable from securitization	8,443,849	7,766,477
Intangible assets and goodwill, net	3,572,667	3,188,368
Prepaid expenses and deferred charges	438,804	499,775
Other assets	1,767,579	1,888,885

Total assets	$61,714,140	$59,113,355

LIABILITIES
Deposits:
Time deposits	$21,789,358	$21,528,882
Money market deposit accounts	6,582,997	7,790,726
Noninterest-bearing deposits	2,740,063	2,419,209
Interest-bearing transaction accounts	49,781	47,334
Savings accounts	77,305	49,930

Total deposits	31,239,504	31,836,081
Short-term borrowings	2,104,414	1,025,463
Long-term debt and bank notes	11,422,900	12,145,628
Accrued interest payable	286,313	319,227
Accrued expenses and other liabilities	3,337,757	2,673,916

Total liabilities	48,390,888	48,000,315

STOCKHOLDERS’ EQUITY
Preferred stock ($.01 par value, 20,000,000 shares authorized, 8,573,882 shares issued and outstanding at December 31, 2004 and 2003)	86	86
Common stock ($.01 par value, 1,500,000,000 shares authorized, 1,277,671,875 shares at December 31, 2004, and 1,277,597,840 shares at December 31, 2003, issued and outstanding)	12,777	12,776
Additional paid-in capital	2,026,175	2,119,700
Retained earnings	10,620,838	8,571,174
Accumulated other comprehensive income	663,376	409,304

Total stockholders’ equity	13,323,252	11,113,040

Total liabilities and stockholders’ equity	$61,714,140	$59,113,355

The accompanying notes are an integral part of the consolidated financial statements.
MBNA annual report 2004    75

CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands, except per share amounts)

Year Ended December 31,	2004	2003	2002

Interest Income
Loan portfolio	$2,426,617	$2,216,256	$2,037,454
Loans held for securitization	1,065,005	1,112,977	1,056,558
Investment securities:
Taxable	128,528	110,370	134,411
Tax-exempt	1,559	1,417	1,895
Time deposits in other banks	102,897	79,259	53,133
Federal funds sold	28,112	33,137	35,460
Other interest income	315,901	305,468	359,159

Total interest income	4,068,619	3,858,884	3,678,070
Interest Expense
Deposits	981,827	1,107,806	1,255,527
Short-term borrowings	76,910	39,132	42,978
Long-term debt and bank notes	473,081	361,573	304,990

Total interest expense	1,531,818	1,508,511	1,603,495

Net Interest Income	2,536,801	2,350,373	2,074,575
Provision for possible credit losses	1,146,855	1,392,701	1,340,157

Net interest income after provision for possible credit losses	1,389,946	957,672	734,418
Other Operating Income
Securitization income	6,753,308	6,523,956	5,666,352
Interchange	442,104	391,827	357,410
Credit card loan fees	515,915	467,166	353,105
Other consumer loan fees	170,592	108,072	100,429
Commercial loan fees	69,568	46,593	32,750
Insurance	200,536	231,941	181,474
Other	106,363	55,925	61,403

Total other operating income	8,258,386	7,825,480	6,752,923
Other Operating Expense
Salaries and employee benefits	2,221,201	2,083,120	1,947,389
Occupancy expense of premises	184,382	176,114	171,989
Furniture and equipment expense	404,763	351,501	334,287
Other	2,706,357	2,513,412	2,248,260

Total other operating expense	5,516,703	5,124,147	4,701,925

Income Before Income Taxes	4,131,629	3,659,005	2,785,416
Applicable income taxes	1,454,333	1,320,901	1,019,462

Net Income	$2,677,296	$2,338,104	$1,765,954

Earnings Per Common Share	$2.08	$1.82	$1.37
Earnings Per Common Share—Assuming Dilution	2.05	1.79	1.34
Dividends Per Common Share	.48	.36	.27

The accompanying notes are an integral part of the consolidated financial statements.

76    MBNA annual report 2004

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (dollars in thousands, except per share amounts)

	Outstanding Shares

							Accumulated
					Additional		Other	Total
	Preferred	Common	Preferred	Common	Paid-in	Retained	Comprehensive	Stockholders’
	(000)	(000)	Stock	Stock	Capital	Earnings	Income	Equity

Balance, December 31, 2001	8,574	1,277,672	$86	$12,777	$2,529,563	$5,304,725	$(48,433)	$7,798,718
Comprehensive income:
Net income	–	–	–	–	–	1,765,954	–	1,765,954
Foreign currency translation (accumulated amount of $64,817 at December 31, 2002)	–	–	–	–	–	–	140,757	140,757
Net unrealized losses on investment securities available-for-sale, net of tax (accumulated gain of $24,185 at December 31, 2002)	–	–	–	–	–	–	(3,322)	(3,322)
Minimum benefit plan liability adjustment, net of tax (accumulated amount of ($4,276) at December 31, 2002)	–	–	–	–	–	–	(4,276)	(4,276)

Other comprehensive income	–	–	–	–	–	–	–	133,159

Comprehensive income	–	–	–	–	–	–	–	1,899,113
Cash dividends:
Common— $.27 per share	–	–	–	–	–	(349,339)	–	(349,339)
Preferred	–	–	–	–	–	(14,178)	–	(14,178)
Exercise of stock options and other awards	–	25,521	–	255	138,167	–	–	138,422
Stock-based compensation tax benefit	–	–	–	–	149,914	–	–	149,914
Amortization of deferred compensation expense	–	–	–	–	94,172	–	–	94,172
Acquisition and retirement of common stock	–	(25,521)	–	(255)	(615,248)	–	–	(615,503)

Balance, December 31, 2002	8,574	1,277,672	86	12,777	2,296,568	6,707,162	84,726	9,101,319
Comprehensive income:
Net income	–	–	–	–	–	2,338,104	–	2,338,104
Foreign currency translation (accumulated amount of $417,617 at December 31, 2003)	–	–	–	–	–	–	352,800	352,800
Net unrealized losses on investment securities available-for-sale, net of tax (accumulated gain of $6,901 at December 31, 2003)	–	–	–	–	–	–	(17,284)	(17,284)
Minimum benefit plan liability adjustment, net of tax (accumulated amount of ($15,214) at December 31, 2003)	–	–	–	–	–	–	(10,938)	(10,938)

Other comprehensive income	–	–	–	–	–	–	–	324,578

Comprehensive income	–	–	–	–	–	–	–	2,662,682
Cash dividends:
Common—$.36 per share	–	–	–	–	–	(460,028)	–	(460,028)
Preferred	–	–	–	–	–	(14,064)	–	(14,064)
Exercise of stock options and other awards	–	29,152	–	291	275,502	–	–	275,793
Stock-based compensation tax benefit	–	–	–	–	77,915	–	–	77,915
Issuance of common stock, net of issuance costs	–	50,000	–	500	1,081,686	–	–	1,082,186
Amortization of deferred compensation expense	–	–	–	–	88,061	–	–	88,061
Acquisition and retirement of common stock	–	(79,226)	–	(792)	(1,700,032)	–	–	(1,700,824)

Balance, December 31, 2003	8,574	1,277,598	86	12,776	2,119,700	8,571,174	409,304	11,113,040
Comprehensive income:
Net income	–	–	–	–	–	2,677,296	–	2,677,296
Foreign currency translation (accumulated amount of $680,636 at December 31, 2004)	–	–	–	–	–	–	263,019	263,019
Net unrealized losses on investment securities available-for-sale, net of tax (accumulated loss of ($13,561) at December 31, 2004)	–	–	–	–	–	–	(20,462)	(20,462)
Minimum benefit plan liability adjustment, net of tax (accumulated amount of ($3,699) at December 31, 2004)	–	–	–	–	–	–	11,515	11,515

Other comprehensive income	–	–	–	–	–	–	–	254,072

Comprehensive income	–	–	–	–	–	–	–	2,931,368
Cash dividends:
Common— $.48 per share	–	–	–	–	–	(613,568)	–	(613,568)
Preferred	–	–	–	–	–	(14,064)	–	(14,064)
Exercise of stock options and other awards	–	16,805	–	168	192,105	–	–	192,273
Stock-based compensation tax benefit	–	–	–	–	58,966	–	–	58,966
Amortization of deferred compensation expense	–	–	–	–	87,630	–	–	87,630
Acquisition and retirement of common stock	–	(16,731)	–	(167)	(432,226)	–	–	(432,393)

Balance, December 31, 2004	8,574	1,277,672	$86	$12,777	$2,026,175	$10,620,838	$663,376	$13,323,252

The accompanying notes are an integral part of the consolidated financial statements.
MBNA annual report 2004     77

CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Operating Activities
Net income	$2,677,296	$2,338,104	$1,765,954
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for possible credit losses	1,146,855	1,392,701	1,340,157
Depreciation, amortization, and accretion	952,652	861,459	779,638
Provision (benefit) for deferred income taxes	110,548	(1,980)	(151,707)
Decrease (increase) in accrued income receivable	61,873	(57,524)	5,282
(Increase) decrease in accounts receivable from securitization	(599,867)	(698,229)	602,160
(Decrease) increase in accrued interest payable	(44,258)	23,700	53,861
Decrease in other operating activities	328,281	4,756	386,697

Net cash provided by operating activities	4,633,380	3,862,987	4,782,042
Investing Activities
Net decrease (increase) in money market instruments	625,186	622,732	(2,271,289)
Proceeds from maturities of investment securities available-for-sale	1,606,131	1,802,968	1,054,876
Proceeds from sale of investment securities available-for-sale	1,273	–	13,126
Purchases of investment securities available-for-sale	(3,307,893)	(2,520,608)	(1,606,729)
Proceeds from maturities of investment securities held-to-maturity	85,309	89,741	45,752
Purchases of investment securities held-to-maturity	(30,801)	(23,016)	(81,596)
Proceeds from securitization of loans	12,206,950	13,598,329	15,373,055
Acquisitions of businesses	(355,688)	–	–
Loan portfolio acquisitions	(2,566,540)	(2,232,049)	(4,479,966)
Increase in loans due to principal payments to investors in the Corporation’s securitization transactions	(10,220,823)	(8,542,510)	(10,195,864)
Net loan repayments (originations)	1,547,705	(8,427,255)	(6,294,442)
Net purchases of premises and equipment	(527,429)	(414,833)	(551,208)

Net cash used in investing activities	(936,620)	(6,046,501)	(8,994,285)
Financing Activities
Net (decrease) increase in money market deposit accounts, noninterest-bearing deposits, interest-bearing transaction accounts, and savings accounts	(876,879)	1,739,818	1,214,202
Net increase (decrease) in time deposits	159,343	(629,721)	2,161,613
Net decrease in short-term borrowings, excluding short-term borrowings assumed in acquisitions	(199,887)	(264,713)	(524,606)
Proceeds from issuance of long-term debt and bank notes	506,529	3,320,585	3,749,413
Maturity of long-term debt and bank notes	(2,158,583)	(1,270,574)	(1,803,816)
Proceeds from exercise of stock options and other awards	192,273	275,793	138,422
Acquisition and retirement of common stock	(432,393)	(1,700,824)	(615,503)
Proceeds from issuance of common stock	–	1,082,186	–
Dividends paid	(601,734)	(435,800)	(350,740)

Net cash (used in) provided by financing activities	(3,411,331)	2,116,750	3,968,985
Effect of exchange rate changes on cash and cash equivalents	4,255	4,814	3,112

Increase (Decrease) in Cash and Cash Equivalents	289,684	(61,950)	(240,146)
Cash and cash equivalents at beginning of year	660,022	721,972	962,118

Cash and cash equivalents at end of year	$949,706	$660,022	$721,972

Supplemental Disclosure
Interest expense paid	$1,537,322	$1,524,959	$1,589,080

Income taxes paid	$1,237,121	$1,002,682	$1,020,878

The accompanying notes are an integral part of the consolidated financial statements.
78      MBNA annual report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BUSINESS AND BASIS OF PRESENTATION
MBNA Corporation (“the Corporation”), a bank holding company located in Wilmington, Delaware, is the parent company of MBNA America Bank, N.A. (“the Bank”), a national bank and the Corporation’s principal subsidiary. The Corporation’s primary business is providing its Customers the ability to have what they need today and pay for it out of future income by lending money through its credit card and other loan products. Through the Bank, the Corporation is the largest independent credit card lender in the world and is the leading issuer of credit cards through endorsed marketing. In addition to its credit card lending, the Corporation also makes other consumer loans, which include installment and revolving unsecured loan products, mortgage loans, aircraft loans, and other specialty lending products to consumers, and commercial loans, which include business card products and other specialty lending products to small businesses. The Corporation also offers insurance and deposit products.
The Corporation makes loans in the United Kingdom (“U.K.”), Ireland and Spain through the Bank’s wholly owned foreign bank subsidiary, MBNA Europe Bank Limited (“MBNA Europe”), and in Canada through the Bank’s wholly owned foreign bank subsidiary, MBNA Canada Bank (“MBNA Canada”). The Corporation makes its commercial loans and a portion of its other consumer loans in the United States (“U.S.”) through another wholly owned subsidiary of the Corporation, MBNA America (Delaware), N.A. (“MBNA Delaware”), a national bank.
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) that require management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. These estimates are based on information available as of the date of the consolidated financial statements. Actual results could differ from these estimates.
For purposes of comparability, certain prior period amounts have been reclassified to conform with the 2004 presentation.
NOTE 2: PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include, after intercompany elimination, the accounts of all subsidiaries of the Corporation, all of which are wholly owned.
The Corporation securitizes a portion of its loan principal receivables through trusts that qualify as special-purpose entities as defined by Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities— a replacement of FASB Statement No. 125” (“Statement No. 140”), issued by the Financial Accounting Standards Board (“FASB”). In December 2003, FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“Interpretation No. 46(R)”) was issued. Interpretation No. 46(R) clarified the rules for consolidation by an investor entity for which the investor’s ownership interest changes with changes in the entity’s net asset value. The Corporation’s securitization trusts are specifically exempted from the requirements of Interpretation No. 46(R) since they are qualified special-purpose entities as defined by Statement No. 140. As a result, the trusts are not subsidiaries of the Corporation and are excluded from the Corporation’s consolidated financial statements in accordance with GAAP.
The Corporation also holds Community Development investments in the form of limited partnership interests that qualify under the Community Reinvestment Act. The Corporation holds less than 50% interests in these partnerships and does not control the limited partnerships. The Corporation determined that these partnerships are variable interest entities as defined by Interpretation No. 46(R). Interpretation No. 46(R) requires consolidation of a variable interest entity by the primary beneficiary of that entity. The Corporation determined that it is not the primary beneficiary of the limited partnerships, therefore they are not consolidated and are excluded from the Corporation’s consolidated financial statements in accordance with GAAP. The Corporation’s investments in these limited partnerships are recorded in other assets in the Corporation’s consolidated statements of financial condition.
MBNA Capital A, MBNA Capital B, MBNA Capital C, MBNA Capital D, and MBNA Capital E (collectively the “statutory trusts”), are variable interest entities as defined by Interpretation No. 46(R). The Corporation has determined that it is not the primary beneficiary, and as a result, the statutory trusts are excluded from the Corporation’s consolidated financial statements. See Note 19: Long-Term Debt and Bank Notes for further detail on the statutory trusts.
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

MBNA annual report 2004     79

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
LOAN RECEIVABLES
Loan receivables consist of the Corporation’s loans held for securitization and the loan portfolio. Loan receivables are reported at their outstanding principal balances, and include the estimated collectible billed interest and fees.
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
RESERVE FOR POSSIBLE CREDIT LOSSES
The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables at the reporting date based on a projection of probable net credit losses. To project probable net credit losses, the Corporation regularly performs a migration analysis of delinquent and current accounts and prepares a bankruptcy filing forecast. A migration analysis is a technique used to estimate the likelihood that a loan receivable may progress through the various delinquency stages and ultimately charge off. The bankruptcy filing forecast is based upon an analysis of historical filings, industry trends, and estimates of future filings. On a quarterly basis, the Corporation reviews and adjusts, as appropriate, these estimates. The Corporation’s projection of probable net credit losses considers the impact of economic conditions on the borrowers’ ability to repay, past collection experience, the risk characteristics and composition of the portfolio, and other factors. The Corporation then reserves for the projected probable net credit losses based on its projection of these amounts. Certain commercial loans are evaluated for impairment on a loan-by-loan basis, based on size and other factors. When indicated by that loan-by-loan evaluation, specific reserve allocations are made to reflect inherent losses. The Corporation establishes appropriate levels of the reserve for possible credit losses for its loan products, including credit card, other consumer, and commercial loans based on their risk characteristics. A provision is charged against earnings to maintain the reserve for possible credit losses at an appropriate level. The Corporation records acquired reserves for current period loan acquisitions.
The Corporation works with Customers continually at each stage of delinquency. The Corporation’s policy is to charge off open-
end delinquent loans by the end of the month in which the account becomes 180 days contractually past due and closed-end delinquent loans by the end of the month in which they become 120 days contractually past due. Delinquent bankrupt accounts are charged off by the end of the second calendar month following receipt of notification of filing from the applicable court, but not later than the applicable 180-day or 120-day timeframes described above. Accounts of deceased Customers are charged off when the loss is determined, but not later than the applicable 180-day or 120-day timeframes. Accounts failing to make a payment within charge-off policy timeframes are written off. Managers may on an exception basis defer charge off of an account for another month, pending continued payment activity or other special circumstances. Senior manager approval is required on all such exceptions to the above charge-off policies.
For certain commercial loans, the Corporation works with Customers continually at each stage of delinquency. Generally, the Corporation’s policy is to charge off commercial loans by the end of the month in which the account becomes 180 days contractually past due. Also, loans are charged off when management deems the loan uncollectible, but generally not later than the applicable 180-day timeframe. Bankrupt and deceased loans are charged off when the loss is determined, but generally not later than the applicable 180-day timeframe described above. If the account is “well-secured” and “in the process of collection,” the account may be held from charge off for up to 300 days. Accounts failing to make a payment within the charge-off policy timeframe are written off.
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
NONACCRUAL LOANS
Nonaccrual loans are charged off consistent with the Corporation’s charge-off policy. For credit card, other consumer, and business card loans, on a case-by-case basis, management determines whether an account should be placed on nonaccrual status. When loans are classified as nonaccrual, interest is no longer billed to the Customer. In future periods, when a payment is received, it is recorded as a reduction of the interest and fee amount that was billed to the Customer prior to placing the account on nonaccrual status. Once the original interest and fee amount or subsequent fees have been paid, payments are recorded as a reduction of principal. On a case-by-case basis, management determines whether an account should be removed from nonaccrual status and resume accruing interest.

80      MBNA annual report 2004

For certain commercial loans, on a case-by-case basis, management determines whether an account should be placed on nonaccrual status. Generally the Corporation places certain commercial loans on nonaccrual status at 90 days delinquent. Accrued interest is reversed to income and all payments subsequently received are recorded as a reduction of principal. On a case-by-case basis, management determines whether an account should be removed from nonaccrual status and resume accruing interest.
The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.
LOAN RECEIVABLE FRAUD LOSSES
The Corporation incurs loan receivable fraud losses from the unauthorized use of Customer accounts and counterfeiting. These fraudulent transactions, when identified, are reclassified to other assets from loans and reduced to estimated net recoverable values through a charge to other operating expense. Accounts with fraudulent transactions are charged off by the end of the third month following identification of the fraudulent transaction.
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
Purchased software and capitalized costs related to internally developed software are stated at cost less accumulated amortization, computed using the straight-line method over the estimated useful lives of the assets which range from three years through five years. Costs incurred during the application development stage related to internally developed software are capitalized in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Costs incurred during the preliminary project stage and the post implementation stage are expensed as incurred. Capitalized software is included in premises and equipment in the Corporation’s consolidated statements of financial condition.
INTANGIBLE ASSETS AND GOODWILL
The Corporation’s intangible assets are primarily comprised of purchased credit card relationships (“PCCRs”), which are carried at net book value. The Corporation records PCCRs as part of the acquisition of credit card and business card loans and the corresponding Customer relationships. PCCRs are amortized over the period the assets are expected to contribute to the cash flows of the Corporation, which reflect the expected pattern of benefit. PCCRs are amortized using an accelerated method based upon the projected cash flows the Corporation will receive from the Customer relationships during the estimated useful lives of the PCCRs. The Corporation’s PCCRs are amortized over 15 years to appropriately match the amortization period to the PCCRs’ estimated useful lives.
The Corporation’s PCCRs are subject to impairment tests in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement No. 144”). The Corporation reviews the carrying value of its PCCRs for impairment on a quarterly basis, or sooner, whenever events or changes in circumstances indicate that their carrying amount may not be fully recoverable, by comparing their carrying value to the sum of the undiscounted expected future cash flows from the loans and corresponding credit card and business card relationships. In accordance with Statement No. 144, an impairment exists if the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset. An impairment would result in a write-down of the PCCRs to their estimated fair value based on the discounted future cash flows expected from the PCCRs. The Corporation performs a quarterly impairment test on a specific portfolio basis, since it represents the lowest level for which identifiable cash flows are independent of the cash flows of other assets and liabilities.
The Corporation makes certain estimates and assumptions that affect the determination of the expected future cash flows from the loans and corresponding credit card and business card relationships. These estimates and assumptions include levels of account usage and activation, active account attrition, funding costs, credit loss experience, servicing costs, growth in average account balances, interest and fees assessed on loans, and other factors. Significant changes in these estimates and assumptions could result in an impairment of the PCCRs.
Prior to 2003, the Corporation amortized the value of its foreign PCCRs over a period of 10 years. Effective January 1, 2003, the Corporation extended the amortization period for its foreign PCCRs to 15 years to more appropriately match the amortization period with the foreign PCCRs’ estimated useful lives. The change in estimate did not have a material impact on the Corporation’s financial condition or results of operations for the years ended December 31, 2004 and 2003.
There were no impairment write-downs of PCCRs for the years ended December 31, 2004, 2003, and 2002.
In addition to PCCRs, the Corporation has other purchased relationships, goodwill, and a benefit plan intangible asset.
The Corporation’s other purchased relationships relate primarily to the Corporation’s broker relationships acquired in the first quarter of 2004 as a result of the Premium Credit Limited acquisition. Other purchased relationships are carried at net book value and are amortized over the period the assets are expected to contribute to the cash flows of the Corporation. The Corporation’s other purchased relationships are subject to impairment tests in accordance with Statement No. 144. There were no impairment write-downs of other purchased relationships for the years ended December 31, 2004, 2003, and 2002. The Corporation’s other purchased relationships are amortized over a weighted average useful life of 12 years.

MBNA annual report 2004     81

CLASSIFICATION OF MAJOR INTANGIBLE ASSETS AND GOODWILL (dollars in thousands)

December 31,	2004			2003

	Gross			Gross
	Carrying	Accumulated	Net Book	Carrying	Accumulated	Net Book
	Value	Amortization	Value	Value	Amortization	Value

PCCRs	$5,139,430	$1,999,962	$3,139,468	$4,668,263	$1,580,848	$3,087,415
Other purchased relationships	314,691	109,111	205,580	126,129	71,269	54,860
Goodwill	185,220	–	185,220	–	–	–
Benefit plan intangible asset	42,399	–	42,399	46,093	–	46,093

Total intangible assets and goodwill	$5,681,740	$2,109,073	$3,572,667	$4,840,485	$1,652,117	$3,188,368

Goodwill is recorded as part of the Corporation’s acquisitions of businesses where the purchase price exceeds the fair market value of the net tangible and identifiable intangible assets. The Corporation’s goodwill is not amortized, but rather is subject to an annual impairment test in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” At the end of the fourth quarter of 2004, the Corporation reviewed its goodwill and noted no indicators of impairment.
The Corporation’s benefit plan intangible asset is accounted for in accordance with FASB Statement No. 87 “Employers’ Accounting for Pensions.” See Note 24: Employee Benefits for further information about the Corporation’s Employee Benefit Plans.
The Corporation’s intangible assets and goodwill had a gross carrying value of $5.7 billion at December 31, 2004 and $4.8 billion at December 31, 2003, and accumulated amortization of $2.1 billion and $1.7 billion at December 31, 2004 and 2003, respectively. The above table presents the gross carrying value, accumulated amortization, and net book value of each major class of intangible assets and goodwill.
In 2004, the Corporation acquired approximately $4.2 billion of loan receivables. As part of these acquisitions, the Corporation recognized $429.4 million of PCCRs, $177.3 million of other purchased relationships, and $172.0 million of goodwill.
The Corporation’s intangible asset amortization expense was $453.8 million, $411.0 million, and $348.7 million for the years ended December 31, 2004, 2003, and 2002, respectively.
The following table presents expected intangible asset amortization expense for the next five years based on intangible assets at December 31, 2004.
EXPECTED INTANGIBLE ASSET AMORTIZATION
(dollars in thousands)

2005	$436,519
2006	407,342
2007	368,076
2008	334,831
2009	302,502

PREPAID EXPENSES AND DEFERRED CHARGES
The principal components of prepaid expenses and deferred charges include unamortized direct loan origination costs on credit card and business card loans, unamortized debt issuance costs, prepaid employee benefit plan costs, and commissions paid on brokered certificates of deposit. These costs are deferred and amortized over the period the Corporation receives a benefit or the remaining term of the liability. Prepaid expenses and deferred charges also include royalties advanced to the Corporation’s endorsing organizations (see “Royalties to Endorsing Organizations” for further discussion).
COMPREHENSIVE INCOME
The Corporation accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“Statement No. 130”), which established standards for the reporting and presentation of comprehensive income in the consolidated financial statements. The Corporation presents comprehensive income in its consolidated statements of changes in stockholders’ equity.
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
STOCK-BASED EMPLOYEE COMPENSATION
The Corporation has two stock-based employee compensation plans, which are more fully described in Note 25: Stock-Based Employee Compensation. The Corporation measures compensation cost for employee stock options and similar instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), as interpreted by FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“Interpretation No. 44”). Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“Statement No. 123”), as amended, defines a fair-value-based method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. As permitted by Statement No. 123, the Corporation elected to retain the intrinsic-value-based method of accounting for employee stock option grants in accordance with APB Opinion No. 25. All options are granted with an exercise price that is not less than the fair market value of the Corporation’s Common Stock on the date the option is granted. For grants of restricted shares of common stock, the market value of restricted shares at the date of grant is amortized into salaries and employee benefits expense over a 10 year period that approximates the restriction period, or less if the restricted

82     MBNA annual report 2004

PRO FORMA NET INCOME AND EARNINGS PER COMMON SHARE (dollars in thousands, except per share amounts)

Year Ended December 31,	2004		2003		2002

Net Income
As reported		$2,677,296		$2,338,104		$1,765,954
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects		56,784		56,271		59,705
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects		(110,894)		(129,446)		(143,718)

Pro forma		$2,623,186		$2,264,929		$1,681,941

Earnings Per Common Share
As reported		$2.08		$1.82		$1.37
Pro forma		2.04		1.76		1.31
Earnings Per Common Share— Assuming Dilution
As reported		2.05		1.79		1.34
Pro forma		2.01		1.74		1.28

shares had a specific vesting date less than 10 years from the date of grant.
The above table illustrates the effect on net income and earnings per common share as required by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure, an amendment of FASB Statement No. 123” (“Statement No. 148”), if the Corporation had applied the fair value recognition provisions of Statement No. 123 to options-based employee compensation. In accordance with Statement No. 123, the Corporation uses the Black-Scholes option pricing model to value its employee stock option grants. The Black-Scholes option pricing model is one technique allowed to determine the fair value of employee stock options. The model uses various assumptions that can significantly affect the fair value of the employee stock options. The derived fair value estimates cannot be substantiated by comparison to independent markets.
For pro forma purposes, the Corporation amortizes the fair value of graded-vesting options on a straight-line basis.
WEIGHTED AVERAGE ASSUMPTIONS USED IN THE BLACK-SCHOLES OPTION PRICING MODEL

Year Ended December 31,	2004	2003	2002

Dividend yield	1.37%	1.11%	1.10%
Expected volatility	32.48	35.98	34.21
Risk-free interest rate	3.51	3.20	4.50
Weighted average expected life	5.0 years	5.4 years	5.4 years

During 2004, the Corporation granted 50,000 options to directors. No other option grants were made during 2004.
In December 2004, Statement No. 123 was revised. See Note 4: New Accounting Pronouncements for more information.
FOREIGN CURRENCY TRANSLATION
The financial statements of the Corporation’s foreign subsidiaries have been translated into U.S. dollars in accordance with GAAP. Assets and liabilities have been translated using the exchange rate at year-end. Income and expense amounts have been translated using the exchange rate for the period in which the transaction took place. The translation gains and losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive income included in stockholders’ equity.
DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES
The Corporation utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk and foreign currency exchange rate risk that exist as part of its ongoing business operations. Derivative financial instruments are entered into for periods that match the related underlying exposures and do not constitute positions independent of these exposures. The Corporation does not enter into derivative financial instruments for trading purposes, nor is it a party to any leveraged derivative financial instruments. The Corporation can designate derivative financial instruments as either fair value hedges, cash flow hedges, or hedges of net investments. The Corporation can also enter into derivative financial instruments that are not designated as accounting hedges.
For fair value hedges, the Corporation accounts for changes in the fair value of the derivative and the change in the fair value of the hedged item for the hedged risk as a component of other operating income on the Corporation’s consolidated statements of income. The Corporation does not have cash flow hedges or hedges of net investments. For derivative financial instruments that are not designated as accounting hedges, the change in fair value is reported in other operating income in the Corporation’s consolidated statements of income. The fair value of derivative assets and liabilities are included gross as a component of other assets or accrued expenses and other liabilities, respectively, in the Corporation’s consolidated statements of financial condition. For fair value hedges, the change in the fair value of the hedged item related to the hedged risk is included as part of the carrying value of the related asset or liability in the Corporation’s consolidated statements of financial condition.
Net interest income or net interest expense related to outstanding interest rate swap agreements is accrued and recognized in earnings as an adjustment to the related interest income or interest expense of the hedged asset/ liability over the term of the hedging relationship. In the event that an interest rate swap that is designated as a fair value hedge is terminated prior to its contractual maturity, the remaining unamortized gain or loss included in the carrying amount of the hedged item will be amortized over the remaining life of the hedged item as an adjustment to the yield on the asset/ liability.

MBNA annual report 2004     83

REVENUE RECOGNITION
Interest income is recognized based upon the amount of loans outstanding and their contractual annual percentage rates. Interest income is included in loan receivables when billed to the Customer. The Corporation accrues unbilled interest income on a monthly basis from the Customer’s statement billing cycle date to the end of the month. The Corporation uses certain estimates and assumptions (for example, estimated yield) in the determination of the accrued unbilled portion of interest income that is included in accrued income receivable. The Corporation also uses certain assumptions and estimates in the valuation of the accrued interest on securitized loans which is included in accounts receivable from securitization.
The Corporation also recognizes fees (except annual fees) on loan receivables in earnings as the fees are assessed according to agreements with the Corporation’s Customers. Credit card, other consumer, and commercial loan fees include annual, late, overlimit, returned check, cash advance, express payment, and other miscellaneous fees. These fees are included in the Corporation’s loan receivables when billed. Annual fees on credit card and business card loans and their incremental direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which they pertain. Overlimit fees are accrued for and included in earnings upon the Customer exceeding their credit limit and are billed to the Customer and included in loan receivables at the end of their billing cycle.
The Corporation does not charge an annual fee during the first year the account is originated. The deferred annual fees are included in accrued expenses and other liabilities in the Corporation’s consolidated statements of financial condition. Incremental direct loan origination costs related to credit card and business card loans are deferred only in the first year and are included in prepaid expenses and deferred charges. Also, incremental direct loan origination costs and premiums paid on acquisitions related to non-revolving loan products are capitalized and included in their respective loan balance and recognized through interest income over the life of the loan. At December 31, 2004 and 2003, the costs deferred related to these items were $147.5 million and $117.7 million, respectively.
The Corporation adjusts the amount of interest and fee income on loan receivables recognized in the current period for its estimate of interest and fee income that it does not expect to collect in subsequent periods through adjustments to the respective income statement captions, loan receivables, and accrued income receivable. The estimate of uncollectible interest and fees is based on a migration analysis of delinquent and current loan receivables that may progress through the various delinquency stages and ultimately charge off, as well as a bankruptcy filing forecast. The bankruptcy filing forecast is based upon an analysis of historical filings, industry trends, and estimates of future filings. The Corporation also adjusts the estimated value of accrued interest and fees on securitized loans for the amount of uncollectible interest and fees that are not expected to be collected through an adjustment to accounts receivable from securitization and securitization income. This estimate is also based on a migration analysis of delinquent and current securitized loans that may progress through the various delinquency stages and ultimately charge off, as well as a bankruptcy filing forecast.
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
In accordance with Accounting Principles Board Opinion No. 20, “Accounting Changes” (“Opinion No. 20”), the change in the estimated value of accrued interest and fees was recorded as a change in accounting estimate in the third quarter of 2002. The change in the estimated value of accrued interest and fees resulted in a decrease to income before income taxes of $263.7 million ($167.2 million after taxes), through a reduction of $66.3 million of interest income and $197.4 million of other operating income. The Corporation’s earnings per common share and earnings per common share— assuming dilution for the year ended December 31, 2002 would have been $1.50 and $1.47, respectively, excluding the change. The difference between the amounts of interest and fees the Corporation was contractually entitled to and the amounts recognized as revenue was $1.0 billion, $1.2 billion, and $1.4 billion for the years ended December 31, 2004, 2003, and 2002, respectively.
INTERCHANGE
Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network as compensation for risk, grace period, and other operating costs. Such fees are set annually by MasterCard International Incorporated, Visa U.S.A. Incorporated, and the American Express Company and are based on cardholder sales volumes. The Corporation recognizes interchange income as earned.
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

84      MBNA annual report 2004

Corporation. The Corporation’s endorsing agreements normally have a term of five years. The economic incentives the Corporation pays to the endorsing organizations typically include payments based on new accounts, activation, and revenue sharing.
The Corporation accounts for payments to endorsing organizations for marketing efforts they perform on its behalf to activate a new account as other expenses as incurred. The Corporation accounts for new accounts and revenue sharing payments as it earns the related revenues. The Corporation deducts these payments related to loan receivables from interest income and payments related to securitized loans from securitization income since it considers them a reduction of the revenue recognized.
The Corporation, in some cases, advances future compensation to be earned by an endorsing organization. The Corporation recognizes advances to an endorsing organization as the organization earns the royalties or over the term of the agreement using the straight-line method, whichever results in a greater expense recognition.
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
NOTE 4: NEW ACCOUNTING PRONOUNCEMENTS
In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”). This statement is effective for loans acquired in fiscal years beginning after December 15, 2004.
SOP 03-3 addresses the accounting for differences between the contractual cash flows on a loan and the cash flows expected to be collected on a loan from a company’s initial investment in loans acquired in a transfer or acquisition if those differences are attributable, at least in part, to credit quality. It includes loans acquired in portfolio acquisitions and purchase business combinations, but does not apply to any loan that was originated by the company. SOP 03-3 limits the yield that may be accreted on these types of loans to the excess of the company’s estimate of undiscounted expected principal, interest, and other cash flows over the company’s initial investment in the loan, and requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield, loss accrual, or the reserve for possible credit losses. SOP 03-3 also prohibits the “carrying over” or creation of a reserve for possible credit losses in the initial accounting of all acquired loans that are within its scope.
Implementation of this statement is not expected to have a material impact on the Corporation’s consolidated financial statements.
Enacted in October 2004, the American Jobs Creation Act of 2004 (the “Act”) includes a temporary incentive for U.S. multinational corporations to repatriate foreign earnings, a domestic manufacturing deduction, and international tax reforms designed to improve the global competitiveness of U.S. businesses. The Corporation evaluated the potential for repatriation of the earnings of its foreign subsidiaries under the provisions of the Act. All earnings of the Corporation’s foreign subsidiaries will continue to be reinvested to meet future business goals of the foreign subsidiaries and to comply with foreign regulatory capital requirements.
In December 2004, Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“Statement No. 123(R)”) was issued. Statement No. 123(R) is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance. The effective date for Statement No. 123(R) is the first interim or annual reporting period beginning after June 15, 2005.
Statement 123(R) requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service and which, as a result, do not vest. Entities are required to estimate the number of instruments that are expected to vest. As under previous accounting rules, excess tax benefits created as a result of deductions for share-based compensation are recorded as additional paid-in capital. However, this statement requires that cash retained as a result of such tax benefits be presented in the statement of cash flows as financing cash inflows rather than as a reduction of taxes paid.
As of the required effective date, a company that had a policy of recognizing the effect of forfeitures only as they occurred must estimate the number of outstanding instruments for which the requisite service is not expected to be rendered. Balance sheet amounts related to any compensation cost (excluding nonrefundable dividend payments), net of related tax effects, for those instruments previously recognized in income because of that policy for periods before the effective date of Statement No. 123(R) shall be eliminated and recognized in income as the cumulative effect of a change in accounting principle as of the required effective date.
In accordance with Statement No. 123(R), the Corporation will begin to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award in the third quarter of 2005. The financial statement impact for the second half of 2005 is expected to reduce earnings per common share and earnings per common share— assuming dilution a combined $.01 to $.02 per share.

MBNA annual report 2004     85

NOTE 5: ACQUISITIONS
PREMIUM CREDIT LIMITED
On January 27, 2004, MBNA Europe acquired 100% of the voting stock of Vendcrown Limited (“Vendcrown”). Vendcrown, through its principal subsidiary Premium Credit Limited (“PCL”), originates and funds loans to consumers and commercial businesses. The acquisition included $1.6 billion of commercial and consumer loan receivables. The acquisition was accounted for by allocating the purchase price to the assets acquired and liabilities assumed based on their fair values. As a result of the acquisition, the Corporation recorded goodwill of $139.2 million and other intangible assets of $161.8 million. The Corporation also recorded acquired reserves for possible credit losses of $22.0 million in connection with this acquisition. The Corporation’s full-time equivalent employees increased by approximately 300 as a result of the transaction. The results of operations of PCL have been included in the Corporation’s consolidated financial statements since the acquisition date. The acquisition of PCL was not significant to the Corporation’s results of operations for the year ended December 31, 2004.
PCL is a specialty finance company that provides lending in several different product lines which are new for MBNA Europe. Its principal products are loans for insurance premiums. Other products include loans for sports and leisure membership fees, professional fees, and private school fees. The acquisition of PCL reflects the continuing efforts of the Corporation to diversify into other lending products.
SKY FINANCIAL SOLUTIONS, INC.
On March 31, 2004, the Corporation acquired 100% of the voting stock of Sky Financial Solutions, Inc. (“SFS”). The acquisition included $893.0 million of commercial loan receivables. As a result of the acquisition, the Corporation recorded goodwill of $32.8 million and other intangible assets of $15.5 million. The Corporation also recorded acquired reserves for possible credit losses of $21.4 million in connection with the acquisition. The Corporation’s full-time equivalent employees increased by approximately 100 as a result of the transaction. The results of operations of SFS have been included in the Corporation’s consolidated financial statements since the acquisition date. The acquisition of SFS was not significant to the Corporation’s results of operations for the year ended December 31, 2004.
SFS is a commercial finance company that provides loans to meet the financing needs of medical professionals; these loans are typically used for practice start-up, working capital, practice acquisition, and equipment financing, which are new for the
Corporation. SFS primarily sources its loan originations through referrals from equipment and supply vendors, practice brokers, state professional associations and Customers. The acquisition of SFS reflects the continuing efforts of the Corporation to diversify into other lending products.
NOTE 6: CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash and due from banks. The Bank is required by the Federal Reserve Bank to maintain cash reserves against certain categories of average deposit liabilities. During 2004 and 2003, the average amount of these reserves was approximately $656,000 and $1.9 million, respectively, after deducting currency and coin holdings.
NOTE 7: INTEREST-EARNING TIME DEPOSITS IN OTHER BANKS
Included in the Corporation’s interest-earning time deposits were $28.3 million and $30.6 million at December 31, 2004 and 2003, respectively, which were collateralizing advances provided by an underwriter of MBNA Europe’s securitization transactions. Also at December 31, 2004 and 2003, there were $196.1 million and $28.5 million, respectively, of interest-earning time deposits which were collateralizing MBNA Europe’s derivative financial instruments. See Note 32: Fair Value of Financial Instruments for further information on these derivative financial instruments. Lastly, at December 31, 2004, there were $39.7 million of interest-earning time deposits which were providing credit enhancement for MBNA Delaware’s asset-backed notes. See Note 19: Long-Term Debt and Bank Notes for further information on these asset-backed notes.
NOTE 8: INVESTMENT SECURITIES
For the year ended December 31, 2004, the Corporation sold investment securities available-for-sale resulting in a realized gain of $1.3 million ($821,000 after taxes). For the year ended December 31, 2003, the Corporation wrote-off investment securities held-to-maturity resulting in a realized loss of $131,000 ($84,000 after taxes). For the year ended December 31, 2002, the Corporation sold investment securities available-for-sale resulting in a realized loss of $95,000 ($62,000 after taxes). Included in asset-backed and other securities is the Bank’s investment in securities of U.S. government sponsored entities. The Corporation had investment securities with a book value of $1.4 billion and $1.3 billion at December 31, 2004 and 2003, respectively, substantially all of which are held in the Bank’s account with the Federal Reserve Bank of Philadelphia and are available for use as collateral.

86      MBNA annual report 2004

The Corporation reviews its investment portfolio for impairment on a quarterly basis. At December 31, 2004, the amortized cost of approximately 150 securities in the Corporation’s investment portfolio exceeded their fair value. The fair value of these securities represent approximately 65% of the fair value of the investment portfolio. The unrealized losses in the following table related to these securities are temporary in nature as the Corporation typically holds its securities until maturity. The Corporation typically invests in AAA-rated securities, most of which can be used as collateral under repurchase agreements.

UNREALIZED LOSSES ON INVESTMENT SECURITIES (dollars in thousands)

	Less than 12 months		12 months or more		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2004
Investment securities available-for-sale:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$2,656,680	$(17,937)	$–	$–	$2,656,680	$(17,937)
State and political subdivisions of the United States	–	–	–	–	–	–
Asset-backed and other securities	1,121,933	(7,548)	15,242	(13)	1,137,175	(7,561)

Total domestic investment securities available-for-sale	3,778,613	(25,485)	15,242	(13)	3,793,855	(25,498)
Foreign	62,500	(3)	186,175	(331)	248,675	(334)

Total investment securities available-for-sale	$3,841,113	$(25,488)	$201,417	$(344)	$4,042,530	$(25,832)

Investment securities held-to-maturity:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$20,323	$(829)	$70,685	$(1,846)	$91,008	$(2,675)
State and political subdivisions of the United States	–	–	–	–	–	–
Asset-backed and other securities	10,514	(388)	3,974	(135)	14,488	(523)

Total domestic investment securities held-to-maturity	30,837	(1,217)	74,659	(1,981)	105,496	(3,198)
Foreign	–	–	–	–	–	–

Total investment securities held-to-maturity	$30,837	$(1,217)	$74,659	$(1,981)	$105,496	$(3,198)

December 31, 2003
Investment securities available-for-sale:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$199,633	$(266)	$–	$–	$199,633	$(266)
State and political subdivisions of the United States	–	–	–	–	–	–
Asset-backed and other securities	113,669	(44)	112,152	(112)	225,821	(156)

Total domestic investment securities available-for-sale	313,302	(310)	112,152	(112)	425,454	(422)
Foreign	427,753	(287)	–	–	427,753	(287)

Total investment securities available-for-sale	$741,055	$(597)	$112,152	$(112)	$853,207	$(709)

Investment securities held-to-maturity:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$202,031	$(3,773)	$–	$–	$202,031	$(3,773)
State and political subdivisions of the United States	–	–	–	–	–	–
Asset-backed and other securities	8,079	(211)	–	–	8,079	(211)

Total domestic investment securities held-to-maturity	210,110	(3,984)	–	–	210,110	(3,984)
Foreign	–	–	–	–	–	–

Total investment securities held-to-maturity	$210,110	$(3,984)	$–	$–	$210,110	$(3,984)

MBNA annual report 2004     87

ESTIMATED MATURITIES OF INVESTMENT SECURITIES (dollars in thousands)

	Amortized	Market
December 31, 2004	Cost	Value

Investment Securities Available-for-Sale
Domestic:
Due within one year	$1,900,409	$1,893,062
Due after one year through five years	3,497,297	3,483,540
Due after five years through ten years	80,406	80,250
Due after ten years	16	16

Total domestic investment securities available-for-sale	5,478,128	5,456,868
Foreign:
Due within one year	489,041	489,130
Due after one year through five years	116,083	116,522

Total foreign investment securities available-for-sale	605,124	605,652

Total investment securities available-for-sale	$6,083,252	$6,062,520

Investment Securities Held-to-Maturity
Domestic:
Due within one year	$–	$–
Due after one year through five years	–	–
Due after five years through ten years	649	649
Due after ten years	297,425	298,423

Total domestic investment securities held-to-maturity	298,074	299,072
Foreign:
Due within one year	–	–
Due after one year through five years	1,000	1,000

Total foreign investment securities held-to-maturity	1,000	1,000

Total investment securities held-to-maturity	$299,074	$300,072

88      MBNA annual report 2004

SUMMARY OF INVESTMENT SECURITIES (dollars in thousands)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

December 31, 2004
Investment securities available-for-sale:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$2,995,431	$1,565	$(17,937)	$2,979,059
State and political subdivisions of the United States	105,615	–	–	105,615
Asset-backed and other securities	2,377,082	2,673	(7,561)	2,372,194

Total domestic investment securities available-for-sale	5,478,128	4,238	(25,498)	5,456,868
Foreign	605,124	862	(334)	605,652

Total investment securities available-for-sale	$6,083,252	$5,100	$(25,832)	$6,062,520

Investment securities held-to-maturity:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$275,755	$3,996	$(2,675)	$277,076
State and political subdivisions of the United States	6,655	165	–	6,820
Asset-backed and other securities	15,664	35	(523)	15,176

Total domestic investment securities held-to-maturity	298,074	4,196	(3,198)	299,072
Foreign	1,000	–	–	1,000

Total investment securities held-to-maturity	$299,074	$4,196	$(3,198)	$300,072

December 31, 2003
Investment securities available-for-sale:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$2,024,520	$7,362	$(266)	$2,031,616
State and political subdivisions of the United States	102,685	–	–	102,685
Asset-backed and other securities	1,796,824	4,365	(156)	1,801,033

Total domestic investment securities available-for-sale	3,924,029	11,727	(422)	3,935,334
Foreign	428,040	–	(287)	427,753

Total investment securities available-for-sale	$4,352,069	$11,727	$(709)	$4,363,087

Investment securities held-to-maturity:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$335,445	$4,910	$(3,773)	$336,582
State and political subdivisions of the United States	7,615	171	–	7,786
Asset-backed and other securities	9,239	38	(211)	9,066

Total domestic investment securities held-to-maturity	352,299	5,119	(3,984)	353,434
Foreign	1,000	–	–	1,000

Total investment securities held-to-maturity	$353,299	$5,119	$(3,984)	$354,434

December 31, 2002
Investment securities available-for-sale:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$1,908,384	$26,850	$–	$1,935,234
State and political subdivisions of the United States	101,370	–	–	101,370
Asset-backed and other securities	1,391,465	10,607	(544)	1,401,528

Total domestic investment securities available-for-sale	3,401,219	37,457	(544)	3,438,132
Foreign	216,286	1,390	–	217,676

Total investment securities available-for-sale	$3,617,505	$38,847	$(544)	$3,655,808

Investment securities held-to-maturity:
Domestic:
U.S. Treasury and other U.S. government agencies obligations	$400,724	$9,061	$(504)	$409,281
State and political subdivisions of the United States	7,289	189	–	7,478
Asset-backed and other securities	9,747	78	(125)	9,700

Total domestic investment securities held-to-maturity	417,760	9,328	(629)	426,459
Foreign	2,000	13	–	2,013

Total investment securities held-to-maturity	$419,760	$9,341	$(629)	$428,472

NOTE 9: OFF-BALANCE SHEET ASSET SECURITIZATION
Off-balance sheet asset securitization removes loan principal receivables from the Corporation’s consolidated statements of financial condition and converts interest income, interchange income, loan fees, insurance income, recoveries on charged-off securitized loans in excess of interest paid to investors, gross credit losses, and other trust expenses into securitization income. Off-balance sheet asset securitization involves the sale to a trust of a pool of loan principal receivables, and is accomplished through the public and private issuance of asset-backed securities. Certificates representing undivided interests in the trusts are sold by the trusts to investors, while the remaining undivided interest is retained by the Corporation. The Corporation included the remaining undivided interest of $16.8 billion and $19.5 billion at December 31, 2004 and 2003, respectively, in loan receivables. Loan receivables consist of the Corporation’s loans held for securitization and the loan portfolio. The carrying value of these loan principal receivables approximates fair value. The senior classes of the asset-backed securities generally receive a AAA credit rating at the time of issuance. This AAA credit rating is principally based on the quality of the loan principal receivables, the structure of the transaction, and additional credit enhancement, generally provided through the sale of lower-rated subordinated classes of asset-backed securities.

MBNA annual report 2004      89

The following table shows the components of accounts receivable from securitization.
ACCOUNTS RECEIVABLE FROM SECURITIZATION
(dollars in thousands)

December 31,	2004	2003

Sale of new loan principal receivables (a)	$2,767,607	$2,191,335
Accrued interest and fees on securitized loans	1,945,331	1,958,873
Interest-only strip receivable	1,292,765	1,338,061
Accrued servicing fees	900,012	777,623
Cash reserve accounts	720,702	607,467
Other subordinated retained interests	593,037	608,550
Other	224,395	284,568

Total accounts receivable from securitization	$8,443,849	$7,766,477

(a)	Balance comprised of allocated principal collections and accumulated investor interest.
During 2004 and 2003, the Corporation sold loan principal receivables in numerous securitization transactions. At December 31, 2004 and 2003, the trusts had approximately $86.4 billion and $83.4 billion, respectively, of investor principal outstanding. The Corporation retains servicing responsibilities for the loans in the trusts and maintains $4.6 billion and $4.5 billion of other retained subordinated interests in the securitized assets at December 31, 2004 and 2003, respectively. These retained subordinated interests include an interest-only strip receivable, cash reserve accounts, accrued interest and fees on securitized loans, and other subordinated interests and are included in accounts receivable from securitization in the consolidated statements of financial condition. If cash flows allocated to investors in the trusts are insufficient to absorb expenses of the trust, then the retained interests of the Corporation would be used to absorb such deficiencies and may not be realized by the Corporation. The investors and providers of credit enhancement have no other recourse to the Corporation. The Corporation has no obligation to provide further funding support to either the investors or the trusts if the securitized loans are not paid when due. The Corporation does not receive collateral from any party of the securitization transactions and does not have any risk of counterparty nonperformance. The Corporation’s retained interests are subordinate to the investors’ interests. The value of the retained interests is subject to credit, payment, and interest rate risks on the transferred financial assets. The retained interests are reported at estimated fair value in accounts receivable from securitization with changes in fair value recorded in earnings. The Corporation receives annual contractual servicing fees of approximately 2% of the investor principal outstanding and rights to current and future revenue generated from securitized loans arising after the investors in the trusts receive the return for which they have contracted and credit losses are absorbed. The Corporation does not record a servicing asset or a liability for these rights since the contractual servicing fee approximates its market value.
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

90      MBNA annual report 2004

SUPPLEMENTAL CREDIT LOSS INFORMATION (dollars in thousands)

	Average	Credit		Net Credit
	Balance	Losses	Recoveries	Losses

Year Ended December 31, 2004
Managed loans:
Credit card	$99,541,923	$4,926,583	$(401,276)	$4,525,307
Other consumer	14,290,550	1,033,565	(76,611)	956,954
Commercial	4,263,565	124,023	(6,084)	117,939

Total managed loans	118,096,038	6,084,171	(483,971)	5,600,200
Securitized loans:
Credit card	(80,362,285)	(4,105,003)	324,504	(3,780,499)
Other consumer	(5,670,127)	(476,132)	32,611	(443,521)
Commercial	(1,007,839)	(53,488)	1,484	(52,004)

Total securitized loans	(87,040,251)	(4,634,623)	358,599	(4,276,024)

Loan receivables	$31,055,787	$1,449,548	$(125,372)	$1,324,176

Year Ended December 31, 2003
Managed loans (a):
Credit card	$94,219,609	$4,979,817	$(357,597)	$4,622,220
Other consumer	13,884,977	1,122,013	(72,537)	1,049,476
Commercial	1,770,388	70,952	(3,483)	67,469

Total managed loans	109,874,974	6,172,782	(433,617)	5,739,165
Securitized loans (a):
Credit card	(75,289,395)	(4,120,971)	285,841	(3,835,130)
Other consumer	(5,682,404)	(535,254)	30,699	(504,555)
Commercial	(719,357)	(36,771)	987	(35,784)

Total securitized loans	(81,691,156)	(4,692,996)	317,527	(4,375,469)

Loan receivables	$28,183,818	$1,479,786	$(116,090)	$1,363,696

Year Ended December 31, 2002
Managed loans (a):
Credit card	$85,109,283	$4,286,281	$(279,554)	$4,006,727
Other consumer	13,513,664	993,551	(53,238)	940,313
Commercial	1,410,984	46,547	(1,992)	44,555

Total managed loans	100,033,931	5,326,379	(334,784)	4,991,595
Securitized loans (a):
Credit card	(68,956,888)	(3,586,891)	228,416	(3,358,475)
Other consumer	(5,703,851)	(497,087)	22,965	(474,122)
Commercial	(57,992)	(2,833)	47	(2,786)

Total securitized loans	(74,718,731)	(4,086,811)	251,428	(3,835,383)

Loan receivables	$25,315,200	$1,239,568	$(83,356)	$1,156,212

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

The gain from the sale of loan principal receivables for new securitization transactions that the Corporation recognizes as sales in accordance with Statement No. 140 is included in securitization income in the Corporation’s consolidated statements of income. The gain was $90.9 million (net of securitization transaction costs of $48.0 million) for 2004 (on the sale of $12.2 billion of credit card loan principal receivables in 2004), as compared to $124.5 million (net of securitization transaction costs of $51.1 million) for 2003 (on the sale of $13.6 billion of credit card and commercial loan principal receivables in 2003), and a gain of $154.6 million (net of securitization transaction costs of $41.7 million) in 2002 (on the sale of $15.5 billion of credit card and commercial loan principal receivables in 2002). During the third quarter of 2003, the Corporation began including projected express payment and returned check fees in the determination of the fair value of the interest-only strip receivable. The inclusion of projected express payment and returned check fees increased the interest-only strip receivable and securitization income by approximately $31.9 million for 2003. The Corporation began including express payment fees in the determination of the fair value of the interest-only strip receivable because Customers are increasingly choosing to utilize express payment services to ensure that their payments are received on time and that they do not incur a late fee.

MBNA annual report 2004      91

SUPPLEMENTAL LOAN DELINQUENCY INFORMATION (a) (dollars in thousands)

December 31,	2004		2003

	Loans	Loans	Loans	Loans
	Outstanding	Delinquent	Outstanding	Delinquent

Managed Loans (b)
Credit card	$101,878,677	$4,282,501	$102,451,922	$4,409,983
Other consumer	14,769,409	634,833	13,701,215	735,139
Commercial	4,970,089	107,763	2,340,423	58,528

Total managed loans	121,618,175	5,025,097	118,493,560	5,203,650
Securitized Loans (b)
Credit card	(81,187,617)	(3,560,930)	(78,189,847)	(3,525,394)
Other consumer	(5,664,384)	(315,531)	(5,671,832)	(351,655)
Commercial	(1,007,324)	(37,195)	(1,007,804)	(36,802)

Total securitized loans	(87,859,325)	(3,913,656)	(84,869,483)	(3,913,851)

Loan receivables	$33,758,850	$1,111,441	$33,624,077	$1,289,799

(a)	Delinquent loans are accruing loans which are 30 days or more past due.

(b)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

In accordance with Statement No. 140, the Corporation recognizes an interest-only strip receivable, which represents the contractual right to receive from the trusts interest and other revenue less certain costs over the estimated life of securitized loan principal receivables. The Corporation uses certain key assumptions and estimates in determining the value of the interest-only strip receivable. These key assumptions and estimates include projections concerning interest income, certain fees, charged-off loan recoveries, gross credit losses, contractual servicing fees, and the interest rate paid to investors. These assumptions are used to determine the excess spread to be earned by the Corporation over the estimated life of the securitized loan principal receivables. Other key assumptions and estimates used by the Corporation include projected loan payment rates, which are used to determine the estimated life of the securitized loan principal receivables, and an appropriate discount rate. The Corporation reviews the key assumptions and estimates used in determining the fair value of the interest-only strip receivable on a quarterly basis and adjusts them as appropriate. Should these assumptions change or actual results differ from projected results, the interest-only strip receivable and securitization income would be affected.
The Corporation’s securitization key assumptions and their sensitivities to adverse changes are presented in the following table. The adverse changes to the key assumptions and estimates are hypothetical and are presented in accordance with Statement No. 140. The amount of the adverse change has been limited to the recorded amount of the interest-only strip receivable where the hypothetical change exceeds the value of the interest-only strip receivable. The sensitivities do not reflect actions management might take to offset the impact of the possible adverse changes if they were to occur.

SECURITIZATION KEY ASSUMPTIONS AND SENSITIVITIES (a) (dollars in thousands)

Year Ended
December 31,	2004			2003			2002

	Credit	Other		Credit	Other		Credit	Other
	Card	Consumer	Commercial	Card (d)	Consumer	Commercial (d)	Card (d)	Consumer	Commercial (d)

Interest-only strip receivable	$1,133,320	$155,863	$3,582	$1,246,656	$84,043	$7,362	$1,088,950	$38,518	$2,497
Weighted average life (in years)	.31	.90	.17	.33	.89	.17	.34	.87	.16
Loan payment rate (weighted average rate)	15.66%	4.84%	32.43%	14.49%	4.92%	32.55%	14.27%	5.05%	37.88%
Impact on fair value of 20% adverse change	$159,061	$23,551	$383	$175,404	$12,785	$780	$156,595	$5,835	$302
Impact on fair value of 40% adverse change	273,059	40,624	720	305,720	21,980	1,478	267,495	10,081	524
Gross credit losses (b) (weighted average rate)	4.88%	8.25%	5.13%	5.24%	9.64%	5.06%	5.43%	9.83%	4.19%
Impact on fair value of 20% adverse change	$227,384	$71,908	$1,732	$250,815	$83,294	$1,704	$243,789	$38,518	$643
Impact on fair value of 40% adverse change	454,767	143,817	3,463	501,630	84,043	3,409	487,579	38,518	1,286
Excess spread (c) (weighted average rate)	4.85%	3.58%	2.12%	5.20%	1.95%	4.37%	4.85%	.91%	3.25%
Impact on fair value of 20% adverse change	$226,664	$31,173	$716	$249,331	$16,809	$1,472	$217,790	$7,704	$499
Impact on fair value of 40% adverse change	453,328	62,345	1,433	498,662	33,617	2,945	435,580	15,407	999
Discount rate (weighted average rate)	10.00%	10.00%	10.00%	9.00%	9.00%	9.00%	9.00%	9.00%	9.00%
Impact on fair value of 20% adverse change	$5,264	$1,877	$10	$5,476	$902	$19	$4,864	$404	$6
Impact on fair value of 40% adverse change	10,487	3,719	20	10,913	1,789	37	9,692	801	12

(a)	The sensitivities do not reflect actions management might take to offset the impact of possible adverse changes if they were to occur.

(b)	Gross credit losses exclude the impact of recoveries; however, recoveries are included in the determination of the excess spread.

(c)	Excess spread includes projections of interest income, certain fees, and charged-off loan recoveries, less gross credit losses, contractual servicing fees, and the interest rate paid to investors.

(d)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.
92      MBNA annual report 2004

SECURITIZATION CASH FLOWS (dollars in millions)

Year Ended December 31,	2004			2003			2002

	Credit	Other		Credit	Other		Credit	Other
	Card	Consumer	Commercial	Card (a)	Consumer	Commercial (a)	Card (a)	Consumer	Commercial (a)

Proceeds from new securitizations	$12,207	$–	$–	$13,098	$–	$500	$14,873	$–	$500
Collections reinvested in revolving-period securitizations	136,345	3,447	3,821	119,033	3,389	2,553	103,693	3,385	207
Contractual servicing fees received	1,583	56	20	1,453	56	14	1,339	56	–
Cash flows received on retained interests	6,339	260	96	5,842	242	60	5,518	260	–

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.

NOTE 10: GEOGRAPHICAL DIVERSIFICATION OF LOANS
The Corporation originates credit card, other consumer, and commercial loans, primarily throughout the United States, the United Kingdom, Ireland, Spain, and Canada. Credit card, other consumer, and commercial loans originated in the United States are broadly distributed throughout the United States’ geographic regions. Credit card, other consumer, and commercial loans issued by MBNA Europe are primarily located in the United Kingdom, Ireland, and Spain, while MBNA Canada issues credit card, other consumer, and commercial loans in Canada. The following table details the geographic distribution of the Corporation’s loan receivables, securitized loans, and managed loans.

GEOGRAPHIC DISTRIBUTION OF LOAN RECEIVABLES, SECURITIZED LOANS, AND MANAGED LOANS (dollars in thousands)

	Loan Receivables		Securitized Loans		Managed Loans

December 31, 2004
United States:
Northern	$2,726,677	8.1%	$9,427,715	10.7%	$12,154,392	10.0%
Mid-Atlantic	3,615,560	10.7	12,179,123	13.9	15,794,683	13.0
Southern	4,550,301	13.5	15,064,219	17.2	19,614,520	16.1
Central	3,887,569	11.5	12,856,763	14.6	16,744,332	13.8
Western	4,119,511	12.2	12,480,635	14.2	16,600,146	13.6
Southwestern	3,391,974	10.0	10,223,394	11.6	13,615,368	11.2
United Kingdom/ Ireland/ Spain	10,595,429	31.4	11,863,419	13.5	22,458,848	18.5
Canada	669,571	2.0	3,098,552	3.5	3,768,123	3.1
Other	202,258	.6	665,505	.8	867,763	.7

Total	$33,758,850	100.0%	$87,859,325	100.0%	$121,618,175	100.0%

December 31, 2003
United States:
Northern	$2,978,085	8.9%	$9,421,779	11.1%	$12,399,864	10.4%
Mid-Atlantic	3,982,186	11.8	12,471,359	14.7	16,453,545	13.9
Southern	4,907,262	14.6	15,200,016	17.9	20,107,278	17.0
Central	4,158,939	12.4	12,773,701	15.0	16,932,640	14.3
Western	4,282,156	12.7	13,037,909	15.4	17,320,065	14.6
Southwestern	3,503,874	10.4	10,239,353	12.1	13,743,227	11.6
United Kingdom/ Ireland/ Spain	8,421,986	25.0	8,738,274	10.3	17,160,260	14.5
Canada	799,987	2.4	2,838,555	3.3	3,638,542	3.1
Other	589,602	1.8	148,537	.2	738,139	.6

Total	$33,624,077	100.0%	$84,869,483	100.0%	$118,493,560	100.0%

MBNA annual report 2004      93

NOTE 11: RESERVE FOR POSSIBLE CREDIT LOSSES
The Corporation maintains the reserve for possible credit losses at an amount sufficient to absorb losses inherent in the Corporation’s loan principal receivables at the reporting date based on a projection of probable net credit losses.
CHANGES IN THE RESERVE FOR POSSIBLE CREDIT LOSSES (dollars in thousands)

December 31,	2004	2003	2002

Reserve for possible credit losses, beginning of year	$1,216,316	$1,111,299	$833,423
Reserves acquired	83,071	61,116	84,878
Provision for possible credit losses	1,146,855	1,392,701	1,340,157
Foreign currency translation	14,492	14,896	9,053
Credit losses	(1,449,548)	(1,479,786)	(1,239,568)
Recoveries	125,372	116,090	83,356

Net credit losses	(1,324,176)	(1,363,696)	(1,156,212)

Reserve for possible credit losses, end of year	$1,136,558	$1,216,316	$1,111,299

See Note 3: Significant Accounting Policies— Reserve for Possible Credit Losses for further detail on the Corporation’s policy relating to the determination of the reserve for possible credit losses.
NOTE 12: ACCRUING LOANS PAST DUE 90 DAYS OR MORE (dollars in thousands)

December 31,	2004	2003

Loan Receivables
Domestic (a):
Credit card	$261,415	$358,786
Other consumer	135,389	163,701
Commercial	19,334	7,496

Total domestic	416,138	529,983
Foreign (a):
Credit card	44,404	41,669
Other consumer	9,270	10,838
Commercial	10,590	115

Total foreign	64,264	52,622

Total loan receivables	$480,402	$582,605

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.
The table above excludes nonaccrual loans, which are presented in Note 13: Nonaccrual Loans. The Corporation considers these loans and other factors in determining an appropriate reserve for possible credit losses and the estimate of uncollectible accrued interest and fees.
NOTE 13: NONACCRUAL LOANS (dollars in thousands)

December 31,	2004	2003

Loan Receivables
Domestic (a):
Credit card	$3,508	$11,298
Other consumer	475	1,053
Commercial	5,181	1,816

Total domestic	9,164	14,167
Foreign (a):
Credit card	108,054	80,352
Other consumer	60,071	4,903
Commercial	254	29

Total foreign	168,379	85,284

Total loan receivables	$177,543	$99,451

Nonaccrual loan receivables as a percentage of ending loan receivables	.53%	.30%

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.
NOTE 14: OTHER RESTRUCTURED LOANS (a) (dollars in thousands)

December 31,	2004	2003

Loan Receivables
Domestic (b):
Credit card	$457,216	$562,128
Other consumer	195,728	229,175
Commercial	10,177	3,627

Total domestic	663,121	794,930
Foreign (b):
Credit card	13,234	34,653
Other consumer	5,560	36,086
Commercial	–	–

Total foreign	18,794	70,739

Total loan receivables	$681,915	$865,669

Other restructured loan receivables as a percentage of ending loan receivables	2.02%	2.57%

(a)	During the fourth quarter of 2004, the Corporation changed its definition of other restructured loans to include all loans that have received a reduced rate or had been given other concessions in terms as a result of credit risk and are monitored by the Corporation on an ongoing basis. The Corporation previously excluded accounts that had been restructured more than one year ago, were performing according to the revised terms of the agreement, and were considered to have a market rate of interest. Prior period amounts have been reclassified for purposes of comparability.
(b)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans.

94      MBNA annual report 2004

NOTE 15: PREMISES AND EQUIPMENT
Depreciation expense was $227.7 million, $229.2 million, and $224.3 million for the years ended December 31, 2004, 2003, and 2002, respectively. Amortization expense on capitalized software was $156.8 million, $104.3 million, and $83.6 million for the years ended December 31, 2004, 2003, and 2002, respectively.
SUMMARY OF PREMISES AND EQUIPMENT
(dollars in thousands)

December 31,	2004	2003

Land	$244,800	$207,479
Buildings and improvements	2,298,925	2,159,226
Furniture and equipment	1,295,879	1,285,063
Software	915,887	733,279

Total	4,755,491	4,385,047
Accumulated depreciation	(1,597,713)	(1,436,507)
Accumulated amortization on software	(370,023)	(271,943)

Premises and equipment, net	$2,787,755	$2,676,597

NOTE 16:	LEASE COMMITMENTS
The Corporation leases certain office facilities and equipment under operating lease agreements that provide for payment of property taxes, insurance, and maintenance costs. These leases include renewal options, with certain leases providing purchase options. Rental expense for operating leases was $28.8 million, $26.7 million, and $29.7 million for the years ended December 31, 2004, 2003, and 2002, respectively.
FUTURE MINIMUM RENTAL PAYMENTS UNDER
NONCANCELABLE OPERATING LEASES
(dollars in thousands)

2005	$30,457
2006	16,152
2007	5,846
2008	3,735
2009	1,880
Thereafter	1,680

Total minimum lease payments	$59,750

NOTE 17:	DEPOSITS
Total deposits were $31.2 billion and $31.8 billion at December 31, 2004 and 2003, respectively. The Corporation utilizes deposits to fund loan and other asset growth and to diversify funding sources. Direct deposits are deposits marketed to and received from individual Customers and are an important, stable, low-cost funding source that typically react more slowly to interest rate changes than other deposits. Other deposits include brokered deposits.
Domestic time deposits in amounts of $100,000 or more totaled $4.2 billion and $3.4 billion at December 31, 2004 and 2003, respectively. Foreign time deposits in amounts of $100,000 or more totaled $1.1 billion and $861.9 million at December 31, 2004 and 2003, respectively.
Included in the domestic direct deposits at December 31, 2004 and 2003 were noninterest-bearing deposits of $2.4 billion and $2.2 billion, respectively. Included in the foreign direct deposits at December 31, 2004 and 2003 were noninterest-bearing deposits of $306.3 million and $221.6 million, respectively. The aggregate amount of deposits by maturity at December 31, 2004 was as follows:
MATURITIES OF DEPOSITS (dollars in thousands)

	Direct	Other	Total
December 31, 2004	Deposits	Deposits (a)	Deposits

Domestic:
One year or less	$17,532,335	$1,966,962	$19,499,297
Over one year through two years	3,373,142	1,030,174	4,403,316
Over two years through three years	2,259,037	779,225	3,038,262
Over three years through four years	946,164	120,933	1,067,097
Over four years through five years	1,658,944	–	1,658,944
Over five years	9,485	–	9,485

Total domestic deposits	25,779,107	3,897,294	29,676,401

Foreign:
One year or less	1,244,762	160,407	1,405,169
Over one year through two years	31,701	–	31,701
Over two years through three years	58,288	–	58,288
Over three years through four years	15,938	–	15,938
Over four years through five years	52,007	–	52,007
Over five years	–	–	–

Total foreign deposits	1,402,696	160,407	1,563,103

Total deposits	$27,181,803	$4,057,701	$31,239,504

(a)	At December 31, 2004, all other deposits were brokered deposits.
NOTE 18: SHORT-TERM BORROWINGS
Short-term borrowings used by the Corporation include federal funds purchased and securities sold under repurchase agreements. Federal funds purchased and securities sold under repurchase agreements are overnight borrowings that normally mature within one business day of the transaction date. Other short-term borrowings consist primarily of federal funds purchased that mature in more than one business day, short-term bank notes issued from the global bank note program established by the Bank, short-term deposit notes issued by MBNA Canada, on-balance sheet financing structures, and other transactions with original maturities greater than one business day but less than one year.
In connection with the PCL acquisition in the first quarter of 2004, the Corporation assumed a short-term on-balance sheet financing structured transaction with an available limit of £750.0 million (approximately $1.4 billion). At December 31, 2004, this financing structured transaction had an outstanding balance of £527.0 million (approximately $1.0 billion) consisting of several tranches with maturities ranging between one to three months. These tranches are renewable upon maturity. This financing structured transaction is secured by £930.4 million (approximately $1.8 billion) of assets. See Note 5: Acquisitions for further detail regarding the PCL acquisition. Included in short-term borrowings at December 31, 2004 and 2003 are two on-balance sheet financing structured transactions totaling $900.0 million, which were entered into during 2003. These financing structured transactions are secured by $1.3 billion of domestic other consumer loan receivables. The Corporation has

MBNA annual report 2004      95

an option to liquidate these financing structured transactions on a monthly basis.
SUMMARY OF SHORT-TERM BORROWINGS
(dollars in thousands)

Year Ended December 31,	2004	2003	2002

Federal Funds Purchased and Securities Sold Under Repurchase Agreements
Balance at year end	$–	$–	$–
Weighted average interest rate at year end	–%	–%	–%
Average balance outstanding during the year	$328	$–	$1,502
Maximum amount outstanding at any month end	–	–	–
Weighted average interest rate during the year	1.01%	–%	1.80%

Other Short-Term Borrowings
Balance at year end	$2,104,414	$1,025,463	$1,250,103
Weighted average interest rate at year end	4.13%	3.75%	3.31%
Average balance outstanding during the year	$1,922,736	$1,141,954	$1,251,619
Maximum amount outstanding at any month end	2,270,226	1,246,872	1,340,653
Weighted average interest rate during the year	4.00%	3.43%	3.43%

The short-term deposit notes issued by MBNA Canada are unconditionally and irrevocably guaranteed as to payment of principal and interest by the Bank. MBNA Canada had CAD$123.0 million (par value), which was approximately $102.2 million of short-term deposit notes at December 31, 2004.

NOTE 19: LONG-TERM DEBT AND BANK NOTES
Long-term debt and bank notes consist of borrowings having an original maturity of one year or more.
Original issue discount and deferred issuance costs are amortized over the terms of the related debt issuances.
The Corporation primarily uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to more closely match the rate sensitivity of the Corporation’s assets. The Corporation also uses foreign exchange swap agreements to reduce its foreign currency exchange risk on a portion of long-term debt and bank notes issued by MBNA Europe.
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
SENIOR MEDIUM-TERM NOTES
These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. These notes may not be redeemed prior to their stated maturities. The Corporation had $2.3 billion (par value) of fixed-rate senior medium-term notes outstanding at December 31, 2004, with rates ranging from 4.625% to 7.50%. Interest on the fixed-rate senior medium-term notes is payable semiannually. During 2004, the floating-rate senior medium-term notes matured.

SUMMARY OF LONG-TERM DEBT AND BANK NOTES (dollars in thousands)

December 31,	2004	2003

Parent Company
6.875% Senior Notes, maturing in 2005	$99,944	$99,856
Fixed-Rate Senior Medium-Term Notes, with a weighted average interest rate of 6.05% and 6.06%, respectively, maturing in varying amounts from 2007 through 2015	2,276,065	2,324,231
Floating-Rate Senior Medium-Term Notes, matured in varying amounts in 2004	–	94,968
Junior Subordinated Deferrable Interest Debentures, series A, with an interest rate of 8.278% maturing in 2026	281,379	287,576
Junior Subordinated Deferrable Interest Debentures, series B, with an interest rate equal to 80 basis points above the three-month London Interbank Offered Rate, maturing in 2027	286,222	286,112
Junior Subordinated Deferrable Interest Debentures, series C, with an interest rate of 8.25% maturing in 2027	36,225	35,764
Junior Subordinated Deferrable Interest Debentures, series D, with an interest rate of 8.125% maturing in 2032	318,110	320,362
Junior Subordinated Deferrable Interest Debentures, series E, with an interest rate of 8.10% maturing in 2033	205,167	204,810

Total parent company	3,503,112	3,653,679

Subsidiaries
Fixed-Rate Bank Notes, with a weighted average interest rate of 6.17% and 6.65%, respectively, maturing in varying amounts from 2005 through 2009	2,258,717	2,078,640
Floating-Rate Bank Notes, maturing in varying amounts in 2005	34,992	154,928
Fixed-Rate Medium-Term Deposit Notes, with a weighted average interest rate of 5.32% and 5.29%, respectively, maturing in varying amounts from 2005 through 2008	559,307	612,466
Floating-Rate Medium-Term Deposit Notes, maturing in varying amounts from 2005 through 2006	117,298	217,068
Fixed-Rate Euro Medium-Term Notes, with a weighted average interest rate of 5.63% and 5.58%, respectively, maturing in varying amounts from 2007 through 2010	1,898,530	3,022,266
Floating-Rate Euro Medium-Term Notes, maturing in varying amounts from 2005 through 2008	1,105,217	1,099,537
Floating-Rate Loan Notes, maturing in 2011	24,650	–
Fixed-Rate Asset-Backed Notes, with a weighted average interest rate of 5.27%, maturing in varying amounts from 2011 through 2018 (a)	511,267	–
Floating-Rate Asset-Backed Notes, maturing in 2012 (a)	110,727	–
6.75% Subordinated Notes, maturing in 2008	265,946	274,479
6.625% Subordinated Notes, maturing in 2012	531,641	533,739
7.125% Subordinated Notes, maturing in 2012	501,496	498,826

Long-term debt and bank notes	$11,422,900	$12,145,628

(a)	Asset-backed notes are included at their contractual maturities.
96      MBNA annual report 2004

JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES
The Corporation, through MBNA Capital A (registered December 1996), MBNA Capital B (registered January 1997), MBNA Capital C (registered March 1997), MBNA Capital D (registered June 2002), and MBNA Capital E (registered November 2002), each a statutory business trust created under the laws of the State of Delaware (collectively the “statutory trusts”), issued capital securities and common securities: series A, series B, series C, series D, and series E, respectively. The Corporation is the owner of all the beneficial ownership interests represented by the common securities of the statutory trusts. The statutory trusts exist for the sole purpose of issuing the series capital securities and the series common securities and investing the proceeds in junior subordinated deferrable interest debentures issued by the Corporation. These capital securities qualify as regulatory capital for the Corporation.
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
BANK NOTES
The bank notes are direct, unconditional, unsecured obligations of the Bank, and are not subordinated to any other obligations of the Bank. The Bank had $2.2 billion (par value) of fixed-rate bank notes outstanding at December 31, 2004, with rates ranging from 4.625% to 7.76%. Interest is payable semiannually. The Bank also had $35.0 million (par value) of floating-rate bank notes outstanding at December 31, 2004, with rates priced between 56 basis points and 60 basis points over the three-month London Interbank Offered Rate (“LIBOR”). Interest on bank notes is payable quarterly. At December 31, 2004, the three-month LIBOR was 2.56%.
MEDIUM-TERM DEPOSIT NOTES
These notes are direct, unconditional, unsecured obligations of MBNA Canada and are not subordinated to any other obligation of MBNA Canada. At December 31, 2004, MBNA Canada had CAD$666.9 million (par value), which was approximately $554.1 million, of fixed-rate medium-term deposit notes outstanding, with rates ranging from 3.60% to 6.625%. Interest is payable semiannually. MBNA Canada also had CAD$141.3 million (par value), which was approximately $117.4 million, of floating-rate medium-term deposit notes outstanding at December 31, 2004. These floating-rate medium-term deposit notes are priced between 60 basis points and 105 basis points over the ninety-day bankers acceptance rate. Interest is payable quarterly. The medium-term deposit notes are unconditionally guaranteed as to payment of principal and interest by the Bank, and are not redeemable prior to their stated maturity. At December 31, 2004, the ninety-day bankers acceptance rate was 2.58%.
EURO MEDIUM-TERM NOTES
The euro medium-term notes are unsecured obligations of MBNA Europe. These notes are unconditionally and irrevocably guaranteed in respect to all payments by the Bank.
At December 31, 2004, MBNA Europe had outstanding fixed-rate euro medium-term notes denominated in various currencies. The fixed-rate euro medium-term notes outstanding at December 31, 2004, were £250.0 million (par value), which was approximately $483.0 million, with interest payable quarterly and €1.0 billion (par value), which was approximately $1.4 billion, with interest payable quarterly. The fixed-rate euro medium term notes had interest rates ranging from 4.50% to 6.50%.
At December 31, 2004, MBNA Europe also had outstanding floating-rate euro medium-term notes denominated in various currencies. The floating-rate euro medium-term notes outstanding at December 31, 2004 were £20.0 million (par value), which was approximately $38.6 million, priced at 155 basis points over the three-month Sterling LIBOR, €750.0 million (par value), which was approximately $1.0 billion, priced between 60 basis points and 105 basis points over the three-month Euro Interbank Offered Rate (“EURIBOR”), and $47.0 million (par value) priced between 50 basis points and 64 basis points over the three-month LIBOR. Interest on these floating-rate euro medium-term notes is payable quarterly.

MBNA annual report 2004    97

At December 31, 2004, the three-month Sterling LIBOR was 4.89% and the three-month EURIBOR was 2.15%.
LOAN NOTES
In connection with the PCL acquisition in the first quarter of 2004, MBNA Europe issued floating-rate loan notes. These notes are unconditionally and irrevocably guaranteed in respect to all payments by the Bank and are not redeemable prior to their stated maturity.
MBNA Europe had £12.7 million (par value), which was approximately $24.6 million of floating-rate loan notes outstanding at December 31, 2004, priced at the three month Sterling London Interbank BID rate. Interest is payable quarterly.
At December 31, 2004, the three-month Sterling London Interbank BID rate was 4.76%.
See Note 5: Acquisitions for further detail regarding the PCL acquisition.
ASSET-BACKED NOTES
In connection with the acquisition of SFS in the first quarter of 2004, MBNA Delaware assumed fixed and floating-rate asset-backed notes. MBNA Delaware had $499.5 million (par value) of fixed-rate asset-backed notes outstanding at December 31, 2004, with rates ranging from 3.454% to 6.95%. MBNA Delaware also had $108.5 million (par value) of floating-rate asset-backed notes outstanding at December 31, 2004. Interest on the fixed and floating-rate asset-backed notes are payable monthly. At December 31, 2004, the asset-backed notes were secured by $634.4 million of domestic commercial loan receivables. MBNA Delaware also maintains cash reserve accounts that are related to this obligation, which are included in interest-earning time deposits in other banks in the Corporation’s consolidated statements of financial condition. With the exception of the domestic commercial loan receivables and cash reserve accounts securing these transactions, MBNA Delaware would have no further obligation to provide funding support if the domestic commercial loans securing these transactions are not paid when due.
The loans securing these transactions are non-revolving in nature. In accordance with the terms of the asset-backed notes, as principal payments are made on the loans securing these transactions, MBNA Delaware repays a corresponding percentage of the outstanding asset-backed notes. As such, the timing and amount of principal payments on the secured domestic commercial loan receivables will affect MBNA Delaware’s outstanding obligation and could accelerate the final maturity date of each series of asset-backed notes.
See Note 5: Acquisitions for further detail regarding the SFS acquisition.
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
MINIMUM ANNUAL MATURITIES OF LONG-TERM DEBT AND BANK NOTES (a) (dollars in thousands)

		MBNA Corporation
(Par Value)	Parent Company	and Subsidiaries

2005	$100,000	$1,558,826
2006	–	826,095
2007	700,000	1,545,127
2008	250,000	1,705,125
2009	–	1,181,050

(a)	Asset-backed notes are included at their estimated maturity dates.
NOTE 20: STOCKHOLDERS’ EQUITY
PREFERRED STOCK
The Corporation is authorized to issue 20 million shares of preferred stock with a par value of $.01 per share. The Corporation had 4.5 million shares of 7 1/2% cumulative preferred stock, Series A, outstanding at December 31, 2004 and 2003. The Corporation also had 4.0 million shares of adjustable rate cumulative preferred stock, Series B, outstanding at December 31, 2004 and 2003. Both of the outstanding series of preferred stock have a $25 stated value per share and are callable at par.
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

98    MBNA annual report 2004

PREFERRED STOCK DIVIDEND SUMMARY

			Series A		Series B

	To Stockholders of		Dividend	Dividend per	Dividend	Dividend per
Declaration Date	Record as of	Payment Date	Rate	Preferred Share	Rate	Preferred Share

January 20, 2005	March 31, 2005	April 15, 2005	7.50%	$.46875	5.50%	$.34380
October 21, 2004	December 31, 2004	January 15, 2005	7.50	.46875	5.50	.34380
July 22, 2004	September 30, 2004	October 15, 2004	7.50	.46875	5.50	.34380
April 22, 2004	June 30, 2004	July 15, 2004	7.50	.46875	5.50	.34380
January 22, 2004	March 31, 2004	April 15, 2004	7.50	.46875	5.50	.34380
October 16, 2003	December 31, 2003	January 15, 2004	7.50	.46875	5.50	.34380
July 24, 2003	September 30, 2003	October 15, 2003	7.50	.46875	5.50	.34380
April 23, 2003	June 30, 2003	July 15, 2003	7.50	.46875	5.50	.34380
January 23, 2003	March 31, 2003	April 15, 2003	7.50	.46875	5.50	.34380
October 17, 2002	December 31, 2002	January 15, 2003	7.50	.46875	5.50	.34380
July 11, 2002	September 30, 2002	October 15, 2002	7.50	.46875	5.56	.34740
April 11, 2002	June 28, 2002	July 15, 2002	7.50	.46875	5.90	.36850
January 10, 2002	March 29, 2002	April 15, 2002	7.50	.46875	5.50	.34380

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
COMMON STOCK
The Corporation is authorized to issue 1.5 billion shares of common stock with a par value of $.01 per share. The
Corporation had 1.3 billion shares of common stock outstanding at December 31, 2004 and 2003.
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
NOTE 21: COMPREHENSIVE INCOME
Statement No. 130 requires the impact of foreign currency translation, unrealized gains or losses on the Corporation’s investment securities available-for-sale, and changes in certain minimum benefit plan liabilities, to be included in other comprehensive income.

COMMON STOCK DIVIDEND SUMMARY

	To Stockholders of		Dividend per
Declaration Date	Record as of	Payment Date	Common Share

January 20, 2005	March 15, 2005	April 1, 2005	$.14
October 21, 2004	December 15, 2004	January 1, 2005	.12
July 22, 2004	September 15, 2004	October 1, 2004	.12
April 22, 2004	June 14, 2004	July 1, 2004	.12
January 22, 2004	March 15, 2004	April 1, 2004	.12
October 16, 2003	December 15, 2003	January 1, 2004	.10
July 24, 2003	September 15, 2003	October 1, 2003	.10
April 23, 2003	June 13, 2003	July 1, 2003	.08
January 23, 2003	March 15, 2003	April 1, 2003	.08
October 17, 2002	December 13, 2002	January 1, 2003	.07
July 16, 2002	September 16, 2002	October 1, 2002	.07
April 11, 2002	June 14, 2002	July 1, 2002	.07
January 10, 2002	March 15, 2002	April 1, 2002	.07

MBNA annual report 2004      99

OTHER COMPREHENSIVE INCOME COMPONENTS (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Foreign currency translation	$263,019	$352,800	$140,757
Net unrealized losses on investment securities available-for-sale, net of tax	(20,462)	(17,284)	(3,322)
Minimum benefit plan liability adjustment, net of tax	11,515	(10,938)	(4,276)

Other comprehensive income	$254,072	$324,578	$133,159

The table above presents the other comprehensive income components. The applicable income tax benefit on the net unrealized losses on investment securities available-for-sale was $11.3 million, $10.0 million and $3.3 million for 2004, 2003, and 2002, respectively. The applicable income tax on the minimum benefit plan liability adjustment was $6.3 million for 2004. The applicable income tax benefit on the minimum benefit plan liability adjustment was $5.9 million and $2.5 million for 2003 and 2002, respectively.
NOTE 22: EARNINGS PER COMMON SHARE
Earnings per common share is computed using net income applicable to common stock and weighted average common shares outstanding during the period. Earnings per common share—assuming dilution is computed using net income applicable to common stock and weighted average common shares outstanding during the period after consideration of the potential dilutive effect of common stock equivalents, based on the treasury stock method using an average market price for the period. For 2004, all stock options outstanding were included in the computation of earnings per common share—assuming dilution, as a result of the stock options’ exercise prices being less than the average market price of the common shares. There were 34.7 million stock options with an average exercise price of $22.91 per share outstanding at December 31, 2003, which were not included in the computation of earnings per common share—assuming dilution for 2003 as a result of the stock options’ exercise prices being greater than the average market price of the common shares. These stock options expire from 2010 through 2012. There were 20.6 million stock options with an average option price of $23.90 per share outstanding at December 31, 2002, which were not included in the computation of earnings per common share— assuming dilution for 2002 as a result of the stock options’ exercise prices being greater than the average market price of the common shares. These stock options expire from 2010 through 2012.
NOTE 23: INCOME TAXES
The following is a reconciliation of the federal statutory income taxes to the Corporation’s reported income taxes:
RECONCILIATION OF FEDERAL STATUTORY INCOME TAXES (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Income before income taxes	$4,131,629	$3,659,005	$2,785,416
Statutory tax rate	35%	35%	35%

Income tax at statutory tax rate	1,446,070	1,280,652	974,896
State taxes, net of federal benefit	40,195	31,321	23,951
Tax credits	(49,240)	(41,105)	(31,801)
Other	17,308	50,033	52,416

Total income taxes	$1,454,333	$1,320,901	$1,019,462

COMPUTATION OF EARNINGS PER COMMON SHARE (dollars in thousands, except per share amounts)

Year Ended December 31,	2004	2003	2002

Earnings per Common Share
Net income	$2,677,296	$2,338,104	$1,765,954
Less: preferred stock dividend requirements	14,064	14,064	14,178

Net income applicable to common stock	$2,663,232	$2,324,040	$1,751,776

Weighted average common shares outstanding (000)	1,277,833	1,278,166	1,277,787

Earnings per common share	$2.08	$1.82	$1.37

Earnings per Common Share— Assuming Dilution
Net income	$2,677,296	$2,338,104	$1,765,954
Less: preferred stock dividend requirements	14,064	14,064	14,178

Net income applicable to common stock	$2,663,232	$2,324,040	$1,751,776

Weighted average common shares outstanding (000)	1,277,833	1,278,166	1,277,787
Net effect of dilutive stock options (000)	19,345	16,976	24,925

Weighted average common shares outstanding and common stock equivalents (000)	1,297,178	1,295,142	1,302,712

Earnings per common share—assuming dilution	$2.05	$1.79	$1.34

100      MBNA annual report 2004

The components of the Corporation’s income tax expense related to continued operations are as follows:
COMPONENTS OF INCOME TAX EXPENSE
(dollars in thousands)

Year Ended December 31,	2004	2003	2002

Current Income Taxes
U.S. federal	$1,126,392	$1,095,826	$1,017,511
U.S. state and local	60,175	48,186	36,848
Foreign	157,218	178,869	116,810

Total current income taxes	1,343,785	1,322,881	1,171,169

Deferred Income Taxes
U.S. federal, state, and local	100,521	(669)	(143,601)
Foreign	10,027	(1,311)	(8,106)

Total deferred income taxes	110,548	(1,980)	(151,707)

Total income taxes	$1,454,333	$1,320,901	$1,019,462

Foreign subsidiaries contributed approximately 11.9% in 2004, 15.5% in 2003, and 14.7% in 2002 to consolidated income before income taxes. No U.S. income taxes have been provided on the accumulated undistributed earnings of foreign subsidiaries, totaling $1.6 billion at December 31, 2004, which continue to be reinvested. The Corporation evaluated the potential for repatriation of the earnings of its foreign subsidiaries under the provisions of the American Jobs Creation Act of 2004. All earnings of the Corporation’s foreign subsidiaries will continue to be reinvested to meet future business goals of the foreign subsidiaries and to comply with foreign regulatory capital requirements.
The Corporation has foreign tax loss carryforwards of $165.6 million that begin to expire in 2017. The $8.3 million tax effect of the carryforwards results from differences in foreign tax rates. At December 31, 2004, the Corporation had a valuation allowance in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement No. 109”) of $8.3 million, related to foreign tax loss carryforwards.
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:
SUMMARY OF DEFERRED TAXES (dollars in thousands)

December 31,	2004	2003

Deferred Tax Assets
Reserve for possible credit losses and the estimate of uncollectible accrued interest and fees	$197,506	$292,235
Customer incentive programs	120,289	90,357
Intangible assets	267,641	226,754
Foreign tax loss carryforwards and tax credits	8,279	4,142
Other deferred tax assets	352,199	341,654

Total deferred tax assets	945,914	955,142
Valuation allowance	(8,279)	(4,142)

Total deferred tax assets less valuation allowance	937,635	951,000

Deferred Tax Liabilities
Securitizations and related items	(372,537)	(380,350)
Software	(157,476)	(118,368)
Deferred fee income	(127,088)	(50,162)
Other deferred tax liabilities	(95,394)	(79,090)

Total deferred tax liabilities	(752,495)	(627,970)

Net deferred tax assets	$185,140	$323,030

NOTE 24: EMPLOYEE BENEFITS
The Corporation has a noncontributory defined benefit pension plan (“Pension Plan”) and a supplemental executive retirement plan (“SERP”).
PENSION PLAN
The Corporation’s Pension Plan covers substantially all people employed by the Corporation in the United States who meet certain age and service requirements. Retirement benefits are based on the number of years of benefit service and a percentage of the participant’s average annual compensation during the five highest paid consecutive years of their last 10 years of employment. The Corporation’s funding policy is to have the market value of the Pension Plan’s assets achieve a target-funded ratio between 100% and 120% on a projected benefit obligation (“PBO”) basis, and that only tax-deductible contributions may be made. This target-funded ratio is intended to accelerate the time frames when the Pension Plan will no longer require additional annual contributions. The target-funded ratio was not achieved in 2004, nor is it likely to be achieved in 2005 as a result of the capital market and interest rate environments, as well as limitations on permissible tax-deductible contributions to the Pension Plan. The target-funded ratio is calculated by dividing the fair market value of plan assets by the PBO. At December 31, 2004, the Pension Plan had a target-funded ratio of 81%, based on the fair market value of the Pension Plan’s assets of $481.3 million and a PBO of $595.3 million. At December 31, 2003, the Pension Plan had a target-funded ratio of 73%, based on the fair market value of the Pension Plan’s assets of $378.4 million and a PBO of $517.8 million. As of December 31, 2004 and 2003, the Pension Plan had a funded ratio on an accumulated benefit obligation (“ABO”) basis of 140% and 135%, respectively.

MBNA annual report 2004      101

BENEFIT PLAN FINANCIAL INFORMATION (dollars in thousands)

	Pension Plan		SERP		Total

Year Ended December 31,	2004	2003	2004	2003	2004	2003

Change in Benefit Obligation
Net benefit obligation, beginning of year	$517,846	$397,182	$227,595	$176,580	$745,441	$573,762
Service cost-benefits earned during the year	60,225	49,775	14,674	15,090	74,899	64,865
Interest cost on projected benefit obligation	34,511	28,899	13,732	12,964	48,243	41,863
Actuarial (gain) loss	(13,427)	45,551	(15,108)	17,483	(28,535)	63,034
Plan amendments	–	–	(160)	7,218	(160)	7,218
Gross benefits paid	(3,880)	(3,561)	(3,184)	(1,740)	(7,064)	(5,301)
Special termination benefits	–	–	2,210	–	2,210	–

Net benefit obligation, end of year	$595,275	$517,846	$239,759	$227,595	$835,034	$745,441

Change in Plan Assets
Fair value of plan assets, beginning of year	$378,407	$263,336	$–	$–	$378,407	$263,336
Actual return on plan assets	37,859	49,632	–	–	37,859	49,632
Employer contributions	68,959	69,000	3,184	1,740	72,143	70,740
Gross benefits paid	(3,880)	(3,561)	(3,184)	(1,740)	(7,064)	(5,301)

Fair value of plan assets, end of year	$481,345	$378,407	$–	$–	$481,345	$378,407

Funded status	$(113,930)	$(139,439)	$(239,759)	$(227,595)	$(353,689)	$(367,034)
Unrecognized net actuarial loss	171,098	196,528	26,705	43,224	197,803	239,752
Unrecognized prior service cost	11,315	12,400	41,120	44,399	52,435	56,799
Unrecognized net transition obligation	–	–	1,279	1,694	1,279	1,694
Fourth quarter contributions	–	–	1,205	–	1,205	–

Net amount recognized	$68,483	$69,489	$(169,450)	$(138,278)	$(100,967)	$(68,789)

Amounts Recognized in the Consolidated Statements of Financial Condition
Prepaid benefit cost	$68,483	$69,489	$–	$–	$68,483	$69,489
Accrued benefit cost	–	–	(169,450)	(138,278)	(169,450)	(138,278)
Additional minimum liability	–	–	(48,134)	(69,681)	(48,134)	(69,681)
Intangible asset	–	–	42,399	46,093	42,399	46,093
Accumulated other comprehensive income	–	–	5,735	23,588	5,735	23,588

Net amount recognized	$68,483	$69,489	$(169,450)	$(138,278)	$(100,967)	$(68,789)

Significant Assumptions used to Determine Benefit Obligations, End of Year
Discount rate	6.25%	6.00%	6.25%	6.00%
Rate of compensation increase	5.00	5.00	5.00	5.00
Expected rate of return on plan assets	8.75	9.00

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
The Corporation’s SERP established in 1991, provides certain officers with supplemental retirement benefits in excess of limits imposed on qualified plans by federal tax law. The SERP provides a retirement benefit up to a maximum of 80% of the participants’ highest average salary for any 12 month period during the 72 months preceding retirement. The SERP is unfunded, however, the Corporation has life insurance policies on certain participants of the SERP with a cash surrender value of $113.7 million and $83.9 million at December 31, 2004 and 2003, respectively.
Financial information for both the Pension Plan and the SERP is presented in the table above. MBNA Corporation uses a measurement date of September 30, 2004 for both its Pension Plan and SERP.
BENEFIT PLAN FINANCIAL INFORMATION
In 2004, the Corporation increased the discount rate used to value its PBO for both the Pension Plan and the SERP to 6.25% from 6.00% in 2003, as a result of a refinement in the methodology used to calculate the discount rate. The change in the discount rate decreased the PBO for the Pension Plan and the SERP by approximately $36 million and $8 million, respectively, for the year ended December 31, 2004. Net periodic benefit cost for the Pension Plan and the SERP increased by $6.6 million in 2004, as compared to 2003, primarily as a result of assumption changes, driven by a discount rate decrease, $12.3 million; offset in part by actuarial losses, $5.3 million.
In 2004, the Corporation decreased its expected return on plan assets assumption for the Pension Plan to 8.75% from 9.00% in 2003. The expected return on plan assets assumption was determined based on the Pension Plan’s asset allocation, a review of historic market performance, historical plan performance, and a forecast of expected future asset returns.
In 2004, the Corporation retained its expected rate of compensation increase for both the Pension Plan and the SERP. The expected rate of compensation increase was determined based on the long-term expectation of compensation rate increases.
During 2004, the Corporation incurred special termination benefit charges of $2.2 million, which related to SERP participants retiring earlier than expected. This amount is excluded from the components of net periodic benefit cost in the following table.

102     MBNA annual report 2004

COMPONENTS OF NET PERIODIC BENEFIT COST (dollars in thousands)

	Pension Plan			SERP			Total

Year Ended December 31,	2004	2003	2002	2004	2003	2002	2004	2003	2002

Service cost-benefits earned during the year	$60,225	$49,775	$37,813	$14,674	$15,090	$13,115	$74,899	$64,865	$50,928
Interest cost on projected benefit obligation	34,511	28,899	23,349	13,732	12,964	11,299	48,243	41,863	34,648
Expected return on plan assets	(37,702)	(26,050)	(25,579)	–	–	–	(37,702)	(26,050)	(25,579)
Net amortization and deferral:
Prior service cost	1,085	1,085	730	3,119	3,136	2,598	4,204	4,221	3,328
Actuarial loss	11,846	10,593	2,910	700	146	–	12,546	10,739	2,910
Transition (asset) obligation	–	–	(69)	415	415	415	415	415	346

Net amortization and deferral	12,931	11,678	3,571	4,234	3,697	3,013	17,165	15,375	6,584

Net periodic benefit cost	$69,965	$64,302	$39,154	$32,640	$31,751	$27,427	$102,605	$96,053	$66,581

Assumptions Used to Determine Net Periodic Benefit Cost
Discount rate	6.00%	6.75%	7.50%	6.00%	6.75%	7.50%
Rate of compensation increase	5.00	5.50	6.00	5.00	5.50	6.00
Expected return on plan assets	9.00	9.00	9.50

COMPONENTS OF NET PERIODIC BENEFIT COST
The components of net periodic benefit cost for the Pension Plan and SERP are presented in the table above.
PLAN ASSETS
The Corporation’s Pension Plan asset allocation at December 31, 2004 and 2003, and the target allocation for 2005, are as follows:

		Percentage
		of Plan
	Target	Assets at
	Allocation For	Year End

Year Ended December 31,	2005	2004	2003

Asset Category
Equity securities	70%	73%	71%
Tactical asset allocation	–	10	10
Debt securities	25	17	19
Real estate	5	–	–

Total	100%	100%	100%

The purpose of the tactical asset allocation component of the Pension Plan is to take advantage of opportunities when market conditions are favorable for equity, fixed income or cash. This exposure has historically provided equity-like returns on plan assets with volatility similar to that of fixed income. All allocations are rebalanced after they migrate +/- 5 percentage points from their target allocation.
The obligations of the Pension Plan are dominated by obligations for active employees. Only 4% of the obligation is attributable to retirees. Because the timing of expected benefit payments is so far in the future and the size of the plan assets are small relative to the Corporation’s assets, the investment strategy is to allocate a large portion of assets to equities, which the Corporation believes will provide the highest return over future periods. The fixed income assets are invested in long duration debt securities in order to better match the duration of the plan obligations.
The Corporation periodically conducts an asset/liability modeling study to ensure the investment strategy is aligned with the profile of the obligations. In 2004, such a review was conducted and resulted in the new target allocation presented in the table above. The new target allocation will be implemented in 2005. The long-term goals are to maximize the plan funded status, minimize contributions and pension expense, while taking into consideration the potential volatility risks of each of these items.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the employee benefit plans are presented in the table below.
EMPLOYEE BENEFIT PLAN INFORMATION
(dollars in thousands)

December 31,	2004	2003

Pension Plan
Projected benefit obligation	$595,275	$517,846
Accumulated benefit obligation	342,630	279,696
Fair value of plan assets	481,345	378,407
SERP
Projected benefit obligation	239,759	227,595
Accumulated benefit obligation	218,789	207,959
Fair value of plan assets	–	–

EXPECTED CASH FLOWS
A summary of the Corporation’s estimated pension and SERP benefit cash flows for the next ten years is presented in the following table.
EXPECTED CASH FLOWS (dollars in thousands)

	Pension
	Plan	SERP	Total

Expected Employer Contributions
2005 to plan trust	$75,000	$–	$75,000
2005 to plan participants	–	8,716	8,716

Expected Benefit Payments
2005	3,358	8,716	12,074
2006	4,372	10,286	14,658
2007	5,709	11,363	17,072
2008	7,499	12,775	20,274
2009	9,788	14,917	24,705
2010 through 2014	104,842	106,410	211,252

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

MBNA annual report 2004     103

Additionally, eligible participants may contribute up to a maximum of 25% of base salary on a pre-tax basis and 15% on an after-tax basis, with the first 6% matched at a rate of 50% by the Corporation in cash. The Corporation recorded $31.3 million, $28.6 million, and $27.0 million to other operating expense for the costs related to the 401(k) Plan for the years ended 2004, 2003, and 2002, respectively.
OTHER PLANS
The Corporation’s foreign bank subsidiaries each have a defined contribution plan for their employees. MBNA Europe has a defined contribution plan that covers substantially all of its people who meet certain age and service requirements. MBNA Europe contributes 6% of an eligible person’s base salary in cash. In addition, eligible participants may contribute up to a maximum of 15% of base salary, with the first 6% matched at a rate of 50% by MBNA Europe in cash. MBNA Canada has a defined contribution plan that covers substantially all of its people who meet certain age and service requirements. MBNA Canada contributes 5% of an eligible person’s base salary in cash. In addition, eligible participants may contribute up to a maximum of 10% of base salary, with the first 6% matched at a rate of 50% by MBNA Canada in cash. MBNA España contributes 3% on the first €32,778 of base salary and 9% on the base salary above €32,778. In addition, eligible participants may contribute up to a maximum of 6% of base salary, with the first 3% matched at a rate of 50% by MBNA España in cash. The Corporation recorded $15.8 million, $11.0 million, and $8.3 million of other operating expense related to these other plans for the years ended 2004, 2003, and 2002, respectively.
POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS
The Corporation and its subsidiaries provide certain health care and life insurance benefits for certain people upon early retirement through normal retirement age. Initially, a plan was established for people age 45 and older with at least 10 years of service at December 31, 1993. The plan was closed to future enrollment effective December 31, 1998. The plan was extended on January  1, 1999, to people age 40 and older with at least five years of service. A person must meet the requirements for early retirement status to be eligible for these benefits. The Corporation records the estimated cost of benefits provided to its former or inactive employees on an accrual basis. The expenses for these benefits are charged to other operating expense and were not material to the Corporation’s consolidated financial statements.
The Corporation’s estimated future health care trend rates are presented in the following table.
ASSUMED HEALTH CARE COST TREND RATES

December 31,	2004	2003

Health care cost trend rate assumed for next year	9.00%	11.00%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	5.00	5.00
Year that the rate reaches the ultimate trend rate	2013	2013

At September 30, 2004, a one-percentage-point change in assumed health care cost trend rates would have the following effect:
HEALTHCARE EFFECT (dollars in thousands)

	1-Percentage	1-Percentage
	Point Increase	Point Decrease

Effect on postretirement benefit obligation	$5,009	$(4,462)
Effect on total of service cost and interest cost	538	(477)

Financial Staff Position No. FAS 106-2, which superceded Financial Staff Position No. FAS 106-1, addresses the accounting and disclosure implications resulting from the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”), which was enacted on December 8, 2003. The Act introduced a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare. The Corporation’s accounting for its health care benefit plan is not impacted by the effects of the Act since retirees contribute 100% of the cost for post-65 coverage.
In January 2005, the Corporation announced that it will take a one-time restructuring charge in the first quarter of 2005. The restructuring charge will affect both the Pension Plan and the SERP. See Note 34: Subsequent Events for further details on the restructuring charge. The information in the footnote above excludes any impact from this restructuring.
NOTE 25: STOCK-BASED EMPLOYEE COMPENSATION
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
The 1997 Plan authorizes, subject to certain exceptions and additional limitations, grants of stock options and restricted shares for an indefinite number of shares of common stock, provided that immediately after the grants, the sum of the number of outstanding stock options and restricted shares does not exceed 10% of fully diluted shares outstanding as defined in the 1997 Plan. At December 31, 2004, 2003, and 2002, the maximum amount of shares of common stock available for future award grants under the 1997 Plan were 41.7 million shares, 26.9 million shares, and 15.8 million shares, respectively. The maximum number of restricted stock awards that can be granted in any calendar year is 3 million shares, not including restricted stock awards in lieu of payment of cash bonuses. The maximum number of stock options that can be granted to any one participant in any calendar year is 3.38 million options.
Stock options are granted with an exercise price that is not less than the fair market value of the Corporation’s Common Stock on the date the option is granted, and none may be exercised more than 10 years from the date of grant. Stock options granted to selected officers and key employees of the Corporation normally become exercisable for one-fifth of the common shares subject

104      MBNA annual report 2004

to the options each year and continue to become exercisable for up to one-fifth per year until they are completely exercisable after five years. Stock options granted to nonemployee directors and certain selected officers are exercisable immediately.
The Corporation granted 50,000 stock options in 2004, 1.6 million stock options in 2003, and 4.6 million stock options in 2002 which were immediately exercisable following the effective date of the grant. During 2004, 2003, and 2002, there were no performance-based common stock options granted.
Restricted common shares were also issued under the 1997 Plan to the Corporation’s senior officers for a total of 2.8 million common shares in 2004, including 1.1 million common shares issued in lieu of payment of cash bonuses, 5.4 million common shares in 2003, including 2.4 million common shares issued in lieu of payment of cash bonuses, and 3.0 million common shares in 2002. The restricted common shares issued had an approximate aggregate market value of $74.5 million, $111.4 million, and $69.1 million at the time of grant for 2004, 2003, and 2002, respectively. The market value of these restricted shares at the date of grant is amortized into expense over a period that approximates the restriction period, which is 10 years, or less if the restricted common shares had a specific vesting date less than 10 years from date of grant. If the restrictions lapse, generally upon death, disability or retirement, or are released sooner, any remaining unamortized compensation expense related to the restricted shares is immediately expensed. At December 31, 2004 and 2003, the unamortized compensation expense related to the restricted stock awards was $167.3 million and $183.3 million, respectively.
To the extent stock options are exercised or restricted shares are awarded from time to time under the Corporation’s Long Term Incentive Plans, the Board of Directors has approved the purchase, on the open market or in privately negotiated transactions, of the number of common shares issued. The Corporation considers these stock repurchases in maintaining its liquidity position. During 2004, the Corporation purchased 16.7 million common shares for $432.4 million in connection with the issuance of restricted stock and the exercise of stock options and received $192.3 million in proceeds from the exercise of those stock options. During 2003, the Corporation purchased 29.2 million common shares for $618.3 million in connection with the issuance of restricted stock and the exercise of stock options
SUMMARY OF STOCK OPTION PLANS ACTIVITY
(shares in thousands)

		Weighted
	Number	Average
	of Shares	Exercise Price

2004
Options outstanding, beginning of year	99,197	$17.66
Granted	50	24.71
Exercised	(13,822)	13.91
Canceled	(608)	20.66

Options outstanding, end of year	84,817	18.25

Options exercisable, end of year	69,458	17.41

Weighted average fair value of options granted during the year	$7.41

2003
Options outstanding, beginning of year	110,728	$16.05
Granted	12,514	20.54
Exercised	(23,708)	11.63
Canceled	(337)	19.78

Options outstanding, end of year	99,197	17.66

Options exercisable, end of year	71,526	16.17

Weighted average fair value of options granted during the year	$7.02

2002
Options outstanding, beginning of year	113,026	$12.66
Granted	20,675	23.88
Exercised	(22,521)	6.15
Canceled	(452)	19.90

Options outstanding, end of year	110,728	16.05

Options exercisable, end of year	80,748	14.11

Weighted average fair value of options granted during the year	$8.37

and received $275.8 million in proceeds from the exercise of those stock options. During 2002, the Corporation purchased 25.5 million common shares for $615.5 million in connection with the issuance of restricted stock and the exercise of stock options and received $138.4 million in proceeds from the exercise of those stock options.

SUMMARY OF STOCK OPTIONS OUTSTANDING (shares in thousands)

December 31, 2004	Options Outstanding				Options Exercisable

		Weighted Average
	Number	Remaining		Weighted Average	Number	Weighted Average
Range of Exercise Prices	of Shares	Contractual Life		Exercise Price	of Shares	Exercise Price

$ 1.00 to $ 4.99	1,523	.86 yea	rs	$4.88	1,523	$4.88
5.00 to 9.99	9,577	2.10		8.04	9,577	8.04
10.00 to 14.99	16,345	4.25		14.24	16,345	14.24
15.00 to 19.99	9,472	4.41		17.74	9,417	17.74
20.00 to 24.99	47,890	7.08		22.19	32,586	22.24
25.00 to 30.00	10	9.42		25.36	10	25.36

1.00 to 30.00	84,817				69,458

MBNA annual report 2004     105

NOTE 26: OTHER OPERATING EXPENSE
OTHER EXPENSE COMPONENT OF TOTAL OTHER OPERATING EXPENSE (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Purchased services	$656,505	$582,724	$544,104
Advertising	390,572	421,965	315,393
Collection	110,999	77,482	54,872
Stationery and supplies	41,389	41,833	48,073
Service bureau	95,530	83,171	75,444
Postage and delivery	441,303	459,592	366,129
Telephone usage	88,630	89,448	86,562
Loan receivable fraud losses	150,195	139,193	160,639
Amortization of intangible assets	453,837	410,973	348,727
Other	277,397	207,031	248,317

Total other expense	$2,706,357	$2,513,412	$2,248,260

NOTE 27: DIVIDEND LIMITATIONS
The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Corporation’s Board of Directors. The payment of preferred and common stock dividends by the Corporation may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Corporation’s revolving credit facilities. The payment of common stock dividends may also be limited by the terms of the Corporation’s preferred stock. If the Corporation has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Corporation may not declare or pay any cash dividends on the common stock. In addition, if the Corporation defers interest for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending on the series, on the Corporation’s junior subordinated deferrable interest debentures, the Corporation may not be permitted to declare or pay any cash dividends on the Corporation’s Capital Stock or interest on the debt securities that have equal or less priority than the junior subordinated deferrable interest debentures.

The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The primary source of funds for payment of preferred and common stock dividends by the Corporation is dividends received from the Bank. The amount of dividends that a national bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits. Also, a national bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At December 31, 2004, the amount of undivided profits available for declaration and payment of dividends from the Bank to the Corporation was $5.1 billion. The Bank’s payment of dividends to the Corporation may also be limited by a tangible net worth requirement under the Corporation’s senior syndicated revolving credit facility (discussed under “Note 29: Commitments and Contingencies”). This facility was not drawn upon at December 31, 2004. If this facility had been drawn upon at December 31, 2004, the amount of retained earnings available for declaration of dividends would have been limited to $3.8 billion. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this practice, the amount of undivided profits available for the declaration and payment of dividends from the Bank to the Corporation was $1.9 billion at December 31, 2004. Payment of dividends by the Bank to the Corporation, however, can be further limited by federal bank regulatory agencies. In January 2005, the Corporation approved a share repurchase program of up to $2 billion of common stock over the next two years. The Corporation’s dividend limitations will be considered prior to any share repurchases under this program.

106      MBNA annual report 2004

NOTE 28: CAPITAL ADEQUACY
CAPITAL ADEQUACY (dollars in thousands)

					To Be Well-Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount		Ratio

December 31, 2004
Tier 1 Capital (to Risk-Weighted Assets):
MBNA Corporation	$13,967,552	21.82%	$2,559,949	4.00%	(a	)
MBNA America Bank, N.A.	12,643,465	21.51	2,351,544	4.00	$3,527,316		6.00%
MBNA America (Delaware), N.A.	575,650	15.79	145,781	4.00	218,671		6.00
Total Capital (to Risk-Weighted Assets):
MBNA Corporation	16,248,639	25.39	5,119,899	8.00	(a	)
MBNA America Bank, N.A.	14,849,178	25.26	4,703,088	8.00	5,878,860		10.00
MBNA America (Delaware), N.A.	622,707	17.09	291,562	8.00	364,452		10.00
Tier 1 Capital (to Average Assets):
MBNA Corporation	13,967,552	22.80	2,450,883	4.00	(a	)
MBNA America Bank, N.A.	12,643,465	21.87	2,312,592	4.00	2,890,740		5.00
MBNA America (Delaware), N.A.	575,650	16.12	142,833	4.00	178,541		5.00
December 31, 2003
Tier 1 Capital (to Risk-Weighted Assets):
MBNA Corporation	$11,998,873	18.47%	$2,598,126	4.00%	(a	)
MBNA America Bank, N.A.	10,286,026	16.38	2,512,467	4.00	$3,768,700		6.00%
MBNA America (Delaware), N.A.	526,630	28.38	74,214	4.00	111,321		6.00
Total Capital (to Risk-Weighted Assets):
MBNA Corporation	14,409,042	22.18	5,196,252	8.00	(a	)
MBNA America Bank, N.A.	12,644,844	20.13	5,024,933	8.00	6,281,167		10.00
MBNA America (Delaware), N.A.	551,920	29.75	148,428	8.00	185,535		10.00
Tier 1 Capital (to Average Assets):
MBNA Corporation	11,998,873	20.52	2,338,976	4.00	(a	)
MBNA America Bank, N.A.	10,286,026	18.52	2,221,105	4.00	2,776,382		5.00
MBNA America (Delaware), N.A.	526,630	32.47	64,870	4.00	81,088		5.00

(a)	Not applicable for bank holding companies.

The Corporation is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank and MBNA Delaware are also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital, and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet these minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the federal bank regulators that, if undertaken, could have a direct material effect on the Corporation’s, the Bank’s, and MBNA Delaware’s consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation, the Bank, and MBNA Delaware must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.
The Corporation’s, the Bank’s, and MBNA Delaware’s capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 2004 and 2003, the Corporation’s, the Bank’s, and MBNA Delaware’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank and MBNA Delaware were “well-capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory accounting practices. At December 31, 2004, no conditions or events had occurred that changed the Corporation’s classification as “adequately capitalized” and the Bank’s or MBNA Delaware’s classification as “well capitalized.”

MBNA Delaware’s Tier 1, Total, and Leverage Capital ratios decreased from December 31, 2003 primarily as a result of the SFS acquisition on March 31, 2004. Note 5: Acquisitions to the consolidated financial statements provides further detail regarding the acquisition.
MBNA Europe and MBNA Canada are regulated by the Financial Services Authority (“FSA”) and the Office of the Superintendent of Financial Institutions (“OSFI”), respectively, in regards to capital adequacy. As of December 31, 2004, MBNA Europe and MBNA Canada are compliant in regards to capital standards.
NOTE 29: COMMITMENTS AND CONTINGENCIES
A loan commitment, commonly referred to as a line of credit, is an agreement to lend to a Customer subject to the Customer’s compliance with the Customer’s account agreement. The Corporation can reduce or cancel a line of credit by providing the required prior notice to the Customer, or without notice if permitted by law. The Corporation had outstanding lines of credit of $700.2 billion and $681.6 billion committed to its Customers at December 31, 2004 and 2003, respectively. Of those total commitments, $578.6 billion and $563.1 billion were unused at December 31, 2004 and 2003, respectively. While these amounts represent the total available lines of credit to Customers, the Corporation has not experienced and does not anticipate that all of its Customers will exercise their entire available line of credit at any given point in time.
Also, the Corporation holds Community Development investments in the form of limited partnership interests that qualify under the Community Reinvestment Act (“CRA”). These unfunded investment commitments, which are recorded as liabilities when originated, totaled $154.3 million and $110.8 million at December 31, 2004 and 2003, respectively.

MBNA annual report 2004      107

Additionally, the Corporation had off-balance sheet commitments to purchase when-issued CRA qualifying securities and fund CRA related loans of $57.7 million and $41.3 million at December 31, 2004 and 2003, respectively. The Corporation may not cancel these commitments.
The Corporation, the Bank, and their affiliates are commonly subject to various pending or threatened legal proceedings, including certain class actions, arising out of the normal course of business. In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of these matters will be. However, the Corporation believes, based on current knowledge and after consultation with counsel, that the outcome of such matters will not have a material adverse effect on the Corporation’s consolidated financial condition or results of operations. Amounts that have been recognized for such losses as of December 31, 2004 and 2003 and not yet paid are included in the consolidated statements of financial condition under accrued expenses and other liabilities and are not material to the consolidated financial statements at December 31, 2004 and 2003, respectively.
The Bank, MBNA Europe, and the Corporation have a $2.5 billion senior unsecured syndicated revolving credit facility committed through July 2007, available to the Bank and MBNA Europe with sublimit availability in an amount of $500.0 million for the Corporation. The Bank unconditionally and irrevocably guarantees the obligations of MBNA Europe under the facility.
Advances from the $2.5 billion senior unsecured syndicated revolving credit facility are subject to covenants and conditions customary in a transaction of this nature. These conditions include requirements for both the Corporation and the Bank to maintain a minimum level of consolidated tangible net worth. These conditions also require the Bank to not permit its managed loan receivables 90 days or more past due plus nonaccruing receivables to exceed 6% of managed receivables, as defined by the agreement, and to maintain its regulatory capital ratios at or above regulatory “well-capitalized” requirements as defined by the agreement. In addition, these conditions require that the Corporation not permit its double leverage ratio (defined as the sum of the Corporation’s intangible assets and investment in subsidiaries divided by total stockholders’ equity) to exceed 1.25 and to maintain its regulatory capital ratios at or above regulatory minimum requirements. The credit facility agreement requires a certification process to support compliance with such covenants and conditions. As of the latest certification date the Corporation was in compliance with all of its covenants and conditions. At December 31, 2004, the ratio of the Bank’s managed loan receivables 90 days or more past due plus nonaccruing receivables to managed receivables was 2.24%, the Corporation’s double leverage ratio was 1.04, and the level of consolidated tangible net worth exceeded the minimum levels required by $3.8 billion and $3.9 billion for the Bank and the Corporation, respectively. See Note 28: Capital Adequacy for further detail on the Corporation’s regulatory capital requirements. Rating triggers are related to pricing only and do not affect availability. This facility, while not designated to support any capital markets program, may be used for general corporate purposes and was not drawn upon at December 31, 2004.

MBNA Europe has a £350.0 million (approximately $676.2 million at December 31, 2004) multi-currency syndicated revolving credit facility committed until October 2009. In October 2004, this facility replaced the £325.0 million multi-currency syndicated revolving credit facility with an original maturity date of June 2005. MBNA Europe may take advances under the facility subject to covenants and conditions customary in a transaction of this nature, including requirements for tangible net worth, as defined by the agreement. The credit facility agreement requires a certification process to support compliance with such covenants and conditions. As of the latest certification date the Corporation was in compliance with all of its covenants and conditions. At December 31, 2004, the level of consolidated tangible net worth for the Bank, as guarantor, exceeded the minimum levels required by $3.8 billion. This facility contains no rating related triggers. This facility is unconditionally and irrevocably guaranteed by the Bank. The facility, while not designated to support any capital markets program, may be used for general corporate purposes and was not drawn upon at December 31, 2004.
In connection with the PCL acquisition in the first quarter of 2004, MBNA Europe assumed a short-term on-balance sheet financing structured transaction with an available limit of £750.0 million (approximately $1.4 billion). MBNA Europe may take advances under the facility subject to covenants and conditions customary in a transaction of this nature. At December 31, 2004, this financing structured transaction had an outstanding balance of £527.0 million (approximately $1.0 billion) consisting of several tranches with maturities ranging between one to three months. These tranches are renewable upon maturity. This financing structured transaction is secured by £930.4 million (approximately $1.8 billion) of assets. The drawn upon portion of this on-balance sheet financing structured transaction is included in short-term borrowings in the Corporation’s consolidated statements of financial condition. See Note 5: Acquisitions for further detail regarding the PCL acquisition.
MBNA Canada has a CAD$350.0 million (approximately $290.8 million at December 31, 2004) multi-currency syndicated revolving credit facility committed through July 2007. MBNA Canada may take advances under the facility subject to covenants and conditions customary in a transaction of this nature, including requirements for tangible net worth, as defined by the agreement. The credit facility agreement requires a certification process to support compliance with such covenants and conditions. As of the latest certification date the Corporation was in compliance with all of its covenants and conditions. At December 31, 2004, the level of consolidated tangible net worth for the Bank, as guarantor, exceeded the minimum levels required by $4.1 billion. Rating triggers are related to pricing only and do not affect availability. This facility is unconditionally and irrevocably guaranteed by the Bank. This facility, while not designated to support any capital markets program, may be used for general corporate purposes and was not drawn upon at December 31, 2004.
Total commitment fees for all of the Corporation’s credit facilities totaled approximately $10 million for 2004.
In connection with the MBNA Master Consumer Loan Trust (“CLMT”) and American Loan Financing Trust (“ALF”), the

108      MBNA annual report 2004

investors have entered into interest rate hedge agreements (the “swaps”) with swap counterparties to reduce interest rate risks associated with their investment. ALF is an on-balance sheet financing structured transaction. See Note 18: Short-Term Borrowings to the consolidated financial statements. In order to facilitate these swap arrangements, the Corporation has agreed with the swap counterparties to either pay the fair value liability (including certain unpaid amounts, if any) of the swaps or receive the fair value asset of the swaps, but only in the event the securitization transaction terminates prior to the swaps. At December 31, 2004, the fair value liability of the swaps was approximately $52 million for CLMT and ALF. The Corporation considers the possibility of the occurrence of the events giving rise to its obligations under the CLMT and ALF agreements to be remote.
NOTE 30: FOREIGN ACTIVITIES
SELECTED FOREIGN FINANCIAL DATA
(dollars in thousands)

Year Ended December 31,	2004	2003	2002

United Kingdom/ Ireland/ Spain
Total assets	$15,534,772	$11,958,296	$9,194,940
Total income	2,055,737	1,671,370	1,298,322
Income before income taxes	177,453	262,401	199,986
Net income	136,652	198,076	148,497
Canada
Total assets	1,449,344	1,506,838	1,064,344
Total income	406,095	398,420	281,327
Income before income taxes	147,728	143,782	93,962
Net income	80,089	87,897	79,123
Other Foreign
Total assets	1,101,336	2,377,345	2,426,402
Total income	45,612	40,068	22,029
Loss before income taxes	(42,369)	(53,776)	(13,973)
Net loss	(27,328)	(34,686)	(8,873)
Total Foreign
Total assets	18,085,452	15,842,479	12,685,686
Total income	2,507,444	2,109,858	1,601,678
Income before income taxes	282,812	352,407	279,975
Net income	189,413	251,287	218,747
Domestic
Total assets	43,628,688	43,270,876	40,171,060
Total income	9,819,561	9,574,506	8,829,315
Income before income taxes	3,848,817	3,306,598	2,505,441
Net income	2,487,883	2,086,817	1,547,207
MBNA Corporation
Total assets	61,714,140	59,113,355	52,856,746
Total income	12,327,005	11,684,364	10,430,993
Income before income taxes	4,131,629	3,659,005	2,785,416
Net income	2,677,296	2,338,104	1,765,954

The Corporation’s foreign activities are primarily performed through the Bank’s two foreign bank subsidiaries, MBNA Europe, which has branches in Spain and Ireland, and MBNA Canada. The Bank’s net investment in MBNA Europe was $3.0 billion and in MBNA Canada was $576.8 million at December 31, 2004. The Bank also has a foreign branch office that invests in interest-earning time deposits and accepts Eurodollar deposits. This branch also participates in a portion of the remaining undivided interests in loan principal receivables securitized by MBNA Europe.
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
FOREIGN LOAN RECEIVABLES DISTRIBUTION (a)
(dollars in thousands)

December 31,	2004	2003

Loans Held for Securitization
Credit card	$1,199,678	$2,798,190
Other consumer	-	–
Commercial	-	–

Total loans held for securitization	1,199,678	2,798,190
Loan Portfolio
Credit card	5,573,013	3,967,192
Other consumer	3,266,118	2,418,449
Commercial	1,226,191	38,142

Total loan portfolio	10,065,322	6,423,783

Total loan receivables	$11,265,000	$9,221,973

(a)	The Corporation reclassified certain loan products to separately report its commercial loan products. Business card products were reclassified from credit card loans to commercial loans, and all other commercial loan products were reclassified from other consumer loans to commercial loans. For purposes of comparability, certain prior period amounts have been reclassified.
NOTE 31: RELATED PARTY TRANSACTIONS
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
See Note 20: Stockholders’ Equity— Common Stock for information about a related party transaction pertaining to the 2003 stock issuance.
NOTE 32: FAIR VALUE OF FINANCIAL INSTRUMENTS
The following presents the fair value of financial instruments at December 31, 2004 and 2003, whether or not recognized in the Corporation’s consolidated statements of financial condition, for which it is practicable to estimate that value. In addition, the fair value of certain financial instruments and all nonfinancial instruments are excluded from the consolidated statements of financial condition in accordance with GAAP. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent market values and, in many cases, could not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

MBNA annual report 2004     109

CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION’S FINANCIAL ASSETS (dollars in thousands)

December 31,	2004		2003

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial Assets
Cash and due from banks	$949,706	$949,706	$660,022	$660,022
Money market instruments	4,372,831	4,372,831	4,865,329	4,865,329
Investment securities:
Available-for-sale	6,062,520	6,062,520	4,363,087	4,363,087
Held-to-maturity	299,074	300,072	353,299	354,434
Loan receivables, net of reserve for possible credit losses	32,622,292	32,622,292	32,407,761	32,407,761
Accrued income receivable	397,063	397,063	443,755	443,755
Accounts receivable from securitization	8,443,849	8,443,849	7,766,477	7,766,477

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
The carrying value of the Corporation’s loan receivables reported in the consolidated statements of financial condition approximates its fair value. Loan receivables consist of the Corporation’s loans held for securitization and the loan portfolio. The carrying value of loans held for securitization reported in the consolidated statements of financial condition approximates its fair value as a result of the short-term nature of these assets. The loan portfolio includes variable-rate loans, with interest rates that approximate current market rates, and fixed-rate loans, which can be repriced at any time by giving prior notice to the Customer.
The valuations of the loan receivables do not include the value that relates to estimated cash flows from new and existing loans generated from current Customers over the remaining life of the loan receivables or the value of established Customer relationships. Accordingly, the fair values of the loan receivables do not represent the underlying value of the Corporation’s accounts.
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
Short-term borrowings include federal funds purchased and securities sold under repurchase agreements, short-term bank notes, short-term deposit notes, on-balance sheet financing structures, and other short-term borrowings. The fair value of federal funds purchased and securities sold under repurchase agreements, short-term bank notes, short-term deposit notes, and other short-term borrowings approximates the carrying value based upon their short-term nature. The fair value of the Corporation’s on-balance sheet financing structures is estimated by discounting the future cash flows of the stated maturities of the on-balance sheet financing structures using estimated rates currently offered for similar on-balance sheet financing structures.
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
The Corporation primarily uses interest rate swap agreements and foreign exchange swap agreements to change a portion of fixed-rate long-term debt and bank notes to floating-rate long-term debt and bank notes to more closely match the rate sensitivity of the Corporation’s assets. The interest rate swap agreements and foreign exchange swap agreements are not included in the estimated fair value for long-term debt and bank notes at December 31, 2004 and 2003.

110     MBNA annual report 2004

CARRYING VALUES AND ESTIMATED FAIR VALUES OF THE CORPORATION’S FINANCIAL LIABILITIES
(dollars in thousands)

December 31,	2004		2003

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial Liabilities
Deposits	$31,239,504	$31,498,015	$31,836,081	$32,549,248
Short-term borrowings	2,104,414	2,113,602	1,025,463	1,053,277
Long-term debt and bank notes	11,422,900	12,075,342	12,145,628	13,150,079
Accrued interest payable	286,313	286,313	319,227	319,227

Accrued interest payable includes interest expensed but not yet paid for deposits, short-term borrowings, long-term debt and bank notes, interest rate swap agreements, and foreign exchange swap agreements. The carrying amount approximates the fair value of these liabilities as a result of their relatively short-term nature.
DERIVATIVE FINANCIAL INSTRUMENTS
By using derivative financial instruments, the Corporation exposes itself to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Corporation’s credit risk will equal the fair value gain on the derivative. Generally, when the fair value of the derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore assumes no repayment risk. In order to minimize the amount of credit risk, the Corporation only enters into derivative financial instruments with counterparties who have credit ratings of investment grade as rated by the major rating agencies. The derivative financial instruments that the Corporation uses are interest rate swap agreements, foreign exchange swap agreements, and forward exchange contracts.
The fair value of the Corporation’s derivative financial instruments is determined using quoted market prices or dealer quotes. This value generally reflects the estimated amounts that the Corporation would receive or pay to terminate the instruments at the reporting date.
The Corporation primarily uses interest rate swap agreements to change fixed-rate funding sources to floating-rate funding sources to more closely match the interest rate sensitivity of the Corporation’s assets. Interest rate swap agreements are agreements between counterparties to exchange cash flows based on the difference between two interest rates, applied to a notional principal amount for a specific period. Interest rate swap agreements may subject the Corporation to market risk associated with changes in interest rates, as a result of the change to floating-rate funding sources, as well as the risk of default by a counterparty to the agreement.
Generally, the Corporation’s interest rate swap agreements are designated as fair value hedges under Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), as amended. The fair value of the Corporation’s interest rate swap agreements was a gross asset value of $267.5 million and a gross liability value of $23.6 million at December 31, 2004. At December 31, 2003, the outstanding interest rate swap agreements had a gross asset value of $361.6 million and a gross liability value of $32.7 million. For the years ended December 31, 2004 and 2003, the Corporation’s hedging ineffectiveness for its interest rate swap agreements was immaterial to the Corporation’s consolidated statements of income. At December 31, 2004, the Corporation had interest rate swap agreements maturing in varying amounts from 2005 through 2033.

MBNA annual report 2004      111

The Corporation is exposed to foreign currency exchange rate risk as a result of transactions in currencies other than the designated functional currency. The Corporation uses foreign exchange swap agreements to reduce its exposure to foreign currency exchange rate risk. The foreign exchange swap agreements are primarily related to the issuance of long-term debt and bank notes by the Corporation’s foreign bank subsidiaries. Foreign exchange swap agreements are agreements to exchange principal amounts of different currencies and interest rates, usually at a prevailing exchange rate. When the agreement matures, the underlying principal or notional amount will be re-exchanged at the agreed-upon exchange rate.

The Corporation also enters into forward exchange contracts to reduce its exposure to foreign exchange risk. Those forward exchange contracts are commitments to buy or sell foreign currency at a future date for a contracted price. Those forward exchange contracts may expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk monitoring programs as the Corporation’s other financial instruments.
The Corporation enters into foreign exchange swap agreements that are not designated as accounting hedges. The fair value of the Corporation’s foreign exchange swap agreements not designated as accounting hedges was a gross unrealized gain, or asset, of $83.5 million and a gross unrealized loss, or liability, of

SIGNIFICANT CLASSES OF DERIVATIVE FINANCIAL INSTRUMENTS (dollars in thousands)

		Weighted Average

	Notional			Maturity	Estimated
	Amount	Receive Rate (a)	Pay Rate (b)	in Years	Fair Value

December 31, 2004
Interest rate swap agreements	$8,874,349	5.32%	2.86%	6.3
Gross unrealized gains					$267,497
Gross unrealized losses					(23,608)

Total					$243,889

Foreign exchange swap agreements	3,843,597	3.13	5.90	1.9
Gross unrealized gains					$83,475
Gross unrealized losses					(364,944)

Total					$(281,469)

Forward exchange contracts— pounds sterling	1,745,402	1.84	1.93	.1
Gross unrealized gains					$–
Gross unrealized losses					(77,370)

Total					$(77,370)

Forward exchange contracts— euros	–	–	–	–
Gross unrealized gains					$–
Gross unrealized losses					–

Total					$–

Forward exchange contracts— U.S. dollars (c)	1,755,984	.53	.52	.1
Forward exchange contracts— U.S. dollars (d) (e)	405,273	.75	.73	–
Gross unrealized gains					$42
Gross unrealized losses					(44,742)

Total					$(44,700)

December 31, 2003
Interest rate swap agreements	$9,055,033	5.43%	2.03%	6.8
Gross unrealized gains					$361,554
Gross unrealized losses					(32,735)

Total					$328,819

Foreign exchange swap agreements	4,696,241	4.03	5.10	2.2
Gross unrealized gains					$209,712
Gross unrealized losses					(257,242)

Total					$(47,530)

Forward exchange contracts— pounds sterling	1,557,372	1.68	1.79	.1
Gross unrealized gains					$–
Gross unrealized losses					(94,016)

Total					$(94,016)

Forward exchange contracts— euros	101,034	1.17	1.26	.1
Gross unrealized gains					$–
Gross unrealized losses					(7,661)

Total					$(7,661)

Forward exchange contracts— U.S. dollars (c)	420,376	.57	.56	.1
Forward exchange contracts— U.S. dollars (d)	–	–	–	–
Gross unrealized gains					$–
Gross unrealized losses					(6,353)

Total					$(6,353)

(a)	Weighted average receive rate represents the rate contracted at the time the derivative financial instruments were entered into.
(b)	Weighted average pay rate for the forward exchange contracts represents the spot rate for the currency the forward exchange contract was denominated in at December 31, 2004 and 2003, respectively.
(c)	Pounds sterling exchanged for U.S. dollars.
(d)	Euros exchanged for U.S. dollars.
(e)	Forward exchange contracts due to mature in less than 1 month.
112     MBNA annual report 2004

EXPECTED MATURITIES OF DERIVATIVE FINANCIAL INSTRUMENTS (dollars in thousands)

December 31, 2004	Within 1 Year	1-5 Years	6-10 Years	Over 10 Years	Total

Interest Rate Swap Agreements
Notional amount	$637,005	$4,624,517	$2,526,524	$1,086,303	$8,874,349
Estimated fair value	16,989	110,889	101,328	14,683	243,889
Foreign Exchange Swap Agreements
Notional amount	1,481,498	2,362,099	–	–	3,843,597
Estimated fair value	(43,795)	(237,674)	–	–	(281,469)
Forward Exchange Contracts
Notional amount	3,906,659	–	–	–	3,906,659
Estimated fair value	(122,070)	–	–	–	(122,070)

$364.9 million at December 31, 2004. The fair value of the Corporation’s foreign exchange swap agreements not designated as accounting hedges was a gross unrealized gain of $148.0 million and a gross unrealized loss of $257.2 million at December 31, 2003. The Corporation formerly entered into qualifying foreign exchange swap agreements accounted for as fair value hedges. The fair value of the Corporation’s qualifying foreign exchange swap agreements was a gross unrealized gain of $61.7 million at December 31, 2003. The Corporation did not enter into any foreign exchange swap agreements that qualified to be accounted for as fair value hedges during 2004. For the year ended December 31, 2004, the Corporation recognized a net loss of $220.3 million on its foreign exchange swap agreements. For the year ended December 31, 2003, the Corporation recognized a net loss of $12.6 million on its foreign exchange swap agreements. The Corporation’s hedging ineffectiveness for its foreign exchange swap agreements was immaterial to the Corporation’s consolidated statements of income for 2003. The Corporation’s foreign exchange swap agreements mature in varying amounts from 2005 through 2009.
While the forward exchange contracts reduce the exposure to foreign currency exchange rate movements, the contracts are not accounting hedges under Statement No. 133. The recognized fair value of the open forward exchange contracts at December 31, 2004, was a gross unrealized loss, or a liability, of $122.1 million. The recognized fair value of the open forward exchange contracts at December 31, 2003, was a gross unrealized loss, or a liability, of $108.0 million. The net loss of $122.1 million on the Corporation’s open forward exchange contracts outstanding at December 31, 2004, along with the losses on its matured forward exchange contracts, resulted in a net loss of $238.6 million on the Corporation’s forward exchange contracts in the consolidated statements of income for the year ended December 31, 2004. The net loss of $108.0 million on the Corporation’s open forward exchange contracts outstanding at December 31, 2003, along with the losses on its matured forward exchange contracts, resulted in a net loss of $168.1 million on the Corporation’s forward exchange contracts in the consolidated statements of income for the year ended December 31, 2003.
The Corporation recognized offsetting net gains of $393.7 million and $107.2 million on foreign denominated assets and liabilities in the consolidated statements of income for the years ended December 31, 2004 and 2003, respectively.
Under the terms of certain interest rate swap agreements and foreign exchange swap agreements, each party may be required to pledge certain assets if the market value of the interest rate swap agreements and foreign exchange swap agreements exceeds an amount set forth in the agreement or in the event of a change in credit rating. This pledge of collateral is intended to mitigate counterparty credit risk. The Bank pledged $5.2 million in U.S. Treasury Notes and $196.1 million of interest-earning time deposits under the terms of the interest rate swap agreements and foreign exchange swap agreements at December 31, 2004. There were $28.5 million of interest-earning time deposits pledged by the Bank on such agreements at December 31, 2003. The Bank held $99.8 million in deposits received from swap counterparties, that were collateralizing interest rate swap agreements and foreign exchange swap agreements at December 31, 2004. At December 31, 2003, the Bank held $121.8 million in deposits received from swap counterparties, which were collateralizing interest rate swap agreements and foreign exchange swap agreements.

SUMMARY OF ACTIVITY OF DERIVATIVE FINANCIAL INSTRUMENTS (NOTIONAL AMOUNTS) (a)
(dollars in thousands)

	Interest Rate	Forward Exchange	Foreign Exchange
	Swap Agreements	Contracts	Swap Agreements	Total

Balance, December 31, 2001	$2,883,373	$1,443,123	$1,852,129	$6,178,625
Additions	3,933,176	12,619,569	1,266,104	17,818,849
Maturities	(272,606)	(10,796,372)	(120,834)	(11,189,812)

Balance, December 31, 2002	6,543,943	3,266,320	2,997,399	12,807,662
Additions	2,674,016	16,560,962	2,106,430	21,341,408
Maturities	(162,926)	(17,748,500)	(407,588)	(18,319,014)

Balance, December 31, 2003	9,055,033	2,078,782	4,696,241	15,830,056
Additions	797,801	17,418,284	1,146,630	19,362,715
Maturities	(978,485)	(15,590,407)	(1,999,274)	(18,568,166)

Balance, December 31, 2004	$8,874,349	$3,906,659	$3,843,597	$16,624,605

(a)	“Additions” include adjustments for foreign exchange rate fluctuations throughout the year.
MBNA annual report 2004      113

NOTE 33: PARENT COMPANY FINANCIAL INFORMATION
The parent company’s investment in subsidiaries represents the total equity of all consolidated subsidiaries, using the equity method of accounting for investments. The Corporation’s principal subsidiary is the Bank, which constituted 90.2% and 93.1% of the consolidated assets of the Corporation at December 31, 2004 and 2003, respectively.

CONDENSED STATEMENTS OF FINANCIAL CONDITION  (dollars in thousands)

December 31,	2004	2003

Assets
Cash and due from bank subsidiary	$6,551	$4,997
Interest-earning time deposits due from bank subsidiary	1,316,696	1,487,196
Notes receivable from non-bank subsidiaries	1,551,256	1,513,745
Investment in subsidiaries:
Bank	13,607,568	11,250,446
Non-bank	285,941	267,169
Premises and equipment, net	93	167,530
Accrued income receivable	75,867	84,644
Investment in variable interest entities	32,906	32,902
Other assets	363,970	379,982

Total assets	$17,240,848	$15,188,611

Liabilities and Stockholders’ Equity
Long-term debt	$2,376,009	$2,519,055
Junior subordinated deferrable interest debentures due to variable interest entities	1,127,103	1,134,624
Accrued interest payable	48,305	49,083
Dividends payable	156,602	130,704
Accrued expenses and other liabilities	209,577	242,105

Total liabilities	3,917,596	4,075,571
Stockholders’ equity	13,323,252	11,113,040

Total liabilities and stockholders’ equity	$17,240,848	$15,188,611

114     MBNA annual report 2004

CONDENSED STATEMENTS OF INCOME (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Operating Income
Interest income	$131,308	$124,117	$122,165
Dividends from bank subsidiaries	600,000	450,147	352,000
Dividends from variable interest entities and non-bank subsidiaries	2,186	1,633	1,410
Management fees from subsidiaries	88,999	150,087	166,160
Other	5,387	7,427	3,820

Total operating income	827,880	733,411	645,555
Operating Expense
Interest expense	112,395	104,546	93,321
Salaries and employee benefits	97,329	115,595	99,479
Other	15,847	30,179	59,388

Total operating expense	225,571	250,320	252,188

Income before income taxes and equity in undistributed net income of subsidiaries	602,309	483,091	393,367
Applicable (benefit) income taxes	(6,046)	5,175	22,284
Equity in undistributed net income of subsidiaries:
Bank	2,054,144	1,846,944	1,390,837
Non-bank	14,797	13,244	4,034

Net Income	$2,677,296	$2,338,104	$1,765,954

MBNA annual report 2004      115

CONDENSED STATEMENTS OF CASH FLOWS (dollars in thousands)

Year Ended December 31,	2004	2003	2002

Operating Activities
Net Income	$2,677,296	$2,338,104	$1,765,954
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(2,068,941)	(1,860,188)	(1,394,871)
Deferred income tax benefit	(5,157)	(13,719)	(8,560)
Depreciation and amortization	90,488	104,444	110,883
(Increase) decrease in other operating activities	(11,847)	15,894	(22,683)

Net cash provided by operating activities	681,839	584,535	450,723
Investing Activities
Net decrease (increase) in interest-earning time deposits due from bank subsidiary	170,500	(389,400)	(618,000)
Net issuance of notes receivable from non-bank subsidiaries	(37,511)	(23,583)	(3,275)
Net sales (purchases) of premises and equipment	161,288	20,605	(60,888)
Net investment in subsidiaries	(3,975)	(17,925)	(162,214)
Proceeds from sale of investment securities available-for-sale	1,267	–	13,126

Net cash provided by (used in) investing activities	291,569	(410,303)	(831,251)
Financing Activities
Proceeds from issuance of long-term debt	–	1,039,191	1,188,959
Maturity of long-term debt	(130,000)	(434,000)	(495,000)
Proceeds from issuance of junior subordinated deferrable interest debentures to variable interest entities	–	–	515,464
Proceeds from issuance of common stock	–	1,082,186	–
Proceeds from exercise of stock options and other awards	192,273	275,793	138,422
Acquisition and retirement of common stock	(432,393)	(1,700,824)	(615,503)
Dividends paid	(601,734)	(435,800)	(350,740)

Net cash (used in) provided by financing activities	(971,854)	(173,454)	381,602

Increase in Cash and Cash Equivalents	1,554	778	1,074
Cash and cash equivalents at beginning of year	4,997	4,219	3,145

Cash and cash equivalents at end of year	$6,551	$4,997	$4,219

Supplemental Disclosures
Interest expense paid	$104,136	$102,866	$79,425

Income taxes paid	$–	$–	$–

116      MBNA annual report 2004

NOTE 34: SUBSEQUENT EVENTS (UNAUDITED)
On January 20, 2005, the Corporation announced that it will incur a one-time restructuring charge in the first quarter of 2005. This restructuring charge is a result of the initiation of a voluntary early retirement program and a voluntary employee severance program. During the last several years, the Corporation has taken steps to reduce its expenses through reduced hiring and other programs. Despite these efforts, the Corporation remains staffed, particularly in management positions, at a level higher than anticipated business needs require. The Corporation believes that the voluntary early retirement and severance programs will assist the Corporation in achieving staffing levels that meet expected future business needs and make the Corporation more efficient.
The restructuring charge is expected to total approximately $300 million to $350 million pre-tax and result in anticipated pre-tax expense savings of approximately $150 million in 2005 and $200 million in 2006. Approximately 95% of the restructuring charge will result in future cash expenditures for the Corporation. Following the end of the voluntary early retirement and severance programs in March 2005, the Corporation will undertake a review of its operations and look for opportunities to consolidate some of its facilities. The Corporation may incur additional expenses for the disposition of fixed assets related to this consolidation.
In addition, in January 2005, the Corporation’s Board of Directors approved a share repurchase program and authorized the repurchase of up to $2 billion of common stock over the next two years. Stock repurchases will be done selectively, based on capital levels, asset growth levels, and share performance. The program reflects the Corporation’s commitment to return excess capital to stockholders while balancing the important objectives of asset growth and maintaining a strong balance sheet. This repurchase program will be in addition to the Corporation’s existing share repurchase program, which utilizes share repurchases to offset the impact of stock-based compensation programs.
Set forth above are forward-looking statements and estimates concerning the restructuring charge. Such statements and estimates are subject to risks and uncertainties that may cause the Corporation’s actual performance to differ materially from that set forth in such forward-looking statements and estimates. For example, the actual number and identity of people participating in the early retirement and severance programs, and the overall impact of the restructuring on the Corporation’s business, could affect the amount of the charge and the actual expense reductions in 2005 and 2006. Other factors that could cause the Corporation’s actual financial performance to differ materially from that set forth in the forward-looking statements and estimates contained herein include, but are not limited to, those described in “Important Factors Regarding Forward-Looking Statements” section of the Corporation’s 2004 Annual Report on Form 10-K. The estimates set forth above represent the current estimates of the Corporation and the Corporation undertakes no obligation to update publicly or revise any such estimates or other forward-looking statements contained in this report.

MBNA annual report 2004      117

QUARTERLY DATA (UNAUDITED)  (dollars in thousands, except per share amounts)

Three Months Ended,	March 31,	June 30,	September 30,	December 31,

2004
Interest income	$1,033,105	$967,589	$1,002,193	$1,065,732
Interest expense	365,300	373,344	390,532	402,642
Net interest income	667,805	594,245	611,661	663,090
Provision for possible credit losses	365,161	251,557	273,387	256,750
Other operating income	1,942,532	1,999,620	2,159,590	2,156,644
Other operating expense	1,441,918	1,371,866	1,348,678	1,354,241
Income before income taxes	803,258	970,442	1,149,186	1,208,743
Net income	519,708	660,335	728,309	768,944
Net income applicable to common stock	516,192	656,819	724,793	765,428
Earnings per common share	.40	.51	.57	.60
Earnings per common share—assuming dilution	.40	.51	.56	.59
Weighted average common shares outstanding (000)	1,277,953	1,277,726	1,277,665	1,277,987
Weighted average common shares outstanding and common stock equivalents (000)	1,301,071	1,297,054	1,294,107	1,296,521
2003
Interest income	$944,027	$959,915	$969,529	$985,413
Interest expense	388,431	380,747	369,617	369,716
Net interest income	555,596	579,168	599,912	615,697
Provision for possible credit losses	378,877	345,603	334,064	334,157
Other operating income	1,788,009	1,851,804	2,032,469	2,153,198
Other operating expense	1,287,875	1,235,068	1,267,389	1,333,815
Income before income taxes	676,853	850,301	1,030,928	1,100,923
Net income	432,509	543,342	658,763	703,490
Net income applicable to common stock	428,993	539,826	655,247	699,974
Earnings per common share	.34	.42	.51	.55
Earnings per common share—assuming dilution	.33	.42	.51	.54
Weighted average common shares outstanding (000)	1,278,980	1,278,144	1,277,810	1,277,748
Weighted average common shares outstanding and common stock equivalents (000)	1,292,647	1,294,246	1,296,312	1,297,300

118     MBNA annual report 2004

PREFERRED STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

				Dividends
				Declared per
	High	Low	Close	Preferred Share

Series A
2004
Fourth quarter	$26.65	$25.65	$26.05	$.46875
Third quarter	25.95	25.32	25.65	.46875
Second quarter	26.20	24.05	25.38	.46875
First quarter	26.95	25.73	26.50	.46875
2003
Fourth quarter	26.60	25.25	25.85	.46875
Third quarter	26.35	25.25	25.35	.46875
Second quarter	26.35	25.25	26.00	.46875
First quarter	25.45	24.60	25.20	.46875
Series B
2004
Fourth quarter	$26.32	$25.72	$25.87	$.34380
Third quarter	26.33	25.50	26.12	.34380
Second quarter	26.22	25.05	25.30	.34380
First quarter	26.45	25.17	26.20	.34380
2003
Fourth quarter	26.36	25.00	25.70	.34380
Third quarter	25.75	24.55	25.10	.34380
Second quarter	25.45	23.20	24.90	.34380
First quarter	25.20	22.95	23.25	.34380

The Corporation has two series of preferred stock issued and outstanding, both with a $25 stated value per share. Each series of preferred stock is traded on the New York Stock Exchange, the Series A Preferred Stock under the symbol “KRBpfa” and the Series B Preferred Stock under the symbol “KRBpfb.”
On January 20, 2005, the Corporation’s Board of Directors declared a quarterly dividend of $.46875 per share on the 7 1/2%

Cumulative Preferred Stock, Series A, and a quarterly dividend of $.34380 per share on the Adjustable Rate Cumulative Preferred Stock, Series B. Both dividends are payable April 15, 2005 to stockholders of record as of March 31, 2005.

MBNA annual report 2004      119

COMMON STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

				Dividends
				Declared per
	High	Low	Close	Common Share

2004
Fourth quarter	$28.33	$24.00	$28.19	$ .12
Third quarter	26.13	22.92	25.20	.12
Second quarter	28.04	23.42	25.79	.12
First quarter	28.78	24.62	27.63	.12
2003
Fourth quarter	$25.45	$23.50	$24.85	$ .10
Third quarter	24.91	20.72	22.80	.10
Second quarter	22.26	15.23	20.84	.08
First quarter	20.75	12.15	15.05	.08

The Corporation’s Common Stock is traded on the New York Stock Exchange under the symbol “KRB” and is listed as “MBNA” in newspapers. At January 31, 2005, the Corporation had 2,701 common stockholders of record. This figure does not include beneficial owners for whom Cede & Co. or others act as nominees.
On January 20, 2005, the Corporation’s Board of Directors declared a quarterly dividend of $.14 per common share, payable April 1, 2005 to stockholders of record as of March 15, 2005.

120     MBNA annual report 2004

MBNA executive committee

Gregg Bacchieri	Group Executive, U.S. Business Operations
Ann L. Balthis	Group Executive, Core Affinity Groups
Kenneth F. Boehl	Group Executive, Corporate Initiatives

John R. Cochran	Chief Operating Officer
Douglas R. Denton	Vice Chairman, Technology
Joseph DePaulo	Group Executive, Branded Card

Shane G. Flynn	Group Executive, Europe
Louis J. Freeh	Vice Chairman, Law and Government Affairs
Bruce L. Hammonds	President and Chief Executive Officer

John J. Hewes	Group Executive, Consumer Finance and Business Lending
Charles C. Krulak	Vice Chairman, Personnel and New Business Acquisition
Janine D. Marrone	Group Executive, Affinity Maximization

Terri C. Murphy	Group Executive, Personnel and Compensation
Michael G. Rhodes	Group Executive, U.S. Credit Card Business Development
John W. Scheflen	Vice Chairman, Governance and Risk Management

Michelle D. Shepherd	Group Executive, Major Affinity Groups
Richard K. Struthers	Vice Chairman, International and Consumer Lending
David G. Turner	Group Executive, Research and Development

Kenneth A. Vecchione	Vice Chairman and Chief Financial Officer
Lance L. Weaver	Vice Chairman, U.S. Credit Card
Thomas D. Wren	Group Executive, Treasury

MBNA annual report 2004          121

MBNA office locations

International Headquarters

MBNA Corporation
Wilmington, DE 19884
(800) 441-7048

MBNA Offices

United States

75 Enterprise, Suite 200
Aliso Viejo, CA 92656

1075 Silver Lake Blvd.
Dover, DE 19904

210 Town Park Dr.
Kennesaw, GA 30144

11333 McCormick Rd.
Hunt Valley, MD 21031

1 Hatley Rd.
Belfast, ME 04915

5 Industrial Pkwy.
Brunswick, ME 04011

274 Front St.
Farmington, ME 04938

50 Pleasant St.
Fort Kent, ME 04743

16 Godfrey Dr.
Orono, ME 04473

901 Washington Ave.
Portland, ME 04103

18 Green Hill Dr.
Presque Isle, ME 04769

12 Water St.
Rockland, ME 04841

100 Main St., Suite 303
Dover, NH 03820

320 University Ave.
Newark, NJ 07102

9 W. 57th St.
New York, NY 10019

388 S. Main St.
Akron, OH 44311

25875 Science Park Dr.
Beachwood, OH 44122

2740 Airport Dr.
Columbus, OH 43219

2568 Park Centre Blvd.
State College, PA 16801

16001 N. Dallas Pkwy.
Addison, TX 75001

Canada

1600 James Naismith Dr.
Gloucester, Ontario
K1B 5N8

1000 de la Gauchetière, Suite 4300
Montréal, Québec
H3B 4W5

Ireland

Dublin Road
Carrick-on-Shannon
Co Leitrim

United Kingdom

Chester Business Park
Wrexham Rd.
Chester, Cheshire
CH4 9FB

86 Jermyn St.
London SW1Y 6JD

60 East St.
Epsom, Surrey
KT17 1HB

Spain

C/Jose Echegaray 6
28230 Las Rozas

China
(Representative Office)

Suite 2006, 20th Floor, Jin Mao Tower
88 Century Rd.
Pudong, Shanghai 200121

122          MBNA annual report 2004

Subsidiaries of MBNA Corporation

MBNA America Bank, N.A.

The principal subsidiary of MBNA Corporation, MBNA America is the largest independent credit card lender in the world. It also provides retail deposit, consumer loan, and insurance products. MBNA America markets its products through thousands of membership organizations and financial institutions and is the recognized industry leader in affinity marketing.

MBNA America (Delaware), N.A.

The Corporation is also the parent of MBNA America (Delaware), N.A., a national bank that offers mortgage loans, aircraft loans, business card products, and other commercial loans.

Subsidiaries of MBNA America Bank, N.A.

MBNA Europe Bank Limited

MBNA issues credit cards in the United Kingdom, the Republic of Ireland, and Spain. MBNA Europe is headquartered in Chester, England, with business development offices in London, England; Carrick-on-Shannon, Ireland; and Las Rozas, Spain.

MBNA Canada Bank

MBNA issues credit cards in Canada. MBNA Canada is headquartered in Gloucester, Ontario, with a business development office in Montréal, Québec.

MBNA Marketing Systems, Inc.

MBNA has state-of-the-art telephone sales facilities to support account acquisition and maintains offices in California, Delaware, Georgia, Maine, Maryland, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, and Texas. In addition to credit cards, MBNA Marketing Systems cross-sells consumer loan, deposit, and insurance products.

MBNA Technology, Inc.

MBNA Technology, Inc., headquartered in Addison, Texas, provides information technology support and services to MBNA America Bank, N.A., and its affiliates.

MBNA.com

Through a single Web address — www.MBNA.com — Customers can access their existing account information, apply for new credit card or consumer loan accounts, shop for products and services, redeem MBNA rewards program points, plan and finance travel, and open certificates of deposit or money market accounts.

Independent Registered	Corporate Registrars
Public Accounting Firm	and Transfer Agents

Ernst & Young LLP	National City Bank (common stock) (800) 622-6757
The Bank of New York (preferred stock) (212) 815-4302

Principal Financial Contacts

For further information about MBNA Corporation or its subsidiaries, please contact:

Brian Dalphon	Edward H. Murphy, Director, Investor Relations
MBNA Corporation	MBNA Corporation
Wilmington, DE 19884-0146	Wilmington, DE 19884-0131
(800) 362-6255 or (302) 432-1251	(800)362-6255 or (302) 432-0202

Internet address: www.MBNA.com

Common Stock

Listed on New York Stock Exchange
Stock Symbol KRB

The Corporation filed on May 12, 2004, the certification of the Chief Executive Officer required under Section 303A.12(a) of the New York Stock Exchange’s Listed Company Manual.